Exhibit 4(a)
FORM OF AGREEMENT AND PLAN OF REORGANIZATION
               THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this [ ] day of [ ], 2012, by and between Janus Investment Fund, a Massachusetts business trust (the “Trust”), on behalf of Janus Global Research Fund, a series of the Trust (the “Predecessor Fund”), and Janus Worldwide Fund, a series of the Trust (the “Successor Fund”).
                All references in this Agreement to action taken by the Predecessor Fund or the Successor Fund shall be deemed to refer to action taken by the Trust on behalf of the respective portfolio series.
                This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of the transfer by the Predecessor Fund of all or substantially all of its assets to the Successor Fund, in exchange solely for Class A, Class C, Class D, Class I, Class S and Class T voting shares of beneficial interest in the Successor Fund (the “Successor Fund Shares”) having an aggregate net asset value equal to the aggregate net asset value of the same class of shares of the Predecessor Fund, the assumption by the Successor Fund of all the liabilities of the Predecessor Fund, and the distribution of the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares to the shareholders of the Predecessor Fund in complete liquidation of the Predecessor Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.
                WHEREAS, the Board of Trustees of the Trust has determined that it is in the best interest of each of the Predecessor Fund and the Successor Fund that the assets of the Predecessor Fund be acquired by the Successor Fund pursuant to this Agreement and in accordance with the applicable statutes of the Commonwealth of Massachusetts, and that the interests of existing shareholders will not be diluted as a result of this transaction;
                NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1. PLAN OF REORGANIZATION
                1.1 Subject to the terms and conditions herein set forth, the Trust shall (i) transfer all or substantially all of the assets of the Predecessor Fund, as set forth in paragraph 1.2, to the Successor Fund, (ii) the Trust shall cause the Successor Fund to deliver to the Trust full and fractional Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares having an aggregate net asset value equal to the value of the aggregate net assets of the same class of shares of the Predecessor Fund as of the close of regular session trading on the New York Stock Exchange on the Closing Date, as set forth in paragraph 2.1 (the “Closing Date”) and (iii) the Trust shall cause the Successor Fund to assume all liabilities of the Predecessor Fund, as set forth in paragraph 1.2. Such transactions shall take place at the closing provided for in paragraph 2.1 (the “Closing”).
                1.2 The assets of the Predecessor Fund to be acquired by the Successor Fund shall consist of all property, including, without limitation, all cash, securities, commodities and futures interests, and dividends or interest receivable which are owned by the Predecessor Fund and any deferred or prepaid expenses shown as an asset on the books of the Predecessor Fund on the Closing Date. The Successor Fund will assume all of the liabilities, expenses, costs, charges and reserves of the Predecessor Fund of any kind, whether absolute, accrued, contingent or otherwise in existence on the Closing Date.
                1.3 The Predecessor Fund will distribute pro rata to its shareholders of record of the applicable classes, determined as of immediately after the close of business on the Closing Date (the “Current Shareholders”), the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares received by the Trust pursuant to paragraph 1.1. Such distribution and liquidation will be accomplished by the transfer of the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares then credited to the accounts of the Predecessor Fund on the books of the Successor Fund to open accounts on the share records of the Successor Fund in the names of the Current Shareholders and representing the respective pro rata number of the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares due to such shareholders. All issued and outstanding shares of the Predecessor Fund will simultaneously be canceled on the books of the Trust. The Successor Fund shall not issue certificates representing the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares in connection with such exchange. Ownership of Class A, Class C, Class D, Class I, Class R (to which no assets are exchanged related to the Reorganization), Class S and Class T Successor Fund Shares will be shown on the books of the Trust’s transfer agent. As soon as practicable after the Closing, the Trust shall take all steps necessary to effect a complete liquidation of the Predecessor Fund.
2. CLOSING AND CLOSING DATE
                2.1 The Closing Date shall be [ ] [ ], [2012], or such other date as the parties may agree to in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m. New York Time. The Closing shall be held at the offices of Janus Capital Management LLC (“JCM”), 151 Detroit Street, Denver, Colorado 80206-4805, or at such other time and/or place as the parties may agree.

             2.2 The Trust shall cause Janus Services LLC (the “Transfer Agent”), transfer agent of the Predecessor Fund, to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Current Shareholders and the number, class, and percentage ownership of outstanding shares of the Predecessor Fund owned by each such shareholder immediately prior to the Closing. The Successor Fund shall issue and deliver a confirmation evidencing the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares to be credited on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to the Trust that such Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares have been credited to the accounts of the Predecessor Fund on the books of the Successor Fund. At the Closing, each party shall deliver to the other such bills of sales, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.
3. REPRESENTATIONS AND WARRANTIES
             3.1 The Trust, on behalf of the Predecessor Fund, hereby represents and warrants to the Successor Fund as follows:
                    (i) the Trust is duly organized and existing under its Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”
                    (ii) the Trust has full power and authority to execute, deliver and carry out the terms of this Agreement on behalf of the Predecessor Fund;
                    (iii) the execution and delivery of this Agreement on behalf of the Predecessor Fund and the consummation of the transactions contemplated hereby are duly authorized and no other proceedings on the part of the Trust or the shareholders of the Predecessor Fund (other than as contemplated in paragraph 4.1(vii)) are necessary to authorize this Agreement and the transactions contemplated hereby;
                    (iv) this Agreement has been duly executed by the Trust on behalf of the Predecessor Fund and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles;
                    (v) neither the execution and delivery of this Agreement by the Trust on behalf of the Predecessor Fund, nor the consummation by the Trust on behalf of the Predecessor Fund of the transactions contemplated hereby, will conflict with, result in a breach or violation of or constitute (or with notice, lapse of time or both) a breach of or default under, the Declaration of Trust or the Amended and Restated Bylaws of the Trust (“Bylaws”), as each may be amended, or any statute, regulation, order, judgment or decree, or any instrument, contract or other agreement to which the Trust is a party or by which the Trust or any of its assets is subject or bound;
                    (vi) if applicable, the unaudited statement of assets and liabilities of the Predecessor Fund as of the Closing Date, determined in accordance with generally accepted accounting principles consistently applied from the prior audited period, accurately reflects all liabilities of the Predecessor Fund as of the Closing Date;
                    (vii) no authorization, consent or approval of any governmental or other public body or authority or any other party is necessary (other than as contemplated in paragraph 4.1(vii)) for the execution and delivery of this Agreement by the Trust on behalf of the Predecessor Fund or the consummation of any transactions contemplated hereby by the Trust, other than as shall be obtained at or prior to the Closing;
                    (viii) on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Predecessor Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof; and
                    (ix) for each taxable year of its operation (including the taxable year which ends on the Closing Date), the Predecessor Fund has met (or will meet) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for qualification as a regulated investment company, has been (or will be) eligible to and has computed (or will compute) its federal income tax under Section 852 of the Code, and will have distributed all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued through the Closing Date.
             3.2 The Trust, on behalf of the Successor Fund, hereby represents and warrants to the Predecessor Fund as follows:
                    (i) the Trust is duly organized and existing under its Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”

                    (ii) the Trust has full power and authority to execute, deliver and carry out the terms of this Agreement on behalf of the Successor Fund;
                    (iii) the execution and delivery of this Agreement on behalf of the Successor Fund and the consummation of the transactions contemplated hereby are duly authorized and no other proceedings on the part of the Trust or the shareholders of the Successor Fund are necessary to authorize this Agreement and the transactions contemplated hereby;
                    (iv) this Agreement has been duly executed by the Trust on behalf of the Successor Fund and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles;
                    (v) neither the execution and delivery of this Agreement by the Trust on behalf of the Successor Fund, nor the consummation by the Trust on behalf of the Successor Fund of the transactions contemplated hereby, will conflict with, result in a breach or violation of or constitute (or with notice, lapse of time or both constitute) a breach of or default under, the Declaration of Trust or the Bylaws of the Trust, as each may be amended, or any statute, regulation, order, judgment or decree, or any instrument, contract or other agreement to which the Trust is a party or by which the Trust or any of its assets is subject or bound;
                    (vi) the net asset value per share of a Class A, Class C, Class D, Class I, Class R, Class S and Class T Successor Fund Share as of the close of regular session trading on the New York Stock Exchange on the Closing Date reflects all liabilities of the Successor Fund as of that time and date;
                    (vii) no authorization, consent or approval of any governmental or other public body or authority or any other party is necessary for the execution and delivery of this Agreement by the Trust on behalf of the Successor Fund or the consummation of any transactions contemplated hereby by the Trust, other than as shall be obtained at or prior to the Closing;
                    (viii) on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Successor Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof; and
                    (ix) for each taxable year of its operation (including the taxable year which includes the Closing Date), the Successor Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been (or will be) eligible to and has computed (or will compute) its federal income tax under Section 852 of the Code, and has distributed all of its investment company taxable income and net capital gain (as defined in the Code) for periods ending prior to the Closing Date.
4. CONDITIONS PRECEDENT
             4.1 The obligations of the Trust on behalf of the Predecessor Fund and the Trust on behalf of the Successor Fund to effectuate the Reorganization shall be subject to the satisfaction of the following conditions with respect to such Reorganization:
                    (i) The Trust shall have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”) and such amendment or amendments thereto as are determined by the Board of Trustees of the Trust and/or JCM to be necessary and appropriate to effect the registration of the Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares (the “Registration Statement”), and the Registration Statement shall have become effective, and no stop-order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (and not withdrawn or terminated);
                    (ii) The applicable Class A, Class C, Class D, Class I, Class S and Class T Successor Fund Shares shall have been duly qualified for offering to the public in all states in which such qualification is required for consummation of the transactions contemplated hereunder;
                    (iii) All representations and warranties of the Trust on behalf of the Predecessor Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if then made, and the Trust on behalf of the Successor Fund shall have received a certificate of an officer of the Trust acting on behalf of the Predecessor Fund to that effect in form and substance reasonably satisfactory to the Trust on behalf of the Successor Fund;
                    (iv) All representations and warranties of the Trust on behalf of the Successor Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if then made, and the Trust on behalf of the Predecessor Fund shall have received a certificate of an officer of the Trust acting on behalf of the Successor Fund to that effect in form and substance reasonably satisfactory to the Trust on behalf of the Predecessor Fund;

                    (v) The Trust shall have received the opinion of a reputable law firm substantially to the effect that, based upon certain facts, assumptions, and representations, the transaction contemplated by this Agreement shall constitute a tax-free reorganization for Federal income tax purposes. The delivery of such opinion is conditioned upon receipt by such law firm of representations it shall request of JCM and/or the Trust. Notwithstanding anything herein to the contrary, the Trust may not waive the condition set forth in this paragraph;
                    (vi) Unless otherwise determined by the officers of the Predecessor Fund, the Predecessor Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its investment company taxable income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 4:00 p.m. New York Time on the Closing; and (ii) any undistributed investment company taxable income and net realized capital gains from any period to the extent not otherwise already distributed; and
                    (vii) The shareholders of the Predecessor Fund shall have approved this Agreement at a special meeting of its shareholders.
5. EXPENSES
             The expenses and costs of the Reorganization shall be borne equally by JCM and the Predecessor Fund.
6. ENTIRE AGREEMENT
             The Trust agrees on behalf of each of the Predecessor Fund and the Successor Fund that this Agreement constitutes the entire agreement between the parties.
7. TERMINATION
             This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Trustees of the Trust at any time prior to the Closing Date, if circumstances should develop that, in the opinion of the Board of Trustees of the Trust, make proceeding with the Agreement inadvisable.
8. AMENDMENTS
             This agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the parties.
9. NOTICES
             Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the parties hereto at their principal place of business.
10. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY
             10.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
             10.2 This Agreement may be executed in any number of counterparts each of which shall be deemed an original.
             10.3 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
             10.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
             10.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, consultants, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery by such officers of the Trust shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. The Trust is a series company with multiple series and has entered into this Agreement on behalf of each of the Predecessor Fund and the Successor Fund.
             10.6 The sole remedy of a party hereto for a breach of any representation or warranty made in this Agreement by the other party shall be an election by the non-breaching party not to complete the transactions contemplated herein.
             IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date set forth above.

ATTEST	JANUS INVESTMENT FUND
For and on behalf of the Predecessor Fund

Name:	By:
Name:
Title:

ATTEST	JANUS INVESTMENT FUND
For and on behalf of the Successor Fund

Name:	By:
Name:
Title:

                                                                                                           ▼ January 27, 2012

	Class A Shares Ticker	Class C Shares Ticker	Class S Shares Ticker	Class I Shares Ticker	Class R Shares Ticker	Class T Shares Ticker
Global & International
Janus Asia Equity Fund	JAQAX	JAQCX	JAQSX	JAQIX	N/A	JAQTX
Janus Emerging Markets Fund	JMFAX	JMFCX	JMFSX	JMFIX	N/A	JMFTX
Janus Global Life Sciences Fund	JFNAX	JFNCX	JFNSX	JFNIX	N/A	JAGLX
Janus Global Research Fund	JRGAX	JRGCX	JRGSX	JRGIX	N/A	JARFX
Janus Global Select Fund	JORAX	JORCX	JORIX	JORFX	JORRX	JORNX
Janus Global Technology Fund	JATAX	JAGCX	JATSX	JATIX	N/A	JAGTX
Janus International Equity Fund	JAIEX	JCIEX	JSIEX	JIIEX	JRIEX	JAITX
Janus Overseas Fund	JDIAX	JIGCX	JIGRX	JIGFX	JDIRX	JAOSX
Janus Worldwide Fund	JDWAX	JWWCX	JWGRX	JWWFX	JDWRX	JAWWX

Janus Investment Fund

Prospectus

The Securities and Exchange Commission has not approved or disapproved of these securities or passed on the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus describes nine portfolios (each, a “Fund” and collectively, the “Funds”) of Janus Investment Fund (the “Trust”). Janus Capital Management LLC (“Janus Capital” or “Janus”) serves as investment adviser to each Fund. Janus Asia Equity Fund is subadvised by Janus Capital Singapore Pte. Limited (“Janus Singapore”).

The Funds offer multiple classes of shares in order to meet the needs of various types of investors. Class A Shares, Class C Shares, Class S Shares, Class I Shares, Class R Shares, and Class T Shares (individually and/or collectively, the “Shares”) are offered by this Prospectus.

The Shares are not offered directly to individual investors. Certain financial intermediaries may not offer all classes of Shares. For additional information about these classes of Shares and whether or not you are eligible to purchase these Shares, please refer to the Shareholder’s Guide section of the Prospectus.

Janus Investment Fund (the “Trust”)

Supplement dated May 1, 2012
to Currently Effective Prospectuses

The following replaces in its entirety the first bullet point under “Availability of Portfolio Holdings Information” found in the Shareholder’s Guide (or Shareholder’s Manual if you hold Class D Shares) of the Prospectus.

•	Full Holdings. The funds of the Trust are required to disclose their complete portfolio holdings in the quarterly holdings report on Form N-Q within 60 days of the end of each fiscal quarter, and in the annual report and semiannual report to fund shareholders. These reports (i) are available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) are available without charge, upon request, by calling a Janus representative at 1-800-525-0020 (toll free). Portfolio holdings, consisting of at least the names of the holdings, are generally available on a calendar quarter-end basis with a 30-day lag. Holdings are generally posted approximately two business days thereafter under Full Holdings for each fund at janus.com/info (or, if applicable, under each fund’s Holdings & Details tab at janus.com/allfunds if you hold Class D Shares).

The funds may provide, upon request, historical full holdings on a monthly basis for periods prior to the previous quarter-end subject to a written confidentiality agreement.

Please check the funds’ websites for information regarding disclosure of portfolio holdings.

Please retain this Supplement with your records.

Fund summary
Janus Asia Equity Fund	2
Janus Emerging Markets Fund	7
Janus Global Life Sciences Fund	13
Janus Global Research Fund	19
Janus Global Select Fund	25
Janus Global Technology Fund	31
Janus International Equity Fund	37
Janus Overseas Fund	43
Janus Worldwide Fund	49

Additional information about the Funds
Fees and expenses	55
Additional investment strategies and general portfolio policies	56
Risks of the Funds	60

Management of the Funds
Investment adviser	65
Management expenses	65
Subadviser	68
Investment personnel	69

Other information	72

Distributions and taxes	73

Shareholder’s guide
Pricing of fund shares	76
Choosing a share class	77
Distribution, servicing, and administrative fees	78
Payments to financial intermediaries by Janus Capital or its affiliates	79
Purchases	80
Exchanges	84
Redemptions	84
Redemption fee	86
Excessive trading	87
Shareholder communications	89

Financial highlights	90

Glossary of investment terms	139

1 ï Janus Investment Fund

Fund summary

Janus Asia Equity Fund

Ticker:	JAQAX	Class A Shares	JAQSX	Class S Shares	JAQTX	Class T Shares
	JAQCX	Class C Shares	JAQIX	Class I Shares

INVESTMENT OBJECTIVE

Janus Asia Equity Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)	Class A	Class C	Class S	Class I	Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)	5.75%	None	None	None	None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)	None	1.00%	None	None	None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	None	None	2.00%	2.00%	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class A	Class C	Class S	Class I	Class T

Management Fees (may adjust up or down)	0.92%	0.92%	0.92%	0.92%	0.92%
Distribution/Service (12b-1) Fees	0.25%	1.00%	0.25%	None	None
Other Expenses(1)	2.73%	2.75%	2.87%	2.64%	2.87%
Total Annual Fund Operating Expenses(2)	3.90%	4.67%	4.04%	3.56%	3.79%
Fee Waiver(2)	2.32%	2.34%	2.21%	2.23%	2.21%
Net Annual Fund Operating Expenses After Fee Waiver(2)	1.58%	2.33%	1.83%	1.33%	1.58%

(1)	Since the Fund is new, Other Expenses are based on the estimated expenses that the Fund expects to incur in its initial fiscal period.
(2)	Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses (excluding any performance adjustments to management fees, the distribution and shareholder servicing fees – applicable to Class A Shares, Class C Shares, and Class S Shares; administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees); brokerage commissions; interest; dividends; taxes; acquired fund fees and expenses; and extraordinary expenses) to 1.25% until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees.

EXAMPLE:
The following Example is based on expenses without waivers. The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses without waivers remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years
Class A Shares	$945	$1,696
Class C Shares	$568	$1,408
Class S Shares	$406	$1,230

2 ï Janus Asia Equity Fund

If Shares are redeemed:	1 Year	3 Years
Class I Shares	$359	$1,091
Class T Shares	$381	$1,158

If Shares are not redeemed:	1 Year	3 Years
Class A Shares	$945	$1,696
Class C Shares	$468	$1,408
Class S Shares	$406	$1,230
Class I Shares	$359	$1,091
Class T Shares	$381	$1,158

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s annualized portfolio turnover rate was 12% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by investing, under normal circumstances, at least 80% of its net assets in equity securities of Asian issuers (excluding Japanese issuers). An Asian issuer is generally considered to be any company that (i) is incorporated or has its principal business activities in an Asian country; (ii) is primarily listed on the trading market of an Asian country; or (iii) derives 50% or more of its revenue from, or has 50% or more of its assets in, one or more Asian countries. The Fund considers “Asian countries” to include, but not be limited to, Hong Kong, China, South Korea, Taiwan, Singapore, Malaysia, Thailand, Indonesia, Philippines, India, Vietnam, Pakistan, Russia, and Sri Lanka. Some of these countries may represent developing or emerging markets.

The Fund generally invests in equity securities, which consist primarily of common stocks, preferred stocks, depositary receipts, and convertible securities, but may also include other types of instruments, such as equity-linked securities and real estate investment trusts issued by Asian real estate companies. The Fund may invest in companies of any market capitalization. While the Fund intends to diversify its investments across a number of different countries, including emerging market countries, it may, under unusual circumstances, invest all or a significant portion of its assets in a single Asian country. To a more limited degree, the Fund may also invest in U.S. and foreign debt securities. Due to the nature of the securities in which the Fund invests, it may have relatively high portfolio turnover compared to other funds.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies. The portfolio manager will also analyze each company from a macro perspective taking into consideration any important themes or issues that may impact the investment environment in certain regions or sectors and to estimate regional market risks.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. For purposes of meeting the 80% investment policy, the Fund may include derivatives that have characteristics similar to the Fund’s direct investments. The Fund has invested in and may continue to invest in derivatives, such as swaps, to gain access to foreign markets, in particular where direct investment may be restricted or unavailable. The Fund may also invest in derivative instruments (by taking long and/or short positions) for other purposes, including hedging, to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund related to an investment or currency exposure, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

3 ï Janus Asia Equity Fund

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an Asian equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 59.4% of the Fund’s investments were in emerging markets.

Geographic Concentration Risk. Because the Fund intends to focus its investments in a particular geographic region, the Fund’s performance is expected to be closely tied to various factors such as social, financial, economic, and political conditions within that region or country. Specifically, the Fund’s investments in Asian issuers increase the Fund’s exposure to the risks associated with volatile securities markets, adverse exchange rates, social, political and regulatory developments, and economic environmental events (such as natural disasters) which may be particular to Asian countries. Events that negatively affect the fiscal stability of Asian countries may cause the value of the Fund’s shares to decrease, in some cases significantly. As a result, the Fund is likely to be more volatile than more geographically diverse funds. In addition, many of the economies of the Asian countries in which the Fund invests are interdependent, which may cause them to experience the impact of such events at the same time or may increase the possibility that conditions in one country or region might adversely impact the issuers of securities in a different country or region.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

4 ï Janus Asia Equity Fund

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Portfolio Turnover Risk. Increased portfolio turnover may result in higher costs, which may have a negative effect on the Fund’s performance. In addition, higher portfolio turnover may result in the acceleration of capital gains and the recognition of greater levels of short-term capital gains, which are taxed at ordinary federal income tax rates when distributed to shareholders.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The Fund does not have a full calendar year of operations. Performance information for certain periods is included in the Fund’s first annual and/or semiannual report.

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Investment Subadviser: Janus Capital Singapore Pte. Limited

Portfolio Manager: Hiroshi Yoh is Executive Vice President and Portfolio Manager of the Fund, which he has managed since inception.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

5 ï Janus Asia Equity Fund

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

6 ï Janus Asia Equity Fund

Fund summary

Janus Emerging Markets Fund

Ticker:	JMFAX	Class A Shares	JMFSX	Class S Shares	JMFTX	Class T Shares
	JMFCX	Class C Shares	JMFIX	Class I Shares

INVESTMENT OBJECTIVE

Janus Emerging Markets Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)	Class A	Class C	Class S	Class I	Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)	5.75%	None	None	None	None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)	None	1.00%	None	None	None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	None	None	2.00%	2.00%	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class A	Class C	Class S	Class I	Class T

Management Fees (may adjust up or down)	1.00%	1.00%	1.00%	1.00%	1.00%
Distribution/Service (12b-1) Fees	0.25%	1.00%	0.25%	None	None
Other Expenses	2.92%	3.10%	3.37%	2.88%	3.09%
Acquired Fund Fees and Expenses	0.05%	0.05%	0.05%	0.05%	0.05%
Total Annual Fund Operating Expenses(1)	4.22%	5.15%	4.67%	3.93%	4.14%
Fee Waiver(1)	2.60%	2.78%	2.80%	2.56%	2.52%
Net Annual Fund Operating Expenses After Fee Waiver(1)	1.62%	2.37%	1.87%	1.37%	1.62%

(1)	Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses (excluding any performance adjustments to management fees, the distribution and shareholder servicing fees – applicable to Class A Shares, Class C Shares, and Class S Shares; administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees); brokerage commissions; interest; dividends; taxes; acquired fund fees and expenses; and extraordinary expenses) to 1.25% until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees.

EXAMPLE:
The following Example is based on expenses without waivers. The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your

7 ï Janus Emerging Markets Fund

investment has a 5% return each year and that the Fund’s operating expenses without waivers remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$974	$1,782	$2,603	$4,711
Class C Shares	$615	$1,542	$2,565	$5,112
Class S Shares	$468	$1,408	$2,354	$4,748
Class I Shares	$395	$1,198	$2,018	$4,147
Class T Shares	$416	$1,258	$2,115	$4,322

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$974	$1,782	$2,603	$4,711
Class C Shares	$515	$1,542	$2,565	$5,112
Class S Shares	$468	$1,408	$2,354	$4,748
Class I Shares	$395	$1,198	$2,018	$4,147
Class T Shares	$416	$1,258	$2,115	$4,322

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s annualized portfolio turnover rate was 211% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of issuers in emerging market countries. The Fund normally invests in securities of issuers that (i) are primarily listed on the trading market of an emerging market country; (ii) are incorporated or have their principal business activities in an emerging market country; or (iii) derive 50% or more of their revenues from, or have 50% or more of their assets in, an emerging market country. An emerging market country is any country that has been determined by an international organization, such as the World Bank, to have a low to middle income economy and/or any country that is not included in the Morgan Stanley Capital International World Indexsm, which measures the equity market performance of developed markets. The Fund generally invests in equity securities, which consist primarily of common stocks, preferred stocks and convertible securities, but may also invest in other types of instruments, such as equity-linked securities and exchange-traded funds. The Fund may invest in companies of any market capitalization. Due to the nature of the securities in which the Fund invests, it may have relatively high portfolio turnover compared to other funds.

Although the Fund intends to invest substantially all of its assets in several issuers located in emerging market countries, it may invest up to 20% of its net assets in securities of issuers located in the U.S. or other developed market issuers, and it may, under unusual circumstances, invest all or a significant portion of its assets in a single emerging market country. The Fund may also invest in domestic and foreign debt securities.

The portfolio managers apply a “bottom up” approach in choosing investments. In other words, the portfolio managers look at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. For purposes of meeting the 80% investment policy, the Fund may include derivatives that have characteristics similar to the Fund’s direct investments. The Fund has invested in and may continue to invest in derivatives, such as swaps, to gain access to foreign markets, in particular where direct investment may be restricted or unavailable. The Fund may also invest in derivative instruments (by taking long and/or short positions) for other purposes, including hedging, to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund related to an investment or currency exposure, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the

8 ï Janus Emerging Markets Fund

Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, particularly emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio managers’ belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Portfolio Turnover Risk. Increased portfolio turnover may result in higher costs, which may have a negative effect on the Fund’s performance. In addition, higher portfolio turnover may result in the acceleration of capital gains and the recognition of greater levels of short-term capital gains, which are taxed at ordinary federal income tax rates when distributed to shareholders.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio managers’ perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other

9 ï Janus Emerging Markets Fund

asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Exchange-Traded Funds Risk. The Fund may purchase shares of exchange-traded funds (“ETFs”) to gain exposure to a particular portion of the market. ETFs are pooled investment vehicles, which may be managed or unmanaged, that generally seek to track the performance of a specific index. ETFs are traded on an exchange at market prices that may vary from the net asset value of their underlying investments. When the Fund invests in an ETF, in addition to directly bearing the expenses associated with its own operations, it will bear a pro rata portion of the ETF’s expenses. ETFs have certain inherent risks generally associated with investments in a portfolio of common stocks, including the risk that the general level of stock prices may decline, thereby adversely affecting the value of each unit of the ETF. ETFs also involve the risk that an active trading market for an ETF’s shares may not develop or be maintained.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. The bar chart depicts the Fund’s performance during the period indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to a broad-based securities market index. The index is not actively managed and is not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class I Shares (calendar year-end)

2011
−24.02%

Best Quarter: Fourth Quarter 2011 3.47% Worst Quarter: Third Quarter 2011 −24.70%

10 ï Janus Emerging Markets Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	Since Inception (12/28/10)
Class I Shares

Return Before Taxes	−24.02%	−23.17%

Return After Taxes on Distributions	−24.05%	−23.20%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−15.41%	−19.62%

Morgan Stanley Capital International Emerging Markets Indexsm (net)	−18.42%	−16.45%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−28.41%	−27.55%

Morgan Stanley Capital International Emerging Markets Indexsm (net)	−18.42%	−16.45%
(reflects no deduction for expenses, fees, or taxes)

Class C Shares

Return Before Taxes(3)	−25.06%	−23.46%

Morgan Stanley Capital International Emerging Markets Indexsm (net)	−18.42%	−16.45%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−24.02%	−23.17%

Morgan Stanley Capital International Emerging Markets Indexsm (net)	−18.42%	−16.45%
(reflects no deduction for expenses, fees, or taxes)

Class T Shares

Return Before Taxes	−23.92%	−23.07%

Morgan Stanley Capital International Emerging Markets Indexsm (net)	−18.42%	−16.45%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class I Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class I Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

11 ï Janus Emerging Markets Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Managers: Wahid Chammas is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since inception. Matt Hochstetler is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since inception.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

12 ï Janus Emerging Markets Fund

Fund summary

Janus Global Life Sciences Fund

Ticker:	JFNAX	Class A Shares	JFNSX	Class S Shares	JAGLX	Class T Shares
	JFNCX	Class C Shares	JFNIX	Class I Shares

INVESTMENT OBJECTIVE

Janus Global Life Sciences Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)		Class A		Class C		Class S		Class I		Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)		5.75%		None		None		None		None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)		None		1.00%		None		None		None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)		None		None		2.00%		2.00%		2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)		Class A		Class C		Class S		Class I		Class T

Management Fees		0.64%		0.64%		0.64%		0.64%		0.64%
Distribution/Service (12b-1) Fees		0.25%		1.00%		0.25%		None		None
Other Expenses		0.19%		0.14%		0.36%		0.24%		0.37%
Short Sale Dividend Expenses	0.03%		0.03%		0.03%		0.03%		0.03%
Remaining Other Expenses	0.16%		0.11%		0.33%		0.21%		0.34%
Total Annual Fund Operating Expenses		1.08%		1.78%		1.25%		0.88%		1.01%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$679	$899	$1,136	$1,816
Class C Shares	$281	$560	$964	$2,095
Class S Shares	$127	$397	$686	$1,511
Class I Shares	$90	$281	$488	$1,084
Class T Shares	$103	$322	$558	$1,236

13 ï Janus Global Life Sciences Fund

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$679	$899	$1,136	$1,816
Class C Shares	$181	$560	$964	$2,095
Class S Shares	$127	$397	$686	$1,511
Class I Shares	$90	$281	$488	$1,084
Class T Shares	$103	$322	$558	$1,236

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 54% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of companies that the portfolio manager believes have a life science orientation. Generally speaking, the “life sciences” relate to maintaining or improving quality of life. So, for example, companies with a “life science orientation” include companies engaged in research, development, production, or distribution of products or services related to health and personal care, medicine, or pharmaceuticals. The Fund implements this policy by investing primarily in equity securities of U.S. and foreign companies selected for their growth potential. The Fund normally invests in issuers from several different countries, which may include the United States. The Fund may, under unusual circumstances, invest in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in U.S. and foreign debt securities. As a fundamental policy, the Fund normally invests at least 25% of its total assets in the “life sciences” sector, which may include companies in the following industry groups: health care; pharmaceuticals; agriculture; cosmetics/personal care; and biotechnology.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund may invest in derivative instruments (by taking long and/or short positions) for different purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions) and to earn income and enhance returns. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

14 ï Janus Global Life Sciences Fund

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 3.7% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Concentration Risk. The Fund focuses its investments in “life sciences” related industry groups. As a result, the Fund may be subject to greater risks and its net asset value may fluctuate more than a fund that does not concentrate its investments.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class T Shares (formerly named Class J Shares, the initial share class) of the Fund commenced operations with the Fund’s inception. Class A Shares, Class C Shares, Class S Shares, and Class I Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class T Shares is calculated using the fees and expenses of Class T Shares in effect during the periods shown, net of any applicable fee and expense limitations or waivers.

15 ï Janus Global Life Sciences Fund

•	The performance shown for Class A Shares, Class C Shares, and Class S Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of each respective share class, without the effect of any fee and expense limitations or waivers.
•	The performance shown for Class I Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers.

If Class A Shares, Class C Shares, Class S Shares, and Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective share class may have been different. The performance shown for periods following the Fund’s commencement of Class A Shares, Class C Shares, Class S Shares, and Class I Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class T Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−30.11%	27.44%	14.95%	11.45%	−1.95%	22.53%	−28.77%	26.30%	8.13%	7.18%

Best Quarter: Third Quarter 2010 12.24% Worst Quarter: Fourth Quarter 2008 −18.91%

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (12/31/98)
Class T Shares

Return Before Taxes	7.18%	5.02%	3.64%	7.35%

Return After Taxes on Distributions	7.17%	4.99%	3.62%	7.33%

Return After Taxes on Distributions and Sale of Fund Shares(1)	4.67%	4.32%	3.16%	6.56%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Health Care Index (net)	9.46%	1.69%	3.13%	2.28%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	0.94%	3.69%	2.90%	6.72%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Health Care Index (net)	9.46%	1.69%	3.13%	2.28%
(reflects no deduction for expenses, fees, or taxes)

16 ï Janus Global Life Sciences Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (12/31/98)

Class C Shares

Return Before Taxes(3)	5.29%	4.17%	2.75%	6.43%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Health Care Index (net)	9.46%	1.69%	3.13%	2.28%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	6.92%	4.74%	3.34%	7.05%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Health Care Index (net)	9.46%	1.69%	3.13%	2.28%
(reflects no deduction for expenses, fees, or taxes)

Class I Shares

Return Before Taxes	7.30%	5.02%	3.64%	7.35%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Health Care Index (net)	9.46%	1.69%	3.13%	2.28%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class T Shares (formerly named Class J Shares, the initial share class). After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class T Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class T Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

17 ï Janus Global Life Sciences Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: Andrew Acker, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed since May 2007.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

18 ï Janus Global Life Sciences Fund

Fund summary

Janus Global Research Fund

Ticker:	JRGAX	Class A Shares	JRGSX	Class S Shares	JARFX	Class T Shares
	JRGCX	Class C Shares	JRGIX	Class I Shares

INVESTMENT OBJECTIVE

Janus Global Research Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)	Class A	Class C	Class S	Class I	Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)	5.75%	None	None	None	None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)	None	1.00%	None	None	None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	None	None	2.00%	2.00%	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class A	Class C	Class S	Class I	Class T

Management Fees (may adjust up or down)	0.75%	0.75%	0.75%	0.75%	0.75%
Distribution/Service (12b-1) Fees	0.25%	1.00%	0.25%	None	None
Other Expenses	0.17%	0.19%	0.36%	0.22%	0.36%
Total Annual Fund Operating Expenses	1.17%	1.94%	1.36%	0.97%	1.11%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$687	$925	$1,182	$1,914
Class C Shares	$297	$609	$1,047	$2,264
Class S Shares	$138	$431	$745	$1,635
Class I Shares	$99	$309	$536	$1,190
Class T Shares	$113	$353	$612	$1,352

19 ï Janus Global Research Fund

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$687	$925	$1,182	$1,914
Class C Shares	$197	$609	$1,047	$2,264
Class S Shares	$138	$431	$745	$1,635
Class I Shares	$99	$309	$536	$1,190
Class T Shares	$113	$353	$612	$1,352

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 78% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by investing primarily in common stocks selected for their growth potential. The Fund may invest in companies of any size located anywhere in the world, from larger, well-established companies to smaller, emerging growth companies. The Fund normally invests at least 40% of its net assets in securities of issuers or companies from different countries located throughout the world, excluding the United States. The Fund may have significant exposure to emerging markets. The Fund may also invest in foreign equity and debt securities.

Janus Capital’s equity research analysts (the “Research Team”) select investments for the Fund which represent their high-conviction investment ideas in all market capitalizations, styles, and geographies. The Research Team, comprised of sector specialists, conducts fundamental analysis with a focus on “bottom up” research, quantitative modeling, and valuation analysis. Using this research process, analysts rate their stocks based upon attractiveness. Analysts bring their high-conviction ideas to their respective sector teams. Sector teams compare the appreciation and risk potential of each of the team’s high-conviction ideas and construct a sector portfolio that is intended to maximize the best risk-reward opportunities.

Positions may be sold when, among other things, there is no longer high conviction in the return potential of the investment or if the risk characteristics have caused a re-evaluation of the opportunity. This may occur if the stock has appreciated and reflects the anticipated value, if another company represents a better risk-reward opportunity, or if the investment’s fundamental characteristics deteriorate. Securities may also be sold from the portfolio to rebalance sector weightings.

Janus Capital’s Director of Equity Research oversees the investment process and is responsible for the day-to-day management of the Fund. It is expected that the Fund will be broadly diversified among a variety of industry sectors. The Fund intends to be fully invested under normal circumstances. However, under unusual circumstances, if the Research Team does not have high conviction in enough investment opportunities, the Fund’s uninvested assets may be held in cash or similar instruments.

The Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund may invest in derivative instruments (by taking long and/or short positions) for different purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions, or to hedge currency exposure relative to the Fund’s benchmark index) and to earn income and enhance returns. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by

20 ï Janus Global Research Fund

fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 6.3% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the investment personnel’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the investment personnel’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities. The Fund compares and broadly matches its sector weights to those of a growth-based index. If growth stocks are out of favor, sectors that are larger in a growth index may underperform, leading to Fund underperformance relative to indices less biased toward growth stocks.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

21 ï Janus Global Research Fund

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class T Shares (formerly named Class J Shares, the initial share class) of the Fund commenced operations with the Fund’s inception. Class A Shares, Class C Shares, Class S Shares, and Class I Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class T Shares is calculated using the fees and expenses of Class T Shares in effect during the periods shown, net of any applicable fee and expense limitations or waivers.
•	The performance shown for Class A Shares, Class C Shares, and Class S Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of each respective share class, without the effect of any fee and expense limitations or waivers.
•	The performance shown for Class I Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers.

If Class A Shares, Class C Shares, Class S Shares, and Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective share class may have been different. The performance shown for periods following the Fund’s commencement of Class A Shares, Class C Shares, Class S Shares, and Class I Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class T Shares (calendar year-end)

2006	2007	2008	2009	2010	2011
18.40%	26.75%	−45.49%	45.18%	20.62%	−7.59%

Best Quarter: Second Quarter 2009 24.54% Worst Quarter: Fourth Quarter 2008 −24.95%

22 ï Janus Global Research Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	Since Inception (2/25/05)
Class T Shares

Return Before Taxes	−7.59%	2.26%	6.81%

Return After Taxes on Distributions	−7.61%	1.99%	6.25%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−4.91%	1.88%	5.71%

Morgan Stanley Capital International World Growth Index (net)	−5.49%	−0.52%	3.05%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	2.71%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−12.99%	1.01%	5.86%

Morgan Stanley Capital International World Growth Index (net)	−5.49%	−0.52%	3.05%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	2.71%
(reflects no deduction for expenses, fees, or taxes)

Class C Shares

Return Before Taxes(3)	−9.35%	1.41%	5.96%

Morgan Stanley Capital International World Growth Index (net)	−5.49%	−0.52%	3.05%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	2.71%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−7.83%	1.96%	6.52%

Morgan Stanley Capital International World Growth Index (net)	−5.49%	−0.52%	3.05%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	2.71%
(reflects no deduction for expenses, fees, or taxes)

Class I Shares

Return Before Taxes	−7.47%	2.26%	6.81%

Morgan Stanley Capital International World Growth Index (net)	−5.49%	−0.52%	3.05%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	2.71%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class T Shares (formerly named Class J Shares, the initial share class). After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class T Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class T Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

23 ï Janus Global Research Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Management: James P. Goff, CFA, is Janus Capital’s Director of Equity Research and Executive Vice President of the Fund, which he has managed since inception.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

24 ï Janus Global Research Fund

Fund summary

Janus Global Select Fund

Ticker:	JORAX	Class A Shares	JORIX	Class S Shares	JORRX	Class R Shares
	JORCX	Class C Shares	JORFX	Class I Shares	JORNX	Class T Shares

INVESTMENT OBJECTIVE

Janus Global Select Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)		Class A		Class C		Class S		Class I		Class R		Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)		5.75%		None		None		None		None		None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)		None		1.00%		None		None		None		None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)		None		None		2.00%		2.00%		2.00%		2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)		Class A		Class C		Class S		Class I		Class R		Class T

Management Fees		0.64%		0.64%		0.64%		0.64%		0.64%		0.64%
Distribution/Service (12b-1) Fees		0.25%		1.00%		0.25%		None		0.50%		None
Other Expenses		0.20%		0.18%		0.33%		0.21%		0.33%		0.33%
Short Sale Dividend Expenses	0.01%		0.01%		0.01%		0.01%		0.01%		0.01%
Remaining Other Expenses	0.19%		0.17%		0.32%		0.20%		0.32%		0.32%
Total Annual Fund Operating Expenses		1.09%		1.82%		1.22%		0.85%		1.47%		0.97%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$680	$902	$1,141	$1,827
Class C Shares	$285	$573	$985	$2,137
Class S Shares	$124	$387	$670	$1,477

25 ï Janus Global Select Fund

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class I Shares	$87	$271	$471	$1,049
Class R Shares	$150	$465	$803	$1,757
Class T Shares	$99	$309	$536	$1,190

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$680	$902	$1,141	$1,827
Class C Shares	$185	$573	$985	$2,137
Class S Shares	$124	$387	$670	$1,477
Class I Shares	$87	$271	$471	$1,049
Class R Shares	$150	$465	$803	$1,757
Class T Shares	$99	$309	$536	$1,190

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 138% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by normally investing primarily in a core group of 30-50 domestic and foreign common stocks selected for their growth potential and normally investing at least 40% of its net assets in securities of issuers from different countries located throughout the world, excluding the United States. The Fund may invest in companies of any size located anywhere in the world, from larger, well-established companies to smaller, emerging growth companies. The Fund may also invest in U.S. and foreign debt securities. The Fund may have significant exposure to emerging markets. As of September 30, 2011, the Fund held stocks of 38 companies. Of these holdings, 30 comprised approximately 86.59% of the Fund’s holdings.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund has invested in and may continue to invest in derivative instruments (by taking long and/or short positions), including, but not limited to, put and call options, futures contracts, and forward currency contracts. The Fund may use derivatives for different purposes, including hedging, to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund related to an investment or currency exposure, to adjust its currency exposure relative to its benchmark index, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund invests primarily in common stocks, which tend to be more volatile than many other investment choices.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could

26 ï Janus Global Select Fund

also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Nondiversification Risk. The Fund is classified as nondiversified under the Investment Company Act of 1940, as amended. This gives the Fund’s portfolio manager more flexibility to hold larger positions in a smaller number of securities. As a result, an increase or decrease in the value of a single security held by the Fund may have a greater impact on the Fund’s net asset value and total return.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 18.3% of the Fund’s investments were in emerging markets.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral

27 ï Janus Global Select Fund

provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class T Shares (formerly named Class J Shares, the initial share class) of the Fund commenced operations with the Fund’s inception. Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class T Shares is calculated using the fees and expenses of Class T Shares in effect during the periods shown, net of any applicable fee and expense limitations or waivers.
•	The performance shown for Class A Shares, Class C Shares, Class S Shares, and Class R Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of each respective share class, without the effect of any fee and expense limitations or waivers.
•	The performance shown for Class I Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers.

If Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective share class may have been different. The performance shown for periods following the Fund’s commencement of Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to a broad-based securities market index. The index is not actively managed and is not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class T Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−29.77%	43.81%	14.90%	20.93%	18.64%	32.38%	−49.78%	54.74%	20.01%	−17.84%

Best Quarter: Second Quarter 2009 26.71% Worst Quarter: Fourth Quarter 2008 −32.29%

28 ï Janus Global Select Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (6/30/00)
Class T Shares

Return Before Taxes	−17.84%	0.29%	5.38%	0.11%

Return After Taxes on Distributions	−17.86%	0.20%	5.31%	0.04%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−11.32%	0.26%	4.71%	0.09%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−22.68%	−0.98%	4.71%	−0.44%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

Class C Shares

Return Before Taxes(3)	−19.39%	−0.56%	4.53%	−0.68%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−18.07%	0.04%	5.13%	−0.12%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

Class I Shares

Return Before Taxes	−17.88%	0.29%	5.38%	0.11%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

Class R Shares

Return Before Taxes	−18.34%	−0.23%	4.86%	−0.37%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class T Shares (formerly named Class J Shares, the initial share class). After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class T Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class T Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

29 ï Janus Global Select Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: John Eisinger is Executive Vice President and Portfolio Manager of the Fund, which he has managed since January 2008.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, Class R Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

30 ï Janus Global Select Fund

Fund summary

Janus Global Technology Fund

Ticker:	JATAX	Class A Shares	JATSX	Class S Shares	JAGTX	Class T Shares
	JAGCX	Class C Shares	JATIX	Class I Shares

INVESTMENT OBJECTIVE

Janus Global Technology Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)		Class A		Class C		Class S		Class I		Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)		5.75%		None		None		None		None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)		None		1.00%		None		None		None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)		None		None		2.00%		2.00%		2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)		Class A		Class C		Class S		Class I		Class T

Management Fees		0.64%		0.64%		0.64%		0.64%		0.64%
Distribution/Service (12b-1) Fees		0.25%		1.00%		0.25%		None		None
Other Expenses		0.24%		0.21%		0.37%		0.24%		0.37%
Short Sale Dividend Expenses	0.03%		0.03%		0.03%		0.03%		0.03%
Remaining Other Expenses	0.21%		0.18%		0.34%		0.21%		0.34%
Total Annual Fund Operating Expenses		1.13%		1.85%		1.26%		0.88%		1.01%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$684	$913	$1,161	$1,871
Class C Shares	$288	$582	$1,001	$2,169
Class S Shares	$128	$400	$692	$1,523
Class I Shares	$90	$281	$488	$1,084
Class T Shares	$103	$322	$558	$1,236

31 ï Janus Global Technology Fund

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$684	$913	$1,161	$1,871
Class C Shares	$188	$582	$1,001	$2,169
Class S Shares	$128	$400	$692	$1,523
Class I Shares	$90	$281	$488	$1,084
Class T Shares	$103	$322	$558	$1,236

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 89% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of companies that the portfolio manager believes will benefit significantly from advances or improvements in technology. These companies generally fall into two categories:

•	companies that the portfolio manager believes have or will develop products, processes, or services that will provide significant technological advancements or improvements; and

•	companies that the portfolio manager believes rely extensively on technology in connection with their operations or services.

The Fund implements this policy by investing primarily in equity securities of U.S. and foreign companies selected for their growth potential. The Fund normally invests in issuers from several different countries, which may include the United States. The Fund may, under unusual circumstances, invest in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in U.S. and foreign debt securities.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund has invested in and may continue to invest in derivative instruments (by taking long and/or short positions), including, but not limited to, put and call options, futures contracts, and forward currency contracts to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a

32 ï Janus Global Technology Fund

market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 4.2% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Industry Risk. Although the Fund does not concentrate its investments in specific industries, it may invest in companies related in such a way that they react similarly to certain market pressures. As a result, the Fund’s returns may be considerably more volatile than the returns of a fund that does not invest in similarly related companies.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

33 ï Janus Global Technology Fund

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class T Shares (formerly named Class J Shares, the initial share class) of the Fund commenced operations with the Fund’s inception. Class A Shares, Class C Shares, Class S Shares, and Class I Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class T Shares is calculated using the fees and expenses of Class T Shares in effect during the periods shown, net of any applicable fee and expense limitations or waivers.
•	The performance shown for Class A Shares, Class C Shares, and Class S Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of each respective share class, without the effect of any fee and expense limitations or waivers.
•	The performance shown for Class I Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers.

If Class A Shares, Class C Shares, Class S Shares, and Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective share class may have been different. The performance shown for periods following the Fund’s commencement of Class A Shares, Class C Shares, Class S Shares, and Class I Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class T Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−40.94%	47.14%	1.23%	11.50%	7.98%	21.88%	−43.27%	57.29%	24.57%	−8.54%

Best Quarter: Second Quarter 2009 26.81% Worst Quarter: Fourth Quarter 2008 −25.94%

34 ï Janus Global Technology Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (12/31/98)
Class T Shares

Return Before Taxes	−8.54%	4.38%	2.76%	3.82%

Return After Taxes on Distributions	−8.54%	4.37%	2.75%	3.75%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−5.55%	3.77%	2.38%	3.31%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Information Technology Index (net)	−2.49%	1.18%	1.26%	−0.55%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−13.94%	3.07%	2.05%	3.22%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Information Technology Index (net)	−2.49%	1.18%	1.26%	−0.55%
(reflects no deduction for expenses, fees, or taxes)

Class C Shares

Return Before Taxes(3)	−10.25%	3.53%	1.91%	2.94%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Information Technology Index (net)	−2.49%	1.18%	1.26%	−0.55%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−8.75%	4.14%	2.51%	3.54%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Information Technology Index (net)	−2.49%	1.18%	1.26%	−0.55%
(reflects no deduction for expenses, fees, or taxes)

Class I Shares

Return Before Taxes	−8.45%	4.38%	2.76%	3.82%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Information Technology Index (net)	−2.49%	1.18%	1.26%	−0.55%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class T Shares (formerly named Class J Shares, the initial share class). After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class T Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class T Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

35 ï Janus Global Technology Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: J. Bradley Slingerlend, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed since May 2011.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

36 ï Janus Global Technology Fund

Fund summary

Janus International Equity Fund

Ticker:	JAIEX	Class A Shares	JSIEX	Class S Shares	JRIEX	Class R Shares
	JCIEX	Class C Shares	JIIEX	Class I Shares	JAITX	Class T Shares

INVESTMENT OBJECTIVE

Janus International Equity Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)	Class A	Class C	Class S	Class I	Class R	Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)	5.75%	None	None	None	None	None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)	None	1.00%	None	None	None	None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	None	None	2.00%	2.00%	2.00%	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class A	Class C	Class S	Class I	Class R	Class T

Management Fees (may adjust up or down)	0.78%	0.78%	0.78%	0.78%	0.78%	0.78%
Distribution/Service (12b-1) Fees	0.25%	1.00%	0.25%	None	0.50%	None
Other Expenses	0.20%	0.21%	0.36%	0.13%	0.36%	0.35%
Total Annual Fund Operating Expenses	1.23%	1.99%	1.39%	0.91%	1.64%	1.13%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$693	$943	$1,212	$1,978
Class C Shares	$302	$624	$1,073	$2,317
Class S Shares	$142	$440	$761	$1,669
Class I Shares	$93	$290	$504	$1,120
Class R Shares	$167	$517	$892	$1,944
Class T Shares	$115	$359	$622	$1,375

37 ï Janus International Equity Fund

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$693	$943	$1,212	$1,978
Class C Shares	$202	$624	$1,073	$2,317
Class S Shares	$142	$440	$761	$1,669
Class I Shares	$93	$290	$504	$1,120
Class R Shares	$167	$517	$892	$1,944
Class T Shares	$115	$359	$622	$1,375

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 77% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in equity securities. The Fund normally invests in a core group of 60-100 equity securities of issuers from different countries located throughout the world, excluding the United States. The Fund may, under unusual circumstances, invest all of its assets in a single country. The Fund may invest in emerging markets but will normally limit such investments to 20% of its net assets, measured at the time of purchase. The Fund may also invest in foreign debt securities.

The portfolio managers apply a “bottom up” approach in choosing investments. In other words, the portfolio managers look at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies. The portfolio managers normally seek to limit any sector exposure and country exposure to plus or minus 10% of the respective weighting of the Fund’s primary benchmark index, currently the Morgan Stanley Capital International EAFE® Index.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s

38 ï Janus International Equity Fund

investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. As of September 30, 2011, approximately 12.0% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio managers’ belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio managers’ perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class I Shares, Class A Shares, Class C Shares, Class S Shares, and Class R Shares of the Fund commenced operations on July 6, 2009, after the reorganization of each corresponding class of shares of Janus Adviser International Equity Fund (“JAD predecessor fund”) into each respective share class of the Fund. Class T Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class I Shares, Class A Shares, Class C Shares, Class S Shares, and Class R Shares for periods prior to July 6, 2009, reflects the historical performance of the JAD predecessor fund’s Class I Shares, Class A Shares, Class C Shares, Class S Shares, and Class R Shares prior to the reorganization, calculated using the fees and expenses of each respective share class of the JAD predecessor fund, net of any applicable fee and expense limitations or waivers.
•	The performance shown for Class T Shares for periods prior to July 6, 2009, reflects the historical performance of the JAD predecessor fund’s Class I Shares prior to the reorganization, calculated using the fees and expenses of Class T Shares, without the effect of any fee and expense limitations or waivers.

If Class T Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares, Class A Shares, Class C Shares, Class S Shares, Class R Shares, and Class T Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

39 ï Janus International Equity Fund

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class I Shares (calendar year-end)

2007	2008	2009	2010	2011
22.23%	−45.99%	52.08%	14.30%	−13.67%

Best Quarter: Second Quarter 2009 31.95% Worst Quarter: Third Quarter 2008 −24.25%

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	Since Inception of Predecessor Fund (11/28/06)
Class I Shares

Return Before Taxes	−13.67%	−0.19%	0.83%

Return After Taxes on Distributions	−13.76%	−0.35%	0.67%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−8.45%	−0.11%	0.76%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−18.88%	−1.61%	−0.58%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

Class C Shares

Return Before Taxes(3)	−15.45%	−1.29%	−0.28%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−14.14%	−0.40%	0.62%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

40 ï Janus International Equity Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	Since Inception of Predecessor Fund (11/28/06)

Class R Shares

Return Before Taxes	−14.29%	−0.98%	0.03%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

Class T Shares

Return Before Taxes	−13.88%	−0.37%	0.65%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class I Shares for periods following July 6, 2009; and for the JAD predecessor fund’s Class I Shares for periods prior to July 6, 2009. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class I Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class I Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

41 ï Janus International Equity Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Managers: Julian McManus is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since June 2010. Guy Scott, CFA, is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since June 2010. Carmel Wellso is Executive Vice President and Co-Portfolio Manager of the Fund, which she has co-managed since June 2010.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, Class R Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

42 ï Janus International Equity Fund

Fund summary

Janus Overseas Fund

Ticker:	JDIAX	Class A Shares	JIGRX	Class S Shares	JDIRX	Class R Shares
	JIGCX	Class C Shares	JIGFX	Class I Shares	JAOSX	Class T Shares

INVESTMENT OBJECTIVE

Janus Overseas Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)	Class A	Class C	Class S	Class I	Class R	Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)	5.75%	None	None	None	None	None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)	None	1.00%	None	None	None	None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	None	None	2.00%	2.00%	2.00%	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class A	Class C	Class S	Class I	Class R	Class T

Management Fees (may adjust up or down)	0.64%	0.64%	0.64%	0.64%	0.64%	0.64%
Distribution/Service (12b-1) Fees	0.25%	1.00%	0.25%	None	0.50%	None
Other Expenses	0.15%	0.14%	0.30%	0.12%	0.30%	0.30%
Total Annual Fund Operating Expenses	1.04%	1.78%	1.19%	0.76%	1.44%	0.94%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$675	$887	$1,116	$1,773
Class C Shares	$281	$560	$964	$2,095
Class S Shares	$121	$378	$654	$1,443
Class I Shares	$78	$243	$422	$942
Class R Shares	$147	$456	$787	$1,724
Class T Shares	$96	$300	$520	$1,155

43 ï Janus Overseas Fund

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$675	$887	$1,116	$1,773
Class C Shares	$181	$560	$964	$2,095
Class S Shares	$121	$378	$654	$1,443
Class I Shares	$78	$243	$422	$942
Class R Shares	$147	$456	$787	$1,724
Class T Shares	$96	$300	$520	$1,155

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 43% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of issuers from countries outside of the United States. The Fund normally invests in securities of issuers from several different countries, excluding the United States. Although the Fund typically invests 80% or more of its assets in issuers located outside the United States, it also may normally invest up to 20% of its assets, measured at the time of purchase, in U.S. issuers, and it may, under unusual circumstances, invest all or substantially all of its assets in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in U.S. and foreign debt securities.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund may invest in derivative instruments (by taking long and/or short positions) for different purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions) and to earn income and enhance returns. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and

44 ï Janus Overseas Fund

standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 31.1% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class T Shares (formerly named Class J Shares, the initial share class) of the Fund commenced operations with the Fund’s inception. Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class T Shares is calculated using the fees and expenses of Class T Shares in effect during the periods shown, net of any applicable fee and expense limitations or waivers.
•	The performance shown for Class A Shares, Class C Shares, Class S Shares, and Class R Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of each respective share class, without the effect of any fee and expense limitations or waivers.
•	The performance shown for Class I Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers.

45 ï Janus Overseas Fund

If Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective share class may have been different. The performance shown for periods following the Fund’s commencement of Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class T Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−23.89%	36.79%	18.58%	32.39%	47.21%	27.76%	−52.75%	78.12%	19.28%	−32.78%

Best Quarter: Second Quarter 2009 36.78% Worst Quarter: Fourth Quarter 2008 −27.94%

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (5/2/94)
Class T Shares

Return Before Taxes	−32.78%	−2.92%	7.57%	9.83%

Return After Taxes on Distributions	−33.47%	−3.60%	7.13%	9.21%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−20.16%	−2.40%	6.73%	8.78%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−36.74%	−4.17%	6.82%	9.36%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

46 ï Janus Overseas Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (5/2/94)

Class C Shares

Return Before Taxes(3)	−33.99%	−3.77%	6.65%	9.01%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−32.92%	−3.19%	7.26%	9.57%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

Class I Shares

Return Before Taxes	−32.70%	−2.92%	7.57%	9.83%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

Class R Shares

Return Before Taxes	−33.11%	−3.44%	6.99%	9.32%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class T Shares (formerly named Class J Shares, the initial share class). After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class T Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class T Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

47 ï Janus Overseas Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: Brent A. Lynn, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed or co-managed since January 2001.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, Class R Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

48 ï Janus Overseas Fund

Fund summary

Janus Worldwide Fund

Ticker:	JDWAX	Class A Shares	JWGRX	Class S Shares	JDWRX	Class R Shares
	JWWCX	Class C Shares	JWWFX	Class I Shares	JAWWX	Class T Shares

INVESTMENT OBJECTIVE

Janus Worldwide Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. Each share class has different expenses, but represents an investment in the same Fund. For Class A Shares, you may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $50,000 in the Fund or in other Janus mutual funds. More information about these and other discounts, as well as eligibility requirements for each share class, is available from your financial professional and in the “Purchases” section on page 80 of the Fund’s Prospectus and in the “Purchases” section on page 90 of the Fund’s Statement of Additional Information.

SHAREHOLDER FEES (fees paid directly from your investment)	Class A	Class C	Class S	Class I	Class R	Class T

Maximum Sales Charge (load) Imposed on Purchases (as a percentage of offering price)	5.75%	None	None	None	None	None
Maximum Deferred Sales Charge (load) (as a percentage of the lower of original purchase price or redemption proceeds)	None	1.00%	None	None	None	None
Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	None	None	2.00%	2.00%	2.00%	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class A	Class C	Class S	Class I	Class R	Class T

Management Fees (may adjust up or down)	0.66%	0.66%	0.66%	0.66%	0.66%	0.66%
Distribution/Service (12b-1) Fees	0.25%	1.00%	0.25%	None	0.50%	None
Other Expenses	0.18%	0.18%	0.31%	0.11%	0.31%	0.31%
Total Annual Fund Operating Expenses	1.09%	1.84%	1.22%	0.77%	1.47%	0.97%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and reinvest all dividends and distributions. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

If Shares are redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$680	$902	$1,141	$1,827
Class C Shares	$287	$579	$995	$2,159
Class S Shares	$124	$387	$670	$1,477
Class I Shares	$79	$246	$428	$954
Class R Shares	$150	$465	$803	$1,757
Class T Shares	$99	$309	$536	$1,190

49 ï Janus Worldwide Fund

If Shares are not redeemed:	1 Year	3 Years	5 Years	10 Years
Class A Shares	$680	$902	$1,141	$1,827
Class C Shares	$187	$579	$995	$2,159
Class S Shares	$124	$387	$670	$1,477
Class I Shares	$79	$246	$428	$954
Class R Shares	$150	$465	$803	$1,757
Class T Shares	$99	$309	$536	$1,190

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 94% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by investing primarily in equity securities, which include, but are not limited to, common stocks, preferred stocks, and depositary receipts of companies of any size located throughout the world. The Fund normally invests in issuers from several different countries, including the United States. The Fund may, under unusual circumstances, invest in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in foreign equity and debt securities.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may invest a significant portion of its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund has invested in and may continue to invest in derivative instruments (by taking long and/or short positions) including, but not limited to, put and call options, swaps, and forward currency contracts to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund, and to earn income and enhance returns. The Fund may also invest in derivative instruments for other purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions). For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

50 ï Janus Worldwide Fund

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 6.2% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

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PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class T Shares (formerly named Class J Shares, the initial share class) of the Fund commenced operations with the Fund’s inception. Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares of the Fund commenced operations on July 6, 2009.

•	The performance shown for Class T Shares is calculated using the fees and expenses of Class T Shares in effect during the periods shown, net of any applicable fee and expense limitations or waivers.
•	The performance shown for Class A Shares, Class C Shares, Class S Shares, and Class R Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of each respective share class, without the effect of any fee and expense limitations or waivers.
•	The performance shown for Class I Shares for periods prior to July 6, 2009, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers.

If Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective share class may have been different. The performance shown for periods following the Fund’s commencement of Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class R Shares reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The bar chart figures do not include any applicable sales charges that an investor may pay when they buy or sell Class A Shares or Class C Shares of the Fund. If sales charges were included, the returns would be lower. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/advisor/mutual-funds or by calling 1-877-335-2687.

Annual Total Returns for Class T Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−26.01%	24.23%	5.54%	5.84%	17.90%	9.23%	−45.02%	37.68%	15.62%	−13.85%

Best Quarter: Second Quarter 2009 23.17% Worst Quarter: Fourth Quarter 2008 −23.27%

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Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (5/15/91)
Class T Shares

Return Before Taxes	−13.85%	−3.81%	−0.03%	7.46%

Return After Taxes on Distributions	−13.94%	−3.91%	−0.15%	6.79%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−8.87%	−3.19%	−0.01%	6.46%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

Class A Shares

Return Before Taxes(2)	−18.90%	−4.78%	−0.56%	7.18%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

Class C Shares

Return Before Taxes(3)	−15.45%	−4.37%	−0.74%	6.79%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

Class S Shares

Return Before Taxes	−14.05%	−3.81%	−0.16%	7.33%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

Class I Shares

Return Before Taxes	−13.64%	−3.81%	−0.03%	7.46%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

Class R Shares

Return Before Taxes	−14.27%	−4.04%	−0.40%	7.11%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.
(2)	Calculated assuming maximum permitted sales loads.
(3)	The one year return is calculated to include the contingent deferred sales charge.

After-tax returns are calculated using distributions for the Fund’s Class T Shares (formerly named Class J Shares, the initial share class). After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ

53 ï Janus Worldwide Fund

from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

After-tax returns are only shown for Class T Shares of the Fund. After-tax returns for the other classes of Shares will vary from those shown for Class T Shares due to varying sales charges (as applicable), fees, and expenses among the classes.

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: George P. Maris, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed since March 2011.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements*

Class A Shares, Class C Shares**, Class S Shares, Class R Shares, and Class T Shares
Non-retirement accounts	$2,500

Certain tax-deferred accounts or UGMA/UTMA accounts	$500

Class I Shares

Institutional investors (investing directly with Janus)	$1,000,000

Through an intermediary institution
• non-retirement accounts	$2,500
• certain tax-deferred accounts or UGMA/UTMA accounts	$500

*	Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs.
**	The maximum purchase in Class C Shares is $500,000 for any single purchase.

Purchases, exchanges, and redemptions can generally be made only through institutional channels, such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly by certain institutional investors. You should contact your financial intermediary or refer to your plan documents for information on how to invest in the Fund. Requests must be received in good order by the Fund or its agents (financial intermediary or plan sponsor, if applicable) prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “Purchases,” “Exchanges,” and/or “Redemptions” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment or to recommend one share class over another. Ask your salesperson or visit your financial intermediary’s website for more information.

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Additional information about the Funds

FEES AND EXPENSES

Please refer to the following important information when reviewing the “Fees and Expenses of the Fund” table in each Fund Summary of the Prospectus. The fees and expenses shown were determined based on net assets as of the fiscal year ended September 30, 2011.

•	“Shareholder Fees” are fees paid directly from your investment and may include sales loads or redemption fees. If you sell Class S Shares, Class I Shares, Class R Shares, or Class T Shares of a Fund that you have held for 90 days or less, you may pay a redemption fee. The redemption fee is being eliminated, therefore, no sale or exchange of Class S Shares, Class I Shares, Class R Shares, or Class T Shares made on or after April 2, 2012 will be assessed a redemption fee, regardless of how long such Shares have been held.

•	“Annual Fund Operating Expenses” are paid out of a Fund’s assets and include fees for portfolio management and administrative services, including recordkeeping, subaccounting, and other shareholder services. You do not pay these fees directly but, as the Example in each Fund Summary shows, these costs are borne indirectly by all shareholders.

•	The “Management Fee” is the investment advisory fee rate paid by each Fund to Janus Capital. Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Research Fund, Janus International Equity Fund, Janus Overseas Fund, and Janus Worldwide Fund each pay an investment advisory fee rate that adjusts up or down by a variable of up to 0.15% (assuming constant assets) on a monthly basis based upon the Fund’s performance relative to its benchmark index during a measurement period. This fee rate, prior to any performance adjustment, is 0.92% for Janus Asia Equity Fund, 1.00% for Janus Emerging Markets Fund, 0.64% for each of Janus Global Research Fund and Janus Overseas Fund, 0.68% for Janus International Equity Fund, and 0.60% for Janus Worldwide Fund. Any such adjustment to this base fee rate commenced January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will commence August 2012 for Janus Asia Equity Fund and may increase or decrease the Management Fee. Refer to “Management Expenses” in this Prospectus for additional information with further description in the Statement of Additional Information (“SAI”).

•	“Distribution/Service (12b-1) Fees.” Because 12b-1 fees are charged as an ongoing fee, over time the fee will increase the cost of your investment and may cost you more than paying other types of sales charges. Distribution/Service (12b-1) Fees include a shareholder servicing fee of up to 0.25% for Class C Shares.

•	A contingent deferred sales charge of up to 1.00% may be imposed on certain redemptions of Class A Shares bought without an initial sales charge and then redeemed within 12 months of purchase. The contingent deferred sales charge is not reflected in the Example in each Fund Summary.

•	A contingent deferred sales charge of 1.00% generally applies on Class C Shares redeemed within 12 months of purchase. The contingent deferred sales charge may be waived for certain investors, as described in the Shareholder’s Guide.

•	“Other Expenses”

○	for Class A Shares, Class C Shares, and Class I Shares, may include administrative fees charged by intermediaries for the provision of administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of shareholders of the Funds.
○	for Class S Shares, Class R Shares, and Class T Shares, include an administrative services fee of 0.25% of the average daily net assets of each class to compensate Janus Services LLC (“Janus Services”), the Funds’ transfer agent, for providing, or arranging for the provision of, administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of retirement plan participants, pension plan participants, or other underlying investors investing through institutional channels.
○	for all classes, may include “Short Sale Dividend Expenses.” These expenses include dividends or interest on short sales, which are paid to the lender of borrowed securities, and stock loan fees, which are paid to the prime broker. Such expenses will vary depending on the short sale arrangement, whether the securities a Fund sells short pay dividends or interest, and the amount of such dividends or interest. While “Short Sale Dividend Expenses” include interest and dividends paid out on short positions and may include stock loan fees, they do not take into account the interest credit a Fund earns on cash proceeds of short sales which serve as collateral for short positions. If applicable, or unless otherwise indicated in a Fund’s Fees and Expenses table, such amounts are less than 0.01%.

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○	for all classes, may include reimbursement to Janus Services of its out-of-pocket costs for serving as transfer agent and providing servicing to shareholders.

•	“Acquired Fund” refers to any underlying fund (including, but not limited to, exchange-traded funds) in which a fund invests or has invested during the period. Acquired fund fees and expenses are indirect expenses a fund may incur as a result of investing in shares of an underlying fund. To the extent that a Fund invests in Acquired Funds, the Fund’s “Total Annual Fund Operating Expenses” may not correlate to the “ratio of gross expenses to average net assets” presented in the Financial Highlights tables because that ratio includes only the direct operating expenses incurred by the Fund, not the indirect costs of investing in Acquired Funds. If applicable, or unless otherwise indicated in a Fund’s Fees and Expenses table, such amounts are less than 0.01% and are included in the Fund’s “Other Expenses.”

•	Janus Capital has contractually agreed to waive certain Funds’ “Total Annual Fund Operating Expenses” to certain limits until at least February 1, 2013. The expense limits are described in the “Management Expenses” section of this Prospectus. Because a fee waiver will have a positive effect upon a fund’s performance, a fund that pays a performance-based investment advisory fee may experience a performance adjustment that is considered favorable to Janus Capital as a result of a fee waiver that is in place during the period when the performance adjustment applies.

•	All expenses in a Fund’s “Fees and Expenses of the Fund” table are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.

ADDITIONAL INVESTMENT STRATEGIES AND GENERAL PORTFOLIO POLICIES

The Funds’ Board of Trustees (“Trustees”) may change each Fund’s investment objective or non-fundamental principal investment strategies without a shareholder vote. A Fund will notify you in writing at least 60 days before making any such change it considers material. If there is a material change to a Fund’s objective or principal investment strategies, you should consider whether the Fund remains an appropriate investment for you. There is no guarantee that a Fund will achieve its investment objective.

Unless otherwise stated, the following additional investment strategies and general policies apply to each Fund and provide further information including, but not limited to, the types of securities a Fund may invest in when implementing its investment objective. For some Funds, these strategies and policies may be part of a principal strategy. For other Funds, these strategies and policies may be utilized to a lesser extent. Except for the Funds’ policies with respect to investments in illiquid securities and borrowing, the percentage limitations included in these policies and elsewhere in this Prospectus and/or the SAI normally apply only at the time of purchase of a security. So, for example, if a Fund exceeds a limit as a result of market fluctuations or the sale of other securities, it will not be required to dispose of any securities.

Cash Position
The Funds may not always stay fully invested. For example, when the portfolio managers and/or investment personnel believe that market conditions are unfavorable for investing, or when they are otherwise unable to locate attractive investment opportunities, a Fund’s cash or similar investments may increase. In other words, cash or similar investments generally are a residual – they represent the assets that remain after a Fund has committed available assets to desirable investment opportunities. Partly because the portfolio managers and/or investment personnel act independently of each other, the cash positions among the Funds may vary significantly. When a Fund’s investments in cash or similar investments increase, it may not participate in market advances or declines to the same extent that it would if the Fund remained more fully invested. To the extent a Fund invests its uninvested cash through a sweep program (meaning its uninvested cash is pooled with uninvested cash of other funds and invested in certain securities such as repurchase agreements), it is subject to the risks of the account or fund into which it is investing, including liquidity issues that may delay the Fund from accessing its cash.

In addition, a Fund may temporarily increase its cash position under certain unusual circumstances, such as to protect its assets or maintain liquidity in certain circumstances to meet unusually large redemptions. A Fund’s cash position may also increase temporarily due to unusually large cash inflows. Under unusual circumstances such as these, a Fund may invest up to 100% of its assets in cash or similar investments. In this case, the Fund may take positions that are inconsistent with its investment objective. As a result, the Fund may not achieve its investment objective.

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Common Stock
Unless its investment objective or policies prescribe otherwise, each of the Funds may invest substantially all of its assets in common stocks. The portfolio managers and/or investment personnel generally take a “bottom up” approach to selecting companies in which to invest. This means that they seek to identify individual companies with earnings growth potential that may not be recognized by the market at large. Securities are generally selected on a security-by-security basis without regard to any predetermined allocation among countries or geographic regions. However, certain factors, such as expected levels of inflation, government policies influencing business conditions, the outlook for currency relationships, and prospects for economic growth among countries, regions, or geographic areas, may warrant greater consideration in selecting foreign securities. There are no limitations on the countries in which the Funds may invest, and the Funds may at times have significant exposure in emerging markets. The portfolio managers and/or investment personnel may sell a holding if, among other things, the security reaches the portfolio managers’ and/or investment personnel’s price target, if the company has a deterioration of fundamentals such as failing to meet key operating benchmarks, or if the portfolio managers and/or investment personnel find a better investment opportunity. The portfolio managers and/or investment personnel may also sell a Fund holding to meet redemptions.

Counterparties
Fund transactions involving a counterparty are subject to the risk that the counterparty or a third party will not fulfill its obligation to a Fund (“counterparty risk”). Counterparty risk may arise because of the counterparty’s financial condition (i.e., financial difficulties, bankruptcy, or insolvency), market activities and developments, or other reasons, whether foreseen or not. A counterparty’s inability to fulfill its obligation may result in significant financial loss to a Fund. A Fund may be unable to recover its investment from the counterparty or may obtain a limited recovery, and/or recovery may be delayed. A Fund may be exposed to counterparty risk through participation in various programs including, but not limited to, lending its securities to third parties, cash sweep arrangements whereby the Fund’s cash balance is invested in one or more types of cash management vehicles, as well as investments in, but not limited to, repurchase agreements, debt securities, and derivatives, including various types of swaps, futures, and options. Each Fund intends to enter into financial transactions with counterparties that Janus Capital believes to be creditworthy at the time of the transaction. There is always the risk that Janus Capital’s analysis of a counterparty’s creditworthiness is incorrect or may change due to market conditions. To the extent that a Fund focuses its transactions with a limited number of counterparties, it will have greater exposure to the risks associated with one or more counterparties.

Emerging Markets
Within the parameters of its specific investment policies, each Fund may invest in securities of issuers or companies from or with exposure to one or more “developing countries” or “emerging markets.” Such countries include, but are not limited to, countries included in the Morgan Stanley Capital International Emerging Markets Indexsm. Janus International Equity Fund will normally limit its investments in emerging market countries to 20% of its net assets. A summary of each Fund’s investments by country is contained in the Funds’ shareholder reports and in the Funds’ Form N-Q reports, which are filed with the Securities and Exchange Commission.

High-Yield/High-Risk Bonds
A high-yield/high-risk bond (also called a “junk” bond) is a bond rated below investment grade by major rating agencies (i.e., BB+ or lower by Standard & Poor’s Ratings Service (“Standard & Poor’s”) and Fitch, Inc. (“Fitch”), or Ba or lower by Moody’s Investors Service, Inc. (“Moody’s”)) or is an unrated bond of similar quality. It presents greater risk of default (the failure to make timely interest and principal payments) than higher quality bonds. To the extent the Funds invest in high-yield/high-risk bonds, under normal circumstances, each Fund, with the exception of Janus Asia Equity Fund, Janus Emerging Markets Fund, and Janus International Equity Fund, will limit its investments in high-yield/high-risk bonds to 35% or less of its net assets. Each of Janus Asia Equity Fund, Janus Emerging Markets Fund, and Janus International Equity Fund will limit its investments in such bonds to 20% or less of its net assets.

Illiquid Investments
Although the Funds intend to invest in liquid securities, each Fund may invest up to 15% of its net assets in illiquid investments. An illiquid investment is a security or other position that cannot be disposed of quickly in the normal course of business. For example, some securities are not registered under U.S. securities laws and cannot be sold to the U.S. public because of Securities and Exchange Commission regulations (these are known as “restricted securities”). Under procedures adopted by the Funds’ Trustees, certain restricted securities that are determined to be liquid will not be counted toward this 15% limit.

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Nondiversification
Diversification is a way to reduce risk by investing in a broad range of stocks or other securities. Janus Global Select Fund is classified as “nondiversified.” A fund that is classified as “nondiversified” has the ability to take larger positions in a smaller number of issuers than a fund that is classified as “diversified.” This gives a fund which is classified as nondiversified more flexibility to focus its investments in companies that the portfolio manager has identified as the most attractive for the investment objective and strategy of the fund. However, because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a fund which is classified as nondiversified, its share price can be expected to fluctuate more than a comparable fund which is classified as diversified. This fluctuation, if significant, may affect the performance of the fund.

Portfolio Turnover
In general, each Fund intends to purchase securities for long-term investment, although, to a limited extent, a Fund may purchase securities in anticipation of relatively short-term gains. Short-term transactions may also result from liquidity needs, securities having reached a price or yield objective, changes in interest rates or the credit standing of an issuer, or by reason of economic or other developments not foreseen at the time of the initial investment decision. A Fund may also sell one security and simultaneously purchase the same or a comparable security to take advantage of short-term differentials in bond yields or securities prices. Portfolio turnover is affected by market conditions, changes in the size of a Fund, the nature of a Fund’s investments, and the investment style of the portfolio manager and/or investment personnel. Changes are normally made in a Fund’s portfolio whenever the portfolio manager and/or investment personnel believe such changes are desirable. Portfolio turnover rates are generally not a factor in making buy and sell decisions.

Increased portfolio turnover may result in higher costs for brokerage commissions, dealer mark-ups, and other transaction costs, and may also result in taxable capital gains. Higher costs associated with increased portfolio turnover also may have a negative effect on a Fund’s performance. The “Financial Highlights” section of this Prospectus shows the Funds’ historical turnover rates.

Securities Lending
A Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions on a short-term or long-term basis. Each Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination. When a Fund lends its securities, it receives collateral (including cash collateral), at least equal to the value of securities loaned. The Fund may earn income by investing this collateral in one or more affiliated or non-affiliated cash management vehicles. It is also possible that, due to a decline in the value of a cash management vehicle, the Fund may lose money. There is also the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund. Janus Capital intends to manage the cash collateral in an affiliated cash management vehicle and will receive an investment advisory fee for managing such assets.

Short Sales
Certain Funds may engage in short sales. No more than 10% of a Fund’s net assets may be invested in short positions (through short sales of stocks, structured products, futures, swaps, and uncovered written calls). The Funds may engage in short sales “against the box” and options for hedging purposes that are not subject to this 10% limit. A short sale is generally a transaction in which a Fund sells a security it does not own or have the right to acquire (or that it owns but does not wish to deliver) in anticipation that the market price of that security will decline. To complete the transaction, the Fund must borrow the security to make delivery to the buyer. The Fund is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. A short sale is subject to the risk that if the price of the security sold short increases in value, the Fund will incur a loss because it will have to replace the security sold short by purchasing it at a higher price. In addition, the Fund may not always be able to close out a short position at a particular time or at an acceptable price. A lender may request, or market conditions may dictate, that the securities sold short be returned to the lender on short notice, and the Fund may have to buy the securities sold short at an unfavorable price. If this occurs at a time that other short sellers of the same security also want to close out their positions, it is more likely that the Fund will have to cover its short sale at an unfavorable price and potentially reduce or eliminate any gain, or cause a loss, as a result of the short sale. Because there is no upper limit to the price a borrowed security may reach prior to closing a short position, a

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Fund’s losses are potentially unlimited in a short sale transaction. A Fund’s gains and losses will also be decreased or increased, as the case may be, by the amount of any dividends, interest, or expenses, including transaction costs and borrowing fees, the Fund may be required to pay in connection with a short sale. Such payments may result in the Fund having higher expenses than a Fund that does not engage in short sales and may negatively affect the Fund’s performance.

A Fund may also enter into short positions through derivative instruments such as options contracts, futures contracts, and swap agreements which may expose the Fund to similar risks. To the extent that the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Due to certain foreign countries’ restrictions, a Fund will not be able to engage in short sales in certain foreign countries where it may maintain long positions. As a result, a Fund’s ability to fully implement a short selling strategy that could otherwise help the Fund pursue its investment goals may be limited.

Although Janus Capital believes that its rigorous “bottom up” approach will be effective in selecting short positions, there is no assurance that Janus Capital will be successful in applying this approach when engaging in short sales.

Special Situations
The Funds may invest in companies that demonstrate special situations or turnarounds, meaning companies that have experienced significant business problems but are believed to have favorable prospects for recovery. For example, a special situation or turnaround may arise when, in the opinion of a Fund’s portfolio managers and/or investment personnel, the securities of a particular issuer will be recognized as undervalued by the market and appreciate in value due to a specific development with respect to that issuer. Special situations may include significant changes in a company’s allocation of its existing capital, a restructuring of assets, or a redirection of free cash flow. For example, issuers undergoing significant capital changes may include companies involved in spin-offs, sales of divisions, mergers or acquisitions, companies involved in bankruptcy proceedings, or companies initiating large changes in their debt to equity ratio. Companies that are redirecting cash flows may be reducing debt, repurchasing shares, or paying dividends. Special situations may also result from: (i) significant changes in industry structure through regulatory developments or shifts in competition; (ii) a new or improved product, service, operation, or technological advance; (iii) changes in senior management or other extraordinary corporate event; (iv) differences in market supply of and demand for the security; or (v) significant changes in cost structure. Investments in “special situations” companies can present greater risks than investments in companies not experiencing special situations, and a Fund’s performance could be adversely impacted if the securities selected decline in value or fail to appreciate in value.

Swap Agreements
Certain Funds may utilize swap agreements as a means to gain exposure to certain common stocks and/or to “hedge” or protect their portfolios from adverse movements in securities prices and interest rates. Swap agreements are two-party contracts to exchange one set of cash flows for another. Swap agreements entail the risk that a party will default on its payment obligations to a Fund. If the other party to a swap defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. If a Fund utilizes a swap at the wrong time or judges market conditions incorrectly, the swap may result in a loss to the Fund and reduce the Fund’s total return. Various types of swaps such as credit default, equity, interest rate, and total return swaps are described in the “Glossary of Investment Terms.”

Other Types of Investments
Unless otherwise stated within its specific investment policies, each Fund may also invest in other types of domestic and foreign securities and use other investment strategies, as described in the “Glossary of Investment Terms.” These securities and strategies are not principal investment strategies of the Funds. If successful, they may benefit the Funds by earning a return on the Funds’ assets or reducing risk; however, they may not achieve the Funds’ investment objectives. These securities and strategies may include:

•	debt securities (such as bonds, notes, and debentures)

•	exchange-traded funds

•	indexed/structured securities (such as mortgage- and asset-backed securities)

•	various derivative transactions (which could comprise a significant percentage of a fund’s portfolio) including, but not limited to, options, futures, forwards, swap agreements (such as equity, interest rate, credit default, and total return swaps),

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participatory notes, structured notes, and other types of derivatives individually or in combination for hedging purposes or for nonhedging purposes such as seeking to earn income and enhance return, to protect unrealized gains, or to avoid realizing losses; such techniques may also be used to adjust currency exposure relative to a benchmark index, to gain exposure to the market pending investment of cash balances, or to meet liquidity needs

•	securities purchased on a when-issued, delayed delivery, or forward commitment basis

RISKS OF THE FUNDS

The value of your investment will vary over time, sometimes significantly, and you may lose money by investing in the Funds. To varying degrees, the Funds may invest in stocks, bonds, alternative strategy investments, and money market instruments or cash/cash equivalents. The following information is designed to help you better understand some of the risks of investing in the Funds. The impact of the following risks on a Fund may vary depending on the Fund’s investments. The greater the Fund’s investment in a particular security, the greater the Fund’s exposure to the risks associated with that security. Before investing in a Fund, you should consider carefully the risks that you assume when investing in the Fund.

Concentration Risk. Janus Global Life Sciences Fund focuses its investments in “life sciences” related industry groups. Because of this, companies in its portfolio may share common characteristics and react similarly to market developments. For example, many companies with a life science orientation are highly regulated and may be dependent upon certain types of technology. As a result, changes in government funding or subsidies, new or anticipated legislative changes, or technological advances could affect the value of such companies and, therefore, the Fund’s net asset value. As a result, the Fund may be subject to greater risks and its net asset value may fluctuate more than a fund that does not concentrate its investments.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by a Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, a Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent a Fund enters into short derivative positions, a Fund may be exposed to risks similar to those associated with short sales, including the risk that a Fund’s losses are theoretically unlimited.

Emerging Markets Risk. Within the parameters of its specific investment policies, each Fund may invest in securities of issuers or companies from or with exposure to one or more “developing countries” or “emerging markets.” Such countries include, but are not limited to, countries included in the Morgan Stanley Capital International Emerging Markets Indexsm. For Janus Emerging Markets Fund, such countries include any country that has been determined by an international organization, such as the World Bank, to have a low to middle income economy and/or any country that is not included in the Morgan Stanley Capital International World Indexsm, which measures the equity market performance of developed markets. To the extent that a Fund invests a significant amount of its assets in one or more of these countries, its returns and net asset value may be affected to a large degree by events and economic conditions in such countries. The price of investments in emerging markets can experience sudden and sharp price swings. In many developing markets, there is less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies than in more developed markets, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on a Fund’s investments. The securities markets of many of the countries in which a Fund may invest may also be smaller, less liquid, and subject to greater price volatility than those in the United States. In the event of a default on any investments in foreign debt obligations, it may be more difficult for a Fund to obtain or to enforce a judgment against the issuers of such securities. In addition, a Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that a Fund invests a significant portion of its assets in the securities of issuers

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in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. A Fund may be subject to emerging markets risk to the extent that it invests in securities of issuers or companies which are not considered to be from emerging markets, but which have customers, products, or transactions associated with emerging markets. Some of the risks of investing directly in foreign and emerging market securities may be reduced when a Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks.

Foreign Exposure Risks. Each Fund will invest in foreign debt and equity securities either indirectly (e.g., depositary receipts, depositary shares, and passive foreign investment companies) or directly in foreign markets, including emerging markets. Investments in foreign securities, including securities of foreign and emerging markets governments, may involve greater risks than investing in domestic securities because a Fund’s performance may depend on factors other than the performance of a particular company. These factors include:

•	Currency Risk. As long as a Fund holds a foreign security, its value will be affected by the value of the local currency relative to the U.S. dollar. When a Fund sells a foreign currency denominated security, its value may be worth less in U.S. dollars even if the security increases in value in its home country. U.S. dollar-denominated securities of foreign issuers may also be affected by currency risk, as the value of these securities may also be affected by changes in the issuer’s local currency.

•	Political and Economic Risk. Foreign investments may be subject to heightened political and economic risks, particularly in emerging markets which may have relatively unstable governments, immature economic structures, national policies restricting investments by foreigners, social instability, and different and/or developing legal systems. In some countries, there is the risk that the government may take over the assets or operations of a company or that the government may impose withholding and other taxes or limits on the removal of a Fund’s assets from that country. In addition, the economies of emerging markets may be predominately based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

•	Regulatory Risk. There may be less government supervision of foreign markets. As a result, foreign issuers may not be subject to the uniform accounting, auditing, and financial reporting standards and practices applicable to domestic issuers, and there may be less publicly available information about foreign issuers.

•	Foreign Market Risk. Foreign securities markets, particularly those of emerging market countries, may be less liquid and more volatile than domestic markets. These securities markets may trade a small number of securities, may have a limited number of issuers and a high proportion of shares, or may be held by a relatively small number of persons or institutions. Local securities markets may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of substantial holdings difficult or impossible at times. It is also possible that certain markets may require payment for securities before delivery, and delays may be encountered in settling securities transactions. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for a Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, securities of issuers located in countries with emerging markets may have limited marketability and may be subject to more abrupt or erratic price movements which could also have a negative effect on a Fund. Such factors may hinder a Fund’s ability to buy and sell emerging market securities in a timely manner, affecting the Fund’s investment strategies and potentially affecting the value of the Fund.

•	Geographic Investment Risk. To the extent that a Fund invests a significant portion of its assets in a particular country or geographic region, the Fund will generally have more exposure to certain risks due to possible political, economic, social, or regulatory events in that country or region. Adverse developments in certain regions could also adversely affect securities of other countries whose economies appear to be unrelated and could have a negative impact on a Fund’s performance.

•	Transaction Costs. Costs of buying, selling, and holding foreign securities, including brokerage, tax, and custody costs, may be higher than those involved in domestic transactions.

Geographic Concentration Risk. Because Janus Asia Equity Fund intends to focus its investments in a particular geographic region, the Fund’s performance is expected to be closely tied to various factors such as the social, financial, economic, and political conditions within that region or country. Specifically, the Fund’s investments in Asian issuers increase the Fund’s exposure to various risks including, but not limited to, risks associated with volatile securities markets, currency fluctuations,

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social, political, and regulatory developments, economic environmental events (such as natural disasters), and changes in tax or economic policies, each of which, among others, may be particular to Asian countries or the region.

Because of the Fund’s investment focus on Asian issuers, its investments will be more sensitive to social, financial, economic, political, and regulatory developments affecting the fiscal stability of a particular country and/or the broader region. Events that negatively affect the fiscal stability of a particular country and/or the broader region may cause the value of the Fund’s holdings to decrease, in some cases significantly. As a result, the Fund is likely to be more volatile than a fund that is more geographically diverse in its investments.

The Asian region within which the Fund will focus its investments comprises countries in various stages of economic and political development. As a result, some countries may have relatively unstable governments or may experience adverse conditions such as overextension of credit, currency devaluations and restrictions, less efficient markets, rising unemployment, high inflation, underdeveloped financial services sectors, heavy reliance on international trade, prolonged economic recessions, and political instability, including military disruption, which could result in significant downturns and volatility in the economies of Asian countries, and therefore, have an adverse effect on the value of the Fund’s portfolio. Certain Asian countries may be vulnerable to trade barriers and other protectionist measures. Some countries have restricted the flow of money in and out of the country. Further, if Asian securities fall out of favor, it may cause the Fund to underperform funds that do not focus their investments in a single region of the world.

It is also possible that from time to time, a small number of companies and industries may represent a large portion of the market in a particular country or region, and these companies and industries can be sensitive to social, financial, economic, political, and regulatory developments. The economies of the Asian countries in which the Fund invests may be interdependent, which could increase the possibility that conditions in one country will adversely impact the issuers of securities in a different country or region, or that the impact of such conditions will be experienced at the same time by the region as a whole. Likewise, the economies of the Asian region may also be dependent on the economies of other countries, such as the United States and Europe, and events in these economies could negatively impact the economies of the Asian region.

The trading volume on some Asian stock exchanges tends to be much lower than in the United States, and Asian securities of some companies are less liquid and more volatile than similar United States securities, which could lead to a significant possibility of loss to the Fund. In addition, brokerage commissions on regional stock exchanges are fixed and are generally higher than the negotiated commissions in the United States.

High-Yield/High-Risk Bond Risk. High-yield/high-risk bonds (or “junk” bonds) are bonds rated below investment grade by the primary rating agencies such as Standard & Poor’s, Fitch, and Moody’s or are unrated bonds of similar quality. The value of lower quality bonds generally is more dependent on credit risk than investment grade bonds. Issuers of high-yield/high-risk bonds may not be as strong financially as those issuing bonds with higher credit ratings and are more vulnerable to real or perceived economic changes, political changes, or adverse developments specific to the issuer. In addition, the junk bond market can experience sudden and sharp price swings.

Please refer to the “Explanation of Rating Categories” section of the SAI for a description of bond rating categories.

Industry Risk. Industry risk is the possibility that a group of related securities will decline in price due to industry-specific developments. Companies in the same or similar industries may share common characteristics and are more likely to react similarly to industry-specific market or economic developments. Each Fund’s investments, if any, in multiple companies in a particular industry increase that Fund’s exposure to industry risk. In the life sciences, for example, many companies are subject to government regulation and approval of their products and services, which may affect their price or availability. In addition, the products and services offered by these companies may quickly become obsolete in the face of scientific or technological developments. The economic outlook of such companies may fluctuate dramatically due to changes in regulatory or competitive environments. Similarly, in technology-related industries, competitive pressures may have a significant effect on the performance of companies in which a Fund may invest. In addition, technology and technology-related companies often progress at an accelerated rate, and these companies may be subject to short product cycles and aggressive pricing, which may increase their volatility.

Janus Global Life Sciences Fund invests in a concentrated portfolio, which may result in greater exposure to related industries. As a result, the Fund may be subject to greater risks and its net asset value may fluctuate more than a fund that does not concentrate its investments.

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Management Risk. The Funds are actively managed investment portfolios and are therefore subject to the risk that the investment strategies employed for the Funds may fail to produce the intended results. A Fund may underperform its benchmark index or other mutual funds with similar investment objectives.

Because the Funds may invest substantially all of their assets in common stocks, the main risk is the risk that the value of the stocks they hold might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. If this occurs, a Fund’s share price may also decrease.

The Funds may use short sales, futures, options, swap agreements (including, but not limited to, equity, interest rate, credit default, and total return swaps), and other derivative instruments individually or in combination to “hedge” or protect their portfolios from adverse movements in securities prices and interest rates. The Funds may also use a variety of currency hedging techniques, including the use of forward currency contracts, to manage currency risk. There is no guarantee that a portfolio manager’s and/or investment personnel’s use of derivative investments will benefit the Funds. A Fund’s performance could be worse than if the Fund had not used such instruments. Use of such investments may instead increase risk to the Fund, rather than reduce risk.

A Fund’s performance may also be significantly affected, positively or negatively, by a portfolio manager’s and/or investment personnel’s use of certain types of investments, such as foreign (non-U.S.) securities, non-investment grade bonds (“junk bonds”), initial public offerings (“IPOs”), or securities of companies with relatively small market capitalizations. Note that a portfolio manager’s and/or investment personnel’s use of IPOs and other types of investments may have a magnified performance impact on a fund with a small asset base and the fund may not experience similar performance as its assets grow.

Market Risk. The value of a Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio managers’ and/or investment personnel’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of a Fund’s portfolio could also decrease if there are deteriorating economic or market conditions, including, but not limited to, a general decline in prices on the stock markets, a general decline in real estate markets, a decline in commodities prices, or if the market favors different types of securities than the types of securities in which the Fund invests. If the value of the Fund’s portfolio decreases, the Fund’s net asset value will also decrease, which means if you sell your shares in the Fund you may lose money.

It is also important to note that events in both domestic and international equity and fixed-income markets have resulted, and may continue to result, in an unusually high degree of volatility in the markets, with issuers that have exposure to the real estate, mortgage, and credit markets particularly affected. These events and the resulting market upheavals may have an adverse effect on a Fund, such as a decline in the value and liquidity of many securities held by the Fund, unusually high and unanticipated levels of redemptions, an increase in portfolio turnover, a decrease in net asset value, and an increase in Fund expenses. Because the situation is unprecedented and widespread, it may also be unusually difficult to identify both investment risks and opportunities, which could limit or preclude the Fund’s ability to achieve its investment objective. It is impossible to predict whether or for how long these conditions will continue. Therefore, it is important to understand that the value of your investment may fall, sometimes sharply, and you could lose money.

Further, the instability experienced in the financial markets has resulted in the U.S. Government and various other governmental and regulatory entities taking actions to address the financial crisis. These actions include, but are not limited to, the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in July 2010 which is expected to dramatically change the way in which the U.S. financial system is supervised and regulated. More specifically, the Dodd-Frank Act provides for widespread regulation of financial institutions, consumer financial products and services, broker-dealers, over-the-counter derivatives, investment advisers, credit rating agencies, and mortgage lending, which expands federal oversight in the financial sector and may affect the investment management industry as a whole. Given the broad scope, sweeping nature, and the fact that many provisions of the Dodd-Frank Act must be implemented through future rulemaking, the ultimate impact of the Dodd-Frank Act, and any resulting regulation, is not yet certain. As a result, there can be no assurance that these government and regulatory measures will not have an adverse effect on the value or marketability of securities held by a Fund, including potentially limiting or completely restricting the ability of the Fund to use a particular investment instrument as part of its investment strategy, increasing the costs of using these instruments, or possibly making them less effective in general. Furthermore, no assurance can be made that the U.S. Government or any U.S. regulatory entity

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(or other authority or regulatory entity) will not continue to take further legislative or regulatory action in response to the economic crisis or otherwise, and the effect of such actions, if taken, cannot be known.

Nondiversification Risk. Janus Global Select Fund is classified as nondiversified under the Investment Company Act of 1940, as amended, and may hold a greater percentage of its assets in a smaller number of issuers. As a result, an increase or decrease in the value of a single security held by the Fund may have a greater impact on the Fund’s net asset value and total return. Being nondiversified may also make a Fund more susceptible to financial, economic, political, or other developments that may impact a security. Although the Fund may satisfy the requirements for a diversified fund, and has from time to time operated as diversified, the Fund’s nondiversified classification gives the Fund’s portfolio manager more flexibility to hold larger positions in a smaller number of securities than a fund that is classified as diversified. The Fund’s policy of concentrating its portfolio in a smaller number of holdings could result in more volatility in the Fund’s performance and share price.

Real Estate Risk. A Fund may be affected by risks associated with investments in real estate-related securities. The value of securities of issuers in the real estate and real estate-related industries, including real estate investment trusts, is sensitive to changes in real estate values and rental income, property taxes, interest rates, tax and regulatory requirements, supply and demand, and the management skill and creditworthiness of the issuer. These factors may impact a Fund’s investments in foreign real estate markets differently than U.S. real estate markets.

Small- and Mid-Sized Companies Risk. A Fund’s investments in securities issued by small- and mid-sized companies, which tend to be smaller, start-up companies offering emerging products or services, may involve greater risks than are customarily associated with larger, more established companies. For example, while small- and mid-sized companies may realize more substantial growth than larger or more established issuers, they may also suffer more significant losses as a result of their narrow product lines, limited operating history, greater exposure to competitive threats, limited financial resources, limited trading markets, and the potential lack of management depth. Securities issued by small- and mid-sized companies tend to be more volatile and somewhat more speculative than securities issued by larger or more established companies and may underperform as compared to the securities of larger companies. These holdings are also subject to wider price fluctuations and tend to be less liquid than stocks of larger companies, which could have a significant adverse effect on a Fund’s returns, especially as market conditions change.

Sovereign Debt Risk. Investments in foreign government debt securities (“sovereign debt”) can involve a high degree of risk, including the risk that the governmental entity that controls the repayment of sovereign debt may not be willing or able to repay the principal and/or to pay the interest on its sovereign debt in a timely manner. A sovereign debtor’s willingness or ability to satisfy its debt obligation may be affected by various factors, including its cash flow situation, the extent of its foreign currency reserves, the availability of foreign exchange when a payment is due, the relative size of its debt position in relation to its economy as a whole, the sovereign debtor’s policy toward international lenders, and local political constraints to which the governmental entity may be subject. Sovereign debtors may also be dependent on expected disbursements from foreign governments, multilateral agencies, and other entities. The failure of a sovereign debtor to implement economic reforms, achieve specified levels of economic performance, or repay principal or interest when due may result in the cancellation of third party commitments to lend funds to the sovereign debtor, which may further impair such debtor’s ability or willingness to timely service its debts. A Fund may be requested to participate in the rescheduling of such sovereign debt and to extend further loans to governmental entities, which may adversely affect the Fund’s holdings. In the event of default, there may be limited or no legal remedies for collecting sovereign debt and there may be no bankruptcy proceedings through which the Fund may collect all or part of the sovereign debt that a governmental entity has not repaid.

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Management of the Funds

INVESTMENT ADVISER

Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206-4805, is the investment adviser to each Fund. Janus Capital is responsible for the day-to-day management of the Funds’ investment portfolios and furnishes continuous advice and recommendations concerning the Funds’ investments for all the Funds except Janus Asia Equity Fund. Janus Singapore is responsible for the day-to-day management of the investment portfolio of Janus Asia Equity Fund subject to the general oversight of Janus Capital. Janus Capital also provides certain administration and other services and is responsible for other business affairs of each Fund.

Janus Capital (together with its predecessors) has served as investment adviser to Janus mutual funds since 1970 and currently serves as investment adviser to all of the Janus funds, acts as subadviser for a number of private-label mutual funds, and provides separate account advisory services for institutional accounts and other unregistered products.

Janus Capital furnishes certain administration, compliance, and accounting services for the Funds and is reimbursed by the Funds for certain of its costs in providing those services (to the extent Janus Capital seeks reimbursement and such costs are not otherwise waived). In addition, employees of Janus Capital and/or its affiliates may serve as officers of the Trust. Janus Capital provides office space for the Funds. Some expenses related to compensation payable to the Janus funds’ Chief Compliance Officer and compliance staff are shared with the Janus funds. The Funds also pay for salaries, fees, and expenses of certain Janus Capital employees and Fund officers, with respect to certain specified administration functions they perform on behalf of the Janus funds. The Janus funds pay these costs based on out-of-pocket expenses incurred by Janus Capital, and these costs are separate and apart from advisory fees and other expenses paid in connection with the investment advisory services Janus Capital provides to the Funds.

MANAGEMENT EXPENSES

Each Fund pays Janus Capital an investment advisory fee and incurs expenses, including the distribution and shareholder servicing fees (12b-1 fee), administrative services fees payable pursuant to the Transfer Agency Agreement, any other transfer agent and custodian fees and expenses, legal and auditing fees, printing and mailing costs of sending reports and other information to existing shareholders, and Independent Trustees’ fees and expenses. Each Fund’s investment advisory fee is calculated daily and paid monthly. Each Fund’s advisory agreement details the investment advisory fee and other expenses that each Fund must pay. Janus Capital pays Janus Singapore a subadvisory fee from its investment advisory fee for managing Janus Asia Equity Fund.

The following tables reflect each Fund’s contractual investment advisory fee rate or base fee rate, as applicable (expressed as an annual rate), as well as the actual investment advisory fee rate paid by each Fund to Janus Capital (gross and net of fee waivers, if applicable). The investment advisory fee rate is aggregated to include all investment advisory fees paid by a Fund.

Fixed-Rate Investment Advisory Fee
The Funds reflected below pay an investment advisory fee at a fixed rate based on each Fund’s average daily net assets.

			Actual Investment
		Contractual	Advisory Fee
	Average Daily	Investment	Rate (%) (for
	Net Assets	Advisory Fee (%)	the fiscal year ended
Fund Name	of the Fund	(annual rate)	September 30, 2011)
Janus Global Life Sciences Fund	All Asset Levels	0.64	0.64

Janus Global Select Fund	All Asset Levels	0.64	0.64 (1)

Janus Global Technology Fund	All Asset Levels	0.64	0.64

(1)	Janus Capital has agreed to waive the Fund’s total annual fund operating expenses (excluding the distribution and shareholder servicing fees, administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees), brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses) to a certain level until at least February 1, 2013. Application of the expense waiver and its effect on annual fund operating expenses is reflected, when applicable, in the “Fees and Expenses of the Fund” table in the Fund Summary of the Prospectus, and additional information is included under “Expense Limitations” below. The waiver is not reflected in the contractual fee rate shown.

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Performance-Based Investment Advisory Fee
Janus Global Research Fund, Janus Worldwide Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Emerging Markets Fund, and Janus Asia Equity Fund each pay an investment advisory fee rate that may adjust up or down based on each Fund’s performance relative to the cumulative investment record of its benchmark index over the performance measurement period as reflected in the table below. Any adjustment to the investment advisory fee rate was effective January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will be effective August 2012 for Janus Asia Equity Fund. Until such time, only the base fee rate shown belowapplied. The third column shows the performance hurdle for outperformance or underperformance during the measurement period relative to each Fund’s respective benchmark index. The fourth column shows the performance adjusted investment advisory fee rate, which is equal to the Fund’s base fee rate plus or minus the performance adjustment over the period without any fee waivers. The fifth column shows the actual investment advisory fee rate, which is equal to the Fund’s base fee rate plus or minus the performance adjustment over the period and includes any applicable fee waiver. This fifth column shows the actual amount of the investment advisory fee rate paid by each Fund as of the end of the fiscal year.

As an example, if a Fund outperformed its benchmark index over the performance measurement period by its performance hurdle rate (listed in the table below), the advisory fee would increase by 0.15% (assuming constant assets). Conversely, if a Fund underperformed its benchmark index over the performance measurement period by its performance hurdle rate (listed in the table below), the advisory fee would decrease by 0.15% (assuming constant assets). Actual performance within the full range of the performance hurdle rate may result in positive or negative incremental adjustments to the advisory fee of greater or less than 0.15%. Additional details discussing the performance fee are included below with further description in the SAI.

			Performance	Actual Investment
			Adjusted	Advisory Fee
		Performance	Investment	Rate(1) (%) (for
	Base Fee	Hurdle vs.	Advisory Fee	the fiscal year ended
Fund Name	Rate (%)	Benchmark Index	Rate (%)	September 30, 2011)
Janus Global Research Fund	0.64	±6.00%	0.75	0.75

Janus Worldwide Fund	0.60	±6.00%	0.66	0.66

Janus International Equity Fund	0.68	±7.00%	0.78	0.78

Janus Overseas Fund	0.64	±7.00%	N/A (2)	0.64

Janus Emerging Markets Fund	1.00	±6.00%	N/A (3)	0.00 (4)

Janus Asia Equity Fund	0.92	±7.00%	N/A (5)	0.00 (4)

(1)	Janus Capital has agreed to waive each Fund’s total annual fund operating expenses (excluding any performance adjustments to management fees, the distribution and shareholder servicing fees, administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees), brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses) to certain levels until at least February 1, 2013. Application of the expense waivers and their effect on annual fund operating expenses is reflected, when applicable, in the “Fees and Expenses of the Fund” table in each Fund Summary of the Prospectus, and additional information is included under “Expense Limitations” below. The waivers and any applicable performance adjustments are not reflected in the base fee rates shown.
(2)	Any applicable Performance Adjustment began November 1, 2011 for the Fund.
(3)	Any applicable Performance Adjustment began January 1, 2012 for the Fund.
(4)	For the fiscal year ended September 30, 2011, the Fund did not pay Janus Capital any investment advisory fees (net of fee waivers) because the Fund’s fee waiver exceeded the investment advisory fee.
(5)	Any applicable Performance Adjustment will begin August 1, 2012 for the Fund.

For Janus Global Research Fund, Janus Worldwide Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Emerging Markets Fund, and Janus Asia Equity Fund, the investment advisory fee rate is determined by calculating a base fee (shown in the previous table) and applying a performance adjustment (described in further detail below). The performance

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adjustment either increases or decreases the base fee depending on how well each Fund has performed relative to its benchmark index as shown below:

Fund Name	Benchmark Index
Janus Global Research Fund	MSCI World Growth Index

Janus Worldwide Fund	MSCI World Indexsm

Janus International Equity Fund	MSCI EAFE® Index

Janus Overseas Fund	MSCI All Country World ex-U.S. Indexsm

Janus Emerging Markets Fund	MSCI Emerging Markets Indexsm

Janus Asia Equity Fund	MSCI All Country Asia ex-Japan Index

The calculation of the performance adjustment applies as follows:

Investment Advisory Fee = Base Fee Rate +/– Performance Adjustment

The investment advisory fee rate paid to Janus Capital by each Fund in the table above consists of two components: (1) a base fee calculated by applying the contractual fixed rate of the advisory fee to the Fund’s average daily net assets during the previous month (“Base Fee Rate”), plus or minus (2) a performance-fee adjustment (“Performance Adjustment”) calculated by applying a variable rate of up to 0.15% (positive or negative) to the Fund’s average daily net assets during the applicable performance measurement period. The performance measurement period generally is the previous 36 months, although no Performance Adjustment is made until a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund). When a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund), but less than 36 months, the performance measurement period is equal to the time that has elapsed since the performance-based fee structure took effect. As noted above, any applicable Performance Adjustment began January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will begin August 2012 for Janus Asia Equity Fund.

No Performance Adjustment is applied unless the difference between a Fund’s investment performance and the cumulative investment record of the Fund’s benchmark index is 0.50% or greater (positive or negative) during the applicable performance measurement period. The Base Fee Rate is subject to an upward or downward Performance Adjustment for every full 0.50% increment by which the Fund outperforms or underperforms its benchmark index. Because the Performance Adjustment is tied to a Fund’s relative performance compared to its benchmark index (and not its absolute performance), the Performance Adjustment could increase Janus Capital’s fee even if the Fund’s Shares lose value during the performance measurement period and could decrease Janus Capital’s fee even if the Fund’s Shares increase in value during the performance measurement period. For purposes of computing the Base Fee Rate and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the previous month for the Base Fee Rate, versus average daily net assets during the performance measurement period for the Performance Adjustment). Performance of a Fund is calculated net of expenses whereas a Fund’s benchmark index does not have any fees or expenses. Reinvestment of dividends and distributions is included in calculating both the performance of a Fund and the Fund’s benchmark index. The Base Fee Rate is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued throughout the month. The investment fee is paid monthly in arrears. Under extreme circumstances involving underperformance by a rapidly shrinking Fund, the dollar amount of the Performance Adjustment could be more than the dollar amount of the Base Fee Rate. In such circumstances, Janus Capital would reimburse the applicable Fund.

The application of an expense limit, if any, will have a positive effect upon a Fund’s performance and may result in an increase in the Performance Adjustment. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.

The investment performance of a Fund’s Class A Shares (waiving the upfront sales load) for the performance measurement period is used to calculate the Performance Adjustment. For performance measurement periods prior to July 6, 2009, certain Funds calculated their Performance Adjustment by comparing the performance of Class T Shares (formerly named Class J Shares) against the investment record of its benchmark index. For periods beginning July 6, 2009, the investment performance of a Fund’s load-waived Class A Shares for the performance measurement period is used to calculate the

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Performance Adjustment. Because the Performance Adjustment is based on a rolling 36-month performance measurement period, calculations based solely on the performance of a Fund’s load-waived Class A Shares will not be fully implemented for 36 months after July 6, 2009. Until that time, the Fund’s performance will be compared to a blended investment performance record that includes the Fund’s Class T Shares (formerly named Class J Shares) performance (the prior share class used for performance calculations) for the portion of the performance measurement period prior to July 6, 2009, and the Fund’s load-waived Class A Shares for the remainder of the period.

After Janus Capital determines whether a particular Fund’s performance was above or below its benchmark index by comparing the investment performance of the Fund’s load-waived Class A Shares, or Class T Shares (formerly named Class J Shares) as the case may be, against the cumulative investment record of that Fund’s benchmark index, Janus Capital applies the same Performance Adjustment (positive or negative) across each other class of shares of the Fund, as applicable. It is not possible to predict the effect of the Performance Adjustment on future overall compensation to Janus Capital since it depends on the performance of each Fund relative to the record of the Fund’s benchmark index and future changes to the size of each Fund.

A discussion regarding the basis for the Trustees’ approval of the Funds’ investment advisory agreements and subadvisory agreements (as applicable) is included in the Funds’ annual or semiannual report to shareholders. You can request the Funds’ annual or semiannual reports (as they become available), free of charge, by contacting your plan sponsor, broker-dealer, or financial intermediary, or by contacting a Janus representative at 1-877-335-2687. The reports are also available, free of charge, at janus.com/info.

Expense Limitations
Janus Capital has contractually agreed to waive the advisory fee payable by each Fund listed below in an amount equal to the amount, if any, that the Fund’s normal operating expenses in any fiscal year, including the investment advisory fee, but excluding any performance adjustments to management fees, the distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares, Class S Shares, and Class R Shares), administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees), brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses, exceed the annual rate shown below. For information about how the expense limit affects the total expenses of each Fund, see the “Fees and Expenses of the Fund” table in each Fund Summary of the Prospectus. Janus Capital has agreed to continue each waiver until at least February 1, 2013.

Fund Name	Expense Limit Percentage (%)
Janus Asia Equity Fund(1)	1.25

Janus Emerging Markets Fund(1)	1.25

Janus Global Research Fund(1)	1.00

Janus Global Select Fund	0.90

Janus International Equity Fund(1)	1.25

Janus Overseas Fund(1)	0.92

Janus Worldwide Fund(1)	1.00

(1)	The Fund pays an investment advisory fee rate that may adjust up or down based on the Fund’s performance relative to its benchmark index during a measurement period. Because a fee waiver will have a positive effect upon the Fund’s performance, a fee waiver that is in place during the period when the performance adjustment applies may affect the performance adjustment in a way that is favorable to Janus Capital.

SUBADVISER

Janus Capital Singapore Pte. Limited (“Janus Singapore”) serves as subadviser to Janus Asia Equity Fund, and has served in such capacity since the Fund’s inception. Janus Singapore, #36-02 AXA Tower, 8 Shenton Way, Singapore 068811, has been in the investment advisory business since 2011 and provides day-to-day management of the Fund’s portfolio operations. Janus Singapore is a wholly-owned subsidiary of Janus Capital.

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INVESTMENT PERSONNEL

Unless otherwise noted, the Portfolio Manager has primary responsibility for the day-to-day management of the Fund described.

Janus Asia Equity Fund
Hiroshi Yoh is Executive Vice President and Portfolio Manager of Janus Asia Equity Fund, which he has managed since inception. He is also Portfolio Manager of other Janus accounts. Mr. Yoh joined Janus Capital in April 2011. Prior to joining Janus Capital, Mr. Yoh was the Chief Investment Officer and a portfolio manager with Tokio Marine Asset Management International Pte. Ltd., a Singapore-based asset management firm from 1999 to 2011. Mr. Yoh holds a graduate degree in business administration and political sciences and a master of economics degree from Tsukuba University in Japan. Mr. Yoh also completed the Advanced Management Program at Harvard Business School.

Janus Emerging Markets Fund
Co-Portfolio Managers Wahid Chammas and Matt Hochstetler jointly share responsibility for the day-to-day management of the Fund, with no limitation on the authority of one co-portfolio manager in relation to the other.

Wahid Chammas is Executive Vice President and Co-Portfolio Manager of Janus Emerging Markets Fund, which he has co-managed since inception. Mr. Chammas is also Portfolio Manager of other Janus accounts and performs duties as an equity research analyst. He joined Janus Capital in January 2005 as an equity research analyst. Mr. Chammas holds a Bachelor of Arts degree (summa cum laude) in Biology from Amherst College where he was a member of Phi Beta Kappa.

Matt Hochstetler is Executive Vice President and Co-Portfolio Manager of Janus Emerging Markets Fund, which he has co-managed since inception. Mr. Hochstetler is also Portfolio Manager of other Janus accounts and performs duties as an equity research analyst. He joined Janus Capital in June 2005 as a research intern and became a full time member of the investment team in July 2006. Prior to joining Janus Capital, Mr. Hochstetler attended Harvard Business School from 2004 to 2006. Mr. Hochstetler holds a Bachelor of Science degree (magna cum laude) in Foreign Service from Georgetown University, School of Foreign Service, where he was a member of Phi Beta Kappa. He also holds a Master’s degree in Business Administration from Harvard Business School where he was a Baker Scholar.

Janus Global Life Sciences Fund
Andrew Acker, CFA, is Executive Vice President and Portfolio Manager of Janus Global Life Sciences Fund, which he has managed since May 2007. Mr. Acker is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. He joined Janus Capital in 1999 as a securities analyst. Mr. Acker holds a Bachelor of Science degree (magna cum laude) in Biochemical Sciences from Harvard College where he was a member of Phi Beta Kappa. He also holds a Master’s degree in Business Administration with honors from Harvard Business School. Mr. Acker holds the Chartered Financial Analyst designation.

Janus Global Research Fund
The Research Team (Janus Capital’s equity research analysts) selects investments for Janus Global Research Fund and has done so since inception.

James P. Goff, CFA, is Janus Capital’s Director of Equity Research and Executive Vice President of the Fund. Mr. Goff leads the team and is primarily responsible for the day-to-day operations of the Fund. Mr. Goff joined Janus Capital in 1988. He holds a Bachelor of Arts degree (magna cum laude) in Economics from Yale University. Mr. Goff holds the Chartered Financial Analyst designation.

Janus Global Select Fund
John Eisinger is Executive Vice President and Portfolio Manager of Janus Global Select Fund, which he has managed since January 2008. Mr. Eisinger is also Portfolio Manager of other Janus accounts. He joined Janus Capital in 2003 as an equity research analyst. Mr. Eisinger holds a Bachelor’s degree (summa cum laude) in Finance from Boston College, Carroll School of Management.

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Janus Global Technology Fund
J. Bradley Slingerlend, CFA, is Executive Vice President and Portfolio Manager of Janus Global Technology Fund, which he has managed since May 2011. He is also Portfolio Manager of other Janus accounts and performs duties as an equity research analyst. Mr. Slingerlend served as co-portfolio manager of the Fund from February 2006 until May 2007. Mr. Slingerlend initially joined Janus Capital in 2000 as a research analyst and left in 2007. He re-joined Janus Capital in November 2007 as an equity research analyst. From May 2007 to November 2007, Mr. Slingerlend was a private investor. He holds a Bachelor’s degree in Economics and Astrophysics from Williams College. He holds the Chartered Financial Analyst designation.

Janus International Equity Fund
Co-Portfolio Managers Julian McManus, Guy Scott, and Carmel Wellso are responsible for the day-to-day management of the Fund, with no limitation on the authority of any one co-portfolio manager in relation to the others.

Julian McManus is Executive Vice President and Co-Portfolio Manager of Janus International Equity Fund, which he has co-managed since June 2010. Mr. McManus is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. He joined Janus Capital in December 2004 as an equity research analyst. Mr. McManus holds a Bachelor’s degree in Japanese and Law from the University of London.

Guy Scott, CFA, is Executive Vice President and Co-Portfolio Manager of Janus International Equity Fund, which he has co-managed since June 2010. Mr. Scott is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. He joined Janus Capital in September 2007 as a research analyst. Prior to joining Janus Capital, Mr. Scott was an international equity research analyst with Artisan Partners from 2002 to 2007. Mr. Scott holds a Bachelor’s degree in Economics from Lawrence University and a Master’s degree with a concentration in Finance from the University of Wisconsin Business School. He holds the Chartered Financial Analyst designation.

Carmel Wellso is Executive Vice President and Co-Portfolio Manager of Janus International Equity Fund, which she has co-managed since June 2010. Ms. Wellso is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. She joined Janus Capital in June 2008 as a research analyst. Prior to joining Janus Capital, Ms. Wellso was a partner at Standard Pacific Capital from 2005 to 2008. Ms. Wellso holds a Bachelor’s degree in English Literature and Business Administration from Marquette University and a Master’s degree from the Thunderbird School of Global Management.

Janus Overseas Fund
Brent A. Lynn, CFA, is Executive Vice President and Portfolio Manager of Janus Overseas Fund, which he has managed or co-managed since January 2001. Mr. Lynn joined Janus Capital in 1991 as a research analyst. He holds a Bachelor of Arts degree in Economics and a Master’s degree in Economics and Industrial Engineering from Stanford University. Mr. Lynn holds the Chartered Financial Analyst designation.

Janus Worldwide Fund
George P. Maris, CFA, is Executive Vice President and Portfolio Manager of Janus Worldwide Fund, which he has managed since March 2011. Mr. Maris joined Janus Capital in March 2011. Prior to joining Janus Capital, Mr. Maris was a portfolio manager at Northern Trust from 2008 to March 2011, and a portfolio manager with Columbia Management Group from 2004 to 2008. Mr. Maris holds a Bachelor’s degree in Economics from Swarthmore College, a Juris Doctorate from the University of Illinois College of Law, and a Master of Business Administration degree from the University of Chicago. He holds the Chartered Financial Analyst designation.

Information about the portfolio managers’ and/or investment personnel’s compensation structure and other accounts managed, as well as the range of their individual ownership of securities of the specific Fund(s) they manage and the aggregate range of their individual ownership in all mutual funds advised by Janus Capital, is included in the SAI.

Conflicts of Interest
Janus Capital and Janus Singapore each manage many funds and numerous other accounts, which may include separate accounts and other pooled investment vehicles, such as hedge funds. Side-by-side management of multiple accounts, including the management of a cash collateral pool for securities lending and investing the Janus funds’ cash, may give rise to

70 ï Janus Investment Fund

conflicts of interest among those accounts, and may create potential risks, such as the risk that investment activity in one account may adversely affect another account. For example, short sale activity in an account could adversely affect the market value of long positions in one or more other accounts (and vice versa). Side-by-side management may raise additional potential conflicts of interest relating to the allocation of investment opportunities and the aggregation and allocation of trades. Additionally, Janus Capital is the adviser to the Janus “funds of funds,” which are funds that invest primarily in other mutual funds managed by Janus Capital. Because Janus Capital is the adviser to the Janus “funds of funds” and the Funds, it is subject to certain potential conflicts of interest when allocating the assets of a Janus “fund of funds” among such Funds. To the extent that a Fund is an underlying fund in a Janus “fund of funds,” a potential conflict of interest arises when allocating the assets of the Janus “fund of funds” to the Fund. Purchases and redemptions of fund shares by a Janus “fund of funds” due to reallocations or rebalancings may result in a fund having to sell securities or invest cash when it otherwise would not do so. Such transactions could accelerate the realization of taxable income if sales of securities resulted in gains and could also increase a fund’s transaction costs. Large redemptions by a Janus “fund of funds” may cause a fund’s expense ratio to increase due to a resulting smaller asset base. A further discussion of potential conflicts of interest and a discussion of certain procedures intended to mitigate such potential conflicts are contained in the Funds’ SAI.

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Other information

CLOSED FUND POLICIES

A Fund may limit sales of its Shares to new investors if Janus Capital and the Trustees believe continued sales may adversely affect the Fund’s ability to achieve its investment objective. If sales of a Fund are limited, it is expected that existing shareholders invested in the Fund would be permitted to continue to purchase Shares through their existing Fund accounts and to reinvest any dividends or capital gains distributions in such accounts, absent highly unusual circumstances. Requests for new accounts into a closed fund would be reviewed by management, taking into consideration eligibility requirements and whether the addition to the fund is believed to negatively impact existing fund shareholders. The closed fund may decline opening new accounts, including eligible new accounts, if it would be in the best interests of the fund and its shareholders. Additional information regarding general policies and exceptions can be found in the closed funds’ prospectuses.

LIQUIDATION/REORGANIZATION OF A FUND

It is important to know that, pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust and in accordance with any applicable regulations and laws, the Trustees have the authority to merge, liquidate, and/or reorganize a Fund into another fund without seeking shareholder vote or consent.

DISTRIBUTION OF THE FUNDS

The Funds are distributed by Janus Distributors LLC (“Janus Distributors”), which is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). To obtain information about FINRA member firms and their associated persons, you may contact FINRA at www.finra.org, or 1-800-289-9999.

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Distributions and taxes

DISTRIBUTIONS

To avoid taxation of the Funds, the Internal Revenue Code requires each Fund to distribute all or substantially all of its net investment income and any net capital gains realized on its investments at least annually. A Fund’s income from certain dividends, interest, and any net realized short-term capital gains are paid to shareholders as ordinary income dividends. Certain dividend income may be reported to shareholders as “qualified dividend income,” which is generally subject to reduced rates of taxation. Net realized long-term capital gains, if any, are paid to shareholders as capital gains distributions, regardless of how long Shares of the Fund have been held. Distributions are made at the class level, so they may vary from class to class within a single Fund.

Distribution Schedule
Dividends from net investment income and distributions of capital gains are normally declared and distributed in December but, if necessary, may be distributed at other times as well. The date you receive your distribution may vary depending on how your intermediary processes trades. Please consult your intermediary for details.

How Distributions Affect a Fund’s NAV
Distributions are paid to shareholders as of the record date of a distribution of a Fund, regardless of how long the shares have been held. Undistributed dividends and net capital gains are included in each Fund’s daily net asset value (“NAV”). The share price of a Fund drops by the amount of the distribution, net of any subsequent market fluctuations. For example, assume that on December 31, a Fund declared a dividend in the amount of $0.25 per share. If the Fund’s share price was $10.00 on December 30, the Fund’s share price on December 31 would be $9.75, barring market fluctuations. You should be aware that distributions from a taxable mutual fund do not increase the value of your investment and may create income tax obligations.

“Buying a Dividend”
If you purchase shares of a Fund just before a distribution, you will pay the full price for the shares and receive a portion of the purchase price back as a taxable distribution. This is referred to as “buying a dividend.” In the above example, if you bought shares on December 30, you would have paid $10.00 per share. On December 31, the Fund would pay you $0.25 per share as a dividend and your shares would now be worth $9.75 per share. Unless your account is set up as a tax-deferred account, dividends paid to you would be included in your gross income for tax purposes, even though you may not have participated in the increase in NAV of the Fund, whether or not you reinvested the dividends. You should consult with your financial intermediary or tax adviser as to potential tax consequences of any distributions that may be paid shortly after purchase.

For your convenience, distributions of net investment income and net capital gains are automatically reinvested in additional Shares of the Fund without any sales charge. To receive distributions in cash, contact your financial intermediary, or a Janus representative (1-800-333-1181) if you hold Class I Shares directly with Janus. Whether reinvested or paid in cash, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account.

TAXES

As with any investment, you should consider the tax consequences of investing in the Funds. Any time you sell or exchange shares of a fund in a taxable account, it is considered a taxable event. For federal income tax purposes, an exchange is treated the same as a sale. Depending on the purchase price and the sale price, you may have a gain or loss on the transaction; whether the gain or loss is long-term or short-term depends on how long you owned the shares. Any tax liabilities generated by your transactions are your responsibility.

The following discussion does not apply to qualified tax-deferred accounts or other non-taxable entities, nor is it a complete analysis of the federal income tax implications of investing in the Funds. You should consult your tax adviser if you have any questions. Additionally, state or local taxes may apply to your investment, depending upon the laws of your state of residence.

Taxes on Distributions
Distributions by the Funds are subject to federal income tax, regardless of whether the distribution is made in cash or reinvested in additional shares of a Fund. When gains from the sale of a security held by a Fund are paid to shareholders, the rate at which the gain will be taxed to shareholders depends on the length of time the Fund held the security. In certain states, a portion of the distributions (depending on the sources of a Fund’s income) may be exempt from state and local

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taxes. A Fund’s net investment income and capital gains are distributed to (and may be taxable to) those persons who are shareholders of the Fund at the record date of such payments. Although a Fund’s total net income and net realized gain are the results of its operations, the per share amount distributed or taxable to shareholders is affected by the number of Fund shares outstanding at the record date. Generally, account tax information will be made available to shareholders on or before January 31st of each year. Information regarding distributions may also be reported to the Internal Revenue Service.

Distributions made by a Fund with respect to Shares purchased through a qualified retirement plan will generally be exempt from current taxation if left to accumulate within the qualified plan.

Generally, withdrawals from qualified plans may be subject to federal income tax at ordinary income rates and, if made before age 59 1/2, a 10% penalty tax may be imposed. The federal income tax status of your investment depends on the features of your qualified plan. For further information, please contact your plan sponsor or tax adviser.

The Funds may be required to withhold U.S. federal income tax on all distributions and redemptions payable to shareholders who fail to provide their correct taxpayer identification number, fail to make certain required certifications, or who have been notified by the Internal Revenue Service that they are subject to backup withholding. The current backup withholding rate is applied.

When shareholders sell Fund shares from a taxable account, they will typically receive information on their tax forms that calculates their gain or loss using the average cost method. This information currently is not reported to the IRS, and shareholders still have the option of calculating gains or losses using an alternative IRS permitted method. In accordance with legislation passed by Congress in 2008, however, your intermediary (or the Fund, if you hold Class I Shares directly with Janus) will begin reporting cost basis information to the IRS for shares purchased on or after January 1, 2012 and sold thereafter. Your intermediary (or the Fund, if you hold Class I Shares directly with Janus) will permit shareholders to elect their preferred cost basis method. In the absence of an election, your cost basis method will be your intermediary’s default method, unless you hold Class I Shares directly with Janus in which case the Fund will use an average cost basis method. Please consult your tax adviser to determine the appropriate cost basis method for your particular tax situation and to learn more about how the new cost basis reporting laws apply to you and your investments.

Taxation of the Funds
Dividends, interest, and some capital gains received by the Funds on foreign securities may be subject to foreign tax withholding or other foreign taxes. If a Fund is eligible, it may from year to year make the election permitted under Section 853 of the Internal Revenue Code to pass through such taxes to shareholders as a foreign tax credit. If such an election is not made, any foreign taxes paid or accrued will represent an expense to the Funds.

Certain fund transactions may involve short sales, futures, options, swap agreements, hedged investments, and other similar transactions, and may be subject to special provisions of the Internal Revenue Code that, among other things, can potentially affect the character, amount, timing of distributions to shareholders, and utilization of capital loss carryforwards. The Funds will monitor their transactions and may make certain tax elections and use certain investment strategies where applicable in order to mitigate the effect of these tax provisions, if possible. Certain transactions or strategies utilized by a Fund may generate nonqualified income that can impact an investor’s taxes.

The Funds do not expect to pay any federal income or excise taxes because they intend to meet certain requirements of the Internal Revenue Code, including the distributions each year of all their net investment income and net capital gains. It is important that the Funds meet these requirements so that any earnings on your investment will not be subject to federal income taxes twice. Funds that invest in partnerships may be subject to state tax liabilities.

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Shareholder’s guide

The Funds offer multiple classes of shares in order to meet the needs of various types of investors.

Class A Shares and Class C Shares are offered through financial intermediary platforms including, but not limited to, traditional brokerage platforms, mutual fund wrap fee programs, bank trust platforms, and retirement platforms. Class A Shares may be offered without an initial sales charge through certain retirement platforms and through certain financial intermediary platforms, including but not limited to, fee-based broker-dealers or financial advisors, primarily on their wrap account platform(s) where such broker-dealer or financial advisor imposes additional fees for services connected to the wrap account. Class A Shares may pay up to 0.25% of net assets to financial intermediaries for the provision of distribution services and/or shareholder services on behalf of their clients. Class C Shares may pay up to 0.75% of net assets for payment to financial intermediaries for the provision of distribution services and up to 0.25% of net assets for the provision of shareholder services on behalf of their clients. In addition, Class A Shares and Class C Shares may pay financial intermediaries for the provision of administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of their clients.

Class S Shares are offered through financial intermediary platforms including, but not limited to, retirement platforms and asset allocation, mutual fund wrap, or other discretionary or nondiscretionary fee-based investment advisory programs. In addition, Class S Shares may be available through certain financial intermediaries who have an agreement with Janus Capital or its affiliates to offer the Shares on their supermarket platforms. Class S Shares may pay up to 0.25% of net assets to financial intermediaries for the provision of distribution services and/or shareholder services and up to 0.25% of net assets for the provision of administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of their clients.

Class I Shares are available through certain financial intermediary platforms including, but not limited to, mutual fund wrap fee programs, managed account programs, asset allocation programs, bank trust platforms, as well as certain retirement platforms. Class I Shares may pay financial intermediaries for the provision of administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of their clients. Class I Shares are also available to certain direct institutional investors including, but not limited to, corporations, certain retirement plans, public plans and foundations/endowments.

Class R Shares are offered through financial intermediary platforms including, but not limited to, retirement platforms. Class R Shares may pay up to 0.50% of net assets to financial intermediaries for the provision of distribution services and, to a certain extent, shareholder services and up to 0.25% of net assets for the provision of administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of the plan or plan participants.

Class T Shares are available through certain financial intermediary platforms including, but not limited to, mutual fund wrap fee programs, managed account programs, asset allocation programs, bank trust platforms, as well as certain retirement platforms. In addition, Class T Shares may be available through certain financial intermediaries who have an agreement with Janus Capital or its affiliates to offer the Shares on their supermarket platforms. Class T Shares may pay up to 0.25% of net assets to financial intermediaries for the provision of administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of their clients.

The Shares are not offered directly to individual investors. Consult with your financial intermediary representative for additional information on whether the Shares are an appropriate investment choice. Certain funds may not be available through certain of these intermediaries and not all financial intermediaries offer all classes of shares. If your financial intermediary offers more than one class of shares, you should carefully consider which class of shares to purchase. Certain classes have higher expenses than other classes, which may lower the return on your investment. For instructions on how to purchase, exchange, or redeem Shares, contact your financial intermediary or refer to your plan documents. For Class I Shares held directly with Janus, please contact a Janus representative at 1-800-333-1181.

With certain limited exceptions, the Funds are available only to U.S. citizens or residents, and employees of Janus Capital or its affiliates.

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PRICING OF FUND SHARES

The per share NAV for each class is computed by dividing the total value of assets allocated to the class, less liabilities allocated to that class, by the total number of outstanding shares of the class. A Fund’s NAV is calculated as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) (normally 4:00 p.m. New York time) each day that the NYSE is open (“business day”). However, the NAV may be calculated earlier if trading on the NYSE is restricted, or as permitted by the Securities and Exchange Commission (“SEC”). Foreign securities held by a Fund may be traded on days and at times when the NYSE is closed and the NAV is therefore not calculated. Accordingly, the value of a Fund’s holdings may change on days that are not business days in the United States and on which you will not be able to purchase or redeem a Fund’s Shares.

The price you pay for purchases of Shares is the public offering price, which is the NAV next determined after your request is received in good order by a Fund or its agents, plus, for Class A Shares, any applicable initial sales charge. The price you pay to sell Shares is also the NAV, although for Class A Shares and Class C Shares, a contingent deferred sales charge may be taken out of the proceeds. Your financial intermediary may charge you a separate or additional fee for processing purchases and redemptions of Shares. In order to receive a day’s price, your order must be received in good order by a Fund or its agents by the close of the regular trading session of the NYSE.

Securities held by the Funds are generally valued at market value. Certain short-term instruments maturing within 60 days or less are valued at amortized cost, which approximates market value. If a market quotation for a security is not readily available or is deemed unreliable, or if an event that is expected to affect the value of the security occurs after the close of the principal exchange or market on which the security is traded, and before the close of the NYSE, a fair value of the security (except for short-term instruments maturing within 60 days or less) will be determined in good faith under policies and procedures established by and under the supervision of the Funds’ Trustees. Such events include, but are not limited to: (i) a significant event that may affect the securities of a single issuer, such as a merger, bankruptcy, or significant issuer-specific development; (ii) an event that may affect an entire market, such as a natural disaster or significant governmental action; (iii) a non-significant event such as a market closing early or not opening, or a security trading halt; and (iv) pricing of a non-valued security and a restricted or non-public security. While fair value pricing may be more commonly used with foreign equity securities, it may also be used with, among other things, thinly-traded domestic securities or fixed-income securities. For valuation purposes, quotations of foreign portfolio securities, other assets and liabilities, and forward contracts stated in foreign currency are generally translated into U.S. dollar equivalents at the prevailing market rates. The Funds may use systematic fair valuation models provided by independent pricing services to value foreign equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE.

Due to the subjective nature of fair value pricing, a Fund’s value for a particular security may be different from the last quoted market price. Fair value pricing may reduce arbitrage activity involving the frequent buying and selling of mutual fund shares by investors seeking to take advantage of a perceived lag between a change in the value of a Fund’s portfolio securities and the reflection of such change in that Fund’s NAV, as further described in the “Excessive Trading” section of this Prospectus. While funds that invest in foreign securities may be at a greater risk for arbitrage activity, such activity may also arise in funds which do not invest in foreign securities, for example, when trading in a security held by a fund is halted and does not resume prior to the time the fund calculates its NAV (referred to as “stale pricing”). Funds that hold thinly-traded securities, such as certain small-capitalization securities, may be subject to attempted use of arbitrage techniques. To the extent that a Fund’s valuation of a security is different from the security’s market value, short-term arbitrage traders buying and/or selling shares of a Fund may dilute the NAV of that Fund, which negatively impacts long-term shareholders. The Funds’ fair value pricing and excessive trading policies and procedures may not completely eliminate short-term trading in certain omnibus accounts and other accounts traded through intermediaries.

The value of the securities of other open-end funds held by a Fund, if any, will be calculated using the NAV of such open-end funds, and the prospectuses for such open-end funds explain the circumstances under which they use fair value pricing and the effects of using fair value pricing.

All purchases, exchanges, redemptions, or other account activity must be processed through your financial intermediary or plan sponsor. Your financial intermediary or plan sponsor is responsible for promptly transmitting purchase, redemption, and other requests to the Funds under the arrangements made between your financial intermediary or plan sponsor and its customers. The Funds are not responsible for the failure of any financial intermediary or plan sponsor to carry out its obligations to its customers.

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CHOOSING A SHARE CLASS

Class A Shares, Class C Shares, Class S Shares, Class I Shares, Class R Shares, and Class T Shares are offered by this Prospectus. The Funds offer multiple classes of shares in order to meet the needs of various types of investors. For more information about these classes of Shares and whether or not you are eligible to purchase these Shares, please call 1-877-335-2687.

Each class represents an interest in the same portfolio of investments, but has different charges and expenses, allowing you to choose the class that best meets your needs. When choosing a share class, you should consider:

•	how much you plan to invest;
•	how long you expect to own the shares;
•	the expenses paid by each class; and
•	for Class A Shares and Class C Shares, whether you qualify for any reduction or waiver of any sales charges.

You should also consult your financial intermediary about which class is most suitable for you. In addition, you should consider the factors below with respect to each class of Shares:

Class A Shares
Initial sales charge on purchases	Up to 5.75%(1)
• reduction of initial sales charge for purchases of $50,000 or more
• initial sales charge waived for purchases of $1 million or more

Deferred sales charge (CDSC)	None except on certain redemptions of Shares purchased without an initial sales charge(1)

Administrative fees	Pays administrative, networking or omnibus fees to certain intermediaries, and out-of-pocket costs to Janus Services

Minimum initial investment	$2,500

Maximum purchase	None

Minimum aggregate account balance	None

12b-1 fee	0.25% annual distribution/service fee

Class C Shares
Initial sales charge on purchases	None

Deferred sales charge (CDSC)	1.00% on Shares redeemed within 12 months of purchase(1)

Administrative fees	Pays administrative, networking or omnibus fees to certain intermediaries, and out-of-pocket costs to Janus Services

Minimum initial investment	$2,500

Maximum purchase	$500,000

Minimum aggregate account balance	None

12b-1 fee	1.00% annual fee (up to 0.75% distribution fee and up to 0.25% shareholder servicing fee)

Class S Shares
Initial sales charge on purchases	None

Deferred sales charge (CDSC)	None

Administrative services fees	0.25%

Minimum initial investment	$2,500

Maximum purchase	None

Minimum aggregate account balance	None

12b-1 fee	0.25% annual distribution/service fee

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Class I Shares
Initial sales charge on purchases	None

Deferred sales charge (CDSC)	None

Administrative fees	Pays administrative, networking or omnibus fees to certain intermediaries, and out-of-pocket costs to Janus Services

Minimum initial investment
• institutional investors (investing directly with Janus)	$1,000,000
• through an intermediary institution	$2,500

Maximum purchase	None

Minimum aggregate account balance	None

12b-1 fee	None

Class R Shares
Initial sales charge on purchases	None

Deferred sales charge (CDSC)	None

Administrative services fees	0.25%

Minimum initial investment	$2,500 (None for defined contribution plans)

Maximum purchase	None

Minimum aggregate account balance	None

12b-1 fee	0.50% annual distribution/service fee

Class T Shares
Initial sales charge on purchases	None

Deferred sales charge (CDSC)	None

Administrative services fees	0.25%

Minimum initial investment	$2,500

Maximum purchase	None

Minimum aggregate account balance	None

12b-1 fee	None

(1)	May be waived under certain circumstances.

DISTRIBUTION, SERVICING, AND ADMINISTRATIVE FEES

Distribution and Shareholder Servicing Plans
Under separate distribution and shareholder servicing plans adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended, for Class A Shares, Class S Shares, and Class R Shares (each a “Plan”) and Class C Shares (the “Class C Plan”), each Fund pays Janus Distributors, the Trust’s distributor, a fee for the sale and distribution and/or shareholder servicing of the Shares based on the average daily net assets of each, at the following annual rates:

Class	12b-1 Fee for the Funds
Class A Shares	0.25%

Class C Shares	1.00%	(1)

Class S Shares	0.25%

Class R Shares	0.50%

(1)	Up to 0.75% of this fee is for distribution services and up to 0.25% of this fee is for shareholder services.

Under the terms of each Plan, the Trust is authorized to make payments to Janus Distributors for remittance to retirement plan service providers, broker-dealers, bank trust departments, financial advisors, and other financial intermediaries, as compensation for distribution and/or shareholder services performed by such entities for their customers who are investors in the Funds.

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Janus Distributors is entitled to retain all fees paid under the Class C Plan for the first 12 months on any investment in Class C Shares to recoup its expenses with respect to the payment of commissions on sales of Class C Shares. Financial intermediaries will become eligible for compensation under the Class C Plan beginning in the 13th month following the purchase of Class C Shares, although Janus Distributors may, pursuant to a written agreement between Janus Distributors and a particular financial intermediary, pay such financial intermediary 12b-1 fees prior to the 13th month following the purchase of Class C Shares.

Financial intermediaries may from time to time be required to meet certain criteria in order to receive 12b-1 fees. Janus Distributors is entitled to retain some or all fees payable under each Plan in certain circumstances, including when there is no broker of record or when certain qualification standards have not been met by the broker of record.

Because 12b-1 fees are paid out of a Fund’s assets on an ongoing basis, over time they will increase the cost of your investment and may cost you more than paying other types of sales charges.

Administrative Fees

Class A Shares, Class C Shares, and Class I Shares
Certain, but not all, intermediaries may charge fees for administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided by intermediaries on behalf of the shareholders of the Funds. Order processing includes the submission of transactions through the National Securities Clearing Corporation (“NSCC”) or similar systems, or those processed on a manual basis with Janus. Other shareholder services may include the provision of order confirmations, periodic account statements, forwarding prospectuses, shareholder reports, and other materials to existing customers, and answering inquiries regarding accounts. These administrative fees are paid by the Shares of the Funds to Janus Services, which uses such fees to reimburse intermediaries. Because the form and amount charged varies by intermediary, the amount of the administrative fee borne by the class is an average of all fees charged by intermediaries. In the event an intermediary receiving payments from Janus Services on behalf of the Funds converts from a networking structure to an omnibus account structure, or otherwise experiences increased costs, fees borne by the Shares may increase. Janus Services also seeks reimbursement for costs it incurs as transfer agent and for providing servicing.

Class S Shares, Class R Shares, and Class T Shares
Janus Services receives an administrative services fee at an annual rate of 0.25% of the average daily net assets of Class S Shares, Class R Shares, and Class T Shares of each Fund for providing, or arranging for the provision by intermediaries of, administrative services, including recordkeeping, subaccounting, order processing for omnibus or networked accounts, or other shareholder services provided on behalf of shareholders of the Funds. Order processing includes the submission of transactions through the NSCC or similar systems, or those processed on a manual basis with Janus. Other shareholder services may include the provision of order confirmations, periodic account statements, forwarding prospectuses, shareholder reports, and other materials to existing customers, and answering inquiries regarding accounts. Janus Services expects to use all or a significant portion of this fee to compensate intermediaries and retirement plan service providers for providing these services to their customers who invest in the Funds. Janus Services or its affiliates may also pay fees for services provided by intermediaries to the extent the fees charged by intermediaries exceed the 0.25% of net assets charged to the Funds.

PAYMENTS TO FINANCIAL INTERMEDIARIES BY JANUS CAPITAL OR ITS AFFILIATES

From its own assets, Janus Capital or its affiliates may pay selected brokerage firms or other financial intermediaries that sell Class A and Class C Shares of the Janus funds for distribution, marketing, promotional, or related services. Such payments may be based on gross sales, assets under management, or transactional charges, or on a combination of these factors. The amount of these payments is determined from time to time by Janus Capital, may be substantial, and may differ for different financial intermediaries. Payments based primarily on sales create an incentive to make new sales of shares, while payments based on assets create an incentive to retain previously sold shares. Sales- and asset-based payments currently range up to 25 basis points on sales and up to 20 basis points on average annual net assets of shares held through the intermediary and are subject to change. Payments based on transactional charges may include the payment or reimbursement of all or a portion of “ticket charges.” Ticket charges are fees charged to salespersons purchasing through a financial intermediary firm in connection with mutual fund purchases, redemptions, or exchanges. The payment or reimbursement of ticket charges creates an incentive for salespersons of an intermediary to sell shares of Janus funds over shares of funds for which there is lesser or no payment or reimbursement of any applicable ticket charge. Janus Capital and its affiliates consider a number of factors in making payments to financial intermediaries, including the distribution capabilities of the intermediary, the overall quality of

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the relationship, expected gross and/or net sales generated by the relationship, redemption and retention rates of assets held through the intermediary, the willingness of the intermediary to cooperate with Janus Capital’s marketing efforts, access to sales personnel, and the anticipated profitability of sales through the institutional relationship. These factors may change from time to time. Currently, these payments are limited to the top 100 distributors (measured by sales or expected sales of shares of the Janus funds). Broker-dealer firms currently receiving or expected to receive these fees are listed in the SAI.

In addition, for all share classes, Janus Capital, Janus Distributors, or their affiliates may pay fees, from their own assets, to brokerage firms, banks, financial advisors, retirement plan service providers, and other financial intermediaries for providing other marketing or distribution-related services, as well as recordkeeping, subaccounting, transaction processing, and other shareholder or administrative services (including payments for processing transactions via NSCC or other means) in connection with investments in the Janus funds. These fees are in addition to any fees that may be paid by the Janus funds for these types of services or other services.

Janus Capital or its affiliates may also share certain marketing expenses with intermediaries, or pay for or sponsor informational meetings, seminars, client awareness events, support for marketing materials, sales reporting, or business building programs for such intermediaries to raise awareness of the Funds. Janus Capital or its affiliates may make payments to participate in intermediary marketing support programs which may provide Janus Capital or its affiliates with one or more of the following benefits: attendance at sales conferences, participation in meetings or training sessions, access to or information about intermediary personnel, use of an intermediary’s marketing and communication infrastructure, fund analysis tools, business planning and strategy sessions with intermediary personnel, information on industry- or platform-specific developments, trends and service providers, and other marketing-related services. Such payments may be in addition to, or in lieu of, the payments described above. These payments are intended to promote the sales of Janus funds and to reimburse financial intermediaries, directly or indirectly, for the costs that they or their salespersons incur in connection with educational seminars, meetings, and training efforts about the Janus funds to enable the intermediaries and their salespersons to make suitable recommendations, provide useful services, and maintain the necessary infrastructure to make the Janus funds available to their customers.

The receipt of (or prospect of receiving) payments, reimbursements and other forms of compensation described above may provide a financial intermediary and its salespersons with an incentive to favor sales of Janus funds’ shares over sales of other mutual funds (or non-mutual fund investments) or to favor sales of one class of Janus funds’ shares over sales of another Janus funds’ share class, with respect to which the financial intermediary does not receive such payments or receives them in a lower amount. The receipt of these payments may cause certain financial intermediaries to elevate the prominence of the Janus funds within such financial intermediary’s organization by, for example, placement on a list of preferred or recommended funds and/or the provision of preferential or enhanced opportunities to promote the Janus funds in various ways within such financial intermediary’s organization.

From time to time, certain financial intermediaries approach Janus Capital to request that Janus Capital make contributions to certain charitable organizations. In these cases, Janus Capital’s contribution may result in the financial intermediary, or its salespersons, recommending Janus funds over other mutual funds (or non-mutual fund investments).

The payment arrangements described above will not change the price an investor pays for Shares nor the amount that a Janus fund receives to invest on behalf of the investor. You should consider whether such arrangements exist when evaluating any recommendations from an intermediary to purchase or sell Shares of the Funds and, if applicable, when considering which share class of a Fund is most appropriate for you. Please contact your financial intermediary or plan sponsor for details on such arrangements.

PURCHASES

With the exception of Class I Shares, purchases of Shares may generally be made only through institutional channels such as financial intermediaries and retirement platforms. Class I Shares may be purchased directly with the Funds in certain circumstances as described in the “Minimum Investment Requirements” section. Contact your financial intermediary, a Janus representative (1-800-333-1181) if you hold Class I Shares directly with Janus, or refer to your plan documents for information on how to invest in each Fund, including additional information on minimum initial or subsequent investment requirements. Under certain circumstances, a Fund may permit an in-kind purchase of Shares at the discretion of Janus Capital. Your financial intermediary may charge you a separate or additional fee for processing purchases of Shares. Only certain financial intermediaries are authorized to receive purchase orders on the Funds’ behalf. As discussed under “Payments

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to financial intermediaries by Janus Capital or its affiliates,” Janus Capital and its affiliates may make payments to brokerage firms or other financial intermediaries that were instrumental in the acquisition or retention of shareholders for the Funds or that provide services in connection with investments in the Funds. You should consider such arrangements when evaluating any recommendation of the Funds.

Each Fund reserves the right to reject any purchase order, including exchange purchases, for any reason. The Funds are not intended for excessive trading. For more information about the Funds’ policy on excessive trading, refer to “Excessive Trading.”

In compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), your financial intermediary is required to verify certain information on your account application as part of its Anti-Money Laundering Program. You will be required to provide your full name, date of birth, social security number, and permanent street address to assist in verifying your identity. You may also be asked to provide documents that may help to establish your identity. Until verification of your identity is made, your financial intermediary may temporarily limit additional share purchases. In addition, your financial intermediary may close an account if they are unable to verify a shareholder’s identity. Please contact your financial intermediary if you need additional assistance when completing your application or additional information about the intermediary’s Anti-Money Laundering Program.

In an effort to ensure compliance with this law, Janus’ Anti-Money Laundering Program (the “Program”) provides for the development of internal practices, procedures and controls, designation of anti-money laundering compliance officers, an ongoing training program, and an independent audit function to determine the effectiveness of the Program.

Minimum Investment Requirements

Class A Shares, Class C Shares, Class S Shares, and Class T Shares
The minimum investment is $2,500 per Fund account for non-retirement accounts and $500 per Fund account for certain tax-deferred accounts or UGMA/UTMA accounts. Investors in a defined contribution plan through a third party administrator should refer to their plan document or contact their plan administrator for additional information. In addition, accounts held through certain wrap programs may not be subject to these minimums. Investors should refer to their intermediary for additional information.

The maximum purchase in Class C Shares is $500,000 for any single purchase. The sales charge and expense structure of Class A Shares may be more advantageous for investors purchasing more than $500,000 of Fund shares.

Class I Shares
The minimum investment is $1 million for institutional investors investing directly with Janus. Institutional investors generally may meet the minimum investment amount by aggregating multiple accounts within the same Fund. Accounts offered through an intermediary institution must meet the minimum investment requirements of $2,500 per Fund account for non-retirement accounts and $500 per Fund account for certain tax-deferred accounts or UGMA/UTMA accounts. Directors, officers, and employees of JCGI and its affiliates, as well as Trustees and officers of the Funds, may purchase Class I Shares through certain financial intermediaries’ institutional platforms. For more information about this program and eligibility requirements, please contact a Janus representative at 1-800-333-1181. Exceptions to these minimums may apply for certain tax-deferred, tax-qualified and retirement plans, and accounts held through certain wrap programs. For additional information, contact your intermediary, plan sponsor, administrator, or a Janus representative, as applicable.

Class R Shares
Investors in a defined contribution plan through a third party administrator should refer to their plan document or contact their plan administrator for information regarding account minimums. For all other account types, the minimum investment is $2,500.

Class A Shares, Class C Shares, Class S Shares, Class I Shares, and Class T Shares
Each Fund reserves the right to annually request that intermediaries close Fund accounts that are valued at less than $100, other than as a result solely of depreciation in share value. Certain accounts held through intermediaries may not be subject to closure due to the policies of the intermediaries. You may receive written notice from your intermediary to increase your account balance to the required minimum to avoid having your account closed. If you hold Class I Shares directly with a Fund, you may receive written notice prior to the closure of your Fund account so that you may increase your account balance to the required minimum. Please note that you may incur a tax liability as a result of a redemption.

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Each Fund reserves the right to change the amount of these minimums or maximums from time to time or to waive them in whole or in part.

Systematic Purchase Plan
You may arrange for periodic purchases by authorizing your financial intermediary (or a Janus representative, if you hold Class I Shares directly with a Fund) to withdraw the amount of your investment from your bank account on a day or days you specify. Not all financial intermediaries offer this plan. Contact your financial intermediary or a Janus representative for details.

Initial Sales Charge

Class A Shares
An initial sales charge may apply to your purchase of Class A Shares of the Funds based on the amount invested, as set forth in the table below. The sales charge is allocated between Janus Distributors and your financial intermediary. Sales charges, as expressed as a percentage of offering price and as a percentage of your net investment, are shown in the table. The dollar amount of your initial sales charge is calculated as the difference between the public offering price and the net asset value of those shares. Since the offering price is calculated to two decimal places using standard rounding criteria, the number of shares purchased and the dollar amount of your sales charge as a percentage of the offering price and of your net investment may be higher or lower than the amounts set forth in the table depending on whether there was a downward or upward rounding.

	Class A Shares	Class A Shares
	Sales Charge as a	Sales Charge as a
	Percentage of	Percentage of
Amount of Purchase at Offering Price	Offering Price(1)	Net Amount Invested
Under $50,000	5.75%	6.10%

$50,000 but under $100,000	4.50%	4.71%

$100,000 but under $250,000	3.50%	3.63%

$250,000 but under $500,000	2.50%	2.56%

$500,000 but under $1,000,000	2.00%	2.04%

$1,000,000 and above	None (2)	None

(1)	Offering Price includes the initial sales charge.
(2)	A contingent deferred sales charge of 1.00% may apply to Class A Shares purchased without an initial sales charge if redeemed within 12 months of purchase.

For purchases of Class A Shares of $1,000,000 or greater, from its own assets, Janus Distributors may pay financial intermediaries commissions as follows:

•	1.00% on amounts from $1,000,000 to $4,000,000;
•	plus 0.50% on amounts greater than $4,000,000 to $10,000,000;
•	plus 0.25% on amounts over $10,000,000.

The purchase totals eligible for these commissions are aggregated on a rolling one year basis so that the rate payable resets to the highest rate annually.

Qualifying for a Reduction or Waiver of Class A Shares Sales Charge
You may be able to lower your Class A Shares sales charge under certain circumstances. For example, you can combine Class A Shares and Class C Shares you already own (either in these Funds or certain other Janus funds) with your current purchase of Class A Shares of the Funds and certain other Janus funds (including Class C Shares of those funds) to take advantage of the breakpoints in the sales charge schedule as set forth above. Certain circumstances under which you may combine such ownership of Shares and purchases are described below. Contact your financial intermediary for more information.

Class A Shares of the Funds may be purchased without an initial sales charge by the following persons (and their spouses and children under 21 years of age): (i) registered representatives and other employees of intermediaries that have selling agreements with Janus Distributors to sell Class A Shares; (ii) directors, officers, and employees of JCGI and its affiliates; and

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(iii) Trustees and officers of the Trust. In addition, the initial sales charge may be waived on purchases of Class A Shares through financial intermediaries that have entered into an agreement with Janus Distributors that allows the waiver of the sales charge.

In order to obtain a sales charge discount, you should inform your financial intermediary of other accounts in which there are Fund holdings eligible to be aggregated to meet a sales charge breakpoint. These other accounts may include the accounts described under “Aggregating Accounts.” You may need to provide documents such as account statements or confirmation statements to prove that the accounts are eligible for aggregation. The Letter of Intent described below requires historical cost information in certain circumstances. You should retain records necessary to show the price you paid to purchase Fund shares, as the Funds, their agents, or your financial intermediary may not retain this information.

Right of Accumulation. You may purchase Class A Shares of a Fund at a reduced sales charge determined by aggregating the dollar amount of the new purchase (measured by the offering price) and the total prior day’s net asset value (net amount invested) of all Class A Shares of the Fund and of certain other classes (Class A Shares and Class C Shares of the Trust) of Janus funds then held by you, or held in accounts identified under “Aggregating Accounts,” and applying the sales charge applicable to such aggregate amount. In order for your purchases and holdings to be aggregated for purposes of qualifying for such discount, they must have been made through one financial intermediary and you must provide sufficient information to your financial intermediary at the time of purchase to permit verification that the purchase qualifies for the reduced sales charge. The right of accumulation is subject to modification or discontinuance at any time with respect to all shares purchased thereafter.

Letter of Intent. You may obtain a reduced sales charge on Class A Shares by signing a Letter of Intent indicating your intention to purchase $50,000 or more of Class A Shares (including Class A Shares in other series of the Trust) over a 13-month period. The term of the Letter of Intent will commence upon the date you sign the Letter of Intent. You must refer to such Letter when placing orders. With regard to a Letter of Intent, the amount of investment for purposes of applying the sales load schedule includes (i) the historical cost (what you actually paid for the shares at the time of purchase, including any sales charges) of all Class A Shares acquired during the term of the Letter of Intent, minus (ii) the value of any redemptions of Class A Shares made during the term of the Letter of Intent. Each investment made during the period receives the reduced sales charge applicable to the total amount of the investment goal. A portion of shares purchased may be held in escrow to pay for any sales charge that may be applicable. If the goal is not achieved within the period, you must pay the difference between the sales charges applicable to the purchases made and the charges previously paid, or an appropriate number of escrowed shares will be redeemed. Please contact your financial intermediary to obtain a Letter of Intent application.

Aggregating Accounts. To take advantage of lower Class A Shares sales charges on large purchases or through the exercise of a Letter of Intent or right of accumulation, investments made by you, your spouse, and your children under age 21 may be aggregated if made for your own account(s) and/or certain other accounts such as:

•	trust accounts established by the above individuals (or the accounts of the primary beneficiary of the trust if the person who established the trust is deceased);

•	solely controlled business accounts; and

•	single participant retirement plans.

To receive a reduced sales charge under rights of accumulation or a Letter of Intent, you must notify your financial intermediary of any eligible accounts that you, your spouse, and your children under age 21 have at the time of your purchase.

You may access information regarding sales loads, breakpoint discounts, and purchases of the Funds’ shares, free of charge, and in a clear and prominent format, on our website at janus.com/breakpoints, and by following the appropriate hyperlinks to the specific information.

Commission on Class C Shares
Janus Distributors may compensate your financial intermediary at the time of sale at a commission rate of 1.00% of the net asset value of the Class C Shares purchased. Service providers to qualified plans or other financial intermediaries will not receive this amount if they receive 12b-1 fees from the time of initial investment of assets in Class C Shares.

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EXCHANGES

Contact your financial intermediary, a Janus representative (1-800-333-1181) if you hold Class I Shares directly with a Fund, or consult your plan documents to exchange into other funds in the Trust. Be sure to read the prospectus of the fund into which you are exchanging. An exchange from one fund to another is generally a taxable transaction (except for certain tax-deferred accounts).

•	You may generally exchange Shares of a Fund for Shares of the same class of any other fund in the Trust offered through your financial intermediary or qualified plan.

•	You may also exchange shares of one class for another class of shares within the same fund, provided the eligibility requirements of the class of shares to be received are met. Same-fund exchanges will only be processed in instances where there is no contingent deferred sales charge (“CDSC”) on the shares to be exchanged and no initial sales charge on the shares to be received. A Fund’s fees and expenses differ between share classes. Please read the Prospectus for the share class you are interested in prior to investing in that share class. Contact your financial intermediary or consult your plan documents for additional information.

•	You must meet the minimum investment amount for each fund.

•	The exchange privilege is not intended as a vehicle for short-term or excessive trading. A Fund may suspend or terminate your exchange privilege if you make more than one round trip in the Fund in a 90-day period and may bar future purchases in the Fund or any of the other Janus funds. The Funds will work with intermediaries to apply the Funds’ exchange limit. However, the Funds may not always have the ability to monitor or enforce the trading activity in such accounts. For more information about the Funds’ policy on excessive trading, refer to “Excessive Trading.”

•	Each Fund reserves the right to reject any exchange request and to modify or terminate the exchange privilege at any time.

•	An exchange of Class S Shares, Class I Shares, Class R Shares, and Class T Shares from each Fund held for 90 days or less may be subject to the Fund’s redemption fee. For more information on redemption fees, including a discussion of the circumstances in which the redemption fee may not apply, refer to “Redemption Fee.” The redemption fee is being eliminated, therefore, no sale or exchange of Class S Shares, Class I Shares, Class R Shares, or Class T Shares made on or after April 2, 2012 will be assessed a redemption fee, regardless of how long such Shares have been held.

Waiver of Sales Charges
Class A Shares received through an exchange of Class A Shares of another fund of the Trust will not be subject to any initial sales charge of the Funds’ Class A Shares. Class A Shares or Class C Shares received through an exchange of Class A Shares or Class C Shares, respectively, of another fund of the Trust will not be subject to any applicable CDSC at the time of the exchange. Any CDSC applicable to redemptions of Class A Shares or Class C Shares will continue to be measured on the Shares received by exchange from the date of your original purchase. For more information about the CDSC, please refer to “Redemptions.” While Class C Shares do not have any front-end sales charges, their higher annual fund operating expenses mean that over time, you could end up paying more than the equivalent of the maximum allowable front-end sales charge.

REDEMPTIONS

Redemptions, like purchases, may generally be effected only through financial intermediaries, retirement platforms, and by certain direct institutional investors holding Class I Shares. Please contact your financial intermediary, a Janus representative (1-800-333-1181) if you hold Class I Shares directly with a Fund, or refer to the appropriate plan documents for details. Your financial intermediary may charge a processing or service fee in connection with the redemption of Shares.

Shares of each Fund may be redeemed on any business day on which the Fund’s NAV is calculated. Redemptions are duly processed at the NAV next calculated after your redemption order is received in good order by a Fund or its agents. Redemption proceeds, less any applicable CDSC for Class A Shares or Class C Shares or applicable redemption fee for Class S Shares, Class I Shares, Class R Shares, or Class T Shares, will normally be sent the business day following receipt of the redemption order.

Each Fund reserves the right to postpone payment of redemption proceeds for up to seven calendar days. Additionally, the right to require the Funds to redeem their Shares may be suspended, or the date of payment may be postponed beyond seven calendar days, whenever: (i) trading on the NYSE is restricted, as determined by the SEC, or the NYSE is closed (except

84 ï Janus Investment Fund

for holidays and weekends); (ii) the SEC permits such suspension and so orders; or (iii) an emergency exists as determined by the SEC so that disposal of securities or determination of NAV is not reasonably practicable.

Each Fund reserves the right to annually request that intermediaries close Fund accounts that are valued at less than $100, other than as a result solely of depreciation in share value. Certain accounts held through intermediaries may not be subject to closure due to the policies of the intermediaries. You may receive written notice from your intermediary to increase your account balance to the required minimum to avoid having your account closed. If you hold Class I Shares directly with a Fund, you may receive written notice prior to the closure of your Fund account so that you may increase your account balance to the required minimum. Please note that you may incur a tax liability as a result of a redemption.

Large Shareholder Redemptions
Certain accounts or Janus affiliates may from time to time own (beneficially or of record) or control a significant percentage of a Fund’s Shares. Redemptions by these accounts of their holdings in a Fund may impact the Fund’s liquidity and NAV. These redemptions may also force a Fund to sell securities, which may negatively impact the Fund’s brokerage costs.

Redemptions In-Kind
Shares normally will be redeemed for cash, although each Fund retains the right to redeem some or all of its shares in-kind under unusual circumstances, in order to protect the interests of remaining shareholders, to accommodate a request by a particular shareholder that does not adversely affect the interests of the remaining shareholders, or in connection with the liquidation of a fund, by delivery of securities selected from its assets at its discretion. However, each Fund is required to redeem shares solely for cash up to the lesser of $250,000 or 1% of the NAV of that Fund during any 90-day period for any one shareholder. Should redemptions by any shareholder exceed such limitation, a Fund will have the option of redeeming the excess in cash or in-kind. In-kind payment means payment will be made in portfolio securities rather than cash. If this occurs, the redeeming shareholder might incur brokerage or other transaction costs to convert the securities to cash, whereas such costs are borne by the Fund for cash redemptions.

While a Fund may pay redemptions in-kind, a Fund may instead choose to raise cash to meet redemption requests through the sale of fund securities or permissible borrowings. If a Fund is forced to sell securities at an unfavorable time and/or under unfavorable conditions, such sales may adversely affect the Fund’s NAV and may increase brokerage costs.

Systematic Withdrawal Plan

Class A Shares and Class C Shares
You may arrange for periodic redemptions of Class A Shares or Class C Shares by authorizing your financial intermediary to redeem a specified amount from your account on a day or days you specify. Any resulting CDSC may be waived through financial intermediaries that have entered into an agreement with Janus Distributors. The maximum annual rate at which shares subject to a CDSC may be redeemed, pursuant to a systematic withdrawal plan, without paying a CDSC, is 12% of the net asset value of the account. Certain other terms and minimums may apply. Not all financial intermediaries offer this plan. Contact your financial intermediary for details.

Class S Shares, Class I Shares, Class R Shares, and Class T Shares
You may arrange for periodic redemptions by authorizing your financial intermediary (or a Janus representative, if you hold Class I Shares directly with a Fund) to redeem a specified amount from your account on a day or days you specify. Not all financial intermediaries offer this plan. Contact your financial intermediary or a Janus representative for details.

Contingent Deferred Sales Charge
Class A Shares and Class C Shares
A 1.00% CDSC may be deducted with respect to Class A Shares purchased without an initial sales charge if redeemed within 12 months of purchase, unless any of the CDSC waivers listed apply. A 1.00% CDSC will be deducted with respect to Class C Shares redeemed within 12 months of purchase, unless a CDSC waiver applies. The CDSC will be based on the lower of the original purchase price or the value of the redemption of the Class A Shares or Class C Shares redeemed, as applicable.

CDSC Waivers
There are certain cases in which you may be exempt from a CDSC charged to Class A Shares and Class C Shares. Among others, these include:

•	Upon the death or disability of an account owner;

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•	Retirement plans and certain other accounts held through a financial intermediary that has entered into an agreement with Janus Distributors to waive CDSCs for such accounts;

•	Retirement plan shareholders taking required minimum distributions;

•	The redemption of Class A Shares or Class C Shares acquired through reinvestment of Fund dividends or distributions;

•	The portion of the redemption representing appreciation as a result of an increase in NAV above the total amount of payments for Class A Shares or Class C Shares during the period during which the CDSC applied; or

•	If a Fund chooses to liquidate or involuntarily redeem shares in your account.

To keep the CDSC as low as possible, Class A Shares or Class C Shares not subject to any CDSC will be redeemed first, followed by shares held longest.

Reinstatement Privilege
After you have redeemed Class A Shares, you have a one-time right to reinvest the proceeds into Class A Shares of the same or another fund within 90 days of the redemption date at the current NAV (without an initial sales charge). You will not be reimbursed for any CDSC paid on your redemption of Class A Shares.

REDEMPTION FEE – Eliminated effective April 2, 2012

Redemptions (and exchanges) of Class S Shares, Class I Shares, Class R Shares, or Class T Shares from a Fund held for 90 days or less may be subject to the Fund’s redemption fee. The redemption fee is 2.00% of a shareholder’s redemption proceeds. This fee is paid to the Fund rather than Janus Capital, and is designed to deter excessive short-term trading and to offset the brokerage commissions, market impact, and other costs associated with changes in the Fund’s asset level and cash flow due to short-term money movements in and out of the Fund. The redemption fee is being eliminated, therefore, no sale or exchange of Class S Shares, Class I Shares, Class R Shares, or Class T Shares made on or after April 2, 2012 will be assessed a redemption fee, regardless of how long such Shares have been held.

Certain intermediaries have agreed to charge the Funds’ redemption fee on their customers’ accounts. In this case, the amount of the fee and the holding period will generally be consistent with the Funds’. However, due to operational requirements, the intermediaries’ methods for tracking and calculating the fee may differ in some respects from the Funds’.

The redemption fee does not apply to certain types of accounts held through intermediaries, including: (i) certain employer-sponsored retirement plans; (ii) certain broker wrap fee and other fee-based programs; (iii) certain omnibus accounts where the omnibus account holder does not have the operational capability to impose a redemption fee on its underlying customers’ accounts; and (iv) certain intermediaries that do not have or report to the Funds sufficient information to impose a redemption fee on their customers’ accounts.

In addition, the redemption fee does not apply to: (i) premature distributions from retirement accounts that are exempt from IRS penalty due to the disability of or medical expenses incurred by the shareholder; (ii) required minimum distributions from retirement accounts; (iii) return of excess contributions in retirement accounts; (iv) redemptions resulting in the settlement of an estate due to the death of the shareholder; (v) redemptions through an automated systematic withdrawal or exchange plan; (vi) redemptions by participants of an employer-sponsored automatic enrollment 401(k) plan who properly elect a refund of contributions within 90 days of being automatically enrolled in such plan; (vii) involuntary redemptions imposed by Janus Capital; (viii) reinvested distributions (dividends and capital gains); and (ix) identifiable transactions by certain funds of funds and asset allocation programs to realign portfolio investments with existing target allocations. For same-fund share class exchanges, no redemption fee will be applied based on the exchange transaction. However, to the extent an intermediary is applying a redemption fee, the redemption fee will be imposed on a subsequent underlying shareholder-initiated sale of shares after the exchange. When cooperation from a financial intermediary is necessary to impose a redemption fee on its customers’ accounts, different or additional exemptions may be applied by the financial intermediary. Redemption fees may be waived under certain circumstances involving involuntary redemptions imposed by intermediaries. Contact your financial intermediary, a Janus representative (1-800-333-1181) if you hold Class I Shares directly with the Fund, or refer to your plan documents for more information on whether the redemption fee is applied to your shares.

In addition to the circumstances previously noted, each Fund reserves the right to waive the redemption fee at its discretion where it believes such waiver is in the best interests of the Fund, including but not limited to when it determines that

86 ï Janus Investment Fund

imposition of the redemption fee is not necessary to protect the Fund from the effects of short-term trading. In addition, each Fund reserves the right to modify or eliminate the redemption fee or waivers at any time. If there is a material change to the Funds’ redemption fee, the Funds will notify you at least 60 days prior to the effective date of the change.

EXCESSIVE TRADING

Excessive Trading Policies and Procedures
The Trustees have adopted policies and procedures with respect to short-term and excessive trading of Fund shares (“excessive trading”). Each Fund is intended for long-term investment purposes only, and the Funds will take reasonable steps to attempt to detect and deter short-term and excessive trading. Transactions placed in violation of the Funds’ exchange limits or excessive trading policies may be cancelled or revoked by a Fund by the next business day following receipt by the Fund. The trading history of accounts determined to be under common ownership or control within any of the Janus funds may be considered in enforcing these policies and procedures. As described below, however, the Funds may not be able to identify all instances of excessive trading or completely eliminate the possibility of excessive trading. In particular, it may be difficult to identify excessive trading in certain omnibus accounts and other accounts traded through intermediaries. By their nature, omnibus accounts, in which purchases and redemptions of the Funds’ shares by multiple investors are aggregated by the intermediary and presented to the Funds on a net basis, may effectively conceal the identity of individual investors and their transactions from the Funds and their agents. This makes the elimination of excessive trading in the accounts impractical without the assistance of the intermediary.

The Funds attempt to deter excessive trading through at least the following methods:

•	exchange limitations as described under “Exchanges;”
•	trade monitoring; and
•	fair valuation of securities as described under “Pricing of Fund Shares.”

Generally, a purchase and redemption of Shares from the same Fund (i.e., “round trip”) within 90 calendar days may result in enforcement of a Fund’s excessive trading policies and procedures with respect to future purchase orders, provided that each Fund reserves the right to reject any purchase request as explained above.

The Funds monitor for patterns of shareholder frequent trading and may suspend or permanently terminate the exchange privilege of any investor who makes more than one round trip in a Fund over a 90-day period, and may bar future purchases into the Fund and any of the other Janus funds by such investor. The Funds’ excessive trading policies generally do not apply to (i) a money market fund, although money market funds at all times reserve the right to reject any purchase request (including exchange purchases) for any reason without prior notice; (ii) transactions in the Janus funds by a Janus “fund of funds,” which is a fund that primarily invests in other Janus mutual funds; and (iii) identifiable transactions by certain funds of funds and asset allocation programs to realign portfolio investments with existing target allocations.

The Funds’ Trustees may approve from time to time a redemption fee to be imposed by any Janus fund, subject to 60 days’ notice to shareholders of that fund.

Investors who place transactions through the same financial intermediary on an omnibus basis may be deemed part of a group for the purpose of the Funds’ excessive trading policies and procedures and may be rejected in whole or in part by a Fund. The Funds, however, cannot always identify or reasonably detect excessive trading that may be facilitated by financial intermediaries or made difficult to identify through the use of omnibus accounts by those intermediaries that transmit purchase, exchange, and redemption orders to the Funds, and thus the Funds may have difficulty curtailing such activity. Transactions accepted by a financial intermediary in violation of the Funds’ excessive trading policies may be cancelled or revoked by a Fund by the next business day following receipt by that Fund.

In an attempt to detect and deter excessive trading in omnibus accounts, the Funds or their agents may require intermediaries to impose restrictions on the trading activity of accounts traded through those intermediaries. Such restrictions may include, but are not limited to, requiring that trades be placed by U.S. mail, prohibiting future purchases by investors who have recently redeemed Fund shares, requiring intermediaries to report information about customers who purchase and redeem large amounts, and similar restrictions. The Funds’ ability to impose such restrictions with respect to accounts traded through particular intermediaries may vary depending on the systems’ capabilities, applicable contractual and legal restrictions, and cooperation of those intermediaries.

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Certain transactions in Fund shares, such as periodic rebalancing through intermediaries (no more frequently than every 60 days) or those which are made pursuant to systematic purchase, exchange, or redemption programs generally do not raise excessive trading concerns and normally do not require application of the Funds’ methods to detect and deter excessive trading.

Each Fund also reserves the right to reject any purchase request (including exchange purchases) by any investor or group of investors for any reason without prior notice, including, in particular, if the trading activity in the account(s) is deemed to be disruptive to a Fund. For example, a Fund may refuse a purchase order if the Fund’s portfolio managers and/or investment personnel believe they would be unable to invest the money effectively in accordance with the Fund’s investment policies or the Fund would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

The Funds’ policies and procedures regarding excessive trading may be modified at any time by the Funds’ Trustees.

Excessive Trading Risks
Excessive trading may present risks to a Fund’s long-term shareholders. Excessive trading into and out of a Fund may disrupt portfolio investment strategies, may create taxable gains to remaining Fund shareholders, and may increase Fund expenses, all of which may negatively impact investment returns for all remaining shareholders, including long-term shareholders.

Funds that invest in foreign securities may be at a greater risk for excessive trading. Investors may attempt to take advantage of anticipated price movements in securities held by a fund based on events occurring after the close of a foreign market that may not be reflected in the fund’s NAV (referred to as “price arbitrage”). Such arbitrage opportunities may also arise in funds which do not invest in foreign securities, for example, when trading in a security held by a fund is halted and does not resume prior to the time the fund calculates its NAV (referred to as “stale pricing”). Funds that hold thinly-traded securities, such as certain small-capitalization securities, may be subject to attempted use of arbitrage techniques. To the extent that a Fund’s valuation of a security differs from the security’s market value, short-term arbitrage traders may dilute the NAV of a Fund, which negatively impacts long-term shareholders. Although the Funds have adopted fair valuation policies and procedures intended to reduce the Funds’ exposure to price arbitrage, stale pricing, and other potential pricing inefficiencies, under such circumstances there is potential for short-term arbitrage trades to dilute the value of Fund shares.

Although the Funds take steps to detect and deter excessive trading pursuant to the policies and procedures described in this Prospectus and approved by the Trustees, there is no assurance that these policies and procedures will be effective in limiting excessive trading in all circumstances. For example, the Funds may be unable to completely eliminate the possibility of excessive trading in certain omnibus accounts and other accounts traded through intermediaries. Omnibus accounts may effectively conceal the identity of individual investors and their transactions from the Funds and their agents. This makes the Funds’ identification of excessive trading transactions in the Funds through an omnibus account difficult and makes the elimination of excessive trading in the account impractical without the assistance of the intermediary. Although the Funds encourage intermediaries to take necessary actions to detect and deter excessive trading, some intermediaries may be unable or unwilling to do so, and accordingly, the Funds cannot eliminate completely the possibility of excessive trading.

Shareholders that invest through an omnibus account should be aware that they may be subject to the policies and procedures of their financial intermediary with respect to excessive trading in the Funds.

AVAILABILITY OF PORTFOLIO HOLDINGS INFORMATION

The Mutual Fund Holdings Disclosure Policies and Procedures adopted by Janus Capital and all mutual funds managed within the Janus fund complex are designed to be in the best interests of the funds and to protect the confidentiality of the funds’ portfolio holdings. The following describes policies and procedures with respect to disclosure of portfolio holdings.

•	Full Holdings. Each Fund is required to disclose its complete holdings in the quarterly holdings report on Form N-Q within 60 days of the end of each fiscal quarter, and in the annual report and semiannual report to Fund shareholders. These reports (i) are available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) are available without charge, upon request, by calling a Janus representative at 1-800-525-0020 (toll free). Portfolio holdings (excluding derivatives, short positions, and other investment positions), consisting of at least the names of the holdings, are generally available on a calendar quarter-end basis with a 30-day lag. Holdings are generally posted approximately two business days thereafter under Full Holdings for each Fund at janus.com/info.

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Each Fund may provide, upon request, historical full holdings on a monthly basis for periods prior to the previous quarter-end subject to a written confidentiality agreement.

•	Top Holdings. Each Fund’s top portfolio holdings, in order of position size and as a percentage of a Fund’s total portfolio, are available monthly with a 15-day lag and on a calendar quarter-end basis with a 15-day lag.

•	Other Information. Each Fund may occasionally provide security breakdowns (e.g., industry, sector, regional, market capitalization, and asset allocation), top performance contributors/detractors (consisting of security names in alphabetical order), and specific portfolio level performance attribution information and statistics monthly with a 15-day lag and on a calendar quarter-end basis with a 15-day lag. Top performance contributors/detractors provided at calendar quarter-end may include the percentage of contribution/detraction to Fund performance.

Full portfolio holdings will remain available on the Janus websites at least until a Form N-CSR or Form N-Q is filed with the SEC for the period that includes the date as of which the website information is current. Funds disclose their short positions, if applicable, only to the extent required in regulatory reports. Janus Capital may exclude from publication all or any portion of portfolio holdings or change the time periods of disclosure as deemed necessary to protect the interests of the Janus funds. Under extraordinary circumstances, exceptions to the Mutual Fund Holdings Disclosure Policies and Procedures may be made by Janus Capital’s Chief Investment Officer(s) or their delegates. Such exceptions may be made without prior notice to shareholders. A summary of the Funds’ portfolio holdings disclosure policies and procedures, which includes a discussion of any exceptions, is contained in the Funds’ SAI.

SHAREHOLDER COMMUNICATIONS

Your financial intermediary or plan sponsor (or Janus, if you hold Class I Shares directly with a Fund) is responsible for sending you periodic statements of all transactions, along with trade confirmations and tax reporting, as required by applicable law.

Your financial intermediary or plan sponsor (or Janus, if you hold Class I Shares directly with a Fund) is responsible for providing annual and semiannual reports, including the financial statements of the Funds that you have authorized for investment. These reports show each Fund’s investments and the market value of such investments, as well as other information about each Fund and its operations. Please contact your financial intermediary or plan sponsor (or Janus, if you hold Class I Shares directly with a Fund) to obtain these reports. The Funds’ fiscal year ends September 30.

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Financial highlights

The financial highlights tables are intended to help you understand the Funds’ financial performance for each fiscal period shown. Items “Net asset value, beginning of period” through “Net asset value, end of period” reflect financial results for a single Fund Share. The gross expense ratio reflects expenses prior to any expense offset arrangement and the net expense ratio reflects expenses after any expense offset arrangement. Both expense ratios reflect expenses after waivers (reimbursements), if applicable. The information for the fiscal periods shown has been audited by PricewaterhouseCoopers LLP, whose report, along with the Funds’ financial statements, is included in the Annual Report, which is available upon request, and incorporated by reference into the SAI.

The total returns in the tables represent the rate that an investor would have earned (or lost) on an investment in the Shares of the Funds (assuming reinvestment of all dividends and distributions).

Effective February 16, 2010, Class J Shares were renamed Class T Shares and the eligibility requirements changed so that only clients investing through a third-party intermediary may purchase Class T Shares.

Janus Asia Equity Fund – Class A
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.23)
Net gain/(loss) on investments (both realized and unrealized)	(2.34)
Total from investment operations	(2.57)

Less distributions:
Dividends from net investment income	—
Distributions from capital gains	—
Total distributions	—

Net asset value, end of period	$7.43

Total return(2)	(25.70)%

Net assets, end of period (in thousands)	$619
Average net assets for the period (in thousands)	$724
Ratio of gross expenses to average net assets(3)(4)	1.35%
Ratio of net expenses to average net assets(3)	1.35%
Ratio of net investment income/(loss) to average net assets(3)	0.85%
Portfolio turnover rate(3)	12%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 28.35% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.

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Janus Asia Equity Fund – Class C
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.23)
Net gain/(loss) on investments (both realized and unrealized)	(2.34)
Total from investment operations	(2.57)

Less distributions:
Dividends from net investment income	—
Distributions from capital gains	—
Total distributions	—

Net asset value, end of period	$7.43

Total return(2)	(25.70)%

Net assets, end of period (in thousands)	$619
Average net assets for the period (in thousands)	$724
Ratio of gross expenses to average net assets(3)(4)	1.38% (5)
Ratio of net expenses to average net assets(3)	1.38% (5)
Ratio of net investment income/(loss) to average net assets(3)	0.82%
Portfolio turnover rate(3)	12%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 29.12% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The ratio of gross expenses to average net assets and ratio of net expenses to average net assets would have been 2.34% and 2.34%, respectively, without the waiver of these fees and expenses.

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Janus Asia Equity Fund – Class S
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.23)
Net gain/(loss) on investments (both realized and unrealized)	(2.34)
Total from investment operations	(2.57)

Less distributions:
Dividends from net investment income	—
Distributions from capital gains	—
Total distributions	—

Net asset value, end of period	$7.43

Total return(2)	(25.70)%

Net assets, end of period (in thousands)	$619
Average net assets for the period (in thousands)	$724
Ratio of gross expenses to average net assets(3)(4)	1.36% (5)
Ratio of net expenses to average net assets(3)	1.36% (5)
Ratio of net investment income/(loss) to average net assets(3)	0.84%
Portfolio turnover rate(3)	12%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 28.59% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The ratio of gross expenses to average net assets and ratio of net expenses to average net assets would have been 1.84% and 1.84%, respectively, without the waiver of these fees and expenses.

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Janus Asia Equity Fund – Class I
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.23)
Net gain/(loss) on investments (both realized and unrealized)	(2.34)
Total from investment operations	(2.57)

Less distributions and other:
Dividends from net investment income	—
Distributions from capital gains	—
Redemption fees	—
Total distributions and other	—

Net asset value, end of period	$7.43

Total return(2)	(25.70)%

Net assets, end of period (in thousands)	$619
Average net assets for the period (in thousands)	$724
Ratio of gross expenses to average net assets(3)(4)	1.34%
Ratio of net expenses to average net assets(3)	1.34%
Ratio of net investment income/(loss) to average net assets(3)	0.86%
Portfolio turnover rate(3)	12%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 28.10% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.

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Janus Asia Equity Fund – Class T
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.23)
Net gain/(loss) on investments (both realized and unrealized)	(2.34)
Total from investment operations	(2.57)

Less distributions and other:
Dividends from net investment income	—
Distributions from capital gains	—
Redemption fees	—
Total distributions and other	—

Net asset value, end of period	$7.43

Total return(2)	(25.70)%

Net assets, end of period (in thousands)	$619
Average net assets for the period (in thousands)	$724
Ratio of gross expenses to average net assets(3)(4)	1.35%
Ratio of net expenses to average net assets(3)	1.35%
Ratio of net investment income/(loss) to average net assets(3)	0.85%
Portfolio turnover rate(3)	12%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 28.34% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.

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Janus Emerging Markets Fund – Class A
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(2.58)
Total from investment operations	(2.59)

Less distributions:
Dividends from net investment income	—
Distributions from capital gains	—
Total distributions	—

Net asset value, end of period	$7.41

Total return(2)	(25.90)%

Net assets, end of period (in thousands)	$971
Average net assets for the period (in thousands)	$1,107
Ratio of gross expenses to average net assets(3)(4)	1.35%
Ratio of net expenses to average net assets(3)	1.34%
Ratio of net investment income/(loss) to average net assets(3)	0.81%
Portfolio turnover rate(3)	211%

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 4.16% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.

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Janus Emerging Markets Fund – Class C
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.05)
Net gain/(loss) on investments (both realized and unrealized)	(2.56)
Total from investment operations	(2.61)

Less distributions:
Dividends from net investment income	—
Distributions from capital gains	—
Total distributions	—

Net asset value, end of period	$7.39

Total return(2)	(26.10)%

Net assets, end of period (in thousands)	$677
Average net assets for the period (in thousands)	$838
Ratio of gross expenses to average net assets(3)(4)	1.71% (5)
Ratio of net expenses to average net assets(3)	1.71% (5)
Ratio of net investment income/(loss) to average net assets(3)	0.33%
Portfolio turnover rate(3)	211%

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 5.09% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The ratio of gross expenses to average net assets and ratio of net expenses to average net assets would have been 2.33% and 2.32%, respectively, without the waiver of these fees and expenses.

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Janus Emerging Markets Fund – Class S
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.03)
Net gain/(loss) on investments (both realized and unrealized)	(2.56)
Total from investment operations	(2.59)

Less distributions:
Dividends from net investment income	—
Distributions from capital gains	—
Total distributions	—

Net asset value, end of period	$7.41

Total return(2)	(25.90)%

Net assets, end of period (in thousands)	$617
Average net assets for the period (in thousands)	$800
Ratio of gross expenses to average net assets(3)(4)	1.40% (5)
Ratio of net expenses to average net assets(3)	1.39% (5)
Ratio of net investment income/(loss) to average net assets(3)	0.62%
Portfolio turnover rate(3)	211%

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 4.61% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The ratio of gross expenses to average net assets and ratio of net expenses to average net assets would have been 1.83% and 1.82%, respectively, without the waiver of these fees and expenses.

97 ï Janus Investment Fund

Janus Emerging Markets Fund – Class I
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(2.58)
Total from investment operations	(2.59)

Less distributions and other:
Dividends from net investment income	—
Distributions from capital gains	—
Redemption fees	— (2)
Total distributions and other	—

Net asset value, end of period	$7.41

Total return(3)	(25.90)%

Net assets, end of period (in thousands)	$3,347
Average net assets for the period (in thousands)	$3,574
Ratio of gross expenses to average net assets(4)(5)	1.33%
Ratio of net expenses to average net assets(4)	1.33%
Ratio of net investment income/(loss) to average net assets(4)	0.87%
Portfolio turnover rate(4)	211%

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 3.87% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.

98 ï Janus Investment Fund

Janus Emerging Markets Fund – Class T
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(2.59)
Total from investment operations	(2.60)

Less distributions and other:
Dividends from net investment income	—
Distributions from capital gains	—
Redemption fees	0.01
Total distributions and other	0.01

Net asset value, end of period	$7.41

Total return(2)	(25.90)%

Net assets, end of period (in thousands)	$1,301
Average net assets for the period (in thousands)	$1,320
Ratio of gross expenses to average net assets(3)(4)	1.34%
Ratio of net expenses to average net assets(3)	1.34%
Ratio of net investment income/(loss) to average net assets(3)	0.85%
Portfolio turnover rate(3)	211%

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 4.08% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.

99 ï Janus Investment Fund

Janus Global Life Sciences Fund – Class A
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$22.16	$19.69	$17.81

Income from investment operations:
Net investment income/(loss)	(0.24)	0.21	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	0.94	2.28	1.89
Total from investment operations	0.70	2.49	1.88

Less distributions:
Dividends from net investment income	(0.14)	(0.02)	—
Distributions from capital gains	—	—	—
Total distributions	(0.14)	(0.02)	—

Net asset value, end of period	$22.72	$22.16	$19.69

Total return(3)	3.14%	12.65%	10.56%

Net assets, end of period (in thousands)	$1,072	$1,571	$61
Average net assets for the period (in thousands)	$1,628	$849	$27
Ratio of gross expenses to average net assets(4)(5)	1.07%	1.11%	1.10%
Ratio of net expenses to average net assets(4)(5)	1.07%	1.11%	1.05%
Ratio of net investment income/(loss) to average net assets(4)	(0.68)%	1.66%	(0.19)%
Portfolio turnover rate(4)	54%	46%	70%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class A Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.04% in 2011 and 1.07% in 2010, without the inclusion of dividends and interest on short positions and any stock loan fees.

100 ï Janus Investment Fund

Janus Global Life Sciences Fund – Class C
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$21.97	$19.64	$17.81

Income from investment operations:
Net investment income/(loss)	(0.18)	0.13	(0.03)
Net gain/(loss) on investments (both realized and unrealized)	0.71	2.20	1.86
Total from investment operations	0.53	2.33	1.83

Less distributions:
Dividends from net investment income	(0.09)	—	—
Distributions from capital gains	—	—	—
Total distributions	(0.09)	—	—

Net asset value, end of period	$22.41	$21.97	$19.64

Total return(3)	2.39%	11.86%	10.28%

Net assets, end of period (in thousands)	$461	$187	$21
Average net assets for the period (in thousands)	$289	$75	$7
Ratio of gross expenses to average net assets(4)(5)	1.77%	1.88%	1.87%
Ratio of net expenses to average net assets(4)(5)	1.77%	1.88%	1.80%
Ratio of net investment income/(loss) to average net assets(4)	(1.23)%	1.27%	(1.09)%
Portfolio turnover rate(4)	54%	46%	70%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class C Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.75% in 2011 and 1.84% in 2010, without the inclusion of dividends and interest on short positions and any stock loan fees.

101 ï Janus Investment Fund

Janus Global Life Sciences Fund – Class S
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$22.09		$19.66	$17.81

Income from investment operations:
Net investment income/(loss)	(0.20)		0.21	—
Net gain/(loss) on investments (both realized and unrealized)	0.85		2.23	1.85
Total from investment operations	0.65		2.44	1.85

Less distributions and other:
Dividends from net investment income	(0.08)		(0.02)	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	0.01	—
Total distributions and other	(0.08)		(0.01)	—

Net asset value, end of period	$22.66		$22.09	$19.66

Total return(4)	2.94%		12.46%	10.39%

Net assets, end of period (in thousands)	$181		$189	$11
Average net assets for the period (in thousands)	$207		$149	$1
Ratio of gross expenses to average net assets(5)(6)	1.24%		1.33%	1.48%
Ratio of net expenses to average net assets(5)(6)	1.24%		1.33%	1.24%
Ratio of net investment income/(loss) to average net assets(5)	(0.80)%		1.16%	(0.07)%
Portfolio turnover rate(5)	54%		46%	70%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class S Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.22% in 2011 and 1.29% in 2010, without the inclusion of dividends and interest on short positions and any stock loan fees.

102 ï Janus Investment Fund

Janus Global Life Sciences Fund – Class I
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$22.22		$19.71	$17.81

Income from investment operations:
Net investment income/(loss)	(0.11)		0.24	—
Net gain/(loss) on investments (both realized and unrealized)	0.86		2.28	1.90
Total from investment operations	0.75		2.52	1.90

Less distributions and other:
Dividends from net investment income	(0.15)		(0.02)	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	0.01	—
Total distributions and other	(0.15)		(0.01)	—

Net asset value, end of period	$22.82		$22.22	$19.71

Total return(4)	3.37%		12.85%	10.67%

Net assets, end of period (in thousands)	$4,313		$4,319	$991
Average net assets for the period (in thousands)	$4,654		$2,645	$249
Ratio of gross expenses to average net assets(5)(6)	0.87%		0.92%	0.87%
Ratio of net expenses to average net assets(5)(6)	0.87%		0.91%	0.77%
Ratio of net investment income/(loss) to average net assets(5)	(0.45)%		1.81%	0.10%
Portfolio turnover rate(5)	54%		46%	70%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class I Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.84% in 2011 and 0.88% in 2010, without the inclusion of dividends and interest on short positions and any stock loan fees.

103 ï Janus Investment Fund

Janus Global Life Sciences Fund – Class T†
	Year or Period ended
	September 30				Years ended October 31
	2011		2010(1)		2009		2008	2007		2006

Net asset value, beginning of period	$22.19		$19.70		$17.78		$24.12	$20.25		$19.37

Income from investment operations:
Net investment income/(loss)	(0.12)		0.27		0.04		0.03	—		—
Net gain/(loss) on investments (both realized and unrealized)	0.84		2.22		1.94		(6.38)	3.87		0.88
Total from investment operations	0.72		2.49		1.98		(6.35)	3.87		0.88

Less distributions and other:
Dividends from net investment income	(0.10)		—	(2)	(0.06)		—	—		—
Distributions from capital gains	—		—		—		—	—		—
Redemption fees	—	(3)	—	(3)	—	(3)	0.01	—	(3)	—	(3)
Total distributions and other	(0.10)		—		(0.06)		0.01	—		—

Net asset value, end of period	$22.81		$22.19		$19.70		$17.78	$24.12		$20.25

Total return(4)	3.26%		12.65%		11.21%		(26.29)%	19.11%		4.54%

Net assets, end of period (in thousands)	$203,916		$230,708		$646,206		$653,106	$894,002		$982,030
Average net assets for the period (in thousands)	$232,934		$381,186		$618,360		$835,370	$874,776		$1,101,726
Ratio of gross expenses to average net assets(5)(6)	1.00%		1.01%		1.04%		0.98%	1.01%		1.02%
Ratio of net expenses to average net assets(5)(6)	1.00%		1.01%		1.03%		0.97%	0.99%		1.01%
Ratio of net investment income/(loss) to average net assets(5)	(0.56)%		0.80%		0.28%		0.15%	(0.27)%		(0.39)%
Portfolio turnover rate(5)	54%		46%		70%		81%	61%		87%

†	Formerly named Class J Shares.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Dividends from net investment income aggregated less than $0.01 on a per share basis for the period end.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes any applicable dividends and interest on short positions and may include stock loan fees. The ratio would be 0.97% in 2011 and 0.98% in 2010, without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

104 ï Janus Investment Fund

Janus Global Research Fund – Class A
	Year or Period ended			Period ended
	September 30			October 31
	2011	2010(1)		2009(2)

Net asset value, beginning of period	$13.48	$11.38		$9.81

Income from investment operations:
Net investment income/(loss)	0.11	0.05		(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(0.94)	2.07		1.58
Total from investment operations	(0.83)	2.12		1.57

Less distributions and other:
Dividends from net investment income	(0.14)	(0.02)		—
Distributions from capital gains	—	—		—
Redemption fees*	—	—	(3)	N/A
Total distributions and other	(0.14)	(0.02)		—

Net asset value, end of period	$12.51	$13.48		$11.38

Total return(4)	(6.33)%	18.64%		16.00%

Net assets, end of period (in thousands)	$2,144	$756		$85
Average net assets for the period (in thousands)	$1,645	$291		$7
Ratio of gross expenses to average net assets(5)(6)	1.16%	1.28%		1.37%
Ratio of net expenses to average net assets(5)	1.16%	1.27%		0.93%
Ratio of net investment income/(loss) to average net assets(5)	0.29%	0.58%		(3.12)%
Portfolio turnover rate(5)	78%	74%		99%

*	The redemption of Class S Shares, Class I Shares, or Class T Shares held for 90 days or less may be subject to the Fund’s 2.00% redemption fee. Redemption fees charged by any class may be allocated to all classes upon receipt of payment.

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class A Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The ratio was 1.40% in 2009 before waiver of certain fees and expense offsets incurred by the Fund.

105 ï Janus Investment Fund

Janus Global Research Fund – Class C
	Year or Period ended			Period ended
	September 30			October 31
	2011	2010(1)		2009(2)

Net asset value, beginning of period	$13.34	$11.34		$9.81

Income from investment operations:
Net investment income/(loss)	0.02	0.01		(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(0.94)	2.01		1.54
Total from investment operations	(0.92)	2.02		1.53

Less distributions and other:
Dividends from net investment income	(0.09)	(0.02)		—
Distributions from capital gains	—	—		—
Redemption fees*	—	—	(3)	—
Total distributions and other	(0.09)	(0.02)		—

Net asset value, end of period	$12.33	$13.34		$11.34

Total return(4)	(7.02)%	17.79%		15.60%

Net assets, end of period (in thousands)	$1,624	$447		$188
Average net assets for the period (in thousands)	$1,238	$248		$28
Ratio of gross expenses to average net assets(5)	1.93%	1.95%		1.55%
Ratio of net expenses to average net assets(5)	1.93%	1.95%		1.31%
Ratio of net investment income/(loss) to average net assets(5)	(0.49)%	(0.03)%		(1.32)%
Portfolio turnover rate(5)	78%	74%		99%

*	The redemption of Class S Shares, Class I Shares, or Class T Shares held for 90 days or less may be subject to the Fund’s 2.00% redemption fee. Redemption fees charged by any class may be allocated to all classes upon receipt of payment.

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class C Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.

106 ï Janus Investment Fund

Janus Global Research Fund – Class S
	Year or Period ended				Period ended
	September 30				October 31
	2011		2010(1)		2009(2)

Net asset value, beginning of period	$13.43		$11.36		$9.81

Income from investment operations:
Net investment income/(loss)	0.09		0.03		(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(0.95)		2.06		1.56
Total from investment operations	(0.86)		2.09		1.55

Less distributions and other:
Dividends from net investment income	(0.08)		(0.02)		—
Distributions from capital gains	—		—		—
Redemption fees	—	(3)	—	(3)	—
Total distributions and other	(0.08)		(0.02)		—

Net asset value, end of period	$12.49		$13.43		$11.36

Total return(4)	(6.50)%		18.40%		15.80%

Net assets, end of period (in thousands)	$192		$13		$13
Average net assets for the period (in thousands)	$154		$12		$2
Ratio of gross expenses to average net assets(5)	1.35%		1.45%		1.42%
Ratio of net expenses to average net assets(5)	1.35%		1.45%		1.16%
Ratio of net investment income/(loss) to average net assets(5)	0.21%		0.40%		(1.18)%
Portfolio turnover rate(5)	78%		74%		99%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class S Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.

107 ï Janus Investment Fund

Janus Global Research Fund – Class I
	Year or Period ended				Period ended
	September 30				October 31
	2011		2010(1)		2009(2)

Net asset value, beginning of period	$13.51		$11.38		$9.81

Income from investment operations:
Net investment income/(loss)	0.09		0.09		0.03
Net gain/(loss) on investments (both realized and unrealized)	(0.89)		2.06		1.54
Total from investment operations	(0.80)		2.15		1.57

Less distributions and other:
Dividends from net investment income	(0.16)		(0.02)		—
Distributions from capital gains	—		—		—
Redemption fees	—	(3)	—	(3)	—
Total distributions and other	(0.16)		(0.02)		—

Net asset value, end of period	$12.55		$13.51		$11.38

Total return(4)	(6.10)%		18.93%		16.00%

Net assets, end of period (in thousands)	$33,967		$14,228		$37
Average net assets for the period (in thousands)	$25,488		$8,698		$31
Ratio of gross expenses to average net assets(5)	0.96%		0.96%		0.43%
Ratio of net expenses to average net assets(5)	0.96%		0.96%		0.39%
Ratio of net investment income/(loss) to average net assets(5)	0.52%		1.34%		1.01%
Portfolio turnover rate(5)	78%		74%		99%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class I Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.

108 ï Janus Investment Fund

Janus Global Research Fund – Class T†
	Year or Period ended
	September 30				Years ended October 31
	2011		2010(1)		2009		2008		2007		2006

Net asset value, beginning of period	$13.50		$11.38		$8.81		$17.11		$13.16		$11.11

Income from investment operations:
Net investment income/(loss)	0.04		0.06		0.05		0.04		0.04		0.10
Net gain/(loss) on investments (both realized and unrealized)	(0.87)		2.06		2.60		(7.58)		4.72		2.22
Total from investment operations	(0.83)		2.12		2.65		(7.54)		4.76		2.32

Less distributions and other:
Dividends from net investment income	(0.12)		—	(2)	(0.08)		(0.05)		(0.05)		(0.04)
Distributions from capital gains	—		—		—		(0.72)		(0.76)		(0.23)
Redemption fees	—	(3)	—	(3)	—	(3)	0.01		—	(3)	N/A
Total distributions and other	(0.12)		—		(0.08)		(0.76)		(0.81)		(0.27)

Net asset value, end of period	$12.55		$13.50		$11.38		$8.81		$17.11		$13.16

Total return(4)	(6.27)%		18.67%		30.46%		(45.95)%		38.09%		21.21%

Net assets, end of period (in thousands)	$93,622		$114,874		$203,125		$167,476		$284,162		$113,025
Average net assets for the period (in thousands)	$118,574		$142,843		$166,030		$260,977		$173,760		$79,500
Ratio of gross expenses to average net assets(5)	1.10%		1.18%		1.25%		1.15%		1.12%		1.16%
Ratio of net expenses to average net assets(5)	1.10%		1.18%		1.24%		1.14%		1.11%		1.14%
Ratio of net investment income/(loss) to average net assets(5)	0.30%		0.47%		0.56%		0.39%	(6)	0.36%		0.48%
Portfolio turnover rate(5)	78%		74%		99%		95%		72%		118%

†	Formerly named Class J Shares.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Dividends from net investment income aggregated less than $0.01 on a per share basis for the period end.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	As a result of the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.03%. The adjustment had no impact on total net assets or total return.

109 ï Janus Investment Fund

Janus Global Select Fund – Class A
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$10.99	$9.03	$7.59

Income from investment operations:
Net investment income/(loss)	0.19	(0.01)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(1.93)	1.97	1.45
Total from investment operations	(1.74)	1.96	1.44

Less distributions:
Dividends from net investment income	(0.11)	—	—
Distributions from capital gains	—	—	—
Total distributions	(0.11)	—	—

Net asset value, end of period	$9.14	$10.99	$9.03

Total return(3)	(16.04)%	21.71%	18.97%

Net assets, end of period (in thousands)	$21,288	$33,737	$23,859
Average net assets for the period (in thousands)	$34,871	$29,501	$24,760
Ratio of gross expenses to average net assets(4)(5)(6)	1.08%	1.11%	1.18%
Ratio of net expenses to average net assets(4)(7)	1.08%	1.10%	1.16%
Ratio of net investment income/(loss) to average net assets(4)	0.48%	0.19%	(0.36)%
Portfolio turnover rate(4)	138%	127%	125%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class A Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 1.19% in 2009 before waiver of certain fees and expense offsets incurred by the Fund.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.07% in 2011, 1.09% in 2010, and 1.16% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.07% in 2011, 1.09% in 2010, and 1.14% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

110 ï Janus Investment Fund

Janus Global Select Fund – Class C
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$10.89	$9.01	$7.59

Income from investment operations:
Net investment income/(loss)	0.10	(0.07)	(0.03)
Net gain/(loss) on investments (both realized and unrealized)	(1.91)	1.95	1.45
Total from investment operations	(1.81)	1.88	1.42

Less distributions:
Dividends from net investment income	(0.04)	—	—
Distributions from capital gains	—	—	—
Total distributions	(0.04)	—	—

Net asset value, end of period	$9.04	$10.89	$9.01

Total return(3)	(16.68)%	20.87%	18.71%

Net assets, end of period (in thousands)	$10,384	$14,285	$9,611
Average net assets for the period (in thousands)	$16,160	$12,066	$9,297
Ratio of gross expenses to average net assets(4)(5)(6)	1.81%	1.88%	1.95%
Ratio of net expenses to average net assets(4)(7)	1.81%	1.88%	1.93%
Ratio of net investment income/(loss) to average net assets(4)	(0.23)%	(0.57)%	(1.14)%
Portfolio turnover rate(4)	138%	127%	125%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class C Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 2.13% in 2009 before waiver of certain fees and expense offsets incurred by the Fund.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.80% in 2011, 1.87% in 2010, and 1.93% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.80% in 2011, 1.86% in 2010, and 1.91% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

111 ï Janus Investment Fund

Janus Global Select Fund – Class S
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$10.98		$9.03	$7.59

Income from investment operations:
Net investment income/(loss)	0.29		(0.03)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(2.05)		1.98	1.45
Total from investment operations	(1.76)		1.95	1.44

Less distributions and other:
Dividends from net investment income	(0.05)		—	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	N/A	N/A
Total distributions and other	(0.05)		—	—

Net asset value, end of period	$9.17		$10.98	$9.03

Total return(4)	(16.12)%		21.59%	18.97%

Net assets, end of period (in thousands)	$802		$12,076	$13,346
Average net assets for the period (in thousands)	$7,522		$13,398	$10,379
Ratio of gross expenses to average net assets(5)(6)	1.21%		1.24%	1.24%
Ratio of net expenses to average net assets(5)(7)	1.21%		1.24%	1.21%
Ratio of net investment income/(loss) to average net assets(5)	0.14%		0.04%	(0.46)%
Portfolio turnover rate(5)	138%		127%	125%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class S Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.20% in 2011, 1.23% in 2010, and 1.22% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.20% in 2011, 1.23% in 2010, and 1.19% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

112 ï Janus Investment Fund

Janus Global Select Fund – Class I
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$11.03		$9.04	$7.59

Income from investment operations:
Net investment income/(loss)	0.21		0.03	—
Net gain/(loss) on investments (both realized and unrealized)	(1.92)		1.97	1.45
Total from investment operations	(1.71)		2.00	1.45

Less distributions and other:
Dividends from net investment income	(0.15)		(0.01)	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	N/A	N/A
Total distributions and other	(0.15)		(0.01)	—

Net asset value, end of period	$9.17		$11.03	$9.04

Total return(4)	(15.83)%		22.17%	19.10%

Net assets, end of period (in thousands)	$26,051		$52,107	$9,121
Average net assets for the period (in thousands)	$47,794		$28,520	$2,354
Ratio of gross expenses to average net assets(5)(6)	0.84%		0.79%	0.74%
Ratio of net expenses to average net assets(5)(7)	0.84%		0.79%	0.66%
Ratio of net investment income/(loss) to average net assets(5)	0.69%		0.57%	(0.31)%
Portfolio turnover rate(5)	138%		127%	125%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class I Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.83% in 2011, 0.78% in 2010, and 0.73% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.83% in 2011, 0.77% in 2010, and 0.65% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

113 ï Janus Investment Fund

Janus Global Select Fund – Class R
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$10.94		$9.02	$7.59

Income from investment operations:
Net investment income/(loss)	0.13		(0.03)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(1.90)		1.95	1.44
Total from investment operations	(1.77)		1.92	1.43

Less distributions and other:
Dividends from net investment income	(0.08)		—	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	N/A	N/A
Total distributions and other	(0.08)		—	—

Net asset value, end of period	$9.09		$10.94	$9.02

Total return(4)	(16.35)%		21.29%	18.84%

Net assets, end of period (in thousands)	$2,159		$3,426	$1,597
Average net assets for the period (in thousands)	$3,171		$2,334	$1,374
Ratio of gross expenses to average net assets(5)(6)	1.46%		1.50%	1.49%
Ratio of net expenses to average net assets(5)(7)	1.46%		1.50%	1.47%
Ratio of net investment income/(loss) to average net assets(5)	0.13%		(0.21)%	(0.71)%
Portfolio turnover rate(5)	138%		127%	125%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class R Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.45% in 2011, 1.49% in 2010, and 1.48% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.45% in 2011, 1.49% in 2010, and 1.45% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

114 ï Janus Investment Fund

Janus Global Select Fund – Class T†
	Year or Period ended
	September 30				Years ended October 31
	2011		2010(1)		2009	2008	2007	2006

Net asset value, beginning of period	$11.01		$9.03		$7.14	$13.57	$9.49	$7.80

Income from investment operations:
Net investment income/(loss)	0.20		(0.01)		0.01	0.08	0.03	0.04
Net gain/(loss) on investments (both realized and unrealized)	(1.93)		1.99		1.95	(6.47)	4.07	1.71
Total from investment operations	(1.73)		1.98		1.96	(6.39)	4.10	1.75

Less distributions and other:
Dividends from net investment income	(0.12)		—	(2)	(0.06)	(0.04)	(0.02)	(0.06)
Distributions from capital gains	—		—		—	—	—	—
Return of capital	N/A		N/A		(0.01)	N/A	N/A	N/A
Redemption fees	—	(3)	N/A		N/A	N/A	N/A	N/A
Total distributions and other	(0.12)		—		(0.07)	(0.04)	(0.02)	(0.06)

Net asset value, end of period	$9.16		$11.01		$9.03	$7.14	$13.57	$9.49

Total return(4)	(15.97)%		21.96%		27.96%	(47.21)%	43.32%	22.58%

Net assets, end of period (in thousands)	$831,865		$1,381,716		$3,133,551	$2,694,881	$5,188,347	$3,243,102
Average net assets for the period (in thousands)	$1,277,525		$2,008,730		$2,600,372	$4,709,077	$3,773,555	$966,223
Ratio of gross expenses to average net assets(5)(6)	0.96%		0.95%		0.97%	0.94%	0.93%	1.00%
Ratio of net expenses to average net assets(5)(7)	0.96%		0.95%		0.96%	0.94%	0.92%	0.99%
Ratio of net investment income/(loss) to average net assets(5)	0.59%		0.22%		0.14%	0.67%	0.34%	0.80%
Portfolio turnover rate(5)	138%		127%		125%	144%	24%	63%

†	Formerly named Class J Shares.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Dividends from net investment income aggregated less than $0.01 on a per share basis for the period end.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.95% in 2011, 0.94% in 2010, 0.96% in 2009, and 0.93% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.95% in 2011, 0.94% in 2010, 0.95% in 2009, and 0.92% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.

115 ï Janus Investment Fund

Janus Global Technology Fund – Class A
	Year or Period ended				Period ended
	September 30				October 31
	2011		2010(1)		2009(2)

Net asset value, beginning of period	$15.25		$12.56		$10.96

Income from investment operations:
Net investment income/(loss)	(0.02)		(0.03)		0.01
Net gain/(loss) on investments (both realized and unrealized)	(0.18)		2.72		1.59
Total from investment operations	(0.20)		2.69		1.60

Less distributions and other:
Dividends from net investment income	—		—		—
Distributions from capital gains	—		—		—
Redemption fees*	—	(3)	—	(3)	—
Total distributions and other	—		—		—

Net asset value, end of period	$15.05		$15.25		$12.56

Total return(4)	(1.31)%		21.42%		14.60%

Net assets, end of period (in thousands)	$2,150		$1,273		$232
Average net assets for the period (in thousands)	$2,070		$818		$88
Ratio of gross expenses to average net assets(5)(6)	1.12%		1.26%		1.07%
Ratio of net expenses to average net assets(5)(7)	1.11%		1.26%		0.99%
Ratio of net investment income/(loss) to average net assets(5)	(0.39)%		(0.66)%		(0.45)%
Portfolio turnover rate(5)	89%		76%		111%

*	The redemption of Class S Shares, Class I Shares, or Class T Shares held for 90 days or less may be subject to the Fund’s 2.00% redemption fee. Redemption fees charged by any class may be allocated to all classes upon receipt of payment.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class A Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.08% in 2011, 1.14% in 2010, and 1.06% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.08% in 2011, 1.13% in 2010, and 0.99% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

116 ï Janus Investment Fund

Janus Global Technology Fund – Class C
	Year or Period ended				Period ended
	September 30				October 31
	2011		2010(1)		2009(2)

Net asset value, beginning of period	$15.12		$12.53		$10.96

Income from investment operations:
Net investment income/(loss)	(0.11)		(0.09)		—
Net gain/(loss) on investments (both realized and unrealized)	(0.22)		2.68		1.57
Total from investment operations	(0.33)		2.59		1.57

Less distributions and other:
Dividends from net investment income	—		—		—
Distributions from capital gains	—		—		—
Redemption fees*	—	(3)	—	(3)	—
Total distributions and other	—		—		—

Net asset value, end of period	$14.79		$15.12		$12.53

Total return(4)	(2.18)%		20.67%		14.32%

Net assets, end of period (in thousands)	$995		$613		$36
Average net assets for the period (in thousands)	$1,037		$441		$14
Ratio of gross expenses to average net assets(5)(6)	1.84%		1.98%		1.82%
Ratio of net expenses to average net assets(5)(7)	1.84%		1.98%		1.75%
Ratio of net investment income/(loss) to average net assets(5)	(1.11)%		(1.35)%		(1.20)%
Portfolio turnover rate(5)	89%		76%		111%

*	The redemption of Class S Shares, Class I Shares, or Class T Shares held for 90 days or less may be subject to the Fund’s 2.00% redemption fee. Redemption fees charged by any class may be allocated to all classes upon receipt of payment.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class C Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.80% in 2011, 1.85% in 2010, and 1.82% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.80% in 2011, 1.85% in 2010, and 1.74% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

117 ï Janus Investment Fund

Janus Global Technology Fund – Class S
	Year or Period ended				Period ended
	September 30				October 31
	2011		2010(1)		2009(2)

Net asset value, beginning of period	$15.22		$12.55		$10.96

Income from investment operations:
Net investment income/(loss)	(0.05)		(0.05)		0.01
Net gain/(loss) on investments (both realized and unrealized)	(0.18)		2.72		1.58
Total from investment operations	(0.23)		2.67		1.59

Less distributions and other:
Dividends from net investment income	—		—		—
Distributions from capital gains	—		—		—
Redemption fees	—	(3)	—	(3)	—
Total distributions and other	—		—		—

Net asset value, end of period	$14.99		$15.22		$12.55

Total return(4)	(1.51)%		21.27%		14.51%

Net assets, end of period (in thousands)	$259		$213		$67
Average net assets for the period (in thousands)	$268		$165		$38
Ratio of gross expenses to average net assets(5)(6)	1.25%		1.43%		1.31%
Ratio of net expenses to average net assets(5)(7)	1.25%		1.42%		1.26%
Ratio of net investment income/(loss) to average net assets(5)	(0.54)%		(0.80)%		(0.61)%
Portfolio turnover rate(5)	89%		76%		111%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class S Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.22% in 2011, 1.30% in 2010, and 1.31% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 1.21% in 2011, 1.29% in 2010, and 1.26% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

118 ï Janus Investment Fund

Janus Global Technology Fund – Class I
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$15.32		$12.57	$10.96

Income from investment operations:
Net investment income/(loss)	—		—	—
Net gain/(loss) on investments (both realized and unrealized)	(0.17)		2.74	1.61
Total from investment operations	(0.17)		2.74	1.61

Less distributions and other:
Dividends from net investment income	—		—	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	0.01	—
Total distributions and other	—		0.01	—

Net asset value, end of period	$15.15		$15.32	$12.57

Total return(4)	(1.11)%		21.88%	14.69%

Net assets, end of period (in thousands)	$6,562		$5,959	$973
Average net assets for the period (in thousands)	$7,506		$1,876	$123
Ratio of gross expenses to average net assets(5)(6)	0.87%		1.10%	0.85%
Ratio of net expenses to average net assets(5)(7)	0.86%		1.10%	0.63%
Ratio of net investment income/(loss) to average net assets(5)	(0.16)%		(0.52)%	(1.27)%
Portfolio turnover rate(5)	89%		76%	111%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class I Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.83% in 2011, 0.98% in 2010, and 0.85% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.83% in 2011, 0.98% in 2010, and 0.63% in 2009, without the inclusion of dividends and interest on short positions and any stock loan fees.

119 ï Janus Investment Fund

Janus Global Technology Fund – Class T†
	Year or Period ended
	September 30				Years ended October 31
	2011		2010(1)		2009		2008		2007		2006

Net asset value, beginning of period	$15.28		$12.57		$9.29		$16.51		$12.23		$10.88

Income from investment operations:
Net investment income/(loss)	(0.03)		(0.05)		—		—		0.06		—
Net gain/(loss) on investments (both realized and unrealized)	(0.16)		2.76		3.28		(7.16)		4.22		1.36
Total from investment operations	(0.19)		2.71		3.28		(7.16)		4.28		1.36

Less distributions and other:
Dividends from net investment income	—		—		—		(0.06)		—		(0.01)
Distributions from capital gains	—		—		—		—		—		—
Redemption fees	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)
Total distributions and other	—		—		—		(0.06)		—		(0.01)

Net asset value, end of period	$15.09		$15.28		$12.57		$9.29		$16.51		$12.23

Total return(3)	(1.24)%		21.56%		35.31%		(43.51)%		35.00%		12.48%

Net assets, end of period (in thousands)	$225,429		$265,438		$713,536		$533,329		$1,028,084		$914,349
Average net assets for the period (in thousands)	$283,158		$424,663		$584,300		$828,435		$915,092		$999,147
Ratio of gross expenses to average net assets(4)(5)	1.00%		1.13%		1.06%		1.02%		1.04%		1.13%
Ratio of net expenses to average net assets(4)(6)	1.00%		1.13%		1.05%		1.01%		1.03%		1.11%
Ratio of net investment income/(loss) to average net assets(4)	(0.31)%		(0.66)%		(0.32)%		(0.15)%	(7)	0.40%		(0.30)%
Portfolio turnover rate(4)	89%		76%		111%		90%		57%		85%

†	Formerly named Class J Shares.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.97% in 2011, 0.99% in 2010, 1.06% in 2009, and 1.02% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.97% in 2011, 0.99% in 2010, 1.05% in 2009, and 1.01% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	As a result of the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.02%. The adjustment had no impact on total net assets or total return.

120 ï Janus Investment Fund

Janus International Equity Fund – Class A
	Years or Period ended
	September 30				Years or Period ended July 31(2)
	2011	2010		2009(1)	2009		2008	2007(3)(4)

Net asset value, beginning of period	$10.90	$9.65		$9.11	$11.53		$11.35	$10.00

Income from investment operations:
Net investment income/(loss)	0.14	0.06		0.02	0.12		(0.02)	0.09
Net gain/(loss) on investments (both realized and unrealized)	(1.57)	1.20		0.52	(2.29)		0.29	1.26
Total from investment operations	(1.43)	1.26		0.54	(2.17)		0.27	1.35

Less distributions and other:
Dividends from net investment income	(0.06)	(0.01)		—	(0.16)		(0.04)	—
Distributions from capital gains	—	—		—	(0.09)		(0.05)	—
Redemption fees*	—	—	(5)	—	—		—	—
Total distributions and other	(0.06)	(0.01)		—	(0.25)		(0.09)	—

Net asset value, end of period	$9.41	$10.90		$9.65	$9.11		$11.53	$11.35

Total return(6)	(13.21)%	13.04%		5.93%	(18.29)%		2.29%	13.50%

Net assets, end of period (in thousands)	$51,188	$75,583		$71,609	$65,443		$73,749	$800
Average net assets for the period (in thousands)	$76,011	$68,357		$69,156	$54,721		$21,952	$643
Ratio of gross expenses to average net assets(7)(8)	1.22%	1.34%		1.31%	1.41%		1.28%	1.50%
Ratio of net expenses to average net assets(7)	1.22%	1.34%		1.31%	1.41%		1.27%	1.50%
Ratio of net investment income/(loss) to average net assets(7)	1.02%	0.76%		1.02%	1.49%	(9)	1.32%	1.44%
Portfolio turnover rate(7)	77%	132%		115%	176%		39%	57%

*	The redemption of Class S Shares, Class I Shares, Class R Shares, or Class T Shares held for 90 days or less may be subject to the Fund’s 2.00% redemption fee. Redemption fees charged by any class may be allocated to all classes upon receipt of payment.
(1)	Period August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end to September 30.
(2)	Effective July 6, 2009, Class A Shares of Janus Adviser International Equity Fund (the “predecessor fund”) were reorganized into Class A Shares of Janus International Equity Fund. The predecessor fund had a fiscal year end of July 31.
(3)	Period November 28, 2006 (inception date) through July 31, 2007.
(4)	Certain prior year amounts have been reclassified to conform with current year presentation.
(5)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(6)	Total return not annualized for periods of less than one full year.
(7)	Annualized for periods of less than one full year.
(8)	The ratio was 9.77% in 2007 before waiver of certain fees and expense offsets incurred by the Fund.
(9)	As a result in the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.05% for the year ended July 31, 2009. The adjustment had no impact on total net assets or total return.

121 ï Janus Investment Fund

Janus International Equity Fund – Class C
	Years or Period ended
	September 30				Years or Period ended July 31(2)
	2011	2010		2009(1)	2009		2008	2007(3)

Net asset value, beginning of period	$10.68	$9.52		$9.00	$11.37		$11.30	$10.00

Income from investment operations:
Net investment income/(loss)	0.02	(0.02)		0.01	0.06		(0.02)	0.04
Net gain/(loss) on investments (both realized and unrealized)	(1.51)	1.18		0.51	(2.26)		0.14	1.26
Total from investment operations	(1.49)	1.16		0.52	(2.20)		0.12	1.30

Less distributions and other:
Dividends from net investment income	—	—		—	(0.08)		—	—
Distributions from capital gains	—	—		—	(0.09)		(0.05)	—
Redemption fees*	—	—	(4)	—	—		—	—
Total distributions and other	—	—		—	(0.17)		(0.05)	—

Net asset value, end of period	$9.19	$10.68		$9.52	$9.00		$11.37	$11.30

Total return(5)	(13.95)%	12.18%		5.78%	(18.88)%		1.02%	13.00%

Net assets, end of period (in thousands)	$15,027	$21,096		$16,596	$15,260		$16,623	$846
Average net assets for the period (in thousands)	$20,507	$18,979		$15,959	$12,613		$5,971	$619
Ratio of gross expenses to average net assets(6)(7)	1.98%	2.13%		2.08%	2.20%		2.04%	2.26%
Ratio of net expenses to average net assets(6)	1.98%	2.13%		2.07%	2.20%		2.04%	2.25%
Ratio of net investment income/(loss) to average net assets(6)	0.26%	(0.04)%		0.24%	0.75%	(8)	0.51%	0.63%
Portfolio turnover rate(6)	77%	132%		115%	176%		39%	57%

*	The redemption of Class S Shares, Class I Shares, Class R Shares, or Class T Shares held for 90 days or less may be subject to the Fund’s 2.00% redemption fee. Redemption fees charged by any class may be allocated to all classes upon receipt of payment.
(1)	Period August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end to September 30.
(2)	Effective July 6, 2009, Class C Shares of Janus Adviser International Equity Fund (the “predecessor fund”) were reorganized into Class C Shares of Janus International Equity Fund. The predecessor fund had a fiscal year end of July 31.
(3)	Period November 28, 2006 (inception date) through July 31, 2007.
(4)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(5)	Total return not annualized for periods of less than one full year.
(6)	Annualized for periods of less than one full year.
(7)	The ratio was 11.49% in 2007 before waiver of certain fees and expense offsets incurred by the Fund.
(8)	As a result in the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.05% for the year ended July 31, 2009. The adjustment had no impact on total net assets or total return.

122 ï Janus Investment Fund

Janus International Equity Fund – Class S
	Years or Period ended
	September 30						Years or Period ended July 31(2)
	2011		2010		2009(1)		2009		2008	2007(3)

Net asset value, beginning of period	$11.04		$9.78		$9.24		$11.62		$11.34	$10.00

Income from investment operations:
Net investment income/(loss)	0.20		0.04		0.02		0.07		0.03	0.08
Net gain/(loss) on investments (both realized and unrealized)	(1.67)		1.23		0.52		(2.25)		—	1.26
Total from investment operations	(1.47)		1.27		0.54		(2.18)		0.03	1.34

Less distributions and other:
Dividends from net investment income	(0.05)		(0.01)		—		(0.12)		(0.01)	—
Distributions from capital gains	—		—		—		(0.09)		(0.05)	—
Redemption fees	—	(4)	—	(4)	—	(4)	0.01		0.31	—
Total distributions and other	(0.05)		(0.01)		—		(0.20)		0.25	—

Net asset value, end of period	$9.52		$11.04		$9.78		$9.24		$11.62	$11.34

Total return(5)	(13.41)%		13.03%		5.84%		(18.22)%		2.94%	13.40%

Net assets, end of period (in thousands)	$2,865		$6,363		$4,702		$4,279		$3,426	$602
Average net assets for the period (in thousands)	$5,948		$5,510		$4,556		$2,738		$2,837	$565
Ratio of gross expenses to average net assets(6)(7)	1.38%		1.46%		1.46%		1.54%		1.54%	1.75%
Ratio of net expenses to average net assets(6)	1.38%		1.46%		1.46%		1.54%		1.54%	1.75%
Ratio of net investment income/(loss) to average net assets(6)	0.84%		0.63%		0.86%		1.50%	(8)	1.07%	1.10%
Portfolio turnover rate(6)	77%		132%		115%		176%		39%	57%

(1)	Period August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end to September 30.
(2)	Effective July 6, 2009, Class S Shares of Janus Adviser International Equity Fund (the “predecessor fund”) were reorganized into Class S Shares of Janus International Equity Fund. The predecessor fund had a fiscal year end of July 31.
(3)	Period November 28, 2006 (inception date) through July 31, 2007.
(4)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(5)	Total return not annualized for periods of less than one full year.
(6)	Annualized for periods of less than one full year.
(7)	The ratio was 11.01% in 2007 before waiver of certain fees and expense offsets incurred by the Fund.
(8)	As a result in the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.04% for the year ended July 31, 2009. The adjustment had no impact on total net assets or total return.

123 ï Janus Investment Fund

Janus International Equity Fund – Class I
	Years or Period ended
	September 30						Years or Period ended July 31(2)
	2011		2010		2009(1)		2009		2008		2007(3)

Net asset value, beginning of period	$10.90		$9.65		$9.11		$11.52		$11.39		$10.00

Income from investment operations:
Net investment income/(loss)	0.16		0.09		0.02		0.14		0.08		0.05
Net gain/(loss) on investments (both realized and unrealized)	(1.55)		1.20		0.52		(2.27)		0.16		1.34
Total from investment operations	(1.39)		1.29		0.54		(2.13)		0.24		1.39

Less distributions and other:
Dividends from net investment income	(0.10)		(0.04)		—		(0.19)		(0.06)		—
Distributions from capital gains	—		—		—		(0.09)		(0.05)		—
Redemption fees	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—
Total distributions and other	(0.10)		(0.04)		—		(0.28)		(0.11)		—

Net asset value, end of period	$9.41		$10.90		$9.65		$9.11		$11.52		$11.39

Total return(5)	(12.93)%		13.44%		5.93%		(17.89)%		2.02%		13.90%

Net assets, end of period (in thousands)	$111,307		$131,905		$80,850		$71,578		$68,397		$22,761
Average net assets for the period (in thousands)	$142,120		$110,413		$75,168		$52,295		$43,172		$6,599
Ratio of gross expenses to average net assets(6)(7)	0.90%		0.99%		0.97%		1.04%		1.19%		1.26%
Ratio of net expenses to average net assets(6)	0.90%		0.99%		0.97%		1.04%		1.18%		1.25%
Ratio of net investment income/(loss) to average net assets(6)	1.36%		1.13%		1.37%		2.00%	(8)	1.17%		2.28%
Portfolio turnover rate(6)	77%		132%		115%		176%		39%		57%

(1)	Period August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end to September 30.
(2)	Effective July 6, 2009, Class I Shares of Janus Adviser International Equity Fund (the “predecessor fund”) were reorganized into Class I Shares of Janus International Equity Fund. The predecessor fund had a fiscal year end of July 31.
(3)	Period November 28, 2006 (inception date) through July 31, 2007.
(4)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(5)	Total return not annualized for periods of less than one full year.
(6)	Annualized for periods of less than one full year.
(7)	The ratio was 2.40% in 2007 before waiver of certain fees and expense offsets incurred by the Fund.
(8)	As a result in the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.04% for the year ended July 31, 2009. The adjustment had no impact on total net assets or total return.

124 ï Janus Investment Fund

Janus International Equity Fund – Class R
	Years or Period ended
	September 30					Years or Period ended July 31(2)
	2011		2010		2009(1)	2009		2008	2007(3)

Net asset value, beginning of period	$10.79		$9.58		$9.05	$11.40		$11.32	$10.00

Income from investment operations:
Net investment income/(loss)	0.10		0.03		0.01	0.09		(0.01)	0.07
Net gain/(loss) on investments (both realized and unrealized)	(1.56)		1.18		0.52	(2.26)		0.14	1.25
Total from investment operations	(1.46)		1.21		0.53	(2.17)		0.13	1.32

Less distributions and other:
Dividends from net investment income	(0.03)		—		—	(0.09)		—	—
Distributions from capital gains	—		—		—	(0.09)		(0.05)	—
Redemption fees	—	(4)	—	(4)	—	—		—	—
Total distributions and other	(0.03)		—		—	(0.18)		(0.05)	—

Net asset value, end of period	$9.30		$10.79		$9.58	$9.05		$11.40	$11.32

Total return(5)	(13.58)%		12.63%		5.86%	(18.61)%		1.11%	13.20%

Net assets, end of period (in thousands)	$568		$764		$716	$670		$750	$566
Average net assets for the period (in thousands)	$902		$672		$694	$538		$647	$553
Ratio of gross expenses to average net assets(6)(7)	1.63%		1.71%		1.71%	1.78%		2.00%	2.00%
Ratio of net expenses to average net assets(6)	1.63%		1.71%		1.71%	1.78%		2.00%	2.00%
Ratio of net investment income/(loss) to average net assets(6)	0.63%		0.41%		0.60%	1.18%	(8)	0.22%	0.85%
Portfolio turnover rate(6)	77%		132%		115%	176%		39%	57%

(1)	Period August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end to September 30.
(2)	Effective July 6, 2009, Class R Shares of Janus Adviser International Equity Fund (the “predecessor fund”) were reorganized into Class R Shares of Janus International Equity Fund. The predecessor fund had a fiscal year end of July 31.
(3)	Period November 28, 2006 (inception date) through July 31, 2007.
(4)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(5)	Total return not annualized for periods of less than one full year.
(6)	Annualized for periods of less than one full year.
(7)	The ratio was 2.07% in 2008 and 11.43% in 2007 before waiver of certain fees and expense offsets incurred by the Fund.
(8)	As a result in the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.05% for the year ended July 31, 2009. The adjustment had no impact on total net assets or total return.

125 ï Janus Investment Fund

Janus International Equity Fund – Class T
	Years or Period ended					Period ended
	September 30					July 31
	2011		2010		2009(1)	2009(2)

Net asset value, beginning of period	$10.86		$9.64		$9.10	$8.34

Income from investment operations:
Net investment income/(loss)	0.11		0.05		0.02	0.01
Net gain/(loss) on investments (both realized and unrealized)	(1.53)		1.22		0.52	0.75
Total from investment operations	(1.42)		1.27		0.54	0.76

Less distributions and other:
Dividends from net investment income	(0.10)		(0.05)		—	—
Distributions from capital gains	—		—		—	—
Redemption fees	—	(3)	—	(3)	—	—
Total distributions and other	(0.10)		(0.05)		—	—

Net asset value, end of period	$9.34		$10.86		$9.64	$9.10

Total return(4)	(13.23)%		13.22%		5.93%	9.11%

Net assets, end of period (in thousands)	$5,184		$2,137		$1	$1
Average net assets for the period (in thousands)	$4,425		$645		$1	$1
Ratio of gross expenses to average net assets(5)(6)	1.12%		1.26%		1.07%	1.50%
Ratio of net expenses to average net assets(5)	1.12%		1.26%		1.07%	1.50%
Ratio of net investment income/(loss) to average net assets(5)	1.13%		1.14%		1.23%	(0.41)%
Portfolio turnover rate(5)	77%		132%		115%	176%

(1)	Period August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class T Shares) through July 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	For the period ended July 31, 2009, the ratio was 1.31% before waiver of certain fees and expense offsets incurred by the Fund.

126 ï Janus Investment Fund

Janus Overseas Fund – Class A
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$47.51	$38.63	$33.51

Income from investment operations:
Net investment income/(loss)	0.08	(0.01)	0.22
Net gain/(loss) on investments (both realized and unrealized)	(13.67)	9.03	4.90
Total from investment operations	(13.59)	9.02	5.12

Less distributions:
Dividends from net investment income	(0.05)	(0.14)	—
Distributions from capital gains	—	—	—
Total distributions	(0.05)	(0.14)	—

Net asset value, end of period	$33.87	$47.51	$38.63

Total return(3)	(28.64)%	23.39%	15.28%

Net assets, end of period (in thousands)	$569,936	$781,965	$462,533
Average net assets for the period (in thousands)	$892,190	$614,405	$452,405
Ratio of gross expenses to average net assets(4)	1.03%	1.07%	1.00%
Ratio of net expenses to average net assets(4)	1.03%	1.07%	1.00%
Ratio of net investment income/(loss) to average net assets(4)	0.31%	0.13%	0.39%
Portfolio turnover rate(4)	43%	33%	45%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class A Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.

127 ï Janus Investment Fund

Janus Overseas Fund – Class C
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$47.17	$38.52	$33.51

Income from investment operations:
Net investment income/(loss)	(0.34)	(0.24)	0.10
Net gain/(loss) on investments (both realized and unrealized)	(13.41)	8.93	4.91
Total from investment operations	(13.75)	8.69	5.01

Less distributions:
Dividends from net investment income	—	(0.04)	—
Distributions from capital gains	—	—	—
Total distributions	—	(0.04)	—

Net asset value, end of period	$33.42	$47.17	$38.52

Total return(3)	(29.15)%	22.57%	14.95%

Net assets, end of period (in thousands)	$184,001	$281,217	$185,858
Average net assets for the period (in thousands)	$303,311	$239,154	$170,640
Ratio of gross expenses to average net assets(4)(5)	1.77%	1.76%	1.93%
Ratio of net expenses to average net assets(4)	1.77%	1.76%	1.92%
Ratio of net investment income/(loss) to average net assets(4)	(0.44)%	(0.56)%	(0.56)%
Portfolio turnover rate(4)	43%	33%	45%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class C Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 2.01% in 2009 before waiver of certain fees and expense offsets incurred by the Fund.

128 ï Janus Investment Fund

Janus Overseas Fund – Class S
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$47.44	$38.61	$33.51

Income from investment operations:
Net investment income/(loss)	(0.01)	(0.04)	0.20
Net gain/(loss) on investments (both realized and unrealized)	(13.62)	8.97	4.89
Total from investment operations	(13.63)	8.93	5.09

Less distributions and other:
Dividends from net investment income	—	(0.11)	—
Distributions from capital gains	—	—	—
Redemption fees	0.01	0.01	0.01
Total distributions and other	0.01	(0.10)	0.01

Net asset value, end of period	$33.82	$47.44	$38.61

Total return(3)	(28.71)%	23.20%	15.22%

Net assets, end of period (in thousands)	$1,132,967	$1,728,739	$1,371,807
Average net assets for the period (in thousands)	$1,731,141	$1,601,017	$1,344,815
Ratio of gross expenses to average net assets(4)	1.18%	1.22%	1.19%
Ratio of net expenses to average net assets(4)	1.18%	1.22%	1.18%
Ratio of net investment income/(loss) to average net assets(4)	0.13%	(0.04)%	0.18%
Portfolio turnover rate(4)	43%	33%	45%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class S Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.

129 ï Janus Investment Fund

Janus Overseas Fund – Class I
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$47.67		$38.67	$33.51

Income from investment operations:
Net investment income/(loss)	0.22		0.08	0.21
Net gain/(loss) on investments (both realized and unrealized)	(13.73)		9.08	4.95
Total from investment operations	(13.51)		9.16	5.16

Less distributions and other:
Dividends from net investment income	(0.13)		(0.17)	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	0.01	— (3)
Total distributions and other	(0.13)		(0.16)	—

Net asset value, end of period	$34.03		$47.67	$38.67

Total return(4)	(28.42)%		23.78%	15.40%

Net assets, end of period (in thousands)	$1,275,662		$1,534,256	$542,392
Average net assets for the period (in thousands)	$1,878,306		$913,570	$447,943
Ratio of gross expenses to average net assets(5)(6)	0.75%		0.77%	0.70%
Ratio of net expenses to average net assets(5)	0.75%		0.77%	0.69%
Ratio of net investment income/(loss) to average net assets(5)	0.61%		0.48%	0.64%
Portfolio turnover rate(5)	43%		33%	45%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class I Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The ratio was 0.80% in 2010 before waiver of certain fees and expense offsets incurred by the Fund.

130 ï Janus Investment Fund

Janus Overseas Fund – Class R
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$47.32		$38.58	$33.51

Income from investment operations:
Net investment income/(loss)	(0.09)		(0.13)	0.16
Net gain/(loss) on investments (both realized and unrealized)	(13.59)		8.95	4.91
Total from investment operations	(13.68)		8.82	5.07

Less distributions and other:
Dividends from net investment income	—		(0.09)	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	0.01	—
Total distributions and other	—		(0.08)	—

Net asset value, end of period	$33.64		$47.32	$38.58

Total return(4)	(28.91)%		22.91%	15.13%

Net assets, end of period (in thousands)	$132,118		$158,469	$99,338
Average net assets for the period (in thousands)	$177,799		$128,643	$95,361
Ratio of gross expenses to average net assets(5)	1.43%		1.48%	1.44%
Ratio of net expenses to average net assets(5)	1.43%		1.48%	1.43%
Ratio of net investment income/(loss) to average net assets(5)	(0.08)%		(0.27)%	(0.07)%
Portfolio turnover rate(5)	43%		33%	45%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class R Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.

131 ï Janus Investment Fund

Janus Overseas Fund – Class T†
	Year or Period ended
	September 30		Years ended October 31
	2011	2010(1)	2009	2008	2007	2006

Net asset value, beginning of period	$47.56	$38.65	$27.12	$63.02	$42.45	$28.42

Income from investment operations:
Net investment income/(loss)	0.11	0.01	0.41	0.63	0.36	0.49
Net gain/(loss) on investments (both realized and unrealized)	(13.68)	9.04	12.66	(31.38)	20.74	13.80
Total from investment operations	(13.57)	9.05	13.07	(30.75)	21.10	14.29

Less distributions and other:
Dividends from net investment income	(0.05)	(0.15)	(0.22)	(0.88)	(0.55)	(0.28)
Distributions from capital gains	—	—	(1.33)	(4.29)	—	—
Redemption fees	0.01	0.01	0.01	0.02	0.02	0.02
Total distributions and other	(0.04)	(0.14)	(1.54)	(5.15)	(0.53)	(0.26)

Net asset value, end of period	$33.95	$47.56	$38.65	$27.12	$63.02	$42.45

Total return(2)	(28.54)%	23.48%	51.63%	(52.78)%	50.24%	50.71%

Net assets, end of period (in thousands)	$3,719,191	$6,113,812	$7,112,657	$4,345,024	$11,424,962	$5,317,122
Average net assets for the period (in thousands)	$6,059,513	$6,528,596	$5,182,633	$9,214,669	$7,916,993	$3,933,175
Ratio of gross expenses to average net assets(3)	0.93%	0.95%	0.91%	0.90%	0.89%	0.92%
Ratio of net expenses to average net assets(3)	0.93%	0.95%	0.91%	0.89%	0.89%	0.91%
Ratio of net investment income/(loss) to average net assets(3)	0.37%	0.14%	0.90%	0.79%	0.77%	1.69%
Portfolio turnover rate(3)	43%	33%	45%	50%	51%	61%

†	Formerly named Class J Shares.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.

132 ï Janus Investment Fund

Janus Worldwide Fund – Class A
	Year or Period ended		Period ended
	September 30		October 31
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$43.56	$37.43	$33.40

Income from investment operations:
Net investment income/(loss)	0.23	0.07	0.04
Net gain/(loss) on investments (both realized and unrealized)	(5.10)	6.23	3.99
Total from investment operations	(4.87)	6.30	4.03

Less distributions:
Dividends from net investment income	(0.13)	(0.17)	—
Distributions from capital gains	—	—	—
Total distributions	(0.13)	(0.17)	—

Net asset value, end of period	$38.56	$43.56	$37.43

Total return(3)	(11.23)%	16.87%	12.07%

Net assets, end of period (in thousands)	$2,214	$2,575	$3,084
Average net assets for the period (in thousands)	$2,777	$2,620	$2,020
Ratio of gross expenses to average net assets(4)	1.08%	1.00%	1.20%
Ratio of net expenses to average net assets(4)	1.08%	1.00%	1.17%
Ratio of net investment income/(loss) to average net assets(4)	0.56%	0.45%	0.81%
Portfolio turnover rate(4)	94%	94%	195%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class A Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.

133 ï Janus Investment Fund

Janus Worldwide Fund – Class C
	Year or Period ended		October 31
	September 30		Period ended
	2011	2010(1)	2009(2)

Net asset value, beginning of period	$43.29	$37.34	$33.40

Income from investment operations:
Net investment income/(loss)	(0.09)	(0.17)	(0.05)
Net gain/(loss) on investments (both realized and unrealized)	(5.06)	6.12	3.99
Total from investment operations	(5.15)	5.95	3.94

Less distributions:
Dividends from net investment income	—	—	—
Distributions from capital gains	—	—	—
Total distributions	—	—	—

Net asset value, end of period	$38.14	$43.29	$37.34

Total return(3)	(11.90)%	15.93%	11.80%

Net assets, end of period (in thousands)	$1,251	$1,303	$1,144
Average net assets for the period (in thousands)	$1,472	$1,221	$1,063
Ratio of gross expenses to average net assets(4)(5)	1.83%	1.86%	2.07%
Ratio of net expenses to average net assets(4)	1.82%	1.86%	2.05%
Ratio of net investment income/(loss) to average net assets(4)	(0.16)%	(0.32)%	(0.14)%
Portfolio turnover rate(4)	94%	94%	195%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class C Shares) through October 31, 2009.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 2.28% in 2009 before waiver of certain fees and expense offsets incurred by the Fund.

134 ï Janus Investment Fund

Janus Worldwide Fund – Class S
	Year or Period ended			Period ended
	September 30			October 31
	2011	2010(1)		2009(2)

Net asset value, beginning of period	$43.56	$37.43		$33.40

Income from investment operations:
Net investment income/(loss)	0.15	0.09		0.04
Net gain/(loss) on investments (both realized and unrealized)	(5.11)	6.16		3.98
Total from investment operations	(4.96)	6.25		4.02

Less distributions and other:
Dividends from net investment income	(0.05)	(0.12)		—
Distributions from capital gains	—	—		—
Redemption fees	0.01	—	(3)	0.01
Total distributions and other	(0.04)	(0.12)		0.01

Net asset value, end of period	$38.56	$43.56		$37.43

Total return(4)	(11.38)%	16.73%		12.07%

Net assets, end of period (in thousands)	$42,417	$61,881		$61,824
Average net assets for the period (in thousands)	$59,117	$62,208		$62,260
Ratio of gross expenses to average net assets(5)	1.21%	1.16%		1.27%
Ratio of net expenses to average net assets(5)	1.21%	1.16%		1.26%
Ratio of net investment income/(loss) to average net assets(5)	0.37%	0.38%		0.64%
Portfolio turnover rate(5)	94%	94%		195%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class S Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.

135 ï Janus Investment Fund

Janus Worldwide Fund – Class I
	Year or Period ended				Period ended
	September 30				October 31
	2011		2010(1)		2009(2)

Net asset value, beginning of period	$43.68		$37.49		$33.40

Income from investment operations:
Net investment income/(loss)	0.41		0.23		0.09
Net gain/(loss) on investments (both realized and unrealized)	(5.16)		6.18		4.00
Total from investment operations	(4.75)		6.41		4.09

Less distributions and other:
Dividends from net investment income	(0.23)		(0.22)		—
Distributions from capital gains	—		—		—
Redemption fees	—	(3)	—	(3)	— (3)
Total distributions and other	(0.23)		(0.22)		—

Net asset value, end of period	$38.70		$43.68		$37.49

Total return(4)	(10.96)%		17.15%		12.25%

Net assets, end of period (in thousands)	$14,796		$11,999		$30,008
Average net assets for the period (in thousands)	$15,505		$25,646		$27,800
Ratio of gross expenses to average net assets(5)(6)	0.76%		0.66%		0.77%
Ratio of net expenses to average net assets(5)	0.76%		0.66%		0.76%
Ratio of net investment income/(loss) to average net assets(5)	1.00%		0.85%		1.12%
Portfolio turnover rate(5)	94%		94%		195%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class I Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.
(6)	The ratio was 0.76% in 2010 before waiver of certain fees and expense offsets incurred by the Fund.

136 ï Janus Investment Fund

Janus Worldwide Fund – Class R
	Year or Period ended			Period ended
	September 30			October 31
	2011		2010(1)	2009(2)

Net asset value, beginning of period	$43.46		$37.40	$33.40

Income from investment operations:
Net investment income/(loss)	0.10		—	0.01
Net gain/(loss) on investments (both realized and unrealized)	(5.14)		6.14	3.99
Total from investment operations	(5.04)		6.14	4.00

Less distributions and other:
Dividends from net investment income	—		(0.08)	—
Distributions from capital gains	—		—	—
Redemption fees	—	(3)	—	—
Total distributions and other	—		(0.08)	—

Net asset value, end of period	$38.42		$43.46	$37.40

Total return(4)	(11.60)%		16.44%	11.98%

Net assets, end of period (in thousands)	$859		$598	$532
Average net assets for the period (in thousands)	$818		$544	$494
Ratio of gross expenses to average net assets(5)	1.46%		1.41%	1.52%
Ratio of net expenses to average net assets(5)	1.46%		1.41%	1.51%
Ratio of net investment income/(loss) to average net assets(5)	0.28%		0.13%	0.39%
Portfolio turnover rate(5)	94%		94%	195%

(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Period July 6, 2009 (commencement of Class R Shares) through October 31, 2009.
(3)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(4)	Total return not annualized for periods of less than one full year.
(5)	Annualized for periods of less than one full year.

137 ï Janus Investment Fund

Janus Worldwide Fund – Class T†
	Year or Period ended
	September 30				Years ended October 31
	2011		2010(1)		2009		2008		2007		2006

Net asset value, beginning of period	$43.67		$37.49		$31.36		$60.04		$48.05		$41.41

Income from investment operations:
Net investment income/(loss)	0.28		0.20		0.41		0.43		0.32		0.65
Net gain/(loss) on investments (both realized and unrealized)	(5.65)		6.16		6.37		(28.82)		12.31		6.48
Total from investment operations	(5.37)		6.36		6.78		(28.39)		12.63		7.13

Less distributions and other:
Dividends from net investment income	(0.21)		(0.18)		(0.65)		(0.29)		(0.64)		(0.49)
Distributions from capital gains	—		—		—		—		—		—
Redemption fees	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)
Total distributions and other	(0.21)		(0.18)		(0.65)		(0.29)		(0.64)		(0.49)

Net asset value, end of period	$38.09		$43.67		$37.49		$31.36		$60.04		$48.05

Total return(3)	(12.39)%		17.01%		22.08%		(47.49)%		26.53%		17.34%

Net assets, end of period (in thousands)	$779,768		$1,055,258		$2,207,945		$2,044,859		$4,645,253		$4,373,358
Average net assets for the period (in thousands)	$1,030,840		$1,454,113		$1,971,727		$3,480,275		$4,522,584		$4,601,953
Ratio of gross expenses to average net assets(4)(5)	0.96%		0.87%		0.76%		0.83%		0.88%		0.87%
Ratio of net expenses to average net assets(4)	0.96%		0.86%		0.76%		0.83%		0.87%		0.86%
Ratio of net investment income/(loss) to average net assets(4)	0.64%		0.55%		1.34%		0.82%		0.53%		1.31%
Portfolio turnover rate(4)	94%		94%		195%		16%		27%		43%

†	Formerly named Class J Shares.
(1)	Period November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 0.89% in 2007 and 0.90% in 2006 before waiver of certain fees and expense offsets incurred by the Fund.

138 ï Janus Investment Fund

Glossary of investment terms

This glossary provides a more detailed description of some of the types of securities, investment strategies, and other instruments in which the Funds may invest, as well as some general investment terms. The Funds may invest in these instruments to the extent permitted by their investment objectives and policies. The Funds are not limited by this discussion and may invest in any other types of instruments not precluded by the policies discussed elsewhere in this Prospectus.

EQUITY AND DEBT SECURITIES

Average-Weighted Effective Maturity is a measure of a bond’s maturity. The stated maturity of a bond is the date when the issuer must repay the bond’s entire principal value to an investor. Some types of bonds may also have an “effective maturity” that is shorter than the stated date due to prepayment or call provisions. Securities without prepayment or call provisions generally have an effective maturity equal to their stated maturity. Average-weighted effective maturity is calculated by averaging the effective maturity of bonds held by a Fund with each effective maturity “weighted” according to the percentage of net assets that it represents.

Bank loans include institutionally-traded floating and fixed-rate debt securities generally acquired as a participation interest in or assignment of a loan originated by a lender or financial institution. Assignments and participations involve credit, interest rate, and liquidity risk. Interest rates on floating rate securities adjust with interest rate changes and/or issuer credit quality. If a Fund purchases a participation interest, it may only be able to enforce its rights through the lender and may assume the credit risk of both the borrower and the lender. Additional risks are involved in purchasing assignments. If a loan is foreclosed, a Fund may become part owner of any collateral securing the loan and may bear the costs and liabilities associated with owning and disposing of any collateral. The Fund could be held liable as a co-lender. In addition, there is no assurance that the liquidation of any collateral from a secured loan would satisfy a borrower’s obligations or that any collateral could be liquidated. A Fund may have difficulty trading assignments and participations to third parties or selling such securities in secondary markets, which in turn may affect the Fund’s NAV.

Bonds are debt securities issued by a company, municipality, government, or government agency. The issuer of a bond is required to pay the holder the amount of the loan (or par value of the bond) at a specified maturity and to make scheduled interest payments.

Certificates of Participation (“COPs”) are certificates representing an interest in a pool of securities. Holders are entitled to a proportionate interest in the underlying securities. Municipal lease obligations are often sold in the form of COPs. Refer to “Municipal lease obligations” below.

Commercial paper is a short-term debt obligation with a maturity ranging from 1 to 270 days issued by banks, corporations, and other borrowers to investors seeking to invest idle cash. A Fund may purchase commercial paper issued in private placements under Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”).

Common stocks are equity securities representing shares of ownership in a company and usually carry voting rights and earn dividends. Unlike preferred stock, dividends on common stock are not fixed but are declared at the discretion of the issuer’s board of directors.

Convertible securities are preferred stocks or bonds that pay a fixed dividend or interest payment and are convertible into common stock at a specified price or conversion ratio.

Debt securities are securities representing money borrowed that must be repaid at a later date. Such securities have specific maturities and usually a specific rate of interest or an original purchase discount.

Depositary receipts are receipts for shares of a foreign-based corporation that entitle the holder to dividends and capital gains on the underlying security. Receipts include those issued by domestic banks (American Depositary Receipts), foreign banks (Global or European Depositary Receipts), and broker-dealers (depositary shares).

Duration is the time it will take investors to recoup their investment in a bond. Unlike average maturity, duration reflects both principal and interest payments. Generally, the higher the coupon rate on a bond, the lower its duration will be. The duration of a bond portfolio is calculated by averaging the duration of bonds held by a Fund with each duration “weighted” according to the percentage of net assets that it represents. Because duration accounts for interest payments, a Fund’s duration is usually shorter than its average maturity.

139 ï Janus Investment Fund

Equity securities generally include domestic and foreign common stocks; preferred stocks; securities convertible into common stocks or preferred stocks; warrants to purchase common or preferred stocks; and other securities with equity characteristics.

Exchange-traded funds (“ETFs”) are index-based investment companies which hold substantially all of their assets in securities with equity characteristics. As a shareholder of another investment company, a Fund would bear its pro rata portion of the other investment company’s expenses, including advisory fees, in addition to the expenses the Fund bears directly in connection with its own operations.

Fixed-income securities are securities that pay a specified rate of return. The term generally includes short- and long-term government, corporate, and municipal obligations that pay a specified rate of interest, dividends, or coupons for a specified period of time. Coupon and dividend rates may be fixed for the life of the issue or, in the case of adjustable and floating rate securities, for a shorter period.

High-yield/high-risk bonds are bonds that are rated below investment grade by the primary rating agencies (i.e., BB+ or lower by Standard & Poor’s and Fitch, or Ba or lower by Moody’s). Other terms commonly used to describe such bonds include “lower rated bonds,” “non-investment grade bonds,” and “junk bonds.”

Industrial development bonds are revenue bonds that are issued by a public authority but which may be backed only by the credit and security of a private issuer and may involve greater credit risk. Refer to “Municipal securities” below.

Mortgage- and asset-backed securities are shares in a pool of mortgages or other debt instruments. These securities are generally pass-through securities, which means that principal and interest payments on the underlying securities (less servicing fees) are passed through to shareholders on a pro rata basis. These securities involve prepayment risk, which is the risk that the underlying mortgages or other debt may be refinanced or paid off prior to their maturities during periods of declining interest rates. In that case, a Fund may have to reinvest the proceeds from the securities at a lower rate. Potential market gains on a security subject to prepayment risk may be more limited than potential market gains on a comparable security that is not subject to prepayment risk.

Mortgage dollar rolls are transactions in which a Fund sells a mortgage-related security, such as a security issued by Government National Mortgage Association, to a dealer and simultaneously agrees to purchase a similar security (but not the same security) in the future at a predetermined price. A “dollar roll” can be viewed as a collateralized borrowing in which a Fund pledges a mortgage-related security to a dealer to obtain cash.

Municipal lease obligations are revenue bonds backed by leases or installment purchase contracts for property or equipment. Lease obligations may not be backed by the issuing municipality’s credit and may involve risks not normally associated with general obligation bonds and other revenue bonds. For example, their interest may become taxable if the lease is assigned and the holders may incur losses if the issuer does not appropriate funds for the lease payments on an annual basis, which may result in termination of the lease and possible default.

Municipal securities are bonds or notes issued by a U.S. state or political subdivision. A municipal security may be a general obligation backed by the full faith and credit (i.e., the borrowing and taxing power) of a municipality or a revenue obligation paid out of the revenues of a designated project, facility, or revenue source.

Pass-through securities are shares or certificates of interest in a pool of debt obligations that have been repackaged by an intermediary, such as a bank or broker-dealer.

Passive foreign investment companies (“PFICs”) are any foreign corporations which generate certain amounts of passive income or hold certain amounts of assets for the production of passive income. Passive income includes dividends, interest, royalties, rents, and annuities. To avoid taxes and interest that a Fund must pay if these investments are profitable, the Fund may make various elections permitted by the tax laws. These elections could require that a Fund recognize taxable income, which in turn must be distributed, before the securities are sold and before cash is received to pay the distributions.

Pay-in-kind bonds are debt securities that normally give the issuer an option to pay cash at a coupon payment date or give the holder of the security a similar bond with the same coupon rate and a face value equal to the amount of the coupon payment that would have been made.

Preferred stocks are equity securities that generally pay dividends at a specified rate and have preference over common stock in the payment of dividends and liquidation. Preferred stock generally does not carry voting rights.

140 ï Janus Investment Fund

Real estate investment trust (“REIT”) is an investment trust that operates through the pooled capital of many investors who buy its shares. Investments are in direct ownership of either income property or mortgage loans.

Rule 144A securities are securities that are not registered for sale to the general public under the 1933 Act, but that may be resold to certain institutional investors.

Standby commitment is a right to sell a specified underlying security or securities within a specified period of time and at an exercise price equal to the amortized cost of the underlying security or securities plus accrued interest, if any, at the time of exercise, that may be sold, transferred, or assigned only with the underlying security or securities. A standby commitment entitles the holder to receive same day settlement, and will be considered to be from the party to whom the investment company will look for payment of the exercise price.

Step coupon bonds are high-quality issues with above-market interest rates and a coupon that increases over the life of the bond. They may pay monthly, semiannual, or annual interest payments. On the date of each coupon payment, the issuer decides whether to call the bond at par, or whether to extend it until the next payment date at the new coupon rate.

Strip bonds are debt securities that are stripped of their interest (usually by a financial intermediary) after the securities are issued. The market value of these securities generally fluctuates more in response to changes in interest rates than interest-paying securities of comparable maturity.

Tender option bonds are relatively long-term bonds that are coupled with the option to tender the securities to a bank, broker-dealer, or other financial institution at periodic intervals and receive the face value of the bond. This investment structure is commonly used as a means of enhancing a security’s liquidity.

U.S. Government securities include direct obligations of the U.S. Government that are supported by its full faith and credit. Treasury bills have initial maturities of less than one year, Treasury notes have initial maturities of one to ten years, and Treasury bonds may be issued with any maturity but generally have maturities of at least ten years. U.S. Government securities also include indirect obligations of the U.S. Government that are issued by federal agencies and government sponsored entities. Unlike Treasury securities, agency securities generally are not backed by the full faith and credit of the U.S. Government. Some agency securities are supported by the right of the issuer to borrow from the Treasury, others are supported by the discretionary authority of the U.S. Government to purchase the agency’s obligations, and others are supported only by the credit of the sponsoring agency.

Variable and floating rate securities have variable or floating rates of interest and, under certain limited circumstances, may have varying principal amounts. Variable and floating rate securities pay interest at rates that are adjusted periodically according to a specified formula, usually with reference to some interest rate index or market interest rate (the “underlying index”). The floating rate tends to decrease the security’s price sensitivity to changes in interest rates.

Warrants are securities, typically issued with preferred stock or bonds, which give the holder the right to buy a proportionate amount of common stock at a specified price. The specified price is usually higher than the market price at the time of issuance of the warrant. The right may last for a period of years or indefinitely.

Zero coupon bonds are debt securities that do not pay regular interest at regular intervals, but are issued at a discount from face value. The discount approximates the total amount of interest the security will accrue from the date of issuance to maturity. The market value of these securities generally fluctuates more in response to changes in interest rates than interest-paying securities.

FUTURES, OPTIONS, AND OTHER DERIVATIVES

Credit default swaps are a specific kind of counterparty agreement that allows the transfer of third party credit risk from one party to the other. One party in the swap is a lender and faces credit risk from a third party, and the counterparty in the credit default swap agrees to insure this risk in exchange for regular periodic payments.

Derivatives are financial instruments whose performance is derived from the performance of another asset (stock, bond, commodity, currency, interest rate or market index). Types of derivatives can include, but are not limited to options, forward contracts, swaps, and futures contracts.

Equity-linked structured notes are derivative securities which are specially designed to combine the characteristics of one or more underlying securities and their equity derivatives in a single note form. The return and/or yield or income component

141 ï Janus Investment Fund

may be based on the performance of the underlying equity securities, an equity index, and/or option positions. Equity-linked structured notes are typically offered in limited transactions by financial institutions in either registered or non-registered form. An investment in equity-linked notes creates exposure to the credit risk of the issuing financial institution, as well as to the market risk of the underlying securities. There is no guaranteed return of principal with these securities, and the appreciation potential of these securities may be limited by a maximum payment or call right. In certain cases, equity-linked notes may be more volatile and less liquid than less complex securities or other types of fixed-income securities. Such securities may exhibit price behavior that does not correlate with other fixed-income securities.

Equity swaps involve the exchange by two parties of future cash flow (e.g., one cash flow based on a referenced interest rate and the other based on the performance of stock or a stock index).

Forward contracts are contracts to purchase or sell a specified amount of a financial instrument for an agreed upon price at a specified time. Forward contracts are not currently exchange-traded and are typically negotiated on an individual basis. A Fund may enter into forward currency contracts for investment purposes or to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency appreciation on purchases of such securities. It may also enter into forward contracts to purchase or sell securities or other financial indices.

Futures contracts are contracts that obligate the buyer to receive and the seller to deliver an instrument or money at a specified price on a specified date. A Fund may buy and sell futures contracts on foreign currencies, securities, and financial indices including indices of U.S. Government, foreign government, equity, or fixed-income securities. A Fund may also buy options on futures contracts. An option on a futures contract gives the buyer the right, but not the obligation, to buy or sell a futures contract at a specified price on or before a specified date. Futures contracts and options on futures are standardized and traded on designated exchanges.

Indexed/structured securities are typically short- to intermediate-term debt securities whose value at maturity or interest rate is linked to currencies, interest rates, equity securities, indices, commodity prices, or other financial indicators. Such securities may be positively or negatively indexed (e.g., their value may increase or decrease if the reference index or instrument appreciates). Indexed/structured securities may have return characteristics similar to direct investments in the underlying instruments and may be more volatile than the underlying instruments. A Fund bears the market risk of an investment in the underlying instruments, as well as the credit risk of the issuer.

Interest rate swaps involve the exchange by two parties of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments).

Inverse floaters are debt instruments whose interest rate bears an inverse relationship to the interest rate on another instrument or index. For example, upon reset, the interest rate payable on the inverse floater may go down when the underlying index has risen. Certain inverse floaters may have an interest rate reset mechanism that multiplies the effects of change in the underlying index. Such mechanism may increase the volatility of the security’s market value.

Options are the right, but not the obligation, to buy or sell a specified amount of securities or other assets on or before a fixed date at a predetermined price. A Fund may purchase and write put and call options on securities, securities indices, and foreign currencies. A Fund may purchase or write such options individually or in combination.

Participatory notes are derivative securities which are linked to the performance of an underlying Indian security and which allow investors to gain market exposure to Indian securities without trading directly in the local Indian market.

Total return swaps involve an exchange by two parties in which one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains over the payment period.

OTHER INVESTMENTS, STRATEGIES, AND/OR TECHNIQUES

Cash sweep program is an arrangement in which a Fund’s uninvested cash balance is used to purchase shares of affiliated or non-affiliated money market funds or cash management pooled investment vehicles at the end of each day.

Diversification is a classification given to a fund under the Investment Company Act of 1940, as amended (the “1940 Act”). Funds are classified as either “diversified” or “nondiversified.” To be classified as “diversified” under the 1940 Act, a fund

142 ï Janus Investment Fund

may not, with respect to 75% of its total assets, invest more than 5% of its total assets in any issuer and may not own more than 10% of the outstanding voting securities of an issuer. A fund that is classified as “nondiversified” under the 1940 Act, on the other hand, has the flexibility to take larger positions in a smaller number of issuers than a fund that is classified as “diversified.” However, because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a fund which is classified as nondiversified, its share price can be expected to fluctuate more than a comparable fund which is classified as diversified.

Industry concentration for purposes under the 1940 Act is the investment of 25% or more of a Fund’s total assets in an industry or group of industries.

Leverage is when a Fund increases its assets available for investment using borrowings or similar transactions. Because short sales involve borrowing securities and then selling them, a Fund’s short sales effectively leverage the Fund’s assets. The use of leverage may make any change in a Fund’s NAV even greater and thus result in increased volatility of returns. A Fund’s assets that are used as collateral to secure the short sales may decrease in value while the short positions are outstanding, which may force the Fund to use its other assets to increase the collateral. Leverage also creates interest expense that may lower a Fund’s overall returns.

Market capitalization is the most commonly used measure of the size and value of a company. It is computed by multiplying the current market price of a share of the company’s stock by the total number of its shares outstanding. Market capitalization is an important investment criterion for certain funds, while others do not emphasize investments in companies of any particular size.

Net long is a term used to describe when a Fund’s assets committed to long positions exceed those committed to short positions.

Repurchase agreements involve the purchase of a security by a Fund and a simultaneous agreement by the seller (generally a bank or dealer) to repurchase the security from the Fund at a specified date or upon demand. This technique offers a method of earning income on idle cash. These securities involve the risk that the seller will fail to repurchase the security, as agreed. In that case, a Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security.

Reverse repurchase agreements involve the sale of a security by a Fund to another party (generally a bank or dealer) in return for cash and an agreement by the Fund to buy the security back at a specified price and time. This technique will be used primarily to provide cash to satisfy unusually high redemption requests, or for other temporary or emergency purposes.

Short sales in which a Fund may engage may be either “short sales against the box” or other short sales. Short sales against the box involve selling short a security that a Fund owns, or the Fund has the right to obtain the amount of the security sold short at a specified date in the future. A Fund may also enter into a short sale to hedge against anticipated declines in the market price of a security or to reduce portfolio volatility. If the value of a security sold short increases prior to the scheduled delivery date, the Fund loses the opportunity to participate in the gain. For short sales, the Fund will incur a loss if the value of a security increases during this period because it will be paying more for the security than it has received from the purchaser in the short sale. If the price declines during this period, a Fund will realize a short-term capital gain. Although a Fund’s potential for gain as a result of a short sale is limited to the price at which it sold the security short less the cost of borrowing the security, its potential for loss is theoretically unlimited because there is no limit to the cost of replacing the borrowed security.

When-issued, delayed delivery, and forward commitment transactions generally involve the purchase of a security with payment and delivery at some time in the future – i.e., beyond normal settlement. A Fund does not earn interest on such securities until settlement and bears the risk of market value fluctuations in between the purchase and settlement dates. New issues of stocks and bonds, private placements, and U.S. Government securities may be sold in this manner.

143 ï Janus Investment Fund

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144 ï Janus Investment Fund

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You can make inquiries and request other information, including a Statement of Additional Information, annual report, or semiannual report (as they become available), free of charge, by contacting your plan sponsor, broker-dealer, or financial intermediary, or by contacting a Janus representative at 1-877-335-2687. The Funds’ Statement of Additional Information and most recent annual and semiannual reports are also available, free of charge, at janus.com/info. Additional information about the Funds’ investments is available in the Funds’ annual and semiannual reports. In the Funds’ annual and semiannual reports, you will find a discussion of the market conditions and investment strategies that significantly affected the Funds’ performance during their last fiscal period. Other information is also available from financial intermediaries that sell Shares of the Funds.

The Statement of Additional Information provides detailed information about the Funds and is incorporated into this Prospectus by reference. You may review and copy information about the Funds (including the Funds’ Statement of Additional Information) at the Public Reference Room of the SEC or get text only copies, after paying a duplicating fee, by sending an electronic request by e-mail to publicinfo@sec.gov or by writing to or calling the Commission’s Public Reference Section, Washington, D.C. 20549-1520 (1-202-551-8090). Information on the operation of the Public Reference Room may also be obtained by calling this number. You may also obtain reports and other information about the Funds from the Electronic Data Gathering Analysis and Retrieval (EDGAR) Database on the SEC’s website at http://www.sec.gov.

janus.com

151 Detroit Street
Denver, CO 80206-4805
1-877-335-2687

The Trust’s Investment Company Act File No. is 811-1879.

                                                                                                     ▼ January 27, 2012

Class D Shares* Ticker
Global & International
Janus Asia Equity Fund	JAQDX
Janus Emerging Markets Fund	JMFDX
Janus Global Life Sciences Fund	JNGLX
Janus Global Research Fund	JANGX
Janus Global Select Fund	JANRX
Janus Global Technology Fund	JNGTX
Janus International Equity Fund	JNISX
Janus Overseas Fund	JNOSX
Janus Worldwide Fund	JANWX

Janus Investment Fund
*CLASS D SHARES ARE CLOSED TO NEW INVESTORS

Prospectus

Eliminate Paper Mail. Set up e-Delivery of prospectuses, annual reports, and statements at janus.com/edelivery.

The Securities and Exchange Commission has not approved or disapproved of these securities or passed on the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus describes nine portfolios (each, a “Fund” and collectively, the “Funds”) of Janus Investment Fund (the “Trust”). Janus Capital Management LLC (“Janus Capital” or “Janus”) serves as investment adviser to each Fund. Janus Asia Equity Fund is subadvised by Janus Capital Singapore Pte. Limited (“Janus Singapore”).

The Funds offer multiple classes of shares in order to meet the needs of various types of investors. Only Class D Shares (the “Shares”) are offered by this Prospectus. The Shares are generally no longer being made available to new investors who do not already have a direct account with the Janus funds. The Shares are available only to investors who hold accounts directly with the Janus funds, and to immediate family members or members of the same household of an eligible individual investor. The Shares are offered directly through the Janus funds to eligible investors by calling 1-800-525-3713 or at janus.com/individual. The Shares are not offered through financial intermediaries.

Janus Investment Fund (the “Trust”)

Supplement dated May 1, 2012
to Currently Effective Prospectuses

The following replaces in its entirety the first bullet point under “Availability of Portfolio Holdings Information” found in the Shareholder’s Guide (or Shareholder’s Manual if you hold Class D Shares) of the Prospectus.

•	Full Holdings. The funds of the Trust are required to disclose their complete portfolio holdings in the quarterly holdings report on Form N-Q within 60 days of the end of each fiscal quarter, and in the annual report and semiannual report to fund shareholders. These reports (i) are available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) are available without charge, upon request, by calling a Janus representative at 1-800-525-0020 (toll free). Portfolio holdings, consisting of at least the names of the holdings, are generally available on a calendar quarter-end basis with a 30-day lag. Holdings are generally posted approximately two business days thereafter under Full Holdings for each fund at janus.com/info (or, if applicable, under each fund’s Holdings & Details tab at janus.com/allfunds if you hold Class D Shares).

The funds may provide, upon request, historical full holdings on a monthly basis for periods prior to the previous quarter-end subject to a written confidentiality agreement.

Please check the funds’ websites for information regarding disclosure of portfolio holdings.

Please retain this Supplement with your records.

Fund summary
Janus Asia Equity Fund	2
Janus Emerging Markets Fund	6
Janus Global Life Sciences Fund	11
Janus Global Research Fund	16
Janus Global Select Fund	21
Janus Global Technology Fund	26
Janus International Equity Fund	31
Janus Overseas Fund	35
Janus Worldwide Fund	40

Additional information about the Funds
Fees and expenses	45
Additional investment strategies and general portfolio policies	46
Risks of the Funds	49

Management of the Funds
Investment adviser	55
Management expenses	55
Subadviser	58
Investment personnel	59

Other information	62

Distributions and taxes	63

Shareholder’s manual
Doing business with Janus	66
Pricing of fund shares	69
Administrative services fees	70
Payments to financial intermediaries by Janus Capital or its affiliates	70
Paying for shares	71
Exchanges	72
Payment of redemption proceeds	73
Redemption fee	74
Excessive trading	76
Shareholder services and account policies	78

Financial highlights	81

Glossary of investment terms	90

1 ï Janus Investment Fund

Fund summary

Janus Asia Equity Fund

Ticker:	JAQDX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Asia Equity Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)	Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class D

Management Fees (may adjust up or down)	0.92%
Other Expenses(1)	2.99%
Total Annual Fund Operating Expenses(2)	3.91%
Fee Waiver(2)	2.38%
Net Annual Fund Operating Expenses After Fee Waiver(2)	1.53%

(1)	Since the Fund is new, Other Expenses are based on the estimated expenses that the Fund expects to incur in its initial fiscal period.
(2)	Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses (excluding any performance adjustments to management fees, administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses) to 1.25% until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees.

EXAMPLE:
The following Example is based on expenses without waivers. The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses without waivers remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years
Class D Shares	$393	$1,192

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s annualized portfolio turnover rate was 12% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by investing, under normal circumstances, at least 80% of its net assets in equity securities of Asian issuers (excluding Japanese issuers). An Asian issuer is generally considered to be any company that (i) is incorporated or has its principal business activities in an Asian country; (ii) is primarily listed on the trading market of an Asian country; or (iii) derives 50% or more of its revenue from, or has 50% or more of its assets in, one or more Asian countries. The Fund considers “Asian countries” to include, but not be limited to, Hong Kong, China, South Korea, Taiwan,

2 ï Janus Asia Equity Fund

Singapore, Malaysia, Thailand, Indonesia, Philippines, India, Vietnam, Pakistan, Russia, and Sri Lanka. Some of these countries may represent developing or emerging markets.

The Fund generally invests in equity securities, which consist primarily of common stocks, preferred stocks, depositary receipts, and convertible securities, but may also include other types of instruments, such as equity-linked securities and real estate investment trusts issued by Asian real estate companies. The Fund may invest in companies of any market capitalization. While the Fund intends to diversify its investments across a number of different countries, including emerging market countries, it may, under unusual circumstances, invest all or a significant portion of its assets in a single Asian country. To a more limited degree, the Fund may also invest in U.S. and foreign debt securities. Due to the nature of the securities in which the Fund invests, it may have relatively high portfolio turnover compared to other funds.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies. The portfolio manager will also analyze each company from a macro perspective taking into consideration any important themes or issues that may impact the investment environment in certain regions or sectors and to estimate regional market risks.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. For purposes of meeting the 80% investment policy, the Fund may include derivatives that have characteristics similar to the Fund’s direct investments. The Fund has invested in and may continue to invest in derivatives, such as swaps, to gain access to foreign markets, in particular where direct investment may be restricted or unavailable. The Fund may also invest in derivative instruments (by taking long and/or short positions) for other purposes, including hedging, to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund related to an investment or currency exposure, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an Asian equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies

3 ï Janus Asia Equity Fund

and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 59.4% of the Fund’s investments were in emerging markets.

Geographic Concentration Risk. Because the Fund intends to focus its investments in a particular geographic region, the Fund’s performance is expected to be closely tied to various factors such as social, financial, economic, and political conditions within that region or country. Specifically, the Fund’s investments in Asian issuers increase the Fund’s exposure to the risks associated with volatile securities markets, adverse exchange rates, social, political and regulatory developments, and economic environmental events (such as natural disasters) which may be particular to Asian countries. Events that negatively affect the fiscal stability of Asian countries may cause the value of the Fund’s shares to decrease, in some cases significantly. As a result, the Fund is likely to be more volatile than more geographically diverse funds. In addition, many of the economies of the Asian countries in which the Fund invests are interdependent, which may cause them to experience the impact of such events at the same time or may increase the possibility that conditions in one country or region might adversely impact the issuers of securities in a different country or region.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Portfolio Turnover Risk. Increased portfolio turnover may result in higher costs, which may have a negative effect on the Fund’s performance. In addition, higher portfolio turnover may result in the acceleration of capital gains and the recognition of greater levels of short-term capital gains, which are taxed at ordinary federal income tax rates when distributed to shareholders.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

4 ï Janus Asia Equity Fund

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The Fund does not have a full calendar year of operations. Performance information for certain periods is included in the Fund’s first annual and/or semiannual report.

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Investment Subadviser: Janus Capital Singapore Pte. Limited

Portfolio Manager: Hiroshi Yoh is Executive Vice President and Portfolio Manager of the Fund, which he has managed since inception.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

5 ï Janus Asia Equity Fund

Fund summary

Janus Emerging Markets Fund

Ticker:	JMFDX	Class D Shares*
* Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Emerging Markets Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)	Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class D

Management Fees (may adjust up or down)	1.00%
Other Expenses	3.39%
Acquired Fund Fees and Expenses	0.05%
Total Annual Fund Operating Expenses(1)	4.44%
Fee Waiver(1)	2.81%
Net Annual Fund Operating Expenses After Fee Waiver(1)	1.63%

(1)	Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses (excluding any performance adjustments to management fees, administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses) to 1.25% until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees.

EXAMPLE:
The following Example is based on expenses without waivers. The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses without waivers remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$445	$1,343	$2,251	$4,566

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s annualized portfolio turnover rate was 211% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of issuers in emerging market countries. The Fund normally invests in securities of issuers that (i) are primarily listed on the trading market of an emerging market country; (ii) are incorporated or have their principal business activities in an emerging market country; or (iii) derive 50% or more of their revenues from, or have 50% or more of their assets in, an emerging market country. An emerging market country is any country that has been determined by an international organization, such as the World Bank, to have a

6 ï Janus Emerging Markets Fund

low to middle income economy and/or any country that is not included in the Morgan Stanley Capital International World Indexsm, which measures the equity market performance of developed markets. The Fund generally invests in equity securities, which consist primarily of common stocks, preferred stocks and convertible securities, but may also invest in other types of instruments, such as equity-linked securities and exchange-traded funds. The Fund may invest in companies of any market capitalization. Due to the nature of the securities in which the Fund invests, it may have relatively high portfolio turnover compared to other funds.

Although the Fund intends to invest substantially all of its assets in several issuers located in emerging market countries, it may invest up to 20% of its net assets in securities of issuers located in the U.S. or other developed market issuers, and it may, under unusual circumstances, invest all or a significant portion of its assets in a single emerging market country. The Fund may also invest in domestic and foreign debt securities.

The portfolio managers apply a “bottom up” approach in choosing investments. In other words, the portfolio managers look at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. For purposes of meeting the 80% investment policy, the Fund may include derivatives that have characteristics similar to the Fund’s direct investments. The Fund has invested in and may continue to invest in derivatives, such as swaps, to gain access to foreign markets, in particular where direct investment may be restricted or unavailable. The Fund may also invest in derivative instruments (by taking long and/or short positions) for other purposes, including hedging, to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund related to an investment or currency exposure, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, particularly emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which

7 ï Janus Emerging Markets Fund

could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio managers’ belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Portfolio Turnover Risk. Increased portfolio turnover may result in higher costs, which may have a negative effect on the Fund’s performance. In addition, higher portfolio turnover may result in the acceleration of capital gains and the recognition of greater levels of short-term capital gains, which are taxed at ordinary federal income tax rates when distributed to shareholders.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio managers’ perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Exchange-Traded Funds Risk. The Fund may purchase shares of exchange-traded funds (“ETFs”) to gain exposure to a particular portion of the market. ETFs are pooled investment vehicles, which may be managed or unmanaged, that generally seek to track the performance of a specific index. ETFs are traded on an exchange at market prices that may vary from the net asset value of their underlying investments. When the Fund invests in an ETF, in addition to directly bearing the expenses associated with its own operations, it will bear a pro rata portion of the ETF’s expenses. ETFs have certain inherent risks generally associated with investments in a portfolio of common stocks, including the risk that the general level of stock prices may decline, thereby adversely affecting the value of each unit of the ETF. ETFs also involve the risk that an active trading market for an ETF’s shares may not develop or be maintained.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

8 ï Janus Emerging Markets Fund

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. The bar chart depicts the Fund’s performance during the period indicated. The table compares the Fund’s average annual returns for the periods indicated to a broad-based securities market index. The index is not actively managed and is not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

Annual Total Returns for Class D Shares (calendar year-end)

2011
−23.92%

Best Quarter: Fourth Quarter 2011 3.46% Worst Quarter: Third Quarter 2011 −24.59%

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	Since Inception (12/28/10)
Class D Shares

Return Before Taxes	−23.92%	−23.07%

Return After Taxes on Distributions	−23.95%	−23.10%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−15.35%	−19.54%

Morgan Stanley Capital International Emerging Markets Indexsm (net)	−18.42%	−16.45%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

9 ï Janus Emerging Markets Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Managers: Wahid Chammas is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since inception. Matt Hochstetler is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since inception.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

10 ï Janus Emerging Markets Fund

Fund summary

Janus Global Life Sciences Fund

Ticker:	JNGLX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Global Life Sciences Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)		Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)		2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)		Class D

Management Fees		0.64%
Other Expenses		0.27%
Short Sale Dividend Expenses	0.03%
Remaining Other Expenses	0.24%
Total Annual Fund Operating Expenses		0.91%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$93	$290	$504	$1,120

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 54% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of companies that the portfolio manager believes have a life science orientation. Generally speaking, the “life sciences” relate to maintaining or improving quality of life. So, for example, companies with a “life science orientation” include companies engaged in research, development, production, or distribution of products or services related to health and personal care, medicine, or pharmaceuticals. The Fund implements this policy by investing primarily in equity securities of U.S. and foreign companies selected for their growth potential. The Fund normally invests in issuers from several different countries, which may include the United States. The Fund may, under unusual circumstances, invest in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in U.S. and foreign debt securities. As a fundamental policy, the Fund normally invests at least 25% of its total assets in the “life sciences” sector, which may include companies in the following industry groups: health care; pharmaceuticals; agriculture; cosmetics/personal care; and biotechnology.

11 ï Janus Global Life Sciences Fund

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund may invest in derivative instruments (by taking long and/or short positions) for different purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions) and to earn income and enhance returns. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 3.7% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on

12 ï Janus Global Life Sciences Fund

market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Concentration Risk. The Fund focuses its investments in “life sciences” related industry groups. As a result, the Fund may be subject to greater risks and its net asset value may fluctuate more than a fund that does not concentrate its investments.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

Annual Total Returns for Class D Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−30.11%	27.44%	14.95%	11.45%	−1.95%	22.53%	−28.77%	26.30%	8.19%	7.30%

Best Quarter: Third Quarter 2010 12.34% Worst Quarter: Fourth Quarter 2008 −18.91%

13 ï Janus Global Life Sciences Fund

Average Annual Total Returns (periods ended 12/31/11)

	1 Year	5 Years	10 Years	Since Inception (12/31/98)

Class D Shares

Return Before Taxes	7.30%	5.06%	3.66%	7.36%

Return After Taxes on Distributions	7.28%	5.02%	3.64%	7.35%

Return After Taxes on Distributions and Sale of Fund Shares(1)	4.78%	4.35%	3.17%	6.58%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Health Care Index (net)	9.46%	1.69%	3.13%	2.28%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class J Shares, the predecessor share class, for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: Andrew Acker, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed since May 2007.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

14 ï Janus Global Life Sciences Fund

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

15 ï Janus Global Life Sciences Fund

Fund summary

Janus Global Research Fund

Ticker:	JANGX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Global Research Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)	Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class D

Management Fees (may adjust up or down)	0.75%
Other Expenses	0.26%
Total Annual Fund Operating Expenses	1.01%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$103	$322	$558	$1,236

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 78% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by investing primarily in common stocks selected for their growth potential. The Fund may invest in companies of any size located anywhere in the world, from larger, well-established companies to smaller, emerging growth companies. The Fund normally invests at least 40% of its net assets in securities of issuers or companies from different countries located throughout the world, excluding the United States. The Fund may have significant exposure to emerging markets. The Fund may also invest in foreign equity and debt securities.

Janus Capital’s equity research analysts (the “Research Team”) select investments for the Fund which represent their high-conviction investment ideas in all market capitalizations, styles, and geographies. The Research Team, comprised of sector specialists, conducts fundamental analysis with a focus on “bottom up” research, quantitative modeling, and valuation analysis. Using this research process, analysts rate their stocks based upon attractiveness. Analysts bring their high-conviction ideas to their respective sector teams. Sector teams compare the appreciation and risk potential of each of the team’s high-conviction ideas and construct a sector portfolio that is intended to maximize the best risk-reward opportunities.

16 ï Janus Global Research Fund

Positions may be sold when, among other things, there is no longer high conviction in the return potential of the investment or if the risk characteristics have caused a re-evaluation of the opportunity. This may occur if the stock has appreciated and reflects the anticipated value, if another company represents a better risk-reward opportunity, or if the investment’s fundamental characteristics deteriorate. Securities may also be sold from the portfolio to rebalance sector weightings.

Janus Capital’s Director of Equity Research oversees the investment process and is responsible for the day-to-day management of the Fund. It is expected that the Fund will be broadly diversified among a variety of industry sectors. The Fund intends to be fully invested under normal circumstances. However, under unusual circumstances, if the Research Team does not have high conviction in enough investment opportunities, the Fund’s uninvested assets may be held in cash or similar instruments.

The Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund may invest in derivative instruments (by taking long and/or short positions) for different purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions, or to hedge currency exposure relative to the Fund’s benchmark index) and to earn income and enhance returns. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 6.3% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the investment personnel’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could

17 ï Janus Global Research Fund

also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the investment personnel’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities. The Fund compares and broadly matches its sector weights to those of a growth-based index. If growth stocks are out of favor, sectors that are larger in a growth index may underperform, leading to Fund underperformance relative to indices less biased toward growth stocks.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

18 ï Janus Global Research Fund

Annual Total Returns for Class D Shares (calendar year-end)

2006	2007	2008	2009	2010	2011
18.40%	26.75%	−45.49%	45.18%	20.70%	−7.48%

Best Quarter: Second Quarter 2009 24.54% Worst Quarter: Fourth Quarter 2008 −24.95%

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	Since Inception (2/25/05)
Class D Shares

Return Before Taxes	−7.48%	2.30%	6.84%

Return After Taxes on Distributions	−7.52%	2.03%	6.28%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−4.81%	1.91%	5.73%

Morgan Stanley Capital International World Growth Index (net)	−5.49%	−0.52%	3.05%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	2.71%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class J Shares, the predecessor share class, for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

19 ï Janus Global Research Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Management: James P. Goff, CFA, is Janus Capital’s Director of Equity Research and Executive Vice President of the Fund, which he has managed since inception.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

20 ï Janus Global Research Fund

Fund summary

Janus Global Select Fund

Ticker:	JANRX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Global Select Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)		Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)		2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)		Class D

Management Fees		0.64%
Other Expenses		0.22%
Short Sale Dividend Expenses	0.01%
Remaining Other Expenses	0.21%
Total Annual Fund Operating Expenses		0.86%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$88	$274	$477	$1,061

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 138% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by normally investing primarily in a core group of 30-50 domestic and foreign common stocks selected for their growth potential and normally investing at least 40% of its net assets in securities of issuers from different countries located throughout the world, excluding the United States. The Fund may invest in companies of any size located anywhere in the world, from larger, well-established companies to smaller, emerging growth companies. The Fund may also invest in U.S. and foreign debt securities. The Fund may have significant exposure to emerging markets. As of September 30, 2011, the Fund held stocks of 38 companies. Of these holdings, 30 comprised approximately 86.59% of the Fund’s holdings.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

21 ï Janus Global Select Fund

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund has invested in and may continue to invest in derivative instruments (by taking long and/or short positions), including, but not limited to, put and call options, futures contracts, and forward currency contracts. The Fund may use derivatives for different purposes, including hedging, to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund related to an investment or currency exposure, to adjust its currency exposure relative to its benchmark index, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund invests primarily in common stocks, which tend to be more volatile than many other investment choices.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Nondiversification Risk. The Fund is classified as nondiversified under the Investment Company Act of 1940, as amended. This gives the Fund’s portfolio manager more flexibility to hold larger positions in a smaller number of securities. As a result, an increase or decrease in the value of a single security held by the Fund may have a greater impact on the Fund’s net asset value and total return.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s

22 ï Janus Global Select Fund

investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 18.3% of the Fund’s investments were in emerging markets.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to a broad-based securities market index. The index is not actively managed and is not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

23 ï Janus Global Select Fund

Annual Total Returns for Class D Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−29.77%	43.81%	14.90%	20.93%	18.64%	32.38%	−49.78%	54.74%	20.12%	−17.72%

Best Quarter: Second Quarter 2009 26.71% Worst Quarter: Fourth Quarter 2008 −32.29%

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (6/30/00)
Class D Shares

Return Before Taxes	−17.72%	0.34%	5.41%	0.13%

Return After Taxes on Distributions	−17.75%	0.24%	5.33%	0.06%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−11.22%	0.30%	4.74%	0.10%

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	0.99%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class J Shares, the predecessor share class, for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

24 ï Janus Global Select Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: John Eisinger is Executive Vice President and Portfolio Manager of the Fund, which he has managed since January 2008.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

25 ï Janus Global Select Fund

Fund summary

Janus Global Technology Fund

Ticker:	JNGTX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Global Technology Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)		Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)		2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)		Class D

Management Fees		0.64%
Other Expenses		0.28%
Short Sale Dividend Expenses	0.03%
Remaining Other Expenses	0.25%
Total Annual Fund Operating Expenses		0.92%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$94	$293	$509	$1,131

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 89% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of companies that the portfolio manager believes will benefit significantly from advances or improvements in technology. These companies generally fall into two categories:

•	companies that the portfolio manager believes have or will develop products, processes, or services that will provide significant technological advancements or improvements; and

•	companies that the portfolio manager believes rely extensively on technology in connection with their operations or services.

The Fund implements this policy by investing primarily in equity securities of U.S. and foreign companies selected for their growth potential. The Fund normally invests in issuers from several different countries, which may include the United States.

26 ï Janus Global Technology Fund

The Fund may, under unusual circumstances, invest in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in U.S. and foreign debt securities.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may also invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund has invested in and may continue to invest in derivative instruments (by taking long and/or short positions), including, but not limited to, put and call options, futures contracts, and forward currency contracts to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund, and to earn income and enhance returns. The Fund’s exposure to derivatives will vary, is not limited to those derivatives listed, and could be significant at times. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 4.2% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

27 ï Janus Global Technology Fund

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Industry Risk. Although the Fund does not concentrate its investments in specific industries, it may invest in companies related in such a way that they react similarly to certain market pressures. As a result, the Fund’s returns may be considerably more volatile than the returns of a fund that does not invest in similarly related companies.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

28 ï Janus Global Technology Fund

Annual Total Returns for Class D Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−40.94%	47.14%	1.23%	11.50%	7.98%	21.88%	−43.27%	57.29%	24.64%	−8.41%

Best Quarter: Second Quarter 2009 26.81% Worst Quarter: Fourth Quarter 2008 −25.94%

Average Annual Total Returns (periods ended 12/31/11)

	1 Year	5 Years	10 Years	Since Inception (12/31/98)

Class D Shares

Return Before Taxes	−8.41%	4.42%	2.78%	3.84%

Return After Taxes on Distributions	−8.41%	4.41%	2.77%	3.76%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−5.47%	3.80%	2.40%	3.32%

S&P 500® Index	2.11%	−0.25%	2.92%	1.99%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International World Information Technology Index (net)	−2.49%	1.18%	1.26%	−0.55%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class J Shares, the predecessor share class, for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

29 ï Janus Global Technology Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: J. Bradley Slingerlend, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed since May 2011.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

30 ï Janus Global Technology Fund

Fund summary

Janus International Equity Fund

Ticker:	JNISX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus International Equity Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)	Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class D

Management Fees (may adjust up or down)	0.78%
Other Expenses	0.38%
Total Annual Fund Operating Expenses	1.16%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$118	$368	$638	$1,409

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 77% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in equity securities. The Fund normally invests in a core group of 60-100 equity securities of issuers from different countries located throughout the world, excluding the United States. The Fund may, under unusual circumstances, invest all of its assets in a single country. The Fund may invest in emerging markets but will normally limit such investments to 20% of its net assets, measured at the time of purchase. The Fund may also invest in foreign debt securities.

The portfolio managers apply a “bottom up” approach in choosing investments. In other words, the portfolio managers look at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies. The portfolio managers normally seek to limit any sector exposure and country exposure to plus or minus 10% of the respective weighting of the Fund’s primary benchmark index, currently the Morgan Stanley Capital International EAFE® Index.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

31 ï Janus International Equity Fund

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. As of September 30, 2011, approximately 12.0% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio managers’ belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio managers’ perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010. The

32 ï Janus International Equity Fund

performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s Class I Shares calculated using the fees and expenses of Class D Shares, without the effect of any fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

Annual Total Returns for Class D Shares (calendar year-end)

2007	2008	2009	2010	2011
22.23%	−45.99%	51.91%	14.30%	−13.77%

Best Quarter: Second Quarter 2009 31.92% Worst Quarter: Third Quarter 2008 −24.25%

Average Annual Total Returns (periods ended 12/31/11)

	1 Year	5 Years	Since Inception of Predecessor Fund (11/28/06)

Class D Shares

Return Before Taxes	−13.77%	−0.21%	0.81%

Return After Taxes on Distributions	−13.83%	−0.37%	0.66%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−8.55%	−0.13%	0.74%

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	−3.68%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	−1.90%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class I Shares for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

33 ï Janus International Equity Fund

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Managers: Julian McManus is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since June 2010. Guy Scott, CFA, is Executive Vice President and Co-Portfolio Manager of the Fund, which he has co-managed since June 2010. Carmel Wellso is Executive Vice President and Co-Portfolio Manager of the Fund, which she has co-managed since June 2010.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

34 ï Janus International Equity Fund

Fund summary

Janus Overseas Fund

Ticker:	JNOSX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Overseas Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)	Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class D

Management Fees (may adjust up or down)	0.64%
Other Expenses	0.19%
Total Annual Fund Operating Expenses	0.83%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$85	$265	$460	$1,025

Portfolio Turnover:  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 43% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its net assets in securities of issuers from countries outside of the United States. The Fund normally invests in securities of issuers from several different countries, excluding the United States. Although the Fund typically invests 80% or more of its assets in issuers located outside the United States, it also may normally invest up to 20% of its assets, measured at the time of purchase, in U.S. issuers, and it may, under unusual circumstances, invest all or substantially all of its assets in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in U.S. and foreign debt securities.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may invest its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund may invest in derivative instruments (by taking long and/or short positions)

35 ï Janus Overseas Fund

for different purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions) and to earn income and enhance returns. For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 31.1% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations.

36 ï Janus Overseas Fund

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

Annual Total Returns for Class D Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−23.89%	36.79%	18.58%	32.39%	47.21%	27.76%	−52.75%	78.12%	19.39%	−32.71%

Best Quarter: Second Quarter 2009 36.78% Worst Quarter: Fourth Quarter 2008 −27.94%

37 ï Janus Overseas Fund

Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (5/2/94)
Class D Shares

Return Before Taxes	−32.71%	−2.88%	7.59%	9.84%

Return After Taxes on Distributions	−33.40%	−3.56%	7.15%	9.22%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−20.12%	−2.37%	6.75%	8.79%

Morgan Stanley Capital International All Country World ex-U.S. Indexsm (net)	−13.71%	−2.92%	6.31%	N/A
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International EAFE® Index (net)	−12.14%	−4.72%	4.67%	3.83%
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class J Shares, the predecessor share class, for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: Brent A. Lynn, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed or co-managed since January 2001.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

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PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

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Fund summary

Janus Worldwide Fund

Ticker:	JANWX	Class D Shares*

*	Class D Shares are closed to certain new investors.

INVESTMENT OBJECTIVE

Janus Worldwide Fund seeks long-term growth of capital.

FEES AND EXPENSES OF THE FUND

This table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)	Class D

Redemption fee on Shares held for 90 days or less (as a percentage of amount redeemed)	2.00%
Effective April 2, 2012, the Fund will no longer assess a redemption fee on Shares, regardless of how long such Shares have been held.

ANNUAL FUND OPERATING EXPENSES (expenses that you pay each year as a percentage of the value of your investment)	Class D

Management Fees (may adjust up or down)	0.66%
Other Expenses	0.21%
Total Annual Fund Operating Expenses	0.87%

EXAMPLE:
The Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all of your Shares at the end of each period. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class D Shares	$89	$278	$482	$1,073

Portfolio Turnover: The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 94% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Fund pursues its investment objective by investing primarily in equity securities, which include, but are not limited to, common stocks, preferred stocks, and depositary receipts of companies of any size located throughout the world. The Fund normally invests in issuers from several different countries, including the United States. The Fund may, under unusual circumstances, invest in a single country. The Fund may have significant exposure to emerging markets. The Fund may also invest in foreign equity and debt securities.

The portfolio manager applies a “bottom up” approach in choosing investments. In other words, the portfolio manager looks at companies one at a time to determine if a company is an attractive investment opportunity and if it is consistent with the Fund’s investment policies.

The Fund may invest a significant portion of its assets in derivatives, which are instruments that have a value derived from or directly linked to an underlying asset, such as equity securities, bonds, commodities, currencies, interest rates, or market indices, as substitutes for securities in which the Fund invests. The Fund has invested in and may continue to invest in derivative instruments (by taking long and/or short positions) including, but not limited to, put and call options, swaps, and

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forward currency contracts to increase or decrease the Fund’s exposure to a particular market, to manage or adjust the risk profile of the Fund, and to earn income and enhance returns. The Fund may also invest in derivative instruments for other purposes, including hedging (to offset risks associated with an investment, currency exposure, or market conditions). For more information on the Fund’s use of derivatives, refer to the Fund’s shareholder reports and Form N-Q reports, which are filed with the Securities and Exchange Commission.

The Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination.

PRINCIPAL INVESTMENT RISKS

The biggest risk is that the Fund’s returns will vary, and you could lose money. The Fund is designed for long-term investors seeking an equity portfolio, including common stocks. Common stocks tend to be more volatile than many other investment choices.

Foreign Exposure Risk. The Fund normally has significant exposure to foreign markets, including emerging markets, which can be more volatile than the U.S. markets. As a result, its returns and net asset value may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for the Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, a market swing in one or more countries or regions where the Fund has invested a significant amount of its assets may have a greater effect on the Fund’s performance than it would in a more geographically diversified portfolio. The Fund’s investments in emerging market countries may involve risks greater than, or in addition to, the risks of investing in more developed countries.

Emerging Markets Risk. The risks of foreign investing mentioned above are heightened when investing in emerging markets. Emerging markets securities involve a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on the Fund’s investments. In addition, the Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that the Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. Some of the risks of investing directly in foreign and emerging market securities may be reduced when the Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks. As of September 30, 2011, approximately 6.2% of the Fund’s investments were in emerging markets.

Market Risk. The value of the Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio manager’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of the Fund’s portfolio could also decrease if there are deteriorating economic or market conditions. It is important to understand that the value of your investment may fall, sometimes sharply, in response to changes in the market, and you could lose money.

Growth Securities Risk. The Fund invests in companies after assessing their growth potential. Securities of companies perceived to be “growth” companies may be more volatile than other stocks and may involve special risks. If the portfolio manager’s perception of a company’s growth potential is not realized, the securities purchased may not perform as expected, reducing the Fund’s return. In addition, because different types of stocks tend to shift in and out of favor depending on market and economic conditions, “growth” stocks may perform differently from the market as a whole and other types of securities.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore

41 ï Janus Worldwide Fund

involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by the Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Securities Lending Risk. The Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions. There is the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PERFORMANCE INFORMATION

The following information provides some indication of the risks of investing in the Fund by showing how the Fund’s performance has varied over time. Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

The bar chart depicts the change in performance from year to year during the periods indicated. The table compares the Fund’s average annual returns for the periods indicated to broad-based securities market indices. The indices are not actively managed and are not available for direct investment. All figures assume reinvestment of dividends and distributions. For certain periods, the Fund’s performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

The Fund’s past performance (before and after taxes) does not necessarily indicate how it will perform in the future. Updated performance information is available at janus.com/allfunds or by calling 1-800-525-3713.

Annual Total Returns for Class D Shares (calendar year-end)

2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
−26.01%	24.23%	5.54%	5.84%	17.90%	9.23%	−45.02%	37.68%	15.70%	−13.74%

Best Quarter: Second Quarter 2009 23.17% Worst Quarter: Fourth Quarter 2008 −23.27%

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Average Annual Total Returns (periods ended 12/31/11)
	1 Year	5 Years	10 Years	Since Inception (5/15/91)
Class D Shares

Return Before Taxes	−13.74%	−3.77%	−0.01%	7.47%

Return After Taxes on Distributions	−13.85%	−3.88%	−0.13%	6.80%

Return After Taxes on Distributions and Sale of Fund Shares(1)	−8.78%	−3.16%	0.01%	6.47%

Morgan Stanley Capital International World Indexsm (net)	−5.54%	−2.37%	3.62%	5.98%
(reflects no deduction for expenses, fees, or taxes)

Morgan Stanley Capital International All Country World Indexsm (net)	−7.35%	−1.93%	4.24%	N/A
(reflects no deduction for expenses, fees, or taxes)

(1)	If the Fund incurs a loss, which generates a tax benefit, the Return After Taxes on Distributions and Sale of Fund Shares may exceed the Fund’s other return figures.

After-tax returns are calculated using distributions for the Fund’s Class D Shares for the periods following February 16, 2010; and for the Fund’s Class J Shares, the predecessor share class, for the periods prior to February 16, 2010. If Class D Shares of the Fund had been available during these earlier periods, distributions may have been different and thus, after-tax returns may have been different from those shown. After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your individual tax situation and may differ from those shown in the preceding table. The after-tax return information shown above does not apply to Fund shares held through a tax-deferred account, such as a 401(k) plan or an IRA.

MANAGEMENT

Investment Adviser: Janus Capital Management LLC

Portfolio Manager: George P. Maris, CFA, is Executive Vice President and Portfolio Manager of the Fund, which he has managed since March 2011.

PURCHASE AND SALE OF FUND SHARES

Minimum Investment Requirements
To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

You may generally purchase, exchange, or redeem Fund Shares on any business day by written request, wire transfer, telephone, and in most cases, online at janus.com/individual. You may conduct transactions by mail (Janus, P.O. Box 55932, Boston, MA 02205-5932), or by telephone at 1-800-525-3713. Purchase, exchange, or redemption requests must be received in good order by the Fund or its agents prior to the close of the regular trading session of the New York Stock Exchange in order to receive that day’s net asset value. For additional information, refer to “To Open an Account or Buy Shares,” “To Exchange Shares,” and/or “To Sell Shares” in the Prospectus.

TAX INFORMATION

The Fund’s distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account.

43 ï Janus Worldwide Fund

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

With respect to certain other classes of shares, the Fund and its related companies may pay select broker-dealer firms or other financial intermediaries for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing a broker-dealer or other intermediary or a salesperson to recommend the Fund over another investment or to recommend one share class over another.

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Additional information about the Funds

FEES AND EXPENSES

Please refer to the following important information when reviewing the “Fees and Expenses of the Fund” table in each Fund Summary of the Prospectus. The fees and expenses shown were determined based on net assets as of the fiscal year ended September 30, 2011.

•	“Shareholder Fees” are fees paid directly from your investment and may include redemption fees or exchange fees. If you sell Shares of a Fund that you have held for 90 days or less, you may pay a redemption fee. The redemption fee is being eliminated, therefore, no sale or exchange of Shares made on or after April 2, 2012 will be assessed a redemption fee, regardless of how long such Shares have been held.

•	“Annual Fund Operating Expenses” are paid out of a Fund’s assets and include fees for portfolio management and administrative services, including recordkeeping, accounting, and other shareholder services. You do not pay these fees directly but, as the Example in each Fund Summary shows, these costs are borne indirectly by all shareholders.

•	The “Management Fee” is the investment advisory fee rate paid by each Fund to Janus Capital. Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Research Fund, Janus International Equity Fund, Janus Overseas Fund, and Janus Worldwide Fund each pay an investment advisory fee rate that adjusts up or down by a variable of up to 0.15% (assuming constant assets) on a monthly basis based upon the Fund’s performance relative to its benchmark index during a measurement period. This fee rate, prior to any performance adjustment, is 0.92% for Janus Asia Equity Fund, 1.00% for Janus Emerging Markets Fund, 0.64% for each of Janus Global Research Fund and Janus Overseas Fund, 0.68% for Janus International Equity Fund, and 0.60% for Janus Worldwide Fund. Any such adjustment to this base fee rate commenced January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will commence August 2012 for Janus Asia Equity Fund and may increase or decrease the Management Fee. Refer to “Management Expenses” in this Prospectus for additional information with further description in the Statement of Additional Information (“SAI”).

•	“Other Expenses”

○	include an administrative services fee of 0.12% of the average daily net assets of Class D Shares for shareholder services provided by Janus Services LLC (“Janus Services”), the Funds’ transfer agent.
○	may include “Short Sale Dividend Expenses.” These expenses include dividends or interest on short sales, which are paid to the lender of borrowed securities, and stock loan fees, which are paid to the prime broker. Such expenses will vary depending on the short sale arrangement, whether the securities a Fund sells short pay dividends or interest, and the amount of such dividends or interest. While “Short Sale Dividend Expenses” include interest and dividends paid out on short positions and may include stock loan fees, they do not take into account the interest credit a Fund earns on cash proceeds of short sales which serve as collateral for short positions. If applicable, or unless otherwise indicated in a Fund’s Fees and Expenses table, such amounts are less than 0.01%.
○	may include reimbursement to Janus Services of its out-of-pocket costs for serving as transfer agent and providing servicing to shareholders.

•	“Acquired Fund” refers to any underlying fund (including, but not limited to, exchange-traded funds) in which a fund invests or has invested during the period. Acquired fund fees and expenses are indirect expenses a fund may incur as a result of investing in shares of an underlying fund. To the extent that a Fund invests in Acquired Funds, the Fund’s “Total Annual Fund Operating Expenses” may not correlate to the “ratio of gross expenses to average net assets” presented in the Financial Highlights table because that ratio includes only the direct operating expenses incurred by the Fund, not the indirect costs of investing in Acquired Funds. If applicable, or unless otherwise indicated in a Fund’s Fees and Expenses table, such amounts are less than 0.01%. If applicable, or unless otherwise indicated in a Fund’s Fees and Expenses table, such amounts are less than 0.01% and are included in the Fund’s “Other Expenses.”

•	Janus Capital has contractually agreed to waive certain Funds’ “Total Annual Fund Operating Expenses” to certain limits until at least February 1, 2013. The expense limits are described in the “Management Expenses” section of this Prospectus. Because a fee waiver will have a positive effect upon a fund’s performance, a fund that pays a performance-based investment advisory fee may experience a performance adjustment that is considered favorable to Janus Capital as a result of a fee waiver that is in place during the period when the performance adjustment applies.

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•	All expenses in a Fund’s “Fees and Expenses of the Fund” table are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.

ADDITIONAL INVESTMENT STRATEGIES AND GENERAL PORTFOLIO POLICIES

The Funds’ Board of Trustees (“Trustees”) may change each Fund’s investment objective or non-fundamental principal investment strategies without a shareholder vote. A Fund will notify you in writing at least 60 days before making any such change it considers material. If there is a material change to a Fund’s objective or principal investment strategies, you should consider whether the Fund remains an appropriate investment for you. There is no guarantee that a Fund will achieve its investment objective.

Unless otherwise stated, the following additional investment strategies and general policies apply to each Fund and provide further information including, but not limited to, the types of securities a Fund may invest in when implementing its investment objective. For some Funds, these strategies and policies may be part of a principal strategy. For other Funds, these strategies and policies may be utilized to a lesser extent. Except for the Funds’ policies with respect to investments in illiquid securities and borrowing, the percentage limitations included in these policies and elsewhere in this Prospectus and/or the SAI normally apply only at the time of purchase of a security. So, for example, if a Fund exceeds a limit as a result of market fluctuations or the sale of other securities, it will not be required to dispose of any securities.

Cash Position
The Funds may not always stay fully invested. For example, when the portfolio managers and/or investment personnel believe that market conditions are unfavorable for investing, or when they are otherwise unable to locate attractive investment opportunities, a Fund’s cash or similar investments may increase. In other words, cash or similar investments generally are a residual – they represent the assets that remain after a Fund has committed available assets to desirable investment opportunities. Partly because the portfolio managers and/or investment personnel act independently of each other, the cash positions among the Funds may vary significantly. When a Fund’s investments in cash or similar investments increase, it may not participate in market advances or declines to the same extent that it would if the Fund remained more fully invested. To the extent a Fund invests its uninvested cash through a sweep program (meaning its uninvested cash is pooled with uninvested cash of other funds and invested in certain securities such as repurchase agreements), it is subject to the risks of the account or fund into which it is investing, including liquidity issues that may delay the Fund from accessing its cash.

In addition, a Fund may temporarily increase its cash position under certain unusual circumstances, such as to protect its assets or maintain liquidity in certain circumstances to meet unusually large redemptions. A Fund’s cash position may also increase temporarily due to unusually large cash inflows. Under unusual circumstances such as these, a Fund may invest up to 100% of its assets in cash or similar investments. In this case, the Fund may take positions that are inconsistent with its investment objective. As a result, the Fund may not achieve its investment objective.

Common Stock
Unless its investment objective or policies prescribe otherwise, each of the Funds may invest substantially all of its assets in common stocks. The portfolio managers and/or investment personnel generally take a “bottom up” approach to selecting companies in which to invest. This means that they seek to identify individual companies with earnings growth potential that may not be recognized by the market at large. Securities are generally selected on a security-by-security basis without regard to any predetermined allocation among countries or geographic regions. However, certain factors, such as expected levels of inflation, government policies influencing business conditions, the outlook for currency relationships, and prospects for economic growth among countries, regions, or geographic areas, may warrant greater consideration in selecting foreign securities. There are no limitations on the countries in which the Funds may invest, and the Funds may at times have significant exposure in emerging markets. The portfolio managers and/or investment personnel may sell a holding if, among other things, the security reaches the portfolio managers’ and/or investment personnel’s price target, if the company has a deterioration of fundamentals such as failing to meet key operating benchmarks, or if the portfolio managers and/or investment personnel find a better investment opportunity. The portfolio managers and/or investment personnel may also sell a Fund holding to meet redemptions.

Counterparties
Fund transactions involving a counterparty are subject to the risk that the counterparty or a third party will not fulfill its obligation to a Fund (“counterparty risk”). Counterparty risk may arise because of the counterparty’s financial condition (i.e.,

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financial difficulties, bankruptcy, or insolvency), market activities and developments, or other reasons, whether foreseen or not. A counterparty’s inability to fulfill its obligation may result in significant financial loss to a Fund. A Fund may be unable to recover its investment from the counterparty or may obtain a limited recovery, and/or recovery may be delayed. A Fund may be exposed to counterparty risk through participation in various programs including, but not limited to, lending its securities to third parties, cash sweep arrangements whereby the Fund’s cash balance is invested in one or more types of cash management vehicles, as well as investments in, but not limited to, repurchase agreements, debt securities, and derivatives, including various types of swaps, futures, and options. Each Fund intends to enter into financial transactions with counterparties that Janus Capital believes to be creditworthy at the time of the transaction. There is always the risk that Janus Capital’s analysis of a counterparty’s creditworthiness is incorrect or may change due to market conditions. To the extent that a Fund focuses its transactions with a limited number of counterparties, it will have greater exposure to the risks associated with one or more counterparties.

Emerging Markets
Within the parameters of its specific investment policies, each Fund may invest in securities of issuers or companies from or with exposure to one or more “developing countries” or “emerging markets.” Such countries include, but are not limited to, countries included in the Morgan Stanley Capital International Emerging Markets Indexsm. Janus International Equity Fund will normally limit its investments in emerging market countries to 20% of its net assets. A summary of each Fund’s investments by country is contained in the Funds’ shareholder reports and in the Funds’ Form N-Q reports, which are filed with the Securities and Exchange Commission.

High-Yield/High-Risk Bonds
A high-yield/high-risk bond (also called a “junk” bond) is a bond rated below investment grade by major rating agencies (i.e., BB+ or lower by Standard & Poor’s Ratings Service (“Standard & Poor’s”) and Fitch, Inc. (“Fitch”), or Ba or lower by Moody’s Investors Service, Inc. (“Moody’s”)) or is an unrated bond of similar quality. It presents greater risk of default (the failure to make timely interest and principal payments) than higher quality bonds. To the extent the Funds invest in high-yield/high-risk bonds, under normal circumstances, each Fund, with the exception of Janus Asia Equity Fund, Janus Emerging Markets Fund, and Janus International Equity Fund, will limit its investments in high-yield/high-risk bonds to 35% or less of its net assets. Each of Janus Asia Equity Fund, Janus Emerging Markets Fund, and Janus International Equity Fund will limit its investments in such bonds to 20% or less of its net assets.

Illiquid Investments
Although the Funds intend to invest in liquid securities, each Fund may invest up to 15% of its net assets in illiquid investments. An illiquid investment is a security or other position that cannot be disposed of quickly in the normal course of business. For example, some securities are not registered under U.S. securities laws and cannot be sold to the U.S. public because of Securities and Exchange Commission regulations (these are known as “restricted securities”). Under procedures adopted by the Funds’ Trustees, certain restricted securities that are determined to be liquid will not be counted toward this 15% limit.

Nondiversification
Diversification is a way to reduce risk by investing in a broad range of stocks or other securities. Janus Global Select Fund is classified as “nondiversified.” A fund that is classified as “nondiversified” has the ability to take larger positions in a smaller number of issuers than a fund that is classified as “diversified.” This gives a fund which is classified as nondiversified more flexibility to focus its investments in companies that the portfolio manager has identified as the most attractive for the investment objective and strategy of the fund. However, because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a fund which is classified as nondiversified, its share price can be expected to fluctuate more than a comparable fund which is classified as diversified. This fluctuation, if significant, may affect the performance of the fund.

Portfolio Turnover
In general, each Fund intends to purchase securities for long-term investment, although, to a limited extent, a Fund may purchase securities in anticipation of relatively short-term gains. Short-term transactions may also result from liquidity needs, securities having reached a price or yield objective, changes in interest rates or the credit standing of an issuer, or by reason of economic or other developments not foreseen at the time of the initial investment decision. A Fund may also sell one security and simultaneously purchase the same or a comparable security to take advantage of short-term differentials in bond yields or securities prices. Portfolio turnover is affected by market conditions, changes in the size of a Fund, the nature of a

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Fund’s investments, and the investment style of the portfolio manager and/or investment personnel. Changes are normally made in a Fund’s portfolio whenever the portfolio manager and/or investment personnel believe such changes are desirable. Portfolio turnover rates are generally not a factor in making buy and sell decisions.

Increased portfolio turnover may result in higher costs for brokerage commissions, dealer mark-ups, and other transaction costs, and may also result in taxable capital gains. Higher costs associated with increased portfolio turnover also may have a negative effect on a Fund’s performance. The “Financial Highlights” section of this Prospectus shows the Funds’ historical turnover rates.

Securities Lending
A Fund may seek to earn additional income through lending its securities to certain qualified broker-dealers and institutions on a short-term or long-term basis. Each Fund may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of its total assets as determined at the time of the loan origination. When a Fund lends its securities, it receives collateral (including cash collateral), at least equal to the value of securities loaned. The Fund may earn income by investing this collateral in one or more affiliated or non-affiliated cash management vehicles. It is also possible that, due to a decline in the value of a cash management vehicle, the Fund may lose money. There is also the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Fund may experience delays and costs in recovering the security or gaining access to the collateral provided to the Fund to collateralize the loan. If the Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund. Janus Capital intends to manage the cash collateral in an affiliated cash management vehicle and will receive an investment advisory fee for managing such assets.

Short Sales
Certain Funds may engage in short sales. No more than 10% of a Fund’s net assets may be invested in short positions (through short sales of stocks, structured products, futures, swaps, and uncovered written calls). The Funds may engage in short sales “against the box” and options for hedging purposes that are not subject to this 10% limit. A short sale is generally a transaction in which a Fund sells a security it does not own or have the right to acquire (or that it owns but does not wish to deliver) in anticipation that the market price of that security will decline. To complete the transaction, the Fund must borrow the security to make delivery to the buyer. The Fund is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. A short sale is subject to the risk that if the price of the security sold short increases in value, the Fund will incur a loss because it will have to replace the security sold short by purchasing it at a higher price. In addition, the Fund may not always be able to close out a short position at a particular time or at an acceptable price. A lender may request, or market conditions may dictate, that the securities sold short be returned to the lender on short notice, and the Fund may have to buy the securities sold short at an unfavorable price. If this occurs at a time that other short sellers of the same security also want to close out their positions, it is more likely that the Fund will have to cover its short sale at an unfavorable price and potentially reduce or eliminate any gain, or cause a loss, as a result of the short sale. Because there is no upper limit to the price a borrowed security may reach prior to closing a short position, a Fund’s losses are potentially unlimited in a short sale transaction. A Fund’s gains and losses will also be decreased or increased, as the case may be, by the amount of any dividends, interest, or expenses, including transaction costs and borrowing fees, the Fund may be required to pay in connection with a short sale. Such payments may result in the Fund having higher expenses than a Fund that does not engage in short sales and may negatively affect the Fund’s performance.

A Fund may also enter into short positions through derivative instruments such as options contracts, futures contracts, and swap agreements which may expose the Fund to similar risks. To the extent that the Fund enters into short derivative positions, the Fund may be exposed to risks similar to those associated with short sales, including the risk that the Fund’s losses are theoretically unlimited.

Due to certain foreign countries’ restrictions, a Fund will not be able to engage in short sales in certain foreign countries where it may maintain long positions. As a result, a Fund’s ability to fully implement a short selling strategy that could otherwise help the Fund pursue its investment goals may be limited.

Although Janus Capital believes that its rigorous “bottom up” approach will be effective in selecting short positions, there is no assurance that Janus Capital will be successful in applying this approach when engaging in short sales.

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Special Situations
The Funds may invest in companies that demonstrate special situations or turnarounds, meaning companies that have experienced significant business problems but are believed to have favorable prospects for recovery. For example, a special situation or turnaround may arise when, in the opinion of a Fund’s portfolio managers and/or investment personnel, the securities of a particular issuer will be recognized as undervalued by the market and appreciate in value due to a specific development with respect to that issuer. Special situations may include significant changes in a company’s allocation of its existing capital, a restructuring of assets, or a redirection of free cash flow. For example, issuers undergoing significant capital changes may include companies involved in spin-offs, sales of divisions, mergers or acquisitions, companies involved in bankruptcy proceedings, or companies initiating large changes in their debt to equity ratio. Companies that are redirecting cash flows may be reducing debt, repurchasing shares, or paying dividends. Special situations may also result from: (i) significant changes in industry structure through regulatory developments or shifts in competition; (ii) a new or improved product, service, operation, or technological advance; (iii) changes in senior management or other extraordinary corporate event; (iv) differences in market supply of and demand for the security; or (v) significant changes in cost structure. Investments in “special situations” companies can present greater risks than investments in companies not experiencing special situations, and a Fund’s performance could be adversely impacted if the securities selected decline in value or fail to appreciate in value.

Swap Agreements
Certain Funds may utilize swap agreements as a means to gain exposure to certain common stocks and/or to “hedge” or protect their portfolios from adverse movements in securities prices and interest rates. Swap agreements are two-party contracts to exchange one set of cash flows for another. Swap agreements entail the risk that a party will default on its payment obligations to a Fund. If the other party to a swap defaults, the Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. If a Fund utilizes a swap at the wrong time or judges market conditions incorrectly, the swap may result in a loss to the Fund and reduce the Fund’s total return. Various types of swaps such as credit default, equity, interest rate, and total return swaps are described in the “Glossary of Investment Terms.”

Other Types of Investments
Unless otherwise stated within its specific investment policies, each Fund may also invest in other types of domestic and foreign securities and use other investment strategies, as described in the “Glossary of Investment Terms.” These securities and strategies are not principal investment strategies of the Funds. If successful, they may benefit the Funds by earning a return on the Funds’ assets or reducing risk; however, they may not achieve the Funds’ investment objectives. These securities and strategies may include:

•	debt securities (such as bonds, notes, and debentures)

•	exchange-traded funds

•	indexed/structured securities (such as mortgage- and asset-backed securities)

•	various derivative transactions (which could comprise a significant percentage of a fund’s portfolio) including, but not limited to, options, futures, forwards, swap agreements (such as equity, interest rate, credit default, and total return swaps), participatory notes, structured notes, and other types of derivatives individually or in combination for hedging purposes or for nonhedging purposes such as seeking to earn income and enhance return, to protect unrealized gains, or to avoid realizing losses; such techniques may also be used to adjust currency exposure relative to a benchmark index, to gain exposure to the market pending investment of cash balances, or to meet liquidity needs

•	securities purchased on a when-issued, delayed delivery, or forward commitment basis

RISKS OF THE FUNDS

The value of your investment will vary over time, sometimes significantly, and you may lose money by investing in the Funds. To varying degrees, the Funds may invest in stocks, bonds, alternative strategy investments, and money market instruments or cash/cash equivalents. The following information is designed to help you better understand some of the risks of investing in the Funds. The impact of the following risks on a Fund may vary depending on the Fund’s investments. The greater the Fund’s investment in a particular security, the greater the Fund’s exposure to the risks associated with that security. Before investing in a Fund, you should consider carefully the risks that you assume when investing in the Fund.

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Concentration Risk. Janus Global Life Sciences Fund focuses its investments in “life sciences” related industry groups. Because of this, companies in its portfolio may share common characteristics and react similarly to market developments. For example, many companies with a life science orientation are highly regulated and may be dependent upon certain types of technology. As a result, changes in government funding or subsidies, new or anticipated legislative changes, or technological advances could affect the value of such companies and, therefore, the Fund’s net asset value. As a result, the Fund may be subject to greater risks and its net asset value may fluctuate more than a fund that does not concentrate its investments.

Derivatives Risk. Derivatives can be highly volatile and involve risks in addition to the risks of the underlying referenced securities. Gains or losses from a derivative can be substantially greater than the derivative’s original cost, and can therefore involve leverage. Derivatives can be complex instruments and may involve analysis that differs from that required for other investment types used by a Fund. If the value of a derivative does not correlate well with the particular market or other asset class to which the derivative is intended to provide exposure, the derivative may not produce the anticipated result. Derivatives can also reduce the opportunity for gain or result in losses by offsetting positive returns in other investments. Derivatives can be less liquid than other types of investments and entail the risk that the counterparty will default on its payment obligations. If the counterparty to a derivative transaction defaults, a Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. To the extent a Fund enters into short derivative positions, a Fund may be exposed to risks similar to those associated with short sales, including the risk that a Fund’s losses are theoretically unlimited.

Emerging Markets Risk. Within the parameters of its specific investment policies, each Fund may invest in securities of issuers or companies from or with exposure to one or more “developing countries” or “emerging markets.” Such countries include, but are not limited to, countries included in the Morgan Stanley Capital International Emerging Markets Indexsm. For Janus Emerging Markets Fund, such countries include any country that has been determined by an international organization, such as the World Bank, to have a low to middle income economy and/or any country that is not included in the Morgan Stanley Capital International World Indexsm, which measures the equity market performance of developed markets. To the extent that a Fund invests a significant amount of its assets in one or more of these countries, its returns and net asset value may be affected to a large degree by events and economic conditions in such countries. The price of investments in emerging markets can experience sudden and sharp price swings. In many developing markets, there is less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies than in more developed markets, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on a Fund’s investments. The securities markets of many of the countries in which a Fund may invest may also be smaller, less liquid, and subject to greater price volatility than those in the United States. In the event of a default on any investments in foreign debt obligations, it may be more difficult for a Fund to obtain or to enforce a judgment against the issuers of such securities. In addition, a Fund’s investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Fund’s investments. To the extent that a Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance. A Fund may be subject to emerging markets risk to the extent that it invests in securities of issuers or companies which are not considered to be from emerging markets, but which have customers, products, or transactions associated with emerging markets. Some of the risks of investing directly in foreign and emerging market securities may be reduced when a Fund invests indirectly in foreign securities through various other investment vehicles including derivatives, which also involve specialized risks.

Foreign Exposure Risks. Each Fund will invest in foreign debt and equity securities either indirectly (e.g., depositary receipts, depositary shares, and passive foreign investment companies) or directly in foreign markets, including emerging markets. Investments in foreign securities, including securities of foreign and emerging markets governments, may involve greater risks than investing in domestic securities because a Fund’s performance may depend on factors other than the performance of a particular company. These factors include:

•	Currency Risk. As long as a Fund holds a foreign security, its value will be affected by the value of the local currency relative to the U.S. dollar. When a Fund sells a foreign currency denominated security, its value may be worth less in U.S. dollars even if the security increases in value in its home country. U.S. dollar-denominated securities of foreign

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issuers may also be affected by currency risk, as the value of these securities may also be affected by changes in the issuer’s local currency.

•	Political and Economic Risk. Foreign investments may be subject to heightened political and economic risks, particularly in emerging markets which may have relatively unstable governments, immature economic structures, national policies restricting investments by foreigners, social instability, and different and/or developing legal systems. In some countries, there is the risk that the government may take over the assets or operations of a company or that the government may impose withholding and other taxes or limits on the removal of a Fund’s assets from that country. In addition, the economies of emerging markets may be predominately based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

•	Regulatory Risk. There may be less government supervision of foreign markets. As a result, foreign issuers may not be subject to the uniform accounting, auditing, and financial reporting standards and practices applicable to domestic issuers, and there may be less publicly available information about foreign issuers.

•	Foreign Market Risk. Foreign securities markets, particularly those of emerging market countries, may be less liquid and more volatile than domestic markets. These securities markets may trade a small number of securities, may have a limited number of issuers and a high proportion of shares, or may be held by a relatively small number of persons or institutions. Local securities markets may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of substantial holdings difficult or impossible at times. It is also possible that certain markets may require payment for securities before delivery, and delays may be encountered in settling securities transactions. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for a Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, securities of issuers located in countries with emerging markets may have limited marketability and may be subject to more abrupt or erratic price movements which could also have a negative effect on a Fund. Such factors may hinder a Fund’s ability to buy and sell emerging market securities in a timely manner, affecting the Fund’s investment strategies and potentially affecting the value of the Fund.

•	Geographic Investment Risk. To the extent that a Fund invests a significant portion of its assets in a particular country or geographic region, the Fund will generally have more exposure to certain risks due to possible political, economic, social, or regulatory events in that country or region. Adverse developments in certain regions could also adversely affect securities of other countries whose economies appear to be unrelated and could have a negative impact on a Fund’s performance.

•	Transaction Costs. Costs of buying, selling, and holding foreign securities, including brokerage, tax, and custody costs, may be higher than those involved in domestic transactions.

Geographic Concentration Risk. Because Janus Asia Equity Fund intends to focus its investments in a particular geographic region, the Fund’s performance is expected to be closely tied to various factors such as the social, financial, economic, and political conditions within that region or country. Specifically, the Fund’s investments in Asian issuers increase the Fund’s exposure to various risks including, but not limited to, risks associated with volatile securities markets, currency fluctuations, social, political, and regulatory developments, economic environmental events (such as natural disasters), and changes in tax or economic policies, each of which, among others, may be particular to Asian countries or the region.

Because of the Fund’s investment focus on Asian issuers, its investments will be more sensitive to social, financial, economic, political, and regulatory developments affecting the fiscal stability of a particular country and/or the broader region. Events that negatively affect the fiscal stability of a particular country and/or the broader region may cause the value of the Fund’s holdings to decrease, in some cases significantly. As a result, the Fund is likely to be more volatile than a fund that is more geographically diverse in its investments.

The Asian region within which the Fund will focus its investments comprises countries in various stages of economic and political development. As a result, some countries may have relatively unstable governments or may experience adverse conditions such as overextension of credit, currency devaluations and restrictions, less efficient markets, rising unemployment, high inflation, underdeveloped financial services sectors, heavy reliance on international trade, prolonged economic recessions, and political instability, including military disruption, which could result in significant downturns and volatility in the economies of Asian countries, and therefore, have an adverse effect on the value of the Fund’s portfolio. Certain Asian countries may be vulnerable to trade barriers and other protectionist measures. Some countries have restricted the flow of

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money in and out of the country. Further, if Asian securities fall out of favor, it may cause the Fund to underperform funds that do not focus their investments in a single region of the world.

It is also possible that from time to time, a small number of companies and industries may represent a large portion of the market in a particular country or region, and these companies and industries can be sensitive to social, financial, economic, political, and regulatory developments. The economies of the Asian countries in which the Fund invests may be interdependent, which could increase the possibility that conditions in one country will adversely impact the issuers of securities in a different country or region, or that the impact of such conditions will be experienced at the same time by the region as a whole. Likewise, the economies of the Asian region may also be dependent on the economies of other countries, such as the United States and Europe, and events in these economies could negatively impact the economies of the Asian region.

The trading volume on some Asian stock exchanges tends to be much lower than in the United States, and Asian securities of some companies are less liquid and more volatile than similar United States securities, which could lead to a significant possibility of loss to the Fund. In addition, brokerage commissions on regional stock exchanges are fixed and are generally higher than the negotiated commissions in the United States.

High-Yield/High-Risk Bond Risk. High-yield/high-risk bonds (or “junk” bonds) are bonds rated below investment grade by the primary rating agencies such as Standard & Poor’s, Fitch, and Moody’s or are unrated bonds of similar quality. The value of lower quality bonds generally is more dependent on credit risk than investment grade bonds. Issuers of high-yield/high-risk bonds may not be as strong financially as those issuing bonds with higher credit ratings and are more vulnerable to real or perceived economic changes, political changes, or adverse developments specific to the issuer. In addition, the junk bond market can experience sudden and sharp price swings.

Please refer to the “Explanation of Rating Categories” section of the SAI for a description of bond rating categories.

Industry Risk. Industry risk is the possibility that a group of related securities will decline in price due to industry-specific developments. Companies in the same or similar industries may share common characteristics and are more likely to react similarly to industry-specific market or economic developments. Each Fund’s investments, if any, in multiple companies in a particular industry increase that Fund’s exposure to industry risk. In the life sciences, for example, many companies are subject to government regulation and approval of their products and services, which may affect their price or availability. In addition, the products and services offered by these companies may quickly become obsolete in the face of scientific or technological developments. The economic outlook of such companies may fluctuate dramatically due to changes in regulatory or competitive environments. Similarly, in technology-related industries, competitive pressures may have a significant effect on the performance of companies in which a Fund may invest. In addition, technology and technology-related companies often progress at an accelerated rate, and these companies may be subject to short product cycles and aggressive pricing, which may increase their volatility.

Janus Global Life Sciences Fund invests in a concentrated portfolio, which may result in greater exposure to related industries. As a result, the Fund may be subject to greater risks and its net asset value may fluctuate more than a fund that does not concentrate its investments.

Management Risk. The Funds are actively managed investment portfolios and are therefore subject to the risk that the investment strategies employed for the Funds may fail to produce the intended results. A Fund may underperform its benchmark index or other mutual funds with similar investment objectives.

Because the Funds may invest substantially all of their assets in common stocks, the main risk is the risk that the value of the stocks they hold might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. If this occurs, a Fund’s share price may also decrease.

The Funds may use short sales, futures, options, swap agreements (including, but not limited to, equity, interest rate, credit default, and total return swaps), and other derivative instruments individually or in combination to “hedge” or protect their portfolios from adverse movements in securities prices and interest rates. The Funds may also use a variety of currency hedging techniques, including the use of forward currency contracts, to manage currency risk. There is no guarantee that a portfolio manager’s and/or investment personnel’s use of derivative investments will benefit the Funds. A Fund’s performance could be worse than if the Fund had not used such instruments. Use of such investments may instead increase risk to the Fund, rather than reduce risk.

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A Fund’s performance may also be significantly affected, positively or negatively, by a portfolio manager’s and/or investment personnel’s use of certain types of investments, such as foreign (non-U.S.) securities, non-investment grade bonds (“junk bonds”), initial public offerings (“IPOs”), or securities of companies with relatively small market capitalizations. Note that a portfolio manager’s and/or investment personnel’s use of IPOs and other types of investments may have a magnified performance impact on a fund with a small asset base and the fund may not experience similar performance as its assets grow.

Market Risk. The value of a Fund’s portfolio may decrease if the value of an individual company or security, or multiple companies or securities, in the portfolio decreases or if the portfolio managers’ and/or investment personnel’s belief about a company’s intrinsic worth is incorrect. Further, regardless of how well individual companies or securities perform, the value of a Fund’s portfolio could also decrease if there are deteriorating economic or market conditions, including, but not limited to, a general decline in prices on the stock markets, a general decline in real estate markets, a decline in commodities prices, or if the market favors different types of securities than the types of securities in which the Fund invests. If the value of the Fund’s portfolio decreases, the Fund’s net asset value will also decrease, which means if you sell your shares in the Fund you may lose money.

It is also important to note that events in both domestic and international equity and fixed-income markets have resulted, and may continue to result, in an unusually high degree of volatility in the markets, with issuers that have exposure to the real estate, mortgage, and credit markets particularly affected. These events and the resulting market upheavals may have an adverse effect on a Fund, such as a decline in the value and liquidity of many securities held by the Fund, unusually high and unanticipated levels of redemptions, an increase in portfolio turnover, a decrease in net asset value, and an increase in Fund expenses. Because the situation is unprecedented and widespread, it may also be unusually difficult to identify both investment risks and opportunities, which could limit or preclude the Fund’s ability to achieve its investment objective. It is impossible to predict whether or for how long these conditions will continue. Therefore, it is important to understand that the value of your investment may fall, sometimes sharply, and you could lose money.

Further, the instability experienced in the financial markets has resulted in the U.S. Government and various other governmental and regulatory entities taking actions to address the financial crisis. These actions include, but are not limited to, the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in July 2010 which is expected to dramatically change the way in which the U.S. financial system is supervised and regulated. More specifically, the Dodd-Frank Act provides for widespread regulation of financial institutions, consumer financial products and services, broker-dealers, over-the-counter derivatives, investment advisers, credit rating agencies, and mortgage lending, which expands federal oversight in the financial sector and may affect the investment management industry as a whole. Given the broad scope, sweeping nature, and the fact that many provisions of the Dodd-Frank Act must be implemented through future rulemaking, the ultimate impact of the Dodd-Frank Act, and any resulting regulation, is not yet certain. As a result, there can be no assurance that these government and regulatory measures will not have an adverse effect on the value or marketability of securities held by a Fund, including potentially limiting or completely restricting the ability of the Fund to use a particular investment instrument as part of its investment strategy, increasing the costs of using these instruments, or possibly making them less effective in general. Furthermore, no assurance can be made that the U.S. Government or any U.S. regulatory entity (or other authority or regulatory entity) will not continue to take further legislative or regulatory action in response to the economic crisis or otherwise, and the effect of such actions, if taken, cannot be known.

Nondiversification Risk. Janus Global Select Fund is classified as nondiversified under the Investment Company Act of 1940, as amended, and may hold a greater percentage of its assets in a smaller number of issuers. As a result, an increase or decrease in the value of a single security held by the Fund may have a greater impact on the Fund’s net asset value and total return. Being nondiversified may also make a Fund more susceptible to financial, economic, political, or other developments that may impact a security. Although the Fund may satisfy the requirements for a diversified fund, and has from time to time operated as diversified, the Fund’s nondiversified classification gives the Fund’s portfolio manager more flexibility to hold larger positions in a smaller number of securities than a fund that is classified as diversified. The Fund’s policy of concentrating its portfolio in a smaller number of holdings could result in more volatility in the Fund’s performance and share price.

Real Estate Risk. A Fund may be affected by risks associated with investments in real estate-related securities. The value of securities of issuers in the real estate and real estate-related industries, including real estate investment trusts, is sensitive to changes in real estate values and rental income, property taxes, interest rates, tax and regulatory requirements, supply and

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demand, and the management skill and creditworthiness of the issuer. These factors may impact a Fund’s investments in foreign real estate markets differently than U.S. real estate markets.

Small- and Mid-Sized Companies Risk. A Fund’s investments in securities issued by small- and mid-sized companies, which tend to be smaller, start-up companies offering emerging products or services, may involve greater risks than are customarily associated with larger, more established companies. For example, while small- and mid-sized companies may realize more substantial growth than larger or more established issuers, they may also suffer more significant losses as a result of their narrow product lines, limited operating history, greater exposure to competitive threats, limited financial resources, limited trading markets, and the potential lack of management depth. Securities issued by small- and mid-sized companies tend to be more volatile and somewhat more speculative than securities issued by larger or more established companies and may underperform as compared to the securities of larger companies. These holdings are also subject to wider price fluctuations and tend to be less liquid than stocks of larger companies, which could have a significant adverse effect on a Fund’s returns, especially as market conditions change.

Sovereign Debt Risk. Investments in foreign government debt securities (“sovereign debt”) can involve a high degree of risk, including the risk that the governmental entity that controls the repayment of sovereign debt may not be willing or able to repay the principal and/or to pay the interest on its sovereign debt in a timely manner. A sovereign debtor’s willingness or ability to satisfy its debt obligation may be affected by various factors, including its cash flow situation, the extent of its foreign currency reserves, the availability of foreign exchange when a payment is due, the relative size of its debt position in relation to its economy as a whole, the sovereign debtor’s policy toward international lenders, and local political constraints to which the governmental entity may be subject. Sovereign debtors may also be dependent on expected disbursements from foreign governments, multilateral agencies, and other entities. The failure of a sovereign debtor to implement economic reforms, achieve specified levels of economic performance, or repay principal or interest when due may result in the cancellation of third party commitments to lend funds to the sovereign debtor, which may further impair such debtor’s ability or willingness to timely service its debts. A Fund may be requested to participate in the rescheduling of such sovereign debt and to extend further loans to governmental entities, which may adversely affect the Fund’s holdings. In the event of default, there may be limited or no legal remedies for collecting sovereign debt and there may be no bankruptcy proceedings through which the Fund may collect all or part of the sovereign debt that a governmental entity has not repaid.

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Management of the Funds

INVESTMENT ADVISER

Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206-4805, is the investment adviser to each Fund. Janus Capital is responsible for the day-to-day management of the Funds’ investment portfolios and furnishes continuous advice and recommendations concerning the Funds’ investments for all the Funds except Janus Asia Equity Fund. Janus Singapore is responsible for the day-to-day management of the investment portfolio of Janus Asia Equity Fund subject to the general oversight of Janus Capital. Janus Capital also provides certain administration and other services and is responsible for other business affairs of each Fund.

Janus Capital (together with its predecessors) has served as investment adviser to Janus mutual funds since 1970 and currently serves as investment adviser to all of the Janus funds, acts as subadviser for a number of private-label mutual funds, and provides separate account advisory services for institutional accounts and other unregistered products.

Janus Capital furnishes certain administration, compliance, and accounting services for the Funds and is reimbursed by the Funds for certain of its costs in providing those services (to the extent Janus Capital seeks reimbursement and such costs are not otherwise waived). In addition, employees of Janus Capital and/or its affiliates may serve as officers of the Trust. Janus Capital provides office space for the Funds. Some expenses related to compensation payable to the Janus funds’ Chief Compliance Officer and compliance staff are shared with the Janus funds. The Funds also pay for salaries, fees, and expenses of certain Janus Capital employees and Fund officers, with respect to certain specified administration functions they perform on behalf of the Janus funds. The Janus funds pay these costs based on out-of-pocket expenses incurred by Janus Capital, and these costs are separate and apart from advisory fees and other expenses paid in connection with the investment advisory services Janus Capital provides to the Funds.

MANAGEMENT EXPENSES

Each Fund pays Janus Capital an investment advisory fee and incurs expenses, including administrative services fees payable pursuant to the Transfer Agency Agreement, any other transfer agent and custodian fees and expenses, legal and auditing fees, printing and mailing costs of sending reports and other information to existing shareholders, and Independent Trustees’ fees and expenses. Each Fund’s investment advisory fee is calculated daily and paid monthly. Each Fund’s advisory agreement details the investment advisory fee and other expenses that each Fund must pay. Janus Capital pays Janus Singapore a subadvisory fee from its investment advisory fee for managing Janus Asia Equity Fund.

The following tables reflect each Fund’s contractual investment advisory fee rate or base fee rate, as applicable (expressed as an annual rate), as well as the actual investment advisory fee rate paid by each Fund to Janus Capital (gross and net of fee waivers, if applicable). The investment advisory fee rate is aggregated to include all investment advisory fees paid by a Fund.

Fixed-Rate Investment Advisory Fee
The Funds reflected below pay an investment advisory fee at a fixed rate based on each Fund’s average daily net assets.

			Actual Investment
		Contractual	Advisory Fee
	Average Daily	Investment	Rate (%) (for
	Net Assets	Advisory Fee (%)	the fiscal year ended
Fund Name	of the Fund	(annual rate)	September 30, 2011)
Janus Global Life Sciences Fund	All Asset Levels	0.64	0.64

Janus Global Select Fund	All Asset Levels	0.64	0.64 (1)

Janus Global Technology Fund	All Asset Levels	0.64	0.64

(1)	Janus Capital has agreed to waive the Fund’s total annual fund operating expenses (excluding administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses) to a certain level until at least February 1, 2013. Application of the expense waiver and its effect on annual fund operating expenses is reflected, when applicable, in the “Fees and Expenses of the Fund” table in the Fund Summary of the Prospectus, and additional information is included under “Expense Limitations” below. The waiver is not reflected in the contractual fee rate shown.

Performance-Based Investment Advisory Fee
Janus Global Research Fund, Janus Worldwide Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Emerging Markets Fund, and Janus Asia Equity Fund each pay an investment advisory fee rate that may adjust up or down based on each Fund’s performance relative to the cumulative investment record of its benchmark index over the performance

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measurement period as reflected in the table below. Any adjustment to the investment advisory fee rate was effective January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will be effective August 2012 for Janus Asia Equity Fund. Until such time, only the base fee rate shown belowapplied. The third column shows the performance hurdle for outperformance or underperformance during the measurement period relative to each Fund’s respective benchmark index. The fourth column shows the performance adjusted investment advisory fee rate, which is equal to the Fund’s base fee rate plus or minus the performance adjustment over the period without any fee waivers. The fifth column shows the actual investment advisory fee rate, which is equal to the Fund’s base fee rate plus or minus the performance adjustment over the period and includes any applicable fee waiver. This fifth column shows the actual amount of the investment advisory fee rate paid by each Fund as of the end of the fiscal year.

As an example, if a Fund outperformed its benchmark index over the performance measurement period by its performance hurdle rate (listed in the table below), the advisory fee would increase by 0.15% (assuming constant assets). Conversely, if a Fund underperformed its benchmark index over the performance measurement period by its performance hurdle rate (listed in the table below), the advisory fee would decrease by 0.15% (assuming constant assets). Actual performance within the full range of the performance hurdle rate may result in positive or negative incremental adjustments to the advisory fee of greater or less than 0.15%. Additional details discussing the performance fee are included below with further description in the SAI.

			Performance	Actual Investment
			Adjusted	Advisory Fee
		Performance	Investment	Rate(1) (%) (for
	Base Fee	Hurdle vs.	Advisory Fee	the fiscal year ended
Fund Name	Rate (%)	Benchmark Index	Rate (%)	September 30, 2011)
Janus Global Research Fund	0.64	±6.00%	0.75	0.75

Janus Worldwide Fund	0.60	±6.00%	0.66	0.66

Janus International Equity Fund	0.68	±7.00%	0.78	0.78

Janus Overseas Fund	0.64	±7.00%	N/A (2)	0.64

Janus Emerging Markets Fund	1.00	±6.00%	N/A (3)	0.00 (4)

Janus Asia Equity Fund	0.92	±7.00%	N/A (5)	0.00 (4)

(1)	Janus Capital has agreed to waive each Fund’s total annual fund operating expenses (excluding any performance adjustments to management fees, administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses) to certain levels until at least February 1, 2013. Application of the expense waivers and their effect on annual fund operating expenses is reflected, when applicable, in the “Fees and Expenses of the Fund” table in each Fund Summary of the Prospectus, and additional information is included under “Expense Limitations” below. The waivers and any applicable performance adjustments are not reflected in the base fee rates shown.
(2)	Any applicable Performance Adjustment began November 1, 2011 for the Fund.
(3)	Any applicable Performance Adjustment began January 1, 2012 for the Fund.
(4)	For the fiscal year ended September 30, 2011, the Fund did not pay Janus Capital any investment advisory fees (net of fee waivers) because the Fund’s fee waiver exceeded the investment advisory fee.
(5)	Any applicable Performance Adjustment will begin August 1, 2012 for the Fund.

For Janus Global Research Fund, Janus Worldwide Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Emerging Markets Fund, and Janus Asia Equity Fund, the investment advisory fee rate is determined by calculating a base fee (shown in the previous table) and applying a performance adjustment (described in further detail below). The performance adjustment either increases or decreases the base fee depending on how well each Fund has performed relative to its benchmark index as shown below:

Fund Name	Benchmark Index
Janus Global Research Fund	MSCI World Growth Index

Janus Worldwide Fund	MSCI World Indexsm

Janus International Equity Fund	MSCI EAFE® Index

Janus Overseas Fund	MSCI All Country World ex-U.S. Indexsm

Janus Emerging Markets Fund	MSCI Emerging Markets Indexsm

Janus Asia Equity Fund	MSCI All Country Asia ex-Japan Index

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The calculation of the performance adjustment applies as follows:

Investment Advisory Fee = Base Fee Rate +/– Performance Adjustment

The investment advisory fee rate paid to Janus Capital by each Fund in the table above consists of two components: (1) a base fee calculated by applying the contractual fixed rate of the advisory fee to the Fund’s average daily net assets during the previous month (“Base Fee Rate”), plus or minus (2) a performance-fee adjustment (“Performance Adjustment”) calculated by applying a variable rate of up to 0.15% (positive or negative) to the Fund’s average daily net assets during the applicable performance measurement period. The performance measurement period generally is the previous 36 months, although no Performance Adjustment is made until a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund). When a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund), but less than 36 months, the performance measurement period is equal to the time that has elapsed since the performance-based fee structure took effect. As noted above, any applicable Performance Adjustment began January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will begin August 2012 for Janus Asia Equity Fund.

No Performance Adjustment is applied unless the difference between a Fund’s investment performance and the cumulative investment record of the Fund’s benchmark index is 0.50% or greater (positive or negative) during the applicable performance measurement period. The Base Fee Rate is subject to an upward or downward Performance Adjustment for every full 0.50% increment by which the Fund outperforms or underperforms its benchmark index. Because the Performance Adjustment is tied to a Fund’s relative performance compared to its benchmark index (and not its absolute performance), the Performance Adjustment could increase Janus Capital’s fee even if the Fund’s Shares lose value during the performance measurement period and could decrease Janus Capital’s fee even if the Fund’s Shares increase in value during the performance measurement period. For purposes of computing the Base Fee Rate and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the previous month for the Base Fee Rate, versus average daily net assets during the performance measurement period for the Performance Adjustment). Performance of a Fund is calculated net of expenses whereas a Fund’s benchmark index does not have any fees or expenses. Reinvestment of dividends and distributions is included in calculating both the performance of a Fund and the Fund’s benchmark index. The Base Fee Rate is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued throughout the month. The investment fee is paid monthly in arrears. Under extreme circumstances involving underperformance by a rapidly shrinking Fund, the dollar amount of the Performance Adjustment could be more than the dollar amount of the Base Fee Rate. In such circumstances, Janus Capital would reimburse the applicable Fund.

The application of an expense limit, if any, will have a positive effect upon a Fund’s performance and may result in an increase in the Performance Adjustment. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.

The investment performance of a Fund’s Class A Shares (waiving the upfront sales load) for the performance measurement period is used to calculate the Performance Adjustment. For performance measurement periods prior to July 6, 2009, certain Funds calculated their Performance Adjustment by comparing the performance of Class T Shares (formerly named Class J Shares) against the investment record of its benchmark index. For periods beginning July 6, 2009, the investment performance of a Fund’s load-waived Class A Shares for the performance measurement period is used to calculate the Performance Adjustment. Because the Performance Adjustment is based on a rolling 36-month performance measurement period, calculations based solely on the performance of a Fund’s load-waived Class A Shares will not be fully implemented for 36 months after July 6, 2009. Until that time, the Fund’s performance will be compared to a blended investment performance record that includes the Fund’s Class T Shares (formerly named Class J Shares) performance (the prior share class used for performance calculations) for the portion of the performance measurement period prior to July 6, 2009, and the Fund’s load-waived Class A Shares for the remainder of the period.

After Janus Capital determines whether a particular Fund’s performance was above or below its benchmark index by comparing the investment performance of the Fund’s load-waived Class A Shares, or Class T Shares (formerly named Class J Shares) as the case may be, against the cumulative investment record of that Fund’s benchmark index, Janus Capital applies the same Performance Adjustment (positive or negative) across each other class of shares of the Fund, as applicable. It is not possible to predict the effect of the Performance Adjustment on future overall compensation to Janus Capital since it depends

57 ï Janus Investment Fund

on the performance of each Fund relative to the record of the Fund’s benchmark index and future changes to the size of each Fund.

A discussion regarding the basis for the Trustees’ approval of the Funds’ investment advisory agreements and subadvisory agreements (as applicable) is included in the Funds’ annual or semiannual report to shareholders. You can request the Funds’ annual or semiannual reports (as they become available), free of charge, by contacting a Janus representative at 1-800-525-3713. The reports are also available, free of charge, at janus.com/reports.

Expense Limitations
Janus Capital has contractually agreed to waive the advisory fee payable by each Fund listed below in an amount equal to the amount, if any, that the Fund’s normal operating expenses in any fiscal year, including the investment advisory fee, but excluding any performance adjustments to management fees, administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses, exceed the annual rate shown below. For information about how the expense limit affects the total expenses of each Fund, see the “Fees and Expenses of the Fund” table in each Fund Summary of the Prospectus. Janus Capital has agreed to continue each waiver until at least February 1, 2013.

Fund Name	Expense Limit Percentage (%)
Janus Asia Equity Fund(1)	1.25

Janus Emerging Markets Fund(1)	1.25

Janus Global Research Fund(1)	1.00

Janus Global Select Fund	0.90

Janus International Equity Fund(1)	1.25

Janus Overseas Fund(1)	0.92

Janus Worldwide Fund(1)	1.00

(1)	The Fund pays an investment advisory fee rate that may adjust up or down based on the Fund’s performance relative to its benchmark index during a measurement period. Because a fee waiver will have a positive effect upon the Fund’s performance, a fee waiver that is in place during the period when the performance adjustment applies may affect the performance adjustment in a way that is favorable to Janus Capital.

SUBADVISER

Janus Capital Singapore Pte. Limited (“Janus Singapore”) serves as subadviser to Janus Asia Equity Fund, and has served in such capacity since the Fund’s inception. Janus Singapore, #36-02 AXA Tower, 8 Shenton Way, Singapore 068811, has been in the investment advisory business since 2011 and provides day-to-day management of the Fund’s portfolio operations. Janus Singapore is a wholly-owned subsidiary of Janus Capital.

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INVESTMENT PERSONNEL

Unless otherwise noted, the Portfolio Manager has primary responsibility for the day-to-day management of the Fund described.

Janus Asia Equity Fund
Hiroshi Yoh is Executive Vice President and Portfolio Manager of Janus Asia Equity Fund, which he has managed since inception. He is also Portfolio Manager of other Janus accounts. Mr. Yoh joined Janus Capital in April 2011. Prior to joining Janus Capital, Mr. Yoh was the Chief Investment Officer and a portfolio manager with Tokio Marine Asset Management International Pte. Ltd., a Singapore-based asset management firm from 1999 to 2011. Mr. Yoh holds a graduate degree in business administration and political sciences and a master of economics degree from Tsukuba University in Japan. Mr. Yoh also completed the Advanced Management Program at Harvard Business School.

Janus Emerging Markets Fund
Co-Portfolio Managers Wahid Chammas and Matt Hochstetler jointly share responsibility for the day-to-day management of the Fund, with no limitation on the authority of one co-portfolio manager in relation to the other.

Wahid Chammas is Executive Vice President and Co-Portfolio Manager of Janus Emerging Markets Fund, which he has co-managed since inception. Mr. Chammas is also Portfolio Manager of other Janus accounts and performs duties as an equity research analyst. He joined Janus Capital in January 2005 as an equity research analyst. Mr. Chammas holds a Bachelor of Arts degree (summa cum laude) in Biology from Amherst College where he was a member of Phi Beta Kappa.

Matt Hochstetler is Executive Vice President and Co-Portfolio Manager of Janus Emerging Markets Fund, which he has co-managed since inception. Mr. Hochstetler is also Portfolio Manager of other Janus accounts and performs duties as an equity research analyst. He joined Janus Capital in June 2005 as a research intern and became a full time member of the investment team in July 2006. Prior to joining Janus Capital, Mr. Hochstetler attended Harvard Business School from 2004 to 2006. Mr. Hochstetler holds a Bachelor of Science degree (magna cum laude) in Foreign Service from Georgetown University, School of Foreign Service, where he was a member of Phi Beta Kappa. He also holds a Master’s degree in Business Administration from Harvard Business School where he was a Baker Scholar.

Janus Global Life Sciences Fund
Andrew Acker, CFA, is Executive Vice President and Portfolio Manager of Janus Global Life Sciences Fund, which he has managed since May 2007. Mr. Acker is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. He joined Janus Capital in 1999 as a securities analyst. Mr. Acker holds a Bachelor of Science degree (magna cum laude) in Biochemical Sciences from Harvard College where he was a member of Phi Beta Kappa. He also holds a Master’s degree in Business Administration with honors from Harvard Business School. Mr. Acker holds the Chartered Financial Analyst designation.

Janus Global Research Fund
The Research Team (Janus Capital’s equity research analysts) selects investments for Janus Global Research Fund and has done so since inception.

James P. Goff, CFA, is Janus Capital’s Director of Equity Research and Executive Vice President of the Fund. Mr. Goff leads the team and is primarily responsible for the day-to-day operations of the Fund. Mr. Goff joined Janus Capital in 1988. He holds a Bachelor of Arts degree (magna cum laude) in Economics from Yale University. Mr. Goff holds the Chartered Financial Analyst designation.

Janus Global Select Fund
John Eisinger is Executive Vice President and Portfolio Manager of Janus Global Select Fund, which he has managed since January 2008. Mr. Eisinger is also Portfolio Manager of other Janus accounts. He joined Janus Capital in 2003 as an equity research analyst. Mr. Eisinger holds a Bachelor’s degree (summa cum laude) in Finance from Boston College, Carroll School of Management.

59 ï Janus Investment Fund

Janus Global Technology Fund
J. Bradley Slingerlend, CFA, is Executive Vice President and Portfolio Manager of Janus Global Technology Fund, which he has managed since May 2011. He is also Portfolio Manager of other Janus accounts and performs duties as an equity research analyst. Mr. Slingerlend served as co-portfolio manager of the Fund from February 2006 until May 2007. Mr. Slingerlend initially joined Janus Capital in 2000 as a research analyst and left in 2007. He re-joined Janus Capital in November 2007 as an equity research analyst. From May 2007 to November 2007, Mr. Slingerlend was a private investor. He holds a Bachelor’s degree in Economics and Astrophysics from Williams College. He holds the Chartered Financial Analyst designation.

Janus International Equity Fund
Co-Portfolio Managers Julian McManus, Guy Scott, and Carmel Wellso are responsible for the day-to-day management of the Fund, with no limitation on the authority of any one co-portfolio manager in relation to the others.

Julian McManus is Executive Vice President and Co-Portfolio Manager of Janus International Equity Fund, which he has co-managed since June 2010. Mr. McManus is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. He joined Janus Capital in December 2004 as an equity research analyst. Mr. McManus holds a Bachelor’s degree in Japanese and Law from the University of London.

Guy Scott, CFA, is Executive Vice President and Co-Portfolio Manager of Janus International Equity Fund, which he has co-managed since June 2010. Mr. Scott is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. He joined Janus Capital in September 2007 as a research analyst. Prior to joining Janus Capital, Mr. Scott was an international equity research analyst with Artisan Partners from 2002 to 2007. Mr. Scott holds a Bachelor’s degree in Economics from Lawrence University and a Master’s degree with a concentration in Finance from the University of Wisconsin Business School. He holds the Chartered Financial Analyst designation.

Carmel Wellso is Executive Vice President and Co-Portfolio Manager of Janus International Equity Fund, which she has co-managed since June 2010. Ms. Wellso is also Portfolio Manager of other Janus accounts and performs duties as a research analyst. She joined Janus Capital in June 2008 as a research analyst. Prior to joining Janus Capital, Ms. Wellso was a partner at Standard Pacific Capital from 2005 to 2008. Ms. Wellso holds a Bachelor’s degree in English Literature and Business Administration from Marquette University and a Master’s degree from the Thunderbird School of Global Management.

Janus Overseas Fund
Brent A. Lynn, CFA, is Executive Vice President and Portfolio Manager of Janus Overseas Fund, which he has managed or co-managed since January 2001. Mr. Lynn joined Janus Capital in 1991 as a research analyst. He holds a Bachelor of Arts degree in Economics and a Master’s degree in Economics and Industrial Engineering from Stanford University. Mr. Lynn holds the Chartered Financial Analyst designation.

Janus Worldwide Fund
George P. Maris, CFA, is Executive Vice President and Portfolio Manager of Janus Worldwide Fund, which he has managed since March 2011. Mr. Maris joined Janus Capital in March 2011. Prior to joining Janus Capital, Mr. Maris was a portfolio manager at Northern Trust from 2008 to March 2011, and a portfolio manager with Columbia Management Group from 2004 to 2008. Mr. Maris holds a Bachelor’s degree in Economics from Swarthmore College, a Juris Doctorate from the University of Illinois College of Law, and a Master of Business Administration degree from the University of Chicago. He holds the Chartered Financial Analyst designation.

Information about the portfolio managers’ and/or investment personnel’s compensation structure and other accounts managed, as well as the range of their individual ownership of securities of the specific Fund(s) they manage and the aggregate range of their individual ownership in all mutual funds advised by Janus Capital, is included in the SAI.

Conflicts of Interest
Janus Capital and Janus Singapore each manage many funds and numerous other accounts, which may include separate accounts and other pooled investment vehicles, such as hedge funds. Side-by-side management of multiple accounts, including the management of a cash collateral pool for securities lending and investing the Janus funds’ cash, may give rise to

60 ï Janus Investment Fund

conflicts of interest among those accounts, and may create potential risks, such as the risk that investment activity in one account may adversely affect another account. For example, short sale activity in an account could adversely affect the market value of long positions in one or more other accounts (and vice versa). Side-by-side management may raise additional potential conflicts of interest relating to the allocation of investment opportunities and the aggregation and allocation of trades. Additionally, Janus Capital is the adviser to the Janus “funds of funds,” which are funds that invest primarily in other mutual funds managed by Janus Capital. Because Janus Capital is the adviser to the Janus “funds of funds” and the Funds, it is subject to certain potential conflicts of interest when allocating the assets of a Janus “fund of funds” among such Funds. To the extent that a Fund is an underlying fund in a Janus “fund of funds,” a potential conflict of interest arises when allocating the assets of the Janus “fund of funds” to the Fund. Purchases and redemptions of fund shares by a Janus “fund of funds” due to reallocations or rebalancings may result in a fund having to sell securities or invest cash when it otherwise would not do so. Such transactions could accelerate the realization of taxable income if sales of securities resulted in gains and could also increase a fund’s transaction costs. Large redemptions by a Janus “fund of funds” may cause a fund’s expense ratio to increase due to a resulting smaller asset base. A further discussion of potential conflicts of interest and a discussion of certain procedures intended to mitigate such potential conflicts are contained in the Funds’ SAI.

61 ï Janus Investment Fund

Other information

CLOSED FUND POLICIES

A Fund may limit sales of its Shares to new investors if Janus Capital and the Trustees believe continued sales may adversely affect the Fund’s ability to achieve its investment objective. If sales of a Fund are limited, it is expected that existing shareholders invested in the Fund would be permitted to continue to purchase Shares through their existing Fund accounts and to reinvest any dividends or capital gains distributions in such accounts, absent highly unusual circumstances. Requests for new accounts into a closed fund would be reviewed by management, taking into consideration eligibility requirements and whether the addition to the fund is believed to negatively impact existing fund shareholders. The closed fund may decline opening new accounts, including eligible new accounts, if it would be in the best interests of the fund and its shareholders. Additional information regarding general policies and exceptions can be found in the closed funds’ prospectuses.

LIQUIDATION/REORGANIZATION OF A FUND

It is important to know that, pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust and in accordance with any applicable regulations and laws, the Trustees have the authority to merge, liquidate, and/or reorganize a Fund into another fund without seeking shareholder vote or consent.

DISTRIBUTION OF THE FUNDS

The Funds are distributed by Janus Distributors LLC (“Janus Distributors”), which is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). To obtain information about FINRA member firms and their associated persons, you may contact FINRA at www.finra.org, or 1-800-289-9999.

62 ï Janus Investment Fund

Distributions and taxes

DISTRIBUTIONS

To avoid taxation of the Funds, the Internal Revenue Code requires each Fund to distribute all or substantially all of its net investment income and any net capital gains realized on its investments at least annually. A Fund’s income from certain dividends, interest, and any net realized short-term capital gains are paid to shareholders as ordinary income dividends. Certain dividend income may be reported to shareholders as “qualified dividend income,” which is generally subject to reduced rates of taxation. Net realized long-term capital gains, if any, are paid to shareholders as capital gains distributions, regardless of how long Shares of the Fund have been held. Distributions are made at the class level, so they may vary from class to class within a single Fund.

Distribution Schedule
Dividends from net investment income and distributions of capital gains are normally declared and distributed in December but, if necessary, may be distributed at other times as well.

How Distributions Affect a Fund’s NAV
Distributions are paid to shareholders as of the record date of a distribution of a Fund, regardless of how long the shares have been held. Undistributed dividends and net capital gains are included in each Fund’s daily net asset value (“NAV”). The share price of a Fund drops by the amount of the distribution, net of any subsequent market fluctuations. For example, assume that on December 31, a Fund declared a dividend in the amount of $0.25 per share. If the Fund’s share price was $10.00 on December 30, the Fund’s share price on December 31 would be $9.75, barring market fluctuations. You should be aware that distributions from a taxable mutual fund do not increase the value of your investment and may create income tax obligations.

“Buying a Dividend”
If you purchase shares of a Fund just before a distribution, you will pay the full price for the shares and receive a portion of the purchase price back as a taxable distribution. This is referred to as “buying a dividend.” In the above example, if you bought shares on December 30, you would have paid $10.00 per share. On December 31, the Fund would pay you $0.25 per share as a dividend and your shares would now be worth $9.75 per share. Unless your account is set up as a tax-deferred account, dividends paid to you would be included in your gross income for tax purposes, even though you may not have participated in the increase in NAV of the Fund, whether or not you reinvested the dividends. You should consult with your tax adviser as to potential tax consequences of any distributions that may be paid shortly after purchase.

For your convenience, distributions of net investment income and net capital gains are automatically reinvested in additional Shares of the Fund. To receive distributions in cash, contact a Janus representative at 1-800-525-3713. Whether reinvested or paid in cash, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account.

DISTRIBUTION OPTIONS

When you open an account, it will automatically provide for reinvestment of all distributions. If you have a non-retirement account, you may change your distribution option at any time by logging on to janus.com/individual, by calling a Janus representative, or by writing to the Funds at one of the addresses listed in the Shareholder’s Manual section of this Prospectus. The Funds offer the following options:

Reinvestment Option. You may reinvest your income dividends and capital gains distributions in additional shares.

Cash Option. You may receive your income dividends and capital gains distributions in cash.

Reinvest and Cash Option. You may receive either your income dividends or capital gains distributions in cash and reinvest the other in additional shares.

Redirect Option. You may direct your dividends or capital gains distributions to purchase shares of another Janus fund.

The Funds reserve the right to reinvest undeliverable and uncashed dividend and distribution checks into your open non-retirement account at the NAV next computed after the check is cancelled. Subsequent distributions may also be reinvested. For more information, refer to “Distributions.”

63 ï Janus Investment Fund

TAXES

As with any investment, you should consider the tax consequences of investing in the Funds. Any time you sell or exchange shares of a fund in a taxable account, it is considered a taxable event. For federal income tax purposes, an exchange is treated the same as a sale. Depending on the purchase price and the sale price, you may have a gain or loss on the transaction; whether the gain or loss is long-term or short-term depends on how long you owned the shares. Any tax liabilities generated by your transactions are your responsibility.

The following discussion does not apply to qualified tax-deferred accounts or other non-taxable entities, nor is it a complete analysis of the federal income tax implications of investing in the Funds. You should consult your tax adviser if you have any questions. Additionally, state or local taxes may apply to your investment, depending upon the laws of your state of residence.

Taxes on Distributions
Distributions by the Funds are subject to federal income tax, regardless of whether the distribution is made in cash or reinvested in additional shares of a Fund. When gains from the sale of a security held by a Fund are paid to shareholders, the rate at which the gain will be taxed to shareholders depends on the length of time the Fund held the security. In certain states, a portion of the distributions (depending on the sources of a Fund’s income) may be exempt from state and local taxes. A Fund’s net investment income and capital gains are distributed to (and may be taxable to) those persons who are shareholders of the Fund at the record date of such payments. Although a Fund’s total net income and net realized gain are the results of its operations, the per share amount distributed or taxable to shareholders is affected by the number of Fund shares outstanding at the record date. Generally, account tax information will be made available to shareholders on or before January 31st of each year. Information regarding distributions may also be reported to the Internal Revenue Service.

Distributions made by a Fund with respect to Shares purchased through a qualified retirement plan will generally be exempt from current taxation if left to accumulate within the qualified plan.

Generally, withdrawals from qualified plans may be subject to federal income tax at ordinary income rates and, if made before age 59 1/2, a 10% penalty tax may be imposed. The federal income tax status of your investment depends on the features of your qualified plan. For further information, please contact your tax adviser.

The Funds may be required to withhold U.S. federal income tax on all distributions and redemptions payable to shareholders who fail to provide their correct taxpayer identification number, fail to make certain required certifications, or who have been notified by the Internal Revenue Service that they are subject to backup withholding. The current backup withholding rate is applied.

When shareholders sell Fund shares from a taxable account, they will typically receive information on their tax forms that calculates their gain or loss using the average cost method. This information currently is not reported to the IRS, and shareholders still have the option of calculating gains or losses using an alternative IRS permitted method. In accordance with legislation passed by Congress in 2008, however, each Fund will begin reporting cost basis information to the IRS for shares purchased on or after January 1, 2012 and sold thereafter. Each Fund will permit shareholders to elect their preferred cost basis method. In the absence of an election, the Fund will use an average cost basis method. Please consult your tax adviser to determine the appropriate cost basis method for your particular tax situation and to learn more about how the new cost basis reporting laws apply to you and your investments.

Taxation of the Funds
Dividends, interest, and some capital gains received by the Funds on foreign securities may be subject to foreign tax withholding or other foreign taxes. If a Fund is eligible, it may from year to year make the election permitted under Section 853 of the Internal Revenue Code to pass through such taxes to shareholders as a foreign tax credit. If such an election is not made, any foreign taxes paid or accrued will represent an expense to the Funds.

Certain fund transactions may involve short sales, futures, options, swap agreements, hedged investments, and other similar transactions, and may be subject to special provisions of the Internal Revenue Code that, among other things, can potentially affect the character, amount, timing of distributions to shareholders, and utilization of capital loss carryforwards. The Funds will monitor their transactions and may make certain tax elections and use certain investment strategies where applicable in order to mitigate the effect of these tax provisions, if possible. Certain transactions or strategies utilized by a Fund may generate nonqualified income that can impact an investor’s taxes.

64 ï Janus Investment Fund

The Funds do not expect to pay any federal income or excise taxes because they intend to meet certain requirements of the Internal Revenue Code, including the distributions each year of all their net investment income and net capital gains. It is important that the Funds meet these requirements so that any earnings on your investment will not be subject to federal income taxes twice. Funds that invest in partnerships may be subject to state tax liabilities.

65 ï Janus Investment Fund

Shareholder’s manual

This Shareholder’s Manual is for those shareholders investing directly with the Funds. This section will help you become familiar with the different types of accounts you can establish with Janus. It also explains in detail the wide array of services and features you can establish on your account, as well as describes account policies and fees that may apply to your account. Account policies (including fees), services, and features may be modified or discontinued without shareholder approval or prior notice.

DOING BUSINESS WITH JANUS

The Shares are generally no longer being made available to new investors who do not already have a direct account with the Janus funds. The Shares are available only to investors who hold accounts directly with the Janus funds, and to immediate family members or members of the same household of an eligible individual investor. Under certain limited circumstances, shareholders of other Janus share classes who no longer wish to hold shares through an intermediary may be eligible to purchase Class D Shares.

In addition, directors, officers, and employees of JCGI and its affiliates, as well as Trustees and officers of the Funds, may purchase Class D Shares. Under certain circumstances, where there has been a change in the form of ownership due to, for example, mandatory retirement distributions, legal proceedings, estate settlements, or the gifting of Shares, the recipient of Class D Shares may continue to purchase Class D Shares.

The Funds offer multiple classes of shares in order to meet the needs of various types of investors. You should carefully consider which class of shares to purchase. Certain classes have higher expenses than other classes, which may lower the return on your investment. If you would like additional information about the other available share classes, please call 1-800-525-3713.

Online – janus.com – 24 hours a day, 7 days a week

At janus.com/individual* existing shareholders can:

•	Open the following types of accounts: individual, joint, UGMA/UTMA, Traditional and Roth IRAs, Simplified Employee Pension (“SEP”) IRAs, and Coverdell Education Savings Accounts
•	Review your account or your complete portfolio
•	Buy, exchange, and sell Janus funds
•	View your personalized performance
•	Obtain Fund information and performance
•	Update personal information
•	Receive electronic daily, quarterly, and year-end statements, semiannual and annual reports, prospectuses, and tax forms

*	Certain account or transaction types may be restricted from being processed through janus.com. If you would like more information about these restrictions, please contact a Janus representative.

Janus XpressLinetm 1-888-979-7737 • 24-hour automated phone system Janus Representatives 1-800-525-3713 TDD For the speech and hearing impaired. 1-800-525-0056	Mailing Address Janus P.O. Box 55932 Boston, MA 02205-5932 For Overnight Mail Janus 30 Dan Road, Suite 55932 Canton, MA 02021-2809

66 ï Janus Investment Fund

MINIMUM INVESTMENTS*

To open a new regular Fund account	$2,500

To open a new UGMA/UTMA account, Coverdell Education Savings Account, or a retirement Fund account
• without an automatic investment program	$1,000
• with an automatic investment program of $100 per month	$500

To add to any existing type of Fund account	$100

*	The Funds reserve the right to change the amount of these minimums from time to time or to waive them in whole or in part. Participants in certain retirement plans, including but not limited to, Janus prototype Money Purchase Pension and Profit Sharing plans, SEP IRAs, SAR SEP IRAs, or outside qualified retirement plans, may not be subject to the stated minimums. Employees of Janus Capital, its wholly-owned subsidiaries, INTECH, and Perkins may open Fund accounts for $100.

Minimum Investment Requirements
Due to the proportionately higher costs of maintaining small accounts, the Funds reserve the right to deduct an annual $25 minimum balance fee per Fund account (paid to Janus Services) with values below the minimums described under “Minimum Investments” or to close Fund accounts valued at less than $100. This policy may not apply to accounts that fall below the minimums solely as a result of market value fluctuations or to those accounts not subject to a minimum investment requirement. The fee or account closure will occur during the fourth quarter of each calendar year. You may receive written notice before we charge the $25 fee or close your account so that you may increase your account balance to the required minimum. Please note that you may incur a tax liability as a result of the fee being charged or the redemption.

TYPES OF ACCOUNT OWNERSHIP

Please refer to janus.com/individual or an account application for specific requirements to open and maintain an account.

Individual or Joint Ownership
Individual accounts are owned by one person. Joint accounts have two or more owners.

Trust
An established trust can open an account. The names of each trustee, the name of the trust, and the date of the trust agreement must be included on the application.

Business Accounts
Corporations and partnerships may also open an account. The application must be signed by an authorized officer of the corporation or a general partner of the partnership.

TAX-DEFERRED ACCOUNTS

Please refer to janus.com/individual or an account application for specific requirements to open and maintain an account. Certain tax-deferred accounts can only be opened and maintained via written request. Please contact a Janus representative for more information.

If you are eligible, you may set up one or more tax-deferred accounts. A tax-deferred account allows you to shelter your investment income and capital gains from current income taxes. A contribution to certain of these plans may also be tax deductible. The types of tax-deferred accounts that may be opened with Janus are described below. Investors should consult their tax adviser or legal counsel before selecting a tax-deferred account. You may initiate a rollover or a transfer of assets from certain tax-deferred accounts via janus.com/individual.

Investing for Your Retirement
Please visit janus.com/individual or call a Janus representative for more complete information regarding the different types of IRAs available. Distributions from these plans may be subject to income tax and generally to an additional tax if withdrawn prior to age 59 1/2 or used for a nonqualifying purpose.

Traditional and Roth IRAs
Both IRAs allow most individuals with earned income to contribute up to the lesser of $5,000 or 100% of compensation, with future years increased by cost-of-living adjustments. In addition, IRA holders age 50 or older may contribute $1,000 more than these limits.

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Simplified Employee Pension (“SEP”) IRA
This plan allows small business owners (including sole proprietors) to make tax-deductible contributions for themselves and any eligible employee(s). A SEP requires an IRA (a “SEP-IRA”) to be set up for each SEP participant.

Profit Sharing or Money Purchase Pension Plans
These plans are open to corporations, partnerships, and small business owners (including sole proprietors) for the benefit of their employees and themselves. You may only open and maintain this type of account via written request. Please contact a Janus representative for more information.

ACCOUNTS FOR THE BENEFIT OF A CHILD

Custodial Accounts (UGMA or UTMA)
An UGMA/UTMA account is a custodial account managed for the benefit of a minor.

Coverdell Education Savings Account
This tax-deferred plan allows individuals, subject to certain income limitations, to contribute up to $2,000 annually on behalf of any child under the age of 18. Contributions are also allowed on behalf of children with special needs beyond age 18. Distributions are generally tax-free when used for qualified education expenses.

Please refer to the following for information regarding opening an account and conducting business with Janus. With certain limited exceptions, the Funds are available only to U.S. citizens or residents, and employees of Janus or its affiliates.

TO OPEN AN ACCOUNT OR BUY SHARES

Certain tax-deferred accounts can only be opened and maintained via written request. Please contact a Janus representative for more information.

Online

•	You may open a new Fund account or you may buy shares in an existing Fund account. You may elect to have Janus electronically withdraw funds from your designated bank account. You may initiate a rollover or a transfer of assets from certain tax-deferred accounts via janus.com/individual. A real-time confirmation of your transaction will be provided via janus.com/individual.

By Telephone

•	For an existing account, you may use Janus XpressLine™ to buy shares 24 hours a day, or you may call a Janus representative during normal business hours. Janus will electronically withdraw funds from your designated bank account.

•	You may also buy shares by wiring money from your bank account to your Fund account. For wiring instructions, call a Janus representative.

By Mail/In Writing

•	To open your Fund account, complete and sign the appropriate application. Make your check payable to Janus or elect a one-time electronic withdrawal from your bank account as noted on the appropriate application.

•	To buy additional shares, complete the remittance slip accompanying your confirmation statement. If you are making a purchase into a retirement account, please indicate whether the purchase is a rollover or a current or prior year contribution. Send your check and remittance slip or written instructions to the address listed on the slip.

By Automated Investments

•	To buy additional shares through the Automatic Investment Program, you select the frequency with which your money ($100 minimum) will be electronically transferred from your bank account to your Fund account. Certain tax-deferred accounts are not eligible for automated investments.

•	You may buy additional shares using Payroll Deduction if your employer can initiate this type of transaction. You may have all or a portion of your paycheck ($100 minimum) invested directly into your Fund account.

Note:	For more information, refer to “Paying for Shares.”

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TO EXCHANGE SHARES

Online

•	Exchanges may be made online at janus.com/individual.

By Telephone

•	Generally all accounts are automatically eligible to exchange shares by telephone. To exchange all or a portion of your shares into any other available Janus fund, call Janus XpressLine™ or a Janus representative.

By Mail/In Writing

•	To request an exchange in writing, please follow the instructions in “Written Instructions.”

By Systematic Exchange

•	You determine the amount of money you would like automatically exchanged from one Fund account to another on any day of the month.

Note:	For more information, refer to “Exchanges.”

TO SELL SHARES

Online

•	Redemptions may be made online at janus.com/individual.

By Telephone

•	Generally all accounts are automatically eligible to sell shares by telephone. To sell all or a portion of your shares, call Janus XpressLine™ or a Janus representative. The Funds reserve the right to limit the dollar amount that you may redeem from your account by telephone.

By Mail/In Writing

•	To request a redemption in writing, please follow the instructions in “Written Instructions.”

By Systematic Redemption

•	This program allows you to sell shares worth a specific dollar amount from your Fund account on a regular basis.

Note:	For more information, refer to “Payment of Redemption Proceeds.”

PRICING OF FUND SHARES

The per share NAV for each class is computed by dividing the total value of assets allocated to the class, less liabilities allocated to that class, by the total number of outstanding shares of the class. A Fund’s NAV is calculated as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) (normally 4:00 p.m. New York time) each day that the NYSE is open (“business day”). However, the NAV may be calculated earlier if trading on the NYSE is restricted, or as permitted by the Securities and Exchange Commission (“SEC”). Foreign securities held by a Fund may be traded on days and at times when the NYSE is closed and the NAV is therefore not calculated. Accordingly, the value of a Fund’s holdings may change on days that are not business days in the United States and on which you will not be able to purchase or redeem a Fund’s Shares.

All purchases, exchanges, and redemptions will be duly processed at the NAV as described under “Policies in Relation to Transactions” after your request is received in good order by a Fund or its agents.

Securities held by the Funds are generally valued at market value. Certain short-term instruments maturing within 60 days or less are valued at amortized cost, which approximates market value. If a market quotation for a security is not readily available or is deemed unreliable, or if an event that is expected to affect the value of the security occurs after the close of the principal exchange or market on which the security is traded, and before the close of the NYSE, a fair value of the security (except for short-term instruments maturing within 60 days or less) will be determined in good faith under policies and procedures established by and under the supervision of the Funds’ Trustees. Such events include, but are not limited to: (i) a significant event that may affect the securities of a single issuer, such as a merger, bankruptcy, or significant issuer-specific

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development; (ii) an event that may affect an entire market, such as a natural disaster or significant governmental action; (iii) a non-significant event such as a market closing early or not opening, or a security trading halt; and (iv) pricing of a non-valued security and a restricted or non-public security. While fair value pricing may be more commonly used with foreign equity securities, it may also be used with, among other things, thinly-traded domestic securities or fixed-income securities. For valuation purposes, quotations of foreign portfolio securities, other assets and liabilities, and forward contracts stated in foreign currency are generally translated into U.S. dollar equivalents at the prevailing market rates. The Funds may use systematic fair valuation models provided by independent pricing services to value foreign equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE.

Due to the subjective nature of fair value pricing, a Fund’s value for a particular security may be different from the last quoted market price. Fair value pricing may reduce arbitrage activity involving the frequent buying and selling of mutual fund shares by investors seeking to take advantage of a perceived lag between a change in the value of a Fund’s portfolio securities and the reflection of such change in that Fund’s NAV, as further described in the “Excessive Trading” section of this Prospectus. While funds that invest in foreign securities may be at a greater risk for arbitrage activity, such activity may also arise in funds which do not invest in foreign securities, for example, when trading in a security held by a fund is halted and does not resume prior to the time the fund calculates its NAV (referred to as “stale pricing”). Funds that hold thinly-traded securities, such as certain small-capitalization securities, may be subject to attempted use of arbitrage techniques. To the extent that a Fund’s valuation of a security is different from the security’s market value, short-term arbitrage traders buying and/or selling shares of a Fund may dilute the NAV of that Fund, which negatively impacts long-term shareholders. The Funds’ fair value pricing and excessive trading policies and procedures may not completely eliminate short-term trading in certain omnibus accounts and other accounts traded through intermediaries.

The value of the securities of other open-end funds held by a Fund, if any, will be calculated using the NAV of such open-end funds, and the prospectuses for such open-end funds explain the circumstances under which they use fair value pricing and the effects of using fair value pricing.

Policies in Relation to Transactions
All requests, including but not limited to, exchanges between a Fund and other Janus funds, purchases by check or automated investment, redemptions by wire transfer, ACH transfer, or check, must be received in good order by the Fund or its agents prior to the close of the regular trading session of the NYSE (normally 4:00 p.m. New York time) in order to receive that day’s NAV. Transaction requests submitted in writing and mailed to Janus’ P.O. Box, once delivered, are considered received for processing the following business day. Transactions involving funds which pay dividends will generally begin to earn dividends, as applicable, on the first bank business day following the date of purchase.

ADMINISTRATIVE SERVICES FEES

The Funds pay an annual administrative services fee of 0.12% of net assets of Class D Shares. These administrative services fees are paid by Class D Shares of each Fund for shareholder services provided by Janus Services.

PAYMENTS TO FINANCIAL INTERMEDIARIES BY JANUS CAPITAL OR ITS AFFILIATES

With respect to other share classes not offered in this Prospectus, Janus Capital or its affiliates may pay, from their own assets, selected brokerage firms or other financial intermediaries that sell the Janus funds for distribution, marketing, promotional, or related services. Such payments may be based on gross sales, assets under management, or transactional charges, or on a combination of these factors. The amount of these payments is determined from time to time by Janus Capital, may be substantial, and may differ for different financial intermediaries. Janus Capital and its affiliates consider a number of factors in making payments to financial intermediaries.

In addition, with respect to other share classes not offered in this Prospectus, Janus Capital or its affiliates may pay fees, from their own assets, to brokerage firms, banks, financial advisors, retirement plan service providers, and other financial intermediaries for providing recordkeeping, subaccounting, transaction processing, and other shareholder or administrative services (including payments for processing transactions via National Securities Clearing Corporation or other means) in connection with investments in the Janus funds. These fees are in addition to any fees that may be paid by the Janus funds for these types of services or other services.

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Further, Janus Capital or its affiliates may also share certain marketing expenses with intermediaries, or pay for or sponsor informational meetings, seminars, client awareness events, support for marketing materials, sales reporting, or business building programs for such intermediaries to raise awareness of the Funds. Janus Capital or its affiliates may make payments to participate in intermediary marketing support programs which may provide Janus Capital or its affiliates with one or more of the following benefits: attendance at sales conferences, participation in meetings or training sessions, access to or information about intermediary personnel, use of an intermediary’s marketing and communication infrastructure, fund analysis tools, business planning and strategy sessions with intermediary personnel, information on industry- or platform-specific developments, trends and service providers, and other marketing-related services. Such payments may be in addition to, or in lieu of, the payments described above. These payments are intended to promote the sales of Janus funds and to reimburse financial intermediaries, directly or indirectly, for the costs that they or their salespersons incur in connection with educational seminars, meetings, and training efforts about the Janus funds to enable the intermediaries and their salespersons to make suitable recommendations, provide useful services, and maintain the necessary infrastructure to make the Janus funds available to their customers.

The receipt of (or prospect of receiving) payments described above may provide a financial intermediary and its salespersons with an incentive to favor sales of Janus funds’ shares over sales of other mutual funds (or non-mutual fund investments) or to favor sales of one class of Janus funds’ shares over sales of another Janus funds’ share class, with respect to which the financial intermediary does not receive such payments or receives them in a lower amount. The receipt of these payments may cause certain financial intermediaries to elevate the prominence of the Janus funds within such financial intermediary’s organization by, for example, placement on a list of preferred or recommended funds and/or the provision of preferential or enhanced opportunities to promote the Janus funds in various ways within such financial intermediary’s organization.

From time to time, certain financial intermediaries approach Janus Capital to request that Janus Capital make contributions to certain charitable organizations. In these cases, Janus Capital’s contribution may result in the financial intermediary, or its salespersons, recommending Janus funds over other mutual funds (or non-mutual fund investments).

The payment arrangements described above will not change the price an investor pays for Shares nor the amount that a Janus fund receives to invest on behalf of the investor. You should consider whether such arrangements exist when evaluating any recommendations from an intermediary to purchase or sell Shares of the Funds and, if applicable, when considering which share class of a Fund is most appropriate for you.

PAYING FOR SHARES

Please note the following when purchasing Shares:

•	Cash, credit cards, third party checks (with certain limited exceptions), travelers cheques, credit card checks, line of credit checks, or money orders will not be accepted.

•	All purchases must be made in U.S. dollars and checks must be drawn on U.S. banks or an accepted Canadian bank.

•	Purchases initiated using a bill-pay service (or an equivalent) and presented either electronically or in the form of a check are considered direct deposit transactions.

•	When purchasing Shares through the Automatic Investment Program, if no date or dollar amount is specified on your application, investments of $100 will be made on the 20th of each month. Your first automatic investment may take up to two weeks to establish. If the balance in the Janus fund account you are buying into falls to zero as the result of a redemption or exchange, your Automatic Investment Program will be discontinued.

•	We may make additional attempts to debit your predesignated bank account for automated investments that initially fail. You are liable for any costs associated with these additional attempts. If your automated investment fails, you may purchase Shares of the Funds by submitting good funds via another method accepted by the Funds (e.g., by wire transfer). In this case, your purchase will be processed at the next NAV determined after we receive good funds, not at the NAV available as of the date of the original request.

•	Each Fund reserves the right to reject any purchase order, including exchange purchases, for any reason. The Funds are not intended for excessive trading. For more information about the Funds’ policy on excessive trading, refer to “Excessive Trading.”

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•	If all or a portion of a purchase is received for investment without a specific fund designation, for investment in one of our closed funds, or for investment in a fund that is not yet available for public sale, the undesignated amount or entire investment, as applicable, will be invested in Janus Money Market Fund. For investments without a specific fund designation, where you own a single Fund account with a current balance greater than zero, the investment will be applied to that Fund account. For investments without a specific fund designation, where you own two or more Fund accounts with current balances greater than zero, and for investments in closed funds, unless you later direct Janus to (i) buy shares of another Janus fund or (ii) sell shares of Janus Money Market Fund and return the proceeds (including any dividends earned) to you, Janus will treat your inaction as approval of the purchase of Janus Money Market Fund. If you hold shares of a closed fund and submit an order directly to Janus for your account in that closed fund, your account must be open and your order must clearly indicate that you are currently a shareholder of the closed fund, or your money will be invested in Janus Money Market Fund. If you submit an order to buy shares of a fund that is not yet available for investment (during a subscription period), your investment will be held in Janus Money Market Fund until the new fund’s commencement of operations. At that time, your investment (including any dividends) will be automatically exchanged from Janus Money Market Fund to the new fund. All orders for purchase, exchange, or redemption will receive the NAV as described under “Policies in Relation to Transactions.”

•	For Fund purchases by check, if your check does not clear for any reason, your purchase will be cancelled.

•	If your purchase is cancelled for any reason, you will be responsible for any losses or fees imposed by your bank and may be responsible for losses that may be incurred as a result of any decline in the value of the cancelled purchase.

In compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), Janus is required to verify certain information on your account application as part of its Anti-Money Laundering Program. You will be required to provide your full name, date of birth, social security number, and permanent street address to assist in verifying your identity. You may also be asked to provide documents that may help to establish your identity. Until verification of your identity is made, Janus may temporarily limit additional share purchases. In addition, Janus may close an account if they are unable to verify a shareholder’s identity. Please contact a Janus representative if you need additional assistance when completing your application or additional information about the Anti-Money Laundering Program.

In an effort to ensure compliance with this law, Janus’ Anti-Money Laundering Program (the “Program”) provides for the development of internal practices, procedures and controls, designation of anti-money laundering compliance officers, an ongoing training program, and an independent audit function to determine the effectiveness of the Program.

The Funds have also adopted an identity theft policy (“Red Flag Policy”) to detect, prevent, and mitigate patterns, practices, or specific activities that indicate the possible existence of identity theft. The Funds are required by law to obtain certain personal information which will be used to verify your identity. The Red Flag Policy applies to the opening of Fund accounts and activity with respect to existing accounts.

EXCHANGES

Please note the following when exchanging shares:

•	An exchange represents the redemption (or sale) of shares from one Fund and the purchase of shares of another Fund, which may produce a taxable gain or loss in a non-retirement account.

•	You may generally exchange Shares of a Fund for Shares of the same class of any other fund in the Trust.

•	You may also exchange shares of one class for another class of shares within the same fund, provided the eligibility requirements of the class of shares to be received are met. A Fund’s fees and expenses differ between share classes. Exchanging from a direct share class to one held through an intermediary typically results in increased expenses. This is because share classes distributed through intermediaries include additional fees for administration and/or distribution to pay for services provided by intermediaries. Please read the Prospectus for the share class you are interested in prior to investing in that share class.

•	New regular Janus fund accounts established by exchange must be opened with $2,500 or the total account value if the value of the Janus fund account you are exchanging from is less than $2,500. (If your Janus fund account balance does not meet the minimum investment requirements, you may be subject to an annual minimum balance fee or account closure. For more information, refer to “Minimum Investment Requirements.”)

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•	UGMA/UTMA accounts, Traditional or Roth IRAs, Simplified Employee Pension IRAs, and Coverdell Education Savings Accounts established by exchange must meet the minimum investment requirements previously described. If the value of the Janus fund account you are exchanging from is less than the stated minimum, you must exchange the entire balance. (If your Janus fund account balance does not meet the minimum investment requirements, you may be subject to an annual minimum balance fee or account closure. For more information, refer to “Minimum Investment Requirements.”)

•	New Janus fund non-retirement accounts established by an exchange (or exchange purchases to an existing Roth IRA) resulting from a required minimum distribution from a retirement account do not have an initial minimum investment requirement. (If your Janus fund account balance does not meet the minimum investment requirements, you may be subject to an annual minimum balance fee or account closure. For more information, refer to “Minimum Investment Requirements.”)

•	Exchanges between existing Janus fund accounts must meet the $100 subsequent investment requirement.

•	For Systematic Exchanges, if no date is specified on your request, systematic exchanges will be made on the 20th of each month. You may establish this option for as little as $100 per exchange. If the balance in the Janus fund account you are exchanging from falls below the Systematic Exchange amount, all remaining shares will be exchanged and your Systematic Exchange Program will be discontinued.

•	The exchange privilege is not intended as a vehicle for short-term or excessive trading. A Fund may suspend or terminate your exchange privilege if you make more than one round trip in the Fund in a 90-day period and may bar future purchases in the Fund or any of the other Janus funds. Different restrictions may apply if you invest through an intermediary. For more information about the Funds’ policy on excessive trading, refer to “Excessive Trading.”

•	Each Fund reserves the right to reject any exchange request and to modify or terminate the exchange privilege at any time.

•	An exchange of Shares from each Fund held for 90 days or less may be subject to the Fund’s redemption fee. For more information on redemption fees, including a discussion of the circumstances in which the redemption fee may not apply, refer to “Redemption Fee.” The redemption fee is being eliminated, therefore, no sale or exchange of Shares made on or after April 2, 2012 will be assessed a redemption fee, regardless of how long such Shares have been held.

•	With certain limited exceptions, exchanges between Janus fund accounts will be accepted only if the registrations are identical. If you are exchanging into a closed Janus fund, you will need to meet criteria for investing in the closed fund. For more information, refer to Closed Fund Policies in the “Other Information” section of this Prospectus.

•	If the shares you are exchanging are held in certificate form, you must return the certificate to Janus prior to making any exchanges. Shares are no longer available in certificate form.

Note: For the fastest and easiest way to exchange shares, log on to janus.com/individual* 24 hours a day, 7 days a week.

*	Certain account types do not allow transactions via janus.com. For more information, access janus.com/individual or refer to this Shareholder’s Manual.

PAYMENT OF REDEMPTION PROCEEDS

By Electronic Transfer – Generally all accounts are automatically eligible for the electronic redemption option if bank information is provided.

•	Next Day Wire Transfer – Your redemption proceeds, less any applicable redemption fee, can be electronically transferred to your predesignated bank account on the next bank business day after receipt of your redemption request (wire transfer). You may be charged a fee for each wire transfer, and your bank may charge an additional fee to receive the wire.

•	ACH (Automated Clearing House) Transfer – Your redemption proceeds, less any applicable redemption fee, can be electronically transferred to your predesignated bank account on or about the second bank business day after receipt of your redemption request. There is no fee associated with this type of electronic transfer.

By Check – Redemption proceeds, less any applicable redemption fee, will be sent to the shareholder(s) of record at the address of record normally within seven days after receipt of a valid redemption request. During the 10 days following an address change, requests for redemption checks to be sent to a new address require a signature guarantee.

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By Systematic Redemption – If no date is specified on your request, systematic redemptions will be made on or about the 24th of each month. If the balance in the Janus fund account you are selling from falls to zero, your Systematic Redemption Program will be discontinued.

Generally, orders to sell Shares may be initiated at any time at janus.com/individual, by telephone, or in writing. Certain tax-deferred accounts may require a written request. If the Shares being sold were purchased by check or automated investment, the Funds can delay the payment of your redemption proceeds for up to 15 days from the day of purchase to allow the purchase to clear. In addition, there may be a delay in the payment of your redemption proceeds if you request a redemption by electronic transfer and your bank information is new. Unless you provide alternate instructions, your proceeds will be invested in Shares of Janus Money Market Fund during the 15-day hold period.

Each Fund reserves the right to postpone payment of redemption proceeds for up to seven calendar days. Additionally, the right to require the Funds to redeem their Shares may be suspended, or the date of payment may be postponed beyond seven calendar days, whenever: (i) trading on the NYSE is restricted, as determined by the SEC, or the NYSE is closed (except for holidays and weekends); (ii) the SEC permits such suspension and so orders; or (iii) an emergency exists as determined by the SEC so that disposal of securities or determination of NAV is not reasonably practicable.

Note: For the fastest and easiest way to redeem shares, log on to janus.com/individual* 24 hours a day, 7 days a week.

*	Certain account types do not allow transactions via janus.com. For more information, access janus.com/individual or refer to this Shareholder’s Manual.

Large Shareholder Redemptions
Certain accounts or Janus affiliates may from time to time own (beneficially or of record) or control a significant percentage of a Fund’s Shares. Redemptions by these accounts of their holdings in a Fund may impact the Fund’s liquidity and NAV. These redemptions may also force a Fund to sell securities, which may negatively impact the Fund’s brokerage costs.

Redemptions In-Kind
Shares normally will be redeemed for cash, although each Fund retains the right to redeem some or all of its shares in-kind under unusual circumstances, in order to protect the interests of remaining shareholders, to accommodate a request by a particular shareholder that does not adversely affect the interests of the remaining shareholders, or in connection with the liquidation of a fund, by delivery of securities selected from its assets at its discretion. However, each Fund is required to redeem shares solely for cash up to the lesser of $250,000 or 1% of the NAV of that Fund during any 90-day period for any one shareholder. Should redemptions by any shareholder exceed such limitation, a Fund will have the option of redeeming the excess in cash or in-kind. In-kind payment means payment will be made in portfolio securities rather than cash. If this occurs, the redeeming shareholder might incur brokerage or other transaction costs to convert the securities to cash, whereas such costs are borne by the Fund for cash redemptions.

While a Fund may pay redemptions in-kind, a Fund may instead choose to raise cash to meet redemption requests through the sale of fund securities or permissible borrowings. If a Fund is forced to sell securities at an unfavorable time and/or under unfavorable conditions, such sales may adversely affect the Fund’s NAV and may increase brokerage costs.

REDEMPTION FEE – Eliminated effective April 2, 2012

Redemptions (and exchanges) of Shares from a Fund held for 90 days or less may be subject to the Fund’s redemption fee. The redemption fee is 2.00% of a shareholder’s redemption proceeds. This fee is paid to the Fund rather than Janus Capital, and is designed to deter excessive short-term trading and to offset the brokerage commissions, market impact, and other costs associated with changes in the Fund’s asset level and cash flow due to short-term money movements in and out of the Fund. The redemption fee is being eliminated, therefore, no sale or exchange of Shares made on or after April 2, 2012 will be assessed a redemption fee, regardless of how long such Shares have been held.

Certain intermediaries have agreed to charge the Funds’ redemption fee on their customers’ accounts. In this case, the amount of the fee and the holding period will generally be consistent with the Funds’. However, due to operational requirements, the intermediaries’ methods for tracking and calculating the fee may differ in some respects from the Funds’.

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The redemption fee does not apply to certain types of accounts held through intermediaries, including: (i) certain employer-sponsored retirement plans; (ii) certain broker wrap fee and other fee-based programs; (iii) certain omnibus accounts where the omnibus account holder does not have the operational capability to impose a redemption fee on its underlying customers’ accounts; and (iv) certain intermediaries that do not have or report to the Funds sufficient information to impose a redemption fee on their customers’ accounts.

In addition, the redemption fee does not apply to: (i) premature distributions from retirement accounts that are exempt from IRS penalty due to the disability of or medical expenses incurred by the shareholder; (ii) required minimum distributions from retirement accounts; (iii) return of excess contributions in retirement accounts; (iv) redemptions resulting in the settlement of an estate due to the death of the shareholder; (v) redemptions through an automated systematic withdrawal or exchange plan; (vi) redemptions by participants of an employer-sponsored automatic enrollment 401(k) plan who properly elect a refund of contributions within 90 days of being automatically enrolled in such plan; (vii) involuntary redemptions imposed by Janus Capital; (viii) reinvested distributions (dividends and capital gains); and (ix) identifiable transactions by certain funds of funds and asset allocation programs to realign portfolio investments with existing target allocations. For same-fund share class exchanges, no redemption fee will be applied based on the exchange transaction. However, the redemption fee will be imposed on a subsequent sale of shares after the exchange.

In addition to the circumstances previously noted, each Fund reserves the right to waive the redemption fee at its discretion where it believes such waiver is in the best interests of the Fund, including but not limited to when it determines that imposition of the redemption fee is not necessary to protect the Fund from the effects of short-term trading. In addition, each Fund reserves the right to modify or eliminate the redemption fee or waivers at any time. If there is a material change to the Funds’ redemption fee, the Funds will notify you at least 60 days prior to the effective date of the change.

WRITTEN INSTRUCTIONS

To redeem or exchange all or part of your Shares in writing, your request should be sent to one of the addresses listed under “Doing Business with Janus.” Requests or documents received in a language other than English may be inadvertently delayed or returned due to an inability to accurately translate the intended instructions. Please include the following information:

•	the name of the Janus fund(s) being redeemed or exchanged;
•	the account number(s);
•	the amount of money or number of shares being redeemed or exchanged;
•	the name(s) on the account;
•	the signature(s) of one or more registered account owners; and
•	your daytime telephone number.

SIGNATURE GUARANTEE

A signature guarantee for each registered account owner is required if any of the following is applicable:

•	You request a redemption by check above a certain dollar amount.
•	You would like a check made payable to anyone other than the shareholder(s) of record.
•	You would like a check mailed to an address that has been changed within 10 days of the redemption request.
•	You would like a check mailed to an address other than the address of record.
•	You would like your redemption proceeds sent to a bank account other than a bank account of record.

The Funds reserve the right to require a signature guarantee under other circumstances or to reject or delay a redemption on certain legal grounds.

A signature guarantee may be refused if any of the following is applicable:

•	It does not appear valid or in good form.
•	The transaction amount exceeds the surety bond limit of the signature guarantee.
•	The guarantee stamp has been reported as stolen, missing, or counterfeit.

How to Obtain a Signature Guarantee
A signature guarantee assures that a signature is genuine. The signature guarantee protects shareholders from unauthorized account transfers. The following financial institutions may guarantee signatures: banks, savings and loan associations, trust

75 ï Janus Investment Fund

companies, credit unions, broker-dealers, and member firms of a national securities exchange. Call your financial institution to see if they have the ability to guarantee a signature. A signature guarantee cannot be provided by a notary public.

If you live outside the United States, a foreign bank properly authorized to do business in your country of residence or a U.S. consulate may be able to authenticate your signature.

EXCESSIVE TRADING

Excessive Trading Policies and Procedures
The Trustees have adopted policies and procedures with respect to short-term and excessive trading of Fund shares (“excessive trading”). Each Fund is intended for long-term investment purposes only, and the Funds will take reasonable steps to attempt to detect and deter short-term and excessive trading. Transactions placed in violation of the Funds’ exchange limits or excessive trading policies may be cancelled or revoked by a Fund by the next business day following receipt by the Fund. The trading history of accounts determined to be under common ownership or control within any of the Janus funds may be considered in enforcing these policies and procedures. Direct investors should be aware that the Funds are also available for purchase through third party intermediaries. As described below, the Funds may not be able to identify all instances of excessive trading or completely eliminate the possibility of excessive trading. In particular, it may be difficult to identify excessive trading in certain omnibus accounts and other accounts traded through intermediaries. By their nature, omnibus accounts, in which purchases and redemptions of the Funds’ shares by multiple investors are aggregated by the intermediary and presented to the Funds on a net basis, may effectively conceal the identity of individual investors and their transactions from the Funds and their agents. This makes the elimination of excessive trading in the accounts impractical without the assistance of the intermediary.

The Funds attempt to deter excessive trading through at least the following methods:

•	exchange limitations as described under “Exchanges;”
•	trade monitoring; and
•	fair valuation of securities as described under “Pricing of Fund Shares.”

Generally, a purchase and redemption of Shares from the same Fund (i.e., “round trip”) within 90 calendar days may result in enforcement of a Fund’s excessive trading policies and procedures with respect to future purchase orders, provided that each Fund reserves the right to reject any purchase request as explained above.

The Funds monitor for patterns of shareholder frequent trading and may suspend or permanently terminate the exchange privilege of any investor who makes more than one round trip in a Fund over a 90-day period, and may bar future purchases into the Fund and any of the other Janus funds by such investor. The Funds’ excessive trading policies generally do not apply to (i) a money market fund, although money market funds at all times reserve the right to reject any purchase request (including exchange purchases) for any reason without prior notice; (ii) transactions in the Janus funds by a Janus “fund of funds,” which is a fund that primarily invests in other Janus mutual funds; and (iii) identifiable transactions by certain funds of funds and asset allocation programs to realign portfolio investments with existing target allocations.

The Funds’ Trustees may approve from time to time a redemption fee to be imposed by any Janus fund, subject to 60 days’ notice to shareholders of that fund.

Investors in other share classes who place transactions through the same financial intermediary on an omnibus basis may be deemed part of a group for the purpose of the Funds’ excessive trading policies and procedures and may be rejected in whole or in part by a Fund. The Funds, however, cannot always identify or reasonably detect excessive trading that may be facilitated by financial intermediaries or made difficult to identify through the use of omnibus accounts by those intermediaries that transmit purchase, exchange, and redemption orders to the Funds, and thus the Funds may have difficulty curtailing such activity. Transactions accepted by a financial intermediary in violation of the Funds’ excessive trading policies may be cancelled or revoked by a Fund by the next business day following receipt by that Fund.

In an attempt to detect and deter excessive trading in omnibus accounts, the Funds or their agents may require intermediaries to impose restrictions on the trading activity of accounts traded through those intermediaries. Such restrictions may include, but are not limited to, requiring that trades be placed by U.S. mail, prohibiting future purchases by investors who have recently redeemed Fund shares, requiring intermediaries to report information about customers who purchase and redeem large amounts, and similar restrictions. The Funds’ ability to impose such restrictions with respect to accounts traded through

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particular intermediaries may vary depending on the systems’ capabilities, applicable contractual and legal restrictions, and cooperation of those intermediaries.

Certain transactions in Fund shares, such as periodic rebalancing through intermediaries (no more frequently than every 60 days) or those which are made pursuant to systematic purchase, exchange, or redemption programs generally do not raise excessive trading concerns and normally do not require application of the Funds’ methods to detect and deter excessive trading.

Each Fund also reserves the right to reject any purchase request (including exchange purchases) by any investor or group of investors for any reason without prior notice, including, in particular, if the trading activity in the account(s) is deemed to be disruptive to a Fund. For example, a Fund may refuse a purchase order if the Fund’s portfolio managers and/or investment personnel believe they would be unable to invest the money effectively in accordance with the Fund’s investment policies or the Fund would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

The Funds’ policies and procedures regarding excessive trading may be modified at any time by the Funds’ Trustees.

Excessive Trading Risks
Excessive trading may present risks to a Fund’s long-term shareholders. Excessive trading into and out of a Fund may disrupt portfolio investment strategies, may create taxable gains to remaining Fund shareholders, and may increase Fund expenses, all of which may negatively impact investment returns for all remaining shareholders, including long-term shareholders.

Funds that invest in foreign securities may be at a greater risk for excessive trading. Investors may attempt to take advantage of anticipated price movements in securities held by a fund based on events occurring after the close of a foreign market that may not be reflected in the fund’s NAV (referred to as “price arbitrage”). Such arbitrage opportunities may also arise in funds which do not invest in foreign securities, for example, when trading in a security held by a fund is halted and does not resume prior to the time the fund calculates its NAV (referred to as “stale pricing”). Funds that hold thinly-traded securities, such as certain small-capitalization securities, may be subject to attempted use of arbitrage techniques. To the extent that a Fund’s valuation of a security differs from the security’s market value, short-term arbitrage traders may dilute the NAV of a Fund, which negatively impacts long-term shareholders. Although the Funds have adopted fair valuation policies and procedures intended to reduce the Funds’ exposure to price arbitrage, stale pricing, and other potential pricing inefficiencies, under such circumstances there is potential for short-term arbitrage trades to dilute the value of Fund shares.

Although the Funds take steps to detect and deter excessive trading pursuant to the policies and procedures described in this Prospectus and approved by the Trustees, there is no assurance that these policies and procedures will be effective in limiting excessive trading in all circumstances. For example, for share classes sold through financial intermediaries, the Funds may be unable to completely eliminate the possibility of excessive trading in certain omnibus accounts and other accounts traded through intermediaries. Omnibus accounts may effectively conceal the identity of individual investors and their transactions from the Funds and their agents. This makes the Funds’ identification of excessive trading transactions in the Funds through an omnibus account difficult and makes the elimination of excessive trading in the account impractical without the assistance of the intermediary. Although the Funds encourage intermediaries to take necessary actions to detect and deter excessive trading, some intermediaries may be unable or unwilling to do so, and accordingly, the Funds cannot eliminate completely the possibility of excessive trading.

Shareholders that invest through an omnibus account should be aware that they may be subject to the policies and procedures of their financial intermediary with respect to excessive trading in the Funds.

AVAILABILITY OF PORTFOLIO HOLDINGS INFORMATION

The Mutual Fund Holdings Disclosure Policies and Procedures adopted by Janus Capital and all mutual funds managed within the Janus fund complex are designed to be in the best interests of the funds and to protect the confidentiality of the funds’ portfolio holdings. The following describes policies and procedures with respect to disclosure of portfolio holdings.

•	Full Holdings. Each Fund is required to disclose its complete holdings in the quarterly holdings report on Form N-Q within 60 days of the end of each fiscal quarter, and in the annual report and semiannual report to Fund shareholders. These reports (i) are available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) are available without charge, upon request, by calling a Janus representative at

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1-800-525-0020 (toll free). Portfolio holdings (excluding derivatives, short positions, and other investment positions), consisting of at least the names of the holdings, are generally available on a calendar quarter-end basis with a 30-day lag. Holdings are generally posted approximately two business days thereafter under each Fund’s Holdings & Details tab at janus.com/allfunds.

Each Fund may provide, upon request, historical full holdings on a monthly basis for periods prior to the previous quarter-end subject to a written confidentiality agreement.

•	Top Holdings. Each Fund’s top portfolio holdings, in order of position size and as a percentage of a Fund’s total portfolio, are available monthly with a 15-day lag and on a calendar quarter-end basis with a 15-day lag.

•	Other Information. Each Fund may occasionally provide security breakdowns (e.g., industry, sector, regional, market capitalization, and asset allocation), top performance contributors/detractors (consisting of security names in alphabetical order), and specific portfolio level performance attribution information and statistics monthly with a 15-day lag and on a calendar quarter-end basis with a 15-day lag. Top performance contributors/detractors provided at calendar quarter-end may include the percentage of contribution/detraction to Fund performance.

Full portfolio holdings will remain available on the Janus websites at least until a Form N-CSR or Form N-Q is filed with the SEC for the period that includes the date as of which the website information is current. Funds disclose their short positions, if applicable, only to the extent required in regulatory reports. Janus Capital may exclude from publication all or any portion of portfolio holdings or change the time periods of disclosure as deemed necessary to protect the interests of the Janus funds. Under extraordinary circumstances, exceptions to the Mutual Fund Holdings Disclosure Policies and Procedures may be made by Janus Capital’s Chief Investment Officer(s) or their delegates. Such exceptions may be made without prior notice to shareholders. A summary of the Funds’ portfolio holdings disclosure policies and procedures, which includes a discussion of any exceptions, is contained in the Funds’ SAI.

SHAREHOLDER SERVICES AND ACCOUNT POLICIES

Address Changes
For the easiest way to change the address on your account, visit janus.com/individual. You may also call a Janus representative or send a written request signed by one or more shareholder(s) of record. Include the name of the Janus fund(s) you hold, the account number(s), the name(s) on the account, and both the old and new addresses. Certain options may be suspended for 10 days following an address change unless a signature guarantee is provided.

Bank Account Changes
For the easiest way to change your bank account of record or add new bank account information to your account, visit janus.com/individual. You may also send a written request signed by the shareholder of record or each shareholder of record if more than one. Please note that you may change or add bank information online at janus.com/individual for purchases only. Certain tax-deferred accounts may require a written notice and, in some instances, bank privileges may not be available. We cannot accept changes or additions to bank account redemption options online at janus.com/individual or over the telephone. If the added bank account is a joint tenant/tenants in common account, at least one name on the bank account must match one name on the Fund account. There may be a delay in the payment of your redemption proceeds if you request a redemption by electronic transfer to a new bank or bank account.

Distributions
Generally, all income dividends and capital gains distributions will automatically be reinvested in your Fund account. If you wish to change your distribution option, please visit janus.com/individual, call a Janus representative, or send a written request signed by one or more shareholder(s) of record.

If you receive Fund distributions from an open non-retirement Fund account by check, and a distribution check sent to you at your address of record has been returned to Janus and you have failed to respond to follow up mailings from Janus, upon return of the follow up mailing the distribution check will be reinvested in your open Fund account at the next calculated NAV. In addition, your non-retirement Fund account distribution checks may be reinvested in your Fund account if you do not cash them within one year of the date they were written. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

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Involuntary Redemptions
The Funds reserve the right to close an account if the shareholder is deemed to engage in activities which are illegal or otherwise believed to be detrimental to the Funds. This includes, but is not limited to, accounts that a Fund or its agents believe are engaged in market timing. Any time shares are redeemed in a taxable account, it is considered a taxable event. You are responsible for any tax liabilities associated with an involuntary redemption of your account.

Online and Telephone Transactions
You may initiate many transactions through janus.com/individual or by calling Janus XpressLine™. You may also contact a Janus representative. Generally all new accounts automatically receive online and telephone transaction privileges including redemption privileges. If you do not want to receive these privileges, please visit janus.com/individual or call a Janus representative. The Funds and their agents will not be responsible for any losses, costs, or expenses resulting from unauthorized transactions when reasonable procedures designed to verify the identity of the online user or caller are followed.

Your account information should be kept private, and you should immediately review any account statements that you receive from Janus. Someone other than you could act on your account if that person is able to provide the required identifying information. Contact Janus immediately about any transactions you believe to be unauthorized.

Occasionally, we experience high call volumes due to unusual market activity or other events that may make it difficult for you to reach a Janus representative by telephone. If you are unable to reach a Janus representative by telephone, please consider visiting janus.com/individual, calling Janus XpressLine™, or sending written instructions.

Registration Changes
To change the name on an account, the shares are generally transferred to a new account. In some cases, legal documentation may be required. Please visit janus.com/individual or call a Janus representative for further instructions.

Statements, Reports, and Prospectuses
We will send you quarterly confirmations of all transactions. You may elect at janus.com/edelivery to discontinue delivery of your paper statements, and instead receive them online. In addition, at janus.com/individual, the Funds will send you an immediate transaction confirmation statement after every non-systematic transaction. If you have not elected to receive online statements, your confirmation will be mailed within two days of the transaction. The Funds reserve the right to charge a fee for additional account statement requests.

The Funds produce financial reports that include a complete list of each of the Funds’ portfolio holdings semiannually, and update their prospectus annually. You may elect to receive these reports and prospectus updates electronically at janus.com/edelivery. The Funds’ fiscal year ends September 30.

Unless you instruct Janus otherwise by contacting a Janus representative, the Funds will mail only one report or prospectus to your address of record (“household”), even if more than one person in your household has a Fund account. This process, known as “householding,” reduces the amount of mail you receive and helps lower Fund expenses. If you decide that you no longer want the mailing of these documents to be combined with the other members of your household, please call a Janus representative or send a written request signed by one or more shareholder(s) of record. Individual copies will be sent within thirty (30) days after the Funds receive your instructions.

Taxpayer Identification Number
On the application or other appropriate forms, you may be asked to certify that your Social Security or employer identification number is correct and that you are not subject to backup withholding for failing to report income to the IRS. If you are subject to backup withholding, or you did not certify your taxpayer identification number, the IRS requires the Funds to withhold a certain percentage (at the currently applicable rate) of any dividends paid and redemption or exchange proceeds. In addition to this backup withholding, you may be subject to a $50 fee to reimburse the Funds for any penalty that the IRS may impose.

Temporary Suspension of Services
The Funds or their agents may, in case of emergency, temporarily suspend telephone transactions and other shareholder services. As previously noted, the Funds may postpone payment of redemption proceeds for up to seven calendar days. In addition, the right to require the Funds to redeem their Shares may be suspended or the date of payment may be postponed beyond seven calendar days whenever: (i) trading on the NYSE is restricted, as determined by the SEC, or the NYSE is closed

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(except for holidays and weekends); (ii) the SEC permits such suspension and so orders; or (iii) an emergency exists as determined by the SEC so that disposal of securities or determination of NAV is not reasonably practicable. The exchange privilege may also be suspended in these circumstances.

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Financial highlights

The financial highlights tables are intended to help you understand the Funds’ financial performance for each fiscal period shown. Items “Net asset value, beginning of period” through “Net asset value, end of period” reflect financial results for a single Fund Share. The gross expense ratio reflects expenses prior to any expense offset arrangement and the net expense ratio reflects expenses after any expense offset arrangement. Both expense ratios reflect expenses after waivers (reimbursements), if applicable. The information for the fiscal periods shown has been audited by PricewaterhouseCoopers LLP, whose report, along with the Funds’ financial statements, is included in the Annual Report, which is available upon request, and incorporated by reference into the SAI.

The total returns in the tables represent the rate that an investor would have earned (or lost) on an investment in Class D Shares of the Funds (assuming reinvestment of all dividends and distributions).

Class D Shares of certain Funds commenced operations on February 16, 2010, after the restructuring of the Funds’ Class J Shares, the predecessor share class. The financial highlights shown for periods prior to February 16, 2010 reflect financial results for the Class J Shares of each respective Fund. If Class D Shares had been available, the financial results shown may have been different.

Janus Asia Equity Fund – Class D
	Period ended
	September 30
	2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.18)
Net gain/(loss) on investments (both realized and unrealized)	(2.40)
Total from investment operations	(2.58)

Less distributions and other:
Dividends from net investment income	—
Distributions from capital gains	—
Redemption fees	—	(2)
Total distributions and other	—

Net asset value, end of period	$7.42

Total return(3)	(25.80)%

Net assets, end of period (in millions)	$1
Average net assets for the period (in millions)	$1
Ratio of gross expenses to average net assets(4)(5)	1.39%	(6)
Ratio of net expenses to average net assets(4)	1.39%	(6)
Ratio of net investment income/(loss) to average net assets(4)	0.90%
Portfolio turnover rate(4)	12%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 31.23% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.
(6)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The ratio of gross expenses to average net assets and ratio of net expenses to average net assets would have been 2.26% and 2.26%, respectively, without the waiver of these fees and expenses.

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Janus Emerging Markets Fund – Class D
Period ended
September 30
2011(1)

Net asset value, beginning of period	$10.00

Income from investment operations:
Net investment income/(loss)	(0.01)
Net gain/(loss) on investments (both realized and unrealized)	(2.59)
Total from investment operations	(2.60)

Less distributions and other:
Dividends from net investment income	—
Distributions from capital gains	—
Redemption fees	0.02
Total distributions and other	0.02

Net asset value, end of period	$7.42

Total return(2)	(25.80)%

Net assets, end of period (in millions)	$7
Average net assets for the period (in millions)	$7
Ratio of gross expenses to average net assets(3)(4)	1.33% (5)
Ratio of net expenses to average net assets(3)	1.32% (5)
Ratio of net investment income/(loss) to average net assets(3)	0.91%
Portfolio turnover rate(3)	211%

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.
(4)	The ratio was 4.38% in 2011 before waiver of certain fees and expense offsets incurred by the Fund.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The ratio of gross expenses to average net assets and ratio of net expenses to average net assets would have been 1.59% and 1.59%, respectively, without the waiver of these fees and expenses.

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Janus Global Life Sciences Fund – Class D
	Year or Period ended
	September 30				Years ended October 31†
	2011		2010(1)		2009		2008	2007		2006

Net asset value, beginning of period	$22.21		$21.65		$17.78		$24.12	$20.25		$19.37

Income from investment operations:
Net investment income/(loss)	(0.10)		0.24		0.04		0.03	—		—
Net gain/(loss) on investments (both realized and unrealized)	0.84		0.32		1.94		(6.38)	3.87		0.88
Total from investment operations	0.74		0.56		1.98		(6.35)	3.87		0.88

Less distributions and other:
Dividends from net investment income	(0.12)		—		(0.06)		—	—		—
Distributions from capital gains	—		—		—		—	—		—
Redemption fees	—	(2)	—	(2)	—	(2)	0.01	—	(2)	—	(2)
Total distributions and other	(0.12)		—		(0.06)		0.01	—		—

Net asset value, end of period	$22.83		$22.21		$19.70		$17.78	$24.12		$20.25

Total return(3)	3.32%		2.59%		11.21%		(26.29)%	19.11%		4.54%

Net assets, end of period (in millions)	$421		$433		$646		$653	$894		$982
Average net assets for the period (in millions)	$455		$427		$618		$835	$875		$1,102
Ratio of gross expenses to average net assets(4)(5)	0.90%		1.00%		1.04%		0.98%	1.01%		1.02%
Ratio of net expenses to average net assets(4)(5)	0.90%		1.00%		1.03%		0.97%	0.99%		1.01%
Ratio of net investment income/(loss) to average net assets(4)	(0.45)%		1.74%		0.28%		0.15%	(0.27)%		(0.39)%
Portfolio turnover rate(4)	54%		46%		70%		81%	61%		87%

†	The financial highlights shown reflect financial results for Class J Shares, the predecessor share class, and are provided as supplemental information.
(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.87% in 2011 and 0.95% in 2010, without the inclusion of dividends and interest on short positions and any stock loan fees.

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Janus Global Research Fund – Class D
	Year or Period ended
	September 30				Years ended October 31†
	2011		2010(1)		2009		2008		2007		2006

Net asset value, beginning of period	$13.51		$11.79		$8.81		$17.11		$13.16		$11.11

Income from investment operations:
Net investment income/(loss)	0.07		0.09		0.05		0.04		0.04		0.10
Net gain/(loss) on investments (both realized and unrealized)	(0.89)		1.63		2.60		(7.58)		4.72		2.22
Total from investment operations	(0.82)		1.72		2.65		(7.54)		4.76		2.32

Less distributions and other:
Dividends from net investment income	(0.13)		—		(0.08)		(0.05)		(0.05)		(0.04)
Distributions from capital gains	—		—		—		(0.72)		(0.76)		(0.23)
Redemption fees	—	(2)	—	(2)	—	(2)	0.01		—	(2)	N/A
Total distributions and other	(0.13)		—		(0.08)		(0.76)		(0.81)		(0.27)

Net asset value, end of period	$12.56		$13.51		$11.38		$8.81		$17.11		$13.16

Total return(3)	(6.21)%		14.59%		30.46%		(45.95)%		38.09%		21.21%

Net assets, end of period (in millions)	$105		$111		$203		$167		$284		$113
Average net assets for the period (in millions)	$124		$106		$166		$261		$174		$80
Ratio of gross expenses to average net assets(4)	1.00%		1.09%		1.25%		1.15%		1.12%		1.16%
Ratio of net expenses to average net assets(4)	1.00%		1.08%		1.24%		1.14%		1.11%		1.14%
Ratio of net investment income/(loss) to average net assets(4)	0.41%		1.21%		0.56%		0.39%	(5)	0.36%		0.48%
Portfolio turnover rate(4)	78%		74%		99%		95%		72%		118%

†	The financial highlights shown reflect financial results for Class J Shares, the predecessor share class, and are provided as supplemental information.
(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	As a result of the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.03%. The adjustment had no impact on total net assets or total return.

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Janus Global Select Fund – Class D
	Year or Period ended
	September 30			Years ended October 31†
	2011		2010(1)	2009	2008	2007	2006

Net asset value, beginning of period	$11.01		$9.82	$7.14	$13.57	$9.49	$7.80

Income from investment operations:
Net investment income/(loss)	0.22		0.01	0.01	0.08	0.03	0.04
Net gain/(loss) on investments (both realized and unrealized)	(1.93)		1.18	1.95	(6.47)	4.07	1.71
Total from investment operations	(1.71)		1.19	1.96	(6.39)	4.10	1.75

Less distributions and other:
Dividends from net investment income	(0.13)		—	(0.06)	(0.04)	(0.02)	(0.06)
Distributions from capital gains	—		—	—	—	—	—
Return of capital	N/A		N/A	(0.01)	N/A	N/A	N/A
Redemption fees	—	(2)	N/A	N/A	N/A	N/A	N/A
Total distributions and other	(0.13)		—	(0.07)	(0.04)	(0.02)	(0.06)

Net asset value, end of period	$9.17		$11.01	$9.03	$7.14	$13.57	$9.49

Total return(3)	(15.80)%		12.12%	27.96%	(47.21)%	43.32%	22.58%

Net assets, end of period (in millions)	$1,612		$2,122	$3,134	$2,695	$5,188	$3,243
Average net assets for the period (in millions)	$2,156		$2,044	$2,600	$4,709	$3,774	$966
Ratio of gross expenses to average net assets(4)(5)	0.85%		0.90%	0.97%	0.94%	0.93%	1.00%
Ratio of net expenses to average net assets(4)(6)	0.85%		0.90%	0.96%	0.94%	0.92%	0.99%
Ratio of net investment income/(loss) to average net assets(4)	0.73%		0.57%	0.14%	0.67%	0.34%	0.80%
Portfolio turnover rate(4)	138%		127%	125%	144%	24%	63%

†	The financial highlights shown reflect financial results for Class J Shares, the predecessor share class, and are provided as supplemental information.
(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.85% in 2011, 0.88% in 2010, 0.96% in 2009, and 0.93% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.

(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.85% in 2011, 0.88% in 2010, 0.95% in 2009, and 0.92% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.

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Janus Global Technology Fund – Class D
	Year or Period ended
	September 30				Years ended October 31†
	2011		2010(1)		2009		2008		2007		2006

Net asset value, beginning of period	$15.29		$13.46		$9.29		$16.51		$12.23		$10.88

Income from investment operations:
Net investment income/(loss)	—		0.02		—		—		0.06		—
Net gain/(loss) on investments (both realized and unrealized)	(0.19)		1.81		3.28		(7.16)		4.22		1.36
Total from investment operations	(0.19)		1.83		3.28		(7.16)		4.28		1.36

Less distributions and other:
Dividends from net investment income	—		—		—		(0.06)		—		(0.01)
Distributions from capital gains	—		—		—		—		—		—
Redemption fees	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)
Total distributions and other	—		—		—		(0.06)		—		(0.01)

Net asset value, end of period	$15.10		$15.29		$12.57		$9.29		$16.51		$12.23

Total return(3)	(1.24)%		13.60%		35.31%		(43.51)%		35.00%		12.48%

Net assets, end of period (in millions)	$508		$547		$714		$533		$1,028		$914
Average net assets for the period (in millions)	$604		$527		$584		$828		$915		$999
Ratio of gross expenses to average net assets(4)(5)	0.91%		1.08%		1.06%		1.02%		1.04%		1.13%
Ratio of net expenses to average net assets(4)(6)	0.91%		1.08%		1.05%		1.01%		1.03%		1.11%
Ratio of net investment income/(loss) to average net assets(4)	(0.22)%		(0.39)%		(0.32)%		(0.15)%	(7)	0.40%		(0.30)%
Portfolio turnover rate(4)	89%		76%		111%		90%		57%		85%

†	The financial highlights shown reflect financial results for Class J Shares, the predecessor share class, and are provided as supplemental information.
(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.88% in 2011, 0.97% in 2010, 1.06% in 2009, and 1.02% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.
(6)	The expense ratio includes dividends and interest on short positions and may include stock loan fees. The ratio would be 0.88% in 2011, 0.96% in 2010, 1.05% in 2009, and 1.01% in 2008, without the inclusion of dividends and interest on short positions and any stock loan fees.
(7)	As a result of the recharacterization of dividend income to return of capital, the ratio of net investment income/(loss) to average net assets has been reduced by 0.02%. The adjustment had no impact on total net assets or total return.

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Janus International Equity Fund – Class D
	Year or Period ended
	September 30
	2011	2010(1)

Net asset value, beginning of period	$10.91	$9.71

Income from investment operations:
Net investment income/(loss)	0.12	0.03
Net gain/(loss) on investments (both realized and unrealized)	(1.54)	1.16
Total from investment operations	(1.42)	1.19

Less distributions and other:
Dividends from net investment income	(0.10)	—
Distributions from capital gains	—	—
Redemption fees	0.01	0.01
Total distributions and other	(0.09)	0.01

Net asset value, end of period	$9.40	$10.91

Total return(2)	(13.07)%	12.36%

Net assets, end of period (in millions)	$8	$6
Average net assets for the period (in millions)	$9	$3
Ratio of gross expenses to average net assets(3)	1.15%	1.16%
Ratio of net expenses to average net assets(3)	1.15%	1.16%
Ratio of net investment income/(loss) to average net assets(3)	1.12%	1.10%
Portfolio turnover rate(3)	77%	132%

(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Total return not annualized for periods of less than one full year.
(3)	Annualized for periods of less than one full year.

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Janus Overseas Fund – Class D
	Year or Period ended
	September 30			Years ended October 31†
	2011		2010(1)	2009	2008	2007	2006

Net asset value, beginning of period	$47.60		$41.51	$27.12	$63.02	$42.45	$28.42

Income from investment operations:
Net investment income/(loss)	0.19		0.16	0.41	0.63	0.36	0.49
Net gain/(loss) on investments (both realized and unrealized)	(13.73)		5.92	12.66	(31.38)	20.74	13.80
Total from investment operations	(13.54)		6.08	13.07	(30.75)	21.10	14.29

Less distributions and other:
Dividends from net investment income	(0.08)		—	(0.22)	(0.88)	(0.55)	(0.28)
Distributions from capital gains	—		—	(1.33)	(4.29)	—	—
Redemption fees	—	(2)	0.01	0.01	0.02	0.02	0.02
Total distributions and other	(0.08)		0.01	(1.54)	(5.15)	(0.53)	(0.26)

Net asset value, end of period	$33.98		$47.60	$38.65	$27.12	$63.02	$42.45

Total return(3)	(28.50)%		14.67%	51.63%	(52.78)%	50.24%	50.71%

Net assets, end of period (in millions)	$1,573		$2,440	$7,113	$4,345	$11,425	$5,317
Average net assets for the period (in millions)	$2,375		$2,309	$5,183	$9,215	$7,917	$3,933
Ratio of gross expenses to average net assets(4)	0.82%		0.87%	0.91%	0.90%	0.89%	0.92%
Ratio of net expenses to average net assets(4)	0.82%		0.87%	0.91%	0.89%	0.89%	0.91%
Ratio of net investment income/(loss) to average net assets(4)	0.49%		0.66%	0.90%	0.79%	0.77%	1.69%
Portfolio turnover rate(4)	43%		33%	45%	50%	51%	61%

†	The financial highlights shown reflect financial results for Class J Shares, the predecessor share class, and are provided as supplemental information.
(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.

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Janus Worldwide Fund – Class D
	Year or Period ended
	September 30				Years ended October 31†
	2011		2010(1)		2009		2008		2007		2006

Net asset value, beginning of period	$43.69		$38.92		$31.36		$60.04		$48.05		$41.41

Income from investment operations:
Net investment income/(loss)	0.33		0.19		0.41		0.43		0.32		0.65
Net gain/(loss) on investments (both realized and unrealized)	(5.66)		4.58		6.37		(28.82)		12.31		6.48
Total from investment operations	(5.33)		4.77		6.78		(28.39)		12.63		7.13

Less distributions and other:
Dividends from net investment income	(0.20)		—		(0.65)		(0.29)		(0.64)		(0.49)
Distributions from capital gains	—		—		—		—		—		—
Redemption fees	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)
Total distributions and other	(0.20)		—		(0.65)		(0.29)		(0.64)		(0.49)

Net asset value, end of period	$38.16		$43.69		$37.49		$31.36		$60.04		$48.05

Total return(3)	(12.28)%		12.26%		22.08%		(47.49)%		26.53%		17.34%

Net assets, end of period (in millions)	$1,012		$1,253		$2,208		$2,045		$4,645		$4,373
Average net assets for the period (in millions)	$1,273		$1,210		$1,972		$3,480		$4,523		$4,602
Ratio of gross expenses to average net assets(4)(5)	0.86%		0.83%		0.76%		0.83%		0.88%		0.87%
Ratio of net expenses to average net assets(4)	0.86%		0.83%		0.76%		0.83%		0.87%		0.86%
Ratio of net investment income/(loss) to average net assets(4)	0.76%		0.93%		1.34%		0.82%		0.53%		1.31%
Portfolio turnover rate(4)	94%		94%		195%		16%		27%		43%

†	The financial highlights shown reflect financial results for Class J Shares, the predecessor share class, and are provided as supplemental information.
(1)	Period February 16, 2010 (commencement of Class D Shares) through September 30, 2010. The Fund changed its fiscal year end to September 30.
(2)	Redemption fees aggregated less than $0.01 on a per share basis for the fiscal year or period end.
(3)	Total return not annualized for periods of less than one full year.
(4)	Annualized for periods of less than one full year.
(5)	The ratio was 0.89% in 2007 and 0.90% in 2006 before waiver of certain fees and expense offsets incurred by the Fund.

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Glossary of investment terms

This glossary provides a more detailed description of some of the types of securities, investment strategies, and other instruments in which the Funds may invest, as well as some general investment terms. The Funds may invest in these instruments to the extent permitted by their investment objectives and policies. The Funds are not limited by this discussion and may invest in any other types of instruments not precluded by the policies discussed elsewhere in this Prospectus.

EQUITY AND DEBT SECURITIES

Average-Weighted Effective Maturity is a measure of a bond’s maturity. The stated maturity of a bond is the date when the issuer must repay the bond’s entire principal value to an investor. Some types of bonds may also have an “effective maturity” that is shorter than the stated date due to prepayment or call provisions. Securities without prepayment or call provisions generally have an effective maturity equal to their stated maturity. Average-weighted effective maturity is calculated by averaging the effective maturity of bonds held by a Fund with each effective maturity “weighted” according to the percentage of net assets that it represents.

Bank loans include institutionally-traded floating and fixed-rate debt securities generally acquired as a participation interest in or assignment of a loan originated by a lender or financial institution. Assignments and participations involve credit, interest rate, and liquidity risk. Interest rates on floating rate securities adjust with interest rate changes and/or issuer credit quality. If a Fund purchases a participation interest, it may only be able to enforce its rights through the lender and may assume the credit risk of both the borrower and the lender. Additional risks are involved in purchasing assignments. If a loan is foreclosed, a Fund may become part owner of any collateral securing the loan and may bear the costs and liabilities associated with owning and disposing of any collateral. The Fund could be held liable as a co-lender. In addition, there is no assurance that the liquidation of any collateral from a secured loan would satisfy a borrower’s obligations or that any collateral could be liquidated. A Fund may have difficulty trading assignments and participations to third parties or selling such securities in secondary markets, which in turn may affect the Fund’s NAV.

Bonds are debt securities issued by a company, municipality, government, or government agency. The issuer of a bond is required to pay the holder the amount of the loan (or par value of the bond) at a specified maturity and to make scheduled interest payments.

Certificates of Participation (“COPs”) are certificates representing an interest in a pool of securities. Holders are entitled to a proportionate interest in the underlying securities. Municipal lease obligations are often sold in the form of COPs. Refer to “Municipal lease obligations” below.

Commercial paper is a short-term debt obligation with a maturity ranging from 1 to 270 days issued by banks, corporations, and other borrowers to investors seeking to invest idle cash. A Fund may purchase commercial paper issued in private placements under Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”).

Common stocks are equity securities representing shares of ownership in a company and usually carry voting rights and earn dividends. Unlike preferred stock, dividends on common stock are not fixed but are declared at the discretion of the issuer’s board of directors.

Convertible securities are preferred stocks or bonds that pay a fixed dividend or interest payment and are convertible into common stock at a specified price or conversion ratio.

Debt securities are securities representing money borrowed that must be repaid at a later date. Such securities have specific maturities and usually a specific rate of interest or an original purchase discount.

Depositary receipts are receipts for shares of a foreign-based corporation that entitle the holder to dividends and capital gains on the underlying security. Receipts include those issued by domestic banks (American Depositary Receipts), foreign banks (Global or European Depositary Receipts), and broker-dealers (depositary shares).

Duration is the time it will take investors to recoup their investment in a bond. Unlike average maturity, duration reflects both principal and interest payments. Generally, the higher the coupon rate on a bond, the lower its duration will be. The duration of a bond portfolio is calculated by averaging the duration of bonds held by a Fund with each duration “weighted” according to the percentage of net assets that it represents. Because duration accounts for interest payments, a Fund’s duration is usually shorter than its average maturity.

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Equity securities generally include domestic and foreign common stocks; preferred stocks; securities convertible into common stocks or preferred stocks; warrants to purchase common or preferred stocks; and other securities with equity characteristics.

Exchange-traded funds (“ETFs”) are index-based investment companies which hold substantially all of their assets in securities with equity characteristics. As a shareholder of another investment company, a Fund would bear its pro rata portion of the other investment company’s expenses, including advisory fees, in addition to the expenses the Fund bears directly in connection with its own operations.

Fixed-income securities are securities that pay a specified rate of return. The term generally includes short- and long-term government, corporate, and municipal obligations that pay a specified rate of interest, dividends, or coupons for a specified period of time. Coupon and dividend rates may be fixed for the life of the issue or, in the case of adjustable and floating rate securities, for a shorter period.

High-yield/high-risk bonds are bonds that are rated below investment grade by the primary rating agencies (i.e., BB+ or lower by Standard & Poor’s and Fitch, or Ba or lower by Moody’s). Other terms commonly used to describe such bonds include “lower rated bonds,” “non-investment grade bonds,” and “junk bonds.”

Industrial development bonds are revenue bonds that are issued by a public authority but which may be backed only by the credit and security of a private issuer and may involve greater credit risk. Refer to “Municipal securities” below.

Mortgage- and asset-backed securities are shares in a pool of mortgages or other debt instruments. These securities are generally pass-through securities, which means that principal and interest payments on the underlying securities (less servicing fees) are passed through to shareholders on a pro rata basis. These securities involve prepayment risk, which is the risk that the underlying mortgages or other debt may be refinanced or paid off prior to their maturities during periods of declining interest rates. In that case, a Fund may have to reinvest the proceeds from the securities at a lower rate. Potential market gains on a security subject to prepayment risk may be more limited than potential market gains on a comparable security that is not subject to prepayment risk.

Mortgage dollar rolls are transactions in which a Fund sells a mortgage-related security, such as a security issued by Government National Mortgage Association, to a dealer and simultaneously agrees to purchase a similar security (but not the same security) in the future at a predetermined price. A “dollar roll” can be viewed as a collateralized borrowing in which a Fund pledges a mortgage-related security to a dealer to obtain cash.

Municipal lease obligations are revenue bonds backed by leases or installment purchase contracts for property or equipment. Lease obligations may not be backed by the issuing municipality’s credit and may involve risks not normally associated with general obligation bonds and other revenue bonds. For example, their interest may become taxable if the lease is assigned and the holders may incur losses if the issuer does not appropriate funds for the lease payments on an annual basis, which may result in termination of the lease and possible default.

Municipal securities are bonds or notes issued by a U.S. state or political subdivision. A municipal security may be a general obligation backed by the full faith and credit (i.e., the borrowing and taxing power) of a municipality or a revenue obligation paid out of the revenues of a designated project, facility, or revenue source.

Pass-through securities are shares or certificates of interest in a pool of debt obligations that have been repackaged by an intermediary, such as a bank or broker-dealer.

Passive foreign investment companies (“PFICs”) are any foreign corporations which generate certain amounts of passive income or hold certain amounts of assets for the production of passive income. Passive income includes dividends, interest, royalties, rents, and annuities. To avoid taxes and interest that a Fund must pay if these investments are profitable, the Fund may make various elections permitted by the tax laws. These elections could require that a Fund recognize taxable income, which in turn must be distributed, before the securities are sold and before cash is received to pay the distributions.

Pay-in-kind bonds are debt securities that normally give the issuer an option to pay cash at a coupon payment date or give the holder of the security a similar bond with the same coupon rate and a face value equal to the amount of the coupon payment that would have been made.

Preferred stocks are equity securities that generally pay dividends at a specified rate and have preference over common stock in the payment of dividends and liquidation. Preferred stock generally does not carry voting rights.

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Real estate investment trust (“REIT”) is an investment trust that operates through the pooled capital of many investors who buy its shares. Investments are in direct ownership of either income property or mortgage loans.

Rule 144A securities are securities that are not registered for sale to the general public under the 1933 Act, but that may be resold to certain institutional investors.

Standby commitment is a right to sell a specified underlying security or securities within a specified period of time and at an exercise price equal to the amortized cost of the underlying security or securities plus accrued interest, if any, at the time of exercise, that may be sold, transferred, or assigned only with the underlying security or securities. A standby commitment entitles the holder to receive same day settlement, and will be considered to be from the party to whom the investment company will look for payment of the exercise price.

Step coupon bonds are high-quality issues with above-market interest rates and a coupon that increases over the life of the bond. They may pay monthly, semiannual, or annual interest payments. On the date of each coupon payment, the issuer decides whether to call the bond at par, or whether to extend it until the next payment date at the new coupon rate.

Strip bonds are debt securities that are stripped of their interest (usually by a financial intermediary) after the securities are issued. The market value of these securities generally fluctuates more in response to changes in interest rates than interest-paying securities of comparable maturity.

Tender option bonds are relatively long-term bonds that are coupled with the option to tender the securities to a bank, broker-dealer, or other financial institution at periodic intervals and receive the face value of the bond. This investment structure is commonly used as a means of enhancing a security’s liquidity.

U.S. Government securities include direct obligations of the U.S. Government that are supported by its full faith and credit. Treasury bills have initial maturities of less than one year, Treasury notes have initial maturities of one to ten years, and Treasury bonds may be issued with any maturity but generally have maturities of at least ten years. U.S. Government securities also include indirect obligations of the U.S. Government that are issued by federal agencies and government sponsored entities. Unlike Treasury securities, agency securities generally are not backed by the full faith and credit of the U.S. Government. Some agency securities are supported by the right of the issuer to borrow from the Treasury, others are supported by the discretionary authority of the U.S. Government to purchase the agency’s obligations, and others are supported only by the credit of the sponsoring agency.

Variable and floating rate securities have variable or floating rates of interest and, under certain limited circumstances, may have varying principal amounts. Variable and floating rate securities pay interest at rates that are adjusted periodically according to a specified formula, usually with reference to some interest rate index or market interest rate (the “underlying index”). The floating rate tends to decrease the security’s price sensitivity to changes in interest rates.

Warrants are securities, typically issued with preferred stock or bonds, which give the holder the right to buy a proportionate amount of common stock at a specified price. The specified price is usually higher than the market price at the time of issuance of the warrant. The right may last for a period of years or indefinitely.

Zero coupon bonds are debt securities that do not pay regular interest at regular intervals, but are issued at a discount from face value. The discount approximates the total amount of interest the security will accrue from the date of issuance to maturity. The market value of these securities generally fluctuates more in response to changes in interest rates than interest-paying securities.

FUTURES, OPTIONS, AND OTHER DERIVATIVES

Credit default swaps are a specific kind of counterparty agreement that allows the transfer of third party credit risk from one party to the other. One party in the swap is a lender and faces credit risk from a third party, and the counterparty in the credit default swap agrees to insure this risk in exchange for regular periodic payments.

Derivatives are financial instruments whose performance is derived from the performance of another asset (stock, bond, commodity, currency, interest rate or market index). Types of derivatives can include, but are not limited to options, forward contracts, swaps, and futures contracts.

Equity-linked structured notes are derivative securities which are specially designed to combine the characteristics of one or more underlying securities and their equity derivatives in a single note form. The return and/or yield or income component

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may be based on the performance of the underlying equity securities, an equity index, and/or option positions. Equity-linked structured notes are typically offered in limited transactions by financial institutions in either registered or non-registered form. An investment in equity-linked notes creates exposure to the credit risk of the issuing financial institution, as well as to the market risk of the underlying securities. There is no guaranteed return of principal with these securities, and the appreciation potential of these securities may be limited by a maximum payment or call right. In certain cases, equity-linked notes may be more volatile and less liquid than less complex securities or other types of fixed-income securities. Such securities may exhibit price behavior that does not correlate with other fixed-income securities.

Equity swaps involve the exchange by two parties of future cash flow (e.g., one cash flow based on a referenced interest rate and the other based on the performance of stock or a stock index).

Forward contracts are contracts to purchase or sell a specified amount of a financial instrument for an agreed upon price at a specified time. Forward contracts are not currently exchange-traded and are typically negotiated on an individual basis. A Fund may enter into forward currency contracts for investment purposes or to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency appreciation on purchases of such securities. It may also enter into forward contracts to purchase or sell securities or other financial indices.

Futures contracts are contracts that obligate the buyer to receive and the seller to deliver an instrument or money at a specified price on a specified date. A Fund may buy and sell futures contracts on foreign currencies, securities, and financial indices including indices of U.S. Government, foreign government, equity, or fixed-income securities. A Fund may also buy options on futures contracts. An option on a futures contract gives the buyer the right, but not the obligation, to buy or sell a futures contract at a specified price on or before a specified date. Futures contracts and options on futures are standardized and traded on designated exchanges.

Indexed/structured securities are typically short- to intermediate-term debt securities whose value at maturity or interest rate is linked to currencies, interest rates, equity securities, indices, commodity prices, or other financial indicators. Such securities may be positively or negatively indexed (e.g., their value may increase or decrease if the reference index or instrument appreciates). Indexed/structured securities may have return characteristics similar to direct investments in the underlying instruments and may be more volatile than the underlying instruments. A Fund bears the market risk of an investment in the underlying instruments, as well as the credit risk of the issuer.

Interest rate swaps involve the exchange by two parties of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments).

Inverse floaters are debt instruments whose interest rate bears an inverse relationship to the interest rate on another instrument or index. For example, upon reset, the interest rate payable on the inverse floater may go down when the underlying index has risen. Certain inverse floaters may have an interest rate reset mechanism that multiplies the effects of change in the underlying index. Such mechanism may increase the volatility of the security’s market value.

Options are the right, but not the obligation, to buy or sell a specified amount of securities or other assets on or before a fixed date at a predetermined price. A Fund may purchase and write put and call options on securities, securities indices, and foreign currencies. A Fund may purchase or write such options individually or in combination.

Participatory notes are derivative securities which are linked to the performance of an underlying Indian security and which allow investors to gain market exposure to Indian securities without trading directly in the local Indian market.

Total return swaps involve an exchange by two parties in which one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains over the payment period.

OTHER INVESTMENTS, STRATEGIES, AND/OR TECHNIQUES

Cash sweep program is an arrangement in which a Fund’s uninvested cash balance is used to purchase shares of affiliated or non-affiliated money market funds or cash management pooled investment vehicles at the end of each day.

Diversification is a classification given to a fund under the Investment Company Act of 1940, as amended (the “1940 Act”). Funds are classified as either “diversified” or “nondiversified.” To be classified as “diversified” under the 1940 Act, a fund

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may not, with respect to 75% of its total assets, invest more than 5% of its total assets in any issuer and may not own more than 10% of the outstanding voting securities of an issuer. A fund that is classified as “nondiversified” under the 1940 Act, on the other hand, has the flexibility to take larger positions in a smaller number of issuers than a fund that is classified as “diversified.” However, because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a fund which is classified as nondiversified, its share price can be expected to fluctuate more than a comparable fund which is classified as diversified.

Industry concentration for purposes under the 1940 Act is the investment of 25% or more of a Fund’s total assets in an industry or group of industries.

Leverage is when a Fund increases its assets available for investment using borrowings or similar transactions. Because short sales involve borrowing securities and then selling them, a Fund’s short sales effectively leverage the Fund’s assets. The use of leverage may make any change in a Fund’s NAV even greater and thus result in increased volatility of returns. A Fund’s assets that are used as collateral to secure the short sales may decrease in value while the short positions are outstanding, which may force the Fund to use its other assets to increase the collateral. Leverage also creates interest expense that may lower a Fund’s overall returns.

Market capitalization is the most commonly used measure of the size and value of a company. It is computed by multiplying the current market price of a share of the company’s stock by the total number of its shares outstanding. Market capitalization is an important investment criterion for certain funds, while others do not emphasize investments in companies of any particular size.

Net long is a term used to describe when a Fund’s assets committed to long positions exceed those committed to short positions.

Repurchase agreements involve the purchase of a security by a Fund and a simultaneous agreement by the seller (generally a bank or dealer) to repurchase the security from the Fund at a specified date or upon demand. This technique offers a method of earning income on idle cash. These securities involve the risk that the seller will fail to repurchase the security, as agreed. In that case, a Fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security.

Reverse repurchase agreements involve the sale of a security by a Fund to another party (generally a bank or dealer) in return for cash and an agreement by the Fund to buy the security back at a specified price and time. This technique will be used primarily to provide cash to satisfy unusually high redemption requests, or for other temporary or emergency purposes.

Short sales in which a Fund may engage may be either “short sales against the box” or other short sales. Short sales against the box involve selling short a security that a Fund owns, or the Fund has the right to obtain the amount of the security sold short at a specified date in the future. A Fund may also enter into a short sale to hedge against anticipated declines in the market price of a security or to reduce portfolio volatility. If the value of a security sold short increases prior to the scheduled delivery date, the Fund loses the opportunity to participate in the gain. For short sales, the Fund will incur a loss if the value of a security increases during this period because it will be paying more for the security than it has received from the purchaser in the short sale. If the price declines during this period, a Fund will realize a short-term capital gain. Although a Fund’s potential for gain as a result of a short sale is limited to the price at which it sold the security short less the cost of borrowing the security, its potential for loss is theoretically unlimited because there is no limit to the cost of replacing the borrowed security.

When-issued, delayed delivery, and forward commitment transactions generally involve the purchase of a security with payment and delivery at some time in the future – i.e., beyond normal settlement. A Fund does not earn interest on such securities until settlement and bears the risk of market value fluctuations in between the purchase and settlement dates. New issues of stocks and bonds, private placements, and U.S. Government securities may be sold in this manner.

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96 ï Janus Investment Fund

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You can make inquiries and request other information, including a Statement of Additional Information, annual report, or semiannual report (as they become available), free of charge, by contacting a Janus representative at 1-800-525-3713. The Funds’ Statement of Additional Information and most recent annual and semiannual reports are also available, free of charge, at janus.com/reports. Additional information about the Funds’ investments is available in the Funds’ annual and semiannual reports. In the Funds’ annual and semiannual reports, you will find a discussion of the market conditions and investment strategies that significantly affected the Funds’ performance during their last fiscal period.

The Statement of Additional Information provides detailed information about the Funds and is incorporated into this Prospectus by reference. You may review and copy information about the Funds (including the Funds’ Statement of Additional Information) at the Public Reference Room of the SEC or get text only copies, after paying a duplicating fee, by sending an electronic request by e-mail to publicinfo@sec.gov or by writing to or calling the Commission’s Public Reference Section, Washington, D.C. 20549-1520 (1-202-551-8090). Information on the operation of the Public Reference Room may also be obtained by calling this number. You may also obtain reports and other information about the Funds from the Electronic Data Gathering Analysis and Retrieval (EDGAR) Database on the SEC’s website at http://www.sec.gov.

janus.com

PO Box 55932
Boston, MA 02205-5932
1-800-525-3713

The Trust’s Investment Company Act File No. is 811-1879.

                                                                                                               ▼ January 27, 2012

	Class A Shares Ticker	Class C Shares Ticker	Class D Shares† Ticker	Class I Shares Ticker	Class R Shares Ticker	Class S Shares Ticker	Class T Shares Ticker
Alternative
Janus Global Market Neutral Fund	JALSX	JCLSX	N/A	JLSIX	JRLSX	JSLSX	JLSTX
(formerly named Janus Long/Short Fund)
Janus Global Real Estate Fund	JERAX	JERCX	JNGSX	JERIX	N/A	JERSX	JERTX
Global & International
Janus Asia Equity Fund	JAQAX	JAQCX	JAQDX	JAQIX	N/A	JAQSX	JAQTX
Janus Emerging Markets Fund	JMFAX	JMFCX	JMFDX	JMFIX	N/A	JMFSX	JMFTX
Janus Global Life Sciences Fund	JFNAX	JFNCX	JNGLX	JFNIX	N/A	JFNSX	JAGLX
Janus Global Research Fund	JRGAX	JRGCX	JANGX	JRGIX	N/A	JRGSX	JARFX
Janus Global Select Fund	JORAX	JORCX	JANRX	JORFX	JORRX	JORIX	JORNX
Janus Global Technology Fund	JATAX	JAGCX	JNGTX	JATIX	N/A	JATSX	JAGTX
Janus International Equity Fund	JAIEX	JCIEX	JNISX	JIIEX	JRIEX	JSIEX	JAITX
Janus Overseas Fund	JDIAX	JIGCX	JNOSX	JIGFX	JDIRX	JIGRX	JAOSX
Janus Worldwide Fund	JDWAX	JWWCX	JANWX	JWWFX	JDWRX	JWGRX	JAWWX
Growth & Core
Janus Balanced Fund	JDBAX	JABCX	JANBX	JBALX	JDBRX	JABRX	JABAX
Janus Contrarian Fund	JCNAX	JCNCX	JACNX	JCONX	JCNRX	JCNIX	JSVAX
Janus Enterprise Fund	JDMAX	JGRCX	JANEX	JMGRX	JDMRX	JGRTX	JAENX
Janus Forty Fund	JDCAX	JACCX	N/A	JCAPX	JDCRX	JARTX	JACTX
Janus Fund	JDGAX	JGOCX	JANDX	JGROX	JDGRX	JGORX	JANSX
Janus Growth and Income Fund	JDNAX	JGICX	JNGIX	JGINX	JDNRX	JADGX	JAGIX
Janus Research Fund	JRAAX	JRACX	JNRFX	JRAIX	N/A	JRASX	JAMRX
Janus Triton Fund	JGMAX	JGMCX	JANIX	JSMGX	JGMRX	JGMIX	JATTX
Janus Twenty Fund‡	N/A	N/A	JNTFX	N/A	N/A	N/A	JAVLX
Janus Venture Fund	JVTAX	JVTCX	JANVX	JVTIX	N/A	JVTSX	JAVTX
Value
Perkins Global Value Fund	JPPAX	JPPCX	JNGOX	JPPIX	N/A	JPPSX	JGVAX

Janus Investment Fund

Statement of Additional Information

† Class D Shares are closed to certain new investors.
‡ The Fund is closed to new investors.

This Statement of Additional Information (“SAI”) expands upon and supplements the information contained in the current Prospectuses for Class A Shares, Class C Shares, Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares (collectively, the “Shares”) of the Funds listed above, each of which is a separate series of Janus Investment Fund, a Massachusetts business trust (the “Trust”). Each of these series of the Trust represents shares of beneficial interest in a separate portfolio of securities and other assets with its own objective and policies. Certain Funds do not offer all classes of Shares. The name change for Janus Global Market Neutral Fund was effective September 30, 2011.

This SAI is not a Prospectus and should be read in conjunction with the Funds’ Prospectuses dated January 27, 2012, and any supplements thereto, which are incorporated by reference into this SAI and may be obtained from your plan sponsor, broker-dealer, or other financial intermediary, or by contacting a Janus representative at 1-877-335-2687 (or 1-800-525-3713 if you hold Class D Shares). This SAI contains additional and more detailed information about the Funds’ operations and activities than the Prospectuses. The Annual and Semiannual Reports, which contain important financial information about the Funds, are incorporated by reference into this SAI and are also available, without charge, from your plan sponsor, broker-dealer, or other financial intermediary, at janus.com/info (or janus.com/reports if you hold Class D Shares), or by contacting a Janus representative at 1-877-335-2687 (or 1-800-525-3713 if you hold Class D Shares).

Janus Investment Fund (the “Trust”)

Supplement dated May 1, 2012
to Currently Effective Statements of Additional Information

The following replaces in its entirety the first bullet point found under the “Portfolio Holdings Disclosure Policies and Procedures” section of the Statement of Additional Information.

•	Full Holdings. The funds of the Trust are required to disclose their complete portfolio holdings in the quarterly holdings report on Form N-Q within 60 days of the end of each fiscal quarter, and in the annual report and semiannual report to fund shareholders. These reports (i) are available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) are available without charge, upon request, by calling a Janus representative at 1-800-525-0020 (toll free). Portfolio holdings, consisting of at least the names of the holdings, are generally available on a calendar quarter-end basis with a 30-day lag. Holdings are generally posted approximately two business days thereafter under Full Holdings for each fund at janus.com/info (or, if applicable, under each fund’s Holdings & Details tab at janus.com/allfunds if you hold Class D Shares).

The funds may provide, upon request, historical full holdings on a monthly basis for periods prior to the previous quarter-end subject to a written confidentiality agreement.

Please check the funds’ websites for information regarding disclosure of portfolio holdings.

Please retain this Supplement with your records.

Classification, Investment Policies and Restrictions, and Investment Strategies and Risks	2

Investment Adviser and Subadvisers	37

Custodian, Transfer Agent, and Certain Affiliations	63

Portfolio Transactions and Brokerage	67

Trustees and Officers	72

Shares of the Trust	89
Net Asset Value Determination	89
Purchases	90
Distribution and Shareholder Servicing Plans	94
Redemptions	97

Income Dividends, Capital Gains Distributions, and Tax Status	100

Principal Shareholders	102

Miscellaneous Information	134
Shares of the Trust	135
Shareholder Meetings	135
Voting Rights	135
Master/Feeder Option	136
Independent Registered Public Accounting Firm	136
Registration Statement	136

Financial Statements	137

Appendix A	138
Explanation of Rating Categories	138

Classification, investment policies and restrictions,
and investment strategies and risks

JANUS INVESTMENT FUND

This Statement of Additional Information includes information about 22 series of the Trust. Each Fund is a series of the Trust, an open-end, management investment company.

On July 6, 2009, as the result of the reorganization of funds of the Janus Adviser Series trust into the Trust, certain Funds discussed in this SAI assumed the assets and liabilities of the corresponding Janus Adviser Series funds (each, a “predecessor fund” and collectively, the “predecessor funds”). For this reason, certain historical information contained in this SAI for periods prior to July 6, 2009 is that of the predecessor funds.

Effective February 16, 2010, Class J Shares of the Funds that offered a Class J Shares (the initial share class) were restructured into two separate share classes. Shareholders who held their shares directly with Janus Capital were transitioned to a newly created share class called “Class D Shares.” Shareholders who held their shares through an intermediary remained in Class J Shares, which was renamed “Class T Shares.” As a result, certain historical information specific to Class D Shares and Class T Shares contained in this SAI for periods prior to February 16, 2010 (for those Funds that offered Class J Shares) is that of the initial share class.

CLASSIFICATION

The Investment Company Act of 1940, as amended (“1940 Act”), classifies mutual funds as either diversified or nondiversified. Janus Global Market Neutral Fund, Janus Global Select Fund, Janus Contrarian Fund, Janus Forty Fund, and Janus Twenty Fund are classified as nondiversified. Janus Global Real Estate Fund, Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Worldwide Fund, Janus Balanced Fund, Janus Enterprise Fund, Janus Fund, Janus Growth and Income Fund, Janus Research Fund, Janus Triton Fund, Janus Venture Fund, and Perkins Global Value Fund are classified as diversified.

ADVISER

Janus Capital Management LLC (“Janus Capital” or “Janus”) is the investment adviser for each Fund and is responsible for the general oversight of each subadviser.

SUBADVISERS

Fund subadvised by Janus Singapore. Janus Capital Singapore Pte. Limited (“Janus Singapore”) is the investment subadviser for Janus Asia Equity Fund.

Fund subadvised by Perkins. Perkins Investment Management LLC (“Perkins”) is the investment subadviser for Perkins Global Value Fund.

INVESTMENT POLICIES AND RESTRICTIONS APPLICABLE TO ALL FUNDS

The Funds are subject to certain fundamental policies and restrictions that may not be changed without shareholder approval. Shareholder approval means approval by the lesser of: (i) more than 50% of the outstanding voting securities of the Trust (or a particular Fund or particular class of shares if a matter affects just that Fund or that class of shares) or (ii) 67% or more of the voting securities present at a meeting if the holders of more than 50% of the outstanding voting securities of the Trust (or a particular Fund or class of shares) are present or represented by proxy. The following policies are fundamental policies of the Funds. Unless otherwise noted, each of these policies applies to each Fund, except policies (1) and (2), which apply only to the Funds specifically listed in those policies.

(1) With respect to 75% of its total assets, Janus Global Real Estate Fund, Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Worldwide Fund, Janus Balanced Fund, Janus Enterprise Fund, Janus Fund, Janus Growth and Income Fund, Janus Research Fund, Janus Triton Fund, Janus Venture Fund, and Perkins Global Value Fund may not purchase securities of an issuer (other than the U.S. Government, its agencies, instrumentalities or authorities, or repurchase agreements collateralized by U.S. Government securities, and securities of other investment companies) if: (a) such purchase would, at the time, cause more than 5% of the Fund’s total assets taken at market value to be invested in the securities of such issuer or (b) such purchase would, at the time, result in more than 10% of the outstanding voting securities of such issuer being held by the Fund.

Each Fund may not:

(2) Invest 25% or more of the value of its total assets in any particular industry (other than U.S. Government securities), except that:

(i)	Janus Global Market Neutral Fund will not invest 25% or more of the value of its total assets in any particular industry (other than U.S. Government securities and securities of other investment companies).

(ii)	Janus Global Real Estate Fund will invest 25% or more of the value of its total assets in the real estate industries or real estate-related industries.

(iii)	Janus Global Life Sciences Fund will normally invest 25% or more of the value of its total assets, in aggregate, in the following industry groups: health care, pharmaceuticals, agriculture, cosmetics/personal care, and biotechnology.

(3) Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments (but this limitation shall not prevent a Fund from purchasing or selling foreign currencies, options, futures, swaps, forward contracts, or other derivative instruments, or from investing in securities or other instruments backed by physical commodities).

(4) Lend any security or make any other loan if, as a result, more than one-third of a Fund’s total assets would be lent to other parties (but this limitation does not apply to investments in repurchase agreements, commercial paper, debt securities, or loans, including assignments and participation interests).

(5) Act as an underwriter of securities issued by others, except to the extent that a Fund may be deemed an underwriter in connection with the disposition of its portfolio securities.

(6) Borrow money except that a Fund, with the exception of Janus Global Market Neutral Fund, may borrow money for temporary or emergency purposes (not for leveraging or investment). Borrowings from banks will not, in any event, exceed one-third of the value of a Fund’s total assets (including the amount borrowed). This policy shall not prohibit short sales transactions or futures, options, swaps, or forward transactions. The Funds may not issue “senior securities” in contravention of the 1940 Act.

In the case of Janus Global Market Neutral Fund, the Fund may not borrow money, except as permitted by the 1940 Act or exemptions therefrom and the rules and interpretive provisions of the Securities and Exchange Commission thereunder.

(7) Invest directly in real estate or interests in real estate; however, a Fund may own debt or equity securities issued by companies engaged in those businesses.

As a fundamental policy, a Fund may, notwithstanding any other investment policy or limitation (whether or not fundamental), invest all of its assets in the securities of a single open-end management investment company with substantially the same fundamental investment objectives, policies, and limitations as such Fund.

The Board of Trustees (“Trustees”) has adopted additional investment restrictions for the Funds. These restrictions are operating policies of the Funds and may be changed by the Trustees without shareholder approval. The additional restrictions adopted by the Trustees to date include the following:

(1) If a Fund is an approved underlying fund in a Janus fund of funds, the Fund may not acquire the securities of other investment companies or registered unit investment trusts in excess of the limits of Section 12(d)(1) of the 1940 Act in reliance on subparagraph (F) or subparagraph (G) of Section 12(d)(1).

(2) The Funds may sell securities short if they own or have the right to obtain securities equivalent in kind and amount to the securities sold short without the payment of any additional consideration therefor (“short sales against the box”). In addition, each Fund may engage in short sales other than against the box, which involve selling a security that a Fund borrows and does not own. The Trustees may impose limits on a Fund’s investments in short sales, as described in the Fund’s Prospectuses. Transactions in futures, options, swaps, and forward contracts not involving short sales are not deemed to constitute selling securities short.

(3) The Funds do not intend to purchase securities on margin, except that the Funds may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits in connection with transactions involving short sales, futures, options, swaps, forward contracts, and other permitted investment techniques shall not be deemed to constitute purchasing securities on margin.

(4) A Fund may not mortgage or pledge any securities owned or held by such Fund in amounts that exceed, in the aggregate, 15% of that Fund’s net asset value (“NAV”), provided that this limitation does not apply to: reverse repurchase agreements; deposits of assets to margin; guarantee positions in futures, options, swaps, or forward contracts; or the segregation of assets in connection with such contracts.

In the case of Janus Global Market Neutral Fund, the Fund may not mortgage, pledge, hypothecate, or in manner transfer any securities or other assets owned or held by the Fund except in connection with permitted borrowings and in connection with margin deposits, security interests, liens, and collateral arrangements with respect to transactions involving short sales, options, futures contracts, and other permitted investment techniques.

(5) The Funds do not currently intend to purchase any security or enter into a repurchase agreement if, as a result, more than 15% of their respective net assets would be invested in repurchase agreements not entitling the holder to payment of principal and interest within seven days and in securities that are illiquid by virtue of legal or contractual restrictions on resale or the absence of a readily available market. The Trustees, or the Funds’ investment adviser acting pursuant to authority delegated by the Trustees, may determine that a readily available market exists for: securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended (“Rule 144A Securities”), or any successor to such rule; Section 4(2) commercial paper; and municipal lease obligations. Accordingly, such securities may not be subject to the foregoing limitation.

(6) The Funds may not invest in companies for the purpose of exercising control of management.

Under the terms of an exemptive order received from the Securities and Exchange Commission (“SEC”), each Fund may borrow money from or lend money to other funds that permit such transactions and for which Janus Capital or one of its affiliates serves as investment adviser. All such borrowing and lending will be subject to the above limits and to the limits and other conditions in such exemptive order. A Fund will borrow money through the program only when the costs are equal to or lower than the cost of bank loans. Interfund loans and borrowings normally extend overnight, but can have a maximum duration of seven days. A Fund will lend through the program only when the returns are higher than those available from other short-term instruments (such as repurchase agreements). A Fund may have to borrow from a bank at a higher interest rate if an interfund loan is called or not renewed. Any delay in repayment to a lending Fund could result in a lost investment opportunity or additional borrowing costs.

For the purposes of these investment restrictions, the identification of the issuer of a municipal obligation depends on the terms and conditions of the security. When assets and revenues of a political subdivision are separate from those of the government that created the subdivision and the security is backed only by the assets and revenues of the subdivision, the subdivision is deemed to be the sole issuer. Similarly, in the case of an industrial development bond, if the bond is backed only by assets and revenues of a nongovernmental user, then the nongovernmental user would be deemed to be the sole issuer. If, however, in either case, the creating government or some other entity guarantees the security, the guarantee would be considered a separate security that would be treated as an issue of the guaranteeing entity.

For purposes of each Fund’s policies on investing in particular industries, as of the date of this SAI, each Fund relies primarily on industry or industry group classifications as published by Bloomberg L.P. To the extent that the Bloomberg L.P. classifications are so broad that the primary economic characteristics in a single class are materially different, a Fund may further classify issuers in accordance with industry classifications as published by the SEC or relevant SEC staff interpretations. The Funds intend to change industry or industry group classifications with respect to equity investments to Global Industry Classification Standard (“GICS”), but would continue to use Bloomberg L.P. for fixed-income investments. The Funds may change any source used for determining industry classifications without prior shareholder notice or approval.

INVESTMENT POLICIES APPLICABLE TO CERTAIN FUNDS

Janus Global Real Estate Fund. As a fundamental policy, the Fund will concentrate 25% or more of its total assets in securities of issuers in real estate industries or real estate-related industries.

Janus Global Life Sciences Fund. As a fundamental policy, Janus Global Life Sciences Fund will normally invest at least 25% of its total assets, in aggregate, in the following industry groups: health care, pharmaceuticals, agriculture, cosmetics/personal care, and biotechnology. Janus Global Life Sciences Fund does not have a policy to concentrate in any industry other than those listed above.

Janus Balanced Fund. As an operational policy, at least 25% of the assets of Janus Balanced Fund will normally be invested in fixed-income senior securities.

INVESTMENT STRATEGIES AND RISKS

Diversification
Funds are classified as either “diversified” or “nondiversified.” Diversification is a way to reduce risk by investing in a broad range of stocks or other securities. To be classified as “diversified” under the 1940 Act, a fund may not, with respect to 75% of its total assets, invest more than 5% of its total assets in any issuer and may not own more than 10% of the outstanding voting securities of an issuer. A fund that is classified as “nondiversified” under the 1940 Act is not subject to the same restrictions and therefore has the ability to take larger positions in a smaller number of issuers than a fund that is classified as “diversified.” This gives a fund which is classified as nondiversified more flexibility to focus its investments in companies that the portfolio managers and/or investment personnel have identified as the most attractive for the investment objective and strategy of the fund. However, because the appreciation or depreciation of a single security may have a greater impact on the NAV of a fund which is classified as nondiversified, its share price can be expected to fluctuate more than a comparable fund which is classified as diversified. This fluctuation, if significant, may affect the performance of a fund.

Cash Position
As discussed in the Prospectuses, a Fund’s cash position may temporarily increase under various circumstances. Securities that the Funds may invest in as a means of receiving a return on idle cash include domestic or foreign currency denominated commercial paper, certificates of deposit, repurchase agreements, or other short-term debt obligations. These securities may include U.S. and foreign short-term cash instruments. Each Fund may also invest in affiliated or non-affiliated money market funds. (Refer to “Investment Company Securities.”)

Illiquid Investments
Although the Funds intend to invest in liquid securities, each Fund may invest up to 15% of its net assets in illiquid investments (i.e., securities that are not readily marketable). The Trustees have authorized Janus Capital to make liquidity determinations with respect to certain securities, including Rule 144A Securities, commercial paper, and municipal lease obligations purchased by the Funds. Under the guidelines established by the Trustees, Janus Capital will consider the following factors: (i) the frequency of trades and quoted prices for the security; (ii) the number of dealers willing to purchase or sell the security and the number of other potential purchasers; (iii) the willingness of dealers to undertake to make a market in the security; and (iv) the nature of the security and the nature of the marketplace trades, including the time needed to dispose of the security, the method of soliciting offers, and the mechanics of the transfer. In the case of commercial paper, Janus Capital will also consider whether the paper is traded flat or in default as to principal and interest and any ratings of the paper by a nationally recognized statistical rating organization (“NRSRO”). Investments in Rule 144A Securities could have the effect of increasing the level of a Fund’s illiquidity to the extent that qualified institutional buyers become, for a time, uninterested in purchasing such securities. Certain securities previously deemed liquid may become illiquid in any subsequent assessment of the foregoing factors or other changes affecting the security. Foreign securities that may be freely traded on or through the facilities of an offshore exchange or other established offshore securities market are not restricted under the Funds’ liquidity procedures if traded in that market. Such securities will be treated as “restricted” if traded in the United States because foreign securities are not registered for sale under the U.S. Securities Act of 1933, as amended (the “1933 Act”).

If illiquid securities exceed 15% of a Fund’s net assets after the time of purchase, the Fund will take steps to reduce in an orderly fashion its holdings of illiquid securities. Because illiquid securities may not be readily marketable, the portfolio managers and/or investment personnel may not be able to dispose of them in a timely manner. As a result, the Fund may be forced to hold illiquid securities while their price depreciates. Depreciation in the price of illiquid securities may cause the NAV of a Fund to decline.

Each Fund may invest up to 5% of its total assets in venture capital investments measured at the time of an investment. A later increase or decrease in this percentage resulting from changes in values of assets will not constitute a violation of such limitation. Each Fund may make an initial investment of up to 0.5% of its total assets in any one venture capital company. A Fund may not invest in aggregate more than 1% of its total assets, measured at the time of the subsequent purchase, in any one venture capital company.

Venture capital investments are investments in new and early stage companies whose securities are not publicly traded. These investments may present significant opportunities for capital appreciation but involve a high degree of risk that can result in substantial losses. The Funds may not be able to sell such investments when the portfolio managers and/or investment personnel deem it appropriate to do so due to restrictions on their sale. In addition, the Funds may be forced to sell their venture capital investments at less than fair market value. Where venture capital investments must be registered prior to their sale, the Funds may be obligated to pay all or part of the registration expenses. Any of these situations may result in a decrease in a Fund’s NAV.

Securities Lending
Under procedures adopted by the Trustees, the Funds may seek to earn additional income by lending securities to qualified parties (typically brokers or other financial institutions) who need to borrow securities in order to complete, among other things, certain transactions such as covering short sales, avoiding failures to deliver securities, or completing arbitrage activities. There is the risk of delay in recovering a loaned security or the risk of loss in collateral rights if the borrower fails financially. In addition, Janus Capital makes efforts to balance the benefits and risks from granting such loans. The Funds do not have the right to vote on securities while they are being lent; however, the Funds may attempt to call back the loan and vote the proxy if time permits. All loans will be continuously secured by collateral which may consist of cash, U.S. Government securities, domestic and foreign short-term debt instruments, letters of credit, time deposits, repurchase agreements, money market mutual funds or other money market accounts, or such other collateral as permitted by the SEC. If a Fund is unable to recover a security on loan, the Fund may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Fund.

Upon receipt of cash collateral, Janus Capital may invest it in affiliated or non-affiliated cash management vehicles, whether registered or unregistered entities, as permitted by the 1940 Act and rules promulgated thereunder. Janus Capital currently intends to invest the cash collateral in a cash management vehicle for which Janus Capital serves as investment adviser. An investment in a cash management vehicle is generally subject to the same risks that shareholders experience when investing in similarly structured vehicles, such as the potential for significant fluctuations in assets as a result of the purchase and redemption activity of the securities lending program, a decline in the value of the collateral, and possible liquidity issues. Such risks may delay the return of the cash collateral and cause a Fund to violate its agreement to return the cash collateral to a borrower in a timely manner. As adviser to the Funds and the affiliated cash management vehicle in which the cash collateral is invested, Janus Capital has an inherent conflict of interest as a result of its fiduciary duties to both the Funds and the cash management vehicle. Additionally, Janus Capital receives an investment advisory fee of 0.05% for managing the cash management vehicle used for the securities lending program, but it may not receive a fee for managing certain other affiliated cash management vehicles in which the Funds may invest, and therefore may have an incentive to allocate preferred investment opportunities to investment vehicles for which it is receiving a fee.

Equity Securities
The Funds may invest in equity securities, which include, but are not limited to, common and preferred stocks, securities convertible or exchangeable into common stock, and warrants.

Common Stock. Common stock represents a proportionate share of the ownership of a company. Common stocks sometimes are divided into several classes, with each class having different voting rights, dividend rights, or other differences in their rights and priorities. The value of a stock is based on the market’s assessment of the current and future success of a company’s business, any income paid to stockholders, the value of the company’s assets, and general market conditions. The value of a stock may also be adversely affected by other factors such as accounting irregularities, actual or perceived weaknesses in corporate governance practices of a company’s board or management, and changes in company management. Common stock values can fluctuate dramatically over short periods.

Preferred Stock. A preferred stock represents an ownership interest in a company, but pays dividends at a specific rate and has priority over common stock in payment of dividends and liquidation claims. Preferred stock dividends are generally cumulative, noncumulative, or participating. “Cumulative” dividend provisions require all or a portion of prior unpaid dividends to be paid before dividends can be paid to the issuer’s common stock. “Participating” preferred stock may be entitled to a dividend exceeding the stated dividend in certain cases. Like debt securities, the value of a preferred stock often fluctuates more in response to changes in interest rates and the creditworthiness of the issuer, rather than in response to changes in the issuer’s profitability and business prospects. Preferred stock is subject to similar risks as common stock and debt securities.

Convertible Security. A convertible security is generally a debt obligation or preferred stock that may be converted within a specified period of time into a certain amount of common stock of the same or a different issuer. A convertible security, such as a “convertible preferred stock,” provides a fixed-income stream and the opportunity, through its conversion feature, to participate in the capital appreciation resulting from a market price advance in its underlying common stock. Like a common stock, the value of a convertible security tends to increase as the market value of the underlying stock rises, and it tends to decrease as the market value of the underlying stock declines. As with a fixed-income security, a convertible security tends to increase in market value when interest rates decline and decrease in value when interest rates rise. Because both interest rate and market movements can influence its value, a convertible security is not as sensitive to interest rates as a similar fixed-income security, nor is it as sensitive to changes in share price as its underlying stock.

Convertible securities generally have less potential for gain or loss than common stocks. Convertible securities generally provide yields higher than the underlying common stocks, but generally lower than comparable non-convertible securities. Because of this higher yield, convertible securities generally sell at prices above their “conversion value,” which is the current market value of the stock to be received upon conversion. The difference between this conversion value and the price of convertible securities will vary over time depending on changes in the value of the underlying common stocks and interest rates.

A convertible security may also be called for redemption or conversion by the issuer after a particular date and under certain circumstances (including a specified price) established upon issue. If a convertible security held by a Fund is called for redemption or conversion, the Fund could be required to tender it for redemption, convert it into the underlying common stock, or sell it to a third party.

Warrants. Warrants constitute options to purchase equity securities at a specific price and are valid for a specific period of time. They do not represent ownership of the equity securities, but only the right to buy them. Warrants have no voting rights, pay no dividends, and have no rights with respect to the assets of the corporation issuing them. Warrants differ from call options in that warrants are issued by the issuer of the security that may be purchased on their exercise, whereas call options may be issued by anyone. The prices of warrants do not necessarily move parallel to the prices of the underlying equity securities. The price usually represents a premium over the applicable market value of the common stock at the time of the warrant’s issuance. Investments in warrants involve certain risks, including the possible lack of a liquid market for the resale of the warrants, potential price fluctuations as a result of speculation or other factors, and failure of the price of the common stock to rise. The price of a warrant may be more volatile than the price of its underlying security. A warrant becomes worthless if it is not exercised within the specified time period.

Special Purpose Acquisition Companies. The Funds may invest in stock, warrants, and other securities of special purpose acquisition companies (“SPACs”) or similar entities that raise investor funds in order to seek acquisition or business combination opportunities. A SPAC may identify a specific industry or geographic region in which it intends to focus acquisition efforts, although many retain flexibility to invest in any industry or sector. Unless and until an acquisition is completed, a SPAC typically invests its assets (less a portion retained to cover expenses) in U.S. Government securities, money market securities, and cash. If a transaction that meets the requirements for the SPAC is not completed within a pre-established period of time, the invested funds are returned to the entity’s shareholders. Because SPACs and similar entities are in essence blank check companies without an operating history or ongoing business other than seeking acquisitions, the value of their securities is particularly dependent on the ability of the entity’s management to timely identify and complete a profitable acquisition. SPACs which pursue acquisitions only within certain industries or regions may be subject to price volatility related to such industries or regions. SPACs which trade in the over-the-counter market may be considered illiquid and/or be subject to restrictions on resale.

Natural Disasters and Extreme Weather Conditions
Certain areas of the world have historically been prone to and economically sensitive to environmental events such as, but not limited to, hurricanes, earthquakes, typhoons, flooding, tidal waves, tsunamis, erupting volcanoes, wildfires or droughts, tornadoes, mudslides or other weather-related phenomena. Such disasters, and the resulting physical or economic damage, could have a severe and negative impact on a Fund’s investment portfolio and, in the longer term, could impair the ability of issuers in which the Fund invests to conduct their businesses as they would under normal conditions. Adverse weather conditions may also have a particularly significant negative effect on issuers in the agricultural sector and on insurance companies that insure against the impact of natural disasters.

Foreign Securities
Within the parameters of its specific investment policies, each Fund may invest in foreign securities either indirectly (e.g., depositary receipts, depositary shares, and passive foreign investment companies) or directly in foreign markets, including emerging markets. Investments in foreign securities, including securities of foreign and emerging markets governments, may involve greater risks than investing in domestic securities because a Fund’s performance may depend on factors other than the performance of a particular company. These factors include:

Currency Risk. As long as a Fund holds a foreign security, its value will be affected by the value of the local currency relative to the U.S. dollar. When a Fund sells a foreign currency denominated security, its value may be worth less in U.S. dollars even if the security increases in value in its home country. U.S. dollar-denominated securities of foreign issuers may also be affected by currency risk, as the value of these securities may also be affected by changes in the issuer’s local currency.

Political and Economic Risk. Foreign investments may be subject to heightened political and economic risks, particularly in emerging markets which may have relatively unstable governments, immature economic structures, national policies restricting investments by foreigners, social instability, and different and/or developing legal systems. In some countries, there is the risk that the government may take over the assets or operations of a company or that the government may impose withholding and other taxes or limits on the removal of a Fund’s assets from that country. In addition, the economies of emerging markets may be predominately based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

Regulatory Risk. There may be less government supervision of foreign markets. As a result, foreign issuers may not be subject to the uniform accounting, auditing, and financial reporting standards and practices applicable to domestic issuers, and there may be less publicly available information about foreign issuers.

Foreign Market Risk. Foreign securities markets, particularly those of emerging market countries, may be less liquid and more volatile than domestic markets. These securities markets may trade a small number of securities, may have a limited number of issuers and a high proportion of shares, or may be held by a relatively small number of persons or institutions. Local securities markets may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of substantial holdings difficult or impossible at times. It is also possible that certain markets may require payment for securities before delivery, and delays may be encountered in settling securities transactions. In some foreign markets, there may not be protection against failure by other parties to complete transactions. It may not be possible for a Fund to repatriate capital, dividends, interest, and other income from a particular country or governmental entity. In addition, securities of issuers located in countries with emerging markets may have limited marketability and may be subject to more abrupt or erratic price movements which could also have a negative effect on a Fund. Such factors may hinder a Fund’s ability to buy and sell emerging market securities in a timely manner, affecting the Fund’s investment strategies and potentially affecting the value of the Fund.

Geographic Investment Risk. To the extent that a Fund invests a significant portion of its assets in a particular country or geographic region, the Fund will generally have more exposure to certain risks due to possible political, economic, social, or regulatory events in that country or region. Adverse developments in certain regions could also adversely affect securities of other countries whose economies appear to be unrelated and could have a negative impact on a Fund’s performance.

Transaction Costs. Costs of buying, selling, and holding foreign securities, including brokerage, tax, and custody costs, may be higher than those involved in domestic transactions.

Geographic Concentration Risk. Because Janus Asia Equity Fund intends to focus its investments in a particular geographic region, the Fund’s performance is expected to be closely tied to various factors such as the social, financial, economic, and political conditions within that region or country. Specifically, the Fund’s investments in Asian issuers increases the Fund’s exposure to various risks including, but not limited to, risks associated with volatile securities markets, currency fluctuations, social, political, and regulatory developments, economic environmental events (such as natural disasters), and changes in tax or economic policies, each of which, among others, may be particular to Asian countries or the region.

Because of Janus Asia Equity Fund’s investment focus on Asian issuers, its investments will be more sensitive to social, financial, economic, political, and regulatory developments affecting the fiscal stability of a particular country and/or the broader region. Events that negatively affect the fiscal stability of a particular country and/or the broader region may cause the value of the Fund’s holdings to decrease, in some cases significantly. As a result, the Fund is likely to be more volatile than a fund that is more geographically diverse in its investments.

The Asian region within which the Fund will focus its investments comprises countries in various stages of economic and political development. As a result, some countries may have relatively unstable governments or may experience adverse conditions such as overextension of credit, currency devaluations and restrictions, less efficient markets, rising unemployment, high inflation, underdeveloped financial services sectors, heavy reliance on international trade, prolonged economic recessions, and political instability, including military disruption, which could result in significant downturns and volatility in the economies of Asian countries and therefore have an adverse effect on the value of the Fund’s portfolio. Certain Asian countries may be vulnerable to trade barriers and other protectionist measures. Some countries have restricted the flow of money in and out of the country. Further, if Asian securities fall out of favor, it may cause the Fund to underperform funds that do not focus their investments in a single region of the world.

It is also possible that from time to time, a small number of companies and industries may represent a large portion of the market in a particular country or region, and these companies and industries can be sensitive to social, financial, economic, political, and regulatory developments. The economies of the Asian countries in which the Fund invests may be interdependent, which could increase the possibility that conditions in one country will adversely impact the issuers of securities in a different country or region, or that the impact of such conditions will be experienced at the same time by the region as a whole. Likewise, the economies of the Asian region may also be dependent on the economies of other countries, such as the United States and Europe, and events in these economies could negatively impact the economies of the Asian region.

The trading volume on some Asian stock exchanges tends to be much lower than in the United States, and Asian securities of some companies are less liquid and more volatile than similar United States securities which could lead to a significant possibility of loss to the Fund. In addition, brokerage commissions on regional stock exchanges are fixed and are generally higher than the negotiated commissions in the United States.

Emerging Markets. Within the parameters of its specific investment policies, each Fund, particularly Janus Global Market Neutral Fund, Janus Asia Equity Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus Overseas Fund, Janus Worldwide Fund, and Perkins Global Value Fund, may invest its assets in securities of issuers or companies from or with exposure to one or more “developing countries” or “emerging markets.” Such countries include, but are not limited to, countries included in the Morgan Stanley Capital International (“MSCI”) Emerging Markets Indexsm. Each of Janus Global Real Estate Fund and Janus International Equity Fund will normally limit its investments in emerging market countries to 15% and 20%, respectively, of its net assets. Janus Emerging Markets Fund will invest at least 80% of its net assets in companies from or with exposure to one or more “developing countries” or “emerging markets.” Such countries include any country that has been determined by an international organization, such as the World Bank, to have a low to middle income economy and/or any country that is not included in the Morgan Stanley Capital International World Indexsm, which measures the equity market performance of developed markets. Investing in emerging markets involves certain risks not typically associated with investing in the United States and imposes risks greater than, or in addition to, the risks associated with investing in securities of more developed foreign countries as previously discussed under “Foreign Securities.” The prices of investments in emerging markets can experience sudden and sharp price swings. In many developing markets, there is less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies than in more developed markets, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. There is a risk in developing countries that a future economic or political crisis could lead to price controls, forced mergers of companies, expropriation or confiscatory taxation, seizure, nationalization, or creation of government monopolies, any of which may have a detrimental effect on a Fund’s investments. Many emerging market countries have experienced substantial, and in some periods extremely high, rates of inflation or deflation for many years, and future inflation may adversely affect the economies and securities markets of such countries. In addition, the economies of developing countries tend to be heavily dependent upon international trade and, as such, have been, and may continue to be, adversely impacted by trade barriers, exchange controls, managed adjustments in relative currency values, and other protectionist measures. These economies also have been, and may continue to be, adversely affected by economic conditions in the countries with which they do business.

The securities markets of many of the countries in which the Funds may invest may also be smaller, less liquid, and subject to greater price volatility than those in the United States. In the event of a default on any investments in foreign debt obligations, it may be more difficult for the Funds to obtain or to enforce a judgment against the issuers of such securities. In addition, there may be little financial or accounting information available with respect to issuers of emerging market securities, and it may be difficult as a result to assess the value of an investment in such securities. Further, a Fund’s ability to participate fully in the smaller, less liquid emerging markets may be limited by the policy restricting its investments in illiquid securities. The Funds may be subject to emerging markets risk to the extent that they invest in securities of issuers or companies which are not considered to be from emerging markets, but which have customers, products, or transactions associated with emerging markets. A summary of each Fund’s investments by country is contained in the Funds’ shareholder reports and Form N-Q reports, which are filed with the SEC.

Borrowing
Janus Global Market Neutral Fund may borrow money from banks for investment purposes to the extent permitted by the 1940 Act. This practice is known as leverage. Currently, under the 1940 Act, a Fund may borrow from banks up to one-third of its total assets (including the amount borrowed) provided that it maintains continuous asset coverage of 300% with respect to such borrowings and sells (within three days) sufficient portfolio holdings to restore such coverage if it should decline to less than 300% due to market fluctuations or otherwise, even if disadvantageous from an investment standpoint. Each Fund may borrow money to meet redemptions in order to avoid forced, unplanned sales of portfolio securities or for other temporary or emergency purposes. This allows a Fund greater flexibility to buy and sell portfolio securities for investment or tax considerations, rather than for cash flow considerations.

The use of borrowing by Janus Global Market Neutral Fund involves special risk considerations that may not be associated with other funds having similar policies. Because substantially all of a Fund’s assets fluctuate in value, whereas the interest obligation resulting from a borrowing will be fixed by the terms of the Fund’s agreement with its lender, the NAV per share of the Fund will tend to increase more when its portfolio securities increase in value and decrease more when its portfolio securities decrease in value than would otherwise be the case if the Fund did not borrow funds. In addition, interest costs on borrowings may fluctuate with changing market rates of interest and may partially offset or exceed the return earned on borrowed funds. Under adverse market conditions, a Fund might have to sell portfolio securities to meet interest or principal payments at a time when fundamental investment considerations would not favor such sales. The interest that the Fund must pay on borrowed money, together with any additional fees to maintain a line of credit or any minimum average balances required to be maintained, are additional costs that will reduce or eliminate any net investment income and may also offset any potential capital gains. Unless the appreciation and income, if any, on assets acquired with borrowed funds exceed the costs of borrowing, the use of leverage will diminish the investment performance of a Fund compared with what it would have been without leverage.

Short Sales
Each Fund may engage in “short sales against the box.” This technique involves either selling short a security that a Fund owns, or selling short a security that a Fund has the right to obtain, for delivery at a specified date in the future. A Fund does not deliver from its portfolio the securities sold short and does not immediately receive the proceeds of the short sale. A Fund borrows the securities sold short and receives proceeds from the short sale only when it delivers the securities to the lender. If the value of the securities sold short increases prior to the scheduled delivery date, a Fund loses the opportunity to participate in the gain.

Each Fund may also engage in other short sales. A Fund may engage in short sales when the portfolio managers and/or investment personnel anticipate that a security’s market purchase price will be less than its borrowing price. In a short sale transaction, a Fund sells a security it does not own to a purchaser at a specified price. To complete a short sale, the Fund must: (i) borrow the security to deliver it to the purchaser and (ii) buy that same security in the market to return it to the lender. Short sales involve the same fundamental risk as short sales against the box, as described in the previous paragraph. In addition, the Fund may incur a loss as a result of the short sale if the price of the security increases between the date of the short sale and the date on which the Fund replaces the borrowed security, and the Fund may realize a gain if the security declines in price between those same dates. Although a Fund’s potential for gain as a result of a short sale is limited to the price at which it sold the security short less the cost of borrowing the security, the potential for loss is theoretically unlimited because there is no limit to the cost of replacing the borrowed security. To borrow the security, the Fund may also be required to pay a premium, which would increase the cost of the security sold.

The Funds may not always be able to close out a short position at a particular time or at an acceptable price. A lender may request that the borrowed securities be returned to it on short notice, and a Fund may have to buy the borrowed securities at an unfavorable price. If this occurs at a time when other short sellers of the same security also want to close out their positions, it is more likely that a Fund will have to cover its short sale at an unfavorable price and potentially reduce or eliminate any gain, or cause a loss, as a result of the short sale.

Until a Fund closes its short position or replaces the borrowed security, the Fund may designate liquid assets it owns (other than the short sale proceeds) as segregated assets to the books of the broker and/or its custodian in an amount equal to its obligation to purchase the securities sold short, as required by the 1940 Act. The amount segregated in this manner is expected to be increased or decreased each business day equal to the change in market value of the Fund’s obligation to purchase the security sold short. The proceeds of the short sale will be retained by the broker, to the extent necessary to meet the margin requirements, until the short position is closed out. If the lending broker requires the Fund to deposit additional collateral (in addition to the short sales proceeds that the broker holds during the period of the short sale), which may be as much as 50% of the value of the securities sold short, the amount of the additional collateral may be deducted in determining the amount of cash or liquid assets the Fund is required to segregate to cover the short sale obligation pursuant to the 1940 Act. The amount segregated must be unencumbered by any other obligation or claim other than the obligation that is being covered. A Fund believes that short sale obligations that are covered, either by an offsetting asset or right (acquiring the security sold short or having an option to purchase the security sold short at an exercise price that covers the obligation), or by the Fund’s segregated asset procedures (or a combination thereof), are not senior securities under the 1940 Act and are not subject to the Fund’s borrowing restrictions. This requirement to segregate assets limits a Fund’s leveraging of its investments and the related risk of losses from leveraging. A Fund also is required to pay the lender of the security any dividends or interest that accrues on a borrowed security during the period of the loan. Depending on the arrangements made with the broker or custodian, a Fund may or may not receive any payments (including interest) on collateral it has deposited with the broker. A Fund’s ability to invest in short sales may be limited, as described in the Fund’s Prospectuses.

Zero Coupon, Step Coupon, and Pay-In-Kind Securities
Within the parameters of its specific investment policies, each Fund may invest up to 10% of its net assets in zero coupon, step coupon, and pay-in-kind securities. Zero coupon bonds are issued and traded at a discount from their face value. They do not entitle the holder to any periodic payment of interest prior to maturity. Step coupon bonds are high-quality issues with above-market interest rates and a coupon that increases over the life of the bond. They may pay monthly, semiannual, or annual interest payments. On the date of each coupon payment, the issuer decides whether to call the bond at par or whether to extend it until the next payment date at the new coupon rate. Pay-in-kind bonds normally give the issuer an option to pay cash at a coupon payment date or give the holder of the security a similar bond with the same coupon rate and a face value equal to the amount of the coupon payment that would have been made. For the purposes of a Fund’s restriction on investing in income-producing securities, income-producing securities include securities that make periodic interest payments as well as those that make interest payments on a deferred basis or pay interest only at maturity (e.g., Treasury bills or zero coupon bonds).

For federal income tax purposes, holders of zero coupon securities and step coupon securities are required to recognize income even though the holders receive no cash payments of interest during the year. Similarly, holders of payment-in-kind securities must include in their gross income the value of securities they receive as “interest.” In order to qualify as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, a Fund must distribute its investment company taxable income, including the original issue discount accrued on zero coupon or step coupon bonds and non-cash income from payment-in-kind securities. Because a Fund will not receive cash payments on a current basis with respect to accrued original-issue discount on zero coupon bonds or step coupon bonds during the period before interest payments begin or may receive non-cash interest payments, in some years that Fund may have to distribute cash obtained from other sources in order to satisfy the distribution requirements under the Internal Revenue Code. A Fund may obtain such cash from selling other portfolio holdings, which may cause that Fund to incur capital gains or losses on the sale. Additionally, these actions are likely to reduce the amount of cash available for investment by a Fund, to reduce the assets to which Fund expenses could be allocated, and to reduce the rate of return for that Fund. In some circumstances, such sales might be necessary in order to satisfy cash distribution requirements even though investment considerations might otherwise make it undesirable for a Fund to sell the securities at the time.

Generally, the market prices of zero coupon, step coupon, and pay-in-kind securities are more volatile than the prices of securities that pay interest periodically and in cash and are likely to respond to changes in interest rates to a greater degree than other types of debt securities having similar maturities and credit quality.

Pass-Through Securities
The Funds may invest in various types of pass-through securities, such as mortgage-backed securities, asset-backed securities, credit-linked trust certificates, traded custody receipts, and participation interests. A pass-through security is a share or certificate of interest in a pool of debt obligations that have been repackaged by an intermediary, such as a bank or broker-dealer. The purchaser of a pass-through security receives an undivided interest in the underlying pool of securities. The issuers of the underlying securities make interest and principal payments to the intermediary, which are passed through to purchasers, such as the Funds. The most common type of pass-through securities is mortgage-backed securities. Government National Mortgage Association (“Ginnie Mae”) Certificates are mortgage-backed securities that evidence an undivided interest in a pool of mortgage loans. Ginnie Mae Certificates differ from bonds in that principal is paid back monthly by the borrowers over the term of the loan rather than returned in a lump sum at maturity. A Fund will generally purchase “modified pass-through” Ginnie Mae Certificates, which entitle the holder to receive a share of all interest and principal payments paid and owned on the mortgage pool, net of fees paid to the “issuer” and Ginnie Mae, regardless of whether or not the mortgagor actually makes the payment. Ginnie Mae Certificates are backed as to the timely payment of principal and interest by the full faith and credit of the U.S. Government.

The Federal Home Loan Mortgage Corporation (“Freddie Mac”) issues two types of mortgage pass-through securities: mortgage participation certificates (“PCs”) and guaranteed mortgage certificates (“GMCs”). PCs resemble Ginnie Mae Certificates in that each PC represents a pro rata share of all interest and principal payments made and owned on the underlying pool. Freddie Mac guarantees timely payments of interest on PCs and the full return of principal. GMCs also represent a pro rata interest in a pool of mortgages. However, these instruments pay interest semiannually and return principal once a year in guaranteed minimum payments. This type of security is guaranteed by Freddie Mac as to timely payment of principal and interest, but it is not guaranteed by the full faith and credit of the U.S. Government.

The Federal National Mortgage Association (“Fannie Mae”) issues guaranteed mortgage pass-through certificates (“Fannie Mae Certificates”). Fannie Mae Certificates resemble Ginnie Mae Certificates in that each Fannie Mae Certificate represents a pro rata share of all interest and principal payments made and owned on the underlying pool. This type of security is guaranteed by Fannie Mae as to timely payment of principal and interest, but it is not guaranteed by the full faith and credit of the U.S. Government.

In September 2008, the Federal Housing Finance Agency (“FHFA”), an agency of the U.S. Government, placed Fannie Mae and Freddie Mac under conservatorship to provide stability in the financial markets, mortgage availability and taxpayer protection by preserving Fannie Mae’s and Freddie Mac’s assets, and placing them in a sound and solvent condition. Under the conservatorship, the management of Fannie Mae and Freddie Mac was replaced. The effect that the FHFA’s conservatorship will have on Fannie Mae’s and Freddie Mac’s debt and equities is unclear.

Except for GMCs, each of the mortgage-backed securities described above is characterized by monthly payments to the holder, reflecting the monthly payments made by the borrowers who received the underlying mortgage loans. The payments to the security holders (such as the Funds), like the payments on the underlying loans, represent both principal and interest. Although the underlying mortgage loans are for specified periods of time, such as 20 or 30 years, the borrowers can, and typically do, pay them off sooner. Thus, the security holders frequently receive prepayments of principal in addition to the principal that is part of the regular monthly payments. The portfolio managers and/or investment personnel will consider estimated prepayment rates in calculating the average-weighted maturity of a Fund, if relevant. A borrower is more likely to prepay a mortgage that bears a relatively high rate of interest. This means that in times of declining interest rates, higher yielding mortgage-backed securities held by a Fund might be converted to cash, and the Fund will be forced to accept lower interest rates when that cash is used to purchase additional securities in the mortgage-backed securities sector or in other investment sectors. Additionally, prepayments during such periods will limit a Fund’s ability to participate in as large a market gain as may be experienced with a comparable security not subject to prepayment.

The Funds’ investments in mortgage-backed securities may be backed by subprime mortgages. Subprime mortgages are loans made to borrowers with weakened credit histories or with a lower capacity to make timely payments on their mortgages. Investments in mortgage-backed securities comprised of subprime mortgages may be subject to a higher degree of credit risk, valuation risk, and liquidity risk.

Asset-backed securities represent interests in pools of consumer loans and are backed by paper or accounts receivables originated by banks, credit card companies, or other providers of credit. Generally, the originating bank or credit provider is neither the obligor nor the guarantor of the security, and interest and principal payments ultimately depend upon payment of the underlying loans by individuals. Tax-exempt asset-backed securities include units of beneficial interests in pools of purchase contracts, financing leases, and sales agreements that may be created when a municipality enters into an installment purchase contract or lease with a vendor. Such securities may be secured by the assets purchased or leased by the municipality; however, if the municipality stops making payments, there generally will be no recourse against the vendor. The market for tax-exempt, asset-backed securities is still relatively new. These obligations are likely to involve unscheduled prepayments of principal.

The Funds also may invest in other types of pass-through securities, such as credit-linked trust certificates, traded custody receipts, and participation interests. Holders of the interests are entitled to receive distributions of interest, principal, and other payments on each of the underlying debt securities (less expenses), and in some cases distributions of the underlying debt securities. The underlying debt securities have a specified maturity but are subject to prepayment risk because if an issuer prepays the principal, a Fund may have additional cash to invest at a time when prevailing interest rates have declined and reinvestment of such additional funds is made at a lower rate. The value of the underlying debt securities may change due to changes in market interest rates. If interest rates rise, the value of the underlying debt securities, and therefore the value of the pass-through security, may decline. If the underlying debt securities are high-yield securities, the risks associated with high-yield/high-risk securities discussed in this SAI and in the Funds’ Prospectuses may apply.

Investment Company Securities
From time to time, the Funds may invest in securities of other investment companies, subject to the provisions of the 1940 Act and any applicable SEC exemptive orders. Section 12(d)(1) of the 1940 Act prohibits a Fund from acquiring: (i) more than 3% of another investment company’s voting stock; (ii) securities of another investment company with a value in excess of 5% of a Fund’s total assets; or (iii) securities of such other investment company and all other investment companies owned by a Fund having a value in excess of 10% of the Fund’s total assets. In addition, Section 12(d)(1) prohibits another investment company from selling its shares to a Fund if, after the sale: (i) the Fund owns more than 3% of the other investment company’s voting stock or (ii) the Fund and other investment companies, and companies controlled by them, own more than 10% of the voting stock of such other investment company. If a Fund is an approved underlying fund in a Janus fund of funds, the Fund may not acquire the securities of other investment companies or registered unit investment trusts in excess of the limits of Section 12(d)(1) of the 1940 Act in reliance on subparagraph (F) or subparagraph (G) of Section 12(d)(1). The Funds may invest their cash holdings in affiliated or non-affiliated money market funds as part of a cash sweep program. The Funds may purchase unlimited shares of affiliated or non-affiliated money market funds and of other funds managed by Janus Capital, whether registered or unregistered entities, as permitted by the 1940 Act and rules promulgated thereunder and/or an SEC exemptive order. To the extent the Funds invest in money market funds or other funds, the Funds will be subject to the same risks that investors experience when investing in such other funds. These risks may include the impact of significant fluctuations in assets as a result of the cash sweep program or purchase and redemption activity by affiliated or non-affiliated shareholders in such other funds. Additionally, as the adviser to the Funds and the money market funds or other funds or investment vehicles in which the Funds may invest, Janus Capital has an inherent conflict of interest because it has fiduciary duties to both the Funds and the money market funds and other funds.

Investment companies may include index-based investments such as exchange-traded funds (“ETFs”), which hold substantially all of their assets in investments representing specific indices. The main risk of investing in index-based investments is the same as investing in a portfolio of investments comprising the index. As a shareholder of another investment company, a Fund would bear its pro rata portion of the other investment company’s expenses, including advisory fees, in addition to the expenses the Fund bears directly in connection with its own operation. The market prices of index-based investments will fluctuate in accordance with both changes in the market value of their underlying portfolio investments and due to supply and demand for the instruments on the exchanges on which they are traded (which may result in their trading at a discount or premium to their NAVs). Index-based investments may not replicate exactly the performance of their specific index because of transaction costs and because of the temporary unavailability of certain component securities of the index. Some ETFs have obtained exemptive orders permitting other investment companies, such as the Funds, to acquire their securities in excess of the limits of the 1940 Act.

Exchange-Traded Notes
The Funds may invest in exchange-traded notes (“ETNs”), which are senior, unsecured, unsubordinated debt securities whose returns are linked to a particular index and provide exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies. This type of debt security differs from other types of bonds and notes. ETN returns are based upon the performance of a market index minus applicable fees; no period coupon payments are distributed and no principal protections exist. ETNs do not pay cash distributions. Instead, the value of dividends, interest, and investment gains are captured in a Fund’s total return. A Fund may invest in these securities when desiring exposure to debt securities or commodities. When evaluating ETNs for investment, Janus Capital or the subadviser, as applicable, will consider the potential risks involved, expected tax efficiency, rate of return, and credit risk. When a Fund invests in ETNs, it will bear its proportionate share of any fees and expenses borne by the ETN. There may be restrictions on a Fund’s right to redeem its investment in an ETN, which are meant to be held until maturity. A Fund’s decision to sell its ETN holdings may be limited by the availability of a secondary market.

Depositary Receipts
Each Fund may invest in sponsored and unsponsored American Depositary Receipts (“ADRs”), which are receipts issued by an American bank or trust company evidencing ownership of underlying securities issued by a foreign issuer. ADRs, in registered form, are designed for use in U.S. securities markets. Unsponsored ADRs may be created without the participation of the foreign issuer. Holders of these ADRs generally bear all the costs of the ADR facility, whereas foreign issuers typically bear certain costs in a sponsored ADR. The bank or trust company depositary of an unsponsored ADR may be under no obligation to distribute shareholder communications received from the foreign issuer or to pass through voting rights. The Funds may also invest in European Depositary Receipts (“EDRs”), Global Depositary Receipts (“GDRs”), and in other similar instruments representing securities of foreign companies. EDRs and GDRs are securities that are typically issued by foreign banks or foreign trust companies, although U.S. banks or U.S. trust companies may issue them. EDRs and GDRs are structured similarly to the arrangements of ADRs. EDRs, in bearer form, are designed for use in European securities markets.

Depositary receipts are generally subject to the same sort of risks as direct investments in a foreign country, such as currency risk, political and economic risk, regulatory risk, market risk, and geographic investment risk, because their values depend on the performance of a foreign security denominated in its home currency. The risks of foreign investing are addressed in some detail in the Funds’ Prospectuses.

U.S. Government Securities
To the extent permitted by its investment objective and policies, each Fund, particularly Janus Balanced Fund, may invest in U.S. Government securities. The 1940 Act defines U.S. Government securities to include securities issued or guaranteed by the U.S. Government, its agencies, and its instrumentalities. U.S. Government securities may also include repurchase agreements collateralized by and municipal securities escrowed with or refunded with U.S. Government securities. U.S. Government securities in which a Fund may invest include U.S. Treasury securities, including Treasury Inflation Protection Securities (“TIPS”), and obligations issued or guaranteed by U.S. Government agencies and instrumentalities that are backed by the full faith and credit of the U.S. Government, such as those issued or guaranteed by the Small Business Administration, Maritime Administration, Export-Import Bank of the United States, Farmers Home Administration, Federal Housing Administration, and Ginnie Mae. In addition, U.S. Government securities in which a Fund may invest include securities backed only by the rights of the issuers to borrow from the U.S. Treasury, such as those issued by the Federal Farm Credit Bank, Federal Intermediate Credit Banks, Tennessee Valley Authority, and Freddie Mac. Securities issued by Fannie Mae, the Federal Home Loan Banks, and the Student Loan Marketing Association (“Sallie Mae”) are supported by the discretionary authority of the U.S. Government to purchase the obligations. There is no guarantee that the U.S. Government will support securities not backed by its full faith and credit. Accordingly, although these securities have historically involved little risk of loss of principal if held to maturity, they may involve more risk than securities backed by the full faith and credit of the U.S. Government because the Funds must look principally to the agency or instrumentality issuing or guaranteeing the securities for repayment and may not be able to assert a claim against the United States if the agency or instrumentality does not meet its commitment.

Municipal Obligations
The Funds may invest in municipal obligations issued by states, territories, and possessions of the United States and the District of Columbia. The value of municipal obligations can be affected by changes in their actual or perceived credit quality. The credit quality of municipal obligations can be affected by, among other things, the financial condition of the issuer or guarantor, the issuer’s future borrowing plans and sources of revenue, the economic feasibility of the revenue bond project or general borrowing purpose, political or economic developments in the region where the security is issued, and the liquidity of the security. Because municipal securities are generally traded over-the-counter, the liquidity of a particular issue often depends on the willingness of dealers to make a market in the security. The liquidity of some municipal obligations may be enhanced by demand features, which would enable a Fund to demand payment on short notice from the issuer or a financial intermediary.

Other Income-Producing Securities
Other types of income-producing securities that the Funds may purchase include, but are not limited to, the following types of securities:

Inverse floaters. Inverse floaters are debt instruments whose interest bears an inverse relationship to the interest rate on another security. No Fund will invest more than 5% of its assets in inverse floaters. Similar to variable and floating rate obligations, effective use of inverse floaters requires skills different from those needed to select most portfolio securities. If movements in interest rates are incorrectly anticipated, a Fund could lose money, or its NAV could decline by the use of inverse floaters.

Standby commitments. Standby commitments are the rights to sell a specified underlying security or securities within a specified period of time and at an exercise price equal to the amortized cost of the underlying security or securities plus accrued interest, if any, at the time of exercise, that may be sold, transferred, or assigned only with the underlying security or securities. A standby commitment entitles the holder to receive same day settlement and will be considered to be from the party to whom the investment company will look for payment of the exercise price.

Strip bonds. Strip bonds are debt securities that are stripped of their interest (usually by a financial intermediary) after the securities are issued. The market value of these securities generally fluctuates more in response to changes in interest rates than interest-paying securities of comparable maturity.

Tender option bonds. Tender option bonds are relatively long-term bonds that are coupled with the option to tender the securities to a bank, broker-dealer, or other financial institution at periodic intervals and receive the face value of the bonds. This investment structure is commonly used as a means of enhancing a security’s liquidity.

The Funds will purchase standby commitments, tender option bonds, and instruments with demand features primarily for the purpose of increasing the liquidity of their portfolio holdings.

Variable and floating rate obligations. These types of securities have variable or floating rates of interest and, under certain limited circumstances, may have varying principal amounts. Variable and floating rate securities pay interest at rates that are adjusted periodically according to a specified formula, usually with reference to some interest rate index or market interest rate (the “underlying index”). The floating rate tends to decrease the security’s price sensitivity to changes in interest rates. These types of securities are relatively long-term instruments that often carry demand features permitting the holder to demand payment of principal at any time or at specified intervals prior to maturity.

In order to most effectively use these investments, the portfolio managers and/or investment personnel must correctly assess probable movements in interest rates. This involves different skills than those used to select most portfolio securities. If the portfolio managers and/or investment personnel incorrectly forecast such movements, a Fund could be adversely affected by the use of variable or floating rate obligations.

Real Estate Investment Trusts (“REITs”)
Within the parameters of its specific investment policies, each Fund may invest in REITs. Janus Global Real Estate Fund may invest a significant amount of its assets in these types of securities. REITs are sometimes informally characterized as equity REITs, mortgage REITs, and hybrid REITs. Investment in REITs may subject a Fund to risks associated with the direct ownership of real estate, such as decreases in real estate values, overbuilding, increased competition, and other risks related to local or general economic conditions, increases in operating costs and property taxes, changes in zoning laws, casualty or condemnation losses, possible environmental liabilities, regulatory limitations on rent, and fluctuations in rental income. Equity REITs generally experience these risks directly through fee or leasehold interests, whereas mortgage REITs generally experience these risks indirectly through mortgage interests, unless the mortgage REIT forecloses on the underlying real estate. Changes in interest rates may also affect the value of a Fund’s investment in REITs. For instance, during periods of declining interest rates, certain mortgage REITs may hold mortgages that the mortgagors elect to prepay, and prepayment may diminish the yield on securities issued by those REITs.

Certain REITs have relatively small market capitalizations, which may tend to increase the volatility of the market price of their securities. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in operating and financing a limited number of projects. REITs are also subject to heavy cash flow dependency, defaults by borrowers, and the possibility of failing to qualify for tax-free pass-through of income under the Internal Revenue Code and to maintain exemption from the registration requirements of the 1940 Act. By investing in REITs indirectly through a Fund, a shareholder will bear not only his or her proportionate share of the expenses of a Fund, but also, indirectly, similar expenses of the REITs. In addition, REITs depend generally on their ability to generate cash flow to make distributions to shareholders.

Repurchase and Reverse Repurchase Agreements
In a repurchase agreement, a Fund purchases a security and simultaneously commits to resell that security to the seller at an agreed upon price on an agreed upon date within a number of days (usually not more than seven) from the date of purchase. The resale price consists of the purchase price plus an agreed upon incremental amount that is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value (at least equal to the amount of the agreed upon resale price and marked-to-market daily) of the underlying security or “collateral.” A risk associated with repurchase agreements is the failure of the seller to repurchase the securities as agreed, which may cause a Fund to suffer a loss if the market value of such securities declines before they can be liquidated on the open market. In the event of bankruptcy or insolvency of the seller, a Fund may encounter delays and incur costs in liquidating the underlying security. In addition, the collateral received in the repurchase transaction may become worthless. To the extent a Fund’s collateral focuses in one or more sectors, such as banks and financial services, the Fund is subject to increased risk as a result of that exposure. Repurchase agreements that mature in more than seven days are subject to the 15% limit on illiquid investments. While it is not possible to eliminate all risks from these transactions, it is the policy of the Funds to limit repurchase agreements to those parties whose creditworthiness has been reviewed and found satisfactory by Janus Capital. There is no guarantee that Janus Capital’s analysis of the creditworthiness of the counterparty will be accurate, and the underlying collateral involved in the transaction can expose a Fund to additional risk regardless of the creditworthiness of the parties involved in the transaction.

Reverse repurchase agreements are transactions in which a Fund sells a security and simultaneously commits to repurchase that security from the buyer, such as a bank or broker-dealer, at an agreed upon price on an agreed upon future date. The resale price in a reverse repurchase agreement reflects a market rate of interest that is not related to the coupon rate or maturity of the sold security. For certain demand agreements, there is no agreed upon repurchase date and interest payments are calculated daily, often based upon the prevailing overnight repurchase rate. The Funds will use the proceeds of reverse repurchase agreements only to satisfy unusually heavy redemption requests or for other temporary or emergency purposes without the necessity of selling portfolio securities, or to earn additional income on portfolio securities, such as Treasury bills or notes.

Generally, a reverse repurchase agreement enables a Fund to recover for the term of the reverse repurchase agreement all or most of the cash invested in the portfolio securities sold and to keep the interest income associated with those portfolio securities. Such transactions are only advantageous if the interest cost to a Fund of the reverse repurchase transaction is less than the cost of obtaining the cash otherwise. In addition, interest costs on the money received in a reverse repurchase agreement may exceed the return received on the investments made by a Fund with those monies. Using reverse repurchase agreements to earn additional income involves the risk that the interest earned on the invested proceeds is less than the expense of the reverse repurchase agreement transaction. This technique may also have a leveraging effect on a Fund’s portfolio, although a Fund’s intent to segregate assets in the amount of the reverse repurchase agreement minimizes this effect. While a reverse repurchase agreement is outstanding, a Fund will maintain cash and appropriate liquid assets in a segregated custodial account to cover its obligation under the agreement. A Fund will enter into reverse repurchase agreements only with parties that Janus Capital deems creditworthy.

Mortgage Dollar Rolls
Certain Funds, particularly Janus Global Market Neutral Fund and Janus Global Real Estate Fund, may enter into “mortgage dollar rolls,” which are similar to reverse repurchase agreements in certain respects. In a “mortgage dollar roll” transaction, a Fund sells a mortgage-related security (such as a Ginnie Mae security) to a dealer and simultaneously agrees to repurchase a similar security (but not the same security) in the future at a predetermined price. A “dollar roll” can be viewed, like a reverse repurchase agreement, as a collateralized borrowing in which a Fund pledges a mortgage-related security to a dealer to obtain cash. Unlike in the case of reverse repurchase agreements, the dealer with which a Fund enters into a dollar roll transaction is not obligated to return the same securities as those originally sold by the Fund, but only securities which are “substantially identical.” To be considered “substantially identical,” the securities returned to a Fund generally must: (i) be collateralized by the same types of underlying mortgages; (ii) be issued by the same agency and be part of the same program; (iii) have a similar original stated maturity; (iv) have identical net coupon rates; (v) have similar market yields (and, therefore, price); and (vi) satisfy “good delivery” requirements, meaning that the aggregate principal amounts of the securities delivered and received back must be within 2.5% of the initial amount delivered.

A Fund’s obligations under a dollar roll agreement must be covered by cash, U.S. Government securities, or other liquid high grade debt obligations equal in value to the securities subject to repurchase by a Fund, maintained in a segregated account. To the extent that the Fund collateralizes its obligations under a dollar roll agreement, the asset coverage requirements of the 1940 Act will not apply to such transactions. Furthermore, under certain circumstances, an underlying mortgage-backed security that is part of a dollar roll transaction may be considered illiquid. During the roll period, a Fund foregoes principal and interest paid on the mortgage-backed security. A Fund is compensated by the difference between the current sale price and the lower forward purchase price, often referred to as the “drop,” as well as the interest earned on the cash proceeds of the initial sale.

Successful use of mortgage dollar rolls depends on a Fund’s ability to predict interest rates and mortgage payments. Dollar roll transactions involve the risk that the market value of the securities a Fund is required to purchase may decline below the agreed upon repurchase price.

Bank Loans
Certain Funds, particularly Janus Global Market Neutral Fund and Janus Global Technology Fund (no more than 5% of each Fund’s total assets) and Janus Balanced Fund (no more than 20% of the Fund’s total assets), may invest in bank loans, which include institutionally-traded floating rate securities.

Bank loans, which include institutionally-traded floating rate securities, are obligations of companies or other entities that are typically issued in connection with recapitalizations, acquisitions, and refinancings. Bank loans often involve borrowers whose financial conditions are troubled or uncertain and companies that are highly leveraged. Borrowers may include companies who are involved in bankruptcy proceedings. The Funds generally invest in bank loans directly through an agent, either by assignment from another holder of the loan or as a participation interest in another holder’s portion of the loan. Assignments and participations involve credit risk, interest rate risk, and liquidity risk.

When a Fund purchases an assignment, the Fund generally assumes all the rights and obligations under the loan agreement and will generally become a “lender” for purposes of the particular loan agreement. The rights and obligations acquired by a Fund under an assignment may be different, and be more limited, than those held by an assigning lender. Subject to the terms of a loan agreement, a Fund may enforce compliance by a borrower with the terms of the loan agreement and may have rights with respect to any funds acquired by other lenders through set-off. If a loan is foreclosed, a Fund may become part owner of any collateral securing the loan and may bear the costs and liabilities associated with owning and disposing of any collateral. A Fund could be held liable as a co-lender. In addition, there is no assurance that the liquidation of collateral from a secured loan would satisfy the borrower’s obligations or that the collateral could be liquidated.

If a Fund purchases a participation interest, it typically will have a contractual relationship with the lender and not with the borrower. A Fund may only be able to enforce its rights through the lender and may assume the credit risk of both the borrower and the lender, or any other intermediate participant. A Fund may have the right to receive payments of principal, interest, and any fees to which it is entitled only from the lender and only upon receipt by the lender of the payments from the borrower. The failure by a Fund to receive scheduled interest or principal payments may adversely affect the income of the Fund and may likely reduce the value of its assets, which would be reflected by a reduction in the Fund’s NAV.

The borrower of a loan in which a Fund holds an assignment or participation interest may, either at its own election or pursuant to the terms of the loan documentation, prepay amounts of the loan from time to time. There is no assurance that a Fund will be able to reinvest the proceeds of any loan prepayment at the same interest rate or on the same terms as those of the original loan participation. This may result in a Fund realizing less income on a particular investment and replacing the loan with a less attractive security, which may provide less return to the Fund.

Floating Rate Loans
Floating rate loans typically are negotiated, structured, and originated by a bank or other financial institution (an “agent”) for a lending group or “syndicate” of financial institutions. In most cases, a Fund relies on the agent to assert appropriate creditor remedies against the borrower. The agent may not have the same interests as the Fund, and the agent may determine to waive certain covenants contained in the loan agreement that the Fund would not otherwise have determined to waive. The typical practice of an agent relying on reports from a borrower about its financial condition may involve a risk of fraud by a borrower. In addition, if an agent becomes insolvent or carries out its duties improperly, the Fund may experience delays in realizing payment and/or risk loss of principal and/or income on its floating rate loan investments. The investment team performs a credit analysis on the borrower but typically does not perform credit analysis on the agent or other intermediate participants.

Floating rate loans have interest rates which adjust periodically and are tied to a benchmark lending rate such as the London Interbank Offered Rate (“LIBOR”). LIBOR is a short-term interest rate that banks charge one another and is generally representative of the most competitive and current cash rates. In other cases, the lending rate could be tied to the prime rate offered by one or more major U.S. banks (“Prime Rate”) or the rate paid on large certificates of deposit traded in the secondary markets (“CD rate”). The interest rate on Prime Rate based loans and corporate debt securities may float daily as the Prime Rate changes, while the interest rate on LIBOR or CD rate based loans and corporate debt securities may reset periodically. If the benchmark lending rate changes, the rate payable to lenders under the loan will change at the next scheduled adjustment date specified in the loan agreement. Investing in floating rate loans with longer interest rate reset periods may increase fluctuations in a Fund’s NAV as a result of changes in interest rates. A Fund may attempt to hedge against interest rate fluctuations by entering into interest rate swaps or by using other hedging techniques.

While the Funds generally expect to invest in fully funded term loans, certain of the loans in which the Funds may invest include revolving loans and delayed draw term loans. Such loans generally obligate the lender (and those with an interest in the loan) to fund the loan at the borrower’s discretion. As such, a Fund would need to maintain amounts sufficient to meet its contractual obligations. In cases where a Fund invests in revolving loans and delayed draw term loans, the Fund will maintain high quality liquid assets in an amount at least equal to its obligations under the loans. Amounts maintained in high-quality liquid assets may provide less return to a Fund than investments in floating rate loans. Loans involving revolving credit facilities or delayed terms may require a Fund to increase its investment in a particular floating rate loan when it otherwise would not have done so. Further, a Fund may be obligated to do so even if it may be unlikely that the borrower will repay amounts due.

Purchasers of floating rate loans may pay and/or receive certain fees. The Funds may receive fees such as covenant waiver fees or prepayment penalty fees. A Fund may pay fees such as facility fees. Such fees may affect the Fund’s return.

The Funds do not intend to purchase floating rate loans through private placements or other transactions that may involve confidential information. Such a policy may place a Fund at a disadvantage relative to other investors in floating rate loans who do not follow such a policy, as the Fund may be limited in its available investments or unable to make accurate assessments related to certain investments.

Notwithstanding its intention to generally not receive material, nonpublic information with respect to its management of investments in floating rate loans, Janus Capital may from time to time come into possession of material, nonpublic information about the issuers of loans that may be held in a Fund’s holdings. To the extent required by applicable law, Janus Capital’s ability to trade in these loans for the account of a Fund could potentially be limited by its possession of such information, which could have an adverse effect on a Fund by, for example, preventing the Fund from selling a loan that is experiencing a material decline in value. In some instances, these trading restrictions could continue in effect for a substantial period of time.

The secondary market on which floating rate loans are traded may be less liquid than the market for investment grade securities or other types of income-producing securities, which may have an adverse impact on their market price. There is also a potential that there is no active market to trade floating rate loans and that there may be restrictions on their transfer. As a result, a Fund may be unable to sell assignments or participations at the desired time or may be able to sell only at a price less than fair market value. The secondary market may also be subject to irregular trading activity, wide price spreads, and extended trade settlement periods. With respect to below-investment grade or unrated securities, it also may be more difficult to value the securities because valuation may require more research, and elements of judgment may play a larger role in the valuation because there is less reliable, objective data available.

Other floating rate securities
The Funds may invest in other types of securities including, but not limited to, unsecured floating rate loans, subordinated or junior debt, corporate bonds, U.S. Government securities, mortgage-backed and other asset-backed securities, repurchase agreements, certain money market instruments, high-risk/high-yield bonds, and other instruments (including synthetic or hybrid) that pay interest at rates that adjust whenever a specified interest rate changes and/or resets on predetermined dates.

High-Yield/High-Risk Bonds
Within the parameters of its specific investment policies, each Fund may invest in bonds that are rated below investment grade (i.e., bonds rated BB+ or lower by Standard & Poor’s Ratings Service and Fitch, Inc., or Ba or lower by Moody’s Investors Service, Inc.). To the extent a Fund invests in high-yield/high-risk bonds, under normal circumstances, each of the Funds indicated will limit its investments in such bonds to 35% or less of its net assets (Janus Global Market Neutral Fund, Janus Global Real Estate Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus Overseas Fund, Janus Worldwide Fund, Janus Balanced Fund, Janus Enterprise Fund, Janus Forty Fund, Janus Fund, Janus Growth and Income Fund, Janus Research Fund, Janus Triton Fund, Janus Twenty Fund, Janus Venture Fund, and Perkins Global Value Fund) or 20% or less of its net assets (Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus International Equity Fund, and Janus Contrarian Fund).

Lower rated bonds involve a higher degree of credit risk, which is the risk that the issuer will not make interest or principal payments when due. In the event of an unanticipated default, a Fund would experience a reduction in its income, and could expect a decline in the market value of the bonds so affected.

A Fund may also invest in unrated bonds of foreign and domestic issuers. For the Funds subject to such limit, unrated bonds will be included in each Fund’s limit, as applicable, on investments in bonds rated below investment grade unless its portfolio managers and/or investment personnel deem such securities to be the equivalent of investment grade bonds. Unrated bonds, while not necessarily of lower quality than rated bonds, may not have as broad a market. Because of the size and perceived demand of the issue, among other factors, certain municipalities may not incur the costs of obtaining a rating. A Fund’s portfolio managers and/or investment personnel will analyze the creditworthiness of the issuer, as well as any financial institution or other party responsible for payments on the bond, in determining whether to purchase unrated municipal bonds.

The secondary market on which high-yield securities are traded is less liquid than the market for investment grade securities. The lack of a liquid secondary market may have an adverse impact on the market price of the security. Secondary markets for high-yield securities are less liquid than the market for investment grade securities; therefore, it may be more difficult to value the securities because valuation may require more research, and elements of judgment may play a larger role in the valuation because there is less reliable, objective data available.

Please refer to the “Explanation of Rating Categories” section of this SAI for a description of bond rating categories.

Defaulted Securities
A Fund may hold defaulted securities if the portfolio managers and/or investment personnel believe, based upon an analysis of the financial condition, results of operations, and economic outlook of an issuer, that there is potential for resumption of income payments and that the securities offer an unusual opportunity for capital appreciation. For the Funds subject to such limit, defaulted securities will be included in each Fund’s limit on investments in bonds rated below investment grade. Notwithstanding the portfolio managers’ and/or investment personnel’s belief about the resumption of income, however, the purchase of any security on which payment of interest or dividends is suspended involves a high degree of risk. Such risk includes, among other things, the following:

Financial and Market Risks. Investments in securities that are in default involve a high degree of financial and market risks that can result in substantial or, at times, even total losses. Issuers of defaulted securities may have substantial capital needs and may become involved in bankruptcy or reorganization proceedings. Among the problems involved in investments in such issuers is the fact that it may be difficult to obtain information about the condition of such issuers. The market prices of such securities also are subject to abrupt and erratic movements and above average price volatility, and the spread between the bid and asked prices of such securities may be greater than normally expected.

Disposition of Portfolio Securities. Although the Funds generally will purchase securities for which their portfolio managers and/or investment personnel expect an active market to be maintained, defaulted securities may be less actively traded than other securities, and it may be difficult to dispose of substantial holdings of such securities at prevailing market prices. The Funds will limit holdings of any such securities to amounts that the portfolio managers and/or investment personnel believe could be readily sold, and holdings of such securities would, in any event, be limited so as not to limit a Fund’s ability to readily dispose of securities to meet redemptions.

Other. Defaulted securities require active monitoring and may, at times, require participation in bankruptcy or receivership proceedings on behalf of the Funds.

Futures, Options, and Other Derivative Instruments
Certain Funds may invest in various types of derivatives, which may at times result in significant derivative exposure. A derivative is a financial instrument whose performance is derived from the performance of another asset. The Funds may invest in derivative instruments including, but not limited to: futures contracts, put options, call options, options on future contracts, options on foreign currencies, swaps, forward contracts, structured investments, and other equity-linked derivatives.

A Fund may use derivative instruments for hedging (to offset risks associated with an investment, currency exposure, or market conditions) or for speculative (to seek to enhance returns) purposes. When a Fund invests in a derivative for speculative purposes, the Fund will be fully exposed to the risks of loss of that derivative, which may sometimes be greater than the derivative’s cost. The Funds may not use any derivative to gain exposure to an asset or class of assets that they would be prohibited by their investment restrictions from purchasing directly. A Fund’s ability to use derivative instruments may also be limited by tax considerations. (See “Income Dividends, Capital Gains Distributions, and Tax Status.”)

Investments in derivatives in general are subject to market risks that may cause their prices to fluctuate over time. Investments in derivatives may not directly correlate with the price movements of the underlying instrument. As a result, the use of derivatives may expose a Fund to additional risks that it would not be subject to if it invested directly in the securities underlying those derivatives. The use of derivatives may result in larger losses or smaller gains than otherwise would be the case. Derivatives can be volatile and may involve significant risks, including:

Counterparty risk – the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

Currency risk – the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage risk – the risk associated with certain types of leveraged investments or trading strategies pursuant to which relatively small market movements may result in large changes in the value of an investment. A Fund creates leverage by using borrowed capital to increase the amount invested, or investing in instruments, including derivatives, where the investment loss can exceed the original amount invested. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity risk – the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Index risk – if the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, the Fund could receive lower interest payments or experience a reduction in the value of the derivative to below what the Fund paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

Derivatives may generally be traded over-the-counter (“OTC”) or on an exchange. Derivatives traded OTC, such as options and structured notes, are agreements that are individually negotiated between parties and can be tailored to meet a purchaser’s needs. OTC derivatives are not guaranteed by a clearing agency and may be subject to increased credit risk.

In an effort to mitigate credit risk associated with derivatives traded OTC, the Funds may enter into collateral agreements with certain counterparties whereby, subject to certain minimum exposure requirements, a Fund may require the counterparty to post collateral if the Fund has a net aggregate unrealized gain on all OTC derivative contracts with a particular counterparty. There is no guarantee that counterparty exposure is reduced and these arrangements are dependent on Janus Capital’s ability to establish and maintain appropriate systems and trading.

Futures Contracts. The Funds may enter into contracts for the purchase or sale for future delivery of equity securities, fixed-income securities, foreign currencies, commodities, and commodity-linked derivatives (to the extent permitted by the Fund and the Internal Revenue Code), or contracts based on financial indices, including indices of U.S. Government securities, foreign government securities, commodities, and equity or fixed-income securities. U.S. futures contracts are traded on exchanges which have been designated “contract markets” by the Commodity Futures Trading Commission (“CFTC”) and must be executed through a futures commission merchant (“FCM”) or brokerage firm, which are members of a relevant contract market. Through their clearing corporations, the exchanges guarantee performance of the contracts as between the clearing members of the exchange.

The buyer or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the buyer and seller are required to deposit “initial margin” for the benefit of the FCM when the contract is entered into. Initial margin deposits are equal to a percentage of the contract’s value, as set by the exchange on which the contract is traded, and currently are maintained in cash or certain other liquid assets held by the Funds. Initial margin payments are similar to good faith deposits or performance bonds. Unlike margin extended by a securities broker, initial margin payments do not constitute purchasing securities on margin for purposes of a Fund’s investment limitations. If the value of either party’s position declines, that party will be required to make additional “variation margin” payments for the benefit of the FCM to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. In the event of the bankruptcy of the FCM that holds margin on behalf of a Fund, that Fund may be entitled to return of margin owed to such Fund only in proportion to the amount received by the FCM’s other customers. Janus Capital or the subadviser will attempt to minimize the risk by careful monitoring of the creditworthiness of the FCMs with which the Funds do business.

The Funds may enter into futures contracts and related options as permitted under CFTC Rule 4.5. The Funds have claimed exclusion from the definition of the term “commodity pool operator” adopted by the CFTC and the National Futures

Association, which regulate trading in the futures markets. Therefore, the Funds are not subject to commodity pool operator registration and regulation under the Commodity Exchange Act.

Although a Fund will segregate cash and liquid assets in an amount sufficient to cover its open futures obligations, the segregated assets would be available to that Fund immediately upon closing out the futures position; however, closing out open futures positions through customary settlement procedures could take several days. Because a Fund’s cash that may otherwise be invested would be held uninvested or invested in other liquid assets so long as the futures position remains open, such Fund’s return could be diminished due to the opportunity losses of foregoing other potential investments.

The Funds may enter into futures contracts to gain exposure to the stock market or other markets pending investment of cash balances or to meet liquidity needs. A Fund may also enter into futures contracts to protect itself from fluctuations in the value of individual securities, the securities markets generally, or interest rate fluctuations, without actually buying or selling the underlying debt or equity security. For example, if the Fund anticipates an increase in the price of stocks, and it intends to purchase stocks at a later time, that Fund could enter into a futures contract to purchase a stock index as a temporary substitute for stock purchases. If an increase in the market occurs that influences the stock index as anticipated, the value of the futures contracts will increase, thereby serving as a hedge against that Fund not participating in a market advance. This technique is sometimes known as an anticipatory hedge. A Fund may also use this technique with respect to an individual company’s stock. To the extent a Fund enters into futures contracts for this purpose, the segregated assets maintained to cover such Fund’s obligations with respect to the futures contracts will consist of liquid assets from its portfolio in an amount equal to the difference between the contract price and the aggregate value of the initial and variation margin payments made by that Fund with respect to the futures contracts. Conversely, if a Fund holds stocks and seeks to protect itself from a decrease in stock prices, the Fund might sell stock index futures contracts, thereby hoping to offset the potential decline in the value of its portfolio securities by a corresponding increase in the value of the futures contract position. Similarly, if a Fund holds an individual company’s stock and expects the price of that stock to decline, the Fund may sell a futures contract on that stock in hopes of offsetting the potential decline in the company’s stock price. A Fund could protect against a decline in stock prices by selling portfolio securities and investing in money market instruments, but the use of futures contracts enables it to maintain a defensive position without having to sell portfolio securities.

If a Fund owns interest rate sensitive securities and the portfolio managers and/or investment personnel expect interest rates to increase, that Fund may take a short position in interest rate futures contracts. Taking such a position would have much the same effect as that Fund selling such securities in its portfolio. If interest rates increase as anticipated, the value of the securities would decline, but the value of that Fund’s interest rate futures contract would increase, thereby keeping the NAV of that Fund from declining as much as it may have otherwise. If, on the other hand, the portfolio managers and/or investment personnel expect interest rates to decline, that Fund may take a long position in interest rate futures contracts in anticipation of later closing out the futures position and purchasing the securities. Although a Fund can accomplish similar results by buying securities with long maturities and selling securities with short maturities, given the greater liquidity of the futures market than the cash market, it may be possible to accomplish the same result more easily and more quickly by using futures contracts as an investment tool to reduce risk.

The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial margin and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out futures contracts through offsetting transactions which could distort the normal price relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery of the instrument underlying a futures contract. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced and prices in the futures market distorted. Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of the foregoing distortions, a correct forecast of general price trends by the portfolio managers and/or investment personnel still may not result in a successful use of futures.

Futures contracts entail risks. There is no guarantee that derivative investments will benefit the Funds. A Fund’s performance could be worse than if the Fund had not used such instruments. For example, if a Fund has hedged against the effects of a possible decrease in prices of securities held in its portfolio and prices increase instead, that Fund will lose part or all of the benefit of the increased value of these securities because of offsetting losses in its futures positions. This risk may be magnified for single stock futures transactions, as the portfolio managers and/or investment personnel must predict the direction of the price of an individual stock, as opposed to securities prices generally. In addition, if a Fund has insufficient cash, it may have to sell securities from its portfolio to meet daily variation margin requirements. Those sales may be, but will not necessarily be, at increased prices which reflect the rising market and may occur at a time when the sales are disadvantageous to such Fund.

The prices of futures contracts depend primarily on the value of their underlying instruments. Because there are a limited number of types of futures contracts, it is possible that the standardized futures contracts available to a Fund will not match exactly such Fund’s current or potential investments. A Fund may buy and sell futures contracts based on underlying instruments with different characteristics from the securities in which it typically invests – for example, by hedging investments in portfolio securities with a futures contract based on a broad index of securities – which involves a risk that the futures position will not correlate precisely with the performance of such Fund’s investments.

Futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments closely correlate with a Fund’s investments, such as with a single stock futures contract. Futures prices are affected by factors such as current and anticipated short-term interest rates, changes in volatility of the underlying instruments, and the time remaining until expiration of the contract. Those factors may affect securities prices differently from futures prices. Imperfect correlations between a Fund’s investments and its futures positions also may result from differing levels of demand in the futures markets and the securities markets, from structural differences in how futures and securities are traded, and from imposition of daily price fluctuation limits for futures contracts. A Fund may buy or sell futures contracts with a greater or lesser value than the securities it wishes to hedge or is considering purchasing in order to attempt to compensate for differences in historical volatility between the futures contract and the securities, although this may not be successful in all cases. If price changes in a Fund’s futures positions are poorly correlated with its other investments, its futures positions may fail to produce desired gains or result in losses that are not offset by the gains in that Fund’s other investments.

Because futures contracts are generally settled within a day from the date they are closed out, compared with a settlement period of three days for some types of securities, the futures markets can provide superior liquidity to the securities markets. Nevertheless, there is no assurance that a liquid secondary market will exist for any particular futures contract at any particular time. In addition, futures exchanges may establish daily price fluctuation limits for futures contracts and may halt trading if a contract’s price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached, it may be impossible for a Fund to enter into new positions or close out existing positions. If the secondary market for a futures contract is not liquid because of price fluctuation limits or otherwise, a Fund may not be able to promptly liquidate unfavorable futures positions and potentially could be required to continue to hold a futures position until the delivery date, regardless of changes in its value. As a result, such Fund’s access to other assets held to cover its futures positions also could be impaired.

Options on Futures Contracts. The Funds may buy and write put and call options on futures contracts. A purchased option on a future gives a Fund the right (but not the obligation) to buy or sell a futures contract at a specified price on or before a specified date. The purchase of a call option on a futures contract is similar in some respects to the purchase of a call option on an individual security. As with other option transactions, securities will be segregated to cover applicable margin or segregation requirements on open futures contracts. Depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying instrument, ownership of the option may or may not be less risky than ownership of the futures contract or the underlying instrument. As with the purchase of futures contracts, when a Fund is not fully invested, it may buy a call option on a futures contract to hedge against a market advance.

The writing of a call option on a futures contract constitutes a partial hedge against declining prices of a security, commodity, or foreign currency which is deliverable under, or of the index comprising, the futures contract. If the futures price at the expiration of the option is below the exercise price, a Fund will retain the full amount of the option premium which provides a partial hedge against any decline that may have occurred in that Fund’s portfolio holdings. The writing of a put option on a futures contract constitutes a partial hedge against increasing prices of a security, commodity, or foreign currency which is deliverable under, or of the index comprising, the futures contract. If the futures price at expiration of the option is higher than the exercise price, a Fund will retain the full amount of the option premium which provides a partial hedge against any increase in the price of securities which that Fund is considering buying. If a call or put option a Fund has written is exercised, such Fund will incur a loss which will be reduced by the amount of the premium it received. Depending on the degree of correlation between the change in the value of its portfolio securities and changes in the value of the futures positions, a Fund’s losses from existing options on futures may to some extent be reduced or increased by changes in the value of portfolio securities.

The purchase of a put option on a futures contract is similar in some respects to the purchase of protective put options on portfolio securities. For example, a Fund may buy a put option on a futures contract to hedge its portfolio against the risk of falling prices or rising interest rates.

The amount of risk a Fund assumes when it buys an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the options bought.

Forward Contracts. A forward contract is an agreement between two parties in which one party is obligated to deliver a stated amount of a stated asset at a specified time in the future and the other party is obligated to pay a specified amount for the asset at the time of delivery. The Funds may enter into forward contracts to purchase and sell government securities, equity or income securities, foreign currencies, or other financial instruments. Currently, the Funds do not intend to invest in forward contracts other than forward currency contracts. Forward contracts generally are traded in an interbank market conducted directly between traders (usually large commercial banks) and their customers. Unlike futures contracts, which are standardized contracts, forward contracts can be specifically drawn to meet the needs of the parties that enter into them. The parties to a forward contract may agree to offset or terminate the contract before its maturity, or may hold the contract to maturity and complete the contemplated exchange.

The following discussion summarizes the Funds’ principal uses of forward foreign currency exchange contracts (“forward currency contracts”). A Fund may enter into forward currency contracts with stated contract values of up to the value of that Fund’s assets. A forward currency contract is an obligation to buy or sell an amount of a specified currency for an agreed price (which may be in U.S. dollars or a foreign currency). A Fund may invest in forward currency contracts for nonhedging purposes such as seeking to enhance return. A Fund will exchange foreign currencies for U.S. dollars and for other foreign currencies in the normal course of business and may buy and sell currencies through forward currency contracts in order to fix a price for securities it has agreed to buy or sell (“transaction hedge”). A Fund also may hedge some or all of its investments denominated in a foreign currency or exposed to foreign currency fluctuations against a decline in the value of that currency relative to the U.S. dollar by entering into forward currency contracts to sell an amount of that currency (or a proxy currency whose performance is expected to replicate or exceed the performance of that currency relative to the U.S. dollar) approximating the value of some or all of its portfolio securities denominated in or exposed to that currency (“position hedge”) or by participating in options or futures contracts with respect to the currency. A Fund also may enter into a forward currency contract with respect to a currency where the Fund is considering the purchase or sale of investments denominated in that currency but has not yet selected the specific investments (“anticipatory hedge”). In any of these circumstances a Fund may, alternatively, enter into a forward currency contract to purchase or sell one foreign currency for a second currency that is expected to perform more favorably relative to the U.S. dollar if the portfolio managers and/or investment personnel believe there is a reasonable degree of correlation between movements in the two currencies (“cross-hedge”). In addition, certain Funds may cross-hedge their U.S. dollar exposure in order to achieve a representative weighted mix of the major currencies in their respective benchmark index and/or to cover an underweight country or region exposure in their portfolio.

These types of hedging minimize the effect of currency appreciation as well as depreciation, but do not eliminate fluctuations in the underlying U.S. dollar equivalent value of the proceeds of or rates of return on a Fund’s foreign currency denominated portfolio securities. The matching of the increase in value of a forward contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedge generally will not be precise. Shifting a Fund’s currency exposure from one foreign currency to another removes that Fund’s opportunity to profit from increases in the value of the original currency and involves a risk of increased losses to such Fund if the portfolio managers’ and/or investment personnel’s projection of future exchange rates is inaccurate. Proxy hedges and cross-hedges may protect against losses resulting from a decline in the hedged currency, but will cause a Fund to assume the risk of fluctuations in the value of the currency it purchases which may result in losses if the currency used to hedge does not perform similarly to the currency in which hedged securities are denominated. Unforeseen changes in currency prices may result in poorer overall performance for a Fund than if it had not entered into such contracts.

In general, the Funds cover outstanding forward currency contracts by maintaining liquid portfolio securities denominated in, or whose value is tied to, the currency underlying the forward contract or the currency being hedged. To the extent that a Fund is not able to cover its forward currency positions with underlying portfolio securities, the Fund’s custodian segregates cash or other liquid assets having a value equal to the aggregate amount of such Fund’s commitments under forward contracts entered into with respect to position hedges, cross-hedges, and anticipatory hedges. If the value of the securities used to cover a position or the value of segregated assets declines, a Fund will find alternative cover or segregate additional cash or other liquid assets on a daily basis so that the value of the covered and segregated assets will be equal to the amount of such Fund’s commitments with respect to such contracts. As an alternative to segregating assets, a Fund may buy call options permitting such Fund to buy the amount of foreign currency being hedged by a forward sale contract, or a Fund may buy put options permitting it to sell the amount of foreign currency subject to a forward buy contract.

While forward contracts are not currently regulated by the CFTC, the CFTC may in the future assert authority to regulate forward contracts. In such event, the Funds’ ability to utilize forward contracts may be restricted. In addition, a Fund may not always be able to enter into forward contracts at attractive prices and may be limited in its ability to use these contracts to hedge Fund assets.

Options on Foreign Currencies. The Funds may buy and write options on foreign currencies in a manner similar to that in which futures or forward contracts on foreign currencies will be utilized. For example, a decline in the U.S. dollar value of a foreign currency in which portfolio securities are denominated will reduce the U.S. dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminutions in the value of portfolio securities, a Fund may buy put options on the foreign currency. If the value of the currency declines, such Fund will have the right to sell such currency for a fixed amount in U.S. dollars, thereby offsetting, in whole or in part, the adverse effect on its portfolio.

Conversely, when a rise in the U.S. dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, a Fund may buy call options on the foreign currency. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. As in the case of other types of options, however, the benefit to a Fund from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, if currency exchange rates do not move in the direction or to the extent projected, a Fund could sustain losses on transactions in foreign currency options that would require such Fund to forego a portion or all of the benefits of advantageous changes in those rates.

The Funds may also write options on foreign currencies. For example, to hedge against a potential decline in the U.S. dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates, a Fund could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the option will most likely not be exercised, and the decline in value of portfolio securities will be offset by the amount of the premium received.

Similarly, instead of purchasing a call option to hedge against a potential increase in the U.S. dollar cost of securities to be acquired, a Fund could write a put option on the relevant currency which, if rates move in the manner projected, should expire unexercised and allow that Fund to hedge the increased cost up to the amount of the premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium. If exchange rates do not move in the expected direction, the option may be exercised, and a Fund would be required to buy or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, a Fund also may lose all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

The Funds may write covered call options on foreign currencies. A call option written on a foreign currency by a Fund is “covered” if that Fund owns the foreign currency underlying the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of other foreign currencies held in its portfolio. A call option is also covered if a Fund has a call on the same foreign currency in the same principal amount as the call written if the exercise price of the call held: (i) is equal to or less than the exercise price of the call written or (ii) is greater than the exercise price of the call written, if the difference is maintained by such Fund in cash or other liquid assets in a segregated account with the Fund’s custodian.

The Funds also may write call options on foreign currencies for cross-hedging purposes. A call option on a foreign currency is for cross-hedging purposes if it is designed to provide a hedge against a decline due to an adverse change in the exchange rate in the U.S. dollar value of a security which a Fund owns or has the right to acquire and which is denominated in the currency underlying the option. Call options on foreign currencies which are entered into for cross-hedging purposes are not covered. However, in such circumstances, a Fund will collateralize the option by segregating cash or other liquid assets in an amount not less than the value of the underlying foreign currency in U.S. dollars marked-to-market daily.

Eurodollar Instruments. Each Fund may make investments in Eurodollar instruments. Eurodollar instruments are U.S. dollar-denominated futures contracts or options thereon which are linked to the LIBOR, although foreign currency denominated instruments are available from time to time. Eurodollar futures contracts enable purchasers to obtain a fixed rate for the lending of funds and sellers to obtain a fixed rate for borrowings. A Fund might use Eurodollar futures contracts and options thereon to hedge against changes in LIBOR, to which many interest rate swaps and fixed-income instruments are linked.

Additional Risks of Options on Foreign Currencies, Forward Contracts, and Foreign Instruments. Unlike transactions entered into by the Funds in futures contracts, options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the SEC. To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded on certain Exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation.

Similarly, options on currencies may be traded over-the-counter. In an OTC trading environment, many of the protections afforded to Exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the buyer of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, an option writer and a buyer or seller of futures or forward contracts could lose amounts substantially in excess of any premium received or initial margin or collateral posted due to the potential additional margin and collateral requirements associated with such positions.

Options on foreign currencies traded on Exchanges are within the jurisdiction of the SEC, as are other securities traded on Exchanges. As a result, many of the protections provided to traders on organized Exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on an Exchange are cleared and guaranteed by the Options Clearing Corporation (“OCC”), thereby reducing the risk of credit default. Further, a liquid secondary market in options traded on an Exchange may be more readily available than in the OTC market, potentially permitting a Fund to liquidate open positions at a profit prior to exercise or expiration or to limit losses in the event of adverse market movements.

The purchase and sale of exchange-traded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities, and the effects of other political and economic events. In addition, exchange-traded options on foreign currencies involve certain risks not presented by the OTC market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign governmental restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices, or prohibitions on exercise.

In addition, options on U.S. Government securities, futures contracts, options on futures contracts, forward contracts, and options on foreign currencies may be traded on foreign exchanges and OTC in foreign countries. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by: (i) other complex foreign political and economic factors; (ii) lesser availability than in the United States of data on which to make trading decisions; (iii) delays in a Fund’s ability to act upon economic events occurring in foreign markets during nonbusiness hours in the United States; (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States; and (v) low trading volume.

A Fund may from time to time participate on committees formed by creditors to negotiate with the management of financially troubled issuers of securities held by that Fund. Such participation may subject a Fund to expenses such as legal fees and may make that Fund an “insider” of the issuer for purposes of the federal securities laws, which may restrict that Fund’s ability to trade in or acquire additional positions in a particular security or other securities of the issuer when it might otherwise desire to do so. Participation by a Fund on such committees also may expose that Fund to potential liabilities under the federal bankruptcy laws or other laws governing the rights of creditors and debtors. A Fund would participate on such committees only when Janus Capital believes that such participation is necessary or desirable to enforce that Fund’s rights as a creditor or to protect the value of securities held by that Fund.

Options on Securities. In an effort to increase current income and to reduce fluctuations in NAV, the Funds may write covered and uncovered put and call options and buy put and call options on securities that are traded on U.S. and foreign securities exchanges and OTC. Examples of covering transactions include: (i) for a written put, selling short the underlying instrument at the same or higher price than the put’s exercise price; and (ii) for a written call, owning the underlying instrument. The Funds may write and buy options on the same types of securities that the Funds may purchase directly. The Funds may utilize American-style and European-style options. An American-style option is an option contract that can be exercised at any time between the time of purchase and the option’s expiration date. A European-style option is an option contract that can only be exercised on the option’s expiration date.

A Fund may cover its obligations on a put option by segregating cash or other liquid assets with the Fund’s custodian for a value equal to: (i) the full notional value of the put for physically settled options; or (ii) the in-the-money value of the put for cash settled options. A Fund may also cover its obligations on a put option by holding a put on the same security and in the same principal amount as the put written where the exercise price of the put held: (i) is equal to or greater than the exercise price of the put written; or (ii) is less than the exercise price of the put written if the difference is maintained by that Fund in cash or other liquid assets in a segregated account with its custodian. The premium paid by the buyer of an option will normally reflect, among other things, the relationship of the exercise price to the market price and the volatility of the underlying security, the remaining term of the option, supply and demand, and interest rates.

A Fund may cover its obligations on a call option by segregating cash or other liquid assets with the Fund’s custodian for a value equal to: (i) the full notional value of the call for physically settled options; or (ii) the in-the-money value of the call for cash settled options. A Fund may also cover its obligations on a written call option by (i) owning the underlying security covered by the call or having an absolute and immediate right to acquire that security without additional cash consideration (or for additional cash consideration held in a segregated account by the Fund’s custodian) upon conversion or exchange of other securities held in its portfolio; or (ii) holding a call on the same security and in the same principal amount as the call written where the exercise price of the call held: (a) is equal to or less than the exercise price of the call written; or (b) is greater than the exercise price of the call written if the difference is maintained by that Fund in cash or other liquid assets in a segregated account with its custodian.

A Fund would write a call option for hedging purposes, instead of writing a covered call option, when the premium to be received from the cross-hedge transaction would exceed that which would be received from writing a covered call option and the portfolio managers and/or investment personnel believe that writing the option would achieve the desired hedge.

The premium paid by the buyer of an option will normally reflect, among other things, the relationship of the exercise price to the market price and the volatility of the underlying security, the remaining term of the option, supply and demand, and interest rates.

The writer of an option may have no control over when the underlying securities must be sold, in the case of a call option, or bought, in the case of a put option, since with regard to certain options, the writer may be assigned an exercise notice at any time prior to the termination of the obligation. Whether or not an option expires unexercised, the writer retains the amount of the premium. This amount, of course, may, in the case of a covered call option, be offset by a decline in the market value of the underlying security during the option period. If a call option is exercised, the writer experiences a profit or loss from the sale of the underlying security. If a put option is exercised, the writer must fulfill the obligation to buy the underlying security at the exercise price, which will usually exceed the then market value of the underlying security.

The writer of an option that wishes to terminate its obligation may effect a “closing purchase transaction.” This is accomplished by buying an option of the same series as the option previously written. The effect of the purchase is that the writer’s position will be canceled by the clearing corporation. However, a writer may not effect a closing purchase transaction after being notified of the exercise of an option. Likewise, an investor who is the holder of an option may liquidate its position by effecting a “closing sale transaction.” This is accomplished by selling an option of the same series as the option previously bought. There is no guarantee that either a closing purchase or a closing sale transaction can be effected.

In the case of a written call option, effecting a closing transaction will permit a Fund to write another call option on the underlying security with either a different exercise price or expiration date or both. In the case of a written put option, such transaction will permit a Fund to write another put option to the extent that the exercise price is secured by deposited liquid assets. Effecting a closing transaction also will permit a Fund to use the cash or proceeds from the concurrent sale of any securities subject to the option for other investments. If a Fund desires to sell a particular security from its portfolio on which it has written a call option, such Fund will effect a closing transaction prior to or concurrent with the sale of the security.

A Fund will realize a profit from a closing transaction if the price of the purchase transaction is less than the premium received from writing the option or the price received from a sale transaction is more than the premium paid to buy the option. A Fund will realize a loss from a closing transaction if the price of the purchase transaction is more than the premium received from writing the option or the price received from a sale transaction is less than the premium paid to buy the option. Because increases in the market price of a call option generally will reflect increases in the market price of the underlying security, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security owned by a Fund.

An option position may be closed out only where a secondary market for an option of the same series exists. If a secondary market does not exist, a Fund may not be able to effect closing transactions in particular options and that Fund would have to exercise the options in order to realize any profit. If a Fund is unable to effect a closing purchase transaction in a secondary market, it will not be able to sell the underlying security until the option expires or it delivers the underlying security upon exercise. The absence of a liquid secondary market may be due to the following: (i) insufficient trading interest in certain options; (ii) restrictions imposed by a national securities exchange (“Exchange”) on which the option is traded on opening or closing transactions or both; (iii) trading halts, suspensions, or other restrictions imposed with respect to particular classes or series of options or underlying securities; (iv) unusual or unforeseen circumstances that interrupt normal operations on an Exchange; (v) the facilities of an Exchange or of the OCC may not at all times be adequate to handle current trading volume; or (vi) one or more Exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that Exchange (or in that class or series of options) would cease to exist, although outstanding options on that Exchange that had been issued by the OCC as a result of trades on that Exchange would continue to be exercisable in accordance with their terms.

A Fund may write options in connection with buy-and-write transactions. In other words, a Fund may buy a security and then write a call option against that security. The exercise price of such call will depend upon the expected price movement of the underlying security. The exercise price of a call option may be below (“in-the-money”), equal to (“at-the-money”), or above (“out-of-the-money”) the current value of the underlying security at the time the option is written. Buy-and-write transactions using in-the-money call options may be used when it is expected that the price of the underlying security will remain flat or decline moderately during the option period. Buy-and-write transactions using at-the-money call options may be used when it is expected that the price of the underlying security will remain fixed or advance moderately during the option period. Buy-and-write transactions using out-of-the-money call options may be used when it is expected that the premiums received from writing the call option plus the appreciation in the market price of the underlying security up to the exercise price will be greater than the appreciation in the price of the underlying security alone. If the call options are exercised in such transactions, a Fund’s maximum gain will be the premium received by it for writing the option, adjusted upwards or downwards by the difference between that Fund’s purchase price of the security and the exercise price. If the options are not exercised and the price of the underlying security declines, the amount of such decline will be offset by the amount of premium received.

The writing of covered put options is similar in terms of risk and return characteristics to buy-and-write transactions. If the market price of the underlying security rises or otherwise is above the exercise price, the put option will expire worthless and a Fund’s gain will be limited to the premium received. If the market price of the underlying security declines or otherwise is below the exercise price, a Fund may elect to close the position or take delivery of the security at the exercise price and that Fund’s return will be the premium received from the put options minus the amount by which the market price of the security is below the exercise price.

A Fund may buy put options to hedge against a decline in the value of its portfolio. By using put options in this way, a Fund will reduce any profit it might otherwise have realized in the underlying security by the amount of the premium paid for the put option and by transaction costs.

A Fund may buy call options to hedge against an increase in the price of securities that it may buy in the future. The premium paid for the call option plus any transaction costs will reduce the benefit, if any, realized by such Fund upon exercise of the option, and, unless the price of the underlying security rises sufficiently, the option may expire worthless to that Fund.

A Fund may write straddles (combinations of put and call options on the same underlying security), which are generally a nonhedging technique used for purposes such as seeking to enhance return. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out than individual options contracts. The straddle rules of the Internal Revenue Code require deferral of certain losses realized on positions of a straddle to the extent that a Fund has unrealized gains in offsetting positions at year end. The holding period of the securities comprising the straddle will be suspended until the straddle is terminated.

Options on Securities Indices. The Funds may also purchase and write exchange-listed and OTC put and call options on securities indices. A securities index measures the movement of a certain group of securities by assigning relative values to the securities. The index may fluctuate as a result of changes in the market values of the securities included in the index. Some securities index options are based on a broad market index, such as the New York Stock Exchange Composite Index, or a narrower market index such as the Standard & Poor’s 100. Indices may also be based on a particular industry, market segment, or certain currencies such as the U.S. Dollar Index or DXY Index.

Options on securities indices are similar to options on securities except that (1) the expiration cycles of securities index options are monthly, while those of securities options are currently quarterly, and (2) the delivery requirements are different. Instead of giving the right to take or make delivery of securities at a specified price, an option on a securities index gives the holder the right to receive a cash “exercise settlement amount” equal to (a) the amount, if any, by which the fixed exercise price of the option exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by (b) a fixed “index multiplier.” Receipt of this cash amount will depend upon the closing level of the securities index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the exercise price of the index and the exercise price of the option times a specified multiple. The writer of the option is obligated, in return for the premium received, to make delivery of this amount. Securities index options may be offset by entering into closing transactions as described above for securities options.

Options on Non-U.S. Securities Indices. The Funds may purchase and write put and call options on foreign securities indices listed on domestic and foreign securities exchanges. The Funds may also purchase and write OTC options on foreign securities indices.

The Funds may, to the extent allowed by federal and state securities laws, invest in options on non-U.S. securities indices instead of investing directly in individual non-U.S. securities. The Funds may also use foreign securities index options for bona fide hedging and non-hedging purposes.

Options on securities indices entail risks in addition to the risks of options on securities. The absence of a liquid secondary market to close out options positions on securities indices may be more likely to occur, although the Funds generally will only purchase or write such an option if Janus Capital or the subadviser, as applicable, believes the option can be closed out. Use of options on securities indices also entails the risk that trading in such options may be interrupted if trading in certain securities included in the index is interrupted. The Funds will not purchase such options unless Janus Capital or the subadviser, as applicable, believes the market is sufficiently developed such that the risk of trading in such options is no greater than the risk of trading in options on securities.

Price movements in a Fund’s portfolio may not correlate precisely with movements in the level of an index and, therefore, the use of options on indices cannot serve as a complete hedge. Because options on securities indices require settlement in cash, the portfolio managers and/or investment personnel may be forced to liquidate portfolio securities to meet settlement obligations. A Fund’s activities in index options may also be restricted by the requirements of the Internal Revenue Code for qualification as a regulated investment company.

In addition, the hours of trading for options on the securities indices may not conform to the hours during which the underlying securities are traded. To the extent that the option markets close before the markets for the underlying securities, significant price and rate movements can take place in the underlying securities markets that cannot be reflected in the option markets. It is impossible to predict the volume of trading that may exist in such options, and there can be no assurance that viable exchange markets will develop or exist.

Other Options. In addition to the option strategies described above and in the Prospectuses, a Fund may purchase and sell a variety of options with non-standard payout structures or other features (“exotic options”). Exotic options are traded OTC and typically have price movements that can vary markedly from simple put or call options. The risks associated with exotic options are that they cannot be as easily priced and may be subject to liquidity risk. While some exotic options have fairly active markets others are mostly thinly traded instruments. Some options are pure two-party transactions and may have no liquidity. Each Fund may treat such instruments as illiquid and will limit its investments in such instruments to no more than 15% of its net assets, when combined with all other illiquid investments of the Fund. A Fund may use exotic options to the extent that they are consistent with the Fund’s investment objective and investment policies, and applicable regulations.

The Funds may purchase and sell exotic options that have values which are determined by the correlation of two or more underlying assets. These types of options include, but are not limited to, outperformance options, yield curve options, or other spread options.

Outperformance Option – An option that pays the holder the difference in the performance of two assets. The value of an outperformance option is based on the relative difference, i.e. the percentage outperformance of one underlying security or index compared to another. Outperformance options allow a Fund to gain leveraged exposure to the percentage price performance of one security or index over another. The holder of an outperformance option will only receive payment under the option contract if a designated underlying asset outperforms the other underlying asset. If outperformance does not occur, the holder will not receive payment. The option may expire worthless despite positive performance by the designated underlying asset. Outperformance options are typically cash settled and have European-style exercise provisions.

Yield Curve Options – An option whose value is based on the yield spread or yield differential between two securities. In contrast to other types of options, a yield curve option is based on the difference between the yields of designated securities, rather than the prices of the individual securities, and is settled through cash payments. Accordingly, a yield curve option is profitable to the holder if this differential widens (in the case of a call) or narrows (in the case of a put), regardless of whether the yields of the underlying securities increase or decrease.

Spread Option – A type of option that derives its value from the price differential between two or more assets, or the same asset at different times or places. Spread options can be written on all types of financial products including equities, bonds and currencies.

Swaps and Swap-Related Products. The Funds may enter into swap agreements or utilize swap-related products, including, but not limited to, total return swaps, equity swaps, interest rate swaps, caps, and floors (either on an asset-based or liability-based basis, depending upon whether it is hedging its assets or its liabilities). Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a day to more than one year. A Fund may enter into swap agreements in an attempt to gain exposure to the stocks making up an index of securities in a market without actually purchasing those stocks, or to hedge a position. The most significant factor in the performance of swap agreements is the change in value of the specific index, security, or currency, or other factors that determine the amounts of payments due to and from a Fund. The Funds will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with a Fund receiving or paying, as the case may be, only the net amount of the two payments). The net amount of the excess, if any, of a Fund’s obligations over its entitlement with respect to each swap will be calculated on a daily basis, and an amount of cash or other liquid assets having an aggregate NAV at least equal to the accrued excess will be maintained in a segregated account by the Fund’s custodian. If a Fund enters into a swap on other than a net basis, it would maintain a segregated account in the full amount accrued on a daily basis of its obligations with respect to the swap.

Swap agreements entail the risk that a party will default on its payment obligations to the Fund. If there is a default by the other party to such a transaction, a Fund normally will have contractual remedies pursuant to the agreements related to the transaction. Swap agreements also bear the risk that a Fund will not be able to meet its obligation to the counterparty.

A Fund normally will not enter into any total return, equity, or interest rate swap, cap, or floor transaction unless the claims-paying ability of the other party thereto meets guidelines established by Janus Capital. Janus Capital’s guidelines may be adjusted in accordance with market conditions. Janus Capital or the subadviser, as applicable, will monitor the creditworthiness of all counterparties on an ongoing basis. Generally, parties that are rated in the highest short-term rating category by an NRSRO will meet Janus Capital’s guidelines. The ratings of NRSROs represent their opinions of the claims-paying ability of entities rated by them. NRSRO ratings are general and are not absolute standards of quality.

The swap market has grown substantially in recent years, with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. Janus Capital has determined that, as a result, the swap market has become relatively liquid. Caps and floors are more recent innovations for which standardized documentation has not yet been developed and, accordingly, they are less liquid than swaps. To the extent a Fund sells (i.e., writes) caps and floors, it will segregate cash or other liquid assets having an aggregate NAV at least equal to the full amount, accrued on a daily basis, of its obligations with respect to any caps or floors.

There is no limit on the amount of total return, equity, or interest rate swap transactions that may be entered into by a Fund. The use of equity swaps is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. Swap transactions may in some instances involve the delivery of securities or other underlying assets by a Fund or its counterparty to collateralize obligations under the swap. Under the documentation currently used in those markets, the risk of loss with respect to swaps is limited to the net amount of the payments that a Fund is contractually obligated to make. If the other party to a swap that is not collateralized defaults, a Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. A Fund may buy and sell (i.e., write) caps and floors, without limitation, subject to the segregation requirement described above.

Another form of a swap agreement is the credit default swap. A Fund may enter into various types of credit default swap agreements (with values not to exceed 10% of the net assets of the Fund) for investment purposes and to add leverage to its portfolio. As the seller in a credit default swap contract, the Fund would be required to pay the par value (the “notional value”) (or other agreed-upon value) of a referenced debt obligation to the counterparty in the event of a default by a third party, such as a U.S. or foreign corporate issuer, on the debt obligation. In return, the Fund would receive from the counterparty a periodic stream of payments over the term of the contract provided that no event of default has occurred. If no default occurs, the Fund would keep the stream of payments and would have no payment obligations. As the seller, the Fund would effectively add leverage to its portfolio because, in addition to its total net assets, that Fund would be subject to investment exposure on the notional value of the swap. The maximum potential amount of future payments (undiscounted) that the Fund as a seller could be required to make in a credit default transaction would be the notional amount of the agreement. A Fund may also purchase credit default swap contracts in order to hedge against the risk of default of debt securities held in its portfolio, in which case the Fund would function as the counterparty referenced in the preceding paragraph. Credit default swaps could result in losses if the Fund does not correctly evaluate the creditworthiness of the company or companies on which the credit default swap is based.

Credit default swap agreements may involve greater risks than if a Fund had invested in the reference obligation directly since, in addition to risks relating to the reference obligation, credit default swaps are subject to illiquidity risk, counterparty risk, and credit risk. A Fund will generally incur a greater degree of risk when it sells a credit default swap option than when it purchases a credit default swap. As a buyer of a credit default swap, the Fund may lose its investment and recover nothing should no credit event occur and the swap is held to its termination date. As seller of a credit default swap, if a credit event were to occur, the value of any deliverable obligation received by the Fund, coupled with the upfront or periodic payments previously received, may be less than what it pays to the buyer, resulting in a loss of value to the Fund.

A Fund may invest in funded (notional value of contract paid up front) or unfunded (notional value only paid in case of default) credit default swaps that are based on an index of credit default swaps (“CDXs”) or other similarly structured products. CDXs are designed to track segments of the credit default swap market and provide investors with exposure to specific reference baskets of issuers of bonds or loans. These instruments have the potential to allow an investor to obtain the same investment exposure as an investor who invests in an individual credit default swap, but with the potential added benefit of diversification. The CDX reference baskets are normally priced daily and rebalanced every six months in conjunction with leading market makers in the credit industry. The liquidity of the market for CDXs is normally subject to liquidity in the secured loan and credit derivatives markets.

A Fund investing in CDXs is normally only permitted to take long positions in these instruments. A Fund holding a long position in CDXs typically receives income from principal or interest paid on the underlying securities. A Fund also normally indirectly bears its proportionate share of any expenses paid by a CDX in addition to the expenses of the Fund. By investing in CDXs, a Fund could be exposed to risks relating to, among other things, the reference obligation, illiquidity risk, counterparty risk, and credit risk.

Options on Swap Contracts. Certain funds may purchase or write covered and uncovered put and call options on swap contracts (“swaptions”). Swaption contracts grant the purchaser the right, but not the obligation, to enter into a swap transaction at preset terms detailed in the underlying agreement within a specified period of time. Entering into a swaption contract involves, to varying degrees, the elements of credit, market, and interest rate risk, associated with both option contracts and swap contracts.

Structured Investments. A structured investment is a security having a return tied to an underlying index or other security or asset class. Structured investments generally are individually negotiated agreements and may be traded over-the-counter. Structured investments are organized and operated to restructure the investment characteristics of the underlying security. This restructuring involves the deposit with or purchase by an entity, such as a corporation or trust, or specified instruments (such as commercial bank loans) and the issuance by that entity of one or more classes of securities (“structured securities”) backed by, or representing interests in, the underlying instruments. The cash flow on the underlying instruments may be apportioned among the newly issued structured securities to create securities with different investment characteristics, such as varying maturities, payment priorities, and interest rate provisions, and the extent of such payments made with respect to structured securities is dependent on the extent of the cash flow on the underlying instruments. Because structured securities typically involve no credit enhancement, their credit risk generally will be equivalent to that of the underlying instruments. Investments in structured securities are generally of a class of structured securities that is either subordinated or unsubordinated to the right of payment of another class. Subordinated structured securities typically have higher yields and present greater risks than unsubordinated structured securities. Structured securities are typically sold in private placement transactions, and there currently is no active trading market for structured securities.

Investments in government and government-related restructured debt instruments are subject to special risks, including the inability or unwillingness to repay principal and interest, requests to reschedule or restructure outstanding debt, and requests to extend additional loan amounts. Structured investments include a wide variety of instruments which are also subject to special risk such as inverse floaters and collateralized debt obligations. Inverse floaters involve leverage which may magnify a Fund’s gains or losses. The risk of collateral debt obligations depends largely on the type of collateral securing the obligations. There is a risk that the collateral will not be adequate to make interest or other payments related to the debt obligation the collateral supports.

Structured instruments that are registered under the federal securities laws may be treated as liquid. In addition, many structured instruments may not be registered under the federal securities laws. In that event, a Fund’s ability to resell such a structured instrument may be more limited than its ability to resell other Fund securities. The Funds may treat such instruments as illiquid and will limit their investments in such instruments to no more than 15% of each Fund’s net assets, when combined with all other illiquid investments of each Fund.

PORTFOLIO TURNOVER

The portfolio turnover rate of a Fund is calculated by dividing the lesser of purchases or sales of portfolio securities (exclusive of purchases or sales of U.S. Government securities and all other securities whose maturities at the time of acquisition were one year or less) by the monthly average of the value of the portfolio securities owned by the Fund during the year. Proceeds from short sales and assets used to cover short positions undertaken are included in the amounts of securities sold and purchased, respectively, during the fiscal year. A 100% portfolio turnover rate would occur, for example, if all of the securities held by a Fund were replaced once during the fiscal year. A Fund cannot accurately predict its turnover rate. Variations in portfolio turnover rates shown may be due to market conditions, changes in the size of a Fund, fluctuating volume of shareholder purchase and redemption orders, the nature of a Fund’s investments, and the investment style and/or outlook of the portfolio managers and/or investment personnel. A Fund’s portfolio turnover rate may be higher when a Fund finds it necessary to significantly change its portfolio to adopt a temporary defensive position or respond to economic or market events. Higher levels of portfolio turnover may result in higher costs for brokerage commissions, dealer mark-ups, and other transaction costs, and may also result in taxable capital gains. Higher costs associated with increased portfolio turnover may offset gains in Fund performance. The following tables summarize the portfolio turnover rates for the Funds for the fiscal years or periods noted.

	Portfolio Turnover Rate for		Portfolio Turnover Rate for		Portfolio Turnover Rate for
	the fiscal year ended		the fiscal year or period ended		the fiscal period ended
Fund Name	September 30, 2011(1)		September 30, 2010(1)		September 30, 2009(1)
Alternative
Janus Global Market Neutral Fund	228%	(2)	140%		148%	(3)
Janus Global Real Estate Fund	68%		14%		19%	(3)
Global & International
Janus Asia Equity Fund	12%	(4)	N/A		N/A
Janus Emerging Markets Fund	211%	(5)	N/A		N/A
Janus Global Life Sciences Fund	54%		46%	(6)	N/A
Janus Global Research Fund	78%		74%	(6)	N/A
Janus Global Select Fund	138%	(7)	127%	(6)(7)	N/A
Janus Global Technology Fund	89%		76%	(6)	N/A
Janus International Equity Fund	77%		132%	(2)(7)	115%	(3)(7)
Janus Overseas Fund	43%		33%	(6)	N/A
Janus Worldwide Fund	94%		94%	(6)	N/A

	Portfolio Turnover Rate for	Portfolio Turnover Rate for		Portfolio Turnover Rate for
	the fiscal year ended	the fiscal year or period ended		the fiscal period ended
Fund Name	September 30, 2011(1)	September 30, 2010(1)		September 30, 2009(1)
Growth & Core
Janus Balanced Fund	94%	83%	(6)	N/A
Janus Contrarian Fund	130% (2)	104%	(6)(7)	N/A
Janus Enterprise Fund	19%	24%	(6)	N/A
Janus Forty Fund	51%	40%		22% (3)
Janus Fund	90%	44%	(6)	N/A
Janus Growth and Income Fund	65%	47%	(6)	N/A
Janus Research Fund	88%	75%	(6)	N/A
Janus Triton Fund	42%	35%	(6)	N/A
Janus Twenty Fund	56%	39%	(6)	N/A
Janus Venture Fund	54%	64%	(6)	N/A
Value
Perkins Global Value Fund	51%	54%	(6)	N/A

(1)	Annualized for periods of less than one full year.

(2)	The increase in the portfolio turnover rate was partially due to a restructuring of the Fund’s portfolio as a result of a change in portfolio management.

(3)	For the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(4)	July 29, 2011 (effective date) to September 30, 2011.

(5)	December 28, 2010 (effective date) to September 30, 2011.

(6)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

(7)	The increase in the portfolio turnover rate was due to changes in the portfolio in response to extremely volatile market conditions and fluctuating shareholder transactions.

	Portfolio Turnover Rate for
	the fiscal year ended
Fund Name	October 31, 2009(1)
Global & International
Janus Global Life Sciences Fund	70%
Janus Global Research Fund	99%
Janus Global Select Fund	125%	(2)
Janus Global Technology Fund	111%	(2)
Janus Overseas Fund	45%
Janus Worldwide Fund	195%	(2)(3)
Growth & Core
Janus Balanced Fund	158%	(2)
Janus Contrarian Fund	80%
Janus Enterprise Fund	41%
Janus Fund	60%
Janus Growth and Income Fund	40%
Janus Research Fund	83%
Janus Triton Fund	50%
Janus Twenty Fund	32%
Janus Venture Fund	40%
Value
Perkins Global Value Fund	62%

(1)	The Funds’ previous fiscal year end.
(2)	The increase in the portfolio turnover rate was due to changes in the portfolio in response to extremely volatile market conditions and fluctuating shareholder transactions.
(3)	The increase in the portfolio turnover rate was partially due to a restructuring of the Fund’s portfolio as a result of a change in portfolio management.

PORTFOLIO HOLDINGS DISCLOSURE POLICIES AND PROCEDURES

The Mutual Fund Holdings Disclosure Policies and Procedures adopted by Janus Capital and all mutual funds managed within the Janus fund complex are designed to be in the best interests of the funds and to protect the confidentiality of the funds’ portfolio holdings. The following describes policies and procedures with respect to disclosure of portfolio holdings.

•	Full Holdings. Each Fund is required to disclose its complete holdings in the quarterly holdings report on Form N-Q within 60 days of the end of each fiscal quarter, and in the annual report and semiannual report to Fund shareholders. These reports (i) are available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) are available without charge, upon request, by calling a Janus representative at 1-800-525-0020 (toll free). Portfolio holdings (excluding derivatives, short positions, and other investment positions), consisting of at least the names of the holdings, are generally available on a calendar quarter-end basis with a 30-day lag. Holdings are generally posted approximately two business days thereafter under Full Holdings for each Fund at janus.com/info (or under each Fund’s Holdings & Details tab at janus.com/allfunds if you hold Class D Shares).

Each Fund may provide, upon request, historical full holdings on a monthly basis for periods prior to the previous quarter-end subject to a written confidentiality agreement.

•	Top Holdings. Each Fund’s top portfolio holdings, in order of position size and as a percentage of a Fund’s total portfolio, are available monthly with a 15-day lag and on a calendar quarter-end basis with a 15-day lag.

•	Other Information. Each Fund may occasionally provide security breakdowns (e.g., industry, sector, regional, market capitalization, and asset allocation), top performance contributors/detractors (consisting of security names in alphabetical order), and specific portfolio level performance attribution information and statistics monthly with a 15-day lag and on a calendar quarter-end basis with a 15-day lag. Top performance contributors/detractors provided at calendar quarter-end may include the percentage of contribution/detraction to Fund performance.

Full portfolio holdings will remain available on the Janus websites at least until a Form N-CSR or Form N-Q is filed with the SEC for the period that includes the date as of which the website information is current. Funds disclose their short positions, if applicable, only to the extent required in regulatory reports. Janus Capital may exclude from publication all or any portion of portfolio holdings or change the time periods of disclosure as deemed necessary to protect the interests of the Janus funds.

The Janus funds’ Trustees, officers, and primary service providers, including investment advisers identified in this SAI, distributors, administrators, transfer agents, custodians, and their respective personnel, may receive or have access to nonpublic portfolio holdings information. In addition, third parties, including but not limited to those that provide services to the Janus funds, Janus Capital, and its affiliates, such as trade execution measurement systems providers, independent pricing services, proxy voting service providers, the funds’ insurers, computer systems service providers, lenders, counsel, accountants/auditors, and rating and ranking organizations may also receive or have access to nonpublic portfolio holdings information. Other recipients of nonpublic portfolio holdings information may include, but may not be limited to, third parties such as consultants, data aggregators, and asset allocation services which calculate information derived from holdings for use by Janus Capital, and which supply their analyses (but not the holdings themselves) to their clients. Such parties, either by agreement or by virtue of their duties, are required to maintain confidentiality with respect to such nonpublic portfolio holdings.

Nonpublic portfolio holdings information may be disclosed to certain third parties upon a good faith determination made by Janus Capital’s Chief Compliance Officer or Ethics Committee that a Janus fund has a legitimate business purpose for such disclosure and the recipient agrees to maintain confidentiality. Preapproval by the Chief Compliance Officer or Ethics Committee is not required for certain routine service providers and in response to regulatory, administrative, and judicial requirements. The Chief Compliance Officer reports to the Janus funds’ Trustees regarding material compliance matters with respect to the portfolio holdings disclosure policies and procedures.

Under extraordinary circumstances, Janus Capital’s Chief Investment Officer(s) or their delegates have the authority to waive one or more provisions of, or make exceptions to, the Mutual Fund Holdings Disclosure Policies and Procedures when in the best interest of the Janus funds and when such waiver or exception is consistent with federal securities laws and applicable fiduciary duties. The frequency with which portfolio holdings are disclosed, as well as the lag time associated with such disclosure, may vary as deemed appropriate under the circumstances. All waivers and exceptions involving any of the Janus funds shall be pre-approved by the Chief Compliance Officer or a designee.

As of the date of this SAI, the following non-affiliated third parties, which consist of service providers and consultants as described above, receive or may have access to nonpublic portfolio holdings information, which may include the full holdings of a fund. Certain of the arrangements below reflect relationships of one or more subadvisers and their products.

Name	Frequency	Lag Time
ACA Compliance Group	As needed	Current
Apex Systems, Inc.	As needed	Current
Aprimo, Inc.	As needed	Current
Barclays Capital Inc.	Daily	Current
Barra, Inc.	Daily	Current
BNP Paribas	Daily	Current
BNP Paribas Prime Brokerage, Inc.	Daily	Current
BNP Securities Corp.	Daily	Current
BNY Mellon Performance and Risk Analytics, LLC	Monthly	Current
Bowne & Company Inc.	Daily	Current
Bowne of Dallas	Semi-annually	Current
Brockhouse & Cooper Inc.	Quarterly	Current
Brown Brothers Harriman & Co.	Daily	Current
Callan Associates Inc.	As needed	Current
Cambridge Associates LLC	Quarterly	Current
Canterbury Consulting Inc.	Monthly	Current
Carr Communications NYC, LLC	As needed	Current
Charles River Brokerage, LLC	As needed	Current
Charles River Systems, Inc.	As needed	Current
Charles Schwab & Co., Inc.	As needed	Current
CMS BondEdge	As needed	Current
Compri Consulting, Inc.	As needed	Current
Consulting Services Group, LLC	As needed	Current
Corporate Compliance Partners LLC	As needed	Current
Deloitte & Touche LLP	As needed	Current
Deloitte Tax LLP	As needed	Current
Deutsche Bank AG, New York Branch	As needed	Current
Eagle Investment Systems Corp.	As needed	Current
Ennis, Knupp & Associates, Inc.	As needed	Current
Envestnet Asset Management Inc.	As needed	Current
Ernst & Young LLP	As needed	Current
FactSet Research Systems, Inc.	As needed	Current
Financial Express Limited	As needed	Current
Financial Models Company, Inc.	As needed	Current
FlexTrade LLC	Daily	Current
FT Interactive Data Corporation	Daily	Current
HeterMedia Services Limited	Monthly	Current
Hewitt Associates LLC	As needed	Current
Imagine Software Inc.	As needed	Current
Infotech Consulting Inc.	Daily	Current
Institutional Shareholder Services, Inc.	Daily	Current
International Data Corporation	Daily	Current
Investment Technology Group, Inc.	Daily	Current
Jeffrey Slocum & Associates, Inc.	As needed	Current
KFORCE Inc.	Daily	Current

Name	Frequency	Lag Time
KPMG LLP	As needed	Current
Lipper Inc.	Quarterly	Current
Marco Consulting Group, Inc.	Monthly	Current
Marquette Associates	As needed	Current
Markit Loans, Inc.	Daily	Current
Mercer Investment Consulting, Inc.	As needed	Current
Moody’s Investors Service Inc.	Weekly	7 days or more
Morningstar, Inc.	As needed	30 days
New England Pension Consultants	Monthly	Current
Nikko AM Americas	As needed	Current
Nomura Funds Research & Technologies America Inc.	As needed	Current
Olmstead Associates, Inc.	Daily	Current
Omgeo LLC	Daily	Current
PricewaterhouseCoopers LLP	As needed	Current
Prima Capital Holding, Inc.	As needed	Current
Prima Capital Management, Inc.	Quarterly	15 days
R.V. Kuhns & Associates	As needed	Current
Reuters America Inc.	Daily	Current
Rocaton Investment Advisors, LLC	As needed	Current
Rogerscasey, Inc.	Quarterly	Current
Russell/Mellon Analytical Services, LLC	Monthly	Current
Sapient Corporation	As needed	Current
SEI Investments	As needed	Current
SimCorp USA, Inc.	As needed	Current
Standard & Poor’s	Daily	Current
Standard & Poor’s Financial Services	Weekly	2 days or more
Standard & Poor’s Securities Evaluation	Daily	Current
State Street Bank and Trust Company	Daily	Current
State Street Global Advisors	Monthly	Current
Stratford Advisory Group, Inc.	As needed	Current
Summit Strategies Group	Monthly; Quarterly	Current
The Yield Book Inc.	Daily	Current
Tower Investment	As needed	30 days
Towers Watson	As needed	Current
TradingScreen Inc.	As needed	Current
Wachovia Securities LLC	As needed	Current
Wall Street On Demand, Inc.	Monthly; Quarterly	30 days; 15 days
Wilshire Associates Incorporated	As needed	Current
Wolters Kluwer Financial Services, Inc.	Monthly	Current
Yanni Partners, Inc.	Quarterly	Current
Zephyr Associates, Inc.	Quarterly	Current

In addition to the categories of persons and names of persons described above who may receive nonpublic portfolio holdings information, brokers executing portfolio trades on behalf of the funds may receive nonpublic portfolio holdings information.

Janus Capital manages other accounts such as separately managed accounts, other pooled investment vehicles, and funds sponsored by companies other than Janus Capital. These other accounts may be managed in a similar fashion to certain Janus funds and thus may have similar portfolio holdings. Such accounts may be subject to different portfolio holdings disclosure policies that permit public disclosure of portfolio holdings information in different forms and at different times than the

Funds’ portfolio holdings disclosure policies. Additionally, clients of such accounts have access to their portfolio holdings, and may not be subject to the Funds’ portfolio holdings disclosure policies.

Investment adviser and subadvisers

INVESTMENT ADVISER – JANUS CAPITAL MANAGEMENT LLC

As stated in the Prospectuses, each Fund has an Investment Advisory Agreement with Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206-4805. Janus Capital is a direct subsidiary of Janus Capital Group Inc. (“JCGI”), a publicly traded company with principal operations in financial asset management businesses. JCGI owns approximately 95% of Janus Capital, with the remaining 5% held by Janus Management Holdings Corporation.

Each Fund’s Advisory Agreement continues in effect from year to year so long as such continuance is approved annually by a majority of the Funds’ Trustees who are not parties to the Advisory Agreements or “interested persons” (as defined by the 1940 Act) of any such party (the “Independent Trustees”), and by either a majority of the outstanding voting shares of each Fund or the Trustees of the Funds. Each Advisory Agreement: (i) may be terminated without the payment of any penalty by a Fund or Janus Capital on 60 days’ written notice; (ii) terminates automatically in the event of its assignment; and (iii) generally, may not be amended without the approval by vote of a majority of the Trustees of the affected Fund, including a majority of the Independent Trustees and, to the extent required by the 1940 Act, the vote of a majority of the outstanding voting securities of that Fund.

Each Advisory Agreement provides that Janus Capital will furnish continuous advice and recommendations concerning the Funds’ investments, provide office space for the Funds, and certain other advisory-related services. Each Fund pays custodian fees and expenses, any brokerage commissions and dealer spreads, and other expenses in connection with the execution of portfolio transactions, legal and audit expenses, interest and taxes, a portion of trade or other investment company dues and expenses, expenses of shareholders’ meetings, mailing of prospectuses, statements of additional information, and reports to shareholders, fees and expenses of all Fund Trustees, other costs of complying with applicable laws regulating the sale of Fund shares, compensation to the Funds’ transfer agent, and other costs, including shareholder servicing costs. As discussed in this section, Janus Capital has delegated certain management duties for certain Funds to Janus Singapore and Perkins pursuant to subadvisory agreements (“Sub-Advisory Agreements”) between Janus Capital and each subadviser.

Janus Capital also serves as administrator and is authorized to perform, or cause others to perform, the administration services necessary for the operation of the Funds, including, but not limited to, NAV determination, portfolio accounting, recordkeeping, blue sky registration and monitoring services, preparation of prospectuses and other Fund documents, and other services for which the Funds reimburse Janus Capital for its out-of-pocket costs. Each Fund also pays for the salaries, fees, and expenses of certain Janus Capital employees and Fund officers, with respect to certain specified administration functions they perform on behalf of the Funds. Administration costs are separate and apart from advisory fees and other expenses paid in connection with the investment advisory services Janus Capital (or any subadviser) provides to each Fund. Some expenses related to compensation payable to the Funds’ Chief Compliance Officer and compliance staff are shared with the Funds.

Many of these costs vary from year to year which can make it difficult to predict the total impact to your Fund’s expense ratio, in particular during times of declining asset values of a Fund. Certain costs may be waived and/or reimbursed by Janus Capital to the Funds pursuant to expense limitation agreements with a Fund.

A discussion regarding the basis for the Trustees’ approval of the Funds’ Investment Advisory Agreements and Sub-Advisory Agreements (as applicable) is included in the Funds’ annual or semiannual report to shareholders. You can request the Funds’ annual or semiannual reports (as they become available), free of charge, by contacting your plan sponsor, broker-dealer, or financial intermediary, or by contacting a Janus representative at 1-877-335-2687 (or 1-800-525-3713 if you hold Class D Shares). The reports are also available, free of charge, at janus.com/info (or janus.com/reports if you hold Class D Shares).

The Funds pay a monthly investment advisory fee to Janus Capital for its services. The fee is based on the average daily net assets of each Fund for Funds with an annual fixed-rate fee, and is calculated at the annual rate. The detail for Funds with this fee structure is shown below under “Average Daily Net Assets of the Fund.” Funds that pay a fee that may adjust up or down based on the Fund’s performance relative to its benchmark index over the performance measurement period have “N/A” in the “Average Daily Net Assets of the Fund” column below. The following table also reflects the Funds’ contractual fixed-rate investment advisory fee rate for Funds with an annual fee based on average daily net assets and the “base fee” rate prior to any performance fee adjustment for Funds that have a performance fee structure.

		Contractual
		Investment Advisory
	Average Daily Net	Fees/Base Fees (%)
Fund Name	Assets of the Fund	(annual rate)
Alternative

Janus Global Market Neutral Fund	All Asset Levels	1.25

Janus Global Real Estate Fund	N/A	0.75

Global & International

Janus Asia Equity Fund	N/A	0.92

Janus Emerging Markets Fund	N/A	1.00

Janus Global Life Sciences Fund	All Asset Levels	0.64

Janus Global Research Fund	N/A	0.64

Janus Global Select Fund	All Asset Levels	0.64

Janus Global Technology Fund	All Asset Levels	0.64

Janus International Equity Fund	N/A	0.68

Janus Overseas Fund	N/A	0.64

Janus Worldwide Fund	N/A	0.60

Growth & Core

Janus Balanced Fund	All Asset Levels	0.55

Janus Contrarian Fund	N/A	0.64

Janus Enterprise Fund	All Asset Levels	0.64

Janus Forty Fund	N/A	0.64

Janus Fund	N/A	0.64

Janus Growth and Income Fund	All Asset Levels	0.60

Janus Research Fund	N/A	0.64

Janus Triton Fund	All Asset Levels	0.64

Janus Twenty Fund	N/A	0.64

Janus Venture Fund	All Asset Levels	0.64

Value

Perkins Global Value Fund	N/A	0.64

PERFORMANCE-BASED INVESTMENT ADVISORY FEE

Applies to Janus Global Research Fund, Janus Worldwide Fund, Janus Contrarian Fund, Janus Research Fund, Janus International Equity Fund, Janus Global Real Estate Fund, Janus Fund, Perkins Global Value Fund, Janus Forty Fund, Janus Twenty Fund, Janus Overseas Fund, Janus Emerging Markets Fund, and Janus Asia Equity Fund only
Effective on the dates shown below, each of Janus Global Research Fund, Janus Worldwide Fund, Janus Contrarian Fund, Janus Research Fund, Janus International Equity Fund, Janus Global Real Estate Fund, Janus Fund, Perkins Global Value Fund, Janus Forty Fund, Janus Twenty Fund, Janus Overseas Fund, Janus Emerging Markets Fund, and Janus Asia Equity Fund implemented an investment advisory fee rate that adjusts up or down based upon each Fund’s performance relative to the cumulative investment record of its respective benchmark index over the performance measurement period. Any performance adjustment commenced or will commence on the date shown below. Prior to the effective date of the performance adjustment, only the base fee applies.

	Effective Date of	Effective Date of
	Performance Fee	First Adjustment
Fund Name	Arrangement	to Advisory Fee
Janus Global Research Fund	01/01/06	01/01/07
Janus Worldwide Fund	02/01/06	02/01/07
Janus Contrarian Fund	02/01/06	02/01/07
Janus Research Fund	02/01/06	02/01/07
Janus International Equity Fund	12/01/06	12/01/07
Janus Global Real Estate Fund	12/01/07	12/01/08
Janus Fund	07/01/10	07/01/11
Perkins Global Value Fund	07/01/10	07/01/11
Janus Forty Fund	07/01/10	01/01/12
Janus Twenty Fund	07/01/10	01/01/12
Janus Overseas Fund	08/01/10	11/01/11
Janus Emerging Markets Fund	01/01/11	01/01/12
Janus Asia Equity Fund	08/01/11	08/01/12

Under the performance-based fee structure, the investment advisory fee paid to Janus Capital by each Fund consists of two components: (1) a base fee calculated by applying the contractual fixed rate of the advisory fee to the Fund’s average daily net assets during the previous month (“Base Fee Rate”), plus or minus (2) a performance-fee adjustment (“Performance Adjustment”) calculated by applying a variable rate of up to 0.15% (positive or negative) to the Fund’s average daily net assets during the applicable performance measurement period. The performance measurement period generally is the previous 36 months, although no Performance Adjustment will be made until the performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund; or 18 months for Janus Forty Fund and Janus Twenty Fund) (“Initial Performance Measurement Period”); and accordingly, only the Fund’s Base Fee Rate applies for the Initial Performance Measurement Period. When the performance-based fee structure has been in effect for at least the Initial Performance Measurement Period, but less than 36 months, the performance measurement period will be equal to the time that has elapsed since the performance-based fee structure took effect. The Base Fee Rate is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued throughout the month. The investment advisory fee is paid monthly in arrears.

The Performance Adjustment may result in an increase or decrease in the investment advisory fee paid by a Fund, depending upon the investment performance of the Fund relative to its benchmark index over the performance measurement period. No Performance Adjustment is applied unless the difference between the Fund’s investment performance and the cumulative investment record of the Fund’s benchmark index is 0.50% or greater (positive or negative) during the applicable performance measurement period. The Base Fee Rate is subject to an upward or downward Performance Adjustment for every full 0.50% increment by which the Fund outperforms or underperforms its benchmark index. Because the Performance Adjustment is tied to a Fund’s performance relative to its benchmark index (and not its absolute performance), the Performance Adjustment could increase Janus Capital’s fee even if the Fund’s shares lose value during the performance measurement period and could decrease Janus Capital’s fee even if the Fund’s shares increase in value during the performance measurement period. For purposes of computing the Base Fee Rate and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the previous month for the Base Fee Rate versus average daily net assets during the performance measurement period for the Performance Adjustment). Performance of a Fund is calculated net of expenses, whereas a Fund’s benchmark index does not have any fees or expenses. Reinvestment of dividends and distributions is included in calculating both the performance of a Fund and the Fund’s benchmark index. Under extreme circumstances involving underperformance by a rapidly shrinking Fund, the dollar amount of the Performance Adjustment could be more than the dollar amount of the Base Fee Rate. In such circumstances, Janus Capital would reimburse the applicable Fund.

The application of an expense limit, if any, will have a positive effect upon a Fund’s performance and may result in an increase in the Performance Adjustment. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.

With the exception of Janus Twenty Fund, the investment performance of a Fund’s Class A Shares (waiving the upfront sales load) for the performance measurement period is used to calculate the Performance Adjustment. For performance measurement periods prior to July 6, 2009, certain Funds calculated their Performance Adjustment by comparing the performance of Class T Shares (formerly named Class J Shares) against the investment record of each Fund’s respective benchmark index. For periods beginning July 6, 2009, the investment performance of each Fund’s Class A Shares (waiving the upfront sales load) for the performance measurement period is used to calculate the Performance Adjustment. After Janus Capital determines whether a particular Fund’s performance was above or below its benchmark index by comparing the investment performance of the Fund’s load-waived Class A Shares, or Class T Shares (formerly named Class J Shares) as the case may be, against the cumulative investment record of that Fund’s benchmark index, Janus Capital applies the same Performance Adjustment (positive or negative) across each other class of shares of the Fund.

As noted, for certain Funds, effective July 6, 2009, the investment performance of the Fund’s load-waived Class A Shares is used to calculate the Performance Adjustment. However, because the Fund’s Performance Adjustment is based upon a rolling 36-month performance measurement period, calculations based on the Fund’s load-waived Class A Shares will not be fully implemented for 36 months after July 6, 2009. During this transition period, the Fund’s performance will be compared to a blended investment performance record that includes the Fund’s Class T Shares (formerly named Class J Shares) performance (the prior share class used for performance calculations) for the portion of the performance measurement period prior to July 6, 2009, and the Fund’s load-waived Class A Shares for the remainder of the period. At the conclusion of the transition period, the Fund’s Class T Shares will be eliminated from the Performance Adjustment calculation, and the calculation will be based solely upon the Fund’s load-waived Class A Shares.

Because Janus Twenty Fund does not offer Class A Shares, the investment performance of the Fund’s Class T Shares (formerly named Class J Shares) will be used for purposes of calculating the Fund’s Performance Adjustment. After Janus Capital determines whether Janus Twenty Fund’s performance was above or below its benchmark index by comparing the investment performance of the Fund’s Class T Shares against the cumulative investment record of the Fund’s benchmark index, Janus Capital will apply the same Performance Adjustment (positive or negative) across any other class of shares of Janus Twenty Fund.

The Trustees may determine that a class of shares of a Fund other than Class A Shares (Class T Shares for Janus Twenty Fund) is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares is substituted in calculating the Performance Adjustment, the use of that successor class of shares may apply to the entire performance measurement period so long as the successor class was outstanding at the beginning of such period. If the successor class of shares was not outstanding for all or a portion of the performance measurement period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the successor class was outstanding, and any prior portion of the performance measurement period would be calculated using the class of shares previously designated. Any change to the class of shares used to calculate the Performance Adjustment is subject to applicable law.

The Trustees may from time to time determine that another securities index for a Fund is a more appropriate benchmark index for purposes of evaluating the performance of that Fund. In that event, the Trustees may approve the substitution of a successor index for the Fund’s benchmark index. However, the calculation of the Performance Adjustment for any portion of the performance measurement period prior to the adoption of the successor index will still be based upon the Fund’s performance compared to its former benchmark index. Any change to a particular Fund’s benchmark index for purposes of calculating the Performance Adjustment is subject to applicable law. It is currently the position of the staff of the SEC (the “Staff”) that any changes to a Fund’s benchmark index will require shareholder approval. If there is a change in the Staff’s position, the Trustees intend to notify shareholders of such change in position at such time as the Trustees may determine that a change in a Fund’s benchmark index is appropriate.

Under certain circumstances, the Trustees may, without the prior approval of Fund shareholders, implement changes to the performance fee structure of a Fund as discussed above, subject to applicable law.

Effective July 1, 2010, the FTSE EPRA/NAREIT Global Index became Janus Global Real Estate Fund’s benchmark index for purposes of measuring the Fund’s performance and calculating the Performance Adjustment to the investment advisory fee paid by the Fund to Janus Capital. However, because the Fund’s Performance Adjustment is based upon a rolling 36-month performance measurement period, comparisons to the FTSE EPRA/NAREIT Global Index will not be fully implemented until 36 months after July 1, 2010. During this transition period, the Fund’s returns will be compared to a blended index return that reflects a measurement of the Fund’s performance relative to the FTSE EPRA/NAREIT Developed Index, the Fund’s prior benchmark index, for the portion of the performance measurement period prior to July 1, 2010, and a measurement of the Fund’s performance relative to the performance of the FTSE EPRA/NAREIT Global Index for periods following July 1, 2010. For periods through July 1, 2013, the performance measurement period will reflect one less month of Performance Adjustment to the FTSE EPRA/NAREIT Developed Index. At the conclusion of the transition period, the FTSE EPRA/NAREIT Developed Index will be eliminated from the Performance Adjustment calculation, and the calculation will include only the Fund’s performance relative to the FTSE EPRA NAREIT Global Index.

It is not possible to predict the effect of the Performance Adjustment on future overall compensation to Janus Capital since it will depend on the performance of each Fund relative to the record of the Fund’s benchmark index and future changes to the size of each Fund.

If the average daily net assets of a Fund remain constant during a 36-month performance measurement period, current net assets will be the same as average net assets over the performance measurement period and the maximum Performance Adjustment will be equivalent to 0.15% of current net assets. When current net assets vary from net assets over the 36-month performance measurement period, the Performance Adjustment, as a percentage of current assets, may vary significantly, including at a rate more or less than 0.15%, depending upon whether the net assets of the Fund had been increasing or decreasing (and the amount of such increase or decrease) during the performance measurement period. Note that if net assets for a Fund were increasing during the performance measurement period, the total performance fee paid, measured in dollars, would be more than if that Fund had not increased its net assets during the performance measurement period.

Suppose, for example, that the Performance Adjustment was being computed after the assets of a Fund had been shrinking. Assume its monthly Base Fee Rate was 1/12th of 0.60% of average daily net assets during the previous month. Assume also that average daily net assets during the 36-month performance measurement period were $500 million, but that average daily net assets during the preceding month were just $200 million.

The Base Fee Rate would be computed as follows:

$200 million x 0.60% ÷ 12 = $100,000

If the Fund outperformed or underperformed its benchmark index by an amount which triggered the maximum Performance Adjustment, the Performance Adjustment would be computed as follows:

$500 million x 0.15% ÷ 12 = $62,500, which is approximately 1/12th of 0.375% of $200 million.

If the Fund had outperformed its benchmark index, the total advisory fee rate for that month would be $162,500, which is approximately 1/12th of 0.975% of $200 million.

If the Fund had underperformed its benchmark index, the total advisory fee rate for that month would be $37,500, which is approximately 1/12th of 0.225% of $200 million.

Therefore, the total advisory fee rate for that month, as a percentage of average net assets during the preceding month, would be approximately 1/12th of 0.975% in the case of outperformance, or approximately 1/12th of 0.225% in the case of underperformance. Under extreme circumstances involving underperformance by a rapidly shrinking Fund, the dollar amount of the Performance Adjustment could be more than the dollar amount of the Base Fee Rate. In such circumstances, Janus Capital would reimburse the applicable Fund.

By contrast, the Performance Adjustment would be a smaller percentage of current assets if the net assets of the Fund were increasing during the performance measurement period. Suppose, for example, that the Performance Adjustment was being computed after the assets of a Fund had been growing. Assume its average daily net assets during the 36-month performance measurement period were $500 million, but that average daily net assets during the preceding month were $800 million.

The Base Fee Rate would be computed as follows:

$800 million x 0.60% ÷ 12 = $400,000

If the Fund outperformed or underperformed its benchmark index by an amount which triggered the maximum Performance Adjustment, the Performance Adjustment would be computed as follows:

$500 million x 0.15% ÷ 12 = $62,500, which is approximately 1/12th of 0.094% of $800 million.

If the Fund had outperformed its benchmark index, the total advisory fee rate for that month would be $462,500, which is approximately 1/12th of 0.694% of $800 million.

If the Fund had underperformed its benchmark index, the total advisory fee rate for that month would be $337,500, which is approximately 1/12th of 0.506% of $800 million.

Therefore, the total advisory fee rate for that month, as a percentage of average net assets during the preceding month, would be approximately 1/12th of 0.694% in the case of outperformance, or approximately 1/12th of 0.506% in the case of underperformance.

The Base Fee Rate for each Fund and the Fund’s benchmark index used for purposes of calculating the Performance Adjustment are shown in the following table:

		Base Fee Rate (%)
Fund Name	Benchmark Index	(annual rate)
Janus Global Research Fund	MSCI World Growth Index(1)	0.64
Janus Worldwide Fund	MSCI World Indexsm(2)	0.60
Janus Contrarian Fund	S&P 500® Index(3)	0.64
Janus Research Fund	Russell 1000® Growth Index(4)	0.64
Janus International Equity Fund	MSCI EAFE® Index(5)	0.68
Janus Global Real Estate Fund	FTSE EPRA/NAREIT Global Index(6)	0.75
Janus Fund	Core Growth Index(7)	0.64
Perkins Global Value Fund	MSCI World Indexsm(2)	0.64	(8)
Janus Forty Fund	Russell 1000® Growth Index(4)	0.64
Janus Twenty Fund	Russell 1000® Growth Index(4)	0.64
Janus Overseas Fund	MSCI All Country World ex-U.S. Indexsm(9)	0.64
Janus Emerging Markets Fund	MSCI Emerging Markets Indexsm(10)	1.00
Janus Asia Equity Fund	MSCI All Country Asia ex-Japan Index(11)	0.92	(12)

(1)	The MSCI World Growth Index measures the performance of growth stocks in developed countries throughout the world. The index includes reinvestment of dividends, net of foreign withholding taxes.
(2)	The MSCI World Indexsm is a market capitalization weighted index composed of companies representative of the market structure of developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.
(3)	The Standard & Poor’s (“S&P”) 500® Index is a commonly recognized market-capitalization weighted index of 500 widely held equity securities, designed to measure broad U.S. equity performance.
(4)	The Russell 1000® Growth Index measures the performance of those Russell 1000® companies with higher price-to-book ratios and higher forecasted growth values.
(5)	The MSCI EAFE® Index is a market capitalization weighted index composed of companies representative of the market structure of developed market countries in Europe, Australasia, and the Far East. The index includes reinvestment of dividends, net of foreign withholding taxes.
(6)	As previously noted, effective July 1, 2010, Janus Global Real Estate Fund’s benchmark changed from the FTSE EPRA/NAREIT Developed Index to the FTSE EPRA/NAREIT Global Index for purposes of measuring the Fund’s performance and calculating the Performance Adjustment. The FTSE EPRA/NAREIT Global Index is a global market capitalization weighted index composed of listed real estate securities in the North American, European, Asian, and South American real estate markets including both developed and emerging markets.
(7)	The Core Growth Index is an internally-calculated, hypothetical combination of unmanaged indices that combines total returns from the Russell 1000® Growth Index (50%) and the S&P 500® Index (50%).
(8)	Janus Capital pays Perkins, the Fund’s subadviser, a fee for its services provided pursuant to a Sub-Advisory Agreement between Janus Capital and Perkins, on behalf of the Fund. The subadvisory fee paid by Janus Capital to Perkins adjusts up or down based on the Fund’s performance relative to its benchmark index over the performance measurement period. Under the Sub-Advisory Agreement, Janus Capital pays Perkins a fee equal to 50% of the investment advisory fee paid by the Fund to Janus Capital (net of any performance fee adjustments and reimbursements of expenses incurred or fees waived by Janus Capital).
(9)	The MSCI All Country World ex-U.S. Indexsm is an unmanaged, free float-adjusted, market capitalization weighted index composed of stocks of companies located in countries throughout the world, excluding the United States. It is designed to measure equity market performance in global developed and emerging markets. The index includes reinvestment of dividends, net of foreign withholding taxes.
(10)	The MSCI Emerging Markets Indexsm is a free float-adjusted, market capitalization index that is designed to measure equity market performance in the global emerging markets. The index includes reinvestment of dividends, net of foreign withholding taxes.
(11)	The MSCI All Country Asia ex-Japan Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. The index includes reinvestment of dividends, net of foreign withholding taxes.
(12)	Janus Capital pays Janus Singapore, the Fund’s subadviser, a fee for its services provided pursuant to a Sub-Advisory Agreement between Janus Capital and Janus Singapore, on behalf of the Fund. The subadvisory fee paid by Janus Capital to Janus Singapore adjusts up or down based on the Fund’s performance relative to its benchmark index over the performance measurement period. Under the Sub-Advisory Agreement, Janus Capital pays Janus Singapore a fee equal to 50% of the investment advisory fee paid by the Fund to Janus Capital (net of any performance fee adjustments and reimbursements of expenses incurred or fees waived by Janus Capital).

The following hypothetical examples illustrate the application of the Performance Adjustment for each Fund. The examples assume that the average daily net assets of the Fund remain constant during a 36-month performance measurement period. The Performance Adjustment would be a smaller percentage of current assets if the net assets of the Fund were increasing during the performance measurement period, and a greater percentage of current assets if the net assets of the Fund were decreasing during the performance measurement period. All numbers in the examples are rounded to the nearest hundredth percent. The net assets of each Fund as of the fiscal year ended September 30, 2011 are shown below.

Fund Name	Net Assets (000s)
Janus Global Research Fund	$236,460
Janus Worldwide Fund	$1,853,555
Janus Contrarian Fund	$2,447,893
Janus Research Fund	$2,933,749
Janus International Equity Fund	$194,285
Janus Global Real Estate Fund	$53,708
Janus Fund	$7,218,540
Perkins Global Value Fund	$95,329
Janus Forty Fund	$3,883,102
Janus Twenty Fund	$7,117,387
Janus Overseas Fund	$8,587,140
Janus Emerging Markets Fund	$13,612
Janus Asia Equity Fund	$4,130

Examples: Janus Global Research Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 6.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI World Growth Index.

Example 1: Fund Outperforms Its Benchmark Index By 6.00%

If the Fund has outperformed the MSCI World Growth Index by 6.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI World Growth Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 6.00%

If the Fund has underperformed the MSCI World Growth Index by 6.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Janus Worldwide Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 6.00% over the same period. The

Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI World Indexsm.

Example 1: Fund Outperforms Its Benchmark Index By 6.00%

If the Fund has outperformed the MSCI World Indexsm by 6.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.60%	1/12th of 0.15%	1/12th of 0.75%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI World Indexsm during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.60%	0.00	1/12th of 0.60%

Example 3: Fund Underperforms Its Benchmark Index By 6.00%

If the Fund has underperformed the MSCI World Indexsm by 6.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.60%	1/12th of -0.15%	1/12th of 0.45%

Examples: Janus Contrarian Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 7.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the S&P 500® Index.

Example 1: Fund Outperforms Its Benchmark Index By 7.00%

If the Fund has outperformed the S&P 500® Index by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the S&P 500® Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 7.00%

If the Fund has underperformed the S&P 500® Index by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Janus Research Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 5.00% over the same period. The

Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the Russell 1000® Growth Index.

Example 1: Fund Outperforms Its Benchmark Index By 5.00%

If the Fund has outperformed the Russell 1000® Growth Index by 5.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the Russell 1000® Growth Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 5.00%

If the Fund has underperformed the Russell 1000® Growth Index by 5.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Janus International Equity Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 7.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI EAFE® Index.

Example 1: Fund Outperforms Its Benchmark Index By 7.00%

If the Fund has outperformed the MSCI EAFE® Index by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.68%	1/12th of 0.15%	1/12th of 0.83%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI EAFE® Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.68%	0.00	1/12th of 0.68%

Example 3: Fund Underperforms Its Benchmark Index By 7.00%

If the Fund has underperformed the MSCI EAFE® Index by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.68%	1/12th of -0.15%	1/12th of 0.53%

Examples: Janus Global Real Estate Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark indices by 4.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the FTSE EPRA/NAREIT Developed Index (for periods prior to July 1, 2010) and the FTSE EPRA/NAREIT Global Index (for periods commencing July 1, 2010). The sum of the percentage changes in these two benchmark indices is used for purposes of calculating the Performance Adjustment.

Example 1: Fund Outperforms Its Benchmark Indices By 4.00%

If the Fund has outperformed the Indices by 4.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.75%	1/12th of 0.15%	1/12th of 0.90%

Example 2: Fund Performance Tracks Its Benchmark Indices

If the Fund performance has tracked the performance of the Indices during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.75%	0.00	1/12th of 0.75%

Example 3: Fund Underperforms Its Benchmark Indices By 4.00%

If the Fund has underperformed the Indices by 4.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.75%	1/12th of -0.15%	1/12th of 0.60%

Examples: Janus Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 4.50% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the Core Growth Index, which is calculated using an equal weighting (50% / 50%) of the Russell 1000® Growth Index and the S&P 500® Index.

Example 1: Fund Outperforms Its Benchmark Index By 4.50%

If the Fund has outperformed the Core Growth Index by 4.50% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the Core Growth Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 4.50%

If the Fund has underperformed the Core Growth Index by 4.50% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Perkins Global Value Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 7.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI World Indexsm.

Example 1: Fund Outperforms Its Benchmark Index By 7.00%

If the Fund has outperformed the MSCI World Indexsm by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI World Indexsm during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 7.00%

If the Fund has underperformed the MSCI World Indexsm by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Under the terms of the current Sub-Advisory Agreement between Janus Capital and Perkins, on behalf of Perkins Global Value Fund, Janus Capital pays Perkins a fee equal to 50% of the advisory fee paid by the Fund to Janus Capital (plus or minus half of any performance fee adjustment, and net of any reimbursement of expenses incurred or fees waived by Janus Capital). This means that the subadvisory fee rate for fees paid by Janus Capital to Perkins will adjust up or down in line with the advisory fee rate for fees paid by the Fund to Janus Capital based on the Fund’s Class A Shares’ (waiving the upfront sales load) performance compared to the investment record of the MSCI World Indexsm.

Examples: Janus Forty Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 8.50% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the Russell 1000® Growth Index.

Example 1: Fund Outperforms Its Benchmark Index By 8.50%

If the Fund has outperformed the Russell 1000® Growth Index by 8.50% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the Russell 1000® Growth Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 8.50%

If the Fund has underperformed the Russell 1000® Growth Index by 8.50% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Janus Twenty Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 8.50% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class T Shares compared to the cumulative investment record of the Russell 1000® Growth Index.

Example 1: Fund Outperforms Its Benchmark Index By 8.50%

If the Fund has outperformed the Russell 1000® Growth Index by 8.50% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the Russell 1000® Growth Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 8.50%

If the Fund has underperformed the Russell 1000® Growth Index by 8.50% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Janus Overseas Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 7.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI All Country World ex-U.S. Indexsm.

Example 1: Fund Outperforms Its Benchmark Index By 7.00%

If the Fund has outperformed the MSCI All Country World ex-U.S. Indexsm by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of 0.15%	1/12th of 0.79%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI All Country World ex-U.S. Indexsm during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	0.00	1/12th of 0.64%

Example 3: Fund Underperforms Its Benchmark Index By 7.00%

If the Fund has underperformed the MSCI All Country World ex-U.S. Indexsm by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.64%	1/12th of -0.15%	1/12th of 0.49%

Examples: Janus Emerging Markets Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 6.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI Emerging Markets Indexsm.

Example 1: Fund Outperforms Its Benchmark Index By 6.00%

If the Fund has outperformed the MSCI Emerging Markets Indexsm by 6.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 1.00%	1/12th of 0.15%	1/12th of 1.15%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI Emerging Markets Indexsm during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 1.00%	0.00	1/12th of 1.00%

Example 3: Fund Underperforms Its Benchmark Index By 6.00%

If the Fund has underperformed the MSCI Emerging Markets Indexsm by 6.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 1.00%	1/12th of -0.15%	1/12th of 0.85%

Because the Fund is a newer fund that commenced operations on December 28, 2010, the net assets of the Fund are expected to be increasing during the performance measurement period, which is likely to result in a Performance Adjustment that will be a smaller percentage of the Fund’s current assets than would be the case if the Fund’s net assets remained constant during the entire performance measurement period.

Examples: Janus Asia Equity Fund
The monthly maximum positive or negative Performance Adjustment of 1/12th of 0.15% of average net assets during the prior 36 months occurs if the Fund outperforms or underperforms its benchmark index by 7.00% over the same period. The Performance Adjustment is made in even increments for every 0.50% difference in the investment performance of the Fund’s Class A Shares (waiving the upfront sales load) compared to the cumulative investment record of the MSCI All Country Asia ex-Japan Index.

Example 1: Fund Outperforms Its Benchmark Index By 7.00%

If the Fund has outperformed the MSCI All Country Asia ex-Japan Index by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.92%	1/12th of 0.15%	1/12th of 1.07%

Example 2: Fund Performance Tracks Its Benchmark Index

If the Fund performance has tracked the performance of the MSCI All Country Asia ex-Japan Index during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

		Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.92%	0.00	1/12th of 0.92%

Example 3: Fund Underperforms Its Benchmark Index By 7.00%

If the Fund has underperformed the MSCI All Country Asia ex-Japan Index by 7.00% during the preceding 36 months, the Fund would calculate the investment advisory fee as follows:

Total Advisory Fee Rate
Base Fee Rate	Performance Adjustment Rate	for that Month
1/12th of 0.92%	1/12th of -0.15%	1/12th of 0.77%

Because the Fund is a newer fund that commenced operations on July 29, 2011, the net assets of the Fund are expected to be increasing during the performance measurement period, which is likely to result in a Performance Adjustment that will be a smaller percentage of the Fund’s current assets than would be the case if the Fund’s net assets remained constant during the entire performance measurement period.

Under the terms of the current Sub-Advisory Agreement between Janus Capital and Janus Singapore, on behalf of Janus Asia Equity Fund, Janus Capital pays Janus Singapore a fee equal to 50% of the advisory fee paid by the Fund to Janus Capital (plus or minus half of any performance fee adjustment, and net of any reimbursement of expenses incurred or fees waived by Janus Capital). This means that the subadvisory fee rate for fees paid by Janus Capital to Janus Singapore will adjust up or down in line with the advisory fee rate for fees paid by the Fund to Janus Capital based on the Fund’s Class A Shares’ (waiving the upfront sales load) performance compared to the investment record of the MSCI All Country Asia ex-Japan Index.

EXPENSE LIMITATIONS

Janus Capital agreed by contract to waive the advisory fee payable by each Fund listed in the following table in an amount equal to the amount, if any, that such Fund’s normal operating expenses in any fiscal year, including the investment advisory fee, but excluding any performance adjustments to management fees, distribution and shareholder servicing fees (12b-1) applicable to Class A Shares, Class C Shares, Class R Shares, and Class S Shares, the administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees), brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses, exceed the annual rate shown below. For information about how these expense limits affect the total expenses of each class of the Funds, refer to the “Fees and Expenses of the Fund” table in each Fund Summary of each Prospectus. Provided that Janus Capital remains investment adviser to the Funds, Janus Capital has agreed to continue each waiver until at least February 1, 2013.

	Expense Limit
Fund Name	Percentage (%)
Alternative
Janus Global Market Neutral Fund	1.75
Janus Global Real Estate Fund	1.25	(1)
Global & International
Janus Asia Equity Fund	1.25	(1)
Janus Emerging Markets Fund	1.25	(1)
Janus Global Research Fund	1.00	(1)
Janus Global Select Fund	0.90
Janus International Equity Fund	1.25	(1)
Janus Overseas Fund	0.92	(1)
Janus Worldwide Fund	1.00	(1)
Growth & Core
Janus Balanced Fund	0.76
Janus Contrarian Fund	0.89	(1)
Janus Enterprise Fund	0.90
Janus Forty Fund	0.78	(1)
Janus Fund	0.78	(1)
Janus Growth and Income Fund	0.70
Janus Triton Fund	1.05
Janus Venture Fund	1.05

(1)	Effective January 1, 2006 for Janus Global Research Fund, February 1, 2006 for Janus Worldwide Fund and Janus Contrarian Fund, December 1, 2006 for Janus International Equity Fund, December 1, 2007 for Janus Global Real Estate Fund, July 1, 2010 for Janus Fund and Janus Forty Fund, August 1, 2010 for Janus Overseas Fund, January 1, 2011 for Janus Emerging Markets Fund, and August 1, 2011 for Janus Asia Equity Fund, each Fund has a performance-based investment advisory fee with a rate that adjusts up or down based upon each Fund’s performance relative to its respective benchmark index over the performance measurement period. Additional details are included in the “Performance-Based Investment Advisory Fee” section of this SAI. Because a fee waiver will have a positive effect upon the Fund’s performance, a fee waiver that is in place during the period when the performance adjustment applies may affect the performance adjustment in a way that is favorable to Janus Capital. Unless terminated, revised, or extended, each Fund’s expense limit will be in effect until February 1, 2013.

The following tables summarize the investment advisory fees paid by each Fund and any advisory fee waivers pursuant to the investment advisory fee agreement in effect during the fiscal years or periods noted.

	September 30, 2011					September 30, 2010					September 30, 2009					July 31, 2009
	Advisory					Advisory					Advisory					Advisory		Waivers(−)/
Fund Name	Fees		Waivers(−)			Fees		Waivers(−)			Fees		Waivers(−)			Fees		Recoupment
Alternative
Janus Global Market																		−$	10,176/
Neutral Fund	$917,462		−$	3,377		$1,556,991		−$	178,178		$395,127	(1)		$—	(1)	$5,501,369	(2)		$313	(2)
Janus Global Real Estate Fund	$534,976			$—		$205,788		−$	107,979		$18,152	(1)	−$	18,152	(1)(3)	$44,102	(2)	−$	44,102	(2)(3)
Global & International
Janus Asia Equity Fund	$7,392	(4)	−$	7,392	(3)(4)	N/A			N/A		N/A			N/A		N/A			N/A
Janus Emerging Markets Fund	$109,805	(5)	−$	109,805	(3)(5)	N/A			N/A		N/A			N/A		N/A			N/A
Janus Global Life Sciences Fund	$4,448,855			N/A		$3,945,704	(6)		N/A		N/A			N/A		N/A			N/A
Janus Global Research Fund	$2,042,857			$—		$1,601,831	(6)		$—	(6)	N/A			N/A		N/A			N/A
Janus Global Select Fund	$22,674,687			$—		$20,365,180	(6)		$—	(6)	N/A			N/A		N/A			N/A
Janus Global Technology Fund	$5,744,809			N/A		$4,593,999	(6)		N/A		N/A			N/A		N/A			N/A

	September 30, 2011			September 30, 2010					September 30, 2009				July 31, 2009
	Advisory			Advisory					Advisory				Advisory		Waivers(−)/
Fund Name	Fees	Waivers(−)		Fees		Waivers(−)			Fees		Waivers(−)		Fees		Recoupment
Janus International Equity Fund	$2,018,623		$—	$1,568,685			$—		$207,161	(1)	$—	(1)	$910,405	(2)		$—	(2)
Janus Overseas Fund	$85,872,808		$—	$67,862,594	(6)	−$	201,500	(6)	N/A		N/A		N/A			N/A
Janus Worldwide Fund	$15,777,514		$—	$12,263,614	(6)	−$	23,511	(6)	N/A		N/A		N/A			N/A
Growth & Core
Janus Balanced Fund	$36,527,151		$—	$27,461,678	(6)		$—	(6)	N/A		N/A		N/A			N/A
Janus Contrarian Fund	$17,634,095		$—	$22,573,040	(6)		$—	(6)	N/A		N/A		N/A			N/A
Janus Enterprise Fund	$17,054,469		$—	$14,334,485	(6)	−$	302,303	(6)	N/A		N/A		N/A			N/A
Janus Forty Fund	$38,649,534	−$	32,777	$40,679,565		−$	963,713		$5,985,828	(1)	$—	(1)	$28,102,563	(2)	−$	1,560,885	(2)
Janus Fund	$50,403,250	−$	583,922	$50,619,015	(6)	−$	289,194	(6)	N/A		N/A		N/A			N/A
Janus Growth and Income Fund	$23,279,803	−$	10,809	$21,141,364	(6)	−$	10,905	(6)	N/A		N/A		N/A			N/A
Janus Research Fund	$19,727,260		N/A	$19,575,715	(6)		N/A		N/A		N/A		N/A			N/A
Janus Triton Fund	$10,904,248		$—	$2,984,598	(6)		$—	(6)	N/A		N/A		N/A			N/A
Janus Twenty Fund	$56,394,266		N/A	$53,614,127	(6)		N/A		N/A		N/A		N/A			N/A
Janus Venture Fund	$7,719,016		$—	$5,950,188	(6)		N/A		N/A		N/A		N/A			N/A
Value
Perkins Global Value Fund	$629,147		N/A	$583,183	(6)		N/A		N/A		N/A		N/A			N/A

(1)	For the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(2)	The Fund’s or predecessor fund’s previous fiscal year end.

(3)	The fee waiver by Janus Capital exceeded the advisory fee.

(4)	July 29, 2011 (effective date) to September 30, 2011.

(5)	December 28, 2010 (effective date) to September 30, 2011.

(6)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

	October 31, 2009(1)			October 31, 2008(1)
Fund Name	Advisory Fees	Waivers(−)		Advisory Fees	Waivers(−)
Global & International
Janus Global Life Sciences Fund	$3,951,384		N/A	$5,333,729	N/A
Janus Global Research Fund	$1,247,901	−$	1	$1,901,921	$—
Janus Global Select Fund	$16,733,322	−$	6,442	$29,960,291	N/A
Janus Global Technology Fund	$3,732,270		N/A	$5,266,654	N/A
Janus Overseas Fund	$38,343,958	−$	43,066	$58,814,747	N/A
Janus Worldwide Fund	$10,392,924	−$	730	$18,638,446	N/A
Growth & Core
Janus Balanced Fund	$17,030,046		$—	$14,917,536	N/A
Janus Contrarian Fund	$24,048,033	−$	75,436	$54,842,153	N/A
Janus Enterprise Fund	$10,106,796	−$	31,333	$12,885,701	N/A
Janus Fund	$46,943,494	−$	2,203	$69,966,745	N/A
Janus Growth and Income Fund	$20,168,797	−$	15,958	$33,599,579	N/A
Janus Research Fund	$17,670,660		N/A	$32,041,183	N/A
Janus Triton Fund	$1,277,944	−$	4,970	$907,910	$—
Janus Twenty Fund	$49,894,228		N/A	$74,737,057	N/A
Janus Venture Fund	$4,968,303		N/A	$8,118,656	N/A
Value
Perkins Global Value Fund	$543,001		N/A	$873,746	N/A

(1)	The Funds’ previous fiscal year end.

SUBADVISERS

Janus Capital has entered into Sub-Advisory Agreements on behalf of Janus Asia Equity Fund and Perkins Global Value Fund.

JANUS CAPITAL SINGAPORE PTE. LIMITED

Janus Capital has entered into a Sub-Advisory Agreement with Janus Capital Singapore Pte. Limited, #36-02 AXA Tower, 8 Shenton Way, Singapore 068811, on behalf of Janus Asia Equity Fund.

Janus Singapore has been in the investment advisory business since 2011. Janus Singapore also serves as subadviser to offshore investment funds. Janus Singapore is a wholly-owned subsidiary of Janus Capital.

Under the Sub-Advisory Agreement between Janus Capital and Janus Singapore, Janus Singapore is responsible for the day-to-day investment operations of Janus Asia Equity Fund. Investments will be acquired, held, disposed of or loaned, consistent with the investment objectives, policies and restrictions established by the Trustees and set forth in the Trust’s registration statement. Janus Singapore: (i) manages the investment operations of the Fund; (ii) keeps Janus Capital fully informed as to the valuation of assets of the Fund, its condition, investment decisions and considerations; (iii) maintains all books and records required under federal securities law relating to day-to-day portfolio management of the Fund; (iv) performs certain limited related administrative functions; and (v) provides the Trustees and Janus Capital with economic, operational, and investment data and reports. The Sub-Advisory Agreement provides that Janus Singapore shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful malfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under the Sub-Advisory Agreement and except to the extent otherwise provided by law.

Under the Sub-Advisory Agreement, Janus Capital pays Janus Singapore a fee equal to 50% of the advisory fee payable by Janus Asia Equity Fund to Janus Capital (calculated after any applicable performance fee adjustment, fee waivers, and expense reimbursements).

The Sub-Advisory Agreement with Janus Singapore will continue in effect for an initial term through February 2013, and then from year to year thereafter if such continuation is specifically approved at least annually by the Trustees or by vote of a majority of the outstanding shares of the Fund, and in either case by vote of a majority of the Independent Trustees of the Fund. The Sub-Advisory Agreement is subject to termination at any time by Janus Capital or Janus Singapore by giving 90 days’ advance written notice to the other party (Janus Singapore shall allow up to an additional 90 days at the request of Janus Capital or the Trust in order to find a replacement for Janus Singapore) or by Janus Capital or the Trust without advance notice if Janus Singapore is unable to discharge its duties and obligations. The Fund’s Sub-Advisory Agreement terminates automatically in the event of the assignment or termination of the Fund’s Investment Advisory Agreement.

PERFORMANCE-BASED SUBADVISORY FEE

Janus Asia Equity Fund has an investment advisory fee rate that adjusts up or down based upon the Fund’s performance of the Fund’s Class A Shares (waiving the upfront sales load) relative to the cumulative performance of its benchmark index over the performance measurement period. Any performance adjustment will commence August 1, 2012. Until that time, only the fixed rate applies. In accordance with the Sub-Advisory Agreement, Janus Singapore receives a fee from Janus Capital equal to 50% of the advisory fee payable to Janus Capital from the Fund (net of any applicable performance fee adjustments, reimbursement of expenses incurred, or fees waived by Janus Capital).

PERKINS INVESTMENT MANAGEMENT LLC

As a result of shareholder approval of an amended investment advisory agreement effective July 1, 2010, Janus Capital has entered into a Sub-Advisory Agreement with Perkins Investment Management LLC, 311 S. Wacker Drive, Suite 6000, Chicago, Illinois 60606, on behalf of Perkins Global Value Fund.

Perkins and its predecessors have been in the investment advisory business since 1984. Perkins also serves as investment adviser or subadviser to separately managed accounts and other registered investment companies. Janus Capital owns approximately 78% of Perkins.

Under the Sub-Advisory Agreement between Janus Capital and Perkins, Perkins is responsible for the day-to-day investment operations of Perkins Global Value Fund. Investments will be acquired, held, disposed of or loaned, consistent with the investment objectives, policies and restrictions established by the Trustees and set forth in the Trust’s registration statement. Perkins: (i) manages the investment operations of the Fund; (ii) keeps Janus Capital fully informed as to the valuation of assets of the Fund, its condition, investment decisions and considerations; (iii) maintains all books and records required under federal securities law relating to day-to-day portfolio management of the Fund; (iv) performs certain limited related administrative functions; and (v) provides the Trustees and Janus Capital with economic, operational, and investment data and reports. The Sub-Advisory Agreement provides that Perkins shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful malfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under the Sub-Advisory Agreement and except to the extent otherwise provided by law.

Under the Sub-Advisory Agreement, Janus Capital pays Perkins a fee equal to 50% of the advisory fee payable by Perkins Global Value Fund to Janus Capital (calculated after any applicable performance fee adjustment).

The Sub-Advisory Agreement with Perkins will continue in effect from year to year if such continuation is specifically approved at least annually by the Trustees or by vote of a majority of the outstanding shares of the Fund, and in either case by vote of a majority of the Independent Trustees of the Fund. The Sub-Advisory Agreement is subject to termination at any time by Janus Capital or Perkins by giving 90 days’ advance written notice to the other party (Perkins shall allow up to an additional 90 days at the request of Janus Capital or the Trust in order to find a replacement for Perkins) or by Janus Capital or the Trust without advance notice if Perkins is unable to discharge its duties and obligations. The Fund’s Sub-Advisory Agreement terminates automatically in the event of the assignment or termination of the Fund’s Investment Advisory Agreement.

PERFORMANCE-BASED SUB-ADVISORY FEE

As a result of shareholder approval of Perkins Global Value Fund’s amended investment advisory agreement between Janus Capital and the Trust, on behalf of the Fund, effective July 1, 2010, the subadvisory fee paid to Perkins is a fee that adjusts up or down based upon the performance of the Fund’s Class A Shares (waiving the upfront sales load) relative to the MSCI World Indexsm, the Fund’s benchmark index. Any performance adjustment commenced July 1, 2011 for Perkins Global Value

Fund. Until that time, only the fixed rate applied. In accordance with the Sub-Advisory Agreement, Perkins receives a fee from Janus Capital equal to 50% of the advisory fee payable to Janus Capital from the Fund (net of any applicable performance fee adjustment).

SUBADVISORY FEES

Under each Sub-Advisory Agreement, each respective subadviser was compensated according to the following schedule for the fiscal year ended September 30, 2011.

Fund Name	Subadviser	Contractual Rate(%)
Global & International

Janus Asia Equity Fund	Janus Singapore	0.46	(1)(2)

Value

Perkins Global Value Fund	Perkins	0.32	(1)

(1)	Prior to any performance adjustment, if applicable.
(2)	Prior to any fee reimbursement, if applicable.

Janus Asia Equity Fund pays no fees directly to Janus Singapore and Perkins Global Value Fund pays no fees directly to Perkins. Janus Capital pays these subadvisory fees out of each Fund’s respective advisory fees.

The following table summarizes the subadvisory fees paid by Janus Capital pursuant to the subadvisory fee agreements in effect during the fiscal year noted.

	September 30, 2011		September 30, 2010
Fund Name	Subadvisory Fees		Subadvisory Fees
Global & International

Janus Asia Equity Fund	$—	(1)(2)	N/A

Value

Perkins Global Value Fund	$328,596		$77,053 (3)

(1)	July 29, 2011 (effective date) to September 30, 2011.

(2)	The fee waiver exceeded the subadvisory fee.

(3)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

PAYMENTS TO FINANCIAL INTERMEDIARIES BY JANUS CAPITAL OR ITS AFFILIATES

In addition to payments made under 12b-1 plans, Janus Capital and its affiliates also may make payments out of their own assets to selected broker-dealer firms or other financial intermediaries that sell Class A and Class C Shares of Janus funds for distribution, marketing, promotional, or related services. Such payments may be based on gross sales, assets under management, or transactional charges, or on a combination of these factors. Payments based primarily on sales create an incentive to make new sales of shares, while payments based on assets create an incentive to retain previously sold shares. Payments based on transactional charges may include the payment or reimbursement of all or a portion of “ticket charges.” Ticket charges are fees charged to salespersons purchasing through a financial intermediary firm in connection with mutual fund purchases, redemptions, or exchanges. The payment or reimbursement of ticket charges creates an incentive for salespersons of an intermediary to sell shares of Janus funds over shares of funds for which there is lesser or no payment or reimbursement of any applicable ticket charge. Janus Capital and its affiliates consider a number of factors in making payments to financial intermediaries. Criteria may include, but are not limited to, the distribution capabilities of the intermediary, the overall quality of the relationship, expected gross and/or net sales generated by the relationship, redemption and retention rates of assets held through the intermediary, the willingness to cooperate with Janus Capital’s marketing efforts, access to sales personnel, and the anticipated profitability of sales through the institutional relationship. These factors and their weightings may differ from one intermediary to another and may change from time to time. As of the date of this SAI, the broker-dealer firms with which Janus Capital or its affiliates have agreements or are currently negotiating agreements to make payments out of their own assets related to the acquisition or retention of shareholders for Class A and Class C Shares are AIG Advisor Group, Inc. and its broker-dealer subsidiaries; Ameriprise Financial Services, Inc.; Citigroup Global Markets Inc.; Lincoln Financial Advisors Corporation; LPL Financial Corporation; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley Smith Barney, LLC; Oppenheimer & Co., Inc.; Raymond James & Associates, Inc.; Raymond James Financial

Services, Inc.; UBS Financial Services Inc.; and Wells Fargo Advisors, LLC. These fees may be in addition to fees paid from a Fund’s assets to them or other financial intermediaries. Any additions, modifications, or deletions to the broker-dealer firms identified that have occurred since that date are not reflected.

In addition, for all share classes (with the exception of Class D Shares), Janus Capital, Janus Distributors LLC (“Janus Distributors”), or their affiliates may pay, from their own assets, brokerage firms, banks, financial advisors, retirement plan service providers, and other financial intermediaries’ fees for providing other marketing or distribution-related services, as well as recordkeeping, subaccounting, transaction processing, and other shareholder or administrative services in connection with investments in the Janus funds. These fees are in addition to any fees that may be paid from a Fund’s assets to these financial intermediaries. Janus Capital or its affiliates may have numerous agreements to make payments to financial institutions which perform recordkeeping or other administrative services with respect to shareholder accounts. Contact your financial intermediary if you wish to determine whether it receives such payments.

Janus Capital or its affiliates may also share certain marketing expenses with, or pay for, or sponsor informational meetings, seminars, client awareness events, support for marketing materials, sales reporting, or business building programs for financial intermediaries to raise awareness of the Funds. Janus Capital or its affiliates may make payments to participate in intermediary marketing support programs which may provide Janus Capital or its affiliates with one or more of the following benefits: attendance at sales conferences, participation in meetings or training sessions, access to or information about intermediary personnel, use of an intermediary’s marketing and communication infrastructure, fund analysis tools, business planning and strategy sessions with intermediary personnel, information on industry- or platform-specific developments, trends and service providers, and other marketing-related services. Such payments may be in addition to, or in lieu of, the payments described above. These payments are intended to promote the sales of Janus funds and to reimburse financial intermediaries, directly or indirectly, for the costs that they or their salespersons incur in connection with educational seminars, meetings, and training efforts about the Janus funds to enable the intermediaries and their salespersons to make suitable recommendations, provide useful services, and maintain the necessary infrastructure to make the Janus funds available to their customers.

The receipt of (or prospect of receiving) payments, reimbursements, and other forms of compensation described above may provide a financial intermediary and its salespersons with an incentive to favor sales of Janus funds’ shares over sales of other mutual funds (or non-mutual fund investments) or to favor sales of one class of Janus funds’ shares over sales of another Janus funds’ share class, with respect to which the financial intermediary does not receive such payments or receives them in a lower amount. The receipt of these payments may cause certain financial intermediaries to elevate the prominence of the Janus funds within such financial intermediary’s organization by, for example, placement on a list of preferred or recommended funds and/or the provision of preferential or enhanced opportunities to promote the Janus funds in various ways within such financial intermediary’s organization.

From time to time, certain financial intermediaries approach Janus Capital to request that Janus Capital make contributions to certain charitable organizations. In these cases, Janus Capital’s contribution may result in the financial intermediary, or its salespersons, recommending Janus funds over other mutual funds (or non-mutual fund investments).

The payment arrangements described above will not change the price an investor pays for Shares nor the amount that a Janus fund receives to invest on behalf of the investor. You should consider whether such arrangements exist when evaluating any recommendations from an intermediary to purchase or sell Shares of the Funds and, if applicable, when considering which share class of a Fund is most appropriate for you.

ADDITIONAL INFORMATION ABOUT JANUS CAPITAL AND THE SUBADVISERS

Janus Capital acts as subadviser for a number of private-label mutual funds and provides separate account advisory services for institutional accounts. Janus Capital may also manage its own proprietary accounts, as well as other pooled investment vehicles, such as hedge funds. Janus Capital has a fiduciary responsibility to manage all client accounts in a fair and equitable manner. As such, investment decisions for each account managed by Janus Capital, including the Funds, are made independently from those for any other account that is or may in the future become managed by Janus Capital or its affiliates. If, however, a number of accounts managed by Janus Capital are contemporaneously engaged in the purchase or sale of the same security, the orders may be aggregated and/or the transactions may be averaged as to price and allocated to each account in accordance with allocation procedures adopted by Janus Capital. Partial fills for the accounts of two or more portfolio managers and/or investment personnel will be allocated pro rata under procedures adopted by Janus Capital. Circumstances may arise under which Janus Capital may determine that, although it may be desirable and/or suitable that a particular security or other investment be purchased or sold for more than one account, there exists a limited supply or demand for the security or other investment. Janus Capital seeks to allocate the opportunity to purchase or sell that security or other investment among accounts on an equitable basis by taking into consideration factors including, but not limited to, size of the portfolio, concentration of holdings, investment objectives and guidelines, purchase costs, and cash availability. Janus Capital, however, cannot assure equality of allocations among all its accounts, nor can it assure that the opportunity to purchase or sell a security or other investment will be proportionally allocated among accounts according to any particular or predetermined standards or criteria. In some cases, these allocation procedures may adversely affect the price paid or received by an account or the size of the position obtained or liquidated for an account. In others, however, the accounts’ ability to participate in volume transactions may produce better executions and prices for the accounts.

With respect to allocations of initial public offerings of equity securities or syndicate offerings of bonds (each a “Primary Offering”), under Primary Offering allocation procedures adopted by Janus Capital and Perkins, an account may participate in a Primary Offering if the portfolio managers and/or investment personnel believe the Primary Offering is an appropriate investment based on the account’s investment restrictions, risk profile, asset composition, and/or cash levels. For equity securities, these Primary Offering allocation procedures generally require that all shares purchased in a Primary Offering be allocated on a pro rata basis to all participating accounts based upon the total assets of each account. For syndicated bond offerings, the Primary Offering procedures generally require that all bonds purchased be allocated on a pro rata basis to all participating accounts within the same investment strategy (as opposed to pro rata across all participating accounts).

Janus Capital is permitted to adjust its allocation procedures to address fractional shares, odd lots, or minimum issue sizes and has the discretion to deviate from its allocation procedures in certain circumstances. For example, additional securities may be allocated to the portfolio managers and/or investment personnel who are instrumental in originating or developing an investment opportunity or to comply with the portfolio managers’ and/or investment personnel’s request to ensure that their accounts receive sufficient securities to satisfy specialized investment objectives. Participation in Primary Offerings may impact performance. In particular, the allocation of securities may have the unintended consequence of having a greater impact (positive or negative) on the performance of one or more accounts compared to other accounts.

Janus Capital manages long and short portfolios. The simultaneous management of long and short portfolios creates potential conflicts of interest in fund management and creates potential risks such as the risk that short sale activity could adversely affect the market value of long positions in one or more Janus funds (and vice versa), the risk arising from the sequential orders in long and short positions, and the risks associated with the trade desk receiving opposing orders in the same security at the same time.

Janus Capital has adopted procedures that it believes are reasonably designed to mitigate these and other potential conflicts and risks. Among other things, Janus Capital has trade allocation procedures in place as previously described. In addition, procedures prohibit a portfolio manager from executing a short sale on a security held long in any other portfolio that he or she manages but not held long in the account the manager is placing the short in. Note this does not prohibit shorting against the box. The procedures also require approvals of Janus Capital senior management in other situations that raise potential conflicts of interest, as well as periodic monitoring of long and short trading activity of the Janus funds and accounts.

Janus Singapore, the subadviser for Janus Asia Equity Fund, and Perkins, the subadviser for Perkins Global Value Fund, may buy and sell securities or engage in other investments on behalf of multiple clients, including the Funds. Janus Singapore and Perkins seek to allocate trades among their clients on an equitable basis, taking into consideration such factors as the size of the client’s portfolio, concentration of holdings, investment objectives and guidelines, purchase costs, and cash availability.

The Funds and other funds advised by Janus Capital or its affiliates may also transfer daily uninvested cash balances into one or more joint trading accounts. Assets in the joint trading accounts are invested in money market instruments and the proceeds are allocated to the participating funds on a pro rata basis.

Pursuant to the provisions of the 1940 Act, Janus mutual funds may participate in an affiliated or non-affiliated cash sweep program. In the cash sweep program, uninvested cash balances of Janus funds may be used to purchase shares of affiliated or non-affiliated money market funds or cash management pooled investment vehicles. All Janus funds are eligible to participate in the cash sweep program (the “Investing Funds”). As adviser, Janus Capital has an inherent conflict of interest because of its fiduciary duties to the affiliated money market funds or cash management pooled investment vehicles and the Investing Funds. In addition, Janus Capital receives an investment advisory fee for managing the cash management vehicle used for its securities lending program, but it may not receive a fee for managing certain other affiliated cash management vehicles, and therefore may have an incentive to allocate preferred investment opportunities to investment vehicles for which it is receiving a fee.

Each account managed by Janus Capital or the subadvisers has its own investment objective and policies and is managed accordingly by the respective portfolio managers and/or investment personnel. As a result, from time to time, two or more different managed accounts may pursue divergent investment strategies with respect to investments or categories of investments.

The officers and Trustees of the Janus funds may also serve as officers and Trustees of the Janus “funds of funds,” which are funds that primarily invest in other Janus mutual funds. Conflicts may arise as the officers and Trustees seek to fulfill their fiduciary responsibilities to both the Janus funds of funds and the other Janus mutual funds. The Trustees intend to address any such conflicts as deemed appropriate.

Janus Ethics Rules
Janus Capital, Janus Singapore, Perkins, and Janus Distributors currently have in place Ethics Rules, which are comprised of the Personal Trading Code of Ethics, Gift and Entertainment Policy, and Outside Employment Policy. The Ethics Rules are designed to ensure Janus Capital, Janus Singapore, Perkins, and Janus Distributors personnel: (i) observe applicable legal (including compliance with applicable federal securities laws) and ethical standards in the performance of their duties; (ii) at all times place the interests of the Fund shareholders first; (iii) disclose all actual or potential conflicts; (iv) adhere to the highest standards of loyalty, candor, and care in all matters relating to the Fund shareholders; (v) conduct all personal trading, including transactions in the Funds and other securities, consistent with the Ethics Rules and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility; and (vi) do not use any material nonpublic information in securities trading. The Ethics Rules are on file with and available from the SEC through the SEC website at http://www.sec.gov.

Under the Personal Trading Code of Ethics (the “Code of Ethics”), all Janus Capital, Janus Singapore, Perkins, and Janus Distributors personnel, as well as the Trustees and Officers of the Funds, are required to conduct their personal investment activities in a manner that Janus Capital believes is not detrimental to the Funds. In addition, Janus Capital, Janus Singapore, Perkins, and Janus Distributors personnel are not permitted to transact in securities held by the Funds for their personal accounts except under circumstances specified in the Code of Ethics. All personnel of Janus Capital, Janus Singapore, Perkins, Janus Distributors, and the Funds, as well as certain other designated employees deemed to have access to current trading information, are required to pre-clear all transactions in securities not otherwise exempt. Requests for trading authorization will be denied when, among other reasons, the proposed personal transaction would be contrary to the provisions of the Code of Ethics.

In addition to the pre-clearance requirement described above, the Code of Ethics subjects such personnel to various trading restrictions and reporting obligations. All reportable transactions are reviewed for compliance with the Code of Ethics and under certain circumstances Janus Capital, Janus Singapore, Perkins, and Janus Distributors personnel may be required to forfeit profits made from personal trading.

PROXY VOTING POLICIES AND PROCEDURES

Each Fund’s Trustees have delegated to Janus Capital or the Fund’s subadviser, as applicable, the authority to vote all proxies relating to such Fund’s portfolio securities in accordance with Janus Capital’s or the applicable subadviser’s own policies and procedures. Summaries of Janus Capital’s and the applicable subadviser’s policies and procedures are available without charge: (i) upon request, by calling 1-800-525-0020; (ii) on the Funds’ website at janus.com/proxyvoting; and (iii) on the SEC’s website at http://www.sec.gov.

A complete copy of Janus Capital’s proxy voting policies and procedures, including specific guidelines, is available at janus.com/proxyvoting.

Each Fund’s proxy voting record for the one-year period ending each June 30th is available, free of charge, through janus.com/proxyvoting and from the SEC through the SEC website at http://www.sec.gov.

JANUS CAPITAL MANAGEMENT LLC
PROXY VOTING SUMMARY FOR MUTUAL FUNDS

Janus Capital seeks to vote proxies in the best interest of its shareholders and without regard to any other Janus Capital relationship (business or otherwise). Janus Capital will not accept direction as to how to vote individual proxies for which it has voting responsibility from any other person or organization other than the research and information provided by its independent proxy voting service (“Proxy Voting Service”), subject to specific provisions in a client’s account documentation related to exception voting.

Proxy Voting Procedures
Janus Capital has developed proxy voting guidelines (the “Janus Guidelines”) that outline how Janus Capital generally votes proxies on securities held by the portfolios Janus Capital manages. The Janus Guidelines, which include recommendations on most major corporate issues, have been developed by the Janus Proxy Voting Committee (the “Proxy Voting Committee”) in consultation with Janus Capital’s portfolio managers. In creating proxy voting recommendations, the Proxy Voting Committee analyzes proxy proposals, from the Proxy Voting Service, from the prior year and evaluates whether those proposals would adversely or beneficially affect shareholders’ interests. The Proxy Voting Committee also reviews policy rationale provided by the Proxy Voting Service related to voting recommendations for the upcoming proxy season. Once the Proxy Voting Committee establishes its recommendations and revises the Janus Guidelines, they are distributed to Janus Capital’s portfolio managers for review and implementation. While the Proxy Voting Committee sets the Janus Guidelines and serves as a resource for Janus Capital’s portfolio managers, it does not have proxy voting authority for any proprietary or nonproprietary mutual fund. Janus Capital’s portfolio managers are responsible for proxy votes on securities they own in the portfolios they manage. The portfolio managers do not have the right to vote on securities while they are being lent; however, the portfolio managers may attempt to call back the loan and vote the proxy if time permits. Most portfolio managers vote consistently with the Janus Guidelines; however, a portfolio manager may choose to vote differently than the Janus Guidelines. Additionally, Janus Capital has engaged the Proxy Voting Service to assist in the voting of proxies. The Proxy Voting Service also provides research and recommendations on proxy issues.

The Proxy Voting Committee’s oversight responsibilities include monitoring for, and resolving, material conflicts of interest with respect to proxy voting. Janus Capital believes that application of the Janus Guidelines to vote mutual fund proxies should, in most cases, adequately address any possible conflicts of interest since the Janus Guidelines are predetermined. On a quarterly basis, the Proxy Voting Committee reviews records of any votes that were cast differently than the Janus Guidelines and the related rationales for such votes. Additionally, and in instances where a portfolio manager proposes to vote a proxy inconsistent with the Janus Guidelines and a potential conflict is identified, the Proxy Voting Committee will review the proxy votes in order to determine whether a portfolio manager’s voting rationale appears reasonable. If the Proxy Voting Committee does not agree that a portfolio manager’s rationale is reasonable, the Proxy Voting Committee will refer the matter to Janus Capital’s Chief Investment Officer(s) (or Director of Research).

Proxy Voting Policies
As discussed above, the Proxy Voting Committee has developed the Janus Guidelines for use in voting proxies. Below is a summary of some of the Janus Guidelines.

Board of Directors Issues
Janus Capital: (i) will generally vote in favor of slates of director candidates that are comprised of a majority of independent directors; (ii) will generally vote in favor of proposals to increase the minimum number of independent directors; and (iii) will generally oppose non-independent directors who serve on the audit, compensation, and/or nominating committees of the board.

Auditor Issues
Janus Capital will generally oppose proposals asking for approval of auditors that have a financial interest in or association with the company and are therefore not independent.

Executive Compensation Issues
Janus Capital reviews executive compensation plans on a case-by-case basis using research provided by the Proxy Voting Service. The research is designed to estimate the total cost of a proposed plan. If the proposed cost is above an allowable cap as identified by the Proxy Voting Service, the proposed equity-based compensation plan will generally be opposed. In addition, proposals regarding the re-pricing of underwater options (stock options in which the price the employee is contracted to buy shares is higher than the current market price) and the issuance of reload options (stock options that are automatically granted if outstanding stock options are exercised during a window period) will generally be opposed.

General Corporate Issues
Janus Capital: (i) will generally oppose proposals regarding supermajority voting rights (for example, to approve acquisitions or mergers); (ii) will generally oppose proposals for different classes of stock with different voting rights; and (iii) will generally oppose proposals seeking to implement measures designed to prevent or obstruct corporate takeovers, unless such measures are designed primarily as a short-term means to protect a tax benefit. Janus Capital will review proposals relating to mergers, acquisitions, tender offers, and other similar actions on a case-by-case basis.

Shareholder Proposals
If a shareholder proposal is specifically addressed by the Janus Guidelines, Janus Capital will generally vote pursuant to that Janus Guideline. Janus Capital will generally abstain from voting shareholder proposals that are social, moral, or ethical in nature or place arbitrary constraints on the board or management of a company. Janus Capital will solicit additional research from its Proxy Voting Service for proposals outside the scope of the Janus Guidelines.

JANUS CAPITAL SINGAPORE PTE. LIMITED
PROXY VOTING SUMMARY FOR MUTUAL FUNDS

Janus Singapore seeks to vote proxies in the best interest of shareholders and without regard to any other Janus Singapore relationship (business or otherwise). Janus Singapore will not accept direction as to how to vote individual proxies for which it has voting responsibility from any other person or organization other than the research and information provided by the Proxy Voting Service, subject to specific provisions in a client’s account documentation related to exception voting.

Proxy Voting Procedures
Janus Singapore has developed proxy voting guidelines (the “Guidelines”) that outline how Janus Singapore generally votes proxies on securities held by the portfolios Janus Singapore manages. The Guidelines, which include recommendations on most major corporate issues, have been developed by the Proxy Voting Committee. The portfolio managers are responsible for proxy votes on securities they own in the portfolios they manage. The portfolio managers do not have the right to vote on securities while they are being lent; however, the portfolio managers may attempt to call back the loan and vote the proxy if time permits. Most portfolio managers vote consistently with the Guidelines; however, a portfolio manager may choose to vote differently than the Guidelines. Additionally, Janus Singapore has engaged the Proxy Voting Service to assist in the voting of proxies. The Proxy Voting Service also provides research and recommendations on proxy issues.

The Proxy Voting Committee’s oversight responsibilities include monitoring for, and resolving, material conflicts of interest with respect to proxy voting. Janus Singapore believes that application of the Guidelines to vote mutual fund proxies should, in most cases, adequately address any possible conflicts of interest since the Guidelines are predetermined. On a quarterly basis, the Proxy Voting Committee reviews records of any votes that were cast differently than the Guidelines and the related rationales for such votes. Additionally, and in instances where a portfolio manager proposes to vote a proxy inconsistent with the Guidelines and a potential conflict is identified, the Proxy Voting Committee will review the proxy votes in order to determine whether a portfolio manager’s voting rationale appears reasonable. If the Proxy Voting Committee does not agree that a portfolio manager’s rationale is reasonable, the Proxy Voting Committee will refer the matter to the Chief Investment Officer(s) (or Director of Research).

Proxy Voting Policies
As discussed above, the Proxy Voting Committee has developed the Guidelines for use in voting proxies. Below is a summary of some of the Guidelines.

Board of Directors Issues
Janus Singapore: (i) will generally vote in favor of slates of director candidates that are comprised of a majority of independent directors; (ii) will generally vote in favor of proposals to increase the minimum number of independent directors; and (iii) will generally oppose non-independent directors who serve on the audit, compensation, and/or nominating committees of the board.

Auditor Issues
Janus Singapore will generally oppose proposals asking for approval of auditors that have a financial interest in or association with the company and are therefore not independent.

Executive Compensation Issues
Janus Singapore reviews executive compensation plans on a case-by-case basis using research provided by the Proxy Voting Service. The research is designed to estimate the total cost of a proposed plan. If the proposed cost is above an allowable cap as identified by the Proxy Voting Service, the proposed equity-based compensation plan will generally be opposed. In addition, proposals regarding the re-pricing of underwater options (stock options in which the price the employee is contracted to buy shares is higher than the current market price) and the issuance of reload options (stock options that are automatically granted if outstanding stock options are exercised during a window period) will generally be opposed.

General Corporate Issues
Janus Singapore: (i) will generally oppose proposals regarding supermajority voting rights (for example, to approve acquisitions or mergers); (ii) will generally oppose proposals for different classes of stock with different voting rights; and (iii) will generally oppose proposals seeking to implement measures designed to prevent or obstruct corporate takeovers, unless such measures are designed primarily as a short-term means to protect a tax benefit. Janus Singapore will review proposals relating to mergers, acquisitions, tender offers, and other similar actions on a case-by-case basis.

Shareholder Proposals
If a shareholder proposal is specifically addressed by the Guidelines, Janus Singapore will generally vote pursuant to that Guideline. Janus Singapore will generally abstain from voting shareholder proposals that are social, moral, or ethical in nature or place arbitrary constraints on the board or management of a company. Janus Singapore will solicit additional research from its Proxy Voting Service for proposals outside the scope of the Guidelines.

PERKINS INVESTMENT MANAGEMENT LLC
PROXY VOTING SUMMARY FOR MUTUAL FUNDS

Perkins seeks to vote proxies in the best interest of its shareholders and without regard to any other Perkins relationship (business or otherwise). Perkins will not accept direction as to how to vote individual proxies for which it has voting responsibility from any other person or organization other than the research and information provided by the Proxy Voting Service, subject to specific provisions in a client’s account documentation related to exception voting.

Proxy Voting Procedures
Perkins has developed proxy voting guidelines (the “Perkins Guidelines”) that outline how Perkins generally votes proxies on securities held by the portfolios Perkins manages. The Perkins Guidelines, which include recommendations on most major corporate issues, have been developed by the Perkins Proxy Voting Committee. Perkins portfolio managers are responsible for proxy votes on securities they own in the portfolios they manage. Most portfolio managers vote consistently with the Perkins Guidelines; however, a portfolio manager may choose to vote differently than the Perkins Guidelines. Perkins has delegated the administration of its proxy voting to Janus Capital. Janus Capital, on Perkins’ behalf, has engaged the Proxy Voting Service to assist in the voting of proxies. The Proxy Voting Service also provides research and recommendations on proxy issues.

The role of the Perkins Proxy Voting Committee is to develop the Perkins Guidelines. The Perkins Proxy Voting Committee also serves as a resource to portfolio management with respect to proxy voting and oversees the proxy voting process. The Perkins Proxy Voting Committee’s oversight responsibilities include monitoring for and resolving material conflicts of interest with respect to proxy voting. Perkins believes that application of the Perkins Guidelines to vote mutual fund proxies should, in most cases, adequately address any possible conflicts of interest since the Perkins Guidelines are predetermined. However, for proxy votes that are inconsistent with the Perkins Guidelines, the Perkins Proxy Voting Committee will review the proxy votes in order to determine whether the portfolio manager’s voting rationale appears reasonable. If the Perkins Proxy Voting Committee does not agree that the portfolio manager’s rationale is reasonable, the Perkins Proxy Voting Committee will refer the matter to the Chief Investment Officer(s) (or the Director of Research).

Proxy Voting Policies
As discussed above, the Perkins Proxy Voting Committee has developed the Perkins Guidelines for use in voting proxies. Below is a summary of some of the Perkins Guidelines.

Board of Directors Issues
Perkins: (i) will generally vote in favor of slates of director candidates that are comprised of a majority of independent directors; (ii) will generally vote in favor of proposals to increase the minimum number of independent directors; and (iii) will generally oppose non-independent directors who serve on the audit, compensation, and/or nominating committees of the board.

Auditor Issues
Perkins will generally oppose proposals asking for approval of auditors that have a financial interest in or association with the company and are therefore not independent.

Executive Compensation Issues
Perkins reviews executive compensation plans on a case-by-case basis using research provided by the Proxy Voting Service. The research is designed to estimate the total cost of a proposed plan. If the proposed cost is above an allowable cap as identified by the Proxy Voting Service, the proposed equity-based compensation plan will generally be opposed. In addition, proposals regarding the re-pricing of underwater options (stock options in which the price the employee is contracted to buy shares is higher than the current market price) and the issuance of reload options (stock options that are automatically granted if outstanding stock options are exercised during a window period) will generally be opposed.

General Corporate Issues
Perkins: (i) will generally oppose proposals regarding supermajority voting rights (for example, to approve acquisitions or mergers); (ii) will generally oppose proposals for different classes of stock with different voting rights; and (iii) will generally oppose proposals seeking to implement measures designed to prevent or obstruct corporate takeovers, unless such measures are designed primarily as a short-term means to protect a tax benefit. Perkins will review proposals relating to mergers, acquisitions, tender offers, and other similar actions on a case-by-case basis.

Shareholder Proposals
If a shareholder proposal is specifically addressed by the Perkins Guidelines, Perkins will generally vote pursuant to that Perkins Guideline. Perkins will generally abstain from voting shareholder proposals that are social, moral, or ethical in nature or place arbitrary constraints on the board or management of a company. Perkins will solicit additional research from its Proxy Voting Service for proposals outside the scope of the Perkins Guidelines.

Custodian, transfer agent, and certain affiliations

State Street Bank and Trust Company (“State Street”), P.O. Box 0351, Boston, Massachusetts 02117-0351 is the custodian of the domestic securities and cash of the Funds and an affiliated cash management pooled vehicle. State Street is the designated Foreign Custody Manager (as the term is defined in Rule 17f-5 under the 1940 Act) of the Funds’ securities and cash held outside the United States. The Funds’ Trustees have delegated to State Street certain responsibilities for such assets, as permitted by Rule 17f-5. State Street and the foreign subcustodians selected by it hold the Funds’ assets in safekeeping and collect and remit the income thereon, subject to the instructions of each Fund.

Janus Services LLC (“Janus Services”), 151 Detroit Street, Denver, Colorado 80206-4805, a wholly-owned subsidiary of Janus Capital, is the Funds’ transfer agent. In addition, Janus Services provides or arranges for the provision of certain other administrative services including, but not limited to, recordkeeping, accounting, order processing, and other shareholder services for the Funds.

Certain, but not all, intermediaries may charge administrative fees to investors in Class A Shares, Class C Shares, and Class I Shares for administrative services provided on behalf of such investors. These administrative fees are paid by the Class A Shares, Class C Shares, and Class I Shares of the Funds to Janus Services, which uses such fees to reimburse intermediaries. Consistent with the Transfer Agency Agreement between Janus Services and the Funds, Janus Services may negotiate the level, structure, and/or terms of the administrative fees with intermediaries requiring such fees on behalf of the Funds. Janus Capital and its affiliates benefit from an increase in assets that may result from such relationships.

Class D Shares of the Funds pay an annual administrative services fee of 0.12% of net assets. These administrative services fees are paid by Class D Shares of each Fund for shareholder services provided by Janus Services.

Janus Services receives an administrative services fee at an annual rate of 0.25% of the average daily net assets of Class R Shares, Class S Shares, and Class T Shares of each Fund for providing or procuring administrative services to investors in Class R Shares, Class S Shares, and Class T Shares of the Funds. Janus Services expects to use all or a significant portion of this fee to compensate retirement plan service providers, broker-dealers, bank trust departments, financial advisors, and other financial intermediaries for providing these services. Janus Services or its affiliates may also pay fees for services provided by intermediaries to the extent the fees charged by intermediaries exceed the 0.25% of net assets charged to Class R Shares, Class S Shares, and Class T Shares of each Fund.

Services provided by these financial intermediaries may include, but are not limited to, recordkeeping, subaccounting, order processing, providing order confirmations, periodic statements, forwarding prospectuses, shareholder reports, and other materials to existing customers, answering inquires regarding accounts, and other administrative services. Order processing includes the submission of transactions through the National Securities Clearing Corporation (“NSCC”) or similar systems, or those processed on a manual basis with Janus.

For the fiscal years or periods noted, the total amounts paid by Class D Shares, Class R Shares, Class S Shares, and Class T Shares of the Funds to Janus Services for administrative services are summarized below. For Class R Shares, Class S Shares, and Class T Shares, Janus Services pays out all or substantially all of the amount reflected as compensation to broker-dealers and service providers.

	Administrative	Administrative	Administrative
	Services Fees	Services Fees	Services Fees
Fund Name	September 30, 2011	September 30, 2010	2009
Alternative

Janus Global Market Neutral Fund
Class R Shares	$619	$483	$445	(1)
Class S Shares	$3,005	$4,938	$33,777	(1)
Class T Shares	$1,688	$1,854	$—	(2)

Janus Global Real Estate Fund
Class D Shares	$20,692	$3,534 (3)	N/A
Class S Shares	$1,348	$1,192	$910	(1)
Class T Shares	$16,139	$1,321	$1	(2)

	Administrative		Administrative		Administrative
	Services Fees		Services Fees		Services Fees
Fund Name	September 30, 2011		September 30, 2010		2009
Global & International

Janus Asia Equity Fund
Class D Shares	$203	(4)	N/A		N/A
Class S Shares	$317	(4)	N/A		N/A
Class T Shares	$317	(4)	N/A		N/A

Janus Emerging Markets Fund
Class D Shares	$6,233	(5)	N/A		N/A
Class S Shares	$1,513	(5)	N/A		N/A
Class T Shares	$2,499	(5)	N/A		N/A

Janus Global Life Sciences Fund
Class D Shares	$546,507		$317,164	(3)	N/A
Class S Shares	$519		$342	(6)	$1	(7)
Class T Shares	$582,333		$701,179	(8)	$1,195,660	(9)

Janus Global Research Fund
Class D Shares	$148,992		$78,903	(3)	N/A
Class S Shares	$384		$28	(6)	$1	(7)
Class T Shares	$296,433		$285,542	(8)	$336,219	(9)

Janus Global Select Fund
Class D Shares	$2,587,058		$1,518,484	(3)	N/A
Class R Shares	$7,927		$5,339	(6)	$1,110	(7)
Class S Shares	$18,804		$30,651	(6)	$8,388	(7)
Class T Shares	$3,193,803		$3,828,777	(8)	$5,174,721	(9)

Janus Global Technology Fund
Class D Shares	$724,307		$391,437	(3)	N/A
Class S Shares	$670		$377	(6)	$30	(7)
Class T Shares	$707,892		$772,323	(8)	$1,104,724	(9)

Janus International Equity Fund
Class D Shares	$10,696		$2,095	(3)	N/A
Class R Shares	$2,255		$1,679		$1,635	(1)
Class S Shares	$14,870		$13,775		$8,750	(1)
Class T Shares	$11,063		$1,611		$—	(2)

Janus Overseas Fund
Class D Shares	$2,850,484		$1,715,539	(3)	N/A
Class R Shares	$444,496		$294,294	(6)	$77,073	(7)
Class S Shares	$4,327,839		$3,662,600	(6)	$1,086,906	(7)
Class T Shares	$15,148,733		$14,078,737	(8)	$11,134,470	(9)

Janus Worldwide Fund
Class D Shares	$1,528,160		$899,108	(3)	N/A
Class R Shares	$2,044		$1,244	(6)	$399	(7)
Class S Shares	$147,792		$142,312	(6)	$50,320	(7)
Class T Shares	$2,577,090		$2,863,134	(8)	$2,716,319	(9)

Growth & Core

Janus Balanced Fund
Class D Shares	$1,247,062		$713,905	(3)	N/A
Class R Shares	$375,387		$190,942	(6)	$31,828	(7)
Class S Shares	$1,662,418		$1,334,489	(6)	$388,402	(7)
Class T Shares	$8,068,143		$6,807,885	(8)	$5,957,217	(9)

Janus Contrarian Fund
Class D Shares	$2,414,998		$1,570,526	(3)	N/A
Class R Shares	$9,198		$7,448	(6)	$2,167	(7)
Class S Shares	$13,890		$17,486	(6)	$3,678	(7)
Class T Shares	$3,685,274		$4,819,092	(8)	$6,603,714	(9)

	Administrative		Administrative		Administrative
	Services Fees		Services Fees		Services Fees
Fund Name	September 30, 2011		September 30, 2010		2009
Janus Enterprise Fund
Class D Shares	$1,092,102		$575,729	(3)	N/A
Class R Shares	$148,426		$111,062	(6)	$33,560	(7)
Class S Shares	$565,422		$489,259	(6)	$174,373	(7)
Class T Shares	$2,251,181		$2,166,623	(8)	$2,754,914	(9)

Janus Forty Fund
Class R Shares	$617,842		$509,275		$309,516	(1)
Class S Shares	$7,177,133		$7,411,316		$7,142,178	(1)
Class T Shares	$96,434		$25,580		$32	(2)

Janus Fund
Class D Shares	$5,874,011		$3,475,973	(3)	N/A
Class R Shares	$4,111		$2,509	(6)	$628	(7)
Class S Shares	$190,288		$182,461	(6)	$69,214	(7)
Class T Shares	$6,459,182		$9,916,568	(8)	$13,965,934	(9)

Janus Growth and Income Fund
Class D Shares	$2,454,606		$1,327,708	(3)	N/A
Class R Shares	$6,721		$4,636	(6)	$1,498	(7)
Class S Shares	$155,329		$145,168	(6)	$54,066	(7)
Class T Shares	$4,098,451		$4,743,771	(8)	$6,483,530	(9)

Janus Research Fund
Class D Shares	$2,275,448		$1,263,479	(3)	N/A
Class S Shares	$363		$40	(6)	$1	(7)
Class T Shares	$3,663,618		$3,651,389	(8)	$5,046,762	(9)

Janus Triton Fund
Class D Shares	$515,181		$143,333	(3)	N/A
Class R Shares	$32,698		$5,270	(6)	$794	(7)
Class S Shares	$51,709		$13,131	(6)	$1,815	(7)
Class T Shares	$2,115,810		$657,209	(8)	$388,420	(9)

Janus Twenty Fund
Class D Shares	$6,022,671		$3,692,450	(3)	N/A
Class T Shares	$9,481,778		$11,284,878	(8)	$14,012,336	(9)

Janus Venture Fund
Class D Shares	$1,159,243		$612,237	(3)	N/A
Class S Shares	$10	(10)	N/A		N/A
Class T Shares	$599,514		$742,733	(8)	$1,149,828	(9)

Value

Perkins Global Value Fund
Class D Shares	$92,304		$55,103	(3)	N/A
Class S Shares	$1,275		$1,005	(6)	$8	(7)
Class T Shares	$52,705		$80,507	(8)	$154,854	(9)

(1)	For the fiscal year August 1, 2008 to July 31, 2009 (the Fund’s or predecessor fund’s previous fiscal year end) and the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(2)	July 6, 2009 (commencement of Class T Shares) to July 31, 2009 (the Fund’s previous fiscal year end) and the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(3)	February 16, 2010 (commencement of Class D Shares) to September 30, 2010 (the Fund’s new fiscal year end).

(4)	July 29, 2011 (effective date) to September 30, 2011.

(5)	December 28, 2010 (effective date) to September 30, 2011.

(6)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

(7)	July 6, 2009 (commencement of Class S Shares and Class R Shares, if applicable) to October 31, 2009 (the Fund’s previous fiscal year end).

(8)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end); the amount shown includes a blended annual fee rate of 0.12% for assets invested directly with Janus Capital and 0.25% for assets invested through a third-party intermediary, which was in effect prior to the restructuring of Class J Shares, the Fund’s initial share class, on February 16, 2010.
(9)	Amount reflects a blended annual fee rate, as well as a $4 per open account fee (terminated effective July 6, 2009), in effect during the fiscal year ended October 31 (the Fund’s previous fiscal year end). The annual fee rate was blended based on assets invested directly with Janus Capital and assets invested through a third-party intermediary.

(10)	May 6, 2011 (commencement of Class S Shares) to September 30, 2011.

Janus Services is compensated for its services related to Class D Shares, and receives reimbursement for its out-of-pocket costs on all other share classes. Included in out-of-pocket expenses are the expenses Janus Services incurs for serving as transfer agent and providing servicing to shareholders.

Through Janus Services, the Funds pay DST Systems, Inc. (“DST”) fees for the use of DST’s shareholder accounting system, as well as for certain broker-controlled accounts and closed accounts. These fees are in addition to any administrative services fees paid to Janus Services. The Funds also use and pay for DST systems to track and process contingent deferred sales charges. These fees are only charged to classes of the Funds with contingent deferred sales charges, as applicable.

Janus Distributors, 151 Detroit Street, Denver, Colorado 80206-4805, a wholly-owned subsidiary of Janus Capital, is the principal underwriter for the Funds. Janus Distributors is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority, Inc. Janus Distributors acts as the agent of the Funds in connection with the sale of their Shares in all states in which such Shares are registered and in which Janus Distributors is qualified as a broker-dealer. Under the Distribution Agreement, Janus Distributors continuously offers each Fund’s Shares and accepts orders at NAV per share of the relevant class. The cash-compensation amount or rate at which Janus Distributors’ registered representatives are paid for sales of products may differ based on a type of fund or a specific trust or the distribution channel or platform. The receipt of (or prospect of receiving) compensation described above may provide an incentive for a registered representative to favor sales of funds, or certain share classes of a fund, for which they receive a higher compensation amount or rate. You should consider these arrangements when evaluating any recommendations of your registered representative.

Portfolio transactions and brokerage

Janus Capital places all portfolio transactions of the Funds, except for Janus Asia Equity Fund and Perkins Global Value Fund. With respect to Janus Asia Equity Fund, Janus Capital places all portfolio transactions solely upon Janus Singapore’s direction. With respect to Perkins Global Value Fund, Janus Capital places all portfolio transactions solely upon Perkins’ direction. Janus Capital, Janus Singapore, and Perkins have a policy of seeking to obtain the “best execution” of all portfolio transactions (the best net prices under the circumstances based upon a number of factors including and subject to the factors discussed below) provided that Janus Capital, Janus Singapore, and Perkins may occasionally pay higher commissions for research services as described below. The Funds may trade foreign securities in foreign countries because the best available market for these securities is often on foreign exchanges. In transactions on foreign stock exchanges, brokers’ commissions are frequently fixed and are often higher than in the United States, where commissions are negotiated.

Janus Capital considers a number of factors in seeking best execution in selecting brokers and dealers and in negotiating commissions on agency transactions. In seeking best execution on trades for Funds subadvised by Janus Singapore or Perkins, Janus Capital acts on behalf of and in consultation with each subadviser. Those factors include, but are not limited to: Janus Capital’s, Janus Singapore’s, and Perkins’ knowledge of currently available negotiated commission rates or prices of securities currently available and other current transaction costs; the nature of the security being traded; the size and type of the transaction; the nature and character of the markets for the security to be purchased or sold; the desired timing of the trade; the activity existing and expected in the market for the particular security; confidentiality, including trade anonymity; liquidity; the quality of the execution, clearance, and settlement services; financial stability of the broker or dealer; the existence of actual or apparent operational problems of any broker or dealer; rebates of commissions by a broker to a Fund or to a third party service provider to the Fund to pay Fund expenses; and the value of research products or services provided by brokers. In recognition of the value of the foregoing factors, and as permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended, Janus Capital may place portfolio transactions with a broker or dealer with whom it has negotiated a commission that is in excess of the commission another broker or dealer would have charged for effecting that transaction if Janus Capital (or Janus Capital acting on behalf of and in consultation with each subadviser) determines in good faith that such amount of commission was reasonable in light of the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or of the overall responsibilities of Janus Capital or the subadviser, as applicable. To constitute eligible “research services,” such services must qualify as “advice,” “analyses,” or “reports.” To determine that a service constitutes research services, Janus Capital or the subadviser, as applicable, must conclude that it reflects the “expression of reasoning or knowledge” relating to the value of securities, advisability of effecting transactions in securities or analyses, or reports concerning issuers, securities, economic factors, investment strategies, or the performance of accounts. To constitute eligible “brokerage services,” such services must effect securities transactions and functions incidental thereto, and include clearance, settlement, and the related custody services. Additionally, brokerage services have been interpreted to include services relating to the execution of securities transactions. Research received from brokers or dealers is supplemental to Janus Capital’s and each subadviser’s own research efforts. Because Janus Capital and the subadvisers receive a benefit from research they receive from broker-dealers, Janus Capital and the subadvisers may have an incentive to continue to use those broker-dealers to effect transactions. Janus Capital and the subadvisers do not consider a broker-dealer’s sale of Fund shares when choosing a broker-dealer to effect transactions.

“Cross trades,” in which one Janus Capital account sells a particular security to another account (potentially saving transaction costs for both accounts), may also pose a potential conflict of interest. Cross trades may be seen to involve a potential conflict of interest if, for example, one account is permitted to sell a security to another account at a higher price than an independent third party would pay. Janus Capital and the funds’ Trustees have adopted compliance procedures that provide that any transactions between the Fund and another Janus-advised account are to be made at an independent current market price, as required by law. There is also a potential conflict of interest when cross trades involve a Janus fund that has substantial ownership by Janus Capital. At times, Janus Capital may have a controlling interest of a fund involved in a cross trade.

Janus Global Market Neutral Fund intends to maintain a prime brokerage arrangement to facilitate short sale transactions. A prime broker may provide, and the current prime broker of the Fund is expected to provide, services and products to Janus Capital in connection with the lending, short selling facilities, and related services the prime broker provides to the Fund and other clients. These services may include, without limitation, electronic interfaces, software and various reports in connection with short sale activity. As a result of these services and products, Janus Capital may have an incentive to use the prime broker to effect transactions for the Fund or to accept less favorable pricing for prime brokerage services (including interest and similar charges on short positions).

For the fiscal year ended September 30, 2011, the total brokerage commissions paid by the Funds to brokers and dealers in transactions identified for execution primarily on the basis of research and other services provided to the Funds are summarized below.

Fund Name	Commissions	Transactions
Alternative

Janus Global Market Neutral Fund	$210,340	$310,834,412

Janus Global Real Estate Fund	$46,560	$33,477,532

Global & International

Janus Asia Equity Fund(1)	$2,308	$1,098,809

Janus Emerging Markets Fund(2)	$34,020	$16,893,506

Janus Global Life Sciences Fund	$292,919	$298,215,516

Janus Global Research Fund	$205,272	$170,908,038

Janus Global Select Fund	$7,854,329	$13,127,632,140

Janus Global Technology Fund	$855,507	$703,119,342

Janus International Equity Fund	$270,225	$161,958,851

Janus Overseas Fund	$8,765,307	$5,246,072,953

Janus Worldwide Fund	$2,193,852	$1,950,328,847

Growth & Core

Janus Balanced Fund	$2,048,384	$2,257,570,264

Janus Contrarian Fund	$7,991,828	$6,902,147,063

Janus Enterprise Fund	$473,066	$509,072,729

Janus Forty Fund	$3,656,212	$3,148,933,932

Janus Fund	$6,053,478	$6,540,204,429

Janus Growth and Income Fund	$1,901,169	$2,220,752,178

Janus Research Fund	$2,465,495	$2,522,270,689

Janus Triton Fund	$792,870	$875,879,421

Janus Twenty Fund	$4,868,145	$4,158,350,798

Janus Venture Fund	$614,420	$493,379,714

Value

Perkins Global Value Fund	$35,456	$37,128,252

(1)	July 29, 2011 (effective date) to September 30, 2011.

(2)	December 28, 2010 (effective date) to September 30, 2011.

Janus Capital, Janus Singapore, and Perkins do not guarantee any broker the placement of a predetermined amount of securities transactions in return for the research or brokerage services it provides. Janus Capital, Janus Singapore, and Perkins do, however, have internal procedures for allocating transactions in a manner consistent with their execution policies to brokers that they have identified as providing research, research-related products or services, or execution-related services of a particular benefit to their clients. Janus Capital, Janus Singapore, and Perkins have entered into client commission agreements (“CCAs”) with certain broker-dealers under which the broker-dealers may use a portion of their commissions to pay third parties or other broker-dealers that provide Janus Capital, Janus Singapore, and Perkins with research or brokerage services, as permitted under Section 28(e) of the Securities and Exchange Act of 1934. CCAs allow Janus Capital, Janus Singapore, and Perkins to direct broker-dealers to pool commissions that are generated from orders executed at that broker-dealer, and then periodically direct the broker-dealer to pay third parties or other broker-dealers for research or brokerage services. All uses of CCAs by Janus Capital, Janus Singapore, and Perkins are subject to applicable law and their best execution obligations. Brokerage and research products and services furnished by brokers may be used in servicing any or all of the clients of Janus Capital, Janus Singapore, or Perkins and such research may not necessarily be used by Janus Capital, Janus Singapore, or Perkins in connection with the accounts which paid commissions to the broker providing such brokerage and research products and services. Similarly, research and brokerage services paid for with commissions generated by equity trades may be used for fixed-income clients that normally do not pay brokerage commissions or other clients whose commissions are generally not used to obtain such research and brokerage services. Janus Singapore and Perkins may make their own separate arrangements with and maintain internal allocation procedures for allocating transactions to brokers who provide research products and services to encourage them to provide services expected to be useful to Janus Singapore’s and Perkins’ clients, including Janus Asia Equity Fund and Perkins Global Value Fund.

Janus Capital, Janus Singapore, and Perkins may also use step-out transactions in order to receive research products and related services. In a step-out transaction, Janus Capital, Janus Singapore, or Perkins directs trades to a broker-dealer with the instruction that the broker-dealer execute the transaction, but “step-out” all or a portion of the transaction or commission in favor of another broker-dealer that provides such products and/or services. The second broker-dealer may clear and settle and receive commissions for the stepped-in portion. In a new issue designation, Janus Capital, Janus Singapore, or Perkins directs purchase orders to a broker-dealer that is a selling group member or underwriter of an equity or fixed-income new issue offering. Janus Capital, Janus Singapore, or Perkins directs that broker-dealer to designate a portion of the broker-dealer’s commission on the new issue purchase to a second broker-dealer(s) that provides such products and/or services. Given Janus Capital’s, Janus Singapore’s, and Perkins’ receipt of such products and services in connection with step-out transactions and new issue designations, Janus Capital, Janus Singapore, and Perkins have an incentive to continue to engage in such transactions; however, Janus Capital, Janus Singapore, and Perkins only intend to utilize step-out transactions and new issue designations when they believe that doing so would not hinder best execution efforts.

When the Funds purchase or sell a security in the over-the-counter market, the transaction takes place directly with a principal market-maker, without the use of a broker, except in those circumstances where, in the opinion of Janus Capital or the subadviser, better prices and executions will be achieved through the use of a broker.

The following tables list the total amount of brokerage commissions paid by each Fund for the fiscal years or periods noted.

Fund Name	September 30, 2011		September 30, 2010		September 30, 2009		July 31, 2009
Alternative

Janus Global Market Neutral Fund	$324,964		$949,495		$472,170	(1)	$6,431,074	(2)

Janus Global Real Estate Fund	$78,323		$16,954		$2,767	(1)	$24,375	(2)

Global & International

Janus Asia Equity Fund	$247	(3)	N/A		N/A		N/A

Janus Emerging Markets Fund	$33,831	(4)	N/A		N/A		N/A

Janus Global Life Sciences Fund	$623,337		$558,335	(5)	N/A		N/A

Janus Global Research Fund	$233,805		$152,752	(5)	N/A		N/A

Janus Global Select Fund	$9,217,785		$8,299,110	(5)	N/A		N/A

Janus Global Technology Fund	$1,468,346		$1,616,414	(5)	N/A		N/A

Janus International Equity Fund	$94,311		$59,924		$96,597	(1)	$684,007	(2)

Janus Overseas Fund	$7,407,290		$4,530,478	(5)	N/A		N/A

Janus Worldwide Fund	$2,278,847		$1,832,598	(5)	N/A		N/A

Growth & Core

Janus Balanced Fund	$4,703,960		$1,945,062	(5)	N/A		N/A

Janus Contrarian Fund	$12,324,159		$9,096,580	(5)	N/A		N/A

Janus Enterprise Fund	$1,016,316		$1,205,055	(5)	N/A		N/A

Janus Forty Fund	$5,414,761		$4,076,735		$419,702	(1)	$3,797,915	(2)

Janus Fund	$10,298,545		$5,303,743	(5)	N/A		N/A

Janus Growth and Income Fund	$4,297,635		$2,144,802	(5)	N/A		N/A

Janus Research Fund	$3,770,217		$3,039,797	(5)	N/A		N/A

Janus Triton Fund	$2,031,433		$595,172	(5)	N/A		N/A

Janus Twenty Fund	$7,032,528		$5,021,771	(5)	N/A		N/A

Janus Venture Fund	$1,474,607		$1,990,552	(5)	N/A		N/A

Value

Perkins Global Value Fund	$50,137		$54,267	(5)	N/A		N/A

(1)	For the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).
(2)	The Fund’s or predecessor fund’s previous fiscal year end.

(3)	July 29, 2011 (effective date) to September 30, 2011.

(4)	December 28, 2010 (effective date) to September 30, 2011.

(5)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

Fund Name	October 31, 2009(1)
Global & International

Janus Global Life Sciences Fund	$1,078,547

Janus Global Research Fund	$411,702

Janus Global Select Fund	$12,029,396

Janus Global Technology Fund	$2,669,811

Janus Overseas Fund	$13,546,611

Janus Worldwide Fund	$10,229,529

Growth & Core

Janus Balanced Fund	$2,366,654

Janus Contrarian Fund	$11,022,577

Janus Enterprise Fund	$2,260,243

Janus Fund	$9,130,356

Janus Growth and Income Fund	$3,069,602

Janus Research Fund	$5,730,008

Janus Triton Fund	$474,890

Janus Twenty Fund	$4,294,393

Janus Venture Fund	$1,321,780

Value

Perkins Global Value Fund	$171,125

(1)	The Funds’ previous fiscal year end.

Brokerage commissions paid by a Fund may vary significantly from year to year because of portfolio turnover rates, shareholder, broker-dealer, or other financial intermediary purchase/redemption activity, varying market conditions, changes to investment strategies or processes, and other factors.

As of September 30, 2011, certain Funds owned securities of their regular broker-dealers (or parents) as shown below:

Fund Name	Name of Broker-Dealer	Value of Securities Owned
Alternative

Janus Global Market Neutral Fund	Credit Suisse Group A.G.	$464,317
	JPMorgan Chase & Co.	2,040,719

Global & International

Janus Global Research Fund	JPMorgan Chase & Co.	$1,082,151
	Morgan Stanley	1,041,323

Janus Global Select Fund	Morgan Stanley	$101,074,054

Janus International Equity Fund	HSBC Holdings PLC	$3,234,745
	ING Groep N.V.	2,262,698

Janus Overseas Fund	Bank of America Corp.	$59,758,966
	Deutsche Bank A.G.	296,406,802

Janus Worldwide Fund	Citigroup, Inc.	$30,379,043
	JPMorgan Chase & Co.	51,570,642
	Morgan Stanley	27,925,762

Fund Name	Name of Broker-Dealer	Value of Securities Owned
Growth & Core

Janus Balanced Fund	Bank of America Corp.	$19,174,123
	Citigroup, Inc.	43,090,142
	Citigroup, Inc.	5,912,539
	Credit Suisse Group A.G.	40,989,950
	Credit Suisse Group A.G.	11,506,267
	Goldman Sachs Group, Inc.	30,511,232
	HSBC Holdings PLC	13,463,976
	JPMorgan Chase & Co.	57,775,590
	Morgan Stanley	94,003,241
	Morgan Stanley	39,734,245

Janus Fund	JPMorgan Chase & Co.	$51,087,737
	Morgan Stanley	36,326,272

Janus Growth and Income Fund	Credit Suisse Group A.G.	$24,248,515
	Morgan Stanley	74,911,919

Janus Research Fund	JPMorgan Chase & Co.	$12,217,756
	Morgan Stanley	11,783,894

Value

Perkins Global Value Fund	ING Financial Markets LLC	$13,585,000

Trustees and officers

The following are the Trustees and officers of the Trust, together with a brief description of their principal occupations during the last five years (principal occupations for certain Trustees may include periods over five years). As of the date of this SAI, none of the Trustees are “interested persons” of Janus Capital as that term is defined by the 1940 Act.

Each Trustee has served in that capacity since he or she was originally elected or appointed. The Trustees do not serve a specified term of office. Each Trustee will hold office until the termination of the Trust or his or her earlier death, resignation, retirement, incapacity, or removal. Pursuant to the Funds’ Governance Procedures and Guidelines, Trustees are required to retire no later than the end of the calendar year in which the Trustee turns 72. The Trustees review the Funds’ Governance Procedures and Guidelines from time to time and may make changes they deem appropriate. The Funds’ Nominating and Governance Committee will consider nominees for the position of Trustee recommended by shareholders. Shareholders may submit the name of a candidate for consideration by the Committee by submitting their recommendations to the Trust’s Secretary. Each Trustee is currently a Trustee of one other registered investment company advised by Janus Capital: Janus Aspen Series. As of the date of this SAI, collectively, the two registered investment companies consist of 56 series or funds.

The Trust’s officers are elected annually by the Trustees for a one-year term. Certain officers also serve as officers of Janus Aspen Series. Certain officers of the Funds may also be officers and/or directors of Janus Capital. Fund officers receive no compensation from the Funds, except for the Funds’ Chief Compliance Officer, as authorized by the Trustees.

TRUSTEES

Name, Address, and Age	Positions Held with the Trust	Length of Time Served	Principal Occupations During the Past Five Years	Number of Portfolios/Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years

Independent Trustees

William F. McCalpin 151 Detroit Street Denver, CO 80206 DOB: 1957	Chairman Trustee	1/08-Present 6/02-Present	Managing Director, Holos Consulting LLC (provides consulting services to foundations and other nonprofit organizations). Formerly, Executive Vice President and Chief Operating Officer of The Rockefeller Brothers Fund (a private family foundation) (1998-2006).	56	Chairman of the Board and Director of The Investment Fund for Foundations Investment Program (TIP) (consisting of 4 funds); and Director of the F.B. Heron Foundation (a private grantmaking foundation).

William D. Cvengros 151 Detroit Street Denver, CO 80206 DOB: 1948	Trustee	1/11-Present	Managing Member and Chief Executive Officer of SJC Capital, LLC (a personal investment company and consulting firm) (since 2002). Formerly, Venture Partner for The Edgewater Funds (a middle market private equity firm) (2002-2004); Chief Executive Officer and President of PIMCO Advisors Holdings L.P. (a publicly traded investment management firm) (1994-2000); and Chief Investment Officer of Pacific Life Insurance Company (a mutual life insurance and annuity company) (1987-1994).	56	Chairman, National Retirement Partners, Inc. (network of advisors to 401(k) plans) (since 2005). Formerly, Director of Prospect Acquisition Corp. (a special purpose acquisition corporation) (2007-2009); Director of RemedyTemp, Inc. (temporary help services company) (1996-2006); and Trustee of PIMCO Funds Multi-Manager Series (1990-2000) and Pacific Life Variable Life & Annuity Trusts (1987-1994).

TRUSTEES

Name, Address, and Age	Positions Held with the Trust	Length of Time Served	Principal Occupations During the Past Five Years	Number of Portfolios/Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years

Independent Trustees (cont’d.)

John P. McGonigle 151 Detroit Street Denver, CO 80206 DOB: 1955	Trustee	6/10-Present	Formerly, Vice President, Senior Vice President, and Executive Vice President of Charles Schwab & Co., Inc. (1989-2006).	56	Formerly, Independent Trustee of PayPal Funds (a money market fund) (2008-2011) and Director of Charles Schwab International Holdings (a brokerage service division for joint ventures outside the U.S.) (1999-2006).

James T. Rothe 151 Detroit Street Denver, CO 80206 DOB: 1943	Trustee	1/97-Present	Co-founder and Managing Director of Roaring Fork Capital SBIC, LP (SBA SBIC fund focusing on private investment in public equity firms), and Professor Emeritus of Business of the University of Colorado, Colorado Springs, CO (since 2004). Formerly, Professor of Business of the University of Colorado (2002-2004); and Distinguished Visiting Professor of Business (2001-2002) of Thunderbird (American Graduate School of International Management), Glendale, AZ.	56	Director of Red Robin Gourmet Burgers, Inc. (RRGB) (since 2004).

TRUSTEES

Name, Address, and Age	Positions Held with the Trust	Length of Time Served	Principal Occupations During the Past Five Years	Number of Portfolios/Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years

Independent Trustees (cont’d.)

William D. Stewart 151 Detroit Street Denver, CO 80206 DOB: 1944	Trustee	6/84-Present	Corporate Vice President and General Manager of MKS Instruments – HPS Products, Boulder, CO (a manufacturer of vacuum fittings and valves) and PMFC Division, Andover, MA (manufacturing pressure measurement and flow products).	56	None

Linda S. Wolf 151 Detroit Street Denver, CO 80206 DOB: 1947	Trustee	11/05-Present	Retired. Formerly, Chairman and Chief Executive Officer of Leo Burnett (Worldwide) (advertising agency) (2001-2005).	56	Director of Chicago Convention & Tourism Bureau, Chicago Council on Global Affairs, Children’s Memorial Hospital (Chicago, IL), The Field Museum of Natural History (Chicago, IL), InnerWorkings (U.S. provider of print procurement solutions to corporate clients), Rehabilitation Institute of Chicago, and Wal-Mart.

OFFICERS

Name, Address, and Age	Positions Held with the Trust	Term of Office* and Length of Time Served	Principal Occupations During the Past Five Years

Andrew Acker 151 Detroit Street Denver, CO 80206 DOB: 1972	Executive Vice President and Portfolio Manager Janus Global Life Sciences Fund	5/07-Present	Vice President and Research Analyst of Janus Capital.

Patrick Brophy 151 Detroit Street Denver, CO 80206 DOB: 1965	Executive Vice President and Portfolio Manager Janus Global Real Estate Fund	11/07-Present	Portfolio Manager for other Janus accounts.

Wahid Chammas 151 Detroit Street Denver, CO 80206 DOB: 1975	Executive Vice President and Co-Portfolio Manager Janus Emerging Markets Fund	12/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

Jonathan D. Coleman 151 Detroit Street Denver, CO 80206 DOB: 1971	Executive Vice President and Co-Portfolio Manager Janus Fund	11/07-Present	Co-Chief Investment Officer and Executive Vice President of Janus Capital, and Portfolio Manager for other Janus accounts. Formerly, Vice President (1998-2006) of Janus Capital.

Brian Demain 151 Detroit Street Denver, CO 80206 DOB: 1977	Executive Vice President and Portfolio Manager Janus Enterprise Fund	11/07-Present	Vice President of Janus Capital and Portfolio Manager for other Janus accounts. Formerly, Analyst (1999-2007) for Janus Capital.

John Eisinger 151 Detroit Street Denver, CO 80206 DOB: 1977	Executive Vice President and Portfolio Manager Janus Global Select Fund	1/08-Present	Portfolio Manager for other Janus accounts. Formerly, Research Analyst (2003-2007) for Janus Capital.

James P. Goff 151 Detroit Street Denver, CO 80206 DOB: 1964	Executive Vice President Janus Global Research Fund Executive Vice President Janus Research Fund	2/05-Present 2/06-Present	Vice President and Director of Equity Research of Janus Capital.

Matt Hochstetler 151 Detroit Street Denver, CO 80206 DOB: 1979	Executive Vice President and Co-Portfolio Manager Janus Emerging Markets Fund	12/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

Daniel Kozlowski 151 Detroit Street Denver, CO 80206 DOB: 1971	Executive Vice President and Portfolio Manager Janus Contrarian Fund	7/11-Present	Portfolio Manager of other Janus accounts. Formerly, Portfolio Manager (2008-2011) of Plaisance Capital LLC and Portfolio Manager (1999-2008) for Janus Capital.

Brent A. Lynn 151 Detroit Street Denver, CO 80206 DOB: 1964	Executive Vice President and Portfolio Manager Janus Overseas Fund	1/01-Present	Vice President of Janus Capital.

Julian McManus 151 Detroit Street Denver, CO 80206 DOB: 1970	Executive Vice President and Co-Portfolio Manager Janus International Equity Fund	6/10-Present	Research Analyst for Janus Capital.

George P. Maris 151 Detroit Street Denver, CO 80206 DOB: 1968	Executive Vice President and Portfolio Manager Janus Worldwide Fund	3/11-Present	Vice President of Janus Capital. Formerly, Portfolio Manager for Northern Trust (2008-2011) and Columbia Management Group (2004-2008).

*	Officers are elected at least annually by the Trustees for a one-year term and may also be elected from time to time by the Trustees for an interim period.

OFFICERS

Name, Address, and Age	Positions Held with the Trust	Term of Office* and Length of Time Served	Principal Occupations During the Past Five Years

Chad Meade 151 Detroit Street Denver, CO 80206 DOB: 1977	Executive Vice President and Co-Portfolio Manager Janus Triton Fund Executive Vice President and Co-Portfolio Manager Janus Venture Fund	7/06-Present 7/10-Present	Portfolio Manager for other Janus accounts. Formerly, Research Analyst (2001-2011) for Janus Capital.

Marc Pinto 151 Detroit Street Denver, CO 80206 DOB: 1961	Executive Vice President and Co-Portfolio Manager Janus Balanced Fund Executive Vice President and Portfolio Manager Janus Growth and Income Fund	5/05-Present 11/07-Present	Vice President of Janus Capital and Portfolio Manager for other Janus accounts.

Daniel Riff 151 Detroit Street Denver, CO 80206 DOB: 1972	Executive Vice President and Portfolio Manager Janus Global Market Neutral Fund	8/06-Present	Formerly, Analyst (2003-2007) for Janus Capital.

Ron Sachs 151 Detroit Street Denver, CO 80206 DOB: 1967	Executive Vice President and Portfolio Manager Janus Forty Fund Executive Vice President and Portfolio Manager Janus Twenty Fund	1/08-Present 1/08-Present	Vice President of Janus Capital and Portfolio Manager for other Janus accounts.

Brian A. Schaub 151 Detroit Street Denver, CO 80206 DOB: 1978	Executive Vice President and Co-Portfolio Manager Janus Triton Fund Executive Vice President and Co-Portfolio Manager Janus Venture Fund	7/06-Present 7/10-Present	Portfolio Manager for other Janus accounts. Formerly, Research Analyst (2000-2011) for Janus Capital.

Guy Scott 151 Detroit Street Denver, CO 80206 DOB: 1966	Executive Vice President and Co-Portfolio Manager Janus International Equity Fund	6/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

J. Bradley Slingerlend 151 Detroit Street Denver, CO 80206 DOB: 1978	Executive Vice President and Portfolio Manager Janus Global Technology Fund	5/11-Present	Portfolio Manager for other Janus accounts and Research Analyst of Janus Capital.

Gibson Smith 151 Detroit Street Denver, CO 80206 DOB: 1968	Executive Vice President and Co-Portfolio Manager Janus Balanced Fund	5/05-Present	Co-Chief Investment Officer and Executive Vice President of Janus Capital; Executive Vice President of Janus Distributors LLC and Janus Services LLC; Director of Perkins Investment Management LLC; and Portfolio Manager for other Janus accounts. Formerly, Vice President (2003-2006) of Janus Capital.

Carmel Wellso 151 Detroit Street Denver, CO 80206 DOB: 1964	Executive Vice President and Co-Portfolio Manager Janus International Equity Fund	6/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

Burton H. Wilson 151 Detroit Street Denver, CO 80206 DOB: 1963	Executive Vice President and Co-Portfolio Manager Janus Fund	5/11-Present	Vice President and Assistant Director of Equity Research of Janus Capital, and Portfolio Manager for other Janus accounts. Formerly, Research Analyst (2004-2009) for Janus Capital.

*	Officers are elected at least annually by the Trustees for a one-year term and may also be elected from time to time by the Trustees for an interim period.

OFFICERS

Name, Address, and Age	Positions Held with the Trust	Term of Office* and Length of Time Served	Principal Occupations During the Past Five Years

Hiroshi Yoh 151 Detroit Street Denver, CO 80206 DOB: 1963	Executive Vice President and Portfolio Manager Janus Asia Equity Fund	7/11-Present	Formerly, Chief Investment Officer and a portfolio manager with Tokio Marine Asset Management International Pte. Ltd., a Singapore-based asset management firm (1999-2011).

Robin C. Beery 151 Detroit Street Denver, CO 80206 DOB: 1967	President and Chief Executive Officer	4/08-Present	Executive Vice President and Head of U.S. Distribution of Janus Capital Group Inc., Janus Capital, Janus Distributors LLC, and Janus Services LLC; Director of The Janus Foundation; Director of Perkins Investment Management LLC; and Working Director of INTECH Investment Management LLC. Formerly, Head of Intermediary Distribution, Global Marketing and Product of Janus Capital Group Inc., Janus Capital, Janus Distributors LLC, and Janus Services LLC (2009-2010); Chief Marketing Officer of Janus Capital Group Inc. and Janus Capital (2002-2009); President of The Janus Foundation (2002-2007); and President of Janus Services LLC (2004-2006).

Stephanie Grauerholz-Lofton 151 Detroit Street Denver, CO 80206 DOB: 1970	Chief Legal Counsel and Secretary Vice President	1/06-Present 3/06-Present	Vice President and Assistant General Counsel of Janus Capital, and Vice President and Assistant Secretary of Janus Distributors LLC. Formerly, Assistant Vice President of Janus Capital and Janus Distributors LLC (2006).

David R. Kowalski 151 Detroit Street Denver, CO 80206 DOB: 1957	Vice President, Chief Compliance Officer, and Anti-Money Laundering Officer	6/02-Present	Senior Vice President and Chief Compliance Officer of Janus Capital, Janus Distributors LLC, and Janus Services LLC; and Vice President of INTECH Investment Management LLC and Perkins Investment Management LLC. Formerly, Chief Compliance Officer of Bay Isle Financial LLC (2003-2008).

Jesper Nergaard 151 Detroit Street Denver, CO 80206 DOB: 1962	Chief Financial Officer Vice President, Treasurer, and Principal Accounting Officer	3/05-Present 2/05-Present	Vice President of Janus Capital and Janus Services LLC.

*	Officers are elected at least annually by the Trustees for a one-year term and may also be elected from time to time by the Trustees for an interim period.

As discussed below, the Board’s Nominating and Governance Committee is responsible for identifying and recommending candidates for nomination or election by the Board based on a variety of diverse criteria. In its most recent evaluation of the qualifications of each Trustee prior to the election of Trustees in 2010 and in connection with the assessment of candidates prior to the appointment of a new Trustee effective January 1, 2011, the Committee and the Board considered the totality of the information available to them, including the specific experience, qualifications, attributes or skills, as noted below, and concluded that each of the Trustees should serve as members of the Board of Trustees based on the Trust’s business structure. In reaching these conclusions, the Committee and the Board, in the exercise of their reasonable business judgment, evaluated each Trustee based on his or her specific experience, qualifications, attributes and/or skills on an individual basis and in combination with the other Trustees, none of which by itself was considered dispositive.

William D. Cvengros: Service as Chief Executive Officer and President of a leading publicly traded investment management firm, Chief Investment Officer of a major life insurance company, a corporate and fund director, and in various capacities with private investment firms, and a Fund Independent Trustee since 2011.

William F. McCalpin: Service as Chief Operating Officer of a large private family foundation, Chairman and Director of an unaffiliated fund complex, and a Fund Independent Trustee since 2002 and Independent Chairman of the Board of Trustees since 2008.

John P. McGonigle: Service in multiple capacities with a leading financial services firm, including as Head of Mutual Funds and Asset Management, as an independent trustee of a money market fund, and a Fund Independent Trustee since 2010.

James T. Rothe: Co-founder and Managing Director of a private investment firm, former business school professor, service as a corporate director, and a Fund Independent Trustee since 1997.

William D. Stewart: Corporate vice president of a NASDAQ-listed industrial manufacturer, and a Fund Independent Trustee since 1984.

Linda S. Wolf: Service as Chairman and CEO of a global advertising firm, service on multiple corporate and nonprofit boards, and a Fund Independent Trustee since 2005.

General Information Regarding the Board of Trustees and Leadership Structure
The Trust is governed by the Board of Trustees, which is responsible for and oversees the management and operations of the Trust and each of the Janus funds on behalf of fund shareholders. Each member of the Board is an Independent Trustee, including the Board’s Chairman. The Board’s responsibilities include, but are not limited to, oversight of the Janus funds’ officers and service providers, including Janus Capital, which is responsible for the Trust’s day-to-day operations. The Trustees approve all of the agreements entered into with the Janus funds’ service providers, including the investment management agreements with Janus Capital and any applicable subadviser. The Trustees are also responsible for determining or changing each Janus fund’s investment objective(s), policies, and available investment techniques, as well as for overseeing the fund’s Chief Compliance Officer. In carrying out these responsibilities, the Trustees are assisted by the Trust’s independent auditor (who reports directly to the Trust’s Audit Committee), independent counsel, an independent fee consultant, and other specialists as appropriate, all of whom are selected by the Trustees. The Trustees also meet regularly without representatives of Janus Capital or its affiliates present.

The Trustees discharge their responsibilities collectively as a Board, as well as through Board committees, each of which operates pursuant to a Board-approved charter that delineates the specific responsibilities of that committee. For example, the Board as a whole is responsible for oversight of the annual process by which the Board considers and approves each fund’s investment advisory agreement with Janus Capital, but specific matters related to oversight of the Janus funds’ independent auditors have been delegated by the Board to its Audit Committee, subject to approval of the Audit Committee’s recommendations by the Board. The members and responsibilities of each Board committee are summarized below. In addition to serving on certain committees, the Chairman of the Board (“Board Chairman”) is responsible for presiding at all meetings of the Board, and has other duties as may be assigned by the Trustees from time to time. The Board Chairman also serves as the Board’s liaison to Janus Capital with respect to all matters related to the Janus funds that are not otherwise delegated to the chair of a Board committee. The Board has determined that this leadership structure is appropriate based on (1) the number of Janus funds overseen and the various investment objectives of those funds; (2) the manner in which the Janus funds’ shares are marketed and distributed; and (3) the responsibilities entrusted to Janus Capital and its affiliates to oversee the Trust’s day-to-day operations, including the management of each Janus fund’s holdings and the distribution of fund shares. On an annual basis, the Board conducts a self-evaluation that considers, among other matters, whether the Board and its committees are functioning effectively and whether, given the size and composition of the Board and each of its committees, the Trustees are able to oversee effectively the number of Janus funds in the complex.

Committees of the Board
The Board of Trustees has seven standing committees that each perform specialized functions: an Audit Committee, Brokerage Committee, Investment Oversight Committee, Legal and Regulatory Committee, Money Market Committee, Nominating and Governance Committee, and Pricing Committee. Each committee is comprised entirely of Independent Trustees. Information about each committee’s functions is provided in the following table:

	Summary of Functions	Members (Independent Trustees)	Number of Meetings Held During Last Fiscal Year Ended September 30, 2011

Audit Committee(1)	Reviews the financial reporting process, the system of internal controls over financial reporting, disclosure controls and procedures, Form N-CSR filings, and the audit process. The Committee’s review of the audit process includes, among other things, the appointment, compensation, and oversight of the Trust’s independent auditor and pre-approval of all audit and nonaudit services.	William D. Cvengros(2) (Chair) William D. Stewart	4

Brokerage Committee	Reviews and makes recommendations regarding matters related to the Trust’s use of brokerage commissions and placement of portfolio transactions.	James T. Rothe (Chair) John P. McGonigle William D. Stewart	4

Investment Oversight Committee	Oversees the investment activities of the Trust’s non-money market funds.	William F. McCalpin (Chair) William D. Cvengros(2) John P. McGonigle James T. Rothe William D. Stewart Linda S. Wolf	5

Legal and Regulatory Committee	Oversees compliance with various procedures adopted by the Trust, reviews certain regulatory filings made with the SEC, oversees the implementation and administration of the Trust’s Proxy Voting Guidelines.	Linda S. Wolf (Chair) William F. McCalpin John P. McGonigle	13

Money Market Committee(1)	Reviews various matters related to the operations of the Janus money market funds, including compliance with their Money Market Fund Procedures.	John P. McGonigle (Chair) William D. Cvengros(2)	4

Nominating and Governance Committee(1)	Identifies and recommends individuals for election as Trustee, consults with Management in planning Trustee meetings, and oversees the administration of, and ensures compliance with, the Trust’s Governance Procedures and Guidelines, which includes review of proposed changes to Trustee compensation.	James T. Rothe (Chair) William F. McCalpin Linda S. Wolf	7

Pricing Committee	Determines a fair value of restricted and other securities for which market quotations are not readily available or are deemed not to be reliable, pursuant to procedures adopted by the Trustees and reviews other matters related to the pricing of securities.	William D. Stewart (Chair) James T. Rothe Linda S. Wolf	16

(1)	Prior to November 10, 2011, members of the Audit Committee included William D. Cvengros and Dennis B. Mullen (now retired); members of the Money Market Committee included John P. McGonigle and William D. Stewart; and members of the Nominating and Governance Committee included Dennis B. Mullen (now retired), William F. McCalpin, and James T. Rothe.

(2)	Mr. Cvengros joined the Board as a new Trustee effective January 1, 2011.

Board Oversight of Risk Management
Janus Capital, as part of its responsibilities for the day-to-day operations of the Janus funds, is responsible for day-to-day risk management for the funds. The Board, as part of its overall oversight responsibilities for the Janus funds’ operations, oversees Janus Capital’s risk management efforts with respect to the funds. The Board, in the exercise of its reasonable business judgment, also separately considers potential risks that may impact the Janus funds. The Board discharges its oversight duties and considers potential risks in a number of different ways, including, but not limited to, receiving reports on a regular basis, either directly or through an appropriate committee, from Janus Capital and its officers. Reports received include those from, among others, Janus Capital’s (1) senior managers responsible for oversight of global risk; (2) senior managers responsible for oversight of fund construction and trading risk; (3) Chief Compliance Officer; and (4) Director of Internal Audit. At the time these reports are presented, the Board or the committee receiving the report will, as it deems necessary, invite the presenter to participate in an executive session to discuss matters outside the presence of any other officers or representatives of Janus Capital or its affiliates. The Board also receives reports from other entities and individuals unaffiliated with Janus Capital, including reports from the Janus funds’ other service providers and from independent consultants hired by the Board.

Various Board committees also will consider particular risk items as the committee addresses items and issues specific to the jurisdiction of that committee. For example, the Pricing Committee will consider valuation risk as part of its regular oversight responsibilities, and similarly, the Brokerage Committee will consider counterparty risk associated with Janus fund transactions. The Board also may be apprised of particular risk management matters in connection with its general oversight and approval of various Janus fund matters brought before the Board. The Board has appointed a Chief Compliance Officer for the Janus funds (“Fund CCO”) who (1) reports directly to the Board and (2) provides a comprehensive written report annually and presents quarterly at the Board’s regular meetings. The Fund CCO, who also serves as Janus Capital’s Chief Compliance Officer, discusses relevant risk issues that may impact the Janus funds and/or Janus Capital’s services to the funds, and routinely meets with the Board in private without representatives of Janus Capital or its affiliates present. The Fund CCO also provides the Board with updates on the application of the Janus funds’ compliance policies and procedures, including how these procedures are designed to mitigate risk and what, if any, changes have been made to enhance the procedures. The Fund CCO may also report to the Board on an ad hoc basis in the event that he identifies issues associated with the Janus funds’ compliance policies and procedures that could expose the funds to additional risk or adversely impact the ability of Janus Capital to provide services to the funds.

The Board believes that its leadership structure permits it to effectively discharge its oversight responsibilities with respect to the Janus funds’ risk management process.

Additional Information About Trustees
Under the Trust’s Governance Procedures and Guidelines, the Trustees are expected to invest in one or more (but not necessarily all) funds advised by Janus Capital for which they serve as Trustee, to the extent they are directly eligible to do so. These investments may include amounts held under a deferred compensation plan that are valued based on “shadow investments” in such funds. Such investments, including the amount and which funds, are dictated by each Trustee’s individual financial circumstances and investment goals. The table below gives the dollar range of shares of the Funds that the Trustees own and which are described in this SAI, as well as the aggregate dollar range of shares of all mutual funds advised by Janus Capital and overseen by the Trustees (collectively, the “Janus Funds”), owned by each Trustee as of December 31, 2011.

Name of Trustee	Dollar Range of Equity Securities in the Funds		Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Janus Funds

Independent Trustees
William F. McCalpin	Janus Balanced Fund	$10,001-$50,000	Over $100,000
	Janus Contrarian Fund	$1-$10,000
	Janus Enterprise Fund	$10,001-$50,000
	Janus Global Life Sciences Fund	$1-$10,000
	Janus Global Research Fund	$10,001-$50,000
	Janus Global Technology Fund	$10,001-$50,000
	Janus Overseas Fund	$50,001-$100,000
	Janus Triton Fund	$10,001-$50,000
	Janus Worldwide Fund	$1-$10,000

William D. Cvengros	Janus Emerging Markets Fund	$50,001-$100,000	Over $100,000
	Janus Fund	$50,001-$100,000

John P. McGonigle	Janus Global Research Fund	$50,001-$100,000	Over $100,000(1)
	Janus Overseas Fund	Over $100,000
	Janus Research Fund	$10,001-$50,000
	Janus Venture Fund	$10,001-$50,000

Name of Trustee	Dollar Range of Equity Securities in the Funds		Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Janus Funds

Independent Trustees (cont’d.)

James T. Rothe	Janus Balanced Fund	Over $100,000	Over $100,000
	Janus Enterprise Fund	Over $100,000
	Janus Global Research Fund	Over $100,000

William D. Stewart	Janus Global Research Fund	$10,001-$50,000	Over $100,000
	Janus Overseas Fund	Over $100,000
	Janus Triton Fund	Over $100,000

Linda S. Wolf	Janus Contrarian Fund	Over $100,000	Over $100,000(1)
	Janus Fund	Over $100,000
	Janus Global Research Fund	Over $100,000
	Janus Overseas Fund	Over $100,000
	Janus Triton Fund	Over $100,000

(1)	Ownership shown includes amounts held under a deferred compensation plan that are valued based on “shadow investments” in one or more funds.

The Trust pays each Independent Trustee an annual retainer plus a fee for each regular in-person meeting of the Trustees attended, a fee for in-person meetings of committees attended if convened on a date other than that of a regularly scheduled meeting, and a fee for telephone meetings of the Trustees and committees. In addition, committee chairs and the Chairman of the Board of Trustees receive an additional supplemental retainer. Each current Independent Trustee also receives fees from other Janus funds for serving as Trustee of those funds. Janus Capital pays persons who are directors, officers, or employees of Janus Capital or any affiliate thereof, or any Trustee considered an “interested” Trustee, for their services as Trustees or officers. The Trust and other funds managed by Janus Capital may pay all or a portion of the compensation and related expenses of the Funds’ Chief Compliance Officer and compliance staff, as authorized from time to time by the Trustees.

The following table shows the aggregate compensation paid to each Independent Trustee by the Funds described in this SAI and all Janus Funds for the periods indicated. None of the Trustees receives any pension or retirement benefits from the Funds or the Janus Funds. Effective January 1, 2006, the Trustees established a deferred compensation plan under which the Trustees may elect to defer receipt of all, or a portion, of the compensation they earn for their services to the Funds, in lieu of receiving current payments of such compensation. Any deferred amount is treated as though an equivalent dollar amount has been invested in shares of one or more funds advised by Janus Capital (“shadow investments”).

	Aggregate	Total
	Compensation from	Compensation from
	the Funds for	the Janus Funds for
	fiscal year ended	calendar year ended
Name of Person, Position	September 30, 2011	December 31, 2011(1)(2)
Independent Trustees

William F. McCalpin, Chairman and Trustee(3)(4)	$249,004	$387,000

William D. Cvengros, Trustee(5)	$118,418	$257,000

John P. McGonigle, Trustee(4)	$165,681	$277,000

Dennis B. Mullen, Trustee(4)(5)	$179,634	$196,000

James T. Rothe, Trustee(4)	$192,980	$292,500

William D. Stewart, Trustee(4)	$173,263	$279,000

Linda S. Wolf, Trustee(4)	$191,498	$298,000

(1)	For all Trustees, includes compensation for service on the boards of two Janus trusts comprised of 55 portfolios. Mr. Mullen’s compensation also includes service on the board of an additional trust, Janus Capital Funds Plc (an offshore product), comprised of 21 portfolios.

(2)	Total Compensation received from the Janus Funds includes any amounts deferred under the deferred compensation plan. The deferred compensation amounts for the period shown are as follows: John P. McGonigle $83,100.

(3)	Aggregate Compensation received from the Funds and Total Compensation received from all Janus Funds includes additional compensation paid for service as Independent Chairman of the Board of Trustees.
(4)	Aggregate Compensation received from the Funds and Total Compensation received from all Janus Funds includes additional compensation paid for service as chair of one or more committees of the Board of Trustees during certain periods.
(5)	Mr. Cvengros joined the Board as a new Trustee effective January 1, 2011. Mr. Mullen retired as a Trustee effective October 6, 2011.

JANUS INVESTMENT PERSONNEL

Other Accounts Managed
To the best knowledge of the Trust, the following table provides information relating to other accounts managed by the portfolio managers as of September 30, 2011. To the extent that any of the accounts pay advisory fees based on account performance, information on those accounts is separately listed.

		Other Registered		Other Pooled
		Investment		Investment
		Companies		Vehicles	Other Accounts
Andrew Acker	Number of Other Accounts Managed	2		None	None
	Assets in Other Accounts Managed	$94,400,706		None	None
Patrick Brophy	Number of Other Accounts Managed	1		None	2
	Assets in Other Accounts Managed	$110,896,441		None	$2,052,587
Wahid Chammas	Number of Other Accounts Managed	2		None	None
	Assets in Other Accounts Managed	$7,336,556		None	None
Jonathan D. Coleman	Number of Other Accounts Managed	7	(1)	None	4
	Assets in Other Accounts Managed	$1,926,375,288		None	$31,822,088
Brian Demain	Number of Other Accounts Managed	1		None	5
	Assets in Other Accounts Managed	$493,495,735		None	$224,064,095
John Eisinger	Number of Other Accounts Managed	1		None	None
	Assets in Other Accounts Managed	$884,450,921		None	None
James P. Goff	Number of Other Accounts Managed	7		1	14
	Assets in Other Accounts Managed	$777,389,328		$70,842,258	$535,688,710
Matt Hochstetler	Number of Other Accounts Managed	1		None	None
	Assets in Other Accounts Managed	$4,322,838		None	None
Daniel Kozlowski	Number of Other Accounts Managed	1		1	7
	Assets in Other Accounts Managed	$47,373,744		$26,904,902	$255,459,318
Brent A. Lynn	Number of Other Accounts Managed	1	(2)	None	None
	Assets in Other Accounts Managed	$1,586,271,157		None	None
Julian McManus	Number of Other Accounts Managed	2		None	None
	Assets in Other Accounts Managed	$342,212,401		None	None
George P. Maris	Number of Other Accounts Managed	1	(3)	None	None
	Assets in Other Accounts Managed	$613,837,350		None	None
Chad Meade	Number of Other Accounts Managed	5		None	3	(4)
	Assets in Other Accounts Managed	$348,219,999		None	$172,785,826
Marc Pinto	Number of Other Accounts Managed	4		None	24	(5)
	Assets in Other Accounts Managed	$960,495,407		None	$215,071,120
Daniel Riff	Number of Other Accounts Managed	None		None	None
	Assets in Other Accounts Managed	None		None	None
Ron Sachs	Number of Other Accounts Managed	15	(6)	1	5
	Assets in Other Accounts Managed	$3,819,599,981		$49,267,861	$1,475,365,251
Brian A. Schaub	Number of Other Accounts Managed	5		None	3	(4)
	Assets in Other Accounts Managed	$348,219,999		None	$172,785,826
Guy Scott	Number of Other Accounts Managed	3		None	None
	Assets in Other Accounts Managed	$345,226,118		None	None
J. Bradley Slingerlend	Number of Other Accounts Managed	3		None	2
	Assets in Other Accounts Managed	$184,504,421		None	$109,535,438
Gibson Smith	Number of Other Accounts Managed	16		None	16
	Assets in Other Accounts Managed	$12,295,571,184		None	$2,595,448,059
Carmel Wellso	Number of Other Accounts Managed	3		None	None
	Assets in Other Accounts Managed	$345,226,118		None	None

		Other Registered	Other Pooled
		Investment	Investment
		Companies	Vehicles	Other Accounts
Burton H. Wilson	Number of Other Accounts Managed	7 (1)	None	4
	Assets in Other Accounts Managed	$1,926,375,288	None	$31,822,088
Hiroshi Yoh	Number of Other Accounts Managed	1	None	None
	Assets in Other Accounts Managed	$3,766,131	None	None

(1)	One of the accounts included in the total, consisting of $510,825,421 of the total assets in the category, has a performance-based advisory fee.

(2)	One of the accounts included in the total, consisting of $1,586,271,157 of the total assets in the category, has a performance-based advisory fee.

(3)	One of the accounts included in the total, consisting of $613,837,350 of the total assets in the category, has a performance-based advisory fee.

(4)	One of the accounts included in the total, consisting of $99,725,907 of the total assets in the category, has a performance-based advisory fee.

(5)	One of the accounts included in the total, consisting of $133,323,192 of the total assets in the category, has a performance-based advisory fee.

(6)	One of the accounts included in the total, consisting of $834,758,065 of the total assets in the category, has a performance-based advisory fee.

Material Conflicts
As shown in the table above, certain portfolio managers may manage other accounts with investment strategies similar to the Funds. Those other accounts may include other Janus funds, private-label mutual funds for which Janus Capital serves as subadviser, and separately managed accounts or other pooled investment vehicles, such as hedge funds, which may have materially higher fees than a Fund or may have a performance-based management fee. As such, fees earned by Janus Capital may vary among these accounts. In addition, the portfolio managers may personally invest in some but not all of these accounts, and certain of these accounts may have a greater impact on their compensation than others. Certain portfolio managers may also have roles as research analysts for one or more Janus funds and receive compensation with respect to the analyst role. These factors could create conflicts of interest because a portfolio manager may have incentives to favor certain accounts over others, resulting in the potential for other accounts outperforming a Fund. A conflict may also exist if a portfolio manager identifies a limited investment opportunity that may be appropriate for more than one account, but a Fund is not able to take full advantage of that opportunity due to the need to allocate that opportunity among multiple accounts. In addition, the portfolio manager may execute transactions for another account that may adversely impact the value of securities held by the Fund. However, Janus Capital believes that these conflicts may be mitigated to a certain extent by the fact that accounts with like investment strategies managed by a particular portfolio manager are generally managed in a similar fashion, subject to a variety of exceptions, for example, to account for particular investment restrictions or policies applicable only to certain accounts, certain portfolio holdings that may be transferred in-kind when an account is opened, differences in cash flows and account sizes, and similar factors. In addition, Janus Capital has adopted trade allocation procedures that govern allocation of securities among various Janus accounts. Trade allocation and personal trading are described in further detail under “Additional Information About Janus Capital and the Subadvisers.”

Janus Capital is the adviser to the Funds and the Janus “funds of funds,” which are funds that invest primarily in other Janus Capital mutual funds. Because Janus Capital is the adviser to the Janus “funds of funds” and the Funds, it is subject to certain potential conflicts of interest when allocating the assets of a Janus “fund of funds” among such Funds. In addition, the Janus “funds of funds” portfolio manager, who also serves as Senior Vice President and Chief Risk Officer of Janus Capital, has regular and continuous access to information regarding the holdings of the Funds, as well as knowledge of, and potential impact on, investment strategies and techniques of the Funds. Janus Capital believes these potential conflicts may be mitigated through its compliance monitoring, including that of asset allocations by the portfolio manager. In addition, Janus Capital has retained an independent consultant to provide research and consulting services with respect to asset allocation and investments for Janus Conservative Allocation Fund, Janus Moderate Allocation Fund, and Janus Growth Allocation Fund, which are “funds of funds” offered by Janus Capital.

Compensation Information
The following describes the structure and method of calculating a portfolio manager’s compensation as of September 30, 2011.

The portfolio managers and, if applicable, co-portfolio managers (“portfolio manager” or “portfolio managers”) are compensated for managing a Fund and any other funds, portfolios, or accounts for which they have exclusive or shared responsibilities (collectively, the “Managed Funds”) through two components: fixed compensation and variable compensation. Certain portfolio managers are eligible to receive additional discretionary compensation in recognition of their continued analyst responsibilities, and the Chief Investment Officers (“CIO”) of Janus Capital are eligible for additional variable compensation in recognition of their CIO roles, each as noted below. In addition, certain portfolio managers who have an ownership interest or profits interest in certain Janus adviser affiliated entities may receive compensation through those interests.

Fixed Compensation: Fixed compensation is paid in cash and is comprised of an annual base salary based on factors such as the complexity of managing funds and other accounts and scope of responsibility (including assets under management).

Variable Compensation: Variable compensation is paid in the form of cash and long-term incentive awards (consisting of a mixture of JCGI restricted stock and a cash-deferred award that is credited with income, gains, and losses based on the performance of Janus mutual fund investments selected by the portfolio manager). The overall investment team compensation pool is funded each year by an amount equal to a percentage of Janus Capital’s pre-incentive operating income.

Variable compensation is structured to pay a portfolio manager on a quarterly basis primarily on the Managed Funds’ performance, with additional discretionary compensation available from a discretionary variable compensation pool described below.

With respect to any individual portfolio manager’s quarterly variable compensation, the management fee revenue received by Janus Capital in connection with such portfolio manager’s Managed Funds determines the maximum compensation that the individual portfolio manager can receive on a quarterly basis, which is then adjusted downward depending on the portfolio manager’s investment performance on a one-, three-, and five-year rolling period basis with a predominant weighting on the Managed Funds’ performance in the three- and five-year periods. Actual performance is calculated based on the Managed Funds’ aggregate asset-weighted Lipper peer group performance ranking (or, as may be applicable, a combination of two or more Lipper peer groups).

A portfolio manager is also eligible to participate in a discretionary variable compensation pool. The aggregate compensation available under such pool is determined by management at its sole discretion from the overall investment team pool described above. Compensation from the discretionary investment team pool is then allocated among the eligible respective participants at the discretion of Janus Capital based upon, among other things: (i) thought leadership; (ii) mentoring of analysts; (iii) contributions to the sales process; (iv) teamwork and support of team culture; and (v) client relationships.

Newly hired portfolio managers may have guaranteed compensation levels during the first few years of their employment with Janus.

Analyst Variable Compensation: If a portfolio manager also has analyst responsibilities, then such portfolio manager is eligible to participate in a discretionary variable compensation pool. The aggregate compensation available under such pool is determined by management at its sole discretion from the overall investment team pool described above. The aggregate compensation is then allocated among the eligible respective participants at the discretion of Janus Capital based on factors which may include performance of investment recommendations, individual and team contributions, scope of coverage, and subjective criteria.

CIO Variable Compensation: The CIOs are entitled to additional compensation at management’s sole discretion in consideration of their role as CIO of Janus Capital that is generally based on firm-wide investment performance (excluding assets managed by subadvisers), Janus-managed net long-term flows (excluding assets managed by subadvisers and money market funds), investment team leadership factors, and overall corporate leadership factors.

Portfolio managers may elect to defer payment of a designated percentage of their fixed compensation and/or up to all of their variable compensation in accordance with JCGI’s Executive Income Deferral Program.

Additional Compensation Information
The following describes the structure and method of calculating compensation for James Goff, Director of Equity Research, as of September 30, 2011.

Mr. Goff is compensated for his role as Director of Equity Research and for managing a Fund and any other funds, portfolios, or accounts managed by Mr. Goff through two components: fixed compensation and variable compensation.

Fixed Compensation: Fixed compensation is paid in cash and is comprised of an annual base salary based on factors such as his scope of responsibility, tenure, his performance as the Director of Research, and for managing funds.

Variable Compensation: Variable compensation is paid in the form of cash and long-term incentive awards (consisting of a mixture of JCGI restricted stock and a cash-deferred award that is credited with income, gains, and losses based on the performance of Janus mutual fund investments selected by Mr. Goff). Mr. Goff’s variable compensation opportunity is based on four components: (i) firm-wide investment performance; (ii) Janus Capital long-term net flows (excluding assets managed by subadvisers and money market funds); (iii) certain strategic objectives, including investment team culture, analyst recruitment and development, continued enhancements to the research process, and contributions to sales and client efforts; and (iv) the research portfolios’ investment performance. Variable compensation from firm-wide investment performance and the research portfolios’ investment performance is calculated based upon a percentage of the revenue received from the applicable funds (excluding assets managed by subadvisers) and is adjusted to reflect the actual performance of such funds. Actual performance is calculated based on the applicable funds’ aggregate asset-weighted Lipper peer group performance (or, as may be applicable, a combination of two or more Lipper peer groups) ranking on a one- and three-year rolling period basis (with a predominant weighting on three-year performance for the research portfolios investment performance calculation).

Mr. Goff may elect to defer payment of a designated percentage of his fixed compensation and/or up to all of his variable compensation in accordance with JCGI’s Executive Income Deferral Program.

Each Fund’s Lipper peer group for compensation purposes is shown in the following table:

Fund Name	Lipper Peer Group
Alternative
Janus Global Market Neutral Fund	Absolute Return Funds
Janus Global Real Estate Fund	Global Real Estate Funds
Global & International
Janus Asia Equity Fund	Pacific ex-Japan Funds
Janus Emerging Markets Fund	Emerging Markets Funds
Janus Global Life Sciences Fund	Global Health/Biotechnology Funds
Janus Global Research Fund	Global Funds
Janus Global Select Fund	Global Funds
Janus Global Technology Fund	Global Science & Technology Funds
Janus International Equity Fund	International Funds
Janus Overseas Fund	International Funds
Janus Worldwide Fund	Global Funds
Growth & Core
Janus Balanced Fund	Mixed-Asset Target Allocation Moderate Funds
Janus Contrarian Fund	Multi-Cap Core Funds
Janus Enterprise Fund	Mid-Cap Growth Funds
Janus Forty Fund	Large-Cap Growth Funds
Janus Fund	Large-Cap Growth Funds
Janus Growth and Income Fund	Large-Cap Core Funds
Janus Research Fund	Large-Cap Growth Funds
Janus Triton Fund	Small-Cap Growth Funds
Janus Twenty Fund	Large-Cap Growth Funds
Janus Venture Fund	Small-Cap Growth Funds

PERKINS INVESTMENT PERSONNEL

Other Accounts Managed
To the best knowledge of the Trust, the following table provides information relating to other accounts managed by the portfolio manager as of September 30, 2011. No accounts included in the totals listed below have a performance-based advisory fee.

		Other Registered	Other Pooled
		Investment	Investment
		Companies	Vehicles	Other Accounts
Gregory R. Kolb	Number of Other Accounts Managed	1	None	None
	Assets in Other Accounts Managed	$2,133,544	None	None

Material Conflicts
As shown in the table above, Perkins Global Value Fund’s portfolio manager may manage other funds and accounts with investment strategies similar to the Fund. Fees earned by the adviser may vary among these accounts, the portfolio manager may personally invest in some but not all of these accounts, and certain of these accounts may have a greater impact on the portfolio manager’s compensation than others. These factors could create conflicts of interest because the portfolio manager may have incentives to favor certain accounts over others, resulting in the potential for other accounts outperforming the Fund. A conflict may also exist if the portfolio manager identifies a limited investment opportunity that may be appropriate for more than one account, but the Fund is not able to take full advantage of that opportunity due to the need to allocate that opportunity among multiple accounts. In addition, the portfolio manager may execute transactions for another account that may adversely impact the value of securities held by the Fund. However, Perkins believes that these conflicts may be mitigated to a certain extent by the fact that accounts with like investment strategies managed by the portfolio manager are generally managed in a similar fashion, subject to a variety of exceptions, for example, to account for particular investment restrictions or policies applicable only to certain accounts, certain portfolio holdings that may be transferred in-kind when an account is opened, differences in cash flows and account sizes, and similar factors. Information regarding Perkins’ trade allocation procedures is described under “Additional Information About Janus Capital and the Subadvisers.”

Compensation Information
The following describes the structure and method of calculating the portfolio manager’s compensation as of September 30, 2011.

The portfolio manager is compensated for managing the Fund and any other funds, portfolios, or accounts for which he has exclusive or shared responsibilities (collectively, the “Managed Funds”) through two components: fixed compensation and variable compensation. In addition, certain portfolio managers who have an ownership interest or profits interest in Perkins may receive compensation through those interests.

Fixed Compensation: Fixed compensation is paid in cash and is comprised of an annual base salary based on factors such as the complexity of managing funds and other accounts and scope of responsibility (including assets under management).

Variable Compensation: Variable compensation is paid in the form of cash and long-term incentive awards (potentially consisting of all or a mixture of JCGI restricted stock and/or a cash-deferred award that is credited with income, gains, and losses based on the performance of mutual fund investments selected by the portfolio manager). The overall Perkins’ compensation pool is funded each year based upon a percentage of the total eligible revenue received by Perkins, with a potential increase in funding based on Perkins’ aggregate revenue-weighted Lipper peer group performance ranking on a trailing three-year basis.

From the overall Perkins’ compensation pool described above, variable compensation is paid to a portfolio manager based primarily on the Managed Funds’ performance, with additional discretionary compensation opportunities. The size of the discretionary bonus pool fluctuates depending on both the revenue derived from firm-wide managed assets and the investment performance of such firm-wide managed assets. Compensation from the discretionary bonus pool is allocated among the eligible respective participants at the discretion of Perkins management based upon, among other things: (i) teamwork and support of team culture; (ii) mentoring of analysts; (iii) contributions to the sales process; (iv) client relationships; and (v) if applicable, CIO duties.

The Fund’s Lipper peer group for compensation purposes is shown in the following table:

Fund Name	Lipper Peer Group
Value
Perkins Global Value Fund	Global Funds

OWNERSHIP OF SECURITIES

As of September 30, 2011, the portfolio managers and/or investment personnel of the Funds described in this SAI beneficially owned securities of the Fund(s) they manage in the dollar range shown in the following table. The last column of the table also reflects each individual’s aggregate beneficial ownership of all mutual funds advised by Janus Capital within the Janus family of funds (collectively, the “Janus Funds”).

Investment Personnel	Dollar Range of Securities in the Fund(s) Managed		Aggregate Dollar Range of Securities in Janus Funds

Janus Capital

Andrew Acker	Janus Global Life Sciences Fund	Over $1,000,000	Over $1,000,000

Patrick Brophy	Janus Global Real Estate Fund	$100,001-$500,000	Over $1,000,000

Wahid Chammas	Janus Emerging Markets Fund	$500,001-$1,000,000	$500,001-$1,000,000

Jonathan D. Coleman	Janus Fund	Over $1,000,000	Over $1,000,000

Brian Demain	Janus Enterprise Fund	Over $1,000,000	Over $1,000,000

John Eisinger	Janus Global Select Fund	Over $1,000,000	Over $1,000,000

James P. Goff	Janus Global Research Fund	Over $1,000,000	Over $1,000,000
	Janus Research Fund	Over $1,000,000

Matt Hochstetler	Janus Emerging Markets Fund	$100,001-$500,000	$500,001-$1,000,000

Daniel Kozlowski	Janus Contrarian Fund	$10,001-$50,000	$100,001-$500,000

Brent A. Lynn	Janus Overseas Fund	Over $1,000,000	Over $1,000,000

Julian McManus	Janus International Equity Fund	$100,001-$500,000	$500,001-$1,000,000

George P. Maris	Janus Worldwide Fund	$100,001-$500,000	$100,001-$500,000

Chad Meade	Janus Triton Fund	Over $1,000,000	Over $1,000,000
	Janus Venture Fund	$500,001-$1,000,000

Marc Pinto	Janus Balanced Fund	$500,001-$1,000,000	Over $1,000,000
	Janus Growth and Income Fund	Over $1,000,000

Daniel Riff	Janus Global Market Neutral Fund	Over $1,000,000	Over $1,000,000

Ron Sachs	Janus Forty Fund	Over $1,000,000	Over $1,000,000
	Janus Twenty Fund	Over $1,000,000

Brian A. Schaub	Janus Triton Fund	Over $1,000,000	Over $1,000,000
	Janus Venture Fund	$500,001-$1,000,000

Guy Scott	Janus International Equity Fund	Over $1,000,000	Over $1,000,000

J. Bradley Slingerlend	Janus Global Technology Fund	$500,001-$1,000,000	Over $1,000,000

Gibson Smith	Janus Balanced Fund	Over $1,000,000	Over $1,000,000

Carmel Wellso	Janus International Equity Fund	None	Over $1,000,000

Burton H. Wilson	Janus Fund	Over $1,000,000	Over $1,000,000

Hiroshi Yoh	Janus Asia Equity Fund	None	None

Perkins

Gregory R. Kolb	Perkins Global Value Fund	Over $1,000,000	Over $1,000,000

Shares of the trust

Although Janus Twenty Fund is closed, certain investors may continue to invest in the Fund and/or open new Fund accounts as described in the Fund’s Prospectuses. The “Shareholder’s Manual” or “Shareholder’s Guide” section of the Fund’s Prospectuses contains detailed information about the purchase of shares.

NET ASSET VALUE DETERMINATION

As stated in the Funds’ Prospectuses, the net asset value (“NAV”) of the Shares of each class of each Fund is determined once each day the New York Stock Exchange (the “NYSE”) is open, as of the close of its regular trading session (normally 4:00 p.m., New York time, Monday through Friday). The per share NAV for each class of each Fund is computed by dividing the total value of securities and other assets allocated to the class, less liabilities allocated to that class, by the total number of outstanding shares for the class. In determining NAV, securities listed on an Exchange, the NASDAQ National Market, and foreign markets are generally valued at the closing prices on such markets. If such price is lacking for the trading period immediately preceding the time of determination, such securities are valued at their current bid price. Municipal securities held by the Funds are traded primarily in the over-the-counter markets. Valuations of such securities are furnished by one or more pricing services employed by the Funds and approved by the Trustees and are based upon a computerized matrix system or appraisals obtained by a pricing service, in each case in reliance upon information concerning market transactions and quotations from recognized municipal securities dealers. Other securities that are traded on the over-the-counter markets are generally valued at their closing bid prices. Foreign securities and currencies are converted to U.S. dollars using the applicable exchange rate in effect at the close of the NYSE. Each Fund will determine the market value of individual securities held by it by using prices provided by one or more professional pricing services which may provide market prices to other funds or, as needed, by obtaining market quotations from independent broker-dealers. Short-term securities maturing within 60 days or less are valued on an amortized cost basis. Debt securities with a remaining maturity of greater than 60 days are valued in accordance with the evaluated bid price supplied by the pricing service. The evaluated bid price supplied by the pricing service is an evaluation that reflects such factors as security prices, yields, maturities, and ratings.

Securities for which market quotations are not readily available or are deemed unreliable are valued at fair value determined in good faith under procedures established by and under the supervision of the Trustees (the “Valuation Procedures”). Circumstances in which fair value pricing may be utilized include, but are not limited to: (i) a significant event that may affect the securities of a single issuer, such as a merger, bankruptcy, or significant issuer-specific development; (ii) an event that may affect an entire market, such as a natural disaster or significant governmental action; (iii) a nonsignificant event such as a market closing early or not opening, or a security trading halt; and (iv) pricing of a nonvalued security and a restricted or nonpublic security. The Funds may use systematic fair valuation models provided by independent third parties to value international equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE.

Trading in securities on European and Far Eastern securities exchanges and over-the-counter markets is normally completed well before the close of business on each business day in New York (i.e., a day on which the NYSE is open). In addition, European or Far Eastern securities trading generally or in a particular country or countries may not take place on all business days in New York. Furthermore, trading takes place in Japanese markets on certain Saturdays and in various foreign markets on days which are not business days in New York and on which a Fund’s NAV is not calculated. A Fund calculates its NAV per share, and therefore effects sales, redemptions, and repurchases of its shares, as of the close of the NYSE once each day on which the NYSE is open. Such calculation may not take place contemporaneously with the determination of the prices of the foreign portfolio securities used in such calculation. If an event that is expected to affect the value of a portfolio security occurs after the close of the principal exchange or market on which that security is traded, and before the close of the NYSE, then that security may be valued in good faith under the Valuation Procedures.

To the extent there are any errors in a Fund’s NAV calculation, Janus Capital may, at its discretion, reprocess individual shareholder transactions so that each shareholder’s account reflects the accurate corrected NAV.

PURCHASES

With the exception of Class D Shares and Class I Shares, Shares of the Funds can generally be purchased only through institutional channels such as financial intermediaries and retirement platforms. Class D Shares and Class I Shares may be purchased directly with the Funds in certain circumstances as provided in the Funds’ Prospectuses. Not all financial intermediaries offer all classes. Shares or classes of the Funds may be purchased without upfront sales charges by certain retirement plans and clients of investment advisers, but these clients will typically pay asset-based fees for their investment advisers’ advice, which are on top of the Funds’ expenses. Certain Shares or classes of the Funds may also be purchased without upfront sales charges or transactional charges by persons who invest through mutual fund “supermarket” programs of certain financial intermediaries that typically do not provide investment recommendations or the assistance of an investment professional. Under certain circumstances, the Funds may permit an in-kind purchase of Class A Shares, Class C Shares, Class I Shares, Class R Shares, Class S Shares, or Class T Shares at the discretion of Janus Capital.

Certain designated organizations are authorized to receive purchase orders on the Funds’ behalf and those organizations are authorized to designate their agents and affiliates as intermediaries to receive purchase orders. Purchase orders are deemed received by a Fund when authorized organizations, their agents, or affiliates receive the order provided that such designated organizations or their agents or affiliates transmit the order to the Fund within contractually specified periods. The Funds are not responsible for the failure of any designated organization or its agents or affiliates to carry out its obligations to its customers. In order to receive a day’s price, your order for any class of Shares must be received in good order by the close of the regular trading session of the NYSE as described above in “Net Asset Value Determination.” Your financial intermediary may charge you a separate or additional fee for processing purchases of Shares. Your financial intermediary, plan documents, or the Funds’ Prospectuses will provide you with detailed information about investing in the Funds.

The Trust has established an Anti-Money Laundering Compliance Program (the “Program”) as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”). In an effort to ensure compliance with this law, the Trust’s Program provides for the development of internal practices, procedures and controls, designation of anti-money laundering compliance officers, an ongoing training program, and an independent audit function to determine the effectiveness of the Program.

Procedures to implement the Program include, but are not limited to, determining that financial intermediaries have established proper anti-money laundering procedures, reporting suspicious and/or fraudulent activity, checking shareholder names against designated government lists, including the Office of Foreign Asset Control (“OFAC”), and a review of all new account applications. The Trust does not intend to transact business with any person or entity whose identity cannot be adequately verified under the provisions of the USA PATRIOT Act.

Class A Shares
The price you pay for Class A Shares is the public offering price, which is the NAV next determined after a Fund or its agent receives in good order your order plus an initial sales charge, if applicable, based on the amount invested as set forth in the table. The Fund receives the NAV. The sales charge is allocated between your financial intermediary and Janus Distributors, the Trust’s distributor, as shown in the table, except where Janus Distributors, in its discretion, allocates up to the entire amount to your financial intermediary. Sales charges, as expressed as a percentage of offering price, a percentage of your net investment, and as a percentage of the sales charge reallowed to financial intermediaries, are shown in the table. The dollar amount of your initial sales charge is calculated as the difference between the public offering price and the NAV of those shares. Since the offering price is calculated to two decimal places using standard rounding criteria, the number of shares purchased and the dollar amount of your sales charge as a percentage of the offering price and of your net investment may be higher or lower than the amounts set forth in the table depending on whether there was a downward or upward rounding. Although you pay no initial sales charge on purchases of $1,000,000 or more, Janus Distributors may pay, from its own resources, a commission to your financial intermediary on such investments.

	Sales Charge as a	Sales Charge as a	Amount of Sales Charge Reallowed
	Percentage of	Percentage of Net	to Financial Intermediaries as a
Amount of Purchase at Offering Price	Offering Price*	Amount Invested	Percentage of Offering Price
Under $50,000	5.75%	6.10%	5.00%

$50,000 but under $100,000	4.50%	4.71%	3.75%

$100,000 but under $250,000	3.50%	3.63%	2.75%

$250,000 but under $500,000	2.50%	2.56%	2.00%

$500,000 but under $1,000,000	2.00%	2.04%	1.60%

$1,000,000 and above	None **	None	None

*	Offering Price includes the initial sales charge.
**	A contingent deferred sales charge of 1.00% may apply to Class A Shares purchased without an initial sales charge if redeemed within 12 months of purchase.

As described in the Prospectus, there are several ways you can combine multiple purchases of Class A Shares of the Funds and other Janus funds that are offered with a sales charge to take advantage of lower sales charges.

The following table shows the aggregate amount of underwriting commissions paid to Janus Distributors from proceeds of initial sales charges paid by investors on Class A Shares (substantially all of which were paid out to financial intermediaries) for the fiscal years or periods noted.

	Aggregate Sales Commissions
Fund Name	2011		2010		2009
Alternative

Janus Global Market Neutral Fund
Class A Shares	$57,040		$33,623		$56,260	(1)

Janus Global Real Estate Fund
Class A Shares	$48,552		$32,731		$5,120	(1)

Global & International

Janus Asia Equity Fund
Class A Shares	$—	(2)	N/A		N/A

Janus Emerging Markets Fund
Class A Shares	$5,672	(3)	N/A		N/A

Janus Global Life Sciences Fund
Class A Shares	$7,629		$25,074	(4)	$2,155	(5)

Janus Global Research Fund
Class A Shares	$28,495		$3,543	(4)	$4,287	(5)

Janus Global Select Fund
Class A Shares	$47,202		$104,918	(4)	$29,152	(5)

Janus Global Technology Fund
Class A Shares	$28,130		$14,926	(4)	$3,011	(5)

Janus International Equity Fund
Class A Shares	$42,559		$109,050		$89,985	(1)

Janus Overseas Fund
Class A Shares	$1,121,742		$915,282	(4)	$591,732	(5)

Janus Worldwide Fund
Class A Shares	$5,196		$7,167	(4)	$3,617	(5)

	Aggregate Sales Commissions
Fund Name	2011		2010		2009
Growth & Core

Janus Balanced Fund
Class A Shares	$2,079,499		$2,906,478	(4)	$2,342,506	(5)

Janus Contrarian Fund
Class A Shares	$32,305		$77,820	(4)	$86,705	(5)

Janus Enterprise Fund
Class A Shares	$32,210		$32,582	(4)	$64,137	(5)

Janus Forty Fund
Class A Shares	$530,851		$2,410,522		$2,644,520	(1)

Janus Fund
Class A Shares	$43,649		$31,402	(4)	$24,608	(5)

Janus Growth and Income Fund
Class A Shares	$73,007		$43,033	(4)	$29,827	(5)

Janus Research Fund
Class A Shares	$23,432		$5,674	(4)	$950	(5)

Janus Triton Fund
Class A Shares	$1,317,140		$232,412	(4)	$78,656	(5)

Janus Venture Fund
Class A Shares	$899	(6)	N/A		N/A

Value

Perkins Global Value Fund
Class A Shares	$2,182		$3,675	(4)	$138	(5)

(1)	For the fiscal year August 1, 2008 to July 31, 2009 (the Fund’s or predecessor fund’s previous fiscal year end) and the fiscal period, August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(2)	July 29, 2011 (effective date) to September 30, 2011.

(3)	December 28, 2010 (effective date) to September 30, 2011.

(4)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

(5)	July 6, 2009 (commencement of Class A Shares) to October 31, 2009 (the Fund’s previous fiscal year end).

(6)	May 6, 2011 (commencement of Class A Shares) to September 30, 2011.

During the fiscal periods noted, Janus Distributors retained the following upfront sales charges.

	Upfront Sales Charges
Fund Name	2011		2010		2009
Alternative

Janus Global Market Neutral Fund Class A Shares	$3,708		$2,300		$258	(1)

Janus Global Real Estate Fund Class A Shares	$7,089		$4,841		$828	(1)

Global & International

Janus Asia Equity Fund
Class A Shares	$—	(2)	N/A		N/A

Janus Emerging Markets Fund
Class A Shares	$767	(3)	N/A		N/A

Janus Global Life Sciences Fund Class A Shares	$1,125		$4,521	(4)	$359	(5)

Janus Global Research Fund Class A Shares	$4,328		$488	(4)	$652	(5)

Janus Global Select Fund Class A Shares	$6,574		$14,984	(4)	$1,437	(5)

Janus Global Technology Fund Class A Shares	$3,787		$2,169	(4)	$479	(5)

	Upfront Sales Charges
Fund Name	2011		2010		2009
Janus International Equity Fund Class A Shares	$5,585		$16,470		$2,540	(1)

Janus Overseas Fund Class A Shares	$152,186		$122,163	(4)	$49,333	(5)

Janus Worldwide Fund Class A Shares	$695		$1,010	(4)	$460	(5)

Growth & Core

Janus Balanced Fund Class A Shares	$290,320		$400,128	(4)	$130,977	(5)

Janus Contrarian Fund Class A Shares	$3,677		$10,049	(4)	$3,775	(5)

Janus Enterprise Fund Class A Shares	$4,220		$2,941	(4)	$2,283	(5)

Janus Forty Fund Class A Shares	$66,094		$320,061		$68,276	(1)

Janus Fund Class A Shares	$6,638		$4,260	(4)	$1,528	(5)

Janus Growth and Income Fund Class A Shares	$5,693		$3,947	(4)	$2,388	(5)

Janus Research Fund Class A Shares	$3,182		$1,098	(4)	$125	(5)

Janus Triton Fund Class A Shares	$157,935		$31,800	(4)	$7,902	(5)

Janus Venture Fund
Class A Shares	$149	(6)	N/A		N/A

Value

Perkins Global Value Fund Class A Shares	$279		$541	(4)	$18	(5)

(1)	For the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(2)	July 29, 2011 (effective date) to September 30, 2011.

(3)	December 28, 2010 (effective date) to September 30, 2011.

(4)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

(5)	July 6, 2009 (commencement of Class A Shares) to October 31, 2009 (the Fund’s previous fiscal year end).

(6)	May 6, 2011 (commencement of Class A Shares) to September 30, 2011.

Class C Shares, Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares
Class C Shares, Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares of the Funds are purchased at the NAV per share as determined at the close of the regular trading session of the NYSE next occurring after a purchase order is received in good order by a Fund or its authorized agent.

Janus Distributors also receives amounts pursuant to Class A Share, Class C Share, Class R Share, and Class S Share 12b-1 plans and, from Class A Shares and Class C Shares, proceeds of contingent deferred sales charges paid by investors upon certain redemptions, as detailed in the “Distribution and Shareholder Servicing Plans” and “Redemptions” sections, respectively, of this SAI.

Commission on Class C Shares
Janus Distributors may compensate your financial intermediary at the time of sale at a commission rate of up to 1.00% of the NAV of the Class C Shares purchased. Service providers to qualified plans will not receive this amount if they receive 12b-1 fees from the time of initial investment of qualified plan assets in Class C Shares.

DISTRIBUTION AND SHAREHOLDER SERVICING PLANS

Class A Shares, Class R Shares, and Class S Shares
As described in the Prospectuses, Class A Shares, Class R Shares, and Class S Shares have each adopted distribution and shareholder servicing plans (the “Class A Plan,” “Class R Plan,” and “Class S Plan,” respectively) in accordance with Rule 12b-1 under the 1940 Act. The Plans are compensation type plans and permit the payment at an annual rate of up to 0.25% of the average daily net assets of Class A Shares and Class S Shares and at an annual rate of up to 0.50% of the average daily net assets of Class R Shares of a Fund for activities that are primarily intended to result in the sale and/or shareholder servicing of Class A Shares, Class R Shares, or Class S Shares of such Fund, including, but not limited to, printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials related to Class A Shares, Class R Shares, and Class S Shares to prospective and existing investors; providing educational materials regarding Class A Shares, Class R Shares, and Class S Shares; providing facilities to answer questions from prospective and existing investors about the Funds; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Class A Shares, Class R Shares, and Class S Shares; assisting investors in completing application forms and selecting dividend and other account options; and any other activities for which “service fees” may be paid under Rule 2830 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules. Payments under the Plans are not tied exclusively to actual distribution and shareholder service expenses, and the payments may exceed distribution and shareholder service expenses actually incurred. Payments are made to Janus Distributors, the Funds’ distributor, who may make ongoing payments to financial intermediaries based on the value of Fund shares held by such intermediaries’ customers. On December 5, 2008, the Trustees unanimously approved a distribution plan with respect to each of the Class A Shares, Class R Shares, and Class S Shares, which became effective on July 6, 2009.

Class C Shares
As described in the Prospectus, Class C Shares have adopted a distribution and shareholder servicing plan (the “Class C Plan”) in accordance with Rule 12b-1 under the 1940 Act. The Class C Plan is a compensation type plan and permits the payment at an annual rate of up to 0.75% of the average daily net assets of Class C Shares of a Fund for activities which are primarily intended to result in the sale of Class C Shares of such Fund. In addition, the Plan permits the payment of up to 0.25% of the average daily net assets of Class C Shares of a Fund for shareholder servicing activities including, but not limited to, providing facilities to answer questions from existing investors about the Funds; receiving and answering correspondence; assisting investors in changing dividend and other account options and any other activities for which “service fees” may be paid under Rule 2830 of the FINRA Conduct Rules. Payments under the Class C Plan are not tied exclusively to actual distribution and shareholder service expenses, and the payments may exceed distribution and shareholder service expenses actually incurred. On December 5, 2008, the Trustees unanimously approved the Class C Plan, which became effective on July 6, 2009.

The Plans and any Rule 12b-1 related agreement that is entered into by the Funds or Janus Distributors in connection with the Plans will continue in effect for a period of more than one year only so long as continuance is specifically approved at least annually by a vote of a majority of the Trustees, and of a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plans or any related agreements (“12b-1 Trustees”). All material amendments to any Plan must be approved by a majority vote of the Trustees, including a majority of the 12b-1 Trustees, at a meeting called for that purpose. In addition, any Plan may be terminated as to a Fund at any time, without penalty, by vote of a majority of the outstanding Shares of that Class of that Fund or by vote of a majority of the 12b-1 Trustees.

Janus Distributors is entitled to retain all fees paid under the Class C Plan for the first 12 months on any investment in Class C Shares to recoup its expenses with respect to the payment of commissions on sales of Class C Shares. Financial intermediaries will become eligible for compensation under the Class C Plan beginning in the 13th month following the purchase of Class C Shares, although Janus Distributors may, pursuant to a written agreement between Janus Distributors and a particular financial intermediary, pay such financial intermediary 12b-1 fees prior to the 13th month following the purchase of Class C Shares.

For the fiscal year ended September 30, 2011, the total amounts paid by the Class A Shares, Class C Shares, Class R Shares, and Class S Shares of the Funds to Janus Distributors (substantially all of which Janus Distributors paid out as compensation to broker-dealers and other service providers) under each Class’ respective Plan are summarized below.

		Prospectus
		Preparation,
	Advertising and	Printing	Payment to	Compensation to		Total Fund 12b-1
Fund Name	Literature	and Mailing	Brokers	Sales Personnel		Payments
Alternative

Janus Global Market Neutral Fund
Class A Shares	$484	$2,630	$45,545		$10,730	$45,517
Class C Shares	$781	$3,836	$281,990		$5,332	$294,959
Class R Shares	$6	$2,007	$1,238		$104	$1,239
Class S Shares	$31	$1,097	$2,982		$312	$3,004

Janus Global Real Estate Fund
Class A Shares	$228	$1,594	$20,904		$17,125	$20,807
Class C Shares	$87	$1,202	$7,009		$7,246	$32,372
Class S Shares	$8	$1,090	$257		$542	$1,348

Global & International

Janus Asia Equity Fund(1)
Class A Shares	$2	$1	$0	−$	5	$317
Class C Shares	$2	$1	$0	−$	5	$1,261
Class S Shares	$2	$1	$0	−$	5	$317

Janus Emerging Markets Fund(2)
Class A Shares	$14	$4,662	$571		$994	$2,095
Class C Shares	$8	$4,465	$235		$132	$6,338
Class S Shares	$8	$4,437	$0	−$	5	$1,512

Janus Global Life Sciences Fund
Class A Shares	$43	$658	$4,078		$129	$4,070
Class C Shares	$7	$643	$1,127		$26	$2,889
Class S Shares	$5	$814	$492		$18	$519

Janus Global Research Fund
Class A Shares	$47	$843	$4,155		$3,282	$4,113
Class C Shares	$36	$843	$5,843		$1,785	$12,381
Class S Shares	$5	$1,052	$361		$99	$384

Janus Global Select Fund
Class A Shares	$931	$1,322	$154,765		$16,877	$87,177
Class C Shares	$435	$1,164	$122,505		$7,686	$161,597
Class R Shares	$85	$1,157	$15,558		$943	$15,853
Class S Shares	$196	$1,202	$18,602		$380	$18,805

Janus Global Technology Fund
Class A Shares	$57	$955	$5,206		$3,401	$5,174
Class C Shares	$28	$948	$6,267		$1,104	$10,372
Class S Shares	$7	$1,161	$658		$114	$670

Janus International Equity Fund
Class A Shares	$2,042	$1,274	$190,005		$27,836	$190,027
Class C Shares	$553	$697	$178,929		$5,672	$205,069
Class R Shares	$23	$415	$3,746		$157	$4,510
Class S Shares	$159	$462	$14,860		$937	$14,871

Janus Overseas Fund
Class A Shares	$23,939	$10,966	$2,189,609		$747,696	$2,230,467
Class C Shares	$8,136	$5,517	$2,360,811		$186,738	$3,033,101
Class R Shares	$4,795	$4,254	$888,401		$99,261	$888,992
Class S Shares	$46,371	$19,554	$4,282,180		$308,709	$4,327,839

		Prospectus
		Preparation,
	Advertising and	Printing	Payment to	Compensation to	Total Fund 12b-1
Fund Name	Literature	and Mailing	Brokers	Sales Personnel	Payments
Janus Worldwide Fund
Class A Shares	$75	$883	$6,970	$931	$6,942
Class C Shares	$39	$873	$14,107	$550	$14,721
Class R Shares	$23	$1,076	$3,968	$218	$4,088
Class S Shares	$1,588	$1,720	$145,917	$4,882	$147,792

Growth & Core

Janus Balanced Fund
Class A Shares	$15,386	$6,883	$1,414,340	$295,536	$1,415,357
Class C Shares	$12,598	$6,134	$3,426,128	$249,171	$4,634,737
Class R Shares	$4,107	$3,394	$748,814	$103,351	$750,774
Class S Shares	$18,062	$8,135	$1,641,552	$138,094	$1,662,419

Janus Contrarian Fund
Class A Shares	$1,698	$2,263	$160,079	$21,986	$160,451
Class C Shares	$1,394	$2,254	$525,442	$5,343	$526,007
Class R Shares	$99	$1,261	$18,000	$678	$18,395
Class S Shares	$146	$1,280	$13,752	$438	$13,889

Janus Enterprise Fund
Class A Shares	$2,107	$1,711	$194,682	$31,524	$194,975
Class C Shares	$695	$1,226	$269,233	$8,303	$256,911
Class R Shares	$1,608	$1,958	$296,247	$20,610	$296,851
Class S Shares	$6,098	$3,448	$557,573	$31,188	$565,422

Janus Forty Fund
Class A Shares	$19,645	$9,910	$1,847,646	$257,966	$1,854,669
Class C Shares	$14,647	$8,671	$4,795,006	$132,811	$5,488,830
Class R Shares	$6,645	$6,313	$1,225,901	$84,213	$1,235,685
Class S Shares	$76,965	$31,735	$6,750,068	$652,656	$7,177,133

Janus Fund
Class A Shares	$17,631	$7,816	$1,615,592	$1,207,403	$1,601,760
Class C Shares	$154	$1,374	$55,935	$1,472	$57,225
Class R Shares	$45	$1,745	$8,275	$425	$8,222
Class S Shares	$2,047	$2,318	$188,076	$11,017	$190,288

Janus Growth and Income Fund
Class A Shares	$621	$1,441	$57,341	$11,138	$57,267
Class C Shares	$288	$1,240	$103,468	$2,696	$105,683
Class R Shares	$96	$1,661	$13,472	$1,077	$13,732
Class S Shares	$1,681	$3,083	$147,993	$6,136	$158,868

Janus Research Fund
Class A Shares	$181	$1,090	$16,450	$24,597	$16,172
Class C Shares	$24	$1,032	$4,189	$1,268	$8,204
Class S Shares	$4	$1,230	$351	$192	$363

Janus Triton Fund
Class A Shares	$3,461	$2,117	$309,885	$309,554	$308,591
Class C Shares	$1,384	$1,417	$220,521	$106,705	$490,986
Class R Shares	$366	$1,277	$65,607	$25,259	$65,396
Class S Shares	$589	$1,285	$51,219	$17,428	$51,709

Janus Venture Fund(3)
Class A Shares	$2	$1	$212	$216	$220
Class C Shares	$0	$0	$0	$42	$61
Class S Shares	$0	$0	$0	$0	$10

		Prospectus
		Preparation,
	Advertising and	Printing	Payment to	Compensation to	Total Fund 12b-1
Fund Name	Literature	and Mailing	Brokers	Sales Personnel	Payments
Value

Perkins Global Value Fund
Class A Shares	$6	$1,464	$459	$275	$461
Class C Shares	$2	$1,463	$326	$42	$4,005
Class S Shares	$15	$1,719	$1,267	$87	$1,275

(1)	July 29, 2011 (effective date) to September 30, 2011.

(2)	December 28, 2010 (effective date) to September 30, 2011.

(3)	May 6, 2011 (commencement of Class A Shares, Class C Shares, and Class S Shares) to September 30, 2011.

REDEMPTIONS

Redemptions, like purchases, may generally be effected only through institutional channels such as financial intermediaries and retirement platforms. Class D Shares and, in certain circumstances, Class I Shares may be redeemed directly with the Funds. Certain designated organizations are authorized to receive redemption orders on the Funds’ behalf and those organizations are authorized to designate their agents and affiliates as intermediaries to receive redemption orders. Redemption orders are deemed received by a Fund when authorized organizations, their agents, or affiliates receive the order. The Funds are not responsible for the failure of any designated organization or its agents or affiliates to carry out its obligations to its customers.

Certain accounts or Janus affiliates may from time to time own (beneficially or of record) or control a significant percentage of a Fund’s Shares. Redemptions by these accounts of their holdings in a Fund may impact the Fund’s liquidity and NAV. These redemptions may also force a Fund to sell securities, which may negatively impact the Fund’s brokerage costs.

Shares normally will be redeemed for cash, although each Fund retains the right to redeem some or all of its shares in-kind under unusual circumstances, in order to protect the interests of remaining shareholders, to accommodate a request by a particular shareholder that does not adversely affect the interests of the remaining shareholders, or in connection with the liquidation of a Fund, by delivery of securities selected from its assets at its discretion. However, each Fund is governed by Rule 18f-1 under the 1940 Act, which requires each Fund to redeem shares solely for cash up to the lesser of $250,000 or 1% of the NAV of that Fund during any 90-day period for any one shareholder. Should redemptions by any shareholder exceed such limitation, a Fund will have the option of redeeming the excess in cash or in-kind. If shares are redeemed in-kind, the redeeming shareholder may incur brokerage costs in converting the assets to cash, whereas such costs are borne by the Fund for cash redemptions. The method of valuing securities used to make redemptions in-kind will be the same as the method of valuing portfolio securities described under “Shares of the Trust – Net Asset Value Determination” and such valuation will be made as of the same time the redemption price is determined.

The Funds reserve the right to postpone payment of redemption proceeds for up to seven calendar days. Additionally, the right to require the Funds to redeem their Shares may be suspended, or the date of payment may be postponed beyond seven calendar days, whenever: (i) trading on the NYSE is restricted, as determined by the SEC, or the NYSE is closed (except for holidays and weekends); (ii) the SEC permits such suspension and so orders; or (iii) an emergency exists as determined by the SEC so that disposal of securities or determination of NAV is not reasonably practicable.

Class A Shares
A contingent deferred sales charge (“CDSC”) of 1.00% will be deducted with respect to Class A Shares purchased without a sales load and redeemed within 12 months of purchase, unless waived, as discussed in the Prospectus. Any applicable CDSC will be 1.00% of the lesser of the original purchase price or the value of the redemption of the Class A Shares redeemed.

Class C Shares
A CDSC of 1.00% will be deducted with respect to Class C Shares redeemed within 12 months of purchase, unless waived, as discussed in the Prospectus. Any applicable CDSC will be 1.00% of the lesser of the original purchase price or the value of the redemption of the Class C Shares redeemed.

For the fiscal periods noted, the total amounts received by Janus Distributors from the proceeds of contingent deferred sales charges paid by investors upon certain redemptions of Class A Shares and Class C Shares are summarized below.

	Contingent Deferred
	Sales Charge
Fund Name	2011		2010		2009
Alternative

Janus Global Market Neutral Fund
Class A Shares	$5,051		$—		$—	(1)
Class C Shares	$2,022		$1,913		$387	(1)

Janus Global Real Estate Fund
Class A Shares	$4		$—		$—	(1)
Class C Shares	$568		$141		$—	(1)

Global & International

Janus Asia Equity Fund
Class A Shares	$—	(2)	N/A		N/A
Class C Shares	$—	(2)	N/A		N/A

Janus Emerging Markets Fund
Class A Shares	$—	(3)	N/A		N/A
Class C Shares	$—	(3)	N/A		N/A

Janus Global Life Sciences Fund
Class A Shares	$—		$—	(4)	$—	(5)
Class C Shares	$100		$—	(4)	$—	(5)

Janus Global Research Fund
Class A Shares	$2,109		$—	(4)	$—	(5)
Class C Shares	$145		$—	(4)	$35	(5)

Janus Global Select Fund
Class A Shares	$503		$—	(4)	$—	(5)
Class C Shares	$4,492		$4,520	(4)	$150	(5)

Janus Global Technology Fund
Class A Shares	$61		$—	(4)	$—	(5)
Class C Shares	$314		$—	(4)	$—	(5)

Janus International Equity Fund
Class A Shares	$74		$—		$—	(1)
Class C Shares	$6,179		$692		$164	(1)

Janus Overseas Fund
Class A Shares	$7,771		$—	(4)	$—	(5)
Class C Shares	$84,233		$22,397	(4)	$2,580	(5)

Janus Worldwide Fund
Class A Shares	$—		$—	(4)	$—	(5)
Class C Shares	$466		$163	(4)	$55	(5)

Growth & Core

Janus Balanced Fund
Class A Shares	$4,003		$542	(4)	$—	(5)
Class C Shares	$84,899		$39,951	(4)	$12,569	(5)

Janus Contrarian Fund
Class A Shares	$1,861		$—	(4)	$—	(5)
Class C Shares	$4,800		$1,730	(4)	$948	(5)

Janus Enterprise Fund
Class A Shares	$84		$—	(4)	$—	(5)
Class C Shares	$1,619		$356	(4)	$253	(5)

Janus Forty Fund
Class A Shares	$51,784		$100		$—	(1)
Class C Shares	$155,647		$39,878		$6,163	(1)

	Contingent Deferred
	Sales Charge
Fund Name	2011		2010		2009
Janus Fund
Class A Shares	$—		$—	(4)	$—	(5)
Class C Shares	$340		$761	(4)	$346	(5)

Janus Growth and Income Fund
Class A Shares	$—		$—	(4)	$—	(5)
Class C Shares	$2,722		$291	(4)	$—	(5)

Janus Research Fund
Class A Shares	$—		$—	(4)	$—	(5)
Class C Shares	$175		$—	(4)	$—	(5)

Janus Triton Fund
Class A Shares	$29,331		$—	(4)	$—	(5)
Class C Shares	$22,789		$2,353	(4)	$37	(5)

Janus Venture Fund
Class A Shares	$—	(6)	N/A		N/A
Class C Shares	$—	(6)	N/A		N/A

Value

Perkins Global Value Fund
Class A Shares	$—		$—	(4)	$—	(5)
Class C Shares	$—		$—	(4)	$—	(5)

(1)	For the fiscal period August 1, 2009 to September 30, 2009 (the Fund’s new fiscal year end).

(2)	July 29, 2011 (effective date) to September 30, 2011.

(3)	December 28, 2010 (effective date) to September 30, 2011.

(4)	For the fiscal period November 1, 2009 to September 30, 2010 (the Fund’s new fiscal year end).

(5)	July 6, 2009 (commencement of Class A Shares and Class C Shares) to October 31, 2009 (the Fund’s previous fiscal year end).

(6)	May 6, 2011 (commencement of Class A Shares and Class C Shares) to September 30, 2011.

Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares
A redemption fee of 2.00% will be deducted from a shareholder’s redemption proceeds with respect to Class D Shares, Class I Shares, Class R Shares (as applicable), Class S Shares, and Class T Shares of Janus Global Market Neutral Fund, Janus Global Real Estate Fund, Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund, Janus Worldwide Fund, and Perkins Global Value Fund redeemed within 90 days of purchase, unless waived, as discussed in the Prospectuses. Effective April 2, 2012, Janus will no longer assess a redemption fee regardless of how long such Shares have been held.

Processing or Service Fees
Broker-dealers may charge their customers a processing or service fee in connection with the purchase or redemption of Fund shares. Each individual dealer determines and should disclose to its customers the amount and applicability of such a fee. Processing or service fees typically are fixed, nominal dollar amounts and are in addition to the sales and other charges described in the Prospectuses and this SAI. Consult your broker-dealer for specific information about any processing or service fees you may be charged.

Income dividends, capital gains distributions, and tax status

The following is intended to be a general summary of certain U.S. federal income tax consequences of investing in the Funds. It is not intended to be a complete discussion of all such federal income tax consequences, nor does it purport to deal with all categories of investors. This discussion reflects applicable tax laws of the United States as of the date of this SAI. However, tax laws may change or be subject to new interpretation by the courts or the IRS, possibly with retroactive effect. Investors are therefore advised to consult with their own tax advisers before making an investment in the Funds.

It is a policy of the Funds’ Shares to make distributions of substantially all of their respective investment income and any net realized capital gains. Any capital gains realized during each fiscal year, as defined by the Internal Revenue Code, are normally declared and payable to shareholders in December but, if necessary, may be distributed at other times as well. With the exception of Janus Balanced Fund and Janus Growth and Income Fund, each Fund declares and makes annual distributions of income (if any). Janus Balanced Fund and Janus Growth and Income Fund declare and make quarterly distributions of income.

The Funds intend to qualify as regulated investment companies by satisfying certain requirements prescribed by Subchapter M of the Internal Revenue Code. If a Fund failed to qualify as a regulated investment company in any taxable year, the Fund may be subject to federal income tax on its taxable income at corporate rates. In addition, all distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, would generally be taxable to shareholders as ordinary income but may, at least in part, qualify for the dividends received deduction applicable to corporations or the reduced rate of taxation applicable to noncorporate holders for “qualified dividend income.” In addition, the Funds could be required to recognize unrealized gains, pay taxes and interest, and make distributions before requalifying as regulated investment companies that are accorded special tax treatment.

All income dividends and capital gains distributions, if any, on a Fund’s Shares are reinvested automatically in additional shares of the same class of Shares of that Fund at the NAV determined on the first business day following the record date.

The Funds may purchase securities of certain foreign corporations considered to be passive foreign investment companies by the Internal Revenue Code. In order to avoid taxes and interest that must be paid by the Funds, the Funds may make various elections permitted by the tax laws. However, these elections could require that the Funds recognize taxable income, which in turn must be distributed even though the Funds may not have received any income upon such an event.

Some foreign securities purchased by the Funds may be subject to foreign taxes which could reduce the yield on such securities. If the amount of foreign taxes is significant in a particular year, the Funds that qualify under Section 853 of the Internal Revenue Code may elect to pass through such taxes to shareholders, who will each decide whether to deduct such taxes or claim a foreign tax credit. If such election is not made by a Fund, any foreign taxes paid or accrued will represent an expense to the Fund, which will reduce its investment company taxable income.

A Fund’s investments in REIT equity securities, if any, may require the Fund to accrue and distribute income not yet received. In order to generate sufficient cash to make the requisite distributions, the Fund may be required to sell securities at a time when fundamental investment considerations would not favor such sales. The Fund’s investments in REIT equity securities may result in the receipt of cash in excess of the REIT’s earnings. If a Fund distributes such amounts, such distribution could constitute a return of capital to shareholders for federal income tax purposes.

Some REITs are permitted to hold “residual interests” in real estate mortgage investment conduits (“REMICs”). Pursuant to the IRS rules, a portion of a Fund’s income from a REIT or “excess inclusion income” that is attributable to the REIT may be subject to federal income tax. Excess inclusion income will normally be allocated to shareholders in proportion to the dividends received by such shareholders. There may be instances in which the Fund may be unaware of a REIT’s excess inclusion income.

As a result of excess inclusion income, the Fund may be subject to additional tax depending on the type of record holder of Fund shares, such as certain federal, state, and foreign governmental entities, tax exempt organizations, and certain rural electrical and telephone cooperatives (“disqualified organizations”). This may impact the Fund’s performance.

Please consult a tax adviser regarding tax consequences of Fund distributions and to determine whether you will need to file a tax return.

Please note that shareholders of Janus Global Real Estate Fund may receive account tax information from the Fund at the end of February of the following year, which is one month later than when most such forms are sent.

Janus Global Real Estate Fund’s investments in REITs may require the Fund to pass through certain “excess inclusion income” as “unrelated business taxable income” (“UBTI”). Tax-exempt investors sensitive to UBTI are strongly encouraged to consult their tax advisers prior to investment in the Fund regarding recent IRS pronouncements about the treatment of such income for certain tax-exempt investors.

Certain fund transactions involving short sales, futures, options, swap agreements, hedged investments, and other similar transactions, if any, may be subject to special provisions of the Internal Revenue Code that, among other things, may affect the character, amount, and timing of distributions to shareholders. The Funds will monitor their transactions and may make certain tax elections where applicable in order to mitigate the effect of these provisions, if possible. Certain transactions or strategies utilized by a Fund may generate nonqualified income that can impact an investor’s taxes.

Principal shareholders

As of December 31, 2011, the officers and Trustees as a group owned approximately 11.2% of Class A Shares of Janus Global Market Neutral Fund, 1.4% of Class I Shares of Janus Global Market Neutral Fund, 11.7% of Class I Shares of Janus Emerging Markets Fund, 10.1% of Class I Shares of Janus Global Life Sciences Fund, 5.0% of Class I Shares of Janus Global Research Fund, 11.9% of Class T Shares of Janus International Equity Fund, 6.0% of Class T Shares of Janus Forty Fund, 8.9% of Class A Shares of Janus Growth and Income Fund, 1.6% of Class I Shares of Janus Growth and Income Fund, 8.3% of Class I Shares of Perkins Global Value Fund, 9.2% of Class T Shares of Perkins Global Value Fund, and less than 1% of the outstanding Shares of any class of each of the other Funds in this SAI. As of December 31, 2011, the percentage ownership of any person or entity owning 5% or more of the outstanding Shares of any class of the Funds is listed below. In addition, the percentage ownership of any person or entity owning 25% or more of the outstanding Shares of any class of the Funds is listed below. Any person who owns, directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to “control” such company. Accordingly, to the extent that a person is identified as the beneficial owner of more than 25% of a Fund, or is identified as the record owner of more than 25% of a Fund and has voting and/or investment powers, that person may be presumed to control such Fund. A controlling person’s vote could have a more significant effect on matters presented to shareholders for approval than the vote of other Fund shareholders.

To the best knowledge of the Trust, as of December 31, 2011, no other person or entity owned beneficially more than 5% of the outstanding Shares of any class of the Funds, except as shown. Additionally, to the best knowledge of the Trust, except for JCM’s or JCGI’s ownership in a Fund, no other person or entity beneficially owned 25% or more of the outstanding Shares of any class of the Funds, except as shown. In certain circumstances, JCM’s or JCGI’s ownership may not represent beneficial ownership. To the best knowledge of the Trust, other entities shown as owning more than 25% of the outstanding Shares of a class of a Fund are not the beneficial owners of such Shares, unless otherwise indicated.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Market Neutral Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	21.08%

	Citigroup Global Markets House Account Owings Mills, MD	17.72%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	17.45%

	First Clearing LLC Special Custody Account St. Louis, MO	15.36%

	Pershing LLC Jersey City, NJ	7.96%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	7.64%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	6.80%

Janus Global Real Estate Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	25.10%

	Pershing LLC Jersey City, NJ	24.43%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	18.82%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	12.18%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Asia Equity Fund Class A Shares	Janus Capital Group Inc. Denver, CO	96.29%	*

Janus Emerging Markets Fund Class A Shares	Janus Capital Group Inc. Denver, CO	64.51%	*

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	19.21%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	12.20%

Janus Global Life Sciences Fund Class A Shares	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	39.16%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	16.19%

	Morgan Stanley & Co Jersey City, NJ	10.75%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	9.82%

	Pershing LLC Jersey City, NJ	8.86%

Janus Global Research Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	25.19%

	Pershing LLC Jersey City, NJ	16.19%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	12.37%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	10.31%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	7.88%

	Morgan Stanley & Co Jersey City, NJ	7.60%

*	This ownership represents seed capital that Janus Capital or an affiliate provided for the Fund.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Select Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	31.56%

	Pershing LLC Jersey City, NJ	13.74%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	8.79%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	7.83%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	7.35%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	5.81%

Janus Global Technology Fund Class A Shares	VRSCO FBO AIGFSB Custodian Trustee FBO MCG Health 403B Houston, TX	24.09%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	21.55%

	VRSCO FBO AIGFSB Custodian Trustee FBO MCG Health 401A Ret Plan Savings Houston, TX	17.10%

	Pershing LLC Jersey City, NJ	13.90%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	10.56%

Janus International Equity Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	64.11%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	17.00%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	6.19%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Overseas Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	20.01%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	18.08%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	6.98%

	Morgan Stanley & Co Jersey City, NJ	5.84%

Janus Worldwide Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	36.62%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	23.07%

	Pershing LLC Jersey City, NJ	5.74%

Janus Balanced Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	23.43%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	13.75%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	8.82%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	7.78%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	6.18%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Contrarian Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	41.69%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	11.70%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	10.18%

	Pershing LLC Jersey City, NJ	8.39%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	6.62%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	5.85%

Janus Enterprise Fund Class A Shares	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	20.10%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	17.39%

	NFS LLC FEBO Marshall & Ilsley Trust CO NA FBO BANK 98 DLY RCRDKPG Milwaukee, WI	12.95%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	11.57%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	6.61%

	Mitra & CO FBO 98 Milwaukee, WI	5.63%

Janus Forty Fund Class A Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	19.57%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	18.87%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	13.07%

Janus Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	99.62%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Growth and Income Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	49.34%

	Citigroup Global Markets House Account Owings Mills, MD	17.17%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	8.59%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	7.91%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	5.01%

Janus Research Fund Class A Shares	Morgan Stanley & Co Jersey City, NJ	43.73%

	Pershing LLC Jersey City, NJ	15.93%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	15.80%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	9.76%

	Citigroup Global Markets House Account Owings Mills, MD	5.56%

Janus Triton Fund Class A Shares	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	24.58%

	Pershing LLC Jersey City, NJ	14.46%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	12.29%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	10.76%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	7.74%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	6.63%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Venture Fund Class A Shares	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	78.23%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	18.42%

Perkins Global Value Fund Class A Shares	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	33.21%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	28.05%

	Pershing LLC Jersey City, NJ	14.02%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	6.06%

Janus Global Market Neutral Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	28.63%

	Citigroup Global Markets House Account Owings Mills, MD	25.10%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	12.61%

	First Clearing LLC Special Custody Account St. Louis, MO	11.76%

	RBC Capital Markets LLC Mutual Fund Omnibus Processing Omnibus Minneapolis, MN	5.21%

Janus Global Real Estate Fund Class C Shares	Pershing LLC Jersey City, NJ	26.08%

	First Clearing LLC Special Custody Account St. Louis, MO	21.36%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	21.17%

Janus Asia Equity Fund Class C Shares	Janus Capital Group Inc. Denver, CO	98.75%	*

Janus Emerging Markets Fund Class C Shares	Janus Capital Group Inc. Denver, CO	81.52%	*

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	6.03%

*	This ownership represents seed capital that Janus Capital or an affiliate provided for the Fund.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Life Sciences Fund Class C Shares	Citigroup Global Markets House Account Owings Mills, MD	39.50%

	First Clearing LLC Special Custody Account St. Louis, MO	25.40%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	10.10%

	LPL Financial A/C 7999-5903 San Diego, CA	6.37%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	6.02%

	Oppenheimer & CO Inc FBO Annette M Nolan DECD IRA Annette M Nolan INTV TR Bene Ellen & Richard Nolan Trustees Brooklyn, NY	6.02%

Janus Global Research Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	22.56%

	First Clearing LLC Special Custody Account St. Louis, MO	17.45%

	Pershing LLC Jersey City, NJ	16.40%

	Morgan Stanley & Co Jersey City, NJ	10.84%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	10.13%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	6.86%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Select Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	29.82%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	10.60%

	First Clearing LLC Special Custody Account St. Louis, MO	10.44%

	Citigroup Global Markets House Account Owings Mills, MD	9.69%

	Pershing LLC Jersey City, NJ	6.84%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	5.82%

Janus Global Technology Fund Class C Shares	Citigroup Global Markets House Account Owings Mills, MD	30.19%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	14.60%

	First Clearing LLC Special Custody Account St. Louis, MO	13.43%

	Pershing LLC Jersey City, NJ	11.40%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	10.55%

Janus International Equity Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	32.49%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	15.76%

	Citigroup Global Markets House Account Owings Mills, MD	15.59%

	Morgan Stanley & Co Jersey City, NJ	7.25%

	First Clearing LLC Special Custody Account St. Louis, MO	5.54%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Overseas Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	31.80%

	Citigroup Global Markets House Account Owings Mills, MD	19.51%

	First Clearing LLC Special Custody Account St. Louis, MO	9.67%

	Morgan Stanley & Co Jersey City, NJ	6.86%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	5.46%

Janus Worldwide Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	29.16%

	Citigroup Global Markets House Account Owings Mills, MD	19.86%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	10.70%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	9.75%

	First Clearing LLC Special Custody Account St. Louis, MO	7.28%

Janus Balanced Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	23.94%

	First Clearing LLC Special Custody Account St. Louis, MO	13.70%

	Citigroup Global Markets House Account Owings Mills, MD	11.16%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	7.79%

	Raymond James House Acct Firm #92500015 Omnibus for Mutual Funds St. Petersburg, FL	5.85%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	5.40%

	Morgan Stanley & Co Jersey City, NJ	5.03%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Contrarian Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	26.59%

	Citigroup Global Markets House Account Owings Mills, MD	17.24%

	First Clearing LLC Special Custody Account St. Louis, MO	9.90%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	9.17%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	7.35%

	Pershing LLC Jersey City, NJ	5.32%

Janus Enterprise Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	22.39%

	Citigroup Global Markets House Account Owings Mills, MD	19.70%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	16.55%

	First Clearing LLC Special Custody Account St. Louis, MO	7.57%

	Morgan Stanley & Co Jersey City, NJ	5.68%

Janus Forty Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	47.23%

	Citigroup Global Markets House Account Owings Mills, MD	16.13%

	First Clearing LLC Special Custody Account St. Louis, MO	6.04%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	37.68%

	RBC Capital Markets LLC Mutual Fund Omnibus Processing Omnibus Minneapolis, MN	21.00%

	Pershing LLC Jersey City, NJ	11.49%

	Citigroup Global Markets House Account Owings Mills, MD	7.72%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	7.32%

Janus Growth and Income Fund Class C Shares	Citigroup Global Markets House Account Owings Mills, MD	41.97%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	13.21%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	6.84%

	First Clearing LLC Special Custody Account St. Louis, MO	6.75%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	6.12%

Janus Research Fund Class C Shares	Pershing LLC Jersey City, NJ	31.04%

	Citigroup Global Markets House Account Owings Mills, MD	24.10%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	15.05%

	Morgan Stanley & Co Jersey City, NJ	11.57%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	8.22%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Triton Fund Class C Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	28.98%

	First Clearing LLC Special Custody Account St. Louis, MO	9.89%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	8.73%

	Pershing LLC Jersey City, NJ	7.72%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	5.27%

	American Enterprise Investment Svc FBO 41999970 Minneapolis, MN	5.20%

Janus Venture Fund Class C Shares	Janney Montgomery Scott LLC A/C 3923-6213 Philadelphia, PA	35.14%

	LPL Financial A/C 6573-4092 San Diego, CA	31.09%

	Janus Capital Group Inc. Denver, CO	22.50%	*

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	15.89%

Perkins Global Value Fund Class C Shares	Pershing LLC Jersey City, NJ	35.02%

	UBS WM USA 0O0 11011 6100 Omni account M/F Jersey City, NJ	22.76%

	First Clearing LLC Special Custody Account St. Louis, MO	17.18%

	American Enterprise Investment Svc FBO 890000611 Minneapolis, MN	9.65%

Janus Asia Equity Fund Class D Shares	Janus Capital Group Inc. Denver, CO	43.44%	*

	Michael & Dolores H. JT WROS Bellmore, NY	9.29%

Janus Emerging Markets Fund Class D Shares	Ron Sachs Denver, CO	12.13%

	Janus Capital Group Inc. Denver, CO	9.07%	*

Janus International Equity Fund Class D Shares	Ron Sachs Denver, CO	9.55%

*	This ownership represents seed capital that Janus Capital or an affiliate provided for the Fund.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Market Neutral Fund Class I Shares	Citigroup Global Markets Inc. 00109801250 New York, NY	23.41%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	20.89%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	17.76%

	First Clearing LLC Special Custody Account St. Louis, MO	13.47%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	13.26%

Janus Global Real Estate Fund Class I Shares	Janus Growth Allocation Fund Global Real Estate Omnibus Account Denver, CO	27.38%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	26.26%

	Janus Moderate Allocation Fund Global Real Estate Omnibus Accoun Denver, CO	20.16%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	7.95%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	6.67%

	Janus Conservative Allocation Fund Global Real Estate Omnibus Account Denver, CO	6.42%

Janus Asia Equity Fund Class I Shares	Janus Capital Group Inc. Denver, CO	97.80%	*

Janus Emerging Markets Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	70.12%

	Janus Capital Group Inc. Denver, CO	20.12%	*

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	7.53%

*	This ownership represents seed capital that Janus Capital or an affiliate provided for the Fund.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Life Sciences Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	43.43%

	First Clearing LLC Special Custody Account St. Louis, MO	12.37%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	10.75%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	9.57%

	Janus Dynamic Allocation Fund Global Life Sciences Omnibus Account Denver, CO	7.39%

Janus Global Research Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	34.61%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	32.06%

	ICMA Retirement Corporation Washington, DC	9.03%

	Mitra & CO FBO 52 Milwaukee, WI	7.71%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	5.49%

Janus Global Select Fund Class I Shares	First Clearing LLC Special Custody Account St. Louis, MO	28.38%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	18.78%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	15.48%

	Citigroup Global Markets Inc. 00109801250 New York, NY	10.35%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Technology Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	47.84%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	18.55%

	Citigroup Global Markets Inc. 00109801250 New York, NY	9.49%

	First Clearing LLC Special Custody Account St. Louis, MO	7.03%

Janus International Equity Fund Class I Shares	Janus Growth Allocation Fund International Equity Omnibus Account Denver, CO	24.58%

	Janus Moderate Allocation Fund International Equity Omnibus Account Denver, CO	20.30%

	Janus Conservative Allocation Fund International Equity Omnibus Account Denver, CO	9.65%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	5.61%

Janus Overseas Fund Class I Shares	NFS LLC FEBO FIIOC As Agent for Qualified Employee Benefit Plans 401k FINOPS-IC Funds Covington, KY	23.53%

	Minnesota Life Insurance Company St. Paul, MN	10.98%

	Wells Fargo Bank FBO Various Retirement Plans A/C #9888888836 NC 1151 Charlotte, NC	7.39%

	First Clearing LLC Special Custody Account St. Louis, MO	7.10%

	Citigroup Global Markets Inc. 00109801250 New York, NY	6.94%

	NFS LLC FEBO Transamerica Life Ins Company Los Angeles, CA	6.85%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Worldwide Fund Class I Shares	NFS LLC FEBO FIIOC As Agent for Qualified Employee Benefit Plans 401k FINOPS-IC Funds Covington, KY	50.28%

	First Clearing LLC Special Custody Account St. Louis, MO	26.44%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	7.70%

	Nationwide Trust Company FSB Columbus, OH	5.85%

Janus Balanced Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	77.79%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	7.31%

Janus Contrarian Fund Class I Shares	Brics & Co FBO Everest Reinsurance Retire Plan A/C 6800288900 Westerville, OH	22.11%

	First Clearing LLC Special Custody Account St. Louis, MO	18.49%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	16.80%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	12.59%

	Citigroup Global Markets Inc. 00109801250 New York, NY	8.40%

	Govt Employees Voluntary Investment Plan Herndon, VA	6.41%

Janus Enterprise Fund Class I Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	57.72%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	13.25%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Forty Fund Class I Shares	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	21.54%

	Citigroup Global Markets Inc. 00109801250 New York, NY	20.98%

	Vanguard Fiduciary Trust Company Valley Forge, PA	13.72%

	First Clearing LLC Special Custody Account St. Louis, MO	6.74%

Janus Fund Class I Shares	JP Morgan Chase Bank as Directed Trustee for the Super Saver Capital Accumulation Plan for Employees of Participating AMR Corp Subsidiaries Overland Park, KS	43.74%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	18.50%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	7.89%

Janus Growth and Income Fund Class I Shares	First Clearing LLC Special Custody Account St. Louis, MO	30.64%

	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	16.18%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	14.49%

	Citigroup Global Markets Inc. 00109801250 New York, NY	13.59%

	T Rowe Price Retirement Plan Services Inc. FBO Retirement Plan Clients Owings Mills, MD	9.58%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Research Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	14.36%

	Janus Growth Allocation Fund Research Fund Omnibus Account Denver, CO	12.17%

	Janus Moderate Allocation Fund Research Fund Omnibus Account Denver, CO	11.74%

	James M Andersen TR Mendocino County Employees Retirement U/A 01/01/1948 Ukiah, CA	10.21%

	Citigroup Global Markets Inc. 00109801250 New York, NY	9.67%

	Wells Fargo Bank FBO Various Retirement Plans A/C #9888888836 NC 1151 Charlotte, NC	9.23%

	Janus Conservative Allocation Fund Research Fund Omnibus Account Denver, CO	8.60%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	7.44%

	First Clearing LLC Special Custody Account St. Louis, MO	5.99%

Janus Triton Fund Class I Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	12.67%

	First Clearing LLC Special Custody Account St. Louis, MO	11.06%

	Merrill Lynch Pierce Fenner & Smith, Inc. For the Sole Benefit of Customers Jacksonville, FL	8.07%

	NFS LLC FEBO State Street Bank Trust Co Quincy, MA	7.85%

	Mercer Trust Company Ttee FBO Perrigo Company Profit Sharing and Investment Plan Norwood, MA	5.19%

	Pershing LLC Jersey City, NJ	5.06%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Venture Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	84.92%

	Morgan Stanley & Co Jersey City, NJ	12.09%

	Citigroup Global Markets Inc. 00109801250 New York, NY	9.60%

Perkins Global Value Fund Class I Shares	NFS LLC FEBO FIIOC Agent FBO Qualified Employee Plans 401k FINOPS-IC Funds Covington, KY	75.68%

	Janus Dynamic Allocation Fund Perkins Global Value Omnibus Acct Denver, CO	8.18%

	PWMCO LLC FBO 100360 Chicago, IL	5.37%

Janus Global Market Neutral Fund Class R Shares	Capital Bank & Trust Company Trustee Bernardin Lochmueller & Assoc RPS Greenwood Vlg, CO	31.45%

	Merrill Lynch Jacksonville, FL	31.36%

	Schwartz Heidel Sullivan LLP Ttee Schwartz Heidel Sullivan LLP 401k Plan Greenwood Vlg, CO	23.57%

	Charles Webb Ttee Berger & Webb LLP PSP 401k Greenwood Vlg, CO	6.51%

	Frontier Trust Company FBO Ron Houle Trucking Inc. 401k Plan Fargo, ND	5.68%

Janus Global Select Fund Class R Shares	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	20.61%

	Mercer Trust Company Ttee FBO NY Hotel Trades Council & Hotel Assoc of NYC Health Ctr Inc. EE Ben Norwood, MA	19.02%

	Counsel Trust DBA Mid Atlantic Trust Company FBO Centro Inc. 401k Profit Sharing Plan & Trust Pittsburgh, PA	6.93%

	Merrill Lynch Jacksonville, FL	6.12%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus International Equity Fund Class R Shares	Frontier Trust Company FBO Dugan & Dugan 590255 Fargo, ND	14.10%

	PIMS/Prudential Retirement As Nominee for the Ttee/Cust PL 002 Celsis 401k Retirement Chicago, IL	13.18%

	Frontier Trust Company FBO Dusckas Funeral Home Inc. 401k Ret 212386 Fargo, ND	12.14%

	MG Trust Company Cust FBO Warfield & Walsh Inc. and Faith Di Denver, CO	9.39%

	Frontier Trust Company FBO Wingfield Scale Inc. Profit Sharing 205984 Fargo, ND	7.80%

	MG Trust Company Cust FBO The Sentencing Project 403b Plan Denver, CO	6.83%

	Frontier Trust Company FBO Levitan Yegidis & Associates LLP 590499 Fargo, ND	6.74%

	MG Trust Company Cust FBO The Association of Small Foundation Denver, CO	6.73%

Janus Overseas Fund Class R Shares	Hartford Life Insurance Co Separate Account DC IV Hartford, CT	36.85%

	State Street Corporation Trustee FBO ADP Access Boston, MA	17.90%

	Merrill Lynch Jacksonville, FL	16.80%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	8.60%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Worldwide Fund Class R Shares	Merrill Lynch Jacksonville, FL	23.10%

	Capital Bank & Trust Co Ttee FBO Alcan Rolled Products-Ravenswood LLC Savings PL For USW Represented Employees Greenwood Vlg, CO	19.53%

	Counsel Trust DBA Match FBO Standard Roofings Inc. 401k Profit Sharing Plan & Trust Pittsburgh, PA	12.03%

	M. Catherine H Barre FBO Parametric Solutions Inc.401k Profit Sharing Plan & Trust Jupiter, FL	10.90%

	MG Trust Company Cust FBO Meyer Engineers Ltd Denver, CO	7.43%

	DCGT Trustee &/or Custodian FBO Principal Financial Group Qualified Fia Omnibus Des Moines, IA	6.46%

	MG Trust Company Cust FBO Midship Marine Inc Denver, CO	5.29%

Janus Balanced Fund Class R Shares	Hartford Life Insurance Co Separate Account DC IV Hartford, CT	27.42%

	State Street Corporation Trustee FBO ADP Access Boston, MA	15.58%

	NFS LLC FEBO State Street Bank Trust Co Ttee Various Retirement Plans Harrison, NY	9.12%

	Merrill Lynch Jacksonville, FL	7.75%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	5.17%

Janus Contrarian Fund Class R Shares	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	33.97%

	EMJAYCO FBO Reinders Inc. 401K #351898 Greenwood Vlg, CO	15.28%

	Orchard Trust Co Ttee Employee Benefits Clients Greenwood Vlg, CO	6.01%

	Frontier Trust Company FBO Spry Methods 401k Plan 210436 Fargo, ND	5.40%

	NFS LLC FEBO Alerus Financial NA FBO United Community Bank PSP St. Paul, MN	5.31%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Enterprise Fund Class R Shares	Hartford Life Insurance Co Separate Account DC IV Hartford, CT	28.27%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	11.14%

	Merrill Lynch Jacksonville, FL	8.71%

	State Street Corporation Trustee FBO ADP Access Boston, MA	7.29%

Janus Forty Fund Class R Shares	Hartford Life Insurance Co Separate Account DC IV Hartford, CT	41.55%

	Merrill Lynch Jacksonville, FL	12.94%

	State Street Corporation Trustee FBO ADP Access Boston, MA	10.76%

	American United Life Ins Co AUL American Group Retirement Annuity Indianapolis, IN	5.26%

Janus Fund Class R Shares	State Street Corporation Trustee FBO ADP Access Boston, MA	59.39%

	The Kenrich Group LLC Ttee FBO The Kenrich Group LLC 401k Greenwood Vlg, CO	16.38%

	Merrill Lynch Jacksonville, FL	7.27%

Janus Growth and Income Fund Class R Shares	American United Life Ins Co AUL American Unit Trust Indianapolis, IN	35.12%

	Fifth Third Bank Ttee FBO Rollover Shareholder Svcs LLC A/C # 47-5-9360991 Cincinnati, OH	15.07%

	Jahnke & Jahnke Associates Inc. Ttee Jahnke & Jahnke Associates Inc. 401k Greenwood Vlg, CO	10.33%

	Frontier Trust Company FBO Human Management Services Inc. 401k 207210 Fargo, ND	7.08%

	Frontier Trust Company FBO Kilpatrick Funeral Homes Inc. 401k 390542 Fargo, ND	6.42%

Janus Triton Fund Class R Shares	Merrill Lynch Jacksonville, FL	32.32%

	Hartford Securities Distribution As Agent for Reliance Trust Company FBO Agents Plan Customers Hartford, CT	5.18%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Market Neutral Fund Class S Shares	Orchard Trust Co LLC/TTEE FBO CT Charlton & Assoc Inc. EE SP 401k Greenwood Vlg, CO	62.99%

	LPL Financial A/C 1000-0005 San Diego, CA	22.91%

	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	6.15%

	FIIOC FBO McLanahan Corporation Covington, KY	5.19%

Janus Global Real Estate Fund Class S Shares	Janus Capital Group Inc. Denver, CO	49.94%	*

	John W Dougherty Trustee Huen Electric Inc 401k Greenwood Vlg, CO	20.91%

	MG Trust Company Cust FBO Barron Smith Daugert PLLC 401k Plan Denver, CO	11.37%

	Cornerstone Government Affairs Trustee Cornerstone Government Affairs 401k Greenwood Vlg, CO	10.88%

Janus Asia Equity Fund Class S Shares	Janus Capital Group Inc. Denver, CO	100.00%	*

Janus Emerging Markets Fund Class S Shares	Janus Capital Group Inc. Denver, CO	100.00%	*

Janus Global Life Sciences Fund Class S Shares	FIIOC FBO Foam Supplies Inc Profit Sharing 401K Plan Covington, KY	87.81%

	Charles Schwab & Co Inc. Special Custody Account FBO Institutional Client Accounts San Francisco, CA	7.91%

Janus Global Research Fund Class S Shares	DCGT Trustee &/or Custodian FBO Principal Financial Group Qualified Prin Advtg Omnibus Des Moines, IA	50.90%

	Orchard Trust Co LLC FBO Putnam Inv Greenwood Vlg, CO	46.27%

Janus Global Select Fund Class S Shares	DCGT Trustee &/or Custodian FBO Principal Financial Group Qualified Fia Omnibus Des Moines, IA	27.14%

	State Street Corporation Trustee FBO ADP Access Boston, MA	24.94%

	Pershing LLC Jersey City, NJ	14.62%

	Capital Bank & Trust Company Trustee FBO Cherokee Pharmaceuticals LLC 401k PS Plan Greenwood Vlg, CO	5.14%

*	This ownership represents seed capital that Janus Capital or an affiliate provided for the Fund.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Technology Fund Class S Shares	Saxon & Co FBO 20-01-302-9912426 Philadelphia, PA	40.58%

	LPL Financial A/C 1000-0005 San Diego, CA	24.64%

	Orchard Trust Co Ttee Employee Benefits Clients 401k Greenwood Vlg, CO	11.59%

	Dr. Bruce Klein Trustee FBO Canandaigua Orthopaedic Assoc PC 40 Greenwood Vlg, CO	9.56%

	Charles Schwab & Co Inc. Special Custody Account FBO Institutional Client Accounts San Francisco, CA	8.70%

Janus International Equity Fund Class S Shares	LPL Financial A/C 1000-0005 San Diego, CA	65.57%

	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	18.98%

Janus Overseas Fund Class S Shares	State Street Corporation Trustee FBO ADP Access Boston, MA	17.14%

	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	13.08%

	Hartford Life Insurance Co Separate Account DC IV Hartford, CT	12.09%

	Nationwide Trust Company FSB Columbus, OH	6.12%

Janus Worldwide Fund Class S Shares	Nationwide Trust Company FSB Columbus, OH	15.63%

	Prudential Retirement-Alliance Separate Acct Investment Products & Advisory Services Hartford, CT	11.87%

	Guardian Insurance & Annuity Co Sep-Acct L Bethlehem, PA	11.05%

	Ohio National Life Insurance Co FBO Its Separate Accounts Cincinnati, OH	10.87%

	Nationwide Life Ins Company QPVA Columbus, OH	7.42%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Balanced Fund Class S Shares	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	16.12%

	State Street Corporation Trustee FBO ADP Access Boston, MA	8.34%

	Saxon & Co FBO 91 Vested Interest Omnibus Asset A/C #20-01-302-9912426 Philadelphia, PA	6.67%

	Nationwide Trust Company FSB Columbus, OH	5.47%

Janus Contrarian Fund Class S Shares	New York Life Trust Company Parsippany, NJ	30.78%

	Wells Fargo Bank FBO Various Retirement Plans A/C #9888888836 NC-1151 Charlotte, NC	20.35%

	LPL Financial A/C 1000-0005 San Diego, CA	12.12%

	FIIOC FBO PSR Inc Covington, KY	7.31%

	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	5.20%

Janus Enterprise Fund Class S Shares	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	20.57%

	Nationwide Trust Company FSB Columbus, OH	7.47%

	SunTrust Bank FBO Various SunTrust Omnibus Accounts Greenwood Vlg, CO	6.13%

	Wells Fargo Bank FBO Various Retirement Plans Charlotte, NC	6.02%

	Delaware Charter Guarantee & Trust FBO Principal Financial Group Des Moines, IA	5.66%

	Saxon & Co FBO 91 Vested Interest Omnibus Asset A/C #20-01-302-9912426 Philadelphia, PA	5.61%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Forty Fund Class S Shares	Citigroup Global Markets Inc. 00109801250 New York, NY	32.58%

	State Street Corporation Trustee FBO ADP Access Boston, MA	9.53%

	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	6.48%

	Nationwide Trust Company FSB Columbus, OH	5.42%

Janus Fund Class S Shares	Citigroup Global Markets Inc. 00109801250 New York, NY	15.25%

	Charles Schwab & Co Inc. Special Custody Account FBO Institutional Client Accounts San Francisco, CA	10.83%

	Ohio National Life Insurance Co FBO Its Separate Accounts Cincinnati, OH	9.46%

	Prudential Retirement-Alliance Separate Acct Investment Products & Advisory Services Hartford, CT	8.14%

	Saxon & Co FBO 91 Vested Interest Omnibus Asset A/C #20-01-302-9912426 Philadelphia, PA	6.64%

	Nationwide Trust Company FSB Columbus, OH	6.53%

Janus Growth and Income Fund Class S Shares	Saxon & Co FBO 91 Vested Interest Omnibus Asset A/C #20-01-302-9912426 Philadelphia, PA	27.81%

	Nationwide Trust Company FSB Columbus, OH	17.84%

	Charles Schwab & Co Inc. Special Custody Account FBO Institutional Client Accounts San Francisco, CA	9.51%

	National Financial Services LLC Trustee For the Exclusive Benefit of Our Customers New York, NY	5.20%

Janus Research Fund Class S Shares	Charles Schwab & Co Inc. Special Custody Account FBO Institutional Client Accounts San Francisco, CA	86.39%

	Orchard Trust Co Ttee Employee Benefits Clients 401k Greenwood Vlg, CO	14.36%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Triton Fund Class S Shares	SunTrust Bank FBO Various SunTrust Omnibus Accounts Greenwood Vlg, CO	37.65%

	New York Life Trust Company Parsippany, NJ	12.53%

	Wells Fargo FBO Various Retirement Plans A/C #9888888836 NC 1151 Charlotte, NC	7.93%

Janus Venture Fund Class S Shares	Janus Capital Group Inc Denver, CO	100.00%	*

Perkins Global Value Fund Class S Shares	LPL Financial A/C 1000-0005 San Diego, CA	100.00%

Janus Global Market Neutral Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	60.34%

	Pershing LLC Jersey City, NJ	39.44%

	Vanguard Brokerage Services Account 3625-7185 Valley Forge, PA	6.83%

Janus Global Real Estate Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	47.21%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	22.65%

	LPL Financial A/C 1000-0005 San Diego, CA	15.79%

	Pershing LLC Jersey City, NJ	8.16%

Janus Asia Equity Fund Class T Shares	Janus Capital Group Inc Denver, CO	95.91%	*

Janus Emerging Markets Fund Class T Shares	Janus Capital Group Inc. Denver, CO	44.80%	*

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	36.60%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	15.95%

*	This ownership represents seed capital that Janus Capital or an affiliate provided for the Fund.

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Global Life Sciences Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	44.68%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	25.94%

	TD Ameritrade Inc. For the Exclusive Benefit of Our Clients Omaha, NE	7.00%

Janus Global Research Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	46.72%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	34.26%

Janus Global Select Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	35.66%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	32.12%

	TD Ameritrade Inc. For the Exclusive Benefit of Our Clients Omaha, NE	6.70%

Janus Global Technology Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	40.68%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	26.28%

	TD Ameritrade Inc. For the Exclusive Benefit of Our Clients Omaha, NE	6.52%

	Pershing LLC Jersey City, NJ	5.82%

Janus International Equity Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	47.13%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	24.08%

	LPL Financial A/C 1000-0005 San Diego, CA	22.74%

Janus Overseas Fund Class T Shares	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	41.33%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	33.35%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Worldwide Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	38.50%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	29.78%

Janus Balanced Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	42.92%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	27.31%

Janus Contrarian Fund Class T Shares	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	39.22%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	32.39%

	Pershing LLC Jersey City, NJ	5.05%

Janus Enterprise Fund Class T Shares	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	41.04%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	28.80%

Janus Forty Fund Class T Shares	Saxon & Co FBO 20-01-302-9912426 Philadelphia, PA	53.63%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	12.60%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	11.98%

	LPL Financial A/C 1000-0005 San Diego, CA	10.82%

	State Street Corporation Trustee FBO ADP Access Boston, MA	5.21%

Janus Fund Class T Shares	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	31.06%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	26.92%

	Mac & Co A/C NYPF3002002 FBO NY State Deferred Comp Plan Pittsburgh, PA	14.04%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Janus Growth and Income Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	51.11%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	19.07%

Janus Research Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	38.23%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	27.44%

Janus Triton Fund Class T Shares	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	50.71%

	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	30.35%

	LPL Financial A/C 1000-0005 San Diego, CA	5.81%

Janus Twenty Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	21.44%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	19.84%

	Minnesota State Retirement System Defined Contribution Plans St. Paul, MN	13.20%

	Ohio Public Employee Deferred Compensation Program Columbus, OH	7.66%

	Hartford Life Insurance Co DC III Separate Account Hartford, CT	6.44%

	Nationwide Life Ins Company QPVA Columbus, OH	5.95%

Janus Venture Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	43.59%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	27.10%

	TD Ameritrade Inc. For the Exclusive Benefit of Our Clients Omaha, NE	5.61%

Name of Fund and Class	Shareholder and Address of Record	Percentage of Ownership
Perkins Global Value Fund Class T Shares	Charles Schwab & Co Inc. Exclusive Benefit of Our Customers Reinvest Account San Francisco, CA	58.20%

	National Financial Services Co For the Exclusive Benefit of Our Customers New York, NY	17.91%

	First Clearing LLC Special Custody Account St. Louis, MO	7.17%

Miscellaneous information

Each Fund is a series of the Trust, an open-end management investment company registered under the 1940 Act and organized as a Massachusetts business trust on February 11, 1986. As of the date of this SAI, the Trust offers 45 series of shares, known as “Funds.” Each Fund presently offers interests in different classes of shares as described in the table below.

	Class A	Class C	Class D	Class I	Class L	Class R	Class S	Class T
Fund Name	Shares	Shares	Shares	Shares	Shares	Shares	Shares	Shares
INTECH Global Dividend Fund	x	x	x	x			x	x
INTECH International Fund	x	x		x			x	x
INTECH U.S. Core Fund	x	x	x	x			x	x
INTECH U.S. Growth Fund	x	x		x			x	x
INTECH U.S. Value Fund	x	x		x			x	x
Janus Asia Equity Fund	x	x	x	x			x	x
Janus Balanced Fund	x	x	x	x		x	x	x
Janus Conservative Allocation Fund	x	x	x	x			x	x
Janus Contrarian Fund	x	x	x	x		x	x	x
Janus Emerging Markets Fund	x	x	x	x			x	x
Janus Enterprise Fund	x	x	x	x		x	x	x
Janus Flexible Bond Fund	x	x	x	x		x	x	x
Janus Forty Fund	x	x		x		x	x	x
Janus Fund	x	x	x	x		x	x	x
Janus Global Bond Fund	x	x	x	x			x	x
Janus Global Life Sciences Fund	x	x	x	x			x	x
Janus Global Market Neutral Fund	x	x		x		x	x	x
Janus Global Real Estate Fund	x	x	x	x			x	x
Janus Global Research Fund	x	x	x	x			x	x
Janus Global Select Fund	x	x	x	x		x	x	x
Janus Global Technology Fund	x	x	x	x			x	x
Janus Government Money Market Fund			x					x
Janus Growth Allocation Fund	x	x	x	x			x	x
Janus Growth and Income Fund	x	x	x	x		x	x	x
Janus High-Yield Fund	x	x	x	x		x	x	x
Janus International Equity Fund	x	x	x	x		x	x	x
Janus Moderate Allocation Fund	x	x	x	x			x	x
Janus Money Market Fund			x					x
Janus Overseas Fund	x	x	x	x		x	x	x
Janus Protected Series – Global	x	x	x	x			x	x
Janus Protected Series – Growth	x	x	x	x			x	x
Janus Real Return Allocation Fund	x	x	x	x			x	x
Janus Research Fund	x	x	x	x			x	x
Janus Short-Term Bond Fund	x	x	x	x			x	x
Janus Triton Fund	x	x	x	x		x	x	x
Janus Twenty Fund			x					x
Janus Venture Fund	x	x	x	x			x	x
Janus World Allocation Fund	x	x		x			x	x
Janus Worldwide Fund	x	x	x	x		x	x	x
Perkins Global Value Fund	x	x	x	x			x	x
Perkins Large Cap Value Fund	x	x	x	x			x	x
Perkins Mid Cap Value Fund	x	x	x	x	x	x	x	x
Perkins Select Value Fund	x	x	x	x			x	x
Perkins Small Cap Value Fund	x	x	x	x	x	x	x	x
Perkins Value Plus Income Fund	x	x	x	x			x	x

On July 6, 2009, the funds of the Janus Adviser Series trust reorganized into the Trust. As a result, certain Funds described in this SAI assumed the assets and liabilities of the corresponding Janus Adviser Series funds. For this reason, certain historical information contained in this SAI for periods prior to July 6, 2009 is that of the predecessor funds. The Funds involved in the reorganizations had a fiscal year end of either October 31 or July 31. Each Fund described in this SAI has a fiscal year end of September 30.

Janus Capital reserves the right to the name “Janus.” In the event that Janus Capital does not continue to provide investment advice to the Funds, the Funds must cease to use the name “Janus” as soon as reasonably practicable.

Under Massachusetts law, shareholders of the Funds could, under certain circumstances, be held liable for the obligations of their Fund. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Funds and requires that notice of this disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Funds or the Trustees. The Amended and Restated Agreement and Declaration of Trust also provides for indemnification from the assets of the Funds for all losses and expenses of any Fund shareholder held liable for the obligations of their Fund. Thus, the risk of a shareholder incurring a financial loss on account of their liability as a shareholder of one of the Funds is limited to circumstances in which their Fund would be unable to meet its obligations. The possibility that these circumstances would occur is remote. The Trustees intend to conduct the operations of the Funds to avoid, to the extent possible, liability of shareholders for liabilities of their Fund.

It is important to know that, pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust and in accordance with any applicable regulations and laws, such as the 1940 Act, the Trustees have the authority to merge, liquidate, and/or reorganize a Fund into another fund without seeking shareholder vote or consent. Any such consolidation, merger, or reorganization may be authorized at any time by a vote of a majority of the Trustees then in office.

SHARES OF THE TRUST

The Trust is authorized to issue an unlimited number of shares of beneficial interest with a par value of one cent per share for each series of the Trust. Shares of each series of the Trust are fully paid and nonassessable when issued. Shares of a Fund participate equally in dividends and other distributions by the Shares of the same class of that Fund, and in residual assets of that class of that Fund in the event of liquidation. Shares of each Fund have no preemptive, conversion, or subscription rights. Shares of each Fund may be transferred by endorsement or stock power as is customary, but a Fund is not bound to recognize any transfer until it is recorded on its books.

SHAREHOLDER MEETINGS

The Trust does not intend to hold annual or regular shareholder meetings unless otherwise required by the Amended and Restated Agreement and Declaration of Trust or the 1940 Act. Special meetings may be called for a specific Fund or for the Trust as a whole for purposes such as changing fundamental policies, electing or removing Trustees, making any changes to the Amended and Restated Agreement and Declaration of Trust that would materially adversely affect shareholders’ rights, determining whether to bring certain derivative actions, or for any other purpose requiring a shareholder vote under applicable law or the Trust’s governing documents, or as the Trustees consider necessary or desirable.

Under the Amended and Restated Agreement and Declaration of Trust, special meetings of shareholders of the Trust or of any Fund shall be called subject to certain conditions, upon written request of shareholders owning shares representing at least 10% of the shares then outstanding. The Funds will assist these shareholders in communicating with other shareholders in connection with such a meeting similar to that referred to in Section 16(c) of the 1940 Act.

VOTING RIGHTS

The Trustees of the Trust (excluding Mr. Cvengros, a new Trustee) were elected at a Special Meeting of Shareholders on June 10, 2010. Under the Amended and Restated Agreement and Declaration of Trust, each Trustee will continue in office until the termination of the Trust or his or her earlier death, retirement, resignation, incapacity, or removal. Vacancies will be filled by appointment by a majority of the remaining Trustees, subject to the 1940 Act.

As a shareholder, you are entitled to one vote for each whole dollar and a proportionate fractional vote for each fractional dollar of NAV of the Fund that you own. Generally, all funds and classes vote together as a single group, except where a separate vote of one or more funds or classes is required by law or where the interests of one or more funds or classes are affected differently from other funds or classes. Shares of all series of the Trust have noncumulative voting rights, which means that the holders of more than 50% of the value of shares of all series of the Trust voting for the election of Trustees can elect 100% of the Trustees if they choose to do so. In such event, the holders of the remaining value of shares will not be able to elect any Trustees.

MASTER/FEEDER OPTION

The Trust may in the future seek to achieve a fund’s objective by investing all of that fund’s assets in another investment company having the same investment objective and substantially the same investment policies and restrictions as those applicable to that fund. Unless otherwise required by law, this policy may be implemented by the Trustees without shareholder approval.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, 1900 16th Street, Suite 1600, Denver, Colorado 80202, the Independent Registered Public Accounting Firm for the Funds, audits the Funds’ annual financial statements and compiles their tax returns.

REGISTRATION STATEMENT

The Trust has filed with the SEC, Washington, D.C., a Registration Statement under the 1933 Act with respect to the securities to which this SAI relates. If further information is desired with respect to the Funds or such securities, reference is made to the Registration Statement and the exhibits filed as a part thereof.

Financial statements

DOCUMENTS INCORPORATED BY REFERENCE TO THE ALTERNATIVE, GLOBAL & INTERNATIONAL, GROWTH & CORE, AND VALUE FUNDS ANNUAL REPORTS OF JANUS INVESTMENT FUND (AUDITED)

The following audited financial statements for the period ended September 30, 2011 are hereby incorporated into this SAI by reference to the Annual Reports dated September 30, 2011, as applicable.

•	Schedules of Investments as of September 30, 2011

•	Statements of Assets and Liabilities as of September 30, 2011

•	Statements of Operations as of September 30, 2011

•	Statements of Changes in Net Assets for the periods indicated

•	Financial Highlights for the periods indicated

•	Notes to Financial Statements

•	Report of Independent Registered Public Accounting Firm

DOCUMENTS INCORPORATED BY REFERENCE TO THE ALTERNATIVE, GLOBAL & INTERNATIONAL, GROWTH & CORE, AND VALUE FUNDS SEMIANNUAL REPORTS OF JANUS INVESTMENT FUND (UNAUDITED)

The following unaudited financial statements for the period ended March 31, 2011 are hereby incorporated into this SAI by reference to the Semiannual Reports dated March 31, 2011.

•	Schedules of Investments as of March 31, 2011

•	Statements of Assets and Liabilities as of March 31, 2011

•	Statements of Operations as of March 31, 2011

•	Statements of Changes in Net Assets for the periods indicated

•	Financial Highlights for the periods indicated

•	Notes to Financial Statements

The portions of the Annual and Semiannual Reports that are not specifically listed above are not incorporated by reference into this SAI and are not part of the Registration Statement.

Appendix A

EXPLANATION OF RATING CATEGORIES

The following is a description of credit ratings issued by three of the major credit rating agencies. Credit ratings evaluate only the safety of principal and interest payments, not the market value risk of lower quality securities. Credit rating agencies may fail to change credit ratings to reflect subsequent events on a timely basis. Although Janus Capital and Perkins consider security ratings when making investment decisions, they also perform their own investment analyses and do not rely solely on the ratings assigned by credit agencies.

STANDARD & POOR’S RATINGS SERVICE

Bond Rating	Explanation

Investment Grade
AAA	Highest rating; extremely strong capacity to pay principal and interest.
AA	High quality; very strong capacity to pay principal and interest.
A	Strong capacity to pay principal and interest; somewhat more susceptible to the adverse effects of changing circumstances and economic conditions.
BBB	Adequate capacity to pay principal and interest; normally exhibit adequate protection parameters, but adverse economic conditions or changing circumstances more likely to lead to a weakened capacity to pay principal and interest than for higher rated bonds.
Non-Investment Grade
BB	Less vulnerable to nonpayment than other speculative issues; major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.
B	More vulnerable to nonpayment than obligations rated “BB,” but capacity to meet its financial commitment on the obligation; adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.
CCC	Currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation.
CC	Currently highly vulnerable to nonpayment.
C	Currently highly vulnerable to nonpayment; a bankruptcy petition may have been filed or similar action taken, but payments on the obligation are being continued.
D	In default.

FITCH, INC.

Long-Term Bond Rating	Explanation

Investment Grade
AAA	Highest credit quality. Denotes the lowest expectation of credit risk. Exceptionally strong capacity for payment of financial commitments.
AA	Very high credit quality. Denotes expectations of very low credit risk. Very strong capacity for payment of financial commitments.
A	High credit quality. Denotes expectations of low credit risk. Strong capacity for payment of financial commitments. May be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.
BBB	Good credit quality. Currently expectations of low credit risk. Capacity for payment of financial commitments is considered adequate, but adverse changes in circumstances and economic conditions are more likely to impair this capacity than is the case for higher ratings.
Non-Investment Grade
BB	Speculative. Indicates possibility of credit risk developing, particularly as the result of adverse economic change over time. Business or financial alternatives may be available to allow financial commitments to be met.
B	Highly speculative. May indicate distressed or defaulted obligations with potential for extremely high recoveries.
CCC	May indicate distressed or defaulted obligations with potential for superior to average levels of recovery.
CC	May indicate distressed or defaulted obligations with potential for average or below-average levels of recovery.
C	May indicate distressed or defaulted obligations with potential for below-average to poor recoveries.
D	In default.

FITCH, INC.

Short-Term Bond Rating	Explanation

F-1+	Exceptionally strong credit quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.
F-1	Very strong credit quality. Issues assigned this rating reflect an assurance for timely payment only slightly less in degree than issues rated F-1+.
F-2	Good credit quality. Issues assigned this rating have a satisfactory degree of assurance for timely payments, but the margin of safety is not as great as the F-1+ and F-1 ratings.

MOODY’S INVESTORS SERVICE, INC.

Bond Rating	Explanation

Investment Grade
Aaa	Highest quality, smallest degree of investment risk.
Aa	High quality; together with Aaa bonds, they compose the high-grade bond group.
A	Upper to medium-grade obligations; many favorable investment attributes.
Baa	Medium-grade obligations; neither highly protected nor poorly secured. Interest and principal appear adequate for the present but certain protective elements may be lacking or may be unreliable over any great length of time.
Non-Investment Grade
Ba	More uncertain, with speculative elements. Protection of interest and principal payments not well safeguarded during good and bad times.
B	Lack characteristics of desirable investment; potentially low assurance of timely interest and principal payments or maintenance of other contract terms over time.
Caa	Poor standing, may be in default; elements of danger with respect to principal or interest payments.
Ca	Speculative in a high degree; could be in default or have other marked shortcomings.
C	Lowest rated; extremely poor prospects of ever attaining investment standing.

Unrated securities will be treated as non-investment grade securities unless the portfolio managers and/or investment personnel determine that such securities are the equivalent of investment grade securities. When calculating the quality assigned to securities that receive different ratings from two or more agencies (“split-rated securities”), the security will receive: (i) the middle rating from the three reporting agencies if three agencies provide a rating for the security or (ii) the lowest rating if only two agencies provide a rating for the security.

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janus.com

151 Detroit Street
Denver, Colorado 80206-4805
1-877-335-2687

ANNUAL REPORT

September 30, 2011

Janus Global & International Funds

Janus Asia Equity Fund
Janus Emerging Markets Fund
Janus Global Life Sciences Fund
Janus Global Research Fund
Janus Global Select Fund
Janus Global Technology Fund
Janus International Equity Fund
Janus Overseas Fund
Janus Worldwide Fund

HIGHLIGHTS

•	Portfolio management perspective
•	Investment strategy behind your fund
•	Fund performance, characteristics and holdings

            Janus Global & International Funds

Co-Chief Investment Officers’ Market Perspective	1
Useful Information About Your Fund Report	3
Management Commentaries and Schedules of Investments
Janus Asia Equity Fund	5
Janus Emerging Markets Fund	15
Janus Global Life Sciences Fund	26
Janus Global Research Fund	36
Janus Global Select Fund	48
Janus Global Technology Fund	61
Janus International Equity Fund	70
Janus Overseas Fund	80
Janus Worldwide Fund	92
Statements of Assets and Liabilities	104
Statements of Operations	108
Statements of Changes in Net Assets	112
Financial Highlights	120
Notes to Schedules of Investments	141
Notes to Financial Statements	153
Report of Independent Registered Public Accounting Firm	184
Additional Information	185
Explanations of Charts, Tables and Financial Statements	187
Designation Requirements	190
Trustees and Officers	191

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please call Janus at 877.33JANUS(52687) (or 800.525.3713 if you hold Shares directly with Janus); or download the file from janus.com/info (or janus.com/reports if you hold Shares directly with Janus). Read it carefully before you invest or send money.

Co-Chief Investment Officers’ Market Perspective (unaudited)

Jonathan Coleman
Co-Chief Investment
Officer

Gibson Smith
Co-Chief Investment
Officer

Punting politicians

We would like to take this opportunity to thank you for investing with Janus.

As we head into the fourth quarter, we find it troubling that politicians hold the keys to confidence. Even more unsettling is their propensity to fiddle with half-measures while financial markets burn. Yet despite some signs of progress, Europe’s debt crisis remains unresolved. Washington, meanwhile, appears to have made scant progress on a deficit reduction plan and has kicked the proverbial can to a Congressional “super committee” that itself is likely to punt, given its highly partisan profile. We expect some hard choices to eventually come out of Brussels and Washington. Unfortunately, the risks of a policy error are growing, with potentially unsettling consequences for the global economy.

Companies, for their part, need more regulatory clarity and tax incentives to hire and invest. This is the clearest path out of the public debt crisis, as economic growth increases the tax base and lowers deficits. Yet with so much uncertainty about “normalized” demand, companies are reluctant to deploy capital. The good news is they are holding a record $2 trillion in cash and short-term investments. Even a roadmap out of the debt crisis in Europe and modest steps towards fiscal stability in the U.S. may revive business confidence and spark a rebound in investment and hiring.

Equities: strong fundamentals persist

Equity correlations between both stocks and sectors soared to record levels in September, making it a challenging environment for individual security selection. We’re confident that correlations will decline as the situation in Europe stabilizes, however, and stocks will trade more on their underlying fundamentals.

In a tougher economy, we think individual security selection will be the key to outperformance once correlations start to normalize. Sectors such as health care may have a challenging outlook, for example. Yet there are always well-positioned companies to be unearthed through fundamental research. Our technology analysts see a slowdown in tech spending, yet they are excited about secular growth drivers in areas such as storage, tablets and cloud computing. Some European companies look attractive to us too. Many have been punished simply for being domiciled in Europe. Yet a majority of their sales growth comes from emerging markets and other regions, and remains relatively healthy.

Ultimately, our conviction stems from what we see as reasonable valuations at the company level and growth drivers that we think can withstand a tougher economy. High correlations have been frustrating to us. Yet we think correlations will eventually decline, providing an excellent backdrop for active management to outperform.

Fixed Income: finding attractive entry points

While we remain very bullish on the credit markets, we have been moving to a more conservative positioning in an effort to protect on the downside in light of unpredictable macro outcomes. Investors may be concerned about low absolute yields, but growth outlooks are declining and inflation expectations have come down sharply as skepticism rises about the trajectory of the global economy. The key risk is that growth slows more than anticipated. An unintended consequence of lower rates is that it creates incentives for people to save more and spend less, which could put pressure on the economic expansion.

Treasuries have been the best way to express these concerns in fixed income, and we have been adding long-dated Treasuries in applicable portfolios – a move that has aided returns and helped to protect portfolios on the downside. While this buying of Treasuries has helped lower the volatility of portfolios, at some point in the future we anticipate liquidating Treasuries as underlying valuations are not attractive on a historical basis.

Overall, we are finding attractive opportunities across the credit markets. We remain disciplined in our security selection with a focus on companies that continue to go through a positive fundamental transformation of their capital structure. While 2009 and 2010 were strong years for the credit markets, we believe additional upside remains, but security selection is critical in this environment.

Janus Global & International Funds | 1

Continued

Outlook: opportunity for patient investors

As we look ahead, we expect a slower-growth environment heading into 2012. While U.S. growth is likely to slow, we think the economy will avoid another full-scale recession. We would be leery of more unconventional stimulus, however, because we do not believe it would fundamentally address the underlying problems of uncertainty and deleveraging.

With valuations down sharply, markets may already be discounting these concerns. We see no shortage of opportunities in both equities and fixed income and remain committed to finding them through deep, fundamental research. For those who invest actively, the long-term outlook remains bright.

Sincerely,

Jonathan Coleman
Co-Chief Investment Officer

Gibson Smith
Co-Chief Investment Officer

The opinions are those of the authors as of 09-2011 and are subject to change at any time due to changes in market or economic conditions. The comments should not be construed as a recommendation of individual holdings or market sectors, but as an illustration of broader themes.

There is no assurance that the investment process will consistently lead to successful investing.

Investing involves market risk. Investment return and value will fluctuate and it is possible to lose money by investing.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the fund, and therefore a fund’s performance, may decline in response to such risks.

U.S. Treasury securities are direct debt obligations issued by the U.S. Government. With government bonds, the investor is a creditor of the government. Treasury Bills and U.S. Government Bonds are guaranteed by the full faith and credit of the United States government, are generally considered to be free of credit risk and typically carry lower yields than other securities. Bonds in a portfolio are typically intended to provide income and/or diversification. In general, the bond market is volatile. Bond prices rise when interest rates fall and vice versa. This effect is usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss.

Statements in this piece that reflect projections or expectations of future financial or economic performance of a mutual fund or strategy and of the markets in general and statements of a fund’s plans and objectives for future operations are forward-looking statements. Actual results or events may differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements. Important factors that could result in such differences, in addition to the other factors noted with such forward-looking statements, include general economic conditions such as inflation, recession and interest rates.

2 | SEPTEMBER 30, 2011

Useful Information About Your Fund Report (unaudited)

Management Commentaries

The Management Commentaries in this report include valuable insight from each of the Funds’ managers as well as statistical information to help you understand how your Fund’s performance and characteristics stack up against those of comparable indices.

If a Fund invests in foreign securities, this report may include information about country exposure. Country exposure is based primarily on the country of domicile. However, the Funds’ managers may allocate a company to a country based on other factors such as location of the company’s principal office, the location of the principal trading market for the company’s securities, or the country where a majority of the company’s revenues are derived.

Please keep in mind that the opinions expressed by the Funds’ managers in the Management Commentaries are just that: opinions. They are a reflection of the managers’ best judgment at the time this report was compiled, which was September 30, 2011. As the investing environment changes, so could the managers’ opinions. These views are unique to each manager and aren’t necessarily shared by fellow employees or by Janus in general.

Fund Expenses

We believe it’s important for our shareholders to have a clear understanding of Fund expenses and the impact they have on investment return.

The following is important information regarding each Fund’s Expense Example, which appears in each Fund’s Management Commentary within this Annual Report. Please refer to this information when reviewing the Expense Example for each Fund.

Example

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments (applicable to Class A Shares only); redemption fees, where applicable (and any related exchange fees); and (2) ongoing costs, including management fees; distribution and shareholder servicing (12b-1) fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares only); administrative services fees payable pursuant to the Transfer Agency Agreement; and other Fund expenses. The example is intended to help you understand your ongoing costs (in dollars) of investing in a Fund and to compare these costs with the ongoing costs of investing in other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. The example is based upon an investment of $1,000 invested at the beginning of the period and held for the six-month period from April 1, 2011 to September 30, 2011 or fiscal period from July 29, 2011 to September 30, 2011.

Actual Expenses

The first line of the table in each example provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during the period.

Hypothetical Example for Comparison Purposes

The second line of the table in each example provides information about hypothetical account values and hypothetical expenses based upon each Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in each Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Janus Capital Management LLC (“Janus Capital”) has contractually agreed to waive certain Funds’ total operating expenses, excluding any performance adjustments to management fees, if applicable, class-specific distribution and shareholder servicing (12b-1) fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares only), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes and extraordinary expenses, including, but not limited to, acquired fund fees and expenses, to certain limits until at least February 1, 2013. Expenses in the examples reflect application of these waivers. Had the waivers not been in effect, your expenses would have been higher. More information regarding the waivers is available in the Funds’ prospectuses.

Please note that the expenses shown in the tables are meant to highlight your ongoing costs only and do not

Janus Global & International Funds | 3

reflect any transaction costs, such as redemption fees (where applicable) and any related exchange fees. These fees are fully described in the prospectus. Therefore, the second line of each table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

4 | SEPTEMBER 30, 2011

Janus Asia Equity Fund (unaudited)

Fund Snapshot
We believe Asian economies and related equity markets are poised for secular growth. Given the world nature of these markets, equity prices may not at all times fully reflect business fundamentals. As such, fundamental research is the foundation of our Asia investment strategy
Hiroshi Yoh portfolio manager

Performance

Since its inception on July 29, 2011, Janus Asia Equity Fund’s Class I Shares returned -27.70% through the period ended September 30, 2011. The Fund’s benchmark, the MSCI All Country Asia ex-Japan Index, returned -21.77%.

New Fund and Portfolio Manager

Singapore-based Janus portfolio manager Hiroshi Yoh began managing the new fund effective July 29. Yoh has over 22 years of investment experience. Prior to joining Janus in April of 2011, he worked for Tokio Marine Asset Management International in Singapore, where he served as the CEO and Chief Investment Officer with responsibility for the Asia Pacific ex-Japan business. He was also the lead manager for the firm’s Asia Pacific ex-Japan equity and fixed income portfolios. Under Yoh’s leadership, the firm received the AsianInvestor Investment Performance Award in the Asia ex-Japan equity category in both 2009 and 2010 for delivering consistent and sustained risk-adjusted performance over various time periods. Previously, he served as the President of Templeton Investment Management Co. Ltd. Japan. Born in China and educated in both China and Japan, Yoh received a graduate degree in business administration and political sciences and a master of economics degree from Tsukuba University in Japan. He also completed the Advanced Management Program at Harvard Business School.

Yoh will apply a “bottom up” Growth at a Reasonable Price (GARP) approach in choosing investments, looking at companies one at a time to determine if a company is attractive and if it is consistent with the Fund’s investment policies. He will also analyze each company from a macro perspective taking into consideration any important themes or issues that may impact the investment environment in certain regions, countries or sectors.

Portfolio Manager Comments

My intention is to always deliver the best risk-adjusted return I can by focusing on companies’ earnings growth potential over the medium to long-term, while making sure the valuation is reasonable. By combining these two elements, I believe I can control the Fund’s volatility, since much of the volatility is at the stock level. When you buy companies with high valuation multiples, even a small disappointment can lead to a significant decline in share price.

In stock selection, I focus on a company’s operating margin and financial margin (which I define as its return on invested capital minus its cost of capital). I seek to understand if the margins are sustainable and if they can be expanded, which could lead to high returns. If margins are sustainable, then I believe there should be no major disappointments. On the other hand, margin declines can lead to significant share price losses. Earnings surprises are mainly driven by the change of margin and less so by the swing of revenues, which is why I focus on margins. A company’s business model and strategy, the quality of management and good execution are key drivers for margins.

I believe it is also important to identify where we are in the business cycle. During 2004 to 2007, the global economy expanded approximately 5% annually and the Asian regional economy expanded approximately 9% annually, both well above their long-term historical trend growth of approximately 3% and 7% respectively. But because the previous years’ global and Asian expansion were about 2-3% and 7% respectively, market analysts and managements relied on the past and underestimated the pace of expansion and kept capital expenditures relatively low. This led to an increase in utilization rates and thus margin expansion during this period. Companies with high growth and high operating leverage outperformed during this big bull market. In the middle of 2008, when market indicators such as the U.S. sub-prime crisis and economic indicators such as export order growth in Taiwan began to deteriorate sharply, there was a high probability of global

Janus Global & International Funds | 5

Janus Asia Equity Fund (unaudited)

recession and companies with historically stable earnings in defensive sectors like consumer staples, utilities and telecommunications dominated. In April 2009, cyclical companies outperformed after the quick recovery of Chinese economic activity driven by an aggressive stimulus package.

The challenge now is the European sovereign debt issue has become serious enough to cause the euro zone to fall sharply, which could lead to another global recession. My main assumption is for a mild recession in Europe together with low growth (1%) in the U.S. Asia should maintain about 7% growth driven by domestic consumption and investment in my view, while export growth should decelerate considerably in 2012. I’m focusing on domestic consumption plays as well as domestic investment plays.

Market Overview

After relatively benign performance in July, the MSCI All Country Asia ex-Japan Index sold off significantly in August and September to reach its lowest levels since May 2010. A first-ever ratings downgrade on U.S. Government debt and worries that the European sovereign debt crisis could worsen with the increasing likelihood of a Greek default weighed heavily on global markets. Rising concerns over global growth also impacted sentiment particularly after the China Manufacturing Purchasing Managers’ Index dropped to a two-month low in September, pointing to a slowdown in the Chinese economy. Among countries within the Index, South Korea and China were among the weakest performing, while the Philippines and Malaysia were the best relative performers.

Performance Overview

Since its inception on July 29, the Fund underperformed relative to its benchmark due largely to our holdings in consumer discretionary, underweight in telecommunications and our overweight in materials. Our consumer discretionary holdings were performing relatively well in August but suffered a big sell off in September due to concern about a hard landing in China. We believe China’s consumption growth story will remain intact supported by 10-15% wage growth, which we believe will provide a positive backdrop for our holdings in general.

Industrial and Commercial Bank of China was the largest individual detractor in financials and for the Fund overall. Loans to local governments, a fading real estate boom and slower economic growth weighed on Chinese banks generally. We continue to like Industrial and Commercial Bank for its strong capital base, diversified loan portfolio as well as better risk management than peers, in our view.

Our holdings in industrials and health care contributed to relative performance as did our holdings in South Korea and Singapore. South Korea-based KT&G, a provider of tobacco and ginseng products, was among the individual contributors. We like the company for its market share recovery in tobacco as well as the recent high growth rate of its ginseng business particularly in China.

Derivatives

During the period, we used currency derivatives to hedge existing currency exposures and swaps to access markets in which we were not trading locally either due to our risk policies or an inability to trade locally. We also executed sales and purchases of puts and calls to hedge existing equity exposures, potentially gain attractive risk/reward exposures, and sold puts on non-existing positions to hedge other similar securities. In aggregate, these positions detracted from relative performance. Please see the Derivative instruments section in the “Notes to Financial Statements” for a discussion of derivatives used by the Fund.

Outlook

Global growth prospects for 2012 are worrisome due to austerity measures in Europe and the U.S., but we still expect relatively sound growth in Asia driven by domestic consumption and investment. Therefore, we think it will be increasingly important to focus on companies with strong domestic growth opportunities, such as consumer companies, cement providers and construction machinery manufacturers. Recent price declines in Chinese property companies and banks have also made them attractive in our view. In technology, we remain underweight in companies dependent on PC demand, but have favored those with exposure to smart phones and tablet computers, which we view as attractive growth areas.

Thank you for your investment in Janus Asia Equity Fund.

6 | SEPTEMBER 30, 2011

(unaudited)

Janus Asia Equity Fund At A Glance

5 Top Performers – Equity Holdings

Contribution

China Mobile, Ltd.	0.03%
Taiwan Semiconductor Manufacturing Co., Ltd.	0.01%
KT&G Corp.	0.00%
Chroma Ate, Inc.	–0.01%
WT Microelectronics Co., Ltd.	–0.01%

5 Bottom Performers – Equity Holdings

Contribution

Industrial and Commercial Bank of China, Ltd.	–0.73%
Rio Tinto, Ltd.	–0.63%
China National Building Material Co., Ltd.	–0.61%
POSCO	–0.59%
DBS Group Holdings, Ltd.	–0.59%

5 Top Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country
	Fund Contribution	(Average % of Equity)	Asia ex-Japan Index Weighting

Telecommunication Services	0.03%	2.35%	6.46%
Health Care	–0.10%	1.07%	0.90%
Utilities	–0.28%	0.98%	3.70%
Consumer Staples	–1.01%	6.30%	5.29%
Information Technology	–1.80%	11.76%	16.15%

5 Bottom Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country
	Fund Contribution	(Average % of Equity)	Asia ex-Japan Index Weighting

Financials	–8.55%	31.67%	30.83%
Consumer Discretionary	–5.20%	16.36%	9.81%
Materials	–4.05%	11.76%	8.56%
Industrials	–2.81%	9.87%	10.34%
Energy	–1.91%	7.88%	7.96%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.

Janus Global & International Funds | 7

Janus Asia Equity Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Samsung Electronics Co., Ltd. Electronic Components – Semiconductors	3.2%
China Mobile, Ltd. Cellular Telecommunications	2.4%
Taiwan Semiconductor Manufacturing Co., Ltd. Semiconductor Components/Integrated Circuits	2.1%
China Shenhua Energy Co., Ltd. Coal	1.9%
China Construction Bank Corp. Commercial Banks	1.8%

11.4%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 50.6% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

8 | SEPTEMBER 30, 2011

(unaudited)

Performance

		Expense Ratios –
Cumulative Total Return – for the period ended September 30, 2011		estimated for the fiscal year
	Since	Total Annual Fund	Net Annual Fund
	Inception*	Operating Expenses	Operating Expenses

Janus Asia Equity Fund – Class A Shares
NAV	–25.70%	3.90%	1.58%
MOP	–29.97%

Janus Asia Equity Fund – Class C Shares
NAV	–25.70%	4.67%	2.33%
CDSC	–26.44%

Janus Asia Equity Fund – Class D Shares(1)	–25.80%	3.91%	1.53%

Janus Asia Equity Fund – Class I Shares	–25.70%	3.56%	1.33%

Janus Asia Equity Fund – Class S Shares	–25.70%	4.04%	1.83%

Janus Asia Equity Fund – Class T Shares	–25.70%	3.79%	1.58%

Morgan Stanley Capital International All Country Asia ex-Japan Index	–21.77%

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class S Shares and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

See important disclosures on the next page.

Janus Global & International Funds | 9

Janus Asia Equity Fund (unaudited)

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding any performance adjustments to management fees, distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

The expense information shown reflects estimated annualized expenses that the Fund expects to incur during its initial fiscal period. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. The initial performance adjustments will begin August 2012 for the Fund.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Sovereign debt securities are subject to the additional risk that, under some political, diplomatic, social or economic circumstances, some developing countries that issue lower quality debt securities may be unable or unwilling to make principal or interest payments as they come due.

Due to certain investment strategies, the Fund may have an increased position in cash.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

The Fund’s performance for very short time periods may not be indicative of future performance.

Lipper does not rank this Fund as it is less than one year old.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the index. The index is unmanaged and is not available for direct investment; therefore, its performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – July 29, 2011
(1)	Closed to new investors.

10 | SEPTEMBER 30, 2011

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(7/29/11)	(9/30/11)	(7/29/11 - 9/30/11)†

Actual	$1,000.00	$743.00	$2.06

Hypothetical (5% return before expenses)	$1,000.00	$1,018.30	$6.83

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(7/29/11)	(9/30/11)	(7/29/11 - 9/30/11)†

Actual	$1,000.00	$743.00	$2.11*

Hypothetical (5% return before expenses)	$1,000.00	$1,018.15	$6.98

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(7/29/11)	(9/30/11)	(7/29/11 - 9/30/11)†

Actual	$1,000.00	$742.00	$2.12*

Hypothetical (5% return before expenses)	$1,000.00	$1,018.10	$7.03

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(7/29/11)	(9/30/11)	(7/29/11 - 9/30/11)†

Actual	$1,000.00	$743.00	$2.05

Hypothetical (5% return before expenses)	$1,000.00	$1,018.35	$6.78

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(7/29/11)	(9/30/11)	(7/29/11 - 9/30/11)†

Actual	$1,000.00	$743.00	$2.08*

Hypothetical (5% return before expenses)	$1,000.00	$1,018.25	$6.88

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(7/29/11)	(9/30/11)	(7/29/11 - 9/30/11)†

Actual	$1,000.00	$743.00	$2.06

Hypothetical (5% return before expenses)	$1,000.00	$1,018.30	$6.83

†	Actual Expenses paid reflect only the inception period (July 29, 2011 to September 30, 2011). Therefore actual expenses shown are lower than would be expected for a six-month period. Actual expenses are equal to the annualized expense ratio of 1.35% for Class A Shares, 1.38% for Class C Shares, 1.39% for Class D Shares, 1.34% for Class I Shares,1.36% for Class S Shares and 1.35% for Class T Shares multiplied by the average account value over the period, multiplied by 64/365 (to reflect the period); however, hypothetical expenses are multiplied by 183/365 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.
*	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period for Class C Shares, Class D Shares and Class S Shares. Without these waivers, the expenses paid during the period would have been $3.58 for Class C Shares, $3.45 for Class D Shares and $2.81 for Class S Shares.

Janus Global & International Funds | 11

Janus Asia Equity Fund

Schedule of Investments

As of September 30, 2011

Shares		Value

Common Stock – 79.0%
Agricultural Operations – 1.9%
82,000	Golden Agri-Resources, Ltd.	$37,669
18,000	PT Astra Agro Lestari Tbk	38,986
		76,655
Airlines – 1.5%
21,000	Cathay Pacific Airways, Ltd.	33,761
768	Korean Air Lines Co., Ltd.	28,358
		62,119
Automotive – Cars and Light Trucks – 1.8%
32,500	Great Wall Motor Co., Ltd.	36,379
220	Hyundai Motor Co.	38,596
		74,975
Automotive – Truck Parts and Equipment – Original – 0.9%
134	Hyundai Mobis	38,061
Building – Heavy Construction – 1.6%
79,500	China Railway Construction Corp, Ltd.	33,316
406	Daelim Industrial Co., Ltd.	32,493
		65,809
Building and Construction – Miscellaneous – 0.9%
436	GS Engineering & Construction Corp.	35,443
Building and Construction Products – Miscellaneous – 1.5%
76,000	China National Building Material Co., Ltd.	64,220
Casino Hotels – 1.9%
13,800	Genting Berhad	39,090
1,740	Kangwon Land, Inc.	39,321
		78,411
Cellular Telecommunications – 2.4%
10,000	China Mobile, Ltd.	97,528
Coal – 2.6%
19,500	China Shenhua Energy Co., Ltd.	76,532
159,000	PT Adaro Energy Tbk	30,296
		106,828
Commercial Banks – 9.4%
16,500	BOC Hong Kong Holdings, Ltd.	34,410
82,000	China Citic Bank Corp., Ltd.	32,873
124,000	China Construction Bank Corp	73,995
17,700	CIMB Group Holdings Berhad	38,419
8,000	DBS Group Holdings, Ltd.	71,734
131,000	Industrial and Commercial Bank of China, Ltd.	63,324
71,800	Krung Thai Bank PCL	35,588
54,000	PT Bank Mandiri	37,754
		388,097
Consumer Products – Miscellaneous – 1.5%
128,000	Goodbaby International Holdings, Ltd.	30,189
23,100	Samsonite International S.A.*	32,233
		62,422
Cosmetics and Toiletries – 0.9%
17,750	L’Occitane International S.A.	35,748
Distribution/Wholesale – 0.6%
12,000	YGM Trading	23,423
Diversified Financial Services – 3.2%
57,886	Chinatrust Financial Holding Co., Ltd.	32,934
31,498	Fubon Financial Holding Co., Ltd.	32,609
977	KB Financial Group, Inc.	31,913
1,019	Shinhan Financial Group Co., Ltd.	35,639
		133,095
Diversified Operations – 3.5%
185,000	Alliance Global Group, Inc.	39,117
4,000	Hutchison Whampoa, Ltd.	29,612
16,100	Sime Darby Berhad	41,918
3,500	Swire Pacific, Ltd. – Class A	35,940
		146,587
Electric – Integrated – 0.9%
2,040	Korea Electric Power, Corp.*	35,953
Electronic Components – Miscellaneous – 0.9%
16,000	Hon Hai Precision Industry Co., Ltd.	35,729
Electronic Components – Semiconductors – 3.2%
188	Samsung Electronics Co., Ltd.**	131,713
Electronic Measuring Instruments – 1.0%
20,000	Chroma ATE, Inc.	40,633
Electronic Parts Distributors – 0.8%
28,000	WT Microelectronics Co., Ltd.	33,127
Energy – Alternate Sources – 1.0%
228,000	China Suntien Green Energy Corp., Ltd.	41,225
Food – Miscellaneous/Diversified – 0.9%
67,500	PT Indofood Sukses Makmur	38,117
Food – Wholesale/Distribution – 0.9%
22,000	Olam International, Ltd.	37,516
Hotels and Motels – 0.9%
20,000	Shangri-La Asia, Ltd.	37,684
Internet Applications Software – 0.9%
1,900	Tencent Holdings, Ltd.	38,975
Life and Health Insurance – 1.8%
14,000	AIA Group, Ltd.	39,627
15,000	China Life Insurance Co.	35,457
		75,084
Machinery – Construction and Mining – 1.3%
49,400	Changsha Zoomlion Heavy Industry Science and Technology Development Co., Ltd.	54,288
Metal – Diversified – 1.6%
1,118	Rio Tinto, Ltd.	65,443
Multi-Line Insurance – 0.7%
5,000	Ping An Insurance Group Co.	27,949
Oil Companies – Exploration and Production – 1.7%
45,000	CNOOC, Ltd.	72,300
Oil Companies – Integrated – 0.8%
4,200	PTT PCL	34,557
Paper and Related Products – 0.8%
95,200	Lee & Man Paper Manufacturing Limited	32,111
Petrochemicals – 1.6%
14,000	Formosa Chemicals & Fibre Corp.	36,088
111	LG Chem, Ltd.	29,411
		65,499
Property and Casualty Insurance – 1.0%
221	Samsung Fire & Marine Insurance Co., Ltd.	39,468

See Notes to Schedules of Investments and Financial Statements.

12 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares		Value

Real Estate Operating/Development – 4.9%
5,000	Cheng Kong Holdings, Ltd.	$53,372
68,000	Evergrande Real Estate Group, Ltd.	20,430
10,000	Fraser and Neave, Ltd.	43,781
173,000	Powerlong Real Estate Holdings, Ltd.	27,792
5,000	Sun Hung Kai Properties, Ltd.	56,652
		202,027
REIT – Hotels – 0.9%
50,000	Ascott Residence Trust	38,463
REIT – Warehouse and Industrial – 1.0%
53,400	Amis Amp Capital Industrial	40,552
Retail – Apparel and Shoe – 0.9%
168,000	Evergreen International Holdings, Ltd.	36,036
Retail – Consumer Electronics – 0.6%
104,000	GOME Electrical Appliances Holding, Ltd.	23,670
Retail – Convenience Stores – 1.1%
8,000	President Chain Store Corp.	45,087
Retail – Major Department Stores – 0.9%
111	Lotte Shopping, Co., Ltd.	37,116
Retail – Regional Department Stores – 0.7%
23,320	Far Eastern Department Stores Co., Ltd.	30,256
Semiconductor Components/Integrated Circuits – 3.1%
113,000	King Yuan Electronics Co., Ltd.	40,238
39,000	Taiwan Semiconductor Manufacturing Co., Ltd.	88,394
		128,632
Steel – Producers – 3.4%
48,000	China Steel Corp.	46,668
116,000	Maanshan Iron & Steel	25,097
225	POSCO	69,186
		140,951
Textile – Products – 1.0%
102,000	International Taifeng Holdings, Ltd.	40,006
Tobacco – 1.2%
791	KT&G Corp.	49,345
Wireless Equipment – 0.5%
1,000	HTC Corp.	21,976

Total Common Stock (cost $4,379,246)		3,260,909

Money Market – 6.3%
262,000	Janus Cash Liquidity Fund LLC, 0% (cost $262,000)	262,000

Total Investments (total cost $4,641,246) – 85.3%		3,522,909

Cash, Receivables and Other Assets, net of Liabilities** – 14.7%		606,687

Net Assets – 100%		$4,129,596

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$65,443	1.9%
Bermuda	61,354	1.7%
Cayman Islands	195,350	5.5%
China	523,430	14.9%
Hong Kong	583,787	16.6%
Indonesia	145,153	4.1%
Luxembourg	32,233	0.9%
Malaysia	119,427	3.4%
Mauritius	37,669	1.1%
Philippines	39,117	1.1%
Singapore	232,046	6.6%
South Korea	672,016	19.1%
Taiwan	483,739	13.7%
Thailand	70,145	2.0%
United States††	262,000	7.4%

Total	$3,522,909	100.0%

††	Includes All Cash Equivalents.

Total Return Swaps outstanding at September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Credit Suisse Securities (Europe), Ltd.	$26,083	1-month USD LIBOR plus 75 basis points	Inner Mongolia Yitai Coal Company, Ltd.	9/4/12	$(1,180)
Credit Suisse Securities (Europe), Ltd.	29,932	1-month USD LIBOR plus 75 basis points	Housing Development & Infrastructure, Ltd.	9/4/12	228
Credit Suisse Securities (Europe), Ltd.	31,183	1-month USD LIBOR plus 75 basis points	Educomp Solutions, Ltd.	9/4/12	2,336
Credit Suisse Securities (Europe), Ltd.	32,516	1-month USD LIBOR plus 75 basis points	JSW Steel, Ltd.	9/4/12	(1,299)
Credit Suisse Securities (Europe), Ltd.	38,716	1-month USD LIBOR plus 75 basis points	ICICI Bank, Ltd.	9/4/12	608
Credit Suisse Securities (Europe), Ltd.	41,429	1-month USD LIBOR plus 75 basis points	Infosys, Ltd.	9/4/12	2,534
Credit Suisse Securities (Europe), Ltd.	41,902	1-month USD LIBOR plus 75 basis points	Housing Development Finance Corp., Ltd.	9/4/12	1,145
Credit Suisse Securities (Europe), Ltd.	42,220	1-month USD LIBOR plus 75 basis points	DLF, Ltd.	9/4/12	2,984
Credit Suisse Securities (Europe), Ltd.	43,180	1-month USD LIBOR plus 75 basis points	HDFC Bank, Ltd.	9/4/12	1,586

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 13

Janus Asia Equity Fund

Schedule of Investments

As of September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Credit Suisse Securities (Europe), Ltd.	$43,442	1-month USD LIBOR plus 75 basis points	Reliance Industries, Ltd.	9/4/12	$2,575
Credit Suisse Securities (Europe), Ltd.	43,475	1-month USD LIBOR plus 75 basis points	Glenmark Pharmaceuticals, Ltd.	9/4/12	537

Total					$12,054

See Notes to Schedules of Investments and Financial Statements.

14 | SEPTEMBER 30, 2011

Janus Emerging Markets Fund (unaudited)

Fund Snapshot
We believe company fundamentals and managements’ ability to create value drive share prices over the long-term in emerging markets. We seek to take advantage of opportunities created when investors primarily focus on near-term sentiment and macroeconomic risk factors while ignoring fundamental company research. We buy companies trading well below our conservative estimate of their long-term value and favor quality companies with what we believe are sustainable competitive advantages and high or improving returns on capital.
Wahid Chammas co-portfolio manager	Matt Hochstetler co-portfolio manager

Performance

Janus Emerging Markets Fund’s Class I Shares returned -25.90% from its inception date on December 28, 2010, through the period ended September 30, 2011. The Fund’s benchmark, the MSCI Emerging Markets Index, returned -20.11%.

Market Overview

Extremely volatile and sharply declining markets driven by the European Union’s debt problems characterized equity markets late in the period. Emerging markets dropped more than developed markets, as they have historically been more volatile. We also saw significant weakness in some currencies that had previously done well, such as the Brazilian real.

Performance Overview

The Fund underperformed its benchmark during the period as the relative outperformance of our industrial, utility and financial holdings were more than offset by the relative underperformance of our consumer staples and consumer discretionary holdings. Our energy and telecommunications holdings also weighed on relative performance.

Our Asian consumer holdings were disproportionately hit in terms of confidence. Secondary effects from their countries’ economies, regulatory issues involving certain consumer companies and company-specific corporate governance problems negatively impacted the entire sector. On a country basis, China was the Fund’s largest relative detractor.

Generally, the (Persian) Gulf Cooperation Council markets proved to be safe havens given their countries’ budget surpluses and significant cash cushions. The region’s banks also boast very liquid balance sheets and strong catalysts for loan growth in a period of rapid global deleveraging. On a country basis, our non-index exposure in Qatar and the United Arab Emirates were key contributors to relative performance along with our holdings in Taiwan.

In terms of currencies, we used weakness in the Brazilian real as an opportunity to close out our hedges to that currency and make us market neutral. The strength in the dollar late in the period helped the Fund’s performance given we are materially overweight the currency and other dollar-pegged currencies such as many of the Middle Eastern countries as well as China’s renminbi.

The Fund also benefited from owning many companies that we feel are in charge of their own destinies in creating value rather than being dependent on the global economy growing. Many of the markets, such as South Korea, which performed well earlier in the year due to reflationary conditions, suffered during the sell-off as evidence of further governmental stimulus became less likely.

Individual detractors included Niko Resources. We continue to like Niko, a Canadian oil and gas company, for its properties in India and Bangladesh.

Individual contributors were led by MPX Energia, a Brazilian mining and power company, and Gazprom, a Russian natural gas company. We sold both to invest in other areas that we felt had better risk/reward profiles.

Derivatives

During the period, we used currency derivatives to hedge existing currency exposures and swaps to access markets in which we were not trading locally either due to our risk policies or an inability to trade locally. We also executed sales and purchases of puts and calls to hedge existing equity exposures and potentially gain attractive risk/reward exposures, and sold puts on non-existing positions to hedge other similar securities. In aggregate, these positions detracted from relative performance. Please see the Derivative instruments section in the “Notes to

Janus Global & International Funds | 15

Janus Emerging Markets Fund (unaudited)

Financial Statements” for a discussion of derivatives used by the Fund.

Outlook

We believe the global economy is headed for a deflationary environment over the near term, led by slowing growth in the U.S. and Europe and will inevitably lead to weakening in Asian economies. With more labor supply coming onto the market every year in Asia, combined with slowing growth, there are clearly deflationary pressures. This is most evident in the Southeast Asian countries, such as Thailand and the Philippines. We remain significantly underweight these countries because of our concerns that such open economies will suffer from slowing global growth.

We believe more insulated economies such as India should outperform given that they are not dependent on developed markets’ growth and have already underperformed other markets for a substantial period of time. China is a more difficult situation to anticipate. We’re seeing the best values in many Chinese stocks in several years, but we worry that Chinese real estate prices could turn down after many years of uninterrupted growth. We have minimal exposure to homebuilders in China, but if the situation deteriorates significantly, our large overweight exposure to the country could be at risk. We believe the Chinese Government will be pragmatic and prevent problems spilling over from the homebuilders, in particular into the banking system.

To combat inflation earlier this year, both China and India implemented tightening monetary policies. With inflation moderating, we anticipate both countries will begin easing those policies, which would be positive for their equity markets. India continues to struggle with political corruption, but we feel the country’s growing reforms will improve the economic environment. We also remain overweight India.

Throughout emerging markets, valuations have fallen significantly. We feel emerging markets have caught the brunt of the sell-off even though they are not the source of the problems around the world. Emerging markets have record savings rates and generally these countries have decent fiscal surpluses and strong balance sheets in contrast to emerging markets of the past. The group is trading as cheap as they did in March 2009 following the financial crisis even though earnings have actually grown significantly since then. We lowered our cash level to take advantage of attractive opportunities.

Thank you for your investment in Janus Emerging Markets Fund.

16 | SEPTEMBER 30, 2011

(unaudited)

Janus Emerging Markets Fund At A Glance

5 Top Performers – Holdings

Contribution

MPX Energia S.A.	0.65%
Gazprom OAO	0.49%
AIA Group, Ltd.	0.48%
Hyundai Motor Co., Ltd.	0.47%
Rosneft (GDR)	0.37%

5 Bottom Performers – Holdings

Contribution

BOCI – Prudential – W.I.S.E. – CSI China Tracker Fund (ETF)	–1.08%
Niko Resources, Ltd.	–0.93%
Indiabulls Real Estate, Ltd.	–0.86%
Petroleo Brasileiro S.A. (ADR)	–0.78%
Orascom Development Holding A.G.	–0.75%

5 Top Performers – Sectors*

			Morgan Stanley Capital International
		Fund Weighting	Emerging Markets
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Utilities	0.65%	2.79%	3.49%
Health Care	–0.24%	1.08%	0.97%
Telecommunication Services	–1.08%	5.62%	7.53%
Industrials	–1.11%	5.83%	7.19%
Other**	–1.14%	5.57%	0.00%

5 Bottom Performers – Sectors*

			Morgan Stanley Capital International
		Fund Weighting	Emerging Markets
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Financials	–5.84%	24.01%	24.52%
Energy	–5.07%	18.17%	14.73%
Materials	–4.03%	13.92%	14.91%
Consumer Discretionary	–3.13%	10.56%	7.33%
Consumer Staples	–2.62%	4.97%	6.71%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 17

Janus Emerging Markets Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

BOCI-Prudential – W.I.S.E. – CSI China Tracker Fund (ETF) Emerging Market – Equity	4.3%
Taiwan Semiconductor Manufacturing Co., Ltd. Semiconductor Components/Integrated Circuits	3.7%
Banco do Brasil S.A. (ADR) Commercial Banks	3.1%
China Mobile, Ltd. Cellular Telecommunications	2.5%
Samsung Electronics Co., Ltd. Electronic Components – Semiconductors	2.3%

15.9%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 52.6% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

18 | SEPTEMBER 30, 2011

(unaudited)

Performance

		Expense Ratios –
Cumulative Total Return – for the period ended September 30, 2011		estimated for the fiscal year
	Since	Total Annual Fund	Net Annual Fund
	Inception*	Operating Expenses	Operating Expenses

Janus Emerging Markets Fund – Class A Shares
NAV	–25.90%	1.92%	1.50%
MOP	–30.16%

Janus Emerging Markets Fund – Class C Shares
NAV	–26.10%	2.69%	2.25%
CDSC	–26.84%

Janus Emerging Markets Fund – Class D Shares(1)	–25.80%	1.71%	1.40%

Janus Emerging Markets Fund – Class I Shares	–25.90%	1.58%	1.25%

Janus Emerging Markets Fund – Class S Shares	–25.90%	2.06%	1.75%

Janus Emerging Markets Fund – Class T Shares	–25.90%	1.81%	1.50%

Morgan Stanley Capital International Emerging Markets IndexSM	–20.11%

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

See important disclosures on the next page.

Janus Global & International Funds | 19

Janus Emerging Markets Fund (unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class S Shares and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding any performance adjustments to management fees, distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

The expense information shown reflects estimated annualized expenses that the Fund share class expects to incur during its initial fiscal period. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. The initial performance adjustments will begin January 2012 for the Fund.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

Janus Emerging Markets Fund held approximately 13.1% of its total investments in Brazilian securities as of September 30, 2011 and the Fund may have experienced significant gains or losses due, in part, to its investments in Brazil. While holdings are subject to change without notice, the Fund’s returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in Brazil.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

The Fund’s performance for very short time periods may not be indicative of future performance.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the index. The index is unmanaged and is not available for direct investment; therefore, its performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – December 28, 2010
(1)	Closed to new investors.

20 | SEPTEMBER 30, 2011

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$733.70	$5.82

Hypothetical (5% return before expenses)	$1,000.00	$1,018.35	$6.78

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$731.70	$8.20*

Hypothetical (5% return before expenses)	$1,000.00	$1,015.59	$9.55

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$733.90	$5.74*

Hypothetical (5% return before expenses)	$1,000.00	$1,018.45	$6.68

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$733.70	$5.78

Hypothetical (5% return before expenses)	$1,000.00	$1,018.40	$6.73

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$733.70	$6.22*

Hypothetical (5% return before expenses)	$1,000.00	$1,017.90	$7.23

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$733.70	$5.78

Hypothetical (5% return before expenses)	$1,000.00	$1,018.40	$6.73

†	Actual expenses paid reflect only the inception period (December 28, 2010 to September 30, 2011). Therefore, actual expenses shown are lower than would be expected for a six-month period. Actual expenses are equal to the annualized expense ratio of 1.34% for Class A Shares, 1.89% for Class C Shares, 1.32% for Class D Shares, 1.33% for Class I Shares, 1.43% for Class S Shares and 1.33% for Class T Shares multiplied by the average account value over the period, multiplied by 277/365 (to reflect the period); however, hypothetical expenses are multiplied by 183/365 (to reflect a one-half year period). Expenses include effect of contractual waivers by Janus Capital.
*	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the six-month period for Class C Shares, Class D Shares and Class S Shares. Without these waivers, the expenses paid during the period would have been $10.07 for Class C Shares, $6.87 for Class D Shares and $7.91 for Class S Shares.

Janus Global & International Funds | 21

Janus Emerging Markets Fund

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Common Stock – 82.2%
Automotive – Cars and Light Trucks – 0.7%
74,000	Dongfeng Motor Group Co., Ltd.	$98,076
Automotive – Truck Parts and Equipment – Original – 0.6%
303	Hyundai Mobis	86,064
Brewery – 1.2%
42,300	East African Breweries, Ltd.	68,287
471,000	Thai Beverage PCL	91,612
		159,899
Building – Residential and Commercial – 1.1%
29,700	MRV Engenharia e Participacoes S.A.	151,384
Casino Hotels – 0.4%
2,700	Kangwon Land, Inc.	61,016
Cellular Telecommunications – 4.9%
7,388	America Movil S.A.B. de C.V. – Series L (ADR)	163,127
34,500	China Mobile, Ltd.	336,473
10,445	MTN Group, Ltd.	171,101
		670,701
Coal – 2.2%
520,500	Adaro Energy Tbk PT	99,177
75,000	China Coal Energy Co., Ltd.	65,227
17,500	China Shenhua Energy Co., Ltd.	68,683
41,000	Sakari Resources, Ltd.	61,266
		294,353
Commercial Banks – 13.2%
33,185	Banco Bilbao Vizcaya Argentaria S.A. (ADR)**	269,794
32,059	Banco do Brasil S.A. (ADR)**	415,805
20,900	Banco Santander Brasil (ADR)	152,988
400,000	Bank of China, Ltd.	122,055
5,931	Commercial Bank of Qatar QSC	128,680
3,113	Erste Group Bank A.G.**	79,338
33,341	First Gulf Bank PJSC	128,969
1,815	ICICI Bank, Ltd. (ADR)	63,017
8,940	Itau Unibanco Holding S.A. (ADR)	138,749
12,953	Sberbank of Russia (ADR)*	111,396
15,537	Sberbank of Russia (ADR)	135,525
1,346	State Bank of India, Ltd.	52,225
		1,798,541
Consumer Products – Miscellaneous – 0.6%
320,000	Goodbaby International Holdings, Ltd.	75,473
Distribution/Wholesale – 1.3%
12,699	Adani Enterprises, Ltd.	133,811
24,000	Li & Fung, Ltd.	39,404
		173,215
Diversified Financial Services – 1.4%
5,410	Shinhan Financial Group Co., Ltd.	189,214
Diversified Minerals – 3.1%
1,867	Anglo American PLC	63,351
10,050	Cia Vale do Rio Doce (ADR)	229,140
346,500	PT Borneo Lumbung Energi & Metal Tbk*	34,038
8,176	Xstrata PLC	102,526
		429,055
Diversified Operations – 1.7%
8,765	KHD Humboldt Wedag International A.G.**	53,866
97,000	Melco International Development, Ltd.	61,973
5,866	Orascom Development Holding A.G.	111,375
		227,214
Educational Software – 0.7%
18,788	Educomp Solutions, Ltd.	89,575
Electric – Integrated – 0.5%
7,369	Centrais Eletricas Brasileiras S.A. (ADR)	64,626
Electronic Components – Semiconductors – 2.3%
457	Samsung Electronics Co., Ltd.	320,175
Electronic Parts Distributors – 1.1%
113,864	WPG Holdings, Ltd.	130,604
18,000	WT Microelectronics Co., Ltd.	21,296
		151,900
Energy – Alternate Sources – 0.5%
1,117	First Solar, Inc.*	70,606
Finance – Investment Bankers/Brokers – 1.8%
146,000	Citic Securities Co., Ltd.*	249,361
Finance – Mortgage Loan Banker – 0.3%
8,229	Dewan Housing Finance Corp.	38,977
Food – Meat Products – 0.6%
39,700	JBS S.A.	77,309
Food – Miscellaneous/Diversified – 1.6%
126,000	China Yurun Food Group, Ltd.	133,486
521,000	Pacific Andes Resources Development, Ltd.	80,681
		214,167
Food – Wholesale/Distribution – 0.7%
54,409	Olam International, Ltd.	92,783
Hotels and Motels – 1.1%
80,000	Shangri-La Asia, Ltd.	150,735
Industrial Automation and Robotics – 0.8%
800	Fanuc Corp.	110,172
Insurance Brokers – 0.8%
15,460	CNinsure, Inc. (ADR)	108,220
Internet Content – Entertainment – 0.2%
1,516	Youku.com, Inc.*	24,802
Life and Health Insurance – 1.5%
40,972	Discovery Holdings, Ltd.	200,876
Medical – Drugs – 1.1%
60,421	Aurobindo Pharma, Ltd.	150,804
Medical – Generic Drugs – 0.8%
5,930	Pharmstandard (GDR)	112,206
Metal – Aluminum – 0.7%
9,491	Aluminium Bahrain BSC (ADR)	101,554
Metal – Copper – 0.5%
5,200,000	CST Mining Group, Ltd.*	63,572
Metal – Diversified – 2.2%
3,334	Eurasian Natural Resources Corp.	29,689
5,862	Ivanhoe Mines, Ltd.*	80,857
4,349	Rio Tinto PLC	192,050
		302,596
Metal – Iron – 0.3%
854	Kumba Iron Ore, Ltd.	45,044

See Notes to Schedules of Investments and Financial Statements.

22 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Oil and Gas Drilling – 0.6%
28,639	Karoon Gas Australia, Ltd.*,**	$76,685
Oil Companies – Exploration and Production – 3.7%
1,236	CNOOC, Ltd. (ADR)	198,131
6,041	Cobalt International Energy, Inc.*	46,576
128	HRT Participacoes em Petroleo S.A.*	51,758
2,848	Niko Resources, Ltd.	117,361
14,485	OGX Petroleo e Gas Participacoes S.A. (ADR)*	91,835
		505,661
Oil Companies – Integrated – 6.0%
897	Ecopetrol S.A.	36,140
13,486	Gulf International Services OSC	90,314
1,445	Lukoil (ADR)	72,744
65,528	Oando PLC	9,445
6,008	Pacific Rubiales Energy Corp.	127,317
6,829	Petroleo Brasileiro S.A. (ADR)	153,311
2,476	Royal Dutch Shell PLC – Class A	76,785
4,870	Total S.A.**	214,698
1,035	YPF S.A.	35,407
		816,161
Oil Refining and Marketing – 1.2%
4,960	Reliance Industries, Ltd. (GDR)	159,398
Platinum – 0.4%
83,100	Eastern Platinum, Ltd.*	55,527
Property and Casualty Insurance – 1.1%
808	Samsung Fire & Marine Insurance Co., Ltd.	144,299
Real Estate Operating/Development – 5.5%
10,573	DB Realty, Ltd.*	10,629
226,053	Emaar Properties PJSC	166,709
26,000	Hang Lung Properties, Ltd.	76,057
84,533	Indiabulls Real Estate, Ltd.	125,448
10,540	PDG Realty S.A. Empreendimentos	71,250
14,500	PDG Realty S.A. Empreendimentos	46,752
500,000	Renhe Commercial Holdings Co., Ltd.	51,911
274,000	Shun Tak Holdings, Ltd.	96,890
360,115	Sorouh Real Estate, Co.*	104,478
		750,124
Retail – Apparel and Shoe – 2.2%
182,000	Anta Sports Products, Ltd.	207,090
59,000	Ports Design, Ltd.	88,489
		295,579
Rubber/Plastic Products – 0.8%
69,414	Jain Irrigation Systems, Ltd.	107,939
Semiconductor Components/Integrated Circuits – 3.7%
44,608	Taiwan Semiconductor Manufacturing Co., Ltd.**	509,869
Shipbuilding – 0.9%
59,594	Pipavav Shipyard, Ltd.*	96,483
9,638	SembCorp Marine, Ltd.	23,581
		120,064
Steel – Producers – 2.6%
23,926	Al Ezz Steel Rebars S.A.E.	23,675
3,201	ArcelorMittal**	50,928
18,011	Mechel (ADR)	72,044
691	POSCO	212,476
		359,123
Telecommunication Services – 1.0%
14,173	VimpelCom, Ltd. (ADR)	135,069

Total Common Stock (cost $14,948,271)		11,189,763

Exchange – Traded Funds – 5.1%
Country Fund – China – 0.8%
35,100	iShares CSI 300 A-Share Index (ETF)*	103,220
Emerging Market – Equity – 4.3%
166,600	BOCI-Prudential – W.I.S.E. – CSI China Tracker Fund (ETF)**	592,710

Total Exchange – Traded Funds (cost $927,054)		695,930

Purchased Options – Calls – 0%
2	Brazil Bovespa Index expires January 2012 exercise price 63,063.00	814
2,500	Chaoda Modern Agriculture Holdings, Ltd. expires January 2012 exercise price 3.70 HKD	34
588,000	Chaoda Modern Agriculture Holdings, Ltd. expires March 2012 exercise price 1.98 HKD	917

Total Purchased Options – Calls (premiums paid $35,117)		1,765

Money Market – 5.1%
692,005	Janus Cash Liquidity Fund LLC, 0% (cost $692,005)	692,005

Total Investments (total cost $16,602,447) – 92.4%		12,579,463

Cash, Receivables and Other Assets, net of Liabilities**– 7.6%		1,032,580

Net Assets – 100%		$13,612,043

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 23

Janus Emerging Markets Fund

Schedule of Investments

As of September 30, 2011

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Argentina	$35,407	0.3%
Australia	76,685	0.6%
Austria	79,338	0.6%
Bahrain	101,554	0.8%
Bermuda	627,864	5.0%
Brazil	1,645,721	13.1%
Canada	381,062	3.0%
Cayman Islands	455,629	3.6%
China	603,402	4.8%
Colombia	36,140	0.3%
Egypt	23,675	0.2%
France	214,698	1.7%
Germany	53,866	0.4%
Hong Kong	1,541,844	12.3%
India	1,028,306	8.2%
Indonesia	133,215	1.1%
Japan	110,172	0.9%
Kenya	68,287	0.5%
Luxembourg	50,928	0.4%
Mexico	163,127	1.3%
Nigeria	9,445	0.1%
Qatar	218,994	1.7%
Russia	503,915	4.0%
Singapore	177,630	1.4%
South Africa	417,021	3.3%
South Korea	1,013,244	8.1%
Spain	269,794	2.1%
Switzerland	111,375	0.9%
Taiwan	661,769	5.3%
Thailand	91,612	0.7%
United Arab Emirates	400,156	3.2%
United Kingdom	464,401	3.7%
United States††	809,187	6.4%

Total	$12,579,463	100.0%

††	Includes Cash Equivalents (0.9% excluding Cash Equivalents).

Forward Currency Contracts, Open

	Currency Units	Currency	Unrealized
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	Appreciation

Credit Suisse Securities (USA) LLC:
Australian Dollar 10/27/11	76,500	$73,753	$4,915
Euro 10/27/11	255,000	341,525	9,399

Total		$415,278	$14,314

Schedule of Written Options – Puts	Value

Li & Fung, Ltd. expires December 2011 50 contracts exercise price 14.00 HKD	$(23,850)
Petroleo Brasileiro S.A. (ADR) expires October 2011 60 contracts exercise price $30.00	(45,279)

Total Written Options – Puts (premiums received $18,753 )	$(69,129)

See Notes to Schedules of Investments and Financial Statements.

24 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Total Return Swaps outstanding as of September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Morgan Stanley & Co. International plc	$207,118	FED Funds Effective plus 100 basis points	Morgan Stanley Indian Blue Chip Basket	8/27/13	$(11,946)
Morgan Stanley & Co. International plc	362,589	FED Funds Effective plus 50 basis points	Morgan Stanley Korea Blue Chip Basket	8/27/13	8,534
Morgan Stanley & Co. International plc	153,401	FED Funds Effective plus 100 basis points	Samba Financial Group	12/31/12	(1)
UBS A.G.	14,036	1-Month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	2/18/12	(873)
UBS A.G.	31,544	1-Month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	2/17/12	(1,963)
UBS A.G.	14,203	1-Month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	3/22/12	(884)
UBS A.G.	26,507	1-Month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	4/21/12	(1,649)
UBS A.G.	79,768	1-Month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	9/30/12	(4,964)
UBS A.G.	38,811	1-Month USD LIBOR plus 100 basis points	China Construction Bank Co., Ltd.	2/18/12	(1,952)
UBS A.G.	100,680	1-Month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	3/22/12	(5,063)
UBS A.G.	74,543	1-Month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	4/21/12	(3,749)
UBS A.G.	85,284	1-Month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	9/30/12	(4,289)
UBS A.G.	79,476	3-Month USD LIBOR plus 65 basis points	Bashneft OAO	8/10/12	(13,940)

Total					$(42,739)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 25

Janus Global Life Sciences Fund (unaudited)

Fund Snapshot
We take a global approach to identify high quality or improving businesses in the life sciences sector trading at a discount to our estimate of intrinsic value. We believe the rapidly growing global health-care sector offers fertile opportunities for differentiated research. We believe what sets us apart is the quality of our team, the depth of our research and our commitment to delivering superior long-term results for our clients.
Andy Acker portfolio manager

Performance Overview

Janus Global Life Sciences Fund’s Class T Shares outperformed the Fund’s primary benchmark, the S&P 500 Index, rising 3.26% versus the Index’s 1.14% gain during the 12-month period ended September 30, 2011. The Fund underperformed the MSCI World Health Care Index, the Fund’s secondary benchmark, which rose 4.81% during the period.

Sector Overview

Concerns about health care reform and Medicare spending resurfaced late in the period. The budget deal that Congress passed in August included the potential for Medicare spending cuts of 2% should Congress fail to pass another debt reduction package later this year. With or without a budget deal, we are likely to see pressure on federal health care spending in the future. On the current course, the Congressional Budget Office projects federal health care outlays to double from $810 billion in 2010 to $1.6 trillion in 2020.

In the near term, softness in the economy continued to slow utilization rates, impacting earnings for hospitals and other providers, while benefitting HMOs. In the biotechnology area, several prominent new launches failed to meet aggressive sales expectations, weighing on the shares of other late stage development companies.

On the positive side, the U.S. Food and Drug Administration is on track to approve more drugs this year than in any year since 2004. We are seeing management teams getting more aggressive in returning capital to shareholders, cutting unproductive R&D, and divesting non-core businesses (e.g. Abbott splitting its pharmaceutical and medical products divisions). The market decline has led to depressed valuations, implying significant upside for companies with strong fundamentals.

Investment Strategy

The Fund seeks to uncover opportunities that span the life sciences spectrum, including stocks in the biotechnology, pharmaceuticals, health care services, and medical technology arenas. Our bottom-up fundamental approach utilizes extensive proprietary research in an effort to discover the best investment ideas across the globe.

Portfolio Composition

The Fund includes companies that can be categorized into three conceptual groups: core growth, emerging growth and opportunistic investments. In general, about half of the portfolio is invested in core growth holdings (companies with dominant franchises that generate strong, consistent free cash flow). Emerging growth companies (those with new products that we believe can drive earnings acceleration) represent 20-30% of the portfolio. The remaining weighting consists of opportunistic investments, exemplified by companies suffering from what we feel are short-term issues that should resolve over time.

Stocks That Aided Returns

Many of the Fund’s top contributors were concentrated in the biotechnology sector and fit into one of our key themes: investing in companies addressing high unmet medical needs. Examples include our top two individual contributors, Alexion Pharmaceuticals and Pharmasset.

Alexion’s lead drug Soliris blocks a key component of the immune system that can be improperly activated in certain patients, leading to rare but severe diseases. The company’s growth to this point has been driven by its lead indication, PNH, a blood disorder characterized by severe anemia and the need for frequent blood transfusions. Soliris is already on pace to achieve $750M+ sales for PNH this year. More recently, Soliris has been approved for the treatment of atypical hemolytic uremic syndrome (aHUS), a rare kidney disease that can lead to kidney failure and death. Finally, Soliris has shown signs of activity for other autoimmune diseases such as Myasthenia Gravis, and could be useful in preventing the rejection of organ transplants. We believe these additional indications could significantly expand the market potential of Soliris.

26 | SEPTEMBER 30, 2011

(unaudited)

Pharmasset is a biotechnology company that has shown good progress in developing an all oral therapy for patients with hepatitis C infection. The company’s lead compound is a direct acting antiviral that looks to be extremely potent, convenient (1x/day), and broadly active (works in all genotypes of Hepatitis C). Hepatitis C affects 170 million people worldwide and 4 million people in the U.S. Today, only a fraction of patients are treated (<5%) because of the significant burden of the current treatment regimen (requires weekly injections for 6 – 12 months that cause persistent flu-like symptoms). The low treatment rate is despite the high burden of disease, which in some patients can progress to liver failure and death. We believe if the data holds up, Pharmasset could become a leader in the next wave of Hepatitis C treatments.

Valeant Pharmaceuticals was also a key contributor. CEO Mike Pearson has done an impressive job of acquiring pharmaceutical and branded generics businesses and rapidly integrating and restructuring them to improve profitability. We like the company’s diversified business lines, advantageous tax rate and exposure to rapidly growing emerging markets in Latin America and Eastern Europe. We believe management should continue to find value accretive acquisition targets.

Stocks That Weighed on Returns

Detractors were led by Express Scripts. The pharmacy benefit manager (PBM) announced late in the period it would acquire another PBM, Medco Health Solutions. After initially trading higher, the stock declined on concerns regulators could block the deal. An ongoing dispute with drug retailer Walgreens and a recent slowdown in drug utilization rates also weighed on the shares. Regardless of the Medco acquisition outcome, we believe Express Scripts is well positioned for profitable growth, especially as they move into the height of the patent expiration cycle next year (as PBMs generally earn higher profits on generic drugs).

Human Genome Sciences declined significantly as the launch of its key Lupus drug Benlysta did not meet high expectations. Although Benlysta represents the first new therapy for Lupus in over 50 years, physician uptake was more muted than expected given reimbursement concerns and challenges in identifying patients most likely to benefit. Due to feedback on the slower than expected launch, we decided to exit our position.

Another detractor, Amylin Pharmaceuticals, suffered from what we believe is a tougher regulatory environment. The U.S. Food and Drug Administration required more cardiac safety studies for lead pipeline drug Bydureon, causing a significant delay. Amylin was also impacted by an unfavorable efficacy result from a head-to-head study of Bydureon versus a competitive agent. Despite these setbacks, we still believe Bydureon has significant commercial potential due to the large market for diabetes treatments and its more convenient formulation (once per week vs. daily injections).

Risk Management

The Fund continues with its “value at risk” approach as part of a comprehensive risk management framework. This approach focuses our attention on downside risks, especially those arising from binary events (such as clinical trial announcements or regulatory decisions) that can lead to significant share price volatility. In practice, this means we limit the position size of any one holding so that, in a worst-case scenario, the estimated adverse impact from a particular event should not exceed 1% of the Fund’s performance. The Fund may also utilize options and futures contracts in an attempt to mitigate risks and enhance the performance of the portfolio.* (Please see the Derivative Instruments section in the “Notes to Financial Statements” for derivatives used by the Fund.)

Looking Ahead

There is still considerable concern in the U.S. over the outcome of deficit negotiations and how this might affect health care spending. While everything is on the table at this point, we feel the incremental impact for most of the companies we cover should be relatively modest, with health care facilities perhaps most at risk.

Despite the uncertain outlook, we are finding companies with significant upside potential based on attractive market positions and good product pipelines. We continue to focus on therapies that address high unmet medical needs (e.g. new therapies for hepatitis C, stroke prevention and cystic fibrosis), as well as companies that lower costs and make the heath care system more efficient (e.g. generic drug makers and PBMs). We also continue to favor management teams embracing prudent capital allocation decisions, and businesses with exposure to the rising middle class in emerging markets.

Thank you for your continued investment in Janus Global Life Sciences Fund.

*	Any portfolio risk management process discussed includes an effort to monitor and manage risk which should not be confused with and does not imply low risk or the ability to control certain risk factors.

Janus Global & International Funds | 27

Janus Global Life Sciences Fund (unaudited)

Janus Global Life Sciences Fund At A Glance

5 Top Performers – Holdings

Contribution

Alexion Pharmaceuticals, Inc.	2.41%
Pharmasset, Inc.	1.80%
Valeant Pharmaceuticals International, Inc.	1.15%
athenahealth, Inc.	0.89%
Humana, Inc.	0.81%

5 Bottom Performers – Holdings

Contribution

Express Scripts, Inc. – Class A	–1.52%
Human Genome Sciences, Inc.	–0.90%
Amylin Pharmaceuticals, Inc.	–0.89%
Savient Pharmaceuticals, Inc.	–0.71%
InterMune, Inc.	–0.68%

5 Top Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Health Care	5.10%	96.35%	11.35%
Consumer Discretionary	0.00%	0.00%	10.60%
Energy	0.00%	0.00%	12.34%
Financials	0.00%	0.00%	15.34%
Industrials	0.00%	0.00%	10.92%

5 Bottom Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Materials	–0.29%	0.53%	3.61%
Consumer Staples	–0.23%	3.12%	10.77%
Utilities	0.00%	0.00%	3.40%
Telecommunication Services	0.00%	0.00%	3.05%
Information Technology	0.00%	0.00%	18.62%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.

28 | SEPTEMBER 30, 2011

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Celgene Corp. Medical – Biomedical and Genetic	4.8%
Express Scripts, Inc. – Class A Pharmacy Services	3.5%
Alexion Pharmaceuticals, Inc. Medical – Biomedical and Genetic	3.0%
Mylan, Inc. Medical – Generic Drugs	2.6%
GlaxoSmithKline PLC (ADR) Medical – Drugs	2.5%

16.4%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 3.7% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

Janus Global & International Funds | 29

Janus Global Life Sciences Fund (unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011					per the January 28, 2011 prospectuses
	One	Five	Ten	Since	Total Annual Fund
	Year	Year	Year	Inception*	Operating Expenses

Janus Global Life Sciences Fund – Class A Shares
NAV	3.14%	2.59%	3.24%	6.62%	1.11%
MOP	–2.78%	1.39%	2.63%	6.12%

Janus Global Life Sciences Fund – Class C Shares
NAV	2.39%	1.85%	2.49%	5.84%	1.88%
CDSC	1.37%	1.85%	2.49%	5.84%

Janus Global Life Sciences Fund – Class D Shares(1)	3.27%	2.71%	3.38%	6.77%	1.00%

Janus Global Life Sciences Fund – Class I Shares	3.33%	2.69%	3.37%	6.76%	0.92%

Janus Global Life Sciences Fund – Class S Shares	2.94%	2.41%	3.07%	6.46%	1.33%

Janus Global Life Sciences Fund – Class T Shares	3.26%	2.69%	3.37%	6.76%	1.08%

S&P 500® Index	1.14%	–1.18%	2.82%	1.14%

Morgan Stanley Capital International World Health Care Index	4.81%	0.47%	2.22%	1.71%

Lipper Quartile – Class T Shares	2nd	2nd	2nd	2nd

Lipper Ranking – based on total return for Global Health/Biotechnology Funds	17/37	7/26	11/21	3/8

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

See important disclosures on the next page.

30 | SEPTEMBER 30, 2011

(unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class S Shares, and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Total Annual Fund Operating Expenses include dividends or interest on short sales, which are paid to the lender of borrowed securities. Such expenses will vary depending on whether the securities the Fund sells short pay dividends or interest and the amount of such dividends or interest.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), real estate investment trusts (“REITs”), derivatives, and short sales. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

This Fund invests in certain industry groups, which may react similarly to market developments (resulting in greater price volatility), and may have significant exposure to foreign markets (which include risks such as currency fluctuation and political uncertainty).

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The use of short sales may cause the Fund to have higher expenses than those of other equity funds. Short sales are speculative transactions and involve special risks, including a greater reliance on the investment team’s ability to accurately anticipate the future value of a security. The Fund’s losses are potentially unlimited in a short sale transaction. The Fund’s use of short sales in effect leverages the Fund’s portfolio. The Fund’s use of leverage may result in risks and can magnify the effect of any losses. There is no assurance that a leveraging strategy will be successful.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares, and Class S Shares commenced operations on July 6, 2009. Performance shown for each class for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of each respective class, without the effect of any fee and expense limitations or waivers. If each class of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective class may have been different. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

Class I Shares commenced operations on July 6, 2009. Performance shown for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares reflects the fees and expenses of Class I Shares, net of any applicable fee and expense limitations or waivers.

Janus Global & International Funds | 31

Janus Global Life Sciences Fund (unaudited)

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – December 31, 1998
(1)	Closed to new investors.

32 | SEPTEMBER 30, 2011

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$916.90	$4.76

Hypothetical (5% return before expenses)	$1,000.00	$1,020.11	$5.01

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$913.60	$8.25

Hypothetical (5% return before expenses)	$1,000.00	$1,016.45	$8.69

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$918.00	$4.14

Hypothetical (5% return before expenses)	$1,000.00	$1,020.76	$4.36

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$917.90	$3.94

Hypothetical (5% return before expenses)	$1,000.00	$1,020.96	$4.15

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$916.30	$5.72

Hypothetical (5% return before expenses)	$1,000.00	$1,019.10	$6.02

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$917.50	$4.52

Hypothetical (5% return before expenses)	$1,000.00	$1,020.36	$4.76

†	Expenses are equal to the annualized expense ratio of 0.99% for Class A Shares, 1.72% for Class C Shares, 0.86% for Class D Shares, 0.82% for Class I Shares, 1.19% for Class S Shares and 0.94% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period).

Janus Global & International Funds | 33

Janus Global Life Sciences Fund

Schedule of Investments

As of September 30, 2011

Shares		Value

Common Stock – 96.9%
Chemicals – Diversified – 0.8%
94,023	K+S A.G.**	$4,943,018
Diagnostic Equipment – 1.1%
116,395	Gen-Probe, Inc.*	6,663,614
Diagnostic Kits – 0.8%
320,012	Quidel Corp.*	5,238,596
Dialysis Centers – 1.7%
171,788	DaVita, Inc.*	10,765,954
Heart Monitors – 1.6%
160,521	HeartWare International, Inc.*	10,339,158
Instruments – Scientific – 1.8%
219,962	Thermo Fisher Scientific, Inc.*	11,138,876
Medical – Biomedical and Genetic – 21.2%
300,139	Alexion Pharmaceuticals, Inc.*	19,226,904
598,950	Amylin Pharmaceuticals, Inc.*	5,528,308
652,845	Ariad Pharmaceuticals, Inc.*	5,738,508
487,523	Celgene Corp.*	30,187,424
1,271,821	Fibrogen, Inc. – Private Placement°° ,§	5,786,786
377,082	Gilead Sciences, Inc.*,**	14,630,782
883,442	Incyte Corp., Ltd.*	12,341,685
293,875	InterMune, Inc.*	5,936,275
175,730	Life Technologies Corp.*	6,753,304
152,452	Regeneron Pharmaceuticals, Inc.*	8,872,706
191,241	United Therapeutics Corp.*	7,169,625
260,650	Vertex Pharmaceuticals, Inc.*	11,609,351
		133,781,658
Medical – Drugs – 29.4%
703,787	Achillion Pharmaceuticals, Inc.*	3,321,875
145,160	Allergan, Inc.	11,958,281
1,409,870	Aurobindo Pharma, Ltd.	3,518,888
358,998	Bristol-Myers Squibb Co.	11,265,357
32,487,100	CFR Pharmaceuticals S.A.*	7,003,956
339,050	Endo Pharmaceuticals Holdings, Inc.*	9,490,010
232,044	Forest Laboratories, Inc.*	7,144,635
388,767	GlaxoSmithKline PLC (ADR)	16,052,189
634,354	Ironwood Pharmaceuticals, Inc.*	6,851,023
458,700	Mitsubishi Tanabe Pharma Corp.**	8,505,496
150,849	Novartis A.G.**	8,421,602
886,359	Pfizer, Inc.	15,670,827
178,525	Pharmasset, Inc.*	14,705,104
66,559	Roche Holding A.G.**	10,711,670
229,690	Salix Pharmaceuticals, Ltd.*	6,798,824
127,751	Sanofi**	8,387,089
108,966	Shire PLC (ADR)	10,235,176
623,924	Targacept, Inc.*	9,358,860
430,149	Valeant Pharmaceuticals International, Inc.	15,967,131
		185,367,993
Medical – Generic Drugs – 7.2%
8,364,183	Mediquest Therapeutics – Private Placement*,°° ,§,£	2,509,255
956,865	Mylan, Inc.*	16,266,705
243,766	Pharmstandard (GDR)	4,612,478
366,176	Teva Pharmaceutical S.P. (ADR)	13,629,071
127,065	Watson Pharmaceuticals, Inc.*	8,672,186
		45,689,695
Medical – HMO – 2.8%
104,550	Humana, Inc.	7,603,921
214,541	UnitedHealth Group, Inc.	9,894,631
		17,498,552
Medical – Wholesale Drug Distributors – 2.0%
229,745	AmerisourceBergen Corp.	8,562,596
1,608,800	Sinopharm Group, Co., Ltd.	4,230,332
		12,792,928
Medical Information Systems – 1.1%
119,756	athenahealth, Inc.*	7,131,470
Medical Instruments – 2.0%
116,843	GMP Companies, Inc. – Private Placement*,°° ,§,£	0
659,604	Lifesync Holdings, Inc. – Private Placement*,°° ,§,£	0
344,585	St. Jude Medical, Inc.	12,470,531
		12,470,531
Medical Products – 8.0%
242,350	Carefusion Corp.*	5,804,283
285,377	Covidien PLC (U.S. Shares)**	12,585,126
138,730	Henry Schein, Inc.*	8,602,647
350,595	PSS World Medical, Inc.*	6,903,216
192,142	Stryker Corp.	9,055,652
138,495	Varian Medical Systems, Inc.*	7,223,899
		50,174,823
Patient Monitoring Equipment – 1.0%
300,225	Masimo Corp.	6,499,871
Pharmacy Services – 8.1%
541,300	Brazil Pharma S.A.*	3,916,829
602,135	Express Scripts, Inc. – Class A*	22,321,144
266,091	Medco Health Solutions, Inc.*	12,477,007
500,185	Omnicare, Inc.	12,719,705
		51,434,685
Physical Practice Management – 1.0%
101,033	Mednax, Inc.*	6,328,707
Research & Development – 0.9%
361,494	Aveo Pharmaceuticals, Inc.*	5,563,393
Retail – Drug Store – 1.4%
259,965	Walgreen Co.	8,550,249
Soap and Cleaning Preparations – 0.8%
97,239	Reckitt Benckiser Group PLC	4,915,506
Therapeutics – 2.2%
435,725	BioMarin Pharmaceutical, Inc.*	13,886,556

Total Common Stock (cost $564,803,602)		611,175,833

Preferred Stock – 1.0%
Medical – Biomedical and Genetic – 0.2%
5,192,551	Mediquest Therapeutics – Private Placement (Series A-1), 0%°° ,§	1,557,765
Therapeutics – 0.8%
2,919,304	Portola Pharmaceuticals, Inc. – Private Placement, 0%°° ,§	4,846,045

Total Preferred Stock (cost $7,265,869)		6,403,810

See Notes to Schedules of Investments and Financial Statements.

34 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares		Value

Warrant – 0%
Medical – Generic Drugs – 0%
803,980	Mediquest Therapeutics – expires 6/15/12*,°° ,§ (cost $94,066)	$1

Money Market – 2.0%
12,740,217	Janus Cash Liquidity Fund LLC, 0% (cost $12,740,217)	12,740,217

Total Investments (total cost $584,903,754) – 99.9%		630,319,861

Cash, Receivables and Other Assets, net of Liabilities – 0.1%		847,809

Net Assets – 100%		$631,167,670

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Brazil	$3,916,829	0.6%
Canada	15,967,131	2.5%
Chile	7,003,956	1.1%
China	4,230,332	0.7%
France	8,387,089	1.3%
Germany	4,943,018	0.8%
India	3,518,888	0.6%
Ireland	12,585,126	2.0%
Israel	13,629,071	2.2%
Japan	8,505,496	1.4%
Jersey	10,235,176	1.6%
Russia	4,612,478	0.7%
Switzerland	19,133,272	3.0%
United Kingdom	20,967,695	3.3%
United States††	492,684,304	78.2%

Total	$630,319,861	100.0%

††	Includes Cash Equivalents (76.1% excluding Cash Equivalents).

Forward Currency Contracts, Open

	Currency Units	Currency	Unrealized
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	Appreciation

Credit Suisse Securities (USA) LLC:
Euro 10/27/11	1,550,000	$2,075,934	$57,129
Japanese Yen 10/27/11	160,000,000	2,075,747	6,990
Swiss Franc 10/27/11	4,850,000	5,355,833	191,462

		9,507,514	255,581

HSBC Securities (USA), Inc.:
Euro 10/6/11	1,578,000	2,113,853	149,109
Japanese Yen 10/6/11	212,700,000	2,758,488	19,054
Swiss Franc 10/6/11	3,275,000	3,614,581	496,705

		8,486,922	664,868

JPMorgan Chase & Co.: Japanese Yen 10/20/11	220,000,000	2,853,822	2,876

RBC Capital Markets Corp.: Euro 10/13/11	1,730,000	2,317,316	164,040

Total		$23,165,574	$1,087,365

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 35

Janus Global Research Fund (unaudited)

Fund Snapshot
We believe deep, independent research and high-conviction investing can deliver exceptional results by exploiting a market’s tendency to focus on the short term. We believe a team-led research portfolio should control risk without diluting the strengths of a firm’s research effort.
Team-Based Approach Led by Jim Goff, Director of Research

Performance Overview

For the 12-month period ended September 30, 2011, Janus Global Research Fund’s Class T Shares returned -6.27%, as compared to a -3.28% return for its primary benchmark, the MSCI World Growth Index, and a -6.01% return for its secondary benchmark, the MSCI All Country World Index. We continue to be pleased with the Fund’s long-term performance.

Economic Overview

The volatility we saw late in the period and the overall weak markets reflected the uncertain paths that lie ahead. Most troubled is Europe, where markets are pricing in a high probability of a Greek default and a resulting financial crisis. We believe the solution lies with a strong and coordinated policy response as we saw at the end of October 2011. Now the attention shifts back to the U.S., which must address its debt issues, too. The debt-reduction “super committee” soon will reveal its proposals.

This political uncertainty, heading into key elections in Europe and the U.S., leads to the caution woven through our sector views that follow. As you read, you’ll see that worrisome signs are emerging, although we don’t see a widespread slowdown yet in company fundamentals. Our generally positive outlook from the bottom up is tempered by the precarious economic situation.

Sector Views

In communications, the impact of Internet-based content is rippling through the industry with complex and unclear outcomes. Moreover, a slowing economy is adding to concerns around subscription growth and pricing power. These uncertainties, however, are creating opportunities to invest in cable companies that can innovate and enhance their service. The rise of Netflix and other Internet-based content providers isn’t without some benefit to cable operators: they help drive broadband business. Yet broadband is a more network-intensive business. At some point, the industry must come to grips with the rising usage of the new content sources. Cable companies will likely resist becoming utilities that simply provide a content pipeline. Going forward, Internet-based companies may have to pay some tolls to cable operators along what is now a free path to the home. Furthermore, non-traditional means of delivering content could be a growth opportunity for cable and satellite TV companies. As we try to stay ahead of these trends, we think that content providers will prevail.

For consumer, we remain concerned about the macro environment but think companies are generally better prepared for a slowdown. Inventories are much lower than they were heading into the 2008-2009 recession. Product innovation is allowing certain businesses to gain share and maintain pricing. Luxury goods companies are benefiting from strength in the high-end consumer and investment in technology infrastructure. Clearly, concerns about spending and confidence are weighing on the sector. But we are not seeing weakness across the entire space. Instead, the market is bifurcating between the haves and have-nots. High-end and specialty retailers with unique and fashionable product lines continue to perform well, while retailers with undifferentiated product lines are struggling to maintain share in an environment where shoppers are pickier. Technology, inventory control and brand strength now matter more, widening the gulf between the winners and losers.

Janus’ energy team thinks oil prices will remain strong even in a slowing global economy. Our core thesis is that increases in global production will barely keep up with demand, limiting price declines. While crude prices have fallen, the headlines may overstate the recent drops because the gap between Brent (oil from the North Sea, commonly used in Europe) and West Texas Intermediate (oil refined in the U.S., commonly used in the U.S.) has widened. The Brent price, which remains above $110 a barrel, is a better barometer of input costs for industries and refiners, in our view. Demand continues to be surprisingly inelastic in developing countries. Brazil is expanding production, for instance, but it is also consuming more fuel and likely to remain a net importer. Saudi Arabia needs oil at $90 a barrel to maintain public subsidies. And while non-OPEC production is growing, it is not increasing enough to offset growing global demand. Yet most energy company valuations do not anticipate a sustained higher oil price. One area where we do see

36 | SEPTEMBER 30, 2011

(unaudited)

weakness is refinery operations in the U.S. and Europe. Refinery capacity is coming online faster than incremental demand and margins have likely peaked.

The sell-off in financial stocks has sent valuations for many large banks below early-2009 levels, based on price-to-book ratios and other metrics. Uncertainty in the sector is high, impacted by Europe’s debt crisis and a loss of confidence in policymakers (both in Europe and the U.S.) to tackle debt issues and implement long-term structural reforms. Adding to the uncertainty, several of the large, national banks were hit with federal lawsuits over mortgages in the quarter. With economic data softening, the risk of recession is rising. In this environment, lending standards remain tight, with demand weakening and a smaller number of credit-worthy borrowers. The Fed’s pledge to keep interest rates low until mid-2013 will likely keep banks’ net interest margins low, moreover, although it may be positive for consumer finance and real estate companies, if demand picks up.

In health care, the budget deal that Congress passed in August included the potential for 2% automatic spending cuts in 2013 should Congress fail to pass another debt reduction package later this year. Deal or no deal, we are likely to see lower federal health care spending in the years ahead. In a weak economy, meanwhile, health care system utilization rates have remained low, impacting earnings for hospitals and other providers.

Equity prices for industrials are factoring in a greater risk of global recession. Economic data has softened in the U.S. and Europe, and we think industrial stocks could face further downside pressure as the recession scenario plays out. Regionally, Europe looks like the weakest area, given sovereign debt issues and peripheral countries that are already in recession. European industrial stocks could fall more before they hit trough multiples. China is showing early signs of a slowdown in an engineered soft landing by the government. However, we expect the Bank of China to ease credit terms within the next six month – which would be a positive for Asian industrial and materials equities. The U.S. looks relatively well positioned with a weak dollar and lower relative input costs. Against this backdrop, we think the U.S. should hold up relatively well despite the current slowdown.

While spending on information technology has softened, some areas of technology show positive demand drivers. On the consumer side, adoption of mobile devices, apps and client-related services continue to expand. The global growth of smartphones (subsidized by carriers in many markets) and of tablets is a multi-year trend with a long runway for growth. On the enterprise side, we think that spending will rise with the major data center transition currently underway to public and private cloud computing services. Companies are consolidating their data center servers, which should benefit software and storage vendors, and businesses are increasingly using software analytics tools to help manage and monetize growing quantities of data. However, we are seeing a disconnect between the valuations and fundamentals of semiconductor-related stocks.

Performance Overview

Our holdings in industrials, communications and financials weighed the most on relative performance, while our holdings in technology, consumer and health care were the largest contributors. On a country basis, our holdings in India, the U.S. and Canada were the most significant relative detractors, while our holdings in Japan, the U.K. and the Netherlands were the largest contributors.

Canada-based copper miners Ivanhoe Mines and First Quantum Minerals were negatively impacted by the commodity’s price decline late in the period. We like Ivanhoe for its development of a potential world-class copper mine in Mongolia. We also think First Quantum, which has principal activities in Zambia, has the potential for substantial production growth. We remain bullish on the supply-demand dynamics for copper.

India-based Jain Irrigation Systems, which was negatively impacted in part by weakness in India’s market, also weighed on performance. The company was also delayed in rolling out its financing business, which we think will reduce the company’s working capital costs. The company has a market-leading position in India’s micro-irrigation systems, which are subsidized by the government. We feel these irrigation systems are the fastest way to improve yields and represent a large market opportunity, given the unpredictability of India’s monsoon season and that many farms don’t have simple water catchment systems.

Individual contributors were led by Petrohawk Energy, which saw its shares rise significantly after it agreed to be acquired by BHP Billiton. It verified our thesis that the company’s unconventional natural gas asset base was undervalued. We sold the name on the news.

U.K. software company Autonomy also benefited from a buyout offer from Hewlett-Packard. The offer verified the value we saw in Autonomy based on its strong competitive position in managing unstructured data. We also sold this position on the news.

In addition, Limited Brands recorded strong gains on better-than-expected comparable sales. We like the

Janus Global & International Funds | 37

Janus Global Research Fund (unaudited)

specialty retailer for its dominant and growing market share in intimate apparel and personal care categories in the U.S. We also appreciate Limited’s international expansion opportunities and that management is returning capital to shareholders.

Conclusion

Valuations reflect a tougher environment than we think is reasonable to expect over the medium to long-term. Markets are short-sighted; the spike in volatility and correlations between stocks tells us that. We are taking advantage of the volatility. The best opportunities, we believe, often come in times of greatest stress. We have a talented investment team and a disciplined and repeatable process to identify those opportunities. We will go through periods of underperformance, but by staying disciplined, we hope to reward long-term investors with continued strong risk-adjusted returns.

Thank you for your investment in Janus Global Research Fund.

38 | SEPTEMBER 30, 2011

(unaudited)

Janus Global Research Fund At A Glance

5 Top Performers – Holdings

Contribution

PetroHawk Energy Corp.	0.65%
Autonomy Corp. PLC	0.63%
Limited Brands, Inc.	0.57%
ARM Holdings PLC	0.42%
Apple, Inc.	0.40%

5 Bottom Performers – Holdings

Contribution

Ivanhoe Mines, Ltd.	–0.77%
Jain Irrigation Systems, Ltd.	–0.68%
Ford Motor Co.	–0.66%
First Quantum Minerals, Ltd.	–0.60%
MRV Engenharia e Participacoes S.A.	–0.50%

3 Top Performers – Sectors†

			Morgan Stanley Capital
		Fund Weighting	International World
	Fund Contribution	(Average % of Equity)	Growth Index Weighting

Consumer	1.32%	20.96%	20.78%
Technology	1.14%	16.70%	16.57%
Health Care	0.60%	9.32%	9.24%

4 Bottom Performers – Sectors†

			Morgan Stanley Capital
		Fund Weighting	International World
	Fund Contribution	(Average % of Equity)	Growth Index Weighting

Industrials	–4.19%	28.47%	28.55%
Financials	–2.02%	9.29%	9.43%
Energy	–1.13%	9.05%	9.15%
Communications	–0.48%	6.21%	6.28%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
†	The sectors listed above reflect those covered by the seven analyst teams who comprise the Janus Research Team.

Janus Global & International Funds | 39

Janus Global Research Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Apple, Inc. Computers	2.0%
Fanuc Corp. Industrial Automation and Robotics	1.8%
Isuzu Motors, Ltd. Automotive – Cars and Light Trucks	1.6%
Ford Motor Co. Automotive – Cars and Light Trucks	1.4%
C.H. Robinson Worldwide, Inc. Transportation – Services	1.4%

8.2%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 6.2% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

40 | SEPTEMBER 30, 2011

(unaudited)

Performance

				Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011				per the January 28, 2011 prospectuses
	One	Five	Since	Total Annual Fund	Net Annual Fund
	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Global Research Fund – Class A Shares
NAV	–6.33%	2.23%	5.86%	1.28%	1.28%
MOP	–11.70%	1.02%	4.91%

Janus Global Research Fund – Class C Shares
NAV	–7.02%	1.43%	5.05%	1.95%	1.95%
CDSC	–7.94%	1.43%	5.05%

Janus Global Research Fund – Class D Shares(1)	–6.21%	2.30%	5.91%	1.09%	1.09%

Janus Global Research Fund – Class I Shares	–6.10%	2.27%	5.89%	0.96%	0.96%

Janus Global Research Fund – Class S Shares	–6.50%	1.97%	5.60%	1.45%	1.45%

Janus Global Research Fund – Class T Shares	–6.27%	2.27%	5.89%	1.23%	1.23%

Morgan Stanley Capital International World Growth Index	–3.28%	–0.52%	2.04%

Morgan Stanley Capital International All Country World IndexSM	–6.01%	–1.59%	1.74%

Russell 1000® Index	0.91%	–0.91%	1.35%

Lipper Quartile – Class T Shares	2nd	1st	1st

Lipper Ranking – based on total return for Global Funds	317/641	21/339	13/261

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 41

Janus Global Research Fund (unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class S Shares, and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding any performance adjustments to management fees, distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares, and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), real estate investment trusts (“REITs”) and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

Class A Shares, Class C Shares, and Class S Shares commenced operations on July 6, 2009. Performance shown for each class for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of each respective class, without the effect of any fee and expense limitations or waivers. If each class of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective class may have been different. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares, reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations of waivers.

Class I Shares commenced operations on July 6, 2009. Performance shown for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares reflects the fees and expenses of Class I Shares, net of any applicable fee and expense limitations or waivers.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

42 | SEPTEMBER 30, 2011

(unaudited)

February 28, 2005 is the date used to calculate the since-inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

There is no assurance that the investment process will consistently lead to successful investing.

Janus Global Research Fund compares its performance to the MSCI World Growth Index, and such benchmark index is used to calculate the Fund’s performance-based adjustment to the investment advisory fee for periods after January 1, 2007. Prior to January 1, 2007, the Fund’s benchmark index was the Russell 1000® Growth Index.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – February 25, 2005
(1)	Closed to new investors.

Janus Global & International Funds | 43

Janus Global Research Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$831.20	$5.19

Hypothetical (5% return before expenses)	$1,000.00	$1,019.40	$5.72

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$828.10	$8.80

Hypothetical (5% return before expenses)	$1,000.00	$1,015.44	$9.70

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$831.80	$4.55

Hypothetical (5% return before expenses)	$1,000.00	$1,020.11	$5.01

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$832.20	$4.18

Hypothetical (5% return before expenses)	$1,000.00	$1,020.51	$4.61

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$830.50	$6.10

Hypothetical (5% return before expenses)	$1,000.00	$1,018.40	$6.73

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$831.70	$4.96

Hypothetical (5% return before expenses)	$1,000.00	$1,019.65	$5.47

†	Expenses are equal to the annualized expense ratio of 1.13% for Class A Shares, 1.92% for Class C Shares, 0.99% for Class D Shares, 0.91% for Class I Shares, 1.33% for Class S Shares and 1.08% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

44 | SEPTEMBER 30, 2011

Janus Global Research Fund

Schedule of Investments

As of September 30, 2011

Shares		Value

Common Stock – 98.5%
Airlines – 0.9%
108,326	United Continental Holdings, Inc.*	$2,099,358
Apparel Manufacturers – 1.5%
40,304	Coach, Inc.	2,088,957
325,700	Prada SpA*	1,354,064
		3,443,021
Applications Software – 1.0%
96,329	Microsoft Corp.	2,397,629
Athletic Footwear – 1.0%
28,926	NIKE, Inc. – Class B	2,473,462
Auction House – Art Dealer – 1.1%
125,221	Ritchie Bros Auctioneers, Inc.	2,541,236
Automotive – Cars and Light Trucks – 3.0%
344,946	Ford Motor Co.*	3,335,628
881,000	Isuzu Motors, Ltd.	3,773,100
		7,108,728
Beverages – Non-Alcoholic – 0.8%
22,526	Hansen Natural Corp.*	1,966,295
Brewery – 0.7%
32,103	Anheuser-Busch InBev N.V.	1,702,344
Building – Residential and Commercial – 0.8%
367,700	MRV Engenharia e Participacoes S.A.	1,874,204
Building and Construction Products – Miscellaneous – 0.8%
46,850	Cie de Saint-Gobain	1,789,222
Cable/Satellite Television – 1.6%
57,443	Comcast Corp. – Class A	1,200,559
23,868	Kabel Deutschland Holding A.G.*	1,286,455
19,469	Time Warner Cable, Inc. – Class A	1,220,122
		3,707,136
Casino Hotels – 1.1%
193,511	Crown, Ltd.	1,474,225
120,309	MGM Mirage*	1,117,671
		2,591,896
Casino Services – 0.7%
116,172	International Game Technology	1,687,979
Cellular Telecommunications – 0.6%
60,157	America Movil S.A.B. de C.V. – Series L (ADR)	1,328,267
Chemicals – Diversified – 1.6%
41,913	K+S A.G.	2,203,468
65,811	LyondellBasell Industries N.V.	1,607,763
		3,811,231
Commercial Banks – 1.1%
1,872,000	China Construction Bank Corp.	1,117,080
74,600	Standard Chartered PLC	1,488,789
		2,605,869
Commercial Services – Finance – 0.3%
19,730	Verisk Analytics, Inc.*	686,012
Computers – 2.0%
12,439	Apple, Inc.*	4,741,498
Computers – Memory Devices – 1.0%
113,343	EMC Corp.*	2,379,070
Consulting Services – 0.8%
56,248	Gartner, Inc.*	1,961,368
Consumer Products – Miscellaneous – 0.5%
42,744	Jarden Corp.	1,207,945
Containers – Metal and Glass – 1.1%
82,364	Crown Holdings, Inc.*	2,521,162
Cosmetics and Toiletries – 1.1%
29,908	Colgate-Palmolive Co.	2,652,241
Decision Support Software – 0.3%
23,823	MSCI, Inc.*	722,552
Dialysis Centers – 0.4%
15,350	DaVita, Inc.*	961,985
Distribution/Wholesale – 2.9%
228,684	Adani Enterprises, Ltd.	2,409,668
80,880	Fastenal Co.	2,691,686
1,098,000	Li & Fung, Ltd.	1,802,764
		6,904,118
Diversified Banking Institutions – 0.9%
35,928	JPMorgan Chase & Co.	1,082,151
77,135	Morgan Stanley	1,041,323
		2,123,474
Diversified Operations – 2.0%
60,039	Danaher Corp.	2,518,035
45,833	Dover Corp.	2,135,818
		4,653,853
E-Commerce/Services – 1.2%
77,973	eBay, Inc.*	2,299,424
3,827	Netflix, Inc.*	433,063
		2,732,487
Educational Software – 0.2%
119,681	Educomp Solutions, Ltd.	570,602
Electronic Components – Miscellaneous – 0.7%
61,027	TE Connectivity, Ltd. (U.S. Shares)	1,717,300
Electronic Components – Semiconductors – 2.1%
223,694	ARM Holdings PLC	1,914,356
59,265	International Rectifier Corp.*	1,103,514
282,305	ON Semiconductor Corp.*	2,024,127
		5,041,997
Electronic Connectors – 0.6%
36,179	Amphenol Corp. – Class A	1,475,018
Electronic Forms – 0.7%
63,665	Adobe Systems, Inc.*	1,538,783
Electronic Measuring Instruments – 1.0%
8,600	Keyence Corp.	2,355,325
Enterprise Software/Services – 1.8%
93,330	Oracle Corp.	2,682,304
73,093	QLIK Technologies, Inc.*	1,583,195
		4,265,499
Finance – Investment Bankers/Brokers – 0.5%
97,158	Charles Schwab Corp.	1,094,971
Finance – Other Services – 0.4%
70,100	Hong Kong Exchanges & Clearing, Ltd.	1,004,179

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 45

Janus Global Research Fund

Schedule of Investments

As of September 30, 2011

Shares		Value

Food – Catering – 0%
1,713,000	FU JI Food & Catering Services Holdings, Ltd.*,°° ,§	$0
Food – Miscellaneous/Diversified – 1.6%
29,627	Groupe Danone	1,823,081
58,167	Unilever N.V.	1,842,180
		3,665,261
Food – Wholesale/Distribution – 0.7%
1,033,066	Olam International, Ltd.	1,761,670
Hotels and Motels – 1.5%
100,141	Intercontinental Hotels Group PLC	1,625,455
70,578	Marriott International, Inc. – Class A	1,922,545
		3,548,000
Independent Power Producer – 0.6%
68,464	NRG Energy, Inc.*	1,452,121
Industrial Automation and Robotics – 1.8%
30,100	Fanuc Corp.	4,145,205
Instruments – Controls – 1.0%
85,346	Sensata Technologies Holding N.V.*	2,258,255
Instruments – Scientific – 0.5%
21,527	Thermo Fisher Scientific, Inc.*	1,090,127
Insurance Brokers – 0.8%
28,005	AON Corp.	1,175,650
63,715	Jardine Lloyd Thompson Group PLC	622,915
		1,798,565
Internet Gambling – 0.8%
996,465	Bwin.Party Digital Entertainment PLC	1,899,119
Investment Management and Advisory Services – 0.6%
30,351	T. Rowe Price Group, Inc.	1,449,867
Life and Health Insurance – 2.2%
774,400	AIA Group, Ltd.	2,191,933
24,208	Prudential Financial, Inc.	1,134,387
222,979	Prudential PLC	1,908,286
		5,234,606
Medical – Biomedical and Genetic – 2.0%
34,338	Celgene Corp.*	2,126,209
82,716	Incyte Corp., Ltd.*	1,155,543
34,960	Vertex Pharmaceuticals, Inc.*	1,557,118
		4,838,870
Medical – Drugs – 2.9%
39,160	Endo Pharmaceuticals Holdings, Inc.*	1,096,088
63,030	GlaxoSmithKline PLC	1,301,189
82,339	Pfizer, Inc.	1,455,754
19,702	Pharmasset, Inc.*	1,622,854
39,169	Valeant Pharmaceuticals International, Inc.	1,453,953
		6,929,838
Medical – Generic Drugs – 0.6%
89,379	Mylan, Inc.*	1,519,443
Medical Instruments – 0.4%
27,966	St. Jude Medical, Inc.	1,012,090
Medical Products – 0.6%
33,026	Covidien PLC (U.S. Shares)	1,456,447
Metal – Copper – 0.7%
124,588	First Quantum Minerals, Ltd.	1,659,033
Metal – Diversified – 1.2%
210,752	Ivanhoe Mines, Ltd.*	2,906,994
Metal Processors and Fabricators – 1.1%
16,703	Precision Castparts Corp.	2,596,648
Multimedia – 1.3%
134,883	News Corp. – Class A	2,086,640
31,950	Walt Disney Co.	963,612
		3,050,252
Networking Products – 1.0%
147,868	Cisco Systems, Inc.	2,290,475
Non-Hazardous Waste Disposal – 0.9%
66,159	Waste Management, Inc.	2,154,137
Oil – Field Services – 3.4%
185,106	AMEC PLC	2,327,937
37,121	Baker Hughes, Inc.	1,713,505
30,639	Halliburton Co.	935,102
29,167	Schlumberger, Ltd. (U.S. Shares)	1,742,145
42,643	TGS Nopec Geophysical Co. A.S.A.	793,204
31,258	Trican Well Service, Ltd.	443,389
		7,955,282
Oil and Gas Drilling – 0.7%
25,998	Helmerich & Payne, Inc.	1,055,519
218,178	Karoon Gas Australia, Ltd.*	584,205
		1,639,724
Oil Companies – Exploration and Production – 2.9%
289,658	Cairn Energy PLC*	1,255,192
62,027	Canadian Natural Resources, Ltd.	1,821,851
182,300	OGX Petroleo e Gas Participacoes S.A.*	1,124,159
101,361	Tullow Oil PLC	2,056,232
14,581	Whitting Petroleum Corp.*	511,501
		6,768,935
Oil Companies – Integrated – 1.4%
35,550	Hess Corp.	1,864,953
23,178	Royal Dutch Shell PLC	1,425,911
		3,290,864
Oil Refining and Marketing – 0.5%
74,457	Reliance Industries, Ltd.	1,212,970
Pharmacy Services – 1.1%
69,176	Express Scripts, Inc. – Class A*	2,564,354
Pipelines – 0.5%
20,791	Kinder Morgan Management LLC*	1,220,224
Printing – Commercial – 0.3%
29,702	VistaPrint N.V. (U.S. Shares)*	802,845
Real Estate Management/Services – 1.1%
26,541	Jones Lang LaSalle, Inc.	1,375,089
73,000	Mitsubishi Estate Co., Ltd.	1,181,751
		2,556,840
Real Estate Operating/Development – 0.5%
409,995	Hang Lung Properties, Ltd.	1,199,343
Retail – Apparel and Shoe – 2.3%
14,500	Fast Retailing Co., Ltd.	2,597,099
73,877	Limited Brands, Inc.	2,845,003
		5,442,102

See Notes to Schedules of Investments and Financial Statements.

46 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares		Value

Retail – Bedding – 0.9%
38,732	Bed Bath & Beyond, Inc.*	$2,219,731
Retail – Jewelry – 0.9%
45,671	Compagnie Financiere Richemont S.A.	2,028,040
Retail – Major Department Stores – 1.0%
51,889	Nordstrom, Inc.	2,370,290
Retail – Restaurants – 0.8%
84,835	Arcos Dorados Holdings, Inc.	1,967,324
Rubber/Plastic Products – 1.1%
830,898	Jain Irrigation Systems, Ltd.	2,576,449
Semiconductor Components/Integrated Circuits – 1.9%
269,211	Atmel Corp.*	2,172,533
1,072,000	Taiwan Semiconductor Manufacturing Co., Ltd.	2,429,692
		4,602,225
Semiconductor Equipment – 0.9%
58,357	ASML Holdings N.V. (U.S. Shares)	2,015,651
Soap and Cleaning Preparations – 0.7%
34,658	Reckitt Benckiser Group PLC	1,751,988
Telecommunication Equipment – 0.3%
161,667	Tellabs, Inc.	693,551
Telecommunication Services – 1.6%
98,154	Amdocs, Ltd. (U.S. Shares)*	2,661,937
47,189	Virgin Media, Inc.	1,149,052
		3,810,989
Television – 0.6%
74,732	CBS Corp. – Class B	1,523,038
Therapeutics – 0.7%
50,405	BioMarin Pharmaceutical, Inc.*	1,606,407
Tobacco – 1.8%
589	Japan Tobacco, Inc.	2,748,679
23,598	Philip Morris International, Inc.	1,472,043
		4,220,722
Toys – 1.2%
90,718	Mattel, Inc.	2,348,689
3,900	Nintendo Co., Ltd.	568,214
		2,916,903
Transportation – Services – 2.4%
46,752	C.H. Robinson Worldwide, Inc.	3,201,110
37,395	United Parcel Service, Inc. – Class B	2,361,494
		5,562,604
Wireless Equipment – 1.4%
37,896	Crown Castle International Corp.*	1,541,230
184,358	Telefonaktiebolaget L.M. Ericsson – Class B	1,767,285
		3,308,515

Total Common Stock (cost $245,780,112)		232,984,249

Exchange – Traded Fund – 1.0%
Commodity – 1.0%
166,985	Sprott Physical Gold Trust (ETF)* (cost $2,106,257)	2,342,800

Money Market – 0.5%
1,091,239	Janus Cash Liquidity Fund LLC, 0% (cost $1,091,239)	1,091,239

Total Investments (total cost $248,977,608) – 100.0%		236,418,288

Cash, Receivables and Other Assets, net of Liabilities – 0.0%		41,585

Net Assets – 100%		$236,459,873

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$2,058,430	0.9%
Belgium	1,702,344	0.7%
Bermuda	1,802,764	0.8%
Brazil	2,998,363	1.3%
Canada	13,169,256	5.6%
Cayman Islands	0	0.0%
China	1,117,080	0.5%
Curacao	1,742,145	0.7%
France	3,612,303	1.5%
Germany	3,489,923	1.5%
Gibraltar	1,899,119	0.8%
Guernsey	2,661,937	1.1%
Hong Kong	4,395,455	1.9%
India	6,769,689	2.9%
Ireland	1,456,447	0.6%
Italy	1,354,064	0.6%
Japan	17,369,373	7.3%
Mexico	1,328,267	0.6%
Netherlands	8,526,694	3.6%
Norway	793,204	0.3%
Singapore	1,761,670	0.7%
Sweden	1,767,285	0.7%
Switzerland	3,745,340	1.6%
Taiwan	2,429,692	1.0%
United Kingdom	17,678,250	7.5%
United States††	128,821,870	54.5%
Virgin Islands (British)	1,967,324	0.8%

Total	$236,418,288	100.0%

††	Includes Cash Equivalents (54.0% excluding Cash Equivalents).

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 47

Janus Global Select Fund (unaudited)

Fund Snapshot
We believe through intensive, fundamentals based analysis we can invest in businesses that can compound the fund’s capital at rates that are in excess of the overall stock market. We take an opportunistic approach, seeking companies that are mispriced relative to their long term economic profit growth potential, regardless of market capitalization or geography.
John Eisinger portfolio manager

Performance Review

For the 12-month period ended September 30, 2011, Janus Global Select Fund’s Class T Shares returned -15.97%, underperforming its primary benchmark, the MSCI All Country World Index, which returned -6.01%. The Fund underperformed its secondary benchmark, the Russell 3000 Growth Index, which returned 3.39%. The Fund also underperformed the S&P 500 Index, which returned 1.14%.

Investment Environment

Equities came under pressure and correlations increased as stocks traded around macro factors throughout much of the year. Risk aversion rose, sending equity risk premiums higher, as investors worried about Europe’s debt crisis, weakening global economic data and heightened political uncertainty over the U.S. budget deficit. The U.S. outperformed most European and emerging market indices in this environment.

The overall market has near record levels of volatility. We have used this volatility to add to or initiate positions in stocks where we see the greatest difference between price and intrinsic value. We recognize that the Fund has been volatile and wish to remind investors that we are focused on finding undervalued businesses where we see stable upward trajectories in cash flows. We look to position stocks in the Fund based on our assessment of discount to intrinsic value, not according to the minimum stock price volatility. We believe that over time we can outperform by owning the most undervalued cash flow streams, even though this can contribute to periods of underperformance and Fund volatility. As always, we are committed to scouring the globe to find the best investment ideas that we think can drive long term appreciation of capital.

During the period, we stuck to the process of trimming stocks that we believed were at their least discount to intrinsic value, and reinvesting the proceeds into new or existing holdings that we considered to offer better risk-reward. Many of these additions included some of the largest detractors, underscoring our conviction in our names.

The Fund’s positions in financials declined as macro events drove down global bank stock prices – especially companies with exposure to Europe. The sector requires careful due diligence and patience, but it is one which we believe offers some of the best opportunities to compound total returns in excess of the market, looking out two to three years. The top detractor in financials (and the Fund overall) was Morgan Stanley. Even though the company reported returns on equity of over 8% in its most recent earnings release, macro uncertainties offset fundamentals, driving the stock down and contributing significantly to the Fund’s underperformance. We added to the position, in part, because we believe Morgan Stanley should see improving returns on equity as the business mix shifts towards wealth management and asset management over time.

Our technology holdings contributed to relative results. For example, semiconductor maker Atmel added 1.73% to performance. We remain attracted to the chip maker given its potential to generate high returns on capital and accelerating free cash flows. We think the company’s microcontroller products can continue to take market share and its stock price was not fully reflecting prospects for the overall business at period end. Also in tech, we added to our position in Tellabs, taking advantage of weakness in the share price. We believe the company is significantly mispriced, looking at its ability to generate high levels of free cash flow relative to its current enterprise value. Further, we believe the company is finding other ways to create value, such as ongoing cost cuts and improved capital allocation.

Our selections in health care contributed to relative performance. We have found several companies addressing unmet medical needs with innovative and/or life-saving products. We think these companies will have strong end-market demand, even in a weaker spending environment.

48 | SEPTEMBER 30, 2011

(unaudited)

Derivatives

During the period, the Fund was long and short options on individual stocks and indices. The objectives of the derivative strategies are to generate income for the Fund and to reduce the impact of a downside move in the market. Derivatives detracted from the Fund’s performance moderately during the period. Please see the Derivative Instruments section in the “Notes to Financial Statements” for derivatives used by the Fund.

Outlook

Emerging Markets:

The stock markets of emerging economies were some of the worst performers in the world during the past 12 months. For example, the Bovespa (Brazil) fell 31%, the Hang Seng (Hong Kong) fell 22% and the Sensex (India) fell 25%, which compares to the S&P 500 which rose 1.1%. The primary driver of the underperformance has been increasingly restrictive monetary policies aimed at reducing high levels of growth and inflation. In some circumstances, high inflation has led to earnings disappointments as costs rose faster than revenue. Going forward, we believe the slowdown in the developed world will act to reduce inflationary pressure with the ensuing loosening of monetary policy in the emerging economies, which should lead to improved stock market performance. We have been adding to stocks in these markets that we believe have both strong, long-term growth and low valuations.

Developed World:

Over the longer term in the developed world we believe investors are starting to accept a new reality: that sustainable growth going forward is likely to be lower than levels experienced in the past several decades. Evidence of this is visible in near record low U.S. Treasury yields, the fall in inflation expectations and the impact of deleveraging at the consumer and eventually at the government level. In the short-term, we expect stocks to be driven largely by the changing macro concerns, which today are focused on the European sovereign debt crisis. While there is no silver bullet, we believe policy makers in Europe will produce a solution that will work to reduce overall debt levels and calm capital markets. There is no free lunch, however, and the solutions will likely require austerity measures that will further reduce growth rates in the euro-zone.

However, this does not mean that there are not good long-term investments to be made in the developed world. Over the long-term, cash flows will trump emotions and, at current prices, we believe the stocks we are buying offer very attractive risk-adjusted return potential. This includes buying stocks that can grow at rates higher than the overall economy with new products, market share gains and proven management teams. Most of these stocks are pricing in declines in cash flows far in excess of what we believe is realistic. Having a consistent process for analyzing the value of a business is what enables us to be confident buying stocks in this highly volatile environment.

Investment Process

When looking at a potential investment, the first thing we do is look at what is implied in the current stock price. This is important because theoretically stocks are always fairly valued and price in all known information. To understand what is implied in a stock price we turn to the most basic tool used to value a business, the discounted cash flow analysis (DCF). In theory a company’s value is determined by adding up all future cash flows and discounting them for the time value of money. To determine a company’s cash flow, an analyst takes revenues and subtracts out all costs and future capital required to grow or sustain the business. The end result is free cash flow. Therefore, the first step in our analysis starts with understanding what revenue, cost and capital expectations are embedded in today’s stock price.

The next and most important step is to leverage our team of equity analysts to dive into the industry and company to understand where what is implied may be wrong. This could be that revenues are too low based on a company’s ability to grow with a new product or to gain share with an existing one. It could mean a changing cost structure driven by a restructuring or the impact that changes in product mix can have on a company’s margin structure. Finally, the company could change the capital needed to run itself by divesting assets or outsourcing, for example. So in the process of analyzing a business all of these factors go into our estimates of free cash flow. When we see material differences between our estimates and what is implied in the stock price it can mean the stock is an attractive investment.

The reason we see ample opportunity to generate returns, even in a volatile and low growth world, is that we are focused on finding businesses that can create value in the ways discussed above and are not accurately priced for future value creation. By exploiting the differences between implied cash flows and our estimates, we believe we can find undervalued stocks that can compound returns in excess of both the stock market and other asset classes.

Janus Global & International Funds | 49

Janus Global Select Fund (unaudited)

A perfect example of this is to look at Apple, Inc. Apple was a stock that I researched and invested in while I was an analyst here for many years. In 2001, Apple traded for nearly just the value of the cash on its balance sheet. At that time, the company was generating revenues and net income of $5.3 billion and about $344 million respectively (fiscal year ’01). At that point, the market was pricing in almost no future value creation in the form of positive cash flow. Fast forward to today and the company is expected to generate sales of $109 billion with $26 billion in net income. The stock rose 4817% from September 2001 to September 2011, significantly outperforming the S&P 500 return of 32%. Having a differentiated opinion about the ability of a company to generate cash flow combined with an attractive entry point which reduces downside risk is the key to generating stock outperformance over the long-term.

We recognize this is probably the most exceptional example of a company that has exceeded all expectations and substantially outperformed the market, but there are many other examples of companies like Apple that compound value creation and are currently priced for little or no future growth. We are looking for and investing in these opportunities, which we describe as having the largest difference between price and intrinsic value.

While we acknowledge the challenging growth environment, we remain optimistic about our ability to find and invest in healthy, growing and undervalued companies. There are many companies around the world with strong profits, high levels of cash on balance sheets and management teams that are proven value creators. Furthermore, commodity prices have fallen recently, which should reduce inflation levels, helping to sustain corporate margins and reduce inflationary pressure in emerging markets. This could also potentially add substantial purchasing power to consumers around the world.

Thank you for your continued investment in Janus Global Select Fund.

50 | SEPTEMBER 30, 2011

(unaudited)

Janus Global Select Fund At A Glance

5 Top Performers – Holdings

Contribution

Atmel Corp.	1.79%
Valeant Pharmaceuticals International, Inc.	1.41%
eBay, Inc.	1.12%
Autonomy Corp. PLC	1.08%
Kabel Deutschland Holding A.G.	1.04%

5 Bottom Performers – Holdings

Contribution

Morgan Stanley	–2.69%
Ivanhoe Mines, Ltd.	–1.99%
OGX Petroleo e Gas Participacoes S.A.	–1.83%
Bwin.Party Digital Entertainment PLC	–1.80%
Cobalt International Energy, Inc.	–1.63%

5 Top Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	All Country World IndexSM

Information Technology	1.93%	26.53%	11.75%
Health Care	0.61%	6.01%	8.41%
Consumer Staples	0.27%	1.27%	9.51%
Other**	–0.07%	0.09%	0.00%
Telecommunication Services	–0.21%	3.77%	4.70%

5 Bottom Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	All Country World IndexSM

Financials	–5.88%	23.53%	20.48%
Materials	–3.52%	11.32%	8.97%
Energy	–3.15%	8.86%	11.67%
Industrials	–3.12%	7.56%	10.72%
Consumer Discretionary	–0.99%	9.61%	9.93%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 51

Janus Global Select Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Tellabs, Inc. Telecommunication Equipment	4.8%
Isuzu Motors, Ltd. Automotive – Cars and Light Trucks	4.7%
Prudential PLC Life and Health Insurance	4.5%
NRG Energy, Inc. Independent Power Producer	4.4%
Pfizer, Inc. Medical – Drugs	4.3%

22.7%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 18.3% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

52 | SEPTEMBER 30, 2011

(unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011					per the January 28, 2011 prospectuses
	One	Five	Ten	Since	Total Annual Fund	Net Annual Fund
	Year	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Global Select Fund – Class A Shares
NAV	–16.04%	0.85%	6.85%	–0.48%	1.11%	1.11%
MOP	–20.86%	–0.33%	6.22%	–1.00%

Janus Global Select Fund – Class C Shares
NAV	–16.68%	0.06%	6.05%	–1.23%	1.88%	1.88%
CDSC	–17.51%	0.06%	6.05%	–1.23%

Janus Global Select Fund – Class D Shares(1)	–15.80%	0.97%	6.92%	–0.42%	0.90%	0.90%

Janus Global Select Fund – Class I Shares	–15.83%	0.93%	6.90%	–0.44%	0.79%	0.79%

Janus Global Select Fund – Class R Shares	–16.35%	0.41%	6.39%	–0.92%	1.50%	1.50%

Janus Global Select Fund – Class S Shares	–16.12%	0.68%	6.66%	–0.66%	1.24%	1.24%

Janus Global Select Fund – Class T Shares	–15.97%	0.93%	6.90%	–0.44%	1.01%	1.01%

Morgan Stanley Capital International All Country World IndexSM	–6.01%	–1.59%	4.45%	0.39%

Russell 3000® Growth Index	3.39%	1.56%	3.18%	–3.02%

S&P 500® Index	1.14%	–1.18%	2.82%	–0.37%

Lipper Quartile – Class T Shares	4th	1st	1st	3rd

Lipper Ranking – based on total return for Global Funds	608/641	41/339	11/165	76/130

Visit janus.com/advisor/mutual-funds (or
janus.com/allfunds if you hold Shares directly with Janus
Capital) to view current performance and characteristic
information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 53

Janus Global Select Fund (unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less effective for shares purchased on or after January 28, 2011. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding the distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

Total Annual Fund Operating Expenses include dividends or interest on short sales, which are paid to the lender of borrowed securities. Such expenses will vary depending on whether the securities the Fund sells short pay dividends or interest and the amount of such dividends or interest.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund’s performance may be affected by risks that include those associated with nondiversification, investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), derivatives, and short sales. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The use of short sales may cause the Fund to have higher expenses than those of other equity funds. Short sales are speculative transactions and involve special risks, including a greater reliance on the investment team’s ability to accurately anticipate the future value of a security. The Fund’s losses are potentially unlimited in a short sale transaction. The Fund’s use of short sales in effect leverages the Fund’s portfolio. The Fund’s use of leverage may result in risks and can magnify the effect of any losses. There is no assurance that a leveraging strategy will be successful.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

Class A Shares, Class C Shares, Class R Shares, and Class S Shares commenced operations on July 6, 2009. Performance shown for each class for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of each respective class, without the effect of any fee and expense limitations or waivers. If each class of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective class may have been different. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. The performance for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

Class I Shares commenced operations on July 6, 2009. Performance shown for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations

54 | SEPTEMBER 30, 2011

(unaudited)

or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares reflects the fees and expenses of Class I Shares, net of any applicable fee and expense limitations or waivers.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – June 30, 2000
(1)	Closed to new investors.

Janus Global & International Funds | 55

Janus Global Select Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$744.30	$4.77

Hypothetical (5% return before expenses)	$1,000.00	$1,019.60	$5.52

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$741.60	$7.86

Hypothetical (5% return before expenses)	$1,000.00	$1,016.04	$9.10

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$745.50	$3.72

Hypothetical (5% return before expenses)	$1,000.00	$1,020.81	$4.31

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$745.50	$3.68

Hypothetical (5% return before expenses)	$1,000.00	$1,020.86	$4.26

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$742.60	$6.29

Hypothetical (5% return before expenses)	$1,000.00	$1,017.85	$7.28

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$744.30	$5.25

Hypothetical (5% return before expenses)	$1,000.00	$1,019.05	$6.07

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	4/1/11	9/30/11	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$744.70	$4.11

Hypothetical (5% return before expenses)	$1,000.00	$1,020.36	$4.76

†	Expenses are equal to the annualized expense ratio of 1.09% for Class A Shares, 1.80% for Class C Shares, 0.85% for Class D Shares, 0.84% for Class I Shares, 1.44% for Class R Shares, 1.20% for Class S Shares and 0.94% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

56 | SEPTEMBER 30, 2011

Janus Global Select Fund

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Common Stock – 95.1%
Automotive – Cars and Light Trucks – 7.2%
46,692,000	Dongfeng Motor Group Co., Ltd.**	$61,883,075
27,338,000	Isuzu Motors, Ltd.**	117,081,744
		178,964,819
Coal – 1.0%
17,346,000	Sakari Resources, Ltd.**	25,920,066
Coatings and Paint Products – 1.9%
718,305	Asian Paints, Ltd.**	46,201,523
Commercial Banks – 5.5%
8,698,135	Banco Bilbao Vizcaya Argentaria S.A.**	70,865,477
5,101,900	Banco do Brasil S.A.**	66,070,894
		136,936,371
Computers – Memory Devices – 3.1%
2,312,475	NetApp, Inc.*,**	78,485,401
Diversified Banking Institutions – 4.0%
7,486,967	Morgan Stanley**	101,074,054
Electronic Components – Semiconductors – 4.9%
910,855	Avago Technologies, Ltd.	29,848,718
12,994,181	ON Semiconductor Corp.*,**	93,168,278
		123,016,996
Electronic Measuring Instruments – 1.8%
21,822,840	Chroma ATE, Inc.**,£	44,335,926
Enterprise Software/Services – 2.7%
654,079	Autonomy Corp. PLC*,**	25,905,096
3,070,597	Temenos Group A.G.*,**	41,340,070
		67,245,166
Gold Mining – 2.5%
4,126,655	Gold Fields, Ltd.**	63,220,355
Independent Power Producer – 4.4%
5,175,015	NRG Energy, Inc.*,**	109,762,068
Insurance Brokers – 1.4%
3,702,200	Brasil Insurance Participacoes e Administracao S.A.**	34,077,180
Internet Gambling – 2.8%
37,220,021	Bwin.Party Digital Entertainment PLC**,£	70,936,015
Investment Companies – 2.0%
22,503,844	Infrastructure Development Finance Co., Ltd.**	50,166,894
Life and Health Insurance – 4.5%
13,275,936	Prudential PLC**	113,617,379
Marine Services – 1.4%
32,541,770	COSCO Pacific, Ltd.	35,895,155
Medical – Biomedical and Genetic – 4.4%
1,328,250	Celgene Corp.*,**	82,245,240
642,465	Vertex Pharmaceuticals, Inc.*,**	28,615,391
		110,860,631
Medical – Drugs – 9.2%
74,057,535	CFR Pharmaceuticals S.A.*	15,966,206
2,624,775	Endo Pharmaceuticals Holdings, Inc.*,**	73,467,452
6,075,360	Pfizer, Inc.**	107,412,365
917,370	Valeant Pharmaceuticals International, Inc.	34,052,774
		230,898,797
Metal – Diversified – 3.6%
6,550,064	Ivanhoe Mines, Ltd.*,**	90,347,866
Metal Processors and Fabricators – 1.3%
127,572,000	EVA Precision Industrial Holdings, Ltd.**,£	31,379,573
Multi-Line Insurance – 4.6%
20,237,617	AGEAS**	34,808,815
5,028,720	Hartford Financial Services Group, Inc.**	81,163,541
		115,972,356
Oil Companies – Exploration and Production – 2.9%
9,489,929	Cobalt International Energy, Inc.*,**	73,167,353
Retail – Apparel and Shoe – 2.3%
315,100	Fast Retailing Co., Ltd.**	56,437,650
Rubber/Plastic Products – 2.2%
17,647,621	Jain Irrigation Systems, Ltd.**	54,721,762
Semiconductor Components/Integrated Circuits – 2.3%
7,246,739	Atmel Corp.*,**	58,481,184
Steel – Producers – 0.8%
19,721,856	Al Ezz Steel Rebars S.A.E.	19,514,591
Telecommunication Equipment – 4.8%
27,727,551	Tellabs, Inc.**,£	118,951,194
Tobacco – 3.5%
18,945	Japan Tobacco, Inc.**	88,410,396
Transportation – Services – 2.1%
1,686,230	Gategroup Holding A.G.*,**,£	52,303,073

Total Common Stock (cost $2,725,484,054)		2,381,301,794

Purchased Options – Calls – 0.8%
9,280	eBay, Inc.** expires January 2012 exercise price $30.00	2,806,870
26,000	Microsoft Corp. expires January 2012 exercise price $27.50	1,800,276
29,000	Microsoft Corp. expires January 2012 exercise price $27.50	2,008,001
33,669	United Continental Holdings** expires March 2012 exercise price $19.00	12,655,292

Total Purchased Options – Calls (premiums paid $19,534,560)		19,270,439

Purchased Options – Puts – 0.3%
1,957	Dax Index** expires October 2011 exercise price 5,344.70 EUR	2,282,367
2,302	STOXX Europe 600 Banks Price expires December 2011 exercise price 148.13 EUR	6,165,770

Total Purchased Options – Puts (premiums paid $3,787,167)		8,448,137

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 57

Janus Global Select Fund

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Money Market – 3.3%
82,474,427	Janus Cash Liquidity Fund LLC, 0% (cost $82,474,427)	$82,474,427

Total Investments (total cost $2,831,280,208) – 99.5%		2,491,494,797

Cash, Receivables and Other Assets, net of Liabilities**– 0.5%		12,743,921

Net Assets – 100%		$2,504,238,718

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Belgium	$34,808,815	1.4%
Bermuda	35,895,155	1.4%
Brazil	100,148,074	4.0%
Canada	124,400,640	5.0%
Cayman Islands	31,379,573	1.3%
Chile	15,966,206	0.6%
China	61,883,075	2.5%
Egypt	19,514,591	0.8%
Gibraltar	70,936,015	2.9%
India	151,090,179	6.1%
Japan	261,929,790	10.5%
Singapore	55,768,784	2.2%
South Africa	63,220,355	2.5%
Spain	70,865,477	2.8%
Switzerland	93,643,143	3.8%
Taiwan	44,335,926	1.8%
United Kingdom	139,522,475	5.6%
United States††	1,116,186,524	44.8%

Total	$2,491,494,797	100.0%

††	Includes Cash Equivalents (41.5% excluding Cash Equivalents).

Forward Currency Contracts, Open

	Currency Units	Currency	Unrealized
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	Appreciation

Credit Suisse Securities (USA) LLC:
Brazilian Real 10/27/11	67,700,000	$35,799,786	$2,320,496
British Pound 10/27/11	11,500,000	17,925,927	218,773
Euro 10/27/11	22,200,000	29,732,733	818,241
Indian Rupee 10/28/11	3,800,000,000	77,293,526	1,186,441

		160,751,972	4,543,951

HSBC Securities (USA), Inc.:
Brazilian Real 10/6/11	30,000,000	15,953,198	2,036,728
British Pound 10/6/11	10,800,000	16,839,071	960,841
Euro 10/6/11	26,000,000	34,829,013	2,563,987

		67,621,282	5,561,556

JPMorgan Chase & Co.:
British Pound 10/20/11	30,900,000	48,170,276	837,434
Euro 10/20/11	26,800,000	35,895,938	693,843

		84,066,214	1,531,277

RBC Capital Markets Corp.:
British Pound 10/13/11	10,000,000	15,590,409	913,191
Euro 10/13/11	16,000,000	21,431,825	1,517,135

		37,022,234	2,430,326

Total		$349,461,702	$14,067,110

Financial Futures – Long
3,850 Contracts	10-Year U.S. Treasury Note Futures expires December 2011, principal amount $502,613,746, value $500,860,938, cumulative depreciation	$(1,721,997)

Financial Futures – Short
1,265 Contracts	E-mini NASDAQ-100 Futures expires December 2011, principal amount $58,269,189, value $54,002,850, cumulative appreciation	$4,264,574
417 Contracts	Russell 2000® Index Mini Futures expires December 2011, principal amount $28,170,811, value $26,750,550, cumulative appreciation	1,417,884

		$5,682,458

Schedule of Written Options – Calls	Value

Cisco Systems, Inc. expires April 2012 54,280 contracts exercise price $20.00	$(1,870,456)
Dax Index expires October 2011 1,957 contracts exercise price 5,626.00 EUR	(2,313,826)
eBay, Inc. expires January 2012 9,280 contracts exercise price $36.00	(861,946)

See Notes to Schedules of Investments and Financial Statements.

58 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Value

Schedule of Written Options – Calls – (continued)
Netapp, Inc. expires January 2012 16,850 contracts exercise price $44.00	$(1,131,154)
United Continental Holdings expires March 2012 37,410 contracts exercise price $25.00	(5,292,079)

Total Written Options – Calls (premiums received $10,479,469 )	$(11,469,461)

Schedule of Written Options – Puts
Amazon.com, Inc. expires January 2012 1,610 contracts exercise price $170.00	$(1,397,077)
Covidien PLC expires October 2011 6,850 contracts exercise price $47.50	(2,730,996)
Dax Index expires October 2011 1,957 contracts exercise price 5,062.25 EUR	(1,244,346)
eBay, Inc. expires January 2012 9,280 contracts exercise price $26.00	(1,765,732)
Ivanhoe Mines, Ltd. expires December 2011 15,000 contracts exercise price $15.00	(4,738,026)
Microsoft Corp. expires January 2012 36,600 contracts exercise price $24.00	(5,765,689)
Microsoft Corp. expires January 2012 16,000 contracts exercise price $25.00	(3,194,093)
Microsoft Corp. expires January 2012 23,500 contracts exercise price $25.00	(4,691,324)
Microsoft Corp. expires January 2012 29,000 contracts exercise price $27.50	(10,022,994)
Netapp, Inc. expires January 2012 16,850 contracts exercise price $28.00	(2,608,891)
Netflix, Inc. expires October 2011 2,750 contracts exercise price $100.00	(1,252,617)
United Continental Holdings expires March 2012 37,410 contracts exercise price $14.00	(5,748,570)
Walgreen Co. expires October 2011 3,500 contracts exercise price $38.00	(1,799,692)

Total Written Options – Puts (premiums received $38,887,996 )	$(46,960,047)

Dividend Swaps outstanding at September 30, 2011

					Unrealized
	Quantity	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Goldman Sachs International	208,500 EUR	20,391,300 EUR calculated using a strike price of 97.80 EUR	208,500 EUR for every 1 EUR of Dow Jones Euro STOXX 50 Index dividends	12/27/13	$(1,929,097)
Goldman Sachs International	304,134 EUR	29,440,171 EUR calculated using a strike price of 96.80 EUR	304,134 EUR for every 1 EUR of Dow Jones Euro STOXX 50 Index dividends	12/27/13	(2,813,928)

Total					$(4,743,025)

Total Return Swaps outstanding at September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Morgan Stanley & Co. International plc	$32,030,259	1-month USD LIBOR plus 70 basis points	India Custom Basket Index	4/3/12	$(6,659,878)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 59

Janus Global Select Fund

Schedule of Investments

As of September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

UBS A.G.	(15,977,033) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 65 basis points	6/27/12	$1,714,728
UBS A.G.	(5,160,048) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 70 basis points	7/30/12	553,800
UBS A.G.	(8,956,560) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 70 basis points	8/29/12	961,259
UBS A.G.	(8,969,928) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 65 basis points	9/3/12	962,693
UBS A.G.	(9,130,344) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 70 basis points	9/5/12	979,910
UBS A.G.	(9,120,986) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 70 basis points	9/11/12	978,906
UBS A.G.	(2,954,595) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 70 basis points	9/11/12	317,100
UBS A.G.	(9,391,020) EUR	STOXX® Europe 600 Banks Index	1-month EUR LIBOR minus 70 basis points	9/17/12	1,007,887

Total					$816,405

See Notes to Schedules of Investments and Financial Statements.

60 | SEPTEMBER 30, 2011

Janus Global Technology Fund (unaudited)

Fund Snapshot
We seek to identify strong businesses with sustainable competitive advantages and improving returns on capital. We believe what sets us apart is the depth of our research, our willingness to focus our investments where we feel we have a research edge, and our commitment to delivering superior long-term results for our clients.
Brad Slingerlend portfolio manager

Performance Overview

During the 12-months ended September 30, 2011, Janus Global Technology Fund’s Class T Shares returned -1.24%. By comparison, the Fund’s primary benchmark, the S&P 500 Index, returned 1.14% while the Fund’s secondary benchmark, the MSCI World Information Technology Index, returned 1.02%.

Portfolio Manager Change

Brad Slingerlend, assistant portfolio manager and equity research analyst focusing on media and communications, was named portfolio manager of Janus Global Technology Fund and related strategies effective May 12, 2011. He replaced Barney Wilson, assistant director of research who was named co-portfolio manager of Janus Fund and related strategies. Slingerlend formerly served as co-portfolio manager of Janus global technology strategies from January 2006 to May 2007 before taking a brief leave of absence from the firm. He returned to Janus in November 2007.

Portfolio Manager Comments

As Barney Wilson moves onto Janus Fund and I return to managing Janus Global Technology Fund, I wanted to provide a quick update on what you can expect. In a nutshell, there won’t be much change. Barney and I co-managed the Janus Global Technology Fund previously, and I’ve worked in various capacities on the Fund for more than 11 years now. There’s no change to the mature team of analysts and research associates doing the deep research that we pride ourselves upon at Janus.

Our mission is straightforward: we focus on anticipating change and determining which companies will win on a multi-year basis whose share price is below the value of its cash flows. We take a strategy and culture-based approach to investing, diving deep into what we believe are the most important factors which allow companies to transform industries and win. We leverage the strong and thoughtful research at Janus to uncover innovative companies representing our best investment ideas.

While we build the Fund one stock at a time, it’s hard to ignore two major themes driving many of our investments: 1) smartphones and tablets, and 2) cloud computing and data insights. We believe these are important technology trends for the next 5 to 10 years.

When the iPhone was introduced by Steve Jobs at Apple just over 4 years ago it kicked off a wave of fast-paced innovation. This pace was bolstered about 18 months ago with the introduction of the iPad. Along with the success of Apple, the Android phone and tablet ecosystem, currently managed by Google, has seen great success and innovation. The result of the transition to smart phones and tablets has put unthinkable mobile computing power in the hands of consumers. We have entire shopping malls in our pockets now and access to all the world’s information in seconds! Our ability to consume more premium content such as books, TV shows, and movies is rising rapidly, and as a result the Fund has several media and entertainment investments.

The iPhone, iPad, and their underlying operating system, iOS, have two very interesting tangential impacts on the world of technology, perhaps even the world at large. First, Apple is making the concept of a platform mainstream. We think of a platform as something other people can build a business on. With iOS devices, many programmers can write apps and build businesses on top of the millions of devices in consumer hands. We see many companies now thinking more broadly about the ecosystem they operate in and how they can be platforms for their customers and partners. Second, Apple’s strength in making the complex simple and easy to use by the masses is a trend we see showing up across several other areas of technology. For example, enterprise software, once complicated and buried in computer programming code, is now accessible by employees with iPads. This simplification and consumerization has broad implications for adoption and growth of technology products and services.

Janus Global & International Funds | 61

Janus Global Technology Fund (unaudited)

This last point leads me to the second theme of making data accessible and driving new insights. Hardware finds itself in an increasingly commoditized position while massive amounts of data are being generated and software is increasingly more intelligent. There has always been an enormous amount of data generated, but now with massive cloud computing platforms and new generations of data analytics software companies, we can unlock answers from vast treasures of information. Companies are transforming data into insights and then making it increasingly easy for people to access this data on devices like iPads. Without Apple’s iOS devices, it’s unlikely we would have these new generations of software platform companies driving new insights from large amounts of data.

Over the next few Global Technology updates, we will dive deeper into these exciting trends driving technology and business innovation at an unprecedented scale.

Detractors from Performance

Longtop Financial Technologies was our largest individual detractor. We were caught by what appears to be an issue of fraud or at least questionable accounting. We sold the holding.

Cisco Systems also weighed on performance. We decided to sell our holdings in the technology infrastructure giant as other names within the enterprise technology market appeared more attractive to us.

Finally, STR Holdings traded significantly lower during the period. This company manufactures power module encapsulants (extruded sheets and film which hold the solar module together and protect the semiconductor circuit of a solar panel), which are a vital but low-cost component of a solar module. STR Holdings produces the highest quality encapsulants in our view and therefore should benefit from the unit growth we anticipate in the solar industry.

Contributors to Performance

Semiconductor manufacturer Atmel Corp. led the Fund’s individual contributors. We remain attracted to the chip maker given its potential to generate high returns on capital and accelerating free cash flows. We think the company’s microcontroller products can continue to take market share.

Autonomy, a U.K.-based software company, was also a key contributor during the period after Hewlett-Packard announced it would buy the firm. This was an example of how our team working across various segments within technology enabled us to value Autonomy’s assets higher than where the stock had been trading. We found the company had a strong niche in unstructured data; its software enables companies to tease valuable information from large data sources. The buy-out also indicated that traditional technology companies like HP have significant cash on their balance sheets and continue to generate high levels of free cash flow, both of which could fuel more transactions to help them re-start their growth engines. We like the companies we own for their own characteristics, but we also feel many could be acquired in the years ahead.

Athenahealth also generated significant gains. We feel the leading software provider for managing physicians’ practices has an attractive growth business in electronic health records and is poised for dramatic growth. We think its products have the potential to remove significant inefficiency from the health care system. (Please see “Notes to Financial Statements” for information about the hedging techniques used by the Fund.)

Thank you for your investment in Janus Global Technology Fund.

62 | SEPTEMBER 30, 2011

(unaudited)

Janus Global Technology Fund At A Glance

5 Top Performers – Holdings

Contribution

Atmel Corp.	1.58%
Autonomy Corp. PLC	1.37%
athenahealth, Inc.	1.18%
Texas Instruments, Inc.	1.10%
SolarWinds, Inc.	0.89%

5 Bottom Performers – Holdings

Contribution

Longtop Financial Technologies, Ltd. (ADR)	–1.77%
STR Holdings, Inc.	–1.69%
Cisco Systems, Inc.	–1.18%
EMC Corp.	–1.04%
Tellabs, Inc.	–0.95%

5 Top Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Health Care	2.16%	6.15%	11.35%
Information Technology	1.77%	77.13%	18.62%
Consumer Staples	0.00%	0.00%	10.77%
Energy	0.00%	0.00%	12.35%
Other**	–0.15%	–0.69%	0.00%

5 Bottom Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Materials	–1.69%	1.35%	3.61%
Consumer Discretionary	–1.31%	8.86%	10.60%
Financials	–0.27%	0.48%	15.34%
Telecommunication Services	–0.25%	1.76%	3.05%
Utilities	–0.16%	0.37%	3.40%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 63

Janus Global Technology Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Microsoft Corp. Applications Software	6.5%
eBay, Inc. E-Commerce/Services	6.0%
ON Semiconductor Corp. Electronic Components – Semiconductors	3.5%
EMC Corp. Computers – Memory Devices	3.3%
Atmel Corp. Semiconductor Components/Integrated Circuits	3.1%

22.4%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 4.0% for long positions and (0.2)% for short positions of total net assets.

*Includes Securities Sold Short of (4.1)%.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

64 | SEPTEMBER 30, 2011

(unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011					per the January 28, 2011 prospectuses
	One	Five	Ten	Since	Total Annual Fund
	Year	Year	Year	Inception*	Operating Expenses

Janus Global Technology Fund – Class A Shares
NAV	–1.38%	4.88%	4.93%	3.37%	1.26%
MOP	–7.04%	3.65%	4.31%	2.89%

Janus Global Technology Fund – Class C Shares
NAV	–2.18%	4.07%	4.21%	2.60%	1.98%
CDSC	–3.16%	4.07%	4.21%	2.60%

Janus Global Technology Fund – Class D Shares(1)	–1.24%	4.98%	5.03%	3.50%	1.08%

Janus Global Technology Fund – Class I Shares	–1.11%	4.96%	5.02%	3.49%	1.10%

Janus Global Technology Fund – Class S Shares	–1.51%	4.71%	4.78%	3.21%	1.43%

Janus Global Technology Fund – Class T Shares	–1.24%	4.96%	5.02%	3.49%	1.20%

S&P 500® Index	1.14%	–1.18%	2.82%	1.14%

Morgan Stanley Capital International World Information Technology Index	1.02%	1.17%	3.44%	–1.08%

Lipper Quartile – Class T Shares	1st	2nd	4th	3rd

Lipper Ranking – based on total return for Global Science and Technology Funds	5/42	11/22	14/16	5/7

Visit janus.com/advisor/mutual-funds (or
janus.com/allfunds if you hold Shares directly with
Janus Capital) to view current performance and
characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

See important disclosures on the next page.

Janus Global & International Funds | 65

Janus Global Technology Fund (unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class S Shares, and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Total Annual Fund Operating Expenses include dividends or interest on short sales, which are paid to the lender of borrowed securities. Such expenses will vary depending on whether the securities the Fund sells short pay dividends or interest and the amount of such dividends or interest.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), derivatives, and short sales. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

This Fund may at times have significant exposure to certain industry groups, which may react similarly to market developments (resulting in greater price volatility). The Fund also may have significant exposure to foreign markets (which include risks such as currency fluctuation and political uncertainty).

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The use of short sales may cause the Fund to have higher expenses than those of other equity funds. Short sales are speculative transactions and involve special risks, including a greater reliance on the investment team’s ability to accurately anticipate the future value of a security. The Fund’s losses are potentially unlimited in a short sale transaction. The Fund’s use of short sales in effect leverages the Fund’s portfolio. The Fund’s use of leverage may result in risks and can magnify the effect of any losses. There is no assurance that a leveraging strategy will be successful.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares, and Class S Shares commenced operations on July 6, 2009. Performance shown for each class for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of each respective class, without the effect of any fee and expense limitations or waivers. If each class of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective class may have been different. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

Class I Shares commenced operations on July 6, 2009. Performance shown for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares reflects the fees and expenses of Class I Shares, net of any applicable fee and expense limitations or waivers.

66 | SEPTEMBER 30, 2011

(unaudited)

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

Effective May 12, 2011, J. Bradley Slingerlend is the portfolio manager of the Fund.

*	The Fund’s inception date – December 31, 1998
(1)	Closed to new investors.

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$838.00	$4.93

Hypothetical (5% return before expenses)	$1,000.00	$1,019.70	$5.42

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$834.20	$8.32

Hypothetical (5% return before expenses)	$1,000.00	$1,015.99	$9.15

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$838.00	$4.15

Hypothetical (5% return before expenses)	$1,000.00	$1,020.56	$4.56

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$838.90	$3.83

Hypothetical (5% return before expenses)	$1,000.00	$1,020.91	$4.20

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$837.00	$5.66

Hypothetical (5% return before expenses)	$1,000.00	$1,018.90	$6.23

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$838.30	$4.52

Hypothetical (5% return before expenses)	$1,000.00	$1,020.16	$4.96

†	Expenses are equal to the annualized expense ratio of 1.07% for Class A Shares, 1.81% for Class C Shares, 0.90% for Class D Shares, 0.83% for Class I Shares, 1.23% for Class S Shares and 0.98% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period).

Janus Global & International Funds | 67

Janus Global Technology Fund

Schedule of Investments

As of September 30, 2011

Shares		Value

Common Stock – 97.7%
Advanced Materials/Production – 1.2%
1,082,390	STR Holdings, Inc.*	$8,778,183
Applications Software – 7.7%
1,940,063	Microsoft Corp.**	48,288,168
426,385	RealPage, Inc.*	8,719,573
		57,007,741
Cable/Satellite Television – 2.1%
194,320	Comcast Corp. – Class A	4,061,288
181,320	Time Warner Cable, Inc. – Class A	11,363,324
		15,424,612
Commercial Services – 3.1%
593,375	Iron Mountain, Inc.	18,762,517
533,679	Live Nation, Inc.*	4,274,769
		23,037,286
Commercial Services – Finance – 1.0%
222,135	Verisk Analytics, Inc.*	7,723,634
Computer Aided Design – 2.5%
257,805	ANSYS, Inc.*	12,642,757
216,440	Autodesk, Inc.*	6,012,703
		18,655,460
Computer Software – 0.6%
376,300	Cornerstone OnDemand, Inc.*	4,718,802
Computers – 2.7%
41,985	Apple, Inc.*	16,003,842
1,966,835	Quanta Computer, Inc.	3,773,630
		19,777,472
Computers – Integrated Systems – 3.0%
283,880	Jack Henry & Associates, Inc.	8,226,843
256,795	Teradata Corp.*	13,746,236
		21,973,079
Computers – Memory Devices – 5.4%
1,151,720	EMC Corp.*,**	24,174,603
478,820	NetApp, Inc.*	16,251,151
		40,425,754
Consulting Services – 2.4%
364,012	Gartner, Inc.*	12,693,098
181,385	Zillow, Inc.*	4,960,880
		17,653,978
E-Commerce/Products – 2.7%
92,435	Amazon.com, Inc.*,**	19,987,220
E-Commerce/Services – 7.9%
165,170	Ctrip.com International, Ltd.*	5,311,867
1,522,800	eBay, Inc.*,**	44,907,372
41,390	Netflix, Inc.*	4,683,692
78,180	OpenTable, Inc.*	3,597,062
		58,499,993
Electronic Components – Miscellaneous – 3.0%
802,724	TE Connectivity, Ltd. (U.S. Shares)	22,588,653
Electronic Components – Semiconductors – 5.0%
898,863	ARM Holdings PLC**	7,692,398
3,663,687	ON Semiconductor Corp.*	26,268,636
127,005	Xilinx, Inc.	3,485,017
		37,446,051
Electronic Connectors – 2.8%
517,612	Amphenol Corp. – Class A	21,103,041
Electronic Forms – 1.6%
488,885	Adobe Systems, Inc.*	11,816,350
Electronics – Military – 1.3%
419,024	Ultra Electronics Holdings PLC**	9,777,029
Enterprise Software/Services – 6.6%
263,558	Aveva Group PLC**	5,743,425
686,240	Oracle Corp.	19,722,537
851,060	QLIK Technologies, Inc.*,**	18,433,960
403,026	Temenos Group A.G.*	5,426,021
		49,325,943
Independent Power Producer – 1.1%
376,395	NRG Energy, Inc.*	7,983,338
Industrial Automation and Robotics – 2.8%
149,700	Fanuc Corp.**	20,615,854
Internet Applications Software – 1.3%
562,303	Vocus, Inc.*,£	9,424,198
Internet Content – Entertainment – 0.6%
276,846	Youku.com, Inc.*	4,529,201
Internet Content – Information/News – 0.5%
46,230	LinkedIn Corp.*	3,609,638
Internet Gambling – 1.6%
6,191,651	Bwin.Party Digital Entertainment PLC**	11,800,398
Medical – Biomedical and Genetic – 2.6%
194,431	Celgene Corp.*	12,039,168
170,030	Vertex Pharmaceuticals, Inc.*	7,573,136
		19,612,304
Medical Information Systems – 1.9%
233,780	athenahealth, Inc.*	13,921,599
Multimedia – 2.5%
519,315	News Corp. – Class A	8,033,803
338,545	Walt Disney Co.	10,210,517
		18,244,320
Networking Products – 0.6%
240,035	Juniper Networks, Inc.*	4,143,004
Printing – Commercial – 1.1%
291,301	VistaPrint N.V. (U.S. Shares)*	7,873,866
Semiconductor Components/Integrated Circuits – 6.8%
6,794,520	Advanced Semiconductor Engineering, Inc.	5,795,400
2,819,355	Atmel Corp.*	22,752,195
9,731,000	Taiwan Semiconductor Manufacturing Co., Ltd.	22,055,352
		50,602,947
Semiconductor Equipment – 2.2%
477,778	ASML Holding N.V.	16,600,096
Telecommunication Equipment – 0.7%
1,232,800	Tellabs, Inc.	5,288,712
Telecommunication Services – 2.6%
715,480	Amdocs, Ltd. (U.S. Shares)*,**	19,403,818
Television – 1.0%
379,562	CBS Corp. – Class B	7,735,474
Toys – 0.5%
26,160	Nintendo Co., Ltd.**	3,811,408

See Notes to Schedules of Investments and Financial Statements.

68 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares		Value

Transactional Software – 1.0%
152,225	Solera Holdings, Inc.	$7,687,362
Wireless Equipment – 3.7%
323,704	Crown Castle International Corp.*	13,165,042
209,985	SBA Communications Corp. – Class A*	7,240,283
756,354	Telefonaktiebolaget L.M. Ericsson – Class B	7,250,528
		27,655,853

Total Common Stock (cost $746,571,258)		726,263,671

Money Market – 2.4%
17,882,383	Janus Cash Liquidity Fund LLC, 0% (cost $17,882,383)	17,882,383

Total Investments (total cost $764,453,641) – 100.1%		744,146,054

Securities Sold Short – (4.1)%
Common Stock Sold Short – (2.0)%
Computer Services – (0.7)%
81,276	Atos Origin S.A.	(3,514,638)
168,755	Wipro, Ltd.	(1,560,984)
		(5,075,622)
Electronic Components – Semiconductors – (0.4)%
115,645	Cree, Inc.*	(3,004,457)
Printing – Commercial – (0.4)%
148,495	Valassis Communications, Inc.*	(2,782,796)
Semiconductor Equipment – (0.5)%
85,700	Tokyo Electron, Ltd.	(3,883,124)

Total Common Stock Sold Short (proceeds $19,673,968 )		(14,745,999)

Exchange – Traded Fund Sold Short – (2.1)%
Growth – Large Cap – (2.1)%
304,265	PowerShares QQQ Trust (ETF) (proceeds $15,574,630)	(15,979,998)

Total Securities Sold Short (proceeds $35,248,598 )		(30,725,997)

Cash, Receivables and Other Assets, net of Liabilities**– 4.0%		29,846,311

Net Assets – 100%		$743,266,368

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Cayman Islands	$9,841,068	1.3%
Gibraltar	11,800,398	1.6%
Guernsey	19,403,818	2.6%
Japan	24,427,262	3.3%
Netherlands	24,473,962	3.3%
Sweden	7,250,528	1.0%
Switzerland	28,014,674	3.8%
Taiwan	31,624,382	4.2%
United Kingdom	23,212,852	3.1%
United States††	564,097,110	75.8%

Total	$744,146,054	100.0%

††	Includes Cash Equivalents (73.4% excluding Cash Equivalents).

Summary of Investments by Country – (Short Positions)

		% of Securities
Country	Value	Sold Short

France	$(3,514,638)	11.4%
India	(1,560,984)	5.1%
Japan	(3,883,124)	12.6%
United States	(21,767,251)	70.9%

Total	$(30,725,997)	100.0%

Forward Currency Contracts, Open

	Currency Units	Currency	Unrealized
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	Appreciation

Credit Suisse Securities (USA) LLC:
British Pound 10/27/11	1,595,000	$2,486,248	$30,343
Japanese Yen 10/27/11	408,200,000	5,295,749	17,833

		7,781,997	48,176

HSBC Securities (USA), Inc.:
British Pound 10/6/11	1,280,000	1,995,742	113,878
Japanese Yen 10/6/11	359,000,000	4,655,841	32,159

		6,651,583	146,037

JPMorgan Chase & Co.:
British Pound 10/20/11	2,000,000	3,117,817	54,203
Japanese Yen 10/20/11	427,000,000	5,539,008	5,582

		8,656,825	59,785

Total		$23,090,405	$253,998

Schedule of Written Options – Puts	Value

Amazon.com, Inc. expires October 2011 190 contracts exercise price $200	$(104,522)
eBay, Inc. expires October 2011 3,020 contracts exercise price $28	(319,104)
Netflix, Inc. expires October 2011 400 contracts exercise price $95	(136,020)

Total Schedule of Written Options – Puts (premiums received $629,054 )	$(559,646)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 69

Janus International Equity Fund (unaudited)

Fund Snapshot
Janus International Equity Fund invests in international companies we believe have a sustainable competitive advantage, high or improving returns on capital and long-term growth. We invest where we believe we have a research edge in an effort to deliver superior risk-adjusted results over the long-term.
Julian McManus co-portfolio manager	Guy Scott co-portfolio manager	Carmel Wellso co-portfolio manager

Performance Overview

Janus International Equity Fund’s Class I Shares returned -12.93% over the 12-month period ended September 30, 2011, while its primary benchmark, the MSCI EAFE Index, returned -9.36% and its secondary benchmark, the MSCI All Country World ex-U.S. Index, returned -10.42% during the period.

Market Overview

The euro zone’s fiscal problems worsened late in the period with a lack of progress resolving the Greek fiscal situation. Since it was increasingly unlikely Greece would be able to meet International Monetary Fund targets, contagion spread across most of the European Union markets and growth slowed dramatically as a result of austerity in other countries. The peripheral European countries entered a recession during the last three months, which began to impact the core European countries with industrial production data disappointing in France, Germany and the Netherlands. The third quarter of 2011 also marked the first quarter since the third quarter of 2008 that companies began lowering their outlooks. In addition, the euro weakened; a trend we expect will continue. In Asia, China’s economy slowed following a series of tightening measures and slowdowns in its end markets, the U.S. and Europe. The result was a significant sell-off in global indices.

Performance Discussion

The Fund underperformed its primary benchmark, as the positive relative contribution of our holdings in information technology, consumer staples and industrials were more than offset by our holdings in financials and energy as well as our underweights in health care and telecommunications. We continue to avoid the telecommunications sector due to increased pressure on pricing in many markets and its sensitivity to slower economic growth. Our underweight to Europe, in general, contributed due to the underperformance of the region and weakness in the euro.

On a country basis, our non-index holdings in emerging markets were the largest detractors, led by our exposures in China and Brazil. Emerging markets had been performing relatively well until there was some capitulation during the third quarter 2011 as investors sought safety in other areas. While we recognize this is potentially the most volatile portion of the Fund, we expect to continue to add to our exposure in companies in emerging markets that we feel have strong long-term growth potential.

Individually, Chinese holding Youku.com was the largest individual detractor. We consider this online video company to be the combined YouTube, NetFlix and Hulu of China, as it provides a subscription platform for mainstream and homemade videos on demand. With over nine million customers, Youku.com has one of the most effective advertising platforms in the Chinese market, in our view.

Hong Kong-based retail outsourcing and logistics firm Li & Fung was also a significant individual detractor. We think the company has strong opportunities to supply companies like Wal-Mart. We feel the market continues to underestimate the growth prospects from this trend. Li & Fung incurred expenses related to starting its new business with Wal-Mart, which negatively impacted its earnings during the period. This mismatch between current costs and expected future revenues as well as an errant sell-side report on the company caused the stock to sell-off during the period.

Our overweight and holdings in information technology were among key contributors to relative performance. Among individual contributors, U.K. software company Autonomy’s shares rose significantly after it received a buy-out offer from Hewlett-Packard. The offer verified the value we saw in Autonomy based on its strong competitive position in managing unstructured data. We sold the name on the news. Within consumer staples, our tobacco holdings Japan Tobacco and Imperial Tobacco Group, aided relative performance.

Japan Tobacco was the Fund’s largest individual contributor. We think the company can create significant

70 | SEPTEMBER 30, 2011

(unaudited)

value through better capital allocation, namely using its strong free-cash-flow generation to increase shareholder payouts through dividends and share buybacks. Japan Tobacco is expected to buy back shares from the Japanese government, a significant shareholder that needs to raise cash to pay for reconstruction efforts related to March’s earthquake.

Outlook

We expect conditions to remain poor in the European markets with growth estimates coming down and the euro weakening further. The probability of Greece not receiving the approval of the next IMF program is rising rapidly, although we think it will receive the next disbursement of the previous funding program, thus delaying a potential default until December. Based on this view, we will continue to have very conservative positioning in the portfolio overall, particularly in financials, and will continue to seek to upgrade the quality of the companies we hold, as good companies are sold down.

Despite the sell-off in Europe, we are having difficulty identifying attractively-priced companies in the region based on our view that its currencies are overvalued. In China, we continue to believe the government is successfully engineering a soft landing; however, given the environment in Europe and its impact on the global economy, the odds of a recession or economic slowdown are rising. We feel Japan, which was among the better performing markets in the period, continues to have attractive valuations since expectations have remained anemic. Although Japan’s economy as a whole is still likely only going to demonstrate muted growth similar to much of the developed world, we think many of the companies we own in Japan are competitively-advantaged and well positioned to sell into faster growing emerging markets.

Thank you for your investment in Janus International Equity Fund.

Janus Global & International Funds | 71

Janus International Equity Fund (unaudited)

Janus International Equity Fund At A Glance

5 Top Performers – Holdings

Contribution

Japan Tobacco, Inc.	0.89%
Autonomy Corp. PLC	0.83%
BHP Billiton, Ltd.	0.56%
ARM Holdings PLC	0.45%
Keyence Corp.	0.44%

5 Bottom Performers – Holdings

Contribution

Youku.com, Inc. – Class A (ADS)	–1.21%
Li & Fung, Ltd.	–1.11%
Banco Bilbao Vizcaya Argentaria S.A.	–1.02%
Hang Lung Properties, Ltd.	–1.01%
Banco Santander Brazil S.A.	–0.94%

5 Top Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	EAFE® Index Weighting

Consumer Staples	0.70%	9.39%	10.20%
Information Technology	0.69%	8.42%	4.82%
Telecommunication Services	0.52%	2.18%	5.65%
Utilities	–0.09%	1.53%	4.88%
Health Care	–0.19%	4.07%	8.51%

5 Bottom Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	EAFE® Index Weighting

Financials	–7.42%	25.30%	23.80%
Energy	–2.75%	12.68%	8.04%
Materials	–0.85%	10.04%	11.05%
Consumer Discretionary	–0.85%	13.27%	10.39%
Industrials	–0.58%	13.12%	12.66%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.

72 | SEPTEMBER 30, 2011

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Fanuc Corp. Industrial Automation and Robotics	3.5%
Japan Tobacco, Inc. Tobacco	3.4%
Kuehne + Nagel International A.G. Transportation – Services	2.7%
Isuzu Motors, Ltd. Automotive – Cars and Light Trucks	2.7%
Prudential PLC Life and Health Insurance	2.3%

14.6%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 12.1% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

Janus Global & International Funds | 73

Janus International Equity Fund (unaudited)

Performance

			Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011			per the January 28, 2011 prospectuses
	One	Since	Total Annual Fund	Net Annual Fund
	Year	Inception*	Operating Expenses	Operating Expenses

Janus International Equity Fund – Class A Shares
NAV	–13.21%	–0.29%	1.34%	1.34%
MOP	–18.16%	–1.51%

Janus International Equity Fund – Class C Shares
NAV	–13.95%	–1.15%	2.13%	2.13%
CDSC	–14.81%	–1.15%

Janus International Equity Fund – Class D Shares(1)	–13.07%	–0.08%	1.16%	1.16%

Janus International Equity Fund – Class I Shares	–12.93%	–0.04%	0.99%	0.99%

Janus International Equity Fund – Class R Shares	–13.58%	–0.84%	1.71%	1.71%

Janus International Equity Fund – Class S Shares	–13.41%	–0.23%	1.46%	1.46%

Janus International Equity Fund – Class T Shares	–13.14%	–0.21%	1.26%	1.26%

Morgan Stanley Capital International EAFE® Index	–9.36%	–4.51%

Morgan Stanley Capital International All Country World ex-U.S. IndexSM	–10.42%	–2.29%

Lipper Quartile – Class I Shares	3rd	1st

Lipper Ranking – based on total return for International Funds	944/1,293	34/862

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

74 | SEPTEMBER 30, 2011

(unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding any performance adjustments to management fees, distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares, Class R Shares, and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), real estate investment trusts (“REITs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund invests in REITs which may be subject to a higher degree of market risk because of concentration in a specific industry, sector or geographic region. REITs may be subject to risks including, but not limited to: legal, political, liquidity, interest rate risks, a decline in the value of real estate, risks related to general and economic conditions, changes in the value of the underlying property owned by the trust and defaults to borrowers. To the extent the Fund invests in foreign REITs, the Fund may be subject to fluctuations in currency rates or political or economic conditions in a particular country.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares, Class I Shares, Class R Shares, and Class S Shares commenced operations on July 6, 2009, after the reorganization of each class of Janus Adviser International Equity Fund (the “JAD predecessor fund”) into corresponding shares of Janus International Equity Fund. Performance shown for each class for periods prior to July 6, 2009, reflects the historical performance of each corresponding class of the JAD predecessor fund prior to the reorganization, calculated using the fees and expenses of the corresponding class of the JAD predecessor fund respectively, net of any fee and expense limitations or waivers. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010. The performance shown for periods prior to February 16, 2010, reflects the performance of the Fund’s Class I Shares calculated using the fees and expenses of Class D Shares, without the effect of any fee and expense limitations or waivers. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

Class T Shares of the Fund commenced operations on July 6, 2009. Performance shown for Class T Shares for periods prior to July 6, 2009, reflects the historical performance of the JAD predecessor fund’s Class I Shares prior to the reorganization, calculated using the fees and expenses of Class T Shares, without the effect of any fee and expense limitations or waivers. If Class T Shares of the Fund had been available during periods prior

Janus Global & International Funds | 75

Janus International Equity Fund (unaudited)

to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class T Shares reflects the fees and expenses of Class T Shares, net of any applicable fee and expense limitations or waivers.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class I Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

November 30, 2006 is the date used to calculate the since-inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The predecessor Fund’s inception date — November 28, 2006
(1)	Closed to new investors.

76 | SEPTEMBER 30, 2011

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$797.50	$5.41

Hypothetical (5% return before expenses)	$1,000.00	$1,019.05	$6.07

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$793.60	$8.99

Hypothetical (5% return before expenses)	$1,000.00	$1,015.04	$10.10

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$798.00	$4.87

Hypothetical (5% return before expenses)	$1,000.00	$1,019.65	$5.47

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$798.80	$4.06

Hypothetical (5% return before expenses)	$1,000.00	$1,020.56	$4.56

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$795.60	$7.29

Hypothetical (5% return before expenses)	$1,000.00	$1,016.95	$8.19

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$796.70	$6.17

Hypothetical (5% return before expenses)	$1,000.00	$1,018.20	$6.93

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$796.90	$5.00

Hypothetical (5% return before expenses)	$1,000.00	$1,019.50	$5.62

†	Expenses are equal to the annualized expense ratio of 1.20% for Class A Shares, 2.00% for Class C Shares, 1.08% for Class D Shares, 0.90% for Class I Shares, 1.62% for Class R Shares, 1.37% for Class S Shares and 1.11% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

Janus Global & International Funds | 77

Janus International Equity Fund

Schedule of Investments

As of September 30, 2011

Shares		Value

Common Stock – 98.3%
Advertising Agencies – 1.1%
232,056	WPP PLC	$2,139,795
Agricultural Chemicals – 1.7%
76,334	Potash Corp. of Saskatchewan, Inc.	3,315,385
Automotive – Cars and Light Trucks – 2.7%
1,214,000	Isuzu Motors, Ltd.	5,199,255
Building Products – Air and Heating – 1.1%
73,000	Daikin Industries, Ltd.	2,088,802
Building Products – Doors and Windows – 1.3%
1,168,000	Nippon Sheet Glass Co., Ltd.	2,609,415
Cable/Satellite Television – 1.4%
49,854	Kabel Deutschland Holding A.G.*	2,687,068
Chemicals – Diversified – 1.4%
113,600	LyondellBasell Industries N.V.	2,775,248
Commercial Banks – 8.3%
407,587	Banco Bilbao Vizcaya Argentaria S.A.	3,320,694
114,100	Banco do Brasil S.A.	1,477,624
380,100	Banco Santander Brasil S.A.	2,817,129
1,167,500	China Merchants Bank Co., Ltd.	1,768,127
323,495	DBS Group Holdings, Ltd.	2,900,723
189,167	Standard Chartered PLC	3,775,198
		16,059,495
Distribution/Wholesale – 2.5%
98,369	Adani Enterprises, Ltd.	1,036,525
2,314,000	Li & Fung, Ltd.	3,799,267
		4,835,792
Diversified Banking Institutions – 1.7%
424,484	HSBC Holdings PLC	3,234,745
E-Commerce/Services – 2.1%
126,990	Ctrip.com International, Ltd.*	4,083,998
Electric – Integrated – 1.7%
140,545	Fortum Oyj	3,300,233
Electronic Components – Semiconductors – 1.2%
279,407	ARM Holdings PLC	2,391,143
Electronic Measuring Instruments – 1.8%
12,700	Keyence Corp.	3,478,213
Finance – Other Services – 1.4%
192,100	Hong Kong Exchanges & Clearing, Ltd.	2,751,822
Food – Catering – 0%
1,216,275	FU JI Food & Catering Services Holdings, Ltd.*,°° ,§	0
Food – Miscellaneous/Diversified – 4.2%
61,378	Groupe Danone	3,776,862
138,357	Unilever N.V.	4,381,840
		8,158,702
Food – Wholesale/Distribution – 1.8%
2,105,409	Olam International, Ltd.	3,590,318
Industrial Automation and Robotics – 3.5%
48,700	Fanuc Corp.	6,706,694
Industrial Gases – 1.7%
25,510	Linde A.G.	3,401,961
Internet Content – Entertainment – 1.6%
184,777	Youku.com, Inc.*	3,022,952
Life and Health Insurance – 4.5%
1,504,200	AIA Group, Ltd.	4,257,625
526,712	Prudential PLC	4,507,678
		8,765,303
Machinery – General Industrial – 0.5%
76,118	Hexagon A.B.	991,175
Machinery – Pumps – 2.2%
178,234	Weir Group PLC	4,270,004
Medical – Drugs – 2.5%
3,947,519	CFR Pharmaceuticals S.A.*	851,053
71,986	Novartis A.G.	4,018,837
		4,869,890
Metal – Diversified – 1.3%
56,846	Rio Tinto PLC	2,510,293
Multi-Line Insurance – 1.2%
321,532	ING Groep N.V.*	2,262,698
Oil – Field Services – 1.6%
243,360	AMEC PLC	3,060,552
Oil Companies – Exploration and Production – 9.0%
397,772	Cairn Energy PLC*	1,723,688
54,548	Canadian Natural Resources, Ltd.	1,602,178
150,956	EnCana Corp.	2,906,436
305,734	Gazprom OAO	2,924,485
398	INPEX Corp.	2,453,274
540,900	OGX Petroleo e Gas Participacoes S.A.*	3,335,478
124,794	Tullow Oil PLC	2,531,599
		17,477,138
Oil Companies – Integrated – 1.6%
163,903	BG Group PLC	3,120,711
Oil Refining and Marketing – 1.7%
207,785	Reliance Industries, Ltd.	3,385,002
Real Estate Management/Services – 1.9%
228,000	Mitsubishi Estate Co., Ltd.	3,690,948
Real Estate Operating/Development – 2.9%
389,612	DLF, Ltd.	1,706,152
1,333,686	Hang Lung Properties, Ltd.	3,901,382
		5,607,534
Retail – Apparel and Shoe – 1.5%
16,100	Fast Retailing Co., Ltd.	2,883,675
Retail – Consumer Electronics – 2.1%
59,450	Yamada Denki Co., Ltd.	4,151,732
Retail – Jewelry – 1.3%
57,817	Compagnie Financiere Richemont S.A.	2,567,388
Semiconductor Components/Integrated Circuits – 2.2%
1,860,000	Taiwan Semiconductor Manufacturing Co., Ltd.	4,215,698
Semiconductor Equipment – 2.2%
125,154	ASML Holding N.V.	4,348,397
Soap and Cleaning Preparations – 1.8%
68,294	Reckitt Benckiser Group PLC	3,452,314
Tobacco – 5.7%
128,477	Imperial Tobacco Group PLC	4,338,206
1,434	Japan Tobacco, Inc.	6,692,030
		11,030,236

See Notes to Schedules of Investments and Financial Statements.

78 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares		Value

Transportation – Marine – 1.0%
340	A.P. Moller – Maersk Group – Class B	$2,001,636
Transportation – Railroad – 1.6%
47,016	Canadian National Railway Co.	3,142,927
Transportation – Services – 2.7%
46,643	Kuehne + Nagel International A.G.	5,219,096
Wireless Equipment – 1.1%
218,165	Telefonaktiebolaget L.M. Ericsson – Class B	2,091,364

Total Common Stock (cost $210,067,707)		190,946,747

Money Market – 2.8%
5,503,514	Janus Cash Liquidity Fund LLC, 0% (cost $5,503,514)	5,503,514

Total Investments (total cost $215,571,221) – 101.1%		196,450,261

Liabilities, net of Cash, Receivables and Other Assets– (1.1)%		(2,165,275)

Net Assets – 100%		$194,284,986

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Bermuda	$3,799,267	1.9%
Brazil	7,630,231	3.9%
Canada	10,966,926	5.6%
Cayman Islands	7,106,950	3.6%
Chile	851,053	0.4%
China	1,768,127	0.9%
Denmark	2,001,636	1.0%
Finland	3,300,233	1.7%
France	3,776,862	1.9%
Germany	6,089,029	3.1%
Hong Kong	10,910,829	5.6%
India	6,127,679	3.1%
Japan	39,954,038	20.3%
Jersey	2,139,795	1.1%
Netherlands	13,768,183	7.0%
Russia	2,924,485	1.5%
Singapore	6,491,041	3.3%
Spain	3,320,694	1.7%
Sweden	3,082,539	1.6%
Switzerland	11,805,321	6.0%
Taiwan	4,215,698	2.2%
United Kingdom	38,916,131	19.8%
United States††	5,503,514	2.8%

Total	$196,450,261	100.0%

††	Includes all Cash Equivalents.

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 79

Janus Overseas Fund (unaudited)

Fund Snapshot I believe that company fundamentals drive share prices over the long-term. I use intensive, fundamental research to make high-conviction investments.	Brent Lynn portfolio manager

Performance Overview

During the 12-month period ended September 30, 2011, Janus Overseas Fund’s Class T Shares returned -28.58%. Its primary benchmark, the MSCI All Country World ex-U.S Index returned -10.81%, and its secondary benchmark, the MSCI EAFE Index, returned -9.36%.

In a difficult market environment, the Fund fell sharply and significantly underperformed its indices. I don’t believe in sugarcoating: the performance of Janus Overseas this year has been simply terrible. I am very disappointed with the short-term performance of the Fund, but my investment approach has not changed, and I remain optimistic about the attractive valuations and long-term prospects for the companies in our Fund. Difficult markets can present tremendous investment opportunities. I am finding a number of strong franchises on sale around the world. I believe I can take advantage of the global market downturn by concentrating the Fund in our highest conviction ideas.

Economic Update

Riskier assets struggled this year. The combination of uprisings in the Middle East, a tragic earthquake in Japan, the political impasse over fiscal policy in the United States, and the sovereign debt crisis in Europe created tremendous global uncertainty and weakened markets. In particular, political fighting in Europe raised fears that excessive government debt levels in a few European countries could create financial market instability around the globe. Investors took shelter in perceived safe havens, such as U.S. Treasuries and defensive stocks.

Economic growth in the U.S., Europe and Japan was below my expectations due to government austerity programs, low levels of consumer confidence and an unwillingness by corporations to take risk. Growth in key emerging markets such as China, India, and Brazil slowed recently but remains at robust levels. I am surprised that despite significantly better short-term and long-term growth prospects and generally stronger sovereign balance sheets, these key emerging markets sharply underperformed the major developed markets over the past 12 months. I believe this underperformance stems from inflationary fears in emerging markets and decreased risk tolerance among investors.

Portfolio Positioning

While always opportunistic, Janus Overseas Fund has taken a particularly contrarian approach over the past few years. We added significant investments in beaten up financial stocks, cyclical stocks, and emerging market stocks. This approach achieved some success in prior years, but in the 2011 environment of extreme risk aversion, contrarian investing clearly has not worked. I believe, however, there are reasons for optimism. The global economic slowdown is easing inflationary pressures in emerging markets and should allow for some relaxation of monetary policies in these countries. Also, I believe that European leaders finally have realized that a comprehensive approach to sovereign debt issues is the only way to prevent the crisis from spreading to the core of Europe. Most importantly for the Fund, I see a tremendous disconnect between the intrinsic value of many of our key companies and their stock prices. I believe we have invested in a number of strong companies that have attractive valuations and that can emerge as long-term winners in their industries. With all eyes seemingly on Europe, I can’t predict when risk appetite once again returns to the markets, but I am optimistic that over time the valuations of our companies will not be based on indiscriminate market fear, but on earnings, cash flows, and business fundamentals.

During this difficult market environment, I tried to concentrate the Fund in our highest conviction ideas. I believe that our top holdings have strong, durable franchises and compelling valuations. I took advantage of weakness to add to some of our favorite international companies such as Li & Fung, the global leader in sourcing logistics for retailers; Reliance Industries, the leading Indian energy conglomerate; BBVA, a leading bank in Spain and Latin America; Adani Enterprises, a

80 | SEPTEMBER 30, 2011

(unaudited)

leading company in power, ports, and coal in India; Petrobras, one of the world’s fastest growing large oil companies; and Nintendo, one of the world’s leading games companies. These stocks fell sharply during the market downturn and offered what I considered attractive valuations. As a result of significant emerging market underperformance, we found a number of compelling investment opportunities in India, Brazil, Hong Kong and China, and I increased the Fund’s overall weight in emerging markets during the period.

Although they are within the guidelines of the Fund, our positions in the U.S. warrant discussion. Janus Overseas Fund is opportunistic and has made investments in special situations companies and at times in the U.S. In the aftermath of the 2008 global financial crisis and subsequent global economic downturn, I found a greater number of special situations than usual and a number of them were U.S.-based companies. Our U.S. exposure rose. More recently, the Fund’s weight in the U.S. declined when we reduced or sold holdings in Celgene, Valero, and Bank of America.

Detractors from Performance

Broadly speaking, the Fund’s heavy weighting in emerging markets hurt performance. On a geographic basis, holdings in India, Brazil, Hong Kong, and the U.S. were significant negative contributors to performance during the period. Holdings in the U.K. had the largest positive contribution of all countries. On a sector basis, investments in financials, consumer discretionary, and energy had the greatest negative impact on performance. Investments in technology had a positive impact on performance.

Currency modestly detracted from the Fund’s absolute performance and from the Fund’s performance relative to its primary benchmark, the MSCI All Country World ex-U.S. Index. During the period, currency detracted approximately 1% from the Fund’s return. Relative to the MSCI All Country World ex-U.S. Index, currency had a negative impact of approximately 1%. In addition, the Fund’s hedge against Japanese yen exposure also modestly detracted from performance. I hedged most of our yen exposure due to my concerns that Japan’s high level of government debt would eventually lead to a weaker yen. The yen rose versus the dollar during the period, but I continue to be concerned about Japan’s fiscal situation. I maintained the Fund’s yen hedge.

Hong Kong based Li & Fung, the Fund’s largest position, was the biggest detractor during the period. Concerns about the outlook for U.S. and European retail sales and cost pressures associated with the Walmart deal hurt the stock. In economic downturns, I believe the company can improve its competitive position by taking advantage of its scale, diverse network of supplier relationships and strong balance sheet. Also, Li & Fung has the opportunity to increase dramatically its business with Walmart in the medium- to long-term. I took advantage of the fall in the stock price to buy more shares of Li & Fung during the period.

U.S. based bank, Bank of America, was the second largest detractor during the period. The stock fell due to concerns about further weakness in the U.S economy and housing market, lower than expected interest rates which hurt revenues, and a series of legislative, legal, and regulatory issues. Although I believe that Bank of America retains a strong financial franchise and has shown improvement in asset quality metrics, I underestimated the company’s long-term challenges from low interest rates and regulatory and legal issues. As a result, I significantly cut the position during the period.

The Spanish bank, Banco Bilbao Vizcaya Argentaria (BBVA), was the third largest detractor during the period. The stock fell due to concerns about the Spanish housing market and the impact of the European debt crisis on Spanish bonds and Spanish banks. I believe that BBVA has an extremely valuable banking franchise in Spain with a strong capital and liquidity position and solid asset quality. In addition, only one-third of BBVA’s business is in Spain; the bank has leading franchises with exciting long-term growth potential throughout Latin America. I took advantage of the fall in BBVA’s stock price to add significantly to our position during the period.

Contributors to Performance

U.K. based semiconductor intellectual property company, ARM Holdings, was the largest positive contributor to performance during the period. ARM’s competitive advantages in designing low-power semiconductor processors and widespread acceptance from semiconductor customers positioned the company to grow rapidly across a wide variety of end markets including smartphones, autos, and appliances. We believe that the company will continue to see rapid growth, but after several years of strong stock performance, the valuation of ARM no longer appeared as compelling relative to other ideas. As a result, I significantly cut the position.

U.S.-based refinery company, Valero, was the second largest positive contributor to performance. Valero’s strong and diversified asset portfolio allowed the company to take advantage of an improving environment for refining

Janus Global & International Funds | 81

Janus Overseas Fund (unaudited)

margins. While I believe Valero remains well positioned, I sold our position because the valuation was no longer as compelling.

U.K. based software company, Autonomy, was the third largest contributor to performance. Autonomy’s software provides users with more advanced ways to search and organize unstructured data. We believe the company has significant competitive advantages and exciting growth opportunities in a world that is experiencing explosive email and internet growth. During the period, Hewlett-Packard announced an acquisition of Autonomy and I sold our position in the company.

In aggregate, derivatives detracted from performance during the period. In addition to the currency hedge on the Japanese yen mentioned earlier, the Fund also very selectively utilized swaps and options during the period. Reasons for using these instruments included hedging downside risks, achieving market access, and establishing positions more quickly. Please see the Derivative Instruments section in the “Notes to Financial Statements” for derivatives used by the Fund.

Investment Strategy and Outlook

The underperformance of the Fund has been painful. Conviction always is important but in difficult times, it is critical. My conviction in the portfolio comes from our team’s tremendous, in-depth fundamental research. Janus’ investment team travels millions of miles every year to meet with companies and their competitors, suppliers and customers. These meetings help us understand our companies better and lay the foundation for high-conviction investments.

I did not foresee this difficult year for global financial markets. I too am a shareholder of Janus Overseas Fund, but more importantly, I am a steward of your money. I take my responsibility very seriously. I recognize that you have entrusted me and Janus with your hard-earned savings.

Despite a bad year and a relatively bleak near-term outlook for the global economy, I remain optimistic about the long-term. Sovereign debt issues will not hold back global growth forever. New technologies, urbanization, infrastructure development, trade, and the desire of people around the world for a better life will continue to drive long-term economic growth. The market downturn offers the opportunity to buy some great companies at bargain prices. I continue to believe that the best way to generate solid long-term returns is to make high conviction, long-term investments in world-class companies with exciting prospects and undeservedly low valuations. As manager of the Fund, my sole focus is to deliver strong, long-term performance for you. I will perform this job to the best of my ability.

Thank you for your continued investment in Janus Overseas Fund.

82 | SEPTEMBER 30, 2011

(unaudited)

Janus Overseas Fund At A Glance

5 Top Performers – Holdings

Contribution

ARM Holdings PLC	1.48%
Valero Energy Corp.	1.38%
Autonomy Corp. PLC	0.93%
Valeant Pharmaceuticals International, Inc.	0.80%
ASML Holding N.V.	0.73%

5 Bottom Performers – Holdings

Contribution

Li & Fung, Ltd.	–2.62%
Bank of America Corp.	–1.88%
Banco Bilbao Vizcaya Argentaria S.A.	–1.34%
Delta Air Lines, Inc.	–1.32%
Reliance Industries, Ltd.	–1.32%

5 Top Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country World ex-U.S.
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Information Technology	1.69%	11.43%	6.45%
Health Care	0.68%	1.55%	6.10%
Telecommunication Services	–0.21%	0.22%	5.88%
Utilities	–0.25%	0.59%	4.25%
Other**	–0.43%	0.72%	0.00%

5 Bottom Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country World ex-U.S.
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Financials	–10.03%	28.58%	24.69%
Consumer Discretionary	–5.89%	19.36%	9.11%
Energy	–4.49%	14.70%	11.11%
Industrials	–3.26%	14.65%	10.79%
Consumer Staples	–1.76%	3.31%	8.78%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 83

Janus Overseas Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Li & Fung, Ltd. Distribution/Wholesale	8.4%
Reliance Industries, Ltd. Oil Refining and Marketing	6.6%
Banco Bilbao Vizcaya Argentaria S.A. Commercial Banks	4.9%
Delta Air Lines, Inc. Airlines	4.9%
Ford Motor Co. Automotive – Cars and Light Trucks	4.6%

29.4%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 31.0% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

84 | SEPTEMBER 30, 2011

(unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011					per the January 28, 2011 prospectuses
	One	Five	Ten	Since	Total Annual Fund	Net Annual Fund
	Year	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Overseas Fund – Class A Shares
NAV	–28.64%	0.12%	8.96%	9.86%	1.07%	1.07%
MOP	–32.75%	–1.06%	8.31%	9.49%

Janus Overseas Fund – Class C Shares
NAV	–29.19%	–0.65%	8.22%	9.15%	1.85%	1.85%
CDSC	–29.89%	–0.65%	8.22%	9.15%

Janus Overseas Fund – Class D Shares(1)	–28.50%	0.27%	9.09%	9.97%	0.87%	0.87%

Janus Overseas Fund – Class I Shares	–28.44%	0.23%	9.07%	9.96%	0.80%	0.80%

Janus Overseas Fund – Class R Shares	–28.92%	–0.32%	8.53%	9.45%	1.48%	1.48%

Janus Overseas Fund – Class S Shares	–28.75%	–0.06%	8.77%	9.69%	1.22%	1.22%

Janus Overseas Fund – Class T Shares	–28.58%	0.23%	9.07%	9.96%	0.98%	0.98%

Morgan Stanley Capital International All Country World ex-U.S. IndexSM	–10.81%	–1.57%	6.83%	3.65%

Morgan Stanley Capital International EAFE® Index	–9.36%	–3.46%	5.03%	3.69%

Lipper Quartile – Class T Shares	4th	1st	1st	1st

Lipper Ranking – based on total return for International Funds	1,287/1,293	76/844	28/496	3/98

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 85

Janus Overseas Fund (unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class R Shares, Class S Shares and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding any performance adjustments to management fees, distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. The initial performance adjustments will begin November 2011 for the Fund.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

Janus Overseas Fund held approximately 10% and 17% of its investments in Brazilian and Indian securities, respectively, as of September 30, 2011, and the Fund may have experienced significant gains or losses due, in part, to its investments in Brazil and India. While holdings are subject to change without notice, the Fund’s returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in Brazil and India.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares, Class R Shares, and Class S Shares commenced operations on July 6, 2009. Performance shown for each class for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of each respective class, without the effect of any fee and expense limitations or waivers. If each class of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective class may have been different. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

Class I Shares commenced operations on July 6, 2009. Performance shown for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares reflects the fees and expenses of Class I Shares, net of any applicable fee and expense limitations or waivers.

86 | SEPTEMBER 30, 2011

(unaudited)

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

May 5, 1994 is the date used to calculate the since-inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – May 2, 1994
**	Since inception return is not shown for the index because the index’s inception date differs significantly from the Fund’s inception date.
(1)	Closed to new investors.

Janus Global & International Funds | 87

Janus Overseas Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$661.40	$4.21

Hypothetical (5% return before expenses)	$1,000.00	$1,020.01	$5.11

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$659.00	$7.40

Hypothetical (5% return before expenses)	$1,000.00	$1,016.14	$9.00

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$662.10	$3.33

Hypothetical (5% return before expenses)	$1,000.00	$1,021.06	$4.05

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$662.40	$3.08

Hypothetical (5% return before expenses)	$1,000.00	$1,021.36	$3.75

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$660.10	$5.91

Hypothetical (5% return before expenses)	$1,000.00	$1,017.95	$7.18

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$661.10	$4.87

Hypothetical (5% return before expenses)	$1,000.00	$1,019.20	$5.92

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$661.90	$3.83

Hypothetical (5% return before expenses)	$1,000.00	$1,020.46	$4.66

†	Expenses are equal to the annualized expense ratio of 1.01% for Class A Shares, 1.78% for Class C Shares, 0.80% for Class D Shares, 0.74% for Class I Shares, 1.42% for Class R Shares, 1.17% for Class S Shares and 0.92% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

88 | SEPTEMBER 30, 2011

Janus Overseas Fund

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Common Stock – 96.8%
Agricultural Chemicals – 0.8%
1,541,380	Potash Corp. of Saskatchewan, Inc.	$66,946,153
96,075	Potash Corp. of Saskatchewan, Inc. (U.S. Shares)	4,152,362
		71,098,515
Agricultural Operations – 0.1%
188,481,502	Chaoda Modern Agriculture Holdings, Ltd.°° ,£,ß	12,532,298
Airlines – 10.3%
55,801,466	Delta Air Lines, Inc.*,**,£	418,510,995
70,098,125	International Consolidated Airlines Group S.A.*,£	165,555,409
15,661,963	United Continental Holdings, Inc.*	303,528,843
		887,595,247
Automotive – Cars and Light Trucks – 4.6%
40,553,391	Ford Motor Co.*,**	392,151,291
Building – Residential and Commercial – 1.1%
18,655,900	MRV Engenharia e Participacoes S.A.	95,090,993
Chemicals – Diversified – 1.2%
2,006,867	K+S A.G.	105,505,885
Commercial Banks – 8.4%
33,159,396	Anglo Irish Bank Corp., Ltd.*,°° ,§	0
51,403,705	Banco Bilbao Vizcaya Argentaria S.A.ß	418,796,449
59,400	Banco do Brasil S.A.	769,245
32,497,940	Commercial Bank of Ceylon PLC£	33,446,686
14,210,400	Hatton National Bank PLC	25,497,117
7,836,326	Punjab National Bank, Ltd.	151,272,290
2,267,078	State Bank of India, Ltd.	87,962,920
		717,744,707
Distribution/Wholesale – 11.9%
28,208,451	Adani Enterprises, Ltd.	297,235,483
441,224,180	Li & Fung, Ltd.£	724,429,012
		1,021,664,495
Diversified Banking Institutions – 7.1%
9,764,537	Bank of America Corp.	59,758,966
4,166,551	BNP Paribas	164,903,799
8,508,105	Deutsche Bank A.G.	296,406,802
3,388,728	Societe Generale – Class A	88,779,962
		609,849,529
Diversified Operations – 0.9%
3,768,000	Aitken Spence & Co. PLC	4,581,942
75,292,535	Melco International Development, Ltd.£	48,104,409
1,219,723	Orascom Development Holding A.G.	23,158,227
		75,844,578
Diversified Operations – Commercial Services – 1.9%
86,536,133	John Keells Holdings PLC£	161,223,741
Electric – Integrated – 1.0%
7,463,500	Centrais Eletricas Brasileiras S.A.	85,178,013
Electronic Components – Semiconductors – 1.4%
14,533,979	ARM Holdings PLC£	124,380,630
Enterprise Software/Services – 0.8%
1,762,017	Autonomy Corp. PLC*	69,785,483
Finance – Investment Bankers/Brokers – 1.7%
40,997,400	Nomura Holdings, Inc.**	149,429,581
Finance – Mortgage Loan Banker – 0.7%
4,423,870	Housing Development Finance Corp.	57,112,767
Food – Catering – 0%
24,630,000	FU JI Food & Catering Services Holdings, Ltd.*,°° ,§	0
Food – Meat Products – 0.4%
19,147,800	JBS S.A.	37,287,017
Hotels and Motels – 2.3%
102,807,165	Shangri-La Asia, Ltd.	193,708,444
Internet Content – Entertainment – 0.4%
1,953,840	Youku.com, Inc.*	31,964,822
Life and Health Insurance – 0.1%
2,845,148	MAX India, Ltd.*	10,918,435
Medical – Generic Drugs – 0.5%
1,263,855	Teva Pharmaceutical S.P. (ADR)	47,040,683
Metal – Diversified – 1.4%
8,597,779	Ivanhoe Mines, Ltd.*	118,592,885
Oil and Gas Drilling – 0.7%
7,191,180	Karoon Gas Australia, Ltd.*	19,255,503
3,167,860	Nabors Industries, Ltd.*	38,837,964
		58,093,467
Oil Companies – Exploration and Production – 3.2%
16,593,491	Cairn Energy PLC*	71,905,533
2,589,963	Niko Resources, Ltd.£	106,728,429
15,016,400	OGX Petroleo e Gas Participacoes S.A.*	92,599,136
		271,233,098
Oil Companies – Integrated – 2.9%
11,176,174	Petroleo Brasileiro S.A. (ADR)**	250,905,106
Oil Refining and Marketing – 7.4%
12,302,358	Petroplus Holdings A.G.£	68,347,657
34,905,979	Reliance Industries, Ltd.	568,649,303
		636,996,960
Property and Casualty Insurance – 0.9%
12,182,579	Reliance Capital, Ltd.	77,778,736
Real Estate Operating/Development – 10.1%
116,691,824	China Overseas Land & Investment, Ltd.	166,975,314
22,945,205	Cyrela Brazil Realty S.A.£	142,224,867
42,217,655	DLF, Ltd.	184,875,506
373,016,000	Evergrande Real Estate Group, Ltd.	112,071,211
60,235,000	Hang Lung Properties, Ltd.	176,203,213
26,506,160	PDG Realty S.A. Empreendimentos	85,462,799
		867,812,910
Retail – Miscellaneous/Diversified – 1.3%
9,327,414	SM Investments Corp.	110,753,896
Semiconductor Equipment – 2.8%
6,826,513	ASML Holding N.V.	237,182,896
Sugar – 2.5%
12,253,642	Bajaj Hindusthan, Ltd.£	9,458,912
1,149,300	Bajaj Hindusthan, Ltd. (GDR)	887,062
5,735,700	Cosan S.A. Industria e Comercio	73,241,181
14,108,974	Cosan, Ltd. – Class A£	133,611,984
		217,199,139
Telecommunication Equipment – 0%
119	Nortel Networks Corp. (U.S. Shares)*	3

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 89

Janus Overseas Fund

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Telecommunication Services – 0.2%
11,583,898	Reliance Communications, Ltd.	$16,834,066
Toys – 3.7%
2,184,100	Nintendo Co., Ltd.**	318,214,665
Web Portals/Internet Service Providers – 2.1%
13,476,980	Yahoo!, Inc.*,**	177,357,057

Total Common Stock (cost $10,182,081,040)		8,316,062,038

Purchased Options – Calls – 0%
49,600	United States Oil Fund expires October 2011 exercise price $48.00	31,084
49,600	United States Oil Fund expires October 2011 exercise price $48.00	31,084
50,500	United States Oil Fund expires October 2011 exercise price $48.00	31,649

Total Purchased Options – Calls (premiums paid $32,787,644)		93,817

Money Market – 2.9%
248,998,015	Janus Cash Liquidity Fund LLC, 0% (cost $248,998,015)	248,998,015

Total Investments (total cost $10,463,866,699) – 99.7%		8,565,153,870

Cash, Receivables and Other Assets, net of Liabilities**– 0.3%		21,986,045

Net Assets – 100%		$8,587,139,915

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$19,255,503	0.2%
Bermuda	1,090,587,404	12.7%
Brazil	862,758,357	10.1%
Canada	296,419,832	3.5%
Cayman Islands	156,568,331	1.8%
France	253,683,761	3.0%
Germany	401,912,687	4.7%
Hong Kong	391,282,936	4.6%
India	1,462,985,480	17.1%
Ireland	0	0.0%
Israel	47,040,683	0.5%
Japan	467,644,246	5.4%
Netherlands	237,182,896	2.8%
Philippines	110,753,896	1.3%
Spain	584,351,858	6.8%
Sri Lanka	224,749,486	2.6%
Switzerland	91,505,884	1.1%
United Kingdom	266,071,646	3.1%
United States††	1,600,398,984	18.7%

Total	$8,565,153,870	100.0%

††	Includes Cash Equivalents (15.8% excluding Cash Equivalents).

Forward Currency Contracts, Open

	Currency Units	Currency	Unrealized
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	Appreciation

Credit Suisse Securities (USA) LLC: Japanese Yen 10/27/11	19,350,000,000	$251,035,621	$845,351

HSBC Securities (USA), Inc.: Japanese Yen 10/6/11	20,680,000,000	268,197,169	1,852,519

JPMorgan Chase & Co.: Japanese Yen 10/20/11	18,000,000,000	233,494,497	235,311

RBC Capital Markets Corp.: Japanese Yen 10/13/11	16,000,000,000	207,526,655	1,481,601

Total		$960,253,942	$4,414,782

Total Return Swaps outstanding at September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Goldman Sachs International	24,585,006,926 JPY	1-month JPY LIBOR plus 35 basis points	Custom Japanese bank stocks basket	11/23/11	$3,883,549
Morgan Stanley & Co. International PLC	23,293,369,895 JPY	1-month JPY LIBOR plus 35 basis points	Custom Japanese bank stocks basket	11/29/11	13,488,752

See Notes to Schedules of Investments and Financial Statements.

90 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Morgan Stanley & Co. International plc	$91,702,963	1-month USD LIBOR plus 85 basis points	Sberbank	1/17/13	$(20,832,233)
UBS A.G.	114,920,183	1-month USD LIBOR plus 85 basis points	Sberbank	7/16/12	(27,122,811)

Total					$(30,582,743)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 91

Janus Worldwide Fund (unaudited)

Fund Snapshot
Janus Worldwide Fund invests globally, seeking companies that we believe have a sustainable competitive advantage, high or improving returns on capital and long-term growth. We invest where we believe we have differentiated research in an effort to deliver superior risk-adjusted results over the long term.
George Maris portfolio manager

Performance Overview

During the 12-month period ended September 30, 2011, Janus Worldwide Fund’s Class T Shares returned -12.36%. Its benchmark, the MSCI World Index, returned -4.35%. The Fund’s secondary benchmark, the MSCI All Country World Index, returned -6.01%.

Portfolio Manager Change

George Maris was named portfolio manager of Janus Worldwide Fund effective March 14, 2011. He replaced Brent Lynn, who took over management of the Fund on an interim basis in May 2010. Maris joined Janus from Northern Trust, where he managed U.S., international and global large-cap strategies for institutional and retail clients. He has fourteen years of investment management experience including positions at Putnam Investments, Columbia Management Group and Northern Trust. Maris works hand-in-hand with Janus’ team of equity analysts to identify the best ideas across sectors throughout the world.

Economic Update

The increased possibility of a Greek debt default and concerns other peripheral European countries could follow contributed to significant declines in global indices late in the period. The implications for the financial system and the global economy weighed particularly hard on financials, the MSCI World Index’s largest sector. Energy prices also fell on prospects of slower economic growth.

Performance Overview

The Fund underperformed largely due to our financial and consumer discretionary holdings. Our financial sector performance was particularly hurt by the weakness in BBVA, Morgan Stanley and Societe Generale. We believe our financial holdings are better positioned in terms of capital adequacy, liquidity and credit quality than the market valuations reflect. The stock prices imply expectations of events that, while possible, in our view are unprecedented and unlikely. In addition to concerns over sovereign solvency, U.S. financials fell with continued regulatory and litigation concerns, stemming from mortgages linked to the 2008 crisis. Given the valuations of many of our financials and our belief in their longer-term earnings power and solvency, we used price volatility to increase exposures.

Indian education company Educomp Solutions and Hong Kong retail outsourcing and logistics firm Li & Fung were the Fund’s largest detractors in consumer discretionary. Educomp suffered from poor capital allocation decisions. The company, however, is undertaking a dramatic change in corporate spending which should significantly increase earnings. With the Indian education market offering substantial opportunity, we believe the secular trends benefitting Educomp’s unique business model should sustain substantial growth.

Li & Fung suffered from investor concerns over cost pressure from higher prices for cotton and other commodities as well as weakness in consumer spending on apparel. We think inflationary pressures throughout the retail supply chain should help Li & Fung since its primary objective is to reduce costs for its customers. We believe the environment plays to Li & Fung’s strengths in managing vendor costs. We also believe that its relatively new Wal-Mart relationship will help accelerate earnings over the long-term.

Top contributors to the Fund’s performance included Japan Tobacco. We think the company can create significant value through better capital allocation, namely using its strong free-cash-flow generation to increase shareholder payouts through dividends and share buybacks. Japan Tobacco is expected to repurchase shares from the Japanese government, a significant shareholder that needs cash to pay for reconstruction efforts related to last March’s earthquake. Further, we believe earnings will rebound as Japan Tobacco recovers market share lost following supply disruptions after the earthquake, and as the Japanese government considers increasing taxes on cigarettes. Higher taxes historically

92 | SEPTEMBER 30, 2011

(unaudited)

have resulted in stronger earnings without significantly impacting volume.

Our information technology holdings, led by ASML Holding and Autonomy, also significantly contributed to performance. ASML, the leading producer of next generation semiconductor manufacturing equipment, used its technological dominance to generate strong order growth despite a difficult environment. Our investment in Autonomy was rewarded when Hewlett Packard in August announced its intent to acquire the U.K. software company. With the shares reflecting the value of the offer and the low likelihood of a competing offer, we exited our position at a substantial gain.

(Please see the Derivative Instruments section in the “Notes to Financial Statements” for a discussion of derivatives used by the Fund.)

Investment Outlook and Positioning

The market fears that European problems will persist, create a spiraling financial crisis within the European Union and contribute to global financial problems. We believe the global economic system is more flexible than the market acknowledges. We remain hopeful for a coordinated solution to the sovereign crisis because we think the indirect costs of a Greek default are much greater than the direct costs. When concerns subside, we expect equity prices should rebound.

Part of the issue with respect to recent market weakness relates to an extraordinarily difficult political environment. The markets are reflecting a lack of confidence that leaders in the U.S., Europe and Japan can deal with the issues plaguing their countries. Meanwhile, corporate free-cash-flow yields (free cash flow per share divided by equity prices) are extraordinarily attractive and balance sheets are healthy. The private sector looks healthier to us than the public sector. The market is assuming that dysfunctional politics overwhelm corporate opportunities. While we understand the risks, we think market-implied outlook is too pessimistic and creates a long-term investment opportunity.

For example, implied equity risk premiums are higher than in later 2008 and early 2009, implying equity investors are more fearful now than at that critical juncture in the global financial crisis. The risk/reward profile, we believe, is in the favor of a long-term investor, even if the global economy weakens further. We worry that fear-based investing can last longer and be more painful than anyone expects, but are optimistic that normalization from these levels of concern could be powerful. We are positioning the Fund in an effort to take advantage of any such rebound.

Thank you for your continued investment in Janus Worldwide Fund.

Janus Global & International Funds | 93

Janus Worldwide Fund (unaudited)

Janus Worldwide Fund At A Glance

5 Top Performers – Holdings

Contribution

Japan Tobacco, Inc.	0.96%
ASML Holding N.V.	0.84%
Apple, Inc.	0.61%
Monsanto Co.	0.55%
Blackboard, Inc.	0.55%

5 Bottom Performers – Holdings

Contribution

Educomp Solutions, Ltd.	–1.25%
Li & Fung, Ltd.	–1.18%
Societe Generale – Class A	–1.17%
Morgan Stanley	–1.02%
Banco Bilbao Vizcaya Argentaria S.A.	–0.99%

5 Top Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	World IndexSM Weighting

Information Technology	2.15%	17.06%	11.62%
Health Care	1.31%	10.44%	9.58%
Consumer Staples	0.06%	7.62%	9.95%
Utilities	–0.20%	1.87%	3.92%
Telecommunication Services	–0.22%	1.82%	4.25%

5 Bottom Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	World IndexSM Weighting

Financials	–7.09%	22.07%	19.80%
Consumer Discretionary	–2.15%	12.10%	10.35%
Energy	–2.03%	11.42%	11.21%
Industrials	–1.94%	8.17%	11.27%
Materials	–0.37%	7.43%	8.05%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.

94 | SEPTEMBER 30, 2011

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of September 30, 2011

Japan Tobacco, Inc. Tobacco	3.3%
Banco Bilbao Vizcaya Argentaria S.A. Commercial Banks	2.8%
Celgene Corp. Medical – Biomedical and Genetic	2.8%
NRG Energy, Inc. Independent Power Producer	2.1%
Mosaic Co. Agricultural Chemicals	2.1%

13.1%

Asset Allocation – (% of Net Assets)
As of September 30, 2011

Emerging markets comprised 6.2% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of September 30, 2011

As of September 30, 2010

Janus Global & International Funds | 95

Janus Worldwide Fund (unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended September 30, 2011					per the January 28, 2011 prospectuses
	One	Five	Ten	Since	Total Annual Fund	Net Annual Fund
	Year	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Worldwide Fund – Class A Shares
NAV	–11.25%	–2.79%	0.67%	7.29%	1.00%	1.00%
MOP	–16.35%	–3.77%	0.14%	7.00%

Janus Worldwide Fund – Class C Shares
NAV	–11.90%	–3.40%	0.05%	6.62%	1.86%	1.86%
CDSC	–12.78%	–3.40%	0.05%	6.62%

Janus Worldwide Fund – Class D Shares(1)	–12.26%	–2.76%	0.69%	7.30%	0.83%	0.83%

Janus Worldwide Fund – Class I Shares	–10.96%	–2.79%	0.67%	7.29%	0.76%	0.76%

Janus Worldwide Fund – Class R Shares	–11.62%	–3.05%	0.34%	6.93%	1.41%	1.41%

Janus Worldwide Fund – Class S Shares	–11.38%	–2.80%	0.56%	7.16%	1.16%	1.16%

Janus Worldwide Fund – Class T Shares	–12.36%	–2.79%	0.67%	7.29%	0.92%	0.92%

Morgan Stanley Capital International World IndexSM	–4.35%	–2.23%	3.71%	5.68%

Morgan Stanley Capital International All Country World IndexSM	–6.01%	–1.59%	4.45%	N/A**

Lipper Quartile – Class T Shares	4th	3rd	4th	2nd

Lipper Ranking – based on total return for Global Funds	564/641	193/339	163/165	9/19

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Data presented represents past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital) for performance current to the most recent month-end.

See important disclosures on the next page.

96 | SEPTEMBER 30, 2011

(unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

For Class D Shares, Class I Shares, Class R Shares, Class S Shares and Class T Shares, a 2% redemption fee may be imposed on shares held for 90 days or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

Janus Capital has contractually agreed to waive the Fund’s total annual fund operating expenses allocated to any class (excluding any performance adjustments to management fees, distribution and shareholder servicing fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares), administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes, and extraordinary expenses including, but not limited to, acquired fund fees and expenses) to certain limits until at least February 1, 2013. The contractual waiver may be terminated or modified prior to this date only at the discretion of the Board of Trustees. Returns shown include fee waivers, if any, and without such waivers, returns would have been lower.

The expense information shown was determined based on net assets as of the fiscal period ended September 30, 2010. The effect of contractual waivers agreed to by Janus Capital, when applicable, are reflected under “Net Annual Fund Operating Expenses.” (All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.)

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Net dividends reinvested are the dividends that remain to be reinvested after foreign tax obligations have been met. Such obligations vary from country to country.

Class A Shares, Class C Shares, Class R Shares, and Class S Shares commenced operations on July 6, 2009. Performance shown for each class for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of each respective class, without the effect of any fee and expense limitations or waivers. If each class of the Fund had been available during periods prior to July 6, 2009, the performance shown for each respective class may have been different. The performance shown for periods following the Fund’s commencement of each share class reflects the fees and expenses of each respective share class, net of any applicable fee and expense limitations or waivers.

Class D Shares commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares, calculated using the fees and expenses in effect during the periods shown, net of any applicable fee and expense limitations or waivers. If Class D Shares had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares, reflects the fees and expenses of Class D Shares, net of any applicable fee and expense limitations or waivers.

Class I Shares commenced operations on July 6, 2009. Performance shown for periods prior to July 6, 2009, reflects the performance of the Fund’s Class J Shares, the initial share class, calculated using the fees and expenses of Class J Shares, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class I Shares reflects the fees and expenses of Class I Shares, net of any applicable fee and expense limitations or waivers.

Janus Global & International Funds | 97

Janus Worldwide Fund (unaudited)

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

May 16, 1991 is the date used to calculate the since–inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return or yield, and therefore the ranking for the period.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

Effective March 14, 2011, George Maris is portfolio manager of Janus Worldwide Fund.

*	The Fund’s inception date – May 15, 1991
**	Since inception return is not shown for the index because the index’s inception date differs significantly from the Fund’s inception date.
(1)	Closed to new investors.

98 | SEPTEMBER 30, 2011

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$792.60	$4.94

Hypothetical (5% return before expenses)	$1,000.00	$1,019.55	$5.57

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$789.80	$8.21

Hypothetical (5% return before expenses)	$1,000.00	$1,015.89	$9.25

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$793.50	$3.87

Hypothetical (5% return before expenses)	$1,000.00	$1,020.76	$4.36

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$794.00	$3.37

Hypothetical (5% return before expenses)	$1,000.00	$1,021.31	$3.80

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$791.00	$6.60

Hypothetical (5% return before expenses)	$1,000.00	$1,017.70	$7.44

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$792.10	$5.48

Hypothetical (5% return before expenses)	$1,000.00	$1,018.95	$6.17

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(4/1/11)	(9/30/11)	(4/1/11 - 9/30/11)†

Actual	$1,000.00	$793.00	$4.36

Hypothetical (5% return before expenses)	$1,000.00	$1,020.21	$4.91

†	Expenses are equal to the annualized expense ratio of 1.10% for Class A Shares, 1.83% for Class C Shares, 0.86% for Class D Shares, 0.75% for Class I Shares, 1.47% for Class R Shares, 1.22% for Class S Shares and 0.97% for Class T Shares multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

Janus Global & International Funds | 99

Janus Worldwide Fund

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Common Stock – 97.8%
Aerospace and Defense – 1.1%
367,245	General Dynamics Corp.	$20,892,568
Agricultural Chemicals – 2.1%
791,660	Mosaic Co.	38,767,590
Agricultural Operations – 0.1%
24,162,415	Chaoda Modern Agriculture Holdings, Ltd.°° ,ß	1,606,580
Apparel Manufacturers – 0.4%
1,884,500	Prada SpA*,**	7,834,615
Applications Software – 0.8%
619,030	Microsoft Corp.	15,407,657
Automotive – Cars and Light Trucks – 1.1%
2,031,050	Ford Motor Co.*	19,640,254
Bicycle Manufacturing – 0.5%
164,200	Shimano, Inc.**	8,685,536
Building – Residential and Commercial – 1.8%
15,680	NVR, Inc.*	9,470,406
43,658,913	Taylor Woodrow PLC*	23,678,332
		33,148,738
Cable/Satellite Television – 1.8%
1,560,280	Comcast Corp. – Class A	32,609,852
Coal – 0.8%
1,046,870	Arch Coal, Inc.	15,263,365
Commercial Banks – 5.4%
6,492,027	Banco Bilbao Vizcaya Argentaria S.A.**	52,891,866
1,381,200	Banco do Brasil S.A.	17,886,889
1,481,033	Standard Chartered PLC	29,556,913
		100,335,668
Commercial Services – 1.5%
1,080,434	Aggreko PLC	27,283,094
Computer Aided Design – 1.3%
503,779	ANSYS, Inc.*	24,705,322
Computers – Integrated Systems – 0.6%
202,290	Teradata Corp.*	10,828,584
Computers – Memory Devices – 0.8%
690,710	EMC Corp.*	14,498,003
Distribution/Wholesale – 1.6%
18,679,100	Li & Fung, Ltd.	30,668,496
Diversified Banking Institutions – 6.1%
1,185,755	Citigroup, Inc.	30,379,043
1,085,925	JPMorgan Chase & Co.	32,708,061
2,068,575	Morgan Stanley	27,925,762
860,915	Societe Generale – Class A**	22,554,776
		113,567,642
Diversified Minerals – 0.5%
296,511	BHP Billiton, Ltd.	9,849,560
Diversified Operations – 0.3%
1,874,935	China Merchants Holdings International Co., Ltd.	5,035,530
E-Commerce/Services – 0.9%
600,385	eBay, Inc.*	17,705,354
Educational Software – 0.9%
3,520,989	Educomp Solutions, Ltd.	16,786,978
Electric – Integrated – 1.2%
919,960	Fortum Oyj**	21,602,208
Electronic Components – Miscellaneous – 1.2%
790,615	TE Connectivity, Ltd. (U.S. Shares)	22,247,906
Enterprise Software/Services – 0.9%
583,740	Oracle Corp.	16,776,688
Finance – Other Services – 0.8%
2,046,332	IG Group Holdings PLC	14,138,321
Food – Confectionary – 1.5%
455,875	Hershey Co.	27,006,035
Food – Miscellaneous/Diversified – 1.7%
972,603	Unilever N.V.**	30,802,855
Food – Wholesale/Distribution – 0.9%
9,933,625	Olam International, Ltd.	16,939,641
Heart Monitors – 0.8%
224,375	HeartWare International, Inc.*	14,451,994
Independent Power Producer – 2.1%
1,838,385	NRG Energy, Inc.*	38,992,146
Industrial Automation and Robotics – 1.2%
167,300	Fanuc Corp.**	23,039,628
Industrial Gases – 1.6%
308,905	Praxair, Inc.	28,876,439
Internet Content – Entertainment – 0.7%
757,915	Youku.com, Inc.*	12,399,489
Life and Health Insurance – 3.3%
9,230,600	AIA Group, Ltd.	26,127,134
2,526,290	Conseco, Inc.*	13,667,229
2,446,395	Prudential PLC	20,936,602
		60,730,965
Machinery – Construction and Mining – 0.4%
127,495	Joy Global, Inc.	7,953,138
Medical – Biomedical and Genetic – 4.8%
844,010	Celgene Corp.*,**	52,261,099
237,000	Regeneron Pharmaceuticals, Inc.*	13,793,400
523,165	Vertex Pharmaceuticals, Inc.*	23,301,769
		89,356,268
Medical – Drugs – 2.3%
1,201,310	GlaxoSmithKline PLC	24,799,805
946,000	Mitsubishi Tanabe Pharma Corp.**	17,541,310
		42,341,115
Medical – Generic Drugs – 2.3%
1,536,221	Mylan, Inc.*	26,115,757
425,380	Teva Pharmaceutical S.P. (ADR)	15,832,644
		41,948,401
Medical Instruments – 0.8%
405,672	St. Jude Medical, Inc.	14,681,270
Metal – Aluminum – 0.8%
10,070,986	Alumina, Ltd.	14,078,529
Multimedia – 1.0%
1,147,865	News Corp. – Class A	17,757,472
Networking Products – 1.1%
1,358,665	Cisco Systems, Inc.	21,045,721
Non-Ferrous Metals – 0.5%
654,030	Titanium Metals Corp.	9,797,369

See Notes to Schedules of Investments and Financial Statements.

100 | SEPTEMBER 30, 2011

Schedule of Investments

As of September 30, 2011

Shares or Contract Amounts		Value

Office Automation and Equipment – 1.1%
456,800	Canon, Inc.**	$20,685,636
Oil – Field Services – 2.4%
782,020	Baker Hughes, Inc.	36,098,043
533,267	Trican Well Service, Ltd.	7,564,288
		43,662,331
Oil Companies – Exploration and Production – 2.4%
196,070	Apache Corp.	15,732,657
396,550	Occidental Petroleum Corp.	28,353,325
		44,085,982
Oil Companies – Integrated – 4.1%
1,205,808	BG Group PLC	22,958,567
1,288,390	Petroleo Brasileiro S.A. (ADR)	28,924,356
563,511	Total S.A.**	24,842,848
		76,725,771
Oil Field Machinery and Equipment – 0.5%
234,012	Dresser-Rand Group, Inc.*	9,484,506
Pharmacy Services – 0.9%
363,160	Medco Health Solutions, Inc.*	17,028,572
Pipelines – 1.0%
538,655	Energy Transfer Equity L.P.	18,734,421
Property and Casualty Insurance – 1.0%
733,700	Tokio Marine Holdings, Inc.**	18,603,066
Real Estate Operating/Development – 1.9%
6,238,435	Hang Lung Properties, Ltd.	18,249,063
5,622,511	Indiabulls Real Estate, Ltd.	8,343,887
23,380,000	Shun Tak Holdings, Ltd.	8,267,460
		34,860,410
Retail – Apparel and Shoe – 1.8%
186,900	Fast Retailing Co., Ltd.**	33,475,712
Retail – Drug Store – 1.6%
921,760	Walgreen Co.	30,316,686
Retail – Major Department Stores – 1.6%
653,015	Nordstrom, Inc.	29,829,725
Retail – Miscellaneous/Diversified – 0%
371,356	Indiabulls Wholesale Services, Ltd.*	31,092
Rubber/Plastic Products – 1.4%
8,183,360	Jain Irrigation Systems, Ltd.	25,374,971
Semiconductor Components/Integrated Circuits – 1.7%
1,680,505	Atmel Corp.*	13,561,675
8,076,000	Taiwan Semiconductor Manufacturing Co., Ltd.	18,304,288
		31,865,963
Semiconductor Equipment – 0.6%
319,001	ASML Holding N.V.**	11,083,489
Soap and Cleaning Preparations – 0.7%
276,224	Reckitt Benckiser Group PLC	13,963,335
Telecommunication Services – 1.8%
1,263,250	Amdocs, Ltd. (U.S. Shares)*	34,259,340
Telephone – Integrated – 0.5%
507,816	Telefonica S.A.**	9,734,425
Tobacco – 3.3%
13,220	Japan Tobacco, Inc.**	61,693,610
Transportation – Marine – 0.5%
1,618	A.P. Moller – Maersk Group – Class B	9,525,432
Transportation – Railroad – 0.9%
325,280	Kansas City Southern*	16,250,989
Transportation – Services – 2.0%
673,925	Expeditors International of Washington, Inc.	27,327,659
86,953	Kuehne + Nagel International A.G.	9,729,565
		37,057,224
Wireless Equipment – 1.8%
608,490	SBA Communications Corp. – Class A*	20,980,735
1,206,206	Telefonaktiebolaget L.M. Ericsson – Class B	11,562,881
		32,543,616

Total Common Stock (cost $2,135,794,150)		1,812,960,888

Preferred Stock – 0.5%
Automotive – Cars and Light Trucks – 0.5%
67,624	Volkswagen A.G., 2.0200%** (cost $13,978,693)	8,945,661

Purchased Options – Calls – 0%
50,000	Chaoda Modern Agriculture Holdings, Ltd. expires January 2012 exercise price 4.03 HKD	560
50,000	Chaoda Modern Agriculture Holdings, Ltd. expires January 2013 exercise price 4.03 HKD	10,546

Total Purchased Options – Calls (premiums paid $674,657)		11,106

Warrant – 1.0%
Diversified Financial Services – 1.0%
2,026,056	JPMorgan Chase & Co. – expires 10/28/18 (cost $21,780,102)	18,862,581

Money Market – 0.7%
12,102,027	Janus Cash Liquidity Fund LLC, 0% (cost $12,102,027)	12,102,027

Total Investments (total cost $2,184,329,629) – 100.0%		1,852,882,263

Cash, Receivables and Other Assets, net of Liabilities – 0.0%		673,155

Net Assets – 100%		$1,853,555,418

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 101

Janus Worldwide Fund

Schedule of Investments

As of September 30, 2011

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$23,928,089	1.3%
Bermuda	30,668,496	1.7%
Brazil	46,811,245	2.5%
Canada	7,564,288	0.4%
Cayman Islands	14,006,069	0.8%
Denmark	9,525,432	0.5%
Finland	21,602,208	1.2%
France	47,397,624	2.6%
Germany	8,945,661	0.5%
Guernsey	34,259,340	1.8%
Hong Kong	57,679,187	3.1%
India	50,536,928	2.7%
Israel	15,832,644	0.8%
Italy	7,834,615	0.4%
Japan	183,724,498	9.9%
Netherlands	41,886,344	2.3%
Singapore	16,939,641	0.9%
Spain	62,626,291	3.4%
Sweden	11,562,881	0.6%
Switzerland	31,977,471	1.7%
Taiwan	18,304,288	1.0%
United Kingdom	177,314,969	9.6%
United States††	931,954,054	50.3%

Total	$1,852,882,263	100.0%

††	Includes Cash Equivalents (49.6% excluding Cash Equivalents).

Forward Currency Contracts, Open

	Currency Units	Currency	Unrealized
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	Appreciation

Credit Suisse Securities (USA) LLC: Japanese Yen 10/27/11	3,837,000,000	$49,779,002	$167,628

HSBC Securities (USA), Inc.:
Euro 10/6/11	22,000,000	29,470,703	841,337
Japanese Yen 10/6/11	3,345,000,000	43,381,022	299,646

		72,851,725	1,140,983

JPMorgan Chase & Co.: Japanese Yen 10/20/11	3,681,000,000	47,749,625	48,121

RBC Capital Markets Corp.: Japanese Yen 10/13/11	1,803,000,000	23,385,660	166,958

Total		$193,766,012	$1,523,690

See Notes to Schedules of Investments and Financial Statements.

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Janus Global & International Funds | 103

Statements of Assets and Liabilities

								Janus	Janus
As of September 30, 2011		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	Janus International	Overseas	Worldwide
(all numbers in thousands except net asset value per share)	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Fund	Fund

Assets:
Investments at cost	$4,641	$16,602	$584,904	$248,978	$2,831,280	$764,454	$215,571	$10,463,867	$2,184,330
Unaffiliated investments at value	$3,261	$11,887	$615,071	$235,327	$2,162,051	$726,264	$190,947	$6,500,442	$1,840,780
Affiliated investments at value	262	692	15,249	1,091	329,444	17,882	5,504	2,064,711	12,102
Cash	–	758	203	9	–	301	221	4,110	9
Cash denominated in foreign currency(1)	4	6	90	23	7,585	–	94	1,617	520
Restricted cash (Note 1)	526	601	–	–	40,920	200	–	83,400	–
Deposits with broker for short sales	–	–	–	–	–	35,249	–	–	–
Receivables:
Investments sold	93	107	3,168	31	35,076	257	60	7,435	23,915
Fund shares sold	16	1	205	64	295	142	37	6,448	165
Dividends	5	15	474	370	5,600	582	596	10,621	4,356
Foreign dividend tax reclaim	–	2	341	15	468	–	92	1,442	140
Due from adviser	106	59	–	–	–	–	–	–	–
Outstanding swap contracts at value	15	9	–	–	7,476	–	–	17,372	–
Dividends and interest on swap contracts	2	3	–	–	110	–	–	15,487	–
Non-interested Trustees’ deferred compensation	–	–	18	7	71	21	5	242	52
Variation margin	–	–	–	–	2,676	–	–	–	–
Other assets	–	–	11	8	28	12	6	172	55
Forward currency contracts	–	14	1,087	–	14,067	254	–	4,415	1,524
Total Assets	4,290	14,154	635,917	236,945	2,605,867	781,164	197,562	8,717,914	1,883,618
Liabilities:
Payables:
Short sales, at value(2)	–	–	–	–	–	30,726	–	–	–
Options written, at value(3)	–	69	–	–	58,430	560	–	–	–
Due to custodian	4	–	–	–	2,287	–	–	–	–
Investments purchased	47	253	3,918	–	24,609	5,541	2,650	56,617	26,685
Fund shares repurchased	–	–	192	178	2,380	288	262	16,314	1,400
Dividends	–	–	–	3	–	–	–	3	1
Outstanding swap contracts at value	2	51	–	–	11,403	–	–	47,955	–
Dividends and interest on swap contracts	–	–	–	–	13	–	–	–	–
Advisory fees	3	12	347	160	1,446	412	144	5,037	1,238
Fund administration fees	–	–	5	2	22	6	2	79	17
Administrative services fees	–	1	87	32	363	102	3	1,314	290
Distribution fees and shareholder servicing fees	1	1	1	2	15	1	26	619	12
Administrative, networking and omnibus fees	–	1	1	4	26	1	45	211	7
Non-interested Trustees’ fees and expenses	–	2	6	2	35	8	2	135	20
Non-interested Trustees’ deferred compensation fees	–	–	18	7	71	21	5	242	52
Accrued expenses and other payables	103	152	174	95	528	232	138	2,248	341
Total Liabilities	160	542	4,749	485	101,628	37,898	3,277	130,774	30,063
Net Assets	$4,130	$13,612	$631,168	$236,460	$2,504,239	$743,266	$194,285	$8,587,140	$1,853,555

See footnotes at the end of the Statements.

See Notes to Financial Statements.

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105

Statements of Assets and Liabilities  (continued)

								Janus	Janus
As of September 30, 2011		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	Janus International	Overseas	Worldwide
(all numbers in thousands except net asset value per share)	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Fund	Fund

Net Assets Consist of:
Capital (par value and paid-in surplus)*	$5,486	$18,357	$665,221	$270,263	$3,575,113	$780,041	$234,335	$10,211,051	$3,144,237
Undistributed net investment income/(loss)*	(122)	(19)	687	167	23,112	(615)	2,630	20,447	13,885
Undistributed net realized gain/(loss) from investment and foreign currency transactions*	(128)	(623)	(81,242)	(21,404)	(759,131)	(20,692)	(23,542)	280,796	(974,543)
Unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation	(1,106)	(4,103)	46,502	(12,566)	(334,855)	(15,468)	(19,138)	(1,925,154)	(330,024)
Total Net Assets	$4,130	$13,612	$631,168	$236,460	$2,504,239	$743,266	$194,285	$8,587,140	$1,853,555
Net Assets - Class A Shares	$619	$971	$1,072	$2,144	$21,288	$2,150	$51,188	$569,936	$2,214
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	83	131	47	171	2,328	143	5,442	16,826	57
Net Asset Value Per Share(4)	$7.43	$7.41	$22.72	$12.51	$9.14	$15.05	$9.41	$33.87	$38.56
Maximum Offering Price Per Share(5)	$7.88	$7.86	$24.11	$13.27	$9.70	$15.97	$9.98	$35.94	$40.91
Net Assets - Class C Shares	$619	$677	$461	$1,624	$10,384	$995	$15,027	$184,001	$1,251
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	83	92	21	132	1,148	67	1,635	5,506	33
Net Asset Value Per Share(4)	$7.43	$7.39	$22.41	$12.33	$9.04	$14.79	$9.19	$33.42	$38.14
Net Assets - Class D Shares	$1,035	$6,699	$421,225	$104,911	$1,611,690	$507,871	$8,146	$1,573,265	$1,012,250
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	140	903	18,454	8,353	175,746	33,625	867	46,294	26,525
Net Asset Value Per Share	$7.42	$7.42	$22.83	$12.56	$9.17	$15.10	$9.40	$33.98	$38.16
Net Assets - Class I Shares	$619	$3,347	$4,313	$33,967	$26,051	$6,562	$111,307	$1,275,662	$14,796
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	83	452	189	2,707	2,841	433	11,834	37,488	382
Net Asset Value Per Share	$7.43	$7.41	$22.82	$12.55	$9.17	$15.15	$9.41	$34.03	$38.70
Net Assets - Class R Shares	N/A	N/A	N/A	N/A	$2,159	N/A	$568	$132,118	$859
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	N/A	N/A	N/A	N/A	237	N/A	61	3,927	22
Net Asset Value Per Share	N/A	N/A	N/A	N/A	$9.09	N/A	$9.30	$33.64	$38.42
Net Assets - Class S Shares	$619	$617	$181	$192	$802	$259	$2,865	$1,132,967	$42,417
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	83	83	8	15	87	17	301	33,503	1,100
Net Asset Value Per Share	$7.43	$7.41	$22.66	$12.49	$9.17	$14.99	$9.52	$33.82	$38.56
Net Assets - Class T Shares	$619	$1,301	$203,916	$93,622	$831,865	$225,429	$5,184	$3,719,191	$779,768
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	83	176	8,941	7,461	90,771	14,943	555	109,565	20,469
Net Asset Value Per Share	$7.43	$7.41	$22.81	$12.55	$9.16	$15.09	$9.34	$33.95	$38.09

*	See Note 5 in Notes to Financial Statements.
(1)	Includes cost of $3,891, $6,451, $90,351, $23,528, $7,584,818, $94,434, $1,617,046 and $522,736 for Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund, respectively.
(2)	Includes proceeds of $35,248,599 on short sales for Janus Global Technology Fund.
(3)	Includes premiums of $18,753, $49,367,465 and $629,054 on written options for Janus Emerging Markets Fund, Janus Global Select Fund and Janus Global Technology Fund, respectively.
(4)	Redemption price per share may be reduced for any applicable contingent deferred sales charge.
(5)	Maximum offering price is computed at 100/94.25 of net asset value.

See Notes to Financial Statements.

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107

Statements of Operations

							Janus
For the fiscal period or year ended September 30, 2011		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	International	Janus	Janus
(all numbers in thousands)	Janus Asia Equity Fund(1)	Markets Fund(2)	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Overseas Fund	Worldwide Fund

Investment Income:
Interest	$–	$–	$–	$–	$8	$–	$–	$3	$540
Interest proceeds from short sales	–	–	341	–	293	292	–	–	–
Dividends	19	263	3,228	3,989	54,738	6,166	6,198	169,457	40,057
Dividends from affiliates	–	1	11	7	4,927	40	12	20,155	81
Foreign tax withheld	(1)	(23)	(468)	(154)	(4,449)	(283)	(380)	(12,641)	(2,363)
Total Investment Income	18	241	3,112	3,842	55,517	6,215	5,830	176,974	38,315
Expenses:
Advisory fees	7	110	4,449	2,043	22,675	5,745	2,019	85,873	15,778
Shareholder reports expense	8	46	289	74	1,076	403	37	1,308	696
Transfer agent fees and expenses	3	15	145	35	560	227	8	321	324
Registration fees	173	170	91	83	80	100	123	277	52
Custodian fees	2	50	5	40	293	34	19	1,693	86
Professional fees	37	37	58	39	82	44	30	168	63
Non-interested Trustees’ fees and expenses	–	2	24	10	140	33	10	527	86
Short sales dividend expense	–	–	32	–	–	120	–	–	–
Short sales interest expense	–	–	32	–	54	56	–	–	–
Stock loan fees	–	–	142	–	225	130	–	–	–
Fund administration fees	–	1	17	7	75	21	6	274	54
Administrative services fees - Class D Shares	–	6	546	149	2,587	724	11	2,850	1,528
Administrative services fees - Class R Shares	N/A	N/A	N/A	N/A	8	N/A	2	444	2
Administrative services fees - Class S Shares	–	2	1	–	19	1	15	4,328	148
Administrative services fees - Class T Shares	1	3	582	296	3,194	708	11	15,149	2,577
Distribution fees and shareholder servicing fees - Class A Shares	–	2	4	4	87	5	190	2,230	7
Distribution fees and shareholder servicing fees - Class C Shares	1	6	3	12	161	10	201	2,994	15
Distribution fees and shareholder servicing fees - Class R Shares	N/A	N/A	N/A	N/A	16	N/A	5	889	4
Distribution fees and shareholder servicing fees - Class S Shares	–	2	1	–	19	1	15	4,328	148
Administrative, networking and omnibus fees - Class A Shares	–	–	1	1	42	3	67	855	3
Administrative, networking and omnibus fees - Class C Shares	–	–	–	1	16	1	26	306	2
Administrative, networking and omnibus fees - Class I Shares	–	1	6	27	61	9	42	1,284	7
Other expenses	2	17	58	17	430	80	29	1,660	113
Non-recurring costs (Note 4)	N/A	N/A	1	N/A	2	1	N/A	2	6
Costs assumed by Janus Capital Management LLC (Note 4)	N/A	N/A	(1)	N/A	(2)	(1)	N/A	(2)	(6)
Total Expenses	234	470	6,486	2,838	31,900	8,455	2,866	127,758	21,693
Expense and Fee Offset	–	(1)	(4)	(1)	(46)	(6)	(1)	(68)	(10)
Net Expenses	234	469	6,482	2,837	31,854	8,449	2,865	127,690	21,683
Less: Excess Expense Reimbursement	(223)	(320)	N/A	–	–	N/A	–	–	–
Net Expenses after Expense Reimbursement	11	149	6,482	2,837	31,854	8,449	2,865	127,690	21,683
Net Investment Income/(Loss)	7	92	(3,370)	1,005	23,663	(2,234)	2,965	49,284	16,632

See Notes to Financial Statements.

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Statements of Operations (continued)

							Janus
For the fiscal period or year ended September 30, 2011		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	International	Janus	Janus
(all numbers in thousands)	Janus Asia Equity Fund(1)	Markets Fund(2)	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Overseas Fund	Worldwide Fund

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) from investment and foreign currency transactions	$(57)	$(729)	$80,402	$29,960	$549,470	$158,806	$18,339	$1,118,117	$389,994
Net realized gain from futures contracts	–	34	–	–	28,069	–	–	–	–
Net realized gain/(loss) from short sales	–	–	(2,268)	31	(5,943)	8,143	–	–	–
Net realized gain/(loss) from swap contracts	(199)	(40)	–	–	30,484	–	–	(126,377)	–
Net realized gain/(loss) from written options contracts	–	(3)	–	–	(5,369)	1,716	–	–	(120)
Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation	(1,119)	(4,010)	(52,760)	(47,662)	(1,042,942)	(169,850)	(51,363)	(4,647,657)	(650,712)
Change in unrealized net appreciation/(depreciation) of futures contracts	–	–	–	–	3,960	–	–	–	–
Change in unrealized net appreciation/(depreciation) of short sales	–	–	1,879	–	–	1,871	–	–	–
Change in unrealized net appreciation/(depreciation) of swap contracts	12	(43)	–	–	(3,927)	–	–	(38,217)	–
Change in unrealized net appreciation/(depreciation) of written option contracts	–	(50)	–	–	(12,500)	69	–	–	327
Net Gain/(Loss) on Investments	(1,363)	(4,841)	27,253	(17,671)	(458,698)	755	(33,024)	(3,694,134)	(260,511)
Net Increase/(Decrease) in Net Assets Resulting from Operations	$(1,356)	$(4,749)	$23,883	$(16,666)	$(435,035)	$(1,479)	$(30,059)	$(3,644,850)	$(243,879)

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.

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111

Statements of Changes in Net Assets

For the fiscal period or year ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the fiscal year ended		Janus Emerging	Janus Global			Janus Global			Janus Global
October 31, 2009	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund			Research Fund			Select Fund
(all numbers in thousands)	2011(1)	2011(2)	2011	2010(3)	2009	2011	2010(3)	2009	2011	2010(3)	2009

Operations:
Net investment income/(loss)	$7	$92	$(3,370)	$7,451	$1,715	$1,005	$1,519	$930	$23,663	$11,475	$3,436
Net realized gain/(loss) from investment and foreign currency transactions(4)	(256)	(738)	78,134	27,727	(66,384)	29,991	15,317	(48,341)	596,711	595,020	(1,224,854)
Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation	(1,107)	(4,103)	(50,881)	43,716	129,261	(47,662)	21,198	91,300	(1,055,409)	64,216	1,902,262
Net Increase/(Decrease) in Net Assets Resulting from Operations	(1,356)	(4,749)	23,883	78,894	64,592	(16,666)	38,034	43,889	(435,035)	670,711	680,844
Dividends and Distributions to Shareholders:
Net Investment Income*
Class A Shares	–	–	(11)	–	–	(8)	–	–	(360)	–	–
Class C Shares	–	–	(1)	–	–	(4)	–	–	(62)	–	–
Class D Shares	–	–	(2,271)	–	N/A	(1,072)	–	N/A	(24,499)	–	N/A
Class I Shares	–	–	(30)	(1)	–	(168)	–	–	(700)	(13)	–
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(24)	–	–
Class S Shares	–	–	(1)	–	–	–	–	–	(38)	–	–
Class T Shares	–	–	(1,056)	(48)	(2,217)	(1,040)	(69)	(1,526)	(14,271)	(1,030)	(24,663)
Net Realized Gain/(Loss) from Investment Transactions*
Class A Shares	–	–	–	–	–	–	–	–	–	–	–
Class C Shares	–	–	–	–	–	–	–	–	–	–	–
Class D Shares	–	–	–	–	N/A	–	–	N/A	–	–	N/A
Class I Shares	–	–	–	–	–	–	–	–	–	–	–
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	–	–	–
Class S Shares	–	–	–	–	–	–	–	–	–	–	–
Class T Shares	–	–	–	–	–	–	–	–	–	–	(2,380)
Net Decrease from Dividends and Distributions	–	–	(3,370)	(49)	(2,217)	(2,292)	(69)	(1,526)	(39,954)	(1,043)	(27,043)

See footnotes at the end of the Statements.

See Notes to Financial Statements.

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113

Statements of Changes in Net Assets  (continued)

For the fiscal period or year ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the fiscal year ended		Janus Emerging	Janus Global			Janus Global			Janus Global
October 31, 2009	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund			Research Fund			Select Fund
(all numbers in thousands)	2011(1)	2011(2)	2011	2010(3)	2009	2011	2010(3)	2009	2011	2010(3)	2009

Capital Share Transactions:
Shares Sold
Class A Shares	834	1,389	1,060	1,813	62	2,770	701	89	10,783	14,747	2,765
Class C Shares	833	914	372	166	21	2,328	238	199	4,506	5,585	801
Class D Shares	1,324	10,546	33,044	7,141	N/A	26,275	7,174	N/A	94,031	85,951	N/A
Class I Shares	833	5,060	1,606	4,102	1,026	31,742	14,179	86	16,056	52,979	8,481
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,381	2,036	494
Class S Shares	833	834	32	220	11	257	–	13	1,727	3,517	4,793
Class T Shares	834	1,906	17,203	29,466	31,274	35,869	37,919	42,892	129,401	271,529	304,003
Shares Issued in Connection with Restructuring (Note 9)
Class D Shares	N/A	N/A	N/A	447,205	N/A	N/A	104,194	N/A	N/A	2,004,372	N/A
Shares Issued in Connection with Acquisition (Note 10)
Class A Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	21,320
Class C Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,379
Class I Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,203
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	543
Class S Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6,068
Redemption Fees
Class D Shares	–	9	31	8	N/A	16	4	N/A	22	–	N/A
Class I Shares	–	–	–	1	–	3	1	–	3	–	–
Class T Shares	–	1	14	23	63	17	14	56	49	–	–
Reinvested Dividends and Distributions
Class A Shares	–	–	11	–	–	7	–	–	324	–	–
Class C Shares	–	–	–	–	–	4	–	–	40	–	–
Class D Shares	–	–	2,238	–	N/A	1,051	–	N/A	24,055	–	N/A
Class I Shares	–	–	25	–	–	165	–	–	565	2	–
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	22	–	–
Class S Shares	–	–	1	–	–	–	–	–	38	–	–
Class T Shares	–	–	1,026	47	2,178	1,032	68	1,505	13,940	1,013	26,546
Shares Repurchased
Class A Shares	–	(72)	(1,696)	(370)	–	(995)	(113)	–	(19,377)	(10,309)	(4,160)
Class C Shares	–	–	(59)	(10)	–	(834)	(25)	(4)	(6,096)	(2,951)	(860)
Class D Shares	(5)	(1,495)	(58,662)	(32,264)	N/A	(25,373)	(14,408)	N/A	(310,856)	(200,017)	N/A
Class I Shares	–	(547)	(1,759)	(1,053)	(8)	(7,074)	(1,731)	(52)	(37,510)	(15,655)	(194)
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(2,303)	(709)	(139)
Class S Shares	–	–	(48)	(39)	–	(41)	(2)	–	(13,558)	(7,216)	(510)
Class T Shares	–	(184)	(53,378)	(65,792)	(102,818)	(53,406)	(43,827)	(51,120)	(547,175)	(442,095)	(536,130)
Shares Reorganized in Connection with Restructuring (Note 9)
Class T Shares	N/A	N/A	N/A	(447,205)	N/A	N/A	(104,194)	N/A	N/A	(2,004,372)	N/A
Net Increase/(Decrease) from Capital Share Transactions	5,486	18,361	(58,939)	(56,541)	(68,191)	13,813	192	(6,336)	(639,932)	(241,593)	(157,597)
Net Increase/(Decrease) in Net Assets	4,130	13,612	(38,426)	22,304	(5,816)	(5,145)	38,157	36,027	(1,114,921)	428,075	496,204
Net Assets:
Beginning of period	–	–	669,594	647,290	653,106	241,605	203,448	167,421	3,619,160	3,191,085	2,694,881
End of period	$4,130	$13,612	$631,168	$669,594	$647,290	$236,460	$241,605	$203,448	$2,504,239	$3,619,160	$3,191,085

Undistributed Net Investment Income/(Loss)*	$(122)	$(19)	$687	$7,466	$38	$167	$1,369	$64	$23,112	$(326)	$(209)

*	See Note 5 in Notes to Financial Statements.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(4)	Certain prior year amounts have been reclassified to conform with current year presentation.

See Notes to Financial Statements.

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115

Statements of Changes in Net Assets  (continued)

For the fiscal year ended September 30, 2011, the eleven-month fiscal period or	Janus Global			Janus International		Janus			Janus
year ended September 30, 2010 and the fiscal year ended October 31, 2009	Technology Fund			Equity Fund		Overseas Fund			Worldwide Fund
(all numbers in thousands)	2011	2010(1)	2009	2011	2010(2)	2011	2010(1)	2009	2011	2010(1)	2009

Operations:
Net investment income/(loss)	$(2,234)	$(3,846)	$(1,876)	$2,965	$1,821	$49,284	$20,369	$48,788	$16,632	$14,723	$26,617
Net realized gain/(loss) from investment and foreign currency transactions(3)	168,665	106,036	(102,121)	18,339	17,004	991,740	433,606	(703,715)	389,874	326,507	(938,617)
Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation	(167,910)	47,814	287,168	(51,363)	6,587	(4,685,874)	1,871,580	3,029,158	(650,385)	32,578	1,327,687
Net Increase/(Decrease) in Net Assets Resulting from Operations	(1,479)	150,004	183,171	(30,059)	25,412	(3,644,850)	2,325,555	2,374,231	(243,879)	373,808	415,687
Dividends and Distributions to Shareholders:
Net Investment Income*
Class A Shares	–	–	–	(427)	(50)	(896)	(1,772)	–	(8)	(14)	–
Class C Shares	–	–	–	–	–	–	(204)	–	–	–	–
Class D Shares	–	–	N/A	(66)	–	(4,170)	–	N/A	(5,617)	–	N/A
Class I Shares	–	–	–	(1,214)	(422)	(4,933)	(2,716)	–	(63)	(214)	–
Class R Shares	N/A	N/A	N/A	(2)	–	–	(225)	–	–	(1)	–
Class S Shares	–	–	–	(27)	(7)	–	(4,125)	–	(72)	(195)	–
Class T Shares	–	–	–	(30)	–	(7,055)	(27,378)	(38,008)	(4,903)	(10,450)	(40,661)
Net Realized Gain/(Loss) from Investment Transactions*
Class A Shares	–	–	–	–	–	–	–	–	–	–	–
Class C Shares	–	–	–	–	–	–	–	–	–	–	–
Class D Shares	–	–	N/A	–	–	–	–	N/A	–	–	N/A
Class I Shares	–	–	–	–	–	–	–	–	–	–	–
Class R Shares	N/A	N/A	N/A	–	–	–	–	–	–	–	–
Class S Shares	–	–	–	–	–	–	–	–	–	–	–
Class T Shares	–	–	–	–	–	–	–	(207,095)	–	–	–
Net Decrease from Dividends and Distributions	–	–	–	(1,766)	(479)	(17,054)	(36,420)	(245,103)	(10,663)	(10,874)	(40,661)

See footnotes at the end of the Statements.

See Notes to Financial Statements.

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117

Statements of Changes in Net Assets  (continued)

For the fiscal year ended September 30, 2011, the eleven-month fiscal period or	Janus Global			Janus International		Janus			Janus
year ended September 30, 2010 and the fiscal year ended October 31, 2009	Technology Fund			Equity Fund		Overseas Fund			Worldwide Fund
(all numbers in thousands)	2011	2010(1)	2009	2011	2010(2)	2011	2010(1)	2009	2011	2010(1)	2009

Capital Share Transactions:
Shares Sold
Class A Shares	1,976	1,571	235	14,125	29,144	486,720	422,467	155,314	1,036	1,781	1,633
Class C Shares	789	849	36	3,008	6,798	102,952	96,660	39,334	413	263	342
Class D Shares	49,975	16,383	N/A	7,409	5,980	176,179	127,243	N/A	26,720	17,843	N/A
Class I Shares	4,617	4,744	1,028	45,863	63,611	1,063,433	997,956	174,339	10,385	18,118	3,059
Class R Shares	N/A	N/A	N/A	607	359	83,187	60,545	15,327	583	164	74
Class S Shares	137	224	67	771	2,263	460,532	474,379	169,128	9,298	8,103	5,006
Class T Shares	42,141	52,080	75,365	4,778	2,141	1,500,430	1,567,802	1,662,937	43,423	49,603	65,476
Shares Issued in Connection with Restructuring (Note 9)
Class D Shares	N/A	507,853	N/A	N/A	N/A	N/A	2,197,142	N/A	N/A	1,183,914	N/A
Shares Issued in Connection with Acquisition (Note 10)
Class A Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	400,243	N/A	N/A	2,041
Class C Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	179,919	N/A	N/A	879
Class I Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	335,846	N/A	N/A	28,194
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	90,316	N/A	N/A	506
Class S Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,118,975	N/A	N/A	46,030
Redemption Fees
Class D Shares	33	18	N/A	10	3	98	193	N/A	14	10	N/A
Class I Shares	1	2	–	1	9	266	314	19	1	2	1
Class R Shares	N/A	N/A	N/A	–	–	10	16	1	–	–	–
Class S Shares	–	–	–	1	1	351	211	164	9	6	7
Class T Shares	29	50	75	–	–	912	1,349	1,095	38	29	69
Reinvested Dividends and Distributions
Class A Shares	–	–	–	419	49	776	1,531	–	7	14	–
Class C Shares	–	–	–	–	–	–	137	–	–	–	–
Class D Shares	–	–	N/A	65	–	4,059	–	N/A	5,450	–	N/A
Class I Shares	–	–	–	1,101	373	4,218	2,188	–	52	202	–
Class R Shares	N/A	N/A	N/A	2	–	–	163	–	–	1	–
Class S Shares	–	–	–	26	6	–	4,083	–	72	195	–
Class T Shares	–	–	–	30	–	6,905	26,807	239,274	4,813	10,222	39,764
Shares Repurchased
Class A Shares	(919)	(647)	–	(31,067)	(33,832)	(442,245)	(223,249)	(97,815)	(1,059)	(2,739)	(140)
Class C Shares	(296)	(297)	–	(6,757)	(4,424)	(114,613)	(46,631)	(10,886)	(259)	(289)	(40)
Class D Shares	(86,774)	(44,071)	N/A	(3,271)	(664)	(411,682)	(196,239)	N/A	(132,494)	(88,586)	N/A
Class I Shares	(3,747)	(433)	–	(49,270)	(26,002)	(759,732)	(207,819)	(40,453)	(4,745)	(41,948)	(956)
Class R Shares	N/A	N/A	N/A	(675)	(424)	(54,064)	(26,389)	(9,324)	(163)	(180)	(29)
Class S Shares	(79)	(107)	–	(3,743)	(1,272)	(589,025)	(436,368)	(112,877)	(23,413)	(17,565)	(6,739)
Class T Shares	(83,533)	(74,819)	(78,462)	(729)	(120)	(2,309,278)	(1,672,414)	(1,010,443)	(219,170)	(235,634)	(300,525)
Shares Reorganized in Connection with Restructuring (Note 9)
Class T Shares	N/A	(507,853)	N/A	N/A	N/A	N/A	(2,197,142)	N/A	N/A	(1,183,914)	N/A
Net Increase/(Decrease) from Capital Share Transactions	(75,650)	(44,453)	(1,656)	(17,295)	43,999	(789,611)	974,935	3,300,433	(278,989)	(280,385)	(115,348)
Net Increase/(Decrease) in Net Assets	(77,129)	105,551	181,515	(49,121)	68,932	(4,451,515)	3,264,070	5,429,561	(533,531)	82,549	259,678
Net Assets:
Beginning of period	820,395	714,844	533,329	243,406	174,474	13,038,655	9,774,585	4,345,024	2,387,086	2,304,537	2,044,859
End of period	$743,266	$820,395	$714,844	$194,285	$243,406	$8,587,140	$13,038,655	$9,774,585	$1,853,555	$2,387,086	$2,304,537

Undistributed Net Investment Income/(Loss)*	$(615)	$(31)	$42	$2,630	$1,497	$20,447	$7,513	$30,403	$13,885	$9,910	$9,238

*	See Note 5 in Notes to Financial Statements.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from October 1, 2009 through September 30, 2010.
(3)	Certain prior year amounts have been reclassified to conform with current year presentation.

See Notes to Financial Statements.

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119

Financial Highlights

Class A Shares

		Janus Emerging
	Janus Asia Equity Fund	Markets Fund
For a share outstanding during the fiscal period ended September 30, 2011	2011(1)	2011(2)

Net Asset Value, Beginning of Period	$10.00	$10.00
Income from Investment Operations:
Net investment loss	(.23)	(.01)
Net loss on investments (both realized and unrealized)	(2.34)	(2.58)
Total from Investment Operations	(2.57)	(2.59)
Less Distributions:
Dividends (from net investment income)*	–	–
Distributions (from capital gains)*	–	–
Total Distributions	–	–
Net Asset Value, End of Period	$7.43	$7.41
Total Return**	(25.70)%	(25.90)%
Net Assets, End of Period (in thousands)	$619	$971
Average Net Assets for the Period (in thousands)	$724	$1,107
Ratio of Gross Expenses to Average Net Assets***(3)	1.35%	1.35%
Ratio of Net Expenses to Average Net Assets***(3)	1.35%	1.34%
Ratio of Net Investment Income to Average Net Assets***	0.85%	0.81%
Portfolio Turnover Rate***	12%	211%

Class A Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended	Janus Global Life
September 30, 2010 and the fiscal period ended October 31,	Sciences Fund			Janus Global Research Fund
2009	2011	2010(4)	2009(5)	2011	2010(4)	2009(5)

Net Asset Value, Beginning of Period	$22.16	$19.69	$17.81	$13.48	$11.38	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.24)	.21	(.01)	.11	.05	(.01)
Net gain/(loss) on investments (both realized and unrealized)	.94	2.28	1.89	(.94)	2.07	1.58
Total from Investment Operations	.70	2.49	1.88	(.83)	2.12	1.57
Less Distributions and Other:
Dividends (from net investment income)*	(.14)	(.02)	–	(.14)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	–	–(6)	–
Total Distributions and Other	(.14)	(.02)	–	(.14)	(.02)	–
Net Asset Value, End of Period	$22.72	$22.16	$19.69	$12.51	$13.48	$11.38
Total Return**	3.14%	12.65%	10.56%	(6.33)%	18.64%	16.00%
Net Assets, End of Period (in thousands)	$1,072	$1,571	$61	$2,144	$756	$85
Average Net Assets for the Period (in thousands)	$1,628	$849	$27	$1,645	$291	$7
Ratio of Gross Expenses to Average Net Assets***(3)	1.07%(7)	1.11%(7)	1.10%	1.16%	1.28%	1.37%
Ratio of Net Expenses to Average Net Assets***(3)	1.07%(7)	1.11%(7)	1.05%	1.16%	1.27%	0.93%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.68)%	1.66%	(0.19)%	0.29%	0.58%	(3.12)%
Portfolio Turnover Rate***	54%	46%	70%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(5)	Period from July 6, 2009 (inception date) through October 31, 2009.
(6)	Redemption fees aggregated less than $.01 on a per share basis.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.04% and 1.04%, respectively, in 2011 and 1.07% and 1.07%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

120 | SEPTEMBER 30, 2011

Class A Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended
September 30, 2010 and the fiscal period ended October 31,	Janus Global Select Fund			Janus Global Technology Fund
2009	2011	2010(1)	2009(2)	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$10.99	$9.03	$7.59	$15.25	$12.56	$10.96
Income from Investment Operations:
Net investment income/(loss)	.19	(.01)	(.01)	(.02)	(.03)	.01
Net gain/(loss) on investments (both realized and unrealized)	(1.93)	1.97	1.45	(.18)	2.72	1.59
Total from Investment Operations	(1.74)	1.96	1.44	(.20)	2.69	1.60
Less Distributions and Other:
Dividends (from net investment income)*	(.11)	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	–(3)	–(3)	–
Total Distributions and Other	(.11)	–	–	–	–	–
Net Asset Value, End of Period	$9.14	$10.99	$9.03	$15.05	$15.25	$12.56
Total Return**	(16.04)%	21.71%	18.97%	(1.31)%	21.42%	14.60%
Net Assets, End of Period (in thousands)	$21,288	$33,737	$23,859	$2,150	$1,273	$232
Average Net Assets for the Period (in thousands)	$34,871	$29,501	$24,760	$2,070	$818	$88
Ratio of Gross Expenses to Average Net Assets***(4)	1.08%(5)	1.11%(5)	1.18%(5)	1.12%(6)	1.26%(6)	1.07%(6)
Ratio of Net Expenses to Average Net Assets***(4)	1.08%(5)	1.10%(5)	1.16%(5)	1.11%(6)	1.26%(6)	0.99%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.48%	0.19%	(0.36)%	(0.39)%	(0.66)%	(0.45)%
Portfolio Turnover Rate***	138%	127%	125%	89%	76%	111%

Class A Shares

For a share outstanding during each fiscal year ended
September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period ended	Janus International Equity Fund
July 31	2011	2010	2009(7)	2009(8)	2008	2007(9)(10)

Net Asset Value, Beginning of Period	$10.90	$9.65	$9.11	$11.53	$11.35	$10.00
Income from Investment Operations:
Net investment income/(loss)	.14	.06	.02	.12	(.02)	.09
Net gain/(loss) on investments (both realized and unrealized)	(1.57)	1.20	.52	(2.29)	.29	1.26
Total from Investment Operations	(1.43)	1.26	.54	(2.17)	.27	1.35
Less Distributions and Other:
Dividends (from net investment income)*	(.06)	(.01)	–	(.16)	(.04)	–
Distributions (from capital gains)*	–	–	–	(.09)	(.05)	–
Redemption fees	–	–(3)	–	–	–	–
Total Distributions and Other	(.06)	(.01)	–	(.25)	(.09)	–
Net Asset Value, End of Period	$9.41	$10.90	$9.65	$9.11	$11.53	$11.35
Total Return**	(13.21)%	13.04%	5.93%	(18.29)%	2.29%	13.50%
Net Assets, End of Period (in thousands)	$51,188	$75,583	$71,609	$65,443	$73,749	$800
Average Net Assets for the Period (in thousands)	$76,011	$68,357	$69,156	$54,721	$21,952	$643
Ratio of Gross Expenses to Average Net Assets***(4)	1.22%	1.34%	1.31%	1.41%	1.28%	1.50%
Ratio of Net Expenses to Average Net Assets***(4)	1.22%	1.34%	1.31%	1.41%	1.27%	1.50%
Ratio of Net Investment Income to Average Net Assets***	1.02%	0.76%	1.02%	1.49%(11)	1.32%	1.44%
Portfolio Turnover Rate***	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.07% and 1.07%, respectively, in 2011, 1.09% and 1.09%, respectively, in 2010 and 1.16% and 1.14%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.08% and 1.08%, respectively, in 2011, 1.14% and 1.13%, respectively, in 2010 and 1.06% and 0.99%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	Certain prior year amounts have been reclassified to conform with current year presentation.
(11)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.05%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

Janus Global & International Funds | 121

Financial Highlights  (continued)

Class A Shares

For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month	Janus Overseas Fund
fiscal period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$47.51	$38.63	$33.51
Income from Investment Operations:
Net investment income/(loss)	.08	(.01)	.22
Net gain/(loss) on investments (both realized and unrealized)	(13.67)	9.03	4.90
Total from Investment Operations	(13.59)	9.02	5.12
Less Distributions:
Dividends (from net investment income)*	(.05)	(.14)	–
Distributions (from capital gains)*	–	–	–
Total Distributions	(.05)	(.14)	–
Net Asset Value, End of Period	$33.87	$47.51	$38.63
Total Return**	(28.64)%	23.39%	15.28%
Net Assets, End of Period (in thousands)	$569,936	$781,965	$462,533
Average Net Assets for the Period (in thousands)	$892,190	$614,405	$452,405
Ratio of Gross Expenses to Average Net Assets***(3)	1.03%	1.07%	1.00%
Ratio of Net Expenses to Average Net Assets***(3)	1.03%	1.07%	1.00%
Ratio of Net Investment Income to Average Net Assets***	0.31%	0.13%	0.39%
Portfolio Turnover Rate***	43%	33%	45%

Class A Shares

	Janus Worldwide
For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month fiscal	Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$43.56	$37.43	$33.40
Income from Investment Operations:
Net investment income	.23	.07	.04
Net gain/(loss) on investments (both realized and unrealized)	(5.10)	6.23	3.99
Total from Investment Operations	(4.87)	6.30	4.03
Less Distributions:
Dividends (from net investment income)*	(.13)	(.17)	–
Distributions (from capital gains)*	–	–	–
Total Distributions	(.13)	(.17)	–
Net Asset Value, End of Period	$38.56	$43.56	$37.43
Total Return**	(11.23)%	16.87%	12.07%
Net Assets, End of Period (in thousands)	$2,214	$2,575	$3,084
Average Net Assets for the Period (in thousands)	$2,777	$2,620	$2,020
Ratio of Gross Expenses to Average Net Assets***(3)	1.08%	1.00%	1.20%
Ratio of Net Expenses to Average Net Assets***(3)	1.08%	1.00%	1.17%
Ratio of Net Investment Income to Average Net Assets***	0.56%	0.45%	0.81%
Portfolio Turnover Rate***	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

122 | SEPTEMBER 30, 2011

Class C Shares

		Janus Emerging
	Janus Asia Equity Fund	Markets Fund
For a share outstanding during the fiscal period ended September 30, 2011	2011(1)	2011(2)

Net Asset Value, Beginning of Period	$10.00	$10.00
Income from Investment Operations:
Net investment loss	(.23)	(.05)
Net loss on investments (both realized and unrealized)	(2.34)	(2.56)
Total from Investment Operations	(2.57)	(2.61)
Less Distributions:
Dividends (from net investment income)*	–	–
Distributions (from capital gains)*	–	–
Total Distributions	–	–
Net Asset Value, End of Period	$7.43	$7.39
Total Return**	(25.70)%	(26.10)%
Net Assets, End of Period (in thousands)	$619	$677
Average Net Assets for the Period (in thousands)	$724	$838
Ratio of Gross Expenses to Average Net Assets***(3)	1.38%(4)	1.71%(5)
Ratio of Net Expenses to Average Net Assets***(3)	1.38%(4)	1.71%(5)
Ratio of Net Investment Income to Average Net Assets***	0.82%	0.33%
Portfolio Turnover Rate***	12%	211%

Class C Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended	Janus Global Life
September 30, 2010 and the fiscal period ended October 31,	Sciences Fund			Janus Global Research Fund
2009	2011	2010(6)	2009(7)	2011	2010(6)	2009(7)

Net Asset Value, Beginning of Period	$21.97	$19.64	$17.81	$13.34	$11.34	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.18)	.13	(.03)	.02	.01	(.01)
Net gain/(loss) on investments (both realized and unrealized)	.71	2.20	1.86	(.94)	2.01	1.54
Total from Investment Operations	.53	2.33	1.83	(.92)	2.02	1.53
Less Distributions and Other:
Dividends (from net investment income)*	(.09)	–	–	(.09)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	–	–(8)	–
Total Distributions and Other	(.09)	–	–	(.09)	(.02)	–
Net Asset Value, End of Period	$22.41	$21.97	$19.64	$12.33	$13.34	$11.34
Total Return**	2.39%	11.86%	10.28%	(7.02)%	17.79%	15.60%
Net Assets, End of Period (in thousands)	$461	$187	$21	$1,624	$447	$188
Average Net Assets for the Period (in thousands)	$289	$75	$7	$1,238	$248	$28
Ratio of Gross Expenses to Average Net Assets***(3)	1.77%(9)	1.88%(9)	1.87%	1.93%	1.95%	1.55%
Ratio of Net Expenses to Average Net Assets***(3)	1.77%(9)	1.88%(9)	1.80%	1.93%	1.95%	1.31%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(1.23)%	1.27%	(1.09)%	(0.49)%	(0.03)%	(1.32)%
Portfolio Turnover Rate***	54%	46%	70%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 2.34% and 2.34%, respectively, in 2011 without the waiver of these fees and expenses.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 2.33% and 2.32%, respectively, in 2011 without the waiver of these fees and expenses.
(6)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(7)	Period from July 6, 2009 (inception date) through October 31, 2009.
(8)	Redemption fees aggregated less than $.01 on a per share basis.
(9)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.75% and 1.75%, respectively, in 2011 and 1.84% and 1.84%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 123

Financial Highlights  (continued)

Class C Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period
ended September 30, 2010 and the fiscal period	Janus Global Select Fund			Janus Global Technology Fund
ended October 31, 2009	2011	2010(1)	2009(2)	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$10.89	$9.01	$7.59	$15.12	$12.53	$10.96
Income from Investment Operations:
Net investment income/(loss)	.10	(.07)	(.03)	(.11)	(.09)	–
Net gain/(loss) on investments (both realized and unrealized)	(1.91)	1.95	1.45	(.22)	2.68	1.57
Total from Investment Operations	(1.81)	1.88	1.42	(.33)	2.59	1.57
Less Distributions and Other:
Dividends (from net investment income)*	(.04)	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	–(3)	–(3)	–
Total Distributions and Other	(.04)	–	–	–	–	–
Net Asset Value, End of Period	$9.04	$10.89	$9.01	$14.79	$15.12	$12.53
Total Return**	(16.68)%	20.87%	18.71%	(2.18)%	20.67%	14.32%
Net Assets, End of Period (in thousands)	$10,384	$14,285	$9,611	$995	$613	$36
Average Net Assets for the Period (in thousands)	$16,160	$12,066	$9,297	$1,037	$441	$14
Ratio of Gross Expenses to Average Net Assets***(4)	1.81%(5)	1.88%(5)	1.95%(5)	1.84%(6)	1.98%(6)	1.82%(6)
Ratio of Net Expenses to Average Net Assets***(4)	1.81%(5)	1.88%(5)	1.93%(5)	1.84%(6)	1.98%(6)	1.75%(6)
Ratio of Net Investment Loss to Average Net Assets***	(0.23)%	(0.57)%	(1.14)%	(1.11)%	(1.35)%	(1.20)%
Portfolio Turnover Rate***	138%	127%	125%	89%	76%	111%

Class C Shares

For a share outstanding during each fiscal year ended
September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period ended	Janus International Equity Fund
July 31	2011	2010	2009(7)	2009(8)	2008	2007(9)

Net Asset Value, Beginning of Period	$10.68	$9.52	$9.00	$11.37	$11.30	$10.00
Income from Investment Operations:
Net investment income/(loss)	.02	(.02)	.01	.06	(.02)	.04
Net gain/(loss) on investments (both realized and unrealized)	(1.51)	1.18	.51	(2.26)	.14	1.26
Total from Investment Operations	(1.49)	1.16	.52	(2.20)	.12	1.30
Less Distributions and Other:
Dividends (from net investment income)*	–	–	–	(.08)	–	–
Distributions (from capital gains)*	–	–	–	(.09)	(.05)	–
Redemption fees	–	–(3)	–	–	–	–
Total Distributions and Other	–	–	–	(.17)	(.05)	–
Net Asset Value, End of Period	$9.19	$10.68	$9.52	$9.00	$11.37	$11.30
Total Return**	(13.95)%	12.18%	5.78%	(18.88)%	1.02%	13.00%
Net Assets, End of Period (in thousands)	$15,027	$21,096	$16,596	$15,260	$16,623	$846
Average Net Assets for the Period (in thousands)	$20,507	$18,979	$15,959	$12,613	$5,971	$619
Ratio of Gross Expenses to Average Net Assets***(4)	1.98%	2.13%	2.08%	2.20%	2.04%	2.26%
Ratio of Net Expenses to Average Net Assets***(4)	1.98%	2.13%	2.07%	2.20%	2.04%	2.25%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.26%	(0.04)%	0.24%	0.75%(10)	0.51%	0.63%
Portfolio Turnover Rate***	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.80% and 1.80%, respectively, in 2011, 1.87% and 1.86%, respectively, in 2010 and 1.93% and 1.91%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.80% and 1.80%, respectively, in 2011, 1.85% and 1.85%, respectively, in 2010 and 1.82% and 1.74%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.05%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

124 | SEPTEMBER 30, 2011

Class C Shares

For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month	Janus Overseas Fund
fiscal period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$47.17	$38.52	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.34)	(.24)	.10
Net gain/(loss) on investments (both realized and unrealized)	(13.41)	8.93	4.91
Total from Investment Operations	(13.75)	8.69	5.01
Less Distributions:
Dividends (from net investment income)*	–	(.04)	–
Distributions (from capital gains)*	–	–	–
Total Distributions	–	(.04)	–
Net Asset Value, End of Period	$33.42	$47.17	$38.52
Total Return**	(29.15)%	22.57%	14.95%
Net Assets, End of Period (in thousands)	$184,001	$281,217	$185,858
Average Net Assets for the Period (in thousands)	$303,311	$239,154	$170,640
Ratio of Gross Expenses to Average Net Assets***(3)	1.77%	1.76%	1.93%
Ratio of Net Expenses to Average Net Assets***(3)	1.77%	1.76%	1.92%
Ratio of Net Investment Loss to Average Net Assets***	(0.44)%	(0.56)%	(0.56)%
Portfolio Turnover Rate***	43%	33%	45%

Class C Shares

	Janus Worldwide
For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month fiscal	Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$43.29	$37.34	$33.40
Income from Investment Operations:
Net investment loss	(.09)	(.17)	(.05)
Net gain/(loss) on investments (both realized and unrealized)	(5.06)	6.12	3.99
Total from Investment Operations	(5.15)	5.95	3.94
Less Distributions:
Dividends (from net investment income)*	–	–	–
Distributions (from capital gains)*	–	–	–
Total Distributions	–	–	–
Net Asset Value, End of Period	$38.14	$43.29	$37.34
Total Return**	(11.90)%	15.93%	11.80%
Net Assets, End of Period (in thousands)	$1,251	$1,303	$1,144
Average Net Assets for the Period (in thousands)	$1,472	$1,221	$1,063
Ratio of Gross Expenses to Average Net Assets***(3)	1.83%	1.86%	2.07%
Ratio of Net Expenses to Average Net Assets***(3)	1.82%	1.86%	2.05%
Ratio of Net Investment Loss to Average Net Assets***	(0.16)%	(0.32)%	(0.14)%
Portfolio Turnover Rate***	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

Janus Global & International Funds | 125

Financial Highlights  (continued)

Class D Shares

		Janus Emerging
	Janus Asia Equity Fund	Markets Fund
For a share outstanding during the fiscal period ended September 30, 2011	2011(1)	2011(2)

Net Asset Value, Beginning of Period	$10.00	$10.00
Income from Investment Operations:
Net investment loss	(.18)	(.01)
Net loss on investments (both realized and unrealized)	(2.40)	(2.59)
Total from Investment Operations	(2.58)	(2.60)
Less Distributions and Other:
Dividends (from net investment income)*	–	–
Distributions (from capital gains)*	–	–
Redemption fees	–(3)	.02
Total Distributions and Other	–	.02
Net Asset Value, End of Period	$7.42	$7.42
Total Return**	(25.80)%	(25.80)%
Net Assets, End of Period (in thousands)	$1,035	$6,699
Average Net Assets for the Period (in thousands)	$963	$6,847
Ratio of Gross Expenses to Average Net Assets***(4)	1.39%(5)	1.33%(6)
Ratio of Net Expenses to Average Net Assets***(4)	1.39%(5)	1.32%(6)
Ratio of Net Investment Income to Average Net Assets***	0.90%	0.91%
Portfolio Turnover Rate***	12%	211%

Class D Shares

	Janus Global Life		Janus Global
	Sciences Fund		Research Fund
For a share outstanding during each fiscal year or period ended September 30	2011	2010(7)	2011	2010(7)

Net Asset Value, Beginning of Period	$22.21	$21.65	$13.51	$11.79
Income from Investment Operations:
Net investment income/(loss)	(.10)	.24	.07	.09
Net gain/(loss) on investments (both realized and unrealized)	.84	.32	(.89)	1.63
Total from Investment Operations	.74	.56	(.82)	1.72
Less Distributions and Other:
Dividends (from net investment income)*	(.12)	–	(.13)	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–(3)	–(3)	–(3)	–(3)
Total Distributions and Other	(.12)	–	(.13)	–
Net Asset Value, End of Period	$22.83	$22.21	$12.56	$13.51
Total Return**	3.32%	2.59%	(6.21)%	14.59%
Net Assets, End of Period (in thousands)	$421,225	$432,620	$104,911	$111,287
Average Net Assets for the Period (in thousands)	$455,425	$426,969	$124,160	$106,191
Ratio of Gross Expenses to Average Net Assets***(4)	0.90%(8)	1.00%(8)	1.00%	1.09%
Ratio of Net Expenses to Average Net Assets***(4)	0.90%(8)	1.00%(8)	1.00%	1.08%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.45)%	1.74%	0.41%	1.21%
Portfolio Turnover Rate***	54%	46%	78%	74%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 2.26% and 2.26%, respectively, in 2011 without the waiver of these fees and expenses.
(6)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.59% and 1.59%, respectively, in 2011 without the waiver of these fees and expenses.
(7)	Period from February 16, 2010 (inception date) through September 30, 2010. Please see Note 9 regarding the Restructuring of former Class J Shares.
(8)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.87% and 0.87%, respectively, in 2011 and 0.95% and 0.95%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

126 | SEPTEMBER 30, 2011

Class D Shares

	Janus Global Select Fund		Janus Global Technology Fund
For a share outstanding during each fiscal year or period ended September 30	2011	2010(1)	2011	2010(1)

Net Asset Value, Beginning of Period	$11.01	$9.82	$15.29	$13.46
Income from Investment Operations:
Net investment income	.22	.01	–	.02
Net gain/(loss) on investments (both realized and unrealized)	(1.93)	1.18	(.19)	1.81
Total from Investment Operations	(1.71)	1.19	(.19)	1.83
Less Distributions and Other:
Dividends (from net investment income)*	(.13)	–	–	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–(2)	–	–(2)	–(2)
Total Distributions and Other	(.13)	–	–	–
Net Asset Value, End of Period	$9.17	$11.01	$15.10	$15.29
Total Return**	(15.80)%	12.12%	(1.24)%	13.60%
Net Assets, End of Period (in thousands)	$1,611,690	$2,121,813	$507,871	$546,899
Average Net Assets for the Period (in thousands)	$2,155,890	$2,043,615	$603,592	$526,770
Ratio of Gross Expenses to Average Net Assets***(3)	0.85%(4)	0.90%(4)	0.91%(5)	1.08%(5)
Ratio of Net Expenses to Average Net Assets***(3)	0.85%(4)	0.90%(4)	0.91%(5)	1.08%(5)
Ratio of Net Investment Income to Average Net Assets***	0.73%	0.57%	(0.22)%	(0.39)%
Portfolio Turnover Rate***	138%	127%	89%	76%

Class D Shares

	Janus International Equity Fund		Janus Overseas Fund
For a share outstanding during each fiscal year or period ended September 30	2011	2010(1)	2011	2010(1)

Net Asset Value, Beginning of Period	$10.91	$9.71	$47.60	$41.51
Income from Investment Operations:
Net investment income	.12	.03	.19	.16
Net gain/(loss) on investments (both realized and unrealized)	(1.54)	1.16	(13.73)	5.92
Total from Investment Operations	(1.42)	1.19	(13.54)	6.08
Less Distributions and Other:
Dividends (from net investment income)*	(.10)	–	(.08)	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	.01	.01	–(2)	.01
Total Distributions and Other	(.09)	.01	(.08)	.01
Net Asset Value, End of Period	$9.40	$10.91	$33.98	$47.60
Total Return**	(13.07)%	12.36%	(28.50)%	14.67%
Net Assets, End of Period (in thousands)	$8,146	$5,558	$1,573,265	$2,440,197
Average Net Assets for the Period (in thousands)	$8,914	$2,807	$2,375,411	$2,308,567
Ratio of Gross Expenses to Average Net Assets***(3)	1.15%	1.16%	0.82%	0.87%
Ratio of Net Expenses to Average Net Assets***(3)	1.15%	1.16%	0.82%	0.87%
Ratio of Net Investment Income to Average Net Assets***	1.12%	1.10%	0.49%	0.66%
Portfolio Turnover Rate***	77%	132%	43%	33%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from February 16, 2010 (inception date) through September 30, 2010. Please see Note 9 regarding the Restructuring of former Class J Shares.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.85% and 0.85%, respectively, in 2011 and 0.88% and 0.88%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.88% and 0.88%, respectively, in 2011 and 0.97% and 0.96%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 127

Financial Highlights  (continued)

Class D Shares

	Janus Worldwide
	Fund
For a share outstanding during each fiscal year or period ended September 30	2011	2010(1)

Net Asset Value, Beginning of Period	$43.69	$38.92
Income from Investment Operations:
Net investment income	.33	.19
Net gain/(loss) on investments (both realized and unrealized)	(5.66)	4.58
Total from Investment Operations	(5.33)	4.77
Less Distributions and Other:
Dividends (from net investment income)*	(.20)	–
Distributions (from capital gains)*	–	–
Redemption fees	–(2)	–(2)
Total Distributions and Other	(.20)	–
Net Asset Value, End of Period	$38.16	$43.69
Total Return**	(12.28)%	12.26%
Net Assets, End of Period (in thousands)	$1,012,250	$1,253,472
Average Net Assets for the Period (in thousands)	$1,273,472	$1,210,028
Ratio of Gross Expenses to Average Net Assets***(3)	0.86%	0.83%
Ratio of Net Expenses to Average Net Assets***(3)	0.86%	0.83%
Ratio of Net Investment Income to Average Net Assets***	0.76%	0.93%
Portfolio Turnover Rate***	94%	94%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from February 16, 2010 (inception date) through September 30, 2010. Please see Note 9 regarding the Restructuring of former Class J Shares.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

128 | SEPTEMBER 30, 2011

Class I Shares

		Janus Emerging
	Janus Asia Equity Fund	Markets Fund
For a share outstanding during the fiscal period ended September 30, 2011	2011(1)	2011(2)

Net Asset Value, Beginning of Period	$10.00	$10.00
Income from Investment Operations:
Net investment loss	(.23)	(.01)
Net loss on investments (both realized and unrealized)	(2.34)	(2.58)
Total from Investment Operations	(2.57)	(2.59)
Less Distributions and Other:
Dividends (from net investment income)*	–	–
Distributions (from capital gains)*	–	–
Redemption fees	–	–(3)
Total Distributions and Other	–	–
Net Asset Value, End of Period	$7.43	$7.41
Total Return**	(25.70)%	(25.90)%
Net Assets, End of Period (in thousands)	$619	$3,347
Average Net Assets for the Period (in thousands)	$724	$3,574
Ratio of Gross Expenses to Average Net Assets***(4)	1.34%	1.33%
Ratio of Net Expenses to Average Net Assets***(4)	1.34%	1.33%
Ratio of Net Investment Income to Average Net Assets***	0.86%	0.87%
Portfolio Turnover Rate***	12%	211%

Class I Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended	Janus Global Life
September 30, 2010 and the fiscal period ended October 31,	Sciences Fund			Janus Global Research Fund
2009	2011	2010(5)	2009(6)	2011	2010(5)	2009(6)

Net Asset Value, Beginning of Period	$22.22	$19.71	$17.81	$13.51	$11.38	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.11)	.24	–	.09	.09	.03
Net gain/(loss) on investments (both realized and unrealized)	.86	2.28	1.90	(.89)	2.06	1.54
Total from Investment Operations	.75	2.52	1.90	(.80)	2.15	1.57
Less Distributions and Other:
Dividends (from net investment income)*	(.15)	(.02)	–	(.16)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(3)	.01	–	–(3)	–(3)	–
Total Distributions and Other	(.15)	(.01)	–	(.16)	(.02)	–
Net Asset Value, End of Period	$22.82	$22.22	$19.71	$12.55	$13.51	$11.38
Total Return**	3.37%	12.85%	10.67%	(6.10)%	18.93%	16.00%
Net Assets, End of Period (in thousands)	$4,313	$4,319	$991	$33,967	$14,228	$37
Average Net Assets for the Period (in thousands)	$4,654	$2,645	$249	$25,488	$8,698	$31
Ratio of Gross Expenses to Average Net Assets***(4)	0.87%(7)	0.92%(7)	0.87%	0.96%	0.96%	0.43%
Ratio of Net Expenses to Average Net Assets***(4)	0.87%(7)	0.91%(7)	0.77%	0.96%	0.96%	0.39%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.45)%	1.81%	0.10%	0.52%	1.34%	1.01%
Portfolio Turnover Rate***	54%	46%	70%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(6)	Period from July 6, 2009 (inception date) through October 31, 2009.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.84% and 0.84%, respectively, in 2011 and 0.88% and 0.88%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 129

Financial Highlights  (continued)

Class I Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended
September 30, 2010 and the fiscal period ended October 31,	Janus Global Select Fund			Janus Global Technology Fund
2009	2011	2010(1)	2009(2)	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$11.03	$9.04	$7.59	$15.32	$12.57	$10.96
Income from Investment Operations:
Net investment income	.21	.03	–	–	–	–
Net gain/(loss) on investments (both realized and unrealized)	(1.92)	1.97	1.45	(.17)	2.74	1.61
Total from Investment Operations	(1.71)	2.00	1.45	(.17)	2.74	1.61
Less Distributions and Other:
Dividends (from net investment income)*	(.15)	(.01)	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(3)	–	N/A	–(3)	.01	–
Total Distributions and Other	(.15)	(.01)	–	–	.01	–
Net Asset Value, End of Period	$9.17	$11.03	$9.04	$15.15	$15.32	$12.57
Total Return**	(15.83)%	22.17%	19.10%	(1.11)%	21.88%	14.69%
Net Assets, End of Period (in thousands)	$26,051	$52,107	$9,121	$6,562	$5,959	$973
Average Net Assets for the Period (in thousands)	$47,794	$28,520	$2,354	$7,506	$1,876	$123
Ratio of Gross Expenses to Average Net Assets***(4)	0.84%(5)	0.79%(5)	0.74%(5)	0.87%(6)	1.10%(6)	0.85%(6)
Ratio of Net Expenses to Average Net Assets***(4)	0.84%(5)	0.79%(5)	0.66%(5)	0.86%(6)	1.10%(6)	0.63%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.69%	0.57%	(0.31)%	(0.16)%	(0.52)%	(1.27)%
Portfolio Turnover Rate***	138%	127%	125%	89%	76%	111%

Class I Shares

For a share outstanding during each fiscal year ended
September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period ended	Janus International Equity Fund
July 31	2011	2010	2009(7)	2009(8)	2008	2007(9)

Net Asset Value, Beginning of Period	$10.90	$9.65	$9.11	$11.52	$11.39	$10.00
Income from Investment Operations:
Net investment income	.16	.09	.02	.14	.08	.05
Net gain/(loss) on investments (both realized and unrealized)	(1.55)	1.20	.52	(2.27)	.16	1.34
Total from Investment Operations	(1.39)	1.29	.54	(2.13)	.24	1.39
Less Distributions and Other:
Dividends (from net investment income)*	(.10)	(.04)	–	(.19)	(.06)	–
Distributions (from capital gains)*	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–(3)	–(3)	–(3)	–(3)	–
Total Distributions and Other	(.10)	(.04)	–	(.28)	(.11)	–
Net Asset Value, End of Period	$9.41	$10.90	$9.65	$9.11	$11.52	$11.39
Total Return**	(12.93)%	13.44%	5.93%	(17.89)%	2.02%	13.90%
Net Assets, End of Period (in thousands)	$111,307	$131,905	$80,850	$71,578	$68,397	$22,761
Average Net Assets for the Period (in thousands)	$142,120	$110,413	$75,168	$52,295	$43,172	$6,599
Ratio of Gross Expenses to Average Net Assets***(4)	0.90%	0.99%	0.97%	1.04%	1.19%	1.26%
Ratio of Net Expenses to Average Net Assets***(4)	0.90%	0.99%	0.97%	1.04%	1.18%	1.25%
Ratio of Net Investment Income to Average Net Assets***	1.36%	1.13%	1.37%	2.00%(10)	1.17%	2.28%
Portfolio Turnover Rate***	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.83% and 0.83%, respectively, in 2011, 0.78% and 0.77%, respectively, in 2010 and 0.73% and 0.65%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.83% and 0.83%, respectively, in 2011, 0.98% and 0.98%, respectively, in 2010 and 0.85% and 0.63%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.04%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

130 | SEPTEMBER 30, 2011

Class I Shares

For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month	Janus Overseas Fund
fiscal period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$47.67	$38.67	$33.51
Income from Investment Operations:
Net investment income	.22	.08	.21
Net gain/(loss) on investments (both realized and unrealized)	(13.73)	9.08	4.95
Total from Investment Operations	(13.51)	9.16	5.16
Less Distributions and Other:
Dividends (from net investment income)*	(.13)	(.17)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	–(3)	.01	–(3)
Total Distributions and Other	(.13)	(.16)	–
Net Asset Value, End of Period	$34.03	$47.67	$38.67
Total Return**	(28.42)%	23.78%	15.40%
Net Assets, End of Period (in thousands)	$1,275,662	$1,534,256	$542,392
Average Net Assets for the Period (in thousands)	$1,878,306	$913,570	$447,943
Ratio of Gross Expenses to Average Net Assets***(4)	0.75%	0.77%	0.70%
Ratio of Net Expenses to Average Net Assets***(4)	0.75%	0.77%	0.69%
Ratio of Net Investment Income to Average Net Assets***	0.61%	0.48%	0.64%
Portfolio Turnover Rate***	43%	33%	45%

Class I Shares

	Janus Worldwide
For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month fiscal	Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$43.68	$37.49	$33.40
Income from Investment Operations:
Net investment income	.41	.23	.09
Net gain/(loss) on investments (both realized and unrealized)	(5.16)	6.18	4.00
Total from Investment Operations	(4.75)	6.41	4.09
Less Distributions and Other:
Dividends (from net investment income)*	(.23)	(.22)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	–(3)	–(3)	–(3)
Total Distributions and Other	(.23)	(.22)	–
Net Asset Value, End of Period	$38.70	$43.68	$37.49
Total Return**	(10.96)%	17.15%	12.25%
Net Assets, End of Period (in thousands)	$14,796	$11,999	$30,008
Average Net Assets for the Period (in thousands)	$15,505	$25,646	$27,800
Ratio of Gross Expenses to Average Net Assets***(4)	0.76%	0.66%	0.77%
Ratio of Net Expenses to Average Net Assets***(4)	0.76%	0.66%	0.76%
Ratio of Net Investment Income to Average Net Assets***	1.00%	0.85%	1.12%
Portfolio Turnover Rate***	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

Janus Global & International Funds | 131

Financial Highlights  (continued)

Class R Shares

For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month fiscal	Janus Global Select Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$10.94	$9.02	$7.59
Income from Investment Operations:
Net investment income/(loss)	.13	(.03)	(.01)
Net gain/(loss) on investments (both realized and unrealized)	(1.90)	1.95	1.44
Total from Investment Operations	(1.77)	1.92	1.43
Less Distributions and Other:
Dividends (from net investment income)*	(.08)	–	–
Distributions (from capital gains)*	–	–	–
Redemption fees	–(3)	–	N/A
Total Distributions and Other	(.08)	–	–
Net Asset Value, End of Period	$9.09	$10.94	$9.02
Total Return**	(16.35)%	21.29%	18.84%
Net Assets, End of Period (in thousands)	$2,159	$3,426	$1,597
Average Net Assets for the Period (in thousands)	$3,171	$2,334	$1,374
Ratio of Gross Expenses to Average Net Assets***(4)	1.46%(5)	1.50%(5)	1.49%(5)
Ratio of Net Expenses to Average Net Assets***(4)	1.46%(5)	1.50%(5)	1.47%(5)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.13%	(0.21)%	(0.71)%
Portfolio Turnover Rate***	138%	127%	125%

Class R Shares

For a share outstanding during each fiscal year ended
September 30, the two-month fiscal period ended September 30,	Janus International Equity Fund
2009 and each fiscal year or period ended July 31	2011	2010	2009(6)	2009(7)	2008	2007(8)

Net Asset Value, Beginning of Period	$10.79	$9.58	$9.05	$11.40	$11.32	$10.00
Income from Investment Operations:
Net investment income/(loss)	.10	.03	.01	.09	(.01)	.07
Net gain/(loss) on investments (both realized and unrealized)	(1.56)	1.18	.52	(2.26)	.14	1.25
Total from Investment Operations	(1.46)	1.21	.53	(2.17)	.13	1.32
Less Distributions and Other:
Dividends (from net investment income)*	(.03)	–	–	(.09)	–	–
Distributions (from capital gains)*	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–(3)	–	–	–	–
Total Distributions and Other	(.03)	–	–	(.18)	(.05)	–
Net Asset Value, End of Period	$9.30	$10.79	$9.58	$9.05	$11.40	$11.32
Total Return**	(13.58)%	12.63%	5.86%	(18.61)%	1.11%	13.20%
Net Assets, End of Period (in thousands)	$568	$764	$716	$670	$750	$566
Average Net Assets for the Period (in thousands)	$902	$672	$694	$538	$647	$553
Ratio of Gross Expenses to Average Net Assets***(4)	1.63%	1.71%	1.71%	1.78%	2.00%	2.00%
Ratio of Net Expenses to Average Net Assets***(4)	1.63%	1.71%	1.71%	1.78%	2.00%	2.00%
Ratio of Net Investment Income to Average Net Assets***	0.63%	0.41%	0.60%	1.18%(9)	0.22%	0.85%
Portfolio Turnover Rate***	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.45% and 1.45%, respectively, in 2011, 1.49% and 1.49%, respectively, in 2010 and 1.48% and 1.45%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(7)	Period from August 1, 2008 through July 31, 2009.
(8)	Period from November 28, 2006 (inception date) through July 31, 2007.
(9)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.05%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

132 | SEPTEMBER 30, 2011

Class R Shares

For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month	Janus Overseas Fund
fiscal period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$47.32	$38.58	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.09)	(.13)	.16
Net gain/(loss) on investments (both realized and unrealized)	(13.59)	8.95	4.91
Total from Investment Operations	(13.68)	8.82	5.07
Less Distributions and Other:
Dividends (from net investment income)*	–	(.09)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	–(3)	.01	–
Total Distributions and Other	–	(.08)	–
Net Asset Value, End of Period	$33.64	$47.32	$38.58
Total Return**	(28.91)%	22.91%	15.13%
Net Assets, End of Period (in thousands)	$132,118	$158,469	$99,338
Average Net Assets for the Period (in thousands)	$177,799	$128,643	$95,361
Ratio of Gross Expenses to Average Net Assets***(4)	1.43%	1.48%	1.44%
Ratio of Net Expenses to Average Net Assets***(4)	1.43%	1.48%	1.43%
Ratio of Net Investment Loss to Average Net Assets***	(0.08)%	(0.27)%	(0.07)%
Portfolio Turnover Rate***	43%	33%	45%

Class R Shares

	Janus Worldwide
For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month fiscal	Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$43.46	$37.40	$33.40
Income from Investment Operations:
Net investment income	.10	–	.01
Net gain/(loss) on investments (both realized and unrealized)	(5.14)	6.14	3.99
Total from Investment Operations	(5.04)	6.14	4.00
Less Distributions and Other:
Dividends (from net investment income)*	–	(.08)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	–(3)	–	–
Total Distributions and Other	–	(.08)	–
Net Asset Value, End of Period	$38.42	$43.46	$37.40
Total Return**	(11.60)%	16.44%	11.98%
Net Assets, End of Period (in thousands)	$859	$598	$532
Average Net Assets for the Period (in thousands)	$818	$544	$494
Ratio of Gross Expenses to Average Net Assets***(4)	1.46%	1.41%	1.52%
Ratio of Net Expenses to Average Net Assets***(4)	1.46%	1.41%	1.51%
Ratio of Net Investment Income to Average Net Assets***	0.28%	0.13%	0.39%
Portfolio Turnover Rate***	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

Janus Global & International Funds | 133

Financial Highlights  (continued)

Class S Shares

		Janus Emerging
	Janus Asia Equity Fund	Markets Fund
For a share outstanding during the fiscal period ended September 30, 2011	2011(1)	2011(2)

Net Asset Value, Beginning of Period	$10.00	$10.00
Income from Investment Operations:
Net investment loss	(.23)	(.03)
Net loss on investments (both realized and unrealized)	(2.34)	(2.56)
Total from Investment Operations	(2.57)	(2.59)
Less Distributions:
Dividends (from net investment income)*	–	–
Distributions (from capital gains)*	–	–
Total Distributions	–	–
Net Asset Value, End of Period	$7.43	$7.41
Total Return**	(25.70)%	(25.90)%
Net Assets, End of Period (in thousands)	$619	$617
Average Net Assets for the Period (in thousands)	$724	$800
Ratio of Gross Expenses to Average Net Assets***(3)	1.36%(4)	1.40%(5)
Ratio of Net Expenses to Average Net Assets***(3)	1.36%(4)	1.39%(5)
Ratio of Net Investment Income to Average Net Assets***	0.84%	0.62%
Portfolio Turnover Rate***	12%	211%

Class S Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended	Janus Global Life
September 30, 2010 and the fiscal period ended October 31,	Sciences Fund			Janus Global Research Fund
2009	2011	2010(6)	2009(7)	2011	2010(6)	2009(7)

Net Asset Value, Beginning of Period	$22.09	$19.66	$17.81	$13.43	$11.36	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.20)	.21	–	.09	.03	(.01)
Net gain/(loss) on investments (both realized and unrealized)	.85	2.23	1.85	(.95)	2.06	1.56
Total from Investment Operations	.65	2.44	1.85	(.86)	2.09	1.55
Less Distributions and Other:
Dividends (from net investment income)*	(.08)	(.02)	–	(.08)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(8)	.01	–	–(8)	–(8)	–
Total Distributions and Other	(.08)	(.01)	–	(.08)	(.02)	–
Net Asset Value, End of Period	$22.66	$22.09	$19.66	$12.49	$13.43	$11.36
Total Return**	2.94%	12.46%	10.39%	(6.50)%	18.40%	15.80%
Net Assets, End of Period (in thousands)	$181	$189	$11	$192	$13	$13
Average Net Assets for the Period (in thousands)	$207	$149	$1	$154	$12	$2
Ratio of Gross Expenses to Average Net Assets***(3)	1.24%(9)	1.33%(9)	1.48%	1.35%	1.45%	1.42%
Ratio of Net Expenses to Average Net Assets***(3)	1.24%(9)	1.33%(9)	1.24%	1.35%	1.45%	1.16%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.80)%	1.16%	(0.07)%	0.21%	0.40%	(1.18)%
Portfolio Turnover Rate***	54%	46%	70%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.84% and 1.84%, respectively, in 2011 without the waiver of these fees and expenses.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.83% and 1.82%, respectively, in 2011 without the waiver of these fees and expenses.
(6)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(7)	Period from July 6, 2009 (inception date) through October 31, 2009.
(8)	Redemption fees aggregated less than $.01 on a per share basis.
(9)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.22% and 1.22%, respectively, in 2011 and 1.29% and 1.29%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

134 | SEPTEMBER 30, 2011

Class S Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended
September 30, 2010 and the fiscal period ended October 31,	Janus Global Select Fund			Janus Global Technology Fund
2009	2011	2010(1)	2009(2)	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$10.98	$9.03	$7.59	$15.22	$12.55	$10.96
Income from Investment Operations:
Net investment income/(loss)	.29	(.03)	(.01)	(.05)	(.05)	.01
Net gain/(loss) on investments (both realized and unrealized)	(2.05)	1.98	1.45	(.18)	2.72	1.58
Total from Investment Operations	(1.76)	1.95	1.44	(.23)	2.67	1.59
Less Distributions and Other:
Dividends (from net investment income)*	(.05)	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(3)	–	N/A	–(3)	–(3)	–
Total Distributions and Other	(.05)	–	–	–	–	–
Net Asset Value, End of Period	$9.17	$10.98	$9.03	$14.99	$15.22	$12.55
Total Return**	(16.12)%	21.59%	18.97%	(1.51)%	21.27%	14.51%
Net Assets, End of Period (in thousands)	$802	$12,076	$13,346	$259	$213	$67
Average Net Assets for the Period (in thousands)	$7,522	$13,398	$10,379	$268	$165	$38
Ratio of Gross Expenses to Average Net Assets***(4)	1.21%(5)	1.24%(5)	1.24%(5)	1.25%(6)	1.43%(6)	1.31%(6)
Ratio of Net Expenses to Average Net Assets***(4)	1.21%(5)	1.24%(5)	1.21%(5)	1.25%(6)	1.42%(6)	1.26%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.14%	0.04%	(0.46)%	(0.54)%	(0.80)%	(0.61)%
Portfolio Turnover Rate***	138%	127%	125%	89%	76%	111%

Class S Shares

For a share outstanding during each fiscal year ended
September 30, the two-month fiscal period ended September 30,	Janus International Equity Fund
2009 and each fiscal year or period ended July 31	2011	2010	2009(7)	2009(8)	2008	2007(9)

Net Asset Value, Beginning of Period	$11.04	$9.78	$9.24	$11.62	$11.34	$10.00
Income from Investment Operations:
Net investment income	.20	.04	.02	.07	.03	.08
Net gain/(loss) on investments (both realized and unrealized)	(1.67)	1.23	.52	(2.25)	–	1.26
Total from Investment Operations	(1.47)	1.27	.54	(2.18)	.03	1.34
Less Distributions and Other:
Dividends (from net investment income)*	(.05)	(.01)	–	(.12)	(.01)	–
Distributions (from capital gains)*	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–(3)	–(3)	.01	.31	–
Total Distributions and Other	(.05)	(.01)	–	(.20)	.25	–
Net Asset Value, End of Period	$9.52	$11.04	$9.78	$9.24	$11.62	$11.34
Total Return**	(13.41)%	13.03%	5.84%	(18.22)%	2.94%	13.40%
Net Assets, End of Period (in thousands)	$2,865	$6,363	$4,702	$4,279	$3,426	$602
Average Net Assets for the Period (in thousands)	$5,948	$5,510	$4,556	$2,738	$2,837	$565
Ratio of Gross Expenses to Average Net Assets***(4)	1.38%	1.46%	1.46%	1.54%	1.54%	1.75%
Ratio of Net Expenses to Average Net Assets***(4)	1.38%	1.46%	1.46%	1.54%	1.54%	1.75%
Ratio of Net Investment Income to Average Net Assets***	0.84%	0.63%	0.86%	1.50%(10)	1.07%	1.10%
Portfolio Turnover Rate***	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.20% and 1.20%, respectively, in 2011, 1.23% and 1.23%, respectively, in 2010 and 1.22% and 1.19%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.22% and 1.21%, respectively, in 2011, 1.30% and 1.29%, respectively, in 2010 and 1.31% and 1.26%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.04%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

Janus Global & International Funds | 135

Financial Highlights  (continued)

Class S Shares

For a share outstanding during the fiscal year ended September 30, 2011, the eleven-
month fiscal period ended September 30, 2010 and the fiscal period ended October 31,	Janus Overseas Fund
2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$47.44	$38.61	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.01)	(.04)	.20
Net gain/(loss) on investments (both realized and unrealized)	(13.62)	8.97	4.89
Total from Investment Operations	(13.63)	8.93	5.09
Less Distributions and Other:
Dividends (from net investment income)*	–	(.11)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	.01	.01	.01
Total Distributions and Other	.01	(.10)	.01
Net Asset Value, End of Period	$33.82	$47.44	$38.61
Total Return**	(28.71)%	23.20%	15.22%
Net Assets, End of Period (in thousands)	$1,132,967	$1,728,739	$1,371,807
Average Net Assets for the Period (in thousands)	$1,731,141	$1,601,017	$1,344,815
Ratio of Gross Expenses to Average Net Assets***(3)	1.18%	1.22%	1.19%
Ratio of Net Expenses to Average Net Assets***(3)	1.18%	1.22%	1.18%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.13%	(0.04)%	0.18%
Portfolio Turnover Rate***	43%	33%	45%

Class S Shares

	Janus Worldwide
For a share outstanding during the fiscal year ended September 30, 2011, the eleven-month fiscal	Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$43.56	$37.43	$33.40
Income from Investment Operations:
Net investment income	.15	.09	.04
Net gain/(loss) on investments (both realized and unrealized)	(5.11)	6.16	3.98
Total from Investment Operations	(4.96)	6.25	4.02
Less Distributions and Other:
Dividends (from net investment income)*	(.05)	(.12)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	.01	–(4)	.01
Total Distributions and Other	(.04)	(.12)	.01
Net Asset Value, End of Period	$38.56	$43.56	$37.43
Total Return**	(11.38)%	16.73%	12.07%
Net Assets, End of Period (in thousands)	$42,417	$61,881	$61,824
Average Net Assets for the Period (in thousands)	$59,117	$62,208	$62,260
Ratio of Gross Expenses to Average Net Assets***(3)	1.21%	1.16%	1.27%
Ratio of Net Expenses to Average Net Assets***(3)	1.21%	1.16%	1.26%
Ratio of Net Investment Income to Average Net Assets***	0.37%	0.38%	0.64%
Portfolio Turnover Rate***	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Redemption fees aggregated less than $.01 on a per share basis.

See Notes to Financial Statements.

136 | SEPTEMBER 30, 2011

Class T Shares

		Janus Emerging
	Janus Asia Equity Fund	Markets Fund
For a share outstanding during the fiscal period ended September 30, 2011	2011(1)	2011(2)

Net Asset Value, Beginning of Period	$10.00	$10.00
Income from Investment Operations:
Net investment loss	(.23)	(.01)
Net loss on investments (both realized and unrealized)	(2.34)	(2.59)
Total from Investment Operations	(2.57)	(2.60)
Less Distributions and Other:
Dividends (from net investment income)*	–	–
Distributions (from capital gains)*	–	–
Redemption fees	–	.01
Total Distributions and Other	–	.01
Net Asset Value, End of Period	$7.43	$7.41
Total Return**	(25.70)%	(25.90)%
Net Assets, End of Period (in thousands)	$619	$1,301
Average Net Assets for the Period (in thousands)	$724	$1,320
Ratio of Gross Expenses to Average Net Assets***(3)	1.35%	1.34%
Ratio of Net Expenses to Average Net Assets***(3)	1.35%	1.34%
Ratio of Net Investment Income to Average Net Assets***	0.85%	0.85%
Portfolio Turnover Rate***	12%	211%

Class T Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period
ended September 30, 2010 and each fiscal year ended	Janus Global Life Sciences Fund
October 31	2011	2010(4)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$22.19	$19.70	$17.78	$24.12	$20.25	$19.37
Income from Investment Operations:
Net investment income/(loss)	(.12)	.27	.04	.03	–	–
Net gain/(loss) on investments (both realized and unrealized)	.84	2.22	1.94	(6.38)	3.87	.88
Total from Investment Operations	.72	2.49	1.98	(6.35)	3.87	.88
Less Distributions and Other:
Dividends (from net investment income)*	(.10)	–(5)	(.06)	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(6)	–(6)	–(6)	.01	–(6)	–(6)
Total Distributions and Other	(.10)	–	(.06)	.01	–	–
Net Asset Value, End of Period	$22.81	$22.19	$19.70	$17.78	$24.12	$20.25
Total Return**	3.26%	12.65%	11.21%	(26.29)%	19.11%	4.54%
Net Assets, End of Period (in thousands)	$203,916	$230,708	$646,206	$653,106	$894,002	$982,030
Average Net Assets for the Period (in thousands)	$232,934	$381,186	$618,360	$835,370	$874,776	$1,101,726
Ratio of Gross Expenses to Average Net Assets***(3)	1.00%(7)	1.01%(7)	1.04%	0.98%	1.01%	1.02%
Ratio of Net Expenses to Average Net Assets***(3)	1.00%(7)	1.01%(7)	1.03%	0.97%	0.99%	1.01%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.56)%	0.80%	0.28%	0.15%	(0.27)%	(0.39)%
Portfolio Turnover Rate***	54%	46%	70%	81%	61%	87%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(5)	Dividends (from net investment income) aggregated less than $.01 on a per share basis.
(6)	Redemption fees aggregated less than $.01 on a per share basis.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.97% and 0.97%, respectively, in 2011 and 0.98% and 0.98%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 137

Financial Highlights  (continued)

Class T Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period
ended September 30, 2010 and each fiscal year ended	Janus Global Research Fund
October 31	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$13.50	$11.38	$8.81	$17.11	$13.16	$11.11
Income from Investment Operations:
Net investment income	.04	.06	.05	.04	.04	.10
Net gain/(loss) on investments (both realized and unrealized)	(.87)	2.06	2.60	(7.58)	4.72	2.22
Total from Investment Operations	(.83)	2.12	2.65	(7.54)	4.76	2.32
Less Distributions and Other:
Dividends (from net investment income)*	(.12)	–(2)	(.08)	(.05)	(.05)	(.04)
Distributions (from capital gains)*	–	–	–	(.72)	(.76)	(.23)
Redemption fees	–(3)	–(3)	–(3)	.01	–(3)	–
Total Distributions and Other	(.12)	–	(.08)	(.76)	(.81)	(.27)
Net Asset Value, End of Period	$12.55	$13.50	$11.38	$8.81	$17.11	$13.16
Total Return**	(6.27)%	18.67%	30.46%	(45.95)%	38.09%	21.21%
Net Assets, End of Period (in thousands)	$93,622	$114,874	$203,125	$167,476	$284,162	$113,025
Average Net Assets for the Period (in thousands)	$118,574	$142,843	$166,030	$260,977	$173,760	$79,500
Ratio of Gross Expenses to Average Net Assets***(4)	1.10%	1.18%	1.25%	1.15%	1.12%	1.16%
Ratio of Net Expenses to Average Net Assets***(4)	1.10%	1.18%	1.24%	1.14%	1.11%	1.14%
Ratio of Net Investment Income to Average Net Assets***	0.30%	0.47%	0.56%	0.39%(5)	0.36%	0.48%
Portfolio Turnover Rate***	78%	74%	99%	95%	72%	118%

Class T Shares

For a share outstanding during the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and	Janus Global Select Fund
each fiscal year ended October 31	2011	2010(1)	2009	2008	2007	2006(6)

Net Asset Value, Beginning of Period	$11.01	$9.03	$7.14	$13.57	$9.49	$7.80
Income from Investment Operations:
Net investment income/(loss)	.20	(.01)	.01	.08	.03	.04
Net gain/(loss) on investments (both realized and unrealized)	(1.93)	1.99	1.95	(6.47)	4.07	1.71
Total from Investment Operations	(1.73)	1.98	1.96	(6.39)	4.10	1.75
Less Distributions and Other:
Dividends (from net investment income)*	(.12)	–(2)	(.06)	(.04)	(.02)	(.06)
Distributions (from capital gains)*	–	–	–	–	–	–
Return of capital	N/A	N/A	(.01)	N/A	N/A	N/A
Redemption fees	–(3)	–	N/A	N/A	N/A	N/A
Total Distributions and Other	(.12)	–	(.07)	(.04)	(.02)	(.06)
Net Asset Value, End of Period	$9.16	$11.01	$9.03	$7.14	$13.57	$9.49
Total Return**	(15.97)%	21.96%	27.96%	(47.21)%	43.32%	22.58%
Net Assets, End of Period (in thousands)	$831,865	$1,381,716	$3,133,551	$2,694,881	$5,188,347	$3,243,102
Average Net Assets for the Period (in thousands)	$1,277,525	$2,008,730	$2,600,372	$4,709,077	$3,773,555	$966,223
Ratio of Gross Expenses to Average Net Assets***(4)	0.96%(7)	0.95%(7)	0.97%(7)	0.94%(7)	0.93%	1.00%
Ratio of Net Expenses to Average Net Assets***(4)	0.96%(7)	0.95%(7)	0.96%(7)	0.94%(7)	0.92%	0.99%
Ratio of Net Investment Income to Average Net Assets***	0.59%	0.22%	0.14%	0.67%	0.34%	0.80%
Portfolio Turnover Rate***	138%	127%	125%	144%	24%	63%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Dividends (from net investment income) aggregated less than $.01 on a per share basis.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.03%. The adjustment had no impact on the total net assets of the class.
(6)	Effective October 31, 2006, Janus Olympus Fund merged into Janus Global Select Fund.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.95% and 0.95%, respectively, in 2011, 0.94% and 0.94%, respectively, in 2010, 0.96% and 0.95%, respectively, in 2009 and 0.93% and 0.92%, respectively, in 2008 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

138 | SEPTEMBER 30, 2011

Class T Shares

For a share outstanding during the fiscal year ended
September 30, 2011, the eleven-month fiscal period
ended September 30, 2010 and each fiscal year ended	Janus Global Technology Fund
October 31	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$15.28	$12.57	$9.29	$16.51	$12.23	$10.88
Income from Investment Operations:
Net investment income/(loss)	(.03)	(.05)	–	–	.06	–
Net gain/(loss) on investments (both realized and unrealized)	(.16)	2.76	3.28	(7.16)	4.22	1.36
Total from Investment Operations	(.19)	2.71	3.28	(7.16)	4.28	1.36
Less Distributions and Other:
Dividends (from net investment income)*	–	–	–	(.06)	–	(.01)
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(2)	–(2)	–(2)	–(2)	–(2)	–(2)
Total Distributions and Other	–	–	–	(.06)	–	(.01)
Net Asset Value, End of Period	$15.09	$15.28	$12.57	$9.29	$16.51	$12.23
Total Return**	(1.24)%	21.56%	35.31%	(43.51)%	35.00%	12.48%
Net Assets, End of Period (in thousands)	$225,429	$265,438	$713,536	$533,329	$1,028,084	$914,349
Average Net Assets for the Period (in thousands)	$283,158	$424,663	$584,300	$828,435	$915,092	$999,147
Ratio of Gross Expenses to Average Net Assets***(3)	1.00%(4)	1.13%(4)	1.06%(4)	1.02%(4)	1.04%	1.13%
Ratio of Net Expenses to Average Net Assets***(3)	1.00%(4)	1.13%(4)	1.05%(4)	1.01%(4)	1.03%	1.11%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.31)%	(0.66)%	(0.32)%	(0.15)%(5)	0.40%	(0.30)%
Portfolio Turnover Rate***	89%	76%	111%	90%	57%	85%

Class T Shares

For a share outstanding during each fiscal year ended September 30, the two-month	Janus International Equity Fund
fiscal period ended September 30, 2009 and the fiscal period ended July 31, 2009	2011	2010	2009(6)	2009(7)

Net Asset Value, Beginning of Period	$10.86	$9.64	$9.10	$8.34
Income from Investment Operations:
Net investment income	.11	.05	.02	.01
Net gain/(loss) on investments (both realized and unrealized)	(1.53)	1.22	.52	.75
Total from Investment Operations	(1.42)	1.27	.54	.76
Less Distributions and Other:
Dividends (from net investment income)*	(.10)	(.05)	–	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–(2)	–(2)	–	–
Total Distributions and Other	(.10)	(.05)	–	–
Net Asset Value, End of Period	$9.34	$10.86	$9.64	$9.10
Total Return**	(13.23)%	13.22%	5.93%	9.11%
Net Assets, End of Period (in thousands)	$5,184	$2,137	$1	$1
Average Net Assets for the Period (in thousands)	$4,425	$645	$1	$1
Ratio of Gross Expenses to Average Net Assets***(3)	1.12%	1.26%	1.07%	1.50%
Ratio of Net Expenses to Average Net Assets***(3)	1.12%	1.26%	1.07%	1.50%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	1.13%	1.14%	1.23%	(0.41)%
Portfolio Turnover Rate***	77%	132%	115%	176%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.97% and 0.97%, respectively, in 2011, 0.99% and 0.99%, respectively, in 2010, 1.06% and 1.05%, respectively, in 2009 and 1.02% and 1.01%, respectively, in 2008 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(5)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.02%. The adjustment had no impact on the total net assets of the class.
(6)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(7)	Period from July 6, 2009 (inception date) through July 31, 2009.

See Notes to Financial Statements.

Janus Global & International Funds | 139

Financial Highlights  (continued)

Class T Shares

For a share outstanding during the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and	Janus Overseas Fund
each fiscal year ended October 31	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$47.56	$38.65	$27.12	$63.02	$42.45	$28.42
Income from Investment Operations:
Net investment income	.11	.01	.41	.63	.36	.49
Net gain/(loss) on investments (both realized and unrealized)	(13.68)	9.04	12.66	(31.38)	20.74	13.80
Total from Investment Operations	(13.57)	9.05	13.07	(30.75)	21.10	14.29
Less Distributions and Other:
Dividends (from net investment income)*	(.05)	(.15)	(.22)	(.88)	(.55)	(.28)
Distributions (from capital gains)*	–	–	(1.33)	(4.29)	–	–
Redemption fees	.01	.01	.01	.02	.02	.02
Total Distributions and Other	(.04)	(.14)	(1.54)	(5.15)	(.53)	(.26)
Net Asset Value, End of Period	$33.95	$47.56	$38.65	$27.12	$63.02	$42.45
Total Return**	(28.54)%	23.48%	51.63%	(52.78)%	50.24%	50.71%
Net Assets, End of Period (in thousands)	$3,719,191	$6,113,812	$7,112,657	$4,345,024	$11,424,962	$5,317,122
Average Net Assets for the Period (in thousands)	$6,059,513	$6,528,596	$5,182,633	$9,214,669	$7,916,993	$3,933,175
Ratio of Gross Expenses to Average Net Assets***(2)	0.93%	0.95%	0.91%	0.90%	0.89%	0.92%
Ratio of Net Expenses to Average Net Assets***(2)	0.93%	0.95%	0.91%	0.89%	0.89%	0.91%
Ratio of Net Investment Income to Average Net Assets***	0.37%	0.14%	0.90%	0.79%	0.77%	1.69%
Portfolio Turnover Rate***	43%	33%	45%	50%	51%	61%

Class T Shares

For a share outstanding during the fiscal year
ended September 30, 2011, the eleven-month	Janus Worldwide
fiscal period ended September 30, 2010 and	Fund
each fiscal year ended October 31	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$43.67	$37.49	$31.36	$60.04	$48.05	$41.41
Income from Investment Operations:
Net investment income	.28	.20	.41	.43	.32	.65
Net gain/(loss) on investments (both realized and unrealized)	(5.65)	6.16	6.37	(28.82)	12.31	6.48
Total from Investment Operations	(5.37)	6.36	6.78	(28.39)	12.63	7.13
Less Distributions and Other:
Dividends (from net investment income)*	(.21)	(.18)	(.65)	(.29)	(.64)	(.49)
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(3)	–(3)	–(3)	–(3)	–(3)	–(3)
Total Distributions and Other	(.21)	(.18)	(.65)	(.29)	(.64)	(.49)
Net Asset Value, End of Period	$38.09	$43.67	$37.49	$31.36	$60.04	$48.05
Total Return**	(12.39)%	17.01%	22.08%	(47.49)%	26.53%	17.34%
Net Assets, End of Period (in thousands)	$779,768	$1,055,258	$2,207,945	$2,044,859	$4,645,253	$4,373,358
Average Net Assets for the Period (in thousands)	$1,030,840	$1,454,113	$1,971,727	$3,480,275	$4,522,584	$4,601,953
Ratio of Gross Expenses to Average Net Assets***(2)	0.96%	0.87%	0.76%	0.83%	0.88%	0.87%
Ratio of Net Expenses to Average Net Assets***(2)	0.96%	0.86%	0.76%	0.83%	0.87%	0.86%
Ratio of Net Investment Income to Average Net Assets***	0.64%	0.55%	1.34%	0.82%	0.53%	1.31%
Portfolio Turnover Rate***	94%	94%	195%	16%	27%	43%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	See Note 6 in Notes to Financial Statements.
(3)	Redemption fees aggregated less than $.01 on a per share basis.

See Notes to Financial Statements.

140 | SEPTEMBER 30, 2011

Notes to Schedules of Investments

Lipper Global Funds	Funds that invest at least 25% of their portfolios in securities traded outside of the United States and that may own U.S. securities as well.

Lipper Global Science and Technology Funds	Funds that invest at least 65% of their equity portfolio in science and technology stocks.

Lipper Global Health/Biotechnology Funds	Funds that invest at least 65% of their equity portfolios in shares of companies engaged in health-care, medicine, and biotechnology.

Lipper International Funds	Funds that invest their assets in securities with primary trading markets outside of the United States.

Morgan Stanley Capital International All Country Asia ex-Japan Index	An unmanaged, free float-adjusted, market capitalization weighted index composed of stocks of companies located in countries throughout Asia, excluding Japan. It is designed to measure equity market performance in Asian developed and emerging markets outside of Japan. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International All Country World ex-U.S. IndexSM	An unmanaged, free float-adjusted, market capitalization weighted index composed of stocks of companies located in countries throughout the world, excluding the United States. It is designed to measure equity market performance in global developed and emerging markets outside the United States. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International All Country World IndexSM	An unmanaged, free float-adjusted market capitalization weighted index composed of stocks of companies located in countries throughout the world. It is designed to measure equity market performance in global developed and emerging markets. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International EAFE® Index	A free float-adjusted market capitalization weighted index designed to measure developed market equity performance. The MSCI EAFE® Index is composed of companies representative of the market structure of developed market countries. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International Emerging Markets IndexSM	A free float-adjusted market capitalization index that is designed to measure equity market performance in the global emerging markets.

Morgan Stanley Capital International World Growth Index	Measures the performance of growth stocks in developed countries throughout the world. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World Health Care Index	A capitalization weighted index that monitors the performance of health care stocks from developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World IndexSM	A market capitalization weighted index composed of companies representative of the market structure of developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World Information Technology Index	A capitalization weighted index that monitors the performance of information technology stocks from developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.

Russell 1000® Index	Measures the performance of the 1,000 largest companies in the Russell 3000® Index.

Russell 3000® Growth Index	Measures the performance of those Russell 3000® Index companies with higher price-to-book ratios and higher forecasted growth values. The stocks in this index are also members of either the Russell 1000® Growth or the Russell 2000® Growth Indices.

S&P 500® Index	The Standard & Poor’s (“S&P”) 500® Index is a commonly recognized, market-capitalization weighted index of 500 widely held equity securities, designed to measure broad U.S. Equity performance.

ADR	American Depositary Receipt

Janus Global & International Funds | 141

Notes to Schedules of Investments (continued)

ADS	American Depositary Shares

ETF	Exchange-Traded Fund

GDR	Global Depositary Receipt

LIBOR	London Interbank Offered Rate

PCL	Public Company Limited

PLC	Public Limited Company

REIT	Real Estate Investment Trust

U.S. Shares	Securities of foreign companies trading on an American Stock Exchange.

*	Non-income producing security.
**	A portion of this security has been segregated by the custodian to cover margin or segregation requirements on open futures contracts, forward currency contracts, options contracts, short sales, swap agreements, and/or securities with extended settlement dates.
ß	Security is illiquid.

∞  Schedule of Fair Valued Securities (as of September 30, 2011)

		Value as a
	Value	% of Net Assets

Janus Global Life Sciences Fund
Fibrogen, Inc. – Private Placement	$5,786,786	0.9%
GMP Companies, Inc. – Private Placement	–	0.0%
Lifesync Holdings, Inc. – Private Placement	–	0.0%
Mediquest Therapeutics – expires 6/15/12	1	0.0%
Mediquest Therapeutics – Private Placement	2,509,255	0.4%
Mediquest Therapeutics – Private Placement, (Series A-1), 0%	1,557,765	0.2%
Portola Pharmaceuticals, Inc. – Private Placement, 0%	4,846,045	0.8%

	$14,699,852	2.3%

Janus Global Research Fund
FU JI Food & Catering Services Holdings, Ltd.	$–	0.0%

Janus International Equity Fund
FU JI Food & Catering Services Holdings, Ltd.	$–	0.0%

Janus Overseas Fund
Anglo Irish Bank Corp., Ltd.	$–	0.0%
Chaoda Modern Agriculture Holdings, Ltd.	12,532,298	0.1%
FU JI Food & Catering Services Holdings, Ltd.	–	0.0%

Janus Worldwide Fund
Chaoda Modern Agriculture Holdings, Ltd.	$1,606,580	0.1%

Securities are valued at “fair value” pursuant to procedures adopted by the Funds’ Trustees. The Schedule of Fair Valued Securities does not include international equity securities fair valued pursuant to systematic fair valuation models. Securities are restricted as to resale and may not have a readily available market.

142 | SEPTEMBER 30, 2011

§ Schedule of Restricted and Illiquid Securities (as of September 30, 2011)

	Acquisition	Acquisition		Value as a
	Date	Cost	Value	% of Net Assets

Janus Global Life Sciences Fund
Fibrogen, Inc. – Private Placement	12/28/04 – 11/8/05	$5,786,786	$5,786,786	0.9%
GMP Companies, Inc. – Private Placement	3/9/09	883,256	–	0.0%
Lifesync Holdings, Inc. – Private Placement	3/9/09	4,986,172	–	0.0%
Mediquest Therapeutics – expires 6/15/12	10/12/07 – 5/08/08	94,066	1	0.0%
Mediquest Therapeutics – Private Placement	5/11/06 – 6/15/06	5,018,510	2,509,255	0.4%
Mediquest Therapeutics – Private Placement, (Series A-1), 0%	3/31/09	3,135,054	1,557,765	0.2%
Portola Pharmaceuticals, Inc. – Private Placement, 0%	7/3/08	4,130,815	4,846,045	0.8%

		$24,034,659	$14,699,852	2.3%

Janus Global Research Fund
FU JI Food & Catering Services Holdings, Ltd.	11/12/07-7/8/08	$3,115,375	$–	0.0%

Janus International Equity Fund
FU JI Food & Catering Services Holdings, Ltd.	8/9/07-8/14/08	$2,173,340	$–	0.0%

Janus Overseas Fund
Anglo Irish Bank Corp., Ltd.	6/14/02-9/16/08	$330,695,946	$–	0.0%
FU JI Food & Catering Services Holdings, Ltd.	1/15/08-1/31/08	44,396,141	–	0.0%

		$375,092,087	$–	0.0%

The Funds have registration rights for certain restricted securities held as of September 30, 2011. The issuer incurs all registration costs.

£	The Investment Company Act of 1940, as amended, defines affiliates as those companies in which a fund holds 5% or more of the outstanding voting securities at any time during the period ended September 30, 2011.

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 9/30/11

Janus Global Life Sciences Fund
GMP Companies, Inc. – Private Placement*,§ (1)	–	$–	–	$–	$–	$–	$–
Lifesync Holdings, Inc. – Private Placement*,§	–	–	–	–	–	–	–
Mediquest Therapeutics – Private Placement*,§	–	–	–	–	–	–	2,509,255

		$–		$–	$–	$–	$2,509,255

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 9/30/11

Janus Global Select Fund
Bwin.Party Digital Entertainment PLC*(2)(3)	15,834,318	$46,232,724	–	$–	$–	$–	$ N/A
Chroma ATE, Inc.(4)	3,664,000	8,752,839	1,859,000	4,326,569	227,143	3,002,318	44,335,926
EVA Precision Industrial Holdings, Ltd.(5)	66,092,000	49,766,116	1,188,000	479,164	(68,484)	698,021	31,379,573
Gategroup Holding A.G.*	2,624,024	119,969,827	937,794	46,707,055	(15,326,996)	–	52,303,073
Tellabs, Inc.	20,283,753	100,010,164	2,030,112	11,731,710	(3,544,838)	1,034,999	118,951,194
Wesco International, Inc.*(2)	–	–	256,800	7,073,436	4,524,377	–	N/A

		$324,731,670		$70,317,934	$(14,188,798)	$4,735,338	$246,969,766

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 9/30/11

Janus Global Technology Fund
Vocus, Inc.*(2)	–	$–	451,787	$10,766,641	$1,481,589	$–	$ N/A

Janus Global & International Funds | 143

Notes to Schedules of Investments (continued)

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 9/30/11

Janus Overseas Fund
ARM Holdings PLC(2)	–	$–	47,094,470	$111,392,845	$270,136,432	$–	$ N/A
Bajaj Hindusthan, Ltd.(2)	–	–	–	–	–	190,612	N/A
Chaoda Modern Agriculture Holdings, Ltd.ß	–	–	–	–	–	2,183,734	12,532,298
Commercial Bank of Ceylon PLC(2)(6)	–	–	–	–	–	217,271	N/A
Cosan, Ltd. – Class A	–	–	–	–	–	3,966,399	133,611,984
Cyrela Brazil Realty S.A.	8,877,300	89,716,137	–	–	–	–	142,224,867
Delta Air Lines, Inc.*	19,228,405	164,740,853	–	–	–	–	418,510,995
International Consolidated Airlines Group S.A.(2)(7)	–	–	–	–	–	–	N/A
John Keells Holdings PLC(8)	–	–	–	–	–	1,760,434	161,223,741
Li & Fung, Ltd.(9)	106,730,000	378,553,479	1,876,000	6,019,443	4,598,329	10,753,835	724,429,012
Melco International Development, Ltd.*	–	–	–	–	–	145,242	48,104,409
Niko Resources, Ltd.	–	–	–	–	–	624,490	106,728,429
Petroplus Holdings A.G.	–	–	–	–	–	–	68,347,657

		$633,010,469		$117,412,288	$274,734,761	$19,842,017	$1,815,713,392

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 9/30/11

Janus Worldwide Fund
Blackboard, Inc.*(2)	–	$–	1,726,515	$72,593,508	$1,153,816	$–	$ N/A

(1)	Certificates will be issued under new company name, Lifesync Holdings, Inc.
(2)	Company was no longer an affiliate as of September 30, 2011.
(3)	On March 31, 2011, PartyGaming PLC merged with bwin Interactive Entertainment to form Bwin.Party Digital Entertainment PLC. Prior to the merger PartyGaming PLC was an affiliate of the Fund.
(4)	Shares were adjusted to reflect a 4% stock dividend on 7/12/11.
(5)	Shares were adjusted to reflect a 100% stock dividend on 5/13/11.
(6)	Shares were adjusted to reflect a 0.643% stock dividend on 3/31/11.
(7)	On January 24, 2011, British Airways PLC merged with Iberia LAE S.A. to form International Consolidated Airlines Group S.A. Prior to the merger British Airways PLC was an affiliate of the Fund.
(8)	Shares were adjusted to reflect a 4 for 3 stock split on 6/30/11.
(9)	Shares were adjusted to reflect a 2 for 1 stock split on 5/19/11.

144 | SEPTEMBER 30, 2011

The following is a summary of the inputs that were used to value the Funds’ investments in securities and other financial instruments as of September 30, 2011. See Notes to Financial Statements for more information.

Valuation Inputs Summary (as of September 30, 2011)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Asia Equity Fund
Common Stock
Agricultural Operations	$–	$76,655	$–
Airlines	–	62,119	–
Automotive – Cars and Light Trucks	–	74,975	–
Automotive – Truck Parts and Equipment – Original	–	38,061	–
Building – Heavy Construction	–	65,809	–
Building and Construction – Miscellaneous	–	35,443	–
Building and Construction Products – Miscellaneous	–	64,220	–
Casino Hotels	–	78,411	–
Cellular Telecommunications	–	97,528	–
Coal	–	106,828	–
Commercial Banks	–	388,097	–
Consumer Products – Miscellaneous	–	62,422	–
Cosmetics and Toiletries	–	35,748	–
Distribution/Wholesale	–	23,423	–
Diversified Financial Services	–	133,095	–
Diversified Operations	–	146,587	–
Electric – Integrated	–	35,953	–
Electronic Components – Miscellaneous	–	35,729	–
Electronic Components – Semiconductors	–	131,713	–
Electronic Measuring Instruments	–	40,633	–
Electronic Parts Distributors	–	33,127	–
Energy – Alternate Sources	–	41,225	–
Food – Miscellaneous/Diversified	–	38,117	–
Food – Wholesale/Distribution	–	37,516	–
Hotels and Motels	–	37,684	–
Internet Applications Software	–	38,975	–
Life and Health Insurance	–	75,084	–
Machinery – Construction and Mining	–	54,288	–
Metal – Diversified	–	65,443	–
Multi-Line Insurance	–	27,949	–
Oil Companies – Exploration and Production	–	72,300	–
Oil Companies – Integrated	–	34,557	–
Paper and Related Products	–	32,111	–
Petrochemicals	–	65,499	–
Property and Casualty Insurance	–	39,468	–
Real Estate Operating/Development	–	202,027	–
REIT – Hotels	–	38,463	–
REIT – Warehouse/Industrial	–	40,552	–
Retail – Apparel and Shoe	–	36,036	–
Retail – Consumer Electronics	–	23,670	–
Retail – Convenience Stores	–	45,087	–
Retail – Major Department Stores	–	37,116	–
Retail – Regional Department Stores	–	30,256	–
Semiconductor Components/Integrated Circuits	–	128,632	–
Steel – Producers	–	140,951	–
Textile – Products	–	40,006	–
Tobacco	–	49,345	–
Wireless Equipment	–	21,976	–

Money Market	–	262,000	–

Total Investments in Securities	$–	$3,522,909	$–

Janus Global & International Funds | 145

Notes to Schedules of Investments (continued)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Emerging Markets Fund
Common Stock
Automotive – Cars and Light Trucks	$–	$98,076	$–
Automotive – Truck Parts and Equipment – Original	–	86,064	–
Brewery	–	159,899	–
Casino Hotels	–	61,016	–
Cellular Telecommunications	–	670,701	–
Coal	–	294,353	–
Commercial Banks	–	1,798,541	–
Consumer Products – Miscellaneous	–	75,473	–
Distribution/Wholesale	–	173,215	–
Diversified Financial Services	–	189,214	–
Diversified Minerals	–	429,055	–
Diversified Operations	–	227,214	–
Educational Software	–	89,575	–
Electric – Integrated	–	64,626	–
Electronic Components – Semiconductors	–	320,175	–
Electronic Parts Distributors	–	151,900	–
Finance – Investment Bankers/Brokers	–	249,361	–
Finance – Mortgage Loan Banker	–	38,977	–
Food – Miscellaneous/Diversified	–	214,167	–
Food – Wholesale/Distribution	–	92,783	–
Hotels and Motels	–	150,735	–
Industrial Automation and Robotics	–	110,172	–
Insurance Brokers	–	108,220	–
Internet Content – Entertainment	–	24,802	–
Life and Health Insurance	–	200,876	–
Medical – Drugs	–	150,804	–
Medical – Generic Drugs	–	112,206	–
Metal – Aluminum	–	101,554	–
Metal – Copper	–	63,572	–
Metal – Diversified	80,857	221,739	–
Metal – Iron	–	45,044	–
Oil and Gas Drilling	–	76,685	–
Oil Companies – Exploration and Production	215,695	289,966	–
Oil Companies – Integrated	127,317	688,844	–
Oil Refining and Marketing	–	159,398	–
Property and Casualty Insurance	–	144,299	–
Real Estate Operating/Development	46,752	703,372	–
Retail – Apparel and Shoe	–	295,579	–
Rubber/Plastic Products	–	107,939	–
Shipbuilding	–	120,064	–
Steel – Producers	50,928	308,195	–
Telecommunication Services	–	135,069	–
All Other	864,695	–	–

Exchange-Traded Funds	–	695,930	–

Money Market	–	692,005	–

Total Investments in Securities	$1,386,244	$11,191,454	$–

146 | SEPTEMBER 30, 2011

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Global Life Sciences Fund
Common Stock
Chemicals – Diversified	$–	$4,943,018	$–
Medical – Biomedical and Genetic	127,994,872	–	5,786,786
Medical – Drugs	119,535,883	65,832,111	–
Medical – Generic Drugs	24,938,891	18,241,549	2,509,255
Medical – Wholesale Drug Distributors	8,562,596	4,230,332	–
Medical Instruments	12,470,531	–	–
Soap and Cleaning Preparations	–	4,915,506	–
All Other	211,214,503	–	–

Preferred Stock	–	–	6,403,810

Warrants	–	–	1

Money Market	–	12,740,217	–

Total Investments in Securities	$504,717,276	$110,902,733	$14,699,852

Investments in Securities:
Janus Global Research Fund
Common Stock
Apparel Manufacturers	$2,088,957	$1,354,064	$–
Automotive – Cars and Light Trucks	3,335,628	3,773,100	–
Brewery	–	1,702,344	–
Building and Construction Products – Miscellaneous	–	1,789,222	–
Cable/Satellite Television	2,420,681	1,286,455	–
Casino Hotels	1,117,671	1,474,225	–
Cellular Telecommunications	–	1,328,267	–
Chemicals – Diversified	1,607,763	2,203,468	–
Commercial Banks	–	2,605,869	–
Distribution/Wholesale	2,691,686	4,212,432	–
Educational Software	–	570,602	–
Electronic Components – Semiconductors	3,127,641	1,914,356	–
Electronic Measuring Instruments	–	2,355,325	–
Finance – Other Services	–	1,004,179	–
Food – Catering	–	–	–
Food – Miscellaneous/Diversified	–	3,665,261	–
Food – Wholesale/Distribution	–	1,761,670	–
Hotels and Motels	1,922,545	1,625,455	–
Industrial Automation and Robotics	–	4,145,205	–
Insurance Brokers	1,175,650	622,915	–
Internet Gambling	–	1,899,119	–
Life and Health Insurance	1,134,387	4,100,219	–
Medical – Drugs	5,628,649	1,301,189	–
Oil – Field Services	4,834,141	3,121,141	–
Oil and Gas Drilling	1,055,519	584,205	–
Oil Companies – Exploration and Production	3,457,511	3,311,424	–
Oil Companies – Integrated	1,864,953	1,425,911	–
Oil Refining and Marketing	–	1,212,970	–
Real Estate Management/Services	1,375,089	1,181,751	–
Real Estate Operating/Development	–	1,199,343	–
Retail – Apparel and Shoe	2,845,003	2,597,099	–
Retail – Jewelry	–	2,028,040	–
Rubber/Plastic Products	–	2,576,449	–
Semiconductor Components/Integrated Circuits	2,172,533	2,429,692	–
Soap and Cleaning Preparations	–	1,751,988	–
Tobacco	1,472,043	2,748,679	–
Toys	2,348,689	568,214	–
Wireless Equipment	1,541,230	1,767,285	–
All Other	108,567,148	–	–

Exchange-Traded Fund	–	2,342,800	–

Money Market	–	1,091,239	–

Total Investments in Securities	$157,785,117	$78,633,171	$–

Janus Global & International Funds | 147

Notes to Schedules of Investments (continued)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Global Select Fund
Common Stock
Automotive – Cars and Light Trucks	$–	$178,964,819	$–
Coal	–	25,920,066	–
Coatings and Paint Products	–	46,201,523	–
Commercial Banks	66,070,894	70,865,477	–
Electronic Measuring Instruments	–	44,335,926	–
Enterprise Software/Services	–	67,245,166	–
Gold Mining	–	63,220,355	–
Internet Gambling	–	70,936,015	–
Investment Companies	–	50,166,894	–
Life and Health Insurance	–	113,617,379	–
Marine Services	–	35,895,155	–
Metal Processors and Fabricators	–	31,379,573	–
Multi-Line Insurance	81,163,541	34,808,815	–
Retail – Apparel and Shoe	–	56,437,650	–
Rubber/Plastic Products	–	54,721,762	–
Steel – Producers	–	19,514,591	–
Tobacco	–	88,410,396	–
Transportation – Services	–	52,303,073	–
All Other	1,129,122,724	–	–

Money Market	–	82,474,427	–

Total Investments in Securities	$1,276,357,159	$1,187,419,062	$–

Investments in Securities:
Janus Global Technology Fund
Common Stock
Computers	$16,003,842	$3,773,630	$–
E-Commerce/Services	53,188,126	5,311,867	–
Electronic Components – Semiconductors	29,753,653	7,692,398	–
Electronics – Military	–	9,777,029	–
Enterprise Software/Services	38,156,497	11,169,446	–
Industrial Automation and Robotics	–	20,615,854	–
Internet Content – Entertainment	–	4,529,201	–
Internet Gambling	–	11,800,398	–
Semiconductor Components/Integrated Circuits	22,752,195	27,850,752	–
Semiconductor Equipment	–	16,600,096	–
Toys	–	3,811,408	–
Wireless Equipment	20,405,325	7,250,528	–
All Other	415,821,426	–	–

Money Market	–	17,882,383	–

Total Investments in Securities	$596,081,064	$148,064,990	$–

148 | SEPTEMBER 30, 2011

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus International Equity Fund
Common Stock
Advertising Agencies	$–	$2,139,795	$–
Automotive – Cars and Light Trucks	–	5,199,255	–
Building Products – Air and Heating	–	2,088,802	–
Building Products – Doors and Windows	–	2,609,415	–
Cable/Satellite Television	–	2,687,068	–
Commercial Banks	4,294,753	11,764,742	–
Distribution/Wholesale	–	4,835,792	–
Diversified Banking Institutions	–	3,234,745	–
E-Commerce/Services	–	4,083,998	–
Electric – Integrated	–	3,300,233	–
Electronic Components – Semiconductors	–	2,391,143	–
Electronic Measuring Instruments	–	3,478,213	–
Finance – Other Services	–	2,751,822	–
Food – Catering	–	–	–
Food – Miscellaneous/Diversified	–	8,158,702	–
Food – Wholesale/Distribution	–	3,590,318	–
Industrial Automation and Robotics	–	6,706,694	–
Industrial Gases	–	3,401,961	–
Internet Content – Entertainment	–	3,022,952	–
Life and Health Insurance	–	8,765,303	–
Machinery – General Industrial	–	991,175	–
Machinery – Pumps	–	4,270,004	–
Medical – Drugs	851,053	4,018,837	–
Metal – Diversified	–	2,510,293	–
Multi-Line Insurance	–	2,262,698	–
Oil – Field Services	–	3,060,552	–
Oil Companies – Exploration and Production	7,844,092	9,633,046	–
Oil Companies – Integrated	–	3,120,711	–
Oil Refining and Marketing	–	3,385,002	–
Real Estate Management/Services	–	3,690,948	–
Real Estate Operating/Development	–	5,607,534	–
Retail – Apparel and Shoe	–	2,883,675	–
Retail – Consumer Electronics	–	4,151,732	–
Retail – Jewelry	–	2,567,388	–
Semiconductor Components/Integrated Circuits	–	4,215,698	–
Semiconductor Equipment	–	4,348,397	–
Soap and Cleaning Preparations	–	3,452,314	–
Tobacco	–	11,030,236	–
Transportation – Marine	–	2,001,636	–
Transportation – Services	–	5,219,096	–
Wireless Equipment	–	2,091,364	–
All Other	9,233,560	–	–

Money Market	–	5,503,514	–

Total Investments in Securities	$22,223,458	$174,226,803	$–

Janus Global & International Funds | 149

Notes to Schedules of Investments (continued)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Overseas Fund
Common Stock
Agricultural Operations	$–	$–	$12,532,298
Airlines	722,039,838	165,555,409	–
Chemicals – Diversified	–	105,505,885	–
Commercial Banks	769,245	716,975,462	–
Distribution/Wholesale	–	1,021,664,495	–
Diversified Banking Institutions	59,758,966	550,090,563	–
Diversified Operations	–	75,844,578	–
Diversified Operations – Commercial Services	–	161,223,741	–
Electronic Components – Semiconductors	–	124,380,630	–
Enterprise Software/Services	–	69,785,483	–
Finance – Investment Bankers/Brokers	–	149,429,581	–
Finance – Mortgage Loan Banker	–	57,112,767	–
Food – Catering	–	–	–
Hotels and Motels	–	193,708,444	–
Internet Content – Entertainment	–	31,964,822	–
Life and Health Insurance	–	10,918,435	–
Medical – Generic Drugs	–	47,040,683	–
Oil and Gas Drilling	38,837,964	19,255,503	–
Oil Companies – Exploration and Production	199,327,565	71,905,533	–
Oil Companies – Integrated	–	250,905,106	–
Oil Refining and Marketing	–	636,996,960	–
Property and Casualty Insurance	–	77,778,736	–
Real Estate Operating/Development	227,687,666	640,125,244	–
Retail – Miscellaneous/Diversified	–	110,753,896	–
Semiconductor Equipment	–	237,182,896	–
Sugar	206,853,165	10,345,974	–
Telecommunication Services	–	16,834,066	–
Toys	–	318,214,665	–
All Other	976,755,774	–	–

Money Market	–	248,998,015	–

Total Investments in Securities	$2,432,030,183	$6,120,497,572	$12,532,298

150 | SEPTEMBER 30, 2011

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Worldwide Fund
Common Stock
Agricultural Operations	$–	$–	$1,606,580
Apparel Manufacturers	–	7,834,615	–
Bicycle Manufacturing	–	8,685,536	–
Building – Residential and Commercial	9,470,406	23,678,332	–
Commercial Banks	17,886,889	82,448,779	–
Commercial Services	–	27,283,094	–
Distribution/Wholesale	–	30,668,496	–
Diversified Banking Institutions	91,012,866	22,554,776	–
Diversified Minerals	–	9,849,560	–
Diversified Operations	–	5,035,530	–
Educational Software	–	16,786,978	–
Electric – Integrated	–	21,602,208	–
Finance – Other Services	–	14,138,321	–
Food – Miscellaneous/Diversified	–	30,802,855	–
Food – Wholesale/Distribution	–	16,939,641	–
Industrial Automation and Robotics	–	23,039,628	–
Internet Content – Entertainment	–	12,399,489	–
Life and Health Insurance	13,667,229	47,063,736	–
Medical – Drugs	–	42,341,115	–
Medical – Generic Drugs	26,115,757	15,832,644	–
Metal – Aluminum	–	14,078,529	–
Office Automation and Equipment	–	20,685,636	–
Oil Companies – Integrated	–	76,725,771	–
Property and Casualty Insurance	–	18,603,066	–
Real Estate Operating/Development	–	34,860,410	–
Retail – Apparel and Shoe	–	33,475,712	–
Retail – Miscellaneous/Diversified	–	31,092	–
Rubber/Plastic Products	–	25,374,971	–
Semiconductor Components/Integrated Circuits	13,561,675	18,304,288	–
Semiconductor Equipment	–	11,083,489	–
Soap and Cleaning Preparations	–	13,963,335	–
Telephone – Integrated	–	9,734,425	–
Tobacco	–	61,693,610	–
Transportation – Marine	–	9,525,432	–
Transportation – Services	27,327,659	9,729,565	–
Wireless Equipment	20,980,735	11,562,881	–
All Other	762,913,547	–	–

Preferred Stock	–	8,945,661	–

Warrant	–	18,862,581	–

Money Market	–	12,102,027	–

Total Investments in Securities	$982,936,763	$868,327,814	$1,606,580

Investments in Purchased Options:
Janus Emerging Markets Fund	$–	$1,765	$–
Janus Global Select Fund	–	27,718,576	–
Janus Overseas Fund	–	93,817
Janus Worldwide Fund	–	11,106	–

Investments in Securities Sold Short:
Janus Global Technology Fund	$(5,787,253)	$(24,938,744)	$–

Janus Global & International Funds | 151

Notes to Schedules of Investments (continued)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Other Financial Instruments(b):
Janus Asia Equity Fund	$–	$12,054	$–
Janus Emerging Markets Fund	–	(97,554)	–
Janus Global Life Sciences Fund	–	1,087,365	–
Janus Global Select Fund	–	(44,328,557)	–
Janus Global Technology Fund	–	(305,648)	–
Janus Overseas Fund	–	(26,167,961)	–
Janus Worldwide Fund	–	1,523,690	–

(a)	Includes fair value factors.
(b)	Other financial instruments include futures, forward currency, written option, and swap contracts. Forward currency contracts and swap contracts are reported at their unrealized appreciation/(depreciation) at measurement date, which represents the change in the contract’s value from trade date. Futures are reported at their variation margin at measurement date, which represents the amount due to/from the Fund at that date. Options are reported at their market value at measurement date.

Level 3 Valuation Reconciliation of Assets (for the fiscal period ended September 30, 2011)

			Change in			Transfers In
			Unrealized			and/or
	Balance as of	Realized	Appreciation/			Out of	Balance as of
	September 30, 2010	Gain/(Loss)(a)	(Depreciation)(b)	Gross Purchases	Gross Sales	Level 3(c)	September 30, 2011

Investments in Securities:
Janus Global Life Sciences Fund
Common Stock
Medical – Biomedical and Genetic	$5,786,786	$–	$–	$–	$–	$–	$5,786,786
Medical – Generic Drugs	2,509,255	–	–	–	–	–	2,509,255
Medical Instruments	892,914	–	(892,914)	–	–	–	–
Preferred Stock	6,403,810	–	–	–	–	–	6,403,810
Warrants	4	–	–	–	(3)	–	1
Janus Global Research Fund
Common Stock
Food – Catering	–	–	–	–	–	–	–
Janus International Equity Fund
Common Stock
Food – Catering	–	–	–	–	–	–	–
Janus Overseas Fund
Common Stock
Agricultural Operations	–	–	(143,201,169)	–	–	155,733,467	12,532,298
Commercial Banks	–	–	–	–	–	–	–
Food – Catering	–	–	–	–	–	–	–
Janus Worldwide Fund
Agricultural Operations	–	–	(17,239,357)	2,518,829	–	16,327,108	1,606,580

(a)	Included in “Net realized gain/(loss) from investment and foreign currency transactions” on the Statements of Operations.
(b)	Included in “Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation” on the Statements of Operations.
(c)	Amounts transferred in to Level 3 represent the value of Chaoda Modern Agriculture Holdings, Ltd. on September 30, 2011. Upon the review of significant events within the company by the Global Pricing Committee, it was determined that a 50% discount to the last close price from the exchange be applied to the valuation.

Aggregate collateral segregated to cover margin or segregation requirements on open futures contracts, forward currency contracts, options contracts, short sales, swap agreements, and/or securities with extended settlement dates as of September 30, 2011 is noted below.

Fund	Aggregate Value

Janus Asia Equity Fund	$561,030
Janus Emerging Markets Fund	2,981,009
Janus Global Life Sciences Fund	58,404,001
Janus Global Select Fund	2,153,582,233
Janus Global Technology Fund	169,453,068
Janus Overseas Fund	1,425,940,557
Janus Worldwide Fund	404,977,241

152 | SEPTEMBER 30, 2011

Notes to Financial Statements

The following section describes the organization and significant accounting policies and provides more detailed information about the schedules and tables that appear throughout this report. In addition, the Notes to Financial Statements explain the methods used in preparing and presenting this report.

1.	Organization and Significant Accounting Policies

Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund (individually, a “Fund” and collectively, the “Funds”) are series funds. The Funds are part of Janus Investment Fund (the “Trust”), which is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The financial statements include information for the period from July 29, 2011 (inception date) through September 30, 2011 for Janus Asia Equity Fund, December 28, 2010 (inception date) through September 30, 2011 for Janus Emerging Markets Fund and for the fiscal year ended September 30, 2011 for Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund, and Janus Worldwide Fund. The Trust offers forty-two funds which include multiple series of shares, with differing investment objectives and policies. The Funds invest primarily in equity securities. Each Fund in this report is classified as diversified, as defined in the 1940 Act, with the exception of Janus Global Select Fund, which is classified as nondiversified.

Each Fund in this report offers multiple classes of shares in order to meet the needs of various types of investors. Each class represents an interest in the same portfolio of investments. Certain financial intermediaries may not offer all classes of shares.

Class A Shares and Class C Shares are generally offered through financial intermediary platforms including, but not limited to, traditional brokerage platforms, mutual fund wrap fee programs, bank trust platforms, and retirement platforms. The maximum purchase in Class C Shares is $500,000 for any single purchase.

Class D Shares are generally no longer being made available to new investors. The Shares are available only to investors who hold accounts directly with the Janus funds and to immediate family members or members of the same household of an eligible individual investor. The Shares are not offered through financial intermediaries.

Class I Shares are available through certain financial intermediary platforms including, but not limited to, mutual fund wrap fee programs, managed account programs, asset allocation programs, and bank trust platforms, as well as certain retirement platforms. Class I Shares are also available to certain institutional investors including, but not limited to, corporations, certain retirement plans, public plans, and foundations/endowments.

Class R Shares are offered through financial intermediary platforms including, but not limited to, retirement platforms.

Class S Shares are offered through financial intermediary platforms including, but not limited to, retirement platforms and asset allocation, mutual fund wrap, or other discretionary or nondiscretionary fee-based investment advisory programs. In addition, Class S Shares may be available through certain financial intermediaries who have an agreement with Janus Capital Management LLC (“Janus Capital”) or its affiliates to offer Class S Shares on their supermarket platforms.

Class T Shares are available through certain financial intermediary platforms including, but not limited to, mutual fund wrap fee programs, managed account programs, asset allocation programs, bank trust platforms, as well as certain retirement platforms. In addition, Class T Shares may be available through certain financial intermediaries who have an agreement with Janus Capital or its affiliates to offer Class T Shares on their supermarket platforms.

The following accounting policies have been followed by the Funds and are in conformity with accounting principles generally accepted in the United States of America within the investment management industry.

Investment Valuation
Securities are valued at the last sales price or the official closing price for securities traded on a principal securities exchange (U.S. or foreign) and on the NASDAQ National Market. Securities traded on over-the-counter (“OTC”) markets and listed securities for which no sales are reported are valued at the latest bid price (or yield equivalent thereof) obtained from one or more dealers transacting in a market for such securities or by a pricing service approved by the Funds’ Trustees. Short-term securities with maturities of 60 days or less may be valued at amortized cost, which approximates market value. Debt securities with a remaining maturity of greater than 60 days are valued in accordance with the evaluated bid price supplied by the pricing service. The evaluated bid price supplied by the pricing service is an evaluation that reflects such factors as security prices, yields, maturities and ratings. Short positions shall be valued in accordance with the same methodologies, except that in the event that a last sale price is not available, the latest ask price

Janus Global & International Funds | 153

Notes to Financial Statements (continued)

shall be used instead of a bid price. Foreign securities and currencies are converted to U.S. dollars using the applicable exchange rate in effect as of the daily close of the New York Stock Exchange (“NYSE”). When market quotations are not readily available or deemed unreliable, or events or circumstances that may affect the value of portfolio securities held by the Funds are identified between the closing of their principal markets and the time the net asset value (“NAV”) is determined, securities may be valued at fair value as determined in good faith under procedures established by and under the supervision of the Funds’ Trustees. Circumstances in which fair value pricing may be utilized include, but are not limited to: (i) a significant event that may affect the securities of a single issuer, such as a merger, bankruptcy, or significant issuer specific development; (ii) an event that may affect an entire market, such as a natural disaster or significant governmental action; (iii) a nonsignificant event such as a market closing early or not opening, or a security trading halt; and (iv) pricing of a non-valued security and a restricted or non-public security. The Funds may use systematic fair valuation models provided by independent third parties to value international equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE. Restricted and illiquid securities are valued in accordance with procedures established by the Funds’ Trustees.

Investment Transactions and Investment Income
Investment transactions are accounted for as of the date purchased or sold (trade date). Dividend income is recorded on the ex-dividend date. Certain dividends from foreign securities will be recorded as soon as the Trust is informed of the dividend, if such information is obtained subsequent to the ex-dividend date. Dividends from foreign securities may be subject to withholding taxes in foreign jurisdictions. Interest income is recorded on the accrual basis and includes amortization of premiums and accretion of discounts. Gains and losses are determined on the identified cost basis, which is the same basis used for federal income tax purposes. Income, as well as gains and losses, both realized and unrealized, are allocated daily to each class of shares based upon the ratio of net assets represented by each class as a percentage of total net assets.

Expenses
Each Fund bears expenses incurred specifically on its behalf, as well as a portion of general expenses, which may be allocated pro rata to each Fund. Each class of shares bears expenses incurred specifically on its behalf and, in addition, each class bears a portion of general expenses, which are allocated daily to each class of shares based upon the ratio of net assets represented by each class as a percentage of total net assets. Expenses directly attributable to a specific class of shares are charged against the operations of such class.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translations
The Funds do not isolate that portion of the results of operations resulting from the effect of changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held at the date of the financial statements. Net unrealized appreciation or depreciation of investments and foreign currency translations arise from changes in the value of assets and liabilities, including investments in securities held at the date of the financial statements, resulting from changes in the exchange rates and changes in market prices of securities held.

Currency gains and losses are also calculated on payables and receivables that are denominated in foreign currencies. The payables and receivables are generally related to foreign security transactions and income translations.

Foreign currency-denominated assets and forward currency contracts may involve more risks than domestic transactions, including currency risk, political and economic risk, regulatory risk and equity risk. Risks may arise from the potential inability of a counterparty to meet the terms of a contract and from unanticipated movements in the value of foreign currencies relative to the U.S. dollar.

Dividend Distributions
The Funds generally declare and distribute dividends of net investment income and realized capital gains (if any) annually. The majority of dividends and capital gains distributions from the Funds may be automatically reinvested into additional shares of that Fund, based on the discretion of the shareholder.

The Funds may make certain investments in real estate investment trusts (“REITs”) which pay dividends to their shareholders based upon funds available from operations. It is quite common for these dividends to exceed the

154 | SEPTEMBER 30, 2011

REITs’ taxable earnings and profits, resulting in the excess portion of such dividends being designated as a return of capital. If the Funds distribute such amounts, such distributions could constitute a return of capital to shareholders for federal income tax purposes.

Federal Income Taxes
No provision for income taxes is included in the accompanying financial statements as the Funds intend to distribute to shareholders all taxable investment income and realized gains and otherwise comply with Subchapter M of the Internal Revenue Code applicable to regulated investment companies.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance, the Funds adopted the provisions of “Income Taxes.” These provisions require an evaluation of tax positions taken (or expected to be taken) in the course of preparing a Fund’s tax returns to determine whether these positions meet a “more-likely-than-not” standard that, based on the technical merits, have a more than fifty percent likelihood of being sustained by a taxing authority upon examination. A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The Funds recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense on the Statements of Operations.

These provisions require management of the Funds to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, including federal tax authorities and certain state tax authorities. As of and during the fiscal year ended September 30, 2011, the Funds did not have a liability for any unrecognized tax benefits. The Funds have no examinations in progress and are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months.

On December 22, 2010, the Regulated Investment Company Modernization Act of 2010 (the “Modernization Act”) was signed by the President. The Modernization Act is the first major piece of legislation affecting Regulated Investment Companies (“RICs”) since 1986 and it modernizes several of the federal income and excise tax provisions related to RICs. Some of the enacted provisions include:

New capital losses may now be carried forward indefinitely, and retain the character of the original loss. Under pre-enactment law, capital losses could be carried forward for eight years, and carried forward as short-term capital, irrespective of the character of the original loss.

The Modernization Act contains simplification provisions, which are aimed at preventing disqualification of a RIC for “inadvertent” failures of the asset diversification and/or qualifying income tests. Additionally, the Modernization Act exempts RICs from the preferential dividend rule, and repeals the 60-day designation requirement for certain types of pay-through income and gains.

Finally, the Modernization Act contains several provisions aimed at preserving the character of distributions made by a fiscal year RIC during the portion of its taxable year ending after October 31 or December 31, reducing the circumstances under which a RIC might be required to file amended Forms 1099 to restate previously reported distributions.

Except for the simplification provisions related to RIC qualification, the Modernization Act is effective for taxable years beginning after December 22, 2010. The provisions related to RIC qualification are effective for taxable years for which the extended due date of the tax return is after December 22, 2010.

Restricted Cash
As of September 30, 2011, Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Select Fund, Janus Global Technology Fund and Janus Overseas Fund had restricted cash in the amounts of $526,000, $600,526, $40,920,000, $200,000 and $83,400,311, respectively. The restricted cash represents collateral received in relation to options contracts invested in by the Funds at September 30, 2011. The restricted cash is held at the Funds’ custodian, State Street Bank and Trust Company. The carrying value of the restricted cash approximates fair value.

Valuation Inputs Summary
In accordance with FASB guidance, the Funds utilize the “Fair Value Measurements” to define fair value, establish a framework for measuring fair value, and expand disclosure requirements regarding fair value measurements. The Fair Value Measurement Standard does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements. This standard emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Various inputs are used in determining the value of the Funds’ investments defined pursuant to this standard. These inputs are summarized into three broad levels:

Level 1 – Quoted prices in active markets for identical securities.

Janus Global & International Funds | 155

Notes to Financial Statements (continued)

Level 2 – Prices determined using other significant observable inputs. Observable inputs are inputs that reflect the assumptions market participants would use in pricing a security and are developed based on market data obtained from sources independent of the reporting entity. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk, and others.

Debt securities are valued in accordance with the evaluated bid price supplied by the pricing service and generally categorized as Level 2 in the hierarchy. Securities traded on OTC markets and listed securities for which no sales are reported are valued at the latest bid price (or yield equivalent thereof) obtained from one or more dealers transacting in a market for such securities or by a pricing service approved by the Funds’ Trustees and are categorized as Level 2 in the hierarchy. Short-term securities with maturities of 60 days or less are valued at amortized cost, which approximates market value and are categorized as Level 2 in the hierarchy. Other securities that are categorized as Level 2 in the hierarchy include, but are not limited to, preferred stocks, bank loans, American Depositary Receipts (ADRs), Global Depositary Receipts (GDRs), warrants, swaps, investments in mutual funds, OTC options, and forward contracts. The Funds may use systematic fair valuation models provided by independent third parties to value international equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE. These are generally categorized as Level 2 in the hierarchy.

Level 3 – Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable or deemed less relevant (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the factors market participants would use in pricing the security and would be based on the best information available under the circumstances.

For restricted equity securities and private placements where observable inputs are limited, assumptions about market activity and risk are used in employing valuation techniques such as the market approach, the income approach, or the cost approach, as defined under the FASB Guidance. These are categorized as Level 3 in the hierarchy.

There have been no significant changes in valuation techniques used in valuing any such positions held by the Funds since the beginning of the fiscal period or fiscal year.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The summary of inputs used as of September 30, 2011 to value the Funds’ investments in securities and other financial instruments is included in the “Valuation Inputs Summary” and “Level 3 Valuation Reconciliation of Assets” (if applicable) in the Notes to Schedules of Investments.

The Funds adopted FASB Accounting Standards Update “Fair Value Measurements and Disclosures” (the “Update”). This Update applies to a Fund’s disclosures about transfers in and out of Level 1 and Level 2 of the fair value hierarchy and the reasons for the transfers. Disclosures about the valuation techniques and inputs used to measure fair value for investments that fall in either Level 2 or Level 3 fair value hierarchy are summarized under the Level 2 and Level 3 categories listed above. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the fiscal year.

The Funds recognize transfers between the levels as of the beginning of the fiscal period or fiscal year.

2.	Derivative Instruments

The Funds may invest in various types of derivatives, which may at times result in significant derivative exposure. A derivative is a financial instrument whose performance is derived from the performance of another asset. The Funds may invest in derivative instruments including, but not limited to: futures contracts, put options, call options, options on swap contracts, options on future contracts, options on foreign currencies, swaps, forward contracts, structured investments, and other equity-linked derivatives. Each derivative instrument that was held by one or more Funds during the fiscal year ended September 30, 2011 is discussed in further detail below. A summary of derivative activity by Fund is reflected in the tables at the end of this section.

The Funds may use derivative instruments for hedging (to offset risks associated with an investment, currency exposure, or market conditions) or for speculative (to seek to enhance returns) purposes. When the Funds invest in a derivative for speculative purposes, the Funds will be fully exposed to the risks of loss of that derivative, which may sometimes be greater than the cost of the derivative. The Funds may not use any derivative to gain exposure to an asset or class of assets prohibited by their investment restrictions from purchasing directly. The Funds’ ability to

156 | SEPTEMBER 30, 2011

use derivative instruments may also be limited by tax considerations.

Investments in derivatives are generally subject to market risks that may cause their prices to fluctuate over time. Investments in derivatives may not directly correlate with the price movements of the underlying instrument. As a result, the use of derivatives may expose the Funds to additional risks that they would not be subject to if they invested directly in the securities underlying those derivatives. The use of derivatives may result in larger losses or smaller gains than otherwise would be the case. Derivatives can be volatile and may involve significant risks, including, but not limited to, counterparty risk, credit risk, currency risk, equity risk, index risk, interest rate risk, leverage risk, and liquidity risk.

Derivatives may generally be traded OTC or on an exchange. Derivatives traded OTC, such as options and structured notes, are agreements that are individually negotiated between parties and can be tailored to meet a purchaser’s needs.

OTC derivatives are not guaranteed by a clearing agency and may be subject to increased credit risk. In an effort to mitigate credit risk associated with derivatives traded OTC, the Funds may enter into collateral agreements with certain counterparties whereby, subject to certain minimum exposure requirements, a Fund may require the counterparty to post collateral if the Fund has a net aggregate unrealized gain on all OTC derivative contracts with a particular counterparty. There is no guarantee that counterparty exposure is reduced and these arrangements are dependent on Janus Capital’s ability to establish and maintain appropriate systems and trading.

In pursuit of their investment objectives, each Fund may seek to use derivatives to increase or decrease exposure to the following market risk factors:

•	Counterparty Risk – Counterparty risk is the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to a Fund.

•	Credit Risk – Credit risk is the risk an issuer will be unable to make principal and interest payments when due, or will default on its obligations.

•	Currency Risk – Currency risk is the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

•	Equity Risk – Equity risk relates to the change in value of equity securities as they relate to increases or decreases in the general market.

•	Index Risk – If the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, a Fund could receive lower interest payments or experience a reduction in the value of the derivative to below what the Fund paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

•	Interest Rate Risk – Interest rate risk is the risk that the value of fixed-income securities will generally decline as prevailing interest rates rise, which may cause a Fund’s NAV to likewise decrease, and vice versa.

•	Leverage Risk – Leverage risk is the risk associated with certain types of leveraged investments or trading strategies pursuant to which relatively small market movements may result in large changes in the value of an investment. A Fund creates leverage by using borrowed capital to increase the amount invested, or investing in instruments, including derivatives, where the investment loss can exceed the original amount invested. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

•	Liquidity Risk – Liquidity risk is the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Forward Foreign Currency Exchange Contracts
A forward foreign currency exchange contract (“forward currency contract”) is a commitment to purchase or sell a foreign currency at a future date at a negotiated rate. The Funds may enter into forward currency contracts for hedging purposes, including, but not limited to, reducing exposure to changes in foreign currency exchange rates on foreign portfolio holdings and locking in the U.S. dollar cost of firm purchase and sale commitments for securities denominated in or exposed to foreign currencies. The Funds may also invest in forward currency contracts for nonhedging purposes such as seeking to enhance returns. The Funds are subject to currency risk in the normal course of pursuing their investment objectives through their investments in forward currency contracts.

The gain or loss arising from the difference between the U.S. dollar cost of the original contract and the value of

Janus Global & International Funds | 157

Notes to Financial Statements (continued)

the foreign currency in U.S. dollars upon closing a contract is included in “Net realized gain/(loss) from investment and foreign currency transactions” on the Statements of Operations (if applicable).

Forward currency contracts held by the Funds are fully collateralized by other securities, which are denoted on the accompanying Schedules of Investments (if applicable). The collateral is evaluated daily to ensure its market value equals or exceeds the current market value of the corresponding forward currency contracts. Such collateral is in the possession of the Funds’ custodian.

Futures Contracts
A futures contract is an exchange-traded agreement to take or make delivery of an underlying asset at a specific time in the future for a specific predetermined negotiated price. The Funds may enter into futures contracts to gain exposure to the stock market pending investment of cash balances or to meet liquidity needs. The Funds are subject to interest rate risk, equity risk, and currency risk in the normal course of pursuing their investment objectives through their investments in futures contracts. The Funds may also use such derivative instruments to hedge or protect from adverse movements in securities prices, currency rates or interest rates. The use of futures contracts may involve risks such as the possibility of illiquid markets or imperfect correlation between the values of the contracts and the underlying securities, or that the counterparty will fail to perform its obligations.

Futures contracts are marked-to-market daily, and the daily variation margin is recorded as a receivable or payable on the Statements of Assets and Liabilities (if applicable). When a contract is closed, a realized gain or loss is recorded as “Net realized gain/(loss) from futures contracts” on the Statements of Operations (if applicable), equal to the difference between the opening and closing value of the contract. Generally, futures contracts are marked-to-market (i.e., treated as realized and subject to distribution) for federal income tax purposes at fiscal year-end. Securities held by the Funds that are designated as collateral for market value on futures contracts are noted on the Schedules of Investments (if applicable). Such collateral is in the possession of the Funds’ custodian or with the counterparty broker.

With futures, there is minimal counterparty credit risk to the Funds since futures are exchange-traded and the exchange’s clearinghouse, as counterparty to all exchange-traded futures, guarantees the futures against default.

Options Contracts
An options contract provides the purchaser with the right, but not the obligation, to buy (call option) or sell (put option) a financial instrument at an agreed upon price. The Funds may purchase or write covered and uncovered put and call options on swap contracts (“swaptions”), futures contracts, and on portfolio securities for hedging purposes or as a substitute for an investment. The Funds are subject to interest rate risk, liquidity risk, equity risk, and currency risk in the normal course of pursuing their investment objectives through their investments in options contracts. The Funds may use options contracts to hedge against changes in interest rates, the values of equities, or foreign currencies. The Funds may utilize American-style and European-style options. An American-style option is an option contract that can be exercised at any time between the time of purchase and the option’s expiration date. A European-style option is an option contract that can only be exercised on the option’s expiration date. The Funds may also purchase or write put and call options on foreign currencies in a manner similar to that in which futures or forward contracts on foreign currencies will be utilized. The Funds may also invest in long-term equity anticipation securities, which are long-term option contracts that can be maintained for a period of up to three years. The Funds may also enter into a swaption contract which grants the purchaser the right, but not the obligation, to enter into a swap transaction at preset terms detailed in the underlying agreement within a specified period of time. Entering into a swaption contract involves, to varying degrees, the elements of credit, market and interest rate risk, associated with both option contracts and swap contracts. The Funds generally invest in options to hedge against adverse movements in the value of portfolio holdings.

When an option is written, the Funds receive a premium and become obligated to sell or purchase the underlying security at a fixed price, upon exercise of the option. In writing an option, the Funds bear the risk of an unfavorable change in the price of the security underlying the written option. Exercise of an option written by the Funds could result in the Funds buying or selling a security at a price different from the current market value.

When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option, or the cost of the security for a purchased put or call option are adjusted by the amount of premium received or paid.

The Funds may also purchase and write exchange-listed and OTC put and call options on domestic securities indices, and on foreign securities indices listed on domestic and foreign securities exchanges. Options on securities indices are similar to options on securities except that (1) the expiration cycles of securities index options are monthly, while those of securities options are currently quarterly, and (2) the delivery requirements are

158 | SEPTEMBER 30, 2011

different. Instead of giving the right to take or make delivery of securities at a specified price, an option on a securities index gives the holder the right to receive a cash “exercise settlement amount” equal to (a) the amount, if any, by which the fixed exercise price of the option exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by (b) a fixed “index multiplier.” Receipt of this cash amount will depend upon the closing level of the securities index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the exercise price of the index and the exercise price of the option times a specified multiple. The writer of the option is obligated, in return for the premium received, to make delivery of this amount.

Options traded on an exchange are regulated and the terms of the options are standardized. Options traded OTC expose the Funds to counterparty risk in the event that the counterparty does not perform. This risk is mitigated by having a netting arrangement between the Funds and the counterparty and by having the counterparty post collateral to cover the Funds’ exposure to the counterparty.

Holdings of the Funds designated to cover outstanding written options are noted on the Schedules of Investments (if applicable). Options written are reported as a liability on the Statements of Assets and Liabilities as “Options written at value” (if applicable). Realized gains and losses are reported as “Net realized gain/(loss) from written options contracts” on the Statements of Operations (if applicable).

The risk in writing call options is that the Funds give up the opportunity for profit if the market price of the security increases and the options are exercised. The risk in writing put options is that the Funds may incur a loss if the market price of the security decreases and the options are exercised. The risk in buying options is that the Funds pay a premium whether or not the options are exercised. The use of such instruments may involve certain additional risks as a result of unanticipated movements in the market. A lack of correlation between the value of an instrument underlying an option and the asset being hedged, or unexpected adverse price movements, could render the Funds’ hedging strategy unsuccessful. In addition, there can be no assurance that a liquid secondary market will exist for any option purchased or sold. There is no limit to the loss the Funds may recognize due to written call options.

Written option activity for the fiscal period or fiscal year ended September 30, 2011 is indicated in the tables below:

	Number of	Premiums
Call Options	Contracts	Received

Janus Emerging Markets Fund
Options outstanding at December 28, 2010	–	$–
Options written	1,689	33,826
Options closed	(1,653)	(28,242)
Options expired	(36)	(5,584)
Options exercised	–	–

Options outstanding at September 30, 2011	–	$–

	Number of	Premiums
Put Options	Contracts	Received

Janus Emerging Markets Fund
Options outstanding at December 28, 2010	–	$–
Options written	3,400	46,358
Options closed	(3,239)	(9,205)
Options expired	(10)	(484)
Options exercised	(41)	(17,916)

Options outstanding at September 30, 2011	110	$18,753

	Number of	Premiums
Call Options	Contracts	Received

Janus Global Select Fund
Options outstanding at September 30, 2010	15,727	$3,807,950
Options written	366,587	92,755,147
Options closed	(140,392)	(55,042,272)
Options expired	(75,282)	(26,901,188)
Options exercised	(46,863)	(4,140,168)

Options outstanding at September 30, 2011	119,777	$10,479,469

	Number of	Premiums
Put Options	Contracts	Received

Janus Global Select Fund
Options outstanding at September 30, 2010	51,027	$5,781,181
Options written	1,565,262	147,313,373
Options closed	(957,615)	(90,336,050)
Options expired	(337,624)	(21,262,694)
Options exercised	(120,743)	(2,607,814)

Options outstanding at September 30, 2011	200,307	$38,887,996

	Number of	Premiums
Call Options	Contracts	Received

Janus Global Technology Fund
Options outstanding at September 30, 2010	–	$–
Options written	23,835	2,071,377
Options closed	(23,835)	(2,071,377)
Options expired	–	–
Options exercised	–	–

Options outstanding at September 30, 2011	–	$–

	Number of	Premiums
Put Options	Contracts	Received

Janus Global Technology Fund
Options outstanding at September 30, 2010	–	$–
Options written	13,580	1,610,989
Options closed	(9,970)	(981,935)
Options expired	–	–
Options exercised	–	–

Options outstanding at September 30, 2011	3,610	$629,054

Janus Global & International Funds | 159

Notes to Financial Statements (continued)

	Number of	Premiums
Call Options	Contracts	Received

Janus Worldwide Fund
Options outstanding at September 30, 2010	–	$–
Options written	2,400	201,673
Options closed	(2,400)	(201,673)
Options expired	–	–
Options exercised	–	–

Options outstanding at September 30, 2011	–	$–

	Number of	Premiums
Put Options	Contracts	Received

Janus Worldwide Fund
Options outstanding at September 30, 2010	13,189	$1,107,981
Options written	–	–
Options closed	(13,189)	(1,107,981)
Options expired	–	–
Options exercised	–	–

Options outstanding at September 30, 2011	–	$–

Swaps
A swap is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified amount of an underlying asset. The Funds may utilize swap agreements as a means to gain exposure to certain common stocks and/or to “hedge” or protect their portfolios from adverse movements in securities prices or interest rates. The Funds are subject to equity risk and interest rate risk in the normal course of pursuing their investment objectives through investments in swap contracts. Swap agreements entail the risk that a party will default on its payment obligation to a Fund. If the other party to a swap defaults, a Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. If a Fund utilizes a swap at the wrong time or judges market conditions incorrectly, the swap may result in a loss to the Fund and reduce the Fund’s total return. Swap contracts of the Funds are reported as an asset or liability on the Statements of Assets and Liabilities (if applicable). Realized gains and losses of the Funds are reported in “Net realized gain/(loss) from swap contracts” on the Statements of Operations (if applicable).

Dividend swap agreements involve an exchange by the parties of their respective commitments to pay or right to receive the changes in a dividend index point. The Funds gain exposure by either paying or receiving an amount in respect of an increase or decrease in the change of the relevant dividend index point based on a notional amount. For example, if a Fund took a long position on a dividend index swap, the Fund would receive payments if the relevant index point increased in value and would be obligated to pay if that index point decreased in value.

Total return swaps involve an exchange by two parties in which one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains over the payment period.

The Funds’ maximum risk of loss for total return swaps from counterparty risk or credit risk is the discounted value of the payments to be received from/paid to the counterparty over the contract’s remaining life, to the extent that the amount is positive. The risk is mitigated by having a netting arrangement between the Funds and the counterparty and by the posting of collateral to the Funds to cover the Funds’ exposure to the counterparty.

In accordance with FASB guidance, the Funds adopted the provisions for “Derivatives and Hedging,” which require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.

The following tables, grouped by derivative type, provide information about the fair value and location of derivatives within the Statements of Assets and Liabilities as of September 30, 2011.

Fair Value of Derivative Instruments as of September 30, 2011

	Asset Derivatives		Liability Derivatives
Derivatives not accounted for as	Statement of Assets and		Statement of Assets and
hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Asia Equity Fund
Equity Contracts	Outstanding swap contracts at value	$14,533	Outstanding swap contracts at value	$2,479

Total		$14,533		$2,479

	Asset Derivatives		Liability Derivatives
Derivatives not accounted for as	Statement of Assets and		Statement of Assets and
hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Emerging Markets Fund
Equity Contracts	Unaffiliated investments at value	$1,765
Equity Contracts	Outstanding swap contracts at value	8,534	Outstanding swap contracts at value	$51,273
Equity Contracts			Options written, at value	69,129
Foreign Exchange Contracts	Forward currency contracts	14,314

Total		$24,613		$120,402

160 | SEPTEMBER 30, 2011

	Asset Derivatives		Liability Derivatives
Derivatives not accounted for as	Statement of Assets and		Statement of Assets and
hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Global Life Sciences Fund
Foreign Exchange Contracts	Forward currency contracts	$1,087,365

Total		$1,087,365

	Asset Derivatives		Liability Derivatives
Derivatives not accounted	Statement of Assets and		Statement of Assets and
for as hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Global Select Fund
Interest Rate Contracts	Variation margin	$421,094
Equity Contracts	Variation margin	2,254,690
Equity Contracts	Unaffiliated investments at value	27,718,576	Options written, at value	$58,429,508
Equity Contracts	Outstanding swap contracts at value	7,476,283	Outstanding swap contracts at value	11,402,903
Foreign Exchange Contracts	Forward currency contracts	14,067,110

Total		$51,937,753		$69,832,411

	Asset Derivatives		Liability Derivatives
Derivatives not accounted for as	Statement of Assets and		Statement of Assets and
hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Global Technology Fund
Equity Contracts			Options written, at value	$559,646
Foreign Exchange Contracts	Forward currency contracts	$253,998

Total		$253,998		$559,646

	Asset Derivatives		Liability Derivatives
Derivatives not accounted	Statement of Assets and		Statement of Assets and
for as hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Overseas Fund
Commodity Contracts	Unaffiliated investments at value	$93,817
Equity Contracts	Outstanding swap contracts at value	17,372,301	Outstanding swap contracts at value	$47,955,044
Foreign Exchange Contracts	Forward currency contracts	4,414,782

Total		$21,880,900		$47,955,044

	Asset Derivatives		Liability Derivatives
Derivatives not accounted for as	Statement of Assets and		Statement of Assets and
hedging instruments	Liabilities Location	Fair Value	Liabilities Location	Fair Value

Janus Worldwide Fund
Equity Contracts	Unaffiliated investments at value	$11,106
Foreign Exchange Contracts	Forward currency contracts	1,523,690

Total		$1,534,796

The following tables provide information about the effect of derivatives and hedging activities on the Funds’ Statements of Operations for the fiscal year ended September 30, 2011.

The effect of Derivative Instruments on the Statements of Operations for the fiscal year ended September 30, 2011

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Asia Equity Fund(1)

Equity Contracts	$–	$(199,222)	$–	$–	$(199,222)

Total	$–	$(199,222)	$–	$–	$(199,222)

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Asia Equity Fund(1)

Equity Contracts	$–	$12,054	$–	$–	$12,054

Total	$–	$12,054	$–	$–	$12,054

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.

Janus Global & International Funds | 161

Notes to Financial Statements (continued)

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Emerging Markets Fund(1)

Equity Contracts	$34,443	$(40,067)	$(4,985)	$–	$(10,609)

Foreign Exchange Contracts	–	–	–	46,948	46,948

Total	$34,443	$(40,067)	$(4,985)	$46,948	$36,339

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Emerging Markets Fund(1)

Equity Contracts	$–	$(42,739)	$(83,728)	$–	$(126,467)

Foreign Exchange Contracts	–	–	–	14,314	14,314

Total	$–	$(42,739)	$(83,728)	$14,314	$(112,153)

(1)	Period from December 28, 2010 (inception date) through September 30, 2011.

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Global Life Sciences Fund

Foreign Exchange Contracts	$–	$–	$–	$(5,042,718)	$(5,042,718)

Total	$–	$–	$–	$(5,042,718)	$(5,042,718)

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Global Life Sciences Fund

Foreign Exchange Contracts	$–	$–	$–	$1,940,168	$1,940,168

Total	$–	$–	$–	$1,940,168	$1,940,168

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Global Select Fund

Commodity Contracts	$–	$(2,041,397)	$–	$–	$(2,041,397)

Equity Contracts	15,985,245	32,524,991	(28,917,148)	–	19,593,088

Foreign Exchange Contracts	–	–	–	(62,077,412)	(62,077,412)

Interest Rate Contracts	12,083,607	–	–	–	12,083,607

Total	$28,068,852	$30,483,594	$(28,917,148)	$(62,077,412)	$(32,442,114)

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Global Select Fund

Equity Contracts	$5,682,458	$(3,926,620)	$(7,517,647)	$–	$(5,761,809)

Foreign Exchange Contracts	–	–	–	22,513,414	22,513,414

Interest Rate Contracts	(1,721,997)	–	–	–	(1,721,997)

Total	$3,960,461	$(3,926,620)	$(7,517,647)	$22,513,414	$15,029,608

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Global Technology Fund

Equity Contracts	$–	$–	$(1,298,944)	$–	$(1,298,944)

Foreign Exchange Contracts	–	–	–	(3,585,768)	(3,585,768)

Total	$–	$–	$(1,298,944)	$(3,585,768)	$(4,884,712)

162 | SEPTEMBER 30, 2011

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Global Technology Fund

Equity Contracts	$–	$–	$29,350	$–	$29,350

Foreign Exchange Contracts	–	–	–	467,552	467,552

Total	$–	$–	$29,350	$467,552	$496,902

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Overseas Fund

Equity Contracts	$–	$(126,376,802)	$–	$–	$(126,376,802)

Foreign Exchange Contracts	–	–	–	(141,497,810)	(141,497,810)

Total	$–	$(126,376,802)	$–	$(141,497,810)	$(267,874,612)

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Overseas Fund

Commodity Contracts	$–	$–	$(32,693,827)	$–	$(32,693,827)

Equity Contracts	–	(38,217,300)	–	–	(38,217,300)

Foreign Exchange Contracts	–	–	–	18,997,737	18,997,737

Total	$–	$(38,217,300)	$(32,693,827)	$18,997,737	$(51,913,390)

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Worldwide Fund

Equity Contracts	$–	$–	$(119,643)	$–	$(119,643)

Foreign Exchange Contracts	–	–	–	(19,154,999)	(19,154,999)

Total	$–	$–	$(119,643)	$(19,154,999)	$(19,274,642)

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
				Forward Currency
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Contracts	Total

Janus Worldwide Fund

Equity Contracts	$–	$–	$(336,671)	$–	$(336,671)

Foreign Exchange Contracts	–	–	–	3,778,843	3,778,843

Total	$–	$–	$(336,671)	$3,778,843	$3,442,172

Please see the Funds’ Statements of Operations for the Funds’ “Net Realized and Unrealized Gain/(Loss) on Investments.”

The value of derivative instruments at period end and the effect of derivatives on the Statements of Operations are indicative of the Funds’ volumes throughout the period.

3.	Other investments and strategies

Additional Investment Risk
It is important to note that events in both domestic and international equity and fixed-income markets have resulted, and may continue to result, in an unusually high degree of volatility in the markets, with issuers that have exposure to the real estate, mortgage, and credit markets particularly affected. These events and the resulting market upheavals may have an adverse effect on a Fund, such as a decline in the value and liquidity of many securities held by the Fund, unusually high and unanticipated levels of redemptions, an increase in portfolio turnover, a decrease in NAV, and an increase in Fund expenses. Because the situation is unprecedented and widespread, it may also be unusually difficult to identify both investment risks and opportunities, which could limit or preclude a Fund’s ability to achieve its investment objective. It is impossible to predict whether or for how long these conditions will continue. Therefore, it is important to understand that the value of your investment may fall, sometimes sharply, and you could lose money.

Further, the instability experienced in the financial markets has resulted in the U.S. Government and various other governmental and regulatory entities taking actions to

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Notes to Financial Statements (continued)

address the financial crisis. These actions include, but are not limited to, the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in July 2010 which is expected to dramatically change the way in which the U.S. financial system is supervised and regulated. More specifically, the Dodd-Frank Act provides for widespread regulation of financial institutions, consumer financial products and services, broker-dealers, over-the-counter derivatives, investment advisers, credit rating agencies, and mortgage lending, which expands federal oversight in the financial sector and may affect the investment management industry as a whole. Given the broad scope, sweeping nature, and the fact that many provisions of the Dodd-Frank Act must be implemented through future rulemaking, the ultimate impact of the Dodd-Frank Act, and any resulting regulation, is not yet certain. As a result, there can be no assurance that these government and regulatory measures will not have an adverse effect on the value or marketability of securities held by a Fund, including potentially limiting or completely restricting the ability of the Fund to use a particular investment instrument as part of its investment strategy, increasing the costs of using these instruments, or possibly making them less effective in general. Furthermore, no assurance can be made that the U.S. Government or any U.S. regulatory entity (or other authority or regulatory entity) will not continue to take further legislative or regulatory action in response to the economic crisis or otherwise, and the effect of such actions, if taken, cannot be known.

Certain areas of the world have historically been prone to and economically sensitive to environmental events such as, but not limited to, hurricanes, earthquakes, typhoons, flooding, tidal waves, tsunamis, erupting volcanoes, wildfires or droughts, tornadoes, mudslides, or other weather-related phenomena. Such disasters, and the resulting physical or economic damage, could have a severe and negative impact on a Fund’s investment portfolio and, in the longer term, could impair the ability of issuers in which the Fund invests to conduct their businesses as they would under normal conditions. Adverse weather conditions may also have a particularly significant negative effect on issuers in the agricultural sector and on insurance companies that insure against the impact of natural disasters.

Counterparties
Fund transactions involving a counterparty are subject to the risk that the counterparty or a third party will not fulfill its obligation to a Fund (“counterparty risk”). Counterparty risk may arise because of the counterparty’s financial condition (i.e., financial difficulties, bankruptcy, or insolvency), market activities and developments, or other reasons, whether foreseen or not. A counterparty’s inability to fulfill its obligation may result in significant financial loss to a Fund. A Fund may be unable to recover its investment from the counterparty or may obtain a limited recovery, and/or recovery may be delayed. The extent of a Fund’s exposure to counterparty risk in respect to financial assets approximates their carrying value as recorded on the Fund’s Statement of Assets and Liabilities.

A Fund may be exposed to counterparty risk through participation in various programs including, but not limited to, lending its securities to third parties, cash sweep arrangements whereby a Fund’s cash balance is invested in one or more types of cash management vehicles, as well as investments in, but not limited to, repurchase agreements, debt securities, and derivatives, including various types of swaps, futures and options. A Fund intends to enter into financial transactions with counterparties that Janus Capital believes to be creditworthy at the time of the transaction. There is always the risk that Janus Capital’s analysis of a counterparty’s creditworthiness is incorrect or may change due to market conditions. To the extent that a Fund focuses its transactions with a limited number of counterparties, it will have greater exposure to the risks associated with one or more counterparties.

Emerging Market Investing
Investing in emerging markets may involve certain risks and considerations not typically associated with investing in the United States and imposes risks greater than, or in addition to, the risks associated with investing in securities of more developed foreign countries. Emerging markets securities are exposed to a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. In addition, the Funds’ investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Funds’ investments. To the extent that a Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance.

Exchange-Traded Funds
The Funds may invest in exchange-traded funds which generally are index-based investment companies that hold substantially all of their assets in securities representing their specific index. As a shareholder of another

164 | SEPTEMBER 30, 2011

investment company, a Fund would bear its pro rata portion of the other investment company’s expenses, including advisory fees, in addition to the expenses the Fund bears directly in connection with its own operations.

Exchange-Traded Notes
The Funds may invest directly in exchange-traded notes (“ETNs”), which are senior, unsecured, unsubordinated debt securities whose returns are linked to a particular index and provide exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies. This type of debt security differs from other types of bonds and notes. ETN returns are based upon the performance of a market index minus applicable fees; no periodic coupon payments are distributed and no principal protections exist. ETNs do not pay cash distributions. Instead, the value of dividends, interest, and investment gains are captured in a Fund’s total return. The Funds will invest in these securities when desiring exposure to debt securities or commodities. When evaluating ETNs for investment, Janus Capital will consider the potential risks involved, expected tax efficiency, rate of return, and credit risk. When the Funds invest in ETNs, they will bear their proportionate share of any fees and expenses borne by the ETN. There may be restrictions on the Funds’ right to redeem their investment in an ETN, which is meant to be held until maturity. The Funds’ decision to sell their ETN holdings may be limited by the availability of a secondary market.

Initial Public Offerings
The Funds may invest in initial public offerings (“IPOs”). IPOs and other investment techniques may have a magnified performance impact on a Fund with a small asset base. The Funds may not experience similar performance as their assets grow.

Interfund Lending
As permitted by the Securities and Exchange Commission (“SEC”), or the 1940 Act and rules promulgated thereunder, the Funds may be party to interfund lending agreements between the Funds and other Janus Capital sponsored mutual funds and certain pooled investment vehicles, which permit them to borrow or lend cash at a rate beneficial to both the borrowing and lending funds. Outstanding borrowings from all sources totaling 10% or more of a borrowing Fund’s total assets must be collateralized at 102% of the outstanding principal value of the loan; loans of less than 10% may be unsecured.

Real Estate Investing
The Funds may invest in equity and debt securities of U.S. and non-U.S. real estate-related companies. Such companies may include those in the real estate industry or real estate-related industries. These securities may include common stocks, preferred stocks, and other equity securities, including, but not limited to, REITs and similar REIT-like entities such as foreign entities that have REIT characteristics.

Restricted Security Transactions
Restricted securities held by the Funds may not be sold except in exempt transactions or in a public offering registered under the Securities Act of 1933, as amended. The risk of investing in such securities is generally greater than the risk of investing in the securities of widely held, publicly traded companies. Lack of a secondary market and resale restrictions may result in the inability of the Funds to sell a security at a fair price and may substantially delay the sale of the security. In addition, these securities may exhibit greater price volatility than securities for which secondary markets exist.

Securities Lending
Under procedures adopted by the Trustees, the Funds may seek to earn additional income through lending their securities to certain qualified broker-dealers and institutions on a short-term or long-term basis. The Funds may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of their total assets as determined at the time of the loan origination. When the Funds lend their securities, they receive collateral (including cash collateral), at least equal to the value of securities loaned. The Funds may earn income by investing this collateral in one or more affiliated or nonaffiliated cash management vehicles. It is also possible that, due to a decline in the value of a cash management vehicle, the Funds may lose money. There is also the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Funds may experience delays and costs in recovering the security or gaining access to the collateral provided to the Funds to collateralize the loan. If the Funds are unable to recover a security on loan, the Funds may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Funds. Janus Capital intends to manage the cash collateral in an affiliated cash management vehicle and will receive an investment advisory fee for managing such assets.

The borrower pays fees at the Funds’ direction to Deutsche Bank AG (the “Lending Agent”). The Lending Agent may retain a portion of the interest earned on the cash collateral invested. The cash collateral invested by the Lending Agent is disclosed on the Schedules of Investments (if applicable). The lending fees and the

Janus Global & International Funds | 165

Notes to Financial Statements (continued)

Funds’ portion of the interest income earned on cash collateral are included on the Statements of Operations (if applicable).

The Funds did not have any securities on loan during the fiscal year or period ended September 30, 2011.

Short Sales
The Funds may engage in “short sales against the box.” Short sales against the box involve either selling short a security that the Funds own or selling short a security that the Funds have the right to obtain, for delivery at a specified date in the future. The Funds may enter into short sales against the box to hedge against anticipated declines in the market price of portfolio securities. The Funds do not deliver from their portfolios the securities sold short and do not immediately receive the proceeds of the short sale. The Funds borrow the securities sold short and receive proceeds from the short sale only when they deliver the securities to the lender. If the value of the securities sold short increases prior to the scheduled delivery date, the Funds lose the opportunity to participate in the gain.

The Funds may also engage in other short sales. The Funds may engage in short sales when the portfolio managers and/or investment personnel anticipate that a security’s market purchase price will be less than its borrowing price. To complete the transaction, the Funds must borrow the security to deliver it to the purchaser and buy that same security in the market to return it to the lender. No more than 10% of a Fund’s net assets may be invested in short positions (through short sales of stocks, structured products, futures, swaps, and uncovered written calls). The Funds may engage in short sales “against the box” and options for hedging purposes that are not subject to this 10% limit. Although the potential for gain as a result of a short sale is limited to the price at which the Fund sold the security short less the cost of borrowing the security, the potential for loss is theoretically unlimited because there is no limit to the cost of replacing the borrowed security. There is no assurance the Funds will be able to close out a short position at a particular time or at an acceptable price. A gain or a loss will be recognized upon termination of a short sale. Short sales held by the Funds are fully collateralized by restricted cash or other securities, which are denoted on the accompanying Schedules of Investments (if applicable). The Funds are also required to pay the lender of the security any dividends or interest that accrue on a borrowed security during the period of the loan. Depending on the arrangements made with the broker or custodian, a Fund may or may not receive any payments (including interest) on collateral it has deposited with the broker. The Funds pay stock loan fees, disclosed on the Statements of Operations (if applicable), on assets borrowed from the security broker.

The Funds may also enter into short positions through derivative instruments, such as options contracts, futures contracts, and swap agreements, which may expose the Funds to similar risks. To the extent that the Funds enter into short derivative positions, the Funds may be exposed to risks similar to those associated with short sales, including the risk that the Funds’ losses are theoretically unlimited.

4.	Investment Advisory Agreements and Other Transactions with Affiliates

Each Fund pays Janus Capital an investment advisory fee which is calculated daily and paid monthly. The following table reflects each Fund’s contractual investment advisory fee rate or base fee rate, as applicable (expressed as an annual rate).

		Contractual
		Investment
	Average	Advisory
	Daily	Fee/Base
	Net Assets	Fee (%)
Fund	of the Fund	(annual rate)

Janus Asia Equity Fund	N/A	0.92
Janus Emerging Markets Fund	N/A	1.00
Janus Global Life Sciences Fund	All Asset Levels	0.64
Janus Global Research Fund	N/A	0.64
Janus Global Select Fund	All Asset Levels	0.64
Janus Global Technology Fund	All Asset Levels	0.64
Janus International Equity Fund	N/A	0.68
Janus Overseas Fund	N/A	0.64
Janus Worldwide Fund	N/A	0.60

For Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Research Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund, the investment advisory fee rate is determined by calculating a base fee and applying a performance adjustment. The base fee rate is the same as the contractual investment advisory fee rate shown in the table above. The performance adjustment either increases or decreases the base fee depending on how well each Fund has performed relative to its benchmark index, as shown below:

Fund	Benchmark Index

Janus Asia Equity Fund	MSCI All Country Asia
ex-Japan Index
Janus Emerging Markets Fund	MSCI Emerging Markets IndexSM
Janus Global Research Fund	MSCI World Growth Index
Janus International Equity Fund	MSCI EAFE® Index
Janus Overseas Fund	MSCI All Country World
ex-U.S. IndexSM
Janus Worldwide Fund	MSCI World IndexSM

Only the base fee rate applied until January 2007 for Janus Global Research Fund, February 2007 for Janus

166 | SEPTEMBER 30, 2011

Worldwide Fund, and December 2007 for Janus International Equity Fund and will apply until November 2011 for Janus Overseas Fund , January 2012 for Janus Emerging Markets Fund, and August 2012 for Janus Asia Equity Fund. The calculation of the performance adjustment applies as follows:

Investment Advisory Fee = Base Fee Rate +/- Performance Adjustment

The investment advisory fee rate paid to Janus Capital by each of the Funds listed above consists of two components: (1) a base fee calculated by applying the contractual fixed rate of the advisory fee to the Fund’s average daily net assets during the previous month (“Base Fee Rate”), plus or minus (2) a performance-fee adjustment (“Performance Adjustment”) calculated by applying a variable rate of up to 0.15% (positive or negative) to the Fund’s average daily net assets during the applicable performance measurement period. The performance measurement period generally is the previous 36 months, although no Performance Adjustment is made until a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund). When a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund), but less than 36 months, the performance measurement period will be equal to the time that has elapsed since the performance-based fee structure took effect. As noted above, any applicable Performance Adjustments began January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, and December 2007 for Janus International Equity Fund and will begin November 2011 for Janus Overseas Fund, January 2012 for Janus Emerging Markets Fund, and August 2012 for Janus Asia Equity Fund.

No Performance Adjustment is applied unless the difference between a Fund’s investment performance and the cumulative investment record of the Fund’s benchmark index is 0.50% or greater (positive or negative) during the applicable performance measurement period. The Base Fee Rate is subject to an upward or downward Performance Adjustment for every full 0.50% increment by which a Fund outperforms or underperforms its benchmark index. Because the Performance Adjustment is tied to a Fund’s relative performance compared to its benchmark index (and not its absolute performance), the Performance Adjustment could increase Janus Capital’s fee even if the Fund’s Shares lose value during the performance measurement period and could decrease Janus Capital’s fee even if the Fund’s Shares increase in value during the performance measurement period. For purposes of computing the Base Fee Rate and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the previous month for the Base Fee Rate, versus average daily net assets during the performance measurement period for the Performance Adjustment). Performance of a Fund is calculated net of expenses, whereas a Fund’s benchmark index does not have any fees or expenses. Reinvestment of dividends and distributions is included in calculating both the performance of a Fund and the Fund’s benchmark index. The Base Fee Rate is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued throughout the month. The investment fee is paid monthly in arrears. Under extreme circumstances involving underperformance by a rapidly shrinking Fund, the dollar amount of the Performance Adjustment could be more than the dollar amount of the Base Fee Rate. In such circumstances, Janus Capital would reimburse the applicable Fund.

The application of an expense limit, if any, will have a positive effect upon a Fund’s performance and may result in an increase in the Performance Adjustment. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.

The investment performance of a Fund’s Class A Shares (waiving the upfront sales load) for the performance measurement period is used to calculate the Performance Adjustment. For performance measurement periods prior to July 6, 2009, certain Funds calculated their Performance Adjustment by comparing the performance of Class T Shares (formerly named Class J Shares) against the investment record of its benchmark index. For periods beginning July 6, 2009, the investment performance of a Fund’s load-waived Class A Shares for the performance measurement period is used to calculate the Performance Adjustment. Because the Performance Adjustment is based on a rolling 36-month performance measurement period, calculations based solely on the performance of a Fund’s load-waived Class A Shares will not be fully implemented for 36 months after July 6, 2009. Until that time, the Fund’s performance will be compared to a blended investment performance record that includes the Fund’s Class T Shares (formerly named Class J Shares) performance (the prior share class used for performance calculations) for the portion of the performance measurement period prior to July 6, 2009, and the Fund’s load-waived Class A Shares for the remainder of the period. At the conclusion of the transition period, the Fund’s Class T Shares will be eliminated from the Performance Adjustment calculation, and the calculation will be based solely upon a Fund’s load-waived Class A Shares. After Janus Capital determines whether a particular Fund’s performance was above or below its

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Notes to Financial Statements (continued)

benchmark index by comparing the investment performance of the Fund’s load-waived Class A Shares, or Class T Shares (formerly named Class J Shares) as the case may be, against the cumulative investment record of the Fund’s benchmark index, Janus Capital applies the same Performance Adjustment (positive or negative) across each other class of shares of the Fund, as applicable.

It is not possible to predict the effect of the Performance Adjustment on future overall compensation to Janus Capital since it depends on the performance of each Fund relative to the record of the Fund’s benchmark index and future changes to the size of each Fund.

The Funds’ prospectuses and statements of additional information contain additional information about performance-based fees. The amount shown as advisory fees on the Statements of Operations reflects the Base Fee Rate plus/minus any Performance Adjustment, if applicable.

During the fiscal year ended September 30, 2011, the following Funds recorded a Performance Adjustment as indicated in the table below:

Performance
Fund	Adjustment

Janus Global Research Fund	$306,807
Janus International Equity Fund	258,604
Janus Worldwide Fund	1,473,566

Janus Services LLC (“Janus Services”), a wholly-owned subsidiary of Janus Capital, is the Funds’ transfer agent. In addition, Janus Services provides or arranges for the provision of certain other administrative services including, but not limited to, recordkeeping, accounting, order processing, and other shareholder services for the Funds.

Certain, but not all, intermediaries may charge administrative fees to investors in Class A Shares, Class C Shares, and Class I Shares for administrative services provided on behalf of such investors. These administrative fees are paid by the Class A Shares, Class C Shares, and Class I Shares of the Funds to Janus Services, which uses such fees to reimburse intermediaries. Consistent with the Transfer Agency Agreement between Janus Services and the Funds, Janus Services may negotiate the level, structure, and/or terms of the administrative fees with intermediaries requiring such fees on behalf of the Funds. Janus Capital and its affiliates benefit from an increase in assets that may result from such relationships.

Class D Shares of the Funds pay an annual administrative services fee of 0.12% of net assets. These administrative services fees are paid by the Shares of each Fund for shareholder services provided by Janus Services.

Janus Services receives an administrative services fee at an annual rate of 0.25% of the average daily net assets of Class R Shares, Class S Shares and Class T Shares of the Funds for providing or procuring administrative services to investors in Class R Shares, Class S Shares and Class T Shares of the Funds. Janus Services expects to use all or a significant portion of this fee to compensate retirement plan service providers, broker-dealers, bank trust departments, financial advisors, and other financial intermediaries for providing these services. Janus Services or its affiliates may also pay fees for services provided by intermediaries to the extent the fees charged by intermediaries exceed the 0.25% of net assets charged to Class R Shares, Class S Shares and Class T Shares of each Fund.

Services provided by these financial intermediaries may include, but are not limited to, recordkeeping, subaccounting, order processing, providing periodic statements, forwarding prospectuses, shareholder reports, and other materials to existing customers and other administrative services. Order processing includes the submission of transactions through the National Securities Clearing Corporation (“NSCC”) or similar systems, or those processed on a manual basis with Janus Capital.

Janus Distributors LLC (“Janus Distributors”), a wholly-owned subsidiary of Janus Capital, is the distributor of the Funds. The Funds have adopted a Distribution and Shareholder Servicing Plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act. The Plan authorizes payments by the Funds at an annual rate, as determined from time to time by the Board of Trustees, of up to 0.25% of the Class A Shares average daily net assets, of up to 1.00% of the Class C Shares average daily net assets, of up to 0.50% of the Class R Shares average daily net assets, and of up to 0.25% of the Class S Shares average daily net assets. Payments under the Plan are not tied exclusively to actual distribution and shareholder service expenses, and the payments may exceed distribution and shareholder service expenses actually incurred by the Funds. If any of a Fund’s actual distribution and shareholder service expenses incurred during a calendar year are less than the payments made during a calendar year, the Fund will be refunded the difference. Refunds, if any, are included in “Distribution fees and shareholder servicing fees” in the Statements of Operations.

Janus Capital has agreed to reimburse certain Funds until at least February 1, 2013 by the amount, if any, that such Fund’s normal operating expenses in any fiscal year, including the investment advisory fee, but excluding any performance adjustments to management fees, if applicable, class-specific distribution and shareholder servicing fees applicable to Class A Shares, Class C

168 | SEPTEMBER 30, 2011

Shares, Class R Shares, and Class S Shares, the administrative services fees payable pursuant to the Transfer Agency Agreement, brokerage commissions, interest, dividends, taxes and extraordinary expenses (including, but not limited to, acquired fund fees and expenses), exceed the annual rates noted below. If applicable, amounts reimbursed to the Funds by Janus Capital are disclosed as “Excess Expense Reimbursement” on the Statements of Operations.

Fund	Expense Limit (%)

Janus Asia Equity Fund	1.25
Janus Emerging Markets Fund	1.25
Janus Global Research Fund	1.00
Janus Global Select Fund	0.90
Janus International Equity Fund	1.25
Janus Overseas Fund	0.92
Janus Worldwide Fund	1.00

The Board of Trustees has adopted a deferred compensation plan (the “Deferred Plan”) for independent Trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Funds. All deferred fees are credited to an account established in the name of the Trustees. The amounts credited to the account then increase or decrease, as the case may be, in accordance with the performance of one or more of the Janus funds that are selected by the Trustees. The account balance continues to fluctuate in accordance with the performance of the selected fund or funds until final payment of all amounts are credited to the account. The fluctuation of the account balance is recorded by the Funds as unrealized appreciation/(depreciation) and is shown as of September 30, 2011 on the Statements of Assets and Liabilities as an asset, “Non-interested Trustees’ deferred compensation,” and a liability, “Non-interested Trustees’ deferred compensation fees.” Additionally, the recorded unrealized appreciation/(depreciation) is included in “Unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation” on the Statements of Assets and Liabilities. Deferred compensation expenses for the fiscal year ended September 30, 2011 are included in “Non-interested Trustees’ fees and expenses” on the Statements of Operations. Trustees are allowed to change their designation of mutual funds from time to time. Amounts will be deferred until distributed in accordance with the Deferred Plan. Deferred fees of $407,122 were paid to a Trustee under the Deferred Plan during the fiscal year ended September 30, 2011.

For the fiscal year ended September 30, 2011, Janus Capital assumed $56,697 of legal, consulting and Trustee costs and fees incurred by the funds in the Trust and Janus Aspen Series together with the Trust (the “Portfolios”), in connection with the regulatory and civil litigation matters discussed in Note 11. These non-recurring costs were allocated to all Portfolios based on the Portfolios’ respective net assets as of July 31, 2004. Unless noted otherwise in the financial highlights, the effect of these non-recurring costs assumed by Janus Capital are included in the ratio of gross expenses to average net assets and were less than 0.01%. No fees were allocated to the Portfolios that commenced operations after July 31, 2004. Additionally, all future non-recurring costs will be allocated to the Portfolios based on the Portfolios’ respective net assets on July 31, 2004. These “Non-recurring costs” and “Costs assumed by Janus Capital” are shown on the Statements of Operations.

Certain officers of the Funds may also be officers and/or directors of Janus Capital. Such officers receive no compensation from the Funds, except for the Funds’ Chief Compliance Officer. The Funds reimburse Janus Capital for a portion of the compensation paid to the Chief Compliance Officer and certain compliance staff of the Trust. Total compensation of $577,423 was paid by the Trust during the fiscal year ended September 30, 2011. Each Fund’s portion is reported as part of “Other Expenses” on the Statements of Operations.

Class A Shares include a 5.75% upfront sales charge of the offering price of the Funds. The sales charge is allocated between Janus Distributors and financial intermediaries. During the fiscal year ended September 30, 2011, Janus Distributors retained the following upfront sales charges:

Upfront
Fund (Class A Shares)	Sales Charge

Janus Emerging Markets Fund	$5,672
Janus Global Life Sciences Fund	7,629
Janus Global Research Fund	28,495
Janus Global Select Fund	47,202
Janus Global Technology Fund	28,130
Janus International Equity Fund	42,559
Janus Overseas Fund	1,121,742
Janus Worldwide Fund	5,196

A contingent deferred sales charge of 1.00% will be deducted with respect to Class A Shares purchased without a sales load and redeemed within 12 months of purchase, unless waived, as discussed in the Prospectuses. Any applicable CDSC will be 1.00% of the lesser of the original purchase price or the value of the redemption of the Class A Shares redeemed. During the fiscal year ended September 30, 2011, redeeming

Janus Global & International Funds | 169

Notes to Financial Statements (continued)

shareholders of Class A Shares paid the following contingent deferred sales charges to Janus Distributors:

Contingent Deferred
Fund (Class A Shares)	Sales Charge

Growth & Core
Janus Global Research Fund	$2,109
Janus Global Select Fund	503
Janus Global Technology Fund	61
Janus International Equity Fund	74
Janus Overseas Fund	7,771

Class C Shares include a 1.00% contingent deferred sales charge paid by redeeming shareholders to Janus Distributors. The contingent deferred sales charge applies to shares redeemed within 12 months of purchase. The redemption price may differ from the net asset value per share. During the fiscal year ended September 30, 2011, redeeming shareholders of Class C Shares paid the following contingent deferred sales charges:

Contingent Deferred
Fund (Class C Shares)	Sales Charge

Janus Global Life Sciences Fund	$100
Janus Global Research Fund	145
Janus Global Select Fund	4,492
Janus Global Technology Fund	314
Janus International Equity Fund	6,179
Janus Overseas Fund	84,233
Janus Worldwide Fund	466

A 2.00% redemption fee may be imposed on Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares of the Funds, as applicable, held for 90 days or less. This fee is paid to the Funds rather than Janus Capital, and is designed to deter excessive short-term trading and to offset the brokerage commissions, market impact, and other costs associated with changes in the Funds’ asset levels and cash flow due to short-term money movements in and out of the Funds. The redemption fee is accounted for as an addition to Paid-in Capital. Effective for Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares purchased on or after January 28, 2011, a 2.00% redemption fee may apply if you sell Shares of Janus Global Select Fund held for 90 days or less.

Total redemption fees received by the Funds for the fiscal year ended September 30, 2011 are indicated in the table below:

Fund	Redemption Fee

Janus Asia Equity Fund	$102
Janus Emerging Markets Fund	9,506
Janus Global Life Sciences Fund	45,481
Janus Global Research Fund	35,939
Janus Global Select Fund	73,788
Janus Global Technology Fund	63,466
Janus International Equity Fund	11,967
Janus Overseas Fund	1,637,166
Janus Worldwide Fund	61,975

The Funds’ expenses may be reduced by expense offsets from an unaffiliated custodian and/or transfer agent. Such credits or offsets are included in “Expense and Fee Offset” on the Statements of Operations (if applicable). The transfer agent fee offsets received during the period reduce “Transfer agent fees and expenses” on the Statements of Operations (if applicable). Custodian offsets received reduce “Custodian fees” on the Statements of Operations (if applicable). The Funds could have employed the assets used by the custodian and/or transfer agent to produce income if they had not entered into an expense offset arrangement.

Pursuant to the terms and conditions of an SEC exemptive order and the provisions of the 1940 Act, the Funds may participate in an affiliated or nonaffiliated cash sweep program. In the cash sweep program, uninvested cash balances of the Funds may be used to purchase shares of affiliated or nonaffiliated money market funds or cash management pooled investment vehicles. The Funds are eligible to participate in the cash sweep program (the “Investing Funds”). Janus Cash Liquidity Fund LLC is an affiliated unregistered cash management pooled investment vehicle that invests primarily in highly-rated short-term fixed-income securities. Janus Cash Liquidity Fund LLC currently maintains a NAV of $1.00 per share and distributes income daily in a manner consistent with a registered 2a-7 product. There are no restrictions on the Funds’ ability to withdraw investments from Janus Cash Liquidity Fund LLC at will, and there are no unfunded capital commitments due from the Funds to Janus Cash Liquidity Fund LLC. As adviser, Janus Capital has an inherent conflict of interest because of its fiduciary duties to the affiliated cash management pooled investment vehicles and the Investing Funds.

170 | SEPTEMBER 30, 2011

During the fiscal year ended September 30, 2011, the following Funds recorded distributions from affiliated investment companies as affiliated dividend income, and had the following affiliated purchases and sales:

	Purchases	Sales	Dividend	Value
	Shares/Cost	Shares/Cost	Income	at 9/30/11

Janus Cash Liquidity Fund LLC
Janus Asia Equity Fund	$6,100,057	$(5,838,057)	$111	$262,000
Janus Emerging Markets Fund	22,086,005	(21,394,000)	1,084	692,005
Janus Global Life Sciences Fund	179,363,096	(176,270,879)	10,683	12,740,217
Janus Global Research Fund	82,627,830	(83,717,591)	6,808	1,091,239
Janus Global Select Fund	2,103,563,010	(2,115,074,476)	191,875	82,474,427
Janus Global Technology Fund	414,282,819	(413,214,373)	39,893	17,882,383
Janus International Equity Fund	123,672,642	(123,963,061)	12,224	5,503,514
Janus Overseas Fund	3,414,152,844	(3,364,383,491)	313,165	248,998,015
Janus Worldwide Fund	652,303,867	(729,490,938)	81,197	12,102,027

	$6,998,152,170	$(7,033,346,866)	$657,040	$381,745,827

Janus Global & International Funds | 171

Notes to Financial Statements (continued)

Janus Capital or an affiliate invested and/or redeemed initial seed capital during the fiscal year ended September 30, 2011, as indicated in the following table.

	Seed					Seed
	Capital at		Date of		Date of	Capital at
Fund	9/30/10	Purchases	Purchases	Redemptions	Redemptions	9/30/11

Janus Asia Equity Fund - Class A Shares	$–	$833,333	7/28/11	$–	–	$833,333
Janus Asia Equity Fund - Class C Shares	–	833,333	7/28/11	–	–	833,333
Janus Asia Equity Fund - Class D Shares	–	833,334	7/28/11	–	–	833,334
Janus Asia Equity Fund - Class I Shares	–	833,333	7/28/11	–	–	833,333
Janus Asia Equity Fund - Class S Shares	–	833,333	7/28/11	–	–	833,333
Janus Asia Equity Fund - Class T Shares	–	833,334	7/28/11	–	–	833,334
Janus Emerging Markets Fund - Class A Shares	–	833,333	12/27/10	–	–	833,333
Janus Emerging Markets Fund - Class C Shares	–	833,334	12/27/10	–	–	833,334
Janus Emerging Markets Fund - Class D Shares	–	833,333	12/27/10	–	–	833,333
Janus Emerging Markets Fund - Class I Shares	–	833,333	12/27/10	–	–	833,333
Janus Emerging Markets Fund - Class S Shares	–	833,334	12/27/10	–	–	833,334
Janus Emerging Markets Fund - Class T Shares	–	833,333	12/27/10	–	–	833,333
Janus Global Life Sciences Fund - Class A Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Life Sciences Fund - Class C Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Life Sciences Fund - Class I Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Life Sciences Fund - Class S Shares	11,000	–	–	(11,000)	6/29/11	–
Janus Global Research Fund - Class A Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Research Fund - Class C Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Research Fund - Class I Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Research Fund - Class S Shares	11,000	–	–	(11,000)	6/29/11	–
Janus Global Technology Fund - Class A Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Technology Fund - Class C Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Technology Fund - Class I Shares	1,000	–	–	(1,000)	6/29/11	–
Janus Global Technology Fund - Class S Shares	1,000	–	–	(1,000)	6/29/11	–
Janus International Equity Fund - Class D Shares	10,000	–	–	(10,000)	06/29/11	–
Janus International Equity Fund - Class R Shares	100,000	–	–	(100,000)	06/29/11	–
Janus International Equity Fund - Class T Shares	1,000	–	–	(1,000)	06/29/11	–

5.	Federal Income Tax

The tax components of capital shown in the table below represent: (1) distribution requirements the Funds must satisfy under the income tax regulations; (2) losses or deductions the Funds may be able to offset against income and gains realized in future years; and (3) unrealized appreciation or depreciation of investments for federal income tax purposes.

172 | SEPTEMBER 30, 2011

Other book to tax differences may consist of deferred compensation, derivatives and foreign currency contract adjustments. The Funds have elected to treat gains and losses on forward foreign currency contracts as capital gains and losses, if applicable. Other foreign currency gains and losses on debt instruments are treated as ordinary income for federal income tax purposes pursuant to Section 988 of the Internal Revenue Code.

The Funds have elected to defer qualified last-year losses as noted in the table below. These losses will be deferred for tax purposes and recognized during the next fiscal year.

	Undistributed	Undistributed			Other Book	Net Tax
	Ordinary	Long-Term	Accumulated	Late - Year Loss	to Tax	Appreciation/
Fund	Income	Gains	Capital Losses	Deferrals	Differences	(Depreciation)

Janus Asia Equity Fund	$–	$–	$–	$(237,443)	$(646)	$(1,118,337)
Janus Emerging Markets Fund	–	56,264	–	(353,780)	(51,818)	(4,395,605)
Janus Global Life Sciences Fund	750,947	–	(71,904,532)	(55,237)	(9,971)	37,165,907
Janus Global Research Fund	274,839	–	(19,864,758)	(100,756)	(13,701)	(14,098,418)
Janus Global Select Fund	28,563,563	–	(701,117,246)	(4,823,145)	(13,279,664)	(380,218,101)
Janus Global Technology Fund	–	–	(20,128,094)	(593,769)	41,543	(16,094,432)
Janus International Equity Fund	2,823,090	–	(22,951,107)	(109,821)	(22,251)	(19,790,128)
Janus Overseas Fund	–	632,823,556	(330,727,597)	(10,104,283)	(304,408)	(1,915,598,464)
Janus Worldwide Fund	14,777,395	–	(976,514,515)	(659,491)	(54,086)	(328,230,953)

Accumulated capital losses noted below represent net capital loss carryovers, as of September 30, 2011, that may be available to offset future realized capital gains and thereby reduce future taxable gains distributions. Under the recently enacted Regulated Investment Company Modernization Act of 2010, the Funds will be permitted to carry forward capital losses incurred in taxable years beginning after December 22, 2010 for an unlimited period. Losses incurred during those future years will be required to be utilized prior to the losses incurred in pre-enactment taxable years. As a result of this ordering rule, pre-enactment capital loss carryforwards may more likely expire unused. Also, post-enactment capital losses that are carried forward will retain their character as either short-term or long-term capital losses rather than being considered all short-term as under previous law. The following table shows the expiration dates of the carryovers.

Capital Loss Carryover Expiration Schedule
For the fiscal period or fiscal year ended September 30, 2011

	September 30,	September 30,	Accumulated
Fund	2016	2017	Capital Losses

Janus Asia Equity Fund	$–	$–	$–
Janus Emerging Markets Fund	–	–	–
Janus Global Life Sciences Fund	–	(71,904,532)	(71,904,532)
Janus Global Research Fund	–	(19,864,758)	(19,864,758)
Janus Global Select Fund(1)	(8,938,530)	(692,178,716)	(701,117,246)
Janus Global Technology Fund	–	(20,128,094)	(20,128,094)
Janus International Equity Fund	–	(22,951,107)	(22,951,107)
Janus Overseas Fund(1)	(330,727,597)	–	(330,727,597)
Janus Worldwide Fund(1)	(23,171,454)	(953,343,061)	(976,514,515)

(1)	Capital loss carryovers subject to annual limitations.

During the fiscal year ended September 30, 2011, the following capital loss carryovers were utilized by the Funds as indicated in the table:

Capital Loss
Carryover
Fund	Utilized

Janus Global Life Sciences Fund	$68,435,766
Janus Global Research Fund	28,932,432
Janus Global Select Fund	615,276,890
Janus Global Technology Fund	163,947,392
Janus International Equity Fund	18,472,881
Janus Overseas Fund	499,555,832
Janus Worldwide Fund	384,673,878

Janus Global & International Funds | 173

Notes to Financial Statements (continued)

The aggregate cost of investments and the composition of unrealized appreciation and depreciation of investment securities for federal income tax purposes as of September 30, 2011 are noted below.

Unrealized appreciation and unrealized depreciation in the table below exclude appreciation/(depreciation) on foreign currency translations. The primary differences between book and tax appreciation or depreciation of investments are wash sale loss deferrals, partnerships and passive foreign investment companies.

	Federal Tax	Unrealized	Unrealized
Fund	Cost	Appreciation	(Depreciation)

Janus Asia Equity Fund	$4,641,246	$–	$(1,118,337)
Janus Emerging Markets Fund	16,975,068	33,528	(4,429,133)
Janus Global Life Sciences Fund	593,153,954	91,064,202	(53,898,295)
Janus Global Research Fund	250,516,706	22,507,784	(36,606,202)
Janus Global Select Fund	2,871,712,898	120,580,497	(500,798,598)
Janus Global Technology Fund	764,763,087	59,654,688	(80,271,721)
Janus International Equity Fund	216,240,389	11,474,709	(31,264,837)
Janus Overseas Fund	10,480,752,334	878,368,843	(2,793,967,307)
Janus Worldwide Fund	2,181,113,216	103,925,948	(432,156,901)

Information on the tax components of securities sold short as of September 30, 2011 is as follows:

	Federal Tax	Unrealized	Unrealized
Fund	Cost	(Appreciation)	Depreciation

Janus Global Technology Fund	$(35,248,598)	$(405,367)	$4,927,968

Income and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. These differences are due to differing treatments for items such as net short-term gains, deferral of wash sale losses, foreign currency transactions, passive foreign investment companies, net investment losses and capital loss carryovers. Certain permanent differences such as tax returns of capital and net investment losses noted below have been reclassified to paid-in capital.

For the fiscal period or fiscal year ended September 30, 2011

	Distributions
	From Ordinary	From Long-Term	Tax Return of	Net Investment
Fund	Income	Capital Gains	Capital	Loss

Janus Asia Equity Fund	$–	$–	$–	$–
Janus Emerging Markets Fund	–	–	–	(245)
Janus Global Life Sciences Fund	3,369,636	–	–	–
Janus Global Research Fund	2,291,654	–	–	–
Janus Global Select Fund	39,953,540	–	–	–
Janus Global Technology Fund	–	–	–	(2,199,989)
Janus International Equity Fund	1,766,325	–	–	–
Janus Overseas Fund	17,054,096	–	–	(101,317,591)
Janus Worldwide Fund	10,662,773	–	–	–

For the eleven-month fiscal period or fiscal year ended September 30, 2010

	Distributions
	From Ordinary	From Long-Term	Tax Return of	Net Investment
Fund	Income	Capital Gains	Capital	Loss

Janus Global Life Sciences Fund	$49,474	$–	$–	$–
Janus Global Research Fund	69,606	–	–	–
Janus Global Select Fund	1,043,097	–	–	–
Janus Global Technology Fund	–	–	–	(3,829,987)
Janus International Equity Fund	479,333	–	–	–
Janus Overseas Fund	36,420,186	–	–	–
Janus Worldwide Fund	10,874,510	–	–	–

174 | SEPTEMBER 30, 2011

6.	Expense Ratios

The expense ratios listed in the Financial Highlights reflect expenses prior to any expense offsets (gross expense ratio) and after expense offsets (net expense ratio). Both expense ratios reflect expenses after waivers (reimbursement). Listed below are the gross expense ratios for the Funds that would have been in effect, absent the waiver of certain fees and offsets.

For the fiscal year or period ended September 30, 2011,
the eleven-month fiscal period or year ended September 30, 2010, the two-month fiscal period ended September 30, 2009 and
each fiscal year or period ended July 31 or October 31

	Janus
	Asia	Janus Emerging	Janus Global	Janus Global	Janus International	Janus Overseas	Janus Worldwide
	Equity Fund	Markets Fund	Research Fund	Select Fund	Equity Fund	Fund	Fund

Class A Shares
2011	28.35%(1)	4.16%(2)	1.16%	1.08%	1.22%	1.03%	1.08%
2010(3)	N/A	N/A	1.28%	1.11%	N/A	1.07%	1.00%
2010(4)	N/A	N/A	N/A	N/A	1.34%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.31%	N/A	N/A
2009(6)	N/A	N/A	1.40%	1.19%	N/A	1.00%	1.20%
2009(7)	N/A	N/A	N/A	N/A	1.41%	N/A	N/A
2008	N/A	N/A	N/A	N/A	1.28%	N/A	N/A
2007	N/A	N/A	N/A	N/A	9.77%(8)	N/A	N/A

Class C Shares
2011	29.12%(1)	5.09%(2)	1.93%	1.81%	1.98%	1.77%	1.83%
2010(3)	N/A	N/A	1.95%	1.88%	N/A	1.76%	1.86%
2010(4)	N/A	N/A	N/A	N/A	2.13%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	2.08%	N/A	N/A
2009(6)	N/A	N/A	1.55%	2.13%	N/A	2.01%	2.28%
2009(7)	N/A	N/A	N/A	N/A	2.20%	N/A	N/A
2008	N/A	N/A	N/A	N/A	2.04%	N/A	N/A
2007	N/A	N/A	N/A	N/A	11.49%(8)	N/A	N/A

Class D Shares
2011	31.23%(1)	4.38%(2)	1.00%	0.85%	1.15%	0.82%	0.86%
2010(9)	N/A	N/A	1.09%	0.90%	1.16%	0.87%	0.83%

Class I Shares
2011	28.10%(1)	3.87%(2)	0.96%	0.84%	0.90%	0.75%	0.76%
2010(3)	N/A	N/A	0.96%	0.79%	N/A	0.80%	0.76%
2010(4)	N/A	N/A	N/A	N/A	0.99%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	0.97%	N/A	N/A
2009(6)	N/A	N/A	0.43%	0.74%	N/A	0.70%	0.77%
2009(7)	N/A	N/A	N/A	N/A	1.04%	N/A	N/A
2008	N/A	N/A	N/A	N/A	1.19%	N/A	N/A
2007	N/A	N/A	N/A	N/A	2.40%(8)	N/A	N/A

Class R Shares
2011	N/A	N/A	N/A	1.46%	1.63%	1.43%	1.46%
2010(3)	N/A	N/A	N/A	1.50%	N/A	1.48%	1.41%
2010(4)	N/A	N/A	N/A	N/A	1.71%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.71%	N/A	N/A
2009(6)	N/A	N/A	N/A	1.49%	N/A	1.44%	1.52%
2009(7)	N/A	N/A	N/A	N/A	1.78%	N/A	N/A
2008	N/A	N/A	N/A	N/A	2.07%	N/A	N/A
2007	N/A	N/A	N/A	N/A	11.43%(8)	N/A	N/A

Class S Shares
2011	28.59%(1)	4.61%(2)	1.35%	1.21%	1.38%	1.18%	1.21%
2010(3)	N/A	N/A	1.45%	1.24%	N/A	1.22%	1.16%
2010(4)	N/A	N/A	N/A	N/A	1.46%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.46%	N/A	N/A
2009(6)	N/A	N/A	1.42%	1.24%	N/A	1.19%	1.27%
2009(7)	N/A	N/A	N/A	N/A	1.54%	N/A	N/A
2008	N/A	N/A	N/A	N/A	1.54%	N/A	N/A
2007	N/A	N/A	N/A	N/A	11.01%(8)	N/A	N/A

Janus Global & International Funds | 175

Notes to Financial Statements (continued)

	Janus
	Asia	Janus Emerging	Janus Global	Janus Global	Janus International	Janus Overseas	Janus Worldwide
	Equity Fund	Markets Fund	Research Fund	Select Fund	Equity Fund	Fund	Fund

Class T Shares
2011	28.34%(1)	4.08%(2)	1.10%	0.96%	1.12%	0.93%	0.96%
2010(3)	N/A	N/A	1.18%	0.95%	N/A	0.95%	0.87%
2010(4)	N/A	N/A	N/A	N/A	1.26%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.07%	N/A	N/A
2009(10)	N/A	N/A	1.25%	0.97%	N/A	0.91%	0.76%
2009(11)	N/A	N/A	N/A	N/A	1.31%	N/A	N/A
2008	N/A	N/A	1.15%	0.94%	N/A	0.90%	0.83%
2007	N/A	N/A	1.12%	0.93%	N/A	0.89%	0.89%
2006	N/A	N/A	1.16%	1.00%	N/A	0.92%	0.90%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(4)	Period from October 1, 2009 through September 30, 2010.
(5)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(6)	Period from July 6, 2009 (inception date) through October 31, 2009.
(7)	Period from August 1, 2008 through July 31, 2009.
(8)	Period from November 28, 2006 (inception date) through July 31, 2007.
(9)	Period from February 16, 2010 (inception date) through September 30, 2010.
(10)	Period from November 1, 2008 through October 31, 2009.
(11)	Period from July 6, 2009 (inception date) through July 31, 2009.

176 | SEPTEMBER 30, 2011

7.	Capital Share Transactions

For the fiscal year or period ended September 30, 2011,	Janus	Janus	Janus						Janus
the eleven-month fiscal period	Asia	Emerging	Global Life			Janus			Global
ended September 30, 2010 and	Equity	Markets	Sciences			Global Research			Select
the fiscal year ended October 31, 2009	Fund	Fund	Fund			Fund			Fund
(all numbers in thousands)	2011(1)	2011(2)	2011	2010(3)	2009(4)	2011	2010(3)	2009(4)	2011	2010(3)	2009(4)

Transactions in Fund Shares – Class A Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	2,773
Shares sold	83	139	43	85	3	186	58	7	913	1,448	317
Reinvested dividends and distributions	–	–	–	–	–	1	–	–	27	–	–
Shares repurchased	–	(8)	(67)	(17)	–	(72)	(9)	–	(1,682)	(1,020)	(448)
Net Increase/(Decrease) in Fund Shares	83	131	(24)	68	3	115	49	7	(742)	428	2,642
Shares Outstanding, Beginning of Period	–	–	71	3	–	56	7	–	3,070	2,642	–
Shares Outstanding, End of Period	83	131	47	71	3	171	56	7	2,328	3,070	2,642
Transactions in Fund Shares – Class C Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,076
Shares sold	83	92	15	8	1	158	19	17	382	544	89
Reinvested dividends and distributions	–	–	–	–	–	–	–	–	3	–	–
Shares repurchased	–	–	(3)	–	–	(60)	(2)	–	(549)	(299)	(98)
Net Increase/(Decrease) in Fund Shares	83	92	12	8	1	98	17	17	(164)	245	1,067
Shares Outstanding, Beginning of Period	–	–	9	1	–	34	17	–	1,312	1,067	–
Shares Outstanding, End of Period	83	92	21	9	1	132	34	17	1,148	1,312	1,067
Transactions in Fund Shares – Class D Shares:
Shares issued in connection with restructuring (Note 9)	N/A	N/A	N/A	20,661(5)	N/A	N/A	8,834(5)	N/A	N/A	204,036(5)	N/A
Shares sold	141	1,062	1,306	330(5)	N/A	1,780	569(5)	N/A	7,789	8,272(5)	N/A
Reinvested dividends and distributions	–	–	96	–(5)	N/A	72	–(5)	N/A	2,035	–(5)	N/A
Shares repurchased	(1)	(159)	(2,430)	(1,509)(5)	N/A	(1,739)	(1,163)(5)	N/A	(26,741)	(19,645)(5)	N/A
Net Increase/(Decrease) in Fund Shares	140	903	(1,028)	19,482(5)	N/A	113	8,240(5)	N/A	(16,917)	192,663(5)	N/A
Shares Outstanding, Beginning of Period	–	–	19,482	–(5)	N/A	8,240	–(5)	N/A	192,663	–(5)	N/A
Shares Outstanding, End of Period	140	903	18,454	19,482(5)	N/A	8,353	8,240(5)	N/A	175,746	192,663(5)	N/A

Janus Global & International Funds | 177

Notes to Financial Statements (continued)

For the fiscal year or period ended September 30, 2011,	Janus	Janus	Janus						Janus
the eleven-month fiscal period	Asia	Emerging	Global Life			Janus			Global
ended September 30, 2010 and	Equity	Markets	Sciences			Global Research			Select
the fiscal year ended October 31, 2009	Fund	Fund	Fund			Fund			Fund
(all numbers in thousands)	2011(1)	2011(2)	2011	2010(3)	2009(4)	2011	2010(3)	2009(4)	2011	2010(3)	2009(4)

Transactions in Fund Shares – Class I Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	146
Shares sold	83	511	65	194	50	2,118	1,193	8	1,334	5,281	884
Reinvested dividends and distributions	–	–	1	–	–	12	–	–	48	–	–
Shares repurchased	–	(59)	(71)	(50)	–	(476)	(143)	(5)	(3,266)	(1,565)	(21)
Net Increase/(Decrease) in Fund Shares	83	452	(5)	144	50	1,654	1,050	3	(1,884)	3,716	1,009
Shares Outstanding, Beginning of Period	–	–	194	50	–	1,053	3	–	4,725	1,009	–
Shares Outstanding, End of Period	83	452	189	194	50	2,707	1,053	3	2,841	4,725	1,009
Transactions in Fund Shares – Class R Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	136
Shares sold	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	120	204	58
Reinvested dividends and distributions	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	2	–	–
Shares repurchased	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(198)	(69)	(16)
Net Increase/(Decrease) in Fund Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(76)	135	178
Shares Outstanding, Beginning of Period	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	313	178	–
Shares Outstanding, End of Period	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	237	313	178
Transactions in Fund Shares – Class S Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,012
Shares sold	83	83	1	10	1	17	–	1	148	343	523
Reinvested dividends and distributions	–	–	–	–	–	–	–	–	3	–	–
Shares repurchased	–	–	(2)	(2)	–	(3)	–	–	(1,164)	(721)	(57)
Net Increase/(Decrease) in Fund Shares	83	83	(1)	8	1	14	–	1	(1,013)	(378)	1,478
Shares Outstanding, Beginning of Period	–	–	9	1	–	1	1	–	1,100	1,478	–
Shares Outstanding, End of Period	83	83	8	9	1	15	1	1	87	1,100	1,478

178 | SEPTEMBER 30, 2011

For the fiscal year or period ended September 30, 2011,	Janus	Janus	Janus						Janus
the eleven-month fiscal period	Asia	Emerging	Global Life			Janus			Global
ended September 30, 2010 and	Equity	Markets	Sciences			Global Research			Select
the fiscal year ended October 31, 2009	Fund	Fund	Fund			Fund			Fund
(all numbers in thousands)	2011(1)	2011(2)	2011	2010(3)	2009(4)	2011	2010(3)	2009(4)	2011	2010(3)	2009(4)

Transactions in Fund Shares – Class T Shares:
Shares reorganized in connection with restructuring (Note 9)	N/A	N/A	N/A	(20,661)	N/A	N/A	(8,834)	N/A	N/A	(204,036)	N/A
Shares sold	83	196	702	1,362	1,802	2,470	3,101	4,483	11,146	26,628	43,375
Reinvested dividends and distributions	–	–	44	2	127	70	6	175	1,180	102	4,234
Shares repurchased	–	(20)	(2,200)	(3,106)	(5,857)	(3,590)	(3,617)	(5,804)	(47,091)	(43,999)	(78,440)
Net Increase/(Decrease) in Fund Shares	83	176	(1,454)	(22,403)	(3,928)	(1,050)	(9,344)	(1,146)	(34,765)	(221,305)	(30,831)
Shares Outstanding, Beginning of Period	–	–	10,395	32,798	36,726	8,511	17,855	19,001	125,536	346,841	377,672
Shares Outstanding, End of Period	83	176	8,941	10,395	32,798	7,461	8,511	17,855	90,771	125,536	346,841

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(4)	Period from July 6, 2009 (inception date) through October 31, 2009 for Class A Shares, Class C Shares, Class I Shares, Class R Shares and Class S Shares and November 1, 2008 through October 31, 2009 for Class T Shares.
(5)	Transactions in Fund Shares for Class D Shares are for the period from February 16, 2010 (inception date) through September 30, 2010.

Janus Global & International Funds | 179

Notes to Financial Statements (continued)

For the fiscal year ended September 30,	Janus			Janus
2011, the eleven-month fiscal period or	Global			International		Janus			Janus
year ended September 30, 2010 and	Technology			Equity		Overseas			Worldwide
the fiscal year ended October 31, 2009	Fund			Fund		Fund			Fund
(all numbers in thousands)	2011	2010(1)	2009(2)	2011	2010(3)	2011	2010(1)	2009(2)	2011	2010(1)	2009(2)

Transactions in Fund Shares – Class A Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10,354	N/A	N/A	43
Shares sold	114	110	18	1,236	2,889	10,018	9,649	4,006	21	44	43
Reinvested dividends and distributions	–	–	–	37	5	16	37	–	–	–	–
Shares repurchased	(54)	(45)	–	(2,763)	(3,383)	(9,668)	(5,198)	(2,388)	(23)	(67)	(4)
Net Increase/(Decrease) in Fund Shares	60	65	18	(1,490)	(489)	366	4,488	11,972	(2)	(23)	82
Shares Outstanding, Beginning of Period	83	18	–	6,932	7,421	16,460	11,972	–	59	82	–
Shares Outstanding, End of Period	143	83	18	5,442	6,932	16,826	16,460	11,972	57	59	82
Transactions in Fund Shares – Class C Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4,100	N/A	N/A	22
Shares sold	44	59	3	266	684	2,096	2,218	1,009	8	7	10
Reinvested dividends and distributions	–	–	–	–	–	–	3	–	–	–	–
Shares repurchased	(18)	(21)	–	(607)	(452)	(2,552)	(1,084)	(284)	(6)	(7)	(1)
Net Increase/(Decrease) in Fund Shares	26	38	3	(341)	232	(456)	1,137	4,825	2	–	31
Shares Outstanding, Beginning of Period	41	3	–	1,976	1,744	5,962	4,825	–	31	31	–
Shares Outstanding, End of Period	67	41	3	1,635	1,976	5,506	5,962	4,825	33	31	31
Transactions in Fund Shares – Class D Shares:
Shares issued in connection with restructuring (Note 9)	N/A	37,742(4)	N/A	N/A	N/A	N/A	52,930(4)	N/A	N/A	30,419(4)	N/A
Shares sold	2,878	1,133(4)	N/A	640	575(4)	3,593	2,838(4)	N/A	577	435(4)	N/A
Reinvested dividends and distributions	–	–(4)	N/A	6	–(4)	81	–(4)	N/A	117	–(4)	N/A
Shares repurchased	(5,032)	(3,096)(4)	N/A	(289)	(65)(4)	(8,649)	(4,499)(4)	N/A	(2,859)	(2,164)(4)	N/A
Net Increase/(Decrease) in Fund Shares	(2,154)	35,779(4)	N/A	357	510(4)	(4,975)	51,269(4)	N/A	(2,165)	28,690(4)	N/A
Shares Outstanding, Beginning of Period	35,779	–(4)	N/A	510	–(4)	51,269	–(4)	N/A	28,690	–(4)	N/A
Shares Outstanding, End of Period	33,625	35,779(4)	N/A	867	510(4)	46,294	51,269(4)	N/A	26,525	28,690(4)	N/A
Transactions in Fund Shares – Class I Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10,799	N/A	N/A	748
Shares sold	260	343	77	4,037	6,284	21,778	22,935	4,294	208	457	78
Reinvested dividends and distributions	–	–	–	97	38	84	52	–	1	5	–
Shares repurchased	(216)	(31)	–	(4,397)	(2,605)	(16,562)	(4,825)	(1,067)	(102)	(987)	(26)
Net Increase/(Decrease) in Fund Shares	44	312	77	(263)	3,717	5,300	18,162	14,026	107	(525)	800
Shares Outstanding, Beginning of Period	389	77	–	12,097	8,380	32,188	14,026	–	275	800	–
Shares Outstanding, End of Period	433	389	77	11,834	12,097	37,488	32,188	14,026	382	275	800

180 | SEPTEMBER 30, 2011

For the fiscal year ended September 30,	Janus			Janus
2011, the eleven-month fiscal period or	Global			International		Janus			Janus
year ended September 30, 2010 and	Technology			Equity		Overseas			Worldwide
the fiscal year ended October 31, 2009	Fund			Fund		Fund			Fund
(all numbers in thousands)	2011	2010(1)	2009(2)	2011	2010(3)	2011	2010(1)	2009(2)	2011	2010(1)	2009(2)

Transactions in Fund Shares – Class R Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	2,428	N/A	N/A	13
Shares sold	N/A	N/A	N/A	53	36	1,738	1,382	400	12	4	2
Reinvested dividends and distributions	N/A	N/A	N/A	–	–	–	4	–	–	–	–
Shares repurchased	N/A	N/A	N/A	(63)	(40)	(1,160)	(612)	(253)	(4)	(4)	(1)
Net Increase/(Decrease) in Fund Shares	N/A	N/A	N/A	(10)	(4)	578	774	2,575	8	–	14
Shares Outstanding, Beginning of Period	N/A	N/A	N/A	71	75	3,349	2,575	–	14	14	–
Shares Outstanding, End of Period	N/A	N/A	N/A	61	71	3,927	3,349	2,575	22	14	14
Transactions in Fund Shares – Class S Shares:
Shares issued in connection with acquisition (Note 10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	34,108	N/A	N/A	1,698
Shares sold	7	16	5	66	221	9,527	10,853	4,383	181	198	136
Reinvested dividends and distributions	–	–	–	3	1	–	97	–	1	5	–
Shares repurchased	(4)	(7)	–	(344)	(126)	(12,462)	(10,038)	(2,965)	(503)	(434)	(182)
Net Increase/(Decrease) in Fund Shares	3	9	5	(275)	96	(2,935)	912	35,526	(321)	(231)	1,652
Shares Outstanding, Beginning of Period	14	5	–	576	480	36,438	35,526	–	1,421	1,652	–
Shares Outstanding, End of Period	17	14	5	301	576	33,503	36,438	35,526	1,100	1,421	1,652
Transactions in Fund Shares – Class T Shares:
Shares reorganized in connection with restructuring (Note 9)	N/A	(37,742)	N/A	N/A	N/A	N/A	(52,930)	N/A	N/A	(30,419)	N/A
Shares sold	2,424	3,713	7,009	422	209	30,368	35,861	49,207	941	1,213	2,041
Reinvested dividends and distributions	–	–	–	3	–	137	638	9,733	104	256	1,299
Shares repurchased	(4,853)	(5,371)	(7,640)	(67)	(12)	(49,477)	(39,077)	(35,098)	(4,742)	(5,776)	(9,661)
Net Increase/(Decrease) in Fund Shares	(2,429)	(39,400)	(631)	358	197	(18,972)	(55,508)	23,842	(3,697)	(34,726)	(6,321)
Shares Outstanding, Beginning of Period	17,372	56,772	57,403	197	–	128,537	184,045	160,203	24,166	58,892	65,213
Shares Outstanding, End of Period	14,943	17,372	56,772	555	197	109,565	128,537	184,045	20,469	24,166	58,892

(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009 for Class A Shares, Class C Shares, Class I Shares, Class R Shares and Class S Shares and November 1, 2008 through October 31, 2009 for Class T Shares.
(3)	Period from October 1, 2009 through September 30, 2010.
(4)	Transactions in Fund Shares for Class D Shares are for the period from February 16, 2010 (inception date) through September 30, 2010.

8.	Purchases and Sales of Investment Securities

For the fiscal year ended September 30, 2011, the aggregate cost of purchases and proceeds from sales of investment securities (excluding short-term securities and short-term options contracts) was as follows:

Janus Global & International Funds | 181

Notes to Financial Statements (continued)

			Purchases of Long-	Proceeds from Sales
	Purchases of	Proceeds from Sales	Term U.S. Government	of Long-Term U.S.
Fund	Securities	of Securities	Obligations	Government Obligations

Janus Asia Equity Fund	$4,530,354	$93,587	$–	$–
Janus Emerging Markets Fund	34,415,313	17,825,723	–	–
Janus Global Life Sciences Fund	372,035,030	449,457,718	–	–
Janus Global Research Fund	222,029,797	206,752,169	–	–
Janus Global Select Fund	4,626,212,836	5,402,694,442	–	–
Janus Global Technology Fund	772,350,737	826,190,474	–	–
Janus International Equity Fund	193,200,931	206,178,709	–	–
Janus Overseas Fund	5,624,361,060	6,761,065,624	–	–
Janus Worldwide Fund	2,195,665,511	2,409,648,545	–	–

9.	Shares Issued in Connection with Restructuring

Effective February 16, 2010, Class J Shares were renamed Class T Shares and are available through certain financial intermediary platforms. In addition, Class J Shares held directly with Janus were moved to newly created Class D Shares, a share class dedicated to shareholders investing directly with Janus. Class D Shares commenced operations on February 16, 2010. The shares issued in connection with the restructuring from Class J Shares to Class D Shares are reflected on the Statements of Changes in Net Assets and in the Capital Share Transactions table in Note 7.

10.	Fund Acquisition

On July 6, 2009, Janus Global Select Fund, Janus Overseas Fund and Janus Worldwide Fund acquired all of the net assets of Janus Adviser Orion Fund, Janus Adviser International Growth Fund and Janus Adviser Worldwide Fund, respectively, pursuant to separate plans of reorganization approved by the Trustees of the Trust. The reorganization involved certain funds that were a series of the Janus Adviser Series trust (“JAD Trust”) being merged into corresponding funds of the Trust. The reorganization was accomplished by a tax-free exchange of the series of the JAD Trust for the series of the Trust. The table below reflects the merger activity.

						Target Fund’s
						Unrealized
	Target Fund’s	Target Fund’s	Acquiring Fund’s	Acquiring Fund’s	Combined	Appreciation/
	Shares Outstanding	Net Assets	Shares Issued	Net Assets	Net Assets	(Depreciation)
Name of Fund	Prior to Merger	Prior to Merger	in Merger	Prior to Merger	after Merger	Prior to Merger

Janus Global Select Fund	4,043,427	$39,032,881	5,142,393	$2,684,570,634	$2,723,603,515	$2,519,525
Janus Overseas Fund	57,749,692	2,070,427,646	61,789,221	5,780,488,484	7,850,916,130	(54,872,135)
Janus Worldwide Fund	3,775,787	84,321,160	2,524,836	2,036,422,264	2,120,743,424	6,670,775

11.	Pending Legal Matters

Janus Capital is involved in one remaining lawsuit arising from the Securities and Exchange Commission’s and the Office of the New York State Attorney General’s 2003 market timing investigation which asserts derivative claims by investors in certain Janus funds ostensibly on behalf of such funds. The case (Steinberg et al. v. Janus Capital Management, LLC et al., U.S. District Court, District of Maryland, Case No. 04-CV-00518) is before the U.S. District Court for the District of Maryland. The trial court entered an order on January 20, 2010, granting Janus Capital’s Motion for Summary Judgment and dismissing the remaining claims asserted against the company. However, in February 2010, Plaintiffs appealed the trial court’s decision with the United States Court of Appeals for the Fourth Circuit. Oral arguments occurred in September 2011, with a decision expected in the first quarter of 2012.

In June 2011, after a trial court dismissal and subsequent appeal, the First Derivative Traders et al. v. Janus Capital Group Inc. et al., U.S. District Court, District of Maryland, MDL 1586 suit (a putative class of shareholders of Janus Capital Group Inc. (“JCGI”) asserting claims against JCGI and Janus Capital) was dismissed in JCGI’s and Janus Capital’s favor by the United States Supreme Court.

Janus Capital does not believe that these matters will materially affect its ability to continue providing services it has agreed to provide to the Janus funds. Additional lawsuits may be filed against certain of the Janus funds, Janus Capital, and related parties in the future.

182 | SEPTEMBER 30, 2011

12.	New Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update, “Improving Disclosures About Fair Value Measurements.” The Accounting Standards Update requires disclosures about purchases, sales, issuances, and settlements on a gross basis relating to Level 3 measurements. This disclosure is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Funds have early adopted the disclosure and are disclosing purchases and sales on a gross basis in the Level 3 roll forward accordingly. The adoption of this Accounting Standards Update did not have any impact on each Fund’s financial position or the results of its operations.

13.	Subsequent Events

On October 4, 2011, the fair market value of Portola Pharmaceuticals, Inc. held by Janus Global Life Sciences Fund was reduced to $4,130,815. This resulted in a NAV impact of $(.03). This was an unrecognized event which was not required to be recorded in the September 30, 2011 Schedule of Investments.

Management has evaluated whether any other events or transactions occurred subsequent to September 30, 2011 and through the date of issuance of the Funds’ financial statements and determined that there were no other material events or transactions that would require recognition or disclosure in the Funds’ financial statements.

Janus Global & International Funds | 183

Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders
of Janus Investment Fund:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund (nine of the funds constituting Janus Investment Fund, hereafter referred to as the “Funds”) at September 30, 2011 and the results of each of their operations, the changes in each of their net assets, and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Funds’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at September 30, 2011 by correspondence with the custodian, transfer agent and brokers, provide a reasonable basis for our opinion.

Denver, Colorado
November 17, 2011

184 | SEPTEMBER 30, 2011

Additional Information (unaudited)

Proxy Voting Policies and Voting Record

A description of the policies and procedures that the Funds use to determine how to vote proxies relating to their portfolio securities is available without charge: (i) upon request, by calling 1-800-525-0020 (toll free); (ii) on the Funds’ website at janus.com/proxyvoting; and (iii) on the SEC’s website at http://www.sec.gov. Additionally, information regarding each Fund’s proxy voting record for the most recent twelve-month period ended June 30 is also available, free of charge, through janus.com/proxyvoting and from the SEC’s website at http://www.sec.gov.

Quarterly Portfolio Holdings

The Funds file their complete portfolio holdings (schedule of investments) with the SEC for the first and third quarters of each fiscal year on Form N-Q within 60 days of the end of such fiscal quarter. The Funds’ Form N-Q: (i) is available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) is available without charge, upon request, by calling Janus at 1-800-525-0020 (toll free).

APPROVAL OF ADVISORY AGREEMENTS DURING THE PERIOD

FOR JANUS ASIA EQUITY FUND

The Trustees of Janus Investment Fund, each of whom serves as an “independent” Trustee (the “Trustees”), and none of whom has ever been affiliated with Janus Capital, the investment advisor of Janus Asia Equity Fund (the “New Fund”), considered the proposed investment advisory agreement and subadvisory agreement for the New Fund at meetings held on March 17, 2011 and June 22, 2011. In the course of their consideration of those agreements, the Trustees met in executive session and were advised by their independent legal counsel. The Trustees received and reviewed a substantial amount of information provided by Janus Capital and Janus Capital Singapore Pte. Limited (“Janus Singapore”) in response to requests of the Trustees and their counsel, and also considered information provided by their independent fee consultant. Based on their evaluation of that information, as well as other information, including information previously provided to them by Janus Capital in connection with their consideration of the continuation of other investment advisory agreements entered into with Janus Capital on behalf of other Funds, the Trustees unanimously approved the investment advisory agreement and subadvisory agreement for the New Fund for an initial term through February 1, 2013, subject to earlier termination as provided for in the agreements.

In considering the agreements and reaching their conclusions, the Trustees reviewed and analyzed various factors that they determined were relevant, including the factors described below.

Nature, Extent and Quality of Services

The Trustees reviewed the nature, extent, and quality of the services to be provided by Janus Capital and Janus Singapore taking into account the investment objective and strategy of the New Fund. In addition, the Trustees reviewed the resources and key personnel that will be providing investment and risk management services to the New Fund. The Trustees noted that Janus Capital was establishing an office in Singapore in which the New Fund’s portfolio manager would be based, allowing him greater direct access and exposure to the types of companies in which the New Fund intended to invest. The Trustees noted other personnel that would be based in Singapore to assist the New Fund’s portfolio manager. The Trustees also considered other services to be provided to the New Fund by Janus Capital, such as managing the execution of portfolio transactions and the selection of broker-dealers for those transactions, assuming certain risks while serving as the New Fund’s administrator, monitoring adherence to the New Fund’s investment restrictions, communicating with shareholders, and monitoring compliance with various Fund policies and procedures and with applicable securities laws and regulations.

The Trustees concluded that the nature, extent, and quality of the services to be provided by Janus Capital and Janus Singapore were appropriate and consistent with the terms of the proposed investment advisory agreement and subadvisory agreement. They also concluded that Janus Capital and Janus Singapore had sufficient resources and personnel with the appropriate education and experience to serve the New Fund effectively.

Costs of Services Provided

The Trustees examined information regarding the proposed fees and expenses for the New Fund in comparison to information for other comparable funds. The Trustees noted that they had previously reviewed management fees charged by Janus Capital to its separate account clients and to non-affiliated funds subadvised by Janus Capital (for which Janus Capital provides only portfolio management services). The Trustees noted that, under the terms of the management agreement with the New Fund, Janus Capital performs significant additional services for the Fund that it does not provide to those other clients, including administration

Janus Global & International Funds | 185

Additional Information (unaudited) (continued)

services, oversight of the Fund’s other service providers, trustee support, regulatory compliance and numerous other services, and that, in serving the New Fund, Janus Capital assumes various risks. The Trustees noted that Janus Capital, and not the New Fund, was responsible for paying Janus Singapore.

The Trustees concluded that the management fee payable by the New Fund to Janus Capital and the subadvisory fee payable by Janus Capital to Janus Singapore was reasonable in relation to the nature, extent and quality of the services to be provided, taking into account the fees charged by other advisers for managing comparable mutual funds with similar strategies, the fees Janus Capital charges to other clients, and the expense limitation agreement agreed to by Janus Capital.

Economies of Scale

The Trustees considered information about the potential for Janus Capital and Janus Singapore to realize economies of scale as the assets of the New Fund increases. The Trustees noted that the New Fund is part of the overall Janus funds complex, which means, among other things, that the New Fund shares directly in economies of scale through the lower charges of third-party service providers that are based in part on the combined scale of all of the Janus funds. As a general matter, the Trustees also concluded that until there was significant growth in the New Fund’s assets, it was premature to attempt to analyze potential future economies of scale.

Other Benefits to Janus Capital

The Trustees also considered benefits that accrue to Janus Capital, Janus Singapore, and their affiliates from their relationship with the New Fund. They recognized that two affiliates of Janus Capital separately serve the New Fund as transfer agent and distributor, respectively. They also considered Janus Capital’s proposed use of commissions to be paid by the New Fund on its portfolio brokerage transactions to obtain proprietary and third-party research products and services benefiting the New Fund and/or other clients of Janus Capital. The Trustees concluded that Janus Capital’s use of these types of client commission arrangements to obtain proprietary and third-party research products and services was consistent with regulatory requirements and guidelines and was likely to benefit the New Fund. The Trustees also concluded that, other than the services provided by Janus Capital and its affiliates pursuant to the agreements and the fees to be paid by the New Fund therefor, the New Fund, Janus Capital, and Janus Singapore may potentially benefit from their relationship with each other in other ways. They concluded that Janus Capital and Janus Singapore expects to benefit from the receipt of research products and services acquired through commissions paid on portfolio transactions of the New Fund and that the New Fund benefits from Janus Capital’s and Janus Singapore’s receipt of those products and services, as well as research products and services acquired through commissions paid by other clients of Janus Capital and Janus Singapore. They further concluded that success of the New Fund, including through build out of Janus Capital’s Singapore office, could attract other business to Janus Capital or Janus Singapore or other Funds and that the success of Janus Capital and Janus Singapore could enhance Janus Capital’s and Janus Singapore’s ability to serve the New Fund.

After full consideration of the above factors, as well as other factors, all of the Trustees, all of whom are independent Trustees, concluded that approval of the New Fund’s agreements were in the best interest of the New Fund and its shareholders.

186 | SEPTEMBER 30, 2011

Explanations of Charts, Tables and
Financial Statements (unaudited)

1.	Performance Overviews

Performance overview graphs compare the performance of a hypothetical $10,000 investment in each Fund (from inception) with one or more widely used market indices. The hypothetical example does not represent the returns of any particular investment.

When comparing the performance of a Fund with an index, keep in mind that market indices do not include brokerage commissions that would be incurred if you purchased the individual securities in the index. They also do not include taxes payable on dividends and interest or operating expenses incurred if you maintained a Fund invested in the index.

Average annual total returns are also quoted for each Fund. Average annual total return is calculated by taking the growth or decline in value of an investment over a period of time, including reinvestment of dividends and distributions, then calculating the annual compounded percentage rate that would have produced the same result had the rate of growth been constant throughout the period. Average annual total return does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or redemptions of Fund shares.

Pursuant to federal securities rules, expense ratios shown in the performance chart reflect subsidized and unsubsidized ratios for the prior fiscal year. The total annual fund operating expenses ratio is gross of any fee waivers, reflecting a Fund’s unsubsidized expense ratio. The net annual fund operating expenses ratio (if applicable) includes contractual waivers of Janus Capital and reflects a Fund’s subsidized expense ratio. Both the total annual fund operating expenses ratio and net annual fund operating expenses ratio are based on average net assets as of the fiscal year ended September 30, 2010. The ratios also include expenses indirectly incurred by a Fund as a result of investing in other investment companies or pooled investments, which are not reflected in the “Financial Highlights” of this report. As a result, these ratios may be higher or lower than those shown in the “Financial Highlights” in this report. All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.

2.	Schedules of Investments

Following the performance overview section is each Fund’s Schedule of Investments. This schedule reports the industry concentrations and types of securities held in each Fund on the last day of the reporting period. Securities are usually listed by type (common stock, corporate bonds, U.S. Government obligations, etc.) and by industry classification (banking, communications, insurance, etc.). Holdings are subject to change without notice.

The value of each security is quoted as of the last day of the reporting period. The value of securities denominated in foreign currencies is converted into U.S. dollars.

If a Fund invests in foreign securities, it will also provide a summary of investments by country. This summary reports each Fund’s exposure to different countries by providing the percentage of securities invested in each country. The country of each security represents the country in which the company is incorporated. Each Fund’s Schedule of Investments relies upon the industry group and country classifications published by Bloomberg L.P.

2a. Forward Currency Contracts

A table listing forward currency contracts follows each Fund’s Schedule of Investments (if applicable). Forward currency contracts are agreements to deliver or receive a preset amount of currency at a future date. Forward currency contracts are used to hedge against foreign currency risk in the Funds’ long-term holdings.

The table provides the name of the foreign currency, the settlement date of the contract, the amount of the contract, the value of the currency in U.S. dollars and the amount of unrealized gain or loss. The amount of unrealized gain or loss reflects the change in currency exchange rates from the time the contract was opened to the last day of the reporting period.

2b. Futures

A table listing futures contracts follows each Fund’s Schedule of Investments (if applicable). Futures contracts are contracts that obligate the buyer to receive and the seller to deliver an instrument or money at a specified price on a specified date. Futures are used to hedge against adverse movements in securities prices, currency risk or interest rates.

The table provides the name of the contract, number of contracts held, the expiration date, the principal amount, value and the amount of unrealized gain or loss. The amount of unrealized gain or loss reflects the marked-to-market amount for the last day of the reporting period.

2c. Options

A table listing written options contracts follows each Fund’s Schedule of Investments (if applicable). Written options contracts are contracts that obligate a Fund to sell or purchase an underlying security at a fixed price, upon exercise of the option. Options are used to hedge against

Janus Global & International Funds | 187

Explanations of Charts, Tables and
Financial Statements (unaudited) (continued)

adverse movements in securities prices, currency risk or interest rates.

The table provides the name of the contract, number of contracts held, the expiration date, exercise price, value and premiums received.

3.	Statements of Assets and Liabilities

These statements are often referred to as the “balance sheets.” It lists the assets and liabilities of the Funds on the last day of the reporting period.

The Funds’ assets are calculated by adding the value of the securities owned, the receivable for securities sold but not yet settled, the receivable for dividends declared but not yet received on stocks owned and the receivable for Fund shares sold to investors but not yet settled. The Funds’ liabilities include payables for securities purchased but not yet settled, Fund shares redeemed but not yet paid and expenses owed but not yet paid. Additionally, there may be other assets and liabilities such as unrealized gain or loss on forward currency contracts.

The section entitled “Net Assets Consist of” breaks down the components of the Funds’ net assets. Because the Funds must distribute substantially all earnings, you will notice that a significant portion of net assets is shareholder capital.

The last section of this statement reports the net asset value (“NAV”) per share on the last day of the reporting period. The NAV is calculated by dividing the Funds’ net assets (assets minus liabilities) by the number of shares outstanding.

4.	Statements of Operations

These statements detail the Funds’ income, expenses, gains and losses on securities and currency transactions, and appreciation or depreciation of current Fund holdings.

The first section in this statement, entitled “Investment Income,” reports the dividends earned from stocks and interest earned from interest-bearing securities in the Funds.

The next section reports the expenses incurred by the Funds, including the advisory fee paid to the investment adviser, transfer agent fees and expenses, and printing and postage for mailing statements, financial reports and prospectuses. Expense offsets and expense reimbursements, if any, are also shown.

The last section lists the increase or decrease in the value of securities held in the Funds. The Funds will realize a gain (or loss) when they sell their position in a particular security. An unrealized gain (or loss) refers to the change in net appreciation or depreciation of the Funds during the reporting period. “Net Realized and Unrealized Gain/(Loss) on Investments” is affected both by changes in the market value of Fund holdings and by gains (or losses) realized during the reporting period.

5.	Statements of Changes in Net Assets

These statements report the increase or decrease in the Funds’ net assets during the reporting period. Changes in the Funds’ net assets are attributable to investment operations, dividends, distributions and capital share transactions. This is important to investors because it shows exactly what caused the Funds’ net asset size to change during the period.

The first section summarizes the information from the Statements of Operations regarding changes in net assets due to the Funds’ investment performance. The Funds’ net assets may also change as a result of dividend and capital gains distributions to investors. If investors receive their dividends in cash, money is taken out of the Funds to pay the distribution. If investors reinvest their dividends, the Funds’ net assets will not be affected. If you compare each Fund’s “Net Decrease from Dividends and Distributions” to the “Reinvested dividends and distributions,” you will notice that dividend distributions had little effect on each Fund’s net assets. This is because the majority of Janus investors reinvest their distributions.

The reinvestment of dividends is included under “Capital Share Transactions.” “Capital Shares” refers to the money investors contribute to the Funds through purchases or withdrawals via redemptions. “Redemption Fees” (if applicable) refers to the fee paid to the Funds for shares held for 90 days or less by a shareholder. The Funds’ net assets will increase and decrease in value as investors purchase and redeem shares from the Funds.

6.	Financial Highlights

This schedule provides a per-share breakdown of the components that affect each Fund’s NAV for current and past reporting periods. Not only does this table provide you with total return, it also reports total distributions, asset size, expense ratios and portfolio turnover rate.

The first line in the table reflects the NAV per share at the beginning of the reporting period. The next line reports the net investment income per share, which comprises dividends and interest income earned on securities held by the Funds. Following is the total of gains/(losses), realized and unrealized. Dividends and distributions are then subtracted to arrive at the NAV per share at the end of the period. The next line reflects the average annual total return reported the last day of the period. The total

188 | SEPTEMBER 30, 2011

return may include adjustments in accordance with generally accepted accounting principles. As a result, the total return may differ from the total return reflected for shareholder transactions.

Also included are the expense ratios, or the percentage of average net assets that were used to cover operating expenses during the period. Expense ratios vary across the Funds within the Trust for a number of reasons, including the differences in management fees, the frequency of dividend payments and the extent of foreign investments, which entail greater transaction costs.

The Funds’ expenses may be reduced through expense-reduction arrangements. These arrangements may include the use of balance credits or transfer agent fee offsets. The Statements of Operations reflect total expenses before any such offset, the amount of the offset and the net expenses. The expense ratios listed in the Financial Highlights reflect total expenses prior to any expense offset (gross expense ratio) and after the expense offsets (net expense ratio). Both expense ratios reflect expenses after waivers (reimbursements), if applicable.

The ratio of net investment income/(loss) summarizes the income earned less expenses, divided by the average net assets of a Fund during the reporting period. Don’t confuse this ratio with a Fund’s yield. The net investment income ratio is not a true measure of a Fund’s yield because it doesn’t take into account the dividends distributed to the Fund’s investors.

The next figure is the portfolio turnover rate, which measures the buying and selling activity in a Fund. Portfolio turnover is affected by market conditions, changes in the asset size of a Fund, fluctuating volume of shareholder purchase and redemption orders, the nature of the Fund’s investments and the investment style and/or outlook of the portfolio manager. A 100% rate implies that an amount equal to the value of the entire portfolio was replaced once during the fiscal year; a 50% rate means that an amount equal to the value of half the portfolio is traded in a year; and a 200% rate means that an amount equal to the value of the entire portfolio is traded every six months.

Janus Global & International Funds | 189

Designation Requirements (unaudited)

For federal income tax purposes, the Funds designated the following for the fiscal year ended September 30, 2011:

Foreign Taxes Paid and Foreign Source Income

Fund	Foreign Taxes Paid	Foreign Source Income

Janus Asia Equity Fund	$1,137	$19,024
Janus Emerging Markets Fund	19,914	263,035
Janus Global Select Fund	4,350,756	44,592,266
Janus International Equity Fund	371,128	6,197,879
Janus Overseas Fund	12,602,112	169,669,517

Dividends Received Deduction Percentage

Fund

Janus Global Life Sciences Fund	100%
Janus Global Research Fund	100%
Janus Global Select Fund	51%
Janus Worldwide Fund	31%

Qualified Dividend Income Percentage

Fund

Janus Emerging Markets Fund	100%
Janus Global Life Sciences Fund	100%
Janus Global Research Fund	100%
Janus Global Select Fund	100%
Janus International Equity Fund	100%
Janus Worldwide Fund	100%

190 | SEPTEMBER 30, 2011

Trustees and Officers (unaudited)

The Funds’ Statement of Additional Information includes additional information about the Trustees and officers and is available, without charge, by calling 1-877-335-2687.

The following are the Trustees and officers of the Trust, together with a brief description of their principal occupations during the last five years (principal occupations for certain Trustees may include periods over five years).

Each Trustee has served in that capacity since he or she was originally elected or appointed. The Trustees do not serve a specified term of office. Each Trustee will hold office until the termination of the Trust or his or her earlier death, resignation, retirement, incapacity, or removal. Pursuant to the Funds’ Governance Procedures and Guidelines, Trustees are required to retire no later than the end of the calendar year in which the Trustee turns 72. The Trustees review the Funds’ Governance Procedures and Guidelines from time to time and may make changes they deem appropriate. The Trust’s Nominating and Governance Committee will consider nominees for the position of Trustee recommended by shareholders. Shareholders may submit the name of a candidate for consideration by the Committee by submitting their recommendations to the Trust’s Secretary. Each Trustee is currently a Trustee of one other registered investment company advised by Janus Capital: Janus Aspen Series. Collectively, these two registered investment companies consist of 52 series or funds.

The Trust’s officers are elected annually by the Trustees for a one-year term. Certain officers also serve as officers of Janus Aspen Series. Certain officers of the Funds may also be officers and/or directors of Janus Capital. Fund officers receive no compensation from the Funds, except for the Funds’ Chief Compliance Officer, as authorized by the Trustees.

TRUSTEES

				Number of Portfolios/Funds	Other Directorships
	Positions Held	Length of	Principal Occupations	in Fund Complex	Held by Trustee
Name, Address, and Age	with the Trust	Time Served	During the Past Five Years	Overseen by Trustee	During the Past Five Years

Independent Trustees

William F. McCalpin 151 Detroit Street Denver, CO 80206 DOB: 1957	Chairman Trustee	1/08-Present 6/02-Present	Managing Director, Holos Consulting LLC (provides consulting services to foundations and other nonprofit organizations). Formerly, Executive Vice President and Chief Operating Officer of The Rockefeller Brothers Fund (a private family foundation) (1998-2006).	52	Chairman of the Board and Director of The Investment Fund for Foundations Investment Program (TIP) (consisting of 4 funds); and Director of the F.B. Heron Foundation (a private grantmaking foundation).

Jerome S. Contro 151 Detroit Street Denver, CO 80206 DOB: 1956	Trustee	11/05-Present	General partner of Crosslink Capital, a private investment firm (since 2008). Formerly, partner of Tango Group, a private investment firm (1999-2008).	52	Formerly, Director of Envysion, Inc. (internet technology), Lijit Networks, Inc. (internet technology), LogRhythm Inc. (software solutions), IZZE Beverage Co., Ancestry.com, Inc. (genealogical research website), and Trustee and Chairman of RS Investment Trust.

Janus Global & International Funds | 191

Trustees and Officers (unaudited) (continued)

TRUSTEES (continued)

				Number of Portfolios/Funds	Other Directorships
	Positions Held	Length of	Principal Occupations	in Fund Complex	Held by Trustee
Name, Address, and Age	with the Trust	Time Served	During the Past Five Years	Overseen by Trustee	During the Past Five Years

William D. Cvengros 151 Detroit Street Denver, CO 80206 DOB: 1948	Trustee	1/11 - Present	Managing Member and Chief Executive Officer of SJC Capital, LLC (a personal investment company and consulting firm) (since 2002). Formerly, Venture Partner for The Edgwater Funds (a middle market private equity firm) (2002-2004); Chief Executive Officer and President of PIMCO Advisors Holdings L.P. (a publicly traded investment management firm) (1994-2000); and Chief Investment Officer of Pacific Life Insurance Company (a mutual life insurance and annuity company) (1987-1994).	52	Formerly, Chairman, National Retirement Partners, Inc. (network of advisors to 401(k) plans) (2005-2011); Director of Prospect Acquisition Corp. (a special purpose acquisition corporation) (2007-2009); Director of RemedyTemp, Inc. (temporary help services company) (1996-2006); and Trustee of PIMCO Funds Multi-Manager Series (1990-2000) and Pacific Life Variable Life & Annuity Trusts (1987-1994).

John P. McGonigle 151 Detroit Street Denver, CO 80206 DOB: 1955	Trustee	6/10-Present	Formerly, Vice President, Senior Vice President, and Executive Vice President of Charles Schwab & Co., Inc. (1989-2006).	52	Independent Trustee of PayPal Funds (a money market fund) (since 2008). Formerly, Director of Charles Schwab International Holdings (a brokerage service division for joint ventures outside the U.S.) (1999-2006).

James T. Rothe 151 Detroit Street Denver, CO 80206 DOB: 1943	Trustee	1/97-Present	Co-founder and Managing Director of Roaring Fork Capital SBIC, LP (SBA SBIC fund focusing on private investment in public equity firms), and Professor Emeritus of Business of the University of Colorado, Colorado Springs, CO (since 2004). Formerly, Professor of Business of the University of Colorado (2002-2004); and Distinguished Visiting Professor of Business (2001-2002) of Thunderbird (American Graduate School of International Management), Glendale, AZ.	52	Director of Red Robin Gourmet Burgers, Inc. (RRGB) (since 2004).

192 | SEPTEMBER 30, 2011

TRUSTEES (continued)

				Number of Portfolios/Funds	Other Directorships
	Positions Held	Length of	Principal Occupations	in Fund Complex	Held by Trustee
Name, Address, and Age	with the Trust	Time Served	During the Past Five Years	Overseen by Trustee	During the Past Five Years

William D. Stewart 151 Detroit Street Denver, CO 80206 DOB: 1944	Trustee	6/84-Present	Corporate Vice President and General Manager of MKS Instruments -HPS Products, Boulder, CO (a manufacturer of vacuum fittings and valves) and PMFC Division, Andover, MA (manufacturing pressure measurement and flow products).	52	None

Linda S. Wolf 151 Detroit Street Denver, CO 80206 DOB: 1947	Trustee	11/05-Present	Retired. Formerly, Chairman and Chief Executive Officer of Leo Burnett (Worldwide) (advertising agency) (2001-2005).	52	Director of Wal-Mart, The Field Museum of Natural History (Chicago, IL), Children’s Memorial Hospital (Chicago, IL), Chicago Council on Global Affairs, and InnerWorkings (U.S. provider of print procurement solutions to corporate clients).

Janus Global & International Funds | 193

Trustees and Officers (unaudited) (continued)

OFFICERS

	Positions Held	Term of Office* and	Principal Occupations
Name, Address, and Age	with the Trust	Length of Time Served	During the Past Five Years

Andrew Acker 151 Detroit Street Denver, CO 80206 DOB: 1972	Executive Vice President and Portfolio Manager Janus Global Life Sciences Fund	5/07-Present	Vice President and Research Analyst of Janus Capital, and Portfolio Manager for other Janus accounts.

Wahid Chammas 151 Detroit Street Denver, CO 80206 DOB: 1975	Executive Vice President and Co-Portfolio Manager Janus Emerging Markets Fund	12/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

John Eisinger 151 Detroit Street Denver, CO 80206 DOB: 1977	Executive Vice President and Portfolio Manager Janus Global Select Fund	1/08-Present	Portfolio Manager for other Janus accounts. Formerly, Research Analyst (2003-2007) for Janus Capital.

James P. Goff 151 Detroit Street Denver, CO 80206 DOB: 1964	Executive Vice President Janus Global Research Fund	2/05-Present	Vice President and Director of Equity Research of Janus Capital.

Matt Hochstetler 151 Detroit Street Denver, CO 80206 DOB: 1979	Executive Vice President and Co-Portfolio Manager Janus Emerging Markets Fund	12/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

Brent A. Lynn 151 Detroit Street Denver, CO 80206 DOB: 1964	Executive Vice President and Portfolio Manager Janus Overseas Fund	1/01-Present	Vice President of Janus Capital.

Julian McManus 151 Detroit Street Denver, CO 80206 DOB: 1970	Executive Vice President and Co-Portfolio Manager Janus International Equity Fund	6/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

George P. Maris 151 Detroit Street Denver, CO 80206 DOB: 1968	Executive Vice President and Portfolio Manager Janus Worldwide Fund	3/11-Present	Vice President of Janus Capital. Formerly, Portfolio Manager for Northern Trust (2008-2011) and Columbia Management Group (2004-2008).

Guy Scott 151 Detroit Street Denver, CO 80206 DOB: 1966	Executive Vice President and Co-Portfolio Manager Janus International Equity Fund	6/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

J. Bradley Slingerlend 151 Detroit Street Denver, CO 80206 DOB: 1978	Executive Vice President and Portfolio Manager Janus Global Technology Fund	5/11-Present	Portfolio Manager for other Janus accounts and Research Analyst of Janus Capital.

Carmel Wellso 151 Detroit Street Denver, CO 80206 DOB: 1964	Executive Vice President and Co-Portfolio Manager Janus International Equity Fund	6/10-Present	Portfolio Manager for other Janus accounts and Research Analyst for Janus Capital.

Hiroshi Yoh 151 Detroit Street Denver, CO 80206 DOB: 1963	Executive Vice President and Portfolio Manager Janus Asia Equity Fund	7/11-Present	Portfolio Manager for other Janus accounts. Formerly, Chief Investment Officer and a portfolio manager with Tokio Marine Asset Management International Pte. Ltd, a Singapore-based asset management firm (1999-2011).

* Officers are elected at least annually by the Trustees for a one-year term and may also be elected from time to time by the Trustees for an interim period.

194 | SEPTEMBER 30, 2011

OFFICERS (continued)

	Positions Held	Term of Office* and	Principal Occupations
Name, Address, and Age	with the Trust	Length of Time Served	During the Past Five Years

Robin C. Beery 151 Detroit Street Denver, CO 80206 DOB: 1967	President and Chief Executive Officer	4/08-Present	Executive Vice President and Head of U.S. Distribution of Janus Capital Group Inc., Janus Capital, Janus Distributors LLC, and Janus Services LLC; Director of The Janus Foundation; Director of Perkins Investment Management LLC; and Working Director of INTECH Investment Management LLC. Formerly, Head of Intermediary Distribution, Global Marketing and Product of Janus Capital Group, Inc., Janus Capital, Janus Distributors LLC, and Janus Services LLC (2009-2010); Chief Marketing Officer of Janus Capital Group Inc. and Janus Capital (2002-2009); President of The Janus Foundation (2002-2007); and President of Janus Services LLC (2004-2006).

Stephanie Grauerholz-Lofton 151 Detroit Street Denver, CO 80206 DOB: 1970	Chief Legal Counsel and Secretary Vice President	1/06-Present 3/06-Present	Vice President and Assistant General Counsel of Janus Capital, and Vice President and Assistant Secretary of Janus Distributors LLC. Formerly, Assistant Vice President of Janus Capital and Janus Distributors LLC (2006).

David R. Kowalski 151 Detroit Street Denver, CO 80206 DOB: 1957	Vice President, Chief Compliance Officer, and Anti-Money Laundering Officer	6/02-Present	Senior Vice President and Chief Compliance Officer of Janus Capital, Janus Distributors LLC, and Janus Services LLC; and Vice President of INTECH Investment Management LLC and Perkins Investment Management LLC. Formerly, Chief Compliance Officer of Bay Isle Financial LLC (2003-2008).

Jesper Nergaard 151 Detroit Street Denver, CO 80206 DOB: 1962	Chief Financial Officer Vice President, Treasurer, and Principal Accounting Officer	3/05-Present 2/05-Present	Vice President of Janus Capital and Janus Services LLC.

* Officers are elected at least annually by the Trustees for a one-year term and may also be elected from time to time by the Trustees for an interim period.

Janus Global & International Funds | 195

Notes

196 | SEPTEMBER 30, 2011

Notes

Janus Global & International Funds | 197

Janus provides access to a wide range of investment disciplines.

Alternative
Janus alternative funds seek to deliver strong risk-adjusted returns over a full market cycle with lower correlation to equity markets than traditional investments.

Asset Allocation
Janus’ asset allocation funds utilize our fundamental, bottom-up research to balance risk over the long term. From fund options that meet investors’ risk tolerance and objectives to a method that incorporates non-traditional investment choices to seek non-correlated sources of risk and return, Janus’ asset allocation funds aim to allocate risk more effectively.

Core
Janus core funds seek investments in more stable and predictable companies. These funds look for a strategic combination of steady growth and for certain funds, some degree of income.

Fixed Income
Janus fixed income funds attempt to provide less risk relative to equities while seeking to deliver a competitive total return through high current income and appreciation. Janus money market funds seek capital preservation and liquidity with current income as a secondary objective.

Global & International
Janus global and international funds seek to leverage Janus’ research capabilities by taking advantage of inefficiencies in foreign markets, where accurate information and analytical insight are often at a premium.

Growth
Janus growth funds focus on companies believed to be the leaders in their respective industries, with solid management teams, expanding market share, margins and efficiencies.

Risk Managed
Our risk-managed funds seek to outperform their respective indices while maintaining a risk profile equal to or lower than the index itself. Managed by INTECH (a Janus subsidiary), these funds use a mathematical process in an attempt to build a more “efficient” portfolio than the index.

Value
Perkins value funds seek to identify companies with favorable reward to risk characteristics by conducting rigorous downside analysis before determining upside potential.

For more information about our funds, contact your investment professional or go to janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus).

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please call Janus at 877.33JANUS (52687) (or 800.525.3713 if you hold Shares directly with Janus); or download the file from janus.com/info (or janus.com/reports if you hold Shares directly with Janus). Read it carefully before you invest or send money.

Funds distributed by Janus Distributors LLC (11/11)

Investment products offered are:  NOT FDIC-INSURED  MAY LOSE VALUE  NO BANK GUARANTEE

C-1011-164	125-02-01000 11-11

SEMIANNUAL REPORT

March 31, 2012

Janus Global &
International Funds

Janus Asia Equity Fund
Janus Emerging Markets Fund
Janus Global Life Sciences Fund
Janus Global Research Fund
Janus Global Select Fund
Janus Global Technology Fund
Janus International Equity Fund
Janus Overseas Fund
Janus Worldwide Fund

HIGHLIGHTS

•	Portfolio management perspective
•	Investment strategy behind your fund
•	Fund performance, characteristics and holdings

            Janus Global & International Funds

Co-Chief Investment Officers’ Market Perspective	1
Useful Information About Your Fund Report	3
Management Commentaries and Schedules of Investments
Janus Asia Equity Fund	5
Janus Emerging Markets Fund	15
Janus Global Life Sciences Fund	26
Janus Global Research Fund	35
Janus Global Select Fund	45
Janus Global Technology Fund	55
Janus International Equity Fund	66
Janus Overseas Fund	75
Janus Worldwide Fund	84
Statements of Assets and Liabilities	94
Statements of Operations	98
Statements of Changes in Net Assets	102
Financial Highlights	110
Notes to Schedules of Investments	131
Notes to Financial Statements	137
Additional Information	163
Explanations of Charts, Tables and Financial Statements	166

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please call Janus at 877.33JANUS(52687) (or 800.525.3713 if you hold Shares directly with Janus); or download the file from janus.com/info (or janus.com/reports if you hold Shares directly with Janus). Read it carefully before you invest or send money.

Co-Chief Investment Officers’ Market Perspective (unaudited)

Jonathan Coleman
Co-Chief Investment Officer

Gibson Smith
Co-Chief Investment Officer

A FASTER TRACK

Timing can be an important element in investing, but it’s unusual to be proved correct faster than you had expected. During the period we saw many of our 2012 theses come to fruition more quickly than we had anticipated. The world became more risk-tolerant, fueling a rally in equity and credit markets that was especially strong in the first quarter of 2012. In general, the period was positive for active managers with a focus on individual security selection.

Among the positives was that the European debt crisis, while not resolved, showed some progress toward resolution. The U.S. economic recovery continued, albeit at a slow pace, and China’s economy showed signs of heading toward a soft landing. As some of the macroeconomic noise subsided, investors were able to sustain a focus on corporate fundamentals and individual security selection for the first time in more than a year.

Economic headwinds remain, of course. Although the U.S. economy is not growing at its potential, we continue to expect gross domestic product to expand by 2% to 2.5% this year. Europe has greater challenges. Although the massive liquidity pushed into the system by the European Central Bank during the period reduced a significant amount of downside risk, the reality is sinking in that European growth is going to be slower for longer than many had expected. The need for additional stimulus and restructuring in some of the peripheral countries, such as Spain, is becoming increasingly apparent. Another question is whether China’s economy will avoid a hard landing. China is the biggest growth driver in Asia, and the global economy is very dependent on Asian growth right now.

Meanwhile, despite the improving economy, U.S. political dysfunction continues and likely will accelerate over the next few months as we head into the election season. The U.S. government likely will reach the debt ceiling again by the end of 2012, around the same time that the Bush tax cuts, extended unemployment benefits and the payroll tax holiday are scheduled to expire. A replay of the dysfunction we experienced last year in Washington will be coming back to a theater near you.

EQUITIES: BACK TO FUNDAMENTALS

One of the positives seen during the period was a reduction in the extraordinarily high equity correlations that we saw for much of 2011. That is positive for individual security selection and for our relatively concentrated, high-conviction portfolios. Increased investor risk tolerance and a renewed focus on fundamentals likely will create a faster track for companies with strong management teams and winning corporate strategies. These businesses are widening the gap between themselves and their less well-positioned rivals.

We do not believe at this point that equities are overvalued. U.S. companies have shown their ability to grow in a weak economic climate, and we are not seeing signs of that growth slowing. For many companies, margins have risen due to aggressive cost cutting and restructuring, along with worker productivity gains. Stronger revenue growth will be critical for companies to maintain or grow margins from here. For businesses that are fundamentally strong, this should not be more challenging today than it was in a tougher economic climate.

FIXED INCOME: RISK ASSETS TAKE FLIGHT

In the early months of this year, we watched credit markets, particularly high yield, accomplish in weeks a level of gains that we had assumed would take months. While still bullish, we viewed this as an opportunity to take profits in bonds that reached target valuations, as well as to reduce our exposure to higher-beta securities that performed well. (Beta is a measure of the volatility of a portfolio in comparison to a benchmark index. A beta less than one means the portfolio is less volatile than the index, while a beta greater than one indicates more volatility than the index.) We have re-examined credit in our portfolios, retaining investment-grade securities that we believe offer the best relative value and high-yield credits with the least downside risk, as we prepare for the next leg of the market.

The world remains significantly out of balance. The deleveraging process continues as individuals,

Janus Global & International Funds | 1

(Continued) (unaudited)

corporations, banks and ultimately governments realize that growth hinges on improving their financial positions. We believe that fundamentals still support corporate credit in the near term. Companies continue to improve liquidity profiles and balance sheets, retaining financial discipline despite an improving economy. The capital markets remain wide open to high-yield issuers, allowing for refinancing and terming out of debt maturities, a positive outcome of the current zero-interest-rate-policy environment. We continue to see what we believe are compelling valuations in sectors including financials and energy, and to believe success in fixed income is driven by individual security selection with a focus on risk-adjusted returns and preservation of capital.

Sincerely,

Jonathan Coleman
Co-Chief Investment Officer

Gibson Smith
Co-Chief Investment Officer

2 | MARCH 31, 2012

Useful Information About Your Fund Report (unaudited)

Market Perspectives and Management Commentaries

The Management Commentaries in this report include valuable insight from each of the Fund’s managers as well as statistical information to help you understand how your Fund’s performance and characteristics stack up against those of comparable indices.

If a Fund invests in foreign securities, this report may include information about country exposure. Country exposure is based primarily on the country of domicile. However, the Funds’ managers may allocate a company to a country based on other factors such as location of the company’s principal office, the location of the principal trading market for the company’s securities, or the country where a majority of the company’s revenues are derived.

Please keep in mind that the opinions expressed by the Chief Investment Officer(s) (“CIO”) in the Market Perspectives and by the Funds’ managers in the Management Commentaries are just that: opinions. They are a reflection of the CIOs’ and managers’ best judgment at the time this report was compiled, which was March 31, 2012. As the investing environment changes, so could their opinions. These views are unique to each CIO and manager and aren’t necessarily shared by fellow employees or by Janus in general.

Fund Expenses

We believe it’s important for our shareholders to have a clear understanding of Fund expenses and the impact they have on investment return.

The following is important information regarding each Fund’s Expense Example, which appears in each Fund’s Management Commentary within this Semiannual Report. Please refer to this information when reviewing the Expense Example for each Fund.

Example

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments (applicable to Class A Shares only); redemption fees, as applicable (and any related exchange fees); and (2) ongoing costs, including management fees; distribution and shareholder servicing (12b-1) fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares only); administrative services fees payable pursuant to the Transfer Agency Agreement; and other Fund expenses. The example is intended to help you understand your ongoing costs (in dollars) of investing in a Fund and to compare these costs with the ongoing costs of investing in other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. The example is based upon an investment of $1,000 invested at the beginning of the period and held for the six-month period from October 1, 2011 to March 31, 2012.

Actual Expenses

The first line of the table in each example provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during the period.

Hypothetical Example for Comparison Purposes

The second line of the table in each example provides information about hypothetical account values and hypothetical expenses based upon each Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in each Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Janus Capital Management LLC (“Janus Capital”) has contractually agreed to waive certain Funds’ total annual fund operating expenses, excluding any performance adjustments to management fees, if applicable, class-specific distribution and shareholder servicing (12b-1) fees (applicable to Class A Shares, Class C Shares, Class R Shares and Class S Shares only), administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees), brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses, to certain limits until at least February 1, 2013. Expenses in the examples reflect application of these waivers. Had the waivers not been in effect, your expenses would have been higher. More information regarding the waivers is available in the Funds’ prospectuses.

Janus Global & International Funds | 3

(Continued) (unaudited)

Please note that the expenses shown in the tables are meant to highlight your ongoing costs only and do not reflect any transaction costs, such as redemption fees (as applicable) and any related exchange fees. These fees are fully described in the prospectus. Therefore, the second line of each table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

4 | MARCH 31, 2012

Janus Asia Equity Fund (unaudited)

Fund Snapshot
Given the dynamic nature of Asian markets, equity prices may not at times fully reflect business fundamentals. As such, fundamental research is the foundation of our Asia investment strategy. We believe that GARP (growth at a reasonable price) is the most suitable style for the fastest growing region in the world. Through fundamental research and analysis, GARP aims to take advantage of market mispricing to achieve excess returns on a sustainable basis and in a risk-controlled manner.
Hiroshi Yoh portfolio manager

Performance

Janus Asia Equity Fund’s Class I Shares returned 22.75% for the six-month period ended March 31, 2012. The Fund’s benchmark, the MSCI All Country Asia ex-Japan Index, returned 17.45%.

Market Overview

Asian equities recorded strong gains following a deep sell-off in the third quarter of 2011. Global equities, in general, rebounded strongly in October on hopes European leaders were nearing answers to its debt problems, but concerns re-emerged in November and December as the potential for a recession in Europe rose and muted the period’s overall returns. Corporate earnings were strong, but the market remained focused on the macro-economic environment. In India, political infighting delayed badly needed infrastructure projects. High interest rates and inflation as well as battles over corruption weighed on the country’s stock market. Meanwhile, China announced the reserve requirement ratio for its banks would be lowered in an effort to boost liquidity after having raised the ratio six times during 2011.

Over the last half of the period, stocks rallied significantly thanks largely to receding risks in Europe and China. The European Central Bank’s liquidity program (Long Term Refinancing Operations or LTRO) provided a significant buffer to the European debt markets, which in turn encouraged investors to invest more in equities. In China, concerns over a hard landing, a reversal in its investment cycle and inflation pressures also eased. Finally, we think investors took advantage of what we considered cheap valuations in Asia. In 2011, Asian companies grew earnings 5% on average (with expectation of 10% growth in 2012) while stock prices fell 17%, resulting in an approximate 25% decline in the region’s prices-to-earnings (P/E) multiple (a valuation ratio of a company’s current share price compared to its per-share earnings). Once economic conditions began normalizing, investors also normalized their decision-making.

Performance Overview

On a country basis, our holdings and overweight in China were easily the largest relative contributors followed by our holdings in Taiwan and Hong Kong. Detractors included our holdings in South Korea and our holdings and underweight in Thailand. Among sectors, our holdings in consumer discretionary and materials were the largest relative contributors followed by our holdings in information technology and industrials. Detractors included our consumer staples holdings, which were mostly offset by our favorable underweight exposure to the sector. Our health care holdings also weighed on relative performance.

Individually, Samsung Electronics’ shares rallied during the period. We consider Samsung, our largest holding, to be the largest and most competitive electronics company in the world. Samsung’s DMC (Digital, Media and Communication) business has been particularly strong due to significant handset shipments and TV sales. We feel its leadership in handsets is likely to continue with innovative product launches (such as the Galaxy Note). We also anticipate profitability improvement in its DRAM memory chip business due to cutbacks by other money-losing DRAM makers.

China National Building Material, the second largest cement producer in China, also rose significantly. The stock benefited from reduced concerns that China would face a hard landing (a recession as a result of government attempts to slow inflation). We significantly trimmed our position but continue to see upside in the company’s shares relative to the historical high returns on equity it has generated. We think the company continues to build its market share by acquiring smaller cement companies to improve energy consumption efficiency. We also appreciate its potential to benefit from China’s ongoing strong fixed asset investment growth.

In addition, Great Wall Motor Co. was a key contributor. The stock rose significantly during the period after the

Janus Global & International Funds | 5

Janus Asia Equity Fund (unaudited)

company reported strong year-over-year sales that outpaced peers. We added to our position in China’s largest SUV maker. Through its exposure to faster growing regions, focus on SUVs and higher product quality, this Chinese automaker should grow faster than the market, in our view. Since Great Wall Motor was valued at a discount to peers, we added to our position.

Among detractors, EVA Precision Industrial declined modestly after we purchased it. This Chinese manufacturer of metal stamping and plastic injection molds suffered from margin contraction in 2011, when its main Japanese customers pressured it for price cuts following the earthquake and tsunami that hit Japan in March of 2011. We think EVA will achieve an earnings recovery in 2012 driven by strong orders and an acquisition.

Leading Indian energy conglomerate Reliance Industries also weighed on performance. Reliance was negatively impacted by a slowdown in government project approvals due to an ongoing crackdown on corruption within the country. Although the company’s refining margins continue to be under pressure, its petrochemical business remains solid. Also, there are signs that the Indian government may approve changes in its natural gas pricing policies.

Finally, India’s Yes Bank suffered from weakness in the Indian market early in the period. The mid-size Indian bank has a quality management team and good growth strategy, in our view. We feel Yes Bank will benefit from interest liberalization in its current accounts and saving accounts (CASA) and implementation of management’s growth strategy.

Derivatives

During the period, we used currency derivatives to hedge existing currency exposures and swaps to access markets in which we were not trading locally either due to our risk policies or an inability to trade locally. We also executed sales and purchases of puts and calls to hedge existing equity exposures and sold puts on non-existing positions to hedge other similar securities. In aggregate, these positions contributed to relative performance. Please see the Derivative Instruments section in the “Notes to Financial Statements” for a discussion of derivatives used by the Fund.

Outlook and Positioning

We continue to see more upside potential for Asian equities. The region’s P/E multiple traded at 12x 2012 earnings as of period end, which is lower than its 20-year average of 15.2x (based on MSCI data). We think gains are most likely to occur during the first half of the year, so we continue to overweight cyclical sectors such as consumer discretionary and industrials and look for companies that have lagged in stock performance but continue to demonstrate good growth characteristics. We also have a more modest overweight in the materials sector based on Chinese reforms that could benefit the country’s coal companies. If the markets continue to remain strong in the second quarter, we hope to capture gains and position sectors to a more neutral position relative to our index.

On a country level, we remained overweight in China and Hong Kong, while we were underweight in India and Taiwan. We think China is on pace to achieve a soft economic landing, in terms of both growth and inflation control, after a period of monetary tightening. The Chinese Government lowered its target growth rate from 8% to 7.5%, but that was unsurprising to us. China normally will target a rate below the rate actually achieved. We think the first quarter will be the country’s slowest in terms of growth and are expecting approximately 8.5% growth for 2012, as compared to 9.2% growth in 2011. Our Hong Kong exposure is also largely tied to continued growth in China.

We continue to see a number of fundamental challenges in India led by its importation of oil and raw materials and its expanding budget deficit. High oil prices will likely lead to more deficits for India. The Indian equity market is also highly influenced by foreign investors, which causes it to be more volatile than other Asian markets. Within India, our holdings have cyclical exposure and therefore can be volatile as well. To help offset our holdings’ volatility, we underweighted the country’s exposure. In Taiwan, we were underweight in the country’s chemical and steel industries at period end since we view those as lacking in global competitiveness.

Thank you for your investment in Janus Asia Equity Fund.

6 | MARCH 31, 2012

(unaudited)

Janus Asia Equity Fund At A Glance

5 Top Performers – Equity Holdings

Contribution

Samsung Electronics Co., Ltd.	2.05%
China National Building Material Co., Ltd.	0.80%
Great Wall Motor Co., Ltd.	0.75%
China Railway Construction Corp., Ltd.	0.72%
Industrial & Commercial Bank of China	0.62%

5 Bottom Performers – Equity Holdings

Contribution

EVA Precision Industrial Holdings, Ltd.	–0.23%
Reliance Industries, Ltd.	–0.17%
Glenmark Pharmaceuticals, Ltd.	–0.13%
Hyundai Mobis	–0.13%
Yes Bank, Ltd.	–0.11%

5 Top Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country
	Fund Contribution	(Average % of Equity)	Asia ex-Japan Index Weighting

Consumer Discretionary	1.93%	18.41%	9.91%
Materials	1.02%	9.82%	7.98%
Information Technology	0.90%	14.75%	17.63%
Industrials	0.85%	13.18%	9.91%
Telecommunication Services	0.41%	3.27%	6.62%

5 Bottom Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country
	Fund Contribution	(Average % of Equity)	Asia ex-Japan Index Weighting

Health Care	–0.03%	1.39%	0.87%
Other**	–0.01%	0.20%	0.00%
Consumer Staples	–0.01%	3.22%	5.40%
Energy	0.00%	7.85%	7.96%
Utilities	0.23%	0.99%	3.73%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 7

Janus Asia Equity Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Samsung Electronics Co., Ltd. Electronic Components – Semiconductors	3.8%
Mando Corp. Automotive – Truck Parts and Equipment – Original	2.6%
Taiwan Semiconductor Manufacturing Co., Ltd. Semiconductor Components/Integrated Circuits	2.2%
China Construction Bank Corp. Commercial Banks	2.1%
Sitoy Group Holdings, Ltd. Apparel Manufacturers	2.0%

12.7%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 60.7% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

8 | MARCH 31, 2012

(unaudited)

Performance

			Expense Ratios –
Cumulative Total Return – for the periods ended March 31, 2012			estimated for the fiscal year
	Fiscal	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Inception*	Operating Expenses	Operating Expenses

Janus Asia Equity Fund – Class A Shares
NAV	22.48%	–9.00%	3.90%	1.58%
MOP	15.48%	–14.23%

Janus Asia Equity Fund – Class C Shares
NAV	22.34%	–9.10%	4.67%	2.33%
CDSC	21.12%	–10.01%

Janus Asia Equity Fund – Class D Shares(1)	22.91%	–8.80%	3.91%	1.53%

Janus Asia Equity Fund – Class I Shares	22.75%	–8.80%	3.56%	1.33%

Janus Asia Equity Fund – Class S Shares	22.48%	–9.00%	4.04%	1.83%

Janus Asia Equity Fund – Class T Shares	22.48%	–9.00%	3.79%	1.58%

Morgan Stanley Capital International All Country Asia ex-Japan Index	17.45%	–8.11%

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 9

Janus Asia Equity Fund (unaudited)

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. See the Fund’s Prospectus or Statement of Additional Information for more details.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), real estate investment trusts (“REITs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund invests in REITs which may be subject to a higher degree of market risk because of concentration in a specific industry, sector or geographic region. REITs may be subject to risks including, but not limited to: legal, political, liquidity, interest rate risks, a decline in the value of real estate, risks related to general and economic conditions, changes in the value of the underlying property owned by the trust and defaults by borrowers. To the extent the Fund invests in foreign REITs, the Fund may be subject to fluctuations in currency rates or political or economic conditions in a particular country.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Sovereign debt securities are subject to the additional risk that, under some political, diplomatic, social or economic circumstances, some developing countries that issue lower quality debt securities may be unable or unwilling to make principal or interest payments as they come due.

Due to certain investment strategies, the Fund may have an increased position in cash.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

The Fund’s performance for very short time periods may not be indicative of future performance.

Lipper does not rank this Fund as it is less than one year old.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the index. The index is unmanaged and is not available for direct investment; therefore, its performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – July 29, 2011
(1)	Closed to new investors.

10 | MARCH 31, 2012

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,226.10	$8.46

Hypothetical (5% return before expenses)	$1,000.00	$1,017.40	$7.67

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,224.80	$9.57*

Hypothetical (5% return before expenses)	$1,000.00	$1,016.40	$8.67

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,231.80	$4.07*

Hypothetical (5% return before expenses)	$1,000.00	$1,021.35	$3.69

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,227.50	$7.46

Hypothetical (5% return before expenses)	$1,000.00	$1,018.30	$6.76

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,224.80	$8.51

Hypothetical (5% return before expenses)	$1,000.00	$1,017.35	$7.72

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,224.80	$8.45

Hypothetical (5% return before expenses)	$1,000.00	$1,017.40	$7.67

†	Expenses are equal to the annualized expense ratio of 1.52% for Class A Shares, 1.72% for Class C Shares, 0.73% for Class D Shares, 1.34% for Class I Shares, 1.53% for Class S Shares and 1.52% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.
*	Pursuant to a contractual agreement, Janus Capital waived certain fees and expenses during the period for Class C Shares and Class D Shares. Without these waivers, the expenses paid during the period would have been $13.07 for Class C Shares and $9.76 for Class D Shares.

Janus Global & International Funds | 11

Janus Asia Equity Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Common Stock – 96.8%
Apparel Manufacturers – 3.4%
100,000	China Lilang, Ltd.	$106,757
330,000	Sitoy Group Holdings, Ltd.	145,339
		252,096
Automotive – Cars and Light Trucks – 3.1%
50,000	Great Wall Motor Co., Ltd.	97,227
660	Hyundai Motor Co.	135,740
		232,967
Automotive – Truck Parts and Equipment – Original – 3.9%
400	Hyundai Mobis	101,156
1,300	Mando Corp.	191,059
		292,215
Building – Heavy Construction – 0.6%
406	Daelim Industrial Co., Ltd.	43,901
Building and Construction – Miscellaneous – 0.9%
770	GS Engineering & Construction Corp.	67,899
Building and Construction Products – Miscellaneous – 1.7%
48,000	China National Building Material Co., Ltd.	60,516
500,000	Yuanda China Holdings, Ltd.	68,896
		129,412
Building Products – Cement and Aggregate – 1.7%
100,000	Asia Cement China Holdings Corp.	50,224
38,000	Indocement Tunggal Prakarsa Tbk PT	76,715
		126,939
Casino Hotels – 2.3%
13,800	Genting Bhd	48,854
60,000	Genting Singapore PLC	81,404
1,740	Kangwon Land, Inc.	38,627
		168,885
Cellular Telecommunications – 2.5%
10,000	China Mobile, Ltd.	110,041
600	SK Telecom Co., Ltd.	73,881
		183,922
Coal – 1.6%
159,000	Adaro Energy Tbk PT	33,578
19,500	China Shenhua Energy Co., Ltd.	82,241
		115,819
Commercial Banks – 10.9%
90,000	Bank Mandiri Persero Tbk PT	67,458
16,500	BOC Hong Kong Holdings, Ltd.	45,578
200,000	China Construction Bank Corp.*	154,534
30,000	CIMB Group Holdings Bhd	75,343
11,000	DBS Group Holdings, Ltd.	124,119
4,522	HDFC Bank, Ltd.	46,148
200,000	Industrial & Commercial Bank of China	129,035
16,000	Siam Commercial Bank PCL	74,449
13,012	Yes Bank, Ltd.	94,205
		810,869
Computer Services – 0.6%
801	Infosys, Ltd.	45,071
Computers – 2.1%
10,000	Asustek Computer, Inc.	94,410
24,000	Quanta Computer, Inc.	62,890
		157,300
Consumer Products – Miscellaneous – 1.4%
57,900	Samsonite International S.A.	105,282
Cosmetics and Toiletries – 1.0%
30,000	L’Occitane International S.A.	71,008
Distribution/Wholesale – 1.3%
30,000	YGM Trading, Ltd.	97,163
Diversified Financial Services – 2.9%
57,885	Chinatrust Financial Holding Co., Ltd.	36,400
31,498	Fubon Financial Holding Co., Ltd.	35,503
2,000	Hana Financial Group, Inc.	75,382
1,799	Shinhan Financial Group Co., Ltd.	69,473
		216,758
Diversified Minerals – 1.4%
2,800	BHP Billiton, Ltd.	100,358
Diversified Operations – 4.1%
280,000	Alliance Global Group, Inc.	82,199
8,000	Hutchison Whampoa, Ltd.	79,945
6,000	Keppel Corp., Ltd.	52,471
39,000	Melco International Development, Ltd.	37,266
16,100	Sime Darby Bhd	51,213
		303,094
Electric – Generation – 0.7%
30,000	China Resources Power Holdings Co., Ltd.	55,555
Electric – Integrated – 1.0%
3,800	Korea Electric Power Corp.*	75,135
Electronic Components – Miscellaneous – 1.3%
24,000	Hon Hai Precision Industry Co., Ltd.	93,156
Electronic Components – Semiconductors – 3.8%
250	Samsung Electronics Co., Ltd.**	281,357
Electronic Measuring Instruments – 0.7%
20,000	Chroma ATE, Inc.*	50,985
Electronic Parts Distributors – 1.0%
48,000	WT Microelectronics Co., Ltd.	71,433
Energy – Alternate Sources – 0.6%
228,000	China Suntien Green Energy Corp., Ltd.	41,987
Entertainment Software – 1.2%
5,000	Nexon Co., Ltd.*	87,130
Food – Miscellaneous/Diversified – 0.5%
67,500	Indofood Sukses Makmur Tbk PT	35,822
Footwear and Related Apparel – 1.3%
40,000	Stella International Holdings, Ltd.	97,047
Independent Power Producer – 0.9%
50,000	Adani Power, Ltd.*	67,236
Internet Content – Entertainment – 1.1%
3,600	Youku.com, Inc. (ADR)*	79,164
Life and Health Insurance – 2.6%
38,800	AIA Group, Ltd.	142,153
600	Samsung Life Insurance Co., Ltd.	52,432
		194,585

See Notes to Schedules of Investments and Financial Statements.

12 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Medical – Drugs – 1.5%
30,000	Aurobindo Pharma, Ltd.	$70,082
6,593	Glenmark Pharmaceuticals, Ltd.	40,045
		110,127
Metal – Copper – 0.5%
3,000,000	CST Mining Group, Ltd.*	39,792
Metal Processors and Fabricators – 1.7%
700,000	EVA Precision Industrial Holdings, Ltd.	129,808
Multi-Line Insurance – 1.1%
10,500	Ping An Insurance Group Co.	79,372
Oil Companies – Exploration and Production – 1.4%
50,000	CNOOC, Ltd.	102,765
Oil Companies – Integrated – 2.0%
60,000	China Petroleum & Chemical Corp.	65,368
7,000	PTT PCL	80,350
		145,718
Oil Refining and Marketing – 0.8%
4,200	Reliance Industries, Ltd.	61,887
Property and Casualty Insurance – 1.0%
392	Samsung Fire & Marine Insurance Co., Ltd.	74,047
Public Thoroughfares – 0.8%
150,000	Shenzhen Expressway Co., Ltd.	61,813
Real Estate Management/Services – 0.6%
53,400	AIMS AMP Capital Industrial REIT	47,804
Real Estate Operating/Development – 6.0%
5,000	Cheng Kong Holdings, Ltd.	64,582
46,000	China Overseas Land & Investment, Ltd.	87,435
900,000	CSI Properties, Ltd.	34,191
10,000	Fraser and Neave, Ltd.	53,314
247,500	Shun Tak Holdings, Ltd.	100,080
5,000	Sun Hung Kai Properties, Ltd.	62,135
17,967	Swire Properties, Ltd.	44,656
		446,393
REIT – Hotels – 0.6%
50,000	Ascott Residence Trust	42,373
Retail – Automobile – 1.3%
80,000	Baoxin Auto Group, Ltd.	95,708
Retail – Convenience Stores – 0.6%
8,000	President Chain Store Corp.	44,476
Retail – Drug Store – 0.8%
35,000	Shanghai Pharmaceuticals Holding Co., Ltd.*	56,070
Retail – Major Department Stores – 0.8%
400	Hyundai Department Store Co., Ltd.	61,435
Retail – Regional Department Stores – 0.8%
46,320	Far Eastern Department Stores Co., Ltd.	59,276
Semiconductor Components/Integrated Circuits – 3.0%
58,000	Advanced Semiconductor Engineering, Inc.	58,395
58,000	Taiwan Semiconductor Manufacturing Co., Ltd.*	166,928
		225,323
Steel – Producers – 2.2%
2,690	JSW Steel, Ltd.	38,098
380	POSCO	127,460
		165,558
Telecommunication Equipment – 0.5%
80,000	TCL Communication Technology Holdings, Ltd.	35,749
Telecommunication Services – 2.0%
180,000	China Telecom Corp., Ltd.	99,674
155,500	Tower Bersama Infrastructure Tbk PT	50,194
		149,868
Tobacco – 1.2%
1,202	KT&G Corp.	85,304
Transportation – Marine – 0.6%
32,000	First Steamship Co., Ltd.	47,568
Petrochemicals – 0.9%
200	LG Chem, Ltd.	65,319

Total Common Stock (cost $7,033,670)		7,185,103

Money Market – 4.1%
305,161	Janus Cash Liquidity Fund LLC, 0% (cost $305,161)	305,161

Total Investments (total cost $7,338,831) – 100.9%		7,490,264

Liabilities, net of Cash, Receivables and Other Assets**– (0.9)%		(65,351)

Net Assets – 100%		$7,424,913

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$100,358	1.3%
Bermuda	34,191	0.4%
Cayman Islands	848,484	11.3%
China	927,837	12.4%
Hong Kong	1,100,362	14.7%
India	462,772	6.2%
Indonesia	263,767	3.5%
Japan	87,130	1.2%
Luxembourg	105,282	1.4%
Malaysia	175,410	2.3%
Philippines	82,199	1.1%
Singapore	401,485	5.4%
South Korea	1,619,607	21.6%
Taiwan	821,420	11.0%
Thailand	154,799	2.1%
United States††	305,161	4.1%

Total	$7,490,264	100.0%

††	Includes all Cash Equivalents.

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 13

Janus Asia Equity Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Total Return Swaps outstanding at March 31, 2012

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Credit Suisse Securities (Europe), Ltd.	$58,751	1 month USD LIBOR plus 75 basis points	Inner Mongolia Yitai Coal Co.	9/4/12	$885
UBS A.G.	22,432	1 month USD LIBOR plus 50 basis points	Inner Mongolia Yitai Coal Co.	11/15/12	(1,068)

Total					$(183)

See Notes to Schedules of Investments and Financial Statements.

14 | MARCH 31, 2012

Janus Emerging Markets Fund (unaudited)

Fund Snapshot
We believe company fundamentals and managements’ ability to create value drive share prices over the long-term in emerging markets. We seek to take advantage of opportunities created when investors primarily focus on near-term sentiment and macroeconomic risk factors while ignoring fundamental company research. We buy companies trading well below our conservative estimate of their long-term value and favor quality companies with what we believe are sustainable competitive advantages and high or improving returns on capital.
Wahid Chammas co-portfolio manager	Matt Hochstetler co-portfolio manager

Performance

Janus Emerging Markets Fund’s Class I Shares returned 20.07% for the six-month period ended March 31, 2012. The Fund’s benchmark, the MSCI Emerging Markets Index, returned 19.12%.

Market Overview

Emerging markets generated strong performance during the period thanks to a reduction in global fears and consequently a rise in risk appetites among investors. The approval of another bailout of Greece and the successful conclusion of a Greek debt restructuring along with general lessening of worries over European sovereign debt helped sentiment. We’ve also seen inflation in many countries, such as Brazil and China, begin to decline along with slower GDP growth. The slower economic growth is healthy in that it has allowed inflation to come within a more moderate range. Finally, we think the strong performance by emerging markets reflects there were great businesses mispriced relative to their long-term return and growth profiles.

Performance Overview

Among sectors, our holdings in energy were the largest relative contributors followed by our holdings in consumer staples and telecommunication services. Detractors included our holdings in industrials, financials and materials.

Within energy and for the Fund overall, Karoon Gas Australia and Cobalt International Energy were among the largest individual contributors. Higher crude oil prices helped the entire sector, but these companies also had positive developments. Australia-based Karoon Gas benefited from raised investor expectations for its Brazilian offshore development sites, and Cobalt, a U.S. company, reported a significant discovery in one of its West African offshore wells.

One of the Fund’s largest holdings, Samsung Electronics, also generated strong gains during the period. Samsung has dramatically grown market share in smart phones and continues to turn out some of the best products in the world. Additionally, its memory chip business (the largest in the world) should benefit from increased spending in consumer electronics and enterprise hardware.

Among detractors, India’s Adani Enterprises declined due to relative weakness in the Indian equity market and lack of progress in government approvals for some of its projects. Our overweight and holdings in India were the largest relative detractors on a country basis. We continue to like the Adani’s long-term prospects. Using an integrated approach involving coal mining, coal logistics and power generation to power transmission, Adani is uniquely positioned, in our view, to better mine domestic coal and transport it from the Eastern India coal belt to the Western India power plants via its rail and port facilities.

Jain Irrigation Systems, another Indian company, also weighed on performance. Jain has a market-leading position in India’s micro-irrigation systems, which are subsidized by the government. We feel these irrigation systems are the fastest way to improve yields and represent a large market opportunity, given the unpredictability of India’s monsoon season and that many farms don’t have simple water catchment systems. The company has been delayed in rolling out its financing business, which we think will reduce the company’s working capital costs.

First Solar, a maker of solar modules and provider of solar power systems, declined as part of general weakness in its industry. We continue to like the company’s outlook and added to our position. The designer and manufacturer of solar modules using a thin film semiconductor technology is the low-cost manufacturer in its industry, in our view. We think the company is continuing to lower the cost of kilowatt per hour, and it is diversifying its end markets.

Janus Global & International Funds | 15

Janus Emerging Markets Fund (unaudited)

Derivatives

During the period, we used currency derivatives to hedge existing currency exposures and swaps to access markets in which we were not trading locally either due to our risk policies or an inability to trade locally. We also executed sales and purchases of puts and calls to hedge existing equity exposures and sold puts on non-existing positions to hedge other similar securities. In aggregate, these positions contributed to relative performance. Please see the Derivative Instruments section in the “Notes to Financial Statements” for a discussion of derivatives used by the Fund.

Conclusion

While slower growth in China has concerned some investors, we take a multi-year view that still points to considerable growth ahead. China’s steel consumption, relative to Japan’s peak level during its development, can still grow 40% to 50% by our estimation. Currently, approximately 52% of its population lives in cities; we think that will increase to 70% to 80% a few years. In terms of square footage housing construction per year per person, China is still far less than the U.S. at its peak.

We also see attractive opportunities in frontier markets such as United Arab Emirates with its growing banking industry, offshore West Africa’s promising oil fields and Mongolia’s potential world-class copper mine.

In India, the pace of governmental reforms has been slower than we had anticipated. The government has started to show signs of movement in terms of plans to raise the price of natural gas and allowing the importation of coal to avoid rolling electrical blackouts. The opportunities in India are significant, but we need to see implementation of structural reforms to become more optimistic.

In general, we think emerging markets will continue to be the growth driver for global markets. They have very large populations that will continue to urbanize and grow their middle classes. As per capita incomes in these countries rise, consumer spending will grow as well. They will also benefit from their incredibly rich resource bases. We remain very optimistic about these markets and are finding companies that can thrive in a high-growth environment and do well in a low-growth environment.

Thank you for your investment in Janus Emerging Markets Fund.

16 | MARCH 31, 2012

(unaudited)

Janus Emerging Markets Fund At A Glance

5 Top Performers – Holdings

Contribution

Karoon Gas Australia, Ltd.	1.61%
Samsung Electronics Co., Ltd.	1.25%
Cobalt International Energy, Inc.	1.03%
Taiwan Semiconductor Manufacturing Co., Ltd. (ADR)	1.00%
Sberbank of Russia (ADR)	0.92%

5 Bottom Performers – Holdings

Contribution

Adani Enterprises, Ltd.	–0.56%
First Solar, Inc.	–0.39%
Jain Irrigation Systems, Ltd.	–0.35%
Aluminum Bahrain BSC (ADR)	–0.29%
Urbi Desarrollos Urbanos S.A.B. de C.V.	–0.20%

5 Top Performers – Sectors*

			Morgan Stanley Capital International
		Fund Weighting	Emerging Markets
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Energy	3.71%	16.40%	14.33%
Consumer Staples	0.81%	4.03%	7.70%
Telecommunication Services	0.48%	5.39%	8.17%
Consumer Discretionary	0.09%	11.44%	8.01%
Utilities	–0.10%	0.27%	3.61%

5 Bottom Performers – Sectors*

			Morgan Stanley Capital International
		Fund Weighting	Emerging Markets
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Industrials	–1.44%	5.00%	6.59%
Other**	–0.85%	11.06%	0.00%
Materials	–0.79%	11.81%	13.61%
Financials	–0.69%	24.23%	23.93%
Health Care	–0.31%	1.64%	1.02%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 17

Janus Emerging Markets Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

BOCI-Prudential – W.I.S.E. – CSI China Tracker Fund (ETF) Emerging Market – Equity	4.2%
Taiwan Semiconductor Manufacturing Co., Ltd. (ADR) Semiconductor Components/Integrated Circuits	2.9%
Petroleo Brasileiro S.A. (ADR) Oil Companies – Integrated	2.9%
Samsung Electronics Co., Ltd. Electronic Components – Semiconductors	2.2%
Karoon Gas Australia, Ltd. Oil and Gas Drilling	2.1%

14.3%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 51.5% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

18 | MARCH 31, 2012

(unaudited)

Performance

				Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012				per the January 27, 2012 prospectuses
	Fiscal	One	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Year	Inception*	Operating Expenses	Operating Expenses

Janus Emerging Markets Fund – Class A Shares
NAV	20.07%	–11.91%	–8.89%	4.22%	1.62%
MOP	13.20%	–17.00%	–13.09%

Janus Emerging Markets Fund – Class C Shares
NAV	19.72%	–12.40%	–9.30%	5.15%	2.37%
CDSC	18.53%	–13.27%	–9.30%

Janus Emerging Markets Fund – Class D Shares(1)	20.05%	–11.81%	–8.81%	4.44%	1.63%

Janus Emerging Markets Fund – Class I Shares	20.07%	–11.91%	–8.89%	3.93%	1.37%

Janus Emerging Markets Fund – Class S Shares	20.07%	–11.91%	–8.89%	4.67%	1.87%

Janus Emerging Markets Fund – Class T Shares	20.21%	–11.81%	–8.81%	4.14%	1.62%

Morgan Stanley Capital International Emerging Markets IndexSM	19.12%	–8.81%	–3.87%

Lipper Quartile – Class I Shares	–	3rd	4th

Lipper Ranking – based on total return for Emerging Markets Funds	–	296/450	311/412

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

See important disclosures on the next page.

Janus Global & International Funds | 19

Janus Emerging Markets Fund (unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. See the Fund’s Prospectus or Statement of Additional Information for more details.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), real estate investment trusts (“REITs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

This Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Janus Emerging Markets Fund held approximately 12.2% of its total investments in Brazilian securities as of March 31, 2012 and the Fund may have experienced significant gains or losses due, in part, to its investments in Brazil. While holdings are subject to change without notice, the Fund’s returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in Brazil.

The Fund invests in REITs which may be subject to a higher degree of market risk because of concentration in a specific industry, sector or geographic region. REITs may be subject to risks including, but not limited to: legal, political, liquidity, interest rate risks, a decline in the value of real estate, risks related to general and economic conditions, changes in the value of the underlying property owned by the trust and defaults by borrowers. To the extent the Fund invests in foreign REITs, the Fund may be subject to fluctuations in currency rates or political or economic conditions in a particular country.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class I Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the index. The index is unmanaged and is not available for direct investment; therefore, its performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – December 28, 2010
(1)	Closed to new investors.

20 | MARCH 31, 2012

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,199.40	$7.86*

Hypothetical (5% return before expenses)	$1,000.00	$1,017.85	$7.21

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,195.80	$11.31*

Hypothetical (5% return before expenses)	$1,000.00	$1,014.70	$10.38

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,200.50	$7.43*

Hypothetical (5% return before expenses)	$1,000.00	$1,018.25	$6.81

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,200.70	$6.88

Hypothetical (5% return before expenses)	$1,000.00	$1,018.75	$6.31

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,199.40	$7.92*

Hypothetical (5% return before expenses)	$1,000.00	$1,017.80	$7.26

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,200.70	$7.10*

Hypothetical (5% return before expenses)	$1,000.00	$1,018.55	$6.51

†	Expenses are equal to the annualized expense ratio of 1.43% for Class A Shares, 2.06% for Class C Shares, 1.35% for Class D Shares, 1.25% for Class I Shares, 1.44% for Class S Shares and 1.29% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.
*	Pursuant to a contractual agreement, Janus Capital waived certain fees and expenses during the six-month period for Class A Shares, Class C Shares, Class D Shares, Class S Shares and Class T Shares. Without these waivers, the expenses paid during the period would have been $9.29 for Class A Shares, $13.67 for Class C Shares, $8.91 for Class D Shares, $10.28 for Class S Shares and $9.08 for Class T Shares.

Janus Global & International Funds | 21

Janus Emerging Markets Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares or Contract Amounts		Value

Common Stock – 85.6%
Apparel Manufacturers – 1.4%
119,000	China Lilang, Ltd.	$127,041
503,000	Sitoy Group Holdings, Ltd.	221,531
		348,572
Automotive – Cars and Light Trucks – 0.9%
4,915	Ford Otomotiv Sanayi A.S.	46,339
22,000	Isuzu Motors, Ltd.**	128,943
12,136	Tofas Turk Otomobil Fabrikasi A.S.	51,897
		227,179
Automotive – Truck Parts and Equipment – Original – 1.6%
1,574	Hyundai Mobis	398,050
Brewery – 1.0%
28,400	East African Breweries, Ltd.	69,285
698,000	Thai Beverage PCL	180,512
		249,797
Building – Residential and Commercial – 0.7%
25,500	MRV Engenharia e Participacoes S.A.	180,975
Building and Construction Products – Miscellaneous – 0.8%
159,500	Urbi Desarrollos Urbanos S.A.B. de C.V.*	191,008
Casino Hotels – 1.3%
53,400	Genting Bhd	189,045
5,790	Kangwon Land, Inc.	128,536
		317,581
Cellular Telecommunications – 3.4%
15,374	America Movil S.A.B. de C.V. (ADR)	381,737
39,000	China Mobile, Ltd.	429,159
4,379	Turkcell Iletisim Hizmetleri A.S.	22,412
		833,308
Coal – 1.7%
180,000	China Coal Energy Co., Ltd.	201,898
21,500	China Shenhua Energy Co., Ltd.	90,676
64,000	Sakari Resources, Ltd.	118,660
		411,234
Commercial Banks – 11.7%
30,460	Banco Bilbao Vizcaya Argentaria S.A. (ADR)**	243,376
3,200	Banco do Brasil S.A.	45,509
34,149	Banco do Brasil S.A. (ADR)	488,672
759,000	Bank of China, Ltd.	305,934
9,636	Commercial Bank of Qatar QSC	203,281
5,074	Erste Group Bank A.G.	116,987
76,549	First Gulf Bank PJSC	202,868
5,248	ICICI Bank, Ltd. (ADR)	182,998
9,628	Itau Unibanco Holding S.A. (ADR)	184,761
19,147	Sberbank of Russia (ADR)	256,378
32,086	Sberbank of Russia (ADR)	411,984
4,998	State Bank of India	205,684
		2,848,432
Commercial Services – 0.4%
8,800	Anhanguera Educacional Participacoes S.A.	106,100
Computers – 0.5%
12,000	Asustek Computer, Inc.	113,292
Consumer Products – Miscellaneous – 0.9%
119,100	Samsonite International S.A.	216,565
Cosmetics and Toiletries – 0.3%
36,000	L’Occitane International S.A.	85,210
Distribution/Wholesale – 0.7%
28,232	Adani Enterprises, Ltd.	168,954
Diversified Financial Services – 0.9%
5,992	Shinhan Financial Group Co., Ltd.	231,397
Diversified Minerals – 0.6%
979	Anglo American PLC	36,433
18,900	Verde Potash PLC*	114,856
		151,289
Diversified Operations – 1.9%
107,400	Aitken Spence & Co. PLC	94,489
278,000	Melco International Development, Ltd.	265,638
5,974	Orascom Development Holding A.G.	115,852
		475,979
E-Commerce/Services – 0.5%
5,279	Ctrip.com International, Ltd. (ADR)*	114,238
Educational Software – 0.2%
13,508	Educomp Solutions, Ltd.	51,192
Electric – Generation – 0%
249,372	Indiabulls Infrastructure and Power, Ltd.ß,°°	10,427
Electronic Components – Semiconductors – 2.5%
2,639	First Solar, Inc.*	66,107
491	Samsung Electronics Co., Ltd.	552,586
		618,693
Electronic Measuring Instruments – 0.8%
77,000	Chroma ATE, Inc.*	196,291
Electronic Parts Distributors – 1.5%
206,864	WPG Holdings, Ltd.	281,906
60,000	WT Microelectronics Co., Ltd.	89,291
		371,197
Entertainment Software – 0.6%
7,900	Nexon Co., Ltd.*,**	137,665
Food – Retail – 0.7%
7,440	X5 Retail Group N.V. (GDR)	170,674
Food – Wholesale/Distribution – 0.6%
81,409	Olam International, Ltd.	152,881
Hotels and Motels – 1.1%
120,000	Shangri-La Asia, Ltd.	262,398
Industrial Automation and Robotics – 0.9%
1,200	FANUC Corp.**	212,882
Insurance Brokers – 1.0%
38,136	CNinsure, Inc. (ADR)	238,350
Internet Content – Entertainment – 0.3%
3,831	Youku.com, Inc. (ADR)*	84,244
Life and Health Insurance – 0.5%
19,883	Discovery Holdings, Ltd.	130,728
Medical – Drugs – 0.9%
89,411	Aurobindo Pharma, Ltd.	208,871
Medical – Generic Drugs – 1.1%
14,708	Pharmstandard OJSC (GDR)	260,920
Metal – Diversified – 1.3%
19,816	Ivanhoe Mines, Ltd.*	311,786

See Notes to Schedules of Investments and Financial Statements.

22 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Shares or Contract Amounts		Value

Metal – Iron – 6.3%
30,887	Fortescue Metals Group, Ltd.**	$185,843
276,423	Gindalbie Metals, Ltd.*,**	177,484
2,658	Kumba Iron Ore, Ltd.	182,514
52,674	London Mining PLC*	239,879
579,813	Sundance Resources, Ltd.*,**	270,206
21,167	Vale S.A. (ADR)**	493,826
		1,549,752
Oil and Gas Drilling – 2.1%
75,477	Karoon Gas Australia, Ltd.*,**	508,850
Oil Companies – Exploration and Production – 7.0%
66,200	CGX Energy, Inc.*	93,604
142,315	Chariot Oil & Gas, Ltd.*	450,659
1,433	CNOOC, Ltd. (ADR)	292,748
4,266	Cobalt International Energy, Inc.*	128,108
228	HRT Participacoes em Petroleo S.A.*	79,002
13,948	Kosmos Energy, Ltd.*	184,672
4,667	Niko Resources, Ltd.	164,225
19,053	OGX Petroleo e Gas Participacoes S.A. (ADR)*	160,617
18,305	Ophir Energy PLC*	148,572
		1,702,207
Oil Companies – Integrated – 5.7%
1,326	Ecopetrol S.A. (ADR)	81,005
21,593	Gulf International Services OSC	156,291
15,482	Pacific Rubiales Energy Corp.	452,412
26,174	Petroleo Brasileiro S.A. (ADR)**	695,182
		1,384,890
Paper and Related Products – 1.0%
107,099	Kimberly-Clark de Mexico S.A.B. de C.V. – Class A	237,842
Property and Casualty Insurance – 1.1%
1,444	Samsung Fire & Marine Insurance Co., Ltd.	272,765
Real Estate Operating/Development – 5.1%
209,365	Emaar Properties PJSC*	172,826
39,000	Hang Lung Properties, Ltd.	142,886
213,021	Indiabulls Real Estate, Ltd.	267,008
21,400	PDG Realty S.A. Empreendimentos e Participacoes	74,003
25,271	PDG Realty S.A. Empreendimentos e Participacoes (ADR)	179,171
644,000	Shun Tak Holdings, Ltd.	260,410
443,605	Sorouh Real Estate Co.	142,671
		1,238,975
REIT – Diversified – 1.1%
133,200	Fibra Uno Administracion S.A. de C.V.	262,279
Retail – Apparel and Shoe – 0.7%
155,000	Anta Sports Products, Ltd.	161,681
Retail – Automobile – 0.9%
181,000	Baoxin Auto Group, Ltd.	216,539
Retail – Major Department Stores – 1.1%
1,734	Hyundai Department Store Co., Ltd.	266,322
Rubber/Plastic Products – 1.0%
76,247	Jain Irrigation Systems, Ltd.	147,360
94,697	Jain Irrigation Systems, Ltd. (EDR)	92,045
		239,405
Semiconductor Components/Integrated Circuits – 3.3%
97,000	Advanced Semiconductor Engineering, Inc.	97,661
46,161	Taiwan Semiconductor Manufacturing Co., Ltd. (ADR)**	705,340
		803,001
Shipbuilding – 0.6%
100,108	Pipavav Defence & Offshore Engineering Co., Ltd.*	157,217
Steel – Producers – 0.6%
38,321	Mechel (ADR)	136,806
Telecommunication Services – 2.8%
1,862	China Telecom Corp., Ltd. (ADR)	102,224
947,000	Tower Bersama Infrastructure Tbk PT	305,684
25,270	VimpelCom, Ltd. (ADR)	282,013
		689,921

Total Common Stock (cost $21,332,675)		20,916,811

Exchange-Traded Fund – 4.2%
Emerging Market – Equity – 4.2%
272,605	BOCI-Prudential – W.I.S.E. – CSI China Tracker Fund (ETF)** (cost $1,184,585)	1,023,326

Purchased Option – Call – 0.4%
35,890	Karoon Gas Australia, Ltd. expires October 2012 exercise price 4.10 AUD (premiums paid $34,179)	98,237

Total Investments (total cost $22,551,439) – 90.2%		22,038,374

Cash, Receivables and Other Assets, net of Liabilities**– 9.8%		2,396,600

Net Assets – 100%		$24,434,974

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 23

Janus Emerging Markets Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$1,240,620	5.6%
Austria	116,987	0.5%
Bermuda	729,083	3.3%
Brazil	2,687,818	12.2%
Canada	1,022,027	4.6%
Cayman Islands	1,163,624	5.3%
China	700,732	3.2%
Colombia	81,005	0.4%
Guernsey	450,659	2.0%
Hong Kong	2,499,377	11.3%
India	1,491,756	6.8%
Indonesia	305,684	1.4%
Japan	479,490	2.2%
Kenya	69,285	0.3%
Luxembourg	216,565	1.0%
Malaysia	189,045	0.9%
Mexico	1,072,866	4.9%
Netherlands	170,674	0.8%
Qatar	359,572	1.6%
Russia	1,066,088	4.8%
Singapore	271,541	1.2%
South Africa	313,242	1.4%
South Korea	1,849,656	8.4%
Spain	243,376	1.1%
Sri Lanka	94,489	0.4%
Switzerland	115,852	0.5%
Taiwan	1,483,781	6.7%
Thailand	180,512	0.8%
Turkey	120,648	0.6%
United Arab Emirates	518,365	2.4%
United Kingdom	539,740	2.5%
United States	194,215	0.9%

Total	$22,038,374	100.0%

Forward Currency Contracts, Open

			Unrealized
	Currency Units	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC:
Australian Dollar 5/17/12	1,065,000	$1,096,971	$(21)
Japanese Yen 5/17/12	38,000,000	459,416	2,259

Total		$1,556,387	$2,238

Schedule of Written Option – Put	Value

Ivanhoe Mines, Ltd. expires June 2012 94 contracts exercise price $16.00 (premiums received $21,058)	$(12,221)

See Notes to Schedules of Investments and Financial Statements.

24 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Total Return Swaps outstanding at March 31, 2012

					Unrealized
	Notional	Return Paid	Return Received		Appreciation/
Counterparty	Amount	by the Fund	by the Fund	Termination Date	(Depreciation)

Morgan Stanley & Co. International PLC	$161,113	FED Funds Effective plus 100 basis points	Ethidad Etisalat Co.	12/31/12	$3,276
Morgan Stanley & Co. International PLC	154,422	FED Funds Effective plus 100 basis points	Samba Financial Group	12/31/12	10,411
Morgan Stanley & Co. International PLC	237,674	FED Funds Effective plus 100 basis points	Morgan Stanley Indian Blue Chip Basket	8/27/13	(7,792)
Morgan Stanley & Co. International PLC	192,867	FED Funds Effective plus 50 basis points	Morgan Stanley Korea Blue Chip Basket	8/27/13	(3,121)
Morgan Stanley & Co. International PLC	146,860	1 month USD LIBOR plus 185 basis points	Baoshan Iron & Steel Co., Ltd.	2/25/14	(9,094)
Morgan Stanley & Co. International PLC	261,359	1 month USD LIBOR plus 185 basis points	China Construction Bank Co., Ltd.	2/25/14	(1,486)
Morgan Stanley & Co. International PLC	137,781	1 month USD LIBOR plus 185 basis points	China Vanke Co., Ltd.	2/25/14	4,061
UBS A.G.	28,920	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	3/21/12	(3,035)
UBS A.G.	78,536	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	3/21/12	148
UBS A.G.	80,193	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	8/30/12	(7,034)
UBS A.G.	91,876	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	8/30/12	(535)
UBS A.G.	79,446	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	12/4/12	(6,969)
UBS A.G.	45,823	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	2/6/13	(5,219)
UBS A.G.	41,811	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	2/6/13	77
UBS A.G.	7,803	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	3/1/13	(684)
UBS A.G.	61,597	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	3/1/13	(5,403)
UBS A.G.	9,180	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	3/1/13	(53)
UBS A.G.	43,508	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	3/1/13	(253)
UBS A.G.	71,665	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	3/11/13	(417)
UBS A.G.	14,279	1 month USD LIBOR plus 50 basis points	Baoshan Iron & Steel Co., Ltd.	3/22/13	(1,626)
UBS A.G.	108,462	1 month USD LIBOR plus 50 basis points	China Construction Bank Co., Ltd.	3/22/13	199

Total					$(34,549)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 25

Janus Global Life Sciences Fund (unaudited)

Fund Snapshot
We take a global approach to identify high quality or improving businesses in the life sciences sector trading at a discount to our estimate of intrinsic value. We believe the rapidly growing global health care sector offers fertile opportunities for differentiated research. We believe what sets us apart is the quality of our team, the depth of our research and our commitment to delivering superior long-term results for our clients.
Andy Acker portfolio manager

Performance Overview

Janus Global Life Sciences Fund’s Class T Shares returned 25.73% over the six-month period ended March 31, 2012, roughly in line with the Fund’s primary benchmark, the S&P 500 Index, which returned 25.89%. However, this was significantly ahead of the MSCI World Health Care Index, the Fund’s secondary benchmark, which returned 16.10% during the period.

Sector Overview

We saw a reversal of trends from late 2011 when health care’s historically defensive characteristics led cautious investors into large cap pharmaceutical stocks. With improving economic conditions early in 2012, investors moved out of large pharmaceuticals and into other areas of health care that had previously underperformed, namely medical devices, life science tools and biotechnology. The move into biotechnology was aided by increased acquisition activity, and some new drug launches that exceeded expectations, supporting our view that drugs that offer a clear improvement over current therapies can still be rapidly adopted.

Investment Strategy

The Fund seeks to uncover opportunities that span the life sciences spectrum, including stocks in the biotechnology, pharmaceutical, health care service and medical technology arenas. Our bottom-up fundamental approach utilizes extensive proprietary research in an effort to discover the best investment ideas across the globe. Our focus remains on companies that are addressing high unmet medical needs and those that we believe will benefit from making the health care system more efficient. We also believe that management teams that make better capital allocation decisions will be rewarded.

Fund Composition

The Fund includes companies that can be categorized into three conceptual groups: core growth, emerging growth and opportunistic investments. In general, about half of the portfolio is invested in core growth holdings (companies with dominant franchises that generate strong, consistent free cash flow). Emerging growth companies (those with new products that we believe can drive earnings acceleration) represent 20-30% of the portfolio. The remaining weighting consists of opportunistic investments, exemplified by companies suffering from what we feel are short-term issues that should resolve over time.

Detractors from Performance

Biotechnology holding Targacept was the largest detractor from performance during the period. Despite highly promising proof of concept data for a novel treatment for refractory depression, late stage clinical trials failed to confirm a therapeutic benefit, leading to a significant decline in the shares. While our Value at Risk approach (see below) prompted us to reduce our position size in front of this binary event, we nevertheless exited the position at a loss.

Mitsubishi Tanabe Pharma suffered from European regulators’ concerns over potential cardiovascular safety issues involving one of the Japanese company’s main products, Gilenya, an oral multiple sclerosis drug. Competition has also increased for the company’s other main asset, a hepatitis C drug, Telaprevir. We reduced our position, but we continue to think the company has solid growth prospects.

Additionally, Chelsea Therapeutics declined significantly due to a delay in obtaining Food and Drug Administration approval for its new drug to treat some of the symptoms of Parkinson’s disease. Although the risk has increased, we continue to believe the drug has a chance for approval, based on additional studies the company currently has underway.

Contributors to Performance

Regeneron was easily the largest contributor with a significant return during the period. The stock was driven

26 | MARCH 31, 2012

(unaudited)

by a strong launch for Eylea, a next generation drug for wet age-related macular degeneration (AMD), the leading cause of blindness for the elderly. We believe Eylea has potency, cost and convenience advantages over the current standard of care, which has led to a better than expected uptake in the market. Beyond Eylea, we feel Regeneron has a strong technology platform (backed by a lucrative collaboration with Sanofi), and an undervalued pipeline of novel antibody drug candidates, including a potential leading therapy in a new class of cholesterol lowering agents.

Pharmacy benefit manager Express Scripts was another key contributor. It became increasingly apparent that Express Scripts’ proposed acquisition of fellow PBM, Medco Health Solutions, would be approved by regulators, which occurred on April 2. We think the acquisition could generate significant cost savings and would make Express Scripts the dominant provider of PBM services. We believe PBMs are well positioned to benefit from the wave of patent expirations of branded drugs that is currently underway, and from the rapid growth of specialty pharmaceuticals in the coming years.

Amylin Pharmaceuticals saw its stock rise significantly during the period, driven by three positive events. First, the company received the long awaited approval for its diabetes drug Bydureon after several years of regulatory delays. Second, early signs of physician interest and commercial uptake have been encouraging. Finally, press reports indicated that a large pharmaceutical company had made an unsolicited takeout offer for Amylin, sparking speculation about a potential sale. We trimmed our position on the stock’s gains, but continued to hold due to the large market for diabetes treatments and the promise of Bydureon’s more convenient formulation (once a week vs. daily injections). We believe these characteristics could make Amylin an attractive acquisition candidate.

Risk Management

The Fund continues with its “value at risk” approach as part of a comprehensive risk management framework. This approach focuses our attention on downside risks, especially those arising from binary events (such as clinical trial announcements or regulatory decisions) that can lead to significant share price volatility. In practice, this means we limit the position size of any one holding so that, in a worst-case scenario, the estimated adverse impact from a particular event should not exceed 1% of the Fund’s performance. Please see the Derivative Instruments section in the “Notes to Financial Statements” for derivatives used by the Fund.

Looking Ahead

We remain cautious on many large pharmaceutical companies given the significant upcoming patent expirations and lack of sufficient drug pipelines to offset these losses. We also continue to expect a slower pace for many new drug launches, due to pressure from health insurance companies to reduce cost by requiring not just safety and efficacy for many new therapies, but also demonstrated economic value. We think this environment continues to favor innovative companies that address high unmet medical needs. We believe recent acquisitions at significant premiums in the hepatitis-C market underscore this trend.

We have lowered our pharmaceutical exposure from last year by taking profits in GlaxoSmithKline and Bristol-Myers Squibb, and investing the proceeds in companies that we believe have more underappreciated growth potential. We continue to find many attractive opportunities throughout the sector, including stocks of generic drug companies, biotechnology firms, PBMs and drug distributors.

Thank you for your continued investment in Janus Global Life Sciences Fund.

Janus Global & International Funds | 27

Janus Global Life Sciences Fund (unaudited)

Janus Global Life Sciences Fund At A Glance

5 Top Performers – Holdings

Contribution

Regeneron Pharmaceuticals, Inc.	1.97%
Express Scripts, Inc.	1.70%
Amylin Pharmaceuticals, Inc.	1.50%
Alexion Pharmaceuticals, Inc.	1.29%
Valeant Pharmaceuticals International, Inc.	1.28%

5 Bottom Performers – Holdings

Contribution

Targacept, Inc.	–0.66%
Mitsubishi Tanabe Pharma Corp.	–0.34%
Chelsea Therapeutics International, Ltd.	–0.30%
InterMune, Inc.	–0.26%
AVEO Pharmaceuticals, Inc.	–0.14%

5 Top Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Health Care	3.25%	97.46%	11.58%
Consumer Staples	0.95%	2.33%	11.12%
Utilities	0.77%	0.00%	3.64%
Telecommunication Services	0.49%	0.00%	2.94%
Energy	0.36%	0.00%	12.11%

5 Bottom Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Financials	–1.33%	0.00%	13.92%
Information Technology	–1.24%	0.00%	19.68%
Consumer Discretionary	–0.49%	0.00%	10.76%
Industrials	–0.37%	0.00%	10.69%
Materials	–0.10%	0.21%	3.56%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.

28 | MARCH 31, 2012

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Celgene Corp. Medical – Biomedical and Genetic	4.2%
Express Scripts, Inc. Pharmacy Services	4.0%
Valeant Pharmaceuticals International, Inc. Medical – Drugs	3.0%
Mylan, Inc. Medical – Generic Drugs	2.8%
Alexion Pharmaceuticals, Inc. Medical – Biomedical and Genetic	2.7%

16.7%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 3.4% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

Janus Global & International Funds | 29

Janus Global Life Sciences Fund (unaudited)

Performance

						Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012						per the January 27, 2012 prospectuses
	Fiscal	One	Five	Ten	Since	Total Annual Fund
	Year-to-Date	Year	Year	Year	Inception*	Operating Expenses

Janus Global Life Sciences Fund – Class A Shares
NAV	25.70%	15.25%	6.78%	5.63%	8.21%	1.08%
MOP	18.46%	8.63%	5.52%	5.01%	7.73%

Janus Global Life Sciences Fund – Class C Shares
NAV	25.26%	14.43%	5.95%	4.85%	7.43%	1.78%
CDSC	24.00%	13.29%	5.95%	4.85%	7.43%

Janus Global Life Sciences Fund – Class D Shares(1)	25.87%	15.49%	6.93%	5.79%	8.37%	0.91%

Janus Global Life Sciences Fund – Class I Shares	25.87%	15.49%	6.88%	5.76%	8.35%	0.88%

Janus Global Life Sciences Fund – Class S Shares	25.60%	15.08%	6.58%	5.46%	8.05%	1.25%

Janus Global Life Sciences Fund – Class T Shares	25.73%	15.36%	6.88%	5.76%	8.35%	1.01%

S&P 500® Index	25.89%	8.54%	2.01%	4.12%	2.87%

Morgan Stanley Capital International World Health Care Index	16.10%	12.49%	2.98%	3.92%	2.80%

Lipper Quartile – Class T Shares	–	1st	1st	2nd	2nd

Lipper Ranking – based on total return for Global Health/Biotechnology Funds	–	3/42	4/34	10/26	6/11

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

See important disclosures on the next page.

30 | MARCH 31, 2012

(unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), derivatives, and short sales. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

This Fund invests in certain industry groups, which may react similarly to market developments (resulting in greater price volatility), and may have significant exposure to foreign markets (which include risks such as currency fluctuation and political uncertainty).

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The use of short sales may cause the Fund to have higher expenses than those of other equity funds. Short sales are speculative transactions and involve special risks, including a greater reliance on the investment team’s ability to accurately anticipate the future value of a security. The Fund’s losses are potentially unlimited in a short sale transaction. The Fund’s use of short sales in effect leverages the Fund’s portfolio. The Fund’s use of leverage may result in risks and can magnify the effect of any losses. There is no assurance that a leveraging strategy will be successful.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares and Class S Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of one or more other share classes of the Fund, calculated using the fees and expenses of each respective share class without the effect of any fee and expense limitations and waivers. If each share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Class I Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of a prior share class of the Fund, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – December 31, 1998
(1)	Closed to new investors.

Janus Global & International Funds | 31

Janus Global Life Sciences Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,257.00	$6.04

Hypothetical (5% return before expenses)	$1,000.00	$1,019.65	$5.40

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,252.60	$9.97

Hypothetical (5% return before expenses)	$1,000.00	$1,016.15	$8.92

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,258.10	$5.02

Hypothetical (5% return before expenses)	$1,000.00	$1,020.55	$4.50

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,258.20	$4.74

Hypothetical (5% return before expenses)	$1,000.00	$1,020.80	$4.24

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,256.00	$6.88

Hypothetical (5% return before expenses)	$1,000.00	$1,018.90	$6.16

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,257.80	$5.48

Hypothetical (5% return before expenses)	$1,000.00	$1,020.15	$4.90

†	Expenses are equal to the annualized expense ratio of 1.07% for Class A Shares, 1.77% for Class C Shares, 0.89% for Class D Shares, 0.84% for Class I Shares, 1.22% for Class S Shares and 0.97% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period).

32 | MARCH 31, 2012

Janus Global Life Sciences Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Common Stock – 97.1%
Diagnostic Equipment – 1.0%
117,815	Gen-Probe, Inc.*	$7,824,094
Diagnostic Kits – 0.8%
326,294	Quidel Corp.*	5,994,021
Dialysis Centers – 1.9%
159,428	DaVita, Inc.*	14,375,623
Heart Monitors – 1.3%
149,311	HeartWare International, Inc.*	9,808,240
Instruments – Scientific – 1.5%
202,722	Thermo Fisher Scientific, Inc.	11,429,466
Life and Health Insurance – 1.0%
436,300	Odontoprev S.A.	7,412,342
Medical – Biomedical and Genetic – 23.8%
224,419	Alexion Pharmaceuticals, Inc.*	20,839,548
320,560	Amylin Pharmaceuticals, Inc.*	8,001,178
559,230	Ariad Pharmaceuticals, Inc.*	8,919,718
109,910	Biogen Idec, Inc.*	13,845,363
413,883	Celgene Corp.*,**	32,084,210
819,330	Chelsea Therapeutics International, Ltd.*	2,097,485
1,271,821	Fibrogen, Inc. – Private Placement°° ,§	5,786,786
366,267	Gilead Sciences, Inc.*,**	17,892,143
715,837	Incyte Corp., Ltd.*	13,815,654
409,090	InterMune, Inc.*	6,001,350
186,810	Life Technologies Corp.*	9,120,064
666,666	Puma Biotechnology, Inc.*,°°	2,499,998
137,162	Regeneron Pharmaceuticals, Inc.*	15,995,832
363,595	Seattle Genetics, Inc.*	7,410,066
140,391	United Therapeutics Corp.*	6,616,628
264,035	Vertex Pharmaceuticals, Inc.*	10,828,075
		181,754,098
Medical – Drugs – 26.3%
175,215	Abbott Laboratories	10,738,927
758,647	Achillion Pharmaceuticals, Inc.*	7,267,838
456,310	Alkermes PLC*,**	8,464,550
150,000	Allergan, Inc.	14,314,500
504,600	Ardea Biosciences, Inc.*	10,980,096
1,485,757	Aurobindo Pharma, Ltd.	3,470,850
215,713	Bristol-Myers Squibb Co.	7,280,314
311,790	Endo Pharmaceuticals Holdings, Inc.*	12,075,627
229,569	Forest Laboratories, Inc.*	7,963,749
533,984	Ironwood Pharmaceuticals, Inc.*	7,107,327
160,125	Jazz Pharmaceuticals PLC*,**	7,761,259
103,525	Medivation, Inc.*	7,735,388
377,900	Mitsubishi Tanabe Pharma Corp.**	5,302,017
137,241	Novartis A.G.**	7,598,139
635,719	Pfizer, Inc.	14,405,392
64,231	Roche Holding A.G.**	11,182,059
213,370	Salix Pharmaceuticals, Ltd.*	11,201,925
132,158	Sanofi**	10,261,979
134,636	Shire PLC (ADR)	12,756,761
427,348	Valeant Pharmaceuticals International, Inc.	22,944,314
		200,813,011
Medical – Generic Drugs – 8.2%
441,152	Impax Laboratories, Inc.*	10,843,516
8,364,183	Mediquest Therapeutics – Private Placement°° ,§,£	8
910,545	Mylan, Inc.*	21,352,280
327,848	Pharmstandard OJSC (GDR)	5,816,024
278,151	Teva Pharmaceutical Industries, Ltd. (ADR)	12,533,484
179,415	Watson Pharmaceuticals, Inc.*	12,031,570
		62,576,882
Medical – HMO – 5.3%
384,580	Aetna, Inc.	19,290,533
89,640	Humana, Inc.	8,289,907
217,266	UnitedHealth Group, Inc.	12,805,658
		40,386,098
Medical – Wholesale Drug Distributors – 2.4%
357,475	AmerisourceBergen Corp.	14,184,608
1,590,400	Sinopharm Group Co., Ltd.	4,444,346
		18,628,954
Medical Information Systems – 1.2%
121,071	athenahealth, Inc.*	8,973,783
Medical Instruments – 1.8%
116,843	GMP Cos., Inc. – Private Placement°° ,§,£	0
659,604	Lifesync Holdings, Inc. – Private Placement°° ,§,£	1
307,850	St. Jude Medical, Inc.	13,640,833
		13,640,834
Medical Products – 7.4%
261,032	Covidien PLC (U.S. Shares)**	14,273,230
137,245	Henry Schein, Inc.*	10,386,702
422,960	PSS World Medical, Inc.*	10,717,806
193,457	Stryker Corp.	10,732,994
148,780	Varian Medical Systems, Inc.*	10,259,869
		56,370,601
Patient Monitoring Equipment – 1.0%
328,147	Masimo Corp.	7,672,077
Pharmacy Services – 7.9%
762,600	Brazil Pharma S.A.*	4,471,869
561,115	Express Scripts, Inc.*	30,401,211
102,151	Medco Health Solutions, Inc.*	7,181,215
519,265	Omnicare, Inc.	18,470,256
		60,524,551
Physical Practice Management – 1.0%
99,948	Mednax, Inc.*	7,433,133
Research & Development – 0.1%
93,008	AVEO Pharmaceuticals, Inc.*	1,154,229
Soap and Cleaning Preparations – 1.0%
133,501	Reckitt Benckiser Group PLC	7,543,286
Therapeutics – 2.2%
497,445	BioMarin Pharmaceutical, Inc.*	17,037,491

Total Common Stock (cost $567,166,955)		741,352,814

Preferred Stock – 0.5%
Medical – Biomedical and Genetic – 0%
5,192,551	Mediquest Therapeutics – Private Placement, (Series A-1), 0%°° ,§	5
Therapeutics – 0.5%
2,919,304	Portola Pharmaceuticals, Inc. – Private Placement, 0%°° ,§	4,130,815

Total Preferred Stock (cost $7,265,869)		4,130,820

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 33

Janus Global Life Sciences Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Warrant – 0%
Medical – Generic Drugs – 0%
803,980	Mediquest Therapeutics – expires 6/15/12 ,§ (cost $94,066)	$1

Money Market – 0.7%
5,701,635	Janus Cash Liquidity Fund LLC, 0% (cost $5,701,635)	5,701,635

Total Investments (total cost $580,228,525) – 98.3%		751,185,270

Cash, Receivables and Other Assets, net of Liabilities**– 1.7%		12,674,731

Net Assets – 100%		$763,860,001

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Brazil	$11,884,211	1.6%
Canada	22,944,314	3.0%
China	4,444,346	0.6%
France	10,261,979	1.4%
India	3,470,850	0.5%
Ireland	30,499,039	4.0%
Israel	12,533,484	1.7%
Japan	5,302,017	0.7%
Jersey	12,756,761	1.7%
Russia	5,816,024	0.8%
Switzerland	18,780,198	2.5%
United Kingdom	7,543,286	1.0%
United States††	604,948,761	80.5%

Total	$751,185,270	100.0%

††	Includes Cash Equivalents (79.8% excluding Cash Equivalents).

Forward Currency Contracts, Open

			Unrealized
	Currency Units	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC:
Euro 5/17/12	940,000	$1,253,774	$(6,366)
Japanese Yen 5/17/12	122,700,000	1,483,430	7,294
Swiss Franc 5/18/12	4,400,000	4,878,904	(29,883)

		7,616,108	(28,955)

HSBC Securities (USA), Inc.:
Euro 4/5/12	873,000	1,164,151	(9,679)
Japanese Yen 4/5/12	161,900,000	1,956,536	25,287
Swiss Franc 4/5/12	4,075,000	4,515,858	(39,312)

		7,636,545	(23,704)

JPMorgan Chase & Co.: Japanese Yen 5/24/12	125,800,000	1,521,010	114

RBC Capital Markets Corp.: Euro 5/10/12	1,730,000	2,307,385	(22,920)

Total		$19,081,048	$(75,465)

Schedule of Written Options – Puts	Value

Regeneron Pharmaceuticals, Inc. expires May 2012 280 contracts exercise price $80.00	$(28,435)
Regeneron Pharmaceuticals, Inc. expires May 2012 260 contracts exercise price $85.00	(35,737)

Total Written Options – Puts (premiums received $186,380)	$(64,172)

See Notes to Schedules of Investments and Financial Statements.

34 | MARCH 31, 2012

Janus Global Research Fund (unaudited)

Fund Snapshot
We believe a deep, independent research process and high-conviction investing can deliver exceptional results by exploiting a market’s tendency to focus on the short term. We believe a team-led research portfolio should control risk without diluting the strengths of a firm’s research effort.
Team-Based Approach Led by Jim Goff, Director of Research

Performance

Janus Global Research Fund’s Class T Shares returned 24.73% over the six-month period ended March 31, 2012. The Fund’s primary benchmark, the MSCI World Growth Index, returned 21.75%, and its secondary benchmark, the MSCI All Country World Index, returned 19.91% during the period.

Economic Overview

Global equity markets benefited from easing concerns over the European sovereign debt crisis, particularly a Greek default, and continued optimism from improving U.S. economic data. The combination of European Central Bank activities, led by its liquidity program (Long-Term Refinancing Operations or LTRO), a successful restructuring of Greek debt and stability in the U.S. housing market helped increase investors’ willingness to take risk and boosted corporate activity. Other positives included the Bank of Japan’s plans to target inflation and weaken its currency to stimulate its export-led economy. Signs that the Bank of China would further loosen bank reserve requirements to encourage more lending and the Brazilian central bank’s decision to lower interest rates also aided sentiment. The world’s major central banks have been able to ease monetary policy and stimulate their economies since inflation remains under control.

Contributors to Performance

Our holdings in consumer, financials and health care were the largest contributors to relative performance. On a country basis, our holdings in the U.S., Japan and the U.K. were the largest contributors.

Individually, Apple was the largest contributor during the period. The computer and mobile device maker benefited from a strong earnings report, driven by significant iPhone and iPad sales. Apple also initiated its first dividend and share repurchase program during the period. The company has been the beneficiary of incremental sales opportunities over the past few years from new geographies, such as China, phone service carriers and products, such as the iPad. We think it continues to have strong opportunities as its ecosystem grows; its products reach new countries; and lower price points draw new customers.

Chemical maker LyondellBasell’s shares also rose. Ethane, a raw material used in the production of ethylene, dropped the most in five months, improving profitability for the company. The large chemical producer has a cost advantage since the primary input to its production process is natural gas, a commodity that has experienced considerable price pressure due to excess supply. We also feel the company’s management team is return-on-capital driven and disciplined on investing in its business.

Fastenal was another key contributor; the stock benefited from a series of strong earnings reports. We like the industrial and construction supplier’s business model, management team and its growth profile going forward as it continues to gain market share.

Detractors from Performance

Despite LyondellBasell and Fastenal’s performances, our industrial holdings detracted from relative performance due largely to our holdings in Adani Enterprises, which declined due to relative weakness in the Indian equity market and lack of progress in government approvals for some of its projects. Our holdings and overweight in India were the largest relative detractors on a country basis. We continue to like the Adani’s long-term prospects. Using an integrated approach involving coal mining, coal logistics and power generation to power transmission, Adani is uniquely positioned, in our view, to better mine domestic coal and transport it from the Eastern India coal belt to the Western India power plants via its rail and port facilities.

Jain Irrigation Systems, another Indian company, also weighed on performance. Jain has a market-leading position in India’s micro-irrigation systems, which are subsidized by the government. We feel these irrigation systems are the fastest way to improve yields and represent a large market opportunity, given the unpredictability of India’s monsoon season and that many farms don’t have simple water catchment systems. The company has been delayed in rolling out its financing

Janus Global & International Funds | 35

Janus Global Research Fund (unaudited)

business, which we think will reduce the company’s working capital costs.

Finally, Brazilian homebuilder PDG Realty declined after we purchased it during the period. The industry was weak late in the period due to the Brazilian interest rate curve moving higher following a release of the central bank’s minutes. We consider this company to have one of the best management teams in the industry and one that has historically created value for its shareholders. With a fast-growing platform that is increasingly well diversified by geography and by housing sector, PDG is attractive.

Conclusion

The global economic environment is improving, although not necessarily without pause. We think the generally positive trends in Europe and China will help the U.S. market. The Fund does not rely on a fast-growing economy as much as a return to normal levels of risk tolerance, correlations and volatility. When these measures align, it favors the stock picking opportunities available in the Fund. So far this year, stocks generally considered defensive have underperformed the rest of the market and we view this trend as a sign the market is returning to a healthy risk appetite. We are favoring companies with strong balance sheets and competitive positions where we think they will be able to withstand most economic situations.

Our sector teams see positive trends and opportunities. In financials, sentiment has improved as the markets reflect lower odds of a systematic banking crisis. We are seeing modest improvements in U.S. banks, including commercial and industrial loans, and credit card and auto lending. In the consumer sector, high-quality department stores that have a technological advantage are attractive to us; we also like consumer products companies with good exposure to emerging markets. Our health care team is investing in companies with breakthrough drugs that drive value creation, regardless of how health care reform plays out. The industrials team, for its part, prefers areas that have reduced capacity and could regain pricing power such as autos, airlines and general industries.

Thank you for your investment in Janus Global Research Fund.

36 | MARCH 31, 2012

(unaudited)

Janus Global Research Fund At A Glance

5 Top Performers – Holdings

Contribution

Apple, Inc.	1.14%
LyondellBasell Industries N.V. – Class A	0.66%
Fastenal Co.	0.55%
Isuzu Motors, Ltd.	0.54%
FANUC Corp.	0.50%

5 Bottom Performers – Holdings

Contribution

Adani Enterprises, Ltd.	–0.44%
Jain Irrigation Systems, Ltd.	–0.43%
PDG Realty S.A. Empreendimentos e Participacoes	–0.18%
Arcos Dorados Holdings, Inc. – Class A	–0.18%
Pharmasset, Inc.	–0.13%

4 Top Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International World
	Fund Contribution	(Average % of Equity)	Growth Index Weighting

Consumer	1.47%	22.65%	22.50%
Financials	0.78%	8.21%	8.04%
Health Care	0.66%	9.14%	9.16%
Communications	0.63%	7.39%	7.34%

3 Bottom Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International World
	Fund Contribution	(Average % of Equity)	Growth Index Weighting

Industrials	–0.45%	26.27%	26.60%
Technology	–0.07%	16.90%	16.84%
Energy	0.14%	9.44%	9.52%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	The sectors listed above reflect those covered by the seven analyst teams who comprise the Janus Research Team.

Janus Global & International Funds | 37

Janus Global Research Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Apple, Inc. Computers	2.4%
Canadian Pacific Railway, Ltd. Transportation – Railroad	1.9%
FANUC Corp. Industrial Automation and Robotics	1.7%
Philip Morris International, Inc. Tobacco	1.4%
Crown Holdings, Inc. Containers – Metal and Glass	1.2%

8.6%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 4.2% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

38 | MARCH 31, 2012

(unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012					per the January 27, 2012 prospectuses
	Fiscal	One	Five	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Global Research Fund – Class A Shares
NAV	24.81%	3.74%	3.95%	8.78%	1.17%	1.17%
MOP	17.66%	–2.23%	2.73%	7.88%

Janus Global Research Fund – Class C Shares
NAV	24.25%	2.89%	3.12%	7.94%	1.94%	1.94%
CDSC	23.01%	1.86%	3.12%	7.94%

Janus Global Research Fund – Class D Shares(1)	24.86%	3.85%	4.03%	8.84%	1.01%	1.01%

Janus Global Research Fund – Class I Shares	24.91%	3.95%	3.98%	8.80%	0.97%	0.97%

Janus Global Research Fund – Class S Shares	24.63%	3.50%	3.68%	8.52%	1.36%	1.36%

Janus Global Research Fund – Class T Shares	24.73%	3.73%	3.98%	8.80%	1.11%	1.11%

Morgan Stanley Capital International World Growth Index	21.75%	3.13%	1.40%	4.76%

Morgan Stanley Capital International All Country World IndexSM	19.91%	–0.73%	–0.19%	4.26%

Lipper Quartile – Class T Shares	–	1st	1st	1st

Lipper Ranking – based on total return for Global Funds	–	115/707	40/403	17/285

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 39

Janus Global Research Fund (unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. See the Fund’s Prospectus or Statement of Additional Information for more details.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Class A Shares, Class C Shares and Class S Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of one or more other share classes of the Fund, calculated using the fees and expenses of each respective share class without the effect of any fee and expense limitations and waivers. If each share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares, reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Class I Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of a prior share class of the Fund, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

February 28, 2005 is the date used to calculate the since-inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – February 25, 2005
(1)	Closed to new investors.

40 | MARCH 31, 2012

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,248.10	$6.97

Hypothetical (5% return before expenses)	$1,000.00	$1,018.80	$6.26

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,241.70	$11.60

Hypothetical (5% return before expenses)	$1,000.00	$1,014.65	$10.43

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,248.60	$5.79

Hypothetical (5% return before expenses)	$1,000.00	$1,019.85	$5.20

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,249.10	$5.51

Hypothetical (5% return before expenses)	$1,000.00	$1,020.10	$4.95

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,246.30	$7.92

Hypothetical (5% return before expenses)	$1,000.00	$1,017.95	$7.11

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,247.30	$6.29

Hypothetical (5% return before expenses)	$1,000.00	$1,019.40	$5.65

†	Expenses are equal to the annualized expense ratio of 1.24% for Class A Shares, 2.07% for Class C Shares, 1.03% for Class D Shares, 0.98% for Class I Shares, 1.41% for Class S Shares and 1.12% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

Janus Global & International Funds | 41

Janus Global Research Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Common Stock – 97.4%
Airlines – 0.9%
127,150	United Continental Holdings, Inc.*	$2,733,725
Apparel Manufacturers – 1.8%
34,334	Coach, Inc.	2,653,332
422,816	Prada SpA	2,749,695
		5,403,027
Applications Software – 0.7%
69,292	Microsoft Corp.	2,234,667
Athletic Footwear – 0.8%
23,169	NIKE, Inc. – Class B	2,512,446
Automotive – Cars and Light Trucks – 2.1%
264,741	Ford Motor Co.	3,306,615
519,000	Isuzu Motors, Ltd.	3,041,873
		6,348,488
Automotive – Truck Parts and Equipment – Original – 0.8%
38,654	WABCO Holdings, Inc.*	2,337,794
Beverages – Non-Alcoholic – 0.7%
33,214	Monster Beverage Corp.*	2,062,257
Beverages – Wine and Spirits – 1.0%
28,043	Pernod-Ricard S.A.	2,931,780
Brewery – 0.9%
71,590	SABMiller PLC	2,873,240
Cable/Satellite Television – 1.7%
62,473	Comcast Corp. – Class A	1,874,815
26,192	Kabel Deutschland Holding A.G.*	1,617,463
21,354	Time Warner Cable, Inc.	1,740,351
		5,232,629
Casino Hotels – 0.9%
196,876	MGM Resorts International*	2,681,451
Cellular Telecommunications – 0.5%
65,507	America Movil S.A.B. de C.V. (ADR)	1,626,539
Chemicals – Diversified – 0.8%
57,660	LyondellBasell Industries N.V. – Class A	2,516,859
Commercial Banks – 1.7%
81,000	Banco do Brasil S.A.	1,151,943
2,001,000	China Construction Bank Corp.*	1,546,109
46,723	Sberbank of Russia (ADR)	599,923
79,655	Standard Chartered PLC	1,987,330
		5,285,305
Commercial Services – Finance – 0.5%
3,714	MasterCard, Inc. – Class A	1,561,886
Computer Aided Design – 0.6%
46,696	Autodesk, Inc.*	1,976,175
Computers – 2.4%
12,252	Apple, Inc.*	7,344,706
Computers – Memory Devices – 1.0%
100,213	EMC Corp.*	2,994,364
Consulting Services – 1.0%
57,876	Gartner, Inc.*	2,467,833
14,301	Verisk Analytics, Inc. – Class A*	671,718
		3,139,551
Consumer Products – Miscellaneous – 0.5%
835,800	Samsonite International S.A.	1,519,773
Containers – Metal and Glass – 1.2%
101,103	Crown Holdings, Inc.*	3,723,624
Cosmetics and Toiletries – 1.1%
34,554	Colgate-Palmolive Co.	3,378,690
Decision Support Software – 0.3%
27,008	MSCI, Inc. – Class A*	994,164
Dialysis Centers – 0.5%
16,570	DaVita, Inc.*	1,494,117
Distribution/Wholesale – 2.1%
159,569	Adani Enterprises, Ltd.	954,939
50,109	Fastenal Co.	2,710,897
1,156,000	Li & Fung, Ltd.	2,652,817
		6,318,653
Diversified Banking Institutions – 0.5%
34,651	JPMorgan Chase & Co.	1,593,253
Diversified Operations – 2.2%
54,898	Danaher Corp.	3,074,288
57,451	Dover Corp.	3,615,966
		6,690,254
E-Commerce/Products – 1.5%
8,206	Amazon.com, Inc.*	1,661,797
76,849	eBay, Inc.*	2,834,960
		4,496,757
Electric – Transmission – 0.4%
14,278	ITC Holdings Corp.	1,098,549
Electronic Components – Miscellaneous – 0.8%
62,988	TE Connectivity, Ltd. (U.S. Shares)	2,314,809
Electronic Components – Semiconductors – 2.0%
219,729	ARM Holdings PLC	2,080,375
62,089	International Rectifier Corp.*	1,432,393
285,902	ON Semiconductor Corp.*	2,575,977
		6,088,745
Electronic Connectors – 0.7%
37,534	Amphenol Corp. – Class A	2,243,407
Electronic Measuring Instruments – 1.2%
15,400	Keyence Corp.	3,621,559
Enterprise Software/Services – 1.2%
89,682	Oracle Corp.	2,615,127
37,711	QLIK Technologies, Inc.*	1,206,752
		3,821,879
Entertainment Software – 0.5%
92,800	Nexon Co., Ltd.*	1,617,131
Finance – Other Services – 0.4%
75,300	Hong Kong Exchanges & Clearing, Ltd.	1,265,457
Food – Miscellaneous/Diversified – 0.9%
40,305	Danone	2,810,939
Food – Retail – 0.9%
19,040	Whole Foods Market, Inc.	1,584,128
55,315	X5 Retail Group N.V. (GDR)	1,268,926
		2,853,054
Hotels and Motels – 1.5%
81,827	Intercontinental Hotels Group PLC	1,901,493
71,510	Marriott International, Inc. – Class A	2,706,653
		4,608,146

See Notes to Schedules of Investments and Financial Statements.

42 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Industrial Automation and Robotics – 1.7%
29,900	FANUC Corp.	$5,304,314
Instruments – Controls – 0.8%
76,803	Sensata Technologies Holding N.V.*	2,571,364
Insurance Brokers – 0.4%
24,897	AON Corp.*	1,221,447
Internet Content – Entertainment – 0.7%
151,647	Zynga, Inc. – Class A*	1,994,158
Internet Gambling – 0.9%
1,110,261	Bwin.Party Digital Entertainment PLC	2,752,258
Investment Management and Advisory Services – 0.4%
16,853	T. Rowe Price Group, Inc.	1,100,501
Life and Health Insurance – 2.1%
831,400	AIA Group, Ltd.	3,046,029
19,196	Prudential Financial, Inc.	1,216,835
185,141	Prudential PLC	2,213,330
		6,476,194
Medical – Biomedical and Genetic – 2.3%
32,672	Celgene Corp.*	2,532,733
69,461	Incyte Corp., Ltd.*	1,340,597
13,633	Regeneron Pharmaceuticals, Inc.*	1,589,881
36,192	Vertex Pharmaceuticals, Inc.*	1,484,234
		6,947,445
Medical – Drugs – 2.2%
16,583	Allergan, Inc.	1,582,516
86,791	Pfizer, Inc.	1,966,684
41,769	Shire PLC	1,349,391
36,361	Valeant Pharmaceuticals International, Inc.	1,952,222
		6,850,813
Medical – Generic Drugs – 0.6%
27,725	Watson Pharmaceuticals, Inc.*	1,859,239
Medical – HMO – 0.5%
31,694	Aetna, Inc.	1,589,771
Medical – Wholesale Drug Distributors – 0.6%
43,233	AmerisourceBergen Corp.	1,715,485
Medical Products – 0.5%
27,767	Covidien PLC (U.S. Shares)	1,518,300
Metal – Copper – 0.6%
93,234	First Quantum Minerals, Ltd.	1,778,290
Metal – Diversified – 1.1%
209,160	Ivanhoe Mines, Ltd.*	3,290,935
Metal – Iron – 0.8%
408,080	Fortescue Metals Group, Ltd.	2,455,360
Metal Processors and Fabricators – 0.9%
16,577	Precision Castparts Corp.	2,866,163
Multimedia – 1.5%
144,152	News Corp. – Class A	2,838,353
37,701	Walt Disney Co.	1,650,550
		4,488,903
Networking Products – 0.7%
108,512	Cisco Systems, Inc.	2,295,029
Non-Hazardous Waste Disposal – 0.8%
65,659	Waste Management, Inc.	2,295,439
Oil – Field Services – 1.7%
183,707	AMEC PLC	3,255,352
26,181	Schlumberger, Ltd. (U.S. Shares)	1,830,837
		5,086,189
Oil and Gas Drilling – 0.8%
19,732	Helmerich & Payne, Inc.	1,064,541
196,954	Karoon Gas Australia, Ltd.*	1,327,821
		2,392,362
Oil Companies – Exploration and Production – 4.5%
64,880	Canadian Natural Resources, Ltd.	2,150,955
12,381	Continental Resources, Inc.*	1,062,537
22,669	Noble Energy, Inc.	2,216,575
16,857	Occidental Petroleum Corp.	1,605,292
122,000	OGX Petroleo e Gas Participacoes S.A.*	1,009,591
161,637	Ophir Energy PLC*	1,311,926
117,126	Tullow Oil PLC	2,860,387
29,397	Whitting Petroleum Corp.*	1,596,257
		13,813,520
Oil Companies – Integrated – 2.1%
115,646	BG Group PLC	2,678,130
57,908	Pacific Rubiales Energy Corp.	1,692,177
31,087	Royal Dutch Shell PLC (ADR)	2,180,131
		6,550,438
Oil Field Machinery and Equipment – 0.4%
13,648	National Oilwell Varco, Inc.	1,084,607
Pharmacy Services – 1.3%
44,962	Express Scripts, Inc.*	2,436,041
47,445	Omnicare, Inc.	1,687,619
		4,123,660
Printing – Commercial – 0.5%
36,660	VistaPrint N.V. (U.S. Shares)*	1,416,909
Real Estate Management/Services – 0.7%
15,907	Jones Lang LaSalle, Inc.	1,325,212
44,000	Mitsubishi Estate Co., Ltd.	784,822
		2,110,034
Real Estate Operating/Development – 1.0%
470,995	Hang Lung Properties, Ltd.	1,725,601
406,800	PDG Realty S.A. Empreendimentos e Participacoes	1,406,756
		3,132,357
Retail – Apparel and Shoe – 1.4%
7,000	Fast Retailing Co., Ltd.	1,595,408
58,551	Limited Brands, Inc.	2,810,448
		4,405,856
Retail – Bedding – 0.8%
36,368	Bed Bath & Beyond, Inc.*	2,391,923
Retail – Jewelry – 0.9%
44,450	Cie Financiere Richemont S.A.	2,787,977
Retail – Major Department Stores – 1.4%
34,882	J.C. Penney Co., Inc.	1,235,869
52,196	Nordstrom, Inc.	2,908,361
		4,144,230
Retail – Restaurants – 0.5%
88,217	Arcos Dorados Holdings, Inc. – Class A	1,595,846

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 43

Janus Global Research Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Rubber/Plastic Products – 0.5%
824,620	Jain Irrigation Systems, Ltd.	$1,593,715
Semiconductor Components/Integrated Circuits – 1.8%
257,682	Atmel Corp.*	2,540,744
1,062,000	Taiwan Semiconductor Manufacturing Co., Ltd.*	3,056,504
		5,597,248
Semiconductor Equipment – 1.0%
58,448	ASML Holdings N.V. (U.S. Shares)	2,930,583
Soap and Cleaning Preparations – 1.0%
53,447	Reckitt Benckiser Group PLC	3,019,947
Steel – Producers – 0.8%
63,691	ArcelorMittal	1,217,069
48,188	ThyssenKrupp A.G.	1,199,382
		2,416,451
Telecommunication Services – 1.5%
100,788	Amdocs, Ltd. (U.S. Shares)*	3,182,885
58,689	Virgin Media, Inc.	1,466,051
		4,648,936
Television – 0.9%
81,469	CBS Corp. – Class B	2,762,614
Therapeutics – 0.6%
55,178	BioMarin Pharmaceutical, Inc.*	1,889,847
Tobacco – 2.4%
554	Japan Tobacco, Inc.	3,119,807
46,266	Philip Morris International, Inc.	4,099,630
		7,219,437
Toys – 1.2%
86,996	Mattel, Inc.	2,928,285
5,200	Nintendo Co., Ltd.	782,357
		3,710,642
Transactional Software – 0.4%
23,816	Solera Holdings, Inc.	1,092,916
Transportation – Railroad – 1.9%
77,684	Canadian Pacific Railway, Ltd.	5,897,970
Transportation – Services – 2.7%
41,036	C.H. Robinson Worldwide, Inc.	2,687,448
26,622	Kuehne + Nagel International A.G.	3,602,112
24,000	United Parcel Service, Inc. – Class B	1,937,280
		8,226,840
Wireless Equipment – 1.4%
39,082	Crown Castle International Corp.*	2,084,634
206,984	Telefonaktiebolaget L.M. Ericsson – Class B	2,145,488
		4,230,122

Total Common Stock (cost $246,018,449)		297,994,433

Exchange-Traded Fund – 0.8%
Commodity – 0.8%
165,723	Sprott Physical Gold Trust (ETF) (cost $2,083,047)	2,393,040

Money Market – 2.4%
7,333,328	Janus Cash Liquidity Fund LLC, 0% (cost $7,333,328)	7,333,328

Total Investments (total cost $255,434,824) – 100.6%		307,720,801

Liabilities, net of Cash, Receivables and Other Assets– (0.6)%		(1,747,107)

Net Assets – 100%		$305,973,694

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$3,783,181	1.2%
Bermuda	2,652,817	0.9%
Brazil	3,568,290	1.2%
Canada	19,155,589	6.2%
China	1,546,109	0.5%
Curacao	1,830,837	0.6%
France	5,742,719	1.9%
Germany	2,816,845	0.9%
Gibraltar	2,752,258	0.9%
Guernsey	3,182,885	1.0%
Hong Kong	6,037,087	2.0%
India	2,548,654	0.8%
Ireland	1,518,300	0.5%
Italy	2,749,695	0.9%
Japan	19,867,271	6.5%
Jersey	1,349,391	0.4%
Luxembourg	2,736,842	0.9%
Mexico	1,626,539	0.5%
Netherlands	10,704,641	3.5%
Russia	599,923	0.2%
Sweden	2,145,488	0.7%
Switzerland	8,704,898	2.8%
Taiwan	3,056,504	1.0%
United Kingdom	26,361,641	8.6%
United States††	169,086,551	54.9%
Virgin Islands (British)	1,595,846	0.5%

Total	$307,720,801	100.0%

††	Includes Cash Equivalents (52.6% excluding Cash Equivalents).

See Notes to Schedules of Investments and Financial Statements.

44 | MARCH 31, 2012

Janus Global Select Fund (unaudited)

Fund Snapshot
We believe that investing in companies that are creating value by executing on a strategy to sustain or improve their economic profit margin but trading below intrinsic value, will allow us to outperform the index over time. We take a concentrated, opportunistic approach, seeking the most attractive investment opportunities, regardless of market capitalization or geography.
John Eisinger portfolio manager

Performance Overview

For the six-month period ended March 31, 2012, Janus Global Select Fund’s Class T Shares returned 26.00% versus a return of 19.91% for the Fund’s primary benchmark, the MSCI All Country World Index.

Investment Environment

The market’s strong performance was driven by improving economic fundamentals in the United States, along with a reduction in the tail risk associated with the European banking system thanks to the introduction of the European Central Bank’s liquidity operations (Long Term Refinancing Operations (or LTRO)). The combination of these two factors drove down stock correlations from near all-time high levels at the end of 2011, which enabled individual stocks to express their true fundamentals and be revalued accordingly.

Performance Discussion

The Fund’s performance was driven by stock selection. In the past, we have written about the likelihood that this Fund’s returns will be lumpy, driven more by individual stock selection and less by the overall direction of the market. This is due to the concentrated nature of the portfolio (fewer stocks than the average portfolio) and therefore the larger impact that any one stock can have in a given period. Cobalt International Energy, Inc., for example, increased significantly during the period and contributed 8.09% to results. Cobalt was such a large contributor to performance because we increased its position size as it fell over 60% during the “risk-off” mentality that dominated in the fall of 2011, even though there was no change to the company’s fundamentals. While this type of decline is painful in the short-term from a returns point of view, it is where true money can be made for the long-term.

As a general principal, we try to use market volatility to our advantage, buying stocks that are in free fall when we have strong research-driven opinions on their true value. We find ourselves in this situation again, this time with Ivanhoe Mines, Ltd. The stock is down around 50% from its 2011 highs. We have added to our position, however, as our estimate of the value of the business has not fallen even though the stock price has declined. To us, the stock is even more attractive now.

Simply put, we look for the most attractive stocks based on our differentiated, research-driven opinion on what the business is worth as compared to what it is trading at in the market. The key metric we look at is return on invested capital (ROIC) and the ability and duration of a business to generate ROIC above its cost of capital. Breaking down ROIC that means we look for situations in which future growth (net operating profit after tax) is not being correctly priced by the market (or invested capital could be mispriced in the case of a restructuring, for example.). The valuation we reference is enterprise value/invested capital, as there is a proven relationship between the economic profits a company generates and the intrinsic value of the business. We do not look at multiples (Price/Earnings, Price/Sales etc.) because there is no relationship between a multiple and the value of the business.

Derivatives, primarily options, are used in the portfolio to generate income (through selling calls and selling puts), to have exposure to a position without owning it (generally selling a put to buy a call – often referred to as stock replacement), and periodically to hedge market risk (generally by buying puts in market indices, such as the S&P 500). The purpose of the option strategy is an attempt to generate income and reduce the risk in the portfolio. During the period, this strategy detracted from relative results. Please see the Derivative Instruments section in the “Notes to Financial Statements” for a discussion of derivatives used by the Fund.

Contributors to Performance

Cobalt International Energy, Inc.

As mentioned above, Cobalt is an independent, oil-focused exploration and production company with

Janus Global & International Funds | 45

Janus Global Select Fund (unaudited)

substantial prospects offshore West Africa and in the Gulf of Mexico. We believe the stock is materially undervalued relative to the potential oil reserves it holds.

Morgan Stanley

We believe that Morgan Stanley’s returns should steadily improve, driven by organic growth and share gains in its higher return businesses (wealth management, equities, investment banking), expense reductions, and its expected acquisition of Citi’s stake in their wealth management joint venture. Higher returns should, in turn, drive significantly higher valuations versus current meaningful discount to tangible book, and further upside could also be realized if capital market conditions improve.

Isuzu Motors, Ltd.

Isuzu has a very strong position in mid and light-duty trucks in emerging markets (Southeast Asia and Middle East in particular), where demand is growing rapidly. The company also has a significant amount of spare capacity in Japan as the truck market there has shrunk. During the global financial crisis, Isuzu cut costs and lowered its breakeven point. As a result, incremental margins are very high as capacity utilization ramps up. This should drive rapid earnings growth and increasing returns on capital.

Detractors from Performance

EVA Precision Industrial Holdings, Ltd.

Stock performance was weak, driven by growing concerns of margin compression. However, we believe that EVA Precision is in the sweet spot of competitive positioning as the low-cost producer of office automation precision components, while also possessing the technical superiority, complexity and reputation for quality that other Chinese manufacturers cannot replicate. Longer term, we are confident in the company’s ability to capture more orders and gain market share not only in office automation, but the long runway of growth in the Chinese auto and home appliance market.

NRG Energy, Inc.

The company has been executing on its plan to slowly increase returns on capital and to restructure its balance sheet. However, the stock is susceptible in the short-term to changes in natural gas prices, which have continued to decline.

Vertex Pharmaceuticals, Inc.

The specialty pharmaceutical company announced excellent results on its latest quarterly conference call, but investors have started to worry about the duration for which the company’s hepatitis C drug will remain free of competition. These worries overwhelmed the positive fundamental data, causing the pullback in the stock. We sold the stock to reinvest the proceeds into what we consider to be better risk reward.

Outlook

The U.S. is in the midst of an economic recovery and we are seeing many indicators that make us moderately bullish. Company surveys by the research group ISI, measuring sales versus expectations, are at 5-year highs. Unemployment claims are at a post-recession low. The University of Michigan jobs survey increased to a record high in the first quarter (this survey has a high correlation with payroll employment). Real consumer spending is well above its 2007 peak. Corporate profits in the fourth quarter increased 7% year over year, according to ISI, with dividends up 15%, and payout ratios are near record lows (suggesting dividend growth should remain robust). ISI’s homebuilder survey broke above 50 and its house price survey made an upside breakout. ISI’s economic diffusion index, which incorporates all the U.S. economic and market data the company tracks, also made a new high. Other encouraging data include increases in asking prices of homes for sale, increases in building permits, increases in traffic of prospective home buyers and a stock market that is reasonably valued at about 13 times earnings.

However, the world is not without risk, which remains centered in Europe. Although the introduction of the LTRO did reduce tail risks, the core problems of over-indebtedness, austerity induced negative growth in the periphery and rising social risks remain. Peripheral bond spreads have started to widen again, which reflects the worse-than-expected growth and unrealistic deficit targets. Social and political issues are also contributing to the uncertainty with Irish referendums, elections in France, and mid 20% unemployment rates in Spain. We remain underweight Europe in the portfolio.

Offsetting this is continued steady growth in Asia and Latin America. We see falling growth rates and inflation in many of these geographies, which should help policy makers move to more accommodative stances that can help equity markets. We continue to see strong long-term growth and wealth creation in many of these markets and remain overweight in the portfolio.

Net of it all, we expect an improving U.S. economy and continued growth in emerging markets to offset the weakness emanating from Europe. We think it is prudent to expect continued bouts of volatility in the market, which we seek to take advantage of by buying great stocks for the long-term.

Thank you for investing in Janus Global Select Fund.

46 | MARCH 31, 2012

(unaudited)

Janus Global Select Fund At A Glance

5 Top Performers – Holdings

Contribution

Cobalt International Energy, Inc.	8.09%
Isuzu Motors, Ltd.	2.23%
Morgan Stanley	1.63%
NetApp, Inc.	1.57%
Prudential PLC	1.53%

5 Bottom Performers – Holdings

Contribution

NRG Energy, Inc.	–0.79%
Jain Irrigation Systems, Ltd.	–0.74%
Vertex Pharmaceuticals, Inc.	–0.42%
S&P 500 Index® – Put expires December 2012 exercise price $1,329.57	–0.35%
EVA Precision Industrial Holdings, Ltd.	–0.35%

5 Top Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	All Country World IndexSM

Energy	7.80%	8.52%	11.91%
Health Care	1.45%	9.31%	9.00%
Consumer Discretionary	1.44%	17.01%	10.16%
Telecommunication Services	0.70%	0.05%	4.76%
Other**	0.05%	–0.64%	0.00%

5 Bottom Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	All Country World IndexSM

Industrials	–1.69%	8.31%	10.47%
Materials	–1.29%	8.86%	8.24%
Information Technology	–1.01%	22.82%	12.44%
Utilities	–0.81%	2.38%	3.82%
Financials	–0.33%	21.43%	18.92%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 47

Janus Global Select Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Cobalt International Energy, Inc. Oil Companies – Exploration and Production	7.1%
Isuzu Motors, Ltd. Automotive – Cars and Light Trucks	6.8%
Ivanhoe Mines, Ltd. Metal – Diversified	6.2%
NetApp, Inc. Computers – Memory Devices	5.8%
ON Semiconductor Corp. Electronic Components – Semiconductors	5.0%

30.9%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 17.0% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

48 | MARCH 31, 2012

(unaudited)

Performance

						Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012						per the January 27, 2012 prospectuses
	Fiscal	One	Five	Ten	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Year	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Global Select Fund – Class A Shares
NAV	25.83%	–6.35%	2.86%	7.33%	1.51%	1.09%	1.09%
MOP	18.56%	–11.74%	1.65%	6.69%	1.00%

Janus Global Select Fund – Class C Shares
NAV	25.33%	–7.05%	2.05%	6.51%	0.74%	1.82%	1.82%
CDSC	24.08%	–7.98%	2.05%	6.51%	0.74%

Janus Global Select Fund – Class D Shares(1)	25.93%	–6.11%	2.99%	7.41%	1.57%	0.86%	0.86%

Janus Global Select Fund – Class I Shares	25.90%	–6.13%	2.96%	7.39%	1.56%	0.85%	0.85%

Janus Global Select Fund – Class R Shares	25.63%	–6.70%	2.42%	6.86%	1.07%	1.47%	1.47%

Janus Global Select Fund – Class S Shares	26.17%	–6.09%	2.76%	7.17%	1.35%	1.22%	1.22%

Janus Global Select Fund – Class T Shares	26.00%	–6.17%	2.96%	7.39%	1.56%	0.97%	0.97%

Morgan Stanley Capital International All Country World IndexSM	19.91%	–0.73%	–0.19%	5.33%	1.94%

Lipper Quartile – Class T Shares	–	4th	1st	1st	3rd

Lipper Ranking – based on total return for Global Funds	–	591/707	52/403	15/191	74/133

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 49

Janus Global Select Fund (unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund’s performance may be affected by risks that include those associated with nondiversification, investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), derivatives, and short sales. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The use of short sales may cause the Fund to have higher expenses than those of other equity funds. Short sales are speculative transactions and involve special risks, including a greater reliance on the investment team’s ability to accurately anticipate the future value of a security. The Fund’s losses are potentially unlimited in a short sale transaction. The Fund’s use of short sales in effect leverages the Fund’s portfolio. The Fund’s use of leverage may result in risks and can magnify the effect of any losses. There is no assurance that a leveraging strategy will be successful.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Class A Shares, Class C Shares, Class R Shares and Class S Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of one or more other share classes of the Fund, calculated using the fees and expenses of each respective share class without the effect of any fee and expense limitations and waivers. If each share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Class I Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of a prior share class of the Fund, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – June 30, 2000
(1)	Closed to new investors.

50 | MARCH 31, 2012

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,258.30	$6.61

Hypothetical (5% return before expenses)	$1,000.00	$1,019.15	$5.91

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,253.30	$10.48

Hypothetical (5% return before expenses)	$1,000.00	$1,015.70	$9.37

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,259.30	$4.97

Hypothetical (5% return before expenses)	$1,000.00	$1,020.60	$4.45

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,259.00	$5.08

Hypothetical (5% return before expenses)	$1,000.00	$1,020.50	$4.55

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,256.30	$8.29

Hypothetical (5% return before expenses)	$1,000.00	$1,017.65	$7.41

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,261.70	$1.53*

Hypothetical (5% return before expenses)	$1,000.00	$1,023.65	$1.37

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,260.00	$5.42

Hypothetical (5% return before expenses)	$1,000.00	$1,020.20	$4.85

†	Expenses are equal to the annualized expense ratio of 1.17% for Class A Shares, 1.86% for Class C Shares, 0.88% for Class D Shares, 0.90% for Class I Shares, 1.47% for Class R Shares, 0.27% for Class S Shares and 0.96% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.
*	A non-recurring expense adjustment impacted the ratio for Class S Shares. The expenses paid during the period would have been $6.79 for Class S Shares without the non-recurring expense adjustment.

Janus Global & International Funds | 51

Janus Global Select Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares or Contract Amounts		Value

Common Stock – 97.4%
Automotive – Cars and Light Trucks – 9.6%
44,459,258	Dongfeng Motor Group Co., Ltd.	$80,269,764
33,472,000	Isuzu Motors, Ltd.**	196,180,302
		276,450,066
Automotive – Truck Parts and Equipment – Original – 1.9%
914,945	WABCO Holdings, Inc.*,**	55,335,874
Casino Hotels – 2.5%
5,332,980	MGM Resorts International*,**	72,635,188
Coal – 1.7%
27,211,000	Sakari Resources, Ltd.	50,450,887
Coatings and Paint Products – 1.5%
673,700	Asian Paints, Ltd.**	42,876,627
Commercial Banks – 5.2%
4,739,700	Banco do Brasil S.A.**	67,405,719
108,007,000	China Construction Bank Corp.*	83,453,569
		150,859,288
Computers – Memory Devices – 5.8%
3,734,678	NetApp, Inc.*,**	167,201,534
Diversified Banking Institutions – 5.2%
5,960,848	Morgan Stanley**	117,071,055
1,113,317	Societe Generale S.A.**	32,609,257
		149,680,312
E-Commerce/Services – 0.8%
1,086,275	Ctrip.com International, Ltd. (ADR)*	23,506,991
Electronic Components – Semiconductors – 6.1%
819,769	Avago Technologies, Ltd.	31,946,398
16,100,311	ON Semiconductor Corp.*,**	145,063,802
		177,010,200
Electronic Measuring Instruments – 1.9%
21,822,840	Chroma ATE, Inc.*,£	55,631,634
Electronic Parts Distributors – 0.8%
16,449,000	WPG Holdings, Ltd.	22,416,007
Food – Retail – 1.8%
2,273,743	X5 Retail Group N.V. (GDR)**	52,159,664
Footwear and Related Apparel – 0.6%
162,433	Tod’s SpA**	18,270,491
Gas – Distribution – 0.6%
2,576,500	Beijing Enterprises Holdings, Ltd.	15,710,568
Independent Power Producer – 1.3%
2,414,628	NRG Energy, Inc.*	37,837,221
Insurance Brokers – 1.0%
2,715,300	Brasil Insurance Participacoes e Administracao S.A.**	29,017,564
Internet Gambling – 3.1%
36,220,021	Bwin.Party Digital Entertainment PLC**	89,786,864
Investment Companies – 1.0%
11,049,456	Infrastructure Development Finance Co., Ltd.**	29,283,011
Life and Health Insurance – 4.0%
9,612,788	Prudential PLC**	114,919,299
Machinery – General Industrial – 0.7%
996,500	Nabtesco Corp.**	20,447,819
Medical – Drugs – 4.6%
74,057,535	CFR Pharmaceuticals S.A.*	18,510,591
2,989,874	Endo Pharmaceuticals Holdings, Inc.*,**	115,797,820
		134,308,411
Metal – Diversified – 6.2%
11,353,139	Ivanhoe Mines, Ltd.*,**	178,630,917
Metal Processors and Fabricators – 0.9%
143,466,000	EVA Precision Industrial Holdings, Ltd.£	26,604,386
Oil Companies – Exploration and Production – 7.6%
6,887,360	Cobalt International Energy, Inc.*,**	206,827,421
473,180	Southwestern Energy Co.*	14,479,308
		221,306,729
Oil Companies – Integrated – 1.0%
1,017,930	Pacific Rubiales Energy Corp.	29,745,768
Pharmacy Services – 1.2%
494,171	Medco Health Solutions, Inc.*	34,740,221
Recreational Vehicles – 1.0%
2,151,900	Yamaha Motor Co., Ltd.**	28,839,361
Retail – Automobile – 1.8%
43,745,000	Baoxin Auto Group, Ltd.	52,334,237
Retail – Restaurants – 1.0%
20,989,000	Ajisen China Holdings, Ltd.	27,569,804
Rubber/Plastic Products – 0.8%
11,706,320	Jain Irrigation Systems, Ltd.**	22,624,405
Semiconductor Components/Integrated Circuits – 3.4%
9,895,936	Atmel Corp.*,**	97,573,929
Steel – Producers – 0.9%
1,029,656	ThyssenKrupp A.G.**	25,627,781
Telecommunication Equipment – 2.8%
20,288,956	Tellabs, Inc.**,£	82,170,272
Telecommunication Services – 1.9%
126,503,000	Tower Bersama Infrastructure Tbk PT	40,834,211
448,624	Ziggo N.V.**	13,992,766
		54,826,977
Transportation – Services – 2.1%
1,686,230	Gategroup Holding A.G.£	61,850,857
Wireless Equipment – 3.1%
8,704,887	Telefonaktiebolaget L.M. Ericsson – Class B	90,230,294

Total Common Stock (cost $2,545,481,877)		2,820,471,458

Purchased Options – Calls – 0.6%
3,710	Cobalt International Energy, Inc. expires July 2012 exercise price $45.00	221,613
21,950	Ford Motor Co. expires June 2012 exercise price $12.00	1,952,846
24,125	iShares Russell 2000 Index Fund (ETF)** expires December 2012 exercise price $95.16	4,213,219
15,240	Ivanhoe Mines, Ltd. expires January 2013 exercise price $23.00	1,131,396

See Notes to Schedules of Investments and Financial Statements.

52 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Shares or Contract Amounts		Value

Purchased Options – Calls – (continued)

11,500	Toyota Motor Corp. expires June 2012 exercise price 2,800.00 JPY	$10,854,093

Total Purchased Options – Calls (premiums paid $17,101,458)		18,373,167

Purchased Options – Puts – 2.0%
4,928	DAX Index expires April 2012 exercise price 6,135.00 EUR	48,111
42,200	DAX Index** expires June 2012 exercise price 6,887.40 EUR	12,603,515
27,000	Freeport-McMoran Copper & Gold, Inc. expires April 2012 exercise price $37.00	3,055,042
7,065	Freeport-McMoran Copper & Gold, Inc. expires May 2012 exercise price $37.00	2,353,398
24,125	iShares Russell 2000 Index Fund (ETF)** expires December 2012 exercise price $80.68	16,164,954
3,700	S&P 500® Index** expires December 2012 exercise price $1,329.57	24,847,157

Total Purchased Options – Puts (premiums paid $79,518,476)		59,072,177

Money Market – 0.4%
10,639,000	Janus Cash Liquidity Fund LLC, 0% (cost $10,639,000)	10,639,000

Total Investments (total cost $2,652,740,811) – 100.4%		2,908,555,802

Liabilities, net of Cash, Receivables and Other Assets**– (0.4)%		(12,126,592)

Net Assets – 100%		$2,896,429,210

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Brazil	$96,423,283	3.3%
Canada	208,376,685	7.2%
Cayman Islands	130,015,418	4.5%
Chile	18,510,591	0.6%
China	163,723,333	5.6%
France	32,609,257	1.1%
Germany	38,279,407	1.3%
Gibraltar	89,786,864	3.1%
Hong Kong	15,710,568	0.5%
India	94,784,043	3.3%
Indonesia	40,834,211	1.4%
Italy	18,270,491	0.6%
Japan	256,321,575	8.8%
Netherlands	66,152,430	2.3%
Singapore	82,397,285	2.8%
Sweden	90,230,294	3.1%
Switzerland	61,850,857	2.1%
Taiwan	78,047,641	2.7%
United Kingdom	114,919,299	4.0%
United States††	1,211,312,270	41.7%

Total	$2,908,555,802	100.0%

††	Includes Cash Equivalents (41.3% excluding Cash Equivalents).

Forward Currency Contracts, Open

			Unrealized
	Currency	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Units Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC:
Brazilian Real 5/17/12	50,000,000	$27,131,354	$(153,908)
British Pound 5/17/12	11,500,000	18,385,860	(132,600)
Euro 5/17/12	19,000,000	25,342,243	(128,673)
Indian Rupee 5/17/12	2,326,000,000	45,189,674	(527,616)
Japanese Yen 5/17/12	4,500,000,000	54,404,518	267,511

		170,453,649	(675,286)

HSBC Securities (USA), Inc.:
Brazilian Real 4/5/12	32,000,000	17,528,783	531,947
British Pound 4/5/12	18,700,000	29,906,655	(413,763)
Euro 4/5/12	15,800,000	21,069,403	(175,167)
Indian Rupee 4/9/12	1,439,000,000	28,205,779	413,951
Japanese Yen 4/5/12	4,600,000,000	55,590,261	718,457

		152,300,881	1,075,425

JPMorgan Chase & Co.:
British Pound 5/24/12	23,900,000	38,208,333	(485,051)
Euro 5/24/12	15,700,000	20,941,543	(274,847)
Japanese Yen 5/24/12	5,100,000,000	61,662,556	4,635

		120,812,432	(755,263)

RBC Capital Markets Corp.:
Brazilian Real 5/10/12	40,000,000	21,736,162	145,676
British Pound 5/10/12	10,000,000	15,988,659	(107,059)
Euro 5/10/12	16,100,000	21,473,347	(213,297)
Japanese Yen 5/10/12	1,062,000,000	12,838,612	(93,337)

		72,036,780	(268,017)

Total		$515,603,742	$(623,141)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 53

Janus Global Select Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Financial Future – Short
975 Contracts	Russell 2000® Index Mini Futures expires June 2012, principal amount $76,320,904, value $80,652,000, cumulative depreciation	$(4,331,096)

Schedule of Written Options – Calls	Value

DAX Index expires April 2012 7,141 contracts exercise price 6,099.15 EUR	$(8,154,127)
DAX Index expires April 2012 2,464 contracts exercise price 6,135.00 EUR	(2,698,410)
DAX Index expires June 2012 42,200 contracts exercise price 7,064.00 EUR	(10,943,369)
Freeport-McMoran Copper & Gold, Inc. expires April 2012 27,000 contracts exercise price $37.00	(5,243,608)
Freeport-McMoran Copper & Gold, Inc. expires May 2012 13,500 contracts exercise price $37.00	(3,372,759)
iShares Russell 2000 Index Fund (ETF) expires December 2012 24,125 contracts exercise price $84.82	(13,626,220)
Isuzu Motors, Ltd. expires June 2012 1,500 contracts exercise price 500.00 JPY	(295,373)
Isuzu Motors, Ltd. expires June 2012 3,500 contracts exercise price 500.00 JPY	(689,203)
S&P 500® Index expires April 2012 3,500 contracts exercise price $1,430.00	(2,453,911)

Total Written Options – Calls (premiums received $45,131,636)	$(47,476,980)

Schedule of Written Options – Puts
DAX Index expires June 2012 42,200 contracts exercise price 6,286.97 EUR	$(4,456,000)
Ford Motor Co. expires June 2012 21,950 contracts exercise price $12.00	(998,095)
iShares Russell 2000 Index Fund (ETF) expires December 2012 24,125 contracts exercise price $70.34	(8,302,930)
Ivanhoe Mines, Ltd. expires January 2013 15,240 contracts exercise price $14.00	(2,954,503)
Masco Corp. expires April 2012 2,750 contracts exercise price $11.00	(20,025)
Medco Health Solutions, Inc. expires June 2012 10,000 contracts exercise price $60.00	(1,103,911)
Petroleo Brasileiro S.A. expires May 2012 5,000 contracts exercise price $25.96	(506,893)
Petroleo Brasileiro S.A. expires May 2012 20,000 contracts exercise price $27.33	(3,410,216)
S&P 500® Index expires December 2012 3,700 contracts exercise price $1,153.20	(11,372,261)
Toyota Motor Corp. expires June 2012 11,500 contracts exercise price 3,000.00 JPY	(322,776)

Total Written Options – Puts (premiums received $54,556,070)	$(33,447,610)

Total Return Swap outstanding at March 31, 2012

	Notional	Return Paid	Return Received		Unrealized
Counterparty	Amount	by the Fund	by the Fund	Termination Date	Depreciation

UBS A.G.	$(131,717,053)	768,000 for every 1 increase above the starting price of 99.4345 in the UBS Custom Crude and Copper Strategy Index Total Return	768,000 for every 1 decrease above the starting price of 99.4345 in the UBS Custom Crude and Copper Strategy Index Total Return	1/14/13	$(969,437)

See Notes to Schedules of Investments and Financial Statements.

54 | MARCH 31, 2012

Janus Global Technology Fund (unaudited)

Fund Snapshot
We seek to identify strong technology-related businesses with sustainable competitive advantages and improving returns on capital. We believe what sets us apart is the depth of our research, our investment conviction, and our commitment to delivering superior long-term results for our clients.
Brad Slingerlend portfolio manager

Performance

Janus Global Technology Fund’s Class T Shares returned 25.58% over the six-month period ended March 31, 2012. The Fund’s primary benchmark, the S&P 500 Index, returned 25.89%, and its secondary benchmark, the MSCI World Information Technology Index, returned 28.20% during the period.

Market Environment

Technology stocks helped lead global indices higher during the period after a weak relative performance during calendar year 2011. The rebound was due in part to supply chain semiconductor stocks bouncing off a cyclical low and investors taking advantage of low valuations in large cap technology companies. Improvement in the U.S. economy helped consumer discretionary stocks, which positively impacted consumer electronics like smartphones and tablet computers. Enterprise IT spending was moderately slower due to Europe’s sovereign debt crisis, weakness in financial services broadly, and modest softening in U.S. federal government spending. However, companies focused on big data, server virtualization, storage and cloud computing did not see a slowdown. There was a downturn in hard-disk storage production in the fourth quarter of 2012 due to floods in Thailand, where many key hard-drive components are made. However, the hard-drive impact had largely eased during the first quarter of 2012.

Portfolio Manager Comments

Although the Fund returned solid absolute performance, we were disappointed with the relative performance in the period. We focus our time and effort positioning the portfolio to outperform over the long term, and this past year did not go our way. Compared to the MSCI World Information Technology Index we owned more cyclical companies which underperformed in an uncertain global economic environment, and fewer services companies which outperformed. Our focus on deriving insights from in depth fundamental research remains the same. We continue to find attractive companies to own in the technology sector with strong long-term prospects. Two of our key themes are 1) the rise of the smart phone globally, and 2) increasing use of data analytics – I would like to spend some time exploring these topics here.

Will Homo economicus prove to be real after all? Since Adam Smith begat modern economic theory we have always relied on the flawed idea that the human species is rational and self-interested with access to perfect information. However, in modern times, these flaws in traditional economic theory have created wide ranging global economic challenges. But, is this now changing because of two important trends in technology – smart phones and data analytics?

In theory, the price of ice cream should be the same at your nearby grocery store and your nearby super center, but this is not true in practice. Rational consumers should seek out the best price, but often irrational notions factor into purchase decisions – convenience, lack of information, etc. But what if you did have access to perfect, real-time information?

Say you are in the market for a new LCD TV: using eBay’s Red Laser app you can scan barcodes as you walk through Best Buy and find the lowest price either online or at other physical stores near you.

Say you want to live healthier: new healthcare smartphone apps allow you to very easily track your food consumption and exercise, or even monitor key aspects of your body. Will this access to information cause people to eat healthier, exercise more and generally be happier? In a rational world it certainly would change behavior, with large implications to insurers and drug companies.

Say you want to know where to buy the cheapest basket of groceries nearest to you: now, with shopping list apps you can see where your basket of items is the cheapest.

There is a behavioral revolution taking place with smartphones. Access to the world’s information in your pocket with easy and inexpensive apps to provide you data should allow Homo economicus, the rational

Janus Global & International Funds | 55

Janus Global Technology Fund (unaudited)

consumer, to finally behave according to “theory.” Many economic theories that are intuitively logical, but have been thrown out, may turn out to be quite true in the midst of this revolution.

So what does this have to do with investing in tech stocks? Good question.

Platforms: New platforms are key to enabling this transformative trend in data. Companies like Amazon.com, with their cloud computing platform Amazon Web Services, allow startups to create low cost apps for consumers and businesses. Apple’s iOS operating system and Google’s Android platform enable computing power and access to information we could not even dream of a few years ago. We see many companies now thinking more broadly about the ecosystem they operate in and how they can be platforms for their customers and partners.

Making the complex simple: Apple’s strength in making the complex simple and easy to use by the masses is a trend we see showing up across several other areas of technology. For example, enterprise software, once complicated and buried in computer programming code, is now accessible by employees with iPads. This simplification and consumerization has broad implications for adoption and growth of technology products and services, and ultimately the global economy.

Driving insight from data: Insight from data analysis is becoming a core competency for many companies in many industries. We are beginning to see leaders emerge in sectors like retail and financials based on their ability to understand and leverage data to create better products and happier customers. In the retail sector some particularly interesting technology developments are starting to have a large impact. Forward thinking retailers leveraging the latest analytics and electronic payment platforms, such as PayPal (owned by eBay), are able to gather data to create more loyal customers while spending less on marketing; or better yet taking marketing dollars and putting them directly in consumer pockets in the form of coupons and rebates. Technology that makes this possible requires heavy investment in software, storage, and new in store devices – leveraging the products of many companies we invest in the Janus Global Technology Fund such as Apple, EMC, NetApp, Teradata, eBay, and Qlik Technologies.

Now that I think about it, I may just ignore my diet app and my shopping list app and run to 7-11 tonight for my ice cream, after all, it is closer...so much for Homo economicus!

Detractors from Performance

Chinese travel company Ctrip.com International was the most significant individual detractor. The company experienced margin pressures on some of its business lines during the period from competitors seeking to gain market share. We do not believe such competition will negatively impact Ctrip.com materially long term due its strong market position. We think Ctrip.com is well positioned to benefit from a burgeoning travel industry. As GDP per capita continues to grow in China, domestic and international travel will increase as well. Ctrip has a competitive advantage with its large network of sales agents who collect cash and issue tickets for air travel and hotels. We also think it will benefit from the Chinese government’s continued strong promotion of domestic travel.

Solar module component maker STR Holdings traded lower after reporting lower-than-expected results. The timing of the solar market recovery will be much slower than we anticipated and we are less optimistic when STR’s customers will begin making substantial orders again; therefore, we sold our position.

Finally, Iron Mountain was also weak during the period. We believe this provider of document storage services can maintain its highly recurring and predictable revenues and pricing power given its dominant market position. Iron Mountain continues to generate significant free cash flow with which it has been buying back stock. We also think there’s a chance the company could convert to a real estate investment trust, which could significantly boost the stock price.

Contributors to Performance

Among individual contributors, Apple benefited from a strong earnings report, driven by significant iPhone and iPad sales. The computer and mobile device maker also initiated its first dividend and share repurchase program during the period. Apple has been the beneficiary of incremental sales opportunities over the past few years from new geographies (such as China), phone service carriers and products (such as iPad). We think it continues to have strong opportunities as its ecosystem continues to grow; its products reach new countries; and lower price points draw new customers. Apple continues to execute its business plan extremely well, and its stock remains reasonably valued, in our view.

Microsoft, another key contributor, also reported better-than-expected earnings although revenue growth came in below estimates. We think Microsoft will benefit from its Windows 8 launch later this year, a strong shift to

56 | MARCH 31, 2012

(unaudited)

multi-year agreements and services (now the majority of the enterprise revenues) and significant traction in key lock-in products like System Center. Windows 8 has the potential to be a strong competitor on desktops, laptops, tablets, and smart phones, and Microsoft’s XBOX platform is gaining share and expanding product offerings in the living room.

Additionally, Amphenol aided performance. We favor the maker of electrical and fiber optic connectors for its competitive position in that it produces historically relatively low-cost, uniquely-designed products that are unlikely to be replaced once they are included in a product (autos, computers etc.). The business model has enabled the company to grow with good margins; it has also served a diversified base of customers, so it has not been too heavily exposed to any one sector or industry.

Derivatives

We initiated and owned positions in futures contracts and derivatives, such as options, in order to help mitigate the risks and potentially enhance the performance of the Fund. During the period, these positions in aggregate contributed to performance. (Please see “Notes to Financial Statements” for information about the hedging techniques used by the Fund.)

Thank you for your investment in Janus Global Technology Fund.

Janus Global & International Funds | 57

Janus Global Technology Fund (unaudited)

Janus Global Technology Fund At A Glance

5 Top Performers – Holdings

Contribution

Apple, Inc.	1.93%
Microsoft Corp.	1.83%
eBay, Inc.	1.35%
Amphenol Corp. – Class A	1.33%
EMC Corp.	1.31%

5 Bottom Performers – Holdings

Contribution

Ctrip.com International, Ltd. (ADR)	–0.25%
PowerShares QQQ Trust (ETF)	–0.24%
STR Holdings, Inc.	–0.22%
Iron Mountain, Inc.	–0.20%
Seagate Technology PLC	–0.20%

5 Top Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Information Technology	1.28%	74.11%	19.69%
Consumer Staples	1.07%	0.00%	11.12%
Telecommunication Services	0.81%	3.05%	2.94%
Utilities	0.42%	0.49%	3.64%
Energy	0.33%	0.00%	12.11%

5 Bottom Performers – Sectors*

		Fund Weighting	S&P 500®
	Fund Contribution	(Average % of Equity)	Index Weighting

Financials	–1.25%	0.00%	13.92%
Industrials	–1.14%	7.08%	10.69%
Consumer Discretionary	–1.03%	11.31%	10.76%
Materials	–0.14%	0.20%	3.56%
Other**	0.03%	–0.43%	0.00%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

58 | MARCH 31, 2012

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Microsoft Corp. Applications Software	5.3%
eBay, Inc. E-Commerce/Products	4.8%
Apple, Inc. Computers	4.2%
TE Connectivity, Ltd. (U.S. Shares) Electronic Components – Miscellaneous	3.3%
Amphenol Corp. – Class A Electronic Connectors	3.0%

20.6%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 3.5% for long positions of total net assets.

*Includes Securities Sold Short of (0.8)%.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

Janus Global & International Funds | 59

Janus Global Technology Fund (unaudited)

Performance

						Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012						per the January 27, 2012 prospectuses
	Fiscal	One	Five	Ten	Since	Total Annual Fund
	Year-to-Date	Year	Year	Year	Inception*	Operating Expenses

Janus Global Technology Fund – Class A Shares
NAV	25.45%	5.12%	7.27%	5.20%	5.02%	1.13%
MOP	18.22%	–0.94%	6.01%	4.58%	4.55%

Janus Global Technology Fund – Class C Shares
NAV	25.15%	4.40%	6.46%	4.42%	4.26%	1.85%
CDSC	23.90%	3.36%	6.46%	4.42%	4.26%

Janus Global Technology Fund – Class D Shares(1)	25.70%	5.33%	7.41%	5.32%	5.17%	0.92%

Janus Global Technology Fund – Class I Shares	25.68%	5.43%	7.37%	5.31%	5.15%	0.88%

Janus Global Technology Fund – Class S Shares	25.42%	4.97%	7.10%	5.04%	4.87%	1.26%

Janus Global Technology Fund – Class T Shares	25.58%	5.28%	7.37%	5.31%	5.15%	1.01%

S&P 500® Index	25.89%	8.54%	2.01%	4.12%	2.87%

Morgan Stanley Capital International World Information Technology Index	28.20%	14.30%	5.03%	3.81%	0.83%

Lipper Quartile – Class T Shares	–	2nd	3rd	3rd	3rd

Lipper Ranking – based on total return for Global Science and Technology Funds	–	19/42	13/22	15/19	5/7

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

See important disclosures on the next page.

60 | MARCH 31, 2012

(unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), derivatives, and short sales. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

This Fund may at times have significant exposure to certain industry groups, which may react similarly to market developments (resulting in greater price volatility). The Fund also may have significant exposure to foreign markets (which include risks such as currency fluctuation and political uncertainty).

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

The use of short sales may cause the Fund to have higher expenses than those of other equity funds. Short sales are speculative transactions and involve special risks, including a greater reliance on the investment team’s ability to accurately anticipate the future value of a security. The Fund’s losses are potentially unlimited in a short sale transaction. The Fund’s use of short sales in effect leverages the Fund’s portfolio. The Fund’s use of leverage may result in risks and can magnify the effect of any losses. There is no assurance that a leveraging strategy will be successful.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares and Class S Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of one or more other share classes of the Fund, calculated using the fees and expenses of each respective share class without the effect of any fee and expense limitations and waivers. If each share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Class I Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of a prior share class of the Fund, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – December 31, 1998
(1)	Closed to new investors.

Janus Global & International Funds | 61

Janus Global Technology Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,254.50	$6.93

Hypothetical (5% return before expenses)	$1,000.00	$1,018.85	$6.21

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,251.50	$11.14

Hypothetical (5% return before expenses)	$1,000.00	$1,015.10	$9.97

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,257.00	$5.25

Hypothetical (5% return before expenses)	$1,000.00	$1,020.35	$4.70

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,256.80	$5.36

Hypothetical (5% return before expenses)	$1,000.00	$1,020.25	$4.80

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,254.80	$7.10

Hypothetical (5% return before expenses)	$1,000.00	$1,018.70	$6.36

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,256.50	$5.70

Hypothetical (5% return before expenses)	$1,000.00	$1,019.95	$5.10

†	Expenses are equal to the annualized expense ratio of 1.23% for Class A Shares, 1.98% for Class C Shares, 0.93% for Class D Shares, 0.95% for Class I Shares, 1.26% for Class S Shares and 1.01% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period).

62 | MARCH 31, 2012

Janus Global Technology Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Common Stock – 98.9%
Applications Software – 6.8%
1,469,178	Microsoft Corp.**	$47,380,991
426,385	RealPage, Inc.*	8,173,800
31,965	Salesforce.com, Inc.*	4,938,912
		60,493,703
Cable/Satellite Television – 2.1%
155,675	Comcast Corp. – Class A	4,671,807
168,645	Time Warner Cable, Inc.	13,744,567
		18,416,374
Commercial Services – 2.4%
566,925	Iron Mountain, Inc.	16,327,440
533,679	Live Nation Entertainment, Inc.*	5,016,583
		21,344,023
Commercial Services – Finance – 2.0%
43,110	MasterCard, Inc. – Class A	18,129,479
Computer Aided Design – 3.6%
257,805	ANSYS, Inc.*	16,762,481
348,040	Autodesk, Inc.*	14,729,053
		31,491,534
Computer Services – 0.5%
59,710	Cognizant Technology Solutions Corp. – Class A*	4,594,685
Computer Software – 2.2%
236,325	Blackbaud, Inc.	7,853,080
425,555	Cornerstone OnDemand, Inc.*	9,294,121
118,870	SS&C Technologies Holdings, Inc.*	2,773,237
		19,920,438
Computers – 4.2%
62,720	Apple, Inc.*	37,598,758
Computers – Integrated Systems – 3.3%
283,880	Jack Henry & Associates, Inc.	9,685,985
287,285	Teradata Corp.*	19,578,473
		29,264,458
Computers – Memory Devices – 5.1%
883,270	EMC Corp.*,**	26,392,108
422,460	NetApp, Inc.*	18,913,534
		45,305,642
Consulting Services – 3.7%
364,012	Gartner, Inc.*	15,521,472
222,135	Verisk Analytics, Inc. – Class A*	10,433,681
181,385	Zillow, Inc.*	6,455,492
		32,410,645
E-Commerce/Products – 7.5%
94,730	Amazon.com, Inc.*,**	19,183,772
1,142,605	eBay, Inc.*,**	42,150,698
41,390	Netflix, Inc.*	4,761,506
		66,095,976
E-Commerce/Services – 0.9%
165,170	Ctrip.com International, Ltd. (ADR)*	3,574,279
98,915	OpenTable, Inc.*	4,003,090
		7,577,369
Electronic Components – Miscellaneous – 3.3%
803,864	TE Connectivity, Ltd. (U.S. Shares)	29,542,002
Electronic Components – Semiconductors – 5.5%
898,863	ARM Holdings PLC**	8,510,354
189,815	Ceva, Inc.*	4,310,698
2,876,892	ON Semiconductor Corp.*	25,920,797
4,610	Samsung Electronics Co., Ltd.	5,188,234
127,005	Xilinx, Inc.	4,626,792
		48,556,875
Electronic Connectors – 3.0%
445,566	Amphenol Corp. – Class A	26,631,480
Electronic Measuring Instruments – 0.5%
94,430	Agilent Technologies, Inc.	4,203,079
Electronics – Military – 1.3%
419,024	Ultra Electronics Holdings PLC**	11,720,904
Enterprise Software/Services – 5.0%
263,558	Aveva Group PLC**	6,984,432
63,180	Informatica Corp.*	3,342,222
809,505	Oracle Corp.	23,605,166
328,580	QLIK Technologies, Inc.*,**	10,514,560
		44,446,380
Entertainment Software – 1.1%
569,200	Nexon Co., Ltd.*,**	9,918,869
Industrial Automation and Robotics – 2.0%
99,600	FANUC Corp.**	17,669,221
Internet Applications Software – 0.6%
200,700	Tencent Holdings, Ltd.	5,598,189
Internet Content – Entertainment – 2.2%
276,846	Youku.com, Inc. (ADR)*	6,087,844
989,513	Zynga, Inc. – Class A*	13,012,096
		19,099,940
Internet Content – Information/News – 1.6%
127,975	Bankrate, Inc.*	3,167,381
69,195	LinkedIn Corp. – Class A*	7,057,198
134,260	Yelp, Inc.*	3,610,252
		13,834,831
Internet Gambling – 1.3%
4,475,540	Bwin.Party Digital Entertainment PLC**	11,094,546
Media – 0.3%
186,260	Workday, Inc. – Private Placement°° ,§	2,469,808
Medical – Biomedical and Genetic – 1.6%
183,361	Celgene Corp.*	14,214,145
Medical Information Systems – 2.1%
250,140	athenahealth, Inc.*	18,540,377
Multimedia – 2.4%
496,020	Demand Media, Inc.*	3,596,145
431,975	News Corp. – Class A	8,505,588
208,795	Walt Disney Co.	9,141,045
		21,242,778
Networking Products – 1.0%
424,625	Cisco Systems, Inc.	8,980,819
Printing – Commercial – 1.1%
247,716	VistaPrint N.V. (U.S. Shares)*	9,574,223

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 63

Janus Global Technology Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Semiconductor Components/Integrated Circuits – 5.8%
2,604,620	Atmel Corp.*,**	$25,681,553
8,935,000	Taiwan Semiconductor Manufacturing Co., Ltd.*	25,715,499
		51,397,052
Semiconductor Equipment – 2.5%
440,596	ASML Holding N.V.	22,020,693
Software Tools – 0.5%
39,265	VMware, Inc. – Class A*	4,412,208
Telecommunication Equipment – Fiber Optics – 0.5%
312,000	Corning, Inc.	4,392,960
Telecommunication Services – 2.2%
627,600	Amdocs, Ltd. (U.S. Shares)*,**	19,819,608
Television – 1.1%
297,842	CBS Corp. – Class B	10,099,822
Toys – 0.8%
48,160	Nintendo Co., Ltd.**	7,245,825
Transactional Software – 1.2%
221,805	Solera Holdings, Inc.	10,178,631
Wireless Equipment – 4.1%
291,774	Crown Castle International Corp.*	15,563,225
209,985	SBA Communications Corp. – Class A*	10,669,338
987,641	Telefonaktiebolaget L.M. Ericsson – Class B	10,237,369
		36,469,932

Total Common Stock (cost $697,417,976)		876,018,281

Money Market – 1.3%
11,499,000	Janus Cash Liquidity Fund LLC, 0% (cost $11,499,000)	11,499,000

Total Investments (total cost $708,916,976) – 100.2%		887,517,281

Securities Sold Short – (0.8)%
Common Stock Sold Short – (0.8)%
Computers – Memory Devices – (0.2)%
65,150	Seagate Technology PLC	(1,755,793)
Computers – Peripheral Equipment – (0.2)%
44,595	Synaptics, Inc.*	(1,628,163)
Printing – Commercial – (0.4)%
148,495	Valassis Communications, Inc.*	(3,415,385)

Total Securities Sold Short (proceeds $7,872,326)		(6,799,341)

Cash, Receivables and Other Assets, net of Liabilities**– 0.6%		4,949,028

Net Assets – 100%		$885,666,968

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Cayman Islands	$15,260,312	1.7%
Gibraltar	11,094,546	1.2%
Guernsey	19,819,608	2.2%
Japan	34,833,915	3.9%
Netherlands	31,594,916	3.6%
South Korea	5,188,234	0.6%
Sweden	10,237,369	1.2%
Switzerland	29,542,002	3.3%
Taiwan	25,715,499	2.9%
United Kingdom	27,215,690	3.1%
United States††	677,015,190	76.3%

Total	$887,517,281	100.0%

††	Includes Cash Equivalents (75.0% excluding Cash Equivalents).

Summary of Investments by Country – (Short Positions)

		% of Securities
Country	Value	Sold Short

Ireland	$(1,755,793)	25.8%
United States	(5,043,548)	74.2%

Total	$(6,799,341)	100.0%

Forward Currency Contracts, Open

			Unrealized
	Currency Units	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC:
British Pound 5/17/12	2,395,000	$3,829,055	$(27,615)
Japanese Yen 5/17/12	750,000,000	9,067,420	44,585

		12,896,475	16,970

HSBC Securities (USA), Inc.:
British Pound 4/5/12	1,280,000	2,047,087	(28,322)
Japanese Yen 4/5/12	530,000,000	6,404,965	73,187

		8,452,052	44,865

JPMorgan Chase & Co.:
British Pound 5/24/12	2,000,000	3,197,350	(40,590)
Japanese Yen 5/24/12	363,000,000	4,388,923	330

		7,586,273	(40,260)

RBC Capital Markets Corp.: Japanese Yen 5/10/12	530,000,000	6,407,217	(46,581)

Total		$35,342,017	$(25,006)

See Notes to Schedules of Investments and Financial Statements.

64 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Schedule of Written Options – Calls	Value

Corning, Inc. expires January 2013 3,120 contracts exercise price $15.00	$(348,860)
Oracle Corp. expires September 2012 2,955 contracts exercise price $33.00	(160,464)

Total Written Options – Calls (premiums received $629,520)	$(509,324)

Schedule of Written Options – Puts
Atmel Corp. expires August 2012 5,300 contracts exercise price $8.00	$(231,138)
Corning, Inc. expires January 2013 3,120 contracts exercise price $12.50	(315,724)
Microsoft Corp. expires January 2013 5,075 contracts exercise price $25.00	(370,052)
Oracle Corp. expires September 2012 2,955 contracts exercise price $28.00	(453,724)

Total Written Options – Puts (premiums received $1,914,565)	$(1,370,638)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 65

Janus International Equity Fund (unaudited)

Fund Snapshot
We invest in international companies that we believe have a sustainable competitive advantage, high or improving returns on capital and long-term growth. We invest where we believe we have differentiated research, in an effort to deliver superior risk-adjusted results over the long term.
Julian McManus co-portfolio manager	Guy Scott co-portfolio manager	Carmel Wellso co-portfolio manager

Performance Overview

Janus International Equity Fund’s Class I Shares returned 18.77% over the six-month period ended March 31, 2012. The Fund’s primary benchmark, the MSCI EAFE Index, returned 14.56%, and its secondary benchmark, the MSCI All Country World ex-U.S. Index, returned 15.37% during the period.

Market Environment

We believe that the fourth quarter of 2011 will prove to have been the inflection point for European stock markets. National governments, the European Central Bank (ECB) and the European Commission have been taking small steps toward what we hope are lasting structural and fiscal improvements. On the political front, Italy and Spain have newly elected leaders who have been instrumental in forming their nations’ recovery plans.

The ECB’s decision to inject liquidity through its Long Term Refinancing Operation (LTRO) took a significant amount of fear out of the market. The action removed to a large extent the risk of the financial system freezing up and related effects it might have had in a Lehman-style global crisis. With fear easing, investors looked more closely at valuations and invested on company fundamentals, which led to a broad-based rally. In general, stock correlations declined and the market moved away from the risk-on, risk-off trade so prevalent in recent years.

In Asia, investors moved from concerns over inflation to worries that China could experience a hard economic landing from government tightening policies. China announced the reserve requirement ratio for its banks would be lowered in an effort to boost liquidity after having raised the ratio six times during 2011. In India, industrial production stopped growing, which surprised investors and contributed to continued weakness in that market.

Also notable was the Bank of Japan’s (BOJ) decision for the first time to target inflation in setting monetary policy. The central bank substantially increased the size of its quantitative easing program or bond purchasing program and committed to implement this by the end of the year. It is clear that not only is the BOJ going to target inflation, but also the yen to help the country’s exporters regain their competitiveness.

Performance Overview

Among individual contributors, chemicals maker LyondellBasell’s shares rallied over 108.39%. Ethane, a raw material used in the production of ethylene, dropped the most in five months, improving profitability for the company. The large chemical producer has a cost advantage since the primary input to its production process is natural gas, a commodity that has experienced considerable price pressure due to excess supply. We also feel the company’s management team is return-on-capital driven and disciplined on investing in its business. Lyondell announced a special dividend during the period and bought back its high-cost debt with cash and refinanced some of it at lower costs, all of which were value creating moves in our view.

Our holdings in Japan were also a key contributor, led by our holdings in Isuzu Motors. The truck maker benefited from increased market expectations for its earnings. Isuzu has a strong market position in mid and light-duty trucks in emerging markets (particularly Southeast Asia and the Middle East), where demand is growing significantly, in our view. Due to shrinkage in the Japanese truck market, there’s also significant amount of spare capacity in its domestic market. Additionally, Isuzu has benefited by reducing costs during the global financial crisis. As a result, the high incremental margins available from putting Isuzu’s spare capacity to work are driving rapid earnings growth while the valuation remains compelling.

On a country basis, our U.K. holdings were the largest contributors led by insurer Prudential, which also recorded significant gains as part of a general rebound in the financial sector late in the period and a strong earnings report driven by better-than-expected results in Asia. We

66 | MARCH 31, 2012

(unaudited)

continue to believe the U.K. insurer is outperforming its peers in Asia.

Relative detractors were led by our holdings in India, where delays in government approvals stalled major infrastructure projects and negatively impacted energy conglomerate Reliance Industries and Adani Enterprises, a coal producer. We think the scale and complexity of Reliance’s refineries could result in significantly better-than-industry average refining margins. We also believe that the company’s offshore oil and gas fields offer potentially significant increases in oil and gas reserves and production growth. We like Adani for its integrated approach involving coal mining, coal logistics and power generation to power transmission. Adani is uniquely positioned, in our view, to better mine domestic coal and transport it from the Eastern India coal belt to the Western India power plants via its rail and port facilities.

Chinese travel company Ctrip.com International was the most significant individual detractor. The company experienced margin pressures on some of its business lines during the period from competitors seeking to gain market share. We do not believe such competition will negatively impact Ctrip.com materially long term due its strong market position. We think Ctrip.com is well positioned to benefit from a burgeoning travel industry. As GDP per capita continues to grow in China, domestic and international travel will increase as well. Ctrip has a competitive advantage with its large network of sales agents who collect cash and issue tickets for air travel and hotels. We also think it will benefit from the Chinese government’s continued strong promotion of domestic travel.

Japanese electronics retailer Yamada Denki also weighed on performance. The company’s comparable sales lagged year-over-year due to significant digital TV sales last year after the country ended its analog signal conversion and forced consumers to upgrade. We felt the short-term TV cycle should have been priced into the stock, but it apparently wasn’t. We took advantage of the price weakness by adding to our position. As the dominant consumer electronics retailer in Japan, Yamada Denki continues to gain market share, and it is stronger than competitors in terms of profitability and balance sheet strength. The company also benefits from its size in terms of making purchases on better terms than competitors.

Please see the Derivative Instruments section in the “Notes to Financial Statements” for derivatives used by the Fund.

Outlook

In Europe, we are concerned higher oil prices could have a further deteriorating impact on an economy that already is likely in a recession. Germany is the continent’s one area of strength, but since half of its exports are to other European countries it may be difficult for it to avoid a recession as well. Tighter fiscal budgets and higher taxes will continue to weigh on consumption. Countries of particular concern to us are Spain, Italy and France. In general, we expect the second half of the year to be weaker than the first half for the region.

Conversely, we think the first quarter will mark the low point for China’s economy this year and expect a stronger performance in the second half of the year when stimulus measures should have a more meaningful impact. China reduced its growth expectations to 7.5% annual GDP growth from the 8% it had used the previous eight years, but we feel that is less of a concern than the market seems to believe since it aligned with the Chinese Government’s five-year plan. We continue to believe China will avoid a hard landing, which is the biggest fear for people investing in Asia.

We have become more optimistic on Japan based on the change in monetary policy that coincides with global manufacturing data turning up, a key driver of the country’s economy historically. Reconstruction from last year’s earthquake and tsunami should also drive demand. We increased our weighting in Japan from 16% to 21% by establishing a position in a motorcycle manufacturer and adding to our position in a heating and air conditioning provider, among other additions to the Fund.

Thank you for your investment in Janus International Equity Fund.

Janus Global & International Funds | 67

Janus International Equity Fund (unaudited)

Janus International Equity Fund At A Glance

5 Top Performers – Holdings

Contribution

LyondellBasell Industries N.V. – Class A	1.24%
Isuzu Motors, Ltd.	1.04%
Prudential PLC	0.96%
FANUC Corp.	0.93%
Youku.com, Inc. (ADR)	0.87%

5 Bottom Performers – Holdings

Contribution

Ctrip.com International, Ltd. (ADR)	–0.81%
Nippon Sheet Glass Co., Ltd.	–0.29%
Yamada Denki Co., Ltd.	–0.28%
Adani Enterprises, Ltd.	–0.23%
Reliance Industries, Ltd.	–0.19%

5 Top Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	EAFE® Index Weighting

Information Technology	1.25%	11.12%	4.75%
Materials	1.04%	5.83%	10.37%
Telecommunication Services	0.83%	0.00%	5.89%
Utilities	0.65%	0.34%	4.50%
Financials	0.42%	24.98%	22.14%

5 Bottom Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	EAFE® Index Weighting

Industrials	–0.61%	13.93%	12.50%
Consumer Discretionary	–0.27%	14.44%	10.25%
Consumer Staples	0.12%	12.76%	11.21%
Health Care	0.17%	2.56%	9.53%
Energy	0.32%	14.04%	8.86%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.

68 | MARCH 31, 2012

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Isuzu Motors, Ltd. Automotive – Cars and Light Trucks	3.1%
FANUC Corp. Industrial Automation and Robotics	3.0%
Mitsubishi Estate Co., Ltd. Real Estate Management/Services	2.8%
Kuehne + Nagel International A.G. Transportation – Services	2.7%
Yamada Denki Co., Ltd. Retail – Consumer Electronics	2.7%

14.3%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 10.8% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

Janus Global & International Funds | 69

Janus International Equity Fund (unaudited)

Performance

					Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012					per the January 27, 2012 prospectuses
	Fiscal	One	Five	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus International Equity Fund – Class A Shares
NAV	18.57%	–5.44%	1.10%	2.97%	1.23%	1.23%
MOP	11.80%	–10.88%	–0.10%	1.83%

Janus International Equity Fund – Class C Shares
NAV	18.12%	–6.17%	0.23%	2.09%	1.99%	1.99%
CDSC	16.95%	–7.11%	0.23%	2.09%

Janus International Equity Fund – Class D Shares(1)	18.72%	–5.18%	1.30%	3.20%	1.16%	1.16%

Janus International Equity Fund – Class I Shares	18.77%	–5.13%	1.34%	3.24%	0.91%	0.91%

Janus International Equity Fund – Class R Shares	18.39%	–5.81%	0.56%	2.43%	1.64%	1.64%

Janus International Equity Fund – Class S Shares**	20.20%	–4.25%	1.34%	3.24%	1.39%	1.39%

Janus International Equity Fund – Class T Shares	18.69%	–5.31%	1.17%	3.06%	1.13%	1.13%

Morgan Stanley Capital International EAFE® Index	14.56%	–5.77%	–3.51%	–1.63%

Morgan Stanley Capital International All Country World ex-U.S. IndexSM	15.37%	–7.18%	–1.56%	0.16%

Lipper Quartile – Class I Shares	–	2nd	1st	1st

Lipper Ranking – based on total return for International Funds	–	438/1,291	43/866	30/817

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

70 | MARCH 31, 2012

(unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. See the Fund’s Prospectus or Statement of Additional Information for more details.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund may invest in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares, Class I Shares, Class R Shares, Class S Shares and Class T Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 was calculated using the performance and the fees and expenses of one or more other share classes of a predecessor fund(s), accounting for, when applicable and permitted, any fee and expense limitations and waivers. If each respective share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010. The performance shown for Class D Shares for periods prior to February 16, 2010 reflects the performance of the Fund’s Class I Shares. The performance shown reflects the fees and expenses of Class D Shares, without the effect of any fee and expense limitations or waivers. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class I Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

November 30, 2006 is the date used to calculate the since-inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The predecessor Fund’s inception date — November 28, 2006
**	Total return reflects non-recurring income from an affiliated party. This resulted in an increase to the total return of 1.06% for the six-month period ended March 31, 2012, 0.84% for the one-year period ended March 31, 2012, 0.07% for the five-year period ended March 31, 2012, and 0.12% for the since inception period ended March 31, 2012.
(1)	Closed to new investors.

Janus Global & International Funds | 71

Janus International Equity Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,186.80	$7.27

Hypothetical (5% return before expenses)	$1,000.00	$1,018.35	$6.71

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,181.20	$11.45

Hypothetical (5% return before expenses)	$1,000.00	$1,014.50	$10.58

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,188.30	$6.13

Hypothetical (5% return before expenses)	$1,000.00	$1,019.40	$5.65

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,187.70	$5.41

Hypothetical (5% return before expenses)	$1,000.00	$1,020.05	$5.00

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,183.90	$9.34

Hypothetical (5% return before expenses)	$1,000.00	$1,016.45	$8.62

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,202.00	$3.25*

Hypothetical (5% return before expenses)	$1,000.00	$1,022.05	$2.98

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,188.20	$6.56

Hypothetical (5% return before expenses)	$1,000.00	$1,019.00	$6.06

†	Expenses are equal to the annualized expense ratio of 1.33% for Class A Shares, 2.10% for Class C Shares, 1.12% for Class D Shares, 0.99% for Class I Shares, 1.71% for Class R Shares, 0.59% for Class S Shares and 1.20% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.
*	A non-recurring expense adjustment impacted the ratio for Class S Shares. The expenses paid during the period would have been $7.93 for Class S Shares without the non-recurring expense adjustment.

72 | MARCH 31, 2012

Janus International Equity Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Common Stock – 94.6%
Advertising Agencies – 1.4%
225,067	WPP PLC	$3,075,787
Agricultural Chemicals – 1.0%
46,796	Potash Corp. of Saskatchewan, Inc.	2,137,074
Apparel Manufacturers – 1.2%
417,500	Prada SpA	2,715,124
Automotive – Cars and Light Trucks – 3.1%
1,177,000	Isuzu Motors, Ltd.**	6,898,429
Building Products – Air and Heating – 1.8%
148,800	Daikin Industries, Ltd.**	4,051,316
Cable/Satellite Television – 1.0%
37,108	Kabel Deutschland Holding A.G.*	2,291,570
Chemicals – Diversified – 1.2%
59,830	LyondellBasell Industries N.V. – Class A	2,611,579
Commercial Banks – 7.8%
297,476	Banco Bilbao Vizcaya Argentaria S.A.	2,367,003
280,200	Banco do Brasil S.A.	3,984,869
1,561,500	China Merchants Bank Co., Ltd.	3,193,260
297,495	DBS Group Holdings, Ltd.	3,356,791
183,470	Standard Chartered PLC	4,577,433
		17,479,356
Cosmetics and Toiletries – 1.0%
35,191	Beiersdorf A.G.	2,295,902
Distribution/Wholesale – 2.1%
47,871	Adani Enterprises, Ltd.	286,484
1,876,000	Li & Fung, Ltd.	4,305,090
		4,591,574
Diversified Banking Institutions – 2.3%
44,911	BNP Paribas S.A.	2,130,534
2,283,157	Lloyds Banking Group PLC*	1,227,078
64,185	Societe Generale S.A.	1,879,990
		5,237,602
E-Commerce/Services – 1.4%
140,270	Ctrip.com International, Ltd. (ADR)*	3,035,443
Electronic Components – Semiconductors – 0.8%
190,723	ARM Holdings PLC	1,805,748
Electronic Measuring Instruments – 2.5%
24,090	Keyence Corp.**	5,665,153
Finance – Other Services – 1.9%
256,900	Hong Kong Exchanges & Clearing, Ltd.	4,317,341
Food – Miscellaneous/Diversified – 2.8%
59,529	Danone	4,151,654
58,757	Unilever N.V.	1,999,153
		6,150,807
Food – Wholesale/Distribution – 1.7%
2,042,409	Olam International, Ltd.	3,835,510
Industrial Automation and Robotics – 3.0%
38,100	FANUC Corp.**	6,759,009
Internet Content – Entertainment – 0.8%
77,927	Youku.com, Inc. (ADR)*	1,713,615
Life and Health Insurance – 6.0%
1,458,800	AIA Group, Ltd.	5,344,656
296,275	ING Groep N.V.*	2,468,070
471,369	Prudential PLC	5,635,139
		13,447,865
Machinery – General Industrial – 2.1%
137,087	Hexagon A.B. – Class B	2,661,602
98,600	Nabtesco Corp.**	2,023,236
		4,684,838
Machinery – Pumps – 1.6%
127,435	Weir Group PLC	3,595,172
Medical – Drugs – 1.7%
69,818	Novartis A.G.	3,865,367
Medical Instruments – 1.0%
44,847	Elekta A.B. – Class B	2,271,069
Metal – Diversified – 1.4%
55,134	Rio Tinto PLC	3,038,556
Metal – Iron – 1.0%
384,251	Fortescue Metals Group, Ltd.	2,311,984
Oil – Field Services – 3.3%
281,925	AMEC PLC	4,995,808
88,609	Petrofac, Ltd.	2,465,810
		7,461,618
Oil Companies – Exploration and Production – 6.4%
72,609	Canadian Natural Resources, Ltd.	2,407,194
110,519	Encana Corp.	2,171,147
296,526	Gazprom OAO (ADR)*	3,617,617
419,900	OGX Petroleo e Gas Participacoes S.A.*	3,474,812
103,833	Tullow Oil PLC	2,535,752
		14,206,522
Oil Companies – Integrated – 1.3%
124,323	BG Group PLC	2,879,072
Oil Refining and Marketing – 1.3%
201,527	Reliance Industries, Ltd.	2,969,497
Real Estate Management/Services – 2.8%
352,000	Mitsubishi Estate Co., Ltd.**	6,278,574
Real Estate Operating/Development – 2.8%
377,878	DLF, Ltd.	1,496,602
1,272,997	Hang Lung Properties, Ltd.	4,663,923
		6,160,525
Recreational Vehicles – 0.9%
150,800	Yamaha Motor Co., Ltd.**	2,020,993
Retail – Apparel and Shoe – 0.1%
800	Fast Retailing Co., Ltd.**	182,332
Retail – Consumer Electronics – 2.7%
97,510	Yamada Denki Co., Ltd.**	6,092,166
Retail – Jewelry – 2.0%
69,964	Cie Financiere Richemont S.A.	4,388,256
Semiconductor Components/Integrated Circuits – 2.3%
1,804,000	Taiwan Semiconductor Manufacturing Co., Ltd.*	5,192,027
Semiconductor Equipment – 2.2%
95,891	ASML Holding N.V.	4,792,568
Soap and Cleaning Preparations – 2.4%
93,349	Reckitt Benckiser Group PLC	5,274,554

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 73

Janus International Equity Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Steel – Producers – 0.9%
78,426	ThyssenKrupp A.G.	$1,951,996
Steel Pipe and Tube – 0.4%
15,117	Vallourec S.A.*	957,525
Tobacco – 3.2%
68,598	Imperial Tobacco Group PLC	2,781,133
773	Japan Tobacco, Inc.**	4,353,088
		7,134,221
Transportation – Marine – 1.4%
404	A.P. Moeller – Maersk A/S – Class B	3,120,004
Transportation – Railroad – 0.9%
25,106	Canadian National Railway Co.	1,995,741
Transportation – Services – 2.7%
45,238	Kuehne + Nagel International A.G.	6,120,966
Wireless Equipment – 1.0%
211,594	Telefonaktiebolaget L.M. Ericsson – Class B	2,193,272

Total Common Stock (cost $190,198,134)		211,255,219

Money Market – 3.8%
8,597,237	Janus Cash Liquidity Fund LLC, 0% (cost $8,597,237)	8,597,237

Total Investments (total cost $198,795,371) – 98.4%		219,852,456

Cash, Receivables and Other Assets, net of Liabilities**– 1.6%		3,497,339

Net Assets – 100%		$223,349,795

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$2,311,984	1.0%
Bermuda	4,305,090	2.0%
Brazil	7,459,681	3.4%
Canada	8,711,156	4.0%
Cayman Islands	4,749,058	2.2%
China	3,193,260	1.5%
Denmark	3,120,004	1.4%
France	9,119,703	4.1%
Germany	6,539,468	3.0%
Hong Kong	14,325,920	6.5%
India	4,752,583	2.2%
Italy	2,715,124	1.2%
Japan	44,324,296	20.2%
Jersey	5,541,597	2.5%
Netherlands	11,871,370	5.4%
Russia	3,617,617	1.6%
Singapore	7,192,301	3.3%
Spain	2,367,003	1.1%
Sweden	7,125,943	3.2%
Switzerland	14,374,589	6.5%
Taiwan	5,192,027	2.4%
United Kingdom	38,345,445	17.4%
United States††	8,597,237	3.9%

Total	$219,852,456	100.0%

††	Includes all Cash Equivalents.

Forward Currency Contracts, Open

			Unrealized
	Currency Units	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC: Japanese Yen 5/17/12	300,000,000	$3,626,968	$17,834

HSBC Securities (USA), Inc.: Japanese Yen 4/5/12	300,000,000	3,625,452	46,856

RBC Capital Markets Corp.: Japanese Yen 5/10/12	300,000,000	3,626,727	(26,367)

Total		$10,879,147	$38,323

See Notes to Schedules of Investments and Financial Statements.

74 | MARCH 31, 2012

Janus Overseas Fund (unaudited)

Fund Snapshot
I believe that company fundamentals drive share prices over the long term. I use fundamental research to make high-conviction, long-term investments in the most compelling international growth companies regardless of geography.
Brent Lynn portfolio manager

Performance

Janus Overseas Fund’s Class T Shares returned 20.28% over the six-month period ended March 31, 2012. The Fund’s primary benchmark, the MSCI All Country World ex-U.S. Index, returned 15.37%, and its secondary benchmark, the MSCI EAFE Index, returned 14.56% during the period.

Economic Update

Global equity markets moved broadly higher during the period thanks to an easing of concerns in Europe. While the region is still far from solving its sovereign debt issues, liquidity measures taken by the European Central Bank in December and moves towards a closer fiscal union helped ease the market’s fear of a Lehman-style collapse. In addition, German and French leaders demonstrated the need for comprehensive measures, while indebted lynchpin countries, Italy and Spain, have new leadership in place to potentially implement meaningful structural reforms in areas such as pensions and labor policies. Another bailout for beleaguered Greece also aided market sentiment.

Emerging markets rebounded from a weak performance in 2011 due to better clarity in Europe and reduced inflation in key countries: India, China and Brazil. Lower inflation should allow for more flexibility in fiscal and monetary policies. Brazil benefited from moves by its central bank to lower interest rates following easing in inflationary pressures. We also began to see signs that the Indian Government may move forward to address some of the bottlenecks that have impeded important infrastructure development. These positives were somewhat offset by rising oil prices.

Portfolio Positioning

While always opportunistic, Janus Overseas Fund has taken a particularly contrarian approach over the past few years. We added significant investments in beaten up financial stocks, cyclical stocks, and emerging market stocks. This approach achieved some success in prior years, but in the 2011 environment of extreme risk aversion, contrarian investing clearly did not work. A number of these stocks saw a minor rebound during the first quarter of 2012, as investors’ risk aversion declined.

The global economic slowdown is easing inflationary pressures in emerging markets and should allow for some relaxation of monetary policies in these countries. Also, I believe that European leaders finally have realized that a comprehensive approach to sovereign debt issues is the only way to prevent the crisis from spreading to the core of Europe. Most importantly for the Fund, I see a tremendous disconnect between the intrinsic value of many of our key companies and their stock prices. I believe we have invested in a number of strong companies that have attractive valuations and that can emerge as long-term winners in their industries. I am optimistic that over time the valuations of our companies will not be based on indiscriminate market fear, but on earnings, cash flows, and business fundamentals. During the difficult market environment in recent years, I tried to concentrate the Fund in our highest conviction ideas. I believe that our top holdings have strong, durable franchises and compelling valuations.

Although they are within the guidelines of the Fund, our positions in the U.S. warrant discussion. Janus Overseas Fund is opportunistic and has made investments in special situations companies and at times in the U.S. In the aftermath of the 2008 global financial crisis and subsequent global economic downturn, I found a greater number of special situations than usual and a number of them were U.S.-based companies. Our U.S. exposure rose. More recently, the Fund’s weight in the U.S. declined when I sold holdings in Bank of America, Nabors Industries and Yahoo.

Contributors to Performance

Hong Kong-based Li & Fung, the global leader in sourcing logistics for retailers and the Fund’s largest holding, was the top individual contributor during the period. I think Li &

Janus Global & International Funds | 75

Janus Overseas Fund (unaudited)

Fung has strong organic growth opportunities as U.S. and European retailers outsource more in order to focus on their core competencies. The company also has the opportunity to significantly expand its business with Wal-Mart.

Some U.S. holdings, such as Delta Air Lines and Ford, were also among top contributors during the period after lagging in 2011. These companies performed better as the U.S. economy showed signs of improvement. Despite rising oil prices, Ford and the airlines have improved the structural profitability of their businesses and have the potential to generate significant cash flow.

Detractors from Performance

India, which was among the weakest performing large markets in the world for 2011, desperately needs to implement a wide variety of infrastructure projects and other economic reforms. A well-intentioned, grass roots campaign to expose government corruption, however, fostered an environment where politicians and bureaucrats were reluctant to approve projects or change policies. Inflation also remained higher than desired. This environment hurt our core Indian holdings, specifically Adani Enterprises, Reliance Industries and DLF. I still believe in the long-term opportunities for these companies.

Reliance has strong competitive advantages in its refining and petrochemical businesses. Also, there are signs that the Indian government may move forward with offshore energy project approvals and changes towards a more market oriented gas pricing regime. Adani’s integrated approach involving coal mining, coal logistics and power generation position the company to take advantage of the huge long-term growth in electrical demand in India. The largest real estate company in India, DLF has a strong land bank, especially in the Delhi region, and a long-term record of successful project execution.

Derivatives

In aggregate, derivatives contributed to performance during the period. In addition to a currency hedge on the Japanese yen, the Fund also very selectively utilized swaps and options during the period. Reasons for using these instruments included hedging downside risks, achieving market access, and establishing positions more quickly. Please see the Derivative Instruments section in the “Notes to Financial Statements” for derivatives used by the Fund.

Outlook

The global macro environment, while improved from the heights of uncertainty last fall, remains unclear and a source of volatility to the portfolio. We are trying to look beyond the short-term environment to focus on companies with attractive long-term business opportunities and compelling valuations. I cannot predict when global macro fears will subside, but I have positioned the Fund for a period of lower risk premiums and greater investor focus on company fundamentals and valuation. This includes a high exposure to rapidly growing companies in emerging markets such as China, India, and Brazil. This also includes a high exposure to slower growing companies in developed markets trading at very compelling valuations.

Thank you for your continued investment in Janus Overseas Fund.

76 | MARCH 31, 2012

(unaudited)

Janus Overseas Fund At A Glance

5 Top Performers – Holdings

Contribution

Li & Fung, Ltd.	3.11%
Delta Air Lines, Inc.	1.65%
Ford Motor Co.	1.41%
Evergrande Real Estate Group, Ltd.	1.28%
Deutsche Bank A.G.	1.14%

5 Bottom Performers – Holdings

Contribution

Adani Enterprises, Ltd.	–1.57%
Reliance Industries, Ltd.	–0.74%
Petroplus Holdings A.G.	–0.48%
DLF, Ltd.	–0.25%
John Keells Holdings PLC	–0.24%

5 Top Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country World ex-U.S.
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Consumer Discretionary	2.74%	22.37%	9.17%
Consumer Staples	0.95%	3.35%	9.71%
Telecommunication Services	0.69%	0.21%	6.21%
Utilities	0.48%	1.12%	4.03%
Health Care	0.31%	0.55%	6.81%

5 Bottom Performers – Sectors*

			Morgan Stanley Capital
		Fund Weighting	International All Country World ex-U.S.
	Fund Contribution	(Average % of Equity)	IndexSM Weighting

Energy	–2.35%	15.79%	11.67%
Industrials	–2.12%	15.20%	10.53%
Financials	–0.53%	28.57%	23.39%
Other**	–0.04%	0.20%	0.00%
Information Technology	0.19%	10.24%	6.43%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

Janus Global & International Funds | 77

Janus Overseas Fund (unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Li & Fung, Ltd. Distribution/Wholesale	8.8%
Reliance Industries, Ltd. Oil Refining and Marketing	5.6%
Petroleo Brasileiro S.A. (ADR) Oil Companies – Integrated	4.9%
Nintendo Co., Ltd. Toys	4.7%
Delta Air Lines, Inc. Airlines	4.6%

28.6%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 28.2% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

78 | MARCH 31, 2012

(unaudited)

Performance

						Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012						per the January 27, 2012 prospectuses
	Fiscal	One	Five	Ten	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Year	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Overseas Fund – Class A Shares
NAV	20.17%	–20.52%	–0.04%	9.46%	10.70%	1.04%	1.04%
MOP	13.25%	–25.09%	–1.21%	8.82%	10.34%

Janus Overseas Fund – Class C Shares
NAV	19.71%	–21.13%	–0.83%	8.64%	9.98%	1.78%	1.78%
CDSC	18.60%	–21.86%	–0.83%	8.64%	9.98%

Janus Overseas Fund – Class D Shares(1)	20.35%	–20.32%	0.13%	9.61%	10.82%	0.83%	0.83%

Janus Overseas Fund – Class I Shares	20.35%	–20.30%	0.08%	9.59%	10.81%	0.76%	0.76%

Janus Overseas Fund – Class R Shares	19.97%	–20.81%	–0.48%	8.99%	10.29%	1.44%	1.44%

Janus Overseas Fund – Class S Shares	20.14%	–20.60%	–0.21%	9.27%	10.54%	1.19%	1.19%

Janus Overseas Fund – Class T Shares	20.28%	–20.41%	0.08%	9.59%	10.81%	0.94%	0.94%

Morgan Stanley Capital International All Country World ex-U.S. IndexSM	15.37%	–7.18%	–1.56%	7.28%	NA**

Morgan Stanley Capital International EAFE® Index	14.56%	–5.77%	–3.51%	5.70%	4.38%

Lipper Quartile – Class T Shares	–	4th	1st	1st	1st

Lipper Ranking – based on total return for International Funds	–	1,280/1,291	136/866	18/487	3/96

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

See important disclosures on the next page.

Janus Global & International Funds | 79

Janus Overseas Fund (unaudited)

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. See the Fund’s Prospectus or Statement of Additional Information for more details.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

Janus Overseas Fund held approximately 12.2% and 14.1% of its investments in Brazilian and Indian securities, respectively, as of March 31, 2012, and the Fund may have experienced significant gains or losses due, in part, to its investments in Brazil and India. While holdings are subject to change without notice, the Fund’s returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in Brazil and India.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

The Fund will normally invest at least 80% of its net assets, measured at the time of purchase, in the type of securities described by its name.

Class A Shares, Class C Shares, Class R Shares and Class S Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of one or more other share classes of the Fund, calculated using the fees and expenses of each respective share class without the effect of any fee and expense limitations and waivers. If each share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Class I Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of a prior share class of the Fund, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

May 5, 1994 is the date used to calculate the since-inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – May 2, 1994
**	Since inception return is not shown for the index because the index’s inception date differs significantly from the Fund’s inception date.
(1)	Closed to new investors.

80 | MARCH 31, 2012

(unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,201.30	$5.39

Hypothetical (5% return before expenses)	$1,000.00	$1,020.10	$4.95

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,197.00	$9.28

Hypothetical (5% return before expenses)	$1,000.00	$1,016.55	$8.52

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,203.50	$3.69

Hypothetical (5% return before expenses)	$1,000.00	$1,021.65	$3.39

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,203.10	$3.52

Hypothetical (5% return before expenses)	$1,000.00	$1,021.80	$3.23

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,199.70	$7.04

Hypothetical (5% return before expenses)	$1,000.00	$1,018.60	$6.46

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,201.10	$5.61

Hypothetical (5% return before expenses)	$1,000.00	$1,019.90	$5.15

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,202.40	$4.24

Hypothetical (5% return before expenses)	$1,000.00	$1,021.15	$3.89

†	Expenses are equal to the annualized expense ratio of 0.98% for Class A Shares, 1.69% for Class C Shares, 0.67% for Class D Shares, 0.64% for Class I Shares, 1.28% for Class R Shares, 1.02% for Class S Shares and 0.77% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period).

Janus Global & International Funds | 81

Janus Overseas Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Common Stock – 98.5%
Agricultural Operations – 0.2%
188,481,502	Chaoda Modern Agriculture Holdings, Ltd.ß,°° ,£	$14,563,365
Airlines – 9.7%
42,366,726	Delta Air Lines, Inc.*,**,£	419,854,255
47,190,400	International Consolidated Airlines Group S.A.*	135,019,473
15,517,353	United Continental Holdings, Inc.*	333,623,089
		888,496,817
Automotive – Cars and Light Trucks – 4.5%
32,964,681	Ford Motor Co.**	411,728,866
Building – Residential and Commercial – 1.5%
19,520,800	MRV Engenharia e Participacoes S.A.	138,540,231
Commercial Banks – 8.0%
50,929,077	Banco Bilbao Vizcaya Argentaria S.A.	405,240,365
59,400	Banco do Brasil S.A.	844,758
32,497,940	Commercial Bank of Ceylon PLC	25,369,196
14,210,400	Hatton National Bank PLC	16,972,609
24,567,976	Intesa Sanpaolo SpA	44,031,097
7,836,326	Punjab National Bank	142,296,850
2,267,078	State Bank of India	93,297,781
		728,052,656
Distribution/Wholesale – 10.5%
26,061,085	Adani Enterprises, Ltd.	155,962,343
348,792,180	Li & Fung, Ltd.£	800,416,809
		956,379,152
Diversified Banking Institutions – 7.9%
5,179,478	BNP Paribas S.A.	245,709,392
5,982,953	Deutsche Bank A.G.	297,627,797
81,081,071	Lloyds Banking Group PLC*	43,576,845
4,470,591	Societe Generale S.A.	130,944,422
		717,858,456
Diversified Operations – 1.1%
3,768,000	Aitken Spence & Co. PLC	3,315,016
74,597,535	Melco International Development, Ltd.£	71,280,403
1,219,723	Orascom Development Holding A.G.	23,653,759
		98,249,178
Diversified Operations – Commercial Services – 1.5%
86,536,133	John Keells Holdings PLC£	139,160,370
E-Commerce/Services – 0.4%
1,720,176	Ctrip.com International, Ltd. (ADR)*	37,224,609
Electric – Integrated – 0.8%
5,935,050	Centrais Eletricas Brasileiras S.A.	77,119,546
Electronic Components – Semiconductors – 1.3%
12,136,127	ARM Holdings PLC	114,903,757
Entertainment Software – 1.0%
5,304,000	Nexon Co., Ltd.*,**	92,427,408
Finance – Investment Bankers/Brokers – 1.7%
35,352,700	Nomura Holdings, Inc.**	156,363,604
Finance – Mortgage Loan Banker – 0.6%
4,423,870	Housing Development Finance Corp.	58,472,550
Food – Meat Products – 0.9%
19,147,800	JBS S.A.	78,702,526
Food – Retail – 0.5%
1,891,136	X5 Retail Group N.V. (GDR)	43,382,660
Hotels and Motels – 2.5%
102,807,165	Shangri-La Asia, Ltd.	224,803,377
Independent Power Producer – 0.2%
11,733,248	Adani Power, Ltd.*	15,777,925
Internet Content – Entertainment – 1.4%
5,762,278	Youku.com, Inc. (ADR)*,£	126,712,493
Medical – Drugs – 1.0%
1,911,175	Jazz Pharmaceuticals PLC*	92,634,652
Metal – Diversified – 1.5%
8,518,393	Ivanhoe Mines, Ltd.*	134,028,867
Oil and Gas Drilling – 0.5%
7,124,781	Karoon Gas Australia, Ltd.*	48,033,724
Oil Companies – Exploration and Production – 4.4%
13,476,520	Chariot Oil & Gas, Ltd.*,£	42,675,180
2,785,825	Cobalt International Energy, Inc.*	83,658,325
138,800	HRT Participacoes em Petroleo S.A.*	48,094,310
2,589,963	Niko Resources, Ltd.£	91,136,985
15,016,400	OGX Petroleo e Gas Participacoes S.A.*	124,265,709
1,244,609	Ophir Energy PLC*	10,101,861
		399,932,370
Oil Companies – Integrated – 6.3%
4,212,334	Pacific Rubiales Energy Corp.	123,092,071
16,963,758	Petroleo Brasileiro S.A. (ADR)**	450,557,412
		573,649,483
Oil Refining and Marketing – 5.6%
34,905,979	Reliance Industries, Ltd.	514,338,984
Property and Casualty Insurance – 1.0%
12,182,579	Reliance Capital, Ltd.	93,844,602
Real Estate Operating/Development – 11.5%
133,295,316	China Overseas Land & Investment, Ltd.	253,362,892
11,103,705	Cyrela Brazil Realty S.A. Empreendimentos e Participacoes£	98,276,339
42,217,655	DLF, Ltd.	167,204,788
460,869,268	Evergrande Real Estate Group, Ltd.	246,895,311
51,785,000	Hang Lung Properties, Ltd.	189,726,508
26,506,160	PDG Realty S.A. Empreendimentos e Participacoes	91,661,023
		1,047,126,861
Semiconductor Equipment – 2.5%
4,548,499	ASML Holding N.V.**	227,330,936
Sugar – 2.5%
36,760,926	Bajaj Hindusthan, Ltd.£	22,443,361
1,149,300	Bajaj Hindusthan, Ltd. (GDR)	701,647
13,978,674	Cosan, Ltd. – Class A£	207,583,309
		230,728,317
Telecommunication Equipment – 0%
119	Nortel Networks Corp. (U.S. Shares)*	2
Telecommunication Services – 0.2%
11,583,898	Reliance Communications, Ltd.	19,113,204
Toys – 4.7%
2,830,000	Nintendo Co., Ltd.**	425,782,477

See Notes to Schedules of Investments and Financial Statements.

82 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Shares		Value

Wireless Equipment – 0.6%
5,262,997	Telefonaktiebolaget L.M. Ericsson – Class B	$54,553,467

Total Common Stock (cost $8,840,689,540)		8,980,017,492

Money Market – 1.5%
138,695,000	Janus Cash Liquidity Fund LLC, 0% (cost $138,695,000)	138,695,000

Total Investments (total cost $8,979,384,540) – 100.0%		9,118,712,492

Cash, Receivables and Other Assets, net of Liabilities**– 0.0%		2,620,272

Net Assets – 100%		$9,121,332,764

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$48,033,724	0.5%
Bermuda	1,232,803,495	13.5%
Brazil	1,108,061,854	12.2%
Canada	348,257,925	3.8%
Cayman Islands	425,395,778	4.7%
France	376,653,814	4.1%
Germany	297,627,797	3.3%
Guernsey	42,675,180	0.5%
Hong Kong	514,369,803	5.6%
India	1,283,454,035	14.1%
Ireland	92,634,652	1.0%
Italy	44,031,097	0.5%
Japan	674,573,489	7.4%
Netherlands	270,713,596	3.0%
Spain	540,259,838	5.9%
Sri Lanka	184,817,191	2.0%
Sweden	54,553,467	0.6%
Switzerland	23,653,759	0.3%
United Kingdom	168,582,463	1.8%
United States††	1,387,559,535	15.2%

Total	$9,118,712,492	100.0%

††	Includes Cash Equivalents (13.7% excluding Cash Equivalents).

Forward Currency Contracts, Open

			Unrealized
	Currency Units	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC: Japanese Yen 5/17/12	24,350,000,000	$294,388,890	$1,447,532

HSBC Securities (USA), Inc.: Japanese Yen 4/5/12	24,180,000,000	292,211,418	3,315,620

JPMorgan Chase & Co.: Japanese Yen 5/24/12	21,500,000,000	259,949,990	19,539

RBC Capital Markets Corp.: Japanese Yen 5/10/12	24,000,000,000	290,138,123	(1,823,369)

Total		$1,136,688,421	$2,959,322

Total Return Swaps outstanding at March 31, 2012

	Notional	Return Paid	Return Received		Unrealized
Counterparty	Amount	by the Fund	by the Fund	Termination Date	Depreciation

Goldman Sachs International	18,500,080,256 JPY	1 month JPY LIBOR plus 35 basis points	Custom Japanese Basket	12/24/12	$(11,980,911)
Morgan Stanley & Co. International PLC	27,804,642,991 JPY	1 month JPY LIBOR plus 50 basis points	Custom Japanese Basket	12/28/12	(15,695,038)
Morgan Stanley & Co. International PLC	$135,251,402	1 month USD LIBOR plus 85 basis points	Sberbank	1/17/13	(7,118,495)
UBS A.G.	136,618,399	1 month USD LIBOR plus 85 basis points	Sberbank	7/16/12	(6,830,920)

Total					$(41,625,364)

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 83

Janus Worldwide Fund (unaudited)

Fund Snapshot
Janus Worldwide Fund invests globally, seeking companies with competitive advantages that lead to improving returns on capital and sustainable long-term growth. We invest where we possess differentiated research insights in an effort to deliver superior risk-adjusted results over time.
George Maris portfolio manager

Performance

Janus Worldwide Fund’s Class T Shares returned 21.17% over the six-month period ended March 31, 2012, while its primary benchmark, the MSCI World Index, returned 20.03%. The Fund’s secondary benchmark, the MSCI All Country World Index, returned 19.91%.

Market Environment

Global equity markets benefited from easing concerns over the European sovereign debt crisis, particularly regarding a disorderly Greek default, as well as optimism from improving U.S. economic data. The combination of European Central Bank activities, led by its liquidity program (Long-Term Refinancing Operations or LTRO), a successful restructuring of Greek debt and stability in the U.S. housing market helped increase investors’ willingness to take risk and boosted corporate activity. Other positives included the Bank of Japan’s plans to target inflation and weaken its currency to stimulate its export-led economy. The Bank of China’s loosening reserve requirements in an effort to stimulate lending and the Central Bank of Brazil’s decision to lower interest rates to spur growth also aided sentiment. By and large the world’s major central banks eased monetary policy to stabilize, if not stimulate, their economies.

Performance Overview

Our financial holdings were the largest contributors to relative performance. We believed our holdings in general were significantly levered to a rebound in confidence, particularly our financial holdings. U.S. banks JPMorgan Chase, Citigroup and Morgan Stanley were among the Fund’s largest individual contributors. We made a concerted effort to deploy capital to those financials we felt were in substantially better shape than the market price reflected. We added to these companies during December when the selling pressure was most intense and trimmed as they rallied significantly during the first quarter of 2012.

Comcast was also a key contributor. The company is using its leading position in cable to grow market share and returns. In the cable side of its business, it is offering more attractive entertainment options to grow and retain customers. These options include rolling out new set top boxes with a more intuitive and helpful feature set, contracting with key content providers, such as Disney, to ensure high-quality content will be available to its customers, and facilitating content use with traditional cable television as well as broadband video. We appreciate these actions should lead to greater customer capture, allowing Comcast to further penetrate its customer base with additional offerings in broadband and telecommunications, in addition to new products like home security. The NBC Universal acquisition is also generating significant synergies via cost reductions and better content experiences. Lastly, management is aggressively employing a disciplined capital allocation program, where new investments and acquisitions are considered along with a commitment to material buybacks and dividends.

Our Indian holdings weighed the most on relative performance. The governmental gridlock resulting from a scandal over telecommunication licenses and a general investigation into corruption hurt our holdings. In addition, India’s persistent inflation prevented monetary responses at a time of global economic weakness. Our holdings in Indian industrial Jain Irrigation Systems and Educomp Solutions, an Indian education company, fell. We think the fundamentals for both companies remain strong in terms of long-term growth and competitive positions, but continued political stagnation and inflation remain issues. We reduced our exposure to India by eliminating one holding with direct exposure to real estate and utilities, two industries that are most adversely affected by the current environment. Our belief is that once this negative environment improves, the market valuations will reflect the earnings power of our holdings.

Energy wholesale provider NRG Energy was the largest individual detractor. The price of energy is linked with the price of natural gas prices, which remained weak. We trimmed our position, as we assess the company’s longer

84 | MARCH 31, 2012

(unaudited)

term growth profile given the abundance of U.S. natural gas supply.

Please see the Derivative Instruments section in the “Notes to Financial Statements” for a discussion of derivatives used by the Fund.

Outlook

We remain positive on equity markets given the wide range of promising developments we saw during the period, which has led to greater investor confidence and a reduction in the equity risk premium. At the same time, we see modest growth in the U.S. and more significant growth in emerging markets, particularly China and Brazil. The Chinese Government’s projection of slowing GDP growth, while a concern to some investors, is more about its evolution in becoming the second largest economy in the world. We also believe the U.S. banking system’s demonstrated resilience in the Federal Reserve’s recent stress tests, using a recessionary environment more severe than the last, also boosted confidence in the market. Meanwhile, an apparent bottoming in the U.S. housing market provides stability since the home is typically an individual’s largest single investment. While the macroeconomic picture has improved, we also see risks from increasing populist political rhetoric as we near the U.S. elections in November. Among emerging markets, we are less optimistic that India’s government will be able to stimulate economic growth through its fiscal policies.

Thank you for your continued support of Janus Worldwide Fund.

Janus Global & International Funds | 85

Janus Worldwide Fund (unaudited)

Janus Worldwide Fund At A Glance

5 Top Performers – Holdings

Contribution

JPMorgan Chase & Co.	1.00%
Comcast Corp. – Class A	0.78%
Citigroup, Inc.	0.77%
Morgan Stanley	0.75%
Celgene Corp.	0.64%

5 Bottom Performers – Holdings

Contribution

NRG Energy, Inc.	–0.58%
Jain Irrigation Systems, Ltd.	–0.54%
Educomp Solutions, Ltd.	–0.23%
Mitsubishi Tanabe Pharma Corp.	–0.22%
Vertex Pharmaceuticals, Inc.	–0.13%

5 Top Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	World IndexSM Weighting

Financials	1.06%	20.39%	18.17%
Telecommunication Services	0.84%	1.82%	4.25%
Consumer Discretionary	0.56%	13.30%	10.49%
Health Care	0.46%	10.66%	10.19%
Other**	–0.03%	0.11%	0.00%

5 Bottom Performers – Sectors*

		Fund Weighting	Morgan Stanley Capital International
	Fund Contribution	(Average % of Equity)	World IndexSM Weighting

Energy	–0.79%	12.40%	11.55%
Industrials	–0.77%	10.10%	11.05%
Utilities	–0.54%	2.92%	3.85%
Information Technology	–0.38%	14.54%	12.35%
Consumer Staples	–0.20%	9.06%	10.68%

Security contribution to performance is measured by using an algorithm that multiplies the daily performance of each security with the previous day’s ending weight in the portfolio and is gross of advisory fees. Fixed income securities and certain equity securities, such as private placements and some share classes of equity securities, are excluded.
*	Based on sector classification according to the Global Industry Classification Standard (“GICS”) codes, which are the exclusive property and a service mark of MSCI Inc. and Standard & Poor’s.
**	Not a GICS classified sector.

86 | MARCH 31, 2012

(unaudited)

5 Largest Equity Holdings – (% of Net Assets)
As of March 31, 2012

Celgene Corp. Medical – Biomedical and Genetic	2.3%
JPMorgan Chase & Co. Diversified Banking Institutions	2.3%
Petroleo Brasileiro S.A. (ADR) Oil Companies – Integrated	2.3%
AIA Group, Ltd. Life and Health Insurance	2.1%
Comcast Corp. – Class A Cable/Satellite Television	2.1%

11.1%

Asset Allocation – (% of Net Assets)
As of March 31, 2012

Emerging markets comprised 7.1% of total net assets.

Top Country Allocations – Long Positions (% of Investment Securities)
As of March 31, 2012

As of September 30, 2011

Janus Global & International Funds | 87

Janus Worldwide Fund (unaudited)

Performance

						Expense Ratios –
Average Annual Total Return – for the periods ended March 31, 2012						per the January 27, 2012 prospectuses
	Fiscal	One	Five	Ten	Since	Total Annual Fund	Net Annual Fund
	Year-to-Date	Year	Year	Year	Inception*	Operating Expenses	Operating Expenses

Janus Worldwide Fund – Class A Shares
NAV	21.12%	–3.98%	–1.70%	1.47%	8.10%	1.09%	1.09%
MOP	14.16%	–9.50%	–2.69%	0.94%	7.81%

Janus Worldwide Fund – Class C Shares
NAV	20.66%	–4.70%	–2.33%	0.75%	7.42%	1.84%	1.84%
CDSC	19.45%	–5.65%	–2.33%	0.75%	7.42%

Janus Worldwide Fund – Class D Shares(1)	21.25%	–3.76%	–1.65%	1.50%	8.11%	0.87%	0.87%

Janus Worldwide Fund – Class I Shares	21.29%	–3.65%	–1.70%	1.47%	8.10%	0.77%	0.77%

Janus Worldwide Fund – Class R Shares	20.90%	–4.34%	–1.96%	1.09%	7.73%	1.47%	1.47%

Janus Worldwide Fund – Class S Shares	21.06%	–4.09%	–1.70%	1.35%	7.96%	1.22%	1.22%

Janus Worldwide Fund – Class T Shares	21.17%	–3.88%	–1.70%	1.47%	8.10%	0.97%	0.97%

Morgan Stanley Capital International World IndexSM	20.03%	0.56%	–0.70%	4.72%	6.47%

Morgan Stanley Capital International All Country World IndexSM	19.91%	–0.73%	–0.19%	5.33%	N/A**

Lipper Quartile – Class T Shares	–	3rd	3rd	4th	2nd

Lipper Ranking – based on total return for Global Funds	–	530/707	277/403	181/191	10/19

Visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus Capital) to view current performance and characteristic information

Returns quoted are past performance and do not guarantee future results; current performance may be lower or higher. Investment returns and principal value will vary; there may be a gain or loss when shares are sold. For the most recent month-end performance call 877.33JANUS(52687) (or 800.525.3713 if you hold shares directly with Janus Capital) or visit janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold shares directly with Janus Capital).

See important disclosures on the next page.

88 | MARCH 31, 2012

(unaudited)

Performance shown for Class A Shares at Maximum Offering Price (MOP) includes the Fund’s maximum sales charge of 5.75%. Performance shown at Net Asset Value (NAV) does not include this charge and would have been lower had this charge been taken into account.

Performance shown for Class C Shares includes a 1% contingent deferred sales charge (CDSC) on periods of less than 12 months. Performance shown at Net Asset Value (NAV) does not include this sales charge and would have been lower had this sales charge been taken into account.

Net expense ratios reflect the expense waiver, if any, Janus Capital has contractually agreed to through February 1, 2013.

The Fund has a performance-based management fee that adjusts up or down based on the Fund’s performance relative to an approved benchmark index over a performance measurement period. See the Fund’s Prospectus or Statement of Additional Information for more details.

The Fund’s performance may be affected by risks that include those associated with investments in specific industries or countries and potential conflicts of interest with the Janus “funds of funds.” Additional risks to the Fund may include those associated with investing in foreign securities, emerging markets, initial public offerings (“IPOs”), and derivatives. Please see a Janus prospectus or janus.com/info (or janus.com/reports if you hold shares directly with Janus Capital) for more information about risks, portfolio holdings and other details.

The Fund invests in derivatives which can be highly volatile and involve additional risks than if the underlying securities were held directly by the Fund. Such risks include gains or losses which, as a result of leverage, can be substantially greater than the derivatives’ original cost. There is also a possibility that derivatives may not perform as intended which can reduce opportunity for gains or result in losses by offsetting positive returns in other securities the Fund owns.

Foreign securities have additional risks including exchange rate changes, political and economic upheaval, the relative lack of information, relatively low market liquidity and the potential lack of strict financial and accounting controls and standards. These risks are magnified in emerging markets. The prices of foreign securities held by the Fund, and therefore the Fund’s performance, may decline in response to such risks.

The Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund’s returns and NAV may be subject to volatility.

Returns include reinvestment of dividends from net investment income and distributions from capital gains. The returns do not include adjustments in accordance with generally accepted accounting principles required at the period end for financial reporting purposes.

Class A Shares, Class C Shares, Class R Shares and Class S Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of one or more other share classes of the Fund, calculated using the fees and expenses of each respective share class without the effect of any fee and expense limitations and waivers. If each share class of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Class D Shares of the Fund commenced operations on February 16, 2010, as a result of the restructuring of Class J Shares, the predecessor share class. The performance shown for Class D Shares for periods prior to February 16, 2010, reflects the performance of the Fund’s former Class J Shares. If Class D Shares of the Fund had been available during periods prior to February 16, 2010, the performance shown may have been different. The performance shown for periods following the Fund’s commencement of Class D Shares, reflects the fees and expenses of Class D Shares, net of any fee and expense limitations or waivers.

Class I Shares of the Fund commenced operations on July 6, 2009. The historical performance shown for periods prior to July 6, 2009 reflects the performance of a prior share class of the Fund, without the effect of any fee and expense limitations or waivers. If Class I Shares of the Fund had been available during periods prior to July 6, 2009, the performance shown may have been different. Please refer to the Fund’s prospectus for further details concerning historical performance.

Lipper, a wholly-owned subsidiary of Thomson Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads.

Ranking is for Class T Shares only; other classes may have different performance characteristics. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

May 16, 1991 is the date used to calculate the since–inception Lipper ranking, which is slightly different from when the Fund began operations since Lipper provides fund rankings as of the last day of the month or the first Thursday after fund inception.

There is no assurance that the investment process will consistently lead to successful investing.

See Notes to Schedules of Investments for index definitions.

The Fund’s portfolio may differ significantly from the securities held in the indices. The indices are unmanaged and are not available for direct investment; therefore, their performance does not reflect the expenses associated with the active management of an actual portfolio.

See “Explanations of Charts, Tables and Financial Statements.”

*	The Fund’s inception date – May 15, 1991
**	Since inception return is not shown for the index because the index’s inception date differs significantly from the Fund’s inception date.
(1)	Closed to new investors.

Janus Global & International Funds | 89

Janus Worldwide Fund (unaudited)

Fund Expenses
The examples below show you the ongoing costs (in dollars) of investing in your Fund and allow you to compare these costs with those of other mutual funds. Please refer to the section Useful Information About Your Fund Report for a detailed explanation of the information presented in these charts.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class A Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,211.20	$6.30

Hypothetical (5% return before expenses)	$1,000.00	$1,019.30	$5.76

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class C Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,206.60	$10.37

Hypothetical (5% return before expenses)	$1,000.00	$1,015.60	$9.47

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class D Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,212.80	$5.03

Hypothetical (5% return before expenses)	$1,000.00	$1,020.45	$4.60

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class I Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,213.20	$5.04

Hypothetical (5% return before expenses)	$1,000.00	$1,020.45	$4.60

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class R Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,209.00	$8.39

Hypothetical (5% return before expenses)	$1,000.00	$1,017.40	$7.67

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class S Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,210.60	$6.91

Hypothetical (5% return before expenses)	$1,000.00	$1,018.75	$6.31

	Beginning Account Value	Ending Account Value	Expenses Paid During Period
Expense Example – Class T Shares	(10/1/11)	(3/31/12)	(10/1/11 - 3/31/12)†

Actual	$1,000.00	$1,212.30	$5.53

Hypothetical (5% return before expenses)	$1,000.00	$1,020.00	$5.05

†	Expenses are equal to the annualized expense ratio of 1.14% for Class A Shares, 1.88% for Class C Shares, 0.91% for Class D Shares, 0.91% for Class I Shares, 1.52% for Class R Shares, 1.25% for Class S Shares and 1.00% for Class T Shares multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). Expenses include effect of contractual waivers by Janus Capital.

90 | MARCH 31, 2012

Janus Worldwide Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares or Contract Amounts		Value

Common Stock – 96.3%
Aerospace and Defense – 1.0%
288,985	General Dynamics Corp.	$21,205,719
Agricultural Operations – 0.1%
24,162,415	Chaoda Modern Agriculture Holdings, Ltd.ß,	1,866,953
Airlines – 0.8%
1,638,105	Delta Air Lines, Inc.*	16,233,621
Apparel Manufacturers – 0.6%
1,952,268	Prada SpA**	12,696,166
Applications Software – 0.5%
345,125	Microsoft Corp.	11,130,281
Automotive – Cars and Light Trucks – 1.3%
2,117,040	Ford Motor Co.	26,441,830
Building – Residential and Commercial – 1.8%
12,465	NVR, Inc.*	9,053,703
34,738,259	Taylor Wimpey PLC	28,611,965
		37,665,668
Cable/Satellite Television – 2.1%
1,465,355	Comcast Corp. – Class A	43,975,304
Casino Hotels – 0.4%
1,832,189	Echo Entertainment Group, Ltd.	8,329,684
Cellular Telecommunications – 0.6%
4,414,322	Vodafone Group PLC	12,157,088
Coal – 0.6%
13,695,500	Harum Energy Tbk PT	12,213,407
Commercial Banks – 3.5%
2,078,073	Banco Bilbao Vizcaya Argentaria S.A.**	16,535,133
1,555,700	Banco do Brasil S.A.	22,124,412
1,398,322	Standard Chartered PLC	34,887,046
		73,546,591
Commercial Services – 1.2%
363,375	Aggreko PLC	13,075,851
1,049,700	Anhanguera Educacional Participacoes S.A.	12,655,998
		25,731,849
Computer Aided Design – 1.2%
401,874	ANSYS, Inc.*	26,129,847
Computers – Integrated Systems – 0.8%
235,805	Teradata Corp.*	16,070,111
Computers – Memory Devices – 1.0%
683,825	EMC Corp.*	20,432,691
Distribution/Wholesale – 1.1%
9,884,590	Li & Fung, Ltd.	22,683,398
Diversified Banking Institutions – 8.5%
5,878,974	Barclays PLC	22,118,903
1,024,090	Citigroup, Inc.	37,430,489
1,030,705	JPMorgan Chase & Co.	47,391,816
1,930,320	Morgan Stanley	37,911,485
1,164,732	Societe Generale S.A.**	34,115,212
		178,967,905
E-Commerce/Products – 0.9%
501,835	eBay, Inc.*	18,512,693
Educational Software – 0.5%
2,811,568	Educomp Solutions, Ltd.	10,655,147
Electric – Generation – 0%
7,084,652	Indiabulls Infrastructure and Power, Ltd.ß,	296,237
Electric – Integrated – 1.2%
1,039,200	Fortum Oyj**	25,220,947
Electronic Components – Miscellaneous – 1.4%
820,535	TE Connectivity, Ltd. (U.S. Shares)	30,154,661
Enterprise Software/Services – 0.8%
577,920	Oracle Corp.	16,852,147
Financial Guarantee Insurance – 0.8%
3,320,170	MGIC Investment Corp.*	16,468,043
Food – Confectionary – 1.2%
400,560	Hershey Co.	24,566,345
Food – Miscellaneous/Diversified – 1.0%
622,684	Unilever N.V.**	21,186,252
Food – Wholesale/Distribution – 0.6%
7,035,625	Olam International, Ltd.	13,212,441
Heart Monitors – 0.7%
222,140	HeartWare International, Inc.*	14,592,377
Hotels and Motels – 0.9%
507,812	Accor S.A.**	18,127,678
Independent Power Producer – 1.3%
1,804,830	NRG Energy, Inc.*	28,281,686
Industrial Automation and Robotics – 1.7%
205,300	FANUC Corp.**	36,420,592
Industrial Gases – 1.9%
344,415	Praxair, Inc.	39,483,736
Instruments – Controls – 0.6%
343,560	Sensata Technologies Holding N.V.*,**	11,502,389
Internet Content – Entertainment – 0.8%
750,360	Youku.com, Inc. (ADR)*	16,500,416
Internet Gambling – 0.7%
6,086,716	Bwin.Party Digital Entertainment PLC	15,088,537
Life and Health Insurance – 4.6%
12,292,400	AIA Group, Ltd.	45,036,094
3,277,270	CNO Financial Group, Inc.*	25,497,161
2,248,131	Prudential PLC	26,876,036
		97,409,291
Machinery – Construction and Mining – 0.7%
203,790	Joy Global, Inc.	14,978,565
Machinery – General Industrial – 0.5%
543,000	Nabtesco Corp.**	11,142,163
Medical – Biomedical and Genetic – 4.2%
633,370	Celgene Corp.*,**	49,098,842
134,040	Gilead Sciences, Inc.*	6,547,854
167,895	Regeneron Pharmaceuticals, Inc.*	19,579,915
329,370	Vertex Pharmaceuticals, Inc.*	13,507,464
		88,734,075
Medical – Drugs – 1.1%
294,017	Sanofi**	22,830,220
Medical – Generic Drugs – 0.8%
746,636	Mylan, Inc.*	17,508,614
Medical – HMO – 1.0%
436,170	Aetna, Inc.	21,878,287

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 91

Janus Worldwide Fund

Schedule of Investments (unaudited)

As of March 31, 2012

Shares or Contract Amounts		Value

Medical – Wholesale Drug Distributors – 1.0%
538,870	AmerisourceBergen Corp.	$21,382,362
Medical Products – 0.6%
179,075	Varian Medical Systems, Inc.*	12,349,012
Metal – Iron – 1.6%
3,246,356	Fortescue Metals Group, Ltd.	19,532,869
599,540	Vale S.A. (ADR)	13,987,268
		33,520,137
Multimedia – 0.9%
962,965	News Corp. – Class A	18,960,781
Networking Products – 1.4%
1,345,120	Cisco Systems, Inc.	28,449,288
Non-Ferrous Metals – 0.7%
1,014,210	Titanium Metals Corp.	13,752,688
Office Automation and Equipment – 0.7%
299,700	Canon, Inc.**	14,161,051
Oil – Field Services – 1.4%
537,695	Baker Hughes, Inc.	22,550,929
530,105	Trican Well Service, Ltd.	7,787,844
		30,338,773
Oil Companies – Exploration and Production – 2.6%
232,635	Apache Corp.	23,365,859
331,785	Occidental Petroleum Corp.	31,595,886
		54,961,745
Oil Companies – Integrated – 4.9%
1,558,739	BG Group PLC	36,097,271
1,781,270	Petroleo Brasileiro S.A. (ADR)	47,310,531
383,595	Total S.A.**	19,560,578
		102,968,380
Oil Field Machinery and Equipment – 0.6%
259,012	Dresser-Rand Group, Inc.*	12,015,567
Pharmacy Services – 1.1%
341,930	Medco Health Solutions, Inc.*	24,037,679
Pipelines – 1.0%
506,135	Energy Transfer Equity L.P.	20,397,240
Property and Casualty Insurance – 1.0%
726,400	Tokio Marine Holdings, Inc.**	19,935,401
Real Estate Operating/Development – 1.8%
6,829,435	Hang Lung Properties, Ltd.	25,021,239
32,147,500	Shun Tak Holdings, Ltd.	12,999,259
		38,020,498
Retail – Apparel and Shoe – 0.5%
48,000	Fast Retailing Co., Ltd.**	10,939,940
Retail – Drug Store – 1.3%
785,575	Walgreen Co.	26,308,907
Retail – Major Department Stores – 1.3%
507,475	Nordstrom, Inc.	28,276,507
Rubber/Plastic Products – 0.7%
7,141,038	Jain Irrigation Systems, Ltd.	13,801,240
Semiconductor Components/Integrated Circuits – 1.7%
2,073,815	Atmel Corp.*	20,447,816
5,637,000	Taiwan Semiconductor Manufacturing Co., Ltd.*	16,223,645
		36,671,461
Semiconductor Equipment – 0.6%
238,056	ASML Holding N.V.**	11,897,880
Soap and Cleaning Preparations – 0.9%
349,400	Reckitt Benckiser Group PLC	19,742,354
Telecommunication Services – 1.7%
1,116,490	Amdocs, Ltd. (U.S. Shares)*	35,258,754
Tobacco – 2.7%
533,164	Imperial Tobacco Group PLC	21,615,794
6,179	Japan Tobacco, Inc.**	34,796,544
		56,412,338
Transportation – Marine – 1.1%
3,052	A.P. Moeller – Maersk A/S – Class B	23,569,933
Transportation – Railroad – 1.3%
125,892	Canadian Pacific Railway, Ltd.	9,558,046
261,395	Kansas City Southern	18,739,407
		28,297,453
Transportation – Services – 0.5%
245,665	Expeditors International of Washington, Inc.	11,425,879
Vitamins and Nutrition Products – 1.0%
266,895	Mead Johnson Nutrition Co.	22,013,500
Wireless Equipment – 2.7%
580,160	SBA Communications Corp. – Class A*	29,477,930
2,711,290	Telefonaktiebolaget L.M. Ericsson – Class B	28,103,810
		57,581,740

Total Common Stock (cost $1,956,803,458)		2,026,530,140

Preferred Stock – 0.8%
Automotive – Cars and Light Trucks – 0.8%
94,325	Volkswagen A.G., 0%** (cost $17,599,249)	16,584,325

Purchased Option – Call – 0%
50,000	Chaoda Modern Agriculture Holdings, Ltd. expires January 2013 exercise price 4.03 HKD (premiums paid $442,599)	5,072

Warrant – 1.3%
Diversified Financial Services – 1.3%
2,026,056	JPMorgan Chase & Co. – expires 10/28/18 (cost $21,780,102)	27,108,629

Money Market – 1.2%
24,833,714	Janus Cash Liquidity Fund LLC, 0% (cost $24,833,714)	24,833,714

Total Investments (total cost $2,021,459,122) – 99.6%		2,095,061,880

Cash, Receivables and Other Assets, net of Liabilities**– 0.4%		8,984,746

Net Assets – 100%		$2,104,046,626

See Notes to Schedules of Investments and Financial Statements.

92 | MARCH 31, 2012

Schedule of Investments (unaudited)

As of March 31, 2012

Summary of Investments by Country – (Long Positions)

		% of Investment
Country	Value	Securities

Australia	$27,862,553	1.3%
Bermuda	22,683,398	1.1%
Brazil	96,078,209	4.6%
Canada	17,345,890	0.8%
Cayman Islands	18,367,369	0.9%
Denmark	23,569,933	1.1%
Finland	25,220,947	1.2%
France	94,633,688	4.5%
Germany	16,584,325	0.8%
Gibraltar	15,088,537	0.7%
Guernsey	35,258,754	1.7%
Hong Kong	83,056,592	4.0%
India	24,752,624	1.2%
Indonesia	12,213,407	0.6%
Italy	12,696,166	0.6%
Japan	127,395,691	6.1%
Netherlands	44,586,521	2.1%
Singapore	13,212,441	0.6%
Spain	16,535,133	0.8%
Sweden	28,103,810	1.3%
Switzerland	30,154,661	1.4%
Taiwan	16,223,645	0.8%
United Kingdom	215,182,308	10.3%
United States††	1,078,255,278	51.5%

Total	$2,095,061,880	100.0%

††	Includes Cash Equivalents (50.3% excluding Cash Equivalents).

Forward Currency Contracts, Open

			Unrealized
	Currency Units	Currency	Appreciation/
Counterparty/Currency Sold and Settlement Date	Sold	Value U.S. $	(Depreciation)

Credit Suisse Securities (USA) LLC: Japanese Yen 5/17/12	2,697,000,000	$32,606,441	$160,329

HSBC Securities (USA), Inc.:
Euro 4/5/12	22,000,000	29,337,144	(243,904)
Japanese Yen 4/5/12	2,745,000,000	33,172,884	428,732

		62,510,028	184,828

JPMorgan Chase & Co.: Japanese Yen 5/24/12	3,001,000,000	36,284,182	2,727

RBC Capital Markets Corp.: Japanese Yen 5/10/12	1,803,000,000	21,796,626	(158,463)

Total		$153,197,277	$189,421

See Notes to Schedules of Investments and Financial Statements.

Janus Global & International Funds | 93

Statements of Assets and Liabilities

								Janus	Janus
As of March 31, 2012 (unaudited)		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	Janus International	Overseas	Worldwide
(all numbers in thousands except net asset value per share)	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Fund	Fund

Assets:
Investments at cost	$7,339	$22,551	$580,229	$255,435	$2,652,741	$708,917	$198,795	$8,979,385	$2,021,459
Unaffiliated investments at value	$7,185	$22,038	$745,484	$300,387	$2,671,660	$876,018	$211,255	$7,844,608	$2,070,228
Affiliated investments at value	305	–	5,702	7,333	236,896	11,499	8,597	1,274,105	24,834
Cash	–	2,976	6	33	10,756	59	214	–	16
Cash denominated in foreign currency(1)	1	310	–	23	3,769	–	45	7,194	204
Restricted cash (Note 1)	78	1,685	100	–	12,955	1,969	300	84,159	950
Deposits with broker for short sales	–	–	–	–	–	7,872	–	–	–
Receivables:
Investments sold	–	40	15,366	373	83,589	2,503	2,031	58,493	9,758
Fund shares sold	2	15	124	235	536	209	618	14,289	264
Dividends	6	33	424	459	4,605	482	763	6,962	3,727
Foreign dividend tax reclaim	–	1	474	7	536	–	108	–	54
Due from adviser	22	–	–	–	–	–	–	–	–
Interest	–	–	–	–	–	–	–	–	–
Outstanding swap contracts at value	1	18	–	–	–	–	–	–	–
Dividends and interest on swap contracts	–	6	–	–	–	–	–	5,720	–
Non-interested Trustees’ deferred compensation	–	–	12	5	46	14	4	146	34
Variation margin	–	–	–	–	341	–	–	–	–
Other assets	–	–	14	14	3	4	14	86	31
Forward currency contracts	–	2	33	–	2,082	118	65	4,783	592
Total Assets	7,600	27,124	767,739	308,869	3,027,774	900,747	224,014	9,300,545	2,110,692
Liabilities:
Payables:
Short sales, at value(2)	–	–	–	–	–	6,799	–	–	–
Options written, at value(3)	–	12	64	–	80,925	1,880	–	–	–
Due to custodian	–	–	–	–	–	–	–	13,395	–
Investments purchased	–	2,413	2,729	2,369	42,080	4,866	–	62,877	3,167
Fund shares repurchased	6	27	298	211	2,052	612	336	51,123	1,238
Dividends	–	–	–	3	–	–	–	–	1
Outstanding swap contracts at value	1	53	–	–	969	–	–	41,625	–
Dividends and interest on swap contracts	–	–	–	–	–	–	–	–	–
Advisory fees	6	5	406	190	1,605	473	155	3,653	1,168
Fund administration fees	–	1	6	2	26	7	2	81	18
Internal servicing cost	–	–	–	1	2	–	4	51	1
Administrative services fees	1	2	101	38	399	116	3	1,343	315
Distribution fees and shareholder servicing fees	1	1	1	4	15	2	25	619	12
Administrative, networking and omnibus fees	–	1	1	6	13	2	16	65	3
Non-interested Trustees’ fees and expenses	–	3	10	4	67	14	5	268	37
Non-interested Trustees’ deferred compensation fees	–	–	12	5	46	14	4	146	34
Foreign tax liability	2	–	–	–	–	–	–	–	–
Accrued expenses and other payables	158	171	143	62	441	152	88	2,143	249
Forward currency contracts	–	–	108	–	2,705	143	26	1,823	402
Total Liabilities	175	2,689	3,879	2,895	131,345	15,080	664	179,212	6,645
Net Assets	$7,425	$24,435	$763,860	$305,974	$2,896,429	$885,667	$223,350	$9,121,333	$2,104,047

See footnotes at the end of the Statements.

See Notes to Financial Statements.

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95

Statements of Assets and Liabilities  (continued)

								Janus	Janus
As of March 31, 2012 (unaudited)		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	Janus International	Overseas	Worldwide
(all numbers in thousands except net asset value per share)	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Fund	Fund

Net Assets Consist of:
Capital (par value and paid-in surplus)*	$7,729	$26,557	$638,668	$282,136	$3,372,011	$737,376	$231,189	$9,748,662	$3,027,314
Undistributed net investment income/(loss)*	(130)	(78)	(683)	(9)	(4,941)	(2,014)	608	10,170	2,857
Undistributed net realized loss from investment and foreign currency transactions*	(323)	(1,507)	(45,141)	(28,441)	(739,296)	(30,010)	(29,549)	(738,217)	(999,922)
Unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation(4)	149	(537)	171,016	52,288	268,655	180,315	21,102	100,718	73,798
Total Net Assets	$7,425	$24,435	$763,860	$305,974	$2,896,429	$885,667	$223,350	$9,121,333	$2,104,047
Net Assets - Class A Shares	$828	$1,132	$1,588	$13,093	$18,693	$3,747	$53,178	$547,535	$2,277
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	91	128	56	841	1,639	198	4,823	14,583	49
Net Asset Value Per Share(5)	$9.11	$8.81	$28.56	$15.58	$11.41	$18.88	$11.03	$37.55	$46.44
Maximum Offering Price Per Share(6)	$9.67	$9.35	$30.30	$16.53	$12.11	$20.03	$11.70	$39.84	$49.27
Net Assets - Class C Shares	$768	$875	$425	$1,981	$10,358	$1,132	$15,776	$177,259	$1,320
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	84	100	15	129	914	61	1,456	4,808	29
Net Asset Value Per Share(5)	$9.10	$8.76	$28.07	$15.31	$11.33	$18.51	$10.83	$36.87	$46.02
Net Assets - Class D Shares	$3,323	$11,451	$514,872	$126,656	$1,911,769	$608,729	$12,941	$1,793,102	$1,164,782
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	364	1,297	17,954	8,100	167,519	32,065	1,177	47,501	25,393
Net Asset Value Per Share	$9.14	$8.83	$28.68	$15.64	$11.41	$18.98	$11.00	$37.75	$45.87
Net Assets - Class I Shares	$903	$7,816	$6,310	$42,828	$28,560	$7,493	$131,305	$1,347,384	$17,008
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	99	886	220	2,743	2,501	394	11,954	35,646	366
Net Asset Value Per Share	$9.12	$8.82	$28.66	$15.62	$11.42	$19.04	$10.98	$37.80	$46.48
Net Assets - Class R Shares	N/A	N/A	N/A	N/A	$3,092	N/A	$667	$154,555	$938
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	N/A	N/A	N/A	N/A	272	N/A	61	4,152	20
Net Asset Value Per Share	N/A	N/A	N/A	N/A	$11.36	N/A	$10.94	$37.22	$46.24
Net Assets - Class S Shares	$759	$741	$230	$4,045	$1,496	$294	$2,647	$1,206,153	$47,772
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	83	84	8	261	129	16	233	32,181	1,028
Net Asset Value Per Share	$9.10	$8.81	$28.46	$15.50	$11.57	$18.81	$11.38	$37.48	$46.49
Net Assets - Class T Shares	$844	$2,420	$240,435	$117,371	$922,461	$264,272	$6,836	$3,895,345	$869,950
Shares Outstanding, $0.01 Par Value (unlimited shares authorized)	93	274	8,385	7,507	80,803	13,942	626	103,387	18,983
Net Asset Value Per Share	$9.10	$8.82	$28.68	$15.63	$11.42	$18.96	$10.92	$37.68	$45.83

*	See Note 5 in Notes to Financial Statements.
(1)	Includes cost of $980, $312,019, $1, $23,211, $3,769,315, $44,542, $7,180,116 and $204,117 for Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund, respectively.
(2)	Includes proceeds of $7,872,326 on short sales for Janus Global Technology Fund.
(3)	Includes premiums of $21,058, $186,380, $99,687,706 and $2,544,085 on written options for Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Select Fund and Janus Global Technology Fund, respectively.
(4)	Net of foreign tax on investments of $2,308 for Janus Asia Equity Fund.
(5)	Redemption price per share may be reduced for any applicable contingent deferred sales charge.
(6)	Maximum offering price is computed at 100/94.25 of net asset value.

See Notes to Financial Statements.

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97

Statements of Operations

							Janus
For the six-month period ended March 31, 2012 (unaudited)		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	International	Janus	Janus
(all numbers in thousands)	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Overseas Fund	Worldwide Fund

Investment Income:
Interest	$–	$–	$–	$1	$6	$–	$–	$25	$–
Interest proceeds from short sales	–	–	–	–	–	15	–	–	–
Dividends	28	133	2,711	1,937	12,665	2,480	2,155	26,373	14,550
Dividends from affiliates	–	–	8	1	999	4	2	2,094	5
Foreign tax withheld	(2)	(9)	(165)	(80)	(711)	(18)	(167)	(2,443)	(516)
Other Income from affiliates	–	–	–	–	–	–	24	–	–
Total Investment Income	26	124	2,554	1,859	12,959	2,481	2,014	26,049	14,039
Expenses:
Advisory fees	25	79	2,222	1,028	8,767	2,591	859	21,124	6,844
Internal servicing expense	–	–	–	1	2	–	4	51	–
Shareholder reports expense	19	16	135	36	471	191	10	551	313
Transfer agent fees and expenses	5	6	95	26	390	159	5	263	226
Registration fees	79	67	44	41	44	47	58	126	37
Custodian fees	5	28	16	21	152	18	19	802	53
Professional fees	17	18	28	19	35	21	16	73	32
Non-interested Trustees’ fees and expenses	–	1	16	6	78	20	6	282	51
Short sales dividend expense	–	–	–	–	–	74	–	–	–
Short sales interest expense	–	–	–	–	–	–	–	–	–
Stock loan fees	–	–	–	–	–	45	–	–	–
Fund administration fees	–	1	33	13	130	39	10	428	95
Administrative services fees - Class D Shares	1	5	279	70	1,073	334	6	1,035	663
Administrative services fees - Class R Shares	N/A	N/A	N/A	N/A	3	N/A	1	186	1
Administrative services fees - Class S Shares	1	–	–	3	1	–	3	1,431	56
Administrative services fees - Class T Shares	1	2	270	131	1,072	293	7	4,688	1,019
Distribution fees and shareholder servicing fees - Class A Shares	1	1	2	3	25	4	64	740	3
Distribution fees and shareholder servicing fees - Class C Shares	4	4	2	8	53	5	77	919	7
Distribution fees and shareholder servicing fees - Class R Shares	N/A	N/A	N/A	N/A	6	N/A	2	372	3
Distribution fees and shareholder servicing fees - Class S Shares	1	1	–	3	(4)	–	(8)	1,493	57
Administrative, networking and omnibus fees - Class A Shares	–	–	1	3	20	3	31	581	1
Administrative, networking and omnibus fees - Class C Shares	–	–	–	2	7	1	10	133	1
Administrative, networking and omnibus fees - Class I Shares	–	1	3	19	25	6	20	706	12
Other expenses	6	8	30	11	107	32	13	353	125
Non-recurring costs (Note 4)	N/A	N/A	–	N/A	N/A	–	N/A	–	2
Costs assumed by Janus Capital Management LLC (Note 4)	N/A	N/A	–	N/A	N/A	–	N/A	–	(2)
Total Expenses	165	238	3,176	1,444	12,457	3,883	1,213	36,337	9,599
Expense and Fee Offset	–	–	(2)	(1)	(9)	(3)	–	(10)	(4)
Net Expenses	165	238	3,174	1,443	12,448	3,880	1,213	36,327	9,595
Less: Excess Expense Reimbursement	(130)	(123)	N/A	–	–	N/A	–	–	–
Net Expenses after Expense Reimbursement	35	115	3,174	1,443	12,448	3,880	1,213	36,327	9,595
Net Investment Income/(Loss)	(9)	9	(620)	416	511	(1,399)	801	(10,278)	4,444

See Notes to Financial Statements.

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99

Statements of Operations  (continued)

							Janus
For the six-month period ended March 31, 2012 (unaudited)		Janus Emerging	Janus Global	Janus Global	Janus Global	Janus Global	International	Janus	Janus
(all numbers in thousands)	Janus Asia Equity Fund	Markets Fund	Life Sciences Fund	Research Fund	Select Fund	Technology Fund	Equity Fund	Overseas Fund	Worldwide Fund

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) from investment and foreign currency transactions	$(211)	$(947)	$36,101	$(7,038)	$16,094	$(7,093)	$(6,007)	$(575,130)	$(25,412)
Net realized gain/(loss) from futures contracts	–	1	–	–	(1,537)	–	–	–	–
Net realized gain/(loss) from short sales	–	–	–	–	–	(3,388)	–	–	–
Net realized gain/(loss) from swap contracts	16	136	–	–	(17,371)	(293)	–	188,943	–
Net realized gain/(loss) from written options contracts	–	(18)	–	–	22,649	1,455	–	–	33
Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation(1)	1,268	3,498	124,393	64,855	581,026	198,638	40,240	2,036,915	403,821
Change in unrealized net appreciation/(depreciation) of futures contracts	–	–	–	–	(8,297)	–	–	–	–
Change in unrealized net appreciation/(depreciation) of short sales	–	–	–	–	–	(3,450)	–	–	–
Change in unrealized net appreciation/(depreciation) of swap contracts	(12)	8	–	–	2,957	–	–	(11,043)	–
Change in unrealized net appreciation/(depreciation) of written option contracts	–	59	122	–	27,825	595	–	–	–
Net Gain on Investments	1,061	2,737	160,616	57,817	623,346	186,464	34,233	1,639,685	378,442
Net Increase in Net Assets Resulting from Operations	$1,052	$2,746	$159,996	$58,233	$623,857	$185,065	$35,034	$1,629,407	$382,886

(1)	Net of foreign tax on investments of $2,308 for Janus Asia Equity Fund.

See Notes to Financial Statements.

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101

Statements of Changes in Net Assets

For the six-month period ended March 31, 2012 (unaudited) and			Janus Emerging		Janus Global		Janus Global		Janus Global
the fiscal period or year ended September 30, 2011	Janus Asia Equity Fund		Markets Fund		Life Sciences Fund		Research Fund		Select Fund
(all numbers in thousands)	2012	2011(1)	2012	2011(2)	2012	2011	2012	2011	2012	2011

Operations:
Net investment income/(loss)	$(9)	$7	$9	$92	$(620)	$(3,370)	$416	$1,005	$511	$23,663
Net realized gain/(loss) from investment and foreign currency transactions	(195)	(256)	(828)	(738)	36,101	78,134	(7,038)	29,991	19,835	596,711
Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation	1,256	(1,107)	3,565	(4,103)	124,515	(50,881)	64,855	(47,662)	603,511	(1,055,409)
Net Increase/(Decrease) in Net Assets Resulting from Operations	1,052	(1,356)	2,746	(4,749)	159,996	23,883	58,233	(16,666)	623,857	(435,035)
Dividends and Distributions to Shareholders:
Net Investment Income*
Class A Shares	–	–	(5)	–	–	(11)	(6)	(8)	(148)	(360)
Class C Shares	–	–	(4)	–	–	(1)	–	(4)	–	(62)
Class D Shares	–	–	(34)	–	(673)	(2,271)	(294)	(1,072)	(19,536)	(24,499)
Class I Shares	–	–	(15)	–	(8)	(30)	(130)	(168)	(271)	(700)
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(11)	(24)
Class S Shares	–	–	(3)	–	–	(1)	(15)	–	–	(38)
Class T Shares	–	–	(7)	–	(70)	(1,056)	(149)	(1,040)	(8,597)	(14,271)
Net Realized Gain/(Loss) from Investment Transactions*
Class A Shares	–	–	(4)	–	–	–	–	–	–	–
Class C Shares	–	–	(3)	–	–	–	–	–	–	–
Class D Shares	–	–	(28)	–	–	–	–	–	–	–
Class I Shares	–	–	(13)	–	–	–	–	–	–	–
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	–	–
Class S Shares	–	–	(3)	–	–	–	–	–	–	–
Class T Shares	–	–	(6)	–	–	–	–	–	–	–
Net Decrease from Dividends and Distributions	–	–	(125)	–	(751)	(3,370)	(594)	(2,292)	(28,563)	(39,954)

See footnotes at the end of the Statements.

See Notes to Financial Statements.

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103

Statements of Changes in Net Assets  (continued)

For the six-month period ended March 31, 2012 (unaudited) and			Janus Emerging		Janus Global		Janus Global		Janus Global
the fiscal period or year ended September 30, 2011	Janus Asia Equity Fund		Markets Fund		Life Sciences Fund		Research Fund		Select Fund
(all numbers in thousands)	2012	2011(1)	2012	2011(2)	2012	2011	2012	2011	2012	2011

Capital Share Transactions:
Shares Sold
Class A Shares	64	834	100	1,389	350	1,060	11,975	2,770	953	10,783
Class C Shares	8	833	118	914	46	372	573	2,328	207	4,506
Class D Shares	2,132	1,324	4,822	10,546	16,669	33,044	6,802	26,275	25,147	94,031
Class I Shares	157	833	5,085	5,060	1,705	1,606	7,402	31,742	5,194	16,056
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,082	1,381
Class S Shares	–	833	–	834	20	32	4,158	257	503	1,727
Class T Shares	84	834	1,044	1,906	9,909	17,203	14,765	35,869	33,502	129,401
Redemption Fees
Class D Shares	1	–	3	9	10	31	4	16	15	22
Class I Shares	–	–	–	–	–	–	1	3	–	3
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	–	–
Class S Shares	–	–	–	–	–	–	–	–	–	–
Class T Shares	–	–	–	1	2	14	5	17	8	49
Reinvested Dividends and Distributions
Class A Shares	–	–	9	–	–	11	5	7	129	324
Class C Shares	–	–	7	–	–	–	–	4	–	40
Class D Shares	–	–	62	–	663	2,238	287	1,051	19,176	24,055
Class I Shares	–	–	28	–	7	25	121	165	211	565
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10	22
Class S Shares	–	–	6	–	–	1	15	–	–	38
Class T Shares	–	–	12	–	68	1,026	148	1,032	8,372	13,940
Shares Repurchased
Class A Shares	–	–	(126)	(72)	(130)	(1,696)	(1,646)	(995)	(8,131)	(19,377)
Class C Shares	–	–	(57)	–	(192)	(59)	(573)	(834)	(2,582)	(6,096)
Class D Shares	(177)	(5)	(1,432)	(1,495)	(30,275)	(58,662)	(10,510)	(25,373)	(132,107)	(310,856)
Class I Shares	(23)	–	(1,215)	(547)	(873)	(1,759)	(6,849)	(7,074)	(8,756)	(37,510)
Class R Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(694)	(2,303)
Class S Shares	–	–	–	–	(19)	(48)	(755)	(41)	(109)	(13,558)
Class T Shares	(3)	–	(264)	(184)	(24,513)	(53,378)	(14,053)	(53,406)	(145,234)	(547,175)
Net Increase/(Decrease) from Capital Share Transactions	2,243	5,486	8,202	18,361	(26,553)	(58,939)	11,875	13,813	(203,104)	(639,932)
Net Increase/(Decrease) in Net Assets	3,295	4,130	10,823	13,612	132,692	(38,426)	69,514	(5,145)	392,190	(1,114,921)
Net Assets:
Beginning of period	4,130	–	13,612	–	631,168	669,594	236,460	241,605	2,504,239	3,619,160
End of period	$7,425	$4,130	$24,435	$13,612	$763,860	$631,168	$305,974	$236,460	$2,896,429	$2,504,239

Undistributed Net Investment Income/(Loss)*	$(130)	$(122)	$(78)	$(19)	$(683)	$687	$(9)	$167	$(4,941)	$23,112

*	See Note 5 in Notes to Financial Statements.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.

See Notes to Financial Statements.

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105

Statements of Changes in Net Assets  (continued)

For the six-month period ended March 31, 2012 (unaudited) and	Janus Global		Janus International		Janus		Janus
the fiscal year ended September 30, 2011	Technology Fund		Equity Fund		Overseas Fund		Worldwide Fund
(all numbers in thousands)	2012	2011	2012	2011	2012	2011	2012	2011

Operations:
Net investment income/(loss)	$(1,399)	$(2,234)	$801	$2,965	$(10,278)	$49,284	$4,444	$16,632
Net realized gain/(loss) from investment and foreign currency transactions	(9,319)	168,665	(6,007)	18,339	(386,187)	991,740	(25,379)	389,874
Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation	195,783	(167,910)	40,240	(51,363)	2,025,872	(4,685,874)	403,821	(650,385)
Net Increase/(Decrease) in Net Assets Resulting from Operations	185,065	(1,479)	35,034	(30,059)	1,629,407	(3,644,850)	382,886	(243,879)
Dividends and Distributions to Shareholders:
Net Investment Income*
Class A Shares	–	–	(592)	(427)	–	(896)	(12)	(8)
Class C Shares	–	–	(34)	–	–	–	–	–
Class D Shares	–	–	(132)	(66)	–	(4,170)	(9,196)	(5,617)
Class I Shares	–	–	(1,970)	(1,214)	–	(4,933)	(151)	(63)
Class R Shares	N/A	N/A	(4)	(2)	–	–	(5)	–
Class S Shares	–	–	(14)	(27)	–	–	(174)	(72)
Class T Shares	–	–	(77)	(30)	–	(7,055)	(5,934)	(4,903)
Net Realized Gain/(Loss) from Investment Transactions*
Class A Shares	–	–	–	–	(41,895)	–	–	–
Class C Shares	–	–	–	–	(13,080)	–	–	–
Class D Shares	–	–	–	–	(120,564)	–	–	–
Class I Shares	–	–	–	–	(93,642)	–	–	–
Class R Shares	N/A	N/A	–	–	(10,565)	–	–	–
Class S Shares	–	–	–	–	(83,857)	–	–	–
Class T Shares	–	–	–	–	(269,221)	–	–	–
Net Decrease from Dividends and Distributions	–	–	(2,823)	(1,766)	(632,824)	(17,054)	(15,472)	(10,663)

See footnotes at the end of the Statements.

See Notes to Financial Statements.

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107

Statements of Changes in Net Assets  (continued)

For the six-month period ended March 31, 2012 (unaudited) and	Janus Global		Janus International		Janus		Janus
the fiscal year ended September 30, 2011	Technology Fund		Equity Fund		Overseas Fund		Worldwide Fund
(all numbers in thousands)	2012	2011	2012	2011	2012	2011	2012	2011

Capital Share Transactions:
Shares Sold
Class A Shares	1,511	1,976	6,090	14,125	99,726	486,720	227	1,036
Class C Shares	198	789	1,592	3,008	14,450	102,952	180	413
Class D Shares	12,489	49,975	4,336	7,409	56,336	176,179	8,548	26,720
Class I Shares	1,687	4,617	13,677	45,863	237,249	1,063,433	1,978	10,385
Class R Shares	N/A	N/A	117	607	28,059	83,187	364	583
Class S Shares	44	137	177	771	132,411	460,532	2,821	9,298
Class T Shares	13,224	42,141	2,466	4,778	279,881	1,500,430	17,663	43,423
Redemption Fees
Class A Shares	–	–	1	N/A	N/A	N/A	N/A	N/A
Class C Shares	–	–	N/A	N/A	N/A	N/A	N/A	N/A
Class D Shares	11	33	1	10	26	98	5	14
Class I Shares	1	1	4	1	74	266	1	1
Class R Shares	N/A	N/A	–	–	5	10	–	–
Class S Shares	–	–	–	1	76	351	1	9
Class T Shares	16	29	–	–	185	912	7	38
Reinvested Dividends and Distributions
Class A Shares	–	–	582	419	34,227	776	12	7
Class C Shares	–	–	22	–	8,781	–	–	–
Class D Shares	–	–	130	65	117,594	4,059	8,915	5,450
Class I Shares	–	–	1,601	1,101	86,040	4,218	139	52
Class R Shares	N/A	N/A	4	2	8,781	–	4	–
Class S Shares	–	–	14	26	82,745	–	173	72
Class T Shares	–	–	77	30	263,557	6,905	5,821	4,813
Shares Repurchased
Class A Shares	(632)	(919)	(12,831)	(31,067)	(223,422)	(442,245)	(600)	(1,059)
Class C Shares	(284)	(296)	(3,394)	(6,757)	(49,551)	(114,613)	(363)	(259)
Class D Shares	(38,924)	(86,774)	(1,151)	(3,271)	(143,678)	(411,682)	(66,576)	(132,494)
Class I Shares	(2,297)	(3,747)	(13,941)	(49,270)	(397,768)	(759,732)	(2,738)	(4,745)
Class R Shares	N/A	N/A	(120)	(675)	(30,627)	(54,064)	(481)	(163)
Class S Shares	(67)	(79)	(881)	(3,743)	(273,838)	(589,025)	(6,121)	(23,413)
Class T Shares	(29,641)	(83,533)	(1,719)	(729)	(793,709)	(2,309,278)	(86,902)	(219,170)
Net Decrease from Capital Share Transactions	(42,664)	(75,650)	(3,146)	(17,296)	(462,390)	(789,611)	(116,922)	(278,989)
Net Increase/(Decrease) in Net Assets	142,401	(77,129)	29,065	(49,121)	534,193	(4,451,515)	250,492	(533,531)
Net Assets:
Beginning of period	743,266	820,395	194,285	243,406	8,587,140	13,038,655	1,853,555	2,387,086
End of period	$885,667	$743,266	$223,350	$194,285	$9,121,333	$8,587,140	$2,104,047	$1,853,555

Undistributed Net Investment Income/(Loss)*	$(2,014)	$(615)	$608	$2,630	$10,170	$20,447	$2,857	$13,885

*	See Note 5 in Notes to Financial Statements.

See Notes to Financial Statements.

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109

Financial Highlights

Class A Shares

	Janus Asia		Janus Emerging
For a share outstanding during the six-month period ended March 31, 2012 (unaudited)	Equity Fund		Markets Fund
and the fiscal period ended September 30, 2011	2012	2011(1)	2012	2011(2)

Net Asset Value, Beginning of Period	$7.43	$10.00	$7.41	$10.00
Income from Investment Operations:
Net investment income/(loss)	–	(.23)	–	(.01)
Net gain/(loss) on investments (both realized and unrealized)	1.68	(2.34)	1.47	(2.58)
Total from Investment Operations	1.68	(2.57)	1.47	(2.59)
Less Distributions:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	–	–	(.03)	–
Total Distributions	–	–	(.07)	–
Net Asset Value, End of Period	$9.11	$7.43	$8.81	$7.41
Total Return**	22.61%	(25.70)%	19.94%	(25.90)%
Net Assets, End of Period (in thousands)	$828	$619	$1,132	$971
Average Net Assets for the Period (in thousands)	$735	$724	$1,075	$1,107
Ratio of Gross Expenses to Average Net Assets***(3)	1.52%	1.35%	1.43%(4)	1.35%
Ratio of Net Expenses to Average Net Assets***(3)	1.52%	1.35%	1.43%(4)	1.34%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.60)%	0.85%	0.00%	0.81%
Portfolio Turnover Rate***	67%	12%	118%	211%

Class A Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the	Janus Global Life Sciences Fund				Janus Global Research Fund
fiscal period ended October 31, 2009	2012	2011	2010(5)	2009(6)	2012	2011	2010(5)	2009(6)

Net Asset Value, Beginning of Period	$22.72	$22.16	$19.69	$17.81	$12.51	$13.48	$11.38	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.01)	(.24)	.21	(.01)	.03	.11	.05	(.01)
Net gain/(loss) on investments (both realized and unrealized)	5.85	.94	2.28	1.89	3.07	(.94)	2.07	1.58
Total from Investment Operations	5.84	.70	2.49	1.88	3.10	(.83)	2.12	1.57
Less Distributions and Other:
Dividends (from net investment income)*	–	(.14)	(.02)	–	(.03)	(.14)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	N/A	–	–	–(7)	–
Total Distributions and Other	–	(.14)	(.02)	–	(.03)	(.14)	(.02)	–
Net Asset Value, End of Period	$28.56	$22.72	$22.16	$19.69	$15.58	$12.51	$13.48	$11.38
Total Return**	25.70%	3.14%	12.65%	10.56%	24.81%	(6.33)%	18.64%	16.00%
Net Assets, End of Period (in thousands)	$1,588	$1,072	$1,571	$61	$13,093	$2,144	$756	$85
Average Net Assets for the Period (in thousands)	$1,286	$1,628	$849	$27	$3,673	$1,645	$291	$7
Ratio of Gross Expenses to Average Net Assets***(3)	1.07%	1.07%(8)	1.11%(8)	1.10%	1.25%	1.16%	1.28%	1.37%
Ratio of Net Expenses to Average Net Assets***(3)	1.07%	1.07%(8)	1.11%(8)	1.05%	1.24%	1.16%	1.27%	0.93%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.32)%	(0.68)%	1.66%	(0.19)%	0.31%	0.29%	0.58%	(3.12)%
Portfolio Turnover Rate***	49%	54%	46%	70%	69%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.69% and 1.69%, respectively, in 2012 without the waiver of these fees and expenses.
(5)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(6)	Period from July 6, 2009 (inception date) through October 31, 2009.
(7)	Redemption fees aggregated less than $.01 on a per share basis.
(8)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.04% and 1.04%, respectively, in 2011 and 1.07% and 1.07%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

110 | MARCH 31, 2012

Class A Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the	Janus Global Select Fund				Janus Global Technology Fund
fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$9.14	$10.99	$9.03	$7.59	$15.05	$15.25	$12.56	$10.96
Income from Investment Operations:
Net investment income/(loss)	–	.19	(.01)	(.01)	(.04)	(.02)	(.03)	.01
Net gain/(loss) on investments (both realized and unrealized)	2.34	(1.93)	1.97	1.45	3.87	(.18)	2.72	1.59
Total from Investment Operations	2.34	(1.74)	1.96	1.44	3.83	(.20)	2.69	1.60
Less Distributions and Other:
Dividends (from net investment income)*	(.07)	(.11)	–	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	N/A	–	–(3)	–(3)	–
Total Distributions and Other	(.07)	(.11)	–	–	–	–	–	–
Net Asset Value, End of Period	$11.41	$9.14	$10.99	$9.03	$18.88	$15.05	$15.25	$12.56
Total Return**	25.83%	(16.04)%	21.71%	18.97%	25.45%	(1.31)%	21.42%	14.60%
Net Assets, End of Period (in thousands)	$18,693	$21,288	$33,737	$23,859	$3,747	$2,150	$1,273	$232
Average Net Assets for the Period (in thousands)	$20,077	$34,871	$29,501	$24,760	$3,065	$2,070	$818	$88
Ratio of Gross Expenses to Average Net Assets***(4)	1.17%(5)	1.08%(5)	1.11%(5)	1.18%(5)	1.23%(6)	1.12%(6)	1.26%(6)	1.07%(6)
Ratio of Net Expenses to Average Net Assets***(4)	1.17%(5)	1.08%(5)	1.10%(5)	1.16%(5)	1.23%(6)	1.11%(6)	1.26%(6)	0.99%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.24)%	0.48%	0.19%	(0.36)%	(0.62)%	(0.39)%	(0.66)%	(0.45)%
Portfolio Turnover Rate***	95%	138%	127%	125%	37%	89%	76%	111%

Class A Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), each fiscal year
ended September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period	Janus International Equity Fund
ended July 31	2012	2011	2010	2009(7)	2009(8)	2008	2007(9)(10)

Net Asset Value, Beginning of Period	$9.41	$10.90	$9.65	$9.11	$11.53	$11.35	$10.00
Income from Investment Operations:
Net investment income/(loss)	.05	.14	.06	.02	.12	(.02)	.09
Net gain/(loss) on investments (both realized and unrealized)	1.69	(1.57)	1.20	.52	(2.29)	.29	1.26
Total from Investment Operations	1.74	(1.43)	1.26	.54	(2.17)	.27	1.35
Less Distributions and Other:
Dividends (from net investment income)*	(.12)	(.06)	(.01)	–	(.16)	(.04)	–
Distributions (from capital gains)*	–	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–	–(3)	–	–	–	–
Total Distributions and Other	(.12)	(.06)	(.01)	–	(.25)	(.09)	–
Net Asset Value, End of Period	$11.03	$9.41	$10.90	$9.65	$9.11	$11.53	$11.35
Total Return**	18.68%	(13.21)%	13.04%	5.93%	(18.29)%	2.29%	13.50%
Net Assets, End of Period (in thousands)	$53,178	$51,188	$75,583	$71,609	$65,443	$73,749	$800
Average Net Assets for the Period (in thousands)	$51,458	$76,011	$68,357	$69,156	$54,721	$21,952	$643
Ratio of Gross Expenses to Average Net Assets***(4)	1.33%	1.22%	1.34%	1.31%	1.41%	1.28%	1.50%
Ratio of Net Expenses to Average Net Assets***(4)	1.33%	1.22%	1.34%	1.31%	1.41%	1.27%	1.50%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.56%	1.02%	0.76%	1.02%	1.49%(11)	1.32%	1.44%
Portfolio Turnover Rate***	50%	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.17% and 1.17%, respectively, in 2012, 1.07% and 1.07%, respectively, in 2011, 1.09% and 1.09%, respectively, in 2010 and 1.16% and 1.14%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.20% and 1.20% respectively, in 2012, 1.08% and 1.08%, respectively, in 2011, 1.14% and 1.13%, respectively, in 2010 and 1.06% and 0.99%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	Certain prior year amounts have been reclassified to conform with current year presentation.
(11)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.05%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

Janus Global & International Funds | 111

Financial Highlights  (continued)

Class A Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), the fiscal year ended September 30, 2011, the eleven-month fiscal	Janus Overseas Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$33.87	$47.51	$38.63	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.06)	.08	(.01)	.22
Net gain/(loss) on investments (both realized and unrealized)	6.41	(13.67)	9.03	4.90
Total from Investment Operations	6.35	(13.59)	9.02	5.12
Less Distributions:
Dividends (from net investment income)*	–	(.05)	(.14)	–
Distributions (from capital gains)*	(2.67)	–	–	–
Total Distributions	(2.67)	(.05)	(.14)	–
Net Asset Value, End of Period	$37.55	$33.87	$47.51	$38.63
Total Return**	20.13%	(28.64)%	23.39%	15.28%
Net Assets, End of Period (in thousands)	$547,535	$569,936	$781,965	$462,533
Average Net Assets for the Period (in thousands)	$591,905	$892,190	$614,405	$452,405
Ratio of Gross Expenses to Average Net Assets***(3)	0.98%	1.03%	1.07%	1.00%
Ratio of Net Expenses to Average Net Assets***(3)	0.98%	1.03%	1.07%	1.00%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.40)%	0.31%	0.13%	0.39%
Portfolio Turnover Rate***	29%	43%	33%	45%

Class A Shares

For a share outstanding during the six-month period ended March 31, 2012 (unaudited),	Janus Worldwide
the fiscal year ended September 30, 2011, the eleven-month fiscal period ended	Fund
September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$38.56	$43.56	$37.43	$33.40
Income from Investment Operations:
Net investment income/(loss)	.04	.23	.07	.04
Net gain/(loss) on investments (both realized and unrealized)	8.07	(5.10)	6.23	3.99
Total from Investment Operations	8.11	(4.87)	6.30	4.03
Less Distributions:
Dividends (from net investment income)*	(.23)	(.13)	(.17)	–
Distributions (from capital gains)*	–	–	–	–
Total Distributions	(.23)	(.13)	(.17)	–
Net Asset Value, End of Period	$46.44	$38.56	$43.56	$37.43
Total Return**	21.12%	(11.23)%	16.87%	12.07%
Net Assets, End of Period (in thousands)	$2,277	$2,214	$2,575	$3,084
Average Net Assets for the Period (in thousands)	$2,292	$2,777	$2,620	$2,020
Ratio of Gross Expenses to Average Net Assets***(3)	1.14%	1.08%	1.00%	1.20%
Ratio of Net Expenses to Average Net Assets***(3)	1.14%	1.08%	1.00%	1.17%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.25%	0.56%	0.45%	0.81%
Portfolio Turnover Rate***	52%	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

112 | MARCH 31, 2012

Class C Shares

	Janus Asia		Janus Emerging
For a share outstanding during the six-month period ended March 31, 2012	Equity Fund		Markets Fund
(unaudited) and the fiscal period ended September 30, 2011	2012	2011(1)	2012	2011(2)

Net Asset Value, Beginning of Period	$7.43	$10.00	$7.39	$10.00
Income from Investment Operations:
Net investment income/(loss)	(.03)	(.23)	(.02)	(.05)
Net gain/(loss) on investments (both realized and unrealized)	1.70	(2.34)	1.46	(2.56)
Total from Investment Operations	1.67	(2.57)	1.44	(2.61)
Less Distributions:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	–	–	(.03)	–
Total Distributions	–	–	(.07)	–
Net Asset Value, End of Period	$9.10	$7.43	$8.76	$7.39
Total Return**	22.48%	(25.70)%	19.58%	(26.10)%
Net Assets, End of Period (in thousands)	$768	$619	$875	$677
Average Net Assets for the Period (in thousands)	$705	$724	$807	$838
Ratio of Gross Expenses to Average Net Assets***(3)	1.72%(4)	1.38%(4)	2.06%(5)	1.71%(5)
Ratio of Net Expenses to Average Net Assets***(3)	1.72%(4)	1.38%(4)	2.06%(5)	1.71%(5)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.81)%	0.82%	(0.62)%	0.33%
Portfolio Turnover Rate***	67%	12%	118%	211%

Class C Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month fiscal
period ended September 30, 2010 and the fiscal	Janus Global Life Sciences Fund				Janus Global Research Fund
period ended October 31, 2009	2012	2011	2010(6)	2009(7)	2012	2011	2010(6)	2009(7)

Net Asset Value, Beginning of Period	$22.41	$21.97	$19.64	$17.81	$12.33	$13.34	$11.34	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.23)	(.18)	.13	(.03)	(.05)	.02	.01	(.01)
Net gain/(loss) on investments (both realized and unrealized)	5.89	.71	2.20	1.86	3.03	(.94)	2.01	1.54
Total from Investment Operations	5.66	.53	2.33	1.83	2.98	(.92)	2.02	1.53
Less Distributions and Other:
Dividends (from net investment income)*	–	(.09)	–	–	–	(.09)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	N/A	–	–	–(8)	–
Total Distributions and Other	–	(.09)	–	–	–	(.09)	(.02)	–
Net Asset Value, End of Period	$28.07	$22.41	$21.97	$19.64	$15.31	$12.33	$13.34	$11.34
Total Return**	25.26%	2.39%	11.86%	10.28%	24.17%	(7.02)%	17.79%	15.60%
Net Assets, End of Period (in thousands)	$425	$461	$187	$21	$1,981	$1,624	$447	$188
Average Net Assets for the Period (in thousands)	$482	$289	$75	$7	$1,730	$1,238	$248	$28
Ratio of Gross Expenses to Average Net Assets***(3)	1.77%	1.77%(9)	1.88%(9)	1.87%	2.07%	1.93%	1.95%	1.55%
Ratio of Net Expenses to Average Net Assets***(3)	1.77%	1.77%(9)	1.88%(9)	1.80%	2.07%	1.93%	1.95%	1.31%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(1.08)%	(1.23)%	1.27%	(1.09)%	(0.67)%	(0.49)%	(0.03)%	(1.32)%
Portfolio Turnover Rate***	49%	54%	46%	70%	69%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 2.35% and 2.35%, respectively, in 2012 and 2.34% and 2.34%, respectively, in 2011 without the waiver of these fees and expenses.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 2.49% and 2.49%, respectively, in 2012 and 2.33% and 2.32%, respectively, in 2011 without the waiver of these fees and expenses.
(6)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(7)	Period from July 6, 2009 (inception date) through October 31, 2009.
(8)	Redemption fees aggregated less than $.01 on a per share basis.
(9)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.75% and 1.75%, respectively, in 2011 and 1.84% and 1.84%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 113

Financial Highlights  (continued)

Class C Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the	Janus Global Select Fund				Janus Global Technology Fund
fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$9.04	$10.89	$9.01	$7.59	$14.79	$15.12	$12.53	$10.96
Income from Investment Operations:
Net investment income/(loss)	(.06)	.10	(.07)	(.03)	(.13)	(.11)	(.09)	–
Net gain/(loss) on investments (both realized and unrealized)	2.35	(1.91)	1.95	1.45	3.85	(.22)	2.68	1.57
Total from Investment Operations	2.29	(1.81)	1.88	1.42	3.72	(.33)	2.59	1.57
Less Distributions and Other:
Dividends (from net investment income)*	–	(.04)	–	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	N/A	N/A	N/A	N/A	–	–(3)	–(3)	–
Total Distributions and Other	–	(.04)	–	–	–	–	–	–
Net Asset Value, End of Period	$11.33	$9.04	$10.89	$9.01	$18.51	$14.79	$15.12	$12.53
Total Return**	25.33%	(16.68)%	20.87%	18.71%	25.15%	(2.18)%	20.67%	14.32%
Net Assets, End of Period (in thousands)	$10,358	$10,384	$14,285	$9,611	$1,132	$995	$613	$36
Average Net Assets for the Period (in thousands)	$10,530	$16,160	$12,066	$9,297	$1,020	$1,037	$441	$14
Ratio of Gross Expenses to Average Net Assets***(4)	1.86%(5)	1.81%(5)	1.88%(5)	1.95%(5)	1.98%(6)	1.84%(6)	1.98%(6)	1.82%(6)
Ratio of Net Expenses to Average Net Assets***(4)	1.86%(5)	1.81%(5)	1.88%(5)	1.93%(5)	1.98%(6)	1.84%(6)	1.98%(6)	1.75%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.93)%	(0.23)%	(0.57)%	(1.14)%	(1.37)%	(1.11)%	(1.35)%	(1.20)%
Portfolio Turnover Rate***	95%	138%	127%	125%	37%	89%	76%	111%

Class C Shares

For a share outstanding during the six-month period ended
March 31, 2012 (unaudited), each fiscal year ended
September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period ended	Janus International Equity Fund
July 31	2012	2011	2010	2009(7)	2009(8)	2008	2007(9)

Net Asset Value, Beginning of Period	$9.19	$10.68	$9.52	$9.00	$11.37	$11.30	$10.00
Income from Investment Operations:
Net investment income/(loss)	(.01)	.02	(.02)	.01	.06	(.02)	.04
Net gain/(loss) on investments (both realized and unrealized)	1.67	(1.51)	1.18	.51	(2.26)	.14	1.26
Total from Investment Operations	1.66	(1.49)	1.16	.52	(2.20)	.12	1.30
Less Distributions and Other:
Dividends (from net investment income)*	(.02)	–	–	–	(.08)	–	–
Distributions (from capital gains)*	–	–	–	–	(.09)	(.05)	–
Redemption fees	–	–	–(3)	–	–	–	–
Total Distributions and Other	(.02)	–	–	–	(.17)	(.05)	–
Net Asset Value, End of Period	$10.83	$9.19	$10.68	$9.52	$9.00	$11.37	$11.30
Total Return**	18.12%	(13.95)%	12.18%	5.78%	(18.88)%	1.02%	13.00%
Net Assets, End of Period (in thousands)	$15,776	$15,027	$21,096	$16,596	$15,260	$16,623	$846
Average Net Assets for the Period (in thousands)	$15,445	$20,507	$18,979	$15,959	$12,613	$5,971	$619
Ratio of Gross Expenses to Average Net Assets***(4)	2.10%	1.98%	2.13%	2.08%	2.20%	2.04%	2.26%
Ratio of Net Expenses to Average Net Assets***(4)	2.10%	1.98%	2.13%	2.07%	2.20%	2.04%	2.25%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.21)%	0.26%	(0.04)%	0.24%	0.75%(10)	0.51%	0.63%
Portfolio Turnover Rate***	50%	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.86% and 1.86%, respectively, in 2012, 1.80% and 1.80%, respectively, in 2011, 1.87% and 1.86%, respectively, in 2010 and 1.93% and 1.91%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.95% and 1.95%, respectively, in 2012, 1.80% and 1.80%, respectively, in 2011, 1.85% and 1.85%, respectively, in 2010 and 1.82% and 1.74%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.05%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

114 | MARCH 31, 2012

Class C Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), the fiscal year ended September 30, 2011, the eleven-month fiscal	Janus Overseas Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$33.42	$47.17	$38.52	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.29)	(.34)	(.24)	.10
Net gain/(loss) on investments (both realized and unrealized)	6.41	(13.41)	8.93	4.91
Total from Investment Operations	6.12	(13.75)	8.69	5.01
Less Distributions:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	(2.67)	–	–	–
Total Distributions	(2.67)	–	(.04)	–
Net Asset Value, End of Period	$36.87	$33.42	$47.17	$38.52
Total Return**	19.70%	(29.15)%	22.57%	14.95%
Net Assets, End of Period (in thousands)	$177,259	$184,001	$281,217	$185,858
Average Net Assets for the Period (in thousands)	$183,763	$303,311	$239,154	$170,640
Ratio of Gross Expenses to Average Net Assets***(3)	1.69%	1.77%	1.76%	1.93%
Ratio of Net Expenses to Average Net Assets***(3)	1.69%	1.77%	1.76%	1.92%
Ratio of Net Investment Loss to Average Net Assets***	(1.12)%	(0.44)%	(0.56)%	(0.56)%
Portfolio Turnover Rate***	29%	43%	33%	45%

Class C Shares

For a share outstanding during the six-month period ended March 31, 2012 (unaudited),	Janus Worldwide
the fiscal year ended September 30, 2011, the eleven-month fiscal period ended	Fund
September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$38.14	$43.29	$37.34	$33.40
Income from Investment Operations:
Net investment income/(loss)	(.16)	(.09)	(.17)	(.05)
Net gain/(loss) on investments (both realized and unrealized)	8.04	(5.06)	6.12	3.99
Total from Investment Operations	7.88	(5.15)	5.95	3.94
Less Distributions:
Dividends (from net investment income)*	–	–	–	–
Distributions (from capital gains)*	–	–	–	–
Total Distributions	–	–	–	–
Net Asset Value, End of Period	$46.02	$38.14	$43.29	$37.34
Total Return**	20.66%	(11.90)%	15.93%	11.80%
Net Assets, End of Period (in thousands)	$1,320	$1,251	$1,303	$1,144
Average Net Assets for the Period (in thousands)	$1,346	$1,472	$1,221	$1,063
Ratio of Gross Expenses to Average Net Assets***(3)	1.88%	1.83%	1.86%	2.07%
Ratio of Net Expenses to Average Net Assets***(3)	1.88%	1.82%	1.86%	2.05%
Ratio of Net Investment Loss to Average Net Assets***	(0.49)%	(0.16)%	(0.32)%	(0.14)%
Portfolio Turnover Rate***	52%	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

Janus Global & International Funds | 115

Financial Highlights  (continued)

Class D Shares

			Janus Emerging
For a share outstanding during the six-month period ended March 31, 2012	Janus Asia Equity Fund		Markets Fund
(unaudited) and the fiscal period ended September 30, 2011	2012	2011(1)	2012	2011(2)

Net Asset Value, Beginning of Period	$7.42	$10.00	$7.42	$10.00
Income from Investment Operations:
Net investment income/(loss)	.12	(.18)	.02	(.01)
Net gain/(loss) on investments (both realized and unrealized)	1.60	(2.40)	1.46	(2.59)
Total from Investment Operations	1.72	(2.58)	1.48	(2.60)
Less Distributions and Other:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	–	–	(.03)	–
Redemption fees	–(3)	–(3)	–(3)	.02
Total Distributions and Other	–	–	(.07)	.02
Net Asset Value, End of Period	$9.14	$7.42	$8.83	$7.42
Total Return**	23.18%	(25.80)%	20.05%	(25.80)%
Net Assets, End of Period (in thousands)	$3,323	$1,035	$11,451	$6,699
Average Net Assets for the Period (in thousands)	$1,855	$963	$8,573	$6,847
Ratio of Gross Expenses to Average Net Assets***(4)	0.73%(5)	1.39%(5)	1.35%(6)	1.33%(6)
Ratio of Net Expenses to Average Net Assets***(4)	0.73%(5)	1.39%(5)	1.35%(6)	1.32%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.24%	0.90%	0.15%	0.91%
Portfolio Turnover Rate***	67%	12%	118%	211%

Class D Shares

For a share outstanding during the six-month period ended	Janus Global Life
March 31, 2012 (unaudited) and each fiscal year or period	Sciences Fund			Janus Global Research Fund
ended September 30	2012	2011	2010(7)	2012	2011	2010(7)

Net Asset Value, Beginning of Period	$22.83	$22.21	$21.65	$12.56	$13.51	$11.79
Income from Investment Operations:
Net investment income/(loss)	(.02)	(.10)	.24	.03	.07	.09
Net gain/(loss) on investments (both realized and unrealized)	5.91	.84	.32	3.09	(.89)	1.63
Total from Investment Operations	5.89	.74	.56	3.12	(.82)	1.72
Less Distributions and Other:
Dividends (from net investment income)*	(.04)	(.12)	–	(.04)	(.13)	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(3)	–(3)	–(3)	–(3)	–(3)	–(3)
Total Distributions and Other	(.04)	(.12)	–	(.04)	(.13)	–
Net Asset Value, End of Period	$28.68	$22.83	$22.21	$15.64	$12.56	$13.51
Total Return**	25.81%	3.32%	2.59%	24.86%	(6.21)%	14.59%
Net Assets, End of Period (in thousands)	$514,872	$421,225	$432,620	$126,656	$104,911	$111,287
Average Net Assets for the Period (in thousands)	$464,774	$455,425	$426,969	$116,493	$124,160	$106,191
Ratio of Gross Expenses to Average Net Assets***(4)	0.89%	0.90%(8)	1.00%(8)	1.04%	1.00%	1.09%
Ratio of Net Expenses to Average Net Assets***(4)	0.89%	0.90%(8)	1.00%(8)	1.03%	1.00%	1.08%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.15)%	(0.45)%	1.74%	0.35%	0.41%	1.21%
Portfolio Turnover Rate***	49%	54%	46%	69%	78%	74%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.76% and 1.75%, respectively, in 2012 and 2.26% and 2.26%, respectively, in 2011 without the waiver of these fees and expenses.
(6)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.63% and 1.62%, respectively, in 2012 and 1.59% and 1.59%, respectively, in 2011 without the waiver of these fees and expenses.
(7)	Period from February 16, 2010 (inception date) through September 30, 2010.
(8)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.87% and 0.87%, respectively, in 2011 and 0.95% and 0.95%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

116 | MARCH 31, 2012

Class D Shares

For a share outstanding during the six-month period				Janus Global
ended March 31, 2012 (unaudited) and each fiscal	Janus Global Select Fund			Technology Fund
year or period ended September 30	2012	2011	2010(1)	2012	2011	2010(1)

Net Asset Value, Beginning of Period	$9.17	$11.01	$9.82	$15.10	$15.29	$13.46
Income from Investment Operations:
Net investment income/(loss)	.01	.22	.01	(.03)	–	.02
Net gain/(loss) on investments (both realized and unrealized)	2.34	(1.93)	1.18	3.91	(.19)	1.81
Total from Investment Operations	2.35	(1.71)	1.19	3.88	(.19)	1.83
Less Distributions and Other:
Dividends (from net investment income)*	(.11)	(.13)	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–
Redemption fees	–(2)	–(2)	–	–(2)	–(2)	–(2)
Total Distributions and Other	(.11)	(.13)	–	–	–	–
Net Asset Value, End of Period	$11.41	$9.17	$11.01	$18.98	$15.10	$15.29
Total Return**	25.93%	(15.80)%	12.12%	25.70%	(1.24)%	13.60%
Net Assets, End of Period (in thousands)	$1,911,769	$1,611,690	$2,121,813	$608,729	$507,871	$546,899
Average Net Assets for the Period (in thousands)	$1,788,079	$2,155,890	$2,043,615	$556,063	$603,592	$526,770
Ratio of Gross Expenses to Average Net Assets***(3)	0.88%(4)	0.85%(4)	0.90%(4)	0.93%(5)	0.91%(5)	1.08%(5)
Ratio of Net Expenses to Average Net Assets***(3)	0.88%(4)	0.85%(4)	0.90%(4)	0.93%(5)	0.91%(5)	1.08%(5)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.07%	0.73%	0.57%	(0.32)%	(0.22)%	(0.39)%
Portfolio Turnover Rate***	95%	138%	127%	37%	89%	76%

Class D Shares

For a share outstanding during the six-month period	Janus International
ended March 31, 2012 (unaudited) and each fiscal year	Equity Fund			Janus Overseas Fund
or period ended September 30	2012	2011	2010(1)	2012	2011	2010(1)

Net Asset Value, Beginning of Period	$9.40	$10.91	$9.71	$33.98	$47.60	$41.51
Income from Investment Operations:
Net investment income/(loss)	.06	.12	.03	(.02)	.19	.16
Net gain/(loss) on investments (both realized and unrealized)	1.69	(1.54)	1.16	6.46	(13.73)	5.92
Total from Investment Operations	1.75	(1.42)	1.19	6.44	(13.54)	6.08
Less Distributions and Other:
Dividends (from net investment income)*	(.15)	(.10)	–	–	(.08)	–
Distributions (from capital gains)*	–	–	–	(2.67)	–	–
Redemption fees	–(2)	.01	.01	–(2)	–(2)	.01
Total Distributions and Other	(.15)	(.09)	.01	(2.67)	(.08)	.01
Net Asset Value, End of Period	$11.00	$9.40	$10.91	$37.75	$33.98	$47.60
Total Return**	18.83%	(13.07)%	12.36%	20.35%	(28.50)%	14.67%
Net Assets, End of Period (in thousands)	$12,941	$8,146	$5,558	$1,793,102	$1,573,265	$2,440,197
Average Net Assets for the Period (in thousands)	$9,991	$8,914	$2,807	$1,724,990	$2,375,411	$2,308,567
Ratio of Gross Expenses to Average Net Assets***(3)	1.12%	1.15%	1.16%	0.67%	0.82%	0.87%
Ratio of Net Expenses to Average Net Assets***(3)	1.12%	1.15%	1.16%	0.67%	0.82%	0.87%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.89%	1.12%	1.10%	(0.09)%	0.49%	0.66%
Portfolio Turnover Rate***	50%	77%	132%	29%	43%	33%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from February 16, 2010 (inception date) through September 30, 2010.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.88% and 0.88%, respectively, in 2012, 0.85% and 0.85%, respectively, in 2011 and 0.88% and 0.88%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.91% and 0.90%, respectively, in 2012, 0.88% and 0.88%, respectively, in 2011 and 0.97% and 0.96%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 117

Financial Highlights  (continued)

Class D Shares

	Janus Worldwide
For a share outstanding during the six-month period ended March 31, 2012 (unaudited)	Fund
and each fiscal year or period ended September 30	2012	2011	2010(1)

Net Asset Value, Beginning of Period	$38.16	$43.69	$38.92
Income from Investment Operations:
Net investment income	.11	.33	.19
Net gain/(loss) on investments (both realized and unrealized)	7.95	(5.66)	4.58
Total from Investment Operations	8.06	(5.33)	4.77
Less Distributions and Other:
Dividends (from net investment income)*	(.35)	(.20)	–
Distributions (from capital gains)*	–	–	–
Redemption fees	–(2)	–(2)	–
Total Distributions and Other	(.35)	(.20)	–
Net Asset Value, End of Period	$45.87	$38.16	$43.69
Total Return**	21.28%	(12.28)%	12.26%
Net Assets, End of Period (in thousands)	$1,164,782	$1,012,250	$1,253,472
Average Net Assets for the Period (in thousands)	$1,104,865	$1,273,472	$1,210,028
Ratio of Gross Expenses to Average Net Assets***(3)	0.91%	0.86%	0.83%
Ratio of Net Expenses to Average Net Assets***(3)	0.91%	0.86%	0.83%
Ratio of Net Investment Income to Average Net Assets***	0.49%	0.76%	0.93%
Portfolio Turnover Rate***	52%	94%	94%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from February 16, 2010 (inception date) through September 30, 2010.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

118 | MARCH 31, 2012

Class I Shares

	Janus Asia		Janus Emerging
For a share outstanding during the six-month period ended March 31, 2012 (unaudited)	Equity Fund		Markets Fund
and the fiscal period ended September 30, 2011	2012	2011(1)	2012	2011(2)

Net Asset Value, Beginning of Period	$7.43	$10.00	$7.41	$10.00
Income from Investment Operations:
Net investment income/(loss)	.02	(.23)	.03	(.01)
Net gain/(loss) on investments (both realized and unrealized)	1.67	(2.34)	1.45	(2.58)
Total from Investment Operations	1.69	(2.57)	1.48	(2.59)
Less Distributions and Other:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	–	–	(.03)	–
Redemption fees	–(3)	–	–(3)	–(3)
Total Distributions and Other	–	–	(.07)	–
Net Asset Value, End of Period	$9.12	$7.43	$8.82	$7.41
Total Return**	22.75%	(25.70)%	20.07%	(25.90)%
Net Assets, End of Period (in thousands)	$903	$619	$7,816	$3,347
Average Net Assets for the Period (in thousands)	$756	$724	$3,784	$3,574
Ratio of Gross Expenses to Average Net Assets***(4)	1.34%	1.34%	1.26%	1.33%
Ratio of Net Expenses to Average Net Assets***(4)	1.34%	1.34%	1.25%	1.33%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.41)%	0.86%	0.20%	0.87%
Portfolio Turnover Rate***	67%	12%	118%	211%

Class I Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the	Janus Global Life Sciences Fund				Janus Global Research Fund
fiscal period ended October 31, 2009	2012	2011	2010(5)	2009(6)	2012	2011	2010(5)	2009(6)

Net Asset Value, Beginning of Period	$22.82	$22.22	$19.71	$17.81	$12.55	$13.51	$11.38	$9.81
Income from Investment Operations:
Net investment income/(loss)	–	(.11)	.24	–	.03	.09	.09	.03
Net gain/(loss) on investments (both realized and unrealized)	5.88	.86	2.28	1.90	3.09	(.89)	2.06	1.54
Total from Investment Operations	5.88	.75	2.52	1.90	3.12	(.80)	2.15	1.57
Less Distributions and Other:
Dividends (from net investment income)*	(.04)	(.15)	(.02)	–	(.05)	(.16)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	–(3)	–(3)	.01	–	–(3)	–(3)	–(3)	–
Total Distributions and Other	(.04)	(.15)	(.01)	–	(.05)	(.16)	(.02)	–
Net Asset Value, End of Period	$28.66	$22.82	$22.22	$19.71	$15.62	$12.55	$13.51	$11.38
Total Return**	25.82%	3.37%	12.85%	10.67%	24.91%	(6.10)%	18.93%	16.00%
Net Assets, End of Period (in thousands)	$6,310	$4,313	$4,319	$991	$42,828	$33,967	$14,228	$37
Average Net Assets for the Period (in thousands)	$5,116	$4,654	$2,645	$249	$38,245	$25,488	$8,698	$31
Ratio of Gross Expenses to Average Net Assets***(4)	0.84%	0.87%(7)	0.92%(7)	0.87%	0.98%	0.96%	0.96%	0.43%
Ratio of Net Expenses to Average Net Assets***(4)	0.84%	0.87%(7)	0.91%(7)	0.77%	0.98%	0.96%	0.96%	0.39%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.08)%	(0.45)%	1.81%	0.10%	0.40%	0.52%	1.34%	1.01%
Portfolio Turnover Rate***	49%	54%	46%	70%	69%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(6)	Period from July 6, 2009 (inception date) through October 31, 2009.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.84% and 0.84%, respectively, in 2011 and 0.88% and 0.88%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 119

Financial Highlights  (continued)

Class I Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the	Janus Global Select Fund				Janus Global Technology Fund
fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$9.17	$11.03	$9.04	$7.59	$15.15	$15.32	$12.57	$10.96
Income from Investment Operations:
Net investment income/(loss)	.01	.21	.03	–	(.03)	–	–	–
Net gain/(loss) on investments (both realized and unrealized)	2.34	(1.92)	1.97	1.45	3.92	(.17)	2.74	1.61
Total from Investment Operations	2.35	(1.71)	2.00	1.45	3.89	(.17)	2.74	1.61
Less Distributions and Other:
Dividends (from net investment income)*	(.10)	(.15)	(.01)	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	–(3)	–(3)	N/A	N/A	–(3)	–(3)	.01	–
Total Distributions and Other	(.10)	(.15)	(.01)	–	–	–	.01	–
Net Asset Value, End of Period	$11.42	$9.17	$11.03	$9.04	$19.04	$15.15	$15.32	$12.57
Total Return**	25.90%	(15.83)%	22.17%	19.10%	25.68%	(1.11)%	21.88%	14.69%
Net Assets, End of Period (in thousands)	$28,560	$26,051	$52,107	$9,121	$7,493	$6,562	$5,959	$973
Average Net Assets for the Period (in thousands)	$27,682	$47,794	$28,520	$2,354	$6,820	$7,506	$1,876	$123
Ratio of Gross Expenses to Average Net Assets***(4)	0.90%(5)	0.84%(5)	0.79%(5)	0.74%(5)	0.95%(6)	0.87%(6)	1.10%(6)	0.85%(6)
Ratio of Net Expenses to Average Net Assets***(4)	0.90%(5)	0.84%(5)	0.79%(5)	0.66%(5)	0.95%(6)	0.86%(6)	1.10%(6)	0.63%(6)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.04%	0.69%	0.57%	(0.31)%	(0.34)%	(0.16)%	(0.52)%	(1.27)%
Portfolio Turnover Rate***	95%	138%	127%	125%	37%	89%	76%	111%

Class I Shares

For a share outstanding during the six-month period ended
March 31, 2012 (unaudited), each fiscal year ended
September 30, the two-month fiscal period ended	Janus International Equity Fund
September 30, 2009 and each fiscal year or period ended July 31	2012	2011	2010	2009(7)	2009(8)	2008	2007(9)

Net Asset Value, Beginning of Period	$9.41	$10.90	$9.65	$9.11	$11.52	$11.39	$10.00
Income from Investment Operations:
Net investment income/(loss)	.05	.16	.09	.02	.14	.08	.05
Net gain/(loss) on investments (both realized and unrealized)	1.69	(1.55)	1.20	.52	(2.27)	.16	1.34
Total from Investment Operations	1.74	(1.39)	1.29	.54	(2.13)	.24	1.39
Less Distributions and Other:
Dividends (from net investment income)*	(.17)	(.10)	(.04)	–	(.19)	(.06)	–
Distributions (from capital gains)*	–	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–(3)	–(3)	–(3)	–(3)	–(3)	–
Total Distributions and Other	(.17)	(.10)	(.04)	–	(.28)	(.11)	–
Net Asset Value, End of Period	$10.98	$9.41	$10.90	$9.65	$9.11	$11.52	$11.39
Total Return**	18.77%	(12.93)%	13.44%	5.93%	(17.89)%	2.02%	13.90%
Net Assets, End of Period (in thousands)	$131,305	$111,307	$131,905	$80,850	$71,578	$68,397	$22,761
Average Net Assets for the Period (in thousands)	$121,952	$142,120	$110,413	$75,168	$52,295	$43,172	$6,599
Ratio of Gross Expenses to Average Net Assets***(4)	0.99%	0.90%	0.99%	0.97%	1.04%	1.19%	1.26%
Ratio of Net Expenses to Average Net Assets***(4)	0.99%	0.90%	0.99%	0.97%	1.04%	1.18%	1.25%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.92%	1.36%	1.13%	1.37%	2.00%(10)	1.17%	2.28%
Portfolio Turnover Rate***	50%	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.90% and 0.90%, respectively, in 2012, 0.83% and 0.83%, respectively, in 2011, 0.78% and 0.77%, respectively, in 2010 and 0.73% and 0.65%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.92% and 0.92%, respectively, in 2012, 0.83% and 0.83%, respectively, in 2011, 0.98% and 0.98%, respectively, in 2010 and 0.85% and 0.63%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(7)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(8)	Period from August 1, 2008 through July 31, 2009.
(9)	Period from November 28, 2006 (inception date) through July 31, 2007.
(10)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.04%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

120 | MARCH 31, 2012

Class I Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), the fiscal year ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the fiscal period ended	Janus Overseas Fund
October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$34.03	$47.67	$38.67	$33.51
Income from Investment Operations:
Net investment income	–	.22	.08	.21
Net gain/(loss) on investments (both realized and unrealized)	6.44	(13.73)	9.08	4.95
Total from Investment Operations	6.44	(13.51)	9.16	5.16
Less Distributions and Other:
Dividends (from net investment income)*	–	(.13)	(.17)	–
Distributions (from capital gains)*	(2.67)	–	–	–
Redemption fees	–(3)	–(3)	.01	–(3)
Total Distributions and Other	(2.67)	(.13)	(.16)	–
Net Asset Value, End of Period	$37.80	$34.03	$47.67	$38.67
Total Return**	20.31%	(28.42)%	23.78%	15.40%
Net Assets, End of Period (in thousands)	$1,347,384	$1,275,662	$1,534,256	$542,392
Average Net Assets for the Period (in thousands)	$1,333,104	$1,878,306	$913,570	$447,943
Ratio of Gross Expenses to Average Net Assets***(4)	0.64%	0.75%	0.77%	0.70%
Ratio of Net Expenses to Average Net Assets***(4)	0.64%	0.75%	0.77%	0.69%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.06)%	0.61%	0.48%	0.64%
Portfolio Turnover Rate***	29%	43%	33%	45%

Class I Shares

For a share outstanding during the six-month period ended March 31, 2012	Janus Worldwide
(unaudited), the fiscal year ended September 30, 2011, the eleven-month fiscal period	Fund
ended September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$38.70	$43.68	$37.49	$33.40
Income from Investment Operations:
Net investment income	.11	.41	.23	.09
Net gain/(loss) on investments (both realized and unrealized)	8.07	(5.16)	6.18	4.00
Total from Investment Operations	8.18	(4.75)	6.41	4.09
Less Distributions and Other:
Dividends (from net investment income)*	(.40)	(.23)	(.22)	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–(3)	–(3)	–(3)	–(3)
Total Distributions and Other	(.40)	(.23)	(.22)	–
Net Asset Value, End of Period	$46.48	$38.70	$43.68	$37.49
Total Return**	21.32%	(10.96)%	17.15%	12.25%
Net Assets, End of Period (in thousands)	$17,008	$14,796	$11,999	$30,008
Average Net Assets for the Period (in thousands)	$16,019	$15,505	$25,646	$27,800
Ratio of Gross Expenses to Average Net Assets***(4)	0.91%	0.76%	0.66%	0.77%
Ratio of Net Expenses to Average Net Assets***(4)	0.91%	0.76%	0.66%	0.76%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.49%	1.00%	0.85%	1.12%
Portfolio Turnover Rate***	52%	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

Janus Global & International Funds | 121

Financial Highlights  (continued)

Class R Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), the fiscal year ended September 30, 2011, the eleven-month fiscal period	Janus Global Select Fund
ended September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$9.09	$10.94	$9.02	$7.59
Income from Investment Operations:
Net investment income/(loss)	(.02)	.13	(.03)	(.01)
Net gain/(loss) on investments (both realized and unrealized)	2.34	(1.90)	1.95	1.44
Total from Investment Operations	2.32	(1.77)	1.92	1.43
Less Distributions and Other:
Dividends (from net investment income)*	(.05)	(.08)	–	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–(3)	–(3)	N/A	N/A
Total Distributions and Other	(.05)	(.08)	–	–
Net Asset Value, End of Period	$11.36	$9.09	$10.94	$9.02
Total Return**	25.63%	(16.35)%	21.29%	18.84%
Net Assets, End of Period (in thousands)	$3,092	$2,159	$3,426	$1,597
Average Net Assets for the Period (in thousands)	$2,570	$3,171	$2,334	$1,374
Ratio of Gross Expenses to Average Net Assets***(4)	1.47%(5)	1.46%(5)	1.50%(5)	1.49%(5)
Ratio of Net Expenses to Average Net Assets***(4)	1.47%(5)	1.46%(5)	1.50%(5)	1.47%(5)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.51)%	0.13%	(0.21)%	(0.71)%
Portfolio Turnover Rate***	95%	138%	127%	125%

Class R Shares

For a share outstanding during the six-month period ended
March 31, 2012 (unaudited), each fiscal year ended
September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period ended	Janus International Equity Fund
July 31	2012	2011	2010	2009(6)	2009(7)	2008	2007(8)

Net Asset Value, Beginning of Period	$9.30	$10.79	$9.58	$9.05	$11.40	$11.32	$10.00
Income from Investment Operations:
Net investment income/(loss)	.01	.10	.03	.01	.09	(.01)	.07
Net gain/(loss) on investments (both realized and unrealized)	1.69	(1.56)	1.18	.52	(2.26)	.14	1.25
Total from Investment Operations	1.70	(1.46)	1.21	.53	(2.17)	.13	1.32
Less Distributions and Other:
Dividends (from net investment income)*	(.06)	(.03)	–	–	(.09)	–	–
Distributions (from capital gains)*	–	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–(3)	–(3)	–	–	–	–
Total Distributions and Other	(.06)	(.03)	–	–	(.18)	(.05)	–
Net Asset Value, End of Period	$10.94	$9.30	$10.79	$9.58	$9.05	$11.40	$11.32
Total Return**	18.39%	(13.58)%	12.63%	5.86%	(18.61)%	1.11%	13.20%
Net Assets, End of Period (in thousands)	$667	$568	$764	$716	$670	$750	$566
Average Net Assets for the Period (in thousands)	$622	$902	$672	$694	$538	$647	$553
Ratio of Gross Expenses to Average Net Assets***(4)	1.71%	1.63%	1.71%	1.71%	1.78%	2.00%	2.00%
Ratio of Net Expenses to Average Net Assets***(4)	1.71%	1.63%	1.71%	1.71%	1.78%	2.00%	2.00%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.20%	0.63%	0.41%	0.60%	1.18%(9)	0.22%	0.85%
Portfolio Turnover Rate***	50%	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.47% and 1.47%, respectively, in 2012, 1.45% and 1.45%, respectively, in 2011, 1.49% and 1.49%, respectively, in 2010 and 1.48% and 1.45%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(7)	Period from August 1, 2008 through July 31, 2009.
(8)	Period from November 28, 2006 (inception date) through July 31, 2007.
(9)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.05%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

122 | MARCH 31, 2012

Class R Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), the fiscal year ended September 30, 2011, the eleven-month fiscal	Janus Overseas Fund
period ended September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$33.64	$47.32	$38.58	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.12)	(.09)	(.13)	.16
Net gain/(loss) on investments (both realized and unrealized)	6.37	(13.59)	8.95	4.91
Total from Investment Operations	6.25	(13.68)	8.82	5.07
Less Distributions and Other:
Dividends (from net investment income)*	–	–	(.09)	–
Distributions (from capital gains)*	(2.67)	–	–	–
Redemption fees	–(3)	–(3)	.01	–
Total Distributions and Other	(2.67)	–	(.08)	–
Net Asset Value, End of Period	$37.22	$33.64	$47.32	$38.58
Total Return**	19.97%	(28.91)%	22.91%	15.13%
Net Assets, End of Period (in thousands)	$154,555	$132,118	$158,469	$99,338
Average Net Assets for the Period (in thousands)	$148,678	$177,799	$128,643	$95,361
Ratio of Gross Expenses to Average Net Assets***(4)	1.28%	1.43%	1.48%	1.44%
Ratio of Net Expenses to Average Net Assets***(4)	1.28%	1.43%	1.48%	1.43%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.70)%	(0.08)%	(0.27)%	(0.07)%
Portfolio Turnover Rate***	29%	43%	33%	45%

Class R Shares

For a share outstanding during the six-month period ended March 31, 2012 (unaudited),	Janus Worldwide
the fiscal year ended September 30, 2011, the eleven-month fiscal period ended	Fund
September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$38.42	$43.46	$37.40	$33.40
Income from Investment Operations:
Net investment income/(loss)	(.11)	.10	–	.01
Net gain/(loss) on investments (both realized and unrealized)	8.11	(5.14)	6.14	3.99
Total from Investment Operations	8.00	(5.04)	6.14	4.00
Less Distributions and Other:
Dividends (from net investment income)*	(.18)	–	(.08)	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–	–(3)	–	–
Total Distributions and Other	(.18)	–	(.08)	–
Net Asset Value, End of Period	$46.24	$38.42	$43.46	$37.40
Total Return**	20.90%	(11.60)%	16.44%	11.98%
Net Assets, End of Period (in thousands)	$938	$859	$598	$532
Average Net Assets for the Period (in thousands)	$1,114	$818	$544	$494
Ratio of Gross Expenses to Average Net Assets***(4)	1.52%	1.46%	1.41%	1.52%
Ratio of Net Expenses to Average Net Assets***(4)	1.52%	1.46%	1.41%	1.51%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.15)%	0.28%	0.13%	0.39%
Portfolio Turnover Rate***	52%	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

Janus Global & International Funds | 123

Financial Highlights  (continued)

Class S Shares

	Janus Asia		Janus Emerging
For a share outstanding during the six-month period ended March 31, 2012 (unaudited)	Equity Fund		Markets Fund
and the fiscal period ended September 30, 2011	2012	2011(1)	2012	2011(2)

Net Asset Value, Beginning of Period	$7.43	$10.00	$7.41	$10.00
Income from Investment Operations:
Net investment income/(loss)	(.03)	(.23)	–	(.03)
Net gain/(loss) on investments (both realized and unrealized)	1.70	(2.34)	1.47	(2.56)
Total from Investment Operations	1.67	(2.57)	1.47	(2.59)
Less Distributions:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	–	–	(.03)	–
Total Distributions	–	–	(.07)	–
Net Asset Value, End of Period	$9.10	$7.43	$8.81	$7.41
Total Return**	22.48%	(25.70)%	19.94%	(25.90)%
Net Assets, End of Period (in thousands)	$759	$619	$741	$617
Average Net Assets for the Period (in thousands)	$700	$724	$695	$800
Ratio of Gross Expenses to Average Net Assets***(3)	1.53%	1.36%(4)	1.44%(5)	1.40%(5)
Ratio of Net Expenses to Average Net Assets***(3)	1.53%	1.36%(4)	1.44%(5)	1.39%(5)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.61)%	0.84%	(0.01)%	0.62%
Portfolio Turnover Rate***	67%	12%	118%	211%

Class S Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month fiscal
period ended September 30, 2010 and the fiscal	Janus Global Life Sciences Fund				Janus Global Research Fund
period ended October 31, 2009	2012	2011	2010(6)	2009(7)	2012	2011	2010(6)	2009(7)

Net Asset Value, Beginning of Period	$22.66	$22.09	$19.66	$17.81	$12.49	$13.43	$11.36	$9.81
Income from Investment Operations:
Net investment income/(loss)	(.06)	(.20)	.21	–	(.03)	.09	.03	(.01)
Net gain/(loss) on investments (both realized and unrealized)	5.86	.85	2.23	1.85	3.10	(.95)	2.06	1.56
Total from Investment Operations	5.80	.65	2.44	1.85	3.07	(.86)	2.09	1.55
Less Distributions and Other:
Dividends (from net investment income)*	–	(.08)	(.02)	–	(.06)	(.08)	(.02)	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	–(8)	–(8)	.01	–	–	–	–(8)	–
Total Distributions and Other	–	(.08)	(.01)	–	(.06)	(.08)	(.02)	–
Net Asset Value, End of Period	$28.46	$22.66	$22.09	$19.66	$15.50	$12.49	$13.43	$11.36
Total Return**	25.60%	2.94%	12.46%	10.39%	24.63%	(6.50)%	18.40%	15.80%
Net Assets, End of Period (in thousands)	$230	$181	$189	$11	$4,045	$192	$13	$13
Average Net Assets for the Period (in thousands)	$205	$207	$149	$1	$2,412	$154	$12	$2
Ratio of Gross Expenses to Average Net Assets***(3)	1.22%	1.24%(9)	1.33%(9)	1.48%	1.41%	1.35%	1.45%	1.42%
Ratio of Net Expenses to Average Net Assets***(3)	1.22%	1.24%(9)	1.33%(9)	1.24%	1.41%	1.35%	1.45%	1.16%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.49)%	(0.80)%	1.16%	(0.07)%	(0.20)%	0.21%	0.40%	(1.18)%
Portfolio Turnover Rate***	49%	54%	46%	70%	69%	78%	74%	99%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.84% and 1.84%, respectively, in 2011 without the waiver of these fees and expenses.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.87% and 1.87%, respectively, in 2012 and 1.83% and 1.82%, respectively, in 2011 without the waiver of these fees and expenses.
(6)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(7)	Period from July 6, 2009 (inception date) through October 31, 2009.
(8)	Redemption fees aggregated less than $.01 on a per share basis.
(9)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.22% and 1.22%, respectively, in 2011 and 1.29% and 1.29%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

124 | MARCH 31, 2012

Class S Shares

For a share outstanding during the six-month
period ended March 31, 2012 (unaudited), the
fiscal year ended September 30, 2011, the eleven-
month fiscal period ended September 30, 2010	Janus Global Select Fund				Janus Global Technology Fund
and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$9.17	$10.98	$9.03	$7.59	$14.99	$15.22	$12.55	$10.96
Income from Investment Operations:
Net investment income/(loss)	(.03)	.29	(.03)	(.01)	(.06)	(.05)	(.05)	.01
Net gain/(loss) on investments (both realized and unrealized)	2.43	(2.05)	1.98	1.45	3.88	(.18)	2.72	1.58
Total from Investment Operations	2.40	(1.76)	1.95	1.44	3.82	(.23)	2.67	1.59
Less Distributions and Other:
Dividends (from net investment income)*	–	(.05)	–	–	–	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–	–	–
Redemption fees	–(3)	–(3)	N/A	N/A	–(3)	–(3)	–(3)	–
Total Distributions and Other	–	(.05)	–	–	–	–	–	–
Net Asset Value, End of Period	$11.57	$9.17	$10.98	$9.03	$18.81	$14.99	$15.22	$12.55
Total Return**	26.17%	(16.12)%	21.59%	18.97%	25.48%	(1.51)%	21.27%	14.51%
Net Assets, End of Period (in thousands)	$1,496	$802	$12,076	$13,346	$294	$259	$213	$67
Average Net Assets for the Period (in thousands)	$1,272	$7,522	$13,398	$10,379	$271	$268	$165	$38
Ratio of Gross Expenses to Average Net Assets***(4)	0.27%(5)(6)	1.21%(5)	1.24%(5)	1.24%(5)	1.26%(7)	1.25%(7)	1.43%(7)	1.31%(7)
Ratio of Net Expenses to Average Net Assets***(4)	0.27%(5)(6)	1.21%(5)	1.24%(5)	1.21%(5)	1.26%(7)	1.25%(7)	1.42%(7)	1.26%(7)
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.71%	0.14%	0.04%	(0.46)%	(0.64)%	(0.54)%	(0.80)%	(0.61)%
Portfolio Turnover Rate***	95%	138%	127%	125%	37%	89%	76%	111%

Class S Shares

For a share outstanding during the six-month period ended
March 31, 2012 (unaudited), each fiscal year ended
September 30, the two-month fiscal period ended
September 30, 2009 and each fiscal year or period ended	Janus International Equity Fund
July 31	2012	2011	2010	2009(8)	2009(9)	2008	2007(10)

Net Asset Value, Beginning of Period	$9.52	$11.04	$9.78	$9.24	$11.62	$11.34	$10.00
Income from Investment Operations:
Net investment income/(loss)	.24	.20	.04	.02	.07	.03	.08
Net gain/(loss) on investments (both realized and unrealized)	1.67	(1.67)	1.23	.52	(2.25)	–	1.26
Total from Investment Operations	1.91	(1.47)	1.27	.54	(2.18)	.03	1.34
Less Distributions and Other:
Dividends (from net investment income)*	(.05)	(.05)	(.01)	–	(.12)	(.01)	–
Distributions (from capital gains)*	–	–	–	–	(.09)	(.05)	–
Redemption fees	–(3)	–(3)	–(3)	–(3)	.01	.31	–
Total Distributions and Other	(.05)	(.05)	(.01)	–	(.20)	.25	–
Net Asset Value, End of Period	$11.38	$9.52	$11.04	$9.78	$9.24	$11.62	$11.34
Total Return**	20.20%	(13.41)%	13.03%	5.84%	(18.22)%	2.94%	13.40%
Net Assets, End of Period (in thousands)	$2,647	$2,865	$6,363	$4,702	$4,279	$3,426	$602
Average Net Assets for the Period (in thousands)	$2,735	$5,948	$5,510	$4,556	$2,738	$2,837	$565
Ratio of Gross Expenses to Average Net Assets***(4)	0.59%(11)	1.38%	1.46%	1.46%	1.54%	1.54%	1.75%
Ratio of Net Expenses to Average Net Assets***(4)	0.59%(11)	1.38%	1.46%	1.46%	1.54%	1.54%	1.75%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	3.06%	0.84%	0.63%	0.86%	1.50%(12)	1.07%	1.10%
Portfolio Turnover Rate***	50%	77%	132%	115%	176%	39%	57%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.27% and 0.27%, respectively, in 2012, 1.20% and 1.20%, respectively, in 2011, 1.23% and 1.23%, respectively, in 2010 and 1.22% and 1.19%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(6)	A non-recurring expense adjustment impacted the Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets for Class S Shares. The ratio would be 1.20% and 1.20%, respectively, without the inclusion of the non-recurring expense adjustment.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 1.23% and 1.23%, respectively, in 2012, 1.22% and 1.21%, respectively, in 2011, 1.30% and 1.29%, respectively, in 2010 and 1.31% and 1.26%, respectively, in 2009 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(8)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(9)	Period from August 1, 2008 through July 31, 2009.
(10)	Period from November 28, 2006 (inception date) through July 31, 2007.
(11)	A non-recurring expense adjustment impacted the Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets for Class S Shares. The ratio would be 1.44% and 1.44%, respectively, without the inclusion of the non-recurring expense adjustment.
(12)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.04%. The adjustment had no impact on total net assets or total return of the class.

See Notes to Financial Statements.

Janus Global & International Funds | 125

Financial Highlights  (continued)

Class S Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), the fiscal year ended September 30, 2011, the eleven-month
fiscal period ended September 30, 2010 and the fiscal period ended	Janus Overseas Fund
October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$33.82	$47.44	$38.61	$33.51
Income from Investment Operations:
Net investment income/(loss)	(.08)	(.01)	(.04)	.20
Net gain/(loss) on investments (both realized and unrealized)	6.41	(13.62)	8.97	4.89
Total from Investment Operations	6.33	(13.63)	8.93	5.09
Less Distributions and Other:
Dividends (from net investment income)*	–	–	(.11)	–
Distributions (from capital gains)*	(2.67)	–	–	–
Redemption fees	–(3)	.01	.01	.01
Total Distributions and Other	(2.67)	.01	(.10)	.01
Net Asset Value, End of Period	$37.48	$33.82	$47.44	$38.61
Total Return**	20.11%	(28.71)%	23.20%	15.22%
Net Assets, End of Period (in thousands)	$1,206,153	$1,132,967	$1,728,739	$1,371,807
Average Net Assets for the Period (in thousands)	$1,194,155	$1,731,141	$1,601,017	$1,344,815
Ratio of Gross Expenses to Average Net Assets***(4)	1.02%	1.18%	1.22%	1.19%
Ratio of Net Expenses to Average Net Assets***(4)	1.02%	1.18%	1.22%	1.18%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.44)%	0.13%	(0.04)%	0.18%
Portfolio Turnover Rate***	29%	43%	33%	45%

Class S Shares

For a share outstanding during the six-month period ended March 31, 2012	Janus Worldwide
(unaudited), the fiscal year ended September 30, 2011, the eleven-month fiscal period	Fund
ended September 30, 2010 and the fiscal period ended October 31, 2009	2012	2011	2010(1)	2009(2)

Net Asset Value, Beginning of Period	$38.56	$43.56	$37.43	$33.40
Income from Investment Operations:
Net investment income/(loss)	.03	.15	.09	.04
Net gain/(loss) on investments (both realized and unrealized)	8.06	(5.11)	6.16	3.98
Total from Investment Operations	8.09	(4.96)	6.25	4.02
Less Distributions and Other:
Dividends (from net investment income)*	(.16)	(.05)	(.12)	–
Distributions (from capital gains)*	–	–	–	–
Redemption fees	–(3)	.01	–(3)	.01
Total Distributions and Other	(.16)	(.04)	(.12)	.01
Net Asset Value, End of Period	$46.49	$38.56	$43.56	$37.43
Total Return**	21.06%	(11.38)%	16.73%	12.07%
Net Assets, End of Period (in thousands)	$47,772	$42,417	$61,881	$61,824
Average Net Assets for the Period (in thousands)	$45,551	$59,117	$62,208	$62,260
Ratio of Gross Expenses to Average Net Assets***(4)	1.25%	1.21%	1.16%	1.27%
Ratio of Net Expenses to Average Net Assets***(4)	1.25%	1.21%	1.16%	1.26%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.15%	0.37%	0.38%	0.64%
Portfolio Turnover Rate***	52%	94%	94%	195%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Period from July 6, 2009 (inception date) through October 31, 2009.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

126 | MARCH 31, 2012

Class T Shares

	Janus Asia		Janus Emerging
For a share outstanding during the six-month period ended March 31, 2012 (unaudited)	Equity Fund		Markets Fund
and the fiscal period ended September 30, 2011	2012	2011(1)	2012	2011(2)

Net Asset Value, Beginning of Period	$7.43	$10.00	$7.41	$10.00
Income from Investment Operations:
Net investment income/(loss)	–	(.23)	.02	(.01)
Net gain/(loss) on investments (both realized and unrealized)	1.67	(2.34)	1.46	(2.59)
Total from Investment Operations	1.67	(2.57)	1.48	(2.60)
Less Distributions and Other:
Dividends (from net investment income)*	–	–	(.04)	–
Distributions (from capital gains)*	–	–	(.03)	–
Redemption fees	–	–	–(3)	.01
Total Distributions and Other	–	–	(.07)	.01
Net Asset Value, End of Period	$9.10	$7.43	$8.82	$7.41
Total Return**	22.48%	(25.70)%	20.07%	(25.90)%
Net Assets, End of Period (in thousands)	$844	$619	$2,420	$1,301
Average Net Assets for the Period (in thousands)	$729	$724	$1,853	$1,320
Ratio of Gross Expenses to Average Net Assets***(4)	1.52%	1.35%	1.30%(5)	1.34%
Ratio of Net Expenses to Average Net Assets***(4)	1.52%	1.35%	1.29%(5)	1.34%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.60)%	0.85%	0.16%	0.85%
Portfolio Turnover Rate***	67%	12%	118%	211%

Class T Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month fiscal
period ended September 30, 2010 and each fiscal year	Janus Global Life Sciences Fund
ended October 31	2012	2011	2010(6)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$22.81	$22.19	$19.70	$17.78	$24.12	$20.25	$19.37
Income from Investment Operations:
Net investment income/(loss)	(.03)	(.12)	.27	.04	.03	–	–
Net gain/(loss) on investments (both realized and unrealized)	5.91	.84	2.22	1.94	(6.38)	3.87	.88
Total from Investment Operations	5.88	.72	2.49	1.98	(6.35)	3.87	.88
Less Distributions and Other:
Dividends (from net investment income)*	(.01)	(.10)	–(7)	(.06)	–	–	–
Distributions (from capital gains)*	–	–	–	–	–	–	–
Redemption fees	–(3)	–(3)	–(3)	–(3)	.01	–(3)	–(3)
Total Distributions and Other	(.01)	(.10)	–	(.06)	.01	–	–
Net Asset Value, End of Period	$28.68	$22.81	$22.19	$19.70	$17.78	$24.12	$20.25
Total Return**	25.78%	3.26%	12.65%	11.21%	(26.29)%	19.11%	4.54%
Net Assets, End of Period (in thousands)	$240,435	$203,916	$230,708	$646,206	$653,106	$894,002	$982,030
Average Net Assets for the Period (in thousands)	$222,403	$232,934	$381,186	$618,360	$835,370	$874,776	$1,101,726
Ratio of Gross Expenses to Average Net Assets***(4)	0.97%	1.00%(8)	1.01%(8)	1.04%	0.98%	1.01%	1.02%
Ratio of Net Expenses to Average Net Assets***(4)	0.97%	1.00%(8)	1.01%(8)	1.03%	0.97%	0.99%	1.01%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.23)%	(0.56)%	0.80%	0.28%	0.15%	(0.27)%	(0.39)%
Portfolio Turnover Rate***	49%	54%	46%	70%	81%	61%	87%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	Pursuant to a contractual agreement, Janus waived certain fees and expenses during the period. The Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets would have been 1.65% and 1.65%, respectively, in 2012 without the waiver of these fees and expenses.
(6)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(7)	Dividends (from net investment income) aggregated less than $.01 on a per share basis.
(8)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.97% and 0.97%, respectively, in 2011 and 0.98% and 0.98%, respectively, in 2010 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

Janus Global & International Funds | 127

Financial Highlights  (continued)

Class T Shares

For a share outstanding during the six-month period ended
March 31, 2012 (unaudited), the fiscal year ended
September 30, 2011, the eleven-month fiscal period ended
September 30, 2010 and each fiscal year ended	Janus Global Research Fund
October 31	2012	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$12.55	$13.50	$11.38	$8.81	$17.11	$13.16	$11.11
Income from Investment Operations:
Net investment income/(loss)	.02	.04	.06	.05	.04	.04	.10
Net gain/(loss) on investments (both realized and unrealized)	3.08	(.87)	2.06	2.60	(7.58)	4.72	2.22
Total from Investment Operations	3.10	(.83)	2.12	2.65	(7.54)	4.76	2.32
Less Distributions and Other:
Dividends (from net investment income)*	(.02)	(.12)	–(2)	(.08)	(.05)	(.05)	(.04)
Distributions (from capital gains)*	–	–	–	–	(.72)	(.76)	(.23)
Redemption fees	–(3)	–(3)	–(3)	–(3)	.01	–(3)	–
Total Distributions and Other	(.02)	(.12)	–	(.08)	(.76)	(.81)	(.27)
Net Asset Value, End of Period	$15.63	$12.55	$13.50	$11.38	$8.81	$17.11	$13.16
Total Return**	24.73%	(6.27)%	18.67%	30.46%	(45.95)%	38.09%	21.21%
Net Assets, End of Period (in thousands)	$117,371	$93,622	$114,874	$203,125	$167,476	$284,162	$113,025
Average Net Assets for the Period (in thousands)	$105,762	$118,574	$142,843	$166,030	$260,977	$173,760	$79,500
Ratio of Gross Expenses to Average Net Assets***(4)	1.12%	1.10%	1.18%	1.25%	1.15%	1.12%	1.16%
Ratio of Net Expenses to Average Net Assets***(4)	1.12%	1.10%	1.18%	1.24%	1.14%	1.11%	1.14%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.26%	0.30%	0.47%	0.56%	0.39%(5)	0.36%	0.48%
Portfolio Turnover Rate***	69%	78%	74%	99%	95%	72%	118%

Class T Shares

For a share outstanding during the six-month
period ended March 31, 2012 (unaudited), the
fiscal year ended September 30, 2011, the
eleven-month fiscal period ended September 30,	Janus Global Select Fund
2010 and each fiscal year ended October 31	2012	2011	2010(1)	2009	2008	2007	2006(6)

Net Asset Value, Beginning of Period	$9.16	$11.01	$9.03	$7.14	$13.57	$9.49	$7.80
Income from Investment Operations:
Net investment income/(loss)	–	.20	(.01)	.01	.08	.03	.04
Net gain/(loss) on investments (both realized and unrealized)	2.36	(1.93)	1.99	1.95	(6.47)	4.07	1.71
Total from Investment Operations	2.36	(1.73)	1.98	1.96	(6.39)	4.10	1.75
Less Distributions and Other:
Dividends (from net investment income)*	(.10)	(.12)	–(2)	(.06)	(.04)	(.02)	(.06)
Distributions (from capital gains)*	–	–	–	–	–	–	–
Return of capital	N/A	N/A	N/A	(.01)	N/A	N/A	N/A
Redemption fees	–(3)	–(3)	N/A	N/A	N/A	N/A	N/A
Total Distributions and Other	(.10)	(.12)	–	(.07)	(.04)	(.02)	(.06)
Net Asset Value, End of Period	$11.42	$9.16	$11.01	$9.03	$7.14	$13.57	$9.49
Total Return**	26.00%	(15.97)%	21.96%	27.96%	(47.21)%	43.32%	22.58%
Net Assets, End of Period (in thousands)	$922,461	$831,865	$1,381,716	$3,133,551	$2,694,881	$5,188,347	$3,243,102
Average Net Assets for the Period (in thousands)	$889,467	$1,277,525	$2,008,730	$2,600,372	$4,709,077	$3,773,555	$966,223
Ratio of Gross Expenses to Average Net Assets***(4)	0.96%(7)	0.96%(7)	0.95%(7)	0.97%(7)	0.94%(7)	0.93%	1.00%
Ratio of Net Expenses to Average Net Assets***(4)	0.96%(7)	0.96%(7)	0.95%(7)	0.96%(7)	0.94%(7)	0.92%	0.99%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.02)%	0.59%	0.22%	0.14%	0.67%	0.34%	0.80%
Portfolio Turnover Rate***	95%	138%	127%	125%	144%	24%	63%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Dividends (from net investment income) aggregated less than $.01 on a per share basis.
(3)	Redemption fees aggregated less than $.01 on a per share basis.
(4)	See Note 6 in Notes to Financial Statements.
(5)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.03%. The adjustment had no impact on the total net assets of the class.
(6)	Effective October 31, 2006, Janus Olympus Fund merged into Janus Global Select Fund.
(7)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.96% and 0.96%, respectively, in 2012, 0.95% and 0.95%, respectively, in 2011, 0.94% and 0.94%, respectively, in 2010, 0.96% and 0.95%, respectively, in 2009 and 0.93% and 0.92%, respectively, in 2008 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.

See Notes to Financial Statements.

128 | MARCH 31, 2012

Class T Shares

For a share outstanding during the six-month period
ended March 31, 2012 (unaudited), the fiscal year
ended September 30, 2011, the eleven-month fiscal
period ended September 30, 2010 and each fiscal	Janus Global Technology Fund
year ended October 31	2012	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$15.09	$15.28	$12.57	$9.29	$16.51	$12.23	$10.88
Income from Investment Operations:
Net investment income/(loss)	(.04)	(.03)	(.05)	–	–	.06	–
Net gain/(loss) on investments (both realized and unrealized)	3.91	(.16)	2.76	3.28	(7.16)	4.22	1.36
Total from Investment Operations	3.87	(.19)	2.71	3.28	(7.16)	4.28	1.36
Less Distributions and Other:
Dividends (from net investment income)*	–	–	–	–	(.06)	–	(.01)
Distributions (from capital gains)*	–	–	–	–	–	–	–
Redemption fees	–(2)	–(2)	–(2)	–(2)	–(2)	–(2)	–(2)
Total Distributions and Other	–	–	–	–	(.06)	–	(.01)
Net Asset Value, End of Period	$18.96	$15.09	$15.28	$12.57	$9.29	$16.51	$12.23
Total Return**	25.65%	(1.24)%	21.56%	35.31%	(43.51)%	35.00%	12.48%
Net Assets, End of Period (in thousands)	$264,272	$225,429	$265,438	$713,536	$533,329	$1,028,084	$914,349
Average Net Assets for the Period (in thousands)	$242,393	$283,158	$424,663	$584,300	$828,435	$915,092	$999,147
Ratio of Gross Expenses to Average Net Assets***(3)	1.01%(4)	1.00%(4)	1.13%(4)	1.06%(4)	1.02%(4)	1.04%	1.13%
Ratio of Net Expenses to Average Net Assets***(3)	1.01%(4)	1.00%(4)	1.13%(4)	1.05%(4)	1.01%(4)	1.03%	1.11%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.39)%	(0.31)%	(0.66)%	(0.32)%	(0.15)%(5)	0.40%	(0.30)%
Portfolio Turnover Rate***	37%	89%	76%	111%	90%	57%	85%

Class T Shares

For a share outstanding during the six-month period ended March 31, 2012
(unaudited), each fiscal year ended September 30, the two-month fiscal	Janus International Equity Fund
period ended September 30, 2009 and the fiscal period ended July 31, 2009	2012	2011	2010	2009(6)	2009(7)

Net Asset Value, Beginning of Period	$9.34	$10.86	$9.64	$9.10	$8.34
Income from Investment Operations:
Net investment income/(loss)	.06	.11	.05	.02	.01
Net gain/(loss) on investments (both realized and unrealized)	1.68	(1.53)	1.22	.52	.75
Total from Investment Operations	1.74	(1.42)	1.27	.54	.76
Less Distributions and Other:
Dividends (from net investment income)*	(.16)	(.10)	(.05)	–	–
Distributions (from capital gains)*	–	–	–	–	–
Redemption fees	–(2)	–(2)	–(2)	–	–
Total Distributions and Other	(.16)	(.10)	(.05)	–	–
Net Asset Value, End of Period	$10.92	$9.34	$10.86	$9.64	$9.10
Total Return**	18.82%	(13.23)%	13.22%	5.93%	9.11%
Net Assets, End of Period (in thousands)	$6,836	$5,184	$2,137	$1	$1
Average Net Assets for the Period (in thousands)	$5,646	$4,425	$645	$1	$1
Ratio of Gross Expenses to Average Net Assets***(3)	1.20%	1.12%	1.26%	1.07%	1.50%
Ratio of Net Expenses to Average Net Assets***(3)	1.20%	1.12%	1.26%	1.07%	1.50%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.79%	1.13%	1.14%	1.23%	(0.41)%
Portfolio Turnover Rate***	50%	77%	132%	115%	176%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.
(4)	Ratio of Gross Expenses to Average Net Assets and Ratio of Net Expenses to Average Net Assets include any applicable dividends and interest on short positions and may include stock loan fees. The ratios would have been 0.98% and 0.98%, respectively, in 2012, 0.97% and 0.97%, respectively, in 2011, 0.99% and 0.99%, respectively, in 2010, 1.06% and 1.05%, respectively, in 2009 and 1.02% and 1.01%, respectively, in 2008 without the inclusion of any applicable dividends and interest on short positions and any stock loan fees.
(5)	As a result in the recharacterization of dividend income to return of capital, the Ratio of Net Investment Income/(Loss) to Average Net Assets has been reduced by 0.02%. The adjustment had no impact on the total net assets of the class.
(6)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(7)	Period from July 6, 2009 (inception date) through July 31, 2009.

See Notes to Financial Statements.

Janus Global & International Funds | 129

Financial Highlights  (continued)

Class T Shares

For a share outstanding during the six-month
period ended March 31, 2012 (unaudited),
the fiscal year ended September 30, 2011,
the eleven-month fiscal period ended
September 30, 2010 and each fiscal year	Janus Overseas Fund
ended October 31	2012	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$33.95	$47.56	$38.65	$27.12	$63.02	$42.45	$28.42
Income from Investment Operations:
Net investment income/(loss)	(.04)	.11	.01	.41	.63	.36	.49
Net gain/(loss) on investments (both realized and unrealized)	6.44	(13.68)	9.04	12.66	(31.38)	20.74	13.80
Total from Investment Operations	6.40	(13.57)	9.05	13.07	(30.75)	21.10	14.29
Less Distributions and Other:
Dividends (from net investment income)*	–	(.05)	(.15)	(.22)	(.88)	(.55)	(.28)
Distributions (from capital gains)*	(2.67)	–	–	(1.33)	(4.29)	–	–
Redemption fees	–(2)	.01	.01	.01	.02	.02	.02
Total Distributions and Other	(2.67)	(.04)	(.14)	(1.54)	(5.15)	(.53)	(.26)
Net Asset Value, End of Period	$37.68	$33.95	$47.56	$38.65	$27.12	$63.02	$42.45
Total Return**	20.24%	(28.54)%	23.48%	51.63%	(52.78)%	50.24%	50.71%
Net Assets, End of Period (in thousands)	$3,895,345	$3,719,191	$6,113,812	$7,112,657	$4,345,024	$11,424,962	$5,317,122
Average Net Assets for the Period (in thousands)	$3,858,230	$6,059,513	$6,528,596	$5,182,633	$9,214,669	$7,916,993	$3,933,175
Ratio of Gross Expenses to Average Net Assets***(3)	0.77%	0.93%	0.95%	0.91%	0.90%	0.89%	0.92%
Ratio of Net Expenses to Average Net Assets***(3)	0.77%	0.93%	0.95%	0.91%	0.89%	0.89%	0.91%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	(0.19)%	0.37%	0.14%	0.90%	0.79%	0.77%	1.69%
Portfolio Turnover Rate***	29%	43%	33%	45%	50%	51%	61%

Class T Shares

For a share outstanding during the six-month
period ended March 31, 2012 (unaudited), the
fiscal year ended September 30, 2011, the	Janus Worldwide
eleven-month fiscal period ended September 30,	Fund
2010 and each fiscal year ended October 31	2012	2011	2010(1)	2009	2008	2007	2006

Net Asset Value, Beginning of Period	$38.09	$43.67	$37.49	$31.36	$60.04	$48.05	$41.41
Income from Investment Operations:
Net investment income/(loss)	.09	.28	.20	.41	.43	.32	.65
Net gain/(loss) on investments (both realized and unrealized)	7.95	(5.65)	6.16	6.37	(28.82)	12.31	6.48
Total from Investment Operations	8.04	(5.37)	6.36	6.78	(28.39)	12.63	7.13
Less Distributions and Other:
Dividends (from net investment income)*	(.30)	(.21)	(.18)	(.65)	(.29)	(.64)	(.49)
Distributions (from capital gains)*	–	–	–	–	–	–	–
Redemption fees	–(2)	–(2)	–(2)	–(2)	–(2)	–(2)	–(2)
Total Distributions and Other	(.30)	(.21)	(.18)	(.65)	(.29)	(.64)	(.49)
Net Asset Value, End of Period	$45.83	$38.09	$43.67	$37.49	$31.36	$60.04	$48.05
Total Return**	21.23%	(12.39)%	17.01%	22.08%	(47.49)%	26.53%	17.34%
Net Assets, End of Period (in thousands)	$869,950	$779,768	$1,055,258	$2,207,945	$2,044,859	$4,645,253	$4,373,358
Average Net Assets for the Period (in thousands)	$836,164	$1,030,840	$1,454,113	$1,971,727	$3,480,275	$4,522,584	$4,601,953
Ratio of Gross Expenses to Average Net Assets***(3)	1.00%	0.96%	0.87%	0.76%	0.83%	0.88%	0.87%
Ratio of Net Expenses to Average Net Assets***(3)	1.00%	0.96%	0.86%	0.76%	0.83%	0.87%	0.86%
Ratio of Net Investment Income/(Loss) to Average Net Assets***	0.40%	0.64%	0.55%	1.34%	0.82%	0.53%	1.31%
Portfolio Turnover Rate***	52%	94%	94%	195%	16%	27%	43%

*	See Note 5 in Notes to Financial Statements.
**	Total return not annualized for periods of less than one full year.
***	Annualized for periods of less than one full year.
(1)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(2)	Redemption fees aggregated less than $.01 on a per share basis.
(3)	See Note 6 in Notes to Financial Statements.

See Notes to Financial Statements.

130 | MARCH 31, 2012

Notes to Schedules of Investments (unaudited)

Lipper Emerging Markets Funds	Funds that seek long-term capital appreciation by investing at least 65% of total assets in emerging market equity securities, where “emerging market” is defined by a country’s GNP per capita or other economic measures.

Lipper Global Funds	Funds that invest at least 25% of their portfolios in securities traded outside of the United States and that may own U.S. securities as well.

Lipper Global Science and Technology Funds	Funds that invest primarily in the equity securities of domestic and foreign companies engaged in science and technology.

Lipper Global Health/Biotechnology Funds	Funds that invest primarily in the equity securities of domestic and foreign companies engaged in healthcare, medicine, and biotechnology.

Lipper International Funds	Funds that invest their assets in securities with primary trading markets outside of the United States.

Morgan Stanley Capital International All Country Asia ex-Japan Index	A free float-adjusted, market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International All Country World ex-U.S. IndexSM	An unmanaged, free float-adjusted, market capitalization weighted index composed of stocks of companies located in countries throughout the world, excluding the United States. It is designed to measure equity market performance in global developed and emerging markets outside the United States. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International All Country World IndexSM	An unmanaged, free float-adjusted market capitalization weighted index composed of stocks of companies located in countries throughout the world. It is designed to measure equity market performance in global developed and emerging markets. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International EAFE® Index	A free float-adjusted market capitalization weighted index designed to measure developed market equity performance. The MSCI EAFE® Index is composed of companies representative of the market structure of developed market countries. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International Emerging Markets IndexSM	A free float-adjusted market capitalization index that is designed to measure equity market performance of emerging markets. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World Growth Index	Measures the performance of growth stocks in developed countries throughout the world. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World Health Care Index	A capitalization weighted index that monitors the performance of health care stocks from developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World IndexSM	A market capitalization weighted index composed of companies representative of the market structure of developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.

Morgan Stanley Capital International World Information Technology Index	A capitalization weighted index that monitors the performance of information technology stocks from developed market countries in North America, Europe, and the Asia/Pacific Region. The index includes reinvestment of dividends, net of foreign withholding taxes.

S&P 500® Index	A commonly recognized, market-capitalization weighted index of 500 widely held equity securities, designed to measure broad U.S. equity performance.

ADR	American Depositary Receipt

ETF	Exchange-Traded Fund

EDR	European Depositary Receipt

Janus Global & International Funds | 131

Notes to Schedules of Investments (unaudited) (continued)

GDR	Global Depositary Receipt

LIBOR	London Interbank Offered Rate

PCL	Public Company Limited

PLC	Public Limited Company

REIT	Real Estate Investment Trust

U.S. Shares	Securities of foreign companies trading on an American Stock Exchange.

*	Non-income producing security.
**	A portion of this security has been segregated by the custodian to cover margin or segregation requirements on open futures contracts, forward currency contracts, options contracts, short sales, swap agreements, and/or securities with extended settlement dates.
ß	Security is illiquid.

°°  Schedule of Fair Valued Securities (as of March 31, 2012)

		Value as a
	Value	% of Net Assets

Janus Emerging Markets Fund
Indiabulls Infrastructure and Power, Ltd.	$10,427	0.0%

Janus Global Life Sciences Fund
Fibrogen, Inc. – Private Placement	$5,786,786	0.8%
GMP Cos., Inc. – Private Placement	0	0.0%
Lifesync Holdings, Inc. – Private Placement	1	0.0%
Mediquest Therapeutics – expires 6/15/12	1	0.0%
Mediquest Therapeutics – Private Placement	8	0.0%
Mediquest Therapeutics – Private Placement, (Series A-1), 0%	5	0.0%
Portola Pharmaceuticals, Inc. – Private Placement, 0%	4,130,815	0.5%
Puma Biotechnology, Inc.	2,499,998	0.3%

	$12,417,614	1.6%

Janus Global Technology Fund
Workday, Inc. – Private Placement	$2,469,808	0.3%

Janus Overseas Fund
Chaoda Modern Agriculture Holdings, Ltd.	$14,563,365	0.2%

Janus Worldwide Fund
Chaoda Modern Agriculture Holdings, Ltd.	$1,866,953	0.1%
Indiabulls Infrastructure and Power, Ltd.	296,237	0.0%

	$2,163,190	0.1%

Securities are valued at “fair value” pursuant to procedures adopted by the Funds’ Trustees. The Schedule of Fair Valued Securities does not include international equity securities fair valued pursuant to systematic fair valuation models. Securities are restricted as to resale and may not have a readily available market.

§ Schedule of Restricted and Illiquid Securities (as of March 31, 2012)

	Acquisition	Acquisition		Value as a
	Date	Cost	Value	% of Net Assets

Janus Global Life Sciences Fund
Fibrogen, Inc. – Private Placement	12/28/04 – 11/8/05	$5,786,786	$5,786,786	0.8%
GMP Cos., Inc. – Private Placement	3/9/09	883,256	0	0.0%
Lifesync Holdings, Inc. – Private Placement	3/9/09	4,986,172	1	0.0%
Mediquest Therapeutics – expires 6/15/12	10/12/07 – 5/8/08	94,066	1	0.0%
Mediquest Therapeutics – Private Placement	5/11/06 – 6/15/06	5,018,510	8	0.0%
Mediquest Therapeutics – Private Placement, (Series A-1), 0%	3/31/09	3,135,054	5	0.0%
Portola Pharmaceuticals, Inc. – Private Placement, 0%	7/3/08	4,130,815	4,130,815	0.5%

		$24,034,659	$9,917,616	1.3%

Janus Global Technology Fund
Workday, Inc. – Private Placement	10/13/11	$2,469,808	$2,469,808	0.3%

The Funds have registration rights for certain restricted securities held as of March 31, 2012. The issuer incurs all registration costs.

132 | MARCH 31, 2012

£	The Investment Company Act of 1940, as amended, defines affiliates as those companies in which a fund holds 5% or more of the outstanding voting securities at any time during the period ended March 31, 2012.

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 3/31/12

Janus Global Life Sciences Fund
GMP Cos., Inc. – Private Placement§ (1)	–	$–	–	$–	$–	$–	$0
Lifesync Holdings, Inc. – Private Placement§	–	–	–	–	–	–	1
Mediquest Therapeutics – Private Placement§	–	–	–	–	–	–	8

		$–		$–	$–	$–	$9

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 3/31/12

Janus Global Select Fund
Chroma ATE, Inc.*	–	$–	–	$–	$–	$–	$55,631,634
EVA Precision Industrial Holdings, Ltd.	15,894,000	3,082,824	–	–	–	–	26,604,386
Gategroup Holding A.G.	–	–	–	–	–	–	61,850,857
Tellabs, Inc.	–	–	7,438,595	41,185,283	(11,826,810)	980,254	82,170,272

		$3,082,824		$41,185,283	$(11,826,810)	$980,254	$226,257,149

	Purchases		Sales		Realized	Dividend	Value
	Shares	Cost	Shares	Cost	Gain/(Loss)	Income	at 3/31/12

Janus Overseas Fund
Bajaj Hindusthan, Ltd.	24,507,284	$18,211,665	–	$–	$–	$298,505	$22,443,361
Chaoda Modern Agriculture Holdings, Ltd.ß	–	–	–	–	–	–	14,563,365
Chariot Oil & Gas, Ltd.	13,476,520	36,340,664	–	–	–	–	42,675,180
Cosan, Ltd. – Class A	–	–	130,300	1,368,150	312,688	–	207,583,309
Cyrela Brazil Realty S.A.(2)	–	–	11,841,500	109,640,223	4,587,760	–	N/A
Delta Air Lines, Inc.*	3,145,545	26,526,869	16,580,285	175,393,047	(17,138,154)	–	419,854,255
John Keells Holdings PLC	–	–	–	–	–	1,508,563	139,160,370
Li & Fung, Ltd.(2)	–	–	92,432,000	223,196,686	(22,698,611)	–	N/A
Melco International Development, Ltd.	–	–	695,000	1,485,974	(869,866)	–	71,280,403
Niko Resources, Ltd.	–	–	–	–	–	262,468	91,136,985
Petroplus Holdings A.G.	–	–	12,302,358	215,385,266	(184,874,532)	–	–
Youku.com, Inc. (ADR)	3,862,138	70,902,591	53,700	2,587,266	(1,482,678)	–	126,712,493

		$151,981,789		$729,056,612	$(222,163,393)	$2,069,536	$1,135,409,721

(1)	Certificates will be issued under new company name, Lifesync Holdings, Inc.
(2)	Company was no longer an affiliate as of March 31, 2012.

The following is a summary of the inputs that were used to value the Funds’ investments in securities and other financial instruments as of March 31, 2012. See Notes to Financial Statements for more information.

Valuation Inputs Summary (as of March 31, 2012)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Asia Equity Fund
Common Stock
Internet Content – Entertainment	$–	$79,164	$–
All Other	7,105,939	–	–

Money Market	–	305,161	–

Total Investments in Securities	$7,105,939	$384,325	$–

Janus Global & International Funds | 133

Notes to Schedules of Investments (unaudited) (continued)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Emerging Markets Fund
Common Stock
Cellular Telecommunications	$451,571	$381,737	$–
Commercial Banks	877,395	1,971,037	–
E-Commerce/Services	–	114,238	–
Electric – Generation	–	–	10,427
Food – Retail	–	170,674	–
Insurance Brokers	–	238,350	–
Internet Content – Entertainment	–	84,244	–
Medical – Generic Drugs	–	260,920	–
Metal – Iron	1,055,926	493,826	–
Oil Companies – Exploration and Production	1,248,842	453,365	–
Oil Companies – Integrated	608,703	776,187	–
Real Estate Operating/Development	744,307	494,668	–
Rubber/Plastic Products	147,360	92,045	–
Steel – Producers	–	136,806	–
Telecommunication Services	305,684	384,237	–
All Other	9,414,262	–	–

Exchange-Traded Fund	1,023,326	–	–

Total Investments in Securities	$15,877,376	$6,052,334	$10,427

Investments in Securities:
Janus Global Life Sciences Fund
Common Stock
Medical – Biomedical and Genetic	$173,467,314	$–	$8,286,784
Medical – Drugs	188,056,250	12,756,761	–
Medical – Generic Drugs	44,227,366	18,349,508	8
Medical Instruments	13,640,833	–	1
All Other	282,567,989	–	–

Preferred Stock	–	–	4,130,820

Warrant	–	–	1

Money Market	–	5,701,635	–

Total Investments in Securities	$701,959,752	$36,807,904	$12,417,614

Investments in Securities:
Janus Global Research Fund
Common Stock
Cellular Telecommunications	$–	$1,626,539	$–
Commercial Banks	4,685,382	599,923	–
Food – Retail	1,584,128	1,268,926	–
Oil Companies – Integrated	4,370,307	2,180,131	–
All Other	281,679,097	–	–

Exchange-Traded Fund	2,393,040	–	–

Money Market	–	7,333,328	–

Total Investments in Securities	$294,711,954	$13,008,847	$–

Investments in Securities:
Janus Global Select Fund
Common Stock
E-Commerce/Services	$–	$23,506,991	$–
Food – Retail	–	52,159,664	–
All Other	2,744,804,803	–	–

Money Market	–	10,639,000	–

Total Investments in Securities	$2,744,804,803	$86,305,655	$–

134 | MARCH 31, 2012

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Investments in Securities:
Janus Global Technology Fund
Common Stock
E-Commerce/Services	$4,003,090	$3,574,279	$–
Internet Content – Entertainment	13,012,096	6,087,844	–
Media	–	–	2,469,808
All Other	846,871,164	–	–

Money Market	–	11,499,000	–

Total Investments in Securities	$863,886,350	$21,161,123	$2,469,808

Investments in Securities:
Janus International Equity Fund
Common Stock
E-Commerce/Services	$–	$3,035,443	$–
Internet Content – Entertainment	–	1,713,615	–
Oil Companies – Exploration and Production	10,588,905	3,617,617	–
All Other	192,299,639	–	–

Money Market	–	8,597,237	–

Total Investments in Securities	$202,888,544	$16,963,912	$–

Investments in Securities:
Janus Overseas Fund
Common Stock
Agricultural Operations	$–	$14,563,365	$–
E-Commerce/Services	–	37,224,609	–
Food – Retail	–	43,382,660	–
Internet Content – Entertainment	–	126,712,493	–
Oil Companies – Integrated	123,092,071	450,557,412	–
Sugar	230,026,670	701,647	–
All Other	7,953,756,565	–	–

Money Market	–	138,695,000	–

Total Investments in Securities	$8,306,875,306	$811,837,186	$–

Investments in Securities:
Janus Worldwide Fund
Common Stock
Agricultural Operations	$–	$1,866,953	$–
Electric – Generation	–	–	296,237
Internet Content – Entertainment	–	16,500,416	–
Metal – Iron	19,532,869	13,987,268	–
Oil Companies – Integrated	55,657,849	47,310,531	–
All Other	1,871,378,017	–	–

Preferred Stock	–	16,584,325	–

Warrant	–	27,108,629	–

Money Market	–	24,833,714	–

Total Investments in Securities	$1,946,568,735	$148,191,836	$296,237

Investments in Purchased Options:
Janus Emerging Markets Fund	$–	$98,237	$–
Janus Global Select Fund	–	77,445,344	–
Janus Worldwide Fund	–	5,072	–

Investments in Securities Sold Short:
Janus Global Technology Fund	$(6,799,341)	$–	$–

Janus Global & International Funds | 135

Notes to Schedules of Investments (unaudited) (continued)

		Level 2 – Other Significant	Level 3 – Significant
	Level 1 – Quoted Prices	Observable Inputs(a)	Unobservable Inputs

Other Financial Instruments(b):
Janus Asia Equity Fund	$–	$(183)	$–
Janus Emerging Markets Fund	–	(44,532)	–
Janus Global Life Sciences Fund	–	(139,637)	–
Janus Global Select Fund	–	(82,175,918)	–
Janus Global Technology Fund	–	(1,904,968)	–
Janus International Equity Fund	–	38,323	–
Janus Overseas Fund	–	(38,666,042)	–
Janus Worldwide Fund	–	189,421	–

(a)	Includes fair value factors.
(b)	Other financial instruments include futures, forward currency, written option, and swap contracts. Forward currency contracts and swap contracts are reported at their unrealized appreciation/(depreciation) at measurement date, which represents the change in the contract’s value from trade date. Futures are reported at their variation margin at measurement date, which represents the amount due to/from each Fund at that date. Options are reported at their market value at measurement date.

Level 3 Valuation Reconciliation of Assets (for the six-month period ended March 31, 2012)

			Change in			Transfers In
			Unrealized			and/or
	Balance as of	Realized	Appreciation/			Out of	Balance as of
	September 30, 2011	Gain/(Loss)(a)	(Depreciation)(b)	Gross Purchases	Gross Sales	Level 3	March 31, 2012

Investments in Securities:
Janus Emerging Markets Fund
Common Stock
Electric – Generation	$–	$–	$(15,541)	$25,968	$–	$–	$10,427
Janus Global Life Sciences Fund
Common Stock
Medical – Biomedical and Genetic	5,786,786	–	–	2,499,998	–	–	8,286,784
Medical – Generic Drugs	2,509,255	–	(2,509,247)	–	–	–	8
Medical Instruments	–	–	1	–	–	–	1
Preferred Stock	6,403,810	–	(2,272,990)	–	–	–	4,130,820
Warrant	1	–	–	–	–	–	1
Janus Global Technology Fund
Common Stock
Media	–	–	–	2,469,808	–	–	2,469,808
Janus Overseas Fund
Common Stock
Agricultural Operations	12,532,298	–	–	–	–	(12,532,298)	–
Janus Worldwide Fund
Common Stock
Agricultural Operations	1,606,580	–	–	–	–	(1,606,580)	–
Electric – Generation	–	–	(292,513)	588,750	–	–	296,237

(a)	Included in “Net realized gain/(loss) from investment and foreign currency transactions” on the Statements of Operations.
(b)	Included in “Change in unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation” on the Statements of Operations.

Aggregate collateral segregated to cover margin or segregation requirements on open futures contracts, forward currency contracts, options contracts, short sales, swap agreements, and/or securities with extended settlement dates as of March 31, 2012 is noted below.

Fund	Aggregate Value

Janus Asia Equity Fund	$133,922
Janus Emerging Markets Fund	4,631,808
Janus Global Life Sciences Fund	76,165,802
Janus Global Select Fund	1,734,390,475
Janus Global Technology Fund	187,129,520
Janus International Equity Fund	44,624,296
Janus Overseas Fund	1,729,556,901
Janus Worldwide Fund	377,362,468

136 | MARCH 31, 2012

Notes to Financial Statements (unaudited)

The following section describes the organization and significant accounting policies and provides more detailed information about the schedules and tables that appear throughout this report. In addition, the Notes to Financial Statements explain the methods used in preparing and presenting this report.

1.	Organization and Significant Accounting Policies

Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Research Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund (individually, a “Fund” and collectively, the “Funds”) are series funds. The Funds are part of Janus Investment Fund (the “Trust”), which is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The financial statements include information for the six-month period ended March 31, 2012. The Trust offers forty-five funds which include multiple series of shares, with differing investment objectives and policies. The Funds invest primarily in equity securities. Each Fund in this report is classified as diversified, as defined in the 1940 Act, with the exception of Janus Global Select Fund, which is classified as nondiversified.

Each Fund in this report offers multiple classes of shares in order to meet the needs of various types of investors. Each class represents an interest in the same portfolio of investments. Certain financial intermediaries may not offer all classes of shares.

Class A Shares and Class C Shares are generally offered through financial intermediary platforms including, but not limited to, traditional brokerage platforms, mutual fund wrap fee programs, bank trust platforms, and retirement platforms. The maximum purchase in Class C Shares is $500,000 for any single purchase.

Class D Shares are generally no longer being made available to new investors. The Shares are available only to investors who hold accounts directly with the Janus funds and to immediate family members or members of the same household of an eligible individual investor. The Shares are not offered through financial intermediaries.

Class I Shares are available through certain financial intermediary platforms including, but not limited to, mutual fund wrap fee programs, managed account programs, asset allocation programs, and bank trust platforms, as well as certain retirement platforms. Class I Shares are also available to certain institutional investors including, but not limited to, corporations, certain retirement plans, public plans, and foundations/endowments.

Class R Shares are offered through financial intermediary platforms including, but not limited to, retirement platforms.

Class S Shares are offered through financial intermediary platforms including, but not limited to, retirement platforms and asset allocation, mutual fund wrap, or other discretionary or nondiscretionary fee-based investment advisory programs. In addition, Class S Shares may be available through certain financial intermediaries who have an agreement with Janus Capital Management LLC (“Janus Capital”) or its affiliates to offer Class S Shares on their supermarket platforms.

Class T Shares are available through certain financial intermediary platforms including, but not limited to, mutual fund wrap fee programs, managed account programs, asset allocation programs, bank trust platforms, as well as certain retirement platforms. In addition, Class T Shares may be available through certain financial intermediaries who have an agreement with Janus Capital or its affiliates to offer Class T Shares on their supermarket platforms.

The following accounting policies have been followed by the Funds and are in conformity with accounting principles generally accepted in the United States of America within the investment management industry.

Investment Valuation
Securities are valued at the last sales price or the official closing price for securities traded on a principal securities exchange (U.S. or foreign) and on the NASDAQ National Market. Securities traded on over-the-counter (“OTC”) markets and listed securities for which no sales are reported are valued at the latest bid price (or yield equivalent thereof) obtained from one or more dealers transacting in a market for such securities or by a pricing service approved by the Funds’ Trustees. Short-term securities with maturities of 60 days or less may be valued at amortized cost, which approximates market value. Debt securities with a remaining maturity of greater than 60 days are valued in accordance with the evaluated bid price supplied by the pricing service. The evaluated bid price supplied by the pricing service is an evaluation that reflects such factors as security prices, yields, maturities and ratings. Short positions shall be valued in accordance with the same methodologies, except that in the event that a last sale price is not available, the latest ask price shall be used instead of a bid price. Foreign securities and currencies are converted to U.S. dollars using the applicable exchange rate in effect as of the daily close of the New York Stock Exchange (“NYSE”). When market quotations are not readily available or deemed unreliable, or events or circumstances that may affect the value of portfolio securities held by the Funds are identified between the closing of their principal markets and the time the net asset value (“NAV”) is determined, securities

Janus Global & International Funds | 137

Notes to Financial Statements (unaudited) (continued)

may be valued at fair value as determined in good faith under procedures established by and under the supervision of the Funds’ Trustees. Circumstances in which fair value pricing may be utilized include, but are not limited to: (i) a significant event that may affect the securities of a single issuer, such as a merger, bankruptcy, or significant issuer specific development; (ii) an event that may affect an entire market, such as a natural disaster or significant governmental action; (iii) a nonsignificant event such as a market closing early or not opening, or a security trading halt; and (iv) pricing of a non-valued security and a restricted or non-public security. The Funds may use systematic fair valuation models provided by independent third parties to value international equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE. Restricted and illiquid securities are valued in accordance with procedures established by the Funds’ Trustees.

Investment Transactions and Investment Income
Investment transactions are accounted for as of the date purchased or sold (trade date). Dividend income is recorded on the ex-dividend date. Certain dividends from foreign securities will be recorded as soon as the Trust is informed of the dividend, if such information is obtained subsequent to the ex-dividend date. Dividends from foreign securities may be subject to withholding taxes in foreign jurisdictions. Interest income is recorded on the accrual basis and includes amortization of premiums and accretion of discounts. Gains and losses are determined on the identified cost basis, which is the same basis used for federal income tax purposes. Income, as well as gains and losses, both realized and unrealized, are allocated daily to each class of shares based upon the ratio of net assets represented by each class as a percentage of total net assets.

Expenses
Each Fund bears expenses incurred specifically on its behalf, as well as a portion of general expenses, which may be allocated pro rata to each Fund. Each class of shares bears expenses incurred specifically on its behalf and, in addition, each class bears a portion of general expenses, which are allocated daily to each class of shares based upon the ratio of net assets represented by each class as a percentage of total net assets. Expenses directly attributable to a specific class of shares are charged against the operations of such class.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translations
The Funds do not isolate that portion of the results of operations resulting from the effect of changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held at the date of the financial statements. Net unrealized appreciation or depreciation of investments and foreign currency translations arise from changes in the value of assets and liabilities, including investments in securities held at the date of the financial statements, resulting from changes in the exchange rates and changes in market prices of securities held.

Currency gains and losses are also calculated on payables and receivables that are denominated in foreign currencies. The payables and receivables are generally related to foreign security transactions and income translations.

Foreign currency-denominated assets and forward currency contracts may involve more risks than domestic transactions, including currency risk, political and economic risk, regulatory risk and equity risk. Risks may arise from the potential inability of a counterparty to meet the terms of a contract and from unanticipated movements in the value of foreign currencies relative to the U.S. dollar.

Dividend Distributions
The Funds generally declare and distribute dividends of net investment income and realized capital gains (if any) annually. The majority of dividends and capital gains distributions from the Funds may be automatically reinvested into additional shares of that Fund, based on the discretion of the shareholder.

The Funds may make certain investments in real estate investment trusts (“REITs”) which pay dividends to their shareholders based upon funds available from operations. It is quite common for these dividends to exceed the REITs’ taxable earnings and profits, resulting in the excess portion of such dividends being designated as a return of capital. If the Funds distribute such amounts, such distributions could constitute a return of capital to shareholders for federal income tax purposes.

Federal Income Taxes
No provision for income taxes is included in the accompanying financial statements as the Funds intend to

138 | MARCH 31, 2012

distribute to shareholders all taxable investment income and realized gains and otherwise comply with Subchapter M of the Internal Revenue Code applicable to regulated investment companies.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance, the Funds adopted the provisions of “Income Taxes.” These provisions require an evaluation of tax positions taken (or expected to be taken) in the course of preparing a Fund’s tax return to determine whether these positions meet a “more-likely-than-not” standard that, based on the technical merits, have a more than fifty percent likelihood of being sustained by a taxing authority upon examination. A tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The Funds recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense on the Statements of Operations.

These provisions require management of the Funds to analyze all open tax years, as defined by the Statute of Limitations, for all major jurisdictions, including federal tax authorities and certain state tax authorities. As of and during the period ended March 31, 2012, the Funds did not have a liability for any unrecognized tax benefits. The Funds have no examinations in progress and are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months.

On December 22, 2010, the Regulated Investment Company Modernization Act of 2010 (the “Modernization Act”) was signed by the President. The Modernization Act is the first major piece of legislation affecting Regulated Investment Companies (“RICs”) since 1986 and it modernizes several of the federal income and excise tax provisions related to RICs. Some of the enacted provisions include:

New capital losses may now be carried forward indefinitely, and retain the character of the original loss. Under pre-enactment law, capital losses could be carried forward for eight years, and carried forward as short-term capital, irrespective of the character of the original loss.

The Modernization Act contains simplification provisions, which are aimed at preventing disqualification of a RIC for “inadvertent” failures of the asset diversification and/or qualifying income tests. Additionally, the Modernization Act exempts RICs from the preferential dividend rule, and repeals the 60-day designation requirement for certain types of pay-through income and gains.

Finally, the Modernization Act contains several provisions aimed at preserving the character of distributions made by a fiscal year RIC during the portion of its taxable year ending after October 31 or December 31, reducing the circumstances under which a RIC might be required to file amended Forms 1099 to restate previously reported distributions.

Except for the simplification provisions related to RIC qualification, the Modernization Act is effective for taxable years beginning after December 22, 2010. The provisions related to RIC qualification are effective for taxable years for which the extended due date of the tax return is after December 22, 2010.

Restricted Cash
As of March 31, 2012, Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Life Sciences Fund, Janus Global Select Fund, Janus Global Technology Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund had restricted cash in the amounts of $77,650, $1,685,136, $100,000, $12,955,443, $1,969,301, $300,000, $84,158,762 and $950,000, respectively. The restricted cash represents collateral received in relation to options contracts invested in by the Funds at March 31, 2012. The restricted cash is held at the Funds’ custodian, State Street Bank and Trust Company. The carrying value of the restricted cash approximates fair value.

Valuation Inputs Summary
In accordance with FASB guidance, the Funds utilize the “Fair Value Measurements” to define fair value, establish a framework for measuring fair value, and expand disclosure requirements regarding fair value measurements. The Fair Value Measurement Standard does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements. This standard emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Various inputs are used in determining the value of the Funds’ investments defined pursuant to this standard. These inputs are summarized into three broad levels:

Level 1 – Quoted prices in active markets for identical securities.

Level 2 – Prices determined using other significant observable inputs. Observable inputs are inputs that reflect the assumptions market participants would use in pricing a security and are developed based on market data obtained from sources independent of the reporting entity. These may include quoted prices

Janus Global & International Funds | 139

Notes to Financial Statements (unaudited) (continued)

for similar securities, interest rates, prepayment speeds, credit risk, and others.

Debt securities are valued in accordance with the evaluated bid price supplied by the pricing service and generally categorized as Level 2 in the hierarchy. Securities traded on OTC markets and listed securities for which no sales are reported are valued at the latest bid price (or yield equivalent thereof) obtained from one or more dealers transacting in a market for such securities or by a pricing service approved by the Funds’ Trustees and are categorized as Level 2 in the hierarchy. Short-term securities with maturities of 60 days or less are valued at amortized cost, which approximates market value and are categorized as Level 2 in the hierarchy. Other securities that are categorized as Level 2 in the hierarchy include, but are not limited to, preferred stocks, bank loans, American Depositary Receipts (ADRs), Global Depositary Receipts (GDRs), warrants, swaps, investments in mutual funds, OTC options, and forward contracts. The Funds may use systematic fair valuation models provided by independent third parties to value international equity securities in order to adjust for stale pricing, which may occur between the close of certain foreign exchanges and the close of the NYSE. These are generally categorized as Level 2 in the hierarchy.

Level 3 – Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable or deemed less relevant (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the factors market participants would use in pricing the security and would be based on the best information available under the circumstances.

For restricted equity securities and private placements where observable inputs are limited, assumptions about market activity and risk are used in employing valuation techniques such as the market approach, the income approach, or the cost approach, as defined under the FASB Guidance. These are categorized as Level 3 in the hierarchy.

There have been no significant changes in valuation techniques used in valuing any such positions held by the Funds since the beginning of the fiscal period.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The summary of inputs used as of March 31, 2012 to value the Funds’ investments in securities and other financial instruments is included in the “Valuation Inputs Summary” and “Level 3 Valuation Reconciliation of Assets” (if applicable) in the Notes to Schedules of Investments.

The Funds adopted FASB Accounting Standards Update “Fair Value Measurements and Disclosures” (the “Update”). This Update applies to a Fund’s disclosures about transfers in and out of Level 1 and Level 2 of the fair value hierarchy and the reasons for the transfers. Disclosures about the valuation techniques and inputs used to measure fair value for investments that fall in either Level 2 or Level 3 fair value hierarchy are summarized under the Level 2 and Level 3 categories listed above.

The following table shows transfers between Level 1 and Level 2 of the fair value hierarchy during the period ended March 31, 2012.

	Transfers In	Transfers Out
	Level 1 to	Level 2
Fund	Level 2	to Level 1

Janus Asia Equity Fund	$–	$2,265,723
Janus Emerging Markets Fund	–	4,005,980
Janus Global Life Sciences Fund	–	48,690,583
Janus Global Research Fund	–	55,915,776
Janus Global Select Fund	–	668,547,030
Janus Global Technology Fund	–	105,346,487
Janus International Equity Fund	–	141,968,539
Janus Overseas Fund	–	5,103,484,995
Janus Worldwide Fund	–	649,293,497

Financial assets were transferred from Level 2 to Level 1 since certain foreign equity prices were applied a fair valuation adjustment factor at the beginning of the fiscal year and no factor was applied at the end of the period.

The Funds recognize transfers between the levels as of the beginning of the fiscal period.

In May 2011, the FASB issued Accounting Standards Update, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements.” This disclosure will become effective for interim and annual periods beginning after December 15, 2011. The Accounting Standards Update requires disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Funds shall provide quantitative information about the significant unobservable inputs used in the fair value measurement. To meet the objective of the quantitative disclosure, the Funds may need to further disaggregate to provide more meaningful information about the significant unobservable inputs used and how these inputs vary over time.

140 | MARCH 31, 2012

The Funds are not required to create quantitative information to comply with this disclosure requirement if quantitative unobservable inputs are not developed by the Funds when measuring fair value (for example, when a Fund uses prices from prior transactions or third-party pricing information without adjustment). However, when providing this disclosure, the Funds cannot ignore quantitative unobservable inputs that are significant to the fair value measurement and are reasonably available to the Funds.

In addition, the Accounting Standards Update requires the Funds to provide a narrative sensitivity disclosure of the fair value measurement changes in unobservable inputs and the interrelationships between those unobservable inputs for fair value measurements categorized with Level 3 of the fair value hierarchy.

2.	Derivative Instruments

The Funds may invest in various types of derivatives, which may at times result in significant derivative exposure. A derivative is a financial instrument whose performance is derived from the performance of another asset. The Funds may invest in derivative instruments including, but not limited to: futures contracts, put options, call options, options on future contracts, options on foreign currencies, swaps, forward contracts, structured investments, and other equity-linked derivatives. Each derivative instrument that was held by one or more of the Funds during the period ended March 31, 2012 is discussed in further detail below. A summary of derivative activity by Fund is reflected in the tables at the end of this section.

The Funds may use derivative instruments for hedging (to offset risks associated with an investment, currency exposure, or market conditions) or for speculative (to seek to enhance returns) purposes. When the Funds invest in a derivative for speculative purposes, the Funds will be fully exposed to the risks of loss of that derivative, which may sometimes be greater than the derivative’s cost. The Funds may not use any derivative to gain exposure to an asset or class of assets in which they would be prohibited by their respective investment restrictions from purchasing directly. The Funds’ ability to use derivative instruments may also be limited by tax considerations.

Investments in derivatives in general are subject to market risks that may cause their prices to fluctuate over time. Investments in derivatives may not directly correlate with the price movements of the underlying instrument. As a result, the use of derivatives may expose the Funds to additional risks that they would not be subject to if they invested directly in the securities underlying those derivatives. The use of derivatives may result in larger losses or smaller gains than otherwise would be the case. Derivatives can be volatile and may involve significant risks, including, but not limited to, counterparty risk, credit risk, currency risk, equity risk, index risk, interest rate risk, leverage risk, and liquidity risk, as described below.

Derivatives may generally be traded OTC or on an exchange. Derivatives traded OTC, such as options and structured notes, are agreements that are individually negotiated between parties and can be tailored to meet a purchaser’s needs.

OTC derivatives are not guaranteed by a clearing agency and may be subject to increased credit risk. In an effort to mitigate credit risk associated with derivatives traded OTC, the Funds may enter into collateral agreements with certain counterparties whereby, subject to certain minimum exposure requirements, a Fund may require the counterparty to post collateral if the Fund has a net aggregate unrealized gain on all OTC derivative contracts with a particular counterparty. There is no guarantee that counterparty exposure is reduced and these arrangements are dependent on Janus Capital’s ability to establish and maintain appropriate systems and trading.

In pursuit of their investment objectives, each Fund may seek to use derivatives to increase or decrease exposure to the following market risk factors:

•	Counterparty Risk – Counterparty risk is the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to a Fund.

•	Credit Risk – Credit risk is the risk an issuer will be unable to make principal and interest payments when due, or will default on its obligations.

•	Currency Risk – Currency risk is the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

•	Equity Risk – Equity risk relates to the change in value of equity securities as they relate to increases or decreases in the general market.

•	Index Risk – If the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, a Fund could receive lower interest payments or experience a reduction in the value of the derivative to below what the Fund paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they

Janus Global & International Funds | 141

Notes to Financial Statements (unaudited) (continued)

increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

•	Interest Rate Risk – Interest rate risk is the risk that the value of fixed-income securities will generally decline as prevailing interest rates rise, which may cause a Fund’s NAV to likewise decrease, and vice versa.

•	Leverage Risk – Leverage risk is the risk associated with certain types of leveraged investments or trading strategies pursuant to which relatively small market movements may result in large changes in the value of an investment. A Fund creates leverage by using borrowed capital to increase the amount invested, or investing in instruments, including derivatives, where the investment loss can exceed the original amount invested. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

•	Liquidity Risk – Liquidity risk is the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Forward Foreign Currency Exchange Contracts
A forward foreign currency exchange contract (“forward currency contract”) is an obligation to buy or sell a foreign currency at a future date at a negotiated rate. The Funds may enter into forward currency contracts for hedging purposes, including, but not limited to, reducing exposure to changes in foreign currency exchange rates on foreign portfolio holdings and locking in the U.S. dollar cost of firm purchase and sale commitments for securities denominated in or exposed to foreign currencies. The Funds may also invest in forward currency contracts for nonhedging purposes such as seeking to enhance returns. The Funds are subject to currency risk in the normal course of pursuing their investment objectives through their investments in forward currency contracts.

The gain or loss arising from the difference between the U.S. dollar cost of the original contract and the value of the foreign currency in U.S. dollars upon closing a contract is included in “Net realized gain/(loss) from investment and foreign currency transactions” on the Statements of Operations (if applicable).

Forward currency contracts held by the Funds are fully collateralized by other securities, which are denoted on the accompanying Schedules of Investments (if applicable). The collateral is evaluated daily to ensure its market value equals or exceeds the current market value of the corresponding forward currency contracts. Such collateral is in the possession of the Funds’ custodian.

Futures Contracts
A futures contract is an exchange-traded agreement to take or make delivery of an underlying asset at a specific time in the future for a specific predetermined negotiated price. The Funds may enter into futures contracts to gain exposure to the stock market pending investment of cash balances or to meet liquidity needs. The Funds are subject to interest rate risk, equity risk, and currency risk in the normal course of pursuing their investment objectives through their investments in futures contracts. The Funds may also use such derivative instruments to hedge or protect from adverse movements in securities prices, currency rates or interest rates. The use of futures contracts may involve risks such as the possibility of illiquid markets or imperfect correlation between the values of the contracts and the underlying securities, or that the counterparty will fail to perform its obligations.

Futures contracts are marked-to-market daily, and the daily variation margin is recorded as a receivable or payable on the Statements of Assets and Liabilities (if applicable). When a contract is closed, a realized gain or loss is recorded as “Net realized gain/(loss) from futures contracts” on the Statements of Operations (if applicable), equal to the difference between the opening and closing value of the contract. Generally, futures contracts are marked-to-market (i.e., treated as realized and subject to distribution) for federal income tax purposes at fiscal year-end. Securities held by the Funds that are designated as collateral for market value on futures contracts are noted on the Schedules of Investments (if applicable). Such collateral is in the possession of the Funds’ custodian or with the counterparty broker.

With futures, there is minimal counterparty credit risk to the Funds since futures are exchange-traded and the exchange’s clearinghouse, as counterparty to all exchange-traded futures, guarantees the futures against default.

Options Contracts
An options contract provides the purchaser with the right, but not the obligation, to buy (call option) or sell (put option) a financial instrument at an agreed upon price. The Funds may purchase or write covered and uncovered put and call options on swap contracts (“swaptions”), futures contracts, and on portfolio securities for hedging purposes or as a substitute for an investment. The Funds are subject to interest rate risk, liquidity risk, equity risk, and currency risk in the normal course of pursuing their investment objectives through their investments in options contracts. The Funds may use options contracts to hedge

142 | MARCH 31, 2012

against changes in interest rates, the values of equities, or foreign currencies. The Funds may utilize American-style and European-style options. An American-style option is an option contract that can be exercised at any time between the time of purchase and the option’s expiration date. A European-style option is an option contract that can only be exercised on the option’s expiration date. The Funds may also purchase or write put and call options on foreign currencies in a manner similar to that in which futures or forward contracts on foreign currencies will be utilized. The Funds may also invest in long-term equity anticipation securities, which are long-term option contracts that can be maintained for a period of up to three years. The Funds may also enter into a swaption contract which grants the purchaser the right, but not the obligation, to enter into a swap transaction at preset terms detailed in the underlying agreement within a specified period of time. Entering into a swaption contract involves, to varying degrees, the elements of credit, market and interest rate risk, associated with both option contracts and swap contracts. The Funds generally invest in options to hedge against adverse movements in the value of portfolio holdings.

When an option is written, the Funds receive a premium and become obligated to sell or purchase the underlying security at a fixed price, upon exercise of the option. In writing an option, the Funds bear the risk of an unfavorable change in the price of the security underlying the written option. Exercise of an option written by the Funds could result in the Funds buying or selling a security at a price different from the current market value.

When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option, or the cost of the security for a purchased put or call option are adjusted by the amount of premium received or paid.

The Funds may also purchase and write exchange-listed and OTC put and call options on domestic securities indices, and on foreign securities indices listed on domestic and foreign securities exchanges. Options on securities indices are similar to options on securities except that (1) the expiration cycles of securities index options are monthly, while those of securities options are currently quarterly, and (2) the delivery requirements are different. Instead of giving the right to take or make delivery of securities at a specified price, an option on a securities index gives the holder the right to receive a cash “exercise settlement amount” equal to (a) the amount, if any, by which the fixed exercise price of the option exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by (b) a fixed “index multiplier.” Receipt of this cash amount will depend upon the closing level of the securities index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the exercise price of the index and the exercise price of the option times a specified multiple. The writer of the option is obligated, in return for the premium received, to make delivery of this amount.

Options traded on an exchange are regulated and the terms of the options are standardized. Options traded OTC expose the Funds to counterparty risk in the event that the counterparty does not perform. This risk is mitigated by having a netting arrangement between the Funds and the counterparty and by having the counterparty post collateral to cover the Funds’ exposure to the counterparty.

Holdings of the Funds designated to cover outstanding written options are noted on the Schedules of Investments (if applicable). Options written are reported as a liability on the Statements of Assets and Liabilities as “Options written at value” (if applicable). Realized gains and losses are reported as “Net realized gain/(loss) from written options contracts” on the Statements of Operations (if applicable).

The risk in writing call options is that the Funds give up the opportunity for profit if the market price of the security increases and the options are exercised. The risk in writing put options is that the Funds may incur a loss if the market price of the security decreases and the options are exercised. The risk in buying options is that the Funds pay a premium whether or not the options are exercised. The use of such instruments may involve certain additional risks as a result of unanticipated movements in the market. A lack of correlation between the value of an instrument underlying an option and the asset being hedged, or unexpected adverse price movements, could render the Funds’ hedging strategy unsuccessful. In addition, there can be no assurance that a liquid secondary market will exist for any option purchased or sold. There is no limit to the loss the Funds may recognize due to written call options.

Written option activity for the period ended March 31, 2012 is indicated in the tables below:

	Number of	Premiums
Put Options	Contracts	Received

Janus Emerging Markets Fund
Options outstanding at September 30, 2011	110	$18,753
Options written	94	21,058
Options closed	–	–
Options expired	(50)	(14,313)
Options exercised	(60)	(4,440)

Options outstanding at March 31, 2012	94	$21,058

Janus Global & International Funds | 143

Notes to Financial Statements (unaudited) (continued)

	Number of	Premiums
Call Options	Contracts	Received

Janus Global Life Sciences Fund
Options outstanding at September 30, 2011	–	$–
Options written	750	680,250
Options closed	–	–
Options expired	(750)	(680,250)
Options exercised	–	–

Options outstanding at March 31, 2012	–	$–

	Number of	Premiums
Put Options	Contracts	Received

Janus Global Life Sciences Fund
Options outstanding at September 30, 2011	–	$–
Options written	540	186,380
Options closed	–	–
Options expired	–	–
Options exercised	–	–

Options outstanding at March 31, 2012	540	$186,380

	Number of	Premiums
Call Options	Contracts	Received

Janus Global Select Fund
Options outstanding at September 30, 2011	119,777	$10,479,469
Options written	177,147	60,140,314
Options closed	(140,214)	(18,484,161)
Options expired	(17,705)	(1,681,850)
Options exercised	(14,075)	(5,322,136)

Options outstanding at March 31, 2012	124,930	$45,131,636

	Number of	Premiums
Put Options	Contracts	Received

Janus Global Select Fund
Options outstanding at September 30, 2011	200,307	$38,887,996
Options written	217,845	66,242,336
Options closed	(119,617)	(28,806,185)
Options expired	(142,070)	(21,768,077)
Options exercised	–	–

Options outstanding at March 31, 2012	156,465	$54,556,070

	Number of	Premiums
Call Options	Contracts	Received

Janus Global Technology Fund
Options outstanding at September 30, 2011	–	$–
Options written	35,205	1,626,693
Options closed	(10,650)	(372,954)
Options expired	(17,180)	(456,337)
Options exercised	(1,300)	(167,882)

Options outstanding at March 31, 2012	6,075	$629,520

	Number of	Premiums
Put Options	Contracts	Received

Janus Global Technology Fund
Options outstanding at September 30, 2011	3,610	$629,054
Options written	21,525	2,132,790
Options closed	(8,685)	(847,279)
Options expired	–	–
Options exercised	–	–

Options outstanding at March 31, 2012	16,450	$1,914,565

	Number of	Premiums
Call Options	Contracts	Received

Janus International Equity Fund
Options outstanding at September 30, 2011	–	$–
Options written	99	39,230
Options closed	–	–
Options expired	–	–
Options exercised	(99)	(39,230)

Options outstanding at March 31, 2012	–	$–

	Number of	Premiums
Call Options	Contracts	Received

Janus Worldwide Fund
Options outstanding at September 30, 2011	–	$–
Options written	1,966	157,984
Options closed	–	–
Options expired	(1,650)	(32,765)
Options exercised	(316)	(125,219)

Options outstanding at March 31, 2012	–	$–

Swaps
A swap is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified amount of an underlying asset. The Funds may utilize swap agreements as a means to gain exposure to certain common stocks and/or to “hedge” or protect their portfolios from adverse movements in securities prices or interest rates. The Funds are subject to equity risk and interest rate risk in the normal course of pursuing their investment objectives through investments in swap contracts. Swap agreements entail the risk that a party will default on its payment obligation to a Fund. If the other party to a swap defaults, a Fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. If a Fund utilizes a swap at the wrong time or judges market conditions incorrectly, the swap may result in a loss to the Fund and reduce the Fund’s total return. Swap agreements traditionally were privately negotiated and entered into in the over-the-counter market. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) of 2010 now permits certain swap agreements to be cleared through a clearinghouse and traded on an exchange or swap execution facility. New regulations under the Dodd-Frank Act could, among other things, increase the cost of such transactions. Swap contracts of the Funds are reported as an asset or liability on the Statements of Assets and Liabilities (if applicable). Realized gains and losses of the Funds are reported in “Net realized gain/(loss) from swap contracts” on the Statements of Operations (if applicable).

Total return swaps involve an exchange by two parties in which one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of an underlying asset,

144 | MARCH 31, 2012

which includes both the income it generates and any capital gains over the payment period.

The Funds’ maximum risk of loss for total return swaps from counterparty risk or credit risk is the discounted value of the payments to be received from/paid to the counterparty over the contract’s remaining life, to the extent that the amount is positive. The risk is mitigated by having a netting arrangement between the Funds and the counterparty and by the posting of collateral to the Funds to cover the Funds’ exposure to the counterparty.

In accordance with FASB guidance, the Funds adopted the provisions for “Derivatives and Hedging,” which require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.

The following tables, grouped by derivative type, provide information about the fair value and location of derivatives within the Statements of Assets and Liabilities as of March 31, 2012.

Fair Value of Derivative Instruments as of March 31, 2012

Derivatives not accounted for as	Asset Derivatives		Liability Derivatives
hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Asia Equity Fund
Equity Contracts	Outstanding swap contracts at value	$885	Outstanding swap contracts at value	$1,068

Total		$885		$1,068

Derivatives not accounted for as	Asset Derivatives		Liability Derivatives
hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Emerging Markets Fund
Equity Contracts	Unaffiliated investments at value	$98,237
Equity Contracts	Outstanding swap contracts at value	18,172	Outstanding swap contracts at value	$52,721
Equity Contracts			Options written, at value	12,221
Foreign Exchange Contracts	Forward currency contracts	2,259	Forward currency contracts	21

Total		$118,668		$64,963

Derivatives not accounted for as	Asset Derivatives		Liability Derivatives
hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Global Life Sciences Fund
Equity Contracts			Options written, at value	$64,172
Foreign Exchange Contracts	Forward currency contracts	$32,695	Forward currency contracts	108,160

Total		$32,695		$172,332

Derivatives not accounted
for as hedging	Asset Derivatives		Liability Derivatives
instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Global Select Fund
Equity Contracts	Variation margin	$341,250
Equity Contracts	Unaffiliated investments at value	77,445,344	Options written, at value	$80,924,590
Equity Contracts			Outstanding swap contracts at value	969,437
Foreign Exchange Contracts	Forward currency contracts	2,082,177	Forward currency contracts	2,705,318

Total		$79,868,771		$84,599,345

Derivatives not accounted for	Asset Derivatives		Liability Derivatives
as hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Global Technology Fund
Equity Contracts			Options written, at value	$1,879,962
Foreign Exchange Contracts	Forward currency contracts	$118,102	Forward currency contracts	143,108

Total		$118,102		$2,023,070

Derivatives not accounted for as	Asset Derivatives		Liability Derivatives
hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus International Equity Fund
Foreign Exchange Contracts	Forward currency contracts	$64,690	Forward currency contracts	$26,367

Total		$64,690		$26,367

Janus Global & International Funds | 145

Notes to Financial Statements (unaudited) (continued)

Derivatives not accounted	Asset Derivatives		Liability Derivatives
for as hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Overseas Fund
Equity Contracts			Outstanding swap contracts at value	$41,625,364
Foreign Exchange Contracts	Forward currency contracts	$4,782,691	Forward currency contracts	1,823,369

Total		$4,782,691		$43,448,733

Derivatives not accounted for as	Asset Derivatives		Liability Derivatives
hedging instruments	Statements of Assets and Liabilities Location	Fair Value	Statements of Assets and Liabilities Location	Fair Value

Janus Worldwide Fund
Equity Contracts	Unaffiliated investments at value	$5,072
Foreign Exchange Contracts	Forward currency contracts	591,787	Forward currency contracts	$402,366

Total		$596,859		$402,366

The following tables provide information about the effect of derivatives and hedging activities on the Funds’ Statements of Operations for the period ended March 31, 2012.

The effect of Derivative Instruments on the Statements of Operations for the six-month period ended March 31, 2012

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Asia Equity Fund

Equity Contracts	$–	$15,877	$–	$–	$15,877

Total	$–	$15,877	$–	$–	$15,877

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Asia Equity Fund

Equity Contracts	$–	$(12,238)	$–	$–	$(12,238)

Total	$–	$(12,238)	$–	$–	$(12,238)

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Emerging Markets Fund

Equity Contracts	$661	$135,954	$(56,135)	$–	$80,480

Foreign Exchange Contracts	–	–	–	30,986	30,986

Total	$661	$135,954	$(56,135)	$30,986	$111,466

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Emerging Markets Fund

Equity Contracts	$–	$8,191	$156,624	$–	$164,815

Foreign Exchange Contracts	–	–	–	(12,076)	(12,076)

Total	$–	$8,191	$156,624	$(12,076)	$152,739

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Global Life Sciences Fund

Foreign Exchange Contracts	$–	$–	$–	$1,494,293	$1,494,293

Total	$–	$–	$–	$1,494,293	$1,494,293

146 | MARCH 31, 2012

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Global Life Sciences Fund

Equity Contracts	$–	$–	$122,208	$–	$122,208

Foreign Exchange Contracts	–	–	–	(1,162,831)	(1,162,831)

Total	$–	$–	$122,208	$(1,162,831)	$(1,040,623)

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Global Select Fund

Equity Contracts	$(1,536,733)	$(17,370,917)	$9,355,186	$–	$(9,552,464)

Foreign Exchange Contracts	–	–	–	20,986,394	20,986,394

Total	$(1,536,733)	$(17,370,917)	$9,355,186	$20,986,394	$11,433,930

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Global Select Fund

Equity Contracts	$(8,297,115)	$2,957,184	$4,253,720	$–	$(1,086,211)

Foreign Exchange Contracts	–	–	–	(14,690,251)	(14,690,251)

Total	$(8,297,115)	$2,957,184	$4,253,720	$(14,690,251)	$(15,776,462)

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Global Technology Fund

Equity Contracts	$–	$(293,337)	$1,455,495	$–	$1,162,158

Foreign Exchange Contracts	–	–	–	1,369,874	1,369,874

Total	$–	$(293,337)	$1,455,495	$1,369,874	$2,532,032

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Global Technology Fund

Equity Contracts	$–	$–	$594,715	$–	$594,715

Foreign Exchange Contracts	–	–	–	(279,004)	(279,004)

Total	$–	$–	$594,715	$(279,004)	$315,711

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus International Equity Fund

Foreign Exchange Contracts	$–	$–	$–	$241,612	$241,612

Total	$–	$–	$–	$241,612	$241,612

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus International Equity Fund

Foreign Exchange Contracts	$–	$–	$–	$38,323	$38,323

Total	$–	$–	$–	$38,323	$38,323

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Overseas Fund

Equity Contracts	$–	$188,942,824	$(32,787,644)	$–	$156,155,180

Foreign Exchange Contracts	–	–	–	72,432,311	72,432,311

Total	$–	$188,942,824	$(32,787,644)	$72,432,311	$228,587,491

Janus Global & International Funds | 147

Notes to Financial Statements (unaudited) (continued)

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Overseas Fund

Equity Contracts	$–	$(11,042,622)	$32,693,827	$–	$21,651,205

Foreign Exchange Contracts	–	–	–	(1,455,460)	(1,455,460)

Total	$–	$(11,042,622)	$32,693,827	$(1,455,460)	$20,195,745

Amount of Realized Gain/(Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Worldwide Fund

Equity Contracts	$–	$–	$(199,293)	$–	$(199,293)

Foreign Exchange Contracts	–	–	–	10,783,664	10,783,664

Total	$–	$–	$(199,293)	$10,783,664	$10,584,371

Change in Unrealized Appreciation/(Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments	Futures	Swaps	Options	Forward Currency Contracts	Total

Janus Worldwide Fund

Equity Contracts	$–	$–	$226,025	$–	$226,025

Foreign Exchange Contracts	–	–	–	(1,334,270)	(1,334,270)

Total	$–	$–	$226,025	$(1,334,270)	$(1,108,245)

Please see the Funds’ Statements of Operations for the Funds’ “Net Realized and Unrealized Gain/(Loss) on Investments.”

The value of derivative instruments at period end and the effect of derivatives on the Statements of Operations are indicative of the Funds’ volumes throughout the period.

3.	Other investments and strategies

Additional Investment Risk
It is important to note that events in both domestic and international equity and fixed-income markets have resulted, and may continue to result, in an unusually high degree of volatility in the markets, with issuers that have exposure to the real estate, mortgage, and credit markets particularly affected. These events and the resulting market upheavals may have an adverse effect on a Fund, such as a decline in the value and liquidity of many securities held by the Fund, unusually high and unanticipated levels of redemptions, an increase in portfolio turnover, a decrease in NAV, and an increase in Fund expenses. Because the situation is unprecedented and widespread, it may also be unusually difficult to identify both investment risks and opportunities, which could limit or preclude a Fund’s ability to achieve its investment objective. It is impossible to predict whether or for how long these conditions will continue. Therefore, it is important to understand that the value of your investment may fall, sometimes sharply, and you could lose money.

Further, the instability experienced in the financial markets has resulted in the U.S. Government and various other governmental and regulatory entities taking actions to address the financial crisis. These actions include, but are not limited to, the enactment of the Dodd-Frank Act which is expected to dramatically change the way in which the U.S. financial system is supervised and regulated. More specifically, the Dodd-Frank Act provides for widespread regulation of financial institutions, consumer financial products and services, broker-dealers, over-the-counter derivatives, investment advisers, credit rating agencies, and mortgage lending, which expands federal oversight in the financial sector and may affect the investment management industry as a whole. Given the broad scope, sweeping nature, and the fact that many provisions of the Dodd-Frank Act must be implemented through future rulemaking, the ultimate impact of the Dodd-Frank Act, and any resulting regulation, is not yet certain. As a result, there can be no assurance that these government and regulatory measures will not have an adverse effect on the value or marketability of securities held by a Fund, including potentially limiting or completely restricting the ability of the Fund to use a particular investment instrument as part of its investment strategy, increasing the costs of using these instruments, or possibly making them less effective in general. Furthermore, no assurance can be made that the U.S. Government or any U.S. regulatory entity (or other authority or regulatory entity) will not continue to take further legislative or regulatory action in response to the economic crisis or otherwise, and the effect of such actions, if taken, cannot be known.

148 | MARCH 31, 2012

Certain areas of the world have historically been prone to and economically sensitive to environmental events such as, but not limited to, hurricanes, earthquakes, typhoons, flooding, tidal waves, tsunamis, erupting volcanoes, wildfires or droughts, tornadoes, mudslides, or other weather-related phenomena. Such disasters, and the resulting physical or economic damage, could have a severe and negative impact on a Fund’s investment portfolio and, in the longer term, could impair the ability of issuers in which the Fund invests to conduct their businesses as they would under normal conditions. Adverse weather conditions may also have a particularly significant negative effect on issuers in the agricultural sector and on insurance companies that insure against the impact of natural disasters.

Counterparties
Fund transactions involving a counterparty are subject to the risk that the counterparty or a third party will not fulfill its obligation to a Fund (“counterparty risk”). Counterparty risk may arise because of the counterparty’s financial condition (i.e., financial difficulties, bankruptcy, or insolvency), market activities and developments, or other reasons, whether foreseen or not. A counterparty’s inability to fulfill its obligation may result in significant financial loss to a Fund. A Fund may be unable to recover its investment from the counterparty or may obtain a limited recovery, and/or recovery may be delayed. The extent of a Fund’s exposure to counterparty risk in respect to financial assets approximates their carrying value as recorded on the Fund’s Statement of Assets and Liabilities.

A Fund may be exposed to counterparty risk through participation in various programs including, but not limited to, lending its securities to third parties, cash sweep arrangements whereby a Fund’s cash balance is invested in one or more types of cash management vehicles, as well as investments in, but not limited to, repurchase agreements, debt securities, and derivatives, including various types of swaps, futures and options. A Fund intends to enter into financial transactions with counterparties that Janus Capital believes to be creditworthy at the time of the transaction. There is always the risk that Janus Capital’s analysis of a counterparty’s creditworthiness is incorrect or may change due to market conditions. To the extent that a Fund focuses its transactions with a limited number of counterparties, it will have greater exposure to the risks associated with one or more counterparties.

Emerging Market Investing
Investing in emerging markets may involve certain risks and considerations not typically associated with investing in the United States and imposes risks greater than, or in addition to, the risks associated with investing in securities of more developed foreign countries. Emerging markets securities are exposed to a number of additional risks, which may result from less government supervision and regulation of business and industry practices (including the potential lack of strict finance and accounting controls and standards), stock exchanges, brokers, and listed companies, making these investments potentially more volatile in price and less liquid than investments in developed securities markets, resulting in greater risk to investors. In addition, the Funds’ investments may be denominated in foreign currencies and therefore, changes in the value of a country’s currency compared to the U.S. dollar may affect the value of the Funds’ investments. To the extent that a Fund invests a significant portion of its assets in the securities of issuers in or companies of a single country or region, it is more likely to be impacted by events or conditions affecting that country or region, which could have a negative impact on the Fund’s performance.

Exchange-Traded Funds
The Funds may invest in exchange-traded funds which generally are index-based investment companies that hold substantially all of their assets in securities representing their specific index. As a shareholder of another investment company, a Fund would bear its pro rata portion of the other investment company’s expenses, including advisory fees, in addition to the expenses the Fund bears directly in connection with its own operations.

Exchange-Traded Notes
The Funds may invest directly in exchange-traded notes (“ETNs”), which are senior, unsecured, unsubordinated debt securities whose returns are linked to a particular index and provide exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies. This type of debt security differs from other types of bonds and notes. ETN returns are based upon the performance of a market index minus applicable fees; no periodic coupon payments are distributed and no principal protections exist. ETNs do not pay cash distributions. Instead, the value of dividends, interest, and investment gains are captured in a Fund’s total return. The Funds may invest in these securities when desiring exposure to debt securities or commodities. When evaluating ETNs for investment, Janus Capital will consider the potential risks involved, expected tax efficiency, rate of return, and credit risk. When the Funds invest in ETNs, they will bear their proportionate share of any fees and expenses borne by the ETN. There may be restrictions on the Funds’ right to redeem their investment in an ETN, which is meant to be held until maturity. The Funds’ decision to sell their ETN holdings may be limited by the availability of a secondary market.

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Notes to Financial Statements (unaudited) (continued)

Initial Public Offerings
The Funds may invest in initial public offerings (“IPOs”). IPOs and other investment techniques may have a magnified performance impact on a Fund with a small asset base. The Funds may not experience similar performance as their assets grow.

Interfund Lending
As permitted by the Securities and Exchange Commission (“SEC”), or the 1940 Act and rules promulgated thereunder, the Funds may be party to interfund lending agreements between the Funds and other Janus Capital sponsored mutual funds and certain pooled investment vehicles, which permit them to borrow or lend cash at a rate beneficial to both the borrowing and lending funds. Outstanding borrowings from all sources totaling 10% or more of a borrowing Fund’s total assets must be collateralized at 102% of the outstanding principal value of the loan; loans of less than 10% may be unsecured.

Real Estate Investing
The Funds may invest in equity and debt securities of U.S. and non-U.S. real estate-related companies. Such companies may include those in the real estate industry or real estate-related industries. These securities may include common stocks, preferred stocks, and other equity securities, including, but not limited to, REITs and similar REIT-like entities such as foreign entities that have REIT characteristics.

Restricted Security Transactions
Restricted securities held by the Funds may not be sold except in exempt transactions or in a public offering registered under the Securities Act of 1933, as amended. The risk of investing in such securities is generally greater than the risk of investing in the securities of widely held, publicly traded companies. Lack of a secondary market and resale restrictions may result in the inability of the Funds to sell a security at a fair price and may substantially delay the sale of the security. In addition, these securities may exhibit greater price volatility than securities for which secondary markets exist.

Securities Lending
Under procedures adopted by the Trustees, the Funds may seek to earn additional income through lending their securities to certain qualified broker-dealers and institutions on a short-term or long-term basis. The Funds may lend portfolio securities on a short-term or long-term basis, in an amount equal to up to 1/3 of their total assets as determined at the time of the loan origination. When the Funds lend their securities, they receive collateral (including cash collateral), at least equal to the value of securities loaned. The Funds may earn income by investing this collateral in one or more affiliated or nonaffiliated cash management vehicles. It is also possible that, due to a decline in the value of a cash management vehicle, the Funds may lose money. There is also the risk that when portfolio securities are lent, the securities may not be returned on a timely basis, and the Funds may experience delays and costs in recovering the security or gaining access to the collateral provided to the Funds to collateralize the loan. If the Funds are unable to recover a security on loan, the Funds may use the collateral to purchase replacement securities in the market. There is a risk that the value of the collateral could decrease below the cost of the replacement security by the time the replacement investment is made, resulting in a loss to the Funds. Janus Capital intends to manage the cash collateral in an affiliated cash management vehicle and will receive an investment advisory fee for managing such assets.

The borrower pays fees at the Funds’ direction to Deutsche Bank AG (the “Lending Agent”). The Lending Agent may retain a portion of the interest earned on the cash collateral invested. The cash collateral invested by the Lending Agent is disclosed on the Schedules of Investments (if applicable). The lending fees and the Funds’ portion of the interest income earned on cash collateral are included on the Statements of Operations (if applicable).

The Funds did not have any securities on loan during the period ended March 31, 2012.

Short Sales
The Funds may engage in “short sales against the box.” Short sales against the box involve either selling short a security that the Funds own or selling short a security that the Funds have the right to obtain, for delivery at a specified date in the future. The Funds may enter into short sales against the box to hedge against anticipated declines in the market price of portfolio securities. The Funds do not deliver from their portfolios the securities sold short and do not immediately receive the proceeds of the short sale. The Funds borrow the securities sold short and receive proceeds from the short sale only when they deliver the securities to the lender. If the value of the securities sold short increases prior to the scheduled delivery date, the Funds lose the opportunity to participate in the gain.

The Funds may also engage in other short sales. The Funds may engage in short sales when the portfolio managers and/or investment personnel anticipate that a security’s market purchase price will be less than its borrowing price. To complete the transaction, the Funds must borrow the security to deliver it to the purchaser and buy that same security in the market to return it to the

150 | MARCH 31, 2012

lender. No more than 10% of a Fund’s net assets may be invested in short positions (through short sales of stocks, structured products, futures, swaps, and uncovered written calls). The Funds may engage in short sales “against the box” and options for hedging purposes that are not subject to this 10% limit. Although the potential for gain as a result of a short sale is limited to the price at which the Fund sold the security short less the cost of borrowing the security, the potential for loss is theoretically unlimited because there is no limit to the cost of replacing the borrowed security. There is no assurance the Funds will be able to close out a short position at a particular time or at an acceptable price. A gain or a loss will be recognized upon termination of a short sale. Short sales held by the Funds are fully collateralized by restricted cash or other securities, which are denoted on the accompanying Schedules of Investments (if applicable). The Funds are also required to pay the lender of the security any dividends or interest that accrue on a borrowed security during the period of the loan. Depending on the arrangements made with the broker or custodian, a Fund may or may not receive any payments (including interest) on collateral it has deposited with the broker. The Funds pay stock loan fees, disclosed on the Statements of Operations (if applicable), on assets borrowed from the security broker.

The Funds may also enter into short positions through derivative instruments, such as options contracts, futures contracts, and swap agreements, which may expose the Funds to similar risks. To the extent that the Funds enter into short derivative positions, the Funds may be exposed to risks similar to those associated with short sales, including the risk that the Funds’ losses are theoretically unlimited.

4.	Investment Advisory Agreements and Other Transactions with Affiliates

Each Fund pays Janus Capital an investment advisory fee which is calculated daily and paid monthly. The following table reflects each Fund’s contractual investment advisory fee rate or base fee rate, as applicable (expressed as an annual rate).

		Contractual
		Investment
	Average	Advisory
	Daily	Fee/Base
	Net Assets	Fee (%)
Fund	of the Fund	(annual rate)

Janus Asia Equity Fund	N/A	0.92
Janus Emerging Markets Fund	N/A	1.00
Janus Global Life Sciences Fund	All Asset Levels	0.64
Janus Global Research Fund	N/A	0.64
Janus Global Select Fund	All Asset Levels	0.64
Janus Global Technology Fund	All Asset Levels	0.64
Janus International Equity Fund	N/A	0.68
Janus Overseas Fund	N/A	0.64
Janus Worldwide Fund	N/A	0.60

For Janus Asia Equity Fund, Janus Emerging Markets Fund, Janus Global Research Fund, Janus International Equity Fund, Janus Overseas Fund and Janus Worldwide Fund, the investment advisory fee rate is determined by calculating a base fee and applying a performance adjustment. The base fee rate is the same as the contractual investment advisory fee rate shown in the table above. The performance adjustment either increases or decreases the base fee depending on how well each Fund has performed relative to its benchmark index, as shown below:

Fund	Benchmark Index

Janus Asia Equity Fund	MSCI All Country Asia
ex-Japan Index
Janus Emerging Markets Fund	MSCI Emerging Markets IndexSM
Janus Global Research Fund	MSCI World Growth Index
Janus International Equity Fund	MSCI EAFE® Index
Janus Overseas Fund	MSCI All Country World
ex-U.S. IndexSM
Janus Worldwide Fund	MSCI World IndexSM

The calculation of the performance adjustment applies as follows:

Investment Advisory Fee = Base Fee Rate +/- Performance Adjustment

The investment advisory fee rate paid to Janus Capital by each of the Funds listed above consists of two components: (1) a base fee calculated by applying the contractual fixed rate of the advisory fee to the Fund’s average daily net assets during the previous month (“Base Fee Rate”), plus or minus (2) a performance-fee adjustment (“Performance Adjustment”) calculated by applying a variable rate of up to 0.15% (positive or negative) to the Fund’s average daily net assets during the applicable performance measurement period. The performance measurement period generally is the previous 36 months, although no Performance Adjustment is made until a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund). When a Fund’s performance-based fee structure has been in effect for at least 12 months (15 months for Janus Overseas Fund), but

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Notes to Financial Statements (unaudited) (continued)

less than 36 months, the performance measurement period will be equal to the time that has elapsed since the performance-based fee structure took effect. Any applicable Performance Adjustments began January 2007 for Janus Global Research Fund, February 2007 for Janus Worldwide Fund, December 2007 for Janus International Equity Fund, November 2011 for Janus Overseas Fund, and January 2012 for Janus Emerging Markets Fund, and will begin August 2012 for Janus Asia Equity Fund.

No Performance Adjustment is applied unless the difference between a Fund’s investment performance and the cumulative investment record of the Fund’s benchmark index is 0.50% or greater (positive or negative) during the applicable performance measurement period. The Base Fee Rate is subject to an upward or downward Performance Adjustment for every full 0.50% increment by which a Fund outperforms or underperforms its benchmark index. Because the Performance Adjustment is tied to a Fund’s relative performance compared to its benchmark index (and not its absolute performance), the Performance Adjustment could increase Janus Capital’s fee even if the Fund’s Shares lose value during the performance measurement period and could decrease Janus Capital’s fee even if the Fund’s Shares increase in value during the performance measurement period. For purposes of computing the Base Fee Rate and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the previous month for the Base Fee Rate, versus average daily net assets during the performance measurement period for the Performance Adjustment). Performance of a Fund is calculated net of expenses, whereas a Fund’s benchmark index does not have any fees or expenses. Reinvestment of dividends and distributions is included in calculating both the performance of a Fund and the Fund’s benchmark index. The Base Fee Rate is calculated and accrued daily. The Performance Adjustment is calculated monthly in arrears and is accrued throughout the month. The investment fee is paid monthly in arrears. Under extreme circumstances involving underperformance by a rapidly shrinking Fund, the dollar amount of the Performance Adjustment could be more than the dollar amount of the Base Fee Rate. In such circumstances, Janus Capital would reimburse the applicable Fund.

The application of an expense limit, if any, will have a positive effect upon a Fund’s performance and may result in an increase in the Performance Adjustment. It is possible that the cumulative dollar amount of additional compensation ultimately payable to Janus Capital may, under some circumstances, exceed the cumulative dollar amount of management fees waived by Janus Capital.

The investment performance of a Fund’s Class A Shares (waiving the upfront sales load) for the performance measurement period is used to calculate the Performance Adjustment. For performance measurement periods prior to July 6, 2009, certain Funds calculated their Performance Adjustment by comparing the performance of Class T Shares (formerly named Class J Shares) against the investment record of its benchmark index. For periods beginning July 6, 2009, the investment performance of a Fund’s load-waived Class A Shares for the performance measurement period is used to calculate the Performance Adjustment. Because the Performance Adjustment is based on a rolling 36-month performance measurement period, calculations based solely on the performance of a Fund’s load-waived Class A Shares will not be fully implemented for 36 months after July 6, 2009. Until that time, the Fund’s performance will be compared to a blended investment performance record that includes the Fund’s Class T Shares (formerly named Class J Shares) performance (the prior share class used for performance calculations) for the portion of the performance measurement period prior to July 6, 2009, and the Fund’s load-waived Class A Shares for the remainder of the period. At the conclusion of the transition period, the Fund’s Class T Shares will be eliminated from the Performance Adjustment calculation, and the calculation will be based solely upon a Fund’s load-waived Class A Shares. After Janus Capital determines whether a particular Fund’s performance was above or below its benchmark index by comparing the investment performance of the Fund’s load-waived Class A Shares, or Class T Shares (formerly named Class J Shares) as the case may be, against the cumulative investment record of the Fund’s benchmark index, Janus Capital applies the same Performance Adjustment (positive or negative) across each other class of shares of the Fund, as applicable.

It is not possible to predict the effect of the Performance Adjustment on future overall compensation to Janus Capital since it depends on the performance of each Fund relative to the record of the Fund’s benchmark index and future changes to the size of each Fund.

The Funds’ prospectuses and statement of additional information contain additional information about performance-based fees. The amount shown as advisory fees on the Statements of Operations reflects the Base Fee Rate plus/minus any Performance Adjustment, if applicable.

152 | MARCH 31, 2012

During the period ended March 31, 2012, the following Funds recorded a Performance Adjustment as indicated in the table below:

Performance
Fund	Adjustment

Janus Emerging Markets Fund	$(4,598)
Janus Global Research Fund	169,593
Janus International Equity Fund	152,401
Janus Overseas Fund	(7,788,012)
Janus Worldwide Fund	821,965

Janus Services LLC (“Janus Services”), a wholly-owned subsidiary of Janus Capital, is the Funds’ transfer agent. In addition, Janus Services provides or arranges for the provision of certain other administrative services including, but not limited to, recordkeeping, accounting, order processing, and other shareholder services for the Funds.

Certain, but not all, intermediaries may charge administrative fees to investors in Class A Shares, Class C Shares, and Class I Shares for administrative services provided on behalf of such investors. These administrative fees are paid by the Class A Shares, Class C Shares, and Class I Shares of the Funds to Janus Services, which uses such fees to reimburse intermediaries. Consistent with the Transfer Agency Agreement between Janus Services and the Funds, Janus Services may negotiate the level, structure, and/or terms of the administrative fees with intermediaries requiring such fees on behalf of the Funds. Janus Capital and its affiliates benefit from an increase in assets that may result from such relationships.

Class D Shares pay an annual administrative services fee of 0.12% of net assets. These administrative services fees are paid by the Shares of each Fund for shareholder services provided by Janus Services.

Janus Services receives an administrative services fee at an annual rate of 0.25% of the average daily net assets of Class R Shares, Class S Shares and Class T Shares of the Funds for providing or procuring administrative services to investors in Class R Shares, Class S Shares and Class T Shares of the Funds. Janus Services expects to use all or a significant portion of this fee to compensate retirement plan service providers, broker-dealers, bank trust departments, financial advisors, and other financial intermediaries for providing these services. Janus Services or its affiliates may also pay fees for services provided by intermediaries to the extent the fees charged by intermediaries exceed the 0.25% of net assets charged to Class R Shares, Class S Shares and Class T Shares of each Fund.

Services provided by these financial intermediaries may include, but are not limited to, recordkeeping, subaccounting, order processing, providing order confirmations, periodic statements, forwarding prospectuses, shareholder reports, and other materials to existing customers, answering inquiries regarding accounts, and other administrative services. Order processing includes the submission of transactions through the National Securities Clearing Corporation (“NSCC”) or similar systems, or those processed on a manual basis with Janus Capital.

Janus Services is compensated for its services related to Class D Shares, and receives reimbursement for its out-of-pocket costs on all other share classes. Included in out-of-pocket expenses are the expenses Janus Services incurs for serving as transfer agent and providing servicing to shareholders.

Janus Distributors LLC (“Janus Distributors”), a wholly-owned subsidiary of Janus Capital, is the distributor of the Funds. The Funds have adopted a Distribution and Shareholder Servicing Plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act. The Plan authorizes payments by the Funds at an annual rate, as determined from time to time by the Board of Trustees, of up to 0.25% of the Class A Shares average daily net assets, of up to 1.00% of the Class C Shares average daily net assets, of up to 0.50% of the Class R Shares average daily net assets, and of up to 0.25% of the Class S Shares average daily net assets. Payments under the Plan are not tied exclusively to actual distribution and shareholder service expenses, and the payments may exceed distribution and shareholder service expenses actually incurred by the Funds. If any of a Fund’s actual distribution and shareholder service expenses incurred during a calendar year are less than the payments made during a calendar year, the Fund will be refunded the difference. Refunds, if any, are included in “Distribution fees and shareholder servicing fees” in the Statements of Operations.

Janus Capital has agreed to reimburse certain Funds until at least February 1, 2013 by the amount, if any, that such Fund’s normal operating expenses in any fiscal year, including the investment advisory fee, but excluding any performance adjustments to management fees, if applicable, class-specific distribution and shareholder servicing fees applicable to Class A Shares, Class C Shares, Class R Shares, and Class S Shares, the administrative services fees payable pursuant to the Transfer Agency Agreement (except for networking and omnibus fees), brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses, and extraordinary expenses, exceed the annual rates noted below. If applicable, amounts reimbursed to the Funds by Janus Capital are disclosed as “Excess Expense Reimbursement” on the Statements of Operations.

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Notes to Financial Statements (unaudited) (continued)

Fund	Expense Limit (%)

Janus Asia Equity Fund	1.25
Janus Emerging Markets Fund	1.25
Janus Global Research Fund	1.00
Janus Global Select Fund	0.90
Janus International Equity Fund	1.25
Janus Overseas Fund	0.92
Janus Worldwide Fund	1.00

The Board of Trustees has adopted a deferred compensation plan (the “Deferred Plan”) for independent Trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Funds. All deferred fees are credited to an account established in the name of the Trustees. The amounts credited to the account then increase or decrease, as the case may be, in accordance with the performance of one or more of the Janus funds that are selected by the Trustees. The account balance continues to fluctuate in accordance with the performance of the selected fund or funds until final payment of all amounts are credited to the account. The fluctuation of the account balance is recorded by the Funds as unrealized appreciation/(depreciation) and is shown as of March 31, 2012 on the Statements of Assets and Liabilities as an asset, “Non-interested Trustees’ deferred compensation,” and a liability, “Non-interested Trustees’ deferred compensation fees.” Additionally, the recorded unrealized appreciation/(depreciation) is included in “Unrealized net appreciation/(depreciation) of investments, foreign currency translations and non-interested Trustees’ deferred compensation” on the Statements of Assets and Liabilities. Deferred compensation expenses for the period ended March 31, 2012 are included in “Non-interested Trustees’ fees and expenses” on the Statements of Operations. Trustees are allowed to change their designation of mutual funds from time to time. Amounts will be deferred until distributed in accordance with the Deferred Plan. No deferred fees were distributed to any Trustee under the Deferred Plan during the period ended March 31, 2012.

For the period ended March 31, 2012, Janus Capital assumed $15,422 of legal, consulting and Trustee costs and fees incurred by the funds in the Trust and Janus Aspen Series together with the Trust (the “Portfolios”), in connection with regulatory and civil litigation matters. These non-recurring costs were allocated to all Portfolios based on the Portfolios’ respective net assets as of July 31, 2004. Unless noted otherwise in the financial highlights, the effect of these non-recurring costs assumed by Janus Capital are included in the ratio of gross expenses to average net assets and were less than 0.01%. No fees were allocated to the Portfolios that commenced operations after July 31, 2004. Additionally, all future non-recurring costs will be allocated to the Portfolios based on the Portfolios’ respective net assets on July 31, 2004. These “Non-recurring costs” and “Costs assumed by Janus Capital” are shown on the Statements of Operations.

Certain officers of the Funds may also be officers and/or directors of Janus Capital. Such officers receive no compensation from the Funds, except for the Funds’ Chief Compliance Officer. The Funds reimburse Janus Capital for a portion of the compensation paid to the Chief Compliance Officer and certain compliance staff of the Trust. Total compensation of $531,031 was paid by the Trust during the period ended March 31, 2012. Each Fund’s portion is reported as part of “Other Expenses” on the Statements of Operations.

Class A Shares include a 5.75% upfront sales charge of the offering price of the Funds. The sales charge is allocated between Janus Distributors and financial intermediaries. During the period ended March 31, 2012, Janus Distributors retained the following upfront sales charges:

Upfront
Fund (Class A Shares)	Sales Charge

Janus Asia Equity Fund	$495
Janus Emerging Markets Fund	159
Janus Global Life Sciences Fund	787
Janus Global Research Fund	1,878
Janus Global Select Fund	455
Janus Global Technology Fund	227
Janus International Equity Fund	2,346
Janus Overseas Fund	11,375
Janus Worldwide Fund	202

A contingent deferred sales charge (“CDSC”) of 1.00% will be deducted with respect to Class A Shares purchased without a sales load and redeemed within 12 months of purchase, unless waived, as discussed in the Prospectus. Any applicable CDSC will be 1.00% of the lesser of the original purchase price or the value of the redemption of the Class A Shares redeemed. During the period ended March 31, 2012, redeeming shareholders of Class A Shares paid the following CDSCs to Janus Distributors:

Fund (Class A Shares)	CDSC

Janus Global Select Fund	$175
Janus International Equity Fund	5
Janus Overseas Fund	5,600

Class C Shares include a 1.00% CDSC paid by redeeming shareholders to Janus Distributors. The CDSC applies to shares redeemed within 12 months of purchase. The redemption price may differ from the net asset value per share. During the period ended March 31,

154 | MARCH 31, 2012

2012, redeeming shareholders of Class C Shares paid the following CDSCs:

Fund (Class C Shares)	CDSC

Janus Global Research Fund	$609
Janus Global Select Fund	1,004
Janus Global Technology Fund	143
Janus International Equity Fund	870
Janus Overseas Fund	5,343

During the period, a 2.00% redemption fee was imposed on Class D Shares, Class I Shares, Class R Shares, Class S Shares, and Class T Shares of the Funds, as applicable, held for 90 days or less. This fee was paid to the Funds rather than Janus Capital, and was designed to deter excessive short-term trading and to offset the brokerage commissions, market impact, and other costs associated with changes in the Funds’ asset levels and cash flow due to short-term money movements in and out of the Funds. The redemption fee was accounted for as an addition to Paid-in Capital.

Total redemption fees received by the Funds for the period ended March 31, 2012 are indicated in the table below:

Fund	Redemption Fee

Janus Asia Equity Fund	$1,246
Janus Emerging Markets Fund	3,496
Janus Global Life Sciences Fund	12,109
Janus Global Research Fund	9,870
Janus Global Select Fund	22,731
Janus Global Technology Fund	28,144
Janus International Equity Fund	5,537
Janus Overseas Fund	366,364
Janus Worldwide Fund	13,671

The Funds’ expenses may be reduced by expense offsets from an unaffiliated custodian and/or transfer agent. Such credits or offsets are included in “Expense and Fee Offset” on the Statements of Operations (if applicable). The transfer agent fee offsets received during the period reduce “Transfer agent fees and expenses” on the Statements of Operations (if applicable). Custodian offsets received reduce “Custodian fees” on the Statements of Operations (if applicable). The Funds could have employed the assets used by the custodian and/or transfer agent to produce income if they had not entered into an expense offset arrangement.

Pursuant to the provisions of the 1940 Act and rules promulgated thereunder, the Funds may participate in an affiliated or nonaffiliated cash sweep program. In the cash sweep program, uninvested cash balances of the Funds may be used to purchase shares of affiliated or nonaffiliated money market funds or cash management pooled investment vehicles. The Funds are eligible to participate in the cash sweep program (the “Investing Funds”). Janus Cash Liquidity Fund LLC is an affiliated unregistered cash management pooled investment vehicle that invests primarily in highly-rated short-term fixed-income securities. Janus Cash Liquidity Fund LLC currently maintains a NAV of $1.00 per share and distributes income daily in a manner consistent with a registered 2a-7 product. There are no restrictions on the Funds’ ability to withdraw investments from Janus Cash Liquidity Fund LLC at will, and there are no unfunded capital commitments due from the Funds to Janus Cash Liquidity Fund LLC. As adviser, Janus Capital has an inherent conflict of interest because of its fiduciary duties to the affiliated cash management pooled investment vehicles and the Investing Funds.

During the six-month period ended March 31, 2012, Janus International Equity Fund received non-recurring income of $24,135 from an affiliated party.

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Notes to Financial Statements (unaudited) (continued)

During the period ended March 31, 2012, the following Funds recorded distributions from affiliated investment companies as affiliated dividend income, and had the following affiliated purchases and sales:

	Purchases	Sales	Dividend	Value
	Shares/Cost	Shares/Cost	Income	at 3/31/12

Janus Cash Liquidity Fund LLC
Janus Asia Equity Fund	$2,905,183	$(2,862,022)	$214	$305,161
Janus Emerging Markets Fund	7,903,426	(8,595,431)	452	–
Janus Global Life Sciences Fund	86,870,149	(93,908,731)	8,030	5,701,635
Janus Global Research Fund	49,212,196	(42,970,107)	1,470	7,333,328
Janus Global Select Fund	495,826,172	(567,661,599)	19,112	10,639,000
Janus Global Technology Fund	98,345,687	(104,729,070)	3,781	11,499,000
Janus International Equity Fund	38,297,923	(35,204,200)	2,021	8,597,237
Janus Overseas Fund	719,836,085	(830,139,100)	24,371	138,695,000
Janus Worldwide Fund	176,342,383	(163,610,696)	5,277	24,833,714

	$1,675,539,204	$(1,849,680,956)	$64,728	$207,604,075

The seed capital investments by Janus Capital or an affiliate as of March 31, 2012 are indicated in the following table.

Seed
Capital at
Fund	3/31/12

Janus Asia Equity Fund - Class A Shares	$833,333
Janus Asia Equity Fund - Class C Shares	833,333
Janus Asia Equity Fund - Class D Shares	833,334
Janus Asia Equity Fund - Class I Shares	833,333
Janus Asia Equity Fund - Class S Shares	833,333
Janus Asia Equity Fund - Class T Shares	833,334
Janus Emerging Markets Fund - Class A Shares	833,333
Janus Emerging Markets Fund - Class C Shares	833,334
Janus Emerging Markets Fund - Class D Shares	833,333
Janus Emerging Markets Fund - Class I Shares	833,333
Janus Emerging Markets Fund - Class S Shares	833,334
Janus Emerging Markets Fund - Class T Shares	833,333

5.	Federal Income Tax

Income and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. These differences are due to differing treatments for items such as net short-term gains, deferral of wash sale losses, foreign currency transactions, net investment losses and capital loss carryovers.

The Funds have elected to treat gains and losses on forward foreign currency contracts as capital gains and losses, if applicable. Other foreign currency gains and losses on debt instruments are treated as ordinary income for federal income tax purposes pursuant to Section 988 of the Internal Revenue Code.

156 | MARCH 31, 2012

The aggregate cost of investments and the composition of unrealized appreciation and depreciation of investment securities for federal income tax purposes as of March 31, 2012 are noted below.

Unrealized appreciation and unrealized depreciation in the table below exclude appreciation/(depreciation) on foreign currency translations. The primary difference between book and tax appreciation or depreciation of investments is wash sale loss deferrals, partnerships and passive foreign investment companies.

	Federal Tax	Unrealized	Unrealized	Net Tax
Fund	Cost	Appreciation	(Depreciation)	Appreciation

Janus Asia Equity Fund	$7,338,831	$501,213	$(349,780)	$151,433
Janus Emerging Markets Fund	22,914,688	1,154,113	(2,030,427)	(876,314)
Janus Global Life Sciences Fund	589,679,522	188,557,396	(27,051,648)	161,505,748
Janus Global Research Fund	256,747,993	58,335,711	(7,362,903)	50,972,808
Janus Global Select Fund	2,690,072,248	429,409,225	(210,925,671)	218,483,554
Janus Global Technology Fund	709,208,630	196,165,520	(17,856,869)	178,308,651
Janus International Equity Fund	199,404,619	32,502,708	(12,054,871)	20,447,837
Janus Overseas Fund	9,007,478,838	1,553,421,209	(1,442,187,555)	111,233,654
Janus Worldwide Fund	2,023,377,123	255,830,834	(184,146,077)	71,684,757

Information on the tax components of securities sold short as of March 31, 2012 is as follows:

	Federal Tax	Unrealized	Unrealized	Net Tax
Fund	Cost	(Appreciation)	Depreciation	Depreciation

Janus Global Technology Fund	$(7,872,326)	$(39,230)	$1,112,215	$1,072,985

Accumulated capital losses noted below represent net capital loss carryovers, as of September 30, 2011, that may be available to offset future realized capital gains and thereby reduce future taxable gains distributions. Under the recently enacted Regulated Investment Company Modernization Act of 2010, the Funds will be permitted to carry forward capital losses incurred in taxable years beginning after December 22, 2010 for an unlimited period. Losses incurred during those future years will be required to be utilized prior to the losses incurred in pre-enactment taxable years. As a result of this ordering rule, pre-enactment capital loss carryforwards may more likely expire unused. Also, post-enactment capital losses that are carried forward will retain their character as either short-term or long-term capital losses rather than being considered all short-term as under previous law. The following table shows the expiration dates of the carryovers.

Capital Loss Carryover Expiration Schedule
For the fiscal period or fiscal year ended September 30, 2011

	September 30,	September 30,	Accumulated
Fund	2016	2017	Capital Losses

Janus Asia Equity Fund	$–	$–	$–
Janus Emerging Markets Fund	–	–	–
Janus Global Life Sciences Fund	–	(71,904,532)	(71,904,532)
Janus Global Research Fund	–	(19,864,758)	(19,864,758)
Janus Global Select Fund(1)	(8,938,530)	(692,178,716)	(701,117,246)
Janus Global Technology Fund	–	(20,128,094)	(20,128,094)
Janus International Equity Fund	–	(22,951,107)	(22,951,107)
Janus Overseas Fund(1)	(330,727,597)	–	(330,727,597)
Janus Worldwide Fund(1)	(23,171,454)	(953,343,061)	(976,514,515)

(1)	Capital loss carryovers subject to annual limitations.

Janus Global & International Funds | 157

Notes to Financial Statements (unaudited) (continued)

6.	Expense Ratios

The expense ratios listed in the Financial Highlights reflect expenses prior to any expense offsets (gross expense ratio) and after expense offsets (net expense ratio). Both expense ratios reflect expenses after waivers (reimbursement). Listed below are the gross expense ratios for the Funds that would have been in effect, absent the waiver of certain fees and offsets.

For the six-month period ended March 31, 2012 (unaudited),
the fiscal year or period ended September 30, 2011,
the eleven-month fiscal period or year ended September 30, 2010, the two-month fiscal period ended September 30, 2009 and
each fiscal year or period ended July 31 or October 31

	Janus
	Asia	Janus Emerging	Janus Global	Janus Global	Janus International	Janus Overseas	Janus Worldwide
	Equity Fund	Markets Fund	Research Fund	Select Fund	Equity Fund	Fund	Fund

Class A Shares
2012	6.89%	2.94%	1.25%	1.17%	1.33%	0.98%	1.14%
2011	28.35%(1)	4.16%(2)	1.16%	1.08%	1.22%	1.03%	1.08%
2010(3)	N/A	N/A	1.28%	1.11%	N/A	1.07%	1.00%
2010(4)	N/A	N/A	N/A	N/A	1.34%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.31%	N/A	N/A
2009(6)	N/A	N/A	1.40%	1.19%	N/A	1.00%	1.20%
2009(7)	N/A	N/A	N/A	N/A	1.41%	N/A	N/A
2008	N/A	N/A	N/A	N/A	1.28%	N/A	N/A
2007	N/A	N/A	N/A	N/A	9.77%(8)	N/A	N/A

Class C Shares
2012	8.03%	3.63%	2.07%	1.86%	2.10%	1.69%	1.88%
2011	29.12%(1)	5.09%(2)	1.93%	1.81%	1.98%	1.77%	1.83%
2010(3)	N/A	N/A	1.95%	1.88%	N/A	1.76%	1.86%
2010(4)	N/A	N/A	N/A	N/A	2.13%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	2.08%	N/A	N/A
2009(6)	N/A	N/A	1.55%	2.13%	N/A	2.01%	2.28%
2009(7)	N/A	N/A	N/A	N/A	2.20%	N/A	N/A
2008	N/A	N/A	N/A	N/A	2.04%	N/A	N/A
2007	N/A	N/A	N/A	N/A	11.49%(8)	N/A	N/A

Class D Shares
2012	4.05%	2.86%	1.04%	0.88%	1.12%	0.67%	0.91%
2011	31.23%(1)	4.38%(2)	1.00%	0.85%	1.15%	0.82%	0.86%
2010(9)	N/A	N/A	1.09%	0.90%	1.16%	0.87%	0.83%

Class I Shares
2012	5.80%	2.63%	0.98%	0.90%	0.99%	0.64%	0.91%
2011	28.10%(1)	3.87%(2)	0.96%	0.84%	0.90%	0.75%	0.76%
2010(3)	N/A	N/A	0.96%	0.79%	N/A	0.80%	0.76%
2010(4)	N/A	N/A	N/A	N/A	0.99%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	0.97%	N/A	N/A
2009(6)	N/A	N/A	0.43%	0.74%	N/A	0.70%	0.77%
2009(7)	N/A	N/A	N/A	N/A	1.04%	N/A	N/A
2008	N/A	N/A	N/A	N/A	1.19%	N/A	N/A
2007	N/A	N/A	N/A	N/A	2.40%(8)	N/A	N/A

Class R Shares
2012	N/A	N/A	N/A	1.47%	1.71%	1.28%	1.52%
2011	N/A	N/A	N/A	1.46%	1.63%	1.43%	1.46%
2010(3)	N/A	N/A	N/A	1.50%	N/A	1.48%	1.41%
2010(4)	N/A	N/A	N/A	N/A	1.71%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.71%	N/A	N/A
2009(6)	N/A	N/A	N/A	1.49%	N/A	1.44%	1.52%
2009(7)	N/A	N/A	N/A	N/A	1.78%	N/A	N/A
2008	N/A	N/A	N/A	N/A	2.07%	N/A	N/A
2007	N/A	N/A	N/A	N/A	11.43%(8)	N/A	N/A

158 | MARCH 31, 2012

	Janus
	Asia	Janus Emerging	Janus Global	Janus Global	Janus International	Janus Overseas	Janus Worldwide
	Equity Fund	Markets Fund	Research Fund	Select Fund	Equity Fund	Fund	Fund

Class S Shares
2012	7.50%	2.98%	1.41%	0.27%	0.59%	1.02%	1.25%
2011	28.59%(1)	4.61%(2)	1.35%	1.21%	1.38%	1.18%	1.21%
2010(3)	N/A	N/A	1.45%	1.24%	N/A	1.22%	1.16%
2010(4)	N/A	N/A	N/A	N/A	1.46%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.46%	N/A	N/A
2009(6)	N/A	N/A	1.42%	1.24%	N/A	1.19%	1.27%
2009(7)	N/A	N/A	N/A	N/A	1.54%	N/A	N/A
2008	N/A	N/A	N/A	N/A	1.54%	N/A	N/A
2007	N/A	N/A	N/A	N/A	11.01%(8)	N/A	N/A

Class T Shares
2012	6.98%	2.69%	1.12%	0.96%	1.20%	0.77%	1.00%
2011	28.34%(1)	4.08%(2)	1.10%	0.96%	1.12%	0.93%	0.96%
2010(3)	N/A	N/A	1.18%	0.95%	N/A	0.95%	0.87%
2010(4)	N/A	N/A	N/A	N/A	1.26%	N/A	N/A
2009(5)	N/A	N/A	N/A	N/A	1.07%	N/A	N/A
2009(10)	N/A	N/A	1.25%	0.97%	N/A	0.91%	0.76%
2009(11)	N/A	N/A	N/A	N/A	1.31%	N/A	N/A
2008	N/A	N/A	1.15%	0.94%	N/A	0.90%	0.83%
2007	N/A	N/A	1.12%	0.93%	N/A	0.89%	0.89%
2006	N/A	N/A	1.16%	1.00%	N/A	0.92%	0.90%

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.
(3)	Period from November 1, 2009 through September 30, 2010. The Fund changed its fiscal year end from October 31 to September 30.
(4)	Period from October 1, 2009 through September 30, 2010.
(5)	Period from August 1, 2009 through September 30, 2009. The Fund changed its fiscal year end from July 31 to September 30.
(6)	Period from July 6, 2009 (inception date) through October 31, 2009.
(7)	Period from August 1, 2008 through July 31, 2009.
(8)	Period from November 28, 2006 (inception date) through July 31, 2007.
(9)	Period from February 16, 2010 (inception date) through September 30, 2010.
(10)	Period from November 1, 2008 through October 31, 2009.
(11)	Period from July 6, 2009 (inception date) through July 31, 2009.

Janus Global & International Funds | 159

Notes to Financial Statements (unaudited) (continued)

7.	Capital Share Transactions

			Janus		Janus
			Emerging		Global Life		Janus		Janus
For the six-month period ended March 31, 2012 (unaudited)	Janus Asia		Markets		Sciences		Global Research		Global Select
and the fiscal year or period ended September 30, 2011	Equity Fund		Fund		Fund		Fund		Fund
(all numbers in thousands)	2012	2011(1)	2012	2011(2)	2012	2011	2012	2011	2012	2011

Transactions in Fund Shares – Class A Shares:
Shares sold	8	83	12	139	14	43	779	186	96	913
Reinvested dividends and distributions	–	–	1	–	–	–	–	1	14	27
Shares repurchased	–	–	(16)	(8)	(5)	(67)	(109)	(72)	(799)	(1,682)
Net Increase/(Decrease) in Fund Shares	8	83	(3)	131	9	(24)	670	115	(689)	(742)
Shares Outstanding, Beginning of Period	83	–	131	–	47	71	171	56	2,328	3,070
Shares Outstanding, End of Period	91	83	128	131	56	47	841	171	1,639	2,328
Transactions in Fund Shares – Class C Shares:
Shares sold	1	83	14	92	2	15	39	158	22	382
Reinvested dividends and distributions	–	–	1	–	–	–	–	–	–	3
Shares repurchased	–	–	(7)	–	(8)	(3)	(42)	(60)	(256)	(549)
Net Increase/(Decrease) in Fund Shares	1	83	8	92	(6)	12	(3)	98	(234)	(164)
Shares Outstanding, Beginning of Period	83	–	92	–	21	9	132	34	1,148	1,312
Shares Outstanding, End of Period	84	83	100	92	15	21	129	132	914	1,148
Transactions in Fund Shares – Class D Shares:
Shares sold	244	141	557	1,062	647	1,306	465	1,780	2,616	7,789
Reinvested dividends and distributions	–	–	8	–	27	96	22	72	2,038	2,035
Shares repurchased	(20)	(1)	(171)	(159)	(1,174)	(2,430)	(740)	(1,739)	(12,881)	(26,741)
Net Increase/(Decrease) in Fund Shares	224	140	394	903	(500)	(1,028)	(253)	113	(8,227)	(16,917)
Shares Outstanding, Beginning of Period	140	–	903	–	18,454	19,482	8,353	8,240	175,746	192,663
Shares Outstanding, End of Period	364	140	1,297	903	17,954	18,454	8,100	8,353	167,519	175,746
Transactions in Fund Shares – Class I Shares:
Shares sold	18	83	574	511	64	65	501	2,118	488	1,334
Reinvested dividends and distributions	–	–	4	–	–	1	9	12	22	48
Shares repurchased	(2)	–	(144)	(59)	(33)	(71)	(474)	(476)	(850)	(3,266)
Net Increase/(Decrease) in Fund Shares	16	83	434	452	31	(5)	36	1,654	(340)	(1,884)
Shares Outstanding, Beginning of Period	83	–	452	–	189	194	2,707	1,053	2,841	4,725
Shares Outstanding, End of Period	99	83	886	452	220	189	2,743	2,707	2,501	2,841
Transactions in Fund Shares – Class R Shares:
Shares sold	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	99	120
Reinvested dividends and distributions	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1	2
Shares repurchased	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(65)	(198)
Net Increase/(Decrease) in Fund Shares	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	35	(76)
Shares Outstanding, Beginning of Period	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	237	313
Shares Outstanding, End of Period	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	272	237
Transactions in Fund Shares – Class S Shares:
Shares sold	–	83	–	83	1	1	298	17	54	148
Reinvested dividends and distributions	.	–	1	–	–	–	1	–	–	3
Shares repurchased	–	–	–	–	(1)	(2)	(53)	(3)	(12)	(1,164)
Net Increase/(Decrease) in Fund Shares	–	83	1	83	–	(1)	246	14	42	(1,013)
Shares Outstanding, Beginning of Period	83	–	83	–	8	9	15	1	87	1,100
Shares Outstanding, End of Period	83	83	84	83	8	8	261	15	129	87
Transactions in Fund Shares – Class T Shares:
Shares sold	10	83	127	196	381	702	1,031	2,470	3,147	11,146
Reinvested dividends and distributions	–	–	2	–	3	44	11	70	889	1,180
Shares repurchased	–	–	(31)	(20)	(940)	(2,200)	(996)	(3,590)	(14,004)	(47,091)
Net Increase/(Decrease) in Fund Shares	10	83	98	176	(556)	(1,454)	46	(1,050)	(9,968)	(34,765)
Shares Outstanding, Beginning of Period	83	–	176	–	8,941	10,395	7,461	8,511	90,771	125,536
Shares Outstanding, End of Period	93	83	274	176	8,385	8,941	7,507	7,461	80,803	90,771

(1)	Period from July 29, 2011 (inception date) through September 30, 2011.
(2)	Period from December 28, 2010 (inception date) through September 30, 2011.

160 | MARCH 31, 2012

	Janus		Janus
	Global		International		Janus		Janus
For the six-month period ended March 31, 2012 (unaudited)	Technology		Equity		Overseas		Worldwide
and the fiscal year ended September 30, 2011	Fund		Fund		Fund		Fund
(all numbers in thousands)	2012	2011	2012	2011	2012	2011	2012	2011

Transactions in Fund Shares – Class A Shares:
Shares sold	93	114	567	1,236	2,756	10,018	5	21
Reinvested dividends and distributions	–	–	60	37	1,074	16	–	–
Shares repurchased	(38)	(54)	(1,246)	(2,763)	(6,073)	(9,668)	(13)	(23)
Net Increase/(Decrease) in Fund Shares	55	60	(619)	(1,490)	(2,243)	366	(8)	(2)
Shares Outstanding, Beginning of Period	143	83	5,442	6,932	16,826	16,460	57	59
Shares Outstanding, End of Period	198	143	4,823	5,442	14,583	16,826	49	57
Transactions in Fund Shares – Class C Shares:
Shares sold	12	44	159	266	414	2,096	4	8
Reinvested dividends and distributions	–	–	2	–	280	–	–	–
Shares repurchased	(18)	(18)	(340)	(607)	(1,392)	(2,552)	(8)	(6)
Net Increase/(Decrease) in Fund Shares	(6)	26	(179)	(341)	(698)	(456)	(4)	2
Shares Outstanding, Beginning of Period	67	41	1,635	1,976	5,506	5,962	33	31
Shares Outstanding, End of Period	61	67	1,456	1,635	4,808	5,506	29	33
Transactions in Fund Shares – Class D Shares:
Shares sold	725	2,878	409	640	1,515	3,593	201	577
Reinvested dividends and distributions	–	–	13	6	3,674	81	225	117
Shares repurchased	(2,285)	(5,032)	(112)	(289)	(3,982)	(8,649)	(1,558)	(2,859)
Net Increase/(Decrease) in Fund Shares	(1,560)	(2,154)	310	357	1,207	(4,975)	(1,132)	(2,165)
Shares Outstanding, Beginning of Period	33,625	35,779	867	510	46,294	51,269	26,525	28,690
Shares Outstanding, End of Period	32,065	33,625	1,177	867	47,501	46,294	25,393	26,525
Transactions in Fund Shares – Class I Shares:
Shares sold	96	260	1,315	4,037	6,485	21,778	46	208
Reinvested dividends and distributions	–	–	166	97	2,684	84	3	1
Shares repurchased	(135)	(216)	(1,361)	(4,397)	(11,011)	(16,562)	(65)	(102)
Net Increase/(Decrease) in Fund Shares	(39)	44	120	(263)	(1,842)	5,300	(16)	107
Shares Outstanding, Beginning of Period	433	389	11,834	12,097	37,488	32,188	382	275
Shares Outstanding, End of Period	394	433	11,954	11,834	35,646	37,488	366	382
Transactions in Fund Shares – Class R Shares:
Shares sold	N/A	N/A	11	53	793	1,738	9	12
Reinvested dividends and distributions	N/A	N/A	–	–	278	–	–	–
Shares repurchased	N/A	N/A	(11)	(63)	(846)	(1,160)	(11)	(4)
Net Increase/(Decrease) in Fund Shares	N/A	N/A	–	(10)	225	578	(2)	8
Shares Outstanding, Beginning of Period	N/A	N/A	61	71	3,927	3,349	22	14
Shares Outstanding, End of Period	N/A	N/A	61	61	4,152	3,927	20	22
Transactions in Fund Shares – Class S Shares:
Shares sold	3	7	17	66	3,639	9,527	65	181
Reinvested dividends and distributions	–	–	1	3	2,601	–	4	1
Shares repurchased	(4)	(4)	(86)	(344)	(7,562)	(12,462)	(141)	(503)
Net Increase/(Decrease) in Fund Shares	(1)	3	(68)	(275)	(1,322)	(2,935)	(72)	(321)
Shares Outstanding, Beginning of Period	17	14	301	576	33,503	36,438	1,100	1,421
Shares Outstanding, End of Period	16	17	233	301	32,181	33,503	1,028	1,100
Transactions in Fund Shares – Class T Shares:
Shares sold	754	2,424	232	422	7,617	30,368	414	941
Reinvested dividends and distributions	–	–	8	3	8,246	137	147	104
Shares repurchased	(1,755)	(4,853)	(169)	(67)	(22,041)	(49,477)	(2,047)	(4,742)
Net Increase/(Decrease) in Fund Shares	(1,001)	(2,429)	71	358	(6,178)	(18,972)	(1,486)	(3,697)
Shares Outstanding, Beginning of Period	14,943	17,372	555	197	109,565	128,537	20,469	24,166
Shares Outstanding, End of Period	13,942	14,943	626	555	103,387	109,565	18,983	20,469

Janus Global & International Funds | 161

Notes to Financial Statements (unaudited) (continued)

8.	Purchases and Sales of Investment Securities

For the period ended March 31, 2012, the aggregate cost of purchases and proceeds from sales of investment securities (excluding any short-term securities, short-term options contracts, and in-kind transactions) was as follows:

			Purchases of Long-	Proceeds from Sales
	Purchases of	Proceeds from Sales	Term U.S. Government	of Long-Term U.S.
Fund	Securities	of Securities	Obligations	Government Obligations

Janus Asia Equity Fund	$4,632,678	$1,770,854	$–	$–
Janus Emerging Markets Fund	16,784,560	9,173,761	–	–
Janus Global Life Sciences Fund	166,071,732	197,681,070	–	–
Janus Global Research Fund	99,576,678	92,312,850	–	–
Janus Global Select Fund	1,272,489,355	1,451,205,030	–	–
Janus Global Technology Fund	146,756,581	187,475,245	–	–
Janus International Equity Fund	51,103,393	64,771,319	–	–
Janus Overseas Fund	1,301,086,982	2,027,475,554	–	–
Janus Worldwide Fund	514,463,973	650,091,427	–	–

9.	Subsequent Events

Effective April 2, 2012, the 2.00% redemption fee charged by the Funds upon the sale or exchange of Class D Shares, Class I Shares, Class R Shares, Class S Shares, or Class T Shares within 90 days of purchase or exchange was eliminated and is no longer charged by the Funds.

Management has evaluated whether any other events or transactions occurred subsequent to March 31, 2012 and through the date of issuance of the Funds’ financial statements and determined that there were no other material events or transactions that would require recognition or disclosure in the Funds’ financial statements.

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Additional Information (unaudited)

Proxy Voting Policies and Voting Record

A description of the policies and procedures that the Funds use to determine how to vote proxies relating to their portfolio securities is available without charge: (i) upon request, by calling 1-800-525-0020 (toll free); (ii) on the Funds’ website at janus.com/proxyvoting; and (iii) on the SEC’s website at http://www.sec.gov. Additionally, information regarding each Fund’s proxy voting record for the most recent twelve-month period ended June 30 is also available, free of charge, through janus.com/proxyvoting and from the SEC’s website at http://www.sec.gov.

Quarterly Portfolio Holdings

The Funds file their complete portfolio holdings (schedule of investments) with the SEC for the first and third quarters of each fiscal year on Form N-Q within 60 days of the end of such fiscal quarter. The Funds’ Form N-Q: (i) is available on the SEC’s website at http://www.sec.gov; (ii) may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. (information on the Public Reference Room may be obtained by calling 1-800-SEC-0330); and (iii) is available without charge, upon request, by calling Janus at 1-800-525-0020 (toll free).

APPROVAL OF ADVISORY AGREEMENTS DURING THE PERIOD

The Trustees of Janus Investment Fund, none of whom has ever been affiliated with Janus Capital and each of whom serves as an “independent” Trustee (the “Trustees”), oversee the management of each Fund and, as required by law, determine annually whether to continue the investment advisory agreement for each Fund and the subadvisory agreements for the nine Funds that utilize subadvisers.

In connection with their most recent consideration of those agreements for each Fund, the Trustees received and reviewed a substantial amount of information provided by Janus Capital and the respective subadvisers in response to requests of the Trustees and their independent legal counsel. They also received and reviewed a considerable amount of information and analysis provided by, and at the request of, their independent fee consultant. Throughout their consideration of the agreements, the Trustees were advised by their independent legal counsel. The Trustees met with management to consider the agreements, and also met separately in executive session with their independent legal counsel and their independent fee consultant.

At a meeting held on December 8, 2011, based on the Trustees’ evaluation of the information provided by Janus Capital, the subadvisers and the independent fee consultant, as well as other information, the Trustees determined that the overall arrangements between each Fund and Janus Capital and each subadviser, as applicable, were fair and reasonable in light of the nature, extent and quality of the services provided by Janus Capital, its affiliates and the subadvisers, the fees charged for those services, and other matters that the Trustees considered relevant in the exercise of their business judgment. At that meeting, the Trustees unanimously approved the continuation of the investment advisory agreement for each Fund, and the subadvisory agreement for each subadvised Fund, for the period from February 1, 2012 through February 1, 2013, subject to earlier termination as provided for in each agreement.

In considering the continuation of those agreements, the Trustees reviewed and analyzed various factors that they determined were relevant, including the factors described below, none of which by itself was considered dispositive. However, the material factors and conclusions that formed the basis for the Trustees’ determination to approve the continuation of the agreements are discussed separately below.

Nature, Extent and Quality of Services

The Trustees reviewed the nature, extent and quality of the services provided by Janus Capital and the subadvisers to the Funds, taking into account the investment objective and strategy of each Fund and the knowledge the Trustees gained from their regular meetings with management on at least a quarterly basis and their ongoing review of information related to the Funds. In addition, the Trustees reviewed the resources and key personnel of Janus Capital and each subadviser, particularly noting those employees who provide investment and risk management services to the Funds. The Trustees also considered other services provided to the Funds by Janus Capital or the subadvisers, such as managing the execution of portfolio transactions and the selection of broker-dealers for those transactions. The Trustees considered Janus Capital’s role as administrator to the Funds, noting that Janus Capital does not receive a fee for its services but is reimbursed for its out-of-pocket costs. The Trustees considered the role of Janus Capital in monitoring adherence to the Funds’ investment restrictions, providing support services for the Trustees and Trustee committees, communicating with shareholders and overseeing the activities of other service providers, including monitoring compliance with various policies and procedures of the Funds and with applicable securities laws and regulations.

Janus Global & International Funds | 163

Additional Information (unaudited) (continued)

The Trustees concluded that the nature, extent and quality of the services provided by Janus Capital or the subadviser to each Fund were appropriate and consistent with the terms of the respective advisory and subadvisory agreements, and that, taking into account steps taken to address those Funds whose performance lagged that of their peers for certain periods, the quality of those services had been consistent with or superior to quality norms in the industry and the Funds were likely to benefit from the continued provision of those services. They also concluded that Janus Capital and each subadviser had sufficient personnel, with the appropriate education and experience, to serve the Funds effectively and had demonstrated its continuing ability to attract well-qualified personnel.

Performance of the Funds

The Trustees considered the performance results of each Fund over various time periods. They reviewed information comparing each Fund’s performance with the performance of comparable funds and peer groups identified by Lipper, and with the Fund’s benchmark index. They concluded that the performance of various Funds was good to very good under current market conditions. Although the performance of other Funds lagged that of their peers for certain periods, the Trustees also concluded that Janus Capital had taken or was taking appropriate steps to address those instances of under-performance.

Costs of Services Provided

The Trustees examined information regarding the fees and expenses of each Fund in comparison to similar information for other comparable funds as provided by Lipper. They also reviewed an analysis of that information provided by their independent fee consultant and noted that the rate of management (investment advisory and any administration) fees for most of the Funds, after applicable contractual expense limitations, was below the mean management fee rate of the respective peer group of funds selected by Lipper.

The Trustees considered the methodology used by Janus Capital and each subadviser in determining compensation payable to portfolio managers, the competitive environment for investment management talent and the competitive market for mutual funds in different distribution channels. They concluded that the compensation methodology provided a good alignment of the interests of the portfolio managers with the interests of Fund shareholders.

The Trustees also reviewed management fees charged by Janus Capital and each subadviser to their separate account clients and to non-affiliated funds subadvised by Janus Capital or by a subadviser (for which Janus Capital provides only portfolio management services). Although in most instances subadvisory and separate account fee rates for various investment strategies were lower than management fee rates for Funds having a similar strategy, the Trustees noted that, under the terms of the management agreements with the Funds, Janus Capital performs significant additional services for the Funds that it does not provide to those other clients, including administration services, oversight of the Funds’ other service providers, trustee support, regulatory compliance and numerous other services, and that, in serving the Funds, Janus Capital assumes many legal risks that it does not assume in servicing its other clients. Moreover, they noted that the spread between the average fee rates charged to the Funds and the fee rates that Janus Capital charged to its separate account clients was smaller than the average spread for such fee rates of other advisers, based on publicly available data and research conducted by the Trustees’ independent fee consultant.

The Trustees reviewed information on the profitability to Janus Capital and its affiliates of their relationships with each Fund, as well as an explanation of the methodology utilized in allocating various expenses of Janus Capital and its affiliates among the Funds and other clients. The Trustees also reviewed the financial statements and corporate structure of Janus Capital’s parent company. In their review, the Trustees considered whether Janus Capital and each subadviser receive adequate incentives to manage the Funds effectively. The Trustees recognized that profitability comparisons among fund managers are difficult because very little comparative information is publicly available and the profitability of any fund manager is affected by numerous factors, including the organizational structure of the particular fund manager, the types of funds and other accounts it manages, possible other lines of business, the methodology for allocating expenses and the fund manager’s capital structure and cost of capital. However, taking into account those factors and the analysis provided by the Trustees’ independent fee consultant, and based on the information available, the Trustees concluded that Janus Capital’s profitability with respect to each Fund in relation to the services rendered was not unreasonable.

The Trustees concluded that the management fees and other compensation payable by each Fund to Janus Capital and its affiliates, as well as the fees paid by Janus Capital to the subadvisers of subadvised Funds, were reasonable in relation to the nature, extent and quality of the services provided, taking into account the fees charged by other advisers for managing comparable mutual funds with similar strategies, the fees Janus Capital and the subadvisers charge to other clients, and, as applicable, the impact of fund performance on fees

164 | MARCH 31, 2012

payable by the Funds. The Trustees also concluded that the overall expense ratio of each Fund was reasonable, taking into account the size of the Fund, the quality of services provided by Janus Capital and any subadviser, the investment performance of the Fund and any expense limitations agreed to by Janus Capital.

Economies of Scale

The Trustees considered information about the potential for Janus Capital to realize economies of scale as the assets of the Funds increase. They noted that, although many Funds pay advisory fees at a fixed rate as a percentage of net assets, without any breakpoints, the actual management fee rate paid by most of the Funds, after any contractual expense limitations, was below the mean management fee rate of the Fund’s peer group identified by Lipper; and, for those Funds whose expenses are being reduced by the contractual expense limitations of Janus Capital, Janus Capital is subsidizing the Funds because they have not reached adequate scale. Moreover, as the assets of many of the Funds have declined in the past few years, certain Funds have benefited from having advisory fee rates that have remained constant rather than increasing as assets declined. In addition, performance fee structures have been implemented for various Funds that have caused or will cause the effective rate of advisory fees payable by such a Fund to vary depending on the investment performance of the Fund relative to its benchmark index over the measurement period; and a few Funds have fee schedules with breakpoints and reduced fee rates above certain asset levels. The Trustees also noted that the Funds share directly in economies of scale through the lower charges of third-party service providers that are based in part on the combined scale of all of the Funds. Based on all of the information they reviewed, including research and analysis conducted by the Trustees’ independent fee consultant, the Trustees concluded that the current fee structure of each Fund was reasonable and that the current rates of fees do reflect a sharing between Janus Capital and the Fund of economies of scale at the current asset level of the Fund.

Other Benefits to Janus Capital

The Trustees also considered benefits that accrue to Janus Capital and its affiliates from their relationships with the Funds. They recognized that two affiliates of Janus Capital separately serve the Funds as transfer agent and distributor, respectively, and the transfer agent receives compensation directly from the non-money market funds for services provided. The Trustees also considered Janus Capital’s past and proposed use of commissions paid by the Funds on their portfolio brokerage transactions to obtain proprietary and third-party research products and services benefiting the Fund and/or other clients of Janus Capital. The Trustees concluded that Janus Capital’s use of these types of client commission arrangements to obtain proprietary and third-party research products and services was consistent with regulatory requirements and guidelines and was likely to benefit each Fund. The Trustees also concluded that, other than the services provided by Janus Capital and its affiliates pursuant to the agreements and the fees to be paid by each Fund therefor, the Funds and Janus Capital may potentially benefit from their relationship with each other in other ways. They concluded that Janus Capital benefits from the receipt of research products and services acquired through commissions paid on portfolio transactions of the Funds and that the Funds benefit from Janus Capital’s receipt of those products and services as well as research products and services acquired through commissions paid by other clients of Janus Capital. They further concluded that success of any Fund could attract other business to Janus Capital or other Janus funds, and that the success of Janus Capital could enhance Janus Capital’s ability to serve the Funds.

After full consideration of the above factors, as well as other factors, the Trustees, each of whom is an independent Trustee, concluded at their December 8, 2011 meeting that the proposed continuation of the investment advisory agreement and, if applicable, the subadvisory agreement for each Fund for another year was in the best interest of the respective Funds and their shareholders.

Janus Global & International Funds | 165

Explanations of Charts, Tables and
Financial Statements (unaudited)

1.	Performance Overviews

Performance overview graphs compare the performance of a hypothetical $10,000 investment in each Fund (from the ten year period or from the inception date if the period is less than ten years) with one or more widely used market indices. The hypothetical example does not represent the returns of any particular investment.

When comparing the performance of a Fund with an index, keep in mind that market indices do not include brokerage commissions that would be incurred if you purchased the individual securities in the index. They also do not include taxes payable on dividends and interest or operating expenses incurred if you maintained a Fund invested in the index.

Average annual total returns are also quoted for each Fund. Average annual total return is calculated by taking the growth or decline in value of an investment over a period of time, including reinvestment of dividends and distributions, then calculating the annual compounded percentage rate that would have produced the same result had the rate of growth been constant throughout the period. Average annual total return does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or redemptions of Fund shares.

Pursuant to federal securities rules, expense ratios shown in the performance chart reflect subsidized and unsubsidized ratios for the prior fiscal year. The total annual fund operating expenses ratio is gross of any fee waivers, reflecting a Fund’s unsubsidized expense ratio. The net annual fund operating expenses ratio (if applicable) includes contractual waivers of Janus Capital and reflects a Fund’s subsidized expense ratio. Both the total annual fund operating expenses ratio and net annual fund operating expenses ratio are based on average net assets as of the fiscal year ended September 30, 2011 for all Funds except Janus Asia Equity Fund, which is estimated for the fiscal year. The ratios also include expenses indirectly incurred by a Fund as a result of investing in other investment companies or pooled investments, which are not reflected in the “Financial Highlights” of this report. As a result, these ratios may be higher or lower than those shown in the “Financial Highlights” in this report. All expenses are shown without the effect of expense offset arrangements. Pursuant to such arrangements, credits realized as a result of uninvested cash balances are used to reduce custodian and transfer agent expenses.

2.	Schedules of Investments

Following the performance overview section is each Fund’s Schedule of Investments. This schedule reports the industry concentrations and types of securities held in each Fund on the last day of the reporting period. Securities are usually listed by type (common stock, corporate bonds, U.S. Government obligations, etc.) and by industry classification (banking, communications, insurance, etc.). Holdings are subject to change without notice.

The value of each security is quoted as of the last day of the reporting period. The value of securities denominated in foreign currencies is converted into U.S. dollars.

If a Fund invests in foreign securities, it will also provide a summary of investments by country. This summary reports each Fund’s exposure to different countries by providing the percentage of securities invested in each country. The country of each security represents the country in which the company is incorporated. Each Fund’s Schedule of Investments relies upon the industry group and country classifications published by Bloomberg L.P.

2a. Forward Currency Contracts

A table listing forward currency contracts follows each Fund’s Schedule of Investments (if applicable). Forward currency contracts are agreements to deliver or receive a preset amount of currency at a future date. Forward currency contracts are used to hedge against foreign currency risk in the Funds’ long-term holdings.

The table provides the name of the foreign currency, the settlement date of the contract, the amount of the contract, the value of the currency in U.S. dollars and the amount of unrealized gain or loss. The amount of unrealized gain or loss reflects the change in currency exchange rates from the time the contract was opened to the last day of the reporting period.

2b. Futures

A table listing futures contracts follows each Fund’s Schedule of Investments (if applicable). Futures contracts are contracts that obligate the buyer to receive and the seller to deliver an instrument or money at a specified price on a specified date. Futures are used to hedge against adverse movements in securities prices, currency risk or interest rates.

The table provides the name of the contract, number of contracts held, the expiration date, the principal amount, value and the amount of unrealized gain or loss. The amount of unrealized gain or loss reflects the marked-to-market amount for the last day of the reporting period.

2c. Options

A table listing written options contracts follows each Fund’s Schedule of Investments (if applicable). Written options contracts are contracts that obligate a Fund to sell

166 | MARCH 31, 2012

or purchase an underlying security at a fixed price, upon exercise of the option. Options are used to hedge against adverse movements in securities prices, currency risk or interest rates.

The table provides the name of the contract, number of contracts held, the expiration date, exercise price, value and premiums received.

3.	Statements of Assets and Liabilities

These statements are often referred to as the “balance sheets.” They list the assets and liabilities of the Funds on the last day of the reporting period.

The Funds’ assets are calculated by adding the value of the securities owned, the receivable for securities sold but not yet settled, the receivable for dividends declared but not yet received on stocks owned and the receivable for Fund shares sold to investors but not yet settled. The Funds’ liabilities include payables for securities purchased but not yet settled, Fund shares redeemed but not yet paid and expenses owed but not yet paid. Additionally, there may be other assets and liabilities such as unrealized gain or loss on forward currency contracts.

The section entitled “Net Assets Consist of” breaks down the components of the Funds’ net assets. Because the Funds must distribute substantially all earnings, you will notice that a significant portion of net assets is shareholder capital.

The last section of this statement reports the net asset value (“NAV”) per share on the last day of the reporting period. The NAV is calculated by dividing the Funds’ net assets (assets minus liabilities) by the number of shares outstanding.

4.	Statements of Operations

These statements detail the Funds’ income, expenses, gains and losses on securities and currency transactions, and appreciation or depreciation of current Fund holdings.

The first section in this statement, entitled “Investment Income,” reports the dividends earned from stocks and interest earned from interest-bearing securities in the Funds.

The next section reports the expenses incurred by the Funds, including the advisory fee paid to the investment adviser, transfer agent fees and expenses, and printing and postage for mailing statements, financial reports and prospectuses. Expense offsets and expense reimbursements, if any, are also shown.

The last section lists the increase or decrease in the value of securities held in the Funds. The Funds will realize a gain (or loss) when they sell their position in a particular security. An unrealized gain (or loss) refers to the change in net appreciation or depreciation of the Funds during the reporting period. “Net Realized and Unrealized Gain/(Loss) on Investments” is affected both by changes in the market value of Fund holdings and by gains (or losses) realized during the reporting period.

5.	Statements of Changes in Net Assets

These statements report the increase or decrease in the Funds’ net assets during the reporting period. Changes in the Funds’ net assets are attributable to investment operations, dividends, distributions and capital share transactions. This is important to investors because it shows exactly what caused the Funds’ net asset size to change during the period.

The first section summarizes the information from the Statements of Operations regarding changes in net assets due to the Funds’ investment performance. The Funds’ net assets may also change as a result of dividend and capital gains distributions to investors. If investors receive their dividends in cash, money is taken out of the Funds to pay the distribution. If investors reinvest their dividends, the Funds’ net assets will not be affected. If you compare each Fund’s “Net Decrease from Dividends and Distributions” to the “Reinvested dividends and distributions,” you will notice that dividend distributions had little effect on each Fund’s net assets. This is because the majority of Janus investors reinvest their distributions.

The reinvestment of dividends is included under “Capital Share Transactions.” “Capital Shares” refers to the money investors contribute to the Funds through purchases or withdrawals via redemptions. “Redemption Fees” (if applicable) refers to the fee paid to the Funds for shares held for 90 days or less by a shareholder. The Funds’ net assets will increase and decrease in value as investors purchase and redeem shares from the Funds.

6.	Financial Highlights

This schedule provides a per-share breakdown of the components that affect each Fund’s NAV for current and past reporting periods. Not only does this table provide you with total return, it also reports total distributions, asset size, expense ratios and portfolio turnover rate.

The first line in the table reflects the NAV per share at the beginning of the reporting period. The next line reports the net investment income per share, which comprises dividends and interest income earned on securities held by the Funds. Following is the total of gains/(losses), realized and unrealized. Dividends and distributions are then subtracted to arrive at the NAV per share at the end

Janus Global & International Funds | 167

Explanations of Charts, Tables and
Financial Statements (unaudited) (continued)

of the period. The next line reflects the average annual total return reported the last day of the period. The total return may include adjustments in accordance with generally accepted accounting principles. As a result, the total return may differ from the total return reflected for shareholder transactions.

Also included are the expense ratios, or the percentage of average net assets that were used to cover operating expenses during the period. Expense ratios vary across the Funds within the Trust for a number of reasons, including the differences in management fees, the frequency of dividend payments and the extent of foreign investments, which entail greater transaction costs.

The Funds’ expenses may be reduced through expense-reduction arrangements. These arrangements may include the use of balance credits or transfer agent fee offsets. The Statements of Operations reflect total expenses before any such offset, the amount of the offset and the net expenses. The expense ratios listed in the Financial Highlights reflect total expenses prior to any expense offset (gross expense ratio) and after the expense offsets (net expense ratio). Both expense ratios reflect expenses after waivers (reimbursements), if applicable.

The ratio of net investment income/(loss) summarizes the income earned less expenses, divided by the average net assets of a Fund during the reporting period. Don’t confuse this ratio with a Fund’s yield. The net investment income ratio is not a true measure of a Fund’s yield because it doesn’t take into account the dividends distributed to the Fund’s investors.

The next figure is the portfolio turnover rate, which measures the buying and selling activity in a Fund. Portfolio turnover is affected by market conditions, changes in the asset size of a Fund, fluctuating volume of shareholder purchase and redemption orders, the nature of the Fund’s investments and the investment style and/or outlook of the portfolio manager. A 100% rate implies that an amount equal to the value of the entire portfolio was replaced once during the fiscal year; a 50% rate means that an amount equal to the value of half the portfolio is traded in a year; and a 200% rate means that an amount equal to the value of the entire portfolio is traded every six months.

168 | MARCH 31, 2012

Notes

Janus Global & International Funds | 169

Janus provides access to a wide range of investment disciplines.

Alternative
Janus alternative funds seek to deliver strong risk-adjusted returns over a full market cycle with lower correlation to equity markets than traditional investments.

Asset Allocation
Janus’ asset allocation funds utilize our fundamental, bottom-up research to balance risk over the long term. From fund options that meet investors’ risk tolerance and objectives to a method that incorporates non-traditional investment choices to seek non-correlated sources of risk and return, Janus’ asset allocation funds aim to allocate risk more effectively.

Fixed Income
Janus fixed income funds attempt to provide less risk relative to equities while seeking to deliver a competitive total return through high current income and appreciation. Janus money market funds seek capital preservation and liquidity with current income as a secondary objective.

Global & International
Janus global and international funds seek to leverage Janus’ research capabilities by taking advantage of inefficiencies in foreign markets, where accurate information and analytical insight are often at a premium.

Growth & Core
Janus growth funds focus on companies believed to be the leaders in their respective industries, with solid management teams, expanding market share, margins and efficiencies. Janus core funds seek investments in more stable and predictable companies. Our core funds look for a strategic combination of steady growth and, for certain funds, some degree of income.

Mathematical
Our mathematical funds seek to outperform their respective indices while maintaining a risk profile equal to or lower than the index itself. Managed by INTECH (a Janus subsidiary), these funds use a mathematical process in an attempt to build a more “efficient” portfolio than the index.

Value
Our value funds, managed by Perkins (a Janus subsidiary), seek to identify companies with favorable reward to risk characteristics by conducting rigorous downside analysis before determining upside potential.

For more information about our funds, contact your investment professional or go to janus.com/advisor/mutual-funds (or janus.com/allfunds if you hold Shares directly with Janus).

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please call Janus at 877.33JANUS (52687) (or 800.525.3713 if you hold Shares directly with Janus); or download the file from janus.com/info (or janus.com/reports if you hold Shares directly with Janus). Read it carefully before you invest or send money.

Funds distributed by Janus Distributors LLC (05/12)

Investment products offered are:  NOT FDIC-INSURED  MAY LOSE VALUE  NO BANK GUARANTEE

C-0412-014	125-24-01000 05-12